Form 10-K405, Exhibit 13
period 1996-12-31
R&G FINANCIAL CORP
filed 1997-03-26
CIK 1016933

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
                                OF R&G FINANCIAL

        The following table presents selected consolidated financial and other data of R&G Financial for each of the five years in the period ended December 31, 1996. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of R&G Financial, including the accompanying Notes, presented elsewhere herein. In the opinion of management, this information reflects all adjustments, consisting only of normal recurring accruals and adjustments, necessary for a fair presentation.

                                                                    At or For the Year Ended December 31,
                                                  ---------------------------------------------------------------------
                                                     1996              1995         1994           1993         1992
                                                  -----------       ----------   -----------    ----------   ----------
                                                                           (Dollars in Thousands)
Selected Balance Sheet Data:
  Total assets(1)                                 $ 1,037,798       $  853,206   $   622,499    $  538,069   $  294,115
  Loans receivable, net                               603,751          473,841       301,614       216,620      117,428
  Mortgage loans held for sale                         54,450           21,318        22,021       174,221      106,401
  Mortgage-backed and investment securities
     held for trading                                 109,497          113,809       124,522          --           --
  Mortgage-backed securities available for sale        50,841           61,008        13,300        10,241        4,763
  Mortgage-backed securities held to maturity          37,900           41,731        84,122        39,122       15,557
  Investment securities available for sale             30,973            3,280         1,878          --           --
  Investment securities held to maturity                5,270            2,046         2,182         4,957        2,267
  Cash and cash equivalents(2)                         98,856          104,195        45,622        66,958       25,677
  Deposits                                            615,567          518,187       380,148       312,151      169,998
  Securities sold under agreements to
    repurchase                                         97,444           98,483       108,922          --           --
  Notes payable                                       126,842           81,130        45,815       133,913       76,372
  Other borrowings(3)                                  50,463           67,315        18,092        14,479          212
  Subordinated notes(4)                                 3,250            3,250         3,250         3,071        3,010
  Stockholder's equity                                115,633           66,385        55,970        49,531       32,344
  Stockholder's equity per share                  $     14.72       $    12.79   $     10.79    $     9.55   $     6.23

Selected Income Statement Data:
Revenues:
  Net interest income after provision
   for loan losses                                $    24,665       $   20,323   $    19,137    $   14,253   $    8,782
  Loan administration and servicing fees               13,029           11,030        11,046         9,326        9,242
  Net gain on sale of investments available for
   sale                                                   642             --            --             394         --
  Net gain on sale of loans and servicing rights       11,805            6,262         1,566        29,026        9,229
  Unrealized gains (losses) on trading
   securities                                             (96)           2,122        (4,465)         --           --
  Other(5)                                              3,872            4,028         1,667         1,179        1,040
                                                  -----------       ----------   -----------    ----------   ----------
  Total revenue                                        53,917           43,765        28,951        54,178       28,293
                                                  -----------       ----------   -----------    ----------   ----------
Expenses:
  Employee compensation and benefits                   12,380            8,284         5,252         8,590        3,971
  Office occupancy and equipment                        5,531            4,711         4,488         3,395        1,425
  SAIF special assessment                               2,508             --            --            --           --
  Other administrative and general                     13,838           13,731        13,269        14,561        8,424
                                                  -----------       ----------   -----------    ----------   ----------
    Total expenses                                     34,257           26,726        23,009        26,546       13,820
                                                  -----------       ----------   -----------    ----------   ----------
  Income before minority interest in the Bank
    and income taxes                                   19,660           17,039         5,942        27,632       14,473
  Minority interest in the Bank's earnings                538              743           500           812          613
  Income taxes                                          5,922            5,847           856         9,633        5,262
  Cumulative effect of change in accounting
    principle                                            --               --             867          --           --
                                                  -----------       ----------   -----------    ----------   ----------
  Net income                                      $    13,200(6)    $   10,449   $     5,452    $   17,187   $    8,598
                                                  ===========       ==========   ===========    ==========   ==========
  Net income per share                            $      2.18(6)    $     2.01   $      1.05    $     3.31   $     1.66
                                                  ===========       ==========   ===========    ==========   ==========

Selected Operating Data(7):
Performance Ratios and Other Data:
  Mortgage loans originated(8)                    $   426,874       $  306,775   $   488,071    $  834,680   $  387,312
  Loan servicing portfolio                          2,550,169        2,298,200     2,114,743     2,000,530    1,770,246
  Return on average assets(6)                            1.38%            1.47%         0.91%         4.07%        3.53%
  Return on average equity(6)                           15.54            17.08         10.34         41.98        31.01
  Equity to assets at end of period                     11.14             7.78          8.94          9.21        11.00
  Interest rate spread(9)                                3.00             2.93          3.24          3.66         3.61
  Net interest margin(9)                                 3.24             3.26          3.48          3.92         4.00
  Average interest-earning assets to average
    interest-bearing liabilities                       104.60           106.50        105.60        106.08       107.97
  Total other expenses to average total assets           3.59             3.80          3.84          6.29         5.67
  Full-service Bank offices                                15               14             8             8            5
  R&G Mortgage offices(10)                                 11               12            12            13           12
  Cash dividends declared per share                      0.25(11)         --            --            --           --

                                           At or For the Year Ended December 31,
                                          -------------------------------------
                                           1996    1995    1994    1993    1992
                                          -----   -----   -----   -----   -----
Asset Quality Ratios(12):
  Non-performing loans to total loans
    at end of period                       3.55%   2.18%   1.84%   2.24%   1.81%
  Non-performing assets to total assets
    at end of period                       2.15    1.32    1.04    1.07    0.80
  Allowance for loan losses to total
    loans at end of period                 0.55    0.72    0.92    1.34    0.95
  Allowance for loan losses to total
    non-performing loans at end of
    period                                15.55   33.19   50.10   59.87   52.72
Bank Regulatory Capital Ratios(13):
  Tier 1 risk-based capital ratio         13.91%  10.53%  11.03%    N/A     N/A
  Total risk-based capital ratio          14.79   11.66   13.59     N/A     N/A
  Tier 1 leverage capital ratio            8.45    6.25    5.95     N/A     N/A

----------
(1) At December 1996, R&G Mortgage and the Bank had total assets of $197.3 million and $793.2 million, respectively, before consolidation.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold, all of which had original maturities of 90 days or less.

(3) Comprised of long-term debt, advances from the Federal Home Loan Bank ("FHLB") of New York and other secured borrowings. See Notes 12 to 14 of R&G Financial's Notes to Consolidated Financial Statements.

(4) Represents a seven-year subordinated capital note of the Bank issued in 1991, which is subject to an annual sinking fund requirement. See Note 15 of R&G Financial's Notes to Consolidated Financial Statements.

(5) Comprised of change in provision for cost in excess of market value of loans available for sale, net gain on trading account, and other miscellaneous revenue sources, including Bank service charges, fees and other income.

(6) Includes one time special Savings Association Insurance Fund ("SAIF") assessment of $2,508,380 or $1,642,990 after tax ($.27 per share) incurred in the September 1996 quarter to recapitalize the SAIF of the Federal Deposit Insurance Corporation ("FDIC"). Without giving effect to this one-time special assessment, net income and net income per share would have been $14,842,507 and $2.45, respectively, and return on average assets and return on average equity would have been 1.55% and 17.48%, respectively

(7) With the exception of end of period ratios, all ratios for R&G Mortgage are based on the average of month end balances while all ratios for the Bank are based on average daily balances. All ratios are annualized where appropriate.

(8) Represents total originations by R&G Mortgage for the Bank as well as loans originated and sold to third parties.

(9) Interest rate spread represents the difference between R&G Financial's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of R&G Financial."

(10) R&G Mortgage maintains a total of 11 offices that are separate from Bank branch offices. A total of seven of these offices are located in the same building or facility as the Bank branch. The table does not include an additional six Mortgage Banking Centers which are located in the Bank's offices.

(11) Includes $500,000 or $0.08 per share paid on the Class A Common Stock in March 1996 prior to the Company's initial public offering. Amount is based on weighted average number of shares of Common Stock (Class A and Class B) outstanding.

(12) Non-performing loans consist of R&G Financial's non-accrual loans and non-performing assets consist of R&G Financial's non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof. The increase in non-performing loans during 1996 is a function of the increase in the size of the Bank's loan portfolio. The decrease during recent years in the ratio of the allowance for loan losses to non-performing loans is primarily due to the significant increase in the proportion of residential real estate secured loans. Excluding the residential loan portfolio, the allowance for loan losses to total non-performing loans at December 31, 1996 amounted to 60.2%.

(13) All of such ratios were in compliance with the applicable requirements of the FDIC. Prior to 1994, the Bank operated as a savings and loan association. As such, the Bank was subject to the capital ratios of the Office of Thrift Supervision and not those of the FDIC and was at all times in capital compliance therewith.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                OF R&G FINANCIAL

General

        R&G Financial, through its subsidiaries, is primarily engaged in a wide range of real estate secured lending activities, including the origination, servicing, purchase and sale of mortgages on single-family residences, the securitization and sale of various mortgage-backed and related securities and the holding and financing of mortgage loans and mortgage-backed and related securities for sale or investment. R&G Financial also originates for its portfolio commercial real estate loans, residential construction loans, commercial business loans and consumer loans. Finally, R&G Financial provides a variety of trust and investment services to its customers.

        R&G Financial has generally sought to achieve long-term financial strength and profitability by increasing the amount and stability of its net interest income and other non-interest income. R&G Financial has sought to implement this strategy by (i) establishing and emphasizing the growth of its mortgage banking activities, including growing its loan servicing operation;
(ii) expanding its retail banking franchise (the Bank has expanded its branch system from two offices at February 1990 to 14 offices at December 31, 1996) and, without taking into consideration possible branch acquisition opportunities, the Bank presently anticipates opening approximately two branches per year during the next several years, all in order to achieve increased market presence and to increase core deposits; (iii) enhancing R&G Financial's net interest income by increasing R&G Financial's loans held for investment, particularly single-family residential loans; (iv) developing new business relationships through an increased emphasis on commercial real estate and commercial business lending; (v) diversifying R&G Financial's retail products and services, including an increase in consumer loan originations (such as credit cards); (vi) meeting the banking needs of its customers through, among other things, the offering of trust and investment services; and (vii) controlled growth and the pursuit of a variety of acquisition opportunities when appropriate. R&G Financial attempts to control its overall operating expenses, notwithstanding R&G Financial's recent growth and expansion activities.

Asset and Liability Management

        General. Changes in interest rates can have a variety of effects on R&G Financial's business. In particular, changes in interest rates affect the volume of mortgage loan originations, the interest rate spread on loans, the amount of gain on the sale of loans, the value of R&G Mortgage's loan servicing portfolio and the Bank's net interest income. A substantial increase in interest rates could also affect the volume of R&G Mortgage's loan originations for both the Bank and third parties by reducing the demand for mortgages for home purchases, as well as the demand for refinancings of existing mortgages. Conversely, a substantial decrease in interest rates will generally increase the demand for mortgages. To the extent that interest rates in future periods were to increase substantially, R&G Financial would expect overall originations to decline. A decrease in the volume of R&G

Financial's mortgage originations could result in a decrease in the amount of R&G Mortgage's mortgage origination income and portfolio generated net interest income to the Bank.

        The principal objective of R&G Financial's asset and liability management function is to evaluate the interest-rate risk included in certain balance sheet accounts, determine the appropriate level of risk given R&G Financial's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board approved guidelines. Through such management, R&G Financial seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates.

        The Bank's asset and liability management function is under the guidance of the Interest Rate Risk, Budget and Investments Committee ("IRRBICO"), which is chaired by the Chief Executive Officer and comprised principally of members of the Bank's senior management and at least three members of the Board of Directors. The IRRBICO meets once a month to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity and maturities of investments and borrowings. In connection therewith, the IRRBICO generally reviews the Bank's liquidity, cash flow needs, maturities of investments, deposits and borrowings, and current market conditions and interest rates.

        The Bank's primary IRRBICO monitoring tool is asset/liability simulation models, which are prepared on a monthly basis and are designed to capture the dynamics of balance sheet, rate and spread movements and to quantify variations in net interest income under different interest rate environments. The Bank also utilizes market-value analysis, which addresses the change in equity value arising from movements in interest rates. The market value of equity is estimated by valuing the Bank's assets and liabilities. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market-value basis. Market value analysis is intended to evaluate the impact of immediate and sustained interest-rate shifts of the current yield curve upon the market value of the current balance sheet.

        A more conventional but limited IRRBICO monitoring tool involves an analysis of the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. At December 31, 1996, R&G Financial's interest-bearing liabilities which mature or reprice within one year exceeded R&G Financial's interest-earning assets with similar characteristics by $5.2 million, or .50% of total assets. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

        R&G Mortgage. The profitability to R&G Mortgage of its mortgage loan originations is in part a function of the difference between long-term interest rates, which is the rate at which R&G Mortgage originates mortgage loans for third parties, and short-term interest rates, which is the rate at which R&G Mortgage finances such loans until they are sold. Generally, short-term interest rates are lower than long-term interest rates and R&G Mortgage benefits from the difference, or the spread, during the time the mortgage loans are held by R&G Mortgage pending sale. A decrease in this spread would have a negative effect on R&G Mortgage's net interest income and profitability, and there can be no assurance that the spread will not decrease. R&G Mortgage generally attempts to reduce this risk by attempting to limit the amount of mortgage loans held pending sale and, as market conditions permit, entering into forward commitments with respect to a portion of its mortgage loan originations. As a general matter, R&G Mortgage attempts to limit its exposure to this interest rate risk through the sale of substantially all loans within 180 days of origination.

        A mortgage-banking company is generally exposed to interest rate risk from the time the interest rate on the customer's mortgage loan application is established through the time the mortgage loan closes, and until the time the company commits to sell the mortgage loan. In order to limit R&G Mortgage's exposure to interest rate risk through the time the mortgage loan closes, R&G Mortgage generally does not lock-in or guarantee the customer a specific interest rate on such loans through the closing date but rather offers customers an interest rate that will be based on a prevailing market rate that adjusts weekly. Moreover, in order to limit R&G Mortgage's exposure to interest rate risk through the time the loan is sold or committed to be sold, R&G Mortgage may, depending upon market conditions, enter into forward commitments to sell a portion of its mortgage loans to investors for delivery at a future time. At December 31, 1996, R&G Mortgage had $5.0 million of pre-existing commitments by third-party investors to purchase mortgage loans. To the extent that R&G Mortgage originates or commits to originate loans without pre-existing commitments by investors to purchase such loans or is not otherwise hedged against changes in interest rates ("unhedged loans"), R&G Mortgage will be subject to the risk of gains or losses through adjustments to the carrying value of loans held for sale or on the actual sale of such loans (the value of unhedged loans fluctuates inversely with changes in interest rates).

        Finally, R&G Mortgage carries an inventory of mortgage-backed and related securities (primarily fixed-rate GNMA certificates). Generally, the value of fixed-rate mortgage-backed securities declines when interest rates rise and, conversely, increases when interest rates fall. At December 31, 1996, R&G Mortgage held $106.4 million of mortgage-backed and related securities (all of which carried fixed interest rates) which were classified as held for trading and reported at fair value, with unrealized gains and losses included in earnings. Accordingly, declines in the value of R&G Mortgage's securities held for trading could have a negative impact on R&G Financial's earnings regardless of whether any securities were actually sold.

        In order to hedge the interest rate risk with respect to R&G Mortgage's mortgage-backed and related securities portfolio, R&G Mortgage may utilize a variety of interest rate contracts such as interest rate swaps, collars, caps, options or futures (primarily Eurodollar certificates of deposit and U.S. Treasury note contracts). R&G Mortgage will use such hedging instruments based upon market conditions as well as the level of market rates of interest. Since April 1996, R&G Mortgage's hedging activities have been conducted through an outside investment adviser who is compensated based upon the amount of its portfolio being hedged. At December 31, 1996, R&G Mortgage was a party to options on futures contracts with notional amounts of $10.0 million, based on U.S. Treasury securities which expire in February 1997. Mortgage-backed securities held for trading being hedged had a fair value of $106.4 million at December 31, 1996. In determining the amount of its portfolio to hedge, R&G Mortgage considered the volatility of prices of its mortgage-backed and related securities (Puerto Rican GNMAs are generally less volatile than their U.S. counterparts). During early 1997, R&G Mortgage discontinued hedging activities for its mortgage-backed securities held for trading after management determined that the relatively low volatility of such securities did not warrant hedging against such assets.

        The Bank. The results of operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At December 31, 1996, the Bank's interest-earning assets included a portfolio of loans receivable, net (not including mortgage loans held for sale), of $554.1 million and a portfolio of investment securities and mortgage-backed securities (both held to maturity, held for trading and available for sale) of $127.5 million. Because the Bank's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the Bank's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the Bank's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates. In addition to affecting net interest income, changes in interest rates also can affect the value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. At December 31, 1996, $2.5 million or 2.0% of the Bank's mortgage-backed and investment securities were classified as held for trading (which consisted solely of mortgage-backed and U.S. Treasury securities), and are reported at fair value, with unrealized gains and losses included in earnings. Accordingly, declines in the value of the Bank's securities held for trading could have a negative impact on R&G Financial's earnings regardless of whether any securities were actually sold by the Bank. In addition, at December 31, 1996, $81.8 million or 64.2% of the Bank's mortgage-backed and investment securities were classified as available for sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes as a separate component of stockholders' equity.

        The Bank has sought to limit its exposure to interest rate risk both internally through the management of the composition of its assets and liabilities and externally through the use of a variety of hedging instruments. Internal hedging through balance sheet restructuring generally involves the attraction of longer-term funds (i.e., certificates of deposit, FHLB advances or 936 Notes), the origination of adjustable-rate and/or shorter-term loans (such as commercial real estate, commercial business and consumer loans) or the investment in certain types of mortgage-backed derivative securities such as CMOs and mortgage-backed residuals (which often exhibit elasticity and convexity characteristics which the Bank can utilize to hedge other components of its portfolio).

        External hedging involves the use of interest rate swaps, collars, caps, options and futures. The Bank utilizes the services of one outside investment adviser who assists the Bank in the management of its investment and mortgage-backed securities portfolio and who advises the Bank with respect to the use of various financial instruments to reduce interest rate risk. Such investment adviser, which has been engaged by the Bank to, among other things, provide assistance in achieving the objectives established by the Bank's IRRBICO, is compensated based upon both the total amount of assets under management as well as the performance of the portfolio. At December 31, 1996, Bank assets with an approximate fair value of $31.6 million were being managed by its independent investment adviser and were invested in U.S. Government agency securities and money market instruments. These assets are being hedged with financial futures contracts and Eurodollars. Such firm also executes hedging strategies on behalf of the Bank for a portion of its mortgage-backed securities (excluding CMOs) which are available for sale. At December 31, 1996, mortgage-backed securities available for sale being hedged had a fair value of $42.6 million.

        The Bank generally uses interest rate swaps, collars, caps, options and futures to effectively fix the cost of short-term funding sources which are used to purchase interest-earning assets with longer effective maturities, such as mortgage-backed securities and fixed-rate residential mortgage loans which do not meet the criteria for sale to the FNMA or the FHLMC in the secondary market. Such agreements thus reduce the impact of increases in interest rates by preventing the Bank from having to replace funding sources at a higher cost prior to the time that the interest-earning asset which was acquired with such source matures or reprices and thus can be replaced with a higher-yielding asset.

        At December 31, 1996, the Bank was a party to three interest rate swap agreements. An interest rate swap is an agreement where one party (generally the Bank) agrees to pay a fixed-rate of interest on a notional principal amount to a second party (generally a broker) in exchange for receiving from the second party a variable-rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. The Bank's existing interest rate swap agreements have an aggregate notional amount of approximately $45.0 million and expire from September 2, 1997 to October 9, 2001. With respect to such agreements, the Bank makes fixed interest payments ranging from 5.06% to 6.60% and receives payments based upon the three-month London Interbank Offer Rate ("LIBOR"). The net expense (income) relating to the Bank's fixed-pay interest rate swaps amounted to approximately $61,000, $(187,000) and $65,000 during the years ended December 31, 1996, 1995 and 1994, respectively. Such interest rate contracts have reduced the imbalance between the Bank's interest-earning assets and interest-bearing liabilities within shorter maturities, thus, reducing the Bank's exposure to increases in interest rates that may occur in the future.

        As discussed above, the Bank may also enter into interest rate collars, caps, options and futures. At December 31, 1996, the Bank was a party to options on futures contracts with notional amounts of $10.0 million based on U.S. Treasury securities, which expire in February 1997. Options are contracts which grant the purchaser the right to buy or sell the underlying asset by a certain date for a specified price. An interest rate cap consists of a guarantee given by one party, referred to as the issuer (i.e., a broker), to another party, referred to as the purchaser (i.e., the Bank), in exchange for the payment of a premium, that if interest rates rise above a specified rate on a specified interest rate index, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on a notional principal amount for a predetermined period of time. No funds are actually borrowed or repaid. Similarly, an interest rate collar is a combination of a purchased cap and a written floor at different rates. Accordingly, an interest rate collar requires no payments if interest rates remain within a specified range, but will require the Bank to be paid if interest rates rise above the cap rate or require the Bank to pay if interest rates fall below the floor rate. Interest rate futures are commitments to either purchase or sell designated instruments (such as Eurodollar certificates of deposit and U.S. Treasury note contracts) at a future date for a specified price. Futures contracts are generally traded on an exchange, are marked to market daily and subject to initial and maintenance margin requirements.

        The following table summarizes the anticipated maturities or repricing of R&G Financial's interest-earning assets and interest-bearing liabilities as of December 31, 1996, based on the information and assumptions set forth in the notes below.

                                                          Four to       More Than      More Than
                                         Within Three      Twelve      One Year to    Three Years     Over Five
                                            Months         Months      Three Years   to Five Years      Years          Total
                                         ------------    -----------   ------------   ------------   ------------   ------------
                                                                         (Dollars in Thousands)
Interest-earning assets(1):
Loans receivable:
  Residential real estate loans........      $15,284       $42,222        $92,007        $67,365       $168,869       $385,747
  Construction loans...................          700         2,221             --             --             --          2,921
  Commercial real estate loans.........       72,320            63            192            239          2,400         75,214
  Consumer loans.......................       16,224        33,813         43,040         15,296          3,793        112,166
  Commercial business loans............       28,790         1,548             --             --             --         30,338
Mortgage loans held for sale...........       13,231        41,219             --             --             --         54,450
Mortgage-backed securities(2)(3).......       15,849        47,895         32,265         25,218         75,660        196,887
Investment securities(3)...............        4,768         4,455          7,756         15,501          5,114         37,594
Other interest-earning assets(4).......       65,306         1,560             --             --             --         66,866
                                            --------      --------       --------       --------       --------       --------
    Total..............................     $232,472      $174,996       $175,260       $123,619       $255,836       $962,183
                                            ========      ========       ========       ========       ========       ========

Interest-bearing liabilities:
Deposits(5):
  NOW and Super NOW accounts(6)........     $  4,110      $ 11,506       $ 12,648       $ 10,245       $ 43,676       $ 82,185
  Passbook savings accounts(6).........        1,896         5,496         12,648         10,245         43,680         73,965
  Checking and commercial checking(6)..        2,712         7,594          8,348          6,762         28,828         54,244
  Certificates of deposit..............      126,200       178,752         64,462         26,851          7,411        403,676
FHLB advances..........................       10,000         5,000                                                      15,000
Reverse repurchase agreements..........       97,444            --             --             --             --         97,444
Other borrowings(7)....................       40,342            --         15,000        122,813          2,400        180,555
                                            --------      --------       --------       --------       --------       --------
    Total..............................      282,704       208,348        113,106        176,916        125,995        907,069
                                            --------      --------       --------       --------       --------       --------
Effect of hedging instruments..........     (45,000)        10,000             --         35,000             --             --
                                            --------      --------       --------       --------       --------       --------
                                            $237,704      $218,348       $113,106       $211,916       $125,995       $907,069
                                            ========      ========       ========       ========       ========       ========

Excess (deficiency) of interest-earning
  assets over interest-bearing liabilities   $(5,232)     $(43,352)       $62,154       $(88,297)      $129,841
                                             =======      ========        =======       ========       ========

Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities.........      $(5,232)     $(48,584)       $13,570       $(74,727)       $55,114
                                             =======      ========        =======       ========       ========

Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities as a
   percent of total assets.............         (.50)%       (4.68)%         1.31%         (7.20)%         5.31%
                                             =======      ========        =======       ========       ========

----------
(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on forecasts used by the OTS in their model for market value of portfolio equity ("MVPE") discussed below.

(2)     Reflects estimated prepayments in the current interest rate environment.

(3) Includes securities held for trading, available for sale and held for investment.

(4) Includes securities purchased under agreement to resell, federal funds sold and time deposits with other banks.

(5)     Does not include non-interest-bearing deposit accounts.

(6) Although the Bank's negotiable order of withdrawal ("NOW") and Super NOW accounts, passbook savings accounts and checking accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities based on the Bank's retention of such deposits in changing interest rate environments. The above table assumes that funds will be withdrawn from the Bank at annual rates for NOW accounts and for checking and commercial checking accounts, ranging from 10% for 0-12 months, 19% for 1-5 years, 41% for 5-10 years, 65% for 10-20 years and 100% thereafter; and, for passbook savings accounts, ranging from 5% for 0-12 months, 19% for 1-5 years, 40% for 5-10 years, 65% for 10-20 years and 100% thereafter.

(7) Comprised of warehousing lines, notes payable, subordinated notes and other secured borrowings.

        Although "gap" analysis is a useful measurement device available to management in determining the existence of interest rate exposure, its static focus as of a particular date makes it necessary to utilize other techniques in measuring exposure to changes in interest rates. For example, gap analysis is limited in its ability to predict trends in future earnings and makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. As a result, R&G Financial, through simulation models, also analyzes on a monthly basis the estimated effects on net interest income and equity under multiple rate scenarios, including increases and decreases in interest rates amounting to 400, 300, 200 and 100 basis points. The IRRBICO regularly reviews interest rate risk by forecasting the impact of alternative interest rate scenarios on net interest income and on R&G Financial's MVPE, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and by evaluating such impact against the maximum potential changes in net interest income and MVPE.

         The following table sets forth at December 31, 1996 the estimated percentage change in R&G Financial's MVPE based on the indicated changes in interest rates.

                                                 MVPE(2)
                         -------------------------------------------------------
     Change in                                                       Change as a
   Interest Rates                                    Percentage      Percentage
(in Basis Points)(1)        Amount of Change           Change         of Assets
--------------------     ----------------------      ----------      -----------
                         (Dollars in Thousands)

        +400                     $(28,262)               (24.9)%         (2.72)%
        +300                      (22,154)               (19.6)          (2.14)
        +200                      (15,330)               (13.5)          (1.48)
        +100                       (7,948)                (7.0)           (.77)
         --                            --                   --              --
        -100                       14,435                 12.7            1.39
        -200                       30,379                 26.8            2.93
        -300                       50,949                 44.9            4.91
        -400                       86,925                 76.5            8.38


----------
(1) Assumes an instantaneous uniform change in interest rates at all maturities.

(2) Based on R&G Financial's pre-tax MVPE of $113.6 million at December 31, 1996, which is approximately $2.0 million below R&G Financial's stockholders' equity calculated in accordance with generally accepted accounting principles as of such date.

        Management of R&G Financial believes that all of the assumptions used in the foregoing analysis to evaluate the vulnerability of its operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of R&G Financial's assets and liabilities and the estimated effects of changes in interest rates on R&G Financial's net interest income and MVPE indicated in the above table could vary substantially if different assumptions were used or if actual experience differs from the projections on which they are based.

Changes in Financial Condition

        General. At December 31, 1996, R&G Financial's total assets amounted to $1.0 billion, as compared to $853.2 million at December 31, 1995. The $184.6 million or 21.6% increase in total assets during the year ended December 31, 1996 was primarily the result of a $129.9 million or 27.4% increase in loans receivable, net, and a $33.1 million or 155.42% increase in mortgage loans held for sale which are attributable to the origination of $624.6 million of loans, primarily single-family residential loans, before reduction for repayments and sales, and a $17.5 million or 27.3% increase in mortgage-backed and investment securities available for sale, which is primarily the result of securitization of mortgage loans into mortgage-backed securities, net of sales.

        Cash and Money Market Investments. Cash and money market investments (consisting of securities purchased under agreements to resell, certificates of deposit with other financial institutions and federal funds sold) amounted to $98.9 million and $104.2 million as of December 31, 1996 and 1995, respectively. The significant amount of cash and money market investments at December 31, 1995 (when compared to 1994) reflected the Bank's June 1995 branch acquisition and the $75.6 million in cash received in connection therewith.

        Loans Receivable and Mortgage Loans Held for Sale. At December 31, 1996, R&G Financial's loans receivable, net amounted to $603.8 million or 58.2% of total assets, as compared to $473.8 million or 55.5% as of December 31, 1995. The growth in R&G Financial's loans receivable, net reflects R&G Financial's strategy of increasing its loans held for investment, including residential mortgage, construction, commercial real estate, commercial business and consumer loans. During the years ended December 31, 1996, 1995 and 1994, total loans originated and purchased by the Bank (including loans originated by R&G Mortgage on behalf of the Bank) amounted to $342.2 million, $281.7 million and $213.3 million, respectively.

        At December 31, 1996, R&G Financial's allowance for loan losses (all of which is maintained in the Bank's loan portfolio) totalled $3.3 million, which represented a $179,000 or 5.1% decrease from the level maintained at December 31, 1995. At December 31, 1996, R&G Financial's allowance represented approximately 0.55% of the total loan portfolio and 15.55% of total non-performing loans, as compared to 0.72% and 33.19% at December 31, 1995. The decrease in the allowance for loan losses is attributable to write-offs during the year totalling approximately $4.7 million, net of the provision of $4.3 million for loan losses during the year, which was primarily related to certain potential loan losses related to operation of the Bank's insurance premiums financing business, as well as, to a lesser extent, the overall growth in the consumer loan portfolio. See "Results of Operations - Provision for Loan Losses."

        While R&G Financial's allowance for loan losses as a percentage of both total loans and total non-performing loans has declined since 1994, management of R&G Financial believes that its allowance for loan losses at December 31, 1996 was adequate, based upon, among other things, the significant level of single-family residential loans within R&G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs with respect to R&G Financial's loan portfolio. However, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect R&G Financial's results of operations.

        At December 31, 1996 and 1995, mortgage loans held for sale amounted to $54.5 million and $21.3 million, respectively. Mortgage loans held for sale primarily reflects loans which are in the process of being securitized and sold. The level of mortgage banking activities is highly dependent upon market and economic factors.

        Securities Held for Trading, Available for Sale and Held for Investment. R&G Financial maintains a substantial portion of its assets in mortgage-backed and investment securities which are classified as either held for trading, available for sale or held to maturity in accordance with SFAS No. 115. At December 31, 1996, R&G Financial's aggregate mortgage-backed and investment securities totalled $234.5 million or 22.6% of total assets, as compared to $221.9 million or 26.0% at December 31, 1995, respectively.

        Securities held for trading consist primarily of FHA and VA loans which have been securitized and are being held for sale either to institutions in the secondary market or private investors through the Bank's Trust Department. At December 31, 1996 and 1995, securities held for trading amounted to $108.1 million and $113.8 million. At December 31, 1996, all but $1.7 million of such securities were held by R&G Mortgage. Pursuant to SFAS No. 115, securities held for trading are reported at fair value with unrealized gains and losses included in earnings.

        Securities available for sale consist of mortgage-backed and related securities (FNMA and FHLMC certificates as well as CMOs and CMO residuals) and U.S. Government agency securities, all of which were held by the Bank. At December 31, 1996 and 1995, securities available for sale totalled $81.8 million and $64.3 million, respectively. Pursuant to SFAS No. 115, securities available for sale are reported at fair value with unrealized gains and losses excluded from earnings, and instead reported as a separate component of stockholders' equity.

        Securities held to maturity consist of mortgage-backed securities (GNMA, FNMA and FHLMC certificates), Puerto Rico Government obligations and, at December 31, 1996, other Puerto Rico securities, all of which were held by the Bank. At December 31, 1996 and 1995, securities held to maturity totalled $43.2 million and $43.8 million, respectively. Securities held to maturity are accounted for at amortized cost. At December 31, 1996 and 1995, R&G Financial's securities held to maturity had a market value of $42.3 million and $42.8 million, respectively.

        Mortgage Servicing Rights. As of December 31, 1996 and 1995, R&G Financial reported $12.6 million and $8.2 million of mortgage servicing rights, respectively. Effective January 1, 1995, R&G Financial adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," and, in connection therewith, R&G Financial is required to recognize both purchased and originated mortgage servicing rights as assets in its Consolidated Financial Statements. However, R&G Financial is not permitted to recognize retroactively mortgage servicing rights originated prior to the date of its adoption of SFAS No. 122. SFAS No. 122 also requires R&G Financial to assess the fair value of its mortgage servicing rights on a quarterly basis and to determine any potential impairment. Any future decline in interest rates which results in an acceleration in mortgage loan prepayments could have an adverse effect on R&G Financial's mortgage servicing rights, the value of which is dependent upon the cash flows from the underlying mortgage loans.

        Deposits. At December 31, 1996, deposits totalled $615.6 million, as compared to $518.2 million at December 31, 1995. The $97.4 million or 18.8% increase in deposits during the year ended December 31, 1996 was primarily due to promotions in connection with new accounts and competitive pricing.

        Borrowings. Other than deposits, R&G Financial's primary sources of funds consist of securities sold under agreements to repurchase (consisting of agreements to purchase on a specified later date the same securities or substantially identical securities) ("reverse repurchase agreements"). At December 31, 1996 and 1995, reverse repurchase agreements totalled $97.4 million and $98.5 million, respectively.

        Notes payable consist primarily of warehouse lines of credit (which are used to fund loan commitments of R&G Mortgage) and Section 936 promissory notes (which represents a low cost source of short and intermediate-term funds for the Bank). At December 31, 1996, notes payable amounted to $126.8 million, as compared to $81.1 million at December 31, 1995. The $45.7 million or 56.3% increase in notes payable during the year ended December 31, 1996 reflected $35.5 million and $14.2 million of increased 936 Notes and warehouse lines, respectively, which was partially offset by a $4.0 million reduction in working capital lines of credit.

        Advances from the FHLB of New York amounted to $15.0 million and $6.0 million at December 31, 1996 and 1995, respectively. At December 31, 1996, all FHLB advances were scheduled to mature in 1997, with an average interest rate of 5.75%.

        Long-term debt consists of long-term (greater than one-year) notes payable. R&G Financial had no long-term debt at December 31, 1996, compared to $5.3 million at December 31, 1995.

        In December 1995, the Bank sold single-family residential mortgage loans with an aggregate outstanding balance of approximately $55 million to two commercial banks. In connection with these transactions and in consideration of higher servicing fees, R&G Mortgage assumed certain recourse obligations. In addition, the purchasers of the loans have the right, at their option, to require R&G Mortgage to purchase the mortgage loans on specified dates beginning in December 2000. Management has estimated its liability, if any, under the foregoing recourse provisions to be insignificant as of December 31, 1996. In R&G Financial's Consolidated Financial Statements, R&G Financial has recognized the foregoing transaction as a transfer of loans with recourse. Accordingly, the proceeds from such transaction (amounting to $50.5 million and $56.0 million at December 31, 1996 and

1995, respectively) have been reported as other secured borrowings in R&G Financial's Consolidated Financial Statements.

        In June 1991, the Bank issued $3.3 million of subordinated capital notes bearing interest at 8% payable on a quarterly basis. The subordinated notes are guaranteed by R&G Mortgage and by the Chairman of the Board and Chief Executive Officer of R&G Financial, and are secured by an irrevocable standby letter of credit issued by an unrelated commercial bank. Pursuant to the terms of the subordinated notes, the Bank is required to deposit in an established sinking fund in seven equal annual installments (the first of which was made in September 1992 and the last of which is scheduled for June 1998, when the notes mature) cash or other permitted investments in an amount sufficient to retire one-seventh ($464,000) of the aggregate principal amount of the subordinated notes. The standby letter of credit is reduced in equal proportion to the deposits to such sinking fund.

        Stockholders' Equity. Stockholders' equity increased from $66.4 million at December 31, 1995 to $115.6 million at December 31, 1996. The $49.2 million or 74.2% increase in stockholders' equity during 1996 was primarily due to the $31.1 million of capital raised in connection with the Company's August 1996 initial public offering, coupled with the $13.2 million net income for the year. The increases in stockholders' equity were slightly offset by dividends paid during the year of $972,000 and by a decline in unrealized gains on securities available for sale from $952,000 at December 31, 1995 to an unrealized loss of $102,000 at December 31, 1996.

Results of Operations

        General. R&G Financial's results of operations depend substantially on its net interest income, which is the difference between interest income on interest-earning assets, which consist primarily of loans, money market investments and mortgage-backed and investment securities, and interest expense on interest-bearing liabilities, which consist primarily of deposits and short and long-term borrowings. R&G Financial's results of operations are also significantly affected by its provisions for loan losses, resulting from R&G Financial's assessment of the adequacy of its allowance for loan losses; the level of its other income, including net gain (loss) on sale of loans, unrealized gain (loss) on trading securities and loan administration and servicing fees; the level of its operating expenses, such as employee compensation and benefits and office occupancy and equipment expense; and income tax expense.

        R&G Financial's major business activities consist of: (i) the origination by R&G Mortgage of real estate mortgage loans for sale and the servicing by R&G Mortgage of real estate mortgage loans for the Bank and other third parties; and (ii) attracting deposits from the general public and using such deposits, together with other borrowings, for investment principally by the Bank in loans (single-family residential mortgage loans, construction loans, commercial real estate loans, commercial business loans and consumer loans), and in mortgage-backed and investment securities. To a much more limited extent, R&G Financial also provides trust and investment services to the public through the Bank's Trust Department.

        The following table reflects the principal revenue sources of the Bank and R&G Mortgage and the percentage contribution of each component for the periods presented.

                                                                     Year Ended December 31,
                                          -----------------------------------------------------------------------------
                                                   1996                        1995                       1994
                                          -----------------------     ----------------------    -----------------------
                                           Amount        Percent       Amount       Percent      Amount        Percent
                                          --------       --------     --------      --------    --------       --------
                                                                       (Dollars in Thousands)
The Bank:
  Net interest income after
    provision for loan losses .......     $ 20,884          38.73%    $ 17,944         41.00%   $ 15,089          52.12%
  Net gain on sale of loans .........        1,355           2.51          632          1.44         202           0.70
  Unrealized profit (loss) on
    trading securities ..............         --             --            618          1.41        (214)         (0.74)
  Net gain on sale of
   investment securities ............          642           1.19         --            --          --             --
  Market valuation allowance
    on loans held for sale ..........         --             --            856          1.96        (856)         (2.96)
  Other income(1) ...................        3,664           6.80        2,368          5.41       1,737           6.00
                                          --------       --------     --------      --------    --------       --------
                                            26,545          49.23       22,418         51.22      15,958          55.12
                                          --------       --------     --------      --------    --------       --------

R&G Mortgage:
  Net interest income ...............        3,781           7.01        2,379          5.44       4,048          13.98
  Loan administration and
    servicing fees ..................       13,029          24.17       11,030         25.20      11,046          38.15
  Net gain (loss) on sale of
    loans ...........................       10,450          19.38        5,630         12.86      (1,551)         (5.35)
  Net gain on sale of servicing
    rights ..........................         --             --           --            --         2,915          10.07
  Unrealized profit (loss) on
    trading securities ..............          (96)         (0.18)       1,504          3.44      (4,251)        (14.68)
  Other income(1) ...................          208           0.39          804          1.84         786           2.71
                                          --------       --------     --------      --------    --------       --------
                                            27,372          50.77       21,347         48.78      12,993          44.88
                                          --------       --------     --------      --------    --------       --------
                                          $ 53,917         100.00%    $ 43,765        100.00%   $ 28,951         100.00%
                                          ========       ========     ========      ========    ========       ========

----------
(1) Comprised of service charges, fees and other for the Bank and other miscellaneous revenue sources for the Bank and R&G Mortgage.

         R&G Financial reported net income of $13.2 million, $10.4 million and $5.5 million during the years ended December 31, 1996, 1995 and 1994, respectively. Net income increased by $2.8 million or 26.3% during the year ended December 31, 1996, as compared to 1995, due to a $12.6 million increase in net interest income and a $5.8 million increase in total other income, which were partially offset by a $7.5 million increase in total operating expenses, ($5.0 million if the one-time SAIF special assessment were excluded), and a $3.3 million or 348% increase in the provision for loan losses.

         Net income increased by $5.0 million or 91.6% during 1995 due to a $13.6 million increase in total other income and a $2.1 million increase in net interest income, which were partially offset by a $5.0 million increase in income tax expense, a $3.7 million increase in total operating expenses, a $950,000 increase in the provision for loan losses and the absence of $867,000 in income recognized during 1994 due to the cumulative effect of a change in accounting principles.

         Net Interest Income. Net interest income is determined by R&G Financial's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

         Net interest income totalled $28.9 million, $21.3 million and $19.1 million during the years ended December 31, 1996, 1995 and 1994, respectively. Net interest income increased by $7.7 million or 36.0% during the year ended December 31, 1996, as compared to the year ended December 31, 1995, due to an increase in R&G Financial's interest rate spread from 2.93% for the year ended December 31, 1995 to 3.0% for the year ended December 31, 1996, partially offset by a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 106.5% to 104.6%, respectively. Net interest income increased by $2.1 million or 11.2% during 1995 due to an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 105.60% for 1994 to 106.50% for 1995, which was partially offset by a decline in R&G Financial's interest rate-spread from 3.24% for 1994 to 2.93% for 1995.

        The following table presents for R&G Financial for the periods indicated the total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on the average of month-end balances for R&G Mortgage and average daily balances for the Bank, in each case during the periods presented.

                                                                              Year Ended December 31,
                                                ----------------------------------------------------------------------------------
                                                                  1996                                      1995
                                                ----------------------------------------   ---------------------------------------
                                                  Average                       Yield/       Average                      Yield/
                                                  Balance        Interest      Rate (1)      Balance       Interest      Rate (1)
                                                -----------    ------------   ----------   -----------   ------------   ----------
                                                                               (Dollars in Thousands)
Interest-Earning Assets:
  Cash and cash equivalents(2) ................   $ 43,072        $ 2,322        5.39%      $ 10,000        $   605        6.05%
  Investment securities held for trading ......      2,271            116        5.11             --             --           --
  Investment securities available for sale ....     19,102          1,193        6.25             --             --           --
  Investment securities held to maturity ......     10,069            515        4.35         16,211            972         6.00
  Mortgage-backed securities held for trading      136,618          9,258        6.78        130,184          8,595         6.60
  Mortgage-backed securities available for sale     50,633          3,602        7.11         16,006          1,193         7.45
  Mortgage-backed securities held to maturity       40,403          2,478        6.27         72,173          4,841         6.71
  Loans receivable, net(3)(4) .................    587,730         54,044        9.20        405,784         37,078         9.14
  FHLB of New York stock ......................      3,999            258        6.45          2,976            227         7.63
                                                  --------        -------                   --------        -------
    Total interest-earning assets .............    893,897        $73,786        8.25%       653,334        $53,511         8.19%
                                                                  =======      ======                       =======       ======
 Non-interest-earning assets ..................     61,480                                    50,365
                                                  --------                                  --------
  Total assets ................................   $955,377                                  $703,699
                                                  ========                                  ========

Interest-Bearing Liabilities:
  Deposits ....................................   $561,548        $27,518        4.90%      $431,833        $21,829         5.05%
  Securities sold under agreements to
   repurchase .................................    100,607          5,024        4.99        107,026          6,437         6.01
  Notes payable ...............................    126,171          7,284        5.77         55,118          3,025         5.49
  Subordinated debt(5) ........................      3,250            332       10.21          3,250            339        10.43
  Other borrowings(6) .........................     63,118          4,705        7.45         16,201            609         3.76
                                                  --------        -------                   --------        -------
    Total interest-bearing liabilities ........    854,694        $44,863        5.25%       613,428        $32,239         5.26%
                                                                  =======      ======                       =======       ======
  Non-interest-bearing liabilities ............     15,766                                    29,093
                                                  --------                                  --------
    Total liabilities .........................    870,460                                   642,521
  Stockholders' equity ........................     84,917                                    61,178
                                                  --------                                  --------
    Total liabilities and stockholders' equity    $955,377                                  $703,699
                                                  ========                                  ========
  Net interest income; interest rate spread(7)                    $28,923        3.00%                      $21,272         2.93%
                                                                  =======      ======                       =======       ======
  Net interest margin(7) ......................                                  3.24%                                      3.26%
                                                                               ======                                     ======
  Average interest-earning assets to average
    interest-bearing liabilities ..............                                104.60%                                    106.50%
                                                                               ======                                     ======
                                                         Year Ended December 31,
                                                --------------------------------------
                                                                  1994
                                                --------------------------------------
                                                   Average                     Yield/
                                                   Balance       Interest     Rate (1)
                                                ------------     ---------   ---------
                                                          (Dollars in Thousands)
Interest-Earning Assets:
  Cash and cash equivalents(2) ................    $  9,235       $   373       4.04%
  Investment securities held for trading ......          --            --         --
  Investment securities available for sale ....          --            --         --
  Investment securities held to maturity ......       9,274           429       4.63
  Mortgage-backed securities held for trading       143,090         9,301       6.50
  Mortgage-backed securities available for sale      33,357         2,449       7.34
  Mortgage-backed securities held to maturity        34,791         2,206       6.34
  Loans receivable, net(3)(4) .................     318,155        27,465       8.63
  FHLB of New York stock ......................       1,852           141       7.61
                                                   --------       -------
    Total interest-earning assets .............     549,754       $42,364       7.71%
                                                                  =======     ======
 Non-interest-earning assets ..................      49,542
                                                   --------
  Total assets ................................    $599,296
                                                   ========

Interest-Bearing Liabilities:
  Deposits ....................................    $340,461       $14,461       4.25%
  Securities sold under agreements to
   repurchase .................................      97,572         4,417       4.53
  Notes payable ...............................      63,350         3,439       5.43
  Subordinated debt(5) ........................       3,250           331      10.18
  Other borrowings(6) .........................      15,920           578       3.63
                                                   --------       -------
    Total interest-bearing liabilities ........     520,553       $23,226       4.46%
                                                                  =======     ======
  Non-interest-bearing liabilities ............      25,992
                                                   --------
    Total liabilities .........................     546,545
  Stockholders' equity ........................      52,751
                                                   --------
    Total liabilities and stockholders' equity     $599,296
                                                   ========
  Net interest income; interest rate spread(7)                    $19,138       3.24%
                                                                  =======     ======
  Net interest margin(7) ......................                                 3.48%
                                                                              ======
  Average interest-earning assets to average
    interest-bearing liabilities ..............                               105.60%
                                                                              ======

                                                   (Footnotes on following page)

----------
(1) At December 31, 1996, the yields earned and rates paid were as follows: cash and cash equivalents, 6.33%; investment securities held to maturity, 5.47%; investment securities available for sale, 6.30%; mortgage-backed securities held for trading, 6.56%; mortgage loans available for sale, 7.67%; loans receivable, net, 9.86%; FHLB of New York stock, 6.61%; total interest-earning assets, 8.69%; deposits, 5.07%; securities sold under agreements to repurchase, 5.67%; notes payable, 6.61%; other borrowings, 7.39%; subordinated debt, 11.00%; total interest-bearing liabilities, 5.52%; interest rate spread, 3.17%.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(3)     Includes mortgage loans held for sale and non-accrual loans.

(4) Loan fees amounted to $277,000, $578,000 and $472,000 during the years ended December 31, 1996, 1995 and 1994, respectively or 0.44%, 1.27% and 1.28% of interest income on loans during such respective periods.

(5) Represents a seven-year subordinated capital note of the Bank issued in 1991, which is subject to an annual sinking fund requirement.

(6) Comprised of long-term debt, advances from the FHLB of New York and other secured borrowings.

(7) Interest rate spread represents the difference between R&G Financial's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

        The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected R&G Financial's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.

                                                                                   Year Ended December 31,
                                                      -----------------------------------------------------------------------------
                                                                 1996 vs. 1995                            1995 vs. 1994
                                                      ------------------------------------     ------------------------------------
                                                              Increase                                Increase
                                                             (Decrease)                               (Decrease)
                                                               Due to              Total                Due to              Total
                                                      ----------------------      Increase      ---------------------      Increase
                                                        Rate         Volume      (Decrease)       Rate        Volume      (Decrease)
                                                      --------      --------      --------      --------     --------      --------
                                                                                  (Dollars in Thousands)
Interest-Earning Assets:
  Cash and cash equivalents(1) ...................    $   (284)     $  2,001      $  1,717      $    201     $     31      $    232
  Investment securities held for trading .........        --             116           116          --           --            --
  Investment securities available for sale .......        --           1,193         1,193          --           --            --
  Investment securities held to maturity .........         (89)         (368)         (457)          222          321           543
  Mortgage-backed securities held for
    trading ......................................         238           425           663           133         (839)         (706)
  Mortgage-backed securities held to maturity ....      (1,298)       (1,065)       (2,363)          265        2,370         2,635
  Mortgage-backed securities available for sale ..        (172)        2.581         2,409            18       (1,274)       (1,256)
  Loans receivable, net(4) .......................       8,653         8,313        16,966         2,048        7,565         9,613
  FHLB of New York stock .........................         (47)           78            31          --             86            86
                                                      --------      --------      --------      --------     --------      --------
    Total interest-earning assets ................    $  7,001      $ 13,274        20,275      $  2,887     $  8,260        11,147
                                                      ========      ========      --------      ========     ========      --------

Interest-Bearing Liabilities:
  Deposits .......................................    $   (868)     $  6,557      $  5,689      $  3,487     $  3,881      $  7,368
  Securities sold under agreements to repurchase .      (1,027)         (386)       (1,413)        1,592          428         2,020
  Notes payable ..................................         359         3,900         4,259            33         (447)         (414)
  Subordinated debt(2) ...........................          (7)         --              (7)            8         --               8
  Other borrowings(3) ............................       2,332         1,764         4,096            21           10            31
                                                      --------      --------      --------      --------     --------      --------
    Total interest-bearing liabilities ...........    $    789      $ 11,835        12,624      $  5,141     $  3,872         9,013
                                                      ========      ========      --------      ========     ========      --------
  Increase in net interest income ................                                $  7,651                                 $  2,134
                                                                                  ========                                 ========

                                                   (Footnotes on following page)

----------
(1) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(2) Represents a seven-year subordinated capital note of the Bank issued in 1991, which is subject to an annual sinking fund requirement.

(3) Comprised of long-term debt, advances from the FHLB of New York and other secured borrowings.

(4)     Includes mortgage loans held for sale.

        Interest Income. Total interest income increased by $20.3 million or 37.9% during the year ended December 31, 1996, as compared to December 31, 1995, and increased by $11.1 million or 26.3% during the year ended December 31, 1995 over the year ended December 31, 1994. Interest income on loans, the largest component of R&G Financial's interest-earning assets, increased by $17.6 million or 38.4% during the year ended December 31, 1996, as compared to the year ended December 31, 1995, and increased by $9.6 million or 35.0% during 1995 over the year ended December 31, 1994. Such increases were primarily the result of increases in the average balance of loans receivable of $181.9 million and $87.6 million during the years ended December 31, 1996 and 1995, respectively. One of R&G Financial's strategies in recent years has been to grow R&G Financial's loans held for investment.

        Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) increased by $1.6 million or 10.0% during the year ended December 31, 1996, as compared to the year ended December 31, 1995, and increased by $1.2 million or 8.5% during the year ended December 31, 1995 over the year ended December 31, 1994. The increase in interest income on mortgage-backed and investment securities during the year ended December 31, 1996 was due primarily to an increase in the average balance of investment securities of $15.2 million, together with an increase of $9.3 million in the average balance of mortgage-backed securities during the period. The increase in investment securities reflects the purchase of tax-free short- and medium-term securities, which were funded with the proceeds from the sale of mortgage-backed securities and other liquidity sources. The increase in interest income on mortgage-backed and investment securities during 1995 was primarily due to a $37.4 million increase in the average balance of mortgage-backed securities held to maturity, which was largely offset by decreases of $17.4 million and $12.9 million in the average balance of mortgage-backed securities available for sale and held for trading, which was attributable to sales in the secondary market in response to favorable market conditions.

        Interest income on cash and cash equivalents (consisting of cash and due from banks, securities purchased under agreements to resell, certificates of deposit with other financial institutions and federal funds sold) increased by $1.7 million or 283.80% during the year ended December 31, 1996, as compared to the year ended December 31, 1995, and increased by $232,000 or 62.2% during the year ended December 31, 1995. The increase during the year ended December 31, 1996 reflected the increase in the average balance of $33.1 million, which was partially offset by a decrease in the yield from 6.05% to 5.39%. The increase in interest earned on money market investments during 1995 was due primarily to an increase in the average yield earned thereon of 201 basis points. The fluctuations in yields earned by R&G Financial on its money market investments reflect the general fluctuations in short-term market rates of interest during the periods presented.

        Interest Expense. Total interest expense increased by $12.6 million or 39.2% during the year ended December 31, 1996, as compared to the year ended December 31, 1995, and increased by $9.0 million or 38.8% during the year ended December 31, 1995. Interest expense on deposits, the largest component of R&G Financial's interest-bearing liabilities, increased by $5.7 million or 26.1% during the year ended December 31, 1996, as compared to the year ended December 31, 1995, and increased by $7.4 million or 51.0% during the year ended December 31, 1995. The increases in interest expense on deposits during the years ended December 31, 1996 and 1995 were primarily due to increases in the average balance of deposits of $129.7 million and $91.4 million during such respective periods. In June 1995, the Bank acquired $77.2 million in deposits from a commercial bank. During 1995, the average rate paid on deposits increased by 80 basis points as a result of a general increase in market rates of interest. In 1996, the average rate paid on deposits decreased by 15 basis points as a result of a general decrease in market rates of interest.

        Interest expense on reverse repurchase agreements decreased by $1.4 million or 21.9% during the year ended December 31, 1996, as compared to the year ended December 31, 1995, and increased significantly by $2.0 million during the year ended December 31, 1995. The decrease in interest expense on reverse repurchase agreements during 1996 was primarily due to a decrease in the average rate paid thereon of 102 basis points. The increase in interest expense on reverse repurchase agreements during 1995 was due primarily to an increase in the average rate paid thereon of 148 basis points. R&G Financial generally uses reverse repurchase agreements to repay warehouse lines of credit which are used to fund loan originations. The reverse repurchase agreements are collateralized by mortgage-backed securities held for trading. The fluctuations in the average balance of reverse repurchase agreements during the periods presented is therefore a function both of the amount of originations by R&G Financial as well as the level of mortgage-backed securities held for trading which are available to collateralize such agreements.

        Interest expense on notes payable (consisting of warehouse lines of credit and promissory notes) increased by $3.9 million or 116.5% during the year ended December 31, 1996, as compared to the year ended December 31, 1995, and decreased by $414,000 or

12.0% during the year ended December 31, 1995. The increase during the year ended December 31, 1996 was due to a $71.1 million increase in the average balance of notes payable, as the Bank used 936 Notes to fund increased consumer and commercial lending. The decrease during the year ended December 31, 1995 was primarily due to an $8.2 million decrease in the average balance of the 936 Notes.

        Interest expense on other borrowings (consisting of long-term notes payable, subordinated notes, advances from the FHLB of New York and other secured borrowings) increased by $4.4 million or 727.3% during the year ended December 31, 1996, as compared to the year ended December 31, 1995, and increased by $39,000 or 4.3% during the year ended December 31, 1995. The increase during the year ended December 31, 1996 was primarily due to a $46.9 million increase in the average balance of such borrowings together with a 369 basis point increase in the average rate paid thereon. The increases were primarily due to a $56.0 million transfer of loans with recourse transaction in December 1995 which is reported as other secured borrowings in R&G Financial's Consolidated Financial Statements. The increase in interest expense on other borrowings during 1995 was due primarily to an increase in the average rate paid thereon.

        Provision for Loan Losses. The provision for loan losses is charged to earnings to bring the total allowance to a level considered appropriate by management based on R&G Financial's loss experience, current delinquency data, known and inherent risks in the portfolio, the estimated value of any underlying collateral and an assessment of current economic conditions. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the initial evaluations.

        R&G Financial made provisions (reductions) to its allowance for loan losses of $4.3 million and $950,000 during the years ended December 31, 1996 and 1995. R&G Financial did not establish any provisions for loan losses during 1994 or 1993 due, in part, to the Bank's acquisition of a federally chartered savings institution in June 1993 and, in connection therewith, the acquisition of $1.7 million of reserves of such institution.

        The increase in the provision for loans losses during 1996 primarily reflects action taken with respect to certain potential loan losses related to the operation of the Bank's insurance premiums financing business. The Bank in late August 1996 uncovered certain irregularities with respect to the origination and administration of a number of loans in contravention of established Bank policies by the former loan officer in charge of the department. Management, based on a review of the collectibility of the loans in question, believes that the reserve established of approximately $2.5 million is sufficient to cover estimated losses which may result from this matter. Notwithstanding the reserve established, management is vigorously pursuing a claim filed under its fidelity insurance policy with respect to this matter.

        The $950,000 provision during 1995 reflected R&G Financial's increased consumer loan originations and an increase in loan charge-offs related thereto. Although R&G Financial's allowance for loan losses as a percentage of total loans and total non-performing loans has declined since December 31, 1994, management believes that its allowance for loan losses at December 31, 1996, was adequate based upon, among other things, the significant level of single-family residential loans within R&G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs with respect to R&G Financial's loan portfolio. Nevertheless, there can be no assurances that additions to such allowance will not be necessary in future periods, particularly if the growth in R&G Financial's commercial real estate, commercial business and consumer lending continues.

        Other Income. The following table sets forth information regarding other income for the periods shown.

                                                            Year Ended December 31,
                                                     -----------------------------------
                                                       1996          1995         1994
                                                     --------      --------     --------
                                                                     (In Thousands)
Net gain (loss) on sale of loans ...............     $ 11,805      $  6,262     $ (1,349)
Net profit (loss) on trading securities ........          (96)        2,122       (4,465)
Change in provision for cost in excess of market
  value of loans held for sale .................         --             856         (856)
Net gain on sale of investment securities
 available for sale ............................          641          --           --
Net profit (loss) on trading account ...........          (66)         --           --
Loan administration and servicing fees .........       13,029        11,030       11,046
Gain on sale of servicing rights ...............         --            --          2,915
Service charges, fees and other ................        3,939         3,172        2,523
                                                     --------      --------     --------
  Total other income ...........................     $ 29,252      $ 23,442     $  9,814
                                                     ========      ========     ========

        Total other income increased by $5.8 million or 24.8% during the year ended December 31, 1996, as compared to the prior year and increased by $13.6 million or 138.9% during the year ended December 31, 1995. Net gain (loss) on sale of loans amounted to $11.8 million, $6.3 million and $(1.3) million during the years ended December 31, 1996, 1995 and 1994, respectively. Net gain (loss) on sale of loans reflects the income generated from R&G Financial's origination and purchase of single-family residential real estate loans and the subsequent securitization and sale of such loans. During the years ended December 31, 1996 and 1995, the adoption of SFAS No. 122 had the effect of increasing net gain on sales of loans by approximately $3.8 million and $1.6 million, respectively. During the years ended December 31, 1996, 1995 and 1994, R&G Mortgage originated and purchased $282.4 million, $185.9 million and $345.8 million, respectively, and sold $244.8 million, $195.6 million and $357.4 million of mortgage loans, respectively. In addition, the Bank sold $50.7 million, $75.1 million and $27.0 million of loans from its portfolio during such respective periods. R&G Financial's mortgage banking operations are highly dependent upon market and economic conditions.

        During the years ended December 31, 1996, 1995 and 1994, R&G Financial recognized net profit (loss) on trading securities of $(96,000), $2.1 million and $(4.5) million, respectively. Such gains and losses reflect fluctuations in the market value of primarily FHA and VA loans which have been securitized into GNMA mortgage-backed securities and are being held for sale either to institutions in the secondary market or private investors through the Bank's Trust Department. In addition, during the year ended December 31, 1996, R&G Financial recognized $66,000 of net losses on trading activities and from hedge positions on certain investment securities available for sale. At December 31, 1996, securities held for trading amounted to $13.7 million.

        During the year ended December 31, 1994, R&G Financial established an $856,000 provision to reflect a decline in the market value of loans held for sale as a result of the increase in market rates of interest which occurred during the second half of the year. During the year ended December 31, 1995, market rates of interest subsequently declined and R&G Financial was able to sell such mortgage loans without recognizing any losses. As a result, R&G Financial reversed the prior $856,000 provision during the year ended December 31, 1995. No provision was required in 1996.

        During the years ended December 31, 1996, 1995 and 1994, R&G Financial recognized loan administration and servicing fees (consisting of loan servicing fees) of $13.0 million, $11.0 million and $11.0 million, respectively. The increase in loan administration and servicing fees over the periods reflects the increase in R&G Financial's loan servicing portfolio from 43,572 loans with an aggregate principal balance of $2.1 billion at December 31, 1994 to 51,000 loans with an aggregate principal balance of $2.6 billion at December 31, 1996.

        Service charges, fees and other amounted to $3.9 million, $3.2 million and $2.5 million during the years ended December 31, 1996, 1995 and 1994, respectively. The $766,000 or 24.1% increase during the year ended December 31, 1996 over the prior year was primarily attributable to increased service charges from deposit accounts, primarily associated with the 1995 branch acquisition. The $649,000 or 25.7% increase during 1995 was primarily due to increased service charges in the 1995 branch acquisition plus other fee income from increases in the loan portfolio.

        Operating Expenses. The following table sets forth certain information regarding operating expenses for the periods shown.

                                                     Year Ended December 31,
                                                --------------------------------
                                                 1996        1995        1994
                                                -------     -------     -------
                                                        (In Thousands)
Employee compensation and benefits ..........   $12,380     $ 8,284     $ 5,252
Office occupancy and equipment ..............     5,531       4,711       4,488
SAIF special assessment .....................     2,508        --          --
Other administrative and general ............    13,838      13,731      13,269
                                                -------     -------     -------
  Total operating expenses ..................   $34,257     $26,726     $23,009
                                                =======     =======     =======

        Total operating expenses increased by $7.5 million or 28.2% during the year ended December 31, 1996, as compared to the year ended December 31, 1995 and increased by $3.7 million or 16.2% during the year ended December 31, 1995 over 1994. Without taking into consideration the one-time $2.5 million assessment to recapitalize the SAIF, total operating expenses would have increased by $5.0 million or 18.8%. The increase in total operating expenses during the year ended December 31, 1996 was primarily due to increases in each major category. The 1995 branch acquisition was the primary reason for the increases in compensation and benefits and occupancy expenses during 1996.

        Employee compensation and benefits expense amounted to $12.4 million, $8.3 million and $5.3 million during the years ended December 31, 1996, 1995 and 1994, respectively. The $4.1 million or 49.4% increase in such expense during the year ended December 31, 1996 was due to an increase in employees as a result of the Bank's June 1995 branch acquisition.

        Office occupancy and equipment expense amounted to $5.5 million, $4.7 million and $4.5 million and during the years ended December 31, 1996, 1995 and 1994, respectively. The $820,000 or 17.4% increase in such expense recognized by R&G Financial during the year ended December 31, 1996 reflects the Bank's acquisition in June 1995 of six branch offices (after closing and consolidating one branch office) from a local commercial bank and the opening of a new data center during the first quarter of 1996 as well as greater branch space for parking and drive-in tellers.

        The Company incurred a special assessment of $2.5 million ($1.6 million net of taxes) as the result of federal legislation signed into law to recapitalize the federal deposit insurance fund. The legislation enacted by the U.S. Congress, which was signed by the President on September 30, 1996, recapitalized the SAIF by a one-time charge of approximately $0.657 for every $100 of assessable deposits held at March 31, 1995. Future earnings will be enhanced due to lower insurance premiums. The Bank's insurance premiums, which has amounted to $0.23 for every $100 of assessable deposits, was reduced to $0.064 for every $100 of assessable deposits beginning January 1, 1997. Based upon the $657.2 million of assessable deposits at December 31, 1996, the Bank expects to pay $241,000 less in insurance premiums per quarter during 1997.

        Other administrative and general expenses, which consist primarily of advertising, license and property taxes, amortization of servicing, insurance, telephone, printing and supplies and other miscellaneous expenses, amounted to $13.8 million, $13.7 million and $13.3 million during the years ended December 31, 1996, 1995 and 1994, respectively. The $106,000 or 0.8% increase in such expense during 1996 was primarily the result of general growth in the operations of R&G Financial and the addition of new products and services offered.

        Income Taxes. R&G Financial's income tax provision amounted to $5.9 million during the year ended December 31, 1996, as compared to income tax expense of $5.9 million and $856,000 during the years ended December 31, 1995 and 1994, respectively. During 1996, R&G Mortgage and the Puerto Rico Treasury Department settled all taxes due for the years 1989 through and including 1992 which were under audit. The settlement reached was for $1.6 million. The effect of this settlement was to record additional income tax expense during the year of $400,000. The remainder of the settlement was reserved for during prior periods. R&G Financial's effective tax rate amounted to 31.0%, 35.9%, 15.7% during the years ended December 31, 1996, 1995 and 1994, respectively. R&G Financial's low effective tax rate during 1994 was due primarily to the recognition of a deferred tax benefit of $1.7 million during the year.

        Effective January 1, 1994, R&G Financial changed its method of accounting for its mortgage-backed and investment securities pursuant to the terms of SFAS No. 115. The cumulative effect of this change in accounting principle resulted in the recognition of $866,000 of unrealized gains with respect to R&G Financial's securities portfolio during the year ended December 31, 1994.

Liquidity and Capital Resources

        Liquidity. Liquidity refers to R&G Financial's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. It is management's policy to maintain greater liquidity than required in order to be in a position to fund loan purchases and originations, to meet withdrawals from deposit accounts, to make principal and interest payments with respect to outstanding borrowings and to make investments that take advantage of interest rate spreads. R&G Financial monitors its liquidity in accordance with guidelines established by R&G Financial and applicable regulatory requirements. R&G Financial's need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of its borrowings. R&G Financial can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing efforts. Liquidity demand caused by net reductions in deposits are usually caused by factors over which R&G Financial has limited control. R&G Financial derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB of New York and other short and long-term borrowings.

        R&G Financial's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell, federal funds sold and certificates of deposit in other financial institutions. If R&G Financial requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 1996, R&G Financial had $108.4 million in borrowing capacity under unused warehouse lines of credit and $35.0 million in borrowing capacity under a line of credit with the FHLB of New York. R&G Financial has generally not relied upon brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future.

        At December 31, 1996, R&G Financial had outstanding commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of $378.4 million. Certificates of deposit which are scheduled to mature within one year totalled $305.0 million at December 31, 1996, and borrowings that are scheduled to mature within the same period amounted to $152.8 million. R&G Financial anticipates that it will have sufficient funds available to meet its current loan commitments.

        Capital Resources. The FDIC's capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other banks from 4.0% to 5.0% or more. Under the FDIC's regulations, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights.

        The FDIC also requires that banks meet a risk-based capital standard. The risk-based capital standard for banks requires the maintenance of total capital (which is defined as Tier

I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At December 31, 1996, the Bank met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 8.45%, 13.91% and 14.79%, respectively.

        In addition, the Federal Reserve Board has promulgated capital adequacy guidelines for bank holding companies which are substantially similar to those adopted by FDIC regarding state-chartered banks, as described above. R&G Financial is currently in compliance with such regulatory capital requirements.

Inflation and Changing Prices

        R&G Financial's Consolidated Financial Statements and related data presented in this Annual Report have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars (except with respect to securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of R&G Financial are monetary in nature. As a result, interest rates have a more significant impact on R&G Financial's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Recent Accounting Pronouncements

        Set forth below are recent accounting pronouncements which may have a future effect on R&G Financial's operations. These pronouncements should be read in conjunction with the significant accounting policies which R&G Financial has adopted that are set forth in R&G Financial's Notes to Consolidated Financial Statements.

        In June 1996, the Financial Accounting Standards Board ("FASB") issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." Pursuant to SFAS No. 125, after a transfer of financial assets, an entity would be required to recognize all financial assets and servicing it controls and liabilities it has incurred and, conversely, would not be required to recognize financial assets when control has been surrendered and liabilities when extinguished. SFAS No. 125 provides standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 125 will be effective with respect to the transfer and servicing of financial assets and the extinguishment of liabilities occurring after December 31, 1996, with earlier application prohibited. In December 1996, the FASB issued SFAS No. 127 to postpone the effective date of certain of the requirements of SFAS No. 125 to December 31, 1997. Based on presently available information, management believes the application of SFAS No. 125 in future years should not have a material adverse effect on R&G Financial's financial condition or results of operations.

 R&G FINANCIAL CORPORATION

  REPORT AND CONSOLIDATED

   FINANCIAL STATEMENTS

DECEMBER 31, 1996 AND 1995


Price Waterhouse LLP                                                      [LOGO]

                                                                          [LOGO]

 R&G FINANCIAL CORPORATION

  REPORT AND CONSOLIDATED

   FINANCIAL STATEMENTS

DECEMBER 31, 1996 AND 1995

                        [Letterhead of Price Waterhouse]


                        REPORT OF INDEPENDENT ACCOUNTANTS

February 14, 1997

To the Board of Directors of
 R&G Financial Corporation and its Stockholders

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of R&G Financial Corporation (the Company) and its subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 1995 the Company adopted Statement of Financial Accounting Standards
(SFAS) No. 122 - "Accounting for Mortgage Servicing Rights, an amendment of FASB Statement No. 65."



/s/ Price Waterhouse



PRICE WATERHOUSE
CERTIFIED PUBLIC ACCOUNTANTS (OF PUERTO RICO)
License No. 10 Expires on December 1, 1998
Stamp 1392106 of the P.R. Society of Certified Public
Accountants has been affixed to the file copy of this report

                            R&G FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS
                                                                                            December 31,
                                                                                            ------------
                                                                                       1996             1995
                                                                                       ----             ----
Cash and due from banks                                                         $    31,989,944   $    32,559,429
Money market investments:
   Securities purchased under agreements to resell                                   19,633,178        21,694,675
   Time deposits with other banks                                                    33,232,809        44,930,015
   Federal funds sold                                                                14,000,000         5,011,048
Mortgage loans held for sale, at lower of cost or market                             54,450,159        21,318,340
Mortgage - backed securities held for trading, at fair value                        108,146,120       113,808,624
Mortgage - backed securities available for sale, at fair value                       50,841,165        61,008,432
Mortgage - backed securities held to maturity, at amortized cost
 (estimated market value: 1996 - $37,104,391; 1995 - $40,784,831)                    37,899,847        41,730,889
Investment securities held for trading, at fair value                                 1,350,827              --
Investment securities available for sale, at fair value                              30,973,260         3,279,610
Investment securities held to maturity, at amortized cost
 (estimated market value: 1996 - $5,241,146; 1995 - $1,996,307)                       5,269,850         2,046,046
Loans receivable, net                                                               603,750,621       473,840,637
Accounts receivable, including advances to investors, net                             5,764,331         5,578,965
Accrued interest receivable                                                           6,632,250         4,051,702
Mortgage servicing rights                                                            12,595,020         8,209,661
Excess servicing receivable                                                             770,408           847,938
Premises and equipment                                                                7,767,680         6,973,325
Other assets                                                                         12,730,060         6,316,826
                                                                                ---------------   ---------------
                                                                                $ 1,037,797,529   $   853,206,162
                                                                                ===============   ===============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                                                     $   615,567,481   $   518,186,563
   Securities sold under agreements to repurchase                                    97,444,448        98,483,188
   Notes payable                                                                    126,842,099        81,130,032
   Advances from FHLB                                                                15,000,000         6,007,135
   Long-term debt                                                                          --           5,323,899
   Other secured borrowings                                                          50,462,619        55,983,501
   Accounts payable and accrued liabilities                                           9,998,768        12,068,490
   Other liabilities                                                                  3,599,222         2,431,577
                                                                                ---------------   ---------------
                                                                                    918,914,637       779,614,385
Subordinated notes                                                                    3,250,000         3,250,000
                                                                                ---------------   ---------------
Minority interest in the Bank                                                              --           3,956,597
                                                                                ---------------   ---------------
Commitments and contingencies
Stockholders' equity:
   Preferred stock, $.01 par value, 10,000,000 shares
    authorized, none issued and outstanding                                                --                --
   Common stock:
     Class A - $.01 par value, 10,000,000 shares authorized,
      5,122,377 shares issued and outstanding in 1996 (1995 - 5,189,044)                 51,223            51,890
     Class B - $.01 par value, 15,000,000 shares authorized,
      2,735,839 issued and outstanding in 1996 (none in 1995)                            27,360              --
   Additional paid-in capital:
     Class A common stock                                                               357,377           362,710
     Class B common stock                                                            38,053,306              --
   Retained earnings                                                                 75,784,804        64,351,564
   Capital reserves of the Bank                                                       1,460,707           666,767
   Unrealized (loss) gains on securities available for sale                            (101,885)          952,249
                                                                                ---------------   ---------------
                                                                                    115,632,892        66,385,180
                                                                                ---------------   ---------------
                                                                                $ 1,037,797,529   $   853,206,162
                                                                                ===============   ===============

        The accompanying notes are an integral part of these statements.

                            R&G FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                               Year ended December 31,
                                                                               -----------------------
                                                                          1996           1995          1994
                                                                          ----           ----          ----
Interest income:
   Loans                                                              $ 63,230,751   $ 45,673,241  $ 36,766,741
   Money market and other investments                                    4,364,861      1,805,345       941,677
   Mortgage-backed securities                                            6,190,107      6,033,069     4,655,376
                                                                      ------------   ------------  ------------
       Total interest income                                            73,785,719     53,511,655    42,363,794
                                                                      ------------   ------------  ------------
Less - interest expense:
   Deposits                                                             27,517,852     21,829,433    14,460,943
   Securities sold under agreements to repurchase                        5,023,794      6,436,327     4,416,824
   Notes payable                                                         7,283,593      3,363,930     3,769,855
   Secured borrowings                                                    4,189,845           --            --
   Other                                                                   847,607        608,984       578,685
                                                                      ------------   ------------  ------------
                                                                        44,862,691     32,238,674    23,226,307
                                                                      ------------   ------------  ------------
Net interest income                                                     28,923,028     21,272,981    19,137,487
Provision for loan losses                                                4,258,047        950,000          --
                                                                      ------------   ------------  ------------
Net interest income after provision for loan losses                     24,664,981     20,322,981    19,137,487
                                                                      ------------   ------------  ------------
Other income:
   Net gain (loss) on sale of loans                                     11,804,945      6,262,460    (1,349,340)
   Net unrealized profit (loss) on trading securities                      (95,971)     2,121,611    (4,464,718)
   Change in provision for cost in excess of
    market value of loans held for sale                                       --          855,834      (855,834)
   Net profit (loss) on trading account                                    (65,656)          --            --
   Net gain on sales of investment securities available for sale           641,798           --
   Loan administration and servicing fees                               13,029,053     11,029,995    11,046,019
   Gain on sale of servicing rights                                           --             --       2,914,850
   Service charges, fees and other                                       3,937,878      3,171,949     2,522,394
                                                                      ------------   ------------  ------------
                                                                        29,252,047     23,441,849     9,813,371
                                                                      ------------   ------------  ------------
     Total revenues                                                     53,917,028     43,764,830    28,950,858
                                                                      ------------   ------------  ------------
Operating expenses:
   Employee compensation and benefits                                   12,380,088      8,283,809     5,251,435
   Office occupancy and equipment                                        5,531,129      4,711,312     4,488,335
   SAIF special assessment                                               2,508,380           --            --
   Other administrative and general                                     13,837,330     13,730,724    13,268,875
                                                                      ------------   ------------  ------------
                                                                        34,256,927     26,725,845    23,008,645
                                                                      ------------   ------------  ------------
     Income before minority interest, income taxes and
      cumulative effect of change in accounting principle               19,660,101     17,038,985     5,942,213
Minority interest in the Bank                                              538,168        742,527       499,928
                                                                      ------------   ------------  ------------
Income before income taxes and cumulative
 effect of change in accounting principle                               19,121,933     16,296,458     5,442,285
                                                                      ------------   ------------  ------------
Income tax expense (credit):
   Current                                                               5,687,865      3,555,868     2,517,465
   Deferred                                                                234,552      2,291,478    (1,661,877)
                                                                      ------------   ------------  ------------
                                                                         5,922,417      5,847,346       855,588
                                                                      ------------   ------------  ------------
Income before cumulative effect of change in
 accounting principle                                                   13,199,516     10,449,112     4,586,697
Cumulative effect of change in accounting
 principle - adoption of SFAS No. 115,
 net of deferred income taxes of $627,210                                     --             --         866,147
                                                                      ------------   ------------  ------------
     Net income                                                       $ 13,199,516   $ 10,449,112  $  5,452,844
                                                                      ============   ============  ============
Earnings per common share:
   Income before cumulative effect of change in accounting principle        $ 2.18         $ 2.01        $  .88
   Cumulative effect of change in accounting principle                        --             --             .17
                                                                            ------         ------        ------
     Net income                                                             $ 2.18         $ 2.01        $ 1.05
                                                                            ======         ======        ======

        The accompanying notes are an integral part of these statements.

                            R&G FINANCIAL CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                       Common Stock         Common Stock          Additional
                                 Preferred Stock         Class A              Class B          Paid-in capital       Capital
                                 Shares    Amount    Shares    Amount     Shares    Amount    Class A    Class B     reserves
                                 ------    ------    ------    ------     ------    ------    -------    -------     --------
Balances at December 31, 1993             $  --     5,189,044  $51,890                       $362,710

Effect of implementation of
 SFAS 115

Net income - 1994

Net change in unrealized gain
 on securities available for
 sale, net of tax
                               ---------  --------  ---------  -------   ---------  -------  --------  -----------  ----------
Balances at December 31, 1994                --     5,189,044   51,890                        362,710

Transfer to capital reserves                                                                                        $  666,767

Net income - 1995

Net change in unrealized gain
 on securities available for
 sale, net of tax
                               ---------  --------  ---------  -------   ---------  -------  --------  -----------  ----------
Balances at December 31, 1995                       5,189,044   51,890                        362,710                  666,767

Issuance of common stock
 (including 66,667 Class B
 shares exchanged for
 Class A  shares):
  August 1996                                         (66,667)    (667)  2,435,000  $24,350    (5,333) $31,344,398
  December 1996                                                            300,839    3,010              6,708,908

Transfer to capital reserves                                                                                           793,940

Cash dividend declared on
 common stock

Net income - 1996

Net change in unrealized gain
 on securities available
 for sale, net of tax
                               ---------  --------  ---------  -------   ---------  -------  --------  -----------  ----------
Balance at December 31, 1996              $  --     5,122,377  $51,223   2,735,839  $27,360  $357,377  $38,053,306  $1,460,707
                               =========  ========  =========  =======   =========  =======  ========  ===========  ==========

                                  Unrealized gain
                               (loss) from securities  Retained
                                 available for sale    earnings        Total
                               ----------------------  --------        -----
Balances at December 31, 1993                         $49,116,375  $ 49,530,975

Effect of implementation of
 SFAS 115                           $    62,473                          62,473

Net income - 1994                                       5,452,844     5,452,844

Net change in unrealized gain
 on securities available for
 sale, net of tax                       923,707                         923,707
                                    -----------       -----------  ------------
Balances at December 31, 1994           986,180        54,569,219    55,969,999

Transfer to capital reserves                             (666,767)

Net income - 1995                                      10,449,112    10,449,112

Net change in unrealized gain
 on securities available for
 sale, net of tax                       (33,931)                        (33,931)
                                    -----------       -----------  ------------
Balances at December 31, 1995           952,249        64,351,564    66,385,180

Issuance of common stock
 (including 66,667 Class B
 shares exchanged for
 Class A  shares):
  August 1996                                                        31,362,748
  December 1996                                                       6,711,918

Transfer to capital reserves                             (793,940)

Cash dividend declared on
 common stock                                            (972,336)     (972,336)

Net income - 1996                                      13,199,516    13,199,516

Net change in unrealized gain
 on securities available
 for sale, net of tax                (1,054,134)                     (1,054,134)
                                    -----------       -----------  ------------
Balance at December 31, 1996        $  (101,885)      $75,784,804  $115,632,892
                                    ===========       ===========  ============

        The accompanying notes are an integral part of these statements.

                            R&G FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Year ended December 31,
                                                                            -----------------------
                                                                     1996            1995            1994
                                                                     ----            ----            ----
Cash flows from operating activities:
   Net income                                                   $  13,199,516   $  10,449,112   $   5,452,844
                                                                -------------   -------------   -------------
   Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
     Depreciation and amortization                                  2,142,275       1,794,454       1,335,505
     Amortization of premium on investments and
      mortgage - backed securities, net                                74,354          89,111         140,411
     Amortization of deferred loan origination fees
      and accretion of discount on loans purchased                   (411,219)       (366,332)       (276,631)
     Amortization of excess servicing receivable                       77,530         131,067          29,828
     Amortization of servicing rights                               1,213,606       1,497,803         869,201
     Compensation cost on common shares granted                       290,000            --              --
     Change in provision for cost in excess of
      market value of loans held for sale                                --          (855,834)        855,834
     Provision for loan losses                                      4,258,047         950,000            --
     Provision for bad debts in accounts receivable                   300,000         572,092         358,442
     Gain on sales of mortgage loans                                 (599,935)       (264,953)       (201,797)
     Gain on sales of investment securities available for sale
      and held for trading                                           (641,798)           --              --
     Unrealized loss (gain) on trading securities                      95,971      (2,121,611)      4,464,718
     Gain on sale of mortgage servicing rights                           --              --        (2,914,850)
     Cumulative effect of change in accounting principle                 --              --          (866,147)
     Minority interest in earnings of the Bank                        538,168         742,527         499,928
     (Increase) decrease in mortgage loans held for sale          (33,131,819)      1,558,060      60,006,212
     Net decrease (increase) in mortgage-backed
      securities held for trading                                   5,566,533      17,035,709     (36,782,335)
     (Increase) decrease in receivables                            (3,065,914)      1,148,109      (4,035,534)
     (Increase) decrease in other assets                           (3,606,714)     (1,812,808)      3,248,178
     Increase (decrease) in notes payable                          10,212,067       7,915,435    (111,698,229)
     (Decrease) increase in accounts payable
      and accrued liabilities                                      (1,542,763)      6,442,758     (14,778,486)
     Increase (decrease) in other liabilities                       1,167,645         934,566        (693,187)
                                                                -------------   -------------   -------------
         Total adjustments                                        (17,063,966)     35,390,153    (100,438,939)
                                                                -------------   -------------   -------------
         Net cash (used in) provided by operating activities       (3,864,450)     45,839,265     (94,986,095)
                                                                -------------   -------------   -------------
Cash flows from investing activities:
   Purchases of investment securities                             (61,289,365)       (377,000)     (6,044,808)
   Proceeds from sales and maturities of investment securities
    available for sale                                             63,127,623            --         3,691,493
   Proceeds from maturities of investment securities
    held to maturity                                                  377,000            --              --
Proceeds from sales and maturities of investment securities
    held for trading                                               12,440,170            --
   Principal repayments on mortgage-backed securities              10,554,678       8,636,250       8,521,682
   Proceeds from sale of loans                                     51,287,254      20,201,648      27,201,541
   Net originations of loans                                     (228,117,154)   (210,377,522)   (163,236,567)
   Proceeds from sales of mortgage servicing rights                      --              --         2,914,850
   (Purchases) redemptions of FHLB stock, net                        (967,700)     (1,401,700)       (156,700)
   Acquisition of premises and equipment                           (2,592,494)     (2,926,306)     (2,087,651)
   Net (increase) decrease in foreclosed real estate                 (572,814)         83,488          81,339
   Acquisition of servicing rights                                 (5,598,965)     (5,289,651)     (1,000,166)
                                                                -------------   -------------   -------------
         Net cash used by investing activities                   (161,351,767)   (191,450,793)   (130,114,987)
                                                                -------------   -------------   -------------

                                    Continued

                            R&G FINANCIAL CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Year ended December 31,
                                                                  -----------------------
                                                           1996            1995            1994
                                                           ----            ----            ----
Cash flows from financing activities:
   Proceeds from issuance of notes payable            $  60,500,000   $  27,400,000   $  23,600,000
   Payments on notes payable                            (25,000,000)           --              --
   Proceeds from issuance of long-term debt                    --         2,000,000       1,732,956
   Payments of long-term debt                            (5,323,899)     (1,200,274)           --
   Increase in deposits - net                            97,160,090     137,928,057      67,680,706
   (Decrease) increase in securities sold
    under agreements to repurchase -net                  (1,038,740)    (10,437,272)    108,750,639
   Proceeds from secured borrowings                            --        55,983,501            --
   Payments on secured borrowings                        (5,520,882)           --              --
   Advances from FHLB                                    16,000,000            --         5,000,000
   Repayment of advances from FHLB                       (7,000,000)     (7,500,000)     (3,000,000)
   Proceeds from issuance of common
    stock to minority shareholders                             --            10,321           1,309
   Proceeds from issuance of common stock on
    initial public offering                              31,072,748            --              --
   Cash dividends on common stock                          (972,336)           --              --
                                                      -------------   -------------   -------------
         Net cash provided by financing activities      159,876,981     204,184,333     203,765,610
                                                      -------------   -------------   -------------
Net (decrease) increase in cash and cash equivalents     (5,339,236)     58,572,805     (21,335,472)

Cash and cash equivalents at beginning of year          104,195,167      45,622,362      66,957,834
                                                      -------------   -------------   -------------
Cash and cash equivalents at end of year              $  98,855,931   $ 104,195,167   $  45,622,362
                                                      =============   =============   =============
Cash and cash equivalents include:
   Cash and due from banks                            $  31,989,944   $  32,559,429   $  21,158,101
   Securities purchased under
    agreements to resell                                 19,633,178      21,694,675      10,232,890
   Time deposits with other banks                        33,232,809      44,930,015      14,231,371
   Federal funds sold                                    14,000,000       5,011,048            --
                                                      -------------   -------------   -------------
                                                      $  98,855,931   $ 104,195,167   $  45,622,362
                                                      =============   =============   =============

        The accompanying notes are an integral part of these statements.

                            R&G FINANCIAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - REPORTING ENTITY AND SUMMARY OF
         SIGNIFICANT ACCOUNTING POLICIES:

Reporting entity

The accompanying consolidated financial statements of R&G Financial Corporation (the "Company") include the accounts of R&G Mortgage Corp. ("R&G Mortgage"), a Puerto Rico corporation, and R-G Premier Bank of Puerto Rico (the "Bank"), a commercial bank chartered under the laws of the Commonwealth of Puerto Rico. The Company was formed in March 1996 for the sole purpose of becoming the parent corporation and sole stockholder of R&G Mortgage and the Bank. On July 19, 1996 the Company acquired the 88% ownership interest of the Bank and the 100% ownership interest of R&G Mortgage held by the Company's Chairman of the Board and Chief Executive Officer (CEO). In consideration of the acquisition of such interests, the Company issued the CEO 5,189,044 shares of its Class A $.01 par value newly issued common stock (the Class A Shares), in exchange for his 100% ownership interest in R&G Mortgage and 88% ownership interest in the Bank.

As a result of this transaction, the accompanying consolidated financial statements have been restated to reflect the consolidated financial condition as of December 31, 1995, and the related consolidated statements of income and retained earnings, and of cash flows for the years ended December 31, 1995 and 1994 as if the above transaction had been consummated as of January 1, 1994. The transaction has been accounted for at historical cost in a manner similar to pooling of interests accounting.

On December 2, 1996 the Company also acquired the 12% minority ownership interest in the Bank which, was held by approximately 200 other stockholders (the Minority Bank Stockholders) through the issuance of 300,839 Class B $.01 par value common stock (the Class B shares) of the Company. All Minority Bank Stockholders received, in exchange for their aggregate 12% interest in the Bank's common stock, an aggregate of 300,839 of shares of the Company's Class B shares which was determined based on an independent valuation of the Bank. This transaction was accounted under the purchase method of accounting resulting in the recognition of goodwill totaling approximately $2,578,000 which is being amortized over a 15 year period. The above exchange transactions, in which the Company acquires 100% ownership of the Bank as well as R&G Mortgage, are hereinafter referred to as the "Bank Stockholder Exchange Transaction".

On August 27, 1996, the Company sold 2,348,333 Class B Shares of its Common Stock to the general public in an underwritten offering. The Company's CEO also converted 66,667 of his Class A Shares into Class B Shares and sold such shares in the public offering. As a result of such transaction, an aggregate of 2,415,000 Class B Shares were publicly issued and are now traded on the NASDAQ Stock Market. The Company received gross proceeds of $35.0 million in the transaction, which resulted in estimated net proceeds of $31.1 million after payment of the underwriting discount and expenses. Immediately following the Company's initial public offering, the Company issued an additional 20,000 Class B Shares to the Company's Vice Chairman of the Board in consideration for his past and ongoing services, which shares were not registered in such offering.

R&G Mortgage is engaged primarily in the business of originating FHA insured, VA guaranteed, and privately insured first and second mortgage loans on residential real estate (1 to 4 families). R&G Mortgage pools FHA and VA loans into GNMA (Government National Mortgage Association) mortgage-backed securities and collateralized mortgage obligation (CMO) certificates for sale to permanent investors. After selling the loans, it retains the servicing function. R&G Mortgage is also a Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) Seller-Servicer of conventional loans. R&G Mortgage is licensed by the Secretary of the Treasury of Puerto Rico as a mortgage company and is duly authorized to do business in the Commonwealth of Puerto Rico.

The Bank provides a full range of banking services through fourteen branches located mainly in the northern part of the Commonwealth of Puerto Rico. As discussed in Note 19 to the consolidated financial statements, the Bank is subject to the regulations of certain federal and local agencies, and undergoes periodic examinations by those regulatory agencies. As of the close of business on November 30, 1994 the Bank was converted from a federally chartered savings bank to a commercial bank chartered under the laws of the Commonwealth of Puerto Rico.

The accounting and reporting policies of the Company conform with generally accepted accounting principles. The following is a description of the significant accounting policies:

Basis of consolidation

All significant balances and transactions have been eliminated in the accompanying consolidated financial statements.

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Securities purchased under agreements to resell

The Company enters into purchases of securities under agreements to resell the same securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the consolidated statement of financial condition.

Investment securities

Effective January 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This Statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Under SFAS No. 115, investments in debt and equity securities must be classified at acquisition into one of three categories:

    - Held to maturity- debt securities for which there is a positive intent and ability to hold to maturity. These securities are carried at amortized cost.

    - Trading- debt and equity securities that are bought and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with unrealized gains and losses included in earnings. Mortgage-backed securities that are held for sale in conjunction with mortgage banking activities are classified as trading securities.

    - Available for sale- debt and equity securities not classified as either held-to-maturity or trading. These securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in a separate component of stockholders' equity.

Upon adoption of SFAS No. 115 on January 1, 1994, the Bank classified as securities held for trading $2,599,329 of debt securities, and R&G Mortgage classified approximately $89,597,000 of mortgage-backed securities as trading securities, recognizing in earnings unrealized gains on these securities amounting to approximately $866,000 net of $627,000 in deferred income taxes. These unrealized gains are shown in the consolidated statements of income and retained earnings under the "cumulative effect of change in accounting principle adoption of SFAS No. 115."

Pursuant to the FASB special report, "A Guide for the Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," on December 29, 1995 the Company reclassified mortgage-backed securities with an amortized cost of $52,448,077 from its held to maturity to its available for sale portfolio. The unrealized gains of securities reclassified as available for sale of $565,132 was reported net of estimated income tax of $220,401 as a separate component of stockholders' equity in the consolidated statement of financial condition.

Premiums and discounts are amortized as an adjustment to interest income over the life of the related securities using a method that approximates the interest method. Realized gains or losses for securities classified as either available for sale or held to maturity are reported in earnings. Cost of securities is determined on the specific identification method.

Loans and allowance for loan losses

Loans are stated at their outstanding principal balance, less unearned interest and allowance for loan losses. Loan origination and commitment fees and costs incurred in the origination of new loans are deferred and amortized using the interest method over the life of the loans as an adjustment of interest yield. Unearned interest on installment loans is recognized as income under a method which approximates the interest method. Interest on loans not made on a discounted basis is credited to income based on the loan principal outstanding at stated interest rates.

Management believes that the allowance for loan losses is adequate. It is the policy of the Bank to increase its valuation allowances for estimated losses on loans when, based on management's evaluation, a loss becomes both probable and estimable. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. Also, management's periodic evaluation considers factors such as loss experience, current delinquency data, known and inherent risks in the portfolio, identification of adverse situations which may affect the ability of debtors to repay, the estimated value of any underlying collateral and assessment of current economic conditions. Additions to allowances are charged to income. Any recoveries are credited to the allowance.

Effective January 1, 1995, the Company adopted SFAS No. 114 - "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 - "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." SFAS No. 114, as amended by SFAS No. 118, requires a creditor to measure impairment of a loan based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical method, at the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. This Statement is applicable to all loans, except large groups of smaller - balance homogeneous loans that are collectively evaluated for impairment, leases and loans that are evaluated at fair value or at the lower of cost or fair value. The Bank considers loans over $500,000 for individual impairment evaluations. Loans are considered impaired when, based on management's evaluation, a borrower will not be able to fulfill its obligation under the original terms of the loan. SFAS No. 118 amends the income recognition provisions that had been included in SFAS No. 114. The adoption of SFAS No. 114 and SFAS No. 118 on January 1, 1995 had no effect on the Company's financial condition or results of operations for 1995. No loans were impaired as of December 31, 1996 or 1995.

Interest income

Recognition of interest on mortgage, consumer and other loans is discontinued when loans are 90 days or more in arrears on payment of principal or interest or earlier when other factors indicate that collection of interest or principal is doubtful. Loans for which the recognition of interest income has been discontinued are designated as non-accruing. Such loans are not reinstated to accrual status until interest is received currently or no other factors indicative of doubtful collection exist.

Discounts and premiums on purchased mortgage loans are accreted (amortized) to income over the remaining life of the loans.

Mortgage loans held for sale

Mortgage loans intended for sale in the secondary market are carried at the lower of cost or estimated market, computed on the aggregate method. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of income in the period in which the change occurs.

Loan servicing fees

Loan servicing fees, which are based on a percentage of the principal balance of the mortgage loans serviced, are credited to income as mortgage payments are collected. Late charges and miscellaneous other fees collected from mortgagors are credited to income when earned, adjusted for estimated amounts not expected to be collected. Loan servicing costs are charged to expense when incurred.

Allowance for doubtful accounts

The allowance for doubtful accounts is determined based on experience and results mainly from expenses incurred in the foreclosure of property not reimbursed by insurers on loans serviced for others.

Servicing rights

During 1995, the Company adopted SFAS No. 122 - "Accounting for Mortgage Servicing Rights - an amendment of FASB Statement No. 65." Prior to implementation of this Statement, the Company treated mortgage servicing rights in accordance with SFAS No. 65, which did not allow the recognition of servicing rights related to loans originated by an entity. SFAS No. 122 amends SFAS No. 65 to permit prospectively the capitalization of servicing rights acquired through loan origination activities and requires that a portion of the cost of originating a mortgage loan be allocated to the mortgage servicing right as a whole. To determine the fair value of the servicing rights, the Company uses the market prices of comparable servicing sale contracts.

SFAS 122 also requires that all mortgage servicing rights be evaluated for impairment. In determining impairment, servicing rights were disaggregated into their predominant risk characteristic, interest rate. For purposes of measuring impairment, mortgage servicing rights are stratified by pool on the basis of interest rates. An impairment is recognized whenever the prepayment pattern of the mortgage pool indicates that the fair value of the related mortgage servicing rights is less than its carrying amount. An impairment is recognized by charging such excess to income. The Company determined that no reserve for impairment was required as of December 31, 1996 or 1995. As of December 31, 1996 and 1995 the fair value of capitalized mortgage servicing rights was approximately $15,984,000 and $10,420,000, respectively. In determining fair value, the Company considers the fair value of servicing rights with similar risk characteristics.

The adoption of this Statement had the effect of increasing net gain on sales of loans by approximately $1,553,000 and net income by approximately $1,054,000 for the year ended December 31, 1995, and increasing capitalized servicing rights at December 31, 1995 by approximately $2,285,000. SFAS 122 prohibits retroactive application, therefore, mortgage servicing rights related to loans originated prior to the adoption of the Statement continue to be unrecognized in the Company's consolidated financial statements.

The cost of acquiring the rights to service mortgage loans is capitalized and amortized over the period of net servicing revenue. The cost of loan servicing rights purchased and amortization thereon is periodically evaluated in relation to estimated future net servicing revenue.

Sale of servicing rights

The sale of servicing rights is recognized upon executing the contract and title and all risks and rewards have irrevocably passed to the buyer. Gains and losses realized on such sales are recognized based upon the difference between the selling price and the carrying value of the related servicing rights sold.

Excess servicing fees receivable

Excess servicing fees receivable represents the present value of the difference between the contractual interest rate of loans sold, adjusted for normal servicing fees, and the agreed yield to investors over the estimated remaining life of such loans. The receivable is realized through receipt of the excess service fees over time. The cost of excess servicing and the amortization thereon is periodically evaluated in relation to estimated future net servicing revenue as a reduction of servicing income. Any impairment in the value of the excess servicing fees receivable due to actual or anticipated prepayment experience is recognized currently as a reduction of excess servicing fees receivable. The resulting excess servicing fees receivable is amortized over the estimated life using a method approximating the level-yield method as a reduction of servicing income.

Foreclosed real estate held for sale

Other real estate owned comprises properties acquired in settlement of loans and initially recorded at fair value less estimated costs to sell at the date of acquisition. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property are expensed as incurred.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value. In providing allowances for losses, the cost of holding real estate, including interest costs, are considered. Gains or losses resulting from the sale of these properties are credited or charged to income.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of each type of asset. Major additions and improvements which extend the life of the assets are capitalized, while repairs and maintenance are charged to expense.

Effective January 1, 1996 the Company adopted SFAS No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed." This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets, to be held and used. Under such Statement, long-lived assets and certain identifiable intangibles to be held and used must be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, an estimate of the future cash flows expected to result from the use of the asset and its eventual disposition must be made. If the sum of the future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. The application of this Statement had no effect on the Company's financial condition or results of operations for 1996.

Cost in excess of fair value of net assets acquired

The cost in excess of fair value of net assets acquired results from the acquisition in December 1996 of the 12% minority interest in the Bank as described in Note 1 to the consolidated financial statements, and from the acquisition of a mortgage banking institution and the Bank in prior years, which is being amortized over a twelve year period. Accumulated amortization amounted to $1,059,636 and $930,509 as of December 31, 1996 and 1995, respectively.

Securities sold under agreements to repurchase

The Company enters into sales of securities under agreements to repurchase the same or similar securities. Amounts received under these agreements represent short-term borrowings and the securities underlying the agreements remain in the asset accounts.

Transfers of receivables with recourse

Transfers of receivables with recourse are recognized as a sale if the Company surrenders control of the future economic benefits embodied in the receivables, its obligation under the recourse provisions can be reasonably estimated and transferee cannot require the Company to repurchase the receivables except pursuant to the recourse provisions. Any transfers of receivables with recourse not meeting all of these conditions are recognized as a liability in the consolidated financial statements.

Gains and losses realized on the sale of loans are recognized at the time of the sale of the loans or pools to investors, based upon the difference between the selling price and the carrying value of the related loans sold as adjusted for any estimated liability under recourse provision. In most sales, the servicing function for the loans sold is retained by the Company.

Interest rate risk management

The Company enters into interest rate caps, swaps, options and/or futures (primarily based on Eurodollar certificates of deposits and U.S. Treasury note contracts) to manage its interest rate exposure. Such instruments are designated as hedges against future fluctuations in the interest rates of specifically identified assets or liabilities. Options and futures are reported at fair value within investments in the accompanying consolidated statement of financial condition; related gains or losses are reported in the statement of income. Interest rate caps and swaps are not recognized in the consolidated statement of financial condition and are not marked to market. Net interest settlements on interest rate caps and swaps are recorded as adjustments to interest income or expense.

Employee benefits

The Company and its subsidiaries have no post retirement benefits plan for its employees as of December 31, 1996 and 1995.

Income taxes

The Company follows an asset and liability approach in the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is recognized for any deferred tax asset for which, based on management's evaluation, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax asset will not be realized.

Capital reserve

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of net income of the Bank be transferred to capital surplus until such surplus equals the greater of 10% of total deposits or paid-in capital.

Stock option plans

As discussed in Note 20 to the consolidated financial statements, the Company adopted a Stock Option Plan in June 1996 and granted stock options to certain employees thereunder in conjunction with the Company's initial public offering. Compensation cost on employee stock option plans is measured and recognized for any excess of the quoted market price of the Company's stock at the grant date over the amount an employee must pay to acquire the stock (intrinsic value-based method of accounting). The Company adopted in 1996 the disclosure - only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

Fair value of financial instruments

The reported fair values of financial instruments are based on a variety of factors. For a substantial portion of financial instruments, fair values represent quoted market prices for identical or comparable instruments. In a few other cases, fair values have been estimated based on assumptions concerning the amount and timing of estimated future cash flows and assumed discount rates reflecting varying degrees of risk. Accordingly, the fair values may not represent actual values of the financial instruments that could have been realized as of year end or that will be realized in the future.

Accounting for transfers and servicing of financial assets and extinguishment of liabilities

In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and stops recognizing financial assets when control has been surrendered, and liabilities when extinguished.

This Statement requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interest, if any, based on their relative fair values at the date of the transfer. Servicing assets and liabilities must be subsequently measured by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair value.

This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and must be applied prospectively. Earlier or retroactive application is not permitted. In December 1996, the FASB issued SFAS No. 127 to postpone the effective date of certain of the requirements of SFAS No. 125 to December 31, 1997. Based on presently available information, management believes the application of this Statement in future years should not have a material adverse effect on the Company's financial condition or results of operations.

Earnings per share

Primary earning per common share is computed by dividing net income for the year by the weighted average number of shares outstanding during the period (1996 - 6,067,034; 1995 and 1994 - 5,189,044). Outstanding stock options granted under the Company's Stock Option Plan were excluded from the weighted average number of shares because their dilutive effect is not significant.

Statement of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks and other highly liquid securities with an original maturity of three months or less.

Reclassifications

Certain reclassifications have been made to the 1995 financial statements to conform to the 1996 financial statements presentation.

NOTE 2 - ACQUISITION OF BRANCHES:

On June 16, 1995, the Bank entered into a Purchase and Sale of Assets and Assumption of Liabilities Agreement (the Agreement) with a commercial bank. As provided by the Agreement, the Bank purchased seven branches, including approximately $2,000,000 in assets (which excludes cash from the deposits acquired) and approximately $77,340,000 in deposits, including $162,000 interest payable. The premium paid by the Bank over the value of deposits acquired, which was determined based on negotiations between the parties to the agreement, approximated $1,351,000 which is being amortized over a 10 year period. Accumulated amortization amounted to approximately $204,000 and $68,000 at December 31, 1996 and 1995, respectively.

NOTE 3 - MORTGAGE LOANS HELD FOR SALE:

Mortgage loans held for sale consist of:
                                                          December 31,
                                                          ------------
                                                    1996                1995
                                                    ----                ----
Conventional loans                              $ 6,538,190          $11,573,273
FHA/VA loans                                     47,580,083            9,329,694
Construction loans                                  331,886              415,373
                                                -----------          -----------
                                                $54,450,159          $21,318,340
                                                ===========          ===========

The aggregate amortized cost and approximate market value of loans held for sale as of December 31, 1996 are as follows:

 Amortized         Gross unrealized      Gross unrealized         Approximate
   cost              holding gains        holding losses         market value
   ----              -------------        --------------         ------------
$54,450,159            $712,535              $(52,220)            $55,110,474
===========            ========              ========             ===========

Substantially all of the loans are pledged to secure various borrowing from lenders under mortgage warehousing lines of credit (see Note 11).

The following table summarizes the components of gain on sale of mortgage loans held-for-sale and mortgage-backed securities held-for-trading:

                                              Year ended December 31,
                                              -----------------------
                                       1996            1995            1994
                                       ----            ----            ----
Proceeds from sales of mortgage
 loans and mortgage-backed
 securities                       $ 298,567,973   $ 218,738,872   $ 388,939,866
Mortgage loans and mortgage-
 backed securities sold            (291,739,107)   (215,176,557)   (384,385,184)
                                  -------------   -------------   -------------
Gain on sales, net                    6,828,866       3,562,315       4,554,682
Deferred fees earned, net of
 loan origination costs
 and commitment fees paid             4,976,079       2,700,154      (5,904,022)
                                  -------------   -------------   -------------
Net gain (loss) on sale of
 mortgage loans                   $  11,804,945   $   6,262,469   $  (1,349,340)
                                  =============   =============   =============

Total gross fees on originated loans totaled approximately $13,210,000, $9,488,000 and $8,244,000 during the years ended December 31, 1996, 1995 and 1994, respectively.

Gross gains of $7,479,507, $4,058,352 and $10,100,121, and gross losses of
$650,641, $496,037 and $5,545,439 were realized on the above sales during the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 4 - INVESTMENT SECURITIES:

The carrying value and estimated fair value of investment securities by category are shown below. The fair value of investment securities is based on quoted market prices and dealer quotes, except for the investment in Federal Home Loan Bank (FHLB) stock which is valued at its redemption value.

                                                      December 31,
                                                      ------------
                                               1996                   1995
                                               ----                   ----
Investment securities held            Amortized     Fair     Amortized      Fair
  to maturity                            cost       value       cost        value
                                         ----       -----       ----        -----
U.S. Treasury securities -
   Due from five to ten years        $  309,575  $  310,871  $     --    $     --
                                     ----------  ----------  ----------  ----------
Puerto Rico Government obligations:
   Due within one year                     --          --       377,000     377,000
   Due from one to five years         1,034,998   1,012,500   1,042,239   1,000,000
   Due over ten years                   574,453     566,951     626,807     619,307
                                     ----------  ----------  ----------  ----------
                                      1,609,451   1,579,451   2,046,046   1,996,307
                                     ----------  ----------  ----------  ----------
Corporate  securities -
   Due within one year                3,350,824   3,350,824        --          --
                                     ----------  ----------  ----------  ----------
                                     $5,269,850  $5,241,146  $2,046,046  $1,996,307
                                     ==========  ==========  ==========  ==========

                                                      December 31,
                                                      ------------
                                               1996                    1995
                                               ----                    ----
Mortgage-backed securities            Amortized      Fair      Amortized      Fair
  held to maturity                       cost        value        cost        value
                                         ----        -----        ----        -----
GNMA certificates:
   Due from five to ten years       $    96,696  $    99,828  $   118,268  $   108,197
   Due over ten years                21,590,649   20,571,360   24,616,649   23,680,662
                                    -----------  -----------  -----------  -----------
                                     21,687,345   20,671,188   24,734,917   23,788,859
                                    -----------  -----------  -----------  -----------
Federal National Mortgage
 Association (FNMA) certificates-
   Due over ten years                15,895,067   16,124,357   16,622,989   16,622,989
                                    -----------  -----------  -----------  -----------
Federal Home Loan Mortgage
 Corporation (FHLMC) certificates:
   Due from five to ten years           317,435      308,846         --           --
   Due over ten years                      --           --        372,983      372,983
                                    -----------  -----------  -----------  -----------
                                        317,435      308,846      372,983      372,983
                                    -----------  -----------  -----------  -----------
                                    $37,899,847  $37,104,391  $41,730,889  $40,784,831
                                    ===========  ===========  ===========  ===========

Expected maturities on debt securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or repayment penalties.

                                                               December 31,
                                                               ------------
                                                      1996                     1995
                                                      ----                     ----
Mortgage-backed securities                  Amortized       Fair      Amortized       Fair
  vailable for sale                           cost          value        cost         value
                                              ----          -----        ----         -----
CMO residuals and other
 mortgage-backed securities                $ 7,066,610  $ 8,195,379  $ 7,126,609  $ 8,122,542
                                           -----------  -----------  -----------  -----------
FNMA certificates -
   Due over ten years                       10,562,799   10,293,218   14,845,760   14,946,338
                                           -----------  -----------  -----------  -----------
FHLMC  certificates:
   Due from five to ten years                  529,902      547,027    1,122,434    1,180,194
   Due over ten years                       32,547,150   31,805,541   36,352,565   36,759,358
                                           -----------  -----------  -----------  -----------
                                            33,077,052   32,352,568   37,474,999   37,939,552
                                           -----------  -----------  -----------  -----------
                                           $50,706,467  $50,841,165  $59,447,368  $61,008,432
                                           ===========  ===========  ===========  ===========
Investment securities
  available for sale:

U.S. Government and
agencies securities:
   Due within one year                     $ 1,500,000  $ 1,500,000  $      --    $      --
   Due from one to five years               25,527,679   25,225,950         --           --
                                           -----------  -----------  -----------  -----------
                                            27,027,679   26,725,950         --           --
FHLB stock                                   4,247,310    4,247,310    3,279,610    3,279,610
                                           -----------  -----------  -----------  -----------
                                           $31,274,989  $30,973,260  $ 3,279,610  $ 3,279,610
                                           ===========  ===========  ===========  ===========

Mortgage backed securities available for sale include interest only securities with an amortized cost of $2,363,941 as of December 31, 1996 and 1995, which are associated with the sale in prior years of collateralized mortgage obligations not related to the Company's mortgage banking activities.

Mortgage - backed securities held for trading:

                                                            December 31,
                                                            ------------
                                                      1996              1995
                                                      ----              ----
CMO Certificates                                  $ 15,147,000      $ 15,570,414
CMO Residuals (interest only)                        8,539,140         9,790,668
GNMA Certificates                                   84,459,980        88,447,542
                                                  ------------      ------------
                                                  $108,146,120      $113,808,624
                                                  ============      ============

During 1996 the Company entered into various agreements with an unrelated investment management firm whereby such firm has been appointed as investment advisor with respect to a portion of the Company's securities portfolio. Pursuant to such agreements, this investment advisory firm advises and recommends management on the purchase and/or sale of otherwise eligible investments as well as the execution of various hedging strategies to reduce interest rate risk, mainly through the use of various financial instruments. Such firm receives an annual management fee of .15% of the average aggregate principal amount under management of the advisory firm (payable quarterly) together with a quarterly performance fee of 25% of the net trading profits earned during each calendar quarter. At December 31, 1996, this investment advisory firm was managing Company assets with a market value of approximately $33.0 million. Such assets were invested as follows:

Held-for-trading securities                      Amortized cost      Fair value
                                                 --------------      ----------
U.S. Treasury Bills                                $ 1,370,446       $ 1,315,726
Money market investments                            12,351,180        12,351,180
Option contracts                                        70,312            70,312
                                                   -----------       -----------
                                                    13,791,938        13,737,218
Available-for-sale securities

U.S. Government and agencies
 securities                                         19,525,767        19,225,950
                                                   -----------       -----------
                                                   $33,317,705       $32,963,168
                                                   ===========       ===========

The interest rate risk on the above available for sale securities are being hedged with options and financial futures contracts based on U.S. Treasury securities and Eurodollars; at December 31, 1996 no futures contracts were outstanding. Option contracts at December 31, 1996 consists of put and call options on futures contracts with notional amounts of $10,000,000 and $10,000,000, respectively, based on U.S. Treasury securities and expiring in February 1997. Such firm also executes hedging strategies on behalf of the Company for all mortgage-backed securities held for trading or available for sale (excluding CMO's). Mortgage-backed securities held for trading and available for sale for which the Company enters into hedging contracts had a fair value of approximately $149.1 million at December 31, 1996. Effective January 1, 1997 the Company discontinued hedging activities for its mortgage backed securities held for trading.

Unrealized gains and losses of securities held to maturity and available for sale follows:

                                                      December 31,
                                                      ------------
                                            1996                        1995
                                            ----                        ----
                                      Gross unrealized            Gross unrealized
                                      ----------------            ----------------
Securities held to maturity:        Gains         Losses        Gains        Losses
                                    -----         ------        -----        ------
Puerto Rico and United States
 Government obligations         $    13,795   $   (42,499)  $      --     $   (49,739)
Mortgage-backed securities          338,941    (1,134,397)         --        (946,058)
                                -----------   -----------   -----------   -----------
                                $   352,736   $(1,176,896)  $      --     $  (995,797)
                                ===========   ===========   ===========   ===========

Securities available for sale:

US Government Obligations       $      --     $  (301,729)  $      --     $      --
Mortgage-backed securities        1,003,887      (869,183)    1,744,790      (183,726)
                                -----------   -----------   -----------   -----------
                                $ 1,003,887   $(1,170,912)  $ 1,744,790   $  (183,726)
                                ===========   ===========   ===========   ===========

During 1996 the Company had proceeds from the sale of investment securities held for trading of approximately $11,440,000 and realized approximately $44,000 gains on such sales; no losses were realized. No investment securities held for trading were sold in 1995 or 1994. During the year ended December 31, 1996 proceeds from the sale of securities available for sale totaled approximately $48,950,000; gains realized in those sales totaled approximately $598,000; no losses were realized. There were no sales of securities held to maturity or available for sale during 1995. During 1994 proceeds from the sale of securities available for sale sold at their carrying value amounted to approximately $3,691,000; there were no sales of securities held to maturity.

During 1995, the Company reclassified investment securities from its available for sale to its held for trading portfolio with a carrying value of approximately $4,671,000 at the time of the transfer, resulting in an increase in net income of $470,092 for 1995 at such time.

As discussed in Notes 9, 10, 11, 13 and 15 to the consolidated financial statements, investment securities, mortgage loans, and deposits at interest with banks amounting to approximately $299,146,000 were pledged to secure certain deposits and securities sold under agreements to repurchase, advances from the FHLB, notes payable, subordinated notes and irrevocable standby letters of credit issued by the FHLB as of December 31, 1996.

NOTE 5 - LOANS AND ALLOWANCE FOR LOAN LOSSES:

Loans consist of the following:

                                                          December 31,
                                                          ------------
                                                     1996              1995
                                                     ----              ----
Real estate loans:
    Residential - first mortgage                $ 370,875,512     $ 282,497,680
    Residential - second mortgage                  15,757,050        14,371,526
    Construction                                    5,351,115        15,045,844
    Commercial                                     75,214,109        67,385,930
                                                -------------     -------------
                                                  467,197,786       379,300,980
Undisbursed portion of loans in process            (2,429,714)       (5,726,693)
Net deferred loan fees                                 40,555          (265,768)
                                                -------------     -------------
                                                  464,808,627       373,308,519
                                                -------------     -------------
Other loans:
    Commercial                                     31,062,947        27,816,427
    Consumer:
        Loans secured by deposits                   9,408,892         7,496,575
        Loans secured by real estate               42,893,213        33,381,540
        Other                                      59,864,037        37,179,182
    Unamortized discount                             (278,320)         (383,216)
    Unearned interest                                (677,130)       (1,448,139)
                                                -------------     -------------
                                                  142,273,639       104,042,369
                                                -------------     -------------
                Total loans                       607,082,266       477,350,888
Allowance for loan losses                          (3,331,645)       (3,510,251)
                                                -------------     -------------
                                                $ 603,750,621     $ 473,840,637
                                                =============     =============

The changes in the allowance for loan losses follow:

                                               Year ended December 31,
                                               -----------------------
                                        1996            1995            1994
                                        ----            ----            ----
Balance, beginning of year          $ 3,510,251     $ 2,887,099     $ 3,028,541
Provision for loan losses             4,258,047         950,000            --
Loans charged-off                    (4,662,407)       (508,946)       (100,142)
Recoveries                              225,754         182,098            --
Other                                      --              --           (41,300)
                                    -----------     -----------     -----------
Balance, end of year                $ 3,331,645     $ 3,510,251     $ 2,887,099
                                    ===========     ===========     ===========

On August 29, 1996, as a result of a review of its loan portfolio, management of the Bank became aware of certain potential loan losses related to the operation of its insurance premiums financing business and began an intensive investigation. The investigation uncovered certain irregularities with respect to the origination and administration of a number of loans in contravention of established Bank policies by the former loan officer in charge of the department. Management has notified the appropriate regulatory enforcement authorities. Management, based on a review of the collectibility of the loans in question, believes that the reserves established of approximately $2.5 million are sufficient to cover estimated losses which may result from this matter. Notwithstanding the reserve established, management believes it has meritorious claims under its fidelity insurance policy and is vigorously pursuing a claim filed thereunder with respect to this matter.

As of December 31, 1996, 1995 and 1994, loans on which the accrual of interest income had been discontinued amounted to approximately $18,730,000, $10,032,000 and $6,002,000, respectively. The additional interest income that would have been recognized during 1996, 1995 and 1994 had these loans been accruing interest amounted to approximately $864,000, $261,000 and $121,000, respectively. The Company has no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at December 31, 1996.

NOTE 6 - MORTGAGE LOAN SERVICING:

The Company's fees for servicing mortgage loans generally range from .25% to
 .50% on the declining outstanding principal balances of the mortgage loans serviced. Servicing fees are collected out of payments from mortgagors on a monthly basis. The servicing agreements are terminable by permanent investors for cause without penalty or after payment of a termination fee ranging from .5% to 1% of the outstanding principal balance of the loans. At December 31, 1996 and 1995, the mortgage loans servicing portfolio amounted to approximately $2,226,406,000 and $2,007,435,000, respectively, excluding approximately $323,762,000 and $290,765,000, respectively, serviced for the Bank.

The changes in the mortgage servicing rights are as follows:

                                                Year ended December 31,
                                                -----------------------
                                          1996           1995           1994
                                          ----           ----           ----
Balance at beginning of period       $  8,209,661   $  4,417,813   $  4,286,848
Capitalization of rights                4,172,868      2,285,331
Rights purchased                        1,426,097      3,004,320      1,000,166
Scheduled  amortization                (1,213,606)    (1,497,803)      (869,201)
                                     ------------   ------------   ------------
Balance at end of period             $ 12,595,020   $  8,209,661   $  4,417,813
                                     ============   ============   ============

During 1994, the Company sold the servicing rights not recognized in financial statements for mortgage loans previously originated by the Company, with an outstanding principal balance of $220,990,000 at a gain of $2,914,850. There were no sales of servicing rights during the years ended December 31, 1996 or 1995.

Among the conditions established in its various servicing agreements, the Company is committed to advance from its own funds any shortage of monies required to complete timely payments to investors in GNMA mortgage-backed securities issued and in its FHLMC portfolio. At December 31, 1996, the mortgage loan portfolio serviced for GNMA, FNMA and FHLMC and subject to the timely payment commitment amounted to approximately $1,543,242,000, $61,565,000 and $377,252,000, respectively (1995 - $1,427,203,000, $46,961,000, and
$312,082,000).

Total funds advanced as of December 31, 1996 in relation to such commitments amount to $1,313,000, $787,000 and $344,000 for escrow advances, principal and interest advances and foreclosure advances, respectively (1995 - $1,119,900, $95,784 and $522,757).

In connection with mortgage servicing activities, the Company holds funds in trust for investors representing amounts collected primarily for the payment of principal, interest, real estate taxes and insurance premiums. Such funds are deposited in separate custodial bank accounts and are not commingled with the Company's operating and other funds. At December 31, 1996 and 1995, the related escrow funds amounting to approximately $38,977,000 and $30,839,000, respectively, are excluded from the Company's assets and liabilities. These funds include at December 31, 1996 and 1995 approximately $10,555,000 and $13,948,000, respectively, deposited in the Bank.

NOTE 7 - EXCESS SERVICING FEES RECEIVABLE:

The changes in excess servicing fees receivable are shown below:

                                                  Year ended December 31,
                                                  -----------------------
                                             1996          1995          1994
                                             ----          ----          ----
Balance at beginning of period            $ 847,938     $ 979,005     $ 198,920
Additions                                   809,913
Scheduled amortization                      (77,530)     (131,067)      (29,828)
                                          ---------     ---------     ---------
Balance at end of period                  $ 770,408     $ 847,938     $ 979,005
                                          =========     =========     =========

NOTE 8 - PREMISES AND EQUIPMENT:
Premises and equipment consist of:

                                                           December 31,
                                                           ------------
                                                      1996              1995
                                                      ----              ----
Furniture and fixtures                           $ 10,135,761      $  8,420,457
Leasehold improvements                              5,186,573         4,500,991
Autos                                                 205,962            27,900
                                                 ------------      ------------
                                                   15,528,296        12,949,348
    Less - Accumulated
     depreciation and amortization                 (7,760,616)       (5,976,023)
                                                 ------------      ------------
                                                 $  7,767,680      $  6,973,325
                                                 ============      ============

NOTE 9 - DEPOSITS:

Deposits are summarized as follows:

                                                            December 31,
                                                            ------------
                                                     1996               1995
                                                     ----               ----
Passbook savings                                 $ 73,965,054       $ 73,471,042
                                                 ------------       ------------
NOW accounts                                       24,555,925         21,233,410
Super NOW accounts                                 57,629,203         52,405,683
Regular checking accounts
 (non-interest bearing)                            23,236,975         19,073,123
Commercial checking accounts
 (non-interest bearing)                            31,007,473         33,925,790
                                                 ------------       ------------
                                                  136,429,576        126,638,006
                                                 ------------       ------------
Certificates of deposit:
    Under $100,000                                235,061,722        194,657,528
    $100,000 and over                             168,614,740        122,144,426
                                                 ------------       ------------
                                                  403,676,462        316,801,954
                                                 ------------       ------------
Accrued interest payable                            1,496,389          1,275,561
                                                 ------------       ------------
                                                 $615,567,481       $518,186,563
                                                 ============       ============

The weighted average stated interest rate on all deposits at December 31, 1996 and 1995 was 5.07% and 5.03%, respectively.

As of December 31, 1996, the Company had investment securities with a carrying value of approximately $1,500,000 and market value of approximately $1,505,000 pledged as collateral for public funds deposits of approximately $1,665,000.

NOTE 10 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE:

At December 31, 1996 and 1995, the Company had a liability of $97,444,448 and $98,483,188, respectively, excluding interest payable amounting to $49,618 and $169,821 relating to such agreements with interest ranging from 5.48% to 5.75% in 1996 and 5.11% to 7.5% in 1995. These agreements mature within thirty days.

Information on these agreements follows:

                                                        December 31,
                                                        ------------
                                       1996                                  1995
                                       ----                                  ----
                                       Approximate market                       Approximate market
                       Repurchase     and carrying value of    Repurchase      and carrying value of
Type of security        liability     underlying securities     liability      underlying securities
----------------        ---------     ---------------------     ---------      ---------------------
GNMA                   $75,710,383       $ 79,627,257          $64,448,500          $ 66,480,368
CMO Tranches            13,576,384         15,147,000           13,576,384            15,570,414
CMO Residuals            8,157,681          8,593,151            9,933,304             9,790,668
FHLMC                       --                 --               10,525,000            10,872,213
                       -----------       ------------          -----------          ------------
                       $97,444,448       $103,367,408          $98,483,188          $102,713,663
                       ===========       ============          ===========          ============

Maximum amount of borrowings outstanding at any month-end during 1996 and 1995 under the agreements to repurchase were $127,240,000 and $127,094,000, respectively. The approximate average aggregate balance outstanding during the periods were $101,082,000 and $107,026,000, respectively. The weighted average interest rate of such agreements was 5.67% and 5.33% at December 31, 1996 and 1995, respectively; the average rate during 1996 and 1995 was 5.35% and 5.30%, respectively.

Since repurchase agreements are short-term commitments to borrow funds, they can be assumed to reprice at least quarterly. Therefore, the outstanding balance of repurchase agreements is estimated to be its fair value.

Securities sold under agreements to repurchase are classified by dealer as follows:

                                              December  31, 1996                     December 31, 1995
                                              ------------------                     -----------------
                                                      Approximate market                    Approximate market
                                     Balance of            value of          Balance of          value of
                                      borrowing      underlying securities    borrowing    underlying securities
                                      ---------      ---------------------    ---------    ---------------------
Citibank, N.A.                       $56,330,448         $ 62,150,725        $24,027,858       $ 25,800,678
Merrill Lynch                         11,200,000           11,742,604         16,685,000         17,145,249
Paine Webber, Inc. of Puerto Rico     29,914,000           29,474,079         27,495,000         28,668,580
Lehman Brothers Puerto Rico, Inc.        --                   --              18,690,000         19,571,548
BP Capital Markets                       --                   --               7,615,000          7,841,524
Banco Santander of Puerto Rico           --                   --               3,970,330          3,686,084
                                     -----------         ------------        -----------       ------------
                                     $97,444,448         $103,367,408        $98,483,188       $102,713,663
                                     ===========         ============        ===========       ============

The securities underlying such agreements were delivered to, and are being held by, the dealers with whom the securities sold under agreements to repurchase were transacted. The dealers may have sold, lent, or otherwise disposed of such securities to other parties in the normal course of their operations, but have agreed to resell the Company the same or similar securities at the maturities of the agreements. All agreements mature within thirty days.

NOTE 11 - NOTES PAYABLE:

Notes payable consist of:

                                                                              December 31,
                                                                              ------------
                                                                         1996              1995
                                                                         ----              ----
Working capital loans, bearing interest averaging 8.88% in 1995      $     --          $ 4,000,000

Warehousing lines, bearing interest at a floating rate of  1.50%
 over the bank's cost of funds (6.48% in 1996 and 6.77% in 1995)       40,342,099       26,130,032

Promissory notes maturing in 1999 paying semiannual interest at
 fixed annual rates ranging from 6.20% to 7.15%                        23,600,000       23,600,000

Promissory notes maturing in 2000 paying semiannual interest at
 fixed annual rates ranging from 5.55% to 5.67%                        15,000,000       15,000,000

Promissory note maturing in 2000 paying quarterly interest at a floating rate of 84% of the three month LIBID rate less .125%
 (4.62% at December 31, 1996 and  4.88% at December 31, 1995)          10,000,000       10,000,000

Promissory note maturing in 2003 paying semiannual interest at a
 fixed annual rate of 5.50%                                             2,400,000        2,400,000

Promissory note maturing in 2001 paying quarterly interest at a floating rate of  96% of the three month Libid  rate (5.28% at
 December 31, 1996)                                                    25,000,000           --

Promissory note maturing in 2001 paying semiannual interest at a
 fixed annual rate of 6.52%                                            10,500,000           --
                                                                     ------------      -----------
                                                                     $126,842,099      $81,130,032
                                                                     ============      ===========

As of December 31, 1996, the Company had various credit line agreements permitting the Company to borrow up to $108,425,000 and $35.0 million in borrowing capacity under a line of credit with the FHLB of New York (FHLB -NY). These borrowings are collateralized by approximately $47,912,000 mortgage loans held for sale, an assignment of key man insurance policies on the Company's Chairman of the Board and Chief Executive Officer and a general assignment of mortgage payments receivable. These borrowings bear interest at rates related to the respective bank's prime rate or the Puerto Rico 936 funds market. Some of these borrowings are also guaranteed by the Chairman of the Board and Chief Executive Officer of the Company. Several credit line agreements impose certain restrictions on the Company of which the most important include maintaining net worth and working capital over certain defined minimums and limitations on indebtedness and declaration of dividends. Management believes that at December 31, 1996 the Company was in compliance with the loan agreements.

The following information relates to borrowings of the Company under the credit line agreements:

                                                      1996            1995
                                                      ----            ----
Maximum aggregate borrowings
 outstanding at any month end                      $85,134,732     $31,625,917
                                                   ===========     ===========
Approximate average aggregate borrowings
 outstanding during the year                       $40,278,743     $22,020,749
                                                   ===========     ===========
Weighted average interest rate, during
 the year computed on a monthly basis                     6.61%           6.92%
                                                          ====            ====
Weighted average interest rate
 at end of year                                           6.48%           6.77%
                                                          ====            ====

Certain promissory notes include pledge agreements where the Company has pledged certain negotiable securities as a guarantee for payment of some of the notes totaling $41,000,000 at December 31, 1996. The pledge agreements provide that the value of the pledged securities must not fall below 105% of the principal balance of the promissory note plus accrued interest on such amount. In the event that the securities' value falls below the stated percentage, the Company must deliver additional negotiable securities. At December 31, 1996 securities pledged in compliance with this requirement consist of mortgage backed securities with a carrying value of approximately $43,003,000 and approximate market value of $42,468,000. At December 31, 1996 floating rate notes of $35,000,000 and fixed rate notes of $10,500,000 are guaranteed by letters of credit issued by the FHLB -NY.

NOTE 12 - LONG-TERM DEBT:

Long-term debt consisted of the following at December 31, 1995:

Notes payable bearing annual interest ranging from 7.46%
to 10.50%, due in quarterly installments of $41,683 and
maturing in 1996                                                      $   82,748

Note payable bearing annual interest at 6.95%, due in
monthly installments of $41,667 and maturing on
September 1, 1998                                                      1,374,991

Note payable bearing annual interest at 7.46% due in
quarterly installments of $133,316 beginning on September
1, 1994 through June 1, 1999                                           1,866,160

Note payable bearing annual interest at 7.50% due in
quarterly installments of $100,000 beginning on October
27, 1995 through October 1, 2000                                       2,000,000
                                                                      ----------
                                                                      $5,323,899
                                                                      ==========

During August 1996 all of the above notes were paid.

NOTE 13 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the FHLB-NY are as follows:

                                                            December 31,
                                        Interest            ------------
     Maturity                             Rate         1996            1995
     --------                             ----         ----            ----
February 28, 1997                         5.78%    $ 5,000,000     $      --
March 31, 1997                            5.73%      5,000,000            --
June 27, 1997                             5.74%      5,000,000            --
April 23, 1996                            7.21%           --         1,000,000
August 15, 1996                           6.65%           --         5,000,000
Market value adjustment                                   --             7,135
                                                   -----------     -----------
                                                   $15,000,000     $ 6,007,135
                                                   ===========     ===========
Weighted average stated interest rate                     5.75%           6.74%
                                                          ====            ====

The Bank receives advances from the FHLB - NY under an Advances, Collateral Pledge and Security Agreement (the "Agreement"). Under the Agreement, the Bank is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances. In addition, the Bank maintains standby letters of credit with the FHLB - NY amounting to approximately $54,269,000 at December 31, 1996. At December 31, 1996 the specific collateral (in the form of first mortgage notes, securities and cash deposits) amounting to approximately $100,769,000 were pledged to the FHLB-NY as part of the Agreement and to secure standby letters of credit. At December 31, 1996, the market value of collateral indicated above was sufficient to comply with the provisions of the Agreement.

NOTE 14 - OTHER SECURED BORROWINGS:

In December 1995, the Bank sold mortgage loans with an approximate outstanding balance of $55 million to two commercial banks (buyers). In connection with this transaction, R&G Mortgage assumed certain recourse provisions and guaranteed a specific yield of 7.75% to the buyers. In addition, the buyers have the right (put option) at their option, to require R&G Mortgage to purchase the mortgage loans in December 2000 or thereafter. Liability, if any, under the recourse provisions at December 31, 1995 is estimated by management to be insignificant. As part of the agreement, R&G Mortgage will have the right to repurchase after December 1996 any group of loans sold. If this option is exercised, R&G Mortgage will be obligated to pay the buyers 50 basis points over the outstanding balance of the mortgage loans so repurchased.

The Company has recognized the transaction as a transfer of loans with recourse not qualifying as a sale. Accordingly, the proceeds from the transaction were reported as a secured borrowing in the accompanying consolidated financial statements, with a balance of approximately $55,984,000 and $50,463,000 at December 31, 1995 and 1996, respectively. The outstanding principal of the related loans totaling approximately $49,740,000 and $55,156,000 have been included as assets at December 31, 1996 and 1995, respectively.

NOTE 15- SUBORDINATED NOTES:

On June 14, 1991 the Bank issued $3,250,000 in subordinated capital notes bearing interest at 8% payable quarterly. These notes are guaranteed by R&G Mortgage and by the Company's Chairman of the Board and Chief Executive Officer, and by an irrevocable transferable letter of credit issued by a commercial bank. The Bank shall deposit in seven equal annual installments (the first of which was made in September 1992 and the last deposit is scheduled for June 1998) with a trustee for credit to an established sinking fund, cash or a permitted investment in an amount sufficient to retire one-seventh (1/7) or $464,286, of the aggregate principal amount. Likewise, the letter of credit is reduced in equal proportion to the deposits in such sinking fund.

Investments deposited in the Trust as of December 31, 1996 in compliance with this requirement consist of FHLMC Participation Certificates with a carrying value of approximately $1,386,000 and approximate market value of $1,385,000, and $1,739,000 in special deposit accounts.

NOTE 16 - INCOME TAXES:

Under the Puerto Rico tax law R&G Mortgage's and the Bank's tax liability will be the greater of the tax computed under the regular tax system or the alternative minimum tax (AMT) system. The AMT is imposed based on 22% of regular taxable income after certain adjustments for preference items. An AMT credit may be claimed for tax paid on an AMT basis in excess of the regular tax basis. R&G Mortgage and the Bank are separate taxable entities under the Puerto Rico Income Tax Law and are not entitled to file consolidated tax returns.

Prior to the conversion to a Puerto Rico chartered commercial bank on November 30, 1994, the Bank as a corporation formerly organized under the laws of the United States, was subject to United States income tax with respect to all of its income including income from sources within Puerto Rico. For United States income tax purposes the Bank elected to be treated as a possessions corporation pursuant to Section 936 of the Internal Revenue Code of 1986 (the "Code").
Section 936 of the Code allowed the Bank to claim a credit, (the "Section 936 Credit"), subject to qualification of the source and nature of the income and certain other limitations, for the United States income tax on income derived from sources outside of the United States that was attributable to the active conduct of a trade or business in Puerto Rico ("Qualifying Active Income").

The credit granted under Section 936 was a full credit against the United States income tax imposed on Qualifying Active Income. The Section 936 credit, as described, was claimed by the Bank for its taxable years beginning before November 30, 1994 therefore resulting in no United States income taxation on its Qualifying Active Income.

For Puerto Rico income tax purposes prior to the conversion, the Bank was taxed as a foreign corporation engaged in a trade or business in Puerto Rico. As such, the Bank was subject to Puerto Rico income tax on all of its income from sources within Puerto Rico and income from sources outside Puerto Rico that was effectively connected with its Puerto Rico business.

As a Puerto Rico chartered commercial bank, the Bank is subject to Puerto Rico income tax on its income derived from all sources. The Bank is also subject to United States income taxes on certain types of income from such source. However, any United States income tax paid by the Bank is, subject to certain conditions and limitations, creditable as a foreign tax credit against its Puerto Rico income tax liability.

A portion of the Company's interest income arises from mortgage loans and mortgage-backed securities which are exempt for Puerto Rico income tax purposes. The elimination of such items from the determination of taxable income results in a reduction of its income tax liability.

Deferred tax (assets) liabilities are as follows:

                                                             December 31,
                                                             ------------
                                                         1996           1995
                                                         ----           ----
Deferred tax liabilities:
   Deferred net loan origination costs               $   385,019    $   235,910
   Collateralized mortgage obligation residuals          921,937      1,310,350
   Mortgage servicing rights                           1,504,670        462,783
   Unrealized gain on securities available for sale         --          608,815
   Excess servicing                                      391,564        444,577
                                                     -----------    -----------
                                                       3,203,190      3,062,435
                                                     -----------    -----------
Deferred tax assets:
   Unrealized loss on securities available for sale      (65,140)          --
   Allowance for loan losses                            (272,593)          --
   Reserve for bad debts                                 (11,483)          --
   Unrealized loss on securities held for trading       (124,991)       (87,711)
   Other foreclosed property reserve                     (22,805)       (12,479)
   Deferred gains on sale of loans and investments
    securities for book purposes                        (505,999)      (322,663)
                                                     -----------    -----------
                                                      (1,003,011)      (422,853)
                                                     -----------    -----------
Net deferred tax liability                           $ 2,200,179    $ 2,639,582
                                                     ===========    ===========

The provision for income taxes of the Company varies from amounts computed by applying the applicable Puerto Rico statutory tax rate to income before taxes as follows:

                                                                  Year ended December 31,
                                                                  -----------------------
                                                 1996                      1995                      1994
                                                 ----                      ----                      ----
                                                    % of pretax                % of pretax               % of pretax
                                          Amount      income        Amount       income       Amount       income
                                          ------      ------        ------       ------       ------       ------
Computed income tax at statutory rate    $ 7,458           39%     $ 6,845           42%     $ 2,286           42%
Effect on provision of:
   Tax-exempt interest                    (2,352)         (12)      (1,661)         (10)      (2,705)         (50)
   Non-deductible expenses                   423            2          663            4        1,275           24
   Tax settlement                            393            2         --           --           --           --
                                         -------      -------      -------      -------      -------      -------

                                         $ 5,922           31%     $ 5,847           36%     $   856           16%
                                         =======      =======      =======      =======      =======      =======

On June 29, 1996, the Company settled with the Puerto Rico Treasury Department
(PRTD) an income tax examination of R&G Mortgage's income tax returns for the years 1989 to 1992. While the Company believes that it had valid defenses for its positions, management believes that it was in the Company's best interest to settle the case rather than entering into an expensive, protracted negotiation with the PRTD. The settlement reached was for approximately $1.6 million (including interest totaling approximately $510,000). The effect of this settlement was to record additional income tax expense in 1996 of approximately $400,000. The remainder of the settlement was reserved for during prior years.

In October 1994, a Puerto Rico Tax Reform Act (the Reform) was approved to amend existing tax laws into the "1994 Puerto Rico Internal Revenue Code". The Reform, among other changes, incorporates tax rate reductions for corporations effective for taxable years beginning after June 30, 1995. The maximum tax rate (normal and surtax) was reduced from 42% to 39%.

NOTE 17 - OTHER OPERATING EXPENSES:

Other operating expenses consist of the following:

                                                 Year ended December 31,
                                                 -----------------------
                                             1996          1995          1994
                                             ----          ----          ----
Advertising                              $ 2,415,177   $ 1,586,351   $ 2,047,870
Stationary and supplies                      895,196       740,666       569,540
Telephone                                    643,015       597,058       763,433
License and other taxes                    1,420,047     1,104,564       758,598
SAIF insurance                               652,749       954,537       702,343
Other insurance                              544,748       551,407       441,447
Professional services                        658,516       890,992       929,906
Amortization of mortgage
 servicing rights                          1,213,606     1,497,803       869,201
Other                                      5,394,276     5,807,346     6,186,537
                                         -----------   -----------   -----------
                                         $13,837,330   $13,730,724   $13,268,875
                                         ===========   ===========   ===========

NOTE 18 - RELATED PARTY TRANSACTIONS:

During March 1996, the Company declared and paid $500,000 cash dividends to its Class A common stockholder.

The Company leases its office facilities from an affiliate on a month-to-month basis. The annual rental under this agreement is approximately $968,000.

Loans to directors, officers and employees of the Company were made in the ordinary course of business. Interest rates on such loans were substantially the same as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than a normal risk of collectibility. At December 31, 1996 the aggregate amount of loans outstanding to officers, directors, and principal stockholders' of the Company and its subsidiaries were insignificant.

NOTE 19 - REGULATORY REQUIREMENTS:

The Company is approved by the Board of Governors of the Federal Reserve System (Federal Reserve Board) as a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended. The Company became a bank holding company in connection with its acquisition of the 88.05% interest in the Bank held by the Company's Chairman of the Board and Chief Executive Officer (which excludes his required qualifying shares as a director of the Bank) in exchange for the Company's Class A Shares.

The Company, as a bank holding company, is subject to regulation and supervision by the Federal Reserve Board and the Commissioner of the Office of Financial Institutions of Puerto Rico (the Commissioner). The Federal Reserve Board has established guidelines regarding the capital adequacy of bank holding companies, such as the Company. These requirements are substantially similar to those adopted by the FDIC for depository institutions, as set forth below.

The Bank is incorporated under the Puerto Rico Banking Act, as amended and is subject to extensive regulation and examination by the Commissioner, the FDIC and certain requirements established by the Federal Reserve Board.

The mortgage banking business conducted by R&G Mortgage is subject to the rules and regulations of FHA, VA, FNMA, FHLMC, GNMA and the Commissioner with respect to originating, processing, selling and servicing mortgage loans and the issuance and sale of mortgage-backed securities. R&G Mortgage's affairs are also subject to supervision and examination by FNMA, FHA, FHLMC, GNMA, HUD and VA at all times to assure compliance with the applicable regulations, policies and procedures. Mortgage origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy requires the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Failure to meet capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1996, the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table reflects the Company's and the Bank's actual capital amounts and ratios, and applicable regulatory capital requirements at December 31, 1996 and 1995:

                                                                                          To be well capitalized
                                                                For capital               under prompt corrective
                                        Actual               adequacy purposes               action provisions
                                        ------               -----------------               -----------------
                                   Amount      Ratio        Amount        Ratio           Amount            Ratio
                                 ------         -----      ------         -----           ------            -----
                                                                  ($ in thousands)
As of December 31, 1996
Total capital (to risk
 weighted assets):
  Consolidated                    $113,644     17.45%       $52,114         8%                N/A            N/A
  R-G Premier Bank only           $ 67,866     14.79%       $36,716         8%            $45,895             10%
Tier I capital (to risk
 weighted assets):
  Consolidated                    $109,627     16.83%       $26,057         4%                N/A            N/A
  R-G Premier Bank only           $ 63,849     13.91%       $18,358         4%            $27,537              6%
Tier I capital
(to average assets):
  Consolidated                    $109,627      8.80%       $49,847         4%                N/A            N/A
  R-G Premier Bank only           $ 63,849      8.45%       $30,215         4%            $37,769              5%
As of December 31, 1995
Total capital (to risk
 weighted assets):
  Consolidated                    $ 67,170     13.36%       $40,221         8%                N/A            N/A
  R-G Premier Bank only           $ 44,113     11.66%       $30,260         8%            $37,825             10%
Tier I capital (to risk
 weighted assets):
  Consolidated                    $ 62,860     12.50%       $20,111         4%                N/A            N/A
  R-G Premier Bank only           $ 39,835     10.53%       $15,129         4%            $22,694              6%
Tier I capital
(to average assets):
  Consolidated                    $ 62,860      6.33%       $39,747         4%                N/A            N/A
  R-G Premier Bank only           $ 39,835      6.25%       $25,478         4%            $31,848              5%

During 1996 the Company incurred a special assessment of approximately $2.5 million ($1.7 million net of taxes) as the result of federal legislation signed into law to recapitalize the SAIF administered by the FDIC. The legislation, enacted by the U.S. Congress, recapitalized the SAIF by a one-time charge of approximately $0.657 for every $100 of assessable deposits held at March 31, 1995. Future earnings will be enhanced due to lower insurance premiums. The Bank's insurance premiums which has amounted to $0.23 for every $100 of deposits, will be reduced to $0.064 for every $100 of deposits beginning January 1, 1997.

NOTE 20 - STOCK OPTION PLAN:

In June 1996 the Board of Directors of the Company adopted a Stock Option Plan, which is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, and reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan was approved by the Company's sole stockholder in June 1996. An amount of Company common stock equal to 10% of the aggregate number of Class B Shares sold in the Company's initial public offering (241,500 shares) were authorized under the Stock Option Plan, which may be filed by authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources. The Stock Option Plan provides for the grant of stock options at an exercise price equal to the fair market value of the Class B shares. Stock options are available for grant to key employees of the Company and any subsidiaries. No options were issued prior to the public offering. In connection with the Company's initial offering on August 27,1996, the Company awarded options for 200,000 shares to 28 employees of R&G Mortgage and the Bank at the initial public offering price of $14.50 per share. The maximum term of the options granted are ten years. Under the provisions of the Stock Options Plan, options can be exercised as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years, and accordingly, as of December 31, 1996 none of the options granted are exercisable.

The Company adopted in 1996 the disclosure - only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for the Company's Stock Option Plan. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value at the grant date for awards in 1996 consistent with the provisions of SFAS 123, the Company's net earnings and earnings per share for the year ended December 31, 1996 would have been reduced to the pro forma amounts indicated below:

             Net earnings - as reported                          $13,199,516
                                                                 ===========
             Net earnings - pro forma                            $13,143,675
                                                                 ===========
             Earnings per share - as reported                        $2.18
                                                                     =====
             Earnings per share - pro forma                          $2.17
                                                                     =====

The fair value of the option grants were estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Stock Price and Exercise Price - $14.50 for options granted based on the terms of the awards.

Expected Option Term - 6 years.

Expected Volatility - 42.54% for options granted calculated using weekly closing prices of three peer financial institutions given the Company's limited publicly trading history.

Expected Dividend Yield - Calculated as the annualized quarterly dividend closest to the grant date divided by the stock price on the grant date.

Risk-Free Interest Rate - 6.48% for options granted determined as the yield, on the date of grant, on a U.S. Treasury zero coupon bond with a maturity equal to the expected term of the option.

NOTE 21 - PROFIT SHARING PLAN:

The Company established in 1993 a profit sharing plan which covers substantially all regular employees. Annual contributions to this plan are based on matching percentages up to 5% of employee salaries, based on the employee years of service and on operational income, as defined by the plan, and are deposited in a trust. Contributions to this plan during the years ended December 31, 1996, 1995 and 1994 amounted to approximately $72,000, $120,000 and $108,000, respectively.

NOTE 22 - COMMITMENTS AND CONTINGENCIES:

Commitments to developers providing end loans

The Company has outstanding commitments for various projects in the process of completion. Total commitments amounted to approximately $370,328,500 at December 31, 1996. All commitments are subject to prevailing market prices at time of closing with no market risk exposure against the Company or with firm back-to-back commitments extended in favor of the mortgagee.

Loans in process

Loans in process pending final approval and/or closing amounted to approximately $49,399,000 at December 31, 1996.

Commitments to buy and sell GNMA certificates

As of December 31, 1996, the Company had open commitments to issue GNMA certificates in the amount of $18,788,000.

Commitments to sell mortgage loans

As of December 31, 1996 the Company had commitments to sell mortgage loans to third party investors amounting to $5.0 million.

Lease commitments

The Company is obligated under several noncancellable leases for office space and equipment rentals, all of which are accounted for as operating leases. The leases expire at various dates with options for renewals.

As of December 31, 1996, minimum annual rental commitments under noncancellable operating leases for certain office space and equipment including a lease from an affiliate, were as follows:

             Year                                 Amount
             ----                                 ------

             1997                              $ 2,095,987
             1998                                2,072,050
             1999                                1,995,743
             2000                                1,908,056
             2001                                1,727,964
             Later years                         4,130,551
                                               -----------
                                               $13,930,351
                                               ===========

Rent expenses amounted to approximately $2,171,000 in 1996, $1,914,000 in 1995 and $1,810,000 in 1994.

Litigation

The Company is a defendant in legal proceedings arising from normal business activities. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Company's financial position or result of operations.

Others

At December 31, 1996 the Company is liable under limited recourse provisions resulting from the sale of loans to several investors principally FHLMC. The principal balance of these loans at the time of sale, which are serviced by the Company, amounts to approximately $241,213,000 at December 31, 1996. Liability, if any, under the recourse provisions at December 31, 1996 is estimated by management to be insignificant.

The Government of the Commonwealth of Puerto Rico has recently announced that it plans to eliminate the current income tax exemption available to local investors on interest income generated on FHA and VA loans secured by residential property located in Puerto Rico, and mortgage backed securities secured by such mortgage loans (GNMA's). This proposal, which requires the approval of the Puerto Rico Legislature, would eliminate the exemption on FHA and VA loans closed after July 1, 1997 except for loans to finance the purchase of homes in low and moderate income housing projects sponsored by local government housing authorities. The interest income on such loans would be taxed at a preferential 17% rate, while interest income for FHA and VA loans closed prior to July 1, 1997, as well as GNMA's secured by such loans, would continue to be tax exempt. While the Company has benefited from the current tax exemption, management based on presently available information, believes that the adoption of this proposal in its current form would not have a significant adverse effect in its results of operations. However, the impact of the proposal cannot be fully measured until the enabling legislation is approved and management has the opportunity to review it.

NOTE 23 - SUPPLEMENTAL DISCLOSURE ON THE STATEMENT OF CASH FLOWS:

During 1996, 1995 and 1994, the Company paid interest amounting to approximately $41,750,000, $34,403,000 and $24,179,000, respectively, and income taxes
$7,573,000 (including $1,065,000 on settlement of income tax examination as discussed in Note 16 to the consolidated financial statements), $1,820,000 and $5,696,000, respectively.

During 1996, 1995 and 1994 the Company securitized loans from its mortgage loan portfolio totaling approximately $43,673,000, $17,631,000 and $51,492,000, respectively.

As discussed in Note 1 to the consolidated financial statements, during 1996 the Company granted 20,000 Class B common shares to its Vice Chairman of the Board in consideration for his past and ongoing services, recognizing $290,000 as compensation cost.

NOTE 24 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND CONCENTRATIONS OF CREDIT RISK:

In the normal course of business, the Company uses various off-balance sheet financial instruments to satisfy the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include loan commitments and interest rate exchange agreements (swaps). These instruments involve, to varying degrees, elements of credit and interest rate in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of these instruments, which are not included in the statement of financial condition, are an indicator of the Company's activities in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. For interest rate swap contracts, the contract or notional amounts do not represent exposure to credit loss. Instead, the amount potentially subject to credit loss is substantially less.

Contractual commitments to extend credit are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. To extend credit the Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. A geographic concentration exists within the Company's mortgage loans portfolio since most of the Company's business activity is with customers located in Puerto Rico.

Interest rate swap agreements involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. Entering into interest rate agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts, and also the interest rate risk associated with unmatched positions.

The total amounts of financial instruments with off-balance sheet risk at December 31, 1996 follows:

   Financial instruments whose contract amounts represent potential credit risk:

     Commitments to extend credit excluding the undisbursed portion of loans in process:

   Unused lines of credit                                        $  8,082,000
                                                                 ============
  Financial instruments whose notional or contractual
   amounts exceed the amount of potential credit risk:
      Interest rate swap contracts                               $ 45,000,000
                                                                 ============
      Interest rate caps                                         $       --
                                                                 ============

A detail of interest rate swaps at December 31, 1996 follows:

           Notional                               Pay Fixed         Receive
             Amount            Maturity              Rate        Rate Floating
             ------            --------              ----        -------------
         $10,000,000       September 2, 1997         6.60%      3 months Libor
          10,000,000       October 24, 2000          5.20%      3 months Libid
          25,000,000        October 9, 2001          5.06%      3 months Libid

The following table summarizes the changes in notional amounts of swaps outstanding during 1996:

              Beginning balance                              $ 35,000,000
              New Swaps                                        25,000,000
              Maturities                                      (15,000,000)
                                                             ------------
              Ending balance                                 $ 45,000,000
                                                             ============

As of December 31, 1996, interest rate swap maturities are as follows:

              1997                                           $ 10,000,000
              2000                                             10,000,000
              2001                                             25,000,000
                                                             ------------
                                                             $ 45,000,000
                                                             ============

Net interest settlements on SWAP requirements are recorded as an adjustment to interest expense on deposits. Net interest received amounted to approximately $187,000 during 1995; net payments amounted to approximately $61,000 and $65,000 during 1996 and 1994, respectively.

An interest cap is a guarantee given by one party to another party, in exchange for a premium, to ensure that if interest rates rise above an agreed upon protected rate (in the Bank's case, the LIBOR rate) the issuer of the cap will pay to the purchaser the difference between the market rate and the protected rate. The Bank had interest rate cap contracts outstanding with notional principal amounts of $3,440,000 which expired during 1995. There are no interest rates cap contracts outstanding at December 31, 1996.

NOTE 25 - SUPPLEMENTAL INCOME STATEMENT INFORMATION:

Employee costs and other administrative and general expenses are shown in the Consolidated Statement of Income net of direct loan origination costs. Direct loan origination costs are capitalized as part of the carrying cost of mortgage loans and are offset against mortgage loan sales and fees when the loans are sold or amortized as a yield adjustment to interest income on loans held for investment. Total employee costs and other expenses before capitalization follow:

                                              Year ended December 31,
                                              -----------------------
                                     1996              1995             1994
                                     ----              ----             ----

Employee costs                    $17,357,977       $13,248,475      $11,506,973
                                  ===========       ===========      ===========
Other administrative
 and general expenses             $18,131,559       $16,661,355      $17,174,157
                                  ===========       ===========      ===========

Set forth below are the direct loan origination costs that were capitalized as part of the carrying cost of mortgage loans inventory or offset against mortgage loan sales and fees and interest income.

                                           Year ended December 31,
                                           -----------------------
                                     1996           1995            1994
                                     ----           ----            ----
Offset against mortgage
 loan sales and interest
 income or capitalized as
 part of loan inventory           $9,772,118      $7,895,297     $10,160,820
                                  ==========      ==========     ===========

NOTE 26 - FAIR VALUE OF FINANCIAL INSTRUMENTS:

The estimated fair value of the Company's financial instruments as of December 31, are as follows:

                                                             1996                            1995
                                                             ----                            ----
                                                                  Estimated                         Estimated
                                                   Carrying          Fair          Carrying           Fair
                                                     Value           Value           Value            Value
                                                     -----           -----           -----            -----
                                                                         (In thousands)
Financial Assets
Cash and due from banks                             $ 31,990       $ 31,990          $ 32,559       $ 32,559
Money market investments                              66,866         66,866             1,636         71,636
Mortgage loans held for sale                          54,450         55,110            21,318         21,631
Mortgage-backed securities held for trading          108,146        108,146           113,809        113,809
Investment securities available for sale              77,567         77,567            61,008         61,008
Investment  in Federal Home Loan Bank
 stock                                                 4,247          4,247             3,280          3,280
Investment  securities held to maturity               43,170         42,346            43,777         42,781
Loans, net                                           603,751        608,455           473,841        492,119
Accounts receivable                                   13,167         13,167            10,479         10,479
Financial Liabilities
Deposits:
   Non interest bearing demand                      $ 52,244       $ 52,244          $ 52,998       $ 52,998
   Savings and NOW accounts                          156,150        159,197           147,111        147,111
   Certificates of deposit                           403,676        391,137           316,802        321,609
Securities sold under agreements to
 repurchase                                           97,444         97,444            98,483         98,483
Notes payable                                        126,842        128,692            81,130         81,130
Advances from FHLB                                    15,000         14,986             6,007          6,051
Long-term debt                                         -              -                 5,324          5,324
Other secured borrowings                              50,463         50,712            55,984         55,984
Accounts payable and accrued liabilities              13,598         13,598            14,500         14,500
Subordinated notes                                     3,250          3,641             3,250          3,741
Unrecognized financial instruments -
   Interest rate swap agreements in a net
    receivable (payable) position*                 ($     44)     ($    551)         $     14       $  1,215
                                                   =========      =========          ========       ========

----------
* The amount shown under "carrying amount" represents net accrual arising from those unrecognized financial instruments.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Short-term financial instruments

Short-term financial instruments, which include cash and due from banks, money market investments, accounts receivables, securities sold under agreements to repurchase, notes payables and accounts payable and accrued interest, have been valued at their carrying amounts reflected in the Consolidated Statement of Financial Condition as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

Investment securities

The fair value of investment securities is based on quoted market prices or dealer quotes except for the investments in FHLB stock which is valued at its redemption value.

Loans

The fair value for loans has been estimated by discounting loans with similar financial characteristics. Loans were classified by type such as commercial, commercial real estate, residential mortgage, and consumer. These asset categories were further segmented into various maturity groups, and by accruing and non-accruing groups. The fair value of accruing loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. Prepayment experienced in previous periods when interest rates were at levels similar to current levels was assumed to occur for mortgage loans, adjusted for any differences in the outlock of interest rates. Other loans assume little or no prepayments.

Non-accruing loans were assumed to be repaid after one year. Presumably this would occur either because loan is repaid or collateral has been sold to satisfy the loan. The value of non-accruing loans was therefore discounted for one year at the going rate for new loans.

Mortgage loans held for sale, except for loans from the Bank totaling $6,538,190 in 1996 and $9,329,694 in 1995 have been valued based on market quotations or committed selling prices in the secondary market. Loans held for sale from the Bank have been valued using the same methodology described in the first paragraph above.

Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

The fair value estimates of deposits do not include the fair value of core deposits intangible.

Long-term debt and other secured borrowings

Long-term debt and other secured borrowings have been valued at their carrying amounts reflected in the Consolidated Statement of Financial Condition as these are reasonable estimates of fair value; most of the long-term debt amounts are at floating market interest rates.

Advances from FHLB and subordinated notes

The fair value of the advances from FHLB and subordinated notes was determined using discounted cash flow analysis over the remaining term of the obligations using market rates for similar instruments.

Interest rate swap agreements

The fair value of interest rate swap agreements was determined taking into account the current interest rates at December 31, 1996. This value represents the estimated amount the Bank would pay to terminate the contract or agreement taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparts.

Limitations

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

In addition, the fair values presented do not attempt to estimate the value of the Company's fee generating businesses and anticipated future business activities, that is, they do not represent the Company's value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized since, in the majority of cases, the Company generally intends to hold these financial instruments to maturity and realize the recorded values.

Reasonable comparability of fair values among financial institutions is not likely due to the wide range of permitted valuation techniques and numerous estimates that must be made in the absence of secondary market prices. This lack of objective pricing standards introduces a greater degree of subjectivity to these derived or estimated fair values. Therefore, while disclosure of estimated fair values of financial instruments is required, readers are cautioned in using this data for purposes of evaluating the financial condition of the Company.

NOTE 27 - R&G FINANCIAL CORPORATION (HOLDING COMPANY
          ONLY) FINANCIAL INFORMATION:

The following condensed financial information presents the financial position of R&G Financial (the Holding Company) only as of December 31, 1996 and the result of its operations and its cash flows for the year then ended:

                        STATEMENT OF FINANCIAL CONDITION
ASSETS

Cash                                                                $    810,920
Investment in R-G Premier Bank, at equity                             67,221,293
Investment in R&G Mortgage, at equity                                 48,411,599
Investment in preferred stock of R-G Premier Bank, at cost            30,100,000
Advances to subsidiaries                                                 290,000
                                                                    ------------
    Total assets                                                    $146,833,812
                                                                    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Advances from subsidiaries                                          $    666,975
Other liabilities and accrued expenses                                    14,869
Stockholders' equity                                                 146,151,968
                                                                    ------------
    Total liabilities and stockholders' equity                      $146,833,812
                                                                    ============

                               STATEMENT OF INCOME

Income - Interest on certificates of deposit                        $     12,164
                                                                    ------------
Operating expenses                                                        10,811
                                                                    ------------
Income before income taxes and equity
 in undistributed earnings of subsidiaries                                 1,353

Income taxes                                                                 338
                                                                    ------------
Income before equity in undistributed earnings
 of subsidiaries                                                           1,015

Undistributed earnings of subsidiaries                                13,198,501
                                                                    ------------
Net income                                                          $ 13,199,516
                                                                    ============

                             STATEMENT OF CASH FLOWS

Cash flows from operating activities:
    Net income                                                     $ 13,199,516
                                                                   ------------
    Adjustments to reconcile net income to cash
     provided by operating activities:
    Equity in undistributed earnings of subsidiaries                (13,198,501)
    Decrease in other liabilities and accrued expenses                 (357,482)
                                                                   ------------
           Total adjustments                                        (13,555,983)
                                                                   ------------
    Net cash used in operating activities                              (356,467)
                                                                   ------------
Cash flows from investing activities:
    Purchase of investment in preferred stock in Bank               (30,100,000)
                                                                   ------------

Cash flows from financing activities:
    Proceeds from issuance of common
     stock on initial public offering                                31,072,748
    Cash dividends on common stock                                     (472,336)
    Net advances from subsidiaries                                      666,975
                                                                   ------------
    Net cash provided by financing activities                        31,267,387
                                                                   ------------
Net increase in cash, and cash at December 31, 1996                $    810,920
                                                                   ============

The Holding Company had no operations during the year ended December 31, 1996.

The principal source of income for the Holding Company consists of dividends on preferred stock held from R-G Premier Bank of Puerto Rico. The payment of dividends by the Bank to the Holding Company may be affected by certain regulatory requirements and policies, such as the maintenance of certain minimum capital levels.

NOTE 28 - INDUSTRY SEGMENTS:

The following summarized financial information presents the results of the Company's operations for the three year period ended December 31, 1996 for its traditional banking and mortgage banking activities:

                                             1996                                       1995
                          ----------------------------------------      ------------------------------------
                            Bank           Mortgage        Total          Bank        Mortgage       Total
                            ----           --------        -----          ----        --------       -----
Net interest
 income after
 provision of
 loan losses             $ 20,883,829   $  3,781,152   $ 24,664,981   $ 17,943,694  $  2,379,287  $ 20,322,981

Other income:
   Net gain (loss)
    on sale of loans        1,354,755     10,450,190     11,804,945        631,824     5,630,636     6,262,460
   Unrealized profit
    (loss) on trading
    securities                   (382)       (95,589)       (95,971)       617,788     1,503,823     2,121,611
   Change in
    provision for
    cost in excess of
    market value of
    loans held for sale          --             --             --          855,834          --         855,834
   Net gain on sales
    of investment
    securities
    available for sale        641,798           --          641,798           --            --            --
   Loan administration
    and servicing fees           --       13,029,053     13,029,053           --      11,029,995    11,029,995
   Gain on sale of
    servicing rights             --             --             --             --            --            --
   Service charges,
    fees and other          3,664,577        207,645      3,872,222      2,368,128       803,821     3,171,949
                         ------------   ------------   ------------   ------------  ------------  ------------
                           26,544,577     27,372,451     53,917,028     22,417,268    21,347,562    43,764,830
                         ------------   ------------   ------------   ------------  ------------  ------------
Operating expenses:
   Salaries and
    employee
    benefits                6,062,221      6,317,867     12,380,088      4,330,248     3,953,561     8,283,809
   Office
    occupancy and
    equipment               3,551,035      1,980,094      5,531,129      2,860,176     1,851,136     4,711,312
   SAIF special
    assessment              2,508,380           --        2,508,380           --            --            --
   Other
    administrative and
    general                 7,698,577      6,138,753     13,837,330      6,406,237     7,324,487    13,730,724
                         ------------   ------------   ------------   ------------  ------------  ------------
                           19,820,213     14,436,714     34,256,927     13,596,661    13,129,184    26,725,845
                         ------------   ------------   ------------   ------------  ------------  ------------
Income before
 income taxes,
 minority interest
 and cumulative
 effect of change in
 accounting principle    $  6,724,364   $ 12,935,737   $ 19,660,101   $  8,820,607  $  8,218,378  $ 17,038,985
                         ============   ============   ============   ============  ============  ============

                                            1994
                           ---------------------------------------
                             Bank          Mortgage        Total
                             ----          --------        -----
Net interest
 income after
 provision of
 loan losses             $ 15,089,132   $  4,048,355   $ 19,137,487

Other income:
   Net gain (loss)
    on sale of loans          201,797     (1,551,137)    (1,349,340)
   Unrealized profit
    (loss) on trading
    securities               (214,166)    (4,250,552)    (4,464,718)
   Change in
    provision for
    cost in excess of
    market value of
    loans held for sale      (855,834)          --         (855,834)
   Net gain on sales
    of investment
    securities
    available for sale           --             --             --
   Loan administration
    and servicing fees           --       11,046,019     11,046,019
   Gain on sale of
    servicing rights             --        2,914,850      2,914,850
   Service charges,
    fees and other          1,736,656        785,738      2,522,394
                         ------------   ------------   ------------
                           15,957,585     12,993,273     28,950,858
                         ------------   ------------   ------------
Operating expenses:
   Salaries and
    employee
    benefits                3,193,435      2,058,000      5,251,435
   Office
    occupancy and
    equipment               2,315,668      2,172,667      4,488,335
   SAIF special
    assessment                   --             --             --
   Other
    administrative and
    general                 4,516,158      8,752,717     13,268,875
                         ------------   ------------   ------------
                           10,025,261     12,983,384     23,008,645
                         ------------   ------------   ------------
Income before
 income taxes,
 minority interest
 and cumulative
 effect of change in
 accounting principle    $  5,932,324   $      9,889   $  5,942,213
                         ============   ============   ============

NOTE 29 - QUARTERLY FINANCIAL DATA (UNAUDITED):

Following is a summary of selected financial information of the unaudited quarterly results of operations. In the opinion of management, all adjustments necessary for a fair presentation have been made.

                                       (In thousands, except for per share data)
                                                         1996
                                       -----------------------------------------
                                       March 31    June 30   Sept. 30    Dec. 31
                                       --------    -------   --------    -------

Total interest income                   $15,991    $18,355    $19,459    $19,981
Total interest expense                    9,891     11,009     11,689     12,274
Net interest income                       6,100      7,346      7,770      7,707
Provision for losses on loans                 7        350      2,485      1,416
SAIF special assessment                    --         --        2,508       --
Income before income taxes                4,963      4,954      3,696      5,509
Income tax expense                        2,035      1,787      1,229        871
Net income                                2,928      3,167      2,467      4,638
Net income per common share             $   .56    $   .61    $   .40    $   .61


                                                          1995
                                       -----------------------------------------
                                       March 31    June 30   Sept. 30    Dec. 31
                                       --------    -------   --------    -------

Total interest income                    $ 11,526   $ 12,812  $ 14,016  $ 15,158
Total interest expense                      7,173      8,051     8,362     8,653
Net interest income                         4,353      4,761     5,654     6,505
Provision (credit) for losses on loans        (50)      --         500       500
Income before income taxes                  2,622      5,506     3,155     5,013
Income tax expense                          1,025      1,849       840     2,133
Net income                                  1,597      3,657     2,315     2,880
Net income per common share              $    .31   $    .70  $    .45  $    .55