Form 10-K, Exhibit 13
period 1997-12-31
R&G FINANCIAL CORP
filed 1998-04-02
CIK 1016933

1997 Annual Report

                           R-G Financial Corporation











                    25 Years Providing Customer Satisfaction

                              Financial Highlights
                   (In Thousands, except for Per Share Data)

                                            1997           1996         1995
                                            ----           ----         ----
Loan Production                            $906.3        $624.6        $467.7

Revenues                                     77.6          58.2          44.7

Net Earnings                                 23.5          13.2          10.4

Total Assets                                1,511         1,038           853

Servicing Portfolio                         3,001         2,550         2,298

Common Shareholders' Equity                 138.1         115.6          70.3

Diluted Earnings per Share                   1.62          1.19          1.12

Common Shareholders' Equity per Share        9.76          8.17          7.11

Mission Statement

We will strive for long-term financial strength and profitability by centering our strategy on customer satisfaction.

We seek to be a high-performance financial organization that delivers one-stop financial services to its clients; that is recognized as the best provider of value-added, service oriented financial services; and that offers services of unmatched quality in terms of accessibility, responsiveness and turnaround time. We will achieve these goals by making available a growing number of services and products within an environment that is both technologically advanced and friendly.

The beginning of the company, 25 years ago was based on mortgage lending. At the time this represented a large opportunity for growth, being a market where commercial banks had not ventured into home lending, the economy was strong and the people's needs were pressing for new homes and facilities. R-G began with that vision and commitment.

Less than 10 years ago, customers focused on personal service and traditional branches. Now satisfaction is redefined by advanced technologies, more products, faster services and the convenience of electronic banking. Our emphasis is on people. We offer innovative concepts, leading edge technologies and a knowledgeable personnel able to handle different situations, make decisions and solve problems. This customer focus defines all our areas of business. We not only focus on when and where we provide services, but on how fast and how well we do this.

Listening to customers and addressing their needs, directs and defines the way R-G delivers its array of products and services. Learning from 25 years of experience and being able to foresee and take action on market changes and trends has kept the Company ahead of its competitors in customer satisfaction.

Our 25th Anniversary

Last year we celebrated our 25th year of operations. The quality that has defined R-G throughout this quarter of a century has been its dedication to customer satisfaction. Providing superior products and services to our customers is a challenge we have undertaken with passion and commitment, and we have met the challenge through the professionalism and knowledge of our skilled employees. They are the people who, every day, deliver excellent service to each and every one of our customers. Listening to our customers, addressing their needs and anticipating how these needs will change is the way R-G has kept ahead of its competitors. Customer satisfaction will continue to be our guiding principle as we embark on our next 25 years.

                                    [BLANK]

Board of Directors
of R-G Financial Corporation:

                    [GRAPHIC - PHOTO OF BOARD OF DIRECTORS]

(From left to right)

Gilberto Rivera Arreaga

Eduardo McCormack

Laureano Carus Abarca

Juan J. Diaz

Enrique Umpierre Suarez

Victor L. Galan

Pedro Ramirez

Benigno R. Fernandez

Ramon Prats,

Victor J. Galan

Ana M. Armendariz (not pictured)

About the Company

R-G Financial Corporation -the holding company for R-G Mortgage Corporation and R-G Premier Bank of Puerto Rico- is a financial services company with 25 years of operations and a history of outstanding growth in Puerto Rico.

Since its inception in 1972 as R-G Mortgage, the Company has succeeded in its highly competitive market by focusing on customer satisfaction. Decisions about technology, pricing, services and facilities are all driven by customers' needs and expectations. R-G now provides a complete range of financial services through branch offices and mortgage banking facilities in 18 different locations throughout the island.

R-G Mortgage has become the leading residential mortgage lender and servicer on the island. Innovation in services, products and technology has been key to the growth of the Company. R-G originates FHA, VA and conventional mortgages, conforming to Freddie Mac and Fannie Mae guidelines; non-conforming products and credit quality subprime first-lien mortgages; consumer mortgage loans; and second mortgage loans.

R-G Financial securitizes and sells its loan production to investors or holds such loans in its banking portfolio, retaining the right to service these loans. R-G Financial has a loan servicing operation which serves nearly 60,000 homeowners. Its rapidly expanding banking operation offers a variety of complementary financial products, including all types of deposit and savings accounts. A Private Banking department sells investment products to individuals, including GNMA pools and mutual funds.

The Company has surpassed the expectations of competitors and knowledgeable financial experts. During the year ended December 31, 1997, R-G Mortgage originated 28.4% of all single-family residential loans in Puerto Rico, resulting in significant growth in its servicing portfolio.

In 1990 R-G began its banking operation with R-G Premier Bank. The Bank offers a variety of financial products and services, including residential loans, commercial mortgage loans, leases on commercial properties and equipment, consumer loans and credit cards.


At R-G
we  continuously
invest in leadership, encouraging
innovation and embracing change.

[GRAPHIC -- PHOTO of Victor J. Galan]



                             LETTER TO STOCKHOLDERS

                                      1997

                               The Year in Review


During 1997 we celebrated our 25th anniversary. We commenced operations in 1972 with five employees and the minimum amount of capital ($100,000) required to be licensed as an FHA/VA Approved Mortgagee at that time. Since then, our capital has grown more than 1,300 times. After a quarter of a century of work and dedication to mortgage lending and banking, our Company has become a financial leader in Puerto Rico. We are ready to continue our expansion either within or outside of the island.

We are currently serving more than 125,000 customers through our mortgage and commercial banking operations. The retention of this clientele is the best recognition of these 25 years of hard work and dedication.

The Company has grown continuously since its inception, through both internal and external expansion. We have opened new branches, acquired mortgage operations , (for example United Mortgage in 1987) and acquired other banks (such as Guaynabo Federal Savings in 1990 and Caribbean Federal Savings in
1993). In 1995 we added new locations by purchasing seven branches from another bank. We now have a total of 18 branches, counting both our banking and our mortgage company locations.

Our  corporate  structure  also  has  been  expanded  and  revamped.  In a  1996 restructuring, R-G Financial Corporation was organized as the holding company for R-G Premier Bank, which had previously been converted from a thrift institution into a commercial bank under the supervision of the FDIC and Puerto Rico's Commissioner of Financial Institutions. Also in 1996, R-G Mortgage was made a subsidiary of R-G Financial, and R-G Financial became a public company.

In 1997 we organized Champion Mortgage as a subsidiary of R-G Mortgage, dedicated to the origination of residential non-conforming and subprime loans. Champion Mortgage commenced operations in the last quarter of 1997 and has already originated a substantial number of new loans. These loans are presently in portfolio, and will be securitized and sold in the secondary market in the near future.

These 25 years have shown us that the only formula for achieving growth in banking is providing superior service to our clients. This is the reason why we have made customer satisfaction the theme of our Annual Report. We believe that without superior service, there is no reason for a banking operation of any size to survive. We have attained a leadership position because we have the key quality necessary for successful competition with larger local and multinational operations established in Puerto Rico - "a passion for service."

Last year, our strategy of expansion supported by superior service produced the following accomplishments:

[GRAPHIC -- PHOTO of Victor J. Galan and Ramon Prats]

o Earnings rose to a record of $23.5 million, increasing 78% from 1996 earnings of $13.2 million. On a per share basis, R-G Financial earned $1.62 in 1997, compared to $1.19 the previous year, an increase of 36%. Our compound annual growth rate for the period 1972-1997 was 1,380%.

o The Board of Directors declared an 80% stock split in August 1997 which became effective in September of the same year. Total shares outstanding as of December 31, 1997 increased to 14,144,752. During 1997 we completed the stock exchange with minority stockholders of Guaynabo Federal. Based on the closing price of R-G Financial's stock at February 28, 1998, Guaynabo shareholders who had invested $1,000 in 1987 would have achieved an average annual return of 19.4% after completion of the conversion. The decision to split the Company's common stock was part of our ongoing effort to increase the liquidity of R-G's stock.

o We increased dividends to $0.13 per share from $0.09 per share in 1996. For the quarter ended December 31, 1997, the dividend was increased to $0.20 on an annual basis, a 9% increase from the annualized rate of 0.183% of the prior quarterly dividend. This was our fifth consecutive increase since the Company went public in August 1996. We plan to continue increasing our future dividend payments proportionately to our increases in profit.

o Our stock price climbed from $8.05 (as adjusted for our stock split) at the time of our initial public offering on August 22, 1996, to $27.25 at the close of operations on February 28, 1998, representing an increase of 238%. Our market capitalization increased proportionately to $385.4 million as of the latter date.

o Total revenues for our operation amounted to $71.3 million compared to $53.9 million for 1996. Our net interest income of $30.2 million represented a significant portion of our total revenues. The balance, in the amount of $41.1 million, consisted of fees generated mostly from the servicing of our mortgage portfolio, the origination and sale of loans and banking services.

o Net interest income grew by 22% in 1997, while total fee income grew by 40%.

o Loan production, including residential and commercial mortgage lending, plus consumer and commercial business lending, reached an all time high of $906.3 million in 1997. This represented a 45% increase from the $624.6 million of 1996. We achieved this substantial growth through a very strong advertising effort and investment in media.

o Our residential and commercial mortgage originations translated into a market share of 26.6%, based on an estimated total mortgage market of $3.2 billion in Puerto Rico last year. Our 1997 market share represented a 670 basis point increase from 1996.

o We increased our servicing portfolio to 56,400 loans with a total balance of $3.0 billion, an increase of $451 million or 18%. We estimate the total value of our servicing portfolio at $54 million as of December 31, 1997, or $33 million above the value reflected in our books under Statement of Financial Accounting Standards No. 125. Our servicing portfolio continues to be a strong source of revenue. Servicing income increased to $13.2 million in 1997, from $13.0 million in 1996. Revenues from servicing were to some extent affected by a decrease in delinquencies, which reduced income from late charges.

o Credit quality remained stable in our mortgage portfolio. Our delinquency rate (loans past due more than 30 days) was reduced to 3.47% from 3.68%, mainly through the use of new credit scoring systems in the loan application process. We achieved this decline in spite of a 45% rise in bankruptcy cases (to 15,636) in Puerto Rico last year.

o Charge-offs for the year increased to $5.4 million, consisting mostly of losses in the consumer loans portfolio. Delinquencies in our Consumer Loan Division increased by 207 basis points to 4.15%; net charge-offs increased 11.1%.

o We strengthened our credit loss reserves during the year, increasing the provision for loan losses to $8.4 million. (This amount includes $2.0 million received from our insurance carrier as settlement of a claim we filed related to certain irregularities discovered in our insurance premium financing business during the third quarter of 1996.) Reserves approximate to 60% of total non-performing loans as of December 31, 1997, excluding our residential loan portfolio, in which losses have historically been minimal.

o Loans sold during 1997 were substantial totaling $364.3 million. These sales consisted of $206.6 million of residential FHA mortgage loans and $157.7 million of residential conventional loans. The Company was cited in 1997, by the Mortgage Marketplace magazine, as the number one seller of mortgage loans in the secondary market in Puerto Rico and number 72 in the nation.

o Our securities portfolio increased by 141% in 1997, growing to $566.9 million from $235.2 million in 1996. These investments represented 38% of total assets as of December 31, 1997, and with a yield of 6.68% generated revenues of $26.8 million. Since most of these securities are tax-free GNMAs, the Company was able to reduce its taxes for 1997 to an effective tax rate of 27% from 31% in 1996.

o Deposits increased by 17% to $722.4 million in 1997 from $615.6 million in 1996. This growth was mainly due to a very strong promotional campaign designed to generate core deposits and to expand our Private Banking business. New deposits with our Private Banking Group rose substantially, and these accounts will lead to additional business in 1998 as the Private Banking Group provides other products and services to these customers. The overall increase in deposits was also due to the introduction of new accounts - the "Global" which provides access to various products such as credit cards and Automatic Teller Machines (ATMs); the "Esencial," which is a basic savings account with access to ATMs; and the "Conveniente," which is designed for the customers who have a small volume of transactions and use a minimum amount of checks. Early in 1998 we plan to introduce the "Dinoro," a special account for children. The average per branch deposit size increased 17% to $48.1 million in 1997, versus $40.9 million in 1996.

o During 1997 we completed the remodeling of the seven branches acquired from another bank in a prior year. We also completed our 13,000 square foot Operations Center in Bayamon, and expanded our main building in Hato Rey by about 10,000 square feet. As part of the Hato Rey work, we constructed a parking facility for approximately 350 cars. In January 1998 we began a new expansion of our central offices to increase their total size to 68,000 square feet.

o Shareholders' equity of $138.1 million as of December 31, 1997, was up 19% from $115.6 million in 1996. Core capital represented 9.16% of our total assets, and risk based capital 17.85% (on a consolidated basis), substantially exceeding the minimums required by our regulators.

We are pleased with the Company's results for 1997. We significantly increased loan originations and added to our inventory $446.1 million of unsold loans on our balance sheet to expand our earning-assets base, resulting in record total assets of $1.5 billion. These accomplishments led to strong growth in revenues and net income, and should also translate into future increased profitability.

We believe that the Company's dominant position in the mortgage sector, combined with its rapidly expanding banking operation and subprime business, will continue producing asset and earnings growth in the future. This will boost the value of our shares . The future is bright for R-G. Market demand is strong accross all our business lines, and we have the internal and external financial resources we need to continue our planned growth.

As always, I am grateful for the support of our shareholders, customers and employees, and the guidance of our Board of Directors. R-G Financial intends to remain a leader in banking and mortgage banking in Puerto Rico, and a leader in providing customer satisfaction, as has been during these initial 25 years. We expect 1998 to be another very good year for R-G in 1998, which will translate into long-term value for our stockholders.

Very truly yours,

/s/Victor J. Galan

Victor J. Galan

Providing Customer Satisfaction Through
Diverse Locations

A good branch network is critical for any institution which offers community and mortgage banking in Puerto Rico. During 1997, R-G continued to expand the number of its branches.

During 1998 we will extend our existing branch structure in three important markets within the metropolitan San Juan area- Guaynabo, where we will open one additional branch at Pinero and Martinez Nadal Avenues; Rio Piedras with another branch at El Senorial; and Bayamon, with one branch in Plaza del Sol Shopping Center. We will also open branch offices outside of metropolitan San Juan -in Ponce, Caguas and Fajardo.

These six additional branches will give us a market presence in 21 different locations after we consolidate certain existing branches. In addition, we are planning to remodel our present branches in San Patricio and Bayamon (Betances Avenue branch), providing additional space and drive-in facilities for our clients. We are in the process of building new locations or acquiring existing facilities to continue expanding at our current rate of five new branches per year on average.

Home Office:                                 Mayaguez
Hato Rey                                     McKinley Street
280 Jesus T. Pinero                          Dr. Vady Corner

Branches:                                    Vega Baja
Hato Rey                                     Cabo Caribe Development
280 Jesus T. Pinero                          Road #2 Marginal

San Patricio                                 Norte Shopping Center
Gonzalez Giusti Ave.                         Baldorioty de Castro Ave.

Guaynabo                                     Santurce #1077 Ponce de Leon Ave.
Los Jardines Shopping Center
                                             Plaza Carolina
Bayamon                                      Plaza Carolina Mall
#42-43 Betances Ave.
Hermanas Davila                              Caguas
                                             Degetau D-9
Trujillo Alto                                San Alfonso Development
Trujillo Alto Plaza
                                             Fajardo
Carolina                                     #51 Celis Aguilera Street
65 Infantry Ave.
San Marco                                    Ponce
                                             Las Americas Ave.
Manati                                       #25 Buena Vista Exit
Puerta del Sol Plaza
Road #2, km. 49.7                            Bayamon II
                                             Aguas Buenas Ave.
Arecibo                                      Lot #40
Vista Azul Marginal                          Minillas Industrial Development
San Daniel Ave. Corner

Laguna Gardens
Laguna Gardens Shopping Center

Providing Customer Satisfaction Through
Technological Advances

We want customers to have the most convenient service possible, no matter how and where they bank with us. As the world speeds up, there is less time for routine tasks such as banking. Technology enables customers to bank with R-G virtually any hour of the day, from almost anywhere. Electronic tools allow funds to be managed nearly at the speed of thought.

R-G's  effective  management  of support  operations  depends  largely on how it
approaches   technology.   For  R-G,   therefore,   technology  creates  another
competitive advantage.

We believe that a sophisticated technology platform is essential to support our continued growth. Our strong technological systems will enable us to increase our revenues, run our operations more effectively and better serve our customers. Continually expanding and improving these systems, therefore, is an important priority for our Company.

For example, we are continuing to expand the use of technology in our credit card, personal loan and mortgage-refinancing operations. We have improved the software supporting our inbound and outbound telemarketing efforts. And we have organized an Electronic Branch responsible for marketing point-of-sale terminals, cash management systems for commercial operations, and PC and Internet banking services.

During 1997 we installed credit-scoring systems in our mortgage and banking subsidiaries. One of these systems, which we created, consists of proprietary scoring cards that allow our Underwriting Department to approve or reject any type of loan in a very short period of time. Other credit-scoring systems are the ones used by Fannie Mae and Freddie Mac. Additionally, all our branches have been interconnected with our Consumer Department.

With these technological advances, we have improved the efficiency of our operations and expedited the processing of new loan applications. Most loan approvals, for example, are now extended in no more than one hour. By using technology, we have also expedited the sale of conforming loans in the secondary market.

We provide full service electronic banking support to all our customers. Our remote banking system can process customer transactions (such as account inquiries and statement downloads) through a telephone automatic response system, through dedicated PC banking and through the Internet. Last year, the automatic voice response system was expanded to handle bill payments. And we are also providing interactive banking services via Internet and PC Banking.

In 1997 we completed the installation of our Imaging system, which automatically reads all transactions that are processed in our Proof and Transit Department. We also installed special touch-screen terminals in all our branches to give customers access to information about their bank accounts. Since June 1997, all clients have been receiving photocopies of their checks in their monthly statements or on a diskette from which they can copy the image of checks processed onto their personal computers.

Providing Customer Satisfaction Through
Electronic Banking

We live in a world of ever-changing technology, which directly affects the banking business. Opportunities arise rapidly, and we are constantly challenged to determine which ones offer the best prospects for growth and customer satisfaction.

We continuously search for new ways to provide superior service by staying ahead of technology and staying ahead of market needs. For example, as a complement to our electronic transfers system, in 1996 we introduced Cash Management, a state-of-the-art software package through which commercial customers can execute certain transactions from their own premises directly into their account. In 1997 the Company also introduced a proprietary PC Banking software package which has exceeded expectations.

The ATM card introduced in 1995 is now being used by 19,000 account holders. The card gives customers the flexibility to have their purchases automatically debited to their checking accounts. Over 960,000 purchases have been made through this method.

In 1997 we gave customers the added convenience of paying bills by phone ("Phono Pago"). The number of such transactions has grown to more than 3,000 per month and continues to increase.

Providing Customer Satisfaction Through
Personal Service

With less time than ever for routine tasks, and faced with a barrage of competitive messages, consumers look for banking companies they can trust and with whom they can build long-lasting relationships. They want the highest-quality service, and one-stop-shop access to a full array of banking services: checking, savings, loans, mortgages, credit cards. Satisfying all these needs is our mission and passion. We provide not only convenience, speed and competitive prices - but personal attention as well.

Residential mortgage lending remains the bedrock of our business. Over the last 25 years we have provided satisfaction to 150,000 customers by helping them purchase their homes. We have constantly applied the knowledge gained during those years to make our service even better - through extended hours, drive-through branches, deposit slots for mortgage payments and additional locations. Through the use of technology, we have shortened the time it takes to get a mortgage and close on a purchase. By continuously improving and innovating in our mortgage programs and branch services, we have remained at the forefront of the mortgage business in Puerto Rico.

Providing Customer Satisfaction Through
New Housing

New housing was our initial pillar. In our early years we arranged interim financing for builders with local and US banks or REITS (real estate investment trusts), and provided the end loans after completion of construction. Today we offer the full gamut of services to builders and developers of new housing, including land and development loans, construction loans and permanent loans for residential and commercial properties.

1.      Altamira
        Fajardo, PR
        58  units  o  Average   selling  price  of  $93,500   Provided   interim
        construction loan and permanent financing in the amount of $3,939,000.

2.      Ciudad Cristiana
        Humacao , PR
        158 units o Average selling price of $47,000.
        Providing interim construction loan for the rehabilitation and site improvements and permanent financing in the amount of $4,450,000. Obtained affordable Housing Program Grant from the Federal Home Loan Bank of New York in the amount of $455,000 for downpayment and closing cost assistance.

3.      Villas de Cambalache
        Rio Grande , PR
        254 units o Average selling price of $95,000 Participating in the interim financing and providing permanent financing in the amount of $23,000,000

4.      Valle Costero
        Santa Isabel, PR
        281 units o Average selling price of $65,000 Providing permanent financing in the amount of $17,500,000

5.      Ciudad Real
        Vega Baja, PR
        320 units o Average selling price of $90,000. Providing permanent financing in the amount of $28,000,000.

6.      Alborada, El Condominio
        Bayamon , PR
        252 units o Average selling price of $110,000 Providing permanent financing in the amount of $26,500,000.

7.      Villas de Buenaventura
        Yabucoa, PR
        500 units o Average selling price of $64,000
        Providing permanent financing in the amount of $31,000,000. Affordable housing units with downpayment and interest subsidies from the Puerto Rico Housing Bank.

8.      Berwind Beach Resort
        Rio Grande, PR
        104 units o Average selling price of $150,000. Provided land acquisition loan and permanent financing in the amount of $14,000,000.

9.      Los Flamboyanes
        Gurabo, PR
        315  units o  Average  selling  price  of  $85,000
        Providing permanent financing in the amount of $28,000,000

10.     Borinquen Valley
        Caguas, PR

        188 units o Average selling price of $60,000
        Participating in the interim financing and providing permanent financing in the amount of $11,200,000.

11.     Montecasino Heights
        Toa Alta, PR
        497 units o Average selling price of $110,000 Providing permanent financing in the amount of $50,000,000.

12.     Chalets de Cupey
        Rio Piedras, PR
        96 units o Average selling price of $115,000 Providing permanent financing in the amount of $11,000,000.

                                    [BLANK]

SELECTED CONSOLIDATED FINANCIAL
AND OTHER DATA OF R&G FINANCIAL

The following table presents selected consolidated financial and other data of R&G Financial for each of the five years in the period ended December 31, 1997. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of R&G Financial, including the accompanying Notes, presented elsewhere herein. In the opinion of management, this information reflects all adjustments, consisting only of normal recurring accruals and adjustments, necessary for a fair presentation.

                                                                                  At or For the Year Ended December 31,
                                                                      1997          1996           1995          1994         1993
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, except for per share data)
 Selected Balance Sheet Data:
   Total assets(1)                                                $1,510,746     $1,037,798     $  853,206     $622,499     $538,069
    Loans receivable, net                                            765,059        603,751        473,841      301,614      216,620
   Mortgage loans held for sale                                       46,885         54,450         21,318       22,021      174,221
   Mortgage-backed and investment securities held for trading        401,039        110,267        113,809      124,522         --
   Mortgage-backed securities available for sale                      46,004         50,841         61,008       13,300       10,241
   Mortgage-backed securities held to maturity                        33,326         37,900         41,731       84,122       39,122
   Investment securities available for sale                           75,863         30,973          3,280        1,878         --
   Investment securities held to maturity                             10,693          5,270          2,046        2,182        4,957
   Cash and cash equivalents(2)                                       68,366         98,856        104,195       45,622       66,958
   Deposits                                                          722,418        615,567        518,187      380,148      312,151
   Securities sold under agreements to repurchase                    382,283         97,444         98,483      108,922         --
   Notes payable                                                     159,304        126,842         81,130       45,815      133,913
   Other borrowings(3)                                                76,359         65,463         67,315       18,092       14,479
   Subordinated notes(4)                                               3,250          3,250          3,250        3,250        3,071
   Stockholders' equity                                              138,054        115,633         66,385       55,970       49,531
   Stockholders' equity per share(5)                              $     9.76     $     8.17     $     7.11     $   5.99     $   5.30

Selected Income Statement Data:
   Revenues:
           Net interest income after provision for loan losses    $   30,160     $   24,665     $   20,323     $ 19,137     $ 14,253
           Loan administration and servicing fees                     13,214         13,029         11,030       11,046        9,326
           Net gain on sale of investments available for sale            107            642           --           --            394
           Net gain on sale of loans and servicing rights             24,033         11,709          8,384        2,899       29,026
           Other(6)                                                    3,751          3,872          4,028        1,667        1,179
------------------------------------------------------------------------------------------------------------------------------------
                   Total revenue                                      71,265         53,917         43,765       28,951       54,178
------------------------------------------------------------------------------------------------------------------------------------
   Expenses:
           Employee compensation and benefits                         13,653         10,793          8,284        5,252        8,590
           Office occupancy and equipment                              7,131          5,531          4,711        4,488        3,395
           SAIF special assessment                                      --            2,508           --           --           --
           Other administrative and general                           18,252         15,424         13,731       13,269       14,561
------------------------------------------------------------------------------------------------------------------------------------
                   Total expenses                                     39,036         34,257         26,726       23,009       26,546
------------------------------------------------------------------------------------------------------------------------------------

                                                                                  At or For the Year Ended December 31,
                                                                       1997         1996              1995        1994        1993
------------------------------------------------------------------------------------------------------------------------------------
        Income before minority interest in the Bank and income
                taxes                                                  32,229      19,660            17,039       5,942      27,632
        Minority interest in the Bank's earnings                         --           538               743         500         812
        Income taxes                                                    8,732       5,922             5,847         856       9,633
        Cumulative effect of change in accounting principle              --          --                --           867         --
------------------------------------------------------------------------------------------------------------------------------------
        Net income                                                 $   23,497   $    13,200(7)  $    10,449  $    5,452   $  17,187
------------------------------------------------------------------------------------------------------------------------------------
        Diluted earnings per share(5)                              $     1.62   $      1.19(7)  $      1.12  $     0.58   $    1.84
------------------------------------------------------------------------------------------------------------------------------------

Selected Operating Data(8):
Performance Ratios and Other Data:
     Mortgage loans originated(9)                                  $  545,960   $  426,874      $  306,775   $  488,071  $  834,680
     Loan servicing portfolio                                       3,000,888    2,550,169       2,298,200    2,114,743   2,000,530
     Return on average assets(8)                                         1.85%        1.38%           1.47%        0.91%       4.07%
     Return on average equity(8)                                        18.69        15.54           17.08        10.34       41.98
     Equity to assets at end of period                                   9.13        11.14            7.78         8.94        9.21
     Interest rate spread(10)                                            2.88         3.00            2.93         3.24        3.66
     Net interest margin(10)                                             3.12         3.24            3.26         3.48        3.92
     Average interest-earning assets to average
     interest-bearing liabilities                                      104.61       104.60          106.50       105.60      106.08
     Total other expenses to average total assets                        3.08         3.59            3.80         3.84        6.29
     Full-service Bank offices                                             15           15              14            8           8
     R&G Mortgage offices(11)                                              11           11              12           12          13
     Cash dividends declared per share                                    .13          .14(12)          --           --          --

   Asset Quality Ratios(13):
     Non-performing loans to total loans at end of period               3.89%        3.09%           2.18%        1.84%       2.24%
     Non-performing assets to total assets at end of period             2.12         1.90            1.32         1.04        1.07
     Allowance for loan losses to total loans at end of period          0.87         0.55            0.72         0.92        1.34
     Allowance for loan losses to total non-performing loans
       at end of period                                                22.34        17.64           33.19        50.10       59.87

    Bank Regulatory Capital Ratios(14):
      Tier 1 risk-based capital ratio                                  13.10%       13.91%          10.53%       11.03%       N/A
      Total risk-based capital ratio                                   14.00        14.79           11.66        13.59        N/A
      Tier 1 leverage capital ratio                                     7.34         8.45            6.25         5.95        N/A

------------------
(1) At December 1997, R&G Mortgage and the Bank had total assets of $489.3 million and $996.3 million, respectively, before consolidation.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold, all of which had original maturities of 90 days or less.

(3) Comprised of long-term debt, advances from the Federal Home Loan Bank ("FHLB") of New York and other secured borrowings. See Notes 10 and 11 of R&G Financial's Notes to Consolidated Financial Statements.

(4) Represents a seven-year subordinated capital note of the Bank issued in 1991, which is subject to an annual sinking fund requirement. See Note 12 of R&G Financial's Notes to Consolidated Financial Statements.

(5) As adjusted to reflect stock split declared by the Company effective September 25, 1997. See Note 14 of R&G Financial's Notes to Consolidated Financial Statements.

(6) Comprised of change in provision for cost in excess of market value of loans available for sale, net gain on trading account, and other miscellaneous revenue sources, including Bank service charges, fees and other income.

(7) Includes one time special Savings Association Insurance Fund ("SAIF") assessment of $2,508,380 or $1,642,990 after tax ($0.15 per share on a diluted basis) incurred in the September 1996 quarter to recapitalize the SAIF of the Federal Deposit Insurance Corporation ("FDIC"). Without giving effect to this one-time special assessment, net income and diluted earnings per share would have been $14,842,507 and $1.34, respectively, and return on average assets and return on average equity would have been 1.55% and 17.48%, respectively.

(8) With the exception of end of period ratios, all ratios for R&G Mortgage are based on the average of month end balances while all ratios for the Bank are based on average daily balances. All ratios are annualized where appropriate.

(9) Represents total originations by R&G Mortgage for the Bank as well as loans originated and sold to third parties.

(10) Interest rate spread represents the difference between R&G Financial's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of R&G Financial."

(11) R&G Mortgage maintains a total of 11 offices that are separate from Bank branch offices. A total of seven of these offices are located in the same building or facility as the Bank branch. The table does not include an additional seven Mortgage Banking Centers which are located in the Bank's offices.

(12) Includes $500,000 or $0.05 per share paid on the Class A Common Stock in March 1996 prior to the Company's initial public offering. Amount is based on weighted average number of shares of Common Stock (Class A and Class B) outstanding.

(13) Non-performing loans consist of R&G Financial's non-accrual loans and non-performing assets consist of R&G Financial's non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof. The increase in non-performing loans during 1997 is a function of the increase in the size of the Bank's loan portfolio, as well as to a significant increase in recent years in the level of non-performing residential real estate loans due to delays in the foreclosure process. Excluding the residential loan portfolio, the allowance for loan losses to total non-performing loans at December 31, 1997 amounted to 60.5%.

(14) All of such ratios were in compliance with the applicable requirements of the FDIC. Prior to 1994, the Bank operated as a savings and loan association. As such, the Bank was subject to the capital ratios of the Office of Thrift Supervision and not those of the FDIC and was at all times in capital compliance therewith.

Management Discussion and Analysis of Financial Condition and
Results of Operations of R&G Financial

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

R&G Financial has generally sought to achieve long-term financial strength and profitability by increasing the amount and stability of its net interest income and other non-interest income. R&G Financial has sought to implement this strategy by (i) establishing and emphasizing the growth of its mortgage banking activities, including growing its loan servicing operation; (ii) expanding its retail banking franchise (the Bank has expanded its branch system from two offices at February 1990 to 15 offices at December 31, 1997) and, without taking into consideration possible branch acquisition opportunities, the Bank presently anticipates opening approximately three branches per year during the next several years, all in order to achieve increased market presence and to increase core deposits; (iii) enhancing R&G Financial's net interest income by increasing R&G Financial's loans held for investment, particularly single-family residential loans; (iv) developing new business relationships through an increased emphasis on commercial real estate and commercial business lending;
(v) diversifying R&G Financial's retail products and services, including an increase in consumer loan originations (such as credit cards); (vi) meeting the banking needs of its customers through, among other things, the offering of trust and investment services; and (vii) controlled growth and the pursuit of a variety of acquisition opportunities when appropriate. R&G Financial attempts to control its overall operating expenses, notwithstanding R&G Financial's recent growth and expansion activities.

Asset and Liability Management
        General.

Changes in interest rates can have a variety of effects on R&G Financial's business. In particular, changes in interest rates affect the volume of mortgage loan originations, the interest rate spread on loans held for sale, the amount of gain on the sale of loans, the value of R&G Mortgage's loan servicing portfolio and the Bank's net interest income. A substantial increase in interest rates could also affect the volume of R&G Mortgage's loan originations for both the Bank and third parties by reducing the demand for mortgages for home purchases, as well as the demand for refinancings of existing mortgages. Conversely, a substantial decrease in interest rates will generally increase the demand for mortgages. To the extent that interest rates in future periods were to increase substantially, R&G Financial would expect overall originations to decline. A decrease in the volume of R&G Financial's mortgage originations could result in a decrease in the amount of R&G Mortgage's mortgage origination income and portfolio generated net interest income to the Bank.

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

The Bank's asset and liability management function is under the guidance of the Interest Rate Risk, Budget and Investments Committee ("IRRBICO"), which is chaired by the Chief Executive Officer and comprised principally of members of the Bank's senior management and at least three members of the Board of Directors. The IRRBICO meets once a month to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity and maturities of investments and borrowings. In connection therewith, the IRRBICO generally reviews the Bank's liquidity, cash flow needs, maturities of investments, deposits and borrowings and current market conditions and interest rates.

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

A more conventional but limited IRRBICO monitoring tool involves an analysis of the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. At December 31, 1997, R&G Financial's interest-bearing liabilities which mature or reprice within one year exceeded R&G Financial's interest-earning assets with similar characteristics by $202.2 million, or 13.38% of total assets. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

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

A mortgage-banking company is generally exposed to interest rate risk from the time the interest rate on the customer's mortgage loan application is established through the time the mortgage loan closes, and until the time the company commits to sell the mortgage loan. In order to limit R&G Mortgage's exposure to interest rate risk through the time the mortgage loan closes, R&G Mortgage generally does not lock-in or guarantee the customer a specific interest rate on such loans through the closing date but rather offers customers an interest rate that will be based on a prevailing market rate that adjusts weekly. Moreover, in order to limit R&G Mortgage's exposure to interest rate risk through the time the loan is sold or committed to be sold, R&G Mortgage may, depending upon market conditions, enter into forward commitments to sell a portion of its mortgage loans to investors for delivery at a future time. At December 31, 1997, R&G Mortgage had $17.8 million of pre-existing commitments by third-party investors to purchase mortgage loans. To the extent that R&G Mortgage originates or commits to originate loans without pre-existing commitments by investors to purchase such loans or is not otherwise hedged against changes in interest rates ("unhedged loans"), R&G Mortgage will be subject to the risk of gains or losses through adjustments to the carrying value of loans held for sale or on the actual sale of such loans (the value of unhedged loans fluctuates inversely with changes in interest rates).

Finally, R&G Mortgage carries an inventory of mortgage-backed and related securities (primarily fixed-rate GNMA certificates). Generally, the value of fixed-rate mortgage-backed securities declines when interest rates rise and, conversely, increases when interest rates fall. At December 31, 1997, R&G Mortgage held $398.8 million of mortgage-backed and related securities (all of which carried fixed interest rates) which were classified as held for trading and reported at fair value, with unrealized gains and losses included in earnings. Accordingly, declines in the value of R&G Mortgage's securities held for trading could have a negative impact on R&G Financial's earnings regardless of whether any securities were actually sold.

In order to hedge the interest rate risk with respect to R&G Mortgage's mortgage-backed and related securities portfolio, R&G Mortgage may utilize a variety of interest rate contracts such as interest rate swaps, collars, caps, options or futures (primarily Eurodollar certificates of deposit and U.S. Treasury note contracts). R&G Mortgage will use such hedging instruments based upon market conditions as well as the level of market rates of interest. In determining the amount of its portfolio to hedge, R&G Mortgage will consider the volatility of prices of its mortgage-backed and related securities (Puerto Rican tax-exempt GNMAs are generally less volatile than their U.S. counterparts). For taxable GNMAs, R&G Mortgage enters into forward sales commitments for 30, 60 and 90 days to reduce its interest rate risk. At December 31, 1997, R&G Mortgage was not a party to any interest rate swaps, collars, caps, floors, options or futures.

        The Bank.

The results of operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At December 31, 1997, the Bank's interest-earning assets included a portfolio of loans receivable, net (not including mortgage loans held for sale) of $733.1 million and a portfolio of investment securities and mortgage-backed securities (including held to maturity, held for trading and available for sale) of $167.5 million. Because the Bank's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the Bank's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the Bank's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates. In addition to affecting net interest income, changes in interest rates also can affect the value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. At December 31, 1997, $1.6 million or 1.0% of the Bank's mortgage-backed and investment securities were classified as held for trading (which consisted solely of mortgage-backed and related securities), and are reported at fair value, with unrealized gains and losses included in earnings. In addition, at December 31, 1997, $121.9 million or 72.7% of the Bank's mortgage-backed and investment securities were classified as available for sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes as a separate component of stockholders' equity.

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

External hedging involves the use of interest rate swaps, collars, caps, options and futures to reduce interest rate risk on all mortgage-backed securities (excluding CMOs) which are available for sale. At December 31, 1997, mortgage-backed securities available for sale had a fair value of $46.0 million.

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

At December 31, 1997, the Bank was a party to three interest rate swap agreements. An interest rate swap is an agreement where one party (generally the
Bank) agrees to pay a fixed-rate of interest on a notional principal amount to a second party (generally a broker) in exchange for receiving from the second party a variable-rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. The Bank's existing interest rate swap agreements have an aggregate notional amount of approximately $50.0 million and expire from September 17, 1999 to October 9, 2001. With respect to such agreements, the Bank makes fixed interest payments ranging from 5.06% to 5.79% and receives payments based upon the three-month London Interbank Offer Rate ("LIBOR") and Libid. The net expense (income) relating to the Bank's fixed-pay interest rate swaps amounted to approximately $293,000, $61,000 and $(187,000) during the years ended December 31, 1997, 1996 and 1995, respectively. Such interest rate contracts have reduced the imbalance between the Bank's interest-earning assets and interest-bearing liabilities within shorter maturities, thus, reducing the Bank's exposure to increases in interest rates that may occur in the future.

As discussed above, the Bank may also enter into interest rate collars, caps, options and futures. However, at December 31, 1997, the Bank was not a party to any such interest rate contracts. An interest rate cap consists of a guarantee given by one party, referred to as the issuer (i.e., a broker), to another party, referred to as the purchaser (i.e., the Bank), in exchange for the payment of a premium, that if interest rates rise above a specified rate on a specified interest rate index, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on a notional principal amount for a predetermined period of time. No funds are actually borrowed or repaid. Similarly, an interest rate collar is a combination of a purchased cap and a written floor at different rates. Accordingly, an interest rate collar requires no payments if interest rates remain within a specified range, but will require the Bank to be paid if interest rates rise above the cap rate or require the Bank to pay if interest rates fall below the floor rate. Interest rate futures are commitments to either purchase or sell designated instruments (such as Eurodollar certificates of deposit and U.S. Treasury note contracts) at a future date for a specified price. Futures contracts are generally traded on an exchange, are marked to market daily and subject to initial and maintenance margin requirements. Options are contracts which grant the purchaser the right to buy or sell the underlying asset by a certain date for a specified price.

The following table summarizes the anticipated maturities or repricing of R&G Financial's interest-earning assets and interest-bearing liabilities as of December 31, 1997, based on the information and assumptions set forth in the notes below.

                                                                  Four to      More Than     More Than
                                               Within Three       Twelve      One Year to   Three Years     Over Five
                                                  Months          Months      Three Years  to Five Years      Years         Total

                                                                               (Dollars in Thousands)
Interest-earning assets(1):
Loans receivable:
  Residential real estate loans                 $   34,807     $   67,276     $  109,729     $   81,473     $  200,416    $  493,701
  Construction loans                                 1,567          5,582           --             --             --           7,149
  Commercial real estate loans                      84,522             72            219            271          2,428        87,512
  Consumer loans                                    21,873         43,179         53,351         18,852          7,104       144,359
  Commercial business loans                         38,481            117           --             --             --          38,598
Mortgage loans held for sale                         7,272         21,707         17,693           --             --          46,672
Mortgage-backed securities(2)(3)                    63,013        179,139        130,547         51,478         44,405       468,582
Investment securities(3)                            27,785         54,062          1,477          1,660          2,137        87,121
Other interest-earning assets(4)                    35,759           --             --             --             --          35,759
------------------------------------------------------------------------------------------------------------------------------------
  Total                                         $  315,079     $  371,134     $  313,016     $  153,734     $  256,490    $1,409,453
====================================================================================================================================
Interest-bearing liabilities:
Deposits(5):
  NOW and Super NOW accounts(6)                 $    4,764     $   13,340     $   14,666     $   11,880     $   50,644    $   95,294
  Passbook savings accounts(6)                       2,073          5,917         13,611         11,025         47,003        79,629
  Checking and commercial checking(6)                4,575         12,809         14,082         11,407         48,631        91,504
  Certificates of deposit                          129,485        218,321         69,994         27,539          9,054       454,393
FHLB advances                                       42,000           --             --             --             --          42,000
Reverse repurchase agreements(7)                   392,283           --             --             --             --         392,283
Other borrowings(8)                                 92,214         20,599         84,100           --             --         196,913
------------------------------------------------------------------------------------------------------------------------------------
  Total                                            667,394        270,986        196,453         61,851        155,332     1,352,016
------------------------------------------------------------------------------------------------------------------------------------

Effect of hedging instruments                      (50,000)          --           10,000         40,000           --            --
------------------------------------------------------------------------------------------------------------------------------------
                                                $  617,394     $  270,986     $  206,453     $  101,851     $  155,332    $1,352,016
====================================================================================================================================
Excess (deficiency) of interest-earning
assets over interest-bearing liabilities        $ (302,315)    $  100,148     $  106,563     $   51,883     $  101,158          --
====================================================================================================================================
Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities                 $ (302,315)    $ (202,167)    $  (95,604)    $  (43,721)    $   57,437          --
====================================================================================================================================
Cumulative excess (deficiency) of
   interest-earning assets over
   interest-bearing liabilities as a
   percent of total assets                          (20.01)%       (13.38)%        (6.33)%        (2.89)%         3.80%         --
====================================================================================================================================

----------------

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

(3) Includes securities held for trading, available for sale and held to maturity.

(4) Includes securities purchased under agreement to resell, time deposits with other banks and federal funds sold.

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

(7)  Includes $10,000,000 federal funds purchased.

(8) Comprised of warehousing lines and notes payable, subordinated notes and other secured borrowings.

Although "gap" analysis is a useful measurement device available to management in determining the existence of interest rate exposure, its static focus as of a particular date makes it necessary to utilize other techniques in measuring exposure to changes in interest rates. For example, gap analysis is limited in its ability to predict trends in future earnings and makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. As a result, R&G Financial, through simulation models, also analyzes on a monthly basis the estimated effects on net interest income and equity under multiple rate scenarios, including increases and decreases in interest rates amounting to 400, 300, 200 and 100 basis points. The IRRBICO regularly review interest rate risk by forecasting the impact of alternative interest rate scenarios on net interest income and on R&G Financial's MVPE, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and by evaluating such impact against the maximum potential changes in net interest income and MVPE.

The following table sets forth at December 31, 1997 the estimated percentage change in R&G Financial's MVPE based on the indicated changes in interest rates.

                                     MVPE(2)
--------------------------------------------------------------------------------
     Change in                                                     Change as a
   Interest Rates                               Percentage          Percentage
(in Basis Points)(1)      Amount of Change        Change            of Assets
--------------------------------------------------------------------------------
                             (Dollars in Thousands)
      +400                    $(33,853)            (25.8)%           (2.24)%
      +300                     (24,997)            (19.1)            (1.65)
      +200                     (16,371)            (12.5)            (1.08)
      +100                      (8,127)             (6.2)             (.54)
      --                           --               --                --
      -100                      15,367              11.7              1.02
      -200                      30,577              23.3              2.02
      -300                      47,891              36.5              3.17
      -400                      88,716              67.7              5.87

--------------

(1)  Assumes  an   instantaneous   uniform  change  in  interest  rates  at  all
     maturities.

(2) Based on R&G Financial's pre-tax MVPE of $131.1 million at December 31, 1997, which is approximately $7.0 million below R&G Financial's stockholders' equity calculated in accordance with generally accepted accounting principles as of such date.


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

Changes in Financial Condition

        General.

At December 31, 1997, R&G Financial's total assets amounted to $1.5 billion, as compared to $1.0 billion at December 31, 1996. The $473 million or 45.6% increase in total assets during the year ended December 31, 1997 was primarily the result of a $161.3 million or 26.7% increase in loans receivable, net, and a $292.3 million or 270.3% increase in mortgage-backed securities held for trading, which are attributable to the origination of $906.3 million of loans, primarily single-family residential loans, before reduction for repayments and sales, and a $40.1 million increase in securities available for sale, which is primarily the result of purchases during the year of approximately $42.0 million of such securities, net of maturities and sales.

        Cash and Money Market Investments.

Cash and money market investments (consisting of cash and due from banks, securities purchased under agreements to resell, time deposits with other financial institutions and federal funds sold) amounted to $68.4 million and $98.9 million as of December 31, 1997 and 1996, respectively.

        Loans Receivable and Mortgage Loans Held for Sale.

At December 31, 1997, R&G Financial's loans receivable, net amounted to $765.1 million or 50.6% of total assets, as compared to $603.8 million or 58.2% as of December 31, 1996. The growth in R&G Financial's loans receivable, net reflects R&G Financial's strategy of increasing its loans held for investment, including residential mortgage, construction, commercial real estate and commercial business loans. During the years ended December 31, 1997, 1996 and 1995, total loans originated and purchased by the Bank (including loans originated by R&G Mortgage on behalf of the Bank) amounted to $435.4 million, $342.2 million and $281.7 million, respectively.

At December 31, 1997, R&G Financial's allowance for loan losses (all of which is maintained in the Bank's loan portfolio) totalled $6.8 million, which represented a $3.4 million or 103.2% increase from the level maintained at December 31, 1996. At December 31, 1997, R&G Financial's allowance represented approximately 0.87% of the total loan portfolio and 22.34% of total non-performing loans, as compared to 0.55% and 17.64% at December 31, 1996. The increase in the allowance for loan losses is attributable to the provision of $6.4 million for loan losses during the year, which was primarily attributable to the overall growth in the loan portfolio, and to a lesser extent, an increase in consumer loan delinquencies during the year, offset by net write-offs during the year totalling approximately $2.9 million. Net write-offs are net of $2.0 million received as settlement of an insurance claim filed by the Company in 1996 accounted for as a recovery of loans previously charged off. See "Results of Operations - Provision for Loan Losses."

Management of R&G Financial believes that its allowance for loan losses at December 31, 1997 was adequate, based upon, among other things, the significant level of single-family residential loans within R&G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. However, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect R&G Financial's results of operations.

At December 31, 1997 and 1996, mortgage loans held for sale amounted to $46.9 million and $54.5 million, respectively. Mortgage loans held for sale primarily reflects loans which are in the process of being securitized and sold. The level of mortgage banking activities is highly dependent upon market and economic factors.

        Securities Held for Trading, Available for Sale and Held for Investment.

R&G Financial maintains a substantial portion of its assets in mortgage-backed and investment securities which are classified as either held for trading, available for sale or held to maturity in accordance with SFAS No. 115. At December 31, 1997, R&G Financial's aggregate mortgage-backed and investment securities totalled $566.9 million or 37.5% of total assets, as compared to $234.5 million or 22.6% at December 31, 1996, respectively.

Securities held for trading consist primarily of FHA and VA loans which have been securitized as GNMA pools and are being held for sale either to institutions in the secondary market or private investors through the Bank's Trust Department. At December 31, 1997 and 1996, securities held for trading amounted to $400.4 million and $108.1 million, respectively. At December 31, 1997, all but $1.6 million of such securities were held by R&G Mortgage. Pursuant to SFAS No. 115, securities held for trading are reported at fair value with unrealized gains and losses included in earnings.

Securities available for sale consist of mortgage-backed and related securities (FNMA and FHLMC certificates as well as CMOs and CMO residuals) and U.S.
Government agency securities, all of which were held by the Bank. At December 31, 1997 and 1996, securities available for sale totalled $121.9 million and $81.8 million, respectively. Pursuant to SFAS No. 115, securities available for sale are reported at fair value with unrealized gains and losses excluded from earnings, and reported as a separate component of stockholders' equity.

Securities held to maturity consist of mortgage-backed securities (GNMA, FNMA and FHLMC certificates), Puerto Rico Government obligations and other Puerto Rico securities, all of which were held by the Bank. At December 31, 1997 and 1996, securities held to maturity totalled $44.0 million and $43.2 million, respectively. Securities held to maturity are accounted for at amortized cost. At December 31, 1997 and 1996, R&G Financial's securities held to maturity had a market value of $43.8 million and $42.3 million, respectively.

        Mortgage Servicing Asset.

As of December 31, 1997 and 1996, R&G Financial reported $21.2 million and $12.6 million of mortgage servicing rights, respectively. Effective January 1, 1995, R&G Financial adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights," and, in connection therewith, R&G Financial is required to recognize both purchased and originated mortgage servicing rights as assets in its Consolidated Financial Statements. However, R&G Financial is not permitted to recognize retroactively mortgage servicing rights originated prior to the date of its adoption of SFAS No. 122 until the related loans are sold. SFAS No. 122 also requires R&G Financial to assess the fair value of its mortgage servicing rights on a quarterly basis and to determine any potential impairment. Any future decline in interest rates which results in an acceleration in mortgage loan prepayments could have an adverse effect on R&G Financial's mortgage servicing rights, the value of which is dependent upon the cash flows from the underlying mortgage loans.

        Deposits.

At December 31, 1997, deposits totalled $722.4 million, as compared to $615.6 million at December 31, 1996. The $106.8 million or 17.4% increase in deposits during the year ended December 31, 1997 was primarily due to promotions in connection with new accounts and competitive pricing. One of the Bank's strategies is to increase its core deposits, which provide a source of fee income and the ability to cross-sell other products and services. As a result, core deposits (consisting of passbook, NOW and Super NOW and checking and commercial checking accounts) increased from $210.4 million or 34.2% of total deposits at December 31, 1996 to $266.4 million or 36.7% of total deposits at December 31, 1997.

        Borrowings.

Other than deposits, R&G Financial's primary sources of funds consist of securities sold under agreements to repurchase (consisting of agreements to purchase on a specified later date the same or substantially identical securities) ("repurchase agreements"). At December 31, 1997 and 1996, reverse repurchase agreements totalled $382.3 million and $97.4 million, respectively.

Notes payable consist primarily of warehouse lines of credit (which are used to fund loan commitments of R&G Mortgage) and Section 936 promissory notes (which represents a low cost source of short and intermediate-term funds for the Bank). At December 31, 1997, notes payable amounted to $159.3 million, as compared to $126.8 million at December 31, 1996. The $32.5 million or 25.6% increase in notes payable during the year ended December 31, 1997 reflected $34.9 million of increased warehouse lines, which was partially offset by a $2.4 million reduction in 936 Notes.

Advances from the FHLB of New York amounted to $42.0 million and $15.0 million at December 31, 1997 and 1996, respectively. At December 31, 1996, all FHLB advances were scheduled to mature within 30 days, with an average interest rate of 6.03%.

In December 1995, the Bank sold single-family residential mortgage loans with an aggregate outstanding balance of approximately $55 million to two commercial banks. In connection with these transactions and in consideration of higher servicing fees, R&G Mortgage assumed certain recourse obligations. In addition, the purchasers of the loans have the right, at their option, to require R&G Mortgage to purchase the mortgage loans beginning on specified dates in December 2000. Management has estimated its liability, if any, under the foregoing recourse provisions to be immaterial as of December 31, 1997. In R&G Financial's Consolidated Financial Statements, R&G Financial has recognized the foregoing transaction as a transfer of loans with recourse. Accordingly, the proceeds from such transaction (amounting to $34.4 million and $50.5 million at December 31, 1997 and 1996, respectively) have been reported as other secured borrowings in R&G Financial's Consolidated Financial Statements.

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

        Stockholders' Equity.

Stockholders' equity increased from $115.6 million at December 31, 1996 to $138.1 million at December 31, 1997. The $22.5 million or 19.5% increase in stockholders' equity during 1997 was primarily due to the $23.5 million net income for the year and an increase in unrealized gains on securities available for sale from a $102,000 loss at December 31, 1996 to an unrealized gain of $1.2 million at December 31, 1997. The increases in stockholders' equity were slightly offset by dividends paid during the year of $2.4 million.

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

                                                                                Year Ended December 31,
                                                                 1997                    1996                     1995
                                                         Amount      Percent     Amount       Percent      Amount      Percent
------------------------------------------------------------------------------------------------------------------------------------
                                                                                (Dollars in Thousands)
The Bank:
   Net interest income after
           provision for loan losses                    $25,544       35.84%     $20,884       38.73%     $17,944       41.00%
   Net gain on sale of loans                              5,436        7.63        1,355        2.51        1,250        2.85
   Net gain on sale of
            investment securities                           107        0.15          642        1.19         --           --
   Market valuation allowance
           on loans held for sale                          --            --           --          --          856        1.96
   Other income(1)                                        2,915        4.09        3,664        6.80        2,368        5.41
------------------------------------------------------------------------------------------------------------------------------------
                                                         34,002       47.71       26,545       49.23       22,418       51.22
------------------------------------------------------------------------------------------------------------------------------------
R&G Mortgage:
   Net interest income                                    4,616        6.48        3,781        7.01        2,379        5.44
   Loan administration and servicing fees                13,214       18.54       13,029       24.17       11,030       25.20
   Net gain on origination and sale of loans             18,597       26.10       10,354       19.20        7,134       16.30
   Other income(1)                                          836        1.17          208        0.39          804        1.84
------------------------------------------------------------------------------------------------------------------------------------
                                                         37,263       52.29       27,372       50.77       21,347       48.78
------------------------------------------------------------------------------------------------------------------------------------
                                                        $71,265      100.00%     $53,917      100.00%     $43,765      100.00%

----------------

(1) Comprised of service charges, fees and other for the Bank and other miscellaneous revenue sources for the Bank and R&G Mortgage.


R&G Financial reported net income of $23.5 million, $13.2 million and $10.4 million during the years ended December 31, 1997, 1996 and 1995, respectively. Net income increased by $10.3 million or 78.01% during the year ended December 31, 1997, as compared to 1996, due to a $7.6 million increase in net interest income and a $11.9 million increase in total other income, which were partially offset by a $7.3 million increase in total operating expenses, (excluding the one-time SAIF special assessment of $2.5 million in 1996), and a $2.1 million or 49.6% increase in the provision for loan losses.

Net income increased by $2.8 million or 26.3% during the year ended December 31, 1996, as compared to 1995, due to a $12.6 million increase in net interest income and a $5.8 million increase in total other income, which were partially offset by a $7.5 million increase in total operating expenses, ($5.0 million if the one-time SAIF special assessment were excluded), and a $3.3 million or a 348% increase in the provision for loan losses.

Net Interest Income. Net interest income is determined by R&G Financial's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Net interest income totalled $36.5 million, $28.9 million and $21.3 million during the years ended December 31, 1997, 1996 and 1995, respectively. Net interest income increased by $7.6 million or 26.3% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, due to an increase in R&G Financial's average net interest earning assets of $11.9 milion during the year, offset by a decrease in the Company's interest rate spread from 3.00% in 1996 to 2.88% in 1997. Net interest income increased by $7.7 million or 36.0% during 1996 due to an increase in R&G Financial's interest rate-spread from 2.93% for 1995 to 3.00% for 1996, which was partially offset by a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 106.5% for 1995 to 104.6% for 1996.

        The following table presents for R&G Financial for the periods indicated the total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on the average of month-end balances for R&G Mortgage and average daily balances R&G Mortgage and the average daily balances for the Banm+pin each case during the periods presented.

                                                                                  Year Ended December 31,
                                                                     1997                                      1996
                                                       Average                     Yield/        Average                    Yield/
                                                       Balance     Interest       Rate (1)       Balance     Interest       Rate (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  (Dollars in Thousands)
Interest-Earning Assets:
   Cash and cash equivalents(2)                        $30,967      $1,674         5.41%       $43,072        $2,322         5.39%
   Investment securities held for trading                5,466         328         5.07          2,271           116         5.11
   Investment securities available for sale             51,105       3,205         6.27         19,102         1,193         6.25
   Investment securities held to maturity               15,095         777         5.15         10,069           515         4.35
   Mortgage-backed securities held for trading         249,930      17,174         6.87        136,618         9,258         6.78
   Mortgage-backed securities available for sale        44,693       3,200         7.16         50,633         3,602         7.11
   Mortgage-backed securities held to maturity          35,642       2,152         6.04         40,403         2,478         6.27
   Loans receivable, net(3)(4)                         732,064      68,514         9.36        587,730        54,044         9.20
   FHLB of New York stock                                4,710         311         6.60          3,999           258         6.45
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets                 1,169,672     $97,335         8.32%       893,897       $73,786         8.25%
====================================================================================================================================
    Non-interest-earning assets                         98,880                                  61,480
------------------------------------------------------------------------------------------------------------------------------------
    Total assets                                    $1,268,552                                $955,377
====================================================================================================================================
   Interest-Bearing Liabilities:
     Deposits                                         $668,704     $32,434         4.85%      $561,548       $27,518         4.90%
     Securities sold under agreements to
       repurchase                                      226,771      13,483         5.95        100,607         5,024         4.99
     Notes payable                                     151,440       9,616         6.35        126,171         7,284         5.77
     Subordinated debt(5)                                3,250         324         9.97          3,250           332        10.21
     Other borrowings(6)                                67,973       4,948         7.28         63,118         4,705         7.45
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities            1,118,138     $60,805         5.44%       854,694       $44,863         5.25%
====================================================================================================================================
     Non-interest-bearing liabilities                   24,680                                  15,766
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities                             1,142,818                                 870,460
     Stockholders' equity                              125,734                                  84,917
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and
             stockholders' equity                   $1,268,552                                $955,377
====================================================================================================================================
     Net interest income; interest
            rate spread(7)                                         $36,530         2.88%                     $28,923         3.00%
====================================================================================================================================
     Net interest margin(7)                                                        3.12%                                     3.24%
====================================================================================================================================
     Average interest-earning assets to
       average interest-bearing liabilities                                      104.61%                                   104.60%
====================================================================================================================================
                                                              Year Ended December 31,
                                                                        1995
                                                         Average                    Yield/
                                                         Balance      Interest     Rate (1)
-------------------------------------------------------------------------------------------
                                                               (Dollars in Thousands)
Interest-Earning Assets:
   Cash and cash equivalents(2)                          $10,000        $605        6.05%
   Investment securities held for trading                     --          --          --
   Investment securities available for sale                   --          --          --
   Investment securities held to maturity                 16,211         972        6.00
   Mortgage-backed securities held for trading           130,184       8,595        6.60
   Mortgage-backed securities available for sale          16,006       1,193        7.45
     Mortgage-backed securities held to maturity          72,173       4,841        6.71
     Loans receivable, net(3)(4)                         405,784      37,078        9.14
     FHLB of New York stock                                2,976         227        7.63
-------------------------------------------------------------------------------------------
       Total interest-earning assets                     653,334     $53,511        8.19%
===========================================================================================
    Non-interest-earning assets                           50,365
-------------------------------------------------------------------------------------------
    Total assets                                        $703,699
===========================================================================================
   Interest-Bearing Liabilities:
     Deposits                                           $431,833     $21,829        5.05%
     Securities sold under agreements to
       repurchase                                        107,026       6,437        6.01
     Notes payable                                        55,118       3,025        5.49
     Subordinated debt(5)                                  3,250         339       10.43
     Other borrowings(6)                                  16,201         609        3.76
-------------------------------------------------------------------------------------------
       Total interest-bearing liabilities                613,428    $ 32,239        5.26%
===========================================================================================
     Non-interest-bearing liabilities                     29,093
-------------------------------------------------------------------------------------------
       Total liabilities                                 642,521
     Stockholders' equity                                 61,178
-------------------------------------------------------------------------------------------
       Total liabilities and
             stockholders' equity                       $703,699
===========================================================================================
     Net interest income; interest
            rate spread(7)                                          $ 21,272        2.93%
===========================================================================================
     Net interest margin(7)                                                         3.26%
===========================================================================================
     Average interest-earning assets to
       average interest-bearing liabilities                                       106.50%
===========================================================================================

(Footnotes on following page)

-----------------

(1) At December 31, 1997, the yields earned and rates paid were as follows: cash and cash equivalents, 5.54%; investment securities held to maturity, 5.67%; investment securities available for sale, 6.08%; mortgage-backed securities held for trading, 6.00%; mortgage loans held for sale, 8.39%; loans receivable, net, 9.30%; FHLB of New York stock, 7.05%; total interest-earning assets, 8.10%; deposits, 4.82%; securities sold under agreements to repurchase, 5.81%; notes payable, 6.45%; other borrowings, 6.89%; subordinated debt, 9.46%; total interest-bearing liabilities, 5.41%; interest rate spread, 2.69%.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(3)  Includes mortgage loans held for sale and non-accrual loans.

(4) Interest income on loans include loan fees amounting to $334,000, $277,000 and $578,000 during the years ended December 31, 1997, 1996 and 1995, respectively or .49%, .44% and 1.27% of interest income on loans during such respective periods.

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

                                                                                         Year Ended December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                             1997 vs. 1996                      1996 vs. 1995
------------------------------------------------------------------------------------------------------------------------------------
                                                                      Increase          Total            Increase           Total
                                                                     (Decrease)        Increase         (Decrease)         Increase
                                                                       Due to         (Decrease)          Due to          (Decrease)
------------------------------------------------------------------------------------------------------------------------------------
                                                                 Rate       Volume                   Rate       Volume
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        (Dollars in Thousands)
Interest-Earning Assets:
  Cash and cash equivalents(1)                                 $      5    $   (653)   $   (648)   $   (284)   $  2,001    $  1,717
  Investment securities held for trading                             49         163         212        --           116         116
  Investment securities available for sale                        1,535         477       2,012        --         1,193       1,193
  Investment securities held to maturity                              5         257         262         (89)       (368)       (457)
  Mortgage-backed securities held for trading                       131       7,785       7,916         238         425         663
  Mortgage-backed securities held to maturity                      (180)       (146)       (326)     (1,298)     (1,065)     (2,363)
  Mortgage-backed securities available for sale                      26        (428)       (402)       (172)      2,581       2,409
  Loans receivable, net(4)                                        7,834       6,636      14,470       8,653       8,313      16,966
  FHLB of New York stock                                              7          46          53         (47)         78          31
------------------------------------------------------------------------------------------------------------------------------------
          Total interest-earning assets                        $  9,412    $ 14,137    $ 23,549    $  7,001    $ 13,274    $ 20,275
====================================================================================================================================
Interest-Bearing Liabilities:
  Deposits                                                     $   (335)   $  5,251    $  4,916    $   (868)   $  6,557    $  5,689
  Securities sold under agreements to repurchase                  2,071       6,388       8,459      (1,027)       (386)     (1,413)
  Notes payable                                                     853       1,479       2,332         359       3,900       4,259
  Subordinated debt(2)                                               (8)       --            (8)         (7)       --            (7)
  Other borrowings(3)                                              (124)        367         243       2,332       1,764       4,096
------------------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing liabilities                   $  2,457    $ 13,485      15,942    $    789    $ 11,835      12,624
====================================================================================================================================
  Increase (decrease) in net interest income                                           $  7,607                            $  7,651
====================================================================================================================================

 (Footnotes on following page)

-----------------

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


        Interest Income.

Total interest income increased by $23.5 million or 31.9% during the year ended December 31, 1997, as compared to December 31, 1996, and increased by $20.3 million or 37.9% during the year ended December 31, 1996 over the year ended December 31, 1995. Interest income on loans, the largest component of R&G Financial's interest-earning assets, increased by $14.4 million or 26.7% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, and increased by $17.0 million or 46.0% during 1996 over the year ended December 31, 1995. Such increases were primarily the result of increases in the average balance of loans receivable of $144.3 million and ????????????????????? ????????????????????????????????? 31, 1997 and 1996, respectively. One of R&G
Financial's strategies in recent years has been to grow R&G Financial's loans held for investment.

Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) increased by $9.7 million or 56.4% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, and increased by $1.6 million or 10.0% during the year ended December 31, 1996 over the year ended December 31, 1995. The increase in interest income on mortgage-backed and investment securities during the year ended December 31, 1997 was due primarily to an increase in the average balance of investment securities of $40.2 million, together with a $102.6 million increase in the average balance of mortgage-backed securities during the period. The increase in investment securities reflects purchases of approximately $50.2 million during the year, net of maturities and sales, with excess liquidity during the year; the increase in mortgage backed securities is primarily associated with a 60.2% increase in FHA/VA mortgage loan originations (which are subsequently converted into GNMA mortgage backed securities) during 1997. The increase in interest income on mortgage-backed and investment securities during 1996 was primarily due to a $15.2 million increase in the average balance of investment securities together with an increase of $9.3 million in the average balance of mortgage-backed securities during the period.

Interest income on cash and cash equivalents (consisting of cash and due from banks, securities purchased under agreements to resell, certificates of deposit with other financial institutions and federal funds sold) decreased by $648,000 or 27.9% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, and increased by $1.7 million or 283.8% during the year ended December 31, 1996. The decrease during the year ended December 31, 1997 was due primarily to a decrease in the average balance of cash and cash equivalents during the period of $12.1 million. The increase in interest earned on money market investments during 1996 reflected the increase in the average balance of $33.1 million, which was partially offset by a decrease in the yield from 6.05% to 5.39%. The fluctuations in yields earned by R&G Financial on its money market investments reflect the general fluctuations in short-term market rates of interest during the periods presented.

        Interest Expense.

Total interest expense increased by $15.9 million or 35.5% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, and increased by $12.6 million or 39.2% during the year ended December 31, 1996. Interest expense on deposits, the largest component of R&G Financial's interest-bearing liabilities, increased by $4.9 million or 17.9% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, and increased by $5.7 million or 26.1% during the year ended December 31, 1996. The increases in interest expense on deposits during the years ended December 31, 1997 and 1996 were primarily due to increases in the average balance of deposits of $107.2 million and $129.7 million during such respective periods. During 1997, the average rate paid on deposits decreased by 5 basis points as a result of a general decrease in market rates of interest. In 1996, the average rate paid on deposits decreased by 15 basis points as a result of general decrease in market rates of interest.

Interest expense on repurchase agreements increased significantly by $8.5 million or 168.4% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, and decreased by $1.4 million or 21.9% during the year ended December 31, 1996. The increase in interest expense on repurchase agreements during 1997 was due primarily to an increase in the average balance of repurchase agreements outstanding of $126.2 million, together with an increase in the average rate paid thereon of 96 basis points. R&G Financial generally uses repurchase agreements to repay warehouse lines of credit which are used to fund loan originations. The repurchase agreements are collateralized by mortgage-backed securities held for trading. The fluctuations in the average balance of repurchase agreements during the periods presented is therefore a function both of the amount of originations by R&G Financial as well as the level of mortgage-backed securities held for trading which are available to collateralize such agreements. The decrease in interest expense on repurchase agreements during 1996 was primarily due to a decrease in the average rate paid thereon of 102 basis points.

Interest expense on notes payable (consisting of warehouse lines of credit and promissory notes) increased by $2.3 million or 32.0% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, and increased by $3.9 million or 116.5% during the year ended December 31, 1996. The increase during the year ended December 31, 1997 was primarily due to an $25.6 million increase in the average balance of warehousing lines as R&G Mortgage made increased use of such lines due to increased mortgage loan originations. The increase during the year ended December 31, 1996 was due to a $71.1 million increase in the average balance of notes payable, as the Bank converted short term 936 funds to medium term 936 Notes to fund increased consumer and commercial lending.

Interest expense on other borrowings (consisting of subordinated notes, advances from the FHLB of New York and other secured borrowings) increased by $234,000 or 4.6% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, and increased by $4.4 million or 727.2% during the year ended December 31, 1996. The increase in interest expense on other borrowings during 1997 was due primarily to an increase in the average balance of such borrowings due to increased use of FHLB advances for short term funding needs. The increase during the year ended December 31, 1996 was primarily due to a $46.9 million increase in the average balance of such borrowings together with a 369 basis point increase in the average rate paid thereon. The increases were primarily due to a $56.0 million transfer of loans with recourse transaction in December 1995 which is reported as other secured borrowings in R&G Financial's Consolidated Financial Statements.

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

R&G Financial made provisions to its allowance for loan losses of $6.4 million, $4.3 million and $950,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

The increase in the provision for loan losses taken by the Company during 1997 was primarily based on the increase of the Company's loan portfolio during the period, as the Company experienced a 45% increase in the volume of loan originations during 1997 as well as to increased net charge-offs associated primarily with consumer loans. Puerto Rico financial institutions, including the Company, experienced increased bankruptcies and resulting delinquencies over the past year. During the year, management adopted more stringent consumer underwriting procedures to address problems experienced generally in the market for personal loans, and has determined to emphasize collateralized consumer lending instead of personal loans.

The increase in the provision for loans losses during 1996 primarily reflects action taken with respect to certain potential loan losses related to the operation of the Bank's insurance premiums financing business. As previously reported, the Bank believes that there were irregularities with respect to the Bank's former insurance premium financing business. Management, based on a review of the collectibility of the loans in question, established reserves of approximately $2.5 million in 1996 to cover estimated losses expected to result from this matter at the time. On January 15, 1998, the Company received $2 million as part of a settlement of a claim filed by the Company in late 1996 with its fidelity insurance carrier. The settlement was recorded as a recovery of loans previously charged-off and reflected as an addition to the Company's allowance for loan losses as of December 31, 1997.

The $950,000 provision during 1995 reflected R&G Financial's increased consumer loan originations and an increase in loan charge-offs related thereto. Management believes that its allowance for loan losses at December 31, 1997, was adequate based upon, among other things, the significant level of single-family residential loans within R&G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. Nevertheless, there can be no assurances that additions to such allowance will not be necessary in future periods, particularly if the growth in R&G Financial's real estate lending, including commercial lending, as well as the increased bankruptcies and resulting delinquencies, continue.

        Other Income.

The following table sets forth information regarding other income for the periods shown.

                                                                     Year Ended December 31,
                                                                  1997        1996       1995
-----------------------------------------------------------------------------------------------
                                                                        (In Thousands)
Net gain on origination and sale of loans                      $ 24,033    $ 11,709    $  8,384
Change in allowance for cost in excess of market value
 of loans held fmasale                                             --          --           856
Net gain on sale of investment securities available for sale        107         642        --
Net loss on trading account                                        (854)        (66)       --
Loan administration and servicing fees                           13,214      13,029      11,030
Service charges, fees and other                                   4,605       3,938       3,172
-----------------------------------------------------------------------------------------------
  Total other income                                           $ 41,105    $ 29,252    $ 23,442
===============================================================================================

Total other income increased by $11.9 million or 40.5% during the year ended December 31, 1997, as compared to the prior year and increased by $5.8 million or 24.8% during the year ended December 31, 1996. Net gain on sale of loans amounted to $24.0 million, $11.7 million and $8.4 million during the years ended December 31, 1997, 1996 and 1995, respectively. Net gain on sale of loans reflects the income generated from R&G Financial's origination and purchase of single-family residential real estate loans and the subsequent securitization and sale of such loans. During the years ended December 31, 1997, 1996 and 1995, R&G Mortgage originated and purchased $470.9 million, $282.4 million and $185.9 million, respectively, and sold $246.1 million, $244.8 million and $195.6 million of mortgage loans, respectively. In addition, the Bank sold $118.2 million, $49.7 million and $75.1 million of loans from its portfolio during such respective periods. R&G Financial's mortgage banking operations are highly dependent upon market and economic conditions.

During  the  years  ended  December  31,  1997,  1996 and  1995,  R&G  Financial recognized net profit (loss) on trading securities of $9.7 million, $(96,000) and $2.1 million, respectively, which are included in net gains on sales of loans. Such gains and losses reflect fluctuations in the market value of primarily FHA and VA loans which have been securitized into GNMA mortgage-backed securities and are being held for sale either to institutions in the secondary market or private investors through the Bank's Trust Department. The increase in net profits in trading securities in 1997 is primarily related to a $170.9 million or 63.9% increase in the origination and purchase of FHA and VA loans during the year. In addition, during the years ended December 31, 1997 and 1996, R&G Financial recognized $854,000 and $66,000, respectively, of net losses on trading activities and from hedge positions on certain investment securities available for sale. The loss experienced during 1997 is primarily related to an increase in hedging activities as well as increased volatility in market interest rates during the period.

In 1994, R&G Financial established an $856,000 provision to reflect a decline in the market value of loans held for sale as a result of the increase in market rates of interest which occurred during the second half of the year. During the year ended December 31, 1995, market rates of interest subsequently declined and R&G Financial was able to sell such mortgage loans without recognizing any losses. As a result, R&G Financial reversed the prior $856,000 provision during the year ended December 31, 1995. No provision was required in 1997 or 1996.

During the years ended December 31, 1997, 1996 and 1995, R&G Financial recognized loan administration and servicing fees (consisting of loan servicing fees) of $13.2 million, $13.0 million and $11.0 million, respectively. The increase in loan administration and servicing fees over the periods reflects the increase in R&G Financial's loan servicing portfolio from 43,572 loans with an aggregate principal balance of $2.1 billion at January 1, 1995 to 56,442 loans with an aggregate principal balance of $3.0 billion at December 31, 1997.

Service charges, fees and other amounted to $4.6 million, $3.9 million and $3.2 million during the years ended December 31, 1997, 1996 and 1995, respectively. The $667,000 or 16.9% increase during 1997 was primarily due to increased service charges associated with new deposit products and an increasing deposit base, as well as increases in the loan portfolio. The $766,000 or 24.1% increase during the year ended December 31, 1996 over the prior year was primarily attributable to increased service charges from deposit accounts, primarily associated with certain branch acquisitions during 1995.

         Operating Expenses.

The following table sets forth certain information regarding operating expenses for the periods shown.

                                                     Year Ended December 31,
                                                 1997         1996         1995
--------------------------------------------------------------------------------
                                                         (In Thousands)
Employee compensation and benefits             $13,653      $10,793      $ 8,284
Office occupancy and equipment                   7,131        5,531        4,711
SAIF special assessment                           --          2,508         --
Other administrative and general                18,252       15,424       13,731
--------------------------------------------------------------------------------
          Total operating expenses             $39,036      $34,257      $26,726
================================================================================

Total operating expenses increased by $4.8 million or 13.9% during the year ended December 31, 1997, as compared to the year ended December 31, 1996 and increased by $7.5 million or 28.2% during the year ended December 31, 1996 over 1995. Without taking into consideration the one-time $2.5 million assessment to recapitalize the SAIF, total operating expenses would have increased by $7.3 million or 23.0% in 1997 and by $5.0 million or 18.8% in 1996. The increase in total operating expenses during the year ended December 31, 1997 reflects a 45% increase in total loan production during the year as well as increased costs associated with the opening of a new branch office in Bayamon in June 1997 and the remodeling work at six branch locations acquired in June 1995 from another financial institution in Puerto Rico. The increase in total operating expenses during the year ended December 31, 1996 was primarily due to increases in each major category. The 1995 branch acquisition was the primary reason for the increases in compensation and benefits, occupancy and other miscellaneous expenses during 1996.

Employee compensation and benefits expense amounted to $13.6 million, $10.8 million and $8.3 million during the years ended December 31, 1997, 1996 and 1995, respectively. The $2.9 million or 26.5% increase in such expense during the year ended December 31, 1997 is primarily associated with increased bonus payments due to greater loan production during the year. The $2.5 million or 30.3% increase in such expense during the year ended December 31, 1996 was due to an increase in employees as a result of the Bank's June 1995 branch acquisition.

Office occupancy and equipment expense amounted to $7.1 million, $5.5 million and $4.7 million during the years ended December 31, 1997, 1996 and 1995, respectively. The $1.6 million or 28.9% increase in office occupancy and equipment expenses during 1997 were related to the opening of the new branch in Bayamon and to the completion of remodeling work at the six branches acquired in 1995. The $820,000 or 17.4% increase in such expense recognized by R&G Financial during the year ended December 31, 1996 reflects the Bank's 1995 branch acquisition.

The Company incurred a special assessment in 1996 of $2.5 million ($1.5 million net of taxes) as the result of federal legislation signed into law to recapitalize the federal deposit insurance fund. The legislation enacted by the U.S. Congress recapitalized the SAIF by a one-time charge of approximately $0.657 for every $100 of assessable deposits held at March 31, 1995. As a result, the Bank's insurance premiums, which had amounted to $0.23 for every $100 of assessable deposits, was reduced to $0.064 for every $100 of assessable deposits beginning January 1, 1997.

Other administrative and general expenses, which consist primarily of advertising, license and property taxes, amortization of servicing asset, insurance, telephone, printing and supplies and other miscellaneous expenses, amounted to $18.3 million, $15.4 million and $13.7 million during the years ended December 31, 1997, 1996 and 1995, respectively. The $2.8 million or 18.3% increase in such expenses during the year ended December 31, 1997 is also primarily associated with increased loan production during the year. The $1.7 million or 12.3% increase in such expenses during 1996 was primarily the result of general growth in the operations of R&G Financial and the addition of new products and services offered.

        Income Taxes.

R&G Financial's income tax provision amounted to $8.7 million during the year ended December 31, 1997, as compared to income tax expense of $5.9 million and $5.8 million during the years ended December 31, 1996 and 1995, respectively. During 1996, R&G Mortgage and the Puerto Rico Treasury Department settled all taxes due for the years 1989 through and including 1992 which were under audit. The settlement reached was for $1.6 million. The effect of this settlement was to record additional income tax expense during 1996 of $400,000. The remainder of the settlement was reserved for during prior periods. R&G Financial's effective tax rate amounted to 27.1%, 31.0% and 35.9% during the years ended December 31, 1997, 1996 and 1995, respectively. The decrease in R&G Financial's effective tax rate during the last several years is due primarily to an increase in the Company's exempt interest income.

Liquidity and Capital Resources

        Liquidity.

Liquidity refers to R&G Financial's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. It is management's policy to maintain greater liquidity than required in order to be in a position to fund loan purchases and originations, to meet withdrawals from deposit accounts, to make principal and interest payments with respect to outstanding borrowings and to make investments that take advantage of interest rate spreads. R&G Financial monitors its liquidity in accordance with guidelines established by R&G Financial and applicable regulatory requirements. R&G Financial's need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of its borrowings. R&G Financial can minimize the cash required during the times of heavy loan demand by modifying its credit policies or reducing its marketing efforts. Liquidity demand caused by net reductions in deposits are usually caused by factors over which R&G Financial has limited control. R&G Financial derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB of New York and other short and long-term borrowings. R&G Financial's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell, federal funds sold and certificates of deposit in other financial institutions. If R&G Financial requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 1997, R&G Financial had $63.2 million in borrowing capacity under unused warehouse lines of credit and $223.4 million in borrowing capacity under a line of credit with the FHLB of New York. R&G Financial has generally not relied upon brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future.

At December 31, 1997, R&G Financial had outstanding commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of $443.6 million. Certificates of deposit which are scheduled to mature within one year totalled $368.6 million at December 31, 1997, and borrowings that are scheduled to mature within the same period amounted to $512.7 million. R&G Financial anticipates that it will have sufficient funds available to meet its current loan commitments.

        Capital Resources.

The FDIC's capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other banks to 4.0% to 5.0% or more. Under the FDIC's regulations, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights.

The FDIC also requires that banks meet a risk-based capital standard. The risk-based capital standard for banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At December 31, 1997, the Bank met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 7.34%, 13.10% and 14.00%, respectively.

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

Year 2000 Issue

The Company has already reviewed all computer-based applications and has developed a company-wide action plan for the century change for the year 2000. The Company's goal is to have all systems and applications compliant with the century change by late 1998. The Company has completed a preliminary cost estimate totaling $300,000 related to the year 2000 project. Costs incurred in 1997 related to updating the Company's computer application systems in preparation for the year 2000 were insignificant. The Company expects to continue to incur costs related to this project through the year 1999, however, none of these costs are expected to have a significant impact in the results of operations of the Company in any single period. The Company estimates that costs associated with upgrading or modifying existing internal use software for the year 2000 should be minimal. In the Company's case, most of the costs are related to purchases of hardware (mostly desktop computers) to replace existing equipment, and such equipment is almost fully depreciated at this time. Accordingly, based on presently available information, the Company expects that costs associated with the year 2000 issue should not have a significant effect in the results of operations of the Company.

Recent Accounting Pronouncements

Set forth below are recent accounting pronouncements which may have a future effect on R&G Financial's operations. These pronouncements should be read in conjunction with the significant accounting policies which R&G Financial has adopted that are set forth in R&G Financial's Notes to Consolidated Financial Statements.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement requires (1) the classification of items of other comprehensive income by their nature in a financial statement; (2) the display of the accumulated balance of other comprehensive income by their nature in a financial statement; and (3) the display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. For the Company, unrealized gains and losses on certain investments in debt securities will be the only other comprehensive income item to be included in comprehensive income.

This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This Statement affects only financial statement presentation and, therefore, management believes that its adoption will not have material effect if any, on the Company's financial position or results of operations.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that a public business enterprise report financial and descriptive information about its reportable segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. It also requires reporting descriptive information about the way that the operating segments were determined, the products and the services provided by the operating segments, differences between the measurements used in reporting segment information and those used in the enterprise's general purpose financial statements, and the changes in the measurement of the segment amount from period to period. Management has not yet made a determination on the business lines of the Company that fulfill the segment definition described above.

This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This Statement affects only financial statement presentation and disclosure and therefore management believes it will not have a material effect, if any, on the Company's financial position or results of operations.

Report OF INDEPENDENT
ACCOUNTANTS

To the Board of Directors and Stockholders of R&G Financial Corporation


In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of R&G Financial Corporation (the Company) and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/Price Waterhouse

Price Waterhouse
San Juan, Puerto Rico

February 2, 1998

Certified Public Accountants
(of Puerto Rico)
License No. 10 Expires on December 1, 1998
Stamp 1457911 of the P.R. Society
of Certified Public Accountants has been affixed to the file copy of this report

R&G Financial Corporation
Consolidated Statements of Financial Condition
December 31, 1997 and 1996

                                                                                     1997                1996
---------------------------------------------------------------------------------------------------------------
                                                    Assets
Cash and due from banks                                                       $    32,607,001   $    31,989,944
Money market investments:
  Securities purchased under agreements to resell                                  16,000,000        19,633,178
  Time deposits with other banks                                                   16,758,722        33,232,809
  Federal funds sold                                                                3,000,000        14,000,000
Mortgage loans held for sale, at lower of cost or market                           46,885,323        54,450,159
Mortgage - backed securities held for trading, at fair value                      400,457,456       108,916,528
Mortgage - backed securities available for sale, at fair value                     46,003,849        50,841,165
Mortgage - backed securities held to maturity, at amortized cost
 (estimated market value: 1997 - $33,185,672; 1996 - $37,104,391)                  33,326,472        37,899,847
Investment securities held for trading, at fair value                                 581,332         1,350,827
Investment securities available for sale, at fair value                            75,863,353        30,973,260
Investment securities held to maturity, at amortized cost
 (estimated market value: 1997 - $10,655,981; 1996 - $5,241,146)                   10,692,802         5,269,850
Loans receivable, net                                                             765,059,419       603,750,621
Accounts receivable, including advances to investors, net                           7,358,663         5,764,331
Accrued interest receivable                                                        10,345,722         6,632,250
Servicing asset                                                                    21,212,998        12,595,020
Premises and equipment                                                              9,527,559         7,767,680
Other assets                                                                       15,064,845        12,730,060
---------------------------------------------------------------------------------------------------------------
                                                                              $ 1,510,745,516   $ 1,037,797,529
===============================================================================================================
                                     Liabilities and Stockholders' Equity
Liabilities:
  Deposits                                                                    $   722,418,494   $   615,567,481
  Federal funds purchased                                                          10,000,000              --
  Securities sold under agreements to repurchase                                  382,282,810        97,444,448
  Notes payable                                                                   159,304,315       126,842,099
  Advances from FHLB                                                               42,000,000        15,000,000
  Other secured borrowings                                                         34,359,168        50,462,619
  Accounts payable and accrued liabilities                                         15,871,770         9,998,768
  Other liabilities                                                                 3,205,043         3,599,222
---------------------------------------------------------------------------------------------------------------
                                                                                1,369,441,600       918,914,637
---------------------------------------------------------------------------------------------------------------
Subordinated notes                                                                  3,250,000         3,250,000
---------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                            --                --
---------------------------------------------------------------------------------------------------------------
Stockholders' equity:
 Preferred stock, $.01 par value, 10,000,000 shares authorized, none issued              --                --
   Common stock:
           Class A - $.01 par value, 10,000,000 shares authorized,
            9,220,278 issued and outstanding in 1997 (1996 - 5,122,377)                92,203            51,223
           Class B - $.01 par value, 15,000,000 shares authorized,
            4,924,474 issued and outstanding in 1997 (1996 - 2,735,839)                49,245            27,360
   Additional paid-in capital                                                      38,347,818        38,410,683
   Retained earnings                                                               96,129,140        75,784,804
   Capital reserves of the Bank                                                     2,215,172         1,460,707
   Unrealized gain (loss) on securities available for sale, net                     1,220,338          (101,885)
---------------------------------------------------------------------------------------------------------------
                                                                                  138,053,916       115,632,892
---------------------------------------------------------------------------------------------------------------
                                                                              $ 1,510,745,516   $ 1,037,797,529
===============================================================================================================

The accompanying notes are an integral part of these financial statements.

R&G Financial Corporation
Consolidated Statements of Income
Years Ended December 31, 1997, 1996 and 1995

                                                                                 1997                  1996                 1995
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                                     $ 68,513,571          $ 54,081,908          $ 37,039,388
  Money market and other investments                                           6,295,443             4,364,861             1,805,345
  Mortgage-backed securities                                                  22,525,876            15,338,950            14,666,922
------------------------------------------------------------------------------------------------------------------------------------
          Total interest income                                               97,334,890            73,785,719            53,511,655
------------------------------------------------------------------------------------------------------------------------------------
Less - interest expense:
  Deposits                                                                    32,434,559            27,517,852            21,829,433
  Securities sold under agreements to repurchase                              13,483,500             5,023,794             6,436,327
  Notes payable                                                                9,615,560             7,283,593             3,363,930
  Secured borrowings                                                           3,583,471             4,189,845                  --
  Other                                                                        1,688,034               847,607               608,984
------------------------------------------------------------------------------------------------------------------------------------
                                                                              60,805,124            44,862,691            32,238,674
------------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                           36,529,766            28,923,028            21,272,981
Provision for loan losses                                                      6,370,000             4,258,047               950,000
------------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                           30,159,766            24,664,981            20,322,981
------------------------------------------------------------------------------------------------------------------------------------
Other income:
  Net gain on origination and sale of loans                                   24,032,714            11,708,974             8,384,071
  Change in allowance for cost in excess of
          market value of loans held for sale                                       --                    --                 855,834
  Net profit (loss) on trading account                                          (853,700)              (65,656)                 --
  Net gain on sales of investment securities
    available for sale                                                           107,430               641,798                  --
  Loan administration and servicing fees                                      13,213,948            13,029,053            11,029,995
  Service charges, fees and other                                              4,604,670             3,937,878             3,171,949
------------------------------------------------------------------------------------------------------------------------------------
                                                                              41,105,062            29,252,047            23,441,849
------------------------------------------------------------------------------------------------------------------------------------
          Total revenues                                                      71,264,828            53,917,028            43,764,830
------------------------------------------------------------------------------------------------------------------------------------
Operating expenses:
  Employee compensation and benefits                                          13,652,754            10,793,301             8,283,809
  Office occupancy and equipment                                               7,131,497             5,531,129             4,711,312
  SAIF special assessment                                                           --               2,508,380                  --
  Other administrative and general                                            18,251,497            15,424,117            13,730,724
------------------------------------------------------------------------------------------------------------------------------------
                                                                              39,035,748            34,256,927            26,725,845
------------------------------------------------------------------------------------------------------------------------------------
          Income before minority interest and
                income taxes                                                  32,229,080            19,660,101            17,038,985

Minority interest in the Bank                                                       --                 538,168               742,527
------------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                                    32,229,080            19,121,933            16,296,458
------------------------------------------------------------------------------------------------------------------------------------
Income tax expense:
  Current                                                                      6,263,549             5,687,865             3,555,868
  Deferred                                                                     2,468,319               234,552             2,291,478
------------------------------------------------------------------------------------------------------------------------------------
                                                                               8,731,868             5,922,417             5,847,346
------------------------------------------------------------------------------------------------------------------------------------
          Net income                                                        $ 23,497,212          $ 13,199,516          $ 10,449,112
====================================================================================================================================
Earnings per common share:

  Basic                                                                     $       1.66          $       1.21          $       1.12
====================================================================================================================================
  Diluted                                                                   $       1.62          $       1.19          $       1.12
====================================================================================================================================

The accompanying notes are an integral part of these financial statements.

R&G Financial Corporation
Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1997, 1996 and 1995

                                                        Common Stock                  Common Stock               Additional
                                                           Class A                      Class B                Paid-in Capital
                                                    Shares         Amount         Shares      Amount        Class A       Class B
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                      5,189,044       $51,890                                   $362,710

Transfer to capital reserves
Net income
Net change in unrealized gain (loss) on
 securities available for sale, net of tax
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                      5,189,044        51,890                                    362,710

Issuance of common stock (including
 66,667 Class B shares exchanged for
Class A shares in August):
        August                                      (66,667)         (667)      2,435,000    $ 24,350       (5,333)    $ 31,344,398
        December                                                                  300,839       3,010                     6,708,908
Transfer to capital reserves
Cash dividends declared on common stock
Net income
Net change in unrealized gain (loss) on
 securities available for sale, net of tax
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                      5,122,377        51,223       2,735,839      27,360        357,377     38,053,306

Transfer to capital reserves
Common stock split on September 25, 1997:
        Stock split                               4,097,901        40,980       2,188,635      21,885        (40,980)       (21,885)
        Cash paid in lieu of fractional shares
Cash dividends declared on common stock
Net income
Net change in unrealized gain on
 securities available for sale, net of tax
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                      9,220,278       $92,203       4,294,474     $49,245       $316,397    $38,031,421
====================================================================================================================================

R&G Financial Corporation
Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1997, 1996 and 1995

                                                                    Unrealized gain
                                                      Capital    (loss) on securities  Retained
                                                      reserves    available for sale   earnings            Total
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                                          $ 986,180      $ 54,569,219       $55,969,999

Transfer to capital reserves                          $666,767                           (666,767)
Net income                                                                             10,449,112        10,449,112
Net change in unrealized gain (loss) on
 securities available for sale, net of tax                              (33,931)                            (33,931)
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                           666,767          952,249        64,351,564        66,385,180

Issuance of common stock (including
 66,667 Class B shares exchanged for
Class A shares in August):
        August                                                                                           31,362,748
        December                                                                                          6,711,918
Transfer to capital reserves                           793,940                           (793,940)
Cash dividends declared on common stock                                                  (972,336)         (972,336)
Net income                                                                             13,199,516        13,199,516
Net change in unrealized gain (loss) on
 securities available for sale, net of tax                           (1,054,134)                         (1,054,134)
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                         1,460,707         (101,885)       75,784,804       115,632,892

Transfer to capital reserves                           754,465                           (754,465)
Common stock split on September 25, 1997:
        Stock split
        Cash paid in lieu of fractional shares                                            (12,659)          (12,659)
Cash dividends declared on common stock                                                (2,385,752)       (2,385,752)
Net income                                                                             23,497,212        23,497,212
Net change in unrealized gain on
 securities available for sale, net of tax                            1,322,223                           1,322,223
-------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                        $2,215,172       $1,220,338       $96,129,140      $138,053,916
===================================================================================================================

The accompanying notes are an integral part of these financial statements.

R&G Financial Corporation
Consolidated Statements of Cash Flows
Years Ended December 31, 1997, 1996 and 1995

                                                                                 1997                 1996                1995
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                                $  23,497,212        $  13,199,516        $  10,449,112
------------------------------------------------------------------------------------------------------------------------------------
  Adjustments to reconcile net income to net cash
   provided by (used in) operating activities:
     Depreciation and amortization                                              2,659,888            2,142,275            1,794,454
     Amortization of premium (accretion of discount) on
      investments and mortgage - backed securities, net                          (371,816)             199,955               89,111
     Amortization of deferred loan origination fees
      and accretion of discount on loans purchased                               (258,324)            (411,219)            (366,332)
     Amortization of excess servicing receivable                                     --                 77,530              131,067
     Amortization of servicing rights                                           1,837,414            1,213,606            1,497,803
     Compensation cost on common shares granted                                      --                290,000                 --
     Change in allowance for cost in excess of
      market value of loans held for sale                                            --                   --               (855,834)
     Provision for loan losses                                                  6,370,000            4,258,047              950,000
     Provision for bad debts in accounts receivable                               300,000              300,000              572,092
     Gain on sales of mortgage loans                                           (2,721,154)            (599,935)            (264,953)
     Gain on sales of investment securities
       available for sale                                                        (107,430)            (641,798)                --
     Minority interest in earnings of the Bank                                       --                538,168              742,527
     Decrease (increase) in mortgage loans held for sale                        7,564,836          (33,131,819)           1,558,060
     Net (increase) decrease in mortgage-backed
      securities held for trading                                            (291,540,928)           5,662,504           14,914,098
     Net decrease (increase) in investment securities
      held for trading                                                            769,495           (1,350,827)                --
     (Increase) decrease in interest and
      accounts receivable                                                      (5,607,804)          (3,065,914)           1,148,109
     Other increases in other assets                                           (1,986,644)          (3,606,714)          (1,812,808)
     Increase in notes payable                                                 34,862,216           10,212,067            7,915,435
     Increase (decrease) in accounts payable
      and accrued liabilities                                                   5,128,545           (1,542,763)           6,442,758
     (Decrease) increase in other liabilities                                    (394,179)           1,167,645              934,566
------------------------------------------------------------------------------------------------------------------------------------
             Total adjustments                                               (243,495,885)         (18,289,192)          35,390,153

             Net Cash (used in) provided by
              operating activities                                           (219,998,673)          (5,089,676)          45,839,265
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
  Purchases of investment securities available for
   sale and held to maturity                                                  (83,021,527)         (47,623,969)            (377,000)
  Proceeds from sales and maturities of investment
   securities available for sale                                               36,265,089           63,127,623                 --
  Proceeds from maturities of investment securities
    held to maturity                                                                 --                377,000                 --
  Principal repayments on mortgage-backed securities                            9,475,202           10,554,678            8,636,250
  Proceeds from sale of loans                                                 120,955,837           50,326,054           20,201,648
  Net originations of loans                                                  (285,970,693)        (227,155,954)        (210,377,522)
  Purchases of FHLB stock, net                                                   (658,757)            (967,700)          (1,401,700)
  Acquisition of premises and equipment                                        (3,914,192)          (2,592,494)          (2,926,306)
  Net (increase) decrease in foreclosed real estate                              (853,716)            (572,814)              83,488
  Acquisition of servicing rights                                             (10,455,392)          (5,598,965)          (5,289,651)
------------------------------------------------------------------------------------------------------------------------------------
                  Net cash used in investing activities                      (218,178,149)        (160,126,541)        (191,450,793)
------------------------------------------------------------------------------------------------------------------------------------


                                                                 45

R&G Financial Corporation
Consolidated Statements of Cash Flows
Years Ended December 31, 1997, 1996 and 1995  (continued)

                                                                                 1997                 1996                1995
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
  Proceeds from issuance of notes payable                                             $--        $  60,500,000        $  27,400,000
  Payments on notes payable                                                    (2,400,000)         (25,000,000)                --
  Proceeds from issuance of long-term debt                                           --                   --              2,000,000
  Payments of long-term debt                                                         --             (5,323,899)          (1,200,274)
  Increase in deposits - net                                                  106,750,114           97,160,090          137,928,057
  Increase (decrease) in securities sold
   under agreements to repurchase - net                                       284,838,362           (1,038,740)         (10,437,272)
  Increase in federal funds purchased                                          10,000,000                 --                   --
  Proceeds from secured borrowings                                                   --                   --             55,983,501
  Payments on secured borrowings                                              (16,103,451)          (5,520,882)                --
  Advances from FHLB                                                          161,700,000           16,000,000                 --
  Repayment of advances from FHLB                                            (134,700,000)          (7,000,000)          (7,500,000)
  Proceeds from issuance of common
   stock to minority shareholders                                                    --                   --                 10,321
  Proceeds from issuance of common stock on
   initial public offering                                                           --             31,072,748                 --
  Cash dividends on common stock                                               (2,385,752)            (972,336)                --
  Payment of cash in lieu of fractional shares
   on stock split                                                                 (12,659)                --                   --
------------------------------------------------------------------------------------------------------------------------------------
          Net cash provided by financing activities                           407,686,614          159,876,981          204,184,333
------------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                          (30,490,208)          (5,339,236)          58,572,805

Cash and cash equivalents at beginning of year                                 98,855,931          104,195,167           45,622,362
------------------------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of year                                    $  68,365,723        $  98,855,931        $ 104,195,167
====================================================================================================================================

Cash and cash equivalents include:
  Cash and due from banks                                                   $  32,607,001        $  31,989,944        $  32,559,429
  Securities purchased under agreements to resell                              16,000,000           19,633,178           21,694,675
  Time deposits with other banks                                               16,758,722           33,232,809           44,930,015
  Federal funds sold                                                            3,000,000           14,000,000            5,011,048
------------------------------------------------------------------------------------------------------------------------------------

                                                                            $  68,365,723        $  98,855,931        $ 104,195,167
====================================================================================================================================

The accompanying notes are an integral part of these financial statements.

R&G FINANCIAL CORPORATION

Notes to Consolidated Financial Statements
December 31, 1997 and 1996

1.      Reporting Entity and Summary of Significant Accounting Policies

        Reporting entity

The accompanying consolidated financial statements of R&G Financial Corporation (the "Company") include the accounts of R&G Mortgage Corp. ("R&G Mortgage"), a Puerto Rico corporation, and R-G Premier Bank of Puerto Rico (the "Bank"), a commercial bank chartered under the laws of the Commonwealth of Puerto Rico. The Company was formed in March 1996 for the sole purpose of becoming the parent corporation and sole stockholder of R&G Mortgage and the Bank. On July 19, 1996 the Company acquired the 88% ownership interest of the Bank and the 100% ownership interest of R&G Mortgage held by the Company's Chairman of the Board and Chief Executive Officer (CEO). In consideration of the acquisition of such interests, the Company issued the CEO 5,189,044 shares of its Class A $.01 par value newly issued common stock (the Class A shares), in exchange for his 100% ownership interests. The transaction was accounted for at historical cost in a manner similar to pooling of interests accounting.

On December 2, 1996 the Company also acquired the remaining 12% minority ownership interest in the Bank which was held by approximately 200 other stockholders (the Minority Bank Stockholders) through the issuance of 300,839 Class B $.01 par value common stock (the Class B shares) of the Company. The Minority Bank Stockholders received, in exchange for their aggregate 12% interest in the Bank's common stock, an aggregate of 300,839 of shares of the Company's Class B shares which was determined based on an independent valuation of the Bank. This transaction was accounted for under the purchase method of accounting resulting in the recognition of goodwill totaling approximately $2,578,000 which is being amortized over a 15 year period.

On August 27, 1996, the Company sold 2,348,333 Class B shares of its common stock to the general public in an underwritten offering. The Company's CEO also converted 66,667 of his Class A shares into Class B shares and sold such shares in the public offering. As a result of such transaction, an aggregate of 2,415,000 Class B shares were publicly issued and are now traded on NASDAQ. The Company received gross proceeds of $35.0 million in the transaction, which resulted in estimated net proceeds of $31.1 million after payment of the underwriting discount and expenses. Immediately following the Company's initial public offering, the Company issued an additional 20,000 Class B shares to the Company's Vice Chairman of the Board in consideration for his past and ongoing services, which shares were not registered in such offering.

R&G Mortgage is engaged primarily in the business of originating FHA insured, VA guaranteed, and privately insured first and second mortgage loans on residential real estate (1 to 4 families). R&G Mortgage pools FHA and VA loans into GNMA
(Government National Mortgage Association) mortgage-backed securities and collateralized mortgage obligation (CMO) certificates for sale to permanent investors. Upon selling the loans, it retains the rights to service the loans. R&G Mortgage is also a Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) Seller-Servicer of conventional loans. R&G Mortgage is licensed by the Secretary of the Treasury of Puerto Rico as a mortgage company and is duly authorized to do business in the Commonwealth of Puerto Rico.

The Bank provides a full range of banking services through fifteen branches located mainly in the northern part of the Commonwealth of Puerto Rico. As discussed in Note 17 to the consolidated financial statements, the Bank is subject to the regulations of certain federal and local agencies, and undergoes periodic examinations by those regulatory agencies.

The  accounting  and reporting  policies of the Company  conform with  generally
accepted  accounting   principles.   The  following  is  a  description  of  the
significant accounting policies:

        Basis of consolidation

All significant intercompany balances and transactions have been eliminated in the accompanying consolidated financial statements.

        Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period, and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Actual results could differ from those estimates.

        Securities purchased under agreements to resell

The Company purchases securities under agreements to resell the same securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the consolidated statement of financial condition.

        Investment securities

Investments in debt and equity securities are classified at the time of purchase into one of three categories:

Held to maturity- debt securities which the Company has a positive intent and ability to hold to maturity. These securities are carried at amortized cost.

Trading- debt and equity securities that are bought by the Company and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with unrealized gains and losses included in earnings. Mortgage-backed securities that are held for sale in conjunction with mortgage banking activities are classified as trading securities.

Available for sale- debt and equity securities not classified as either held-to-maturity or trading. These securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in a separate component of stockholders' equity.

Premiums and discounts are amortized as an adjustment to interest income over the life of the related securities using a method that approximates the interest method. Realized gains or losses for securities classified as either available for sale or held to maturity are reported in earnings. Cost of securities sold is determined on the specific identification method.

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

The Company measures impairment of individual loans, except for loans that are valued at fair value or at the lower of cost or fair value, based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical method, at the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. The Company considers loans over $500,000 for individual impairment evaluations. The Company collectively performs impairment evaluations for large groups of small - balance homogeneous loans. Loans are considered impaired when, based on management's evaluation, a borrower will not be able to fulfill its obligation under the original terms of the loan.

        Interest income

Recognition of interest on mortgage, consumer and other loans is discontinued when loans are 90 days or more in arrears on payment of principal or interest or earlier when other factors indicate that collection of interest or principal is doubtful. Loans for which the recognition of interest income has been discontinued are designated as non-accruing. Such loans are not reinstated to accrual status until interest is received currently and no other factors indicative of doubtful collection exist.

Discounts and premiums on purchased mortgage loans are accreted (amortized) to income over the remaining life of the loans.

        Mortgage loans held for sale

Mortgage loans intended for sale in the secondary market are carried at the lower of cost or estimated market, computed in the aggregate. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of income in the period in which the change occurs.

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

        Servicing rights

During 1995, the Company  adopted  Statement of Financial  Accounting  Standards
(SFAS) No. 122 - "Accounting for Mortgage Servicing Rights - an amendment of FASB Statement No. 65," which permits the prospective capitalization of servicing rights acquired through loan origination activities and requires that a portion of the cost of originating a mortgage loan be allocated to the mortgage servicing right. Previously, only servicing rights acquired through purchases were capitalized. To determine the fair value of the servicing rights, the Company uses the market prices of comparable servicing sale contracts. SFAS 122 prohibits retroactive application, therefore, mortgage servicing rights related to loans originated prior to the adoption of the Statement are not recognized in the Company's consolidated financial statements until the related loans are sold.

The cost of acquiring the rights to service mortgage loans is capitalized and amortized in proportion to and over the period of net servicing income. SFAS 122 also requires that all mortgage servicing rights be evaluated for impairment. In determining impairment, servicing rights were disaggregated by interest rate, the latter considered their predominant risk characteristic.

For purposes of measuring impairment, mortgage servicing rights are stratified by loan on the basis of interest rates. An impairment is recognized whenever the prepayment pattern of the mortgage loan indicates that the fair value of the related mortgage servicing rights is less than its carrying amount. An impairment is recognized by charging such excess to income. The Company determined that no reserve for impairment was required as of December 31, 1997 or 1996. As of December 31, 1997 and 1996 the fair value of capitalized mortgage servicing rights was approximately $24,566,000 and $15,984,000, respectively. In determining fair value, the Company considers the fair value of servicing rights with similar risk characteristics.

        Accounting for transfers and servicing of financial assets and extinguishment of liabilities

In June 1996 the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," amending SFAS
122. SFAS 125 requires the recognition of financial assets and servicing assets controlled by the reporting entity, the derecognition of financial assets when control is surrendered, and the derecognition of liabilities when they are extinguished. Specific criteria are established for determining when control has been surrendered in the transfer of financial assets.


This Statement requires that liabilities and derivatives incurred or obtained by transferors as part of a transfer of financial assets be initially measured at fair value, if practicable. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between the assets sold, if any, and retained interest, if any, based on their relative fair values at the date of the transfer. Servicing assets and liabilities must be subsequently adjusted by (a) amortization in proportion to and over the period of estimated net servicing income and loss and (b) assessment for asset impairment or increased obligation based on their fair values.

SFAS 125 modifies the accounting for interest-only strips ("IOs") or retained interests in securitizations, such as excess servicing fees receivable, that can be contractually prepaid or otherwise settled in such a way that the holder would not recover substantially all of its recorded investment, and requires that they be classified as available for sale or as trading securities.

Management has determined that excess servicing fees receivable retained by the Company as a result of securitization transactions or bulk sales will be held as trading securities IOs if made in connection with its mortgage banking activities, and available for sale if not made in connection with such activities. In addition, all residual interests and mortgage-backed securities previously retained by the Company as part of its mortgage banking activities securitization transactions will also be held as trading securities.

The provisions of this Statement, except as indicated below, were effective for transfers and servicing of financial assets and extinguishment of liabilities occurring on or after January 1, 1997, and must be applied prospectively. Earlier or retroactive application is not permitted. In connection with the adoption of SFAS 125 effective January 1, 1997, the Company reclassified the asset previously shown on the Company's Consolidated Balance Sheet as "Mortgage Servicing Rights" to "Servicing Asset." In addition, the asset previously shown as "Excess Servicing Fees Receivable" was reclassified as "Interest Only Strips" and is now included in the Company's Consolidated Balance Sheet as a component of "Mortgage-Backed Securities held for trading."

In December 1996, the FASB issued SFAS No. 127 to defer until January 1, 1998 the effective date applicable to the provisions of SFAS 125 that deal with secured borrowings and collateral. Additionally, the deferment provision would apply to transfers of financial assets for repurchase agreements, dollar rolls and securities lending. Based on presently available information management believes the application of those provisions of SFAS 125 effective in 1998 should not have a material adverse effect on the Company's financial condition or results of operations.

        Sale of servicing rights

The sale of servicing rights is recognized upon executing the contract and title and all risks and rewards have irrevocably passed to the buyer. Gains and losses realized on such sales are recognized based upon the difference between the selling price and the carrying value of the related servicing rights sold.

        Foreclosed real estate held for sale

Other real estate owned comprises properties acquired in settlement of loans and recorded at fair value less estimated costs to sell at the date of acquisition. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property are expensed as incurred.

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

Effective January 1, 1996 the Company adopted SFAS No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Under this Statement, long-lived assets and certain identifiable intangibles to be held and used must be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, an estimate of the future cash flows expected to result from the use of the asset and its eventual disposition must be made. If the sum of the future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized for the difference, if any, between the discounted future cash flows and the carrying value of the asset. The application of this Statement had no effect on the Company's financial condition or results of operations for 1996.

        Goodwill and other intangibles

Goodwill results from the acquisition in December 1996 of the 12% minority interest in the Bank as described in Note 1 to the consolidated financial statements, and from the acquisition of a mortgage banking institution and the Bank in prior years, which is being amortized over a fifteen year period. Accumulated amortization amounted to $1,363,045 and $1,059,636 as of December 31, 1997 and 1996, respectively.

In addition, the Company has recorded as a deposit intangible the premium paid by the Bank over the value of deposits acquired resulting from the purchase of certain branches from a commercial bank in 1995. The premium paid, which approximated $1,351,000, was determined based on negotiations between the parties to the agreement and is being amortized over a 10 year period. Accumulated amortization amounted to approximately $342,000 and $204,000 at December 31, 1997 and 1996, respectively.

        Securities sold under agreements to repurchase

The Company sells securities under agreements to repurchase the same or similar securities. Amounts received under these agreements represent short-term borrowings and the securities underlying the agreements remain in the asset accounts.

        Transfers of receivables with recourse

Transfers of receivables with recourse are recognized as a sale if the Company surrenders control of the future economic benefits embodied in the receivables, its obligation under the recourse provisions can be reasonably estimated and the transferee cannot require the Company to repurchase the receivables except pursuant to the recourse provisions. Any transfers of receivables with recourse not meeting all of these conditions are recognized as a liability in the consolidated financial statements.

Gains and losses realized on the sale of loans are recognized at the time of the sale of the loans or pools to investors, based upon the difference between the selling price and the carrying value of the related loans sold as adjusted for any estimated liability under recourse provisions. In most sales, the right to service the loans sold is retained by the Company.

        Interest rate risk management

The Company enters into interest rate caps, swaps, options and/or futures contracts (primarily based on Eurodollar certificates of deposits and U.S. Treasury Notes) to manage its interest rate exposure. Such instruments are designated as hedges against future fluctuations in the interest rates of specifically identified assets or liabilities. Options and futures are reported at fair value within investments in the accompanying consolidated statement of financial condition; related gains or losses are reported in the statement of income. Interest rate swaps are not recognized in the consolidated statement of financial condition and are not marked to market. Net interest settlements on interest rate swaps are recorded as adjustments to interest income or expense.

        Employee benefits

The Company and its subsidiaries have no post retirement benefit plans for its employees as of December 31, 1997.

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

        Capital reserve

The Banking Act of the Commonwealth of Puerto Rico, as amended, requires that a minimum of 10% of net income of the Bank be transferred to capital surplus until such surplus equals the sum of the Bank's paid-in common and preferred stock capital.

        Stock option plans

As discussed in Note 18 to the consolidated financial statements, the Company adopted a Stock Option Plan in June 1996 and granted stock options to certain employees thereunder in conjunction with the Company's initial public offering. Compensation cost on employee stock option plans is measured and recognized for any excess of the quoted market price of the Company's stock at the grant date over the amount an employee must pay to acquire the stock (intrinsic value-based method of accounting). Generally, stock options are granted with an exercise price equal to the face value of the stock at the date of the grant and, accordingly, no compensation cost is recognized. The Company adopted in 1996 the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

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

        Earnings per share

Basic earnings per common share is computed by dividing net income for the year by the weighted average number of shares outstanding during the period. Outstanding stock options granted under the Company's Stock Option Plan are included in the weighted average number of shares for purposes of the diluted earnings per share computation pursuant to SFAS No. 128 - "Earnings per Share." SFAS 128 replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS computation on the face of the income statement for all entities with complex capital structures and requires reconciliation of the numerator and denominator of the diluted EPS computation. SFAS 128, which also applies to interim periods, was adopted by the Company in December 31, 1997. This Statement requires the restatement of all prior-period EPS data presented. Prior to the adoption of SFAS 128 the Company's capital structure was such that the presentation of the fully diluted EPS data was not necessary, and the prior period presentation of primary EPS data excluded outstanding stock options granted under the Company's stock option plan from the weighted average number of shares outstanding because their dilutive effect was insignificant. Accordingly, the basic EPS data presented under SFAS 128 is equivalent to the primary EPS data previously presented.

        Statement of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks and other highly liquid securities with an original maturity of three months or less.

        Changes in accounting standards

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This Statement requires (1) the classification of items of other comprehensive income by their nature in a financial statement; (2) the display of the accumulated balance of other comprehensive income by their nature in a financial statement; and (3) the display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. For the Company, unrealized gains and losses on certain investments in debt securities will be the only other comprehensive income item to be included in comprehensive income. This Statement is effective for fiscal years beginning after December 15, 1997. This Statement affects only financial statement presentation and, therefore, management believes that its adoption will not have a material effect, if any, on the Company's financial position or results of operations.

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement requires that a public business enterprise report financial and descriptive information about its reportable segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management has not yet made a determination on the business lines of the Company that fulfill the segment definition described above.

This Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. This Statement affects only financial statement presentation and disclosure and, therefore, management believes it will not have a material effect, if any, on the Company's financial position or results of operations.

        Reclassifications

Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 financial statement presentation.

2.      Mortgage Loans Held for Sale

        Mortgage loans held for sale consist of:

                                                           December 31,
                                                    1997                 1996
--------------------------------------------------------------------------------
Conventional loans                              $25,003,291          $ 9,254,440
FHA/VA loans                                     21,882,032           44,863,833
Construction loans                                     --                331,886
--------------------------------------------------------------------------------
                                                $46,885,323          $54,450,159
================================================================================

The aggregate amortized cost and approximate market value of loans held for sale as of December 31, 1997 are as follows:

      Amortized      Gross unrealized       Grosss unrealized    Approximate
        cost           holding gains          holding losses     market value
--------------------------------------------------------------------------------
    $46,885,323         $1,465,427               $(5,498)        $48,345,252
================================================================================

Substantially all of the loans are pledged to secure various borrowings from lenders under mortgage warehousing lines of credit (see Note 9).

The following table summarizes the components of gain on sale of mortgage loans held-for-sale and mortgage-backed securities held-for-trading:

                                                     Year ended December 31,
                                             1997             1996             1995
---------------------------------------------------------------------------------------
Proceeds from sales of mortgage loans
and mortgage-backed securities          $ 370,121,097    $ 297,606,773    $ 218,738,872

Mortgage loans and mortgage-
backed securities sold                   (359,001,427)    (290,777,907)    (215,176,557)
---------------------------------------------------------------------------------------
Gain on sales, net                         11,119,670        6,828,866        3,562,315

Deferred fees earned, net of loan
origination costs and commitment
fees paid                                   3,235,381        4,976,079        2,700,145
---------------------------------------------------------------------------------------
                                           14,355,051       11,804,945        6,262,460

Net unrealized profit (loss) on
trading securities                          9,677,663          (95,971)       2,121,611
---------------------------------------------------------------------------------------

Net gain on ??????????
sale of mortgage loans                  $  24,032,714    $  11,708,974    $   8,384,071
=======================================================================================

Total gross loan origination fees totaled approximately $13,614,000, $13,041,000 and $9,488,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

Gross gains of $11,532,566, $7,479,507 and $4,057f352, and gross losses of $412,896, $650,641 and $496,037 were realized on the above sales during the years ended December 31, 1997, 1996 and 1995, respectively.

3.      Investment Securities

The carrying value and estimated fair value of investment securities by category and contractual maturities are shown below. The fair value of investment securities is based on quoted market prices and dealer ??????? except for the investment in Federal Home Loan Bank (FHLB) stock which is valued at its redemption value.

                                                                                            December 31,
                                                                             1997                                    1996
                                                               Amortized              Fair            Amortized              Fair
                                                                 cost                 value              cost                value
------------------------------------------------------------------------------------------------------------------------------------
Investment securities held to
 maturity
U.S. Treasury securities:
        Due within one year                                  $   309,839         $   310,775         $      --           $      --
        Due from one to five years                                  --                  --               309,575             310,871
------------------------------------------------------------------------------------------------------------------------------------
                                                                 309,839             310,775             309,575             310,871
------------------------------------------------------------------------------------------------------------------------------------
Puerto Rico Government and Agencies
 obligations:
        Due within one year                                    4,433,177           4,439,474                --                  --
        Due from one to five years                                  --                  --             1,034,998           1,012,500
        Due from five to ten years                             5,920,000           5,910,000                --                  --
        Due over ten years                                        29,786              29,786             574,453             566,951
------------------------------------------------------------------------------------------------------------------------------------
                                                              10,382,963          10,379,260           1,609,451           1,579,451
------------------------------------------------------------------------------------------------------------------------------------
Corporate  securities -
        Due within one year                                         --                  --             3,350,824           3,350,824
------------------------------------------------------------------------------------------------------------------------------------
                                                             $10,692,802         $10,690,035         $ 5,269,850         $ 5,241,146
====================================================================================================================================
Mortgage-backed securities held
  to maturity
GNMA certificates:
        Due from one to five years                           $    49,347         $    50,128         $      --           $      --
        Due from five to ten years                                  --                  --                96,696              99,828
        Due over ten years                                    18,321,595          17,704,769          21,590,649          20,571,360
------------------------------------------------------------------------------------------------------------------------------------
                                                              18,370,942          17,754,897          21,687,345          20,671,188
------------------------------------------------------------------------------------------------------------------------------------
Federal National Mortgage
 Association (FNMA) certificates-
        Due over ten years                                    14,674,783          15,164,453          15,895,067          16,124,357
------------------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Mortgage
 Corporation (FHLMC) certificates-
        Due over ten years                                       280,747             266,322             317,435             308,846
------------------------------------------------------------------------------------------------------------------------------------
                                                             $33,326,472         $33,185,672         $37,899,847         $37,104,391
====================================================================================================================================

Expected maturities on debt securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                               December 31,
                                                                               1997                                1996
                                                                   Amortized           Fair            Amortized            Fair
                                                                     cost              value              cost              value
------------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities available
 for sale
CMO residuals and other
 mortgage-backed securities                                     $ 7,006,610        $ 8,381,982        $ 7,066,610        $ 8,195,379
------------------------------------------------------------------------------------------------------------------------------------
FNMA certificates -
        Due over ten years                                        9,468,141          9,670,108         10,562,799         10,293,218
------------------------------------------------------------------------------------------------------------------------------------
FHLMC  certificates:
        Due from one to five years                                   70,584             70,452               --                 --
        Due from five to ten years                                  359,980            368,203            529,902            547,027
        Due over ten years                                       27,104,346         27,513,104         32,547,150         31,805,541
------------------------------------------------------------------------------------------------------------------------------------
                                                                 27,534,910         27,951,759         33,077,052         32,352,568
------------------------------------------------------------------------------------------------------------------------------------
                                                                $44,009,661        $46,003,849        $50,706,461        $50,841,165
====================================================================================================================================
Investment securities available for sale
   US Treasury securities:
        Due within one year                                     $   773,156        $   771,593        $      --          $      --
        Due from one to five years                               30,009,771         30,100,000               --                 --
------------------------------------------------------------------------------------------------------------------------------------
                                                                 30,782,927         30,871,593               --                 --
------------------------------------------------------------------------------------------------------------------------------------
U.S. Government and Agencies
 securities:
        Due within one year                                            --                 --            1,500,000          1,500,000
        Due from one to five years                               35,145,089         35,104,828         25,527,679         25,225,950
        Due from five to ten years                                5,022,904          4,980,865               --                 --
------------------------------------------------------------------------------------------------------------------------------------
                                                                 40,167,993         40,085,693         27,027,679         26,725,950
------------------------------------------------------------------------------------------------------------------------------------
                                                                 70,950,920         70,957,286         27,027,679         26,725,950
FHLB stock                                                        4,906,067          4,906,067          4,247,310          4,247,310
------------------------------------------------------------------------------------------------------------------------------------
                                                                $75,856,987        $75,863,353        $31,274,989        $30,973,260
====================================================================================================================================

Mortgage backed securities available for sale include interest only securities with an amortized cost of $2,363,942 as of December 31, 1997 and 1996, which are associated with the sale in prior years of collateralized mortgage obligations not related to the Company's mortgage banking activities.

Mortgage - backed securities held for trading:

                                                            December 31,
                                                     1997               1996
--------------------------------------------------------------------------------
CMO Certificates                                 $ 15,228,000       $ 15,147,000
CMO Residuals (interest only)                       7,867,662          9,309,548
GNMA Certificates                                 377,361,794         84,459,980
--------------------------------------------------------------------------------
                                                 $400,457,456       $108,916,528
================================================================================

Unrealized gains and losses on securities held to maturity and available for sale follows:

                                                                                          December 31,
                                                                            1997                                 1996
                                                                      Gross unrealized                     Gross unrealized
                                                                Gains               Losses             Gains                Losses
------------------------------------------------------------------------------------------------------------------------------------
Securities held to maturity:
        Puerto Rico and United States
         Government obligations                             $       936         $   (37,757)        $    13,795         $   (42,499)
        Mortgage-backed securities                              504,349            (645,149)            338,941          (1,134,397)
------------------------------------------------------------------------------------------------------------------------------------
                                                            $   505,285            (682,906)        $   352,736         $(1,176,896)
====================================================================================================================================
Securities available for sale:
        US Government obligations                           $   113,223         $  (106,857)        $      --           $  (301,729)
        Mortgage-backed securities                            2,043,941             (49,753)          1,003,887            (869,183)
------------------------------------------------------------------------------------------------------------------------------------
                                                            $ 2,157,164         $  (156,610)        $ 1,003,887         $(1,170,912)
====================================================================================================================================

During 1997 and 1996 the Company had proceeds from the sale of investment securities held for trading of approximately $10,083,000 and $11,440,000, respectively; gains realized on such sales totaled approximately $31,000 and $44,000, respectively; no losses were realized. No investment securities held for trading were sold in 1995. During the years ended December 31, 1997 and 1996 proceeds from the sale of securities available for sale totaled approximately $7,915,000 and $48,950,000, respectively; gains realized in those sales totaled approximately $107,000 and $642,000, respectively; no losses were realized. There were no sales of securities available for sale during 1995.

During 1997 the Company reclassified $773,000 investment securities held for trading to available for sale. During 1995, the Company reclassified investment securities from its available for sale to its held for trading portfolio with a carrying value of approximately $4,671,000 at the time of the transfer, resulting in an increase in net income of $470,092 at such time.

As discussed in Notes 7, 8, 9, 10, 11 and 12 to the consolidated financial statements, investment and mortgage-backed securities, mortgage loans, and deposits at interest with banks amounting to approximately $696.0 million as of December 31, 1997 were pledged to secure certain deposits and securities sold under agreements to repurchase, advances from the FHLB, notes payable, subordinated notes and irrevocable standby letters of credit issued by the FHLB.

4.              Loans and Allowance for Loan Losses

Loans consist of the following:

                                                            December 31,
                                                      1997              1996
--------------------------------------------------------------------------------
Real estate loans:
        Residential - first mortgage             $ 476,652,596    $ 370,875,512
        Residential - second mortgage               17,831,079       15,757,050
        Land                                            76,400             --
        Construction                                13,367,513        5,351,115
        Commercial                                  87,506,802       75,214,109
--------------------------------------------------------------------------------
                                                   595,434,390      467,197,786
Undisbursed portion of loans in process             (6,218,039)      (2,429,714)
Net deferred loan fees                                 172,019           40,555
--------------------------------------------------------------------------------
                                                   589,388,370      464,808,627
--------------------------------------------------------------------------------
Other loans:
        Commercial                                  38,598,227       31,062,947
        Consumer:
                Loans secured by deposits           12,471,772        9,408,892
                Loans secured by real estate        81,251,989       42,893,213
                Other                               50,632,418       59,864,037
        Unamortized discount                          (151,460)        (278,320)
        Unearned interest                             (360,195)        (677,130)
--------------------------------------------------------------------------------
                                                   182,442,751      142,273,639
--------------------------------------------------------------------------------
                Total loans                        771,831,121      607,082,266
Allowance for loan losses                           (6,771,702)      (3,331,645)
--------------------------------------------------------------------------------
                                                 $ 765,059,419    $ 603,750,621
================================================================================

The changes in the allowance for loan losses follow:

                                                 Year ended December 31,
                                        1997             1996            1995
--------------------------------------------------------------------------------
Balance, beginning of year          $ 3,331,645     $ 3,510,251     $ 2,887,099
Provision for loan losses             6,370,000       4,258,047         950,000
Loans charged-off                    (5,376,573)     (4,662,407)       (508,946)
Recoveries                            2,446,630         225,754         182,098
--------------------------------------------------------------------------------
Balance, end of year                $ 6,771,702     $ 3,331,645     $ 3,510,251
================================================================================

As of December 31, 1997 the Company had three commercial loans classified as impaired totaling $1,570,642 in aggregate. Based on presently available information, the Company has determined that no reserves for impairment were necessary as of such date since the fair value of the collaterals securing such loans exceed their outstanding balances. No individual loans were impaired as of December 31, 1996.

As of December 31, 1997, 1996 and 1995, loans on which the accrual of interest income had been discontinued amounted to approximately $29,968,000, $18,730,000 and $10,032,000, respectively. The additional interest income that would have been  recognized  during  1997,  1996 and 1995 had  these  loans  been  accruing interest amounted to approximately $1,095,000, $864,000 and $261,000, respectively. The Company has no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at December 31, 1997.

5.              Mortgage Loan Servicing

The Company's  fees for servicing  mortgage loans  generally  range from .25% to
 .50% on the declining outstanding principal balances of the mortgage loans serviced. Servicing fees are collected on a monthly basis out of payments from mortgagors. The servicing agreements are terminable by permanent investors for cause without penalty or after payment of a termination fee ranging from .5% to 1% of the outstanding principal balance of the loans. At December 31, 1997 and
1996,  the  mortgage  loans  servicing   portfolio   amounted  to  approximately
$2,552,030,000  and  $2,226,406,000,   respectively,   excluding   approximately
$448,858,000 and $323,763,000, respectively, serviced for the Bank.

The changes in the servicing asset of the Company follows:

                                              Year ended December 31,
                                       1997            1996            1995
--------------------------------------------------------------------------------
Balance at beginning of period     $ 12,595,020    $  8,209,661    $  4,417,813
Rights originated                     8,057,574       4,172,868       2,285,331
Rights purchased                      2,397,818       1,426,097       3,004,320
Scheduled  amortization              (1,837,414)     (1,213,606)     (1,497,803)
--------------------------------------------------------------------------------
Balance at end of period           $ 21,212,998    $ 12,595,020    $  8,209,661
================================================================================

Among the conditions established in its various servicing agreements, the Company is committed to advance from its own funds any shortage of moneys required to complete timely payments to investors in GNMA mortgage-backed securities issued and in its FNMA and FHLMC portfolio. At December 31, 1997, the mortgage loan portfolio serviced for GNMA, FNMA and FHLMC and subject to the timely payment commitment amounted to approximately $1,779,252,000, $53,760,000 and $474,079,000, respectively (1996 - $1,543,242,000, $61,565,000, and
$377,252,000).

Total funds advanced as of December 31, 1997 in relation to such commitments amount to $782,000, $1,688,000 and $530,000 for escrow advances, principal and interest advances and foreclosure advances, respectively (1996 - $787,000, $1,313,000 and $344,000).

In connection with mortgage servicing activities, the Company holds funds in trust for investors representing amounts collected primarily for the payment of principal, interest, real estate taxes and insurance premiums. Such funds are deposited in separate custodial bank accounts, some of which are deposited in the Bank. At December 31, 1997 and 1996, the related escrow funds include approximately $50,163,000 and $10,555,000, respectively, deposited in the Bank; these funds are included in the Company's consolidated financial statements. Escrow funds also include approximately $8,654,000 and $28,422,000 at December 31, 1997 and 1996, respectively, deposited with other banks and excluded from the Company's assets and liabilities.

6.      Premises and Equipment

        Premises and equipment consist of:

                                                         December 31,
                                                   1997                1996
--------------------------------------------------------------------------------
Furniture and fixtures                         $ 13,026,459        $ 10,135,761
Leasehold improvements                            6,073,038           5,186,573
Autos                                               375,826             205,962
--------------------------------------------------------------------------------
                                                 19,475,323          15,528,296
Less - Accumulated
depreciation and amortization                    (9,947,764)         (7,760,616)
--------------------------------------------------------------------------------
                                               $  9,527,559        $  7,767,680
================================================================================

7.      Deposits

        Deposits are summarized as follows:

                                                           December 31,
                                                     1997               1996
--------------------------------------------------------------------------------
Passbook savings                                 $ 79,628,833       $ 73,965,054

NOW accounts                                       27,644,104         24,555,925
Super NOW accounts                                 67,650,384         57,629,203
Regular checking accounts
(non-interest bearing)                             32,720,996         23,236,975
Commercial checking accounts
(non-interest bearing)                             58,783,328         31,007,473
--------------------------------------------------------------------------------
                                                  186,798,812        136,429,576
--------------------------------------------------------------------------------
Certificates of deposit:
        Under $100,000                            257,431,730        235,061,722
        $100,000 and over                         196,961,831        168,614,740
--------------------------------------------------------------------------------
                                                  454,393,561        403,676,462
--------------------------------------------------------------------------------
Accrued interest payable                            1,597,288          1,496,389
--------------------------------------------------------------------------------
                                                 $722,418,494       $615,567,481
================================================================================

The weighted average stated interest rate on all deposits at December 31, 1997 and 1996 was 4.82% and 5.07%, respectively.

As of December 31, 1997, the Company had delivered investment securities with an amortized cost of approximately $1,500,000 and market value of approximately $1,490,000 as collateral for public funds' deposits of approximately $852,000.

8.      Securities Sold Under Agreements to Repurchase

At December 31, 1997 and 1996, the Company had repurchase agreements outstanding with interest ranging from 5.10% to 6.00% in 1997 and 5.48% to 5.75% in 1996. These agreements mature within thirty days.

Information on these agreements follows:

                                                                                December 31,
                                                        1997                                      1996
                                                               Approximate market                        Approximate market
                                            Repurchase       and carrying value of     Repurchase      and carrying value of
                                            liability        underlying securities     liability       underlying securities
------------------------------------------------------------------------------------------------------------------------------------
Type of security
U.S. Treasury securities                  $ 30,095,287          $ 30,326,667          $       --            $       --
U.S. Government and
  Agencies securities                        5,580,000             5,995,405                  --                    --
GNMA                                       312,463,863           321,440,226            75,710,383            79,627,257
CMO Tranches                                13,576,380            15,228,000            13,576,384            15,147,000
CMO Residuals                                8,162,280             7,264,420             8,157,681             8,593,151
FHLMC                                       12,405,000            12,954,146                  --                    --
------------------------------------------------------------------------------------------------------------------------------------
                                          $382,282,810          $393,208,864          $ 97,444,448          $103,367,408
====================================================================================================================================

Maximum amount of borrowings outstanding at any month-end during 1997 and 1996 under the agreements to repurchase were $382,309,000 and $127,240,000, respectively. The approximate average aggregate balance outstanding during the periods were $226,771,000 and $100,607,000, respectively. The weighted average interest rate of such agreements was 5.81% and 3.99% at December 31, 1997 and 1996, respectively; the weighted average rate during 1997 and 1996 was 5.95% and 4.99%, respectively.

Since repurchase agreements are short-term commitments to borrow funds, they can be assumed to reprice at least quarterly. Therefore, the outstanding balance of repurchase agreements is estimated to be its fair value.

Securities sold under agreements to repurchase are classified by dealer as follows:

                                                                                December 31,
                                                        1997                                      1996
                                                               Approximate market                        Approximate market
                                            Repurchase       and carrying value of     Repurchase      and carrying value of
                                            liability        underlying securities     liability       underlying securities
------------------------------------------------------------------------------------------------------------------------------------
Citibank, N.A                               $197,112,165          $203,113,664          $ 56,330,448          $ 62,150,725
Merrill Lynch of
 Puerto Rico Inc.                            152,493,000           156,861,232            11,200,000            11,742,604
Smith Barney
 Puerto Rico, Inc.                            12,512,358            12,927,611                  --                    --
Paine Webber, Inc. of
 Puerto Rico                                        --                    --              29,914,000            29,474,079
Popular Securities, Inc.                      10,215,287            10,293,857                  --                    --
Prudential Securities, Inc.                    9,950,000            10,012,500                  --                    --
------------------------------------------------------------------------------------------------------------------------------------
                                            $382,282,810          $393,208,864          $ 97,444,448          $103,367,408
====================================================================================================================================

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

9.      Notes Payable

        Notes payable consist of:

                                                                                                             December 31,
                                                                                                       1997                1996
------------------------------------------------------------------------------------------------------------------------------------
Warehousing lines, bearing interest at a floating rate of 1.50%
  over the counterparty's cost of funds (5.85% in 1997 and 4.97% in 1996)                         $ 75,204,315          $ 40,342,099
Promissory notes maturing in 1999 paying semiannual interest at
  fixed annual rates ranging from 6.20% to 7.15%                                                    23,600,000            23,600,000
Promissory notes maturing in 2000 paying semiannual interest at
  fixed annual rates ranging from 5.55% to 5.67%                                                    15,000,000            15,000,000
Promissory note maturing in 2000 paying quarterly interest at a floating rate of 84% of the three month Libid rate less .125%
  (4.73% at December 31, 1997 and  4.62% at December 31, 1996)                                      10,000,000            10,000,000
Promissory note maturing in 2003 paying semiannual interest at a
  fixed annual rate of 5.50% (prepaid in 1997)                                                            --               2,400,000
Promissory note maturing in 2001 paying quarterly interest at a floating rate of  96% of the three month Libid  rate (5.34% at
  December 31, 1997 and 5.28% at December 31, 1996)                                                 25,000,000            25,000,000
Promissory note maturing in 2001 paying semiannual interest at a
  fixed annual rate of 6.52%                                                                        10,500,000            10,500,000
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                  $159,304,315          $126,842,099
====================================================================================================================================

As of December 31, 1997, the Company had various credit line agreements permitting the Company to borrow up to $138,425,000 in warehousing lines with banks; the unused portion of warehousing lines totaled approximately $63.2 million. Warehousing lines at December 31, 1997 are collateralized by approximately $111,727,000 in mortgage loans, an assignment of key man insurance policies on the Company's Chairman of the Board and Chief Executive Officer, and a general assignment of mortgage payments receivable. These borrowings bear interest at rates related to the respective counterparty's cost of funds or the Puerto Rico 936 funds market when available. Some of these borrowings are also guaranteed by the Chairman of the Board and Chief Executive Officer of the Company. Several credit line agreements impose certain restrictions on the Company of which the most important include maintaining net worth and debt service over certain defined minimums, and limitations on indebtedness and declaration of dividends. Management believes that at December 31, 1997 the Company was in compliance with the loan agreements.

The following information relates to borrowings of the Company under the credit line agreements:

                                                         December 31,
                                                     1997            1996
--------------------------------------------------------------------------------
Maximum aggregate borrowings
  outstanding at any month end                 $   93,523,091    $   85,134,732
================================================================================
Approximate average aggregate borrowings
  outstanding during the year                  $   68,159,621    $   40,805,743
================================================================================
Weighted average interest rate during
  the year computed on a monthly basis                   5.92%             5.32%
--------------------------------------------------------------------------------
Weighted average interest rate
        at end of year                                   5.85%             4.97%
--------------------------------------------------------------------------------

Certain promissory notes totaling $38,600,000 at December 31, 1997 include pledge agreements where the Company has pledged certain negotiable securities as a guarantee for payment of some of the notes. The pledge agreements provide that the value of the pledged securities must not fall below 105% of the principal balance of the promissory note plus accrued interest on such amount. In the event that the securities' value falls below the stated percentage, the Company must deliver additional negotiable securities. At December 31, 1997 securities pledged in compliance with this requirement consist of investment and mortgage-backed securities with an amortized cost of approximately $38,950,000 and approximate market value of $39,010,000. At December 31, 1997 floating rate notes in the aggregate amount of $35,000,000 and fixed rate notes of $10,500,000 are guaranteed by letters of credit issued by the FHLB -NY.

Promissory notes by maturity as of December 31, 1997 follows:

                1999    $ 23,600,000
                2000      25,000,000
                2001      35,500,000
--------------------------------------------------------------------------------
                        $ 84,100,000
================================================================================

10.     Advances from The Federal Home Loan Bank of New York

        Advances from the FHLB are as follows:

                                                            December 31,
                                              Interest
Maturity                                        Rate          1997            1996
------------------------------------------------------------------------------------
January 7, 1998                                6.15%      $10,000,000    $      --
January 15, 1998                               6.00%       32,000,000           --
February 28, 1997                              5.78%             --        5,000,000
March 31, 1997                                 5.73%             --        5,000,000
June 27, 1997                                  5.74%             --        5,000,000
------------------------------------------------------------------------------------
                                                          $42,000,000    $15,000,000
------------------------------------------------------------------------------------
Weighted average stated interest rate                            6.03%          5.75%
====================================================================================

The Bank receives advances from the FHLB under an Advances, Collateral Pledge and Security Agreement (the "Agreement"), which allows the Company to borrow up to $223.4 million. As of December 31, 1997 the unused portion under such line of credit was approximately $181.4 million. Under the Agreement, the Bank is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances. In addition, the Bank maintains standby letters of credit with the FHLB amounting to approximately $51,300,000 at December 31, 1997. At December 31, 1997 the specific collateral (in the form of first mortgage notes) amounting to approximately $112,866,000 were pledged to the FHLB as part of the Agreement and to secure standby letters of credit. At December 31, 1997, the market value of the collateral indicated above was sufficient to comply with the provisions of the Agreement.

11.             Other Secured Borrowings

In December 1995, the Bank sold mortgage loans with an approximate outstanding balance of $55 million to two commercial banks (buyers). In connection with this transaction, R&G Mortgage assumed certain limited recourse provisions and guaranteed a specific yield of 7.75% to the buyers. In addition, the buyers have the right (put option) at their option, to require R&G Mortgage to purchase the mortgage loans in December 2000 or thereafter. Liability, if any, under the recourse provisions at December 31, 1997 is estimated by management to be insignificant. As part of the agreement, R&G Mortgage has the right to repurchase after December 1996 any group of loans sold. For any loan repurchases, R&G Mortgage is obligated to pay the buyers 50 basis points over the outstanding balance of the mortgage loans repurchased.

The Company recognized the transaction as a transfer of loans with recourse not qualifying as a sale. Accordingly, the proceeds from the transaction were reported as a secured borrowing in the accompanying consolidated financial statements, with a balance of approximately $34,359,000 and $50,463,000 at December 31, 1997 and 1996, respectively. The outstanding principal of the related loans totaling approximately $33,868,000 and $49,740,000 have been included as assets at December 31, 1997 and 1996, respectively.

12.             Subordinated Notes

On June 14, 1991 the Bank issued $3,250,000 in subordinated capital notes bearing interest at 8% payable quarterly. These notes are guaranteed by R&G Mortgage and by the Company's Chairman of the Board and Chief Executive Officer, and by an irrevocable transferable letter of credit issued by a commercial bank. The Bank shall deposit in seven equal annual installments (the first of which was made in September 1992 and the last deposit is scheduled for June 1998) with a trustee for credit to an established sinking fund, cash or permitted investments in an amount sufficient to retire one-seventh (1/7) or $464,286, of the aggregate principal amount. Likewise, the letter of credit is reduced in equal proportion to the deposits in such sinking fund.

Investments deposited in the Trust as of December 31, 1997 in compliance with this requirement consist of FHLMC Participation Certificates with an amortized cost of approximately $1,205,000 and approximate market value of $1,230,000, and $2,633,000 in special deposit accounts.

13.             Income Taxes

Under the Puerto Rico tax law R&G Mortgage's and the Bank's tax liability will be the greater of the tax computed under the regular tax system or the alternative minimum tax (AMT) system. The AMT is imposed based on 22% of regular taxable income after certain adjustments for preference items. An AMT credit may be claimed in future years for tax paid on an AMT basis in excess of the regular tax basis. R&G Mortgage and the Bank are separate taxable entities under the Puerto Rico Income Tax Law and are not entitled to file consolidated tax returns.

The Bank is subject to Puerto Rico income tax on its income derived from all sources within and outside Puerto Rico. The Bank is also subject to United States income taxes on certain types of income from such source. However, any United States income tax paid by the Bank is, subject to certain conditions and limitations, creditable as a foreign tax credit against its Puerto Rico income tax liability.

A portion of the Company's interest income arises from mortgage loans and mortgage-backed securities which are exempt for Puerto Rico income tax purposes. The elimination of exempt income, net of related expenses, from the determination of taxable income results in a reduction of its income tax liability.

Deferred tax (assets) liabilities are as follows:

                                                                   December 31,
                                                              1997            1996
-------------------------------------------------------------------------------------
Deferred tax liabilities:
        Deferred net loan origination costs                $   346,286    $   385,019
        Unrealized gain on securities held for trading       3,696,685           --
        Reserve for bad debts                                   45,885           --
        CMO residuals (IOs)                                  1,096,090      1,313,501
        Servicing assets                                     1,424,600      1,504,670
        Unrealized gain on securities available for sale       780,216           --
-------------------------------------------------------------------------------------
                                                             7,389,762      3,203,190
-------------------------------------------------------------------------------------
Deferred tax assets:
        Unrealized loss on securities available for sale          --          (65,140)
        Allowance for loan losses                           (1,176,463)      (272,593)
        Reserve for bad debts                                     --          (11,483)
        Unrealized loss on securities held for trading            --         (124,991)
        Other foreclosed property reserve                      (11,232)       (22,805)
        Recourse contingency                                   (61,653)          --
        Discount on tax credits purchased                     (247,960)          --
        Deferred gains on sale of loans and
          investment securities                               (378,600)      (505,999)
-------------------------------------------------------------------------------------
                                                            (1,875,908)    (1,003,011)
-------------------------------------------------------------------------------------
Net deferred tax liability                                 $ 5,513,854    $ 2,200,179
=====================================================================================

The provision for income taxes of the Company varies from amounts computed by applying the applicable Puerto Rico statutory tax rate to income before taxes as follows:

                                                                                  ($ in thousands)
                                                                                Year ended December 31,
                                                           1997                         1996                        1995
                                                               % of pretax                   % of pretax                % of pretax
                                                 Amount          income        Amount           income       Amount         income
------------------------------------------------------------------------------------------------------------------------------------
Computed income tax at
        statutory rate                         $ 12,569             39%      $  7,458             39%      $  6,845             42%
Effect on provision of:
        Tax-exempt interest                      (2,947)            (9)        (2,352)           (12)        (1,661)           (10)
        Non-deductible expenses                     116           --              423              2            663              4
        Discount on tax credits
        purchased                                (1,006)            (3)          --             --             --             --
              Tax settlement                       --             --              393              2           --
------------------------------------------------------------------------------------------------------------------------------------
                                               $  8,732             27%      $  5,922             31%      $  5,847             36%
====================================================================================================================================

In early February 1998, the Puerto Rico Treasury Department began an income tax examination of R&G Mortgage's and the Bank's income tax returns for the year 1995. Management believes that no significant deficiencies should result from such examination, and accordingly, this matter should not have any significant adverse effect on the Company's financial condition or results of operations.

In July 1997 the Government of Puerto Rico amended the tax law that provided tax exemption on interest income generated by FHA and VA loans secured by real estate property located in Puerto Rico and mortgage-backed securities secured by such mortgage loans (GNMAs). Under the amended law, FHA and VA loans closed prior to August 1, 1997, will continue to be exempt. The interest income on FHA and VA mortgage loans originated on or after August 1, 1997 for purposes other than to finance the acquisition of new housing, and GNMAs secured by such loans, are no longer exempt, and are taxable at a preferential 17% tax rate to individuals and certain other taxpayers other than corporations. FHA and VA loans to finance the purchase of new housing, and GNMAs secured by such loans, continue to be exempt. While the Company has benefited from the previously available tax exemption, management believes based on currently available information that the adoption of the enacted changes should not have a significant adverse effect in the results of operations of the Company.

14.     Stockholders' Equity

On July 15, 1997 the Company's Board of Directors authorized a nine-for-five stock split of the Company's $.01 par value Class A and Class B common stock (the "common stock"). The stock split was effected on September 25, 1997 in the form of a stock dividend of four shares of common stock for each five shares held of record on September 15, 1997. Prior to the declaration of the stock split, the Company had 7,858,216 shares of common stock outstanding. As a result of the split, 6,286,536 shares were issued and $62,865 were transferred from additional paid-in-capital to common stock. The stock split did not dilute shareholders' voting rights or their proportionate interest in the Company. All per share data included herein has been adjusted to reflect the stock split. The Company's average number of common shares outstanding used in the computation of basic earnings per common share was 14,144,752 (1996 - 10,920,661; 1995 -
9,340,279); the weighted average number of shares outstanding for the computation of diluted earnings per share was 14,521,252 (1996 - 11,049,866; 1995 - 9,340,279) after giving effect to outstanding stock options granted under the Company's Stock Option Plan. During 1997, cash dividends of $0.16875 (1996 - $0.03472) per common share amounting to $2,385,752 (1996 - $472,336) were paid.
No cash dividends were paid in 1995.

15.     Other Operating Expenses

        Other operating expenses consist of the following:

                                                  Year ended December 31,
                                              1997          1996         1995
--------------------------------------------------------------------------------
Advertising                              $ 3,154,189   $ 2,415,177   $ 1,586,351
Stationary and supplies                    1,640,131     1,332,108       740,666
Telephone                                    871,029       751,518       597,058
License and other taxes                    1,595,276     1,247,505     1,104,564
Deposit insurance                            346,625       652,750       954,537
Other insurance                              590,066       538,825       551,407
Legal and other professional services      2,193,687     1,304,967       890,992
Amortization of mortgage
  servicing asset                          1,837,414     1,213,606     1,497,803
Guaranty fees                              1,246,300     1,068,750       934,162
Other                                      4,776,780     4,898,911     4,873,184
--------------------------------------------------------------------------------
                                         $18,251,497   $15,424,117   $13,730,724
================================================================================

16.     Related Party Transactions

During March 1996, the Company declared and paid $500,000 cash dividends to its Class A common stockholder.

The  Company  leases  some of its  facilities  from an  affiliate,  mostly  on a
month-to-month   basis.   The  annual   rentals  under  these   agreements   are
approximately $1,420,000.

Loans to directors, officers and employees of the Company were made in the ordinary course of business. Interest rates on such loans were substantially the same as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than a normal risk of collectibility. At December 31, 1997 the aggregate amount of loans outstanding to officers, directors, and principal stockholders' of the Company and its subsidiaries were insignificant.

17.     Regulatory Requirements

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

The Company, as a bank holding company, is subject to regulation and supervision by the Federal Reserve Board and the Commissioner of the Office of Financial Institutions of the Commonwealth of Puerto Rico (the Commissioner). The Federal Reserve Board has established guidelines regarding the capital adequacy of bank holding companies, such as the Company. These requirements are substantially similar to those adopted by the FDIC for depository institutions, as set forth below.

The Bank is incorporated under the Puerto Rico Banking Act, as amended, and is subject to extensive regulation and examination by the Commissioner, the FDIC and certain requirements established by the Federal Reserve Board.

The mortgage banking business conducted by R&G Mortgage is subject to the rules and regulations of FHA, VA, FNMA, FHLMC, GNMA and the Commissioner with respect to originating, processing, selling and servicing mortgage loans and the issuance and sale of mortgage-backed securities. R&G Mortgage's affairs are also subject to supervision and examination by FNMA, FHA, FHLMC, GNMA, HUD and VA at all times to assure compliance with the applicable regulations, policies and procedures. Mortgage origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder. R&G Mortgage is a U.S. Department of Housing and Urban Development (HUD) approved non-supervised mortgagee.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy requires the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Failure to meet capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1997, the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To beaction. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table reflects the Company's and the Bank's actual capital amounts and ratios, and applicable regulatory capital requirements at December 31, 1997 and 1996:

                                                                                                             To be well capitalized
                                                                                            For capital      under prompt corrective
                                                                    Actual               adecuacy purposes      action provisions
                                                            Amount         Ratio         Amount      Ratio     Amount        Ratio
                                                                                          ($ in thousands)
------------------------------------------------------------------------------------------------------------------------------------
As of December 31, 1997
Total capital (to risk weighted assets):
 Consolidated                                              $139,411        17.85%       $ 62,493       8%          N/A          N/A
  R-G Premier Bank only                                    $ 74,822        14.00%       $ 42,766       8%     $ 53,457           10%
Tier I capital (to risk weighted assets):
Consolidated                                               $132,639        16.98%       $ 31,247       4%          N/A          N/A
  R-G Premier Bank only                                    $ 70,050        13.10%       $ 21,383       4%     $ 32,074            6%
Tier I capital (to average assets):
Consolidated                                               $132,639         9.16%       $ 57,935       4%          N/A          N/A
  R-G Premier Bank only                                    $ 70,050         7.34%       $ 38,162       4%     $ 47,702            5%

As of December 31, 1996
 Total capital (to risk weighted assets):
        Consolidated                                       $113,644        17.45%       $ 52,114       8%          N/A          N/A
  R-G Premier Bank only                                    $ 67,866        14.79%       $ 36,716       8%     $ 45,895           10%
Tier I capital (to risk weighted assets):
Consolidated                                               $109,627        16.83%       $ 26,057       4%          N/A          N/A
  R-G Premier Bank only                                    $ 63,849        13.91%       $ 18,358       4%     $ 27,537            6%
Tier I capital  (to average assets):
Consolidated                                               $109,627         8.80%       $ 49,847       4%          N/A          N/A
  R-G Premier Bank only                                    $ 63,849         8.45%       $ 30,215       4%     $ 37,769            5%

During 1996 the Company received a special assessment of approximately $2.5 million ($1.7 million net of taxes) as the result of federal legislation to recapitalize the SAIF administered by the FDIC. The legislation, enacted by the U.S. Congress, recapitalized the SAIF by a one-time charge of approximately $0.657 for every $100 of assessable deposits held at March 31, 1995. As a result, the Bank's insurance premiums, which had amounted to $0.23 for every $100 of deposits, were reduced to $0.064 for every $100 of deposits beginning January 1, 1997.

18.     Stock Option Plan

In June 1996 the Board of Directors of the Company adopted a Stock Option Plan, which is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, and reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan was approved by the Company's sole stockholder at the time in June 1996. An amount of Company common stock equal to 10% of the aggregate number of Class B Shares sold in the Company's initial public offering (241,500 shares, equivalent to 434,700 shares after giving effect to stock split) were authorized under the Stock Option Plan, which may be filled by authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources. The Stock Option Plan provides for the grant of stock options at an exercise price equal to the fair market value of the Class B shares at the date of the grant. Stock options are available for grant to key employees of the Company and any subsidiaries. No options were issued prior to the public offering. In connection with the Company's initial offering on August 27,1996, the Company awarded options for 200,000 shares (360,000 shares as adjusted for stock split) to 28 employees of R&G Mortgage and the Bank at the initial public offering price of $14.50 per share. In January 1997 the Company awarded options for an additional 10,000 shares (18,000 shares as adjusted for stock split) to a certain employee. The maximum term of the options granted are ten years. Under the provisions of the Stock Option Plan, options can be exercised as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. As of December 31, 1997 none of the options granted have been exercised.

The Company adopted in 1996 the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for the Company's Stock Option Plan. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS 123, the Company's net earnings and earnings per share for the years ended December 31, 1997 and 1996 would have been reduced to the pro forma amounts indicated below:

                                                      1997              1996
--------------------------------------------------------------------------------
Net earnings - as reported                      $   23,497,212    $   13,199,516
--------------------------------------------------------------------------------
Net earnings - pro forma                        $   23,342,698    $   13,143,675
--------------------------------------------------------------------------------
Basic earnings per share - as reported          $         1.66    $         1.21
--------------------------------------------------------------------------------
Basic earnings per share - pro forma            $         1.65    $         1.20
--------------------------------------------------------------------------------
Diluted earnings per share - as reported        $         1.62    $         1.19
--------------------------------------------------------------------------------
Diluted earnings per share - pro forma          $         1.61    $         1.19
--------------------------------------------------------------------------------

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

19      Profit Sharing Plan

The Company has a profit sharing plan (the Plan) which covers substantially all regular employees. Annual contributions to the Plan are based on matching percentages up to 5% of employee salaries, based on the employee's years of service and on operational income, as defined by the Plan, and are deposited in a trust. Contributions to the Plan during the years ended December 31, 1997, 1996 and 1995 amounted to approximately $79,000, $72,000 and $120,000, respectively.

20.     Commitments and Contingencies

        Commitments to developers providing end loans

The Company has outstanding commitments for various projects in the process of completion. Total commitments amounted to approximately $443.6 million at December 31, 1997. All commitments are subject to prevailing market prices at time of closing with no market risk exposure for the Company or with firm back-to-back commitments extended in favor of the mortgagee.

        Loans in process

Loans in process pending final approval and/or closing amounted to approximately $98.8 million at December 31, 1997.

        Commitments to buy and sell GNMA certificates

As of December 31, 1997, the Company had open commitments to issue GNMA certificates in the amount of $119.0 million.

        Commitments to sell mortgage loans

As of December 31, 1997 the Company had commitments to sell mortgage loans to third party investors amounting to $17.8 million.

        Lease commitments

The Company is obligated under several noncancellable leases for office space and equipment rentals, all of which are accounted for as operating leases. The leases expire at various dates with options for renewals.

As of December 31, 1997, minimum annual rental commitments under noncancellable operating leases for certain office space and equipment, including leases with an affiliate, were as follows:

        Year                 Amount
-------------------------------------
        1998             $  2,106,792
        1999                2,049,407
        2000                1,935,473
        2001                1,707,945
        2002                1,505,233
        Later years         3,031,047
-------------------------------------
                          $12,335,897
=====================================

Rent expense amounted to approximately $2,483,000 in 1997, $2,171,000 in 1996 and $1,914,000 in 1995.

        Litigation

The Company is a defendant in legal proceedings arising from normal business activities. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

On January 15, 1998 the Company received $2 million as part of a settlement with its fidelity insurance carrier on a claim filed by the Company in late 1996 as a result of certain irregularities discovered by the Company with respect to its former insurance premiums financing business. Based on a review of the collectibility of the loans in question at the time, management wrote-off loans amounting to approximately $2.5 million in 1996. The settlement was recorded as a recovery of loans previously charged-off and reflected as an addition to the Company's allowance for loan losses as of December 31, 1997.

        Others

At December 31, 1997 the Company is liable under limited recourse provisions resulting from the sale of loans to several investors principally FHLMC. The principal balance of these loans, which are serviced by the Company, amounts to approximately $340.5 million at December 31, 1997. Liability, if any, under the recourse provisions at December 31, 1997 is estimated by management to be insignificant.

21.     Supplemental Disclosure on the Statements of Cash Flows

During 1997, 1996 and 1995, the Company paid interest amounting to approximately $60,846,000, $45,939,000 and $34,403,000, respectively, and income taxes of approximately $9,699,000, $7,573,000 (including $1,065,000 on settlement of a 1992 income tax examination) and $1,820,000, respectively.

During 1997, 1996 and 1995 the Company securitized loans from its mortgage loan portfolio totaling approximately $11,346,000, $43,673,000 and $17,631,000, respectively.

As discussed in Note 1 to the consolidated financial statements, during 1996 the Company granted 20,000 Class B common shares to its Vice Chairman of the Board in consideration for his past and ongoing services, recognizing $290,000 as compensation cost.

22.     Financial Instruments with Off-Balance Sheet
        Risk and Concentrations of Credit Risk

In the normal course of business, the Company uses various off-balance sheet financial instruments to satisfy the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include loan commitments and interest rate exchange agreements (swaps). These instruments involve, to varying degrees, elements of credit and interest rate in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of these instruments, which are not included in the statements of financial condition, are an indicator of the Company's activities in particular classes of financial instruments.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. For interest rate swap contracts, the contract or notional amounts do not represent exposure to credit loss. Instead, the amount potentially subject to credit loss is substantially less.

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

The total amounts of financial instruments with off-balance sheet risk at December 31, 1997 follows:

Financial instruments whose contract amounts represent potential credit risk:

Commitments to extend credit excluding the undisbursed portion of loans in process:

       Unused lines of credit                                        $ 8,876,000
================================================================================

Financial instruments whose notional or contractual amounts exceed the amount of potential credit risk:

      Interest rate swap contracts                                   $50,000,000
================================================================================

A detail of interest rate swaps at December 31, 1997 follows:

           Notional                            Pay Fixed      Receive
            Amount              Maturity          Rate     Rate Floating
--------------------------------------------------------------------------------
         $15,000,000      September 17, 1999      5.79%   3 months Libor
          10,000,000      October 24, 2000        5.20%   3 months Libid
          25,000,000      October 9, 2001         5.06%   3 months Libid

The following table summarizes the changes in notional amounts of swaps outstanding during 1997:

        Beginning balance               $       45,000,000
        New Swaps                               15,000,000
        Maturities                             (10,000,000)
--------------------------------------------------------------------------------
        Ending balance                  $       50,000,000
================================================================================

As of December 31, 1997, interest rate swap maturities are as follows:

         1999                           $       15,000,000
         2000                                   10,000,000
         2001                                   25,000,000
--------------------------------------------------------------------------------
                                        $       50,000,000
================================================================================

Net interest settlements on Swap agreements are recorded as an adjustment to interest expense on deposits. Net interest received amounted to approximately $187,000 during 1995; net payments amounted to approximately $293,000 and $61,000 during 1997 and 1996, respectively.

23.     Supplemental Income Statement Information

Employee costs and other administrative and general expenses are shown in the Consolidated Statements of Income net of direct loan origination costs. Direct loan origination costs are capitalized as part of the carrying cost of mortgage loans and are offset against mortgage loan sales and fees when the loans are sold, or amortized as a yield adjustment to interest income on loans held for investment.

Total employee costs and other expenses before capitalization follow:

                                             Year ended December 31,
                                       1997             1996             1995
--------------------------------------------------------------------------------
Employee costs                     $21,368,723      $17,357,976      $13,248,477
================================================================================
Other administrative
and general expenses               $22,662,971      $18,916,546      $16,661,353
================================================================================

Set forth below are the direct loan origination costs that were capitalized as part of the carrying cost of mortgage loans inventory or offset against mortgage loan sales and fees and interest income.

                                               Year ended December 31,
                                         1997            1996            1995
--------------------------------------------------------------------------------
Offset against mortgage
loan sales and fees                   $2,973,820      $7,173,028      $5,382,186
================================================================================
Offset against interest
income on loans                       $2,122,727      $1,937,403      $1,470,128
================================================================================
Capitalized as part of
loans held for sale and
loans held for investment             $7,030,896      $  946,673      $1,042,983
================================================================================

As part of the carrying costs in 1997 of the Company's mortagage loans inventory held for investment, the Company deferred loan origination fees totaling approximately $5,213,000.

24.     Fair Value of Financial Instruments

The estimated fair value of the Company's financial instruments as of December 31 are as follows:

                                                                                1997                            1996
                                                                                    Estimated                           Estimated
                                                                      Carrying         Fair          Carrying              Fair
                                                                       Value           Value           Value               Value
                                                                                              (In thousands)
------------------------------------------------------------------------------------------------------------------------------------
Financial Assets
Cash and due from banks                                              $  32,607         $  32,607        $  31,990         $  31,990
Money market investments                                                35,759            35,759           66,866            66,866
Mortgage loans held for sale                                            46,885            48,345           54,450            55,110
Mortgage-backed securities held for trading                            400,457           400,457          108,917           108,917
Investment securities held for trading                                     581               581            1,351             1,351
Investment and mortgage-backed securities
  available for sale                                                   116,961           116,961           77,567            77,567
Investment  in Federal Home Loan Bank
  stock                                                                  4,906             4,906            4,247             4,247
Investment and mortgage-backed securities
  held to maturity                                                      44,019            43,876           43,170            42,346
Loans, net                                                             765,059           791,309          603,751           608,455
Accounts receivable                                                     17,704            17,704           12,397            12,397
====================================================================================================================================
Financial Liabilities
Deposits:
  Non-interest bearing demand                                        $  91,504         $  91,504        $  54,244         $  54,244
  Savings and NOW accounts                                             174,923           156,859          156,150           141,813
  Certificates of deposit                                              454,394           460,001          403,676           408,521
Securities sold under agreements to
  repurchase                                                           392,283           392,283           97,444            97,444
Notes payable                                                          159,304           161,418          126,842           128,692
Advances from FHLB                                                      42,000            41,971           15,000            14,986
Other secured borrowings                                                34,359            35,019           50,463            50,712
Accounts payable and accrued liabilities                                15,872            15,872           13,598            13,598
Subordinated notes                                                       3,250             3,304            3,250             3,641
Unrecognized financial instruments -
 Interest rate swap agreements in a net
 receivable (payable) position*                                      $     (14)        $     370        $     (44)        $    (551)
====================================================================================================================================

* The amount shown under "carrying amount" represents net accrual arising from those unrecognized financial instruments.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        Short-term financial instruments

Short-term financial instruments, which include cash and due from banks, money market investments, accounts receivable, securities sold under agreements to repurchase, warehousing lines included in notes payable and accounts payable and accrued interest, have been valued at their carrying amounts reflected in the Consolidated Statements of Financial Condition as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

        Investment securities

The fair value of investment securities is based on quoted market prices or dealer quotes except for the investments in FHLB stock which is valued at its redemption value.

        Loans

The fair value for loans has been estimated for groups of loans with similar financial characteristics. Loans were classified by type such as commercial, commercial real estate, residential mortgage, and consumer. These asset categories were further segmented into various maturity groups, and by accruing and non-accruing groups. The fair value of accruing loans was calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. Prepayment experienced in previous periods when interest rates were at levels similar to current levels was assumed to occur for mortgage loans, adjusted for any differences in the outlook of interest rates. Other loans assume little or no prepayments.

Non-accruing loans were assumed to be repaid after one year. Presumably this would occur either because the loan is repaid or collateral has been sold to satisfy the loan. The value of non-accruing loans was therefore discounted for one year at the going rate for new loans.

Mortgage loans held for sale, except for loans from the Bank totaling $10,413,322 in 1997 and $6,538,190 in 1996, have been valued based on market quotations or committed selling prices in the secondary market. Loans held for sale from the Bank have been valued using the same methodology described in the first paragraph above.

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

        Borrowings

The fair value of promissory notes included in notes payable, advances from FHLB, subordinated notes and other secured borrowings was determined using discounted cash flow analysis over the remaining term of the obligations using market rates for similar instruments.

        Interest rate swap agreements

The fair value of interest rate swap agreements was determined taking into account the current interest rates at December 31, 1997. This value represents the estimated amount the Bank would pay to terminate the contract or agreement taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparties.

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

In addition, the fair values presented do not attempt to estimate the value of the Company's fee generating businesses and anticipated future business activities, that is, they do not represent the Company's value as a going concern. Furthermore, the differences between the carrying amounts and the fair values presented may not be realized since, in many cases, the Company generally intends to hold these financial instruments to maturity and realize the recorded values.

Reasonable comparability of fair values among financial institutions is not likely due to the wide range of permitted valuation techniques and numerous estimates that must be in the absence of secondary market prices. This lack of objective pricing standards introduces a greater degree of subjectivity to these derived or estimated fair values. Therefore, while disclosure of estimated fair values of financial instruments is required, readers are cautioned in using this data for purposes of evaluating the financial condition of the Company.

25. R&G Financial Corporation (Holding Company Only)
    Financial Information

The following condensed financial information presents the financial position of R&G Financial Corporation (the Holding Company) only as of December 31, 1997 and 1996 and the results of its operations and its cash flows for the years then ended (since inception in 1996).

Statements of Financial Condition
                                                            December 31,
Assets                                                   1997           1996
--------------------------------------------------------------------------------
Cash                                                $    622,478    $    810,920
Investment in R-G Premier Bank, at equity             47,407,575       3,417,333
Investment in R&G Mortgage, at equity                 59,542,059      47,696,483
Investment in preferred stock of
  R-G Premier Bank, at cost                           30,100,000      30,100,000
Accounts receivable - subsidiaries                       423,178         290,000
--------------------------------------------------------------------------------
Total assets                                        $138,095,290    $116,314,736
================================================================================

Liabilities and Stockholders' Equity
--------------------------------------------------------------------------------
Advances from subsidiaries                          $       --      $    666,975
Other liabilities and accrued expenses                    41,374          14,869
Stockholders' equity                                 138,053,916     115,632,892
--------------------------------------------------------------------------------
Total liabilities and stockholders' equity          $138,095,290    $116,314,736
================================================================================
Statements of Income

                                                            December 31,
                                                         1997           1996
--------------------------------------------------------------------------------
Income:
     Dividends on Bank preferred stock              $  2,953,225    $       --
     Management fees                                     423,178            --
     Interest on certificates of deposit                    --            12,164
--------------------------------------------------------------------------------
                                                       3,376,403          12,164
--------------------------------------------------------------------------------
Operating expenses                                       384,707          10,811
--------------------------------------------------------------------------------
Income before income taxes and equity
  in undistributed earnings of subsidiaries            2,991,696           1,353
Income taxes                                               8,079             338
--------------------------------------------------------------------------------
Income before equity in undistributed
  earnings of subsidiaries                             2,983,617           1,015
Equity in undistributed earings of
  subsidiaries                                        20,513,595      13,198,501
--------------------------------------------------------------------------------
Net income                                          $ 23,497,212    $ 13,199,516
================================================================================

The Holding Company had no operations during the years ended December 31, 1997 and 1996.

The principal source of income for the Holding Company consists of dividends on preferred stock held from R-G Premier Bank of Puerto Rico. The payment of dividends by the Bank to the Holding Company may be affected by certain regulatory requirements and policies, such as the maintenance of certain minimum capital levels.

Statements of Cash Flows

                                                                                                      Year ended December 31,
                                                                                                     1997                 1996
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
 Net income                                                                                      $ 23,497,212          $ 13,199,516

 Adjustments  to  reconcile  net  income to cash  provided  by  operating activities:
 Equity in undistributed earnings of subsidiaries                                                 (20,513,595)          (13,198,501)
 Increase in accounts receivable - subsidiaries                                                      (423,178)                 --
 Increase (decrease) in other liabilities and accrued expenses                                         26,505              (357,482)
------------------------------------------------------------------------------------------------------------------------------------
Total adjustments                                                                                 (20,910,268)          (13,555,983)
------------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by (used in) operating activities                                         2,586,944              (356,467)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
        Collections of advances to subsidiaries                                                       290,000                  --
        Purchase of investment in preferred stock of the Bank                                            --             (30,100,000)
------------------------------------------------------------------------------------------------------------------------------------
        Cash provided by (used in) investing activities                                               290,000           (30,100,000)
------------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
        Proceeds from issuance of common
         stock on initial public offering                                                                --              31,072,748
        Cash dividends on common stock                                                             (2,385,752)             (472,336)
        Net advances from subsidiaries                                                                   --                 666,975
        Repayment of advances from subsidiaries                                                      (666,975)                 --
        Payment of cash in lieu of fractional shares on stock split                                   (12,659)                 --
------------------------------------------------------------------------------------------------------------------------------------
        Net cash (used in) provided by financing activities                                        (3,065,386)           31,267,387
------------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash                                                                      (188,442)              810,920
Cash at beginning of year                                                                             810,920                  --
------------------------------------------------------------------------------------------------------------------------------------
Cash at end of year                                                                              $    622,478          $    810,920
====================================================================================================================================

26.     Industry Segments

The following summarized financial information presents the results of the Company's operations for the three year period ended December 31, 1997 for its traditional banking and mortgage banking activities:

                                               1997                                     1996
                                 Bank        Mortgage      Total          Bank        Mortgage        Total
----------------------------------------------------------------------------------------------------------------

Net interest
 income after
 provision of
 loan losses                 $25,543,992   $ 4,615,774   $30,159,766   $20,883,829   $ 3,781,152   $24,664,981
Other income:
 Net gain on
  origination
  and sale
  of loans                     5,436,030    18,596,684    24,032,714     1,354,373    10,354,601    11,708,974
 Change in
  allowance for
  cost in excess of
  market value of
  loans held for sale               --            --            --            --            --            --
 Net gain on sales
  of investment securities
  available for sale             107,430          --         107,430       641,798          --         641,798
  Loan administration
  and servicing fees                --      13,213,948    13,213,948          --      13,029,053    13,029,053
 Service charges,
  fees and other               2,915,328       835,642     3,750,970     3,664,577       207,645     3,872,222
----------------------------------------------------------------------------------------------------------------
                              34,002,780    37,262,048    71,264,828    26,544,577    27,372,451    53,917,028
----------------------------------------------------------------------------------------------------------------
Operating expenses:
 Salaries and
  employee benefits            7,654,668     5,998,086    13,652,754     6,062,221     4,731,080    10,793,301
 Office
  occupancy and
  equipment                    4,660,583     2,470,914     7,131,497     3,551,035     1,980,094     5,531,129
 SAIF special assessment            --            --            --       2,508,380          --       2,508,380
 Other                         8,803,210     9,448,287    18,251,497     7,698,577     7,725,540    15,424,117
----------------------------------------------------------------------------------------------------------------
                              21,118,461    17,917,287    39,035,748    19,820,213    14,436,714    34,256,927
----------------------------------------------------------------------------------------------------------------
Income before
 income taxes (and
 minority interest in
 1996 and 1995)              $12,884,319   $19,344,761   $32,229,080   $ 6,724,364   $12,935,737   $19,660,101
================================================================================================================

                                               1995
                                  Bank        Mortgage       Total
--------------------------------------------------------------------

Net interest
 income after
 provision of
 loan losses                  $17,943,694   $ 2,379,287   $20,322,981
Other income:
 Net gain on
  origination
  and sale
  of loans                      1,249,612     7,134,459     8,384,071
 Change in
  allowance for
  cost in excess of
  market value of
  loans held for sale             855,834          --         855,834
 Net gain on sales
  of investment securities
  available for sale                 --            --            --
  Loan administration
  and servicing fees                 --      11,029,995    11,029,995
 Service charges,
  fees and other                2,368,128       803,821     3,171,949
--------------------------------------------------------------------
                               22,417,268    21,347,562    43,764,830
--------------------------------------------------------------------
Operating expenses:
 Salaries and
  employee benefits             4,330,248     3,953,561     8,283,809
 Office
  occupancy and
  equipment                     2,860,176     1,851,136     4,711,312
 SAIF special assessment             --            --            --
 Other                          6,406,237     7,324,487    13,730,724
--------------------------------------------------------------------
                               13,596,661    13,129,184    26,725,845
--------------------------------------------------------------------
Income before
 income taxes (and
 minority interest in
 1996 and 1995)               $ 8,820,607   $ 8,218,378   $17,038,985
====================================================================

27.     Quarterly Financial Data (Unaudited):

Following is a summary of selected financial information of the unaudited quarterly results of operations. In the opinion of management, all adjustments necessary for a fair presentation have been made.

                                                                             (In thousands, except for per share data)
                                                                             1997
                                                                   March 31          June 30             Sept. 30           Dec. 31
------------------------------------------------------------------------------------------------------------------------------------
Total interest income                                             $ 20,408           $ 22,764           $ 26,213           $ 27,950
Total interest expense                                             (12,355)           (14,173)           (16,427)           (17,850)
Net interest income                                                  8,053              8,591              9,786             10,100
Provision for loan losses                                           (1,250)            (1,695)            (1,700)            (1,725)
Income before income taxes                                           7,650              7,536              8,402              8,641
Income tax expense                                                  (2,615)            (2,158)            (2,351)            (1,608)
Net income                                                           5,035              5,378              6,051              7,033
Net income per common share - Basic                               $    .36           $    .38           $    .43           $    .49
Net income per common share - Diluted                             $    .35           $    .37           $    .42           $    .48
                                                                             1996
                                                                   March 31          June 30             Sept. 30           Dec. 31
------------------------------------------------------------------------------------------------------------------------------------
Total interest income                                             $ 15,991           $ 18,355           $ 19,459           $ 19,981
Total interest expense                                              (9,891)           (11,009)           (11,689)           (12,274)
Net interest income                                                  6,100              7,346              7,770              7,707
Provision for loans losses                                              (7)              (350)            (2,485)            (1,416)
SAIF special assessment                                               --                 --                2,508               --
Income before income taxes                                           4,963              4,954              3,696              5,509
Income tax expense                                                  (2,035)            (1,787)            (1,229)              (871)
Net income                                                           2,928              3,167              2,467              4,638
Net income per common share - Basic                               $    .31           $    .34           $    .22           $    .34
Net income per common share - Diluted                             $    .31           $    .34           $    .21           $    .33

                                    [BLANK]

Corporate Information

Board of Directors of R-G Financial Corporation:
Victor J. Galan, Chairman of the Board and
Chief Executive Officer

Ramon Prats, Vice Chairman of the Board and
Executive Vice President of RGM

Ana M. Armendariz, Treasurer of the Board and
Senior Vice President of Finance RGM

Enrique Umpierre Suarez, Secretary of the Board and Attorney in private practice

Benigno R. Fernandez,  Senior Partner of
Fernandez, Perez, Villariny & Co., CPA
firm in Hato Rey, P.R.

Eduardo McCormack, Retired Businessman.
Previously worked for Bacardi Corp. in
various functions of the business.

Gilberto Rivera Arreaga, Executive Director and Administrator of the National College of Business & Technology, educational center in Bayamon, P.R.

Juan J. Diaz, Senior Vice President-Loan
Administration RGM

Laureano Carus Abarca, Chairman of Alonso Carus Iron Works in Catano, P.R., manufacturers of metal products

Pedro Ramirez, President & CEO of Empresas Nativas, Inc., local real estate development firm

Victor L. Galan, Vice President Marketing Department of RGM


Officers of R-G Financial Corporation:
Senior Management Team:
Victor J. Galan, Chairman, President and CEO
Ramon Prats, Excecutive Vice President
Juan J. Diaz, Senior Vice President Loan Administration
Ana M. Armendariz, Senior Vice President  Finance RGM
Mario Ruiz, Senior Vice President Secondary Market
Jose Sandoval, Vice President and Chief Financial Officer
Jose L. Ortiz, Vice President Finance RGPB
Ivan Velez, Vice President Operations
William Martinez, Vice President Administration
Sonia I. Vazquez, General Auditor

Production Group:
Dennis C. Tristani, Senior Vice President
Commercial Loans RGPB

Roberto Cordova, Senior Vice President Loan
Production RGM

Steven Velez, Senior Vice President Underwriting and
Technology RGM

Jeannette Miro, Vice President Marketing RGPB

Ismenia Isidor, Vice President Closing Department RGM

Edwin Reyes, Vice President Branch
Administration RGPB

Ricardo Agudo, Vice President New Housing RGM

Victor L. Galan, Vice President Branch
Administration RGM

Stockholder Information
Corporate Office
R-G Plaza
280 JT Pinero Ave.
San Juan, PR 00918
Telephone (787) 758-2424

Annual Meeting:
April 23, 1998, at  R-G Plaza , Hato Rey, PR

Transfer Agent and Registrar:
American Stock Transfer & Trust Co.
40 Wall Street- 46th Floor
New York, NY 10005

Independent Public Accountants:
Price Waterhouse
Chase Manhattan Bldg. - 9th Fl.
San Juan, PR 00918

Special Counsel:
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street  N.W. - 12th Floor
Washington , DC 20005

Mc Connell & Valdes
270 Munoz Rivera Ave.
San Juan, PR 00918

Market Makers:
Friedman Billings Ramsey & Co.
1001 19th Street North
Arlington, VA 22209

PaineWebber Incorporated of PR American International Plaza Penthouse Floor 250 Munoz Rivera Ave.
San Juan, PR 00918
Internet Website :
http://www.rgonline.com (in Spanish and English)

General Inquiries & Reports:

R-G Financial is required to file an annual report on Form 10K for its fiscal year ended December 31, 1997 with the Securities and Exchange Commission. Copies of its Annual Report and quarterly reports may be obtained without charge by contacting:

Sonia Colon , Administrative Assistant
Telephone (787) 756-2801

Stock Listing:
Symbol: RGFC-NASDAQ

At December 31, 1997, the Company had 97 stockholders of record, which does not take into consideration investors who hold their stock through brokerage and other forms. The high and low prices and dividends paid per share (as adjusted for the Company's 80% stock split paid in 1997) for the Company's common stock during each quarter since the Company began trading on August 22, 1996 is as follows:

                    September 30      December 31     March 31       June 30       September 30   December 31
                          1996           1996           1997           1997            1997         1997
High                     $10.42         $14.31         $15.55         $14.44         $22.50         $22.0
Low                      9.17           9.86           12.64          12.92          14.17          18.875
Dividends Paid           -              .0347          .0382         .0417           .0431          .0457