Form 10-K/A, Exhibit 13
period 1997-12-31
R&G FINANCIAL CORP
filed 1998-08-07
CIK 1016933

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

                                                                                  At or For the Year Ended December 31,
                                                                      1997          1996           1995          1994         1993
------------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands, except for per share data)
 Selected Balance Sheet Data:
   Total assets(1)                                                $1,510,746     $1,037,798     $  853,206     $622,499     $538,069
    Loans receivable, net                                            765,059        603,751        473,841      301,614      216,620
   Mortgage loans held for sale                                       46,885         54,450         21,318       22,021      174,221
   Mortgage-backed and investment securities held for trading        401,039        110,267        113,809      124,522         --
   Mortgage-backed securities available for sale                      46,004         50,841         61,008       13,300       10,241
   Mortgage-backed securities held to maturity                        33,326         37,900         41,731       84,122       39,122
   Investment securities available for sale                           75,863         30,973          3,280        1,878         --
   Investment securities held to maturity                             10,693          5,270          2,046        2,182        4,957
   Cash and cash equivalents(2)                                       68,366         98,856        104,195       45,622       66,958
   Deposits                                                          722,418        615,567        518,187      380,148      312,151
   Securities sold under agreements to repurchase                    382,283         97,444         98,483      108,922         --
   Notes payable                                                     159,304        126,842         81,130       45,815      133,913
   Other borrowings(3)                                                86,359         65,463         67,315       18,092       14,479
   Subordinated notes(4)                                               3,250          3,250          3,250        3,250        3,071
   Stockholders' equity                                              138,054        115,633         66,385       55,970       49,531
   Stockholders' equity per share(5)                              $     9.76     $     8.17     $     7.11     $   5.99     $   5.30

Selected Income Statement Data:
   Revenues:
           Net interest income after provision for loan losses    $   30,160     $   24,665     $   20,323     $ 19,137     $ 14,253
           Loan administration and servicing fees                     13,214         13,029         11,030       11,046        9,326
           Net gain on sale of investments available for sale            107            642           --           --            394
           Net gain on sale of loans and servicing rights             24,033         11,709          8,384        2,899       29,026
           Other(6)                                                    3,751          3,872          4,028        1,667        1,179
------------------------------------------------------------------------------------------------------------------------------------
                   Total revenue                                      71,265         53,917         43,765       28,951       54,178
------------------------------------------------------------------------------------------------------------------------------------
   Expenses:
           Employee compensation and benefits                         13,653         10,794          8,284        5,252        8,590
           Office occupancy and equipment                              7,131          5,531          4,711        4,488        3,395
           SAIF special assessment                                      --            2,508           --           --           --
           Other administrative and general                           18,252         15,424         13,731       13,269       14,561
------------------------------------------------------------------------------------------------------------------------------------
                   Total expenses                                     39,036         34,257         26,726       23,009       26,546
------------------------------------------------------------------------------------------------------------------------------------

                                                                                  At or For the Year Ended December 31,
                                                                       1997         1996              1995        1994        1993
------------------------------------------------------------------------------------------------------------------------------------
        Income before minority interest in the Bank and income
                taxes                                                  32,229      19,660            17,039       5,942      27,632
        Minority interest in the Bank's earnings                         --           538               743         500         812
        Income taxes                                                    8,732       5,922             5,847         856       9,633
        Cumulative effect of change in accounting principle              --          --                --           866         --
------------------------------------------------------------------------------------------------------------------------------------
        Net income                                                 $   23,497   $    13,200(7)  $    10,449  $    5,452   $  17,187
------------------------------------------------------------------------------------------------------------------------------------
        Diluted earnings per share(5)                              $     1.62   $      1.19(7)  $      1.12  $     0.58   $    1.84
------------------------------------------------------------------------------------------------------------------------------------

Selected Operating Data(8):
Performance Ratios and Other Data:
     Mortgage loans originated(9)                                  $  545,960   $  426,874      $  306,775   $  488,071  $  834,680
     Loan servicing portfolio                                       3,000,888    2,550,169       2,298,200    2,114,743   2,000,530
     Return on average assets(8)                                         1.85%        1.38%           1.47%        0.91%       4.07%
     Return on average equity(8)                                        18.69        15.54           17.08        10.34       41.98
     Equity to assets at end of period                                   9.13        11.14            7.78         8.94        9.21
     Interest rate spread(10)                                            2.88         3.00            2.93         3.24        3.66
     Net interest margin(10)                                             3.12         3.24            3.26         3.48        3.92
     Average interest-earning assets to average
     interest-bearing liabilities                                      104.61       104.60          106.50       105.60      106.08
     Total other expenses to average total assets                        3.08         3.59            3.80         3.84        6.29
     Full-service Bank offices                                             15           15              14            8           8
     R&G Mortgage offices(11)                                              11           11              12           12          13
     Cash dividends declared per share                                    .13          .14(12)          --           --          --

   Asset Quality Ratios(13):
     Non-performing loans to total loans at end of period               3.89%        3.09%           2.18%        1.84%       2.24%
     Non-performing assets to total assets at end of period             2.12         1.90            1.32         1.04        1.07
     Allowance for loan losses to total loans at end of period          0.87         0.55            0.72         0.92        1.34
     Allowance for loan losses to total non-performing loans
       at end of period                                                22.34        17.64           33.19        50.10       59.87

    Bank Regulatory Capital Ratios(14):
      Tier 1 risk-based capital ratio                                  13.10%       13.91%          10.53%       11.03%       N/A
      Total risk-based capital ratio                                   14.00        14.79           11.66        13.59        N/A
      Tier 1 leverage capital ratio                                     7.34         8.45            6.25         5.95        N/A

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

Changes in Financial Condition

        General.

At December 31, 1997, R&G Financial's total assets amounted to $1.5 billion, as compared to $1.0 billion at December 31, 1996. The $473 million or 45.6% increase in total assets during the year ended December 31, 1997 was primarily the result of a $161.3 million or 26.7% increase in loans receivable, net, and a $291.5 million or 267.7% increase in mortgage-backed securities held for trading, which are attributable to the origination of $906.3 million of loans, primarily single-family residential loans, before reduction for repayments and sales, and a $40.1 million increase in securities available for sale, which is primarily the result of purchases during the year of approximately $42.0 million of such securities, net of maturities and sales.

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

        Securities Held for Trading, Available for Sale and Held for Investment.

R&G Financial maintains a substantial portion of its assets in mortgage-backed and investment securities which are classified as either held for trading, available for sale or held to maturity in accordance with SFAS No. 115. At December 31, 1997, R&G Financial's aggregate mortgage-backed and investment securities totalled $566.9 million or 37.5% of total assets, as compared to $235.3 million or 22.7% at December 31, 1996, respectively.

Securities held for trading consist primarily of FHA and VA loans which have been securitized as GNMA pools and are being held for sale either to institutions in the secondary market or private investors through the Bank's Trust Department. At December 31, 1997 and 1996, securities held for trading amounted to $400.4 million and $108.9 million, respectively. At December 31, 1997, all but $1.6 million of such securities were held by R&G Mortgage. Pursuant to SFAS No. 115, securities held for trading are reported at fair value with unrealized gains and losses included in earnings.

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

        Deposits.

At December 31, 1997, deposits totalled $722.4 million, as compared to $615.6 million at December 31, 1996. The $106.8 million or 17.4% increase in deposits during the year ended December 31, 1997 was primarily due to promotions in connection with new accounts and competitive pricing. One of the Bank's strategies is to increase its core deposits, which provide a source of fee income and the ability to cross-sell other products and services. As a result, core deposits (consisting of passbook, NOW and Super NOW and checking and commercial checking accounts) increased from $210.4 million or 34.2% of total deposits at December 31, 1996 to $266.4 million or 36.9% of total deposits at December 31, 1997.

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

Net income increased by $2.8 million or 26.3% during the year ended December 31, 1996, as compared to 1995, due to a $7.6 million increase in net interest income and a $5.8 million increase in total other income, which were partially offset by a $7.5 million increase in total operating expenses, ($5.0 million if the one-time SAIF special assessment were excluded), and a $3.3 million or a 348% increase in the provision for loan losses.

Net Interest Income. Net interest income is determined by R&G Financial's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Net interest income totalled $36.5 million, $28.9 million and $21.3 million during the years ended December 31, 1997, 1996 and 1995, respectively. Net interest income increased by $7.6 million or 26.3% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, due to an increase in R&G Financial's average net interest earning assets of $12.3 million during the year, offset by a decrease in the Company's interest rate spread from 3.00% in 1996 to 2.88% in 1997. Net interest income increased by $7.7 million or 36.0% during 1996 due to an increase in R&G Financial's interest rate-spread from 2.93% for 1995 to 3.00% for 1996, which was partially offset by a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 106.5% for 1995 to 104.6% for 1996.

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

                                                                                  Year Ended December 31,
                                                                     1997                                      1996
                                                       Average                     Yield/        Average                    Yield/
                                                       Balance     Interest       Rate (1)       Balance     Interest       Rate (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  (Dollars in Thousands)
Interest-Earning Assets:
   Cash and cash equivalents(2)                        $30,967      $1,674         5.41%       $43,072        $2,322         5.39%
   Investment securities held for trading                5,466         328         6.00          2,271           116         5.11
   Investment securities available for sale             51,105       3,205         6.27         19,102         1,193         6.25
   Investment securities held to maturity               15,095         777         5.15         10,069           515         5.11
   Mortgage-backed securities held for trading         249,930      17,174         6.87        136,618         9,258         6.78
   Mortgage-backed securities available for sale        44,693       3,200         7.16         50,633         3,602         7.11
   Mortgage-backed securities held to maturity          35,642       2,152         6.04         40,403         2,478         6.13
   Loans receivable, net(3)(4)                         732,064      68,514         9.36        587,730        54,044         9.20
   FHLB of New York stock                                4,710         311         6.60          3,999           258         6.45
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-earning assets                 1,169,672     $97,335         8.32%       893,897       $73,786         8.25%
====================================================================================================================================
    Non-interest-earning assets                         98,880                                  61,480
------------------------------------------------------------------------------------------------------------------------------------
    Total assets                                    $1,268,552                                $955,377
====================================================================================================================================
   Interest-Bearing Liabilities:
     Deposits                                         $668,704     $32,434         4.85%      $561,548       $27,518         4.90%
     Securities sold under agreements to
       repurchase                                      226,771      13,483         5.95        100,607         5,024         4.99
     Notes payable                                     151,440       9,616         6.35        126,171         7,284         5.77
     Subordinated debt(5)                                3,250         324         9.97          3,250           332        10.21
     Other borrowings(6)                                67,973       4,948         7.28         63,118         4,705         7.45
------------------------------------------------------------------------------------------------------------------------------------
       Total interest-bearing liabilities            1,118,138     $60,805         5.44%       854,694       $44,863         5.25%
====================================================================================================================================
     Non-interest-bearing liabilities                   24,680                                  15,766
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities                             1,142,818                                 870,460
     Stockholders' equity                              125,734                                  84,917
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and
             stockholders' equity                   $1,268,552                                $955,377
====================================================================================================================================
     Net interest income; interest
            rate spread(7)                                         $36,530         2.88%                     $28,923         3.00%
====================================================================================================================================
     Net interest margin(7)                                                        3.12%                                     3.24%
====================================================================================================================================
     Average interest-earning assets to
       average interest-bearing liabilities                                      104.61%                                   104.60%
====================================================================================================================================
                                                              Year Ended December 31,
                                                                        1995
                                                         Average                    Yield/
                                                         Balance      Interest     Rate (1)
-------------------------------------------------------------------------------------------
                                                               (Dollars in Thousands)
Interest-Earning Assets:
   Cash and cash equivalents(2)                          $10,000        $605        6.05%
   Investment securities held for trading                     --          --          --
   Investment securities available for sale                   --          --          --
   Investment securities held to maturity                 16,211         972        6.00
   Mortgage-backed securities held for trading           130,184       8,595        6.60
   Mortgage-backed securities available for sale          16,006       1,193        7.45
     Mortgage-backed securities held to maturity          72,173       4,841        6.71
     Loans receivable, net(3)(4)                         405,784      37,078        9.14
     FHLB of New York stock                                2,976         227        7.63
-------------------------------------------------------------------------------------------
       Total interest-earning assets                     653,334     $53,511        8.19%
===========================================================================================
    Non-interest-earning assets                           50,365
-------------------------------------------------------------------------------------------
    Total assets                                        $703,699
===========================================================================================
   Interest-Bearing Liabilities:
     Deposits                                           $431,833     $21,829        5.05%
     Securities sold under agreements to
       repurchase                                        107,026       6,437        6.01
     Notes payable                                        55,118       3,025        5.49
     Subordinated debt(5)                                  3,250         339       10.43
     Other borrowings(6)                                  16,201         609        3.76
-------------------------------------------------------------------------------------------
       Total interest-bearing liabilities                613,428    $ 32,239        5.26%
===========================================================================================
     Non-interest-bearing liabilities                     29,093
-------------------------------------------------------------------------------------------
       Total liabilities                                 642,521
     Stockholders' equity                                 61,178
-------------------------------------------------------------------------------------------
       Total liabilities and
             stockholders' equity                       $703,699
===========================================================================================
     Net interest income; interest
            rate spread(7)                                          $ 21,272        2.93%
===========================================================================================
     Net interest margin(7)                                                         3.26%
===========================================================================================
     Average interest-earning assets to
       average interest-bearing liabilities                                       106.50%
===========================================================================================

(Footnotes on following page)

-----------------

(1) At December 31, 1997, the yields earned and rates paid were as follows: cash and cash equivalents, 5.54%; investment securities held to maturity, 5.67%; investment securities available for sale, 6.01%; mortgage-backed securities held for trading, 6.77%; mortgage loans held for sale, 8.39%; loans receivable, net, 9.31%; FHLB of New York stock, 7.05%; total interest-earning assets, 8.09%; deposits, 4.82%; securities sold under agreements to repurchase, 5.81%; notes payable, 6.45%; other borrowings, 6.89%; subordinated debt, 9.46%; total interest-bearing liabilities, 5.43%; interest rate spread, 2.66%.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(3)  Includes mortgage loans held for sale and non-accrual loans.

(4) Interest income on loans include loan fees amounting to $334,000, $277,000 and $578,000 during the years ended December 31, 1997, 1996 and 1995, respectively or .49%, .51% and 1.56% of interest income on loans during such respective periods.

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
------------------------------------------------------------------------------------------------------------------------------------
                                                                                        (Dollars in Thousands)
Interest-Earning Assets:
  Cash and cash equivalents(1)                                 $      5    $   (653)   $   (648)   $   (284)   $  2,001    $  1,717
  Investment securities held for trading                             49         163         212        --           116         116
  Investment securities available for sale                           12       2,000       2,012        --         1,193       1,193
  Investment securities held to maturity                              5         257         262         (89)       (368)       (457)
  Mortgage-backed securities held for trading                       131       7,785       7,916         244         419         663
  Mortgage-backed securities held to maturity                       (34)       (292)       (326)       (261)     (2,102)     (2,363)
  Mortgage-backed securities available for sale                      26        (428)       (402)       (135)      2,544       2,409
  Loans receivable, net(4)                                        1,191      13,279      14,470         564      16,402      16,966
  FHLB of New York stock                                              7          46          53         (47)         78          31
------------------------------------------------------------------------------------------------------------------------------------
          Total interest-earning assets                        $  1,392    $ 22,157    $ 23,549    $     (8)   $ 20,283    $ 20,275
====================================================================================================================================
Interest-Bearing Liabilities:
  Deposits                                                     $   (335)   $  5,251    $  4,916    $   (868)   $  6,557    $  5,689
  Securities sold under agreements to repurchase                  2,163       6,296       8,459      (1,027)       (386)     (1,413)
  Notes payable                                                     853       1,479       2,332         359       3,900       4,259
  Subordinated debt(2)                                               (8)       --            (8)         (7)       --            (7)
  Other borrowings(3)                                              (124)        367         243       2,332       1,764       4,096
------------------------------------------------------------------------------------------------------------------------------------
          Total interest-bearing liabilities                   $  2,549    $ 13,393      15,942    $    789    $ 11,835      12,624
====================================================================================================================================
  Increase (decrease) in net interest income                                           $  7,607                            $  7,651
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


        Interest Income.

Total interest income increased by $23.5 million or 31.9% during the year ended December 31, 1997, as compared to December 31, 1996, and increased by $20.3 million or 37.9% during the year ended December 31, 1996 over the year ended December 31, 1995. Interest income on loans, the largest component of R&G Financial's interest-earning assets, increased by $14.4 million or 26.7% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, and increased by $17.0 million or 46.0% during 1996 over the year ended December 31, 1995. Such increases were primarily the result of increases in the average balance of loans receivable of $144.3 million and $181.9 million during the years ended December 31, 1997 and 1996, respectively. One of R&G Financial's strategies in recent years has been to grow R&G Financial's loans held for investment.

Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) increased by $9.7 million or 56.4% during the year ended December 31, 1997, as compared to the year ended December 31, 1996, and increased by $1.6 million or 10.0% during the year ended December 31, 1996 over the year ended December 31, 1995. The increase in interest income on mortgage-backed and investment securities during the year ended December 31, 1997 was due primarily to an increase in the average balance of investment securities of $40.2 million, together with a $102.6 million increase in the average balance of mortgage-backed securities during the period. The increase in investment securities reflects purchases of approximately $50.2 million during the year, net of maturities and sales, with excess liquidity during the year; the increase in mortgage backed securities is primarily associated with a 63.9% increase in FHA/VA mortgage loan originations (which are subsequently converted into GNMA mortgage backed securities) during 1997. The increase in interest income on mortgage-backed and investment securities during 1996 was primarily due to a $15.2 million increase in the average balance of investment securities together with an increase of $9.3 million in the average balance of mortgage-backed securities during the period.

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

Net gain on origination and
sale of mortgage loans                  $  24,032,714    $  11,708,974    $   8,384,071
=======================================================================================

Total gross loan origination fees totaled approximately $13,614,000, $13,041,000 and $9,488,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

Gross gains of  $11,532,566,  $7,479,507  and  $4,057,352,  and gross  losses of
$412,896, $650,641 and $496,037 were realized on the above sales during the years ended December 31, 1997, 1996 and 1995, respectively.

3.      Investment Securities

The carrying value and estimated fair value of investment securities by category and contractual maturities are shown below. The fair value of investment securities is based on quoted market prices and dealer quotes except for the investment in Federal Home Loan Bank (FHLB) stock which is valued at its redemption value.

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

                                                      1997              1996
--------------------------------------------------------------------------------
Net earnings - as reported                      $   23,497,212    $   13,199,516
--------------------------------------------------------------------------------
Net earnings - pro forma                        $   23,342,698    $   13,143,675
--------------------------------------------------------------------------------
Basic earnings per share - as reported          $         1.66    $         1.21
--------------------------------------------------------------------------------
Basic earnings per share - pro forma            $         1.65    $         1.20
--------------------------------------------------------------------------------
Diluted earnings per share - as reported        $         1.62    $         1.19
--------
Diluted earnings per share - pro forma          $         1.61    $         1.19
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