Form 10-K, Exhibit 13
period 1998-12-31
R&G FINANCIAL CORP
filed 1999-03-31
CIK 1016933

R-G FINANCIAL CORPORATION
                               1998 ANNUAL REPORT















Investing in People Toward the New Century  [GRAPHIC-LOGO FOR R&g FINANCIAL]

                               Table of Contents



1       Financial Highlights


3       Sources of our Success


5       Letter to Stockholders -1998 Year in Review


16      Investing for the Future


17      Our Branches


18      Our People as a Competitive Advantage


25      Corporate Information



Cover: R&G Mortgage and R-G Premier Bank managers service our customers in over 20 branch locations throughout the island. Many of our employees have grown with R&G having over 20 years of service in the Company and over 450 years of combined experience.

Financial Highlights
(Dollars in Thousands, except for per Share Data)

                                  Percent
                                  Increase            1998                  1997                  1996
                                  vs. 1997
-------------------------------------------------------------------------------------------------------
Loan Production                      57%            1,426,069              906,324              624,570

Gross Revenues                        31              180,767              138,440              103,038

Net Earnings                          45               34,034               23,497               13,200

Total Assets                          35            2,044,781            1,510,745            1,037,798

Return on Assets                       5                 1.95%                1.85%                1.38%

Servicing Portfolio                   61            4,827,798            3,000,888            2,550,169

Efficiency Ratio                       3                48.55%               50.28%               58.89%

Spread Income                         20               43,973               36,530               28,923

Fee Income                            37               56,470               41,105               29,252

Shareholders Equity                   60              221,162              138,054              115,633

Common Shareholders
  Equity per Share                    23                 5.99                 4.88                 4.09

Return on Common Equity               14                21.32%               18.69%               15.54%

Diluted Earnings
  per Common Share                    38                 1.12                 0.81                 0.59

Cash Dividends Declared
  per Common Share                    71                0.111                0.065                0.069

Market Value per Share               218%               2.00                 9.63                 6.60

[GRAPHIC- GRAPH DEPICTING REVENUES]
[GRAPHIC- GRAPH DEPICTING NET INCOME]
[GRAPHIC- GRAPH DEPICTING ASSETS]

We will strive for long-term financial strength and profitability by centering our strategy on customer satisfaction- on becoming our customers' first choice for service and solutions.

We seek to be a high-performance organization that delivers one-stop financial services to its clients; that is recognized as the best provider of value-added, financial services; and that offers services

                               Mission Statement


of unmatched quality in terms of accessibility, responsiveness and turnaround time. The key to our success is effective execution, every day, everywhere. By everyone.

We will achieve these goals by making available a growing number of services and products within an environment that is both technologically advanced and friendly, and by creating a work environment where all team members care and are committed individually and as a team to do their best.

What makes us a leader is not what we say, but what we do and the way we do it.

R&G: Sources of Our Success
--------------------------------------------------------------------------------
A Super  Community  Bank and a Leading  Mortgage  Banking  Operation  Working in
Tandem.

R&G Financial Corporation, with more than $2.0 billion in assets, is the holding company for R&G Mortgage Corporation and R-G Premier Bank of Puerto Rico. The Company is a financial services provider with 26 years of experience and a history of outstanding growth in Puerto Rico.

When the Company was founded in 1972, its business was based on mortgage lending. At the time, mortgage lending represented a large opportunity for growth, since there was minimal competition, the economy was strong, and people were pressing for new homes and business facilities.

In 1990, R&G began its banking operation with R&G Premier Bank, offering a variety of financial products and services. The Company has since grown and diversified further. It now offers a complete range of financial services through bank offices and mortgage banking facilities through 22 different locations throughout the island. R&G will continue to grow as a diversified financial services company, constantly reengineering itself as customer needs and market conditions change.

R&G is now regarded not only as one of the top- performing companies in the financial services industry, but also among all companies in Puerto

[GRAPHIC-GRAPH DEPICTING LOAN PORTFOLIO]
[GRAPHIC-GRAPH DEPICTING DEPOSITS]

Rico. For example, last year marked the 26th year of record earnings. And in the two and a half years since becoming a public company, R&G has seen its market value grow by 421%.

Committed to Exceptional Service
--------------------------------

The Company also is considered one of the top private-sector employers. In 1998 R&G employed over 1,000 people, all sharing the same vision, values and philosophy. R&G believes that its most valuable asset is its people, and that the service they deliver is critical to its success. We understand that given a convenient location, a customer will decide between competing banking companies on the basis of quality service. That is something we never forget - and something our expert management team never ceases to remind each and every one of our staff.

Our management team has over 20 years of combined experience in different areas of the banking and financial industries, providing the knowledge and expertise necessary to comply with the most demanding client's requirements. However, what keeps us ahead of the competition is the motivation, satisfaction and skills of our employees. These are key to customer satisfaction and retention.

Our financial products are commodities. The only way to differentiate a commodity is by the way we deliver it - the way we sell and price the product, but also the quality of the service we provide. In our business, we have to try harder to attract new customers; but once they are with us, they tend to stay.

Because our 1,000 people are our most valuable asset - the source of our success
- we dedicate this annual report to them.



[GRAPHIC-GRAPH DEPICTING STOCKHKOLDERS' EQUITY]

LETTER TO STOCKHOLDERS
1998 Year in Review

Dear Fellow Stockholders:

By all accounts 1998 was a remarkable year for R&G. Among other accomplishments, we added a substantial number of new customers, and each of our earnings, assets, deposits and capital increased to record levels. The strategies underlying these achievements are equally notable because they form the basis of our business plan for future growth, which we will continue to implement.

For the first time since our Company was founded 26 years ago, we have increased our work force to more than 1,000 employees. In view of this achievement, we have decided to make our people and their contribution the theme of this annual report.

[GRAPHIC-PHOTO FO VICTOR J. GALAN, R&G FINANCIAL CORPORATION
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER]

After many years in retail banking, I have yet to hear a customer's compliment that does not revolve around the quality of service delivered by our employees. Great people provide exceptional results, but the retention of our quality staff has been as a result of our belief in the following rules:

That employee satisfaction and skills, coupled with excellent services and internal processes, create superior performance in banking and mortgage banking.

That offering performance incentives throughout the organization - from senior management down to loan processors and tellers - spurs all our employees to new accomplishments and rewards them for their efforts.

That banking and mortgage banking still depend upon people, and that technology is simply an enabler. Technology is half the game and people skills are the rest. We think that marketing and staff training, along with improved integration of internal processes, are the best strategies for meeting the needs of our customers. We want our team members to act as if they own the Company, because to a large extent they do!

That our employees will be loyal to us because we are loyal to them. We promote a climate of loyalty and trust by providing job security, promoting from within, and offering salaries, benefits and incentives that are perceived as fair. People who are treated as if they are the key to the Company's success, become just that.

Record Financial Results
------------------------

Financially, 1998 was a banner year for R&G. Our profits, volume of loan originations and assets all reached new highs. In addition, we increased our loan servicing portfolio to $4.8 billion, a record amount for the Company. We are currently serving more than 180,000 customers through our mortgage and commercial banking operations. The retention of this clientele will depend on the motivation, satisfaction and skills of our work force. We are sure our staff has what it takes not only to keep these clients but also to substantially increase their relationships with R&G in the future.

Earnings for 1998 rose to a record $34.0 million, increasing 45% from 1997 earnings of $23.5 million. On a per share basis (diluted), R&G Financial earned $1.12, compared to $0.81 the previous year, an increase of 38%. Our compounded annual growth rate in total assets was 38.8% for the period 1978-1998, and 34.4% for the period since August 22, 1996 when we became a public company. We believe that this rapid growth is attributable to three strategies in particular - our investment in technology, promotional campaigns and advertising; geographical expansion through the opening of new branches; and development of a strong sales culture. This has resulted in improved market share in mortgage, commercial and consumer lending, as well as banking deposits.

Total gross revenues for 1998 amounted to $180.8 million compared to $138.4 million for 1997. Net revenues after deducting our cost of interest were $100.4 million compared to $77.6 million in 1997. A significant portion of our 1998 net revenues consisted of net interest income totaling $44.0 million. Net interest income for 1998 was up by 20% from the 1997 level. The balance of our net revenues, amounting to $56.4 million, consisted of fees generated primarily from the servicing of our mortgage portfolio, the origination and sale of loans, and banking services.

The level of fee income in 1998 was 37% higher than in 1997. The Company achieved solid gains in fee income in virtually all categories - mortgage and banking operations, electronic banking, trusts, commercial loans and credit cards - as a direct result of providing a unique line of banking products and personalized services.

Also in 1998, the Board of Directors declared a two-for-one stock split that became effective in June. Total shares outstanding as of December 31, 1998 increased to 28,586,647. The decision to split the Company's common stock was part of our ongoing effort to increase the stock's liquidity.

We increased dividends to $0.111 per share from $0.065 per share in 1997. For the quarter ended December 31, 1998, the dividend was raised to $0.132 on an annualized basis, a 29% increase from the annualized rate of $0.123 for the prior quarterly dividend. This was our ninth consecutive increase since the Company went public. We plan to continue


[GRAPHIC-GRAPH DEPICTING MORTGAGE SERVICING PORTFOLIO] increasing our future dividend payments proportionately to our increases in profit.

Our stock price climbed from $4.03 (as adjusted for our stock splits) at the time of our initial public offering on August 22, 1996 to $21.00 at the close of operations in December 1998, representing an increase of 421%. Our market capitalization increased proportionately to $600.3 million as of the latter date. (If the stock splits had not happened, the value of a share of R&G stock would have been $75.60 on December 31, 1998, compared with $14.50 at the time of our public offering.) We are optimistic that the strong upward trend in our revenues, plus the synergies between our banking and mortgage banking operations, will provide meaningful earning increases in the coming years and beyond.

In August 1998 we completed a public offering in the local market of $50 million of preferred stock with a gross return to investors of 7.40%. The proceeds of this stock issue were allocated to increase the capital of our bank and mortgage company by $20 million and $30 million, respectively. Most of the proceeds provided to the mortgage company were used to finance the acquisition of a servicing portfolio purchased from a local commercial bank; the balance was retained in the mortgage company for working capital.

Shareholders equity of $221.2 million as of December 31, 1998 was up 60% from $138.1 million in 1997. Core capital represented 10.88% of our total assets, and risk-based capital represented 14.28% (on a consolidated basis), substantially exceeding the minimums required by our regulators.

We were successful in improving our efficiency ratio (expenses to revenues) for 1998 to 48.55% from 50.28% in the prior year. The improvement in the ratio was achieved in spite of a 25% increase, to $48.8 million, in non-interest expenses. These expenses were primarily related to the opening of four new branches; the addition of another branch through the mid-1998 acquisition of Fajardo Federal Savings Bank; increased loan originations and servicing; and increased administrative costs to handle the additional volume of loans and other assets.

Branch Expansion
----------------
During 1998 we opened new branches in Fajardo,  Ponce, San Juan and Bayamn.   We
also added another branch in Fajardo with the acquisition of Fajardo Federal Savings Bank.

In our market, branch availability and location still influence consumers' decisions on which bank to do business with. Branches are also important to many of our commercial customers, who, to a large extent, still value and need physical access. All our branches are strategically located and are designed to be selling platforms for cross-selling and relationship building. We are creating, in fact, a network of physical sites where we can interact with our customers. This personal presence allows us to strengthen our franchise in banking and mortgage banking.

At the close of the year we had 20 branches of R-G Premier Bank, 21 branches of R&G Mortgage and 2 branches of Champion Mortgage (a subsidiary of R&G Mortgage), each working in tandem in 22 different locations. In addition, we had 6 more branches under construction and 10 more committed for future opening. About 710 employees were assigned to branches, loan origination and processing, 52 to operations, 204 to loan administration, and the balance to general administration and finance, which results in a total of 1,054 employees. We are continuing to open new branches in strategic locations across Puerto Rico. At the current pace of growth, we expect to have about 75 bank and mortgage company branches in 35 locations by the end of 2001. At that time, we should cover the northeastern part of the island (from Arecibo to Fajardo), the markets of Caguas and Humacao in the southeast, and the markets of Ponce, Mayaguez and Aguadilla in the western half of Puerto Rico. After that expansion, we are planning to cover the rest of Puerto Rico via additional satellite offices or through our virtual banking operation, which should be fully developed by that time.

Record Assets and Loan Production
---------------------------------
Loan production - comprised of residential and commercial mortgage lending, consumer and

[GRAPHIC-PHOTO OF VICTOR J. GALAN, R&aG FINANCIAL CORPORATION CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, AND RAMON PRATS, VICE CHAIRMAN OF THE BOARD AND EXECUTIVE VICE PRESIDENT OF RGM.

business lending - reached an all time high of $1.4 billion in 1998. This represented a 57% increase from the $906.3 million of production in 1997. We achieved this substantial growth through a very strong advertising effort using print and broadcast media, a substantial expansion in branches and increased telemarketing.

Our residential and construction mortgage originations translated into a market share of 28%, based on an estimated total residential mortgage market of $4.7 billion in Puerto Rico last year. Significant opportunities remain for even greater market share growth in mortgage lending. The more banking relationships a household or business has with us, the more loyal that customer is to R&G.

Champion Mortgage, a subsidiary of R&G Mortgage, achieved excellent results, producing a record volume of loan originations. We organized Champion in 1997 for the purpose of originating residential non-conforming and sub-prime loans. In view of the initial success of this operation, we expanded its scope of business to include a full line of mortgage products. Our intention is to separate this part of our business in order to focus on the requirements of this very special market niche. During 1998 we opened a new Champion Mortgage office in Hato Rey and a new branch in Ponce; our plans for 1999 include a new branch in Bayamn to open in February and a new branch in Caguas to open in June. In addition, we are presently evaluating five other locations.

[GRAPHIC-GRAPH DEPICTING TOTAL LOAN PRODUCTION]
10

Our residential portfolio in 1998 totaled $765.8 million, a 53% increase from $501.6 million in 1997. The average yield for 1998 was 7.76%. The portfolio included $747.2 million of residential first-mortgage loans and $18.6 million of second mortgage loans.

During 1998 we expanded our services by organizing a Construction Loan Department to work primarily with real estate developers. Previously, we had focused exclusively on financing individual residential construction. As of December 31, 1998, the new department had outstanding loans of $16.2 million, plus commitments for future funding of $18.2 million.

Our commercial loans portfolio, including commercial mortgages and leases, increased to $167.9 million at year-end, an increase of 33% from the prior year. This increase was due mostly to the introduction of customized commercial loans structured to fit borrowers needs. Most of this portfolio is structured with interest rates floors, so our portfolio yield has not been affected by the reductions in the prime lending rate during late 1998.

Our consumer portfolio, which includes collateralized consumer loans and credit cards, amounted to $143.3 million at the end of 1998. This portfolio generated an average yield of 10.37% which improved the average return of our total portfolio and our spread income.

We expanded our servicing portfolio to 96,000 loans with a total balance of $4.8 billion, an increase of $1.8 billion, or 61%, from 1997. We estimate the total value of our servicing portfolio at $84.4 million as of December 31, 1998, or $26.2 million above the value reflected in our books under Statement of Financial Accounting Standards No. 125. Our servicing portfolio continues to be a strong source of revenue. Servicing income increased to $16.0 million in 1998 from $13.2 million in 1997.

On November 30, 1998, we completed the acquisition of a servicing portfolio from a local commercial bank. This acquisition, consisting of 32,400 loans with an outstanding balance of $1.1 billion, has expanded our client base and will increase our income from servicing during future years. Most of the portfolio is already mature, providing opportunities for our refinancing program. We publicize this program through advertisements, telemarketing and face-to-face contact in the 23 branches of our mortgage company.

We strengthened our credit loss reserves during the year, increasing the reserve for loan losses to $8.1 million, a 19.0% increase from $6.8 million the previous year. Reserves approximate 67.3% of total non-performing loans as of December 31, 1998, excluding our residential loan portfolio, where losses have historically been minimal.

Loans sold during 1998 were substantial, totaling $775.0 million. These sales consisted of $298.1 million of residential FHA and VA mortgage loans securitized and sold in GNMA pools, and $476.9 million of residential conventional loans mainly sold to the government sponsored agencies (Fannie Mae and Freddie Mac). Our ability to sell conventional mortgage loans was made easier by the installation of scoring systems directly connected with both entities. The direct connection allows for faster response about loan approvals, shorter processing time, and immediate delivery to the secondary market once the loans are closed.

Our securities portfolio increased by 13% in 1998, growing to $639.7 million from $566.9 million in 1997. These investments represented 31% of total assets as of December 31, 1998, and with an average yield of 6.14%, generated revenues of $33.3 million. Most of these securities were tax-free GNMAs, which enabled the Company to reduce its taxes for 1998 to an effective tax rate of 24.5% from 27% in 1997.

Liquid assets constituted 19.2% of total assets at year-end, even though we closed new loans for more than $1.4 billion during the year. Assets grew by $534.0 million during 1998, to a record $2.0 billion. This growth was financed by a $284.5 increase in deposits plus a $200.6 million increase in lines of credit with banks and the Federal Home Loan Bank of New York. The balance was financed through profits, loan payoffs, and funds generated by our preferred stock issue. At year-end, our unused lines of credit (including lines of credit with the Federal Home Loan Bank) totaled $513.8 million. We had $397.4 million of excess collateral available to cover advances from these lines, with the collateral primarily available from our residential mortgage portfolio.

Record Deposits --------------- Deposits exceeded the billion-dollar mark, increasing by 39% to $1.0 billion in 1998 from $722.4 million in 1997. This growth was mainly due to three initiatives: a very strong promotional campaign designed to generate core deposits and to expand our Private Banking business; the opening of new branches; and the expansion of our existing locations. New deposits with our Private Banking Group rose substantially, and these accounts will lead to additional business in 1999 as the Private Banking Group provides other products and services to these customers. The overall increase in deposits was also due to new deposit products introduced in 1997, such as the "Global", which provides access to various products such as credit cards and Automatic Teller Machines (ATMs); the"Esencial", which is a basic savings account with access to ATMs, and the Conveniente, which is designed for customers who have a small volume of transactions and use a minimum amount of checks. Early in 1998 we introduced the "Dinoro", a special account for children.

With the successful introduction of these new accounts, we are providing a unique line of banking products and personalized services in "niche" savings programs. These programs are designed for customers who seek high yields, diversity of products and access to electronic banking services, but who also want their accounts to be FDIC-insured. The average per branch deposit size increased 4.6% to $50.3 million in 1998 from $48.1 million in 1997, even though we opened five new branches during the year. Our average per branch deposit size exceeds the average per branch deposits of Puerto Rico by $7.3 million or 17%. Core deposits, primarily consisting of saving and direct deposit accounts, represented 39.2% of our total deposits (only 6% below the average for the banking industry in Puerto Rico), and increased from the prior year by 48.4%. Brokered deposits were only 1.4% of our total deposits. Our share of the total deposit market in Puerto Rico increased to 4.34% from 3.74% in 1997, while our share of the primary markets we serve (northeastern Puerto Rico plus Ponce and Mayaguez) increased to 5.39% from 4.02% .

Technology
----------
Last June we introduced Interactive Internet Banking (including bill paying), moving a step closer to creating a true virtual bank. With a virtual bank, most of the transactions done at a physical branch can instead be performed from one's home or office via computer. The introduction of this new product means that we now offer customers the full gamut of technological services - electronic commerce, home banking and Internet, as well as our voice response system, ATMs and platform branch automation. With a push of a button, click of a mouse, or phone call, our customers can access their accounts and Company information 24 hours a day, 7 days a week. During 1999 we are



[GRAPHIC-PHOTO]
planning to expand our Internet system to download digital cash onto a card straight from a banking account. We also plan to complete our fiber optic system interconnecting all our branches. Another project is to expand our call center, which includes developing customer profiling analysis.

As has been widely reported, computers worldwide are programmed to read only the last two digits of a calendar year, to save computer memory. Now thousands of lines of computer code must be rewritten to stop computers from reading "1900" instead of "2000".

The Company is on schedule in making changes in software coding needed to fix this "Year 2000" problem. The estimated cost of this work is only $300,000, which includes the investment in equipment and software. As of the date of this report, we have completed the assessment of our Year 2000 Plan, plus most of the remediation, testing and validation phases of the Plan. We are on schedule with the steps called for in our Year 2000 Plan and no delays have been experienced. The most important computer applications used by the mortgage company - those related with loan originations and servicing - are already being approved by the Mortgage Bankers Association of America as Year 2000-compliant under the Inter-System Readiness Test.

Other Developments
------------------
Last December we increased the size of our central office in Hato Rey to 60,000 square feet and 398 parking spaces. We are planning to expand this facility further by constructing a twenty-story office tower next to our existing building. This new tower will add 124,000 square feet of office space, 7,000 square feet of commercial space, and parking facilities for 387 cars (See rendering of the proposed building elsewhere in this report). Combined, both buildings will have total office space of 184,000 square feet and parking facilities for 785 cars - enough space to meet our future needs. At the completion of this expansion, our facilities will be about 60 times the size of the Companys original building, which had only 3,000 square feet when it was built in 1979.

Last September the island was affected by Hurricane Georges, probably one of the greatest disasters ever to strike Puerto Rico. The economy of the island was severely affected, but has now returned to pre-hurricane levels - thanks to the strong assistance provided by the Commonwealth and the federal government, and to the efforts and sacrifices made by all of the islands people. Most of the main business sectors, such as manufacturing, tourism and construction, are already in full gear. At the end of November, Puerto Rico reached a level of employment that implied that the damage caused by the hurricane had basically been overcome.

We are pleased with the Company's results for 1998. We significantly increased loan originations and added $478 million of unsold loans to our balance sheet, expanding our earning-assets base. As a result, total assets grew to a record $2.0 billion, and our servicing portfolio increased to a record $4.8 billion. Total assets under administration (including our servicing portfolio), grew to $6.9 billion during 1998, rising 52% from the prior year. All of these accomplishments led to a strong improvement in revenues and net income for 1998. We are optimistic that these accomplishments will translate into increased profitability in the future.

The Company will continue to emphasize strong capital ratios, good asset quality, expense control and increased fee income as key financial sources of future success. Our competitive advantage is a talented, motivated and highly trained staff that is compensated through carefully designed incentive programs. Employees are committed to delivering exceptional products and services to our customers. We are a unique financial company, focused on a limited number of well-crafted financial products coupled with old-fashioned personalized service. This focus, and our values, provide the foundation for improving our return on equity, achieving consistent top performance, and rapidly building shareholder value.

The future is bright for R&G. We believe that the Company's strong position in the mortgage sector, combined with its rapidly expanding banking operation, will continue producing asset and earnings growth in the future, which should boost the value of our shares. Moreover, market demand is strong across all our business lines, and we have the internal and external financial resources we need to continue our planned growth. R&G is already a widely recognized financial brand with a significant franchise in the Puerto Rico market.

I wish to express my appreciation to our valued customers for their patronage, to our great people for being the very best at what they do, to our directors for their exceptional dedication to the Company's success, and to our owners for their confidence and support. We are optimistic that 1999 will be another good year for the Company.

/S/Victor J. Galan
-----------------
Victor J. Galan
Chairman of the Board and
Chief Executive Officer
R&G Financial Corporation

Investing for the Future
------------------------

As we approach the year 2000, we see two challenges in particular affecting the banking industry: consolidation and technological change. More than ever, staying ahead means being prepared. It is essential that R&G maintain its leadership not only in banking and mortgage products, but also in technology. We must keep pace with technology if we are to provide the most complete and advanced services to our customer.

Our strategic plan for 1999 consists of the following key elements:

1. Continue to expand the Company's branch network into desirable locations in Puerto Rico in order to gain access to additional retail funding sources and loan business.

2. Retain a portion of our residential, commercial and consumer loan production volume and the associated servicing (thereby benefiting from economies of scale).

3. Continue to utilize advanced technology and automated processes throughout the Company's business to improve customer service, reduce the costs of loan production and servicing, and increase efficiencies.

4. Cross-sell retail banking services to the Company's large base of mortgage customers.

As time becomes an increasing valued commodity in daily life, customers will increasingly demand faster, more convenient service. Only the latest technology will be able to satisfy these expectations. Technology will become an enabler for new products and services that will be offered with the quality personal service that has given R&G a competitive edge in the market.

Right: Over one thousand employees form the R&G work force. People who work as a team sharing a common vision and a commitment to quality service to each and every customer.

[GRAPHICS-MAPS]

Our People as a Competitive Advantage
-------------------------------------

At R&G, the most important value we hold is our belief in people as a competitive advantage. Our products can be copied and our training and technology duplicated. Nobody, however, can match our corps of talented, highly motivated people who care.

To maintain this advantage, we must do even better in training, rewarding and recognizing all our team members. We must build an inclusive work environment and a diverse organization. All members of our team should know that they are valued, that they can go as far as their ability and desire to work hard will take them. We have created a process to provide the right kind of training for the right kind of skills rewarding and recognizing the right behaviors. We have identified the outstanding skills of our best managers. We want to extend those winning attributes across the Company. R&G's success has much more to do with attitude than with aptitude... with what is in our hearts, not just our heads. Our team members care for their customers, for each other, for our communities and for our stockholders. Because we believe in people as our competitive advantage, we will continue to invest in our "human capital". It is the most important, valuable investment we can make.

Building people skills is the way R&G will grow and excel in an age of lightning-fast technological change, intense competition and volatile markets. Our portfolio of people skills built around core competencies - not our portfolio of changing businesses and products - will be critical to our success regardless of economic conditions.

The best financial services companies must do literally hundreds of things well. In doing most of these things, we need only be as good as the competition. In the following core competencies however, our performance must be outstanding, clearly superior to that of the competition:

A QUALITY WORK FORCE: We must attract, develop, retain and motivate a diverse group of the most talented people.

SELLING ABILITY: We must recognize that we are all salespeople, and be proud of it!

QUALITY SERVICE: Superb salespeople know the importance of service. There is no sale without ongoing excellent service from our entire team - from the front office to the operations center and everywhere in between. We need to provide such great service that our customers become "raving fans".

                       [GRAPHIC-PHOTOS OF R&G EMPLOYEES]

                      [GRAPHIC-PHOTOS OF R&G EMPLOYEES]

Risk management: To be the best in financial services, we must be the best at managing risk.

Technological competence: We must quickly and effectively develop and use the latest technology.

Positive work environment: We must ensure that our people enjoy their work. We will not be better than our competitors in sales and service unless the environment our team members work in is enjoyable and fun. The attitude of our team members - their commitment to customers, co-workers, stockholders and the community - is the single most important factor in making us a great financial services company, not merely a good one.

                     [GRAPHIC-PHOTO OF BOARD OF DIRECTORS]

Corporate Information
Board of Directors of R&G Financial Corporation
Vctor J. Galn,
Chairman of the Board and
Chief Executive Officer

Ramn Prats,
Vice Chairman of the Board and
Executive Vice President of RGM

Ana M. Armendriz,
Treasurer of the Board and
Senior Vice President of Finance RGM

Enrique Umpierre Surez,
Secretary of the Board and
Attorney in private practice

Benigno R. Fernndez,
Senior Partner of Fernandez, Perez, Villariny & Co., CPA firm in Hato Rey, P.R.

Eduardo McCormack,
Retired Businessman.
Previously worked for Bacardi Corp.
in various capacities of the business.

Gilberto Rivera Arreaga,
Executive Director and Administrator
of the National College of Business & Technology, educational center in Bayamon, P.R.

Juan J. Daz,
Senior Vice President-Loan
Administration RGM

Laureano Cars Abarca,
Chairman of Alonso Carus Iron Works in Catao, P.R., manufacturers of metal products

Pedro Ramrez,
President & CEO of Empresas Nativas, Inc., local real estate development firm

Vctor L. Galn,
Vice President Branch Administration
RGM and Champion Mortgage

Ileana Coln Carlo,
CPA
Former Comptroller of the Commonwealth of Puerto Rico

Roberto Gorbea,
Engineer
President & CEO of Lord Electric Company of Puerto Rico, Inc.

Officers of R-G Financial Corporation

Senior Management Team
Vctor J. Galn, Chairman, President and CEO

Ramn Prats, Executive Vice President of RGM

Joseph R. Sandoval, Senior Vice President and CFO

Juan J. Daz, Senior Vice President Loan Administration RGM

Mario Ruiz, Senior Vice President Secondary Market, RGM

Ana M. Armendriz, Senior Vice President Finance RGM

Ivn Vlez, Senior Vice President Operations RGPB

Jose L. Ortz, Vice President Finance RGPB

William Martnez, Vice President Administration RGM

Sonia I. Vzquez, Vice President and General Auditor



Production Group
Dennis C. Tristani, Senior Vice President Commercial Lending RGPB

Felipe Franco, Senior Vice President Consumer Lending RGPB

Roberto Crdova, Senior Vice President Loan Production RGM

Steven Vlez, Senior Vice President Underwriting & Technology RGM

Edwin Reyes, Vice President Branch Administration RGPB

Vctor L. Galn, Vice President Branch Administration RGM & Champion Mortgage

Ricardo Agudo, Vice President New Housing RGM

Jeannette Mir, Vice President Marketing RGPB

Ismenia Isidor, Vice President Closings Department RGM

Stockholder Information
Corporate Office
R&G Plaza
280 JT Pi-ero Ave.
San Juan, PR 00918
Telephone (787) 758-2424

Annual Meeting
April 29, 1999, 10:00 a.m. Atlantic time
Bankers Club, Hato Rey, PR

Transfer Agent and Registrar
American Stock Transfer & Trust Co.
40 Wall Street- 46th Floor
New York, NY 10005

Independent Public Accountants
PricewaterhouseCoopers, LLP
BBV Tower - 9th Fl.
San Juan, PR 00918

Special Counsel
Elias, Matz, Tiernan & Herrick L.L.P.
734 15th Street  N.W. - 12th Floor
Washington, DC 20005

Mc Connell & Valds
270 Mu-oz Rivera Ave.
San Juan, PR 00918

Market Makers
Friedman Billings Ramsey & Co.
1001 19th Street North
Arlington, VA 22209

PaineWebber  Incorporated of PR
American International Plaza
Penthouse Floor
250 Mu-oz Rivera Ave.
San Juan, PR 00918

Internet Website
http://www.rgonline.com (in Spanish and English)

General Inquiries & Reports
R&G Financial is required to file an annual report on Form 10K for its fiscal year ended December 31, 1998 with the Securities and Exchange Commission. Copies of its Annual Report and quarterly reports may be obtained without charge by contacting:

[GRAPHIC-GRAPH DEPICTING STOCK PERFORMANCE COMPARED WITH PUERTO RICO PEER GROUP]

[GRAPHIC-GRAPH DEPICTING STOCK PRICE BEHAVIOR]



Sonia Coln, Investor Relations
Telephone (787) 756-2801
Stock Listings
Symbol: RGFC-NASDAQ
        RGFCP-NASDAQ

At December 31, 1998, the Company had 145 stockholders of record, which does not take into consideration investors who hold their stock through brokerage and other forms. The high and low prices and dividends paid per share (as adjusted for stock splits paid in 1998 and 1997) for the Company's stock during each quarter during the last two fiscal years is as follows:

                   Mar 31     Jun 30    Sep 30     Dec 31     Mar 31     Jun 30     Sep 30     Dec 31
                     1997       1997      1997       1997       1998       1998       1998       1998
-----------------------------------------------------------------------------------------------------

High                7.778      7.222     11.25      11.00      17.25      21.50      21.25      21.50
Low                 6.319      6.458     7.083     9.3125      9.625     16.407    15.0625      12.25
Dividends Paid    0.01910    0.02083   0.02153    0.02287    0.02500    0.02687    0.02875    0.03075

SELECTED CONSOLIDATED FINANCIAL
AND OTHER DATA OF R&G FINANCIAL                                December 31, 1998


The following table presents selected consolidated financial and other data of R&G Financial for each of the five years in the period ended December 31, 1998. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of R&G Financial, including the accompanying Notes, presented elsewhere herein. In the opinion of management, this information reflects all adjustments, consisting only of normal recurring accruals and adjustments, necessary for a fair presentation.

                                                                                  At or For the Year Ended December 31,
                                                                          1998         1997         1996         1995        1994
                                                                      ----------   ----------   ----------   ----------   ---------
                                                                          (Dollars in Thousands, except for per share data)
Selected Balance Sheet Data:

        Total assets(1)                                               $2,044,781   $1,510,746   $1,037,798   $  853,206   $ 622,499
        Loans receivable, net                                          1,073,668      765,059      603,751      473,841     301,614
        Mortgage loans held for sale                                     117,126       46,885       54,450       21,318      22,021
        Mortgage-backed and investment securities held for trading       450,546      401,039      110,267      113,809     124,522
        Mortgage-backed securities available for sale                     95,040       46,004       50,841       61,008      13,300
        Mortgage-backed securities held to maturity                       28,255       33,326       37,900       41,731      84,122
        Investment securities available for sale                          59,502       75,863       30,973        3,280       1,878
        Investment securities held to maturity                             6,344       10,693        5,270        2,046       2,182
        Cash and cash equivalents(2)                                     103,728       68,366       98,856      104,195      45,622
        Deposits                                                       1,007,297      722,418      615,567      518,187     380,148
        Securities sold under agreements to repurchase                   471,422      433,135       97,444       98,483     108,922
        Notes payable                                                    191,748      108,453      126,842       81,130      45,815
        Other borrowings(3)                                              121,000       86,359       65,463       67,315      18,092
        Stockholders equity                                              221,162      138,054      115,633       66,385      55,970
        Common Stockholders equity per share(4)                       $     5.99   $     4.88   $     4.09   $     3.55   $    3.00

Selected Income Statement Data:

        Revenues:
                Net interest income after provision for loan losses   $   37,373   $   30,160   $   24,665   $   20,323   $  19,137
                Loan administration and servicing fees                    15,987       13,214       13,029       11,030      11,046
                Net gain on sale of investments available for sale           278          107          642         --          --
                Net gain (loss) on sale of loans(5)                       34,663       24,033       11,709        8,384      (2,899)
                Other(6)                                                   5,542        3,751        3,872        4,028       1,667
------------------------------------------------------------------------------------------------------------------------------------
                        Total revenue                                     93,843       71,265       53,917       43,765      28,951
------------------------------------------------------------------------------------------------------------------------------------

        Expenses:
                Employee compensation and benefits                        17,095       13,653       10,794        8,284       5,252
                Office occupancy and equipment                             8,987        7,131        5,531        4,711       4,488
                SAIF special assessment                                     --           --          2,508         --          --
                Other administrative and general                          22,687       18,252       15,424       13,731      13,269

                        Total expenses                                    48,769       39,036       34,257       26,726      23,009

        Income before minority interest in the Bank and income
                taxes                                                     45,074       32,229       19,660       17,039       5,942
        Minority interest in the Bank's earnings                            --           --            538          743         500
        Income taxes                                                      11,040        8,732        5,922        5,847         856
        Cumulative effect of change in accounting principle                 --           --           --           --           866
------------------------------------------------------------------------------------------------------------------------------------
        Net income                                                    $   34,034   $   23,497   $   13,200   $   10,449   $   5,452
------------------------------------------------------------------------------------------------------------------------------------
        Diluted earnings per share (4)                                $     1.12   $     0.81   $     0.59   $     0.56   $    0.29
------------------------------------------------------------------------------------------------------------------------------------

                                                                                At or For the Year Ended December 31,
                                                                     1998          1997         1996          1995          1994
                                                                 -----------    ----------   ----------    ----------    ----------
Selected Operating Data(7):                                                              (Dollars in Thousands)

Performance Ratios and Other Data:
        Mortgage loans originated and purchased                  $ 1,237,415    $  758,486   $  480,525    $  327,107    $  501,187
        Mortgage servicing portfolio                               4,827,798     3,000,888    2,550,169     2,298,200     2,114,743
        Return on average assets(7)                                     1.95%         1.85%       1.38%          1.47%         0.91%
        Return on average common equity(7)                             21.32         18.69       15.54          17.08         10.34
        Equity to assets at end of period                              10.82          9.13       11.14           7.78          8.94
        Interest rate spread(8)                                         2.43          2.88        3.00           2.93          3.24
        Net interest margin(8)                                          2.72          3.12        3.24           3.26          3.48
        Average interest-earning assets to average
                interest-bearing liabilities                          105.93        104.61      104.60         106.50        105.60
        Total non-interest expenses to average total assets             2.80          3.08        3.59           3.80          3.84
        Full-service Bank offices                                         20            15          15             14             8
        R&G Mortgage offices(9)                                           23            19          16             13            13
        Cash dividends declared per common share(4)                     .111          .065        .069(9)          --            --

Asset Quality Ratios(11):
        Non-performing loans to total loans at end of period            4.11%         3.89%       3.09%          2.18%         1.84%
        Non-performing assets to total assets at end of period          2.41          2.12        1.90           1.32          1.04
        Allowance for loan losses to total loans at end of period       0.74          0.87        0.55           0.72          0.92
        Allowance for loan losses to total non-performing
                loans at end of period                                 17.92         22.34       17.64          33.19         50.10
        Net charge-offs to average loans outstanding                    0.55          0.40        0.75           0.08          0.05

Bank Regulatory Capital Ratios(12):
        Tier 1 risk-based capital ratio                                13.41%        13.10%      13.91%         10.53%        11.03%
        Total risk-based capital ratio                                 14.46         14.00       14.79          11.66         13.59
        Tier 1 leverage capital ratio                                   8.04          7.34        8.45           6.25          5.95

(footnotes on following page)
26

1) At December 1998, R&G Mortgage and the Bank had total assets of $652.9 million and $1.412 billion, respectively, before consolidation.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold, all of which had original maturities of 90 days or less.

(3) Comprised of long-term debt, advances from the Federal Home Loan Bank ("FHLB") of New York and other secured borrowings.

(4) Per share information for all periods presented takes into consideration a 2 for 1 stock split paid in June 1998 and an 80% stock dividend paid in September 1997.

(5) Includes $2.9 million gain on sale servicing rights in 1994.

(6) Comprised of change in provision for cost in excess of market value of loans held for sale, net gain on trading account, and other miscellaneous revenue sources, including Bank service charges, fees and other income.

(7) With the exception of end of period ratios, all ratios for R&G Mortgage are based on the average of month end balances while all ratios for the Bank are based on average daily balances.

(8) Interest rate spread represents the difference between R&G Financial's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of R&G Financial".

(9) Includes 2 branches of Champion Mortgage Corporation, R&G Mortgages wholly owned subsidiary. Also includes 14 R&G Mortgage banking facilities which are located within the Banks offices.

(10) Includes $500,000 or $0.025 per share paid on the Class A Common Stock in March 1996 prior to the Company's initial public offering. Amount is based on weighted average number of shares of Common Stock (Class A and Class B) outstanding.

(11) Non-performing loans consist of R&G Financial's non-accrual loans and non-performing assets consist of R&G Financial's non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof. The increase in non-performing loans during 1998 is a function of the increase in the size of the Bank's loan portfolio, as well as to a significant increase in recent years in the level of non-performing residential real estate loans due to delays in the foreclosure process. Excluding the residential loan portfolio, the allowance for loan losses to total non-performing loans at December 31, 1998 amounted to 67.29%.

(12) All of such ratios were in compliance with the applicable requirements of the FDIC.

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

R&G Financial has generally sought to achieve long-term financial strength and profitability by increasing the amount and stability of its net interest income and other non-interest income. R&G Financial has sought to implement this strategy by (i)establishing and emphasizing the growth of its mortgage banking activities, including growing its loan servicing operation; (ii)expanding its retail banking franchise (the Bank has expanded its branch system from two offices at February 1990 to 20 offices at December 31, 1998) and, without taking into consideration possible branch acquisition opportunities, the Bank presently anticipates opening from three to five branches per year during the next several years, all in order to achieve increased market presence and to increase core deposits; (iii)enhancing R&G Financial's net interest income by increasing R&G Financial's loans held for investment, particularly single-family residential loans; (iv)developing new business relationships through an increased emphasis on commercial real estate and commercial business lending; (v)diversifying R&G Financial's retail products and services, including an increase in consumer loan originations (such as credit cards); (vi)meeting the banking needs of its customers through, among other things, the offering of trust and investment services; and (vii)controlled growth and the pursuit of a variety of acquisition opportunities when appropriate. R&G Financial attempts to control its overall operating expenses, notwithstanding R&G Financial's recent growth and expansion activities.

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

The principal objective of R&G Financial's asset and liability management function is to evaluate the interest-rate risk included in certain balance sheet accounts and off-balance sheet commitments, determine the appropriate level of risk given R&G Financial's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board approved guidelines. Through such management, R&G Financial seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or repricing dates.

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

The Bank's primary IRRBICO monitoring tool is asset/liability simulation models, which are prepared on a monthly basis and are designed to capture the dynamics of balance sheet, rate and spread movements and to quantify variations in net interest income under different interest rate environments. The Bank also utilizes market-value analysis, which addresses the change in equity value arising from movements in interest rates. The market value of equity is estimated by valuing the Bank's assets and liabilities. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market value basis. Market value analysis is intended to evaluate the impact of immediate and sustained interest-rate shifts of the current yield curve upon the market value of the current balance sheet. A more conventional but limited IRRBICO monitoring tool involves an analysis of the extent to which assets and liabilities are interest rate sensitive and measuring an institutions interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. At December 31, 1998, R&G Financial's interest-bearing liabilities which mature or reprice within one year exceeded R&G Financial's interest-earning assets with similar characteristics by $241.2 million, or 11.80% of total assets. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

        R&G Mortgage.

The profitability to R&G Mortgage of its mortgage loan originations is in part a function of the difference between long-term interest rates, which is the rate at which R&G Mortgage originates mortgage loans for third parties, and short-term interest rates, which is the rate at which R&G Mortgage finances such loans until they are sold. Generally, short-term interest rates are lower than long-term interest rates and R&G Mortgage benefits from the difference, or the spread, during the time the mortgage loans are held by R&G Mortgage pending sale. A decrease in this spread would have a negative effect on R&G Mortgag's net interest income and profitability, and there can be no assurance that the spread will not decrease. R&G Mortgage generally attempts to reduce this risk by attempting to limit the amount of mortgage loans held pending sale and, as market conditions permit, entering into forward commitments with respect to a portion of its mortgage loan originations. As a general matter, R&G Mortgage attempts to limit its exposure to this interest rate risk through the sale of substantially all loans within 180 days of origination.

A mortgage-banking company is generally exposed to interest rate risk from the time the interest rate on the customers mortgage loan application is established through the time the mortgage loan closes, and until the time the company commits to sell the mortgage loan. In order to limit R&G Mortgage's exposure to interest rate risk through the time the mortgage loan closes, R&G Mortgage generally does not lock-in or guarantee the customer a specific interest rate on such loans through the closing date but rather offers customers an interest rate that will be based on a prevailing market rate that adjusts weekly. Moreover, in order to limit R&G Mortgage's exposure to interest rate risk through the time the loan is sold or committed to be sold, R&G Mortgage may, depending upon market conditions, enter into forward commitments to sell a portion of its mortgage loans to investors for delivery at a future time. At December 31, 1998, R&G Mortgage had $93.2 million of pre-existing commitments by third-party investors to purchase mortgage loans. To the extent that R&G Mortgage originates or commits to originate loans without pre-existing commitments by investors to purchase such loans or is not otherwise hedged against changes in interest rates ("unhedged loans"), R&G Mortgage will be subject to the risk of gains or losses through adjustments to the carrying value of loans held for sale or on the actual sale of such loans (the value of unhedged loans fluctuates inversely with changes in interest rates).

Finally, R&G Mortgage carries an inventory of mortgage-backed and related securities (primarily fixed-rate GNMA certificates). Generally, the value of fixed-rate mortgage-backed securities declines when interest rates rise and, conversely, increases when interest rates fall. At December 31, 1998, R&G Mortgage held $450.5 million of mortgage-backed and related securities (all of which carried fixed interest rates) which were classified as held for trading and reported at fair value, with unrealized gains and losses included in earnings. Accordingly, declines in the value of R&G Mortgage's securities held for trading could have a negative impact on R&G Financial's earnings regardless of whether any securities were actually sold. On January 1,1999 R&G Mortgage reclassified $427.4 million of mortgage-backed securities from trading to available for sale upon adoption of a new accounting pronouncement. See Recent Accounting Pronouncements.

In order to hedge the interest rate risk with respect to R&G Mortgage's mortgage-backed and related securities portfolio, R&G Mortgage may utilize a variety of interest rate contracts such as interest rate swaps, collars, caps, options or futures (primarily Eurodollar certificates of deposit and U.S. Treasury note contracts). R&G Mortgage will use such hedging instruments based upon market conditions as well as the level of market rates of interest. In determining the amount of its portfolio to hedge, R&G Mortgage will consider the volatility of prices of its mortgage-backed and related securities (Puerto Rican tax-exempt GNMAs are generally less volatile than their U.S. counterparts). For taxable GNMAs, R&G Mortgage enters into forward sales commitments for 30, 60 and 90 days to reduce its interest rate risk. R&G Mortgage may also use interest rate swaps, caps, collars, options and futures to effectively fix the cost of short-term funding sources which are used to originate and or purchase interest-earning assets with longer effective maturities, such as mortgage-backed securities and fixed rate residential mortgage loans held prior to sale in the secondary market. Such agreements thus reduce the impact of increases in interest rates by preventing R&G Mortagage from having to replace funding sources at a higher cost prior to the time that the interest-earning asset which was originated or purchased with such source matures, reprices or is sold, and thus can be replaced with a higher-yielding asset.

At December 31, 1998 R&G Mortgage was a party to four interest rate swap agreements. An interest rate swap is an agreement where one party (generally the Company) agrees to pay a fixed-rate of interest on a notional principal amount to a second party (generally a broker) in exchange for receiving from the second party a variable-rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. R&G Mortgage's existing interest rate swap agreements have an aggregate notional amount of approximately $100.0 million and expire from June 8 to June 17, 2008. With respect to such agreements, R&G Mortgage makes fixed interest payments ranging from 5.00% to 5.17% and receives payments based upon the three-month London Interbank Offer Rate (Libor). The net interest received relating to R&G Mortgages fixed-pay interest rate swaps amounted to approximately $248,000 during the year ended December 31, 1998. Such interest rate contracts have reduced the imbalance between R&G Mortgage's interest-earning assets and interest-bearing liabilities within shorter maturities, thus reducing R&G Mortgage's exposure to increases in interest rates that may occur in the future.

As discussed above, R&G Mortgage may also enter into interest rate collars, caps, options and futures. However, at December 31, 1998 R&G Mortgage was not a party to any such interest rate contracts. An interest rate cap consists of a guarantee given by one party, referred to as the issuer (i.e., a broker), to another party, referred to as the purchaser (i.e., the Company), in exchange for the payment of a premium, that if interest rates rise above a specified rate on a specified interest rate index, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on a notional principal amount for a predetermined period of time. No funds are actually borrowed or repaid. Similarly, an interest rate collar is a combination of a purchased cap and a written floor at different rates. Accordingly, an interest rate collar requires no payments if interest rates remain within a specified range, but will require the Bank to be paid if interest rates rise above the cap rate or require the Bank to pay if interest rates fall below the floor rate. Interest rate futures are commitments to either purchase or sell designated instruments (such as Eurodollar certificates of deposit and U.S. Treasury note contracts) at a future date for a specified price. Futures contracts are generally traded on an exchange, are marked to market daily and subject to initial and maintenance margin requirements. Options are contracts which grant the purchaser the right to buy or sell the underlying asset by a certain date for a specified price.

        The Bank.

The results of operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At December 31, 1998, the Bank's interest-earning assets included a portfolio of loans receivable, net of $1.1 billion and a portfolio of investment securities and mortgage-backed securities (including held to maturity and available for sale) of $189.1 million. Because the Bank's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the Bank's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the Bank's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates. In addition to affecting net interest income, changes in interest rates also can affect the value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. At December 31, 1998, $154.5 million or 81.7% of the Bank's mortgage-backed and investment securities were classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income, a separate component of stockholders' equity.

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

External hedging involves the use of interest rate swaps, collars, caps, options and futures to reduce interest rate risk on all mortgage-backed securities (excluding CMOs) which are available for sale. At December 31, 1998, mortgage-backed securities available for sale had a fair value of $95.0 million.

The Bank generally uses interest rate swaps, collars, caps, options and futures to effectively fix the cost of short-term funding sources which are used to purchase interest-earning assets with longer effective maturities, such as mortgage-backed securities and fixed-rate residential mortgage loans which do not meet the criteria for sale to the FNMA or the FHLMC in the secondary market. Such agreements reduce the impact of increases in interest rates by preventing the Bank from having to replace funding sources at a higher cost prior to the time that the interest-earning asset which was acquired with such source matures or reprices and thus can be replaced with a higher-yielding asset.

At December 31, 1998, the Bank was a party to eight interest rate swap agreements. The Bank's existing interest rate swap agreements have an aggregate notional amount of approximately $105.0 million and expire from October 24, 2000 to September 15, 2003. With respect to such agreements, the Bank makes fixed interest payments ranging from 4.70% to 6.09% and receives payments based upon the three-month Libor and Libid. The net expense relating to the Bank's fixed-pay interest rate swaps amounted to approximately $198,000, $293,000 and $61,000 during the years ended December31, 1998, 1997 and 1996, respectively. Such interest rate contracts have reduced the imbalance between the Bank's interest-earning assets and interest-bearing liabilities within shorter maturities, thus, reducing the Bank's exposure to increases in interest rates that may occur in the future.

As discussed above, the Bank may also enter into interest rate, collars, caps, options and futures. However, at December 31,1998 the Bank was not a party to any such interest rate contracts. The following table summarizes the anticipated maturities or repricing of R&G Financial's interest-earning assets and interest-bearing liabilities as of December 31, 1998, based on the information and assumptions set forth in the notes below.

                                                                   Four to      More Than     More Than
                                                  Within Three      Twelve     One Year to   Three Years     Over Five
                                                    Months          Months     Three Years  to Five Years     Years           Total
                                                    ------          ------     -----------  -------------     -----         -----
                                                                   (Dollars in Thousands)
Interest-earning assets(1):

Loans receivable:
        Residential real estate loans            $   25,768     $   72,414    $   163,489    $  127,299   $   365,459    $  754,429
        Construction loans                            3,934         12,287           --            --            --          16,221
        Commercial real estate loans                119,336             49            152           188         1,668       121,393
        Consumer loans                               20,480         43,936         52,860        18,598         7,787       143,661
        Commercial business loans                    21,714         11,368         11,794         1,618            38        46,532
Mortgage loans held for sale                         31,258         85,868           --            --            --         117,126
Mortgage-backed securities(2)(3)                     46,058        130,774        153,974       123,186       119,851       573,843
Investment securities(3)                             22,845         32,745          6,472         1,664         2,120        65,846
Other interest-earning assets(4)                     51,922           --             --            --            --          51,922

        Total                                    $  343,315     $  389,441    $   388,741    $  272,553   $   496,923    $1,890,973

Interest-bearing liabilities:

Deposits(5):
        NOW and Super NOW accounts(6)            $    5,823     $   16,307    $    17,927    $   14,521   $    61,905    $  116,483
        Passbook savings accounts(6)                  2,730          7,908         18,193        14,737        62,825       106,393
        Checking and commercial checking(6)           8,625         24,147         26,546        21,501        91,664       172,483
        Certificates of deposit                     170,690        320,134         60,930        46,969        11,189       609,912
FHLB advances                                        10,000         10,000         52,000        10,000        39,000       121,000
Securities sold under agreements to repurchase      471,422           --             --            --            --         471,422
Other borrowings(7)                                 107,648         23,600         60,500          --            --         191,748

            Total                                   776,938        402,096        236,096       107,728       266,583     1,789,441

Effect of hedging instruments                      (205,000)          --           50,000        55,000       100,000         --

                                                 $  571,938     $  402,096    $   286,096    $  162,728   $   366,583    $1,789,441

Excess (deficiency) of interest-earning
        assets over interest-bearing liabilities $ (228,623)    $  (12,655)   $   102,645    $  109,825   $   130,340

Cumulative excess (deficiency) of
        interest-earning assets over
        interest-bearing liabilities             $ (228,623)    $ (241,278)   $  (138,633)   $  (28,808)  $   101,532

Cumulative excess (deficiency) of
        interest-earning assets over
        interest-bearing liabilities as a
        percent of total assets                      (11.18)%       (11.80)%        (6.78)%       (1.41)%        4.96%


(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments based on forecasts used by the Office of Thrift Supervision ("OTS") in their model for market value of portfolio equity ("MVPE") discussed below.

(2) Reflects estimated prepayments in the current interest rate environment.

(3) Includes securities held for trading, available for sale and held to maturity.

(4) Includes securities purchased under agreement to resell, time deposits with other banks and federal funds sold.

(5) Does not include non-interest-bearing deposit accounts.

(6) Although the Bank's negotiable order of withdrawal ("NOW") and Super NOW accounts, passbook savings accounts and checking accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities based on the Bank's retention of such deposits in changing interest rate environments. The table assumes that funds will be withdrawn from the Bank at annual rates for NOW accounts and for checking and commercial checking accounts, ranging from 10% for 0-12 months, 19% for 1-5 years, 41% for 5-10 years, 65% for 10-20 years and 100% thereafter; and, for passbook savings accounts, ranging from 5% for 0-12 months, 19% for 1-5 years, 40% for 5-10 years, 65% for 10-20 years and 100% thereafter.

(7) Comprised of warehousing lines and notes payable.

Although "gap" analysis is a useful measurement device available to management in determining the existence of interest rate exposure, its static focus as of a particular date makes it necessary to utilize other techniques in measuring exposure to changes in interest rates. For example, gap analysis is limited in its ability to predict trends in future earnings and makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. As a result, R&G Financial, through simulation models, also analyzes on a monthly basis the estimated effects on net interest income and equity under multiple rate scenarios, including increases and decreases in interest rates amounting to 400, 300, 200 and 100 basis points. The IRRBICO regularly reviews interest rate risk by forecasting the impact of alternative interest rate scenarios on net interest income and on R&G Financial's MVPE, which is defined as the net present value of an institutions existing assets, liabilities and off-balance sheet instruments, and by evaluating such impact against the maximum potential changes in net interest income and MVPE.

The following table sets forth at December 31, 1998 the estimated percentage change in R&G Financial's MVPE based on the indicated changes in interest rates.

                                      MVPE(2)
--------------------------------------------------------------------------------
     Change in                                           Change as a
   Interest Rates            Amount       Percentage      Percentage
 (in Basis Points)(1)      of Change        Change        of Assets
--------------------------------------------------------------------------------
                             (Dollars in Thousands)

        +400               $ (59,840)        (27.5)%      (2.93)%
        +300                 (44,671)        (20.5)       (2.18)
        +200                 (29,436)        (13.5)       (1.44)
        +100                 (14,416)        (6.6)         (.70)
          --                      --           --            --
        -100                  28,960         13.3          1.42
        -200                  59,405         27.3          2.90
        -300                 118,500         54.4          5.79
        -400                 193,757         89.0          9.47




(1) Assumes an instantaneous uniform change in interest rates at all maturities.

(2) Based on R&G Financial's pre-tax MVPE of $217.7 million at December 31, 1998, which is approximately $3.5 million below R&G Financial's stockholders equity calculated in accordance with generally accepted accounting principles as of such date.

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

 Changes in Financial Condition
        General.

At December 31, 1998, R&G Financial's total assets amounted to $2.0 billion, as compared to $1.5 billion at December 31, 1997. The $534.0 million or 35.3% increase in total assets during the year ended December 31, 1998 was primarily the result of a $308.6 million or 40.3% increase in loans receivable, net, a $99.1 million or 22.2% increase in mortgage-backed securities held for trading and available for sale, and a $70.2 million or 149.8% increase in mortgage loans held for sale, which are attributable to the origination of $1.4 billion of loans, primarily single-family residential loans, before reduction for repayments and sales. In addition the Company had a $37.0 million or 174.5% increase in its servicing asset, which is primarily the result of loan originations during the year net of repayments, and the purchase of a residential mortgage loans servicing portfolio of approximately $1.1 billion from another financial institution in Puerto Rico.

        Cash and Money Market Investments.

Cash and money market investments (consisting of cash and due from banks, securities purchased under agreements to resell, time deposits with other financial institutions and federal funds sold) amounted to $103.7 million and $68.4 million as of December31, 1998 and 1997, respectively.

        Loans Receivable and Mortgage Loans Held for Sale.

At December 31, 1998, R&G Financial's loans receivable, net amounted to $1.1 billion or 52.5% of total assets, as compared to $765.1 million or 50.6% as of December31, 1997. The growth in R&G Financial's loans receivable, net reflects R&G Financial's strategy of increasing its loans held for investment, including residential mortgage, construction, commercial real estate and commercial business loans. During the years ended December 31, 1998, 1997 and 1996, total loans originated and purchased by the Bank (including loans originated by R&G Mortgage on behalf of the Bank) amounted to $755.1 million, $435.4 million and $342.2 million, respectively.

At December 31, 1998, R&G Financial's allowance for loan losses (all of which is maintained in the Bank's loan portfolio) totalled $8.1 million, which represented a $1.3 million or 18.9% increase from the level maintained at December31, 1997. At December 31, 1998, R&G Financia's allowance represented approximately 0.74% of the total loan portfolio and 17.92% of total non-performing loans, as compared to 0.87% and 22.34% at December31, 1997. The increase in the allowance for loan losses is attributable to the provision of $6.6 million for loan losses during the year, which was primarily attributable to the overall growth in the loan portfolio.

Management of R&G Financial believes that its allowance for loan losses at December 31, 1998 was adequate, based upon, among other things, the significant level of single-family residential loans within R&G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. However, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect R&G Financial's results of operations.

At December 31, 1998 and 1997, mortgage loans held for sale amounted to $117.1 million and $46.9 million, respectively. Mortgage loans held for sale primarily reflects loans which are in the process of being securitized and sold. The level of mortgage banking activities is highly dependent upon market and economic factors.

        Securities Held for Trading, Available for Sale and
           Held for Investment.

R&G Financial maintains a substantial portion of its assets in mortgage-backed and investment securities which are classified as either held for trading, available for sale or held to maturity. At December 31, 1998, R&G Financials aggregate mortgage-backed and investment securities totaled $639.7million or 31.3% of total assets, as compared to $566.9 million or 37.5% at December 31, 1997, respectively.

Securities held for trading consist primarily of FHA and VA loans which have been securitized as GNMA pools and are being held for sale either to institutions in the secondary market or private investors through the Banks Trust Department. At December 31, 1998 and 1997, securities held for trading amounted to $450.5 million and $400.4 million, respectively. At December 31, 1998, all such securities were held by R&G Mortgage. Securities held for trading are reported at fair value with unrealized gains and losses included in earnings.

Securities available for sale consist of mortgage-backed and related securities (FNMA and FHLMC certificates as well as CMOs and CMO residuals) and U.S. Government agency securities, all of which were held by the Bank. At December31, 1998 and 1997, securities available for sale totaled $154.5 million and $121.9 million, respectively. Securities available for sale are reported at fair value with unrealized gains and losses excluded from earnings, and reported in other comprehensive income, a separate component of stockholders' equity.

Securities held to maturity consist of mortgage-backed securities (GNMA, FNMA and FHLMC certificates), Puerto Rico Government obligations and other Puerto Rico securities, all of which were held by the Bank. At December 31, 1998 and 1997, securities held to maturity totaled $34.6 million and $44.0 million, respectively. Securities held to maturity are accounted for at amortized cost. At December 31, 1998 and 1997, R&G Financials securities held to maturity had a market value of $34.6 million and $43.8 million, respectively.

        Mortgage Servicing Asset.

As of December 31, 1998 and 1997, R&G Financial reported servicing assets of $58.2 million and $21.2 million, respectively. R&G Financial recognizes both purchased and originated mortgage servicing rights as assets in its Consolidated Financial Statements. R&G Financial evaluates the fair value of its servicing asset on a quarterly basis to determine any potential impairment. Any future decline in interest rates which results in an acceleration in mortgage loan prepayments could have an adverse effect on the value of R&G Financial's mortgage servicing rights, which is dependent upon the cash flows from the underlying mortgage loans.

        Deposits.

At December 31, 1998, deposits totaled $1.0 billion, as compared to $722.4 million at December 31, 1997. The $284.9 million or 39.4% increase in deposits during the year ended December 31, 1998 was primarily due to promotions in connection with new accounts and competitive pricing. One of the Bank's strategies is to increase its core deposits, which provide a source of fee income and the ability to cross-sell other products and services. As a result, core deposits (consisting of passbook, NOW and Super NOW and checking and commercial checking accounts) increased from $266.4 million or 36.9% of total deposits at December 31, 1997 to $395.4 million or 39.2% of total deposits at December 31, 1998.

        Borrowings.

Other than deposits, R&G Financial's primary sources of funds consist of securities sold under agreements to repurchase (consisting of agreements to purchase on a specified later date the same or substantially identical securities) ("repurchase agreements"). At December 31, 1998 and 1997, repurchase agreements totaled $471.4 million and $433.1 million, respectively.

Notes payable consist primarily of warehouse lines of credit (which are used to fund loan commitments of R&G Mortgage) and Section 936 promissory notes (which represents a low cost source of short and intermediate-term funds for the Bank). At December 31, 1998, notes payable amounted to $191.7 million, as compared to $108.4 million at December 31, 1997. The $83.3 million or 76.8% increase in notes payable during the year ended December 31, 1998 reflected $83.3 million or 342.0% of increased warehousing lines.

Advances from the FHLB of New York amounted to $121.0 million and $42.0 million at December 31, 1998 and 1997, respectively. At December 31, 1998, FHLB advances were scheduled to mature at various dates commencing on January 7, 1999 until March 10, 2008, with an average interest rate of 5.25%.

At December 31, 1997, R&G Financial reported approximately $34.4 million of other secured borrowings, representing the outstanding principal at such date of certain mortgage loans sold by the Bank in prior years which had been accounted as a transfer of loans with recourse in the Company's Consolidated Financial Statements. In such transaction, the purchasers of the loans had the right, at their option, to require R&G Mortgage to purchase the loans. In January 1998 the Company repurchased the loans.


        Stockholder' Equity.

Stockholders' equity increased from $138.1 million at December31, 1997 to $221.2 million at December31, 1998. The $83.1 million or 60.2% increase in stockholders equity during 1998 was primarily due to the issuance of $50 million of 7.40% non-cumulative, perpetual Monthly Income Preferred Stock, Series A (the "Series A Preferred Stock"), the $34.0 million net income for the year, and an increase in unrealized gains on securities available for sale from $1.2 million at December 31, 1997 to $1.4 million at December 31, 1998. The increases in stockholders' equity were slightly offset by dividends paid during the year of $4.4 million on common and preferred stock.

        Results of Operations

General. R&G Financial's results of operations depend substantially on its net interest income, which is the difference between interest income on interest-earning assets, which consist primarily of loans, money market investments and mortgage-backed and investment securities, and interest expense on interest-bearing liabilities, which consist primarily of deposits and short and long-term borrowings. R&G Financial's results of operations are also significantly affected by its provisions for loan losses, resulting from R&G Financial's assessment of the adequacy of its allowance for loan losses; the level of its non-interest income, including net gain (loss) on sale of loans, unrealized gain (loss) on trading securities and loan administration and servicing fees; the level of its non-interest expenses, such as employee compensation and benefits and office occupancy and equipment expense; and income tax expense.

R&G Financial's major business activities consist of: (i)the origination by R&G Mortgage of real estate mortgage loans for sale and the servicing by R&G Mortgage of real estate mortgage loans for third parties; and (ii)attracting deposits from the general public and using such deposits, together with other borrowings, for investment principally by the Bank in loans (single-family residential mortgage loans, construction loans, commercial real estate loans, commercial business loans and consumer loans), and in mortgage-backed and investment securities. To a much more limited extent, R&G Financial also provides trust and investment services to the public through the Banks Trust Department.

The following table reflects the principal revenue sources of the Bank and R&G Mortgage and the percentage contribution of each component for the periods presented.

                                                                                Year Ended December 31,
                                                      --------------------------------------------------------------------------
                                                              1998                       1997                      1996
                                                      --------------------      ---------------------      --------------------
                                                      Amount       Percent      Amount        Percent      Amount       Percent
                                                      ------       -------      ------        -------      ------       -------
                                                                                      (Dollars in Thousands)
The Bank:
        Net interest income after
                provision for loan losses             $31,193        33.24%     $25,544        35.84%      $20,884       38.73%
        Net gain on sale of loans                      12,191        12.99        5,436         7.63         1,355        2.51
        Net gain on sale of investment securities         278         0.30          107         0.15           642        1.19
        Other income(1)                                 4,780         5.09        2,915         4.09         3,664        6.80
                                                      ------------------------------------------------------------------------
                                                       48,442        51.62       34,002        47.71        26,545       49.23
                                                      ------------------------------------------------------------------------

R&G Mortgage:
        Net interest income                             6,180         6.58        4,616         6.48         3,781        7.01
        Loan administration and servicing fees         15,987        17.04       13,214        18.54        13,029       24.17
        Net gain on origination and sale of loans      22,472        23.95       18,597        26.10        10,354       19.20
        Other income(1)                                   762         0.81          836         1.17           208        0.39
                                                      ------------------------------------------------------------------------

                                                       45,401        48.38       37,263        52.29        27,372       50.77
                                                      ------------------------------------------------------------------------

                                                      $93,843     100.00%       $71,265       100.00%      $53,917      100.00%
                                                      ========================================================================

(1) Comprised of service charges, fees and other for the Bank and other miscellaneous revenue sources for the Bank and R&G Mortgage.

R&G Financial reported net income of $34.0 million, $23.5 million and $13.2 million during the years ended December 31, 1998, 1997 and 1996, respectively. Net income increased by $10.5 million or 44.8% during the year ended December 31, 1998, as compared to 1997, due to a $7.4 million increase in net interest income and a $15.4 million increase in total other income, which were partially offset by a $9.7 million increase in total operating expenses. Net income increased by $10.3 million or 78.01% during the year ended December 31, 1997, as compared to 1996, due to a $7.6 million increase in net interest income and a $11.9 million increase in total other income, which were partially offset by a $7.3 million increase in total operating expenses (excluding a one-time SAIF special assessment of $2.5 million in 1996) and a $2.1 million or 49.6% increase in the provision for loan losses.

Net Interest Income. Net interest income is determined by R&G Financial's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Net interest income totaled $43.9 million, $36.5 million and $28.9 million during the years ended December 31, 1998, 1997 and 1996, respectively. Net interest income increased by $7.4 million or 20.4% during the year ended December 31, 1998 as compared to the year ended December 31, 1997, due to an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 104.61% for 1997 to 105.93% for 1998, which was partially offset by a decrease in R&G Financials interest rate-spread from 2.88% for 1997 to 2.43% for 1998. Net interest income increased by $7.6 million or 26.3% during the year ended December 31, 1997, due to an increase in R&G Financial's average net interest-earning assets of $12.3 million during the year, offset by a decrease in the Company's interest rate spread from 3.00% in 1996 to 2.88% in 1997.

The following table presents for the periods indicated R&G Financial's total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on the average of month-end balances for R&G Mortgage and average daily balances for the Bank in each case during the periods presented.

                                                                                        Year Ended December 31,
                                                                             1998                                1997
                                                            Average                   Yield/      Average                    Yield/
                                                            Balance        Interest   Rate (1)    Balance      Interest     Rate (1)
                                                            -------        --------   --------    -------      --------     --------
                                                                                     (Dollars in Thousands)
Interest-Earning Assets:

        Cash and cash equivalents(2)                      $   25,731    $    1,341      5.21   $   30,967     $     1,674      5.41%
        Investment securities held for trading                   344            19      5.52        5,466             328      6.00
        Investment securities available for sale              57,042         3,338      5.85       51,105           3,205      6.27
        Investment securities held to maturity                 9,485           544      5.74       15,095             777      5.15
        Mortgage-backed securities held for trading          406,123        24,876      6.13      249,930          17,174      6.87
        Mortgage-backed securities available for sale         38,608         2,645      6.85       44,693           3,200      7.16
        Mortgage-backed securities held to maturity           31,095         1,877      6.04       35,642           2,152      6.04
        Loans receivable, net(3)(4)                        1,037,829        89,044      8.58      732,064          68,514      9.36
        FHLB of New York stock                                 8,517           614      7.21        4,710             311      6.60
                                                          --------------------------------------------------------------------------
            Total interest-earning assets                  1,614,774    $  124,298      7.70    1,169,672     $   97,335       8.32%
                                                          --------------------------------------------------------------------------
         Non-interest-earning assets                         129,498                               98,880
                                                          --------------------------------------------------------------------------
          Total assets                                    $1,744,272                           $1,268,552
                                                          ==========================================================================
Interest-Bearing Liabilities:
          Deposits                                        $  826,487    $    38,439     4.65   $  668,704     $    32,434      4.85%
          Securities sold under agreements to
                repurchase(5)                                416,249        23,876      5.74      226,771          13,483      5.95
          Notes payable                                      186,147        12,641      6.79      151,440           9,616      6.35
          Subordinated debt(6)                                 1,469           148     10.07        3,250             324      9.97
          Other borrowings(7)                                 94,025         5,220      5.55       67,973           4,948      7.28
                                                          --------------------------------------------------------------------------

            Total interest-bearing liabilities             1,524,377    $   80,324      5.27%   1,118,138      $   60,805      5.44%
                                                          --------------------------------------------------------------------------
          Non-interest-bearing liabilities                    46,025                               24,680

            Total liabilities                              1,570,402                            1,142,818
          Stockholders equity                                173,870                              125,734
                                                          --------------------------------------------------------------------------
           Total liabilities and stockholders' equity     $1,744,272                           $1,268,552
                                                          ==========================================================================
         Net interest income; interest rate spread(8)                  $   43,974      2.43%  $   36,530                       2.88%
                                                          ==========================================================================
          Net interest margin(8)                                                       2.72%                                   3.12%
                                                          ==========================================================================
          Average interest-earning assets to average
    interest-bearing liabilities                                                      105.93%                                104.61%
                                                          ==========================================================================

                                                                      Year Ended December 31,
                                                                               1996
                                                               Average                     Yield/
                                                               Balance      Interest       Rate (1)
                                                               -------      --------       --------
Interest-Earning Assets:

        Cash and cash equivalents(2)                        $   43,072     $    2,322       5.39%
        Investment securities held for trading                   2,271            116       5.11
        Investment securities available for sale                19,102          1,193       6.25
        Investment securities held to maturity                  10,069            515       5.11
        Mortgage-backed securities held for trading            136,618          9,258       6.78
        Mortgage-backed securities available for sale           50,633          3,602       7.11
        Mortgage-backed securities held to maturity             40,403          2,478       6.13
        Loans receivable, net(3)(4)                            587,730         54,044       9.20
        FHLB of New York stock                                   3,999            258       6.45
                                                            ------------------------------------
            Total interest-earning assets                      893,897     $   73,786       8.25%
                                                             -----------------------------------
         Non-interest-earning assets                            61,480
                                                             -----------------------------------
          Total assets                                        $ 955,377
                                                            ------------------------------------
Interest-Bearing Liabilities:

          Deposits                                            $561,548     $   27,518       4.90%
          Securities sold under agreements to
                repurchase(5)                                  100,607          5,024       4.99
          Notes payable                                        126,171          7,284       5.77
          Subordinated debt(6)                                   3,250            332      10.21
          Other borrowings(7)                                   63,118          4,705       7.45
                                                             -----------------------------------
            Total interest-bearing liabilities                 854,694     $   44,863       5.25%
                                                             -----------------------------------
          Non-interest-bearing liabilities                      15,766
                                                             -----------------------------------
            Total liabilities                                  870,460
          Stockholders equity                                   84,917
                                                             -----------------------------------
            Total liabilities and stockholders' equity        $955,377
                                                              ==================================
          Net interest income; interest rate spread(8)                     $   28,923       3.00%

          Net interest margin(8)                                                            3.24%
                                                              ==================================
           Average interest-earning assets to average
    interest-bearing liabilities                                                          104.60%
                                                              ==================================

(Footnotes on following page)

(1) At December 31, 1998, the yields earned and rates paid were as follows: cash and cash equivalents, 5.33%; investment securities held to maturity, 4.54%; investment securities available for sale, 5.88%; mortgage-backed securities held for trading, 6.71%; mortgage loans held for sale, 7.50%; loans receivable, net, 8.40%; FHLB of New York stock, 7.00%; total interest-earning assets, 7.64%; deposits, 4.50%; securities sold under agreements to repurchase, 5.42%; notes payable, 6.13%; other borrowings, 5.25%; total interest-bearing liabilities, 4.97%; interest rate spread, 2.67%.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(3) Includes mortgage loans held for sale and non-accrual loans.

(4) Interest income on loans include loan fees amounting to $367,000, $366,000 and $277,000 during the years ended December31, 1998, 1997 and 1996, respectively or .41%, .53% and .51% of interest income on loans during such respective periods.

(5) Includes federal funds purchased.

(6) Represents a seven-year subordinated capital note of the Bank issued in 1991, which was subject to an annual sinking fund requirement and matured in 1998.

(7) Comprised of long-term debt, advances from the FHLB of New York and other secured borrowings.

(8) Interest rate spread represents the difference between R&G Financial's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.


The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected R&G Financial's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i)changes in volume (change in volume multiplied by prior year rate), (ii)changes in rate (change in rate multiplied by prior year volume), and (iii)total change in rate and volume. The combined effect of changes in both rate and volume has been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.

                                                                                         Year Ended December 31,
                                                          --------------------------------------------------------------------------

                                                                          1998 vs. 1997                       1997 vs. 1996
                                                          --------------------------------------------------------------------------
                                                                  Increase            Total             Increase             Total
                                                                 (Decrease)          Increase          (Decrease)          Increase
                                                                   Due to           (Decrease)            Due to          (Decrease)
                                                          --------------------------------------------------------------------------
                                                           Rate          Volume                   Rate         Volume
                                                          --------     --------     --------     --------     --------     --------
                                                                                     (Dollars in Thousands)
Interest-Earning Assets:

        Cash and cash equivalents(1)                      $    (50)    $   (283)    $   (333)    $      5     $   (653)    $   (648)
        Investment securities held for trading                  (2)        (307)        (309)          49          163          212
        Investment securities available for sale              (239)         372          133           12        2,000        2,012
        Investment securities held to maturity                  56         (289)        (233)           5          257          262
        Mortgage-backed securities held for trading         (3,031)      10,733        7,702          131        7,785        7,916
        Mortgage-backed securities held to maturity           --           (275)        (275)         (34)        (292)        (326)
        Mortgage-backed securities available for sale         (119)        (436)        (555)          26         (428)        (402)
        Loans receivable, net(2)                            (8,087)      28,617       20,530        1,191       13,279       14,470
        FHLB of New York stock                                  52          251          303            7           46           53
                                                          --------------------------------------------------------------------------
                Total interest-earning assets             $(11,420)    $ 38,383     $ 26,963     $  1,392     $ 22,157     $ 23,549
                                                          ========     ========     ========     ========     ========     ========

 Interest-Bearing Liabilities:

        Deposits                                          $ (1,648)    $  7,653     $  6,005    $    (335)    $  5,251     $  4,916
        Securities sold under agreements to repurchase        (873)      11,266       10,393        2,163        6,296        8,459
        Notes payable                                          821        2,204        3,025          853        1,479        2,332
        Subordinated debt(3)                                     2         (178)        (176)          (8)        --             (8)
        Other borrowings(4)                                 (1,624)       1,896          272         (124)         367          243
                                                          --------------------------------------------------------------------------

                Total interest-bearing liabilities        $ (3,322)    $ 22,841     $ 19,519     $  2,549     $ 13,393     $ 15,942
                                                          ========     ========     ========     ========     ========     ========

        Increase in net interest income                                             $  7,444                               $  7,607
                                                          ========     ========     ========     ========     ========     ========

                                                   (Footnotes on following page)

(1) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(2) Includes mortgage loans held for sale.

(3) Represents a seven-year subordinated capital note of the Bank issued in 1991, which was subject to an annual sinking fund requirement and matured in 1998.

(4) Comprised of long-term debt, advances from the FHLB of New York and other secured borrowings.

        Interest Income.

Total interest income increased by $27.0 million or 27.7% during the year ended December31, 1998 as compared to the year ended December 31, 1997, and increased by $23.5 million or 31.9% during the year ended December 31, 1997 over the year ended December 31, 1996. Interest income on loans, the largest component of R&G Financial's interest-earning assets, increased by $20.5 million or 30.0% during the year ended December 31, 1998 as compared to the year ended December 31, 1997, and increased by $14.4 million or 26.7% during 1997 over the year ended December 31, 1996. Such increases were primarily the result of increases in the average balance of loans receivable of $305.8 million and $144.3 million during the years ended December31, 1998 and 1997, respectively. One of R&G Financial's strategies in recent years has been to grow R&G Financial's loans held for investment.

Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) increased by $6.5 million or 24.1% during the year ended December 31, 1998 as compared to the year ended December 31, 1997, and increased by $9.7 million or 56.4% during the year ended December 31, 1997 over the year ended December 31, 1996. The increase in interest income on mortgage-backed and investment securities during the year ended December 31, 1998 was primarily due to a $156.2 million increase in the average balance of mortgage-backed securities during the period. The increase in interest income on mortgage-backed and investment securities during 1997 was due primarily to an increase in the average balance of mortgage-backed securities of $102.6 million, together with a $40.2 million increase in the average balance of investment securities during the period. The increase in mortgage-backed securities during 1997 is primarily associated with a 63.9% increase in such year of FHA/VA mortgage loan originations (which are subsequently converted into GNMA mortgage-backed securities); the increase in investment securities reflects purchases of approximately $50.2 million during such year, net of maturities and sales.

Interest income on cash and cash equivalents (consisting of cash and due from banks, securities purchased under agreements to resell, certificates of deposit with other financial institutions and federal funds sold) decreased by $333,000 or 19.9% during the year ended December31, 1998 as compared to the year ended December 31, 1997, and decreased by $648,000 or 27.9% during the year ended December 31, 1997. The decrease in interest earned on money market investments during 1998 reflected a decrease in the average balance of $5.2 million, together with a decrease in the yield from 5.41% to 5.21%. The fluctuations in yields earned by R&G Financial on its money market investments reflect the general fluctuations in short-term market rates of interest during the periods presented. The decrease during 1997 was due primarily to a decrease in the average balance of cash and cash equivalents during the period of $12.1 million.

        Interest Expense.

Total interest expense increased by $19.5 million or 32.1% during the year ended December 31, 1998, as compared to the year ended December 31, 1997, and increased by $15.9 million or 35.5% during the year ended December 31, 1997. Interest expense on deposits, the largest component of R&G Financial's interest-bearing liabilities, increased by $6.0 million or 18.5% during the year ended December 31, 1998, as compared to the year ended December 31, 1997, and increased by $4.9 million or 17.9% during the year ended December31, 1997. The increases in interest expense on deposits during the years ended December 31, 1998 and 1997 were due primarily to increases in the average balance of deposits of $157.8 million and $107.2 million during such respective periods. During 1998, the average rate paid on deposits decreased by 20 basis points as a result of a general decrease in market rates of interest. In 1997, the average rate paid on deposits decreased by 5 basis points as a result of general decreases in market rates of interest.

Interest expense on repurchase agreements increased significantly by $10.4 million or 77.1% during the year ended December 31, 1998, as compared to the year ended December 31, 1997, and increased by $8.5 million or 168.4% during the year ended December31, 1997. The increase in interest expense on repurchase agreements during 1998 was due primarily to an increase in the average balance of repurchase agreements outstanding of $189.5 million, which was partially offset by a decrease in the average rate paid thereon of 21 basis points. The increase in interest expense on repurchase agreements during 1997 was primarily due to an increase in the average balance of repurchase agreements outstanding of $126.2 million, together with an increase in the average rate paid thereon of 96 basis points. R&G Financial generally uses repurchase agreements to repay warehouse lines of credit which are used to fund loan originations. These repurchase agreements are collateralized by mortgage-backed securities held for trading. The fluctuations in the average balance of repurchase agreements during the periods presented is therefore mainly a function both of the amount of originations by R&G Financial as well as the level of mortgage-backed securities held for trading which are available to collateralize such agreements.

Interest expense on notes payable (consisting of warehouse lines of credit and promissory notes) increased by $3.0 million or 31.5% during the year ended December 31, 1998, as compared to the year ended December 31, 1997, and increased by $2.3 million or 31.5% during the year ended December 31, 1997. The increases during the years ended December 31, 1998 and 1997 were primarily due to increases in the average balance of warehousing lines of $35.6 million and $25.6 million, respectively, as R&G Mortgage made increased use of such lines due to increased mortgage loan originations in such years.

Interest expense on other borrowings (consisting of subordinated notes, advances from the FHLB of New York and other secured borrowings) increased by $96,000 or 1.8% during the year ended December 31, 1998, as compared to the year ended December 31, 1997, and increased by $234,000 or 4.6% during the year ended December 31, 1997. The increase in interest expense on other borrowings during 1998 and 1997 was due primarily to an increase in the average balance of such borrowings due to an increased use of FHLB advances to fund increased loan production in the Bank.

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

R&G Financial made provisions to its allowance for loan losses of $6.6 million, $6.4 million and $4.3 million during the years ended December 31, 1998, 1997 and 1996, respectively.

The increase in the provision for loan losses taken by the Company during 1997 was primarily based on the increase of the Companys loan portfolio during the period, as R&G Financial experienced a 45.1% increase in the volume of loan originations during 1997, as well as to increased net charge-offs associated primarily with consumer loans. Puerto Rico financial institutions, including the Company, experienced increased bankruptcies and resulting delinquencies during 1997. During 1997, management adopted more stringent consumer underwriting procedures to address problems experienced generally in the market for personal loans, and determined to emphasize collateralized consumer lending instead of personal loans.

The provision for loan losses taken by the Company during 1998 was based primarily on the increase in the Companys loan portfolio during the period as a result of a 57.3% increase in loans originated. In spite of an 11.4% increase in bankruptcies in Puerto Rico during 1998, the provision for loan losses increased by $200,000 during 1998.

Management believes that its allowance for loan losses at December 31, 1998, was adequate based upon, among other things, the significant level of single-family residential loans within R&G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. Nevertheless, there can be no assurances that additions to such allowance will not be necessary in future periods, particularly if the growth in R&G Financial's real estate lending, including commercial lending, as well as the increased bankruptcies and resulting delinquencies, continue.

Non-Interest Income.

The following table sets forth information regarding non-interest income for the periods shown.

                                                                                            Year Ended December 31,
                                                                                        1998         1997         1996
                                                                                     --------     --------      --------
                                                                                                (In Thousands)

        Net gain on origination and sale of loans                                    $ 34,663     $ 24,033      $ 11,709
        Net gain on sale of investment securities available for sale                      278          107           642
        Net profit (loss) on trading account                                               14         (854)          (66)
        Loan administration and servicing fees                                         15,987       13,214        13,029
        Service charges, fees and other                                                 5,528        4,605         3,938

          Total other income                                                         $ 56,470     $ 41,105      $ 29,252
                                                                                     --------     --------      --------

Total non-interest income increased by $15.4 million or 37.4% during the year ended December 31, 1998, as compared to the prior year and increased by $11.9 million or 40.5% during the year ended December31, 1997. Net gain on sale of loans amounted to $34.7 million, $24.0million and $11.7 million during the years ended December31, 1998, 1997 and 1996, respectively. Net gain on sale of loans reflects the income generated from R&G Financial's origination and purchase of single-family residential real estate loans and the subsequent securitization and sale of such loans. During the years ended December31, 1998, 1997 and 1996, R&G Mortgage originated and purchased $670.6 million, $470.9 million and $282.4 million, respectively, and sold $493.0 million, $246.1 million and $244.8 million of mortgage loans, respectively. In addition, the Bank sold $282.0 million, $118.6 million and $49.7 million of loans from its portfolio during such respective periods. R&G Financial's mortgage banking operations are highly dependent upon market and economic conditions.

During the years ended December 31, 1998, 1997 and 1996, R&G Financial recognized net profit (loss) on trading securities of $6.0 million, $9.7 million and $(96,000), respectively, which are included in net gains on sale of loans. Such gains and losses primarily reflect fluctuations in the market value of FHA and VA loans which have been securitized into GNMA mortgage-backed securities and are being held for sale either to institutions in the secondary market or private investors through the Banks Trust Department. The decrease in net profits in trading securities in 1998 is primarily related to a $25.6 million or 5.8% decrease in the origination and purchase of FHA and VA loans in such year, which is primarily related to the changes in the tax exemption on the interest generated by such loans which went into effect on August 1, 1997, resulting in a larger proportion of conventional loans from the Companys total loans originated and purchased. The increase in net profits in trading securities in 1997 is primarily related to a $170.9 million or 63.9% increase in the origination and purchase of FHA and VA loans during the year.

During the years ended December 31, 1997 and 1996, R&G Financial recognized $854,000 and $66,000, respectively, of net losses on trading activities and from hedge positions on certain investment securities available for sale. The loss experienced during 1997 is primarily related to an increase in hedging activities as well as increased volatility in market interest rates during the period.

During the years ended December 31, 1998, 1997 and 1996, R&G Financial recognized loan administration and servicing fees of $16.0 million, $13.2 million and $13.0 million, respectively. The increase in loan administration and servicing fees over the periods reflects the increase in R&G Financial's loan servicing portfolio from 48,240 loans with an aggregate principal balance of $2.3 billion at January 1, 1996 to 95,946 loans with an aggregate principal balance of $4.8 billion at December 31, 1998, which includes the purchase in November 1998 of a mortgage loans servicing portfolio from another financial institution, comprised of approximately 33,000 loans with an aggregate principal balance of $1.1 billion.

Service charges, fees and other amounted to $5.5 million, $4.6 million and $3.9 million during the years ended December 31, 1998, 1997 and 1996, respectively. The $993,000 or 20.0% and the $667,000 or 16.9% increases during 1998 and 1997, respectively,  were
primarily due to increased service charges associated with new deposit products and an increasing deposit base, as well as increases in the loan portfolio during such years.

        Non-Interest Expenses.

The following table sets forth certain information regarding non-interest expenses for the periods shown.

                                                  Year Ended December 31,
                                             1998          1997            1996
                                           -------        -------        -------
                                                     (In Thousands)
Employee compensation
and benefits                               $17,095        $13,653        $10,793

Office occupancy and
equipment                                    8,987          7,131          5,531

SAIF special assessment                       --             --            2,508

Other administrative and
general                                     22,687         18,252         15,424
                                           -------        -------        -------

Total non-interest expenses                $48,769        $39,036        $34,256
                                           =======        =======        =======



Total non-interest expenses increased by $9.7 million or 24.9% during the year ended December 31, 1998, as compared to the year ended December 31, 1997, and increased by $4.8 million or 13.9% during the year ended December31, 1997 over 1996. Without taking into consideration a one-time $2.5 million assessment to recapitalize the SAIF, total non-interest expenses would have increased by $7.3 million or 23.0% in 1997. The increase in total non-interest expenses during the years ended December 31, 1998 and 1997 reflect increases in total loan production during such years as well as increased costs associated with the opening of new branch offices and the completion in late 1997 of the remodeling work at six branch locations acquired in June 1995 from another financial institution in Puerto Rico. Employee compensation and benefits expense amounted to $17.1 million, $13.6 million and $10.8 million during the years ended December31, 1998, 1997 and 1996, respectively. The $3.4 million or 25.2% increase in such expense during the year ended December 31, 1998 is primarily associated with an increase in the number of employees to accomodate higher loan production during the year, as well as to increased bonus payments associated with the increased loan production. The $2.9 million or 26.5% increase in such expense during the year ended December 31, 1997 is primarily associated with increased bonus payments due to greater loan production during the year.

Office occupancy and equipment expense amounted to $9.0 million, $7.1 million and $5.5 million during the years ended December31, 1998, 1997 and 1996, respectively. The $1.9 million or 26.0% increase in office occupancy and equipment expenses during the year ended December 31, 1998 is primarily related to the opening of five additional branches during the year and the completion in late 1997 of the remodeling work of six branches aquired in 1995 from another financial institution. The $1.6 million or 28.9% increase in expenses during 1997 is related to the opening of a new branch in Bayamon and to the completion of remodeling work at the six branches acquired in 1995.

The Company incurred a special assessment in 1996 of $2.5 million ($1.5 million net of taxes) as the result of federal legislation signed into law to recapitalize the federal deposit insurance fund. The legislation enacted by the U.S. Congress recapitalized the SAIF by a one-time charge of approximately $0.657 for every $100 of assessable deposits held at March 31, 1995. As a result, the Banks insurance premiums, which had amounted to $0.23 for every $100 of assessable deposits, were reduced to $0.064 for every $100 of assessable deposits beginning January 1, 1997.

Other administrative and general expenses, which consist primarily of advertising, license and property taxes, amortization of servicing asset, insurance, telephone, printing and supplies and other miscellaneous expenses, amounted to $22.7 million, $18.3 million and $15.4 million during the years ended December31, 1998, 1997 and 1996, respectively. The $4.4 million or 24.3% and the $2.8 million or 18.3% increase in such expenses during the years ended December 31, 1998 and 1997, respectively, is also primarily associated with increased loan production and new additional branch offices during such years, as well as the result of general growth in the operations of R&G Financial and the addition of new products and services offered.

        Income Taxes.

R&G Financial's income tax provision amounted to $11.0 million during the year ended December 31, 1998, as compared to income tax expense of $8.7 million and $5.9 million during the years ended December 31, 1997 and 1996, respectively. R&G Financial's effective tax rate amounted to 24.5%, 27.1% and 31.0% during the years ended December 31, 1998, 1997 and 1996, respectively. The decrease in R&G Financials effective tax rate during the last several years is due primarily to an increase in the Companys exempt interest income.

Liquidity and Capital Resources
        Liquidity.

Liquidity refers to R&G Financial's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. It is managements policy to maintain greater liquidity than required in order to be in a position to fund loan purchases and originations, to meet withdrawals from deposit accounts, to make principal and interest payments with respect to outstanding borrowings and to make investments that take advantage of interest rate spreads. R&G Financial monitors its liquidity in accordance with guidelines established by R&G Financial and applicable regulatory requirements. R&G Financial's need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of its borrowings. R&G Financial can minimize the cash required during times of heavy loan demand by modifying its credit policies or reducing its marketing efforts. Liquidity demand caused by net reductions in deposits are usually caused by factors over which R&G Financial has limited control. R&G Financial derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB of New York and other short and long-term borrowings.

R&G Financial's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell, federal funds sold and certificates of deposit in other financial institutions. If R&G Financial requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 1998, R&G Financial had $101.4 million in borrowing capacity under unused warehouse lines of credit and $533.5million in borrowing capacity under a line of credit with the FHLB of New York. R&G Financial has generally not relied upon brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future.

At December 31, 1998, R&G Financial had outstanding commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of $510.1 million. Certificates of deposit which are scheduled to mature within one year totaled $491.7 million at December 31, 1998, and borrowings that are scheduled to mature within the same period amounted to $622.7 million. R&G Financial anticipates that it will have sufficient funds available to meet its current loan commitments.

        Capital Resources.

The FDICs capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier I leverage ratio for such other banks to 4.0% to 5.0% or more. Under the FDICs regulations, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights.

The FDIC also requires that banks meet a risk-based capital standard. The risk-based capital standard for banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At December 31, 1998, the Bank met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 8.04%, 13.41% and 14.46%, respectively.

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

        Year 2000 Issue

The Year 2000 problem is caused by the situation where computers worldwide were programmed to read only the last two digits of a calendar year to save computer memory. Those programs could read 00 as the year 1900 instead of the year 2000, and thus may not recognize dates after December 31, 1999. This misinterpretation of data could cause significant problems to banking and mortgage banking entities, such as the Company, as the use of date calculations is extensive in daily operations for matters such as interest accruals, maturity dates, delinquency status, and customer statements. Year 2000 problems go beyond computer systems of the Company, and affect anything that uses an internal microchip such as telephones, fax machines, security and alarm systems, vaults, elevators and air conditioning systems.

The Company does not own any proprietary software systems or applications and relies on those provided by third party vendors. The Company has completed the assessment of its computer hardware, software programs and data processing applications, including those provided by third party vendors. The Company has received revised programs from its third party vendors that have been modified to address the Year 2000 problem for the principal applications used in its mortgage banking and banking businesses. The Company completed the testing and implementation of these revised programs and applications during the fourth quarter of 1998 ascertaining that they adequately deal with the Year 2000 problem. The Companys main computer, used principally in banking and mortgage banking operations, is Year 2000 compliant, meaning that it can properly process and calculate date-related information after January 1, 2000. The Company is in the process of replacing other equipment, primarily desktop computers that are not Year 2000 compliant. The Company is also developing a Business Resumption Contingency Plan to ascertain continuity of daily operations after December 31, 1999 in the event that a given application which has been duly tested and implemented does not function adequately after such date. The Company's contingency plan is expected to be completed by March 31, 1999.

The Company does not anticipate that the Year 2000 problem will have a material adverse effect on its financial condition or results of operations. However, Year 2000 problems suffered by third party providers of basic services, such as telephone, waste, sewer and electricity, could have an adverse impact on the daily operations of the Company. The Company would attempt to deal with any disruption of such basic services caused by the Year 2000 problem with its existing business interruption contingency plans. Under the Companys contingency plans, most office branches of the Company are presently equipped with power plants and/or generators.

The Company estimates that the cost of addressing the Year 2000 issue will be approximately $300,000, most of which will be incurred during 1999. Most of such costs are directly related to the costs of replacing existing equipment, primarily desktop computers, which have been fully depreciated on the Company's financial statements.

As a bank holding company, the Company could be subject to enforcement action by federal banking authorities if it fails to adequately address Year 2000 issues.

        Recent Accounting Pronouncements

Set forth below are recent accounting pronouncements which may have a future effect on R&G Financial's operations. These pronouncements should be read in conjunction with the significant accounting policies which R&G Financial has adopted that are set forth in R&G Financia's Notes to Consolidated Financial Statements.

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No.133- Accounting for Derivative Instruments and Hedging Activities. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically accounted as a hedge . The accounting for changes in fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entitys fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement.

Management is evaluating its hedging strategy in light of this new pronouncement to establish the initial designation of its hedging activities and determine the effect and timing of adoption. However, due to the relatively limited extent to which the Company is using derivative instruments and the simple nature of the instruments used, management does not expect the impact of adoption to be significant.

In October 1998, the FASB issued SFAS No.134 - Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This Statement amends SFAS No.65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. This Statement is effective for the first fiscal quarter beginning after December 15, 1998. In connection with the adoption of this Statement on January 1, 1999, the Company reclassified approximately $427.4 million of mortgage-backed securities from trading to available for sale.

                      [LETTERHEAD PRICEWATERHOUSECOOPERS]

REPORT OF INDEPENDENT
ACCOUNTANTS

To the Board of Directors and Stockholders of R&G Financial Corporation

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders equity and of cash flows present fairly, in all material respects, the financial position of R&G Financial Corporation (the Company) and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in comformity with generally accepted accounting principles. These financial statements are the responsability of the Companys management; our responsability is to express an opinion on theses financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/S/PricewaterhouseCoopers, LLP
------------------------------
PricewaterhouseCoopers, LLP
San Juan, Puerto Rico

February 10, 1999

Certified Public Accountants
(of Puerto Rico)
License No. 216 Expires on December 1, 2001
Stamp 1537391 of the P.R. Society
of Certified Public Accountants has been affixed to the file copy of this report

R&G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997
                                                                                           1998               1997
                                                                                    --------------     --------------
        Assets
Cash and due from banks                                                             $   51,804,750     $   32,607,001
Money market investments:
        Securities purchased under agreements to resell                                 11,544,123         16,000,000
        Time deposits with other banks                                                  30,361,527         16,758,722
        Federal funds sold                                                              10,018,048          3,000,000
Mortgage loans held for sale, at lower of cost or market                               117,126,040         46,885,323
Mortgage - backed securities held for trading, at fair value                           450,546,034        400,457,456
Mortgage - backed securities available for sale, at fair value                          95,040,331         46,003,849
Mortgage - backed securities held to maturity, at amortized cost
 (estimated market value: 1998 - $28,260,925; 1997 - $33,185,672)                       28,255,518         33,326,472
Investment securities held for trading, at fair value                                         --              581,332
Investment securities available for sale, at fair value                                 59,502,140         75,863,353
Investment securities held to maturity, at amortized cost
 (estimated market value: 1998 - $6,378,634; 1997 - $10,655,981)                         6,343,929         10,692,802
Loans receivable, net                                                                1,073,668,278        765,059,419
Accounts receivable, including advances to investors, net                                9,665,290          7,358,663
Accrued interest receivable                                                             12,505,431         10,345,722
Servicing asset                                                                         58,221,052         21,212,998
Premises and equipment                                                                  12,962,435          9,527,559
Other assets                                                                            17,216,602         15,064,845
                                                                                    --------------     --------------
                                                                                     $2,044,781,528     $1,510,745,516
                                                                                    --------------     --------------
        Liabilities and Stockholders' Equity

Liabilities:
        Deposits                                                                    $1,007,297,304     $  722,418,494
        Federal funds purchased                                                               --           10,000,000
        Securities sold under agreements to repurchase                                 471,421,726        433,134,506
        Notes payable                                                                  191,747,956        108,452,619
        Advances from FHLB                                                             121,000,000         42,000,000
        Other secured borrowings                                                              --           34,359,168
        Accounts payable and accrued liabilities                                        28,020,080         15,871,770
        Other liabilities                                                                4,132,603          3,205,043
                                                                                    --------------     --------------
                                                                                     1,823,619,669      1,369,441,600
                                                                                    --------------     --------------
Subordinated notes                                                                            --            3,250,000
                                                                                    --------------     --------------

Commitments and contingencies                                                                 --                 --
                                                                                    --------------     --------------

Stockholders' equity:
        Preferred stock, $.01 par value, 10,000,000 shares authorized:
                7.40% Monthly Income Preferred Stock, Series A, $25 liquidation
                value, 2,000,000 shares authorized, issued and outstanding              50.000,000               --
        Common stock:
                Class A - $.01 par value, 40,000,000 shares authorized,
                18,440,556 issued and outstanding in 1998 and 1997                         184,406             92,203
                Class B - $.01 par value, 20,000,000 shares authorized,
                 10,146,091 issued and outstanding in 1998 (1997 - 9,848,948)              101,461             49,245
        Additional paid-in capital                                                      41,544,378         38,347,818
        Retained earnings                                                              124,418,278         96,129,140
        Capital reserves of the Bank                                                     3,547,798          2,215,172
        Accumulated other comprehensive income                                           1,365,538          1,220,338
                                                                                    --------------     --------------
                                                                                       221,161,859        138,053,916
                                                                                    --------------     --------------
                                                                                    $2,044,781,528     $1,510,745,516
                                                                                    --------------     --------------

The accompanying notes are an integral part of these financial statements.

R&G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF Income
Years ended December 31, 1998, 1997 and 1996

                                                                                    1998             1997              1996
                                                                               ------------     ------------      ------------
Interest income:
        Loans                                                                  $ 89,043,798     $ 68,513,571      $ 54,081,908
        Money market and other investments                                        5,855,157        6,295,443         4,364,861
        Mortgage-backed securities                                               29,397,985       22,525,876        15,338,950
                                                                               ------------     ------------      ------------
                Total interest income                                           124,296,940       97,334,890        73,785,719
                                                                               ------------     ------------      ------------

Less -  interest expense:
        Deposits                                                                 38,439,016       32,434,559        27,517,852
        Securities sold under agreements to repurchase                           23,875,744       13,483,500         5,023,794
        Notes payable                                                            12,641,438        9,615,560         7,283,593
        Secured borrowings                                                             --          3,583,471         4,189,845
        Other                                                                     5,367,631        1,688,034           847,607
                                                                               ------------     ------------      ------------
                                                                                 80,323,829       60,805,124        44,862,691
                                                                               ------------     ------------      ------------
Net interest income                                                              43,973,111       36,529,766        28,923,028
Provision for loan losses                                                         6,600,000        6,370,000         4,258,047
                                                                               ------------     ------------      ------------

Net interest income after provision for loan losses                              37,373,111       30,159,766        24,664,981
                                                                               ------------     ------------      ------------
Non-interest income:
        Net gain on origination and sale of loans                                34,662,975       24,032,714        11,708,974
        Net profit (loss) on trading account                                         14,580         (853,700)          (65,656)
        Net gain on sales of investment securities available for sale               278,028          107,430           641,798
        Loan administration and servicing fees                                   15,986,831       13,213,948        13,029,053
        Service charges, fees and other                                           5,527,860        4,604,670         3,937,878
                                                                               ------------     ------------      ------------
                                                                                 56,470,274       41,105,062        29,252,047
                                                                               ------------     ------------      ------------
                Total revenues                                                   93,843,385       71,264,828        53,917,028
                                                                               ------------     ------------      ------------
Non-interest expenses:
        Employee compensation and benefits                                       17,094,783       13,652,754        10,793,301
        Office occupancy and equipment                                            8,986,953        7,131,497         5,531,129
        SAIF special assessment                                                        --               --           2,508,380
        Other administrative and general                                         22,687,336       18,251,497        15,424,117
                                                                               ------------     ------------      ------------
                                                                                 48,769,072       39,035,748        34,256,927
                                                                               ------------     ------------      ------------
                Income before minority interest and income taxes                 45,074,313       32,229,080        19,660,101

Minority interest in the Bank                                                          --               --             538,168
                                                                               ------------     ------------      ------------
Income before income taxes                                                       45,074,313       32,229,080        19,121,933
                                                                               ------------     ------------      ------------

Income tax expense:
        Current                                                                   6,814,496        6,263,549         5,687,865
        Deferred                                                                  4,226,020        2,468,319           234,552
                                                                               ------------     ------------      ------------
                                                                                 11,040,516        8,731,868         5,922,417
                                                                               ------------     ------------      ------------
                Net income                                                     $ 34,033,797     $ 23,497,212      $ 13,199,516
                                                                               ============     ============      ============
Earnings per common share:
        Basic                                                                  $       1.15     $        .83      $        .60
                                                                               ============     ============      ============
        Diluted                                                                $       1.12     $        .81      $        .59
                                                                               ============     ============      ============

The accompanying notes are an integral part of these financial statements

R&G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS oF COMPREHENSIVE INCOME
 YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                          1998              1997              1996
                                                                     ------------      ------------      ------------
Net income                                                           $ 34,033,797      $ 23,497,212      $ 13,199,516
Other comprehensive income, before tax:
Unrealized gains (losses) on securities:
        Arising during period                                             516,061         2,275,009        (1,086,291)
        Less: Reclassification adjustments for gains included in
                       net income                                        (278,028)         (107,430)         (641,798)
                                                                     ------------      ------------      ------------
                                                                          238,033         2,167,579        (1,728,089)
Income tax (expense) benefit related to items of other
comprehensive income                                                      (92,833)         (845,356)          673,955
                                                                     ------------      ------------      ------------
Other comprehensive income (loss), net of tax                             145,200         1,322,223        (1,054,134)
                                                                     ------------      ------------      ------------
Comprehensive income, net of tax                                     $ 34,178,997      $ 24,819,435      $ 12,145,382
                                                                     ============      ============      ============

The accompanying notes are an integral part of these financial statements.

R&G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                Preferred Stock            Common Stock            Common Stock
                                                   Series A                  Class A                 Class B            Additional
                                               Shares       Amount      Shares       Amount     Shares      Amount   Paid-in Capital
                                               ------       ------      ------       ------     ------      ------   ---------------
Balance at December 31, 1995                                            5,189,044   $ 51,890                            $   362,710

Issuance of common stock (including
 66,667 Class B shares exchanged for
Class A shares in August):
   August                                                                 (66,667)      (667)   2,435,000   $ 24,350     31,339,065
   December                                                                                       300,839      3,010      6,708,908
Transfer to capital reserves
Cash dividends declared on common stock
Net income
Other comprehensive income, net of tax
                                              ---------  -----------   ----------   ---------  ----------  ---------   ------------

Balance at December 31, 1996                                            5,122,377     51,223    2,735,839     27,360     38,410,683

Transfer to capital reserves
   Common stock split on September 25, 1997:
   Stock split                                                          4,097,901     40,980    2,188,635     21,885        (62,865)
   Cash paid in lieu of fractional shares
Cash dividends declared on common stock
Net income
Other comprehensive income, net of tax
                                              ---------  -----------   ----------   ---------  ----------  ---------   ------------

Balance at December 31, 1997                                            9,220,278     92,203    4,924,474     49,245     38,347,818

Transfer to capital reserves
Common stock split on June 25, 1998                                     9,220,278     92,203    4,924,474     49,245       (141,448)
Issuance of common stock on
  July 31,1998 to acquire Fajardo Federal                                                         297,143      2,971      5,258,874
Issuance of Series A
 Preferred Stock                              2,000,000  $50,000,000                                                     (1,920,866)
Cash dividends declared:
 Common stock
 Preferred stock
Net income
Other comprehensive income, net of tax

Balance at December 31, 1998                  2,000,000  $50,000,000   18,440,556   $ 184,406  10,146,091  $ 101,461   $ 41,544,378
                                              ---------  -----------   ----------   ---------  ----------  ---------   ------------

                                                                     Accumulated
                                                    Capital     other comprehensive     Retained
                                                   reserves            income           earnings        Total
                                                   --------            ------           --------        -----
Balance at December 31, 1995                      $ 666,767          $ 952,249       $ 64,351,564    $ 66,385,180

Issuance of common stock (including
 66,667 Class B shares exchanged for
Class A shares in August):
   August                                                                                              31,362,748
   December                                                                                             6,711,918
Transfer to capital reserves                        793,940                              (793,940)
Common stock split on June 25, 1998                                                      (972,336)       (972,336)
Cash dividends declared on common stock                                                13,199,516      13,199,516
Net income                                                          (1,054,134)                        (1,054,134)
Other comprehensive income, net of tax
                                                 ----------         ----------       ------------    ------------
                                                  1,460,707           (101,885)        75,784,804     115,632,892
Balance at December 31, 1996
                                                    754,465                              (754,465)
Transfer to capital reserves
   Common stock split on September 25, 1997:
   Stock split                                                                            (12,659)        (12,659)
   Cash paid in lieu of fractional shares                                              (2,385,752)     (2,385,752)
Cash dividends declared on common stock                                                23,497,212      23,497,212
Net income                                                           1,322,223                          1,322,223
Other comprehensive income, net of tax            2,215,172          1,220,338         96,129,140     138,053,916
                                                 ----------         ----------       ------------    ------------

Balance at December 31, 1997
                                                  1,332,626                            (1,332,626)
Transfer to capital reserves
Issuance of common stock on
  July 31,1998 to acquire Fajardo Federal                                                               5,261,845
Issuance of Series A
 Preferred Stock                                                                                       48,079,134
Cash dividends declared:
 Common stock                                                                          (3,168,422)     (3,168,422)
 Preferred stock                                                                       (1,243,611)     (1,243,611)
Net income                                                                             34,033,797      34,033,797
Other comprehensive income, net of tax                                 145,200                            145,200
                                                ----------          ----------       ------------    ------------
Balance at December 31, 1998                    $3,547,798          $1,365,538       $124,418,278    $221,161,859
                                                ==========          ==========       ============    ============

45

R&G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                                                                        1998              1997            1996
                                                                                   -------------    -------------    -------------
Cash flows from operating activities:
        Net income                                                                 $  34,033,797    $  23,497,212    $  13,199,516
        Adjustments  to reconcile  net income to net cash
  provided by (used in)
         operating activities:
                Depreciation and amortization                                          3,059,742        2,659,888        2,142,275
                (Accretion of discount) amortization of premium on
                 investments and mortgage - backed securities, net                       (86,761)        (371,816)         199,955
                Amortization of deferred loan origination costs (fees)                   350,114         (258,324)        (411,219)
                Amortization of excess servicing receivable                                 --               --             77,530
                Amortization of servicing rights                                       2,994,307        1,837,414        1,213,606
                Compensation cost on common shares granted                                  --               --            290,000
                Provision for loan losses                                              6,600,000        6,370,000        4,258,047
                Provision for bad debts in accounts receivable                           300,000          300,000          300,000
                Gain on sales of mortgage loans                                       (7,785,630)      (2,721,154)        (599,935)
                Gain on sales of investment securities available for sale               (278,028)        (107,430)        (641,798)
                Minority interest in earnings of the Bank                                   --               --            538,168
                (Increase) decrease in mortgage loans held for sale                  (70,240,717)       7,564,836      (33,131,819)
                Net (increase) decrease in mortgage-backed
                 securities held for trading                                        (105,247,419)    (291,540,928)       5,662,504
                Net decrease (increase) in investment securities held for trading        581,332          769,495       (1,350,827)
                Increase in interest and accounts receivable                          (4,590,500)      (5,607,804)      (3,065,914)
                Decrease (increase) in other assets                                    1,678,184       (2,840,360)      (4,179,528)
                Increase in notes payable                                             83,295,337      (15,989,480)      10,212,067
                Increase (decrease) in accounts payable
                 and accrued liabilities                                              11,545,874        5,128,545       (1,542,763)
                 Increase (decrease) in other liabilities                                702,593         (394,179)       1,167,645
                                                                                   -------------    -------------    -------------
                Total adjustments                                                    (77,121,572)    (295,201,297)     (18,862,006)
                                                                                   -------------    -------------    -------------
Net cash used in operating activities                                                (43,087,775)    (271,704,085)      (5,662,490)
                                                                                   -------------    -------------    -------------
Cash flows from investing activities:
        Purchases of investment securities available for sale and
         held to maturity                                                            (72,532,667)     (83,021,527)     (47,623,969)
        Proceeds from sales and maturities of investment
         securities available for sale                                                92,867,182       36,265,089       63,127,623
        Proceeds from maturities of investment securities held to maturity             4,715,420             --            377,000
        Principal repayments on mortgage-backed securities                            13,955,086        9,475,202       10,554,678
        Proceeds from sale of loans                                                  254,011,245      120,955,837       50,326,054
        Net originations of loans                                                   (574,007,391)    (285,970,693)    (227,155,954)
        Purchases of FHLB stock, net                                                  (6,211,400)        (658,757)        (967,700)
        Net assets acquired, net
        of cash received                                                               4,287,492             --               --
        Acquisition of premises and equipment                                         (5,936,102)      (3,914,192)      (2,592,494)
        Acquisition of servicing rights                                              (40,002,361)     (10,455,392)      (5,598,965)
                                                                                   -------------    -------------    -------------
                Net cash used in investing activities                               (328,853,496)    (217,324,433)    (159,553,727)
                                                                                   -------------    -------------    -------------

                                                                     (continued)
46

R&G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996 (continued)
                                                                                 1998                1997               1996
                                                                              -------------      -------------      -------------
Cash flows from financing activities:
        Proceeds from issuance of notes payable                               $        --        $        --        $  60,500,000
        Payments on notes payable                                                      --           (2,400,000)       (25,000,000)
        Payments of long-term debt                                                     --                 --           (5,323,899)
        Increase in deposits, net                                               263,311,675        106,750,114         97,160,090
        Increase (decrease) in securities sold
         under agreements to repurchase, net                                     38,287,220        335,690,058         (1,038,740)
        (Decrease) increase in federal funds purchased                          (10,000,000)        10,000,000               --
        Payments on secured borrowings                                                 --          (16,103,451)        (5,520,882)
        Advances from FHLB                                                      133,700,000        161,700,000         16,000,000
        Repayment of advances from FHLB                                         (58,400,000)      (134,700,000)        (7,000,000)
        Repayment of subordinated notes                                          (3,250,000)              --                 --
        Net proceeds from issuance of Series A
          Preferred Stock                                                        48,079,134               --                 --
        Proceeds from issuance of common stock on initial public offering              --                 --           31,072,748
        Capital contribution to subsidiary                                          (12,000)              --                 --
        Cash dividends                                                           (4,412,033)        (2,385,752)          (972,336)
        Payment of cash in lieu of fractional shares on stock split                    --              (12,659)              --
                                                                              -------------      -------------      -------------

                Net cash provided by financing activities                       407,303,996        458,538,310        159,876,981
                                                                              -------------      -------------      -------------

Net increase (decrease) in cash and cash equivalents                             35,362,725        (30,490,208)        (5,339,236)

Cash and cash equivalents at beginning of year                                   68,365,723         98,855,931        104,195,167
                                                                              -------------      -------------      -------------

Cash and cash equivalents at end of year                                      $ 103,728,448      $  68,365,723      $  98,855,931
                                                                              -------------      -------------      -------------

Cash and cash equivalents include:
        Cash and due from banks                                               $  51,804,750      $  32,607,001      $  31,989,944
        Securities purchased under agreements to resell                          11,544,123         16,000,000         19,633,178
        Time deposits with other banks                                           30,361,527         16,758,722         33,232,809
        Federal funds sold                                                       10,018,048          3,000,000         14,000,000
                                                                              -------------      -------------      -------------

                                                                              $ 103,728,448      $  68,365,723      $  98,855,931
                                                                              -------------      -------------      -------------

R&G FINANCIAL CORPORATION Notes to Consolidated Financial Statements December 31, 1998, 1997 and 1996

1. Reporting Entity and Significant
Accounting Policies

Reporting entity

The accompanying consolidated financial statements of R&G Financial Corporation (the Company) include the accounts of R&G Mortgage Corp. (R&G Mortgage), a
Puerto Rico corporation, and R-G Premier Bank of Puerto Rico (the Bank), a commercial bank chartered under the laws of the Commonwealth of Puerto Rico. The Company was formed in March 1996 for the sole purpose of becoming the parent corporation and sole stockholder of R&G Mortgage and the Bank. On July 19, 1996, the Company acquired the 88% ownership interest of the Bank and the 100% ownership interest of R&G Mortgage held by the Companys Chairman of the Board and Chief Executive Officer (CEO). In consideration of the acquisition of such interests, the Company issued the CEO 5,189,044 shares of its Class A $.01 par value newly issued common stock (the Class A shares). The transaction was accounted for at historical cost in a manner similar to pooling of interests accounting.

On December 2, 1996, the Company also acquired the remaining 12% minority ownership interest in the Bank which was held by approximately 200 other stockholders (the Minority Bank Stockholders) through the issuance of 300,839 Class B $.01 par value common stock (the Class B shares) of the Company. This transaction was accounted for under the purchase method of accounting resulting in the recognition of goodwill totaling approximately $2,578,000 which is being amortized over a 15 year period.

On August 27, 1996, the Company sold 2,348,333 Class B shares of its common stock to the general public in an underwritten offering. The Companys CEO also converted 66,667 of his Class A shares into Class B shares and sold such shares in the public offering. As a result of such transaction, an aggregate of 2,415,000 Class B shares were publicly issued and are now traded on the NASDAQ Stock Market. The Company received gross proceeds of $35.0 million in the transaction, which resulted in estimated net proceeds of $31.1 million after payment of the underwriting discount and expenses. Immediately following the Companys initial public offering, the Company issued an additional 20,000 Class B shares to the Company's Vice Chairman of the Board in consideration for his past and ongoing services, which shares were not registered in such offering.

R&G Mortgage is engaged primarily in the business of originating FHA insured, VA guaranteed, and privately insured first and second mortgage loans on residential real estate (1 to 4 families). R&G Mortgage pools FHA and VA loans into Government National Mortgage Association (GNMA) mortgage-backed securities and collateralized mortgage obligation (CMO) certificates for sale to permanent investors. Upon selling the loans, it retains the rights to service the loans. R&G Mortgage is also a Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) Seller-Servicer of conventional loans.

The Bank provides a full range of banking services through twenty branches located mainly in the northern part of the Commonwealth of Puerto Rico. As discussed in Note 15 to the consolidated financial statements, the Bank is subject to the regulations of certain federal and local agencies, and undergoes periodic examinations by those regulatory agencies.

        Significant Accounting Policies

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

Use of estimates in the preparation of financial statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Securities purchased under agreements to resell

The Company purchases securities under agreements to resell the same securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the consolidated statement of financial condition. It is the Companys policy to take possession over the securities that guarantee such loans. However, the counterparties to these agreements retain effective control over such collateral.

        Investment securities

Investments in debt and equity securities are classified at the time of purchase into one of three categories and accounted for as follows:

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

Available for sale- debt and equity securities not classified as either held-to-maturity or trading. These securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income.

All residual interests such as excess servicing fees receivable, and interest-only strips (IOs) retained by the Company as a result of securitization transactions or bulk sales are held as trading securities IOs if made in connection with mortgage banking activities, and available for sale if not made in connection with such activities. In addition, all mortgage-backed securities retained by the Company as part of its mortgage banking activities securitization transactions are also held as trading securities.

Premiums are amortized and discounts are accreted as an adjustment to interest income over the life of the related securities using a method that approximates the interest method. Realized gains or losses on securities classified as either available for sale or held to maturity are reported in earnings. Cost of securities sold is determined on the specific identification method.

In October 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 134 -Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This Statement amends SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. This Statement is effective for the first fiscal quarter beginning after December 15, 1998. In connection with the adoption of this Statement on January 1, 1999, the Company reclassified approximately $427.4 million of mortgage-backed securities from trading to available for sale.

        Loans and allowance for loan losses

Loans are stated at their outstanding principal balance, less unearned interest, deferred loan origination fees and allowance for loan losses. Loan origination and commitment fees and costs incurred in the origination of new loans are deferred and amortized over the life of the loans as an adjustment of interest yield using the interest method. Unearned interest on installment loans is recognized as income under a method which approximates the interest method. Interest on loans not made on a discounted basis is credited to income based on the loan principal outstanding at stated interest rates.

Management believes that the allowance for loan losses is adequate. It is the policy of the Bank to increase its valuation allowances for estimated losses on loans when, based on managements evaluation, a loss becomes both probable and estimable. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. Also, managements periodic evaluation considers factors such as loss experience, current delinquency data, known and inherent risks in the portfolio, identification of adverse situations which may affect the ability of debtors to repay, the estimated value of any underlying collateral and assessment of current economic conditions. Additions to allowances are charged to income. Any recoveries are credited to the allowance.

The Company measures impairment of individual loans, except for loans that are valued at fair value or at the lower of cost or fair value, based on the present value of expected future cash flows discounted at the loans effective interest rate, or, as a practical method, at the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. The Company considers loans over $500,000 for individual impairment evaluations. The Company collectively performs impairment evaluations for large groups of small - balance homogeneous loans. Loans are considered impaired when, based on managements evaluation, a borrower will not be able to fulfill its obligation under the original terms of the loan.

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

        Servicing rights

The Company capitalizes servicing rights acquired through loan origination activities by allocating a portion of the cost of originating mortgage loans to the mortgage servicing right for those loans for which there is a definite plan to sell or securitize. The allocation is based on the relative fair value of the loans and the servicing rights at the date of origination.

If the Company does not have a definite plan to sell or securitize the loans at the time of origination, a portion of the amortized cost of the loans is allocated to the mortgage servicing right at the time of sale or securitization based on the relative fair values at such date. To determine the fair value of the servicing rights, the Company uses the market prices of comparable servicing sale contracts.

Mortgage servicing rights related to loans originated prior to 1995 are not recognized in the Companys consolidated financial statements until the related loans are sold. Prior to 1995 only servicing rights acquired through purchases were capitalized.

The capitalized cost of acquiring the rights to service mortgage loans is amortized in proportion to and over the period of net servicing income. Mortgage servicing rights are evaluated for impairment.

For purposes of measuring impairment, mortgage servicing rights are stratified by loan on the basis of interest rates. An impairment is recognized whenever the prepayment pattern of the mortgage loan indicates that the fair value of the related mortgage servicing rights is less than its carrying amount. An impairment is recognized by charging such excess to income. The Company determined that no reserve for impairment was required as of December 31, 1998 or 1997. As of December 31, 1998 and 1997, the fair value of capitalized mortgage servicing rights was approximately $59,880,000 and $24,566,000, respectively. In determining fair value, the Company considers the fair value of servicing rights with similar risk characteristics. Accounting for transfers and servicing of financial assets and extinguishment of liabilities

The Company recognizes on its financial statements financial assets and servicing assets controlled by the Company, and derecognizes financial assets when control has been surrendered. The Company follows the specific criteria established in SFAS No. 125- Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities, to determine when control has been surrendered in a transfer of financial assets. Liabilities are derecognized when they are extinguished.

Liabilities and derivatives incurred or obtained by the Company as part of a transfer of financial assets are initially measured at fair value, if practicable. Servicing assets and other retained interests in the transferred assets are measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. Servicing assets and liabilities are subsequently adjusted by (a) amortization in proportion to and over the period of estimated net servicing income and loss and (b) assessment for asset impairment or increased obligation based on their fair values.

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

The Company evaluates for impairment long-lived assets and certain identifiable intangibles held and used whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, an estimate of the future cash flows expected to result from the use of the asset and its eventual disposition must be made. If the sum of the future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized for the difference, if any, between the discounted future cash flows and the carrying value of the asset.

        Goodwill and other intangibles

On July 31, 1998, the Company acquired Fajardo Federal Savings Bank, F.S.B. (Fajardo Federal) at a cost of approximately $5.9 million. The acquisition was accounted under the purchase method of accounting, resulting in the recognition of goodwill of approximately $3.1 million. Total assets of Fajardo Federal at the time of acquisition were approximately $28.9 million.

Goodwill also resulted from the acquisition in December 1996 of the 12% minority interest in the Bank as described in Note 1 to the consolidated financial statements, and from the acquisition of a mortgage banking institution and the Bank in prior years.

Goodwill is amortized over a fifteen year period. Accumulated amortization amounted to $1,757,000 and $1,363,000 as of December 31, 1998 and 1997,
respectively. In addition, the Company has recorded as a deposit intangible the premium paid by the Bank over the value of deposits acquired resulting from the purchase of certain branches from a commercial bank in 1995. The premium paid, which approximated $1,351,000, was determined based on negotiations between the parties to the agreement and is being amortized over a 10 year period. Accumulated amortization amounted to approximately $477,000 and $342,000 at December 31, 1998 and 1997, respectively.

        Securities sold under agreements to repurchase

The Company sells securities under agreements to repurchase the same or similar securities. The Company retains effective control over the securities pledged as collateral on these agreements. Accordingly, amounts received under these agreements represent short-term borrowings and the securities underlying the agreements remain in the asset accounts.

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

        Employee benefits

The Company and its subsidiaries have no post retirement benefit plans for its employees as of December 31, 1998.

        Income taxes

The Company follows an asset and liability approach to the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is recognized for any deferred tax asset for which, based on managements evaluation, it is more likely than not (a likelihood of more than 50%) that some portion or all of the deferred tax asset will not be realized.

        Capital reserve

The Banking Act of the Commonwealth of Puerto Rico, as amended, requires that a minimum of 10% of net income of the Bank be transferred to capital surplus until such surplus equals the sum of the Bank's paid-in common and preferred stock capital.

        Stock option plan

As discussed in Note 16 to the consolidated financial statements, the Company adopted a Stock Option Plan in June 1996 and granted stock options thereunder to certain employees in conjunction with the Company's initial public offering. Compensation cost on employee stock option plans is measured and recognized for any excess of the quoted market price of the Company's stock at the grant date over the amount an employee must pay to acquire the stock (intrinsic value-based method of accounting). Generally, stock options are granted with an exercise price equal to the face value of the stock at the date of the grant and, accordingly, no compensation cost is recognized. The Company complies with the disclosure provisions of SFAS No. 123- Accounting for Stock-Based Compensation.

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

        Earnings per share

Basic earnings per common share is computed by dividing net income for the year by the weighted average number of shares outstanding during the period. Outstanding stock options granted under the Companys Stock Option Plan are included in the weighted average number of shares for purposes of the diluted earnings per share computation.

        Statement of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks and other highly liquid securities with an original maturity of three months or less.

        Accounting for derivative instruments and hedging activities

In June 1998, the FASB issued SFAS No.133-Accounting for Derivative Instruments and Hedging Activities.

This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically accounted as a hedge. The accounting for changes in fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management is evaluating its hedging strategy in light of this new pronouncement to establish the initial designation of its hedging activities and determine the effect and timing of adoption. However, due to the relatively limited extent to which the Company is using derivative instruments and the simple nature of the instruments used, management does not expect the impact of adoption to be significant.

        Adoption of new accounting standards

On January 1,1998, the Company adopted SFAS No. 130- Reporting Comprehensive Income. This Statement requires (1) the classification of items of other comprehensive income by their nature in a financial statement; (2) the display of the accumulated balance of other comprehensive income by their nature in a financial statement; and (3) the display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. For the Company, unrealized gains and losses on certain investments in debt securities was the only other comprehensive income item to be included in comprehensive income, which is now reported with the statement of comprehensive income. The adoption of this Statement affected only financial statements presentation.

On January 1, 1998 the Company also adopted SFAS No. 131- Disclosures about Segments of an Enterprise and Related Information. This Statement requires that a public business enterprise report financial and descriptive information about its reportable segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

The adoption of this Statement affected only financial statement presentation and disclosure. The required disclosures are provided in Note 24 to the consolidated financial statements.

        Reclassifications

Certain reclassifications have been made to the 1997 and 1996 financial statements to conform to the 1998 financial statement presentation.

2.      Mortgage loans held for sale

        Mortgage loans held for sale consist of:

                                                         December 31,
                                                  1998                   1997
                                             ------------           ------------
Conventional loans                           $ 93,021,032           $ 25,003,291
FHA/VA loans                                   24,105,008             21,882,032
                                             ------------           ------------

                                             $117,126,040           $ 46,885,323
                                             ============           ============

The aggregate amortized cost and approximate market value of loans held for sale as of December 31, 1998 are as follows:

      Amortized      Gross unrealized     Gross unrealized         Approximate
         cost          holding gains       holding losses          market value
   --------------     ------------         -----------          --------------
   $  117,126,040     $  1,543,907         $  (214,798)         $  118,455,149
   --------------     ------------         -----------          --------------

Substantially all of the loans are pledged to secure various borrowings from lenders under mortgage warehousing lines of credit (see Note 9).

The following table summarizes the components of gain on sale of mortgage loans held for sale and mortgage-backed securities held for trading:

                                                                      Year ended December 31,
                                                            1998               1997                1996
                                                        -------------      -------------      -------------
Proceeds from sales of mortgage loans
and mortgage-backed securities                          $ 783,899,858      $ 370,121,097      $ 297,606,773

Mortgage loans and mortgage-
backed securities sold                                   (761,449,308)      (359,001,427)      (290,777,907)
                                                        -------------      -------------      -------------
Gain on sales, net                                         22,450,550         11,119,670          6,828,866

Deferred fees earned, net of loan origination costs
and commitment fees paid                                    6,207,098          3,235,381          4,976,079
                                                        -------------      -------------      -------------

                                                           28,657,648         14,355,051         11,804,945
Net unrealized profit (loss) on
trading securities                                          6,005,327          9,677,663            (95,971)
                                                        -------------      -------------      -------------
Net gain on origination and
sale of mortgage loans                                  $  34,662,975      $  24,032,714      $  11,708,974
                                                        -------------      -------------      -------------

Total gross loan origination fees totaled approximately $20,270,000, $13,683,000 and $13,041,000 during the years ended December 31, 1998, 1997 and 1996, respectively.

Gross gains of  $25,430,599,  $11,532,566  and  $7,479,507,  and gross losses of
$2,980,049, $412,896 and $650,641 were realized on the above sales during the years ended December 31, 1998, 1997 and 1996, respectively.

3.      Investment Securities

Mortgage-backed securities held for trading

                                                            December 31,
                                                      1998              1997
                                                ------------        ------------

CMO Certificate                                 $         --        $ 15,228,000
CMO Residuals (interest only)                      7,146,762           7,867,662
GNMA Certificates                                443,399,272         377,361,794
                                                ------------        ------------

                                                $450,546,034        $400,457,456
                                                ------------        ------------

The carrying value and estimated fair value of investment securities available for sale and held to maturity by category and contractual maturities are shown below. The fair value of investment securities is based on quoted market prices and dealer quotes except for the investment in Federal Home Loan Bank (FHLB) stock which is valued at its redemption value. Expected maturities on debt securities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                                December 31,
                                                   1998                              1997
                                        Amortized           Fair        Amortized          Fair
                                           cost            value          cost            value
                                       -----------     -----------     -----------     -----------
Mortgage-backed securities
available for sale
CMO residuals and other
 mortgage-backed securities            $ 7,845,382     $ 9,661,171     $ 7,006,610     $ 8,381,982
                                       -----------     -----------     -----------     -----------

FNMA certificates -
        Due over ten years               8,091,335       8,161,704       9,468,141       9,670,108
                                       -----------     -----------     -----------     -----------

FHLMC  certificates:
        Due from one to five years          89,209          90,765          70,584          70,452
        Due from five to ten years         240,394         244,140         359,980         368,203
        Due over ten years              21,368,689      21,723,711      27,104,346      27,513,104
                                       -----------     -----------     -----------     -----------

                                        21,698,292      22,058,616      27,534,910      27,951,759
                                       -----------     -----------     -----------     -----------
GNMA certificates-
         Due over ten years             55,158,840      55,158,840            --              --
                                       -----------     -----------     -----------     -----------

                                       $92,793,849     $95,040,331     $44,009,661     $46,003,849
                                       ===========     ===========     ===========     ===========

Mortgage-backed securities available for sale include interest only securities with an amortized cost of $2,363,942 as of December 31, 1998 and 1997, which are associated with the sale in prior years of collateralized mortgage obligations not related to the Company's mortgage banking activities.

                                                                        December 31,
                                                           1998                            1997
                                               Amortized          Fair         Amortized          Fair
                                                  cost            value           cost            value
                                              -----------     -----------     -----------     -----------
Investment securities available for sale

U.S. Treasury securities:
        Due within one year                   $      --       $      --       $   773,156     $   771,593
        Due from one to five years              4,995,028       4,990,625      30,009,771      30,100,000
                                              -----------     -----------     -----------     -----------

                                                4,995,028       4,990,625      30,782,927      30,871,593
                                              -----------     -----------     -----------     -----------

U.S. Government and Agencies
 securities:
        Due from one to five years             38,100,000      38,106,648      35,145,089      35,104,828
        Due from five to ten years              5,010,140       5,000,000       5,022,904       4,980,865
                                              -----------     -----------     -----------     -----------

                                               43,110,140      43,106,648      40,167,993      40,085,693
                                              -----------     -----------     -----------     -----------


FHLB stock                                     11,404,867      11,404,867       4,906,067       4,906,067
                                              -----------     -----------     -----------     -----------

                                              $59,510,035     $59,502,140     $75,856,987     $75,863,353
                                              -----------     -----------     -----------     -----------

Mortgage-backed securities held to maturity

GNMA certificates:
        Due from one to five years     $    27,227     $    29,201     $    49,347     $    50,128
        Due from five to ten years      13,024,960      12,751,640            --              --
        Due over ten years               2,359,713       2,306,529      18,321,595      17,704,769
                                       -----------     -----------     -----------     -----------

                                        15,411,900      15,087,370      18,370,942      17,754,897
                                       -----------     -----------     -----------     -----------

FNMA certificates-
        Due over ten years              12,607,700      12,944,020      14,674,783      15,164,453
                                       -----------     -----------     -----------     -----------

FHLMC certificates-
        Due over ten years                 235,918         229,535         280,747         266,322
                                       -----------     -----------     -----------     -----------

                                       $28,255,518     $28,260,925     $33,326,472     $33,185,672
                                       -----------     -----------     -----------     -----------

54

                                                                            December 31,
                                                               1998                            1997
                                                   Amortized         Fair          Amortized          Fair
                                                      cost           value            cost            value
                                                   -----------     -----------     ------------     -----------
Investment securities held to maturity

U.S. Treasury securities-
        Due within one year                       $   194,892     $   196,000     $    309,839     $   310,775
                                                  -----------     -----------     ------------     -----------

U.S. Government and Agencies securities-
        Due within one year                           204,167         204,167               --              --
                                                  -----------     -----------     ------------     -----------

Puerto Rico Government and Agencies
 obligations:
        Due within one year                                --              --        4,433,177       4,439,474
        Due from five to ten years                  5,944,870       5,978,467        5,920,000       5,910,000
        Due over ten years                                 --              --           29,786          29,786
                                                    5,944,870       5,978,467       10,382,963      10,379,260
                                                  -----------     -----------     ------------     -----------
                                                  $ 6,343,929     $ 6,378,634     $ 10,692,802     $10,690,035
                                                  -----------     -----------     ------------     -----------

Unrealized gains and losses on securities held to maturity and available for sale follows:

                                                                  December 31,
                                                    1998                             1997
                                                Gross unrealized                 Gross unrealized
                                             Gains           Losses            Gains          Losses
                                         -----------      -----------      -----------      -----------
Securities held to maturity:
        Puerto Rico and United States
         Government obligations           $    39,705      $    (5,000)     $       936      $   (37,757)
        Mortgage-backed securities            338,294         (332,887)         504,349         (645,149)
                                          -----------      -----------      -----------      -----------

                                          $  377,999       $  (337,887)     $   505,285      $  (682,906)
                                          -----------      -----------      -----------      -----------

Securities available for sale:
        U.S. Government obligations       $     6,648      $   (14,543)     $   113,223      $  (106,857)
        Mortgage-backed securities          2,276,566          (30,084)       2,043,941          (49,753)
                                          -----------      -----------      -----------      -----------

                                          $ 2,283,214      $   (44,627)     $ 2,157,164      $  (156,610)
                                          -----------      -----------      -----------      -----------

During 1997 and 1996, the Company had proceeds from the sale of investment securities held for trading of approximately $10,083,000 and $11,440,000, respectively; gains realized on such sales totaled approximately $31,000 and $44,000, respectively; no losses were realized. There were no sales of investment securities held for trading during 1998. During the years ended December 31, 1998, 1997 and 1996, proceeds from the sale of securities available for sale totaled approximately $45,917,000, $7,915,000 and $48,950,000, respectively; gains realized on such sales totaled approximately $278,000, $107,000 and $642,000, respectively; no losses were realized.

During 1998, the Company reclassified $55,159,000 (1997- $773,000) securities held for trading to available for sale.

As discussed in Notes 7, 8, 9 and 10 to the consolidated financial statements, as of December 31, 1998 the Company had investment securities, mortgage-backed securities and mortgage loans amounting to approximately $836.7 million pledged to secure certain deposits, securities sold under agreements to repurchase, advances from the FHLB, notes payable, and irrevocable standby letters of credit issued by the FHLB.

4. Loans and Allowance for Loan Losses

        Loans consist of the following:

                                                                          December 31,
                                                                  1998                   1997
                                                            ---------------      ---------------
Real estate loans:
        Residential - first mortgage                        $   735,457,756      $   476,652,596
        Residential - second mortgage                            18,633,916           17,831,079
        Land                                                        337,250               76,400
        Construction                                             34,391,170           13,367,513
        Commercial                                              121,393,030           87,506,802

                                                                910,213,122          595,434,390
Undisbursed portion of loans in process                         (18,170,178)          (6,218,039)
Net deferred loan (fees) costs                                     (166,056)             172,019
                                                            ---------------      ---------------

                                                                891,876,888          589,388,370
                                                            ---------------      ---------------

Other loans:
        Commercial                                               46,532,311           39,127,363
        Consumer:
                Loans secured by deposits                        17,225,437           12,471,772
                Loans secured by real estate                     85,054,815           81,251,989
                Other                                            41,381,304           50,103,282
        Unamortized discount                                       (163,499)            (151,460)
        Unearned interest                                          (183,546)            (360,195)
                                                            ---------------      ---------------

                                                                189,846,822          182,442,751
                                                            ---------------      ---------------

                Total loans                                   1,081,723,710          771,831,121
Allowance for loan losses                                        (8,055,432)          (6,771,702)
                                                            ---------------      ---------------

                                                            $ 1,073,668,278      $   765,059,419
                                                            ---------------      ---------------

The changes in the allowance for loan losses follow:

                                                       Year ended December 31,
                                              1998                 1997                 1996
                                      ---------------      ---------------      ---------------
Balance, beginning of year            $     6,771,702      $     3,331,645      $     3,510,251
Provision for loan losses                   6,600,000            6,370,000            4,258,047
Acquired reserves                             364,064                 --                   --
Loans charged-off                          (6,012,792)          (5,376,573)          (4,662,407)
Recoveries                                    332,458            2,446,630              225,754
                                      ---------------      ---------------      ---------------

Balance, end of year                  $     8,055,432      $     6,771,702      $     3,331,645
                                      ---------------      ---------------      ---------------

Recoveries during the year ended December 31, 1997 include $2 million received from the Companys fidelity insurance carrier as part of a settlement of a claim filed by the Company in late 1996. The amount received was recorded as a recovery of loans previously charged-off. During 1996, as a result of certain irregularities discovered by the Company with respect to its former insurance premiums financing business, management wrote-off loans amounting to approximately $2.5 million.

As of December 31, 1998 and 1997 the Company had commercial loans classified as impaired totaling $1,020,642 and $1,570,642, respectively. No reserves for impairment were necessary as of such dates since the fair value of the collaterals securing such loans exceeded their outstanding balances.

As of December 31, 1998, 1997 and 1996, loans on which the accrual of interest income had been discontinued amounted to approximately $44,526,000, $30,086,000 and $18,730,000, respectively. The additional interest income that would have been recognized during 1998, 1997 and 1996 had these loans been accruing interest amounted to approximately $1,408,000, $1,095,000 and $864,000, respectively. The Company has no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at December 31, 1998.

5. Mortgage Loan Servicing

The Company's  fees for servicing  mortgage loans  generally  range from .25% to
 .50% on the declining outstanding principal balances of the mortgage loans serviced. Servicing fees are collected on a monthly basis out of payments from mortgagors. The servicing agreements are terminable by permanent investors for cause without penalty or after payment of a termination fee ranging from .5% to 1% of the outstanding principal balance of the loans. At December 31, 1998 and
1997,  the  mortgage  loans  servicing   portfolio   amounted  to  approximately
$4,827,798,000  and  $3,000,888,000,   respectively,   including   approximately
$754,623,000 and $448,858,000, respectively, serviced for the Bank.

The changes in the servicing asset of the Company follows:

                                                Year ended December 31,
                                        1998              1997              1996
                                   ------------      ------------      ------------
Balance at beginning of period     $ 21,212,998      $ 12,595,020      $  8,209,661
Rights originated                    11,845,775         8,057,574         4,172,868
Rights purchased                     28,156,586         2,397,818         1,426,097
Scheduled  amortization              (2,994,307)       (1,837,414)       (1,213,606)
Unscheduled  amortization                  --                --                --
                                   ------------      ------------      ------------

Balance at end of period           $ 58,221,052      $ 21,212,998      $ 12,595,020
                                   ------------      ------------      ------------

Among the conditions established in its various servicing agreements, the Company is committed to advance from its own funds any shortage of moneys required to complete timely payments to investors in GNMA mortgage-backed securities issued and in its FNMA and FHLMC portfolio. At December 31, 1998, the mortgage loan portfolio serviced for GNMA, FNMA and FHLMC and subject to the timely payment commitment amounted to approximately $2,575,794,000, $219,178,000 and $831,184,000, respectively (1997 - $1,779,252,000, $53,760,000, and
$474,079,000).

Total funds advanced as of December 31, 1998 in relation to such commitments amount to $1,458,000, $3,429,000 and $757,000 for escrow advances, principal and interest advances and foreclosure advances, respectively (1997 - $782,000, $1,688,000 and $530,000).

In connection with mortgage servicing activities, the Company holds funds in trust for investors representing amounts collected primarily for the payment of principal, interest, real estate taxes and insurance premiums. Such funds are deposited in separate custodial bank accounts, some of which are deposited in the Bank. At December 31, 1998 and 1997, the related escrow funds include approximately $109,857,000 and $50,163,000, respectively, deposited in the Bank; these funds are included in the Company's consolidated financial statements. Escrow funds also include approximately $6,732,000 and $8,654,000 at December 31, 1998 and 1997, respectively, deposited with other banks and excluded from the Companys assets and liabilities.


6.      Premises and Equipment

        Premises and equipment consist of:

                                        Estimated
                                       useful lives             December 31,
                                         (Years)          1998             1997
                                       -------------------------------------------

Furniture and fixtures                       5      $ 17,588,015      $ 13,026,459
Leasehold improvements                      10         7,966,402         6,073,038
Autos                                        5           487,562           375,826
                                        -------------------------------------------
                                                      26,041,979        19,475,323

Less - Accumulated
depreciation and amortization                        (13,079,544)       (9,947,764)
                                        -------------------------------------------

                                                    $ 12,962,435      $  9,527,559
                                        -------------------------------------------

7.      Deposits

        Deposits are summarized as follows:

                                             December 31,
                                        1998               1997
                                 --------------     --------------
Passbook savings                 $  106,389,879     $   79,628,833
                                 --------------     --------------

NOW accounts                         34,954,647         27,644,104
Super NOW accounts                   81,511,705         67,650,384
Regular checking accounts
(non-interest bearing                46,328,445         32,720,996
Commercial checking accounts
(non-interest bearing)              126,171,795         58,783,328
                                 --------------     --------------

                                    288,966,592        186,798,812
                                 --------------     --------------

Certificates of deposit:
        Under $100,000              315,641,230        257,431,730
        $100,000 and over           294,270,322        196,961,831
                                 --------------     --------------

                                    609,911,552        454,393,561

Accrued interest payable              2,029,281          1,597,288
                                 $1,007,297,304     $  722,418,494
                                 --------------     --------------

The weighted average stated interest rate on all deposits at December 31, 1998 and 1997 was 4.50% and 4.82%, respectively.

As of December 31, 1998, the Company had delivered investment securities held to maturity with an amortized cost and market value of approximately $1.5 million as collateral for public funds deposits.

At December 31, 1998 scheduled maturities of certificates of deposit are as follows:

                 1999                 $  490,932,867
                 2000                     39,417,301
                 2001                     21,295,061
                 2002                     15,481,443
                 2003                     31,596,339
                 Thereafter               11,188,541
                                      --------------
                                      $  609,911,552
                                      ==============

8.      Securities Sold Under Agreements to Repurchase

At December 31, 1998 and 1997, the Company had repurchase agreements outstanding with interest ranging from 5.02% to 5.60% in 1998 and 5.10% to 6.00% in 1997. These agreements mature within thirty days, except for repurchase agreements totaling $100,000,000 at December 31, 1998, maturing in June 1999.

        Information on these agreements follows:

                                                                                  December 31,
                                                        1998                                          1997
                                                              Approximate market                              Approximate market
                                              Repurchase     and carrying value of        Repurchase       and carrying value of
                                              liability      underlying securities         liability       underlying securities
                                              ---------      ---------------------         ---------       ---------------------
Type of security
U.S. Treasury securities                    $       --           $       --             $ 30,095,287           $ 30,326,667
U.S. Government and Agencies securities        6,967,000            7,151,947              5,580,000              5,995,405
GNMA                                         443,380,446          450,812,190            363,315,559            397,598,925
CMO Tranches                                        --                   --               13,576,380             15,228,000
CMO Residuals                                  4,742,280            3,769,137              8,162,280              7,264,420
FHLMC                                         12,682,000           12,983,712             12,405,000             12,954,146
FNMA                                           3,650,000            3,216,694                   --                     --
                                            ------------         ------------           ------------           ------------
                                            $471,421,726         $477,933,680           $433,134,506           $469,367,563
                                            ------------         ------------           ------------           ------------

58

Maximum amount of borrowings outstanding at any month-end during 1998 and 1997 under the agreements to repurchase were $471,422,000 and $433,135,000, respectively. The approximate average aggregate borrowings outstanding during the periods were $410,701,000 and $226,771,000, respectively. The weighted average interest rate of such agreements was 5.42% and 5.81% at December 31, 1998 and 1997, respectively; the weighted average rate during 1998 and 1997 was 5.74% and 5.95%, respectively.

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


9.      Notes Payable

        Notes payable consist of:

                                                                                                 December 31,
                                                                                            1998             1997
                                                                                       ------------     ------------
Warehousing lines,  bearing  interest at floating  rates  ranging  from 1.25% to
        1.50% over the counterpartys cost
        of funds (6.43% in 1998 and 5.85% in 1997)                                     $107,647,956     $ 24,352,619
Promissory notes maturing in 1999 paying semiannual interest at
        fixed annual rates ranging from 6.20% to 7.15%                                   23,600,000       23,600,000
Promissory notes maturing in 2000 paying semiannual interest at
        fixed annual rates ranging from 5.60% to 6.30%                                   15,000,000       15,000,000
Promissory note maturing in 2000 paying quarterly interest at a floating rate of 84% of the three month Libor rate less .125%
        (4.36% at December 31, 1998 and  4.73% at December 31, 1997)                     10,000,000       10,000,000
Promissory note maturing in 2001 paying quarterly interest at a floating rate of  96% of the three month Libid  rate (4.95% at
        December 31, 1998 and 5.34% at December 31, 1997)                                25,000,000       25,000,000
Promissory note maturing in 2001 paying semiannual interest at a
        fixed annual rate of 6.52%                                                       10,500,000       10,500,000
                                                                                       ------------     ------------

                                                                                       $191,747,956     $108,452,619
                                                                                       ------------     ------------

As of December 31, 1998, the Company had various credit line agreements permitting the Company to borrow up to $209.0 million in warehousing lines with banks; the unused portion of warehousing lines totaled approximately $101.4 million. Warehousing lines at December 31, 1998 are collateralized by approximately $103.9 million in mortgage loans, mortgage servicing rights with a fair value of $8 million, and a general assignment of mortgage payments receivable. These borrowings bear interest at rates related to the respective counterparty's cost of funds or the Puerto Rico 936 funds market when available.

Several credit line agreements impose certain requirements on the Company of which the most important include maintaining net worth and debt service over certain defined minimums, and limitations on indebtedness and declaration of dividends. At December 31, 1998 the Company was in compliance with the loan requirements.

The following information relates to borrowings of the Company under the credit line agreements:

                                                              December 31,
                                                         1998              1997

Maximum aggregate borrowings
    outstanding at any month-end                   $ 161,060,146      $ 93,523,091

Approximate average aggregate borrowings
    outstanding during the year                    $ 102,047,157      $ 66,404,621

Weighted average interest rate during
    the year computed on a monthly basis                    7.07%             6.03%

Weighted average interest rate
    at end of year                                          6.43%             5.85%

Certain promissory notes include pledge agreements where the Company has pledged certain negotiable securities as a guarantee for payment of some of the notes. The pledge agreements provide that the value of the pledged securities must not fall below 105% of the principal balance of the promissory note plus accrued interest on such amount. In the event that the securities value falls below the stated percentage, the Company must deliver additional negotiable securities. At December 31, 1998 securities pledged in relation to this requirement consist of investment and mortgage-backed securities with an amortized cost of approximately $35.9 million and approximate market value of $35.8 million. At December 31, 1998 floating rate notes in the aggregate amount of $35,000,000 and fixed rate notes of $10,500,000 are guaranteed by letters of credit issued by the FHLB -NY.

Promissory notes by maturity as of December 31, 1998 follows:

                        1999    $       23,600,000
                        2000            25,000,000
                        2001            35,500,000
                                ------------------
                                $       84,100,000
                                ==================

10. Advances from The Federal Home Loan Bank of New York

        Advances from the FHLB are as follows:

                                                                                 December 31,
                                                      Interest
Maturity                                                rate                1998              1997
                                                        ----         ------------         ------------
January 7, 1998                                         6.15%        $         --         $ 10,000,000
January 15, 1998                                        6.00%                  --           32,000,000
January 26, 1999                                        5.66%          10,000,000                   --
July 30, 1999                                           5.14%          10,000,000                   --
January 26, 2000                                        5.74%          10,000,000                   --
August 28, 2000                                         4.22%          10,000,000                   --
August 28, 2000                                         5.60%          15,000,000                   --
January 26, 2001                                        5.54%          12,000,000                   --
August 27, 2001                                         5.67%           5,000,000                   --
December 18, 2003                                       4.54%          10,000,000                   --
June 9, 2005                                            5.25%           4,000,000                   --
June 17, 2005                                           5.25%          15,000,000                   --
February 27, 2008                                       5.15%          10,000,000                   --
February 19, 2008                                       5.16%           5,000,000                   --
March 10, 2008                                          5.23%           5,000,000                   --

                                                                     $121,000,000         $ 42,000,000
                                                        ----------------------------------------------
Weighted average stated interest rate                                        5.25%                6.03%
                                                        ----------------------------------------------

60

The Bank receives advances from the FHLB under an Advances, Collateral Pledge and Security Agreement (the Agreement), which allows the Company to borrow up to $533.5 million as of December 31, 1998. The unused portion under such line of credit was approximately $412.5 million. Under the Agreement, the Bank is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances. In addition, the Bank maintains standby letters of credit with the FHLB amounting to approximately $51.3 million at December 31, 1998. At December 31, 1998 the specific collateral (principally in the form of first mortgage notes) amounting to approximately $217.4 was pledged to the FHLB as part of the Agreement and to secure standby letters of credit. At December 31, 1998, the market value of the collateral indicated above was sufficient to comply with the provisions of the Agreement.

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

Deferred tax (assets) liabilities are as follows:

                                                                                December 31,
                                                                         1998               1997
                                                                      ------------      ------------
Deferred tax liabilities:

        Deferred net loan origination costs                           $       --        $    346,286
        Unrealized gain on securities held for trading                   6,038,762         3,696,685
        Reserve for bad debts                                               19,371            45,885
        CMO residuals (IOs)                                              1,778,693         1,096,090
        Servicing assets                                                 4,839,238         1,424,600
        Unrealized gain on securities available for sale                   873,049           780,216
                                                                      ------------      ------------
                                                                         13,549,113         7,389,762
                                                                      ------------      ------------

Deferred tax assets:

        Deferred loan origination income, net                             (313,111)             --
        Allowance for loan losses                                       (2,799,369)       (1,176,463)
        Contingency reserve                                               (234,000)             --
        AMT credits                                                       (124,937)             --
        Other foreclosed property reserve                                     --             (11,232)
        Recourse contingency                                               (61,653)          (61,653)
        Discount on tax credits purchased                                     --            (247,960)
        Deferred gains on sale of loans and investment securities         (183,336)         (378,600)
                                                                      ------------      ------------

                                                                        (3,716,406)       (1,875,908)
                                                                      ------------      ------------

Net deferred tax liability                                            $  9,832,707      $  5,513,854
                                                                      ------------      ------------

The provision for income taxes of the Company varies from amounts computed by applying the applicable Puerto Rico statutory tax rate to income before taxes as follows:

                                                                     Year ended December 31,
                                              1998                           1997                         1996
                                                   % of pretax                    % of pretax                  % of pretax
                                     Amount           income        Amount          income       Amount           income
                                     ------           ------        ------          ------       ------           ------

                                                                         ($ in thousands)
Computed income tax at
        statutory rate              $ 17,579             39%      $ 12,569             39%      $  7,458             39%
Effect on provision of:
        Tax-exempt interest           (7,084)           (14)        (2,947)            (9)        (2,352)           (12)
        Non-deductible expenses          931              1            116             --            423              2
        Discount on tax credits
        purchased                       (385)            (1)        (1,006)            (3)          --
        Tax settlement                    --             --             --             --            393              2
                                    --------             --       --------             --       --------             --

                                    $ 11,041             25%      $  8,732             27%      $  5,922             31%
                                    --------             --       --------             --       --------             --

In early February 1998, the Puerto Rico Treasury Department began an income tax examination of R&G Mortgages and the Bank's income tax returns for the year 1995. Management believes that this examination should not result in any significant adverse effect on the Company's financial condition or results of operations.

12. Stockholders' Equity

On April 16, 1998 the Companys Board of Directors authorized a two-for-one stock split of the Company's $.01 par value Class A and Class B common stock (the common stock). The stock split was effected, on June 25, 1998 in the form of a stock dividend of one share for each share held of record on June 12, 1998. Prior to the declaration of the stock split, the Company had 14,144,752 shares of common stock outstanding. As a result of the split, 14,144,752 shares were issued and $141,448 were transferred from additional paid-in-capital to common stock. On July 15, 1997 the Company's Board of Directors authorized a nine-for-five stock split of the Company's common stock. The stock split was effected on September 25, 1997 in the form of a stock dividend of four shares of common stock for each five shares held of record on September 15, 1997. Prior to the declaration of the stock split, the Company had 7,858,216 shares of common stock outstanding. As a result of the split, 6,286,536 shares were issued and $62,865 were transferred from additional paid-in-capital to common stock. The stock splits did not dilute shareholders voting rights or their proportionate interest in the Company. All per share data included herein has been adjusted to reflect the stock splits.

The Company's average number of common shares outstanding used in the computation of basic earnings per common share was 28,413,314 (1997-28,289,504; 1996-21,841,322); the weighted average number of shares outstanding for the computation of diluted earnings per share was 29,169,314 (1997 -29,042,504; 1996 -22,099,732) after giving effect to outstanding stock options granted under the Company's Stock Option Plan. During 1998, cash dividends of $.111375 (1997 -$0.084375; 1996 -$0.01736) per common share amounting to $3,168,422 (1997
-$2,385,752; 1996 -$472,336) were paid.

13. Non-interest Expenses

        Non-interest expenses consist of the following:

                                                        Year ended December 31,
                                                  1998            1997            1996
                                             -----------     -----------     -----------
Advertising                                  $ 4,277,685     $ 3,154,189     $ 2,415,177
Stationary and supplies                        1,548,459       1,640,131       1,332,108
Telephone                                      1,004,213         871,029         751,518
License and other taxes                        2,074,144       1,595,276       1,247,505
Deposit insurance                                401,933         346,625         652,750
Other insurance                                  661,951         590,066         538,825
Legal and other professional services          2,169,209       2,193,687       1,304,967
Amortization of mortgage servicing asset       2,994,307       1,837.414       1,213,606
Guaranty fees                                  1,366,296       1,246,300       1,068,750
Other                                          6,189,139       4,776,780       4,898,911
                                             -----------     -----------     -----------

                                             $22,687,336     $18,251,497     $15,424,117
                                             -----------     -----------     -----------

14. Related Party Transactions

During March 1996, the Company declared and paid $500,000 cash dividends to its Class A common stockholder.

The Company leases some of its facilities from an affiliate, mostly on a month-to-month basis. The annual rentals under these agreements during 1998 where approximately $1,566,000 (1997- $ 1,245,000).

Loans to directors, officers and employees of the Company were made in the ordinary course of business. Interest rates on such loans were substantially the same as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than a normal risk of collectibility. At December 31, 1998 the aggregate amount of loans outstanding to officers, directors, and principal stockholders of the Company and its subsidiaries were insignificant.

15. Regulatory Requirements

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

The mortgage banking business conducted by R&G Mortgage is subject to the rules and regulations of FHA, VA, FNMA, FHLMC, GNMA and the Commissioner with respect to originating, processing, selling and servicing mortgage loans and the issuance and sale of mortgage-backed securities. R&G Mortgages affairs are also subject to supervision and examination by FNMA, FHA, FHLMC, GNMA, HUD and VA at all times to assure compliance with the applicable regulations, policies and procedures. Mortgage origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in-Lending Act and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder. R&G Mortgage is a U.S. Department of Housing and Urban Development (HUD) approved non-supervised mortgagee.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy requires the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Failure to meet capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 1998, the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table reflects the Company's and the Bank's actual capital amounts and ratios, and applicable regulatory capital requirements at December 31, 1998 and 1997:

                                                                                                             To be well capitalized
                                                                                               For capital   under prompt corrective
                                                                          Actual           adecuacy purposes     action provisions
                                                                    Amount      Ratio        Amount    Ratio     Amount      Ratio
                                                                    ------      -----        ------    -----     ------      -----
                                                                                            ($ in thousands)
As of December 31, 1998 Total capital (to risk weighted assets):
        Consolidated                                               $215,287     14.28%      $120,638     8%          N/A      N/A
        R-G Premier Bank only                                      $110,501     14.46%      $ 61,124     8%     $ 76,405       10%
Tier I capital (to risk weighted assets):
        Consolidated                                               $207,232     13.74%      $ 60,319     4%          N/A      N/A
        R-G Premier Bank only                                      $102,446     13.41%      $ 30,562     4%     $ 45,843        6%
Tier I capital (to average assets):
        Consolidated                                               $207,232     10.88%      $ 76,172     4%          N/A      N/A
        R-G Premier Bank only                                      $102,446      8.04%      $ 50,993     4%     $ 63,741        5%

As of December 31, 1997 Total capital (to risk weighted assets):
        Consolidated                                               $139,411     17.85%      $ 62,493     8%          N/A      N/A
        R-G Premier Bank only                                      $ 74,822     14.00%      $ 42,766     8%     $ 53,457       10%
Tier I capital (to risk weighted assets):
        Consolidated                                               $132,639     16.98%      $ 31,247     4%          N/A      N/A
        R-G Premier Bank only                                      $ 70,050     13.10%      $ 21,383     4%     $ 32,074        6%
Tier I capital (to average assets):
        Consolidated                                               $132,639      9.16%      $ 57,935     4%          N/A      N/A
        R-G Premier Bank only                                      $ 70,050      7.34%      $ 38,162     4%     $ 47,702        5%

During 1996 the Company received a special assessment of approximately $2.5 million ($1.7 million net of taxes) as the result of federal legislation to recapitalize the SAIF administered by the FDIC. The legislation, enacted by the U.S. Congress, recapitalized the SAIF by a one-time charge of approximately $0.657 for every $100 of assessable deposits held at March 31, 1995. As a result, the Banks insurance premiums, which had amounted to $0.23 for every $100 of deposits, were reduced to $0.064 for every $100 of deposits beginning on January 1, 1997.

16. Stock Option Plan

In June 1996 the Board of Directors of the Company adopted a Stock Option Plan, which is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, and reward key employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan was approved by the Company's sole stockholder at the time in June 1996. An amount of Company common stock equal to 10% of the aggregate number of Class B Shares sold in the Company's initial public offering (241,500 shares, equivalent to 869,400 shares after giving effect to stock splits) were authorized under the Stock Option Plan, which may be filled by authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources. The Stock Option Plan provides for the grant of stock options at an exercise price equal to the fair market value of the Class B shares at the date of the grant. Stock options are available for grant to key employees of the Company and any subsidiaries. No options were issued prior to the public offering. In connection with the Company's initial offering on August 27,1996, the Company awarded options for 200,000 shares (720,000 shares as adjusted for stock splits) to 28 employees of R&G Mortgage and the Bank at the initial public offering price of $14.50 per share. In January 1997 the Company awarded options for an additional 10,000 shares (36,000 shares as adjusted for stock splits) to a certain employee. The maximum term of the options granted are ten years. Under the provisions of the Stock Option Plan, options can be exercised as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. As of December 31, 1998 none of the options granted have been exercised.

The Company adopted in 1996 the disclosure provisions of SFAS No. 123-Accounting for Stock-Based Compensation (SFAS 123). Accordingly, no compensation cost has been recognized for the Company's Stock Option Plan. Had compensation cost for the Companys Stock Option Plan been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS 123, the Company's net earnings and earnings per share for the years ended December 31, 1998 and 1997 would have been reduced to the pro forma amounts indicated below:

                                                   1998                 1997
--------------------------------------------------------------------------------
Net earnings - as reported                $    34,033,797      $     23,497,212
--------------------------------------------------------------------------------
Net earnings - pro forma                  $    33,879,283      $     23,342,698
--------------------------------------------------------------------------------
Basic earnings per share - as reported    $          1.15      $           0.83
--------------------------------------------------------------------------------
Basic earnings per share - pro forma      $          1.15      $           0.82
--------------------------------------------------------------------------------
Diluted earnings per share - as reported  $          1.12      $           0.81
--------------------------------------------------------------------------------
Diluted earnings per share - pro forma    $          1.12      $           0.80
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

17. Profit Sharing Plan

The Company has a profit sharing plan (the Plan) which covers substantially all regular employees. Annual contributions to the Plan are based on matching percentages up to 5% of employee salaries, based on the employees years of service and on operational income, as defined by the Plan, and are deposited in a trust. Contributions to the Plan during the years ended December 31, 1998, 1997 and 1996 amounted to approximately $103,000, $79,000, and $72,000 respectively.


18. Commitments and Contingencies

        Commitments to developers providing end loans

The Company has outstanding commitments for various projects in the process of completion. Total commitments amounted to approximately $474.9 million at December 31, 1998. All commitments are subject to prevailing market prices at time of closing with no market risk exposure for the Company or with firm back-to-back commitments extended in favor of the mortgagee.

        Loans in process

Loans in process pending final approval and/or closing amounted to approximately $134.1 million at December 31, 1998.

        Commitments to buy and sell GNMA certificates

As of December 31, 1998, the Company had open commitments to issue GNMA certificates in the amount of $45.6 million.

        Commitments to sell mortgage loans

As of December 31, 1998 the Company had commitments to sell mortgage loans to third party investors amounting to $93.2 million.

        Lease commitments

The Company is obligated under several noncancellable leases for office space and equipment rentals, all of which are accounted for as operating leases. The leases expire at various dates with options for renewals. As of December 31, 1998, minimum annual rental commitments under noncancellable operating leases for certain office space and equipment, including leases with an affiliate, were as follows:

        Year                           Amount

        1999                    $       2,896,728
        2000                            2,633,542
        2001                            2,388,548
        2002                            2,186,479
        2003                            1,804,035
        Later years                    11,176,722
                                -----------------
                                $      23,086,054
                                =================

Rent expense amounted to approximately $3,097,000 in 1998, $2,483,000 in 1997 and $2,171,000 in 1996.

        Litigation

The Company is a defendant in legal proceedings arising from normal business activities. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Companys financial position or results of operations.

        Others

At December 31, 1998 the Company is liable under limited recourse provisions resulting from the sale of loans to several investors principally FHLMC. The principal balance of these loans, which are serviced by the Company, amounts to approximately $507.4 million at December 31, 1998. Liability, if any, under the recourse provisions at December 31, 1998 is estimated by management to be insignificant.


19. Supplemental Disclosure on the Statements of
              Cash Flows

During 1998, 1997 and 1996, the Company paid interest amounting to approximately $79,576,000, $60,846,000, and $45,939,000 respectively, and income taxes of approximately  $4,306,000,  $9,699,000,  and $7,573,000 (including $1,065,000 in
1996 on settlement of a 1992 income tax examination), respectively.

During 1997 and 1996 the Company securitized loans from its mortgage loan portfolio totaling approximately $11,346,000 and $43,673,000, respectively.

As discussed in Note 1 to the consolidated financial statements, during 1996 the Company granted 20,000 Class B common shares to its Vice Chairman of the Board in consideration for his past and ongoing services, recognizing $290,000 as compensation cost.


20.     Financial Instruments with Off-Balance Sheet
        Risk and Concentrations of Credit Risk

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

To extend credit the Company evaluates each customers credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on managements credit evaluation of the counterparty. A geographic concentration exists within the Companys mortgage loans portfolio since most of the Company's business activity is with customers located in Puerto Rico.

Interest rate swap agreements involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. Entering into interest rate agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts, and also the interest rate risk associated with unmatched positions.

The total amounts of financial instruments with off-balance sheet risk at December 31, 1998 follows:

Financial  instruments whose contract amounts  represent  potential credit risk:
Commitments to extend credit excluding the undisbursed portion of loans in process:


Unused lines of credit                                          $     17,021,109
                                                                ----------------

Financial instruments whose notional or contractual amounts exceed the amount of potential credit risk:

        Interest rate swap contracts                            $    205,000,000
                                                                ----------------

A detail of  interest  rate swaps by  contractual  maturity  December  31,  1998 follows:

        Notional                                  Pay Fixed       Receive
         Amount             Maturity                 Rate       Rate Floating
    -------------      -----------------             ----    --------------------
    $  10,000,000      October 24, 2000              5.20%   84% of 3 month Libid
       25,000,000      September 10, 2001            6.09%   96% of 3 month Libid
       15,000,000      January 26, 2001              5.59%   3 month Libor
       15,000,000      September 17, 2002            5.79%   3 month Libid
       15,000,000      June 15, 2003                 5.29%   3 month Libor
       15,000,000      August 13, 2003               5.16%   3 month Libor
       10,000,000      September 15, 2003            4.70%   3 month Libor
       50,000,000      June 8, 2008                  5.17%   3 month Libor
       20,000,000      June 12, 2008                 5.09%   3 month Libor
       25,000,000      June 15, 2008                 5.04%   3 month Libor
        5,000,000      June 17, 2008                 5.00%   3 month Libor

The following table summarizes the changes in notional amounts of swaps outstanding during 1998:

        Beginning balance                                      $ 50,000,000
        New swaps                                               155,000,000
        Maturities                                                        -
                                                               ------------
        Ending balance                                         $205,000,000

        As of December 31, 1998, interest rate swap maturities are as follows:

                      2000    $       10,000,000
                      2001            40,000,000
                      2002            15,000,000
                      2003            40,000,000
                      2008           100,000,000
                              ------------------
                              $      205,000,000
                              ==================

Expected maturities will differ from contracted maturities because counter parties to the agreements may have the right to call the swaps. As of December 31,1998 swap agreements with a notional amount of $155,000,000 had call options at various dates commencing on June 1999 through September 2000.

Net interest settlements on swap agreements are recorded as an adjustment to interest expense on notes payable and repurchase agreements. Net interest received during 1998 amounted to approximately $50,000; net payments amounted to approximately $293,000 and $61,000 during 1997 and 1996, respectively.

21. Supplemental Income Statement Information

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

        Total employee costs and other expenses before capitalization follow:

                                                  Year ended December 31,
                                   1998                     1997                  1996
                          ------------------      ------------------      ------------------
Employee costs            $       30,013,967      $       21,368,723      $       17,357,976
                          ------------------      ------------------      ------------------

Other administrative
  and general expenses    $       25,906,635      $       22,662,971      $       18,916,546
                          ------------------      ------------------      ------------------

Set forth below are the direct loan origination costs that were capitalized as part of the carrying cost of mortgage loans inventory or offset against mortgage loan sales and fees and interest income.

                                                        Year ended December 31,
                                         1998                     1997                 1996
Offset against mortgage
loan sales and fees             $       2,623,316       $       2,931,394       $       7,173,028
                                -----------------       -----------------       -----------------

Offset against interest
income on loans                 $       3,113,946       $       2,122,727       $       1,937,403
                                -----------------       -----------------       -----------------

Capitalized as part of
loans held for sale and
loans held for investment       $       10,401,221      $       7,073,322       $         946,673
                                -----------------       -----------------       -----------------

68

22. Fair Value of Financial Instruments

The estimated fair value of the Company's financial instruments as of December 31 are as follows:

                                                             1998                            1997
                                                                  Estimated                         Estimated
                                                   Carrying         Fair           Carrying           Fair
                                                    Value           Value           Value             Value
                                                  -----------      -----------     ------------     -----------
                                                                           (In thousands)
Financial Assets

Cash and due from banks                          $    51,805      $    51,805     $    32,607      $    32,607
Money market investments                              51,924           51,924          35,759           35,759
Mortgage loans held for sale                         117,126          117,126          46,885           48,345
Mortgage-backed securities held for trading          450,546          450,546         400,457          400,457
Investment securities held for trading                  --               --               581              581
Investment and mortgage-backed securities
available for sale                                   143,137          143,137         116,961          116,961
Investment  in Federal Home Loan Bank  stock          11,405           11,405           4,906            4,906
Investment and mortgage-backed securities
  held to maturity                                    34,599           34,640          44,019           43,876
Loans, net                                         1,073,668        1,108,435         765,059          791,309
Accounts receivable                                   22,171           22,171          17,704           17,704
                                                 -----------      -----------     ------------     -----------

Financial Liabilities

Deposits:
 Non-interest bearing demand                     $   172,500      $   172,500     $     91,504     $    91,504
        Savings and NOW accounts                     222,856          212,797         174,923          156,859
        Certificates of deposit                      609,912          620,383         454,394          460,001
Securities sold under agreements to
    repurchase                                       471,422          471,422         443,134          443,134
Notes payable                                        191,748          194,191         108,453          110,567
Advances from FHLB                                   121,000          118,856          42,000           41,971
Other secured borrowings                                --               --            34,359           35,019
Accounts payable and accrued liabilities              28,020           28,020          15,872           15,872
Subordinated notes                                      --               --             3,250            3,304
Unrecognized financial instruments -
    Interest rate swap agreements in a net
      receivable (payable) position*             $      (111)     $     1,855     $       (14)     $       370
                                                 -----------      -----------     ------------     -----------


        * The amount shown under carrying amount represents net accrual arising from those unrecognized financial instruments.

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

Mortgage loans held for sale, except for loans from the Bank totaling $10,413,322 in 1997, have been valued based on market quotations or committed selling prices in the secondary market. Loans held for sale from the Bank have been valued using the same methodology described in the first paragraph above.

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

        Interest rate swap agreements

The fair value of interest rate swap agreements was determined taking into account the current interest rates at December 31, 1998. This value represents the estimated amount the Bank would pay to terminate the contract or agreement taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparties.

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

23. R&G Financial Corporation (Holding Company Only)
        Financial Information

The following condensed financial information presents the financial position of R&G Financial Corporation (the Holding Company) only as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years ended on December 31,1998 (since inception in 1996):

Statements of Financial Condition
                                                                        December 31,
                                                                    1998            1997
                                                               ------------     ------------
Assets

Cash                                                           $    145,314     $    622,478
Investment in R-G Premier Bank, at equity                       114,706,236       47,407,575
Investment in R&G Mortgage, at equity                           106,307,634       59,542,059
Investment in preferred stock of R-G Premier Bank, at cost             --         30,100,000
Accounts receivable - subsidiaries                                   69,828          423,178
Other assets                                                         32,234             --
                                                               ------------     ------------

        Total assets                                           $221,261,246     $138,095,290
                                                               ------------     ------------

Liabilities and Stockholders' Equity

Other liabilities and accrued expenses                         $     99,387     $     41,374
Stockholders' equity                                            221,161,859      138,053,916
                                                               ------------     ------------

        Total liabilities and stockholders equity              $221,261,246     $138,095,290
                                                               ------------     ------------

Statements of Income

                                                                                   December 31,
                                                                         1998           1997           1996
                                                                   -----------     -----------     -----------
Income:
        Dividends from subsidaries                                 $ 2,404,787     $ 2,953,225     $      --
        Management fees                                                384,638         423,178            --
        Interest on certificates of deposit                               --              --            12,164
                                                                   -----------     -----------     -----------

                                                                     2,789,425       3,376,403          12,164
                                                                   -----------     -----------     -----------

Operating expenses                                                     349,669         384,707          10,811
                                                                   -----------     -----------     -----------

Income before income taxes and equity
 in undistributed earnings of subsidiaries                           2,439,756       2,991,696           1,353
Income taxes                                                             9,477           8,079             338
                                                                   -----------     -----------     -----------

Income before equity in undistributed earnings of subsidiaries       2,430,279       2,983,617           1,015
Equity in undistributed earnings of subsidiaries                    31,603,518      20,513,595      13,198,501
                                                                   -----------     -----------     -----------

Net income                                                         $34,033,797     $23,497,212     $13,199,516
                                                                   -----------     -----------     -----------


The Holding Company had no operations during the years ended December 31, 1998, 1997 and 1996.

The principal source of income for the Holding Company consists of dividends from R-G Premier Bank of Puerto Rico and R-G Mortgage Corp. The payment of dividends by the Bank to the Holding Company may be affected by certain regulatory requirements and policies, such as the maintenance of certain minimum capital levels.

Statements of Cash Flows
                                                                                               Year ended December 31,
Cash flows from operating activities:                                                 1998               1997              1996
                                                                                  ------------      ------------      ------------
        Net income                                                                $ 34,033,797      $ 23,497,212      $ 13,199,516

        Adjustments  to  reconcile  net  income to cash  provided  by  operating activities:
        Equity in undistributed earnings of subsidiaries                           (31,603,518)      (20,513,595)      (13,198,501)
        Decrease (increase) in accounts receivable - subsidiaries                      353,350          (423,178)             --
        Increase in other assets                                                       (32,234)             --                --
        Increase (decrease) in other liabilities and accrued expenses                   58,013            26,505          (357,482)
                                                                                  ------------      ------------      ------------

Total adjustments                                                                  (31,224,389)      (20,910,268)      (13,555,983)
                                                                                  ------------      ------------      ------------

        Net cash provided by (used in) operating activities                          2,809,408         2,586,944          (356,467)
                                                                                  ------------      ------------      ------------
Cash flows from investing activities:
        Capital contribution to subsidiary                                             (12,000)             --                --
        Cash investments in R-G Premier Bank
          pursuant to acquisition of Fajardo Federal                                  (639,322)             --                --
        Investment in Bank common stock                                            (19,370,000)             --                --
        Investment in R-G Mortgage common stock                                   (29,055, 000)             --                --
  Collections of advances to subsidiaries                                                 --             290,000              --
        Dividends on common stock from subsidiaries                                  2,122,649              --                --
        Purchase of investment in preferred stock of the Bank                             --                --         (30,100,000)
                                                                                  ------------      ------------      ------------
        Cash (used in) provided by investing activities                            (46,953,673)          290,000       (30,100,000)
                                                                                  ------------      ------------      ------------
Cash flows from financing activities:
        Proceeds from issuance of common
         stock on initial public offering                                                 --                --          31,072,748
        Net proceeds from issuance of Series A preferred stock                      48,079,134              --                --
        Cash dividends                                                              (4,412,033)       (2,385,752)         (472,336)
        Net advances from subsidiaries                                                    --                --             666,975
        Repayment of advances from subsidiaries                                           --            (666,975)             --
        Payment of cash in lieu of fractional shares on stock split                       --             (12,659)             --

        Net cash provided by (used in) financing activities                         43,667,101        (3,065,386)       31,267,387
                                                                                  ------------      ------------      ------------
Net (decrease) increase in cash                                                       (477,164)         (188,442)          810,920
Cash at beginning of year                                                              622,478           810,920              --
                                                                                  ------------      ------------      ------------

Cash at end of year                                                               $    145,314      $    622,478      $    810,920
                                                                                  ------------      ------------      ------------

72

24. Industry Segments

The following summarized financial information presents the results of the Company's operations for the three year period ended December 31,1998 for its traditional banking and mortgage banking activities:

                                                                              1998                                   1997
                                                                                            Segment                 Segment
                                                                Bank        Mortgage        Totals           Bank          Mortgage
                                                            -----------   -----------     -----------    -----------     -----------
Revenues:
Net interest income after provision for
                loan losses                                 $31,279,733   $ 6,093,378     $37,373,111    $25,543,992     $ 4,615,774
Non-interest income:
                Net gain on origination and sale of loans    12,542,960    22,120,015      34,662,975      5,436,030      18,596,684
                Net gain on sales of investment securities
                available for sale                              278,028             -         278,028        107,430              --
                Loan administration and servicing fees             --      17,340,415      17,340,415             --      14,079,644
                Service charges, fees and other               5,433,556     1,383,042       6,816,598      3,431,241       1,142,014
                                                            -----------   -----------     -----------    -----------     -----------

                                                             49,534,277    46,936,850      96,471,127     34,518,693      38,434,116
Non-interest expenses:

        Salaries and employee benefits                        9,169,292     7,925,491      17,094,783      7,654,668       5,998,086
        Office occupancy and equipment                        5,917,063     3,069,890       8,986,953      4,660,583       2,470,914
        SAIF special assessment                                    --            --              --             --              --
        Other                                                11,232,822    13,420,625      24,653,447      9,564,598       9,799,853
                                                            -----------   -----------     -----------    -----------     -----------

                                                             26,319,177    24,416,006      50,735,183     21,879,849      18,268,853
                                                            -----------   -----------     -----------    -----------     -----------
Income before income taxes (and minority
                interest in 1996)                           $23,215,100   $22,520,844     $45,735,944    $12,638,844     $20,165,263
                                                            -----------   -----------     -----------    -----------     -----------

                                                                                                    1996
                                                                    Segment                                         Segment
                                                                    Totals           Bank         Mortgage          Totals
                                                                 -----------     -----------     -----------     -----------

Revenues:
Net interest income after provision for                          $30,159,766     $20,883,829     $ 3,781,152     $24,664,981
                loan losses
Non-interest income:                                              24,032,714       1,364,373      10,344,601      11,708,974
                Net gain on origination and sale of loans
                Net gain on sales of investment securities           107,430         641,798            --           641,798
                available for sale                                14,079,644            --        13,696,224      13,696,224
                Loan administration and servicing fees             4,573,255       4,140,238         436,385       4,576,623
                Service charges, fees and other
                                                                 -----------     -----------     -----------     -----------
                                                                  72,952,809      27,030,238      28,258,362      55,288,600
                                                                 -----------     -----------     -----------     -----------
Non-interest expenses:
                                                                  13,652,754       6,062,221       4,731,080      10,793,301
        Salaries and employee benefits                             7,131,497       3,551,035       1,980,094       5,531,129
        Office occupancy and equipment                                  --         2,508,380            --         2,508,380
        SAIF special assessment                                   19,364,451       8,537,206       8,155,520      16,692,726
        Other
                                                                 -----------     -----------     -----------     -----------
                                                                  40,148,702      20,658,842      14,866,694      35,525,536
                                                                 -----------     -----------     -----------     -----------
Income before income taxes (and minority
                interest in 1996)                                $32,804,107     $ 6,371,396     $13,391,668     $19,763,064
                                                                 -----------     -----------     -----------     -----------


The following is a reconciliation of reportable segment revenues and income before income taxes to the Company's consolidated amounts:

Revenues:

                                                                  Year ended December 31,
                                                        1998              1997              1996
                                                    ------------      ------------      ------------

Total revenues for reportable segments              $ 96,471,127      $ 72,952,809      $ 55,288,600
Elimination of intersegment revenues                  (2,627,742)       (1,687,981)       (1,371,572)
                                                    ------------      ------------      ------------

Total consolidated revenues                         $ 93,843,385      $ 71,264,828      $ 53,917,028
                                                    ------------      ------------      ------------

Income before income taxes:

                                                                        Year ended December 31,
                                                                 1998              1997              1996
                                                            ------------      ------------      ------------

Total income before income taxes for reportable segments     $ 45,735,944      $ 32,804,107      $ 19,763,064
Elimination of intersegment profits                              (311,962)         (190,320)          (92,152)
Unallocated corporate expenses                                   (349,669)         (384,707)          (10,811)
                                                             ------------      ------------      ------------

Income before income taxes, consolidated                     $ 45,074,313      $ 32,229,080      $ 19,660,101
                                                             ------------      ------------      ------------

Total assets of the Company among its industry segments and a reconciliation of reportable segment assets to the Company's consolidated total assets as of December 31, 1998 and 1997 follows:

                                                        December 31,
                                                  1998                 1997
                                           ---------------      ---------------
Assets:
Bank                                       $ 1,413,439,195      $ 1,032,117,561
Mortgage                                       656,598,961          485,674,090
                                           ---------------      ---------------

Total assets for reportable segments         2,070,038,156        1,517,791,651
Parent company assets                               32,234                 --
Elimination of intersegment balances           (25,288,862)          (7,046,135)
                                           ---------------      ---------------

Consolidated total assets                  $ 2,044,781,528      $ 1,510,745,516
                                           ---------------      ---------------

25. Quarterly Financial Data (Unaudited):

Following is a summary of selected financial information of the unaudited quarterly results of operations. In the opinion of management, all adjustments necessary for a fair presentation have been made.

                                                (In thousands, except for per share data)
                                                                1998
                                          March 31      June 30      Sept. 30      Dec. 31
                                          --------      -------      --------      -------

Interest income                           $ 27,776      $ 29,946      $ 33,179      $ 33,395
Interest expense                           (17,790)      (19,134)      (21,443)      (21,956)
Net interest income                          9,986        10,812        11,736        11,439
Provision for loan losses                   (1,500)       (1,500)       (1,500)       (2,100)
Income before income taxes                  10,736         9,994        12,347        11,997
Income tax expense                          (3,256)       (2,023)       (3,810)       (1,951)
Net income                                   7,480         7,971         8,537        10,046
Net income per common share - Basic       $    .26      $    .28      $    .29      $    .32
Net income per common share - Diluted     $    .26      $    .27      $    .28      $    .31

                                                                  1997
                                           March 31      June 30      Sept. 30      Dec. 31
                                           --------      -------      --------      -------

Interest income                           $ 20,408      $ 22,764      $ 26,213      $ 27,950
Interest expense                           (12,355)      (14,173)      (16,427)      (17,850)
Net interest income                          8,053         8,591         9,786        10,100
Provision for loan losses                   (1,250)       (1,695)       (1,700)       (1,725)
Income before income taxes                   7,650         7,536         8,402         8,641
Income tax expense                          (2,615)       (2,158)       (2,351)       (1,608)
Net income                                   5,035         5,378         6,051         7,033
Net income per common share - Basic       $    .18      $    .19      $    .21      $    .25
Net income per common share - Diluted     $    .17      $    .19      $    .21      $    .24


74