Form 10-K/A, Exhibit 13
period 1998-12-31
R&G FINANCIAL CORP
filed 1999-11-05
CIK 1016933

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

                                                                                  At or For the Year Ended December 31,
                                                                          1998         1997         1996         1995        1994
                                                                      ----------   ----------   ----------   ----------   ---------
                                                                          (Dollars in Thousands, except for per share data)
Selected Balance Sheet Data:

        Total assets(1)                                               $2,044,781   $1,510,746   $1,037,798   $  853,206   $ 622,499
        Loans receivable, net                                          1,073,668      765,059      603,751      473,841     301,614
        Mortgage loans held for sale                                     117,126       46,885       54,450       21,318      22,021
        Mortgage-backed and investment securities held for trading       450,546      401,039      110,267      113,809     124,522
        Mortgage-backed securities available for sale                     95,040       46,004       50,841       61,008      13,300
        Mortgage-backed securities held to maturity                       28,255       33,326       37,900       41,731      84,122
        Investment securities available for sale                          59,502       75,863       30,973        3,280       1,878
        Investment securities held to maturity                             6,344       10,693        5,270        2,046       2,182
        Cash and cash equivalents(2)                                     103,728       68,366       98,856      104,195      45,622
        Deposits                                                       1,007,297      722,418      615,567      518,187     380,148
        Securities sold under agreements to repurchase                   471,422      433,135       97,444       98,483     108,922
        Notes payable                                                    191,748      108,453      126,842       81,130      45,815
        Other borrowings(3)                                              121,000       86,359       65,463       67,315      18,092
        Stockholders equity                                              221,162      138,054      115,633       66,385      55,970
        Common Stockholders equity per share(4)                       $     5.99   $     4.88   $     4.09   $     3.55   $    3.00

Selected Income Statement Data:


        Revenues:
                Net interest income after provision for loan losses   $   37,373   $   30,160   $   24,665   $   20,323   $  19,137
                Loan administration and servicing fees                    15,987       13,214       13,029       11,030      11,046
                Net gain on sale of investments available for sale           278          107          642         --          --
                Net gain (loss) on origination and sale of loans(5)       34,663       24,033       11,709        8,384      (2,899)
                Other(6)                                                   5,542        3,751        3,872        4,028       1,667
------------------------------------------------------------------------------------------------------------------------------------
                        Total revenue                                     93,843       71,265       53,917       43,765      28,951
------------------------------------------------------------------------------------------------------------------------------------

        Expenses:
                Employee compensation and benefits                        17,095       13,653       10,794        8,284       5,252
                Office occupancy and equipment                             8,987        7,131        5,531        4,711       4,488
                SAIF special assessment                                     --           --          2,508         --          --
                Other administrative and general                          22,687       18,252       15,424       13,731      13,269

                        Total expenses                                    48,769       39,036       34,257       26,726      23,009

        Income before minority interest in the Bank and income
                taxes                                                     45,074       32,229       19,660       17,039       5,942
        Minority interest in the Bank's earnings                            --           --            538          743         500
        Income taxes                                                      11,040        8,732        5,922        5,847         856
        Cumulative effect of change in accounting principle                 --           --           --           --           866
------------------------------------------------------------------------------------------------------------------------------------
        Net income                                                    $   34,034   $   23,497   $   13,200   $   10,449   $   5,452
------------------------------------------------------------------------------------------------------------------------------------
        Diluted earnings per share (4)                                $     1.12   $     0.81   $     0.59   $     0.56   $    0.29
------------------------------------------------------------------------------------------------------------------------------------

                                                                                At or For the Year Ended December 31,
                                                                     1998          1997         1996          1995          1994
                                                                 -----------    ----------   ----------    ----------    ----------
Selected Operating Data(7):                                                              (Dollars in Thousands)

Performance Ratios and Other Data:
        Mortgage loans originated and purchased                  $ 1,237,415    $  758,486   $  480,525    $  327,107    $  501,187
        Mortgage servicing portfolio                               4,827,798     3,000,888    2,550,169     2,298,200     2,114,743
        Return on average assets(7)                                     1.95%         1.85%       1.38%          1.47%         0.91%
        Return on average common equity(7)                             21.32         18.69       15.54          17.08         10.34
        Equity to assets at end of period                              10.82          9.13       11.14           7.78          8.94
        Interest rate spread(8)                                         2.43          2.88        3.00           2.93          3.24
        Net interest margin(8)                                          2.72          3.12        3.24           3.26          3.48
        Average interest-earning assets to average
                interest-bearing liabilities                          105.93        104.61      104.60         106.50        105.60
        Total non-interest expenses to average total assets             2.80          3.08        3.59           3.80          3.84
        Full-service Bank offices                                         20            15          15             14             8
        R&G Mortgage offices(9)                                           23            19          16             13            13
        Cash dividends declared per common share(4)                     .111          .065        .069(9)          --            --


Asset Quality Ratios(11):
        Non-performing loans to total loans at end of period            4.08%         3.89%       3.09%          2.18%         1.84%
        Non-performing assets to total assets at end of period          2.41          2.12        1.90           1.32          1.04
        Allowance for loan losses to total loans at end of period       0.74          0.87        0.55           0.72          0.92
        Allowance for loan losses to total non-performing
                loans at end of period                                 17.92         22.34       17.64          33.19         50.10
        Net charge-offs to average loans outstanding                    0.55          0.40        0.75           0.08          0.05


Bank Regulatory Capital Ratios(12):
        Tier 1 risk-based capital ratio                                13.41%        13.10%      13.91%         10.53%        11.03%
        Total risk-based capital ratio                                 14.46         14.00       14.79          11.66         13.59
        Tier 1 leverage capital ratio                                   8.04          7.34        8.45           6.25          5.95

(footnotes on following page)
26

1) At December 1998, R&G Mortgage and the Bank had total assets of $655.9 million and $1.412 billion, respectively, before consolidation.


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


The Bank's primary IRRBICO monitoring tool is asset/liability simulation models, which are prepared on a monthly basis and are designed to capture the dynamics of balance sheet, rate and spread movements and to quantify variations in net interest income under different interest rate environments. The Bank also utilizes market-value analysis, which addresses the change in equity value arising from movements in interest rates. The market value of equity is estimated by valuing the Bank's assets and liabilities. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market value basis. Market value analysis is intended to evaluate the impact of immediate and sustained interest-rate shifts of the current yield curve upon the market value of the current balance sheet. A more conventional but limited IRRBICO monitoring tool involves an analysis of the extent to which assets and liabilities are interest rate sensitive and measuring an institutions interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. At December 31, 1998, R&G Financial's interest-bearing liabilities which mature or reprice within one year exceeded R&G Financial's interest-earning assets with similar characteristics by $241.3 million, or 11.80% of total assets. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

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

                                                                   Four to      More Than     More Than
                                                  Within Three      Twelve     One Year to   Three Years     Over Five
                                                    Months          Months     Three Years  to Five Years     Years           Total
                                                    ------          ------     -----------  -------------     -----         -----
                                                                   (Dollars in Thousands)
Interest-earning assets(1):

Loans receivable:
        Residential real estate loans            $   25,768     $   72,414    $   163,489    $  127,299   $   365,459    $  754,429
        Construction loans                            3,934         12,287           --            --            --          16,221
        Commercial real estate loans                119,336             49            152           188         1,668       121,393
        Consumer loans                               20,480         43,936         52,860        18,598         7,787       143,661
        Commercial business loans                    21,714         11,368         11,794         1,618            38        46,532
Mortgage loans held for sale                         31,258         85,868           --            --            --         117,126
Mortgage-backed securities(2)(3)                     46,058        130,774        153,974       123,186       119,851       573,843
Investment securities(3)                             22,845         32,745          6,472         1,664         2,120        65,846
Other interest-earning assets(4)                     51,922           --             --            --            --          51,922

        Total                                    $  343,315     $  389,441    $   388,741    $  272,553   $   496,923    $1,890,973

Interest-bearing liabilities:


Deposits(5):
        NOW and Super NOW accounts(6)            $    5,806     $   16,307    $    17,927    $   14,521   $    61,905    $  116,466
        Passbook savings accounts(6)                  2,727          7,908         18,193        14,737        62,825       106,390
        Checking and commercial checking(6)           8,642         24,147         26,546        21,501        91,664       172,500
        Certificates of deposit                     170,690        320,134         60,930        46,969        11,189       609,912
FHLB advances                                        10,000         10,000         52,000        10,000        39,000       121,000
Securities sold under agreements to repurchase      471,422           --             --            --            --         471,422
Other borrowings(7)                                 107,648         23,600         60,500          --            --         191,748

            Total                                   776,935        402,096        236,096       107,728       266,583     1,789,438

Effect of hedging instruments                      (205,000)          --           50,000        55,000       100,000         --

                                                 $  571,935     $  402,096    $   286,096    $  162,728   $   366,583    $1,789,438

Excess (deficiency) of interest-earning
        assets over interest-bearing liabilities $ (228,620)    $  (12,655)   $   102,645    $  109,825   $   130,340

Cumulative excess (deficiency) of
        interest-earning assets over
        interest-bearing liabilities             $ (228,620)    $ (241,275)   $  (138,630)   $  (28,805)  $   101,535

Cumulative excess (deficiency) of
        interest-earning assets over
        interest-bearing liabilities as a
        percent of total assets                      (11.18)%       (11.80)%        (6.78)%       (1.41)%        4.96%


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

        Loans Receivable and Mortgage Loans Held for Sale.


At December 31, 1998, R&G Financial's loans receivable, net amounted to $1.1 billion or 52.5% of total assets, as compared to $765.1 million or 50.6% as of December31, 1997. The growth in R&G Financial's loans receivable, net reflects R&G Financial's strategy of increasing its loans held for investment, including residential mortgage, construction, commercial real estate and commercial business loans. During the years ended December 31, 1998, 1997 and 1996, total loans originated and purchased by the Bank (including loans originated by R&G Mortgage on behalf of the Bank) amounted to $755.5 million, $435.4 million and $342.2 million, respectively.


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


Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) increased by $6.5 million or 24.1% during the year ended December 31, 1998 as compared to the year ended December 31, 1997, and increased by $9.7 million or 56.4% during the year ended December 31, 1997 over the year ended December 31, 1996. The increase in interest income on mortgage-backed and investment securities during the year ended December 31, 1998 was primarily due to a $156.2 million increase in the average balance of mortgage-backed securities held for trading during the period. The increase in interest income on mortgage-backed and investment securities during 1997 was due primarily to an increase in the average balance of mortgage-backed securities of $102.6 million, together with a $40.2 million increase in the average balance of investment securities during the period. The increase in mortgage-backed securities during 1997 is primarily associated with a 63.9% increase in such year of FHA/VA mortgage loan originations (which are subsequently converted into GNMA mortgage- backed securities); the increase in investment securities reflects purchases of approximately $50.2 million during such year, net of maturities and sales.


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


Total non-interest income increased by $15.4 million or 37.4% during the year ended December 31, 1998, as compared to the prior year and increased by $11.9 million or 40.5% during the year ended December31, 1997. Net gain on sale of loans amounted to $34.7 million, $24.0million and $11.7 million during the years ended December31, 1998, 1997 and 1996, respectively. Net gain on sale of loans reflects the income generated from R&G Financial's origination and purchase of single-family residential real estate loans and the subsequent securitization and sale of such loans. During the years ended December31, 1998, 1997 and 1996, R&G Mortgage originated and purchased $670.6 million, $470.9 million and $282.4 million, respectively, and sold $493.0 million, $246.1 million and $244.8 million of mortgage loans, respectively. In addition, the Bank sold $282.0 million, $118.2 million and $49.7 million of loans from its portfolio during such respective periods. R&G Financial's mortgage banking operations are highly dependent upon market and economic conditions.

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


Service charges, fees and other amounted to $5.5 million, $4.6 million and $3.9 million during the years ended December 31, 1998, 1997 and 1996, respectively. The $923,000 or 20.0% and the $667,000 or 16.9% increases during 1998 and 1997, respectively,  were
primarily due to increased service charges associated with new deposit products and an increasing deposit base, as well as increases in the loan portfolio during such years.

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