Form 10-K405, Exhibit 13
period 1999-12-31
R&G FINANCIAL CORP
filed 2000-04-13
CIK 1016933

EXHIBIT 13


                           R-G FINANCIAL CORPORATION
                               1999 ANNUAL REPORT






Strategic Expansion Into the XXI Century [GRAPHIC-LOGO FOR R&G FINANCIAL]

                               Table of Contents



  Financial Highlights                1


  Profile                             3


  Letter to Stockholders              5


  Strategic Growth                    17


  Board of Directors                  20


  Key People                          22


  Financials                          23


  Stockholder Information             83

MISSION STATEMENT


         WE WILL STRIVE FOR LONG-TERM FINANCIAL STRENGTH AND PROFITABILITY BY CENTERING OUR STRATEGY ON CUSTOMER SATISFACTION, BEING OUR CUSTOMERS' FIRST CHOICE FOR SERVICE AND SOLUTIONS.

Providing borrowers with competitive prices, a variety of loan programs, and service which is prompt, courteous and responsive to the unique characteristics of every customer.

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

Financial Highlights
(Dollars in Thousands, except for per Share Data)

                                      Percent
                                      Increase              1999                  1998                   1997
                                      vs. 1998
------------------------------------------------------------------------------------------------------------------
Loan Production                           39%             1,977,322             1,426,069               906,324

Gross Revenues                            29                233,953               180,767               138,440

Net Earnings                              21                 41,335                34,034                23,497

Total Assets                              42              2,911,993             2,044,781             1,510,745

Return on Assets                         (12)                  1.72%                 1.95%                 1.85%

Servicing Portfolio                       28              6,177,511             4,827,798             3,000,888

Efficiency Ratio                         (12)                 54.39%                48.55%                50.28%

Spread Income                             29                 56,578                43,973                36,530

Fee Income                                25                 70,811                56,470                41,105

Shareholders Equity                       22                269,535               221,162               138,054

Common Shareholders
  Equity per Share                        13                   6.79                  5.99                  4.88

Return on Common Equity                   (5)                 20.23%                21.32%                18.69%

Diluted Earnings
  per Common Share                        14                   1.28                  1.12                  0.81

Cash Dividends Declared
  per Common Share                        34                  0.149                 0.111                 0.065

Market Value per Share                   (45)                 11.50                 21.00                  9.63

[GRAPHIC- GRAPH DEPICTING REVENUES]
[GRAPHIC- GRAPH DEPICTING NET INCOME]
[GRAPHIC- GRAPH DEPICTING ASSETS]

[GRAPHIC- GRAPH DEPICTING LOAN PORTFOLIO]
[GRAPHIC- GRAPH DEPICTING DEPOSITS]
[GRAPHIC- GRAPH DEPICTING STOCKHOLDERS EQUITY]

Profile

         The Company was organized in 1972 as R-G Mortgage Corp. In 1996 we organized R-G Financial as a bank holding company, and went public on August 22, 1996. R-G Financial has $2.9 billion in assets and operates 53 banking and mortgage banking branches in 29 locations in Puerto Rico and two locations in New York.

R-G Financial has the following financial services companies: R-G Premier Bank of Puerto Rico, R-G Mortgage Corp., and Champion Mortgage Corp. located in Puerto Rico, and Continental Capital Corp. located in New York. R-G Mortgage is the second largest mortgage originator in Puerto Rico, and R-G Premier Bank has been one of the fastest growing commercial banks in the island during the last 5 years. R-G Financial as a holding company is the fourth largest locally owned financial institution in Puerto Rico. R-G Financial manages a $6.2 billion servicing portfolio and is growing originations due to a strong housing market, low interest rates, and state-of-the art technology. R-G Financial has a $1.1 billion residential portfolio, $321.2 million in a commercial real estate and construction portfolio, $54.2 million in commercial business loans and leases, and $37.7 in personal loans and credit cards. Its $1.0 bi-llion investment portfolio consists primarily of tax-exempt mortgage-backed securities and U.S. Government agency securities. Approximately 1,300 professionals and a sophisticated computer center support the activities of the operation. R-G Financial common and preferred stocks are publicly traded on the Nasdaq Stock Market under the symbols "RGFC", "RGFCP" and "RGFCO", respectively.

[GRAPHIC-MAP OF PUERTO RICO DEPICTING COMPANY BRANCH LOCATIONS]
[GRAPHIC-MAP OF LONG ISAND, NEW YORK DEPICTING COMPANY BRANCH LOCATIONS]

Letter to Stockholders
Executive Overview

Dear Fellow Stockholders:

I am pleased to report another year of accomplishments for R-G Financial. During 1999 we achieved record double-digit earnings growth and significantly enhanced the fundamentals of our business. We increased our loan portfolio substantially, strengthened our balance sheet, and increased the efficiency of our operations. At the same time, we continued to deliver an exceptionally high level of service through the Bank and our mortgage banking companies, both in Puerto Rico and the mainland.


For several reasons 1999 was an outstanding year for R-G. The Company's recurring earnings and dividend distribution reached record highs. Strategic initiatives added strength and depth to the Company, like our expansion to the United States through the acquisition of Continental Capital Corp. in Long Island, New York. The importance of the Long Island banking market is underscored by its sheer size. With a population of seven million (including Brooklyn and Queens) Long Island is the equivalent to the 12th largest state in the United States. Each of the four counties in Long Island is among the 25th largest in the nation, with two of the four having median household income higher than the U.S. average of $36,656, with effective total income of $51.4 billion. These are prosperous markets that we service with two branches located in the Nassau and Suffolk counties and one additional branch opened in Queens in January 2000. This operation will provide the necessary economic support for our entrance to the U.S. market through an operation which has been profitable since it was formed, supporting our pro-

[GRAPHIC-  GRAPHIC  PORTRAIT  OF  VICTOR J.  GALAN,  R-G  FINANCIAL  CORPORATION
 CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER] posed expansion to the Hispanic population in the US.

Above all, 1999 was a year in which we added a substantial number of new customers and increased our assets, deposits and capital to record levels. New banking branches were opened in Plaza del Sol Shopping Center in Bayamon, Plaza Inter-americana in Rio Piedras, and Plaza Las Americas, the largest shopping center in Puerto Rico with more than two million square feet of commercial and office space, located in the center of the city of San Juan. We now have a total of three branches in Bayamon with our latest branch opening in this city, to better serve and fully satisfy the banking needs of our customers in this part of the metro area. Also during 1999, we completed the construction of another new branch in Caguas, one of the largest cities of Puerto Rico, that we already opened in January 2000, and completed a major remodeling of our San Patricio Shopping Center branch located in the Caparra section of the city of San Juan. This expansion should support additional growth of deposits and loans in general since each branch, in addition to the banking business, has mortgage and consumer centers and a commercial lending section seeking new loans, in addition to the standard drive-in facilities and automatic teller machines. Also during this period, we opened new branches of Champion Mortgage in Bayamon, Caguas, Aguadilla and Guayama, increasing the total number of Champion Mortgage branches to six at the end of 1999 from two the prior year. The strategies underlying these achievements are equally notable because they form the basis of our business plan for future growth that we continue to successfully implement.

How good a year was it?
First, look at the recurring numbers:

         o  $41.3 million net income
         o  21% earnings increase
         o  14% earnings per share increase
         o  20.23% return on equity
         o  $2.9 billion in total assets
         o  1.72% return on assets
         o 53 loan production and banking offices located in Puerto Rico and the U.S.
         o  Record annual loan production of $2.0 billion.

1999 was a banner year for R-G. Our profits, volume of loan originations and assets all reached new highs. In addition we increased our servicing portfolio to $6.2 billion, a record

[GRAPHIC - CUSTOMER USING AN ATM]
amount for the Company. We are currently servicing more than 200,000 customers through our mortgage and commercial banking operation.

The  stock  market  was  not  favorable   for  financial   stocks  during  1999,
particularly in Puerto Rico, and our stock price fell from a high of $21 to $11.50, an approximate 50% reduction, bringing the stock price close to book value. We believe our stock price is undervalued now, representing a real purchase opportunity for investors.

The management team of the Company will continue striving for company growth, profitability and stockholders' value. We believe the continued achivements of these objectives will once again be reflected in a more appropiate valuation of our stock.

As part of our strategy we have hedged for this increasing interest rate cycle through the implementation of three main initiatives during recent years - increasing amounts of recurring income to be generated by our loan and servicing portfolio, which we increased to record levels at the end of 1999 ($1.6 billion and $6.2 billion, respectively); increasing our commercial loan portfolio (comprised primarily of adjustable rate loans), which we increased 67% to $280 million during 1999 as a result of our commercial banking expansion; and establishing a low-cost structure in our mortgage banking business, permitting it to be profitable even though we might experience a lower volume of new loan originations. In addition we have introduced new products during the last few years - such as corporate lending and sub prime and home equity loans - which represent significant sources of revenue for R-G. This should maintain profit growth in the future.

Puerto Rico's economy appears poised for sustained growth in the first decade of the 21st century. The construction industry is expected to continue expanding during the next years - particularly in homebuilding - mostly due to demographic changes. Demand for additional housing is abundant - for families of new formation, step up buyers seeking better housing and second homes, and empty nesters looking for smaller units, mostly luxury apartments,

[GRAPHIC-  QUOTE- We  believe  that the  economy  in Puerto  Rico and the United
 States will continue to perform strongly in 2000.]

while they sell their existing larger homes - completing the cycle of family growth and real estate needs. Investment in homebuilding, which reached an all time high of $3.0 billion in fiscal 1999, exceeded investment in tourism, manufacturing, industrial, and commercial development combined. An important aspect of this investment is that practically all of it was done with capital of local investors who are mostly financed by institutions like ours.

We believe that the economy of Puerto Rico and the United States will continue to perform strongly during 2000, with inflation remaining under control, permitting interest rates to eventually stabilize. This will provide the economic support for another vigorous and profitable business cycle, which will be beneficial to institutions like ours dedicated primarily to real estate finance.

We believe that the Company's strong position in the mortgage sector, combined with its rapidly expanding banking operation will continue producing asset and earnings growth in the future. This should cause the value of our common stock to increase.

The 1999 Year in Review

Record Financial Results

Earnings for 1999 rose to a record of $41.3 million, increasing 21% from 1998 earnings of $34.0 million. On a per share basis (diluted), R-G Financial earned $1.28 in 1999, compared to $1.12 the previous year, an increase of 14%. Our compounded annual growth rate for the period 1979-99 was 42.5%, and 36.4% for the period since August 22, 1996 when we became a public company. Since our initial public offering, we have generated additional capital for our shareholders of $90 million and increased assets by $1.9 billion, representing a total growth of 86% in capital and 177% in assets, while paying dividends to our common stockholders in the amount of $10.8 million. We believe that this rapid growth is attributable to three strategies in particular - our investment in technology, promotional campaigns and advertising; geographical expansion through the opening of new branches in Puerto Rico and in the United States; and the development of a strong sales culture. This has resulted in improved market share in mortgage, commercial and consumer lending, as well as banking deposits.

[GRAPHIC - CUSTOMER USING AN ATM]

Total gross revenues for 1999 amounted to $234.0 million compared to $180.8 million for 1998. Net revenues after deducting our cost of interest were $127.4 million, compared to $100.4 million in 1998. A significant portion of our 1999 net revenues consisted of net interest income totaling $56.6 million. Net interest income for 1999 was up by 29% from the 1998 level. The balance of our net revenues, amounting to $70.8 million, consisted of fees generated primarily from the servicing of our mortgage portfolio, the origination and sale of loans, and banking services.

The level of fee income in 1999 was 25% higher than in 1998. The Company achieved solid gains in virtually all categories - mortgage and banking operations, electronic banking, trusts, commercial loans, and credit cards - as a direct result of providing a unique line of banking products and personalized services.

We increased dividends to $0.149 per share from $0.111 per share in 1998. For the quarter ended December 31, 1999, the dividend was increased to $0.18 per share on an annual basis, a 34% annualized increase from the prior quarterly dividend. This was our 13th consecutive increase since the Company went public. In addition, since January 2000 we offer a stock reinvestment plan to our stockholders as a simple method of reinvesting cash dividends in common stock. (Refer to our Prospectus on this plan)

Shareholders' equity of $269.5 million as of December 31, 1999 was up 22% from $221.2 million in 1998. Core capital represented 9.35% of our total assets, significantly above the average commercial bank, and risk-based capital represented 16.47% (on a consolidated basis), substantially exceeding the minimums required by our regulators.

[GRAPHIC - GRAPH OF MORTGAGE SERVICING PORTFOLIO]

Branch Expansion Program

During 1999 we opened three successful banking offices with the goal of increasing commercial and retail core deposits. During 1999, these new branches generated deposits in the amount of $29 million, surpassing our own projections.

In our market, branch availability and location still influence consumers' decisions about which bank to do business with. Branches are also important to many of our commercial customers who, to a large extent, still value and need physical access. All our branches are strategically located, mostly in shopping centers, and are designed to be selling platforms for cross-selling and relationship building. We have created, in fact, a network of physical sites where we can interact with our customers. This personal presence allows us to consolidate our franchise in banking and mortgage banking.

At the close of the year we had 22 branches of R-G Premier Bank, 23 branches of R-G Mortgage and 6 branches of Champion Mortgage (a subsidiary of R-G Mortgage), each working in tandem in 29 different locations across the island of Puerto Rico. In addition we had two offices of Continental Capital Corp. in Long Island, New York. About 884 employees were assigned to branches, loan origination and processing, 59 to operations, 236 to loan administration, and the balance to general administrative and finance, which results in a total of 1,293 employees.

[GRAPHIC - R-G ATM CARD]
[GRAPHIC - R-G PREMIER BANK OF PUERTO RICO BANNER]
[GRAPHIC - R-G PLAZA LOGO ON BUILDING]

With this expansion, we have completed a substantial part of our proposed branch distribution since the most important economic areas of Puerto Rico are covered. Future growth of physical locations will be at a slower pace since we have some other marketing alternatives available to cover the remaining territory of the island in which we do not have physical locations.

Record Loan Production and
Assets Growth

Loan production - comprised of residential and commercial mortgage lending, consumer and business lending - reached an all time high of $2.0 billion in 1999. This represented a 39% increase from the $1.4 billion of production in 1998. We achieved this substantial growth through a very strong advertising effort using print and broadcast media, a substantial expansion in branches and increased telemarketing.

Our residential, commercial and construction mortgage originations translated into a market share of 30%, based on an estimated total mortgage market of $5.3 billion in Puerto Rico last year, increasing from 28% the prior year. Significant opportunities remain for even greater market share in mortgage lending.

Champion Mortgage, a subsidiary of R-G Mortgage, achieved excellent results, producing a record volume of non-conforming, including sub-prime, residential mortgage loan originations. In view of the initial success of this operation, we expanded its scope of business to include a full line of mortgage products. Our intention is to separate this part of our business in order to focus on the requirements of this very special market niche. During 1999 we opened a new Champion Mortgage branch in Bayamon, a new branch in Caguas, a new branch in Aguadilla, and a new branch in Guayama. In addition, we are presently evaluating five other locations.

[GRAPHIC - GRAPH OF TOTAL LOAN PRODUCTION]

Our residential portfolio at the end of 1999 totaled $1.1 billion, a 48% increase from $754 million in 1998. The average yield for 1999 was 7.42%. This portfolio included $1.1 billion of residential first mortgages and $13.0 million of second mortgages.

During 1998 we expanded our services by organizing a Construction Loan Department to work primarily with real estate developers. Previously we had focused exclusively on financing individual residential construction. As of December 31, 1999, we had outstanding loans of $44.6 million, plus commitments for future funding of $50.6 million.

Our commercial loan portfolio, including commercial mortgages and leases, increased to $280.3 million at year-end, an increase of 67% from the prior year. This increase was due mostly to the introduction of customized commercial loans structured to fit borrowers' needs. Most of this portfolio is structured with interest rate floors, and generates yields that adjust with fluctuations in the Prime Rate or LIBOR. Our consumer portfolio, which includes collateralized consumer loans and credit cards, amounted to $114.6 million at the end of 1999. This portfolio generated an average yield of 11.24% which improved the average return of our total portfolio and our spread income.

Other than auto lending, a business in which we are not involved for the moment, during 1999 we completed the full line of products necessary to compete effectively either in the asset or the liability side of our banking business. We are able to provide our clients this line of products as part of our cross-selling program.

We expanded our servicing portfolio to 107,000 loans with a total balance of $6.2 billion, an increase of $1.3 billion, or 28% from 1998. We estimate the total value of our servicing portfolio at $111.0 million as of December 31, 1999, or $26.8 million above the value reflected in our books under Statement of Financial Accounting Standards No. 125. This extra value is primarily represented by portfolio not capitalized in our books. Our servicing portfolio continues to be a strong source of revenue. Servicing income increased to

[GRAPHIC - QUOTE- We are providing a unique line of banking products and personalized services.]

$27.1 million in 1999 from $16.0 million in 1998.

We strengthened our credit loss reserves during the year, increasing the reserve for loan losses to $9.0 million, a 11% increase from $8.1 million the previous year. Reserves approximate 75% of total non-performing loans as of December 31, 1999, excluding our residential loan portfolio, where losses have historically been minimal.

Loans sold during 1999 were substantial, totaling $904.5 million. These sales consisted of $287.9 million of residential FHA and VA mortgage loans securitized and sold in GNMA Pools, and $616.6 million of residential conventional loans mainly sold to the government sponsored agencies (Fannie Mae and Freddie Mac). Our ability to sell conventional mortgage loans was made easier by the installation of scoring systems directly connected with both entities. The direct connection allows for faster response about loan approvals, shorter processing time, and immediate delivery to the secondary market once the loans are closed.

Our securities portfolio increased by 63% in 1999, growing to $1.0 billion from $639.7 million in 1998. These investments represented 36% of total assets as of December 31, 1999, and with a yield of 6.30%, generated revenues of $43.8 million. Most of these securities are tax-free federally guaranteed bonds and GNMA's. This contributed to the Company's reduction in taxes for 1999 to an effective tax rate of 23% from 24.5% in 1998.

Liquid assets constituted 13.28% of our total assets at year-end, even though we closed new loans totaling $2.0 billion during the year. Assets grew by $867 million during 1999 to a record $2.9 billion. This growth was financed by a $323 million increase in deposits, a $260 million increase in repurchase agreements and a $204 million increase in lines of credit with banks and the Federal Home Loan Bank of New York. The balance was financed through profits, loan payoffs and sales, and funds generated by our preferred stock issue of $25 million last December. The proceeds of this issue, with a gross return to investors of 7.75%, were allocated to increase the capital of the Bank. At year-end, our unused lines of credit, (including lines of credit with the Federal Home Loan Bank), totaled $446.9 million. We had $429.4 million of excess collateral available to cover advances from these lines, with the collateral primarily available from our residential mortgage portfolio, providing us with additional liquidity to continue our fast growth.

Record Deposits

Deposits were at a record level at the end of 1999, increasing by 32% to $1.3 billion from $1.0 billion in 1998. This growth was mainly due to three initiatives: a very strong promotional campaign designed to generate core deposits and to expand our Private Banking business; the opening of new branches; and the expansion of our existing locations. New deposits with our Private Banking Group rose substantially, and these accounts will lead to additional business in 2000 as the Private Banking Group provides other products and services to these customers, such as sale of investments, mutual funds, and savings and retirement products such as IRAs and Keogh plans.

We are providing a unique line of banking products and personalized services in "niche" savings programs. These programs are designed for customers who seek high yields, diversity of products and access to electronic banking services, but who also want their accounts to be FDIC-insured. The average per branch deposit size increased 20% to $60.5 million in 1999 from $50.3 million in 1998, even though we opened three new branches during the year. Our average per branch deposit size exceeds the average per branch deposits in Puerto Rico. Core deposits, primarily consisting of saving and direct deposit accounts, represented 59.7% of our total deposits (also above the average for the banking industry in Puerto Rico). Brokered deposits were only 9.6% of our total deposits. Our share of the total deposit market in Puerto Rico increased to 4.50% from 4.34% in 1998, while our share of the primary markets we serve (northern Puerto Rico plus Caguas, Ponce, and Mayaguez) increased to 5.76% from 5.39%.

New Services and State
of the Art Technology

The introduction of Interactive Internet Banking as part of our strategy to combine "bricks and web" has been a total success, and we continue

[GRAPHIC - QUOTE- The introduction of Interactive Internet Banking as part of our strategy has been a total success.]

to be one of the few banks in Puerto Rico providing Internet Banking (including bill payments) while expanding physical locations. We are moving a step closer to creating a true virtual bank. With a virtual bank, most transactions done at any physical branch can instead be performed from one's home or office via computer. Access to Internet has grown faster than anticipated. Statistics indicate that there are over 450,000 persons currently connected to the Internet in Puerto Rico. As a result of this widespread acceptance, online banking has experienced steady growth. Web based banking provides us with the potential to increase revenues - by attracting new clients while retaining our existing ones
- and decrease operating and transaction costs, thereby improving efficiencies. Please be sure to visit us on the web at www.rgonline.com. With this product, we are offering our customers the full gamut of technological services - electronic commerce, home banking, Internet for mortgage and other loan applications as well as banking transactions, and imaging, as well as our voice response system, ATM's and platform branch automation. With a push of a button, click of a mouse, or phone call, our customers can access their accounts and Company information 24 hours a day, 7 days a week, either through our voice-activated response system, offering a 24-hour toll-free telephone account information access, through home banking, or through interactive Internet banking.

The transition into the new millennium was a safe, uneventful situation, with complete absence of glitches. We want to congratulate all our staff for the easy transition that never posed a serious disruption to our business, making the Y2K transition a success. Also we want to thank our

[GRAPHIC - GRAPHIC OF R-G ONLINE WEB PAGE] customers for keeping their trust and money in the Bank.

We are pleased with the Company's results for 1999. We significantly increased loan originations and, from our internal loan production, added to our inventory $660 million of unsold loans in our balance sheet to expand our earning-assets base. As a result, total assets grew to a record $2.9 billion, and our servicing portfolio increased to a record $6.2 billion. Total assets under administration (including our servicing portfolio) grew to $9.1 billion during 1999, rising 32% from the prior year. All of these accomplishments led to a strong improvement in revenues and net income for 1999. We are optimistic that these accomplishments will also translate into increased profitability in the future.

The Company will continue to emphasize strong capital ratios, good asset quality, expense control, and increased spread and fee income as key financial sources of future success. Our competitive advantage is a talented, motivated and highly trained staff that is directed by an excellent management team that is compensated through carefully designed incentive programs. Employees are committed to delivering exceptional products and services to our customers. R-G is already a widely recognized financial brand with a significant franchise in the Puerto Rico market.

Our appreciation to our valued customers for their patronage, to our great team of people for being the very best at what they do, to our directors for their exceptional dedication to the Company's success, and to our stockholders for their confidence and support.

All of us at R-G look forward to
adding value to our investment as shareholders today, tomorrow, as well as into the new century. We thank you for your help, encouragement and support. We are committed to delivering improving returns for our stockholders.



/s/ Victor J. Galan
-------------------
Victor J. Galan
Chairman of the Board and
Chief Executive Officer
R-G Financial Corporation



[GRAPHIC-PHOTO OF VICTOR J. GALAN, R-G FINANCIAL CORPORATION CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER, AND RAMON PRATS, VICE CHAIRMAN OF THE BOARD AND EXECUTIVE VICE PRESIDENT]

Strategic Growth

At the beginning of a new millennium we face new challenges and opportunities. As we open a new century, the banking industry sets its eyes on consolidation and the enhancement of technology. Staying ahead is now pressed by the need to be prepared. It is essential that R-G maintain its leadership in banking and mortgage products, but also in technology and services. We must Keep pace with technology if we are to provide the most complete and advanced services to our customers and to provide the tools that our team needs to fulfill their expectations.


In 2000 we will continue implementing our strategic plan that consists of the following key elements:

1.       Continue  to  expand  the  Company's   branch  network  into  desirable
         locations in Puerto Rico and the United States in order to gain access to additional retail funding sources and loan business.

2. Retain a portion of our residential, commercial and consumer loan production volume and the associated servicing (thereby benefitting from economies of scale);

3.       Continue  to  utilize  advanced   technology  and  automated  processes
         throughout the Company's business to improve customer service, reduce the cost of loan production and servicing, and increase efficiencies.

4. Cross-sell retail and private banking services to the Company's large base of mort-gage customers, including the Hispanic market in the United States.

5. Expand to other sources of income as allowed by local regulations in the immediate future, such as affiliation with insurance companies and securities firms.

As  time  becomes  a  more  valued  commodity  in  daily  life,  customers  will
increasingly   demand  faster,   more  convenient   service.   Only  the  latest
state-of-the-art technology will be able to satisfy these client expectations.


[GRAPHIC - COMPUTER WITH R-G WEB PAGE ON COMPUTER SCREEN]

                   [GRAPHIC - CORPORATE STRUCTURE FLOW CHART]

                             Corporate Information
                               BOARD OF DIRECTORS


Victor J. Galan
Chairman of the Board and Chief Executive Officer

Ramon Prats
Vice Chairman of the Board
and Executive Vice President

Enrique Umpierre Suarez
Secretary of the Board and
Attorney in private practice

Ana M. Armendariz
Treasurer of the Board and Senior Vice President of Finance RGM

Benigno R. Fernandez
Senior  Partner of  Fernandez,  Perez,  Villariny  & Co.,
CPA firm in Hato Rey,
Puerto Rico.

Eduardo McCormack
Retired Businessman.
Previously worked for Bacardi Corp. in
various capacities.

Victor L. Galan
Vice President
Champion Mortgage



                     [GRAPHIC - PORTRAITS OF R-G BOARD OF DIRECTORS]

Gilberto Rivera Arreaga, CPA/ESQ.
Executive Vice President National College of Business & Technology, post secondary institution with campuses in Bayamon and Arecibo, Puerto Rico.

Laureano Carus Abarca
Chairman of Alonso Carus Iron Works
 in Catano, Puerto Rico,
manufacturers of
metal products.

Juan J. Diaz
Retired businessman.
Former Senior Vice President
of Loan Administration of R-G.

Pedro Ramirez
President & CEO of Empresas Nativas, Inc., local real estate development firm.

Roberto Gorbea
President & CEO
of Lord Electric Company
of Puerto Rico, Inc.

Ileana M. Colon Carlo
Chief  Administration
and  Financial  Officer
of  McConnell  &  Valdes,  legal counsels.
Former Comptroller General of the Commonwealth of Puerto Rico.


                     [GRAPHIC - PORTRAITS OF R-G BOARD OF DIRECTORS]

                                   Key People
                     Officers of R-G Financial Corporation:

SENIOR MANAGEMENT TEAM

VICTOR J. GALAN, Chairman, President and CEO

RAMON PRATS, Executive Vice President

JOSEPH R. SANDOVAL, Senior Vice President and Chief Financial Officer

RAMON PEREZ, Senior Vice President Loan Administration RGM

MARIO RUIZ, Senior Vice President Secondary Market RGM

ANA M. ARMENDARIZ, Senior Vice President Finance RGM

IVAN VELEZ, Senior Vice President Operations RGPB

JOSE  L. ORTIZ, Vice President Finance RGPB

WILLIAM MARTINEZ, Vice President Administration RGM

SONIA I. VAZQUEZ,  Vice President and General Auditor

MIKE WALLACE, Jr. CEO, Continental Capital Corp.


PRODUCTION GROUP

DENNIS C. TRISTANI, Senior Vice President Commercial Lending RGPB

FELIPE FRANCO,  Senior Vice President Consumer Lending RGPB

ROBERTO CORDOVA, Senior Vice President Loan Production RGM

STEVEN VELEZ, Senior Vice President Underwriting & Technology RGM

EDWIN REYES, Vice President Branch Administration RGPB

VICTOR L. GALAN, Vice President  Champion Mortgage

RICARDO AGUDO, Vice President New Housing RGM

JEANNETE MIRO, Vice President Marketing RGPB

ISMENIA ISIDOR, Vice President Closings Department RGM

VICTOR IRIZARRY, Senior Vice President Construction and Corporate Banking

LOURDES GONZALEZ, Vice President Retail Construction Lending

MARY ROSALES, Vice President  Interim Construction Lending

MIKE MCHUGH, President Continental Capital Corp.

SELECTED CONSOLIDATED FINANCIAL
AND OTHER DATA OF R&G FINANCIAL

The following table presents selected consolidated financial and other data of R&G Financial for each of the five years in the period ended December 31, 1999. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of R&G Financial, including the accompanying Notes, presented elsewhere herein. In the opinion of management, this information reflects all adjustments, consisting only of normal recurring accruals and adjustments, necessary for a fair presentation.

At or For the Year Ended December 31,
                                                            1999        1998        1997          1996         1995
                                                            ----        ----        ----          ----         ----
(Dollars in Thousands, except for per share data)
              Selected Balance Sheet Data:
     Total assets(1) ..............................   $2,911,993   $2,044,782   $1,510,746   $1,037,798   $  853,206
     Loans receivable, net ........................    1,563,007    1,073,668      765,059      603,751      473,841
     Mortgage loans held for sale .................       77,277      117,126       46,885       54,450       21,318
     Mortgage-backed and investment securities
      held for trading ............................       43,564      450,546      401,039      110,267      113,809
     Mortgage-backed securities available for sale       712,705       95,040       46,004       50,841       61,008
     Mortgage-backed securities held to maturity ..       23,249       28,255       33,326       37,900       41,731
     Investment securities available for sale .....      258,164       59,502       75,863       30,973        3,280
     Investment securities held to maturity .......        5,438        6,344       10,693        5,270        2,046
     Servicing asset ..............................       84,253       58,221       21,213       12,595        8,210
     Cash and cash equivalents(2) .................       65,996      103,728       68,366       98,856      104,195
     Deposits .....................................    1,330,506    1,007,297      722,418      615,567      518,187
     Securities sold under agreements to repurchase      731,341      471,422      433,135       97,444       98,483
     Notes payable ................................      132,707      182,748      103,453      126,842       77,130
     Other borrowings(3) ..........................      408,843      130,000       91,359       65,463       71,315
     Stockholders' equity .........................      269,535      221,162      138,054      115,633       66,385
     Common Stockholders' equity per share(4) .....   $     6.79   $     5.99   $     4.88   $     4.09   $     3.55

  Selected Income Statement Data:

Revenues:
 Net interest income after provision for loan losses   $  52,053    $  37,373    $  30,160   $  24,665   $  20,323
 Loan administration and servicing fees ............      27,109       15,987       13,214      13,029      11,030
 Net gain on sale of loans .........................      37,098       34,955       23,286      12,351       8,384
 Other(5) ..........................................       6,604        5,528        4,605       3,872       4,028
                                                       --------------------------------------------------------------
 Total revenue .....................................     122,864       93,843       71,265      53,917      43,765
                                                       --------------------------------------------------------------
Expenses:
 Employee compensation and benefits ................      24,433       17,095       13,653      10,794       8,284
 Office occupancy and equipment ....................      11,289        8,987        7,131       5,531       4,711
 SAIF special assessment ...........................        --           --                      2,508
 Other administrative and general ..................      33,568       22,687       18,252      15,424      13,731
                                                       --------------------------------------------------------------
                        Total expenses .............      69,290       48,769       39,036      34,257      26,726
                                                       --------------------------------------------------------------

                                                                     At or For the Year Ended December 31,
                                                            1999        1998        1997         1996         1995
                                                            ----        ----        ----         ----         ----
                                                                  (Dollars in Thousands, except for per share data)
Income before minority interest in the Bank and
Income taxes .......................................      53,574       45,074       32,229      19,660      17,039
Minority interest in the Bank's earnings ...........        --           --                        538         743
Income taxes .......................................      12,239       11,040        8,732       5,922       5,847
                                                       --------------------------------------------------------------
Net income .........................................      41,335       34,034       23,497      13,200      10,449
                                                       --------------------------------------------------------------
Less: Dividends on preferred stock .................      (3,754)      (1,234)        --          --          --
Net income available to common stockholders ........   $  37,581    $  32,800    $  23,497   $  13,200   $  10,449
Diluted earnings per share (4) .....................   $    1.28    $    1.12    $    0.81   $    0.59   $    0.56

At or For the Year Ended December 31,
(Dollars in Thousands, except for per share data)
                                                                1999         1998            1997           1996          1995
                                                                ----         ----            ----           ----          ----
Selected Operating Data(6):
Performance Ratios and Other Data:
  Mortgage loans originated and purchased ..............   $ 1,610,945    $ 1,237,415    $   758,486    $   480,525    $  327,107
  Mortgage servicing portfolio .........................     6,177,511      4,827,798      3,000,888      2,550,169     2,298,200
  Return on average assets(6) ..........................          1.72%          1.95%          1.85%          1.38%         1.47%
  Return on average common equity(6) ...................         20.23          21.32          18.69          15.54         17.08
  Equity to assets at end of period ....................          9.26          10.82           9.13          11.14          7.78
  Interest rate spread(7) ..............................          2.40           2.43           2.88           3.00          2.93
  Net interest margin(7) ...............................          2.60           2.72           3.12           3.24          3.26
  Average interest-earning assets to average
    interest-bearing liabilities .......................        104.16         105.93         104.61         104.60        106.50
  Total non-interest expenses to average total assets ..          2.88           2.80           3.08           3.59          3.80
  Full-service Bank offices ............................         22             20             15             15            14
  Mortgage offices (8) .................................         31             23             19             16            13
  Cash dividends declared per common share(4)(9) .......           .149           .111           .065           .069      --
Asset Quality Ratios(10):
  Non-performing loans to total loans at end of period .          3.66%          4.08%          3.89%          3.09%         2.18%
  Non-performing assets to total assets at end of period          2.26           2.41           2.12           1.90          1.32
  Allowance for loan losses to total loans
  at end of period .....................................           .55           0.74           0.87           0.55          0.72
  Allowance for loan losses to total non-performing
  loans at end of period ...............................         15.11          17.92          22.34          17.64         33.19
  Net charge-offs to average loans outstanding .........          0.25           0.55           0.40           0.75          0.08
Bank Regulatory Capital Ratios(11):
  Tier 1 risk-based capital ratio ......................         12.36%         13.41%         13.10%         13.91%        10.53%
  Total risk-based capital ratio .......................         13.08          14.46          14.00          14.79         11.66
  Tier 1 leverage capital ratio ........................          7.07           8.04           7.34           8.45          6.25

(Footnotes on Following Page)

(1) At December 1999, R&G Mortgage and the Bank had total assets of $715.7 million and $2.3 billion, respectively, before consolidation.

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

(6) With the exception of end of period ratios, all ratios for R&G Mortgage are based on the average of month end balances while all ratios for the Bank are based on average daily balances.

(7) Interest rate spread represents the difference between R&G Financial's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of R&G Financial."

(8) Includes 6 branches of Champion Mortgage Corporation, R&G Mortgage's wholly owned mortgage banking subsidiary, and 2 branches of Continental Capital Corp., the Bank's wholly owned mortgage banking subsidiary in New York. Also includes 16 R&G Mortgage facilities which are located within the Bank's offices.

(9) Includes $500,000 or $0.025 per share paid on the Class A Common Stock in March 1996 prior to the Company's initial public offering. Amount is based on weighted average number of shares of Common Stock (Class A and Class B) outstanding.

(10) Non-performing loans consist of R&G Financial's non-accrual loans and non-performing assets consist of R&G Financial's non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(11) All of such ratios were in compliance with the applicable requirements of the FDIC.

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

        R&G Financial has generally sought to achieve long-term financial strength and profitability by increasing the amount and stability of its net interest income and other non-interest income. R&G Financial has sought to implement this strategy by (i) establishing and emphasizing the growth of its mortgage banking activities, including growing its loan servicing operation;
(ii) expanding its retail banking franchise (the Bank has expanded its branch system from two offices at February 1990 to 22 offices at December 31, 1999) through possible branch acquisition opportunities that may arise or the opening of new branches, all in order to achieve increased market presence and to increase core deposits; (iii) enhancing R&G Financial's net interest income by increasing R&G Financial's loans held for investment, particularly single-family residential loans; (iv) developing new business relationships through an increased emphasis on commercial real estate and commercial business lending;
(v) diversifying R&G Financial's retail products and services, including an increase in consumer loan originations (such as credit cards); (vi) meeting the banking needs of its customers through, among other things, the offering of trust and investment services; and (vii) controlled growth and the pursuit of a variety of acquisition opportunities when appropriate. R&G Financial attempts to control its overall operating expenses, notwithstanding R&G Financial's recent growth and expansion activities.

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

        A more conventional but limited IRRBICO monitoring tool involves an analysis of the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. At December 31, 1999, R&G Financial's interest-bearing liabilities which mature or reprice within one year exceeded R&G Financial's interest-earning assets with similar characteristics by $691.8 million, or 23.76% of total assets. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

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

        A mortgage-banking company is generally exposed to interest rate risk from the time the interest rate on the customer's mortgage loan application is established through the time the mortgage loan closes, and until the time the company commits to sell the mortgage loan. In order to limit R&G Mortgage's exposure to interest rate risk through the time the mortgage loan closes, R&G Mortgage generally does not lock-in or guarantee the customer a specific interest rate on such loans through the closing date but rather offers customers an interest rate that will be based on a prevailing market rate that adjusts weekly. Moreover, in order to limit R&G Mortgage's exposure to interest rate risk through the time the loan is sold or committed to be sold, R&G Mortgage may, depending upon market conditions, enter into forward commitments to sell a portion of its mortgage loans to investors for delivery at a future time. At December 31, 1999, R&G Mortgage had $58.6 million of pre-existing commitments by third-party investors to purchase mortgage loans. To the extent that R&G Mortgage originates or commits to originate loans without pre-existing commitments by investors to purchase such loans or is not otherwise hedged against changes in interest rates ("unhedged loans"), R&G Mortgage will be subject to the risk of gains or losses through adjustments to the carrying value of loans held for sale or on the actual sale of such loans (the value of unhedged loans fluctuates inversely with changes in interest rates).

        Finally, R&G Mortgage carries an inventory of mortgage-backed and related securities (primarily fixed-rate GNMA certificates). Generally, the value of fixed-rate mortgage-backed securities declines when interest rates rise and, conversely, increases when interest rates fall. At December 31, 1999, R&G Mortgage held $43.6 million of mortgage-backed and related securities (all of which carried fixed interest rates) which were classified as held for trading and reported at fair value, with unrealized gains and losses included in earnings. Accordingly, declines in the value of R&G Mortgage's securities held for trading could have a negative impact on R&G Financial's earnings regardless of whether any securities were actually sold. On January 1,1999 R&G Mortgage reclassified $427.4 million of mortgage-backed securities from trading to available for sale upon adoption of a new accounting pronouncement. The adoption of this Statement had no effect on the results of operations of the Company. See Recent Accounting Pronouncements.

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

        At December 31, 1999 R&G Mortgage was a party to two interest rate swap agreements. An interest rate swap is an agreement where one party (generally the Company) agrees to pay a fixed-rate of interest on a notional principal amount to a second party (generally a broker) in exchange for receiving from the second party a variable-rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. R&G Mortgage's existing interest rate swap agreements have an aggregate notional amount of approximately $70.0 million and expire in December 2009. With respect to such agreements, R&G Mortgage makes fixed interest payments of 5.60% and receives payments based upon the three-month London Interbank Offer Rate ("Libor"). The net interest received relating to R&G Mortgage's fixed-pay interest rate swaps amounted to approximately $107,000 and $248,000 during the years ended December 31, 1999 and 1998, respectively. Such interest rate contracts have reduced the imbalance between R&G Mortgage's interest-earning assets and interest-bearing liabilities within shorter maturities, thus reducing R&G Mortgage's exposure to increases in interest rates that may occur in the future.

        The Bank.

        The results of operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At December 31, 1999, the Bank's interest-earning assets included a portfolio of loans receivable, net of $1.7 billion and a portfolio of investment securities and mortgage-backed securities

(including held to maturity and available for sale) of $522.6 million. Because the Bank's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the Bank's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the Bank's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates. In addition to affecting net interest income, changes in interest rates also can affect the value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. At December 31, 1999, $493.9 million or 94.5% of the Bank's mortgage-backed and investment securities were classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income, a separate component of stockholders' equity.

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

        External hedging involves the use of interest rate swaps, collars, caps, options and futures to reduce interest rate risk on all mortgage-backed securities (excluding CMOs) which are available for sale. At December 31, 1999, mortgage-backed securities available for sale had a fair value of $235.7 million.

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

        At December 31, 1999, the Bank was a party to six interest rate swap agreements. The Bank's existing interest rate swap agreements have an aggregate notional amount of approximately $85.0 million and expire between October 2000 and December 2009. With respect to such agreements, the Bank makes fixed interest payments ranging from 4.70% to 6.09% and receives payments based upon the three-month Libor and Libid. The net expense related to the Bank's fixed-pay interest rate swaps amounted to approximately $422,000, $198,000 and $293,000 during the years ended December 31,1999, 1998 and 1997, respectively. Such interest rate contracts have reduced the imbalance between the Bank's interest-earning assets and interest-bearing liabilities within shorter maturities, thus, reducing the Bank's exposure to increases in interest rates that may occur in the future.

     As discussed above, the Bank may also enter into interest rate, collars, caps, options and futures. However, at December 31,1999 the Bank was not a party to any such interest rate contracts.

The following table summarizes the anticipated maturities or repricing of R&G Financial's interest-earning assets and interest-bearing liabilities as of December 31, 1999, based on the information and assumptions set forth in the notes below.

                                                      Four to    More Than     More Than
(Dollars in Thousands)                Within Three    Twelve    One Year to   Three Years   Over Five
                                         Months       Months    Three Years  to Five Years    Years        Total
Interest-earning assets(1):

Loans receivable:
   Residential real estate loans     $   36,328   $  102,833   $  233,868   $  184,472   $  555,371   $1,112,872
   Construction loans                    22,013       11,283       11,283           --           --       44,579
   Commercial real estate loans         222,656          633        1,246          693          808      226,036
   Consumer loans                        26,428       32,981       45,037       20,292       10,398      135,136
   Commercial business loans             21,100       16,998       13,225        2,785          123       54,231
Mortgage loans held for sale             20,137       57,140           --           --           --       77,277
Mortgage-backed securities(2)(3)        142,664      404,320       55,004       42,788      134,742      779,518
Investment securities(3)                 56,476       49,944      113,735       39,459        3,987      263,601
Other interest-earning assets(4)         23,744           --           --           --           --       23,744
                                     ----------------------------------------------------------------------------
   Total                             $  571,546   $  676,132   $  473,398   $  290,489   $ 705,429    $2,716,994
                                     ----------------------------------------------------------------------------
Interest-bearing liabilities:

Deposits(5):
   NOW and Super NOW accounts(6)     $    6,624   $   18,575   $   20,421   $   16,541   $   70,516   $  132,677
   Passbook savings accounts(6)           2,842        8,232       20,500       16,400       65,602      113,576
   Regular and commercial checking(6)     7,880       22,063       24,254       19,645       83,753      157,595
   Certificates of deposit              223,955      536,948       77,900       71,252       11,974      922,029
FHLB advances                           264,500      104,500        5,000       10,000           --      384,000
Securities sold under agreements
    to repurchase(7)                    746,341           --           --           --           --      746,341
Other borrowings(8)                      82,050       25,000       35,500           --           --      142,550
                                     ----------------------------------------------------------------------------
      Total                           1,334,192      715,318      183,575      133,838      231,845    2,598,768
                                     ----------------------------------------------------------------------------

Effect of hedging instruments          (140,000)      30,000       30,000           --       80,000           --
                                     $1,194,192   $  745,318   $  213,575    $ 133,838    $ 311,845   $2,598,768

Excess (deficiency) of interest-
earning assets over interest-
bearing liabilities                  $ (622,646)  $  (69,186)   $ 259,823   $  156,651    $ 393,584   $  118,226


Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities       $ (622,646)  $ (691,832)  $ (432,009)  $ (275,358)   $ 118,226
Cumulative excess (deficiency) of
    interest-earning assets over
    interest-bearing liabilities as
    a percent of total assets           (21.38)%      (23.76)%     (14.84)%      (9.46)%       4.06%

(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments.

(2)  Reflects estimated prepayments in the current interest rate environment.

(3) Includes securities held for trading, available for sale and held to maturity.

(4) Includes securities purchased under agreement to resell, time deposits with other banks and federal funds sold.

(5)  Does not include non-interest-bearing deposit accounts.

(6) Although the Bank's negotiable order of withdrawal ("NOW") and Super NOW accounts, passbook savings accounts and checking accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities based on the Bank's retention of such deposits in changing interest rate environments. The table assumes that funds will be withdrawn from the Bank at annual rates for NOW accounts and for regular and commercial checking accounts, ranging from 10% for 0-12 months, 19% for 1-5 years, 41% for 5-10 years, 65% for 10-20 years and 100% thereafter; and, for passbook savings accounts, ranging from 5% for 0-12 months, 20% for 1-5 years, 40% for 5-10 years, 65% for 10-20 years and 100% thereafter.

(7)  Includes federal funds purchased.

(8)  Comprised of warehousing lines, notes payable and other borrowings.

        Although "gap" analysis is a useful measurement device available to management in determining the existence of interest rate exposure, its static focus as of a particular date makes it necessary to utilize other techniques in measuring exposure to changes in interest rates. For example, gap analysis is limited in its ability to predict trends in future earnings and makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. As a result, R&G Financial, through simulation models, also analyzes on a monthly basis the estimated effects on net interest income under multiple rate scenarios, including increases and decreases in interest rates amounting to 200 and 100 basis points. The IRRBICO regularly reviews interest rate risk by forecasting the impact of alternative interest rate scenarios on net interest income and by evaluating such impact against the maximum potential changes in net interest income. The following table sets forth at December 31, 1999 the estimated percentage change in R&G Financial's net interest income based on the indicated changes in interest rates.

                                 NET INTEREST INCOME
          -----------------------------------------------------------------
               Change in             Expected
            Interest Rates         Net Interest     Amount      Percentage
          (in Basis Points)(1)      Income(2)      of Change      Change
          -----------------------------------------------------------------
                                 (Dollars in Thousands)
                 +200             $  46,282    $  (17,588)      (27.54)%
                 +100                55,314        (8,556)      (13.40)
             Base Scenario           63,870            --           --
                 -100                71,028         7,158        11.21
                 -200                75,809        11,939        18.69

(1) Assumes an instantaneous uniform change in interest rates at all maturities.
(2)    Net interest income amounts exclude amortization of deferred loan fees.

        Management of R&G Financial believes that all of the assumptions used in the foregoing analysis to evaluate the vulnerability of its operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of R&G Financial's assets and liabilities and the estimated effects of changes in interest rates on R&G Financial's net interest income indicated in the above table could vary substantially if different assumptions were used or if actual experience differs from the projections on which they are based.

        Changes in Financial Condition
        General.

        At December 31, 1999, R&G Financial's total assets amounted to $2.9 billion, as compared to $2.0 billion at December 31, 1998. The $867.2 million or 42.4% increase in total assets during the year ended December 31, 1999 was primarily the result of a $489.3 million or 45.6% increase in loans receivable, net, a $210.7 million or 38.6% increase in mortgage-backed securities held for trading and available for sale, and a $198.7 million or 333.9% increase in investment securities available for sale.

        Cash and Money Market Investments.

        Cash and money market investments (consisting of cash and due from banks, securities purchased under agreements to resell, time deposits with other financial institutions and federal funds sold) amounted to $66.0 million and $103.7 million as of December 31, 1999 and 1998, respectively.

        Loans Receivable and Mortgage Loans Held for Sale.

        At December 31, 1999, R&G Financial's loans receivable, net amounted to $1.6 billion or 53.7% of total assets, as compared to $1.1 billion or 52.5% as of December 31, 1998. The growth in R&G Financial's loans receivable, net reflects R&G Financial's strategy of increasing its loans held for investment, including residential mortgage, construction, commercial real estate and commercial business loans. During the years ended December 31, 1999, 1998 and 1997, total loans originated and purchased by the Bank (including loans originated by R&G Mortgage on behalf of the Bank) amounted to $1.1 billion, $755.5 million and $435.4 million, respectively.

        At December 31, 1999, R&G Financial's allowance for loan losses (all of which is maintained in the Bank's loan portfolio) totaled $9.0 million, which represented a $916,000 or 11.4% increase from the level maintained at December 31, 1998. At December 31, 1999, R&G Financial's allowance represented approximately 0.55% of the total loan portfolio and 15.11% of total non-performing loans, as compared to 0.74% and 17.92% at December 31, 1998. The increase in the allowance for loan losses is attributable to the provision of $4.5 million for loan losses during the year, which exceeded net charge-offs amounting to approximately $3.6 million. During the year ended December 31,1999, the Company experienced a reduction in net charge-offs of approximately $2.1 million compared to the year ended December 31,1998.

        Management of R&G Financial believes that its allowance for loan losses at December 31, 1999 was adequate, based upon, among other things, the significant level of single-family residential loans within R&G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. However, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect R&G Financial's results of operations.

        At December 31, 1999 and 1998, mortgage loans held for sale amounted to $77.3 million and $117.1 million, respectively. Mortgage loans held for sale primarily reflects loans which are in the process of being securitized and sold. The level of mortgage banking activities is highly dependent upon market and economic factors.

       Securities Held for Trading, Available for Sale and Held for Investment.

        R&G Financial maintains a substantial portion of its assets in mortgage-backed and investment securities which are classified as either held for trading, available for sale or held to maturity. At December 31, 1999, R&G Financial's aggregate mortgage-backed and investment securities totaled $1.0 billion or 35.8% of total assets, as compared to $639.7 million or 31.3% at December 31, 1998, respectively.

        Securities held for trading consist primarily of FHA and VA loans which have been securitized as GNMA pools and are being held for sale to institutions in the secondary market. At December 31, 1999 and 1998, all such securities were held by R&G Mortgage. Securities held for trading are reported at fair value with unrealized gains and losses included in earnings.

        Securities available for sale consist of mortgage-backed and related securities (tax exempt GNMA pools, FNMA and

FHLMC certificates as well as CMOs and CMO residuals) and U.S. Government agency securities, held by the Bank or R&G Mortgage. At December 31, 1999 and 1998, securities available for sale totaled $970.9 million and $154.5 million, respectively. Securities available for sale are reported at fair value with unrealized gains and losses excluded from earnings, and reported in other comprehensive income, a separate component of stockholders' equity.

        Securities held to maturity consist of mortgage-backed securities (GNMA, FNMA and FHLMC certificates), Puerto Rico Government obligations and other Puerto Rico securities, all of which were held by the Bank. At December 31, 1999 and 1998, securities held to maturity totaled $28.6 million and $34.6 million, respectively. Securities held to maturity are accounted for at amortized cost. At December 31, 1999 and 1998, R&G Financial's securities held to maturity had a market value of $28.7 million and $34.6 million, respectively.

Mortgage Servicing Asset.

        As of December 31, 1999 and 1998, R&G Financial reported servicing assets of $84.3 million and $58.2 million, respectively. R&G Financial recognizes both purchased and originated mortgage servicing rights as assets in its Consolidated Financial Statements. R&G Financial evaluates the fair value of its servicing asset on a quarterly basis to determine any potential impairment. Any future decline in interest rates which results in an acceleration in mortgage loan prepayments could have an adverse effect on the value of R&G Financial's mortgage servicing rights, which is dependent upon the cash flows from the underlying mortgage loans.

Deposits.

        At December 31, 1999, deposits totaled $1.3 billion, as compared to $1.0 billion at December 31, 1998. The $323.2 million or 32.1% increase in deposits during the year ended December 31, 1999 was primarily due to promotions in connection with new accounts and competitive pricing. One of the Bank's strategies is to increase its core deposits, which provide a source of fee income and the ability to cross-sell other products and services. As a result, core deposits (consisting of passbook, NOW and Super NOW, and regular and commercial checking accounts as well as certificates of deposit under $100,000) increased from $711.0 million or 70.6% of total deposits at December 31, 1998 to $794.2 million or 59.7% of total deposits at December 31, 1999.

Borrowings.

        Other than deposits, R&G Financial's primary sources of funds consist of securities sold under agreements to repurchase (consisting of agreements to purchase on a specified later date the same or substantially identical securities) ("repurchase agreements"). At December 31, 1999 and 1998, repurchase agreements totaled $731.3 million and $471.4 million, respectively.

        Notes payable consist primarily of warehouse lines of credit (which are used to fund loan commitments of R&G Mortgage) and Section 936 promissory notes (which represents a low cost source of short and intermediate-term funds for the Bank). At December 31, 1999, notes payable amounted to $132.7 million, as compared to $182.7 million at December 31, 1998. The $50.0 million or 27.4% decrease in notes payable during the year ended December 31, 1999 reflected a $50.1 million or 50.8% decrease in warehousing lines.

        Advances from the FHLB of New York amounted to $384.0 million and $121.0 million at December 31, 1999 and 1998, respectively. At December 31, 1999, FHLB advances were scheduled to mature at various dates commencing on January 3, 2000 until December 18, 2003, with an average interest rate of 5.75%.

Stockholders' Equity.

         Stockholders' equity increased from $221.2 million at December 31, 1998 to $269.5 million at December 31, 1999. The $48.4 million or 21.9% increase in stockholders' equity during 1999 was primarily due to the issuance of $25 million of 7.75% non-cumulative, perpetual Monthly Income Preferred Stock, Series B (the "Series B Preferred Stock"), and the $41.3 million of net income for the year. The increases in stockholders' equity were slightly offset by dividends paid during the year of $8.0 million on common and preferred stock, and a decrease in unrealized gains on securities available for sale, from a $1.4 million gain at December 31, 1998 to a $7.8 million loss at December 31,1999.

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


                                                                      Year Ended December 31,

                                                      1999                    1998                   1997
(Dollars in Thousands)                          Amount     Percent      Amount    Percent     Amount     Percent
 The Bank:
Net interest income after
   provision for loan losses                  $ 45,344      36.90%    $ 31,193     33.24%    $ 25,544     35.84%
Loan administration and servicing fees             476       0.39           --     --              --     --
Net gain on sale of loans                        9,559       7.78       12,191     12.99        5,436      7.63
Net gain on sale of investment securities           20       0.02          278      0.30          107      0.15
Other income(1)                                  5,380       4.38        4,780      5.09        2,915      4.09
                                             ------------------------------------------------------------------
                                                60,779      49.47       48,442     51.62       34,002     47.71
                                             ------------------------------------------------------------------
R&G Mortgage:

Net interest income                              6,708       5.46        6,180      6.58        4,616      6.48
Loan administration and servicing fees          26,633      21.68       15,987     17.04       13,214     18.54
Net gain on origination and sale of loans       27,541      22.41       22,472     23.95       18,597     26.10
Other income(1)                                  1,203       0.98          762      0.81          836      1.17
                                              ------------------------------------------------------------------
                                                62,085      50.53       45,401     48.38       37,263     52.29
                                              ------------------------------------------------------------------
                                              $122,864     100.00%    $ 93,843  100.00% $      71,265    100.00%
                                              ------------------------------------------------------------------


         (1) Comprised of service charges, fees and other for the Bank and other miscellaneous revenue sources for the Bank and R&G Mortgage.

        R&G Financial reported net income of $41.3 million, $34.0 million and $23.5 million during the years ended December 31, 1999, 1998 and 1997, respectively. Net income increased by $7.3 million or 21.5% during the year ended December 31, 1999, as compared to 1998, due to a $12.6 million increase in net interest income and a $14.3 million increase in total other income, which were partially offset by a $20.5 million increase in total operating expenses. Net income increased by $10.5 million or 44.8% during the year ended December 31, 1998, as compared to 1997, due to a $7.4 million increase in net interest income and a $15.4 million increase in total other income, which were partially offset by a $9.7 million increase in total operating expenses.

        Net Interest Income. Net interest income is determined by R&G Financial's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

        Net interest income totaled $56.6 million, $43.9 million and $36.5 million during the years ended December 31, 1999, 1998 and 1997, respectively. Net interest income increased by $12.6 million or 28.7% during the year ended December 31, 1999, as compared to the year ended December 31, 1998, due to significant increases in the average balance of interest-earning assets, which compensated for a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 105.93% in 1998 to 104.16% in 1999, as well as a decline in the Company's interest rate spread from 2.43% in 1998 to 2.40% in 1999. Net interest income increased by $7.4 million or 20.4% during the year ended December 31, 1998, due to an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 104.61% for 1997 to 105.93% for 1998, which was partially offset by a decrease in R&G Financial's interest rate-spread from 2.88% for 1997 to 2.43% for 1998.

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

                                                                         Year Ended December 31,
                                                              1999                                1998
                                                   Average              Yield/      Average                  Yield/
                                                   Balance   Interest  Rate (1)     Balance      Interest   Rate (1)
                                                    -------   --------  --------     -------      --------   --------
(Dollars in Thousands)
        Interest-Earning Assets:

Cash and cash equivalents(2)                    $   15,963     $  840      5.26%   $   25,731    $   1,341     5.21%
Investment securities held for trading                  --         --        --           344           19     5.52
Investment securities available for sale           124,559      7,834      6.29        57,042        3,337     5.85
Investment securities held to maturity               6,271        330      5.26         9,485          544     5.74
Mortgage-backed securities held for trading         33,245      1,871      5.63       406,123       24,876     6.13
Mortgage-backed securities available for sale      501,232     31,989      6.38        38,608        2,645     6.85
Mortgage-backed securities held to maturity         29,684      1,763      5.94        31,095        1,877     6.04
Loans receivable, net(3)(4)                      1,446,575    117,304      8.11     1,037,829       89,044     8.58
FHLB of New York stock                              17,777      1,210      6.81         8,517          614     7.21
                                               ---------------------------------------------------------------------
        Total interest-earning assets            2,175,306   $163,141     7.50%     1,614,774    $ 124,297     7.70%
                                               ---------------------------------------------------------------------
Non-interest-earning assets                        229,197                            129,498
                                               ---------------------------------------------------------------------
        Total assets                            $2,404,503                        $ 1,744,272
                                               =====================================================================
Interest-Bearing Liabilities:

Deposits                                       $ 1,153,537   $ 53,643      4.65%   $  826,487   $   38,439     4.65%
Securities sold under agreements to
repurchase(5)                                      491,184     27,474      5.59       416,249       23,876     5.74
Notes payable                                      212,028     13,634      6.43       186,147       12,641     6.79
Subordinated debt(6)                                     -          -         -         1,469          148    10.07
Other borrowings(7)                                231,616     11,812      5.10        94,025        5,220     5.55
        Total interest-bearing liabilities       2,088,365  $ 106,563      5.10%    1,524,377   $   80,324     5.27%
                                               ---------------------------------------------------------------------

Non-interest-bearing liabilities                    75,337                             46,025
                                               ---------------------------------------------------------------------
     Total liabilities                           2,163,702                          1,570,402
Stockholders' equity                               240,801                            173,870
                                               ---------------------------------------------------------------------
     Total liabilities and stockholders'
     equity                                    $ 2,404,503                        $ 1,744,272
                                               =====================================================================
Net interest income; interest rate spread(8)                $  56,578      2.40%                 $  43,973     2.43%
                                               =====================================================================
Net interest margin(8)                                                     2.60%                               2.72%
                                               =====================================================================
Average interest-earning assets to average
                interest-bearing liabilities                             104.16%                             105.93%
                                               =====================================================================

(footnotes on following page)

                                                        Year Ended December 31,
                                                                 1997
                                                   Average                 Yield/
                                                   Balance      Interest  Rate (1)
(Dollars in Thousands)                             -------      --------  --------

        Interest-Earning Assets:

Cash and cash equivalents(2)                   $   30,967     $   1,674     5.41%
Investment securities held for trading              5,466           328     6.00
Investment securities available for sale           51,105         3,205     6.27
Investment securities held to maturity             15,095           777     5.15
Mortgage-backed securities held for trading       249,930        17,174     6.87
Mortgage-backed securities available for sale      44,693         3,200     7.16
Mortgage-backed securities held to maturity        35,642         2,152     6.04
Loans receivable, net(3)(4)                       732,064        68,514     9.36
FHLB of New York stock                              4,710           311     6.60
                                              -----------------------------------
        Total interest-earning assets           1,169,672     $  97,335     8.32%
                                              -----------------------------------
Non-interest-earning assets                        98,880
                                              -----------------------------------
        Total assets                          $ 1,268,552
                                              ===================================
Interest-Bearing Liabilities:

Deposits                                      $   668,704    $   32,434     4.85%
Securities sold under agreements to
repurchase(5)                                     226,771        13,483     5.95
Notes payable                                     151,440         9,616     6.35
Subordinated debt(6)                                3,250           324     9.97
Other borrowings(7)                                67,973         4,948     7.28
                                              -----------------------------------
        Total interest-bearing liabilities      1,118,138    $   60,805     5.44%
                                              -----------------------------------

Non-interest-bearing liabilities                   24,680
     Total liabilities                          1,142,818
Stockholders' equity                              125,734
                                              -----------------------------------
     Total liabilities and stockholders'
     equity                                   $ 1,268,552
                                              ===================================
Net interest income; interest rate spread(8)                  $  36,530     2.88%
                                              ===================================
Net interest margin(8)                                                      3.12%
                                              ===================================
Average interest-earning assets to average
                interest-bearing liabilities                              104.61%
                                              ===================================

(footnotes on following page)

(1) At December 31, 1999, the yields earned and rates paid were as follows: cash and cash equivalents, 5.37%; investment securities held to maturity, 5.91%; investment securities available for sale, 6.76%; mortgage-backed securities held for trading, 6.41%; mortgage-backed securities available for sale, 6.71%; mortgage loans held for sale, 6.99%; loans receivable, net, 8.36%; FHLB of New York stock, 6.75%; total interest-earning assets, 7.68%; deposits, 4.84%; securities sold under agreements to repurchase, 5.89%; notes payable, 6.58%; other borrowings, 5.31%; total interest-bearing liabilities, 5.34%; interest rate spread, 2.34%.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.
(3)      Includes mortgage loans held for sale and non-accrual loans.
(4) Interest income on loans include loan fees amounting to $295,000, $367,000 and $366,000 during the years ended December 31, 1999, 1998 and 1997, respectively or .25%, .41% and .53% of interest income on loans during such respective periods.
(5)      Includes federal funds purchased.
(6) Represents a seven-year subordinated capital note of the Bank issued in 1991, which was subject to an annual sinking fund requirement and matured in 1998.
(7) Comprised of long-term debt, advances from the FHLB of New York and other borrowings.
(8) Interest rate spread represents the difference between R&G Financial's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.


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

                                                                       Year Ended December 31,
                                                       1999 vs. 1998                           1998 vs. 1997
                                                    Increase / Decrease         Total       Increase / Decrease           Total
                                                           Due to             Increase             Due to                Increase
(Dollars in Thousands)                              Rate        Volume       (Decrease)      Rate          Volume       (Decrease)
        Interest-Earning Assets:

Cash and cash equivalents(1)                    $     8      $    (509)     $   (501)      $  ( 50 )    $   ( 283 )    $  ( 333 )
Investment securities held for trading               --            (19)          (19)          ( 2 )        ( 307 )       ( 309 )
Investment securities available for sale            547          3,950         4,497         ( 239 )          372           133
Investment securities held to maturity              (30)          (184)         (214)           56          ( 289 )       ( 233 )
Mortgage-backed securities held for trading        (165)       (22,840)      (23,005)      ( 3,031)        10,733         7,702
Mortgage-backed securities available for sale    (2,350)        31,694        29,344         ( 119 )        ( 436 )       ( 555 )

                                                                      Year Ended December 31,
                                                       1999 vs. 1998                           1998 vs. 1997
                                                    Increase / Decrease         Total       Increase / Decrease           Total
                                                           Due to             Increase             Due to                Increase
(Dollars in Thousands)                              Rate        Volume       (Decrease)      Rate          Volume       (Decrease)

        Interest-Earning Assets:
Mortgage-backed securities held to maturity         (29)           (85)         (114)           --          ( 275 )       ( 275 )
Loans receivable, net(2)                         (6,810)        35,070       28,260        ( 8,087 )       28,617        20,530
FHLB of New York stock                              (72)           668           596            52            251           303
                                               --------------------------------------------------------------------------------
   Total interest-earning assets               $ (8,901)     $  47,745      $ 38,844   $  ( 11,420 )    $  38,383      $ 26,963
                                               --------------------------------------------------------------------------------
Interest-Bearing Liabilities:

Deposits                                        $    (7)     $  15,211      $ 15,204   $  ( 1,648 )     $   7,653      $  6,005
Securities sold under agreements to repurchase     (700)         4,298         3,598        ( 873 )        11,266        10,393
Notes payable                                      (765)         1,758           993          821           2,204         3,025
Subordinated debt(3)                                  -           (148)         (148)           2           ( 178 )       ( 176 )
                                               --------------------------------------------------------------------------------
Other borrowings(4)                              (1,047)         7,639         6,592      ( 1,624 )         1,896           272
                                               --------------------------------------------------------------------------------
   Total interest-bearing liabilities           $(2,519)     $  28,758      $ 26,239   $  ( 3,322 )     $  22,841      $ 19,519
                                               --------------------------------------------------------------------------------
Increase in net interest income                                             $ 12,605                                   $  7,444
                                               --------------------------------------------------------------------------------

(Footnotes on following page)

(1) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(2)  Includes mortgage loans held for sale.

(3) Represents a seven-year subordinated capital note of the Bank issued in 1991, which was subject to an annual sinking fund requirement and matured in 1998.

(4) Comprised of long-term debt, advances from the FHLB of New York and other borrowings.

Interest Income.

        Total interest income increased by $38.8 million or 31.3% during the year ended December 31, 1999 as compared to the year ended December 31, 1998, and increased by $27.0 million or 27.7% during the year ended December 31, 1998 over the year ended December 31, 1997. Interest income on loans, the largest component of R&G Financial's interest-earning assets, increased by $28.3 million or 31.7% during the year ended December 31, 1999 as compared to the year ended December 31, 1998, and increased by $20.5 million or 30.0% during 1998 over the year ended December 31, 1997. Such increases were primarily the result of increases in the average balance of loans receivable of $408.7 million and $305.8 million during the years ended December 31, 1999 and 1998, respectively. One of R&G Financial's strategies in recent years has been to grow R&G Financial's loans held for investment.

        Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) increased by $10.5 million or 31.5% during the year ended December 31, 1999 as compared to the year ended December 31, 1998, and increased by $6.5 million or 24.1% during the year ended December 31, 1998 over the year ended December 31, 1997. The increase in interest income on mortgage-backed and investment securities during the year ended December 31, 1999 was primarily due to a $88.3 million increase in the average balance of mortgage-backed securities, together with a $64.0 million increase in the average balance of investment securities during the period. The increase in investment securities reflects purchases of approximately $208.3 million during 1999, net of maturities and sales. The increase in interest income on mortgage-backed and investment securities during 1998 was due primarily to an increase in the average balance of mortgage-backed securities of $156.2 million.

        Interest income on cash and cash equivalents (consisting of cash and due from banks, securities purchased under agreements to resell, certificates of deposit with other financial institutions and federal funds sold) decreased by $501,000 or 37.4% during the year ended December 31, 1999 as compared to the year ended December 31, 1998, and decreased by $333,000 or 19.9% during the year ended December 31, 1998. The decrease during 1999 was due primarily to a decrease in the average balance of cash and cash equivalents during the period of $9.8 million. The decrease in interest earned on money market investments during 1998 reflected a decrease in the average balance of $5.2 million, together with a decrease in the yield from 5.41% to 5.21%. The fluctuations in yields earned by R&G Financial on its money market investments reflect the general fluctuations in short-term market rates of interest during the periods presented.

        Interest Expense.

        Total interest expense increased by $26.2 million or 32.7% during the year ended December 31, 1999, as compared to the year ended December 31, 1998, and increased by $19.5 million or 32.1% during the year ended December 31, 1998. Interest expense on deposits, the largest component of R&G Financial's interest-bearing liabilities, increased by $15.2 million or 39.6% during the year ended December 31, 1999, as compared to the year ended December 31, 1998, and increased by $6.0 million or 18.5% during the year ended December 31, 1998. The increases in interest expense on deposits during the years ended December 31, 1999 and 1998 were due primarily to increases in the average balance of deposits of $327.1 million and $157.8 million during such respective periods.

        Interest expense on repurchase agreements increased by $3.6 million or 15.1% during the year ended December 31, 1999, as compared to the year ended December 31, 1998, and increased by $10.4 million or 77.1% during the year ended December 31, 1998. The increase in interest expense on repurchase agreements during 1999 was due primarily to an increase in the average balance of repurchase agreements outstanding of $74.9 million, which was partially offset by a decrease in the average rate paid thereon of 15 basis points. The increase in interest expense on repurchase agreements during 1998 was primarily due to an increase in the average balance of repurchase agreements outstanding of $189.5 million, which was partially offset by a decrease in the average rate paid thereon of 21 basis points. R&G Financial generally uses repurchase agreements to repay warehouse lines of credit which are used to fund loan originations. These repurchase agreements are mainly collateralized by mortgage-backed securities held for trading and available for sale. The fluctuations in the average balance of repurchase agreements during the periods presented is therefore mainly a function both of the amount of originations by R&G Financial as well as the level of mortgage-backed securities held for trading and available for sale which are available to collateralize such agreements.

        Interest expense on notes payable (consisting of warehouse and other lines of credit and promissory notes) increased by $993,000 or 7.9% during the year ended December 31, 1999, as compared to the year ended December 31, 1998, and increased by $3.0 million or 31.5% during the year ended December 31, 1998. The increases during the years ended December 31, 1999 and 1998 were primarily due to increases in the average balance of such lines of $25.9 million and $34.7 million, respectively, as R&G Mortgage made increased use of such lines due to increased mortgage loan originations in such years.

        Interest expense on other borrowings (consisting principally of advances from the FHLB of New York) increased by $6.6 million or 126.3% during the year ended December 31, 1999, as compared to the year ended December 31, 1998, and increased by $96,000 or 1.8% during the year ended December 31, 1998. The increase in interest expense on other borrowings during 1999 and 1998 was due primarily to an increase in the average balance of such borrowings due to an increased use of FHLB advances to fund increased loan production in the Bank.

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

        R&G Financial made provisions to its allowance for loan losses of $4.5 million, $6.6 million and $6.4 million during the years ended December 31, 1999, 1998 and 1997, respectively.

        The decrease in the provision for loan losses taken by the Company during 1999 was primarily due to a reduction in net charge-offs during the year. Net charge-offs to average loans outstanding decreased to .25% during 1999 compared to .55% during the year ended December 31, 1998. This reduction is associated with the adoption in prior years of more stringent underwriting procedures to address problems experienced generally in the market for personal loans in such years, as well as an emphasis in collateralized lending instead of unsecured personal loans.

        The provision for loan losses taken by the Company during 1998 was based primarily on the increase in the

Company's loan portfolio during the period as a result of a 40.3 % increase in the Company's loan portfolio during 1998, as well as increased net charge-offs associated primarily with consumer loans.

Management believes that its allowance for loan losses at December 31, 1999, was adequate based upon, among other things, the significant level of single-family residential loans within R&G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. Nevertheless, there can be no assurances that additions to such allowance will not be necessary in future periods, particularly if the growth in R&G Financial's real estate lending, including commercial lending, continues.

Non-Interest Income.

The following table sets forth information regarding non-interest income for the periods shown.

                                                    Year Ended December 31,
                                                 1999         1998       1997
                                                 ----         ----       ----
(Dollars in Thousands)
 Net gain on origination and sale of loans     $37,098     $34,955     $23,286
 Loan administration and servicing fees         27,109      15,987      13,214
 Service charges, fees and other                 6,604       5,528       4,605
                                               ---------------------------------
          Total other income                   $70,811     $56,470     $41,105
                                               ---------------------------------

        Total non-interest income increased by $14.3 million or 25.4% during the year ended December 31, 1999, as compared to the prior year and increased by $15.4 million or 37.4% during the year ended December 31, 1998. Net gain on sale of loans amounted to $37.1 million, $35.0 million and $23.3 million during the years ended December 31, 1999, 1998 and 1997, respectively. Net gain on sale of loans reflects the income generated from R&G Financial's origination and purchase of single-family residential real estate loans and the subsequent securitization and sale of such loans. During the years ended December 31, 1999, 1998 and 1997, R&G Mortgage originated and purchased $878.8 million, $670.6 million and $470.9 million, respectively, and sold $671.2 million, $493.0 million and $246.1 million of mortgage loans, respectively. In addition, the Bank sold $183.5 million, $282.0 million and $118.2 million of loans from its portfolio during such respective periods. R&G Financial's mortgage banking operations are highly dependent upon market and economic conditions.

        During the years ended December 31, 1999, 1998 and 1997, R&G Financial recognized net profit (loss) on trading securities of ($21,000), $6.0 million and $9.7 million, respectively, which are included in net gains on sale of loans. Such gains and losses primarily reflect fluctuations in the market value of FHA and VA loans which have been securitized into GNMA mortgage-backed securities and are being held for trading. The decrease in net profits in trading securities in 1999 is primarily related to a $407.0 million decrease in mortgage-backed securities held for trading due to the adoption of SFAS No.134 effective January 1, 1999. Pursuant to the adoption of SFAS No. 134, on January 1, 1999 the Company reclassified approximately $427.4 million of mortgage-backed securities from trading to available for sale. The decrease in net profits in trading securities in 1998 is primarily related to a decrease in the origination and purchase of exempt FHA and VA loans in such year, which is primarily related to the changes in the tax exemption on the interest generated by such loans which went into effect on August 1,

1997. As a result of changes in the tax exemption of such loans, only loans granted for the purchase of new housing are exempt under the current tax law. Previously, loans for refinancing purposes were exempt as well.

        During the years ended December 31, 1999, 1998 and 1997, R&G Financial recognized loan administration and servicing fees of $27.1 million, $16.0 million and $13.2 million, respectively. The increase in loan administration and servicing fees over the periods reflects the increase in R&G Financial's loan servicing portfolio from 50,979 loans with an aggregate principal balance of $2.6 billion at January 1, 1997 to 107,302 loans with an aggregate principal balance of $6.2 billion at December 31, 1999, which includes the purchase in November 1998 of a mortgage loan servicing portfolio from another financial institution, comprised of approximately 33,000 loans with an aggregate principal balance of $1.1 billion.

Service charges, fees and other amounted to $6.6 million, $5.5 million and $4.6 million during the years ended December 31, 1999, 1998 and 1997, respectively. The $1.1 million or 19.5% and the $923,000 or 20.0% increases during 1999 and 1998, respectively, were primarily due to increased service charges associated with new deposit products and an increasing deposit base, as well as increases in the loan portfolio during such years.

        Non-Interest Expenses.

        The   following   table  sets  forth   certain   information   regarding
non-interest expenses for the periods shown.

                                        Year Ended December 31,
                                    --------------------------------
                                    1999         1998           1997
                                    ----         ----           ----
                                              (In Thousands)
Employee compensation
and benefits                     $24,433        $17,095        $13,653

Office occupancy and
equipment                         11,289          8,987          7,131
Other administrative
and general                       33,568         22,687         18,252
        Total non-interest
        expenses                 $69,290        $48,769        $39,036

        Total non-interest expenses increased by $20.5 million or 42.1% during the year ended December 31, 1999, as compared to the year ended December 31, 1998, and increased by $9.7 million or 24.9% during the year ended December 31, 1998 over 1997. The increase in total non-interest expenses during the years ended December 31, 1999 and 1998 reflect general growth in the Company's operations, increases in total loan production during such years as well as increased costs associated with the opening of new branch offices and remodeling work at six branch locations.

        The year ended December 31, 1999 represents the first full year of operations of Fajardo Federal Savings Bank, F.S.B., merged into the Bank upon acquisition on August 31, 1998. In addition, operations of Continental Capital Corp., the Company's newly acquired subsidiary in Huntington Station, New York effective October 1, 1999, was also a significant reason for the increase in expenses during the year ended December 31, 1999 when compared to the year ended December 31, 1998.

        Employee compensation and benefits expense amounted to $24.4 million, $17.1 million and $13.6 million during the years ended December 31, 1999, 1998 and 1997, respectively. The $7.3 million or 42.9% increase in such expense during the year ended December 31, 1999 is primarily associated with an increase in the number of employees as a result of new branch openings, and increased bonus payments associated with increased loan production during 1999. The $3.4 million or 25.2% increase in such expense during the year ended December 31, 1998 is primarily associated with an increase in the number of employees to accomodate higher loan production during the year, as well as to increased bonus payments associated with the increased loan production during the year.

        Office occupancy and equipment expense amounted to $11.3 million, $9.0 million and $7.1 million during the years ended December 31, 1999, 1998 and 1997, respectively. The $2.3 million or 25.6% increase in office occupancy and equipment expenses during the year ended December 31, 1999 is primarily related to the operation of five additional branches completed during fiscal 1998 and the opening of three additional branches during the year. The $1.9 million or 26.0% increase in expenses during 1998 is related to the opening of and the completion in late 1997 of the remodeling work at the six branches acquired in 1995.

        Other administrative and general expenses, which consist primarily of advertising, license and property taxes, amortization of servicing asset, insurance, telephone, printing and supplies and other miscellaneous expenses, amounted to $33.6 million, $22.7 million and $18.3 million during the years ended December 31, 1999, 1998 and 1997, respectively. The $10.9 million or 48.0% and the $4.4 million or 24.3% increase in such expenses during the years ended December 31, 1999 and 1998, respectively, is also primarily associated with increased loan production and new additional branch offices during such years, as well as the result of general growth in the operations of R&G Financial and the addition of new products and services offered. In addition, the Company had a $4.4 million increase in amortization expenses during 1999 of the Company's servicing asset, primarily associated with the purchase in late 1998 of a $1.1 billion servicing portfolio from another financial institution.

Income Taxes.

        R&G Financial's income tax provision amounted to $12.2 million during the year ended December 31, 1999, as compared to income tax expense of $11.0 million and $8.7 million during the years ended December 31, 1998 and 1997, respectively. R&G Financial's effective tax rate amounted to 22.8%, 24.5% and 27.1% during the years ended December 31, 1999, 1998 and 1997, respectively. The decrease in R&G Financial's effective tax rate is due primarily to an increase in the Company's exempt interest income and, to a lesser extent, the implementation of certain tax planning strategies during such years.

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

        R&G Financial's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell, federal funds sold and certificates of deposit in other financial institutions. If R&G Financial requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 1999, R&G Financial had $175.1 million in borrowing capacity under unused warehouse and other lines of credit, $261.8 million in borrowing capacity under unused lines of credit with the FHLB of New York and $10 million available unused fed funds lines of credit. R&G Financial has generally not relied upon brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future.

        At  December  31,  1999,  R&G  Financial  had  outstanding   commitments
(including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of $79.6 million. The Company also has agreements with developers to facilitate the mortgage loans to qualified buyers of new housing units on residential projects amounting to $546.8 million. All such agreements are subject to prevailing market rates at time of closing with no market risk exposure to the Company or with firm back-to-back commitments in favor of the mortgagee. Finally, the Company had certificates of deposit which are scheduled to mature within one year totaling $755.6 million at December 31, 1999, and borrowings that are scheduled to mature within the same period amounting to $1.2 billion. R&G Financial anticipates that it will have sufficient funds available to meet its current loan commitments.

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

        The FDIC also requires that banks meet a risk-based capital standard. The risk-based capital standard for banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At December 31, 1999, the Bank met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 7.07%, 12.36% and 13.08%, respectively.

        In addition, the Federal Reserve Board has promulgated capital adequacy guidelines for bank holding companies which are substantially similar to those adopted by the FDIC regarding state- chartered banks, as described above. R&G Financial is currently in compliance with such regulatory capital requirements.

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

The Year 2000 Issue

        Year 2000 issues result from the inability of many computer programs or computerized equipment to accurately calculate, store or use data for the year 2000 or later. These potential shortcomings could result in a system failure or miscalculations causing disruptions of operation, including among other things,
a  temporary  inability  to  process  transactions,   track  important
customer information, provide convenient access to this information, or engage in normal business operations. While lingering concern exists about certain dates during Year 2000, the most significant date, January 1, 2000, has passed without incident. As a result of its diligent efforts, the Company is pleased to report no interruptions of business or financial losses resulting from Year 2000 Issues.

        The costs of addressing the Year 2000 issue were approximately $300,000, most of which were incurred during 1999. Most of such costs were directly related to the costs of replacing existing equipment, primarily desktop computers, which were already fully depreciated on the Company's financial statements. Accordingly, the Company's Year 2000 costs expensed during 1999 were insignificant.

Recent Accounting Pronouncements

        Set forth below are recent accounting pronouncements which may have a future effect on R&G Financial's operations. These pronouncements should be read in conjunction with the significant accounting policies which R&G Financial has adopted that are set forth in R&G Financial's Notes to Consolidated Financial Statements.

        In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No.133- "Accounting for Derivative Instruments and Hedging Activities." This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically accounted as a hedge . The accounting for changes in fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

        This Statement was effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB voted to delay the effective date of this Statement to all fiscal quarters of fiscal years beginning after June 15, 2000. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of this Statement.

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

REPORT OF INDEPENDENT ACCOUNTANTS

                                                   [PRICEWATERHOUSECOOPERS LOGO]


To the Board of Directors and Stockholders of R&G Financial Corporation

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders equity and of cash flows present fairly, in all material respects, the financial position of R&G Financial Corporation (the Company) and its subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in comformity with generally accepted accounting principles. These financial statements are the responsability of the Companys management; our responsability is to express an opinion on theses financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/S/PricewaterhouseCoopers, LLP
------------------------------
PricewaterhouseCoopers, LLP
San Juan, Puerto Rico

February 10, 2000

Certified Public Accountants
(of Puerto Rico)
License No. 216 Expires on December 1, 2001
Stamp 1603133 of the P.R. Society
of Certified Public Accountants has been affixed to the file copy of this report

R&G Financial Corporation
Consolidated Statements of Financial Condition
December 31, 1999 and 1998

                                                                          1999              1998
                                                                        --------          --------

   Assets
Cash and due from banks                                            $   42,251,508     $   51,804,750
Money market investments:
        Securities purchased under agreements to resell                        --         11,544,123
        Time deposits with other banks                                 23,744,037         30,361,527
        Federal funds sold                                                     --         10,018,048
Mortgage loans held for sale, at lower of cost or market               77,277,133        117,126,040
Mortgage - backed securities held for trading, at fair value           43,563,817        450,546,034
Mortgage - backed securities available for sale, at fair value        712,705,165         95,040,331
Mortgage - backed securities held to maturity, at amortized
cost (estimated market value: 1999 - $23,305,029;
1998 - $28,260,925)                                                    23,249,247         28,255,518
Investment securities available for sale, at fair value               258,163,657         59,502,140
Investment securities held to maturity, at amortized cost
(estimated market value: 1999 - $5,403,755;
1998 - $6,378,634)                                                      5,437,630          6,343,929
Loans receivable, net                                               1,563,006,802      1,073,668,278
Accounts receivable, including advances to investors, net              16,230,457          9,665,290
Accrued interest receivable                                            22,386,746         12,505,431
Servicing asset                                                        84,252,506         58,221,052
Premises and equipment                                                 19,459,353         12,962,435
Other assets                                                           20,264,778         17,216,602
                                                                   --------------     --------------
                                                                   $2,911,992,836     $2,044,781,528
                                                                   ==============     ==============

   Liabilities and Stockholders' Equity

Liabilities:
  Deposits                                                         $1,330,506,368     $1,007,297,304
  Federal funds purchased                                              15,000,000                 --
  Securities sold under agreements to repurchase                      731,341,340        471,421,726
  Notes payable                                                       132,707,001        182,747,956
  Advances from FHLB                                                  384,000,000        121,000,000
  Other borrowings                                                      9,842,894          9,000,000
  Accounts payable and accrued liabilities                             33,917,329         28,020,080
  Other liabilities                                                     5,142,627          4,132,603
                                                                   --------------     --------------
                                                                    2,642,457,559      1,823,619,669
                                                                   --------------     --------------

Commitments and contingencies                                                  -                   -

Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares authorized:
     7.40% Monthly Income Preferred Stock, Series A,
       $25 liquidation value, 2,000,000 shares issued
       and outstanding                                                 50,000,000         50,000,000
     7.75% Monthly Income Preferred Stock, Series B,
       $25 liquidation value, 1,000,000 shares issued
       and outstanding                                                 25,000,000                  -

                                                                        1999              1998
                                                                      --------          --------

Common stock:
         Class A - $.01 par value, 40,000,000 shares authorized,
             18,440,556 issued and outstanding in 1999 and 1998           184,406            184,406
         Class B - $.01 par value, 30,000,000 shares authorized,
                 10,217,731 issued and outstanding in 1999
                 (1998 - 10,146,091)                                      102,177            101,461
         Additional paid-in capital                                    40,753,856         41,544,378
         Retained earnings                                            156,193,131        124,418,278
         Capital reserves of the Bank                                   5,095,658          3,547,798
         Accumulated other comprehensive (loss) income                 (7,793,951)         1,365,538
                                                                  ----------------------------------
                                                                      269,535,277        221,161,859
                                                                  ----------------------------------
                                                                  $ 2,911,992,836    $ 2,044,781,528
                                                                  ==================================


The accompanying notes are an integral part of these financial statements.

R&G Financial Corporation
Consolidated Statements of Income
December 31, 1999, 1998 and 1997

                                                                1999                   1998                    1997
                                                              ---------              --------                --------
Interest income:
   Loans                                            $       117,304,300     $       89,043,798       $       68,513,571
   Money market and other investments                        10,243,856              5,855,157                6,295,443
   Mortgage-backed securities                                35,593,191              29,397,985              22,525,876
                                                            -----------------------------------------------------------
      Total interest income                                 163,141,347             124,296,940              97,334,890
                                                            -----------------------------------------------------------
Less - interest expense:
   Deposits                                                  53,643,104              38,439,016              32,434,559
   Securities sold under agreements to repurchase            27,474,602              23,875,744              13,483,500
   Notes payable                                             13,633,767              12,641,438               9,615,560
   Secured borrowings                                                 -                      -                3,583,471
   Other                                                     11,812,100               5,367,631               1,688,034
                                                            -----------------------------------------------------------
                                                            106,563,573              80,323,829              60,805,124
                                                            -----------------------------------------------------------
Net interest income                                          56,577,774              43,973,111              36,529,766
Provision for loan losses                                     4,525,000               6,600,000               6,370,000
                                                            -----------------------------------------------------------
Net interest income after provision for loan losses          52,052,774              37,373,111              30,159,766
                                                            -----------------------------------------------------------
Non-interest income:
   Net gain on origination and sale of loans                 37,098,218              34,955,583              23,286,444
   Loan administration and servicing fees                    27,109,051              15,986,831              13,213,948
   Service charges, fees and other                            6,603,998               5,527,860               4,604,670
                                                            -----------------------------------------------------------
                                                             70,811,267              56,470,274              41,105,062
                                                            -----------------------------------------------------------
   Total revenues                                           122,864,041              93,843,385              71,264,828
                                                            -----------------------------------------------------------

Non-interest expenses:
   Employee compensation and benefits                        24,432,771              17,094,783              13,652,754
   Office occupancy and equipment                            11,289,365               8,986,953               7,131,497
   Other administrative and general                          33,567,706              22,687,336              18,251,497
                                                            -----------------------------------------------------------
                                                             69,289,842              48,769,072              39,035,748
                                                            -----------------------------------------------------------
Income before income taxes                                   53,574,199              45,074,313              32,229,080
                                                            -----------------------------------------------------------
Income tax expense:
   Current                                                    8,905,520               6,814,496               6,263,549
   Deferred                                                   3,333,687               4,226,020               2,468,319
                                                            -----------------------------------------------------------
                                                             12,239,207              11,040,516               8,731,868
                                                            -----------------------------------------------------------
   Net income                                        $       41,334,992      $       34,033,797      $       23,497,212
                                                            -----------------------------------------------------------
   Less: Preferred stock dividends                           (3,753,819)             (1,233,819)                      -
                                                            -----------------------------------------------------------

   Net income available to common stockholders       $       37,581,173      $       32,799,978      $       23,497,212
                                                     ==================================================================

                                                                1999                   1998                    1997
                                                              --------               --------                --------

Earnings per common share:

   Basic                                                   $       1.31            $       1.15             $       .83
                                                          -------------------------------------------------------------
   Diluted                                                 $       1.28            $       1.12             $       .81
                                                          -------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

R&G Financial Corporation
Consolidated Statements of Comprehensive Income
December 31, 1999, 1998 and 1997

                                                                  1999                 1998                 1997
                                                                --------             --------             --------
Net income                                            $       41,334,992      $      34,033,797      $       23,497,212
                                                      ------------------------------------------------------------------
Other comprehensive income, before tax:
Unrealized (losses) gains on securities:
   Arising during period                                     (15,975,369)               516,061               2,275,009
   Less: Reclassification adjustments for
      losses (gains) included in net income                      959,813               (278,028)               (107,430)
                                                      ------------------------------------------------------------------
                                                             (15,015,556)               238,033               2,167,579
                                                      ------------------------------------------------------------------
Income tax  benefit (expense)related to items
    of other comprehensive income                              5,856,067                (92,833)               (845,356)
                                                      ------------------------------------------------------------------
Other comprehensive income (loss), net of tax                 (9,159,489)               145,200               1,322,223
                                                      ------------------------------------------------------------------
Comprehensive income, net of tax                      $       32,175,503      $      34,178,997      $       24,819,435
                                                      ==================================================================


The accompanying notes are an integral part of these financial statements.

R&G Financial Corporation
Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 1999, 1998 and 1997

                                                         Preferred Stock             Common Stock                  Common Stock
                                                                                        Class A                       Class B
                                                     Shares       Amount         Shares         Amount        Shares       Amount

Balance at December 31, 1996                                                      5,122,377    $  51,223     2,735,839    $   27,360

Transfer to capital reserves
Common stock split on September 25, 1997:
        Stock split                                                               4,097,901       40,980     2,188,635        21,885
        Cash paid in lieu of fractional shares
Cash dividends declared on common stock
Net income
Other comprehensive income, net of tax
                                                    --------------------------------------------------------------------------------
Balance at December 31, 1997                                                      9,220,278       92,203     4,924,474        49,245
                                                    --------------------------------------------------------------------------------
Transfer to capital reserves
Common stock split on June 25, 1998                                               9,220,278       92,203     4,924,474       49,245
Issuance of common stock on
        July 31,1998 to acquire Fajardo Federal                                                                297,143        2,971
Issuance of Series A Preferred Stock                 2,000,000   $ 50,000,000
Cash dividends declared:
        Common stock
        Preferred stock
Net income
Other comprehensive income, net of tax
                                                    --------------------------------------------------------------------------------
Balance at December 31, 1998                         2,000,000     50,000,000    18,440,556      184,406    10,146,091       101,461
                                                    --------------------------------------------------------------------------------
Issuance of Series B Preferred Stock                 1,000,000     25,000,000
Issuance of Common Stock                                                                                        71,640           716
Transfer to capital reserves
Cash dividends declared:
        Common stock
        Preferred stock
Net income
Other comprehensive loss, net of tax
                                                    --------------------------------------------------------------------------------
Balance at December 31, 1999                         3,000,000     75,000,000    18,440,556     $184,406     10,217,731  $   102,177
                                                    ================================================================================

R&G Financial Corporation
Consolidated Statements of Changes in Stockholders' Equity
For the Years Ended December 31, 1999, 1998 and 1997

                                                                                       Accumulated
                                                    Additional            Capital   other comprehensive    Retained
                                                  Paid-in Capital        reserves      income (loss)       earnings        Total

Balance at December 31, 1996                         $ 38,410,683    $  1,460,707       $  (101,885)  $  75,784,804 $ 115,632,892

Transfer to capital reserves                                              754,465                          (754,465)
Common stock split on September 25, 1997:
        Stock split                                       (62,865)
        Cash paid in lieu of fractional shares                                                              (12,659)      (12,659)
Cash dividends declared on common stock                                                                  (2,385,752)   (2,385,752)
Net income                                                                                               23,497,212    23,497,212
Other comprehensive income, net of tax                                                    1,322,223                     1,322,223
                                                    --------------------------------------------------------------------------------
Balance at December 31, 1997                           38,347,818       2,215,172         1,220,338      96,129,140   138,053,916
                                                    --------------------------------------------------------------------------------
Transfer to capital reserves                                            1,332,626                        (1,332,626)
Common stock split on June 25, 1998                     (141,448)
Issuance of common stock on
        July 31,1998 to acquire Fajardo Federal         5,258,874                                                       5,261,845
Issuance of Series A Preferred Stock                   (1,920,866)                                                     48,079,134
Cash dividends declared:
        Common stock                                                                                     (3,178,214)   (3,178,214)
        Preferred stock                                                                                  (1,233,819)   (1,233,819)
Net income                                                                                               34,033,797    34,033,797
Other comprehensive income, net of tax                                                      145,200                       145,200
                                                    --------------------------------------------------------------------------------
Balance at December 31, 1998                           41,544,378       3,547,798         1,365,538     124,418,278   221,161,859
                                                    --------------------------------------------------------------------------------
Issuance of Series B Preferred Stock                   (1,078,356)                                                     23,921,644
Issuance of Common Stock                                  287,834                                                         288,550
Transfer to capital reserves                                            1,547,860                        (1,547,860)
Cash dividends declared:
        Common stock                                                                                     (4,258,460)   (4,258,460)
        Preferred stock                                                                                  (3,753,819)   (3,753,819)
Net income                                                                                               41,334,992    41,334,992
Other comprehensive loss, net of tax                                                     (9,159,489)                   (9,159,489)
                                                    --------------------------------------------------------------------------------
Balance at December 31, 1999                         $ 40,753,856    $  5,095,658     $  (7,793,951)  $ 156,193,131 $ 269,535,277
                                                    ================================================================================

The accompanying notes are an integral part of these financial statements.

R&G Financial Corporation
Consolidated Statements of Cash Flows
Years Ended December 31, 1999, 1998 and 1997

                                                                      1999                 1998             1997
                                                                    --------             --------         --------
Cash flows from operating activities:
Net income                                                       $  41,334,992      $  34,033,797      $  23,497,212
                                                                 ----------------------------------------------------
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
     Depreciation and amortization                                   3,912,603          3,059,742          2,659,888
     Amortization of premium (accretion of
     discount) on investments and
     mortgage - backed securities, net                                 236,184            (86,761)          (371,816)
Amortization of servicing rights                                     7,382,649          2,994,307          1,837,414
Provision for loan losses                                            4,525,000          6,600,000          6,370,000
Provision for bad debts in accounts receivable                         546,851            300,000            300,000
Gain on sales of mortgage loans                                     (4,935,775)        (7,785,630)        (2,721,154)
Loss (gain) on sales of investment securities
     available for sale                                                959,813           (278,028)          (107,430)
(Increase) decrease in mortgage loans held for sale               (117,118,689)       (70,240,717)         7,564,836
Net increase in mortgage-backed
     securities held for trading                                   (43,936,589)      (105,247,419)      (291,540,928)
Net decrease in investment securities
     held for trading                                                       --            581,332            769,495
Increase in interest and accounts receivable                       (16,176,210)        (4,590,500)        (5,607,804)
(Increase) decrease in other assets                                 (4,570,159)         1,678,184         (2,840,360)
(Decrease) increase in notes payable and
     other borrowings                                              (40,518,153)        83,295,337        (15,989,480)
Increase in accounts payable
     and accrued liabilities                                        10,832,064         11,113,881          5,027,646
Increase (decrease) in other liabilities                             1,010,024            702,593           (394,179)
                                                                 -----------------------------------------------------
 Total adjustments                                                (197,850,387)       (77,903,679)      (295,043,872)
                                                                 -----------------------------------------------------
Net cash used in operating activities                             (156,515,395)       (43,869,882)      (271,546,660)
                                                                 -----------------------------------------------------
Cash flows from investing activities:
Purchases of investment securities available for
      sale and held to maturity                                   (230,790,182)       (72,532,667)       (83,021,527)
Proceeds from sales and redemptions of
      investment securities available for sale                     108,459,617         92,867,182         36,265,089
Proceeds from maturities of investment
     securities held to maturity                                       409,000          4,715,420                 --
Principal repayments on mortgage-backed
     securities                                                     40,875,059         13,955,086          9,475,202
Proceeds from sale of loans                                        135,632,084        254,011,245        120,955,837
Net originations of loans                                         (730,796,715)      (573,657,277)      (286,229,017)
Purchases of FHLB stock, net                                       (21,420,300)        (6,211,400)          (658,757)
Net assets acquired, net of cash received                           (4,638,371)         4,287,492                 --
Acquisition of premises and equipment                               (8,694,453)        (5,936,102)        (3,914,192)
Acquisition of servicing rights                                    (23,979,840)       (40,002,361)       (10,455,392)
                                                                 -----------------------------------------------------
Net cash used in investing activities                             (734,944,101)      (328,503,382)      (217,582,757)
                                                                 -----------------------------------------------------

(Continued)

R&G Financial Corporation
Consolidated Statements of Cash Flows
Years Ended December 31, 1999, 1998 and 1997

(Continued)                                                           1999                 1998             1997
Cash flows from financing activities:
     Payments on term notes                                      $ (23,600,000)     $          --      $  (2,400,000)
     Increase in deposits, net                                     323,209,064        263,743,668        106,851,013
     Increase in securities sold under agreements
        to repurchase, net                                         259,919,614         38,287,220        335,690,058
     Increase (decrease) in federal funds purchased                 15,000,000        (10,000,000)        10,000,000
     Payments on secured borrowings                                         --                 --        (16,103,451)
     Advances from FHLB, net                                       263,000,000          75,300,000        27,000,000
     Repayment of subordinated notes                                        --          (3,250,000)               --
     Net proceeds from issuance of
        Preferred Stock                                             23,921,644         48,079,134                 --
     Proceeds from issuance of common stock                            288,550                 --                 --
     Capital contribution to subsidiary                                     --            (12,000)                --
     Cash dividends  - common stock                                 (4,258,460)        (3,178,214)        (2,385,752)
                     - preferred stock                              (3,753,819)        (1,233,819)                --
     Payment of cash in lieu of fractional shares
        on stock split                                                      --                 --            (12,659)
                                                                 -----------------------------------------------------
     Net cash provided by financing activities                     853,726,593        407,735,989        458,639,209
                                                                 -----------------------------------------------------
     Net (decrease) increase in cash and cash equivalents          (37,732,903)        35,362,725        (30,490,208)
     Cash and cash equivalents at beginning of year                103,728,448         68,365,723         98,855,931
                                                                 -----------------------------------------------------
     Cash and cash equivalents at end of year                    $  65,995,545      $ 103,728,448      $  68,365,723
                                                                 =====================================================

Cash and cash equivalents include:
     Cash and due from banks                                     $  42,251,508      $  51,804,750      $  32,607,001
     Securities purchased under agreements to resell                        --         11,544,123         16,000,000
     Time deposits with other banks                                 23,744,037         30,361,527         16,758,722
     Federal funds sold                                                     --         10,018,048          3,000,000
                                                                 -----------------------------------------------------
                                                                  $ 65,995,545      $ 103,728,448       $ 68,365,723
                                                                 =====================================================

The accompanying notes are an integral part of thes financial statements.

R&G Financial Corporation
Consolidated Statements of Financial Condition
December 31, 1999, 1998 and 1997

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

         R&G Mortgage is also engaged in the business of originating non-conforming conventional first mortgage loans on residential real estate (1 to 4 families), including B&C credit quality loans, through its wholly-owned subsidiary Champion Mortgage Corporation.

         The Bank provides a full range of banking services through twenty two branches located mainly in the northeastern part of the Commonwealth of Puerto Rico. As discussed in Note 15 to the consolidated financial statements, the Bank is subject to the regulations of certain federal and local agencies, and undergoes periodic examinations by those regulatory agencies.

         The Bank also is engaged in the business of originating FHA insured, VA guaranteed and privately insured first and second mortgage loans on residential real estate (1 to 4 families) in the State of New York through its wholly-owned subsidiary Continental Capital Corporation.

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

R&G Financial Corporation
Consolidated Statements of Financial Condition
December 31, 1999, 1998 and 1997

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

Investment securities

         Investments in debt and equity securities are classified at the time of purchase into one of three categories and accounted for as follows:

         Held to maturity - debt securities which the Company has a positive intent and ability to hold to maturity. These securities are carried at amortized cost.

         Trading - debt and equity securities that are bought by the Company and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with unrealized gains and losses included in earnings.

         Available for sale - debt and equity securities not classified as either held-to-maturity or trading. These securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income.

Premiums are amortized and discounts are accreted as an adjustment to interest income over the life of the related securities using a method that approximates the interest method. Realized gains or losses on securities classified as either available for sale or held to maturity are reported in earnings. Cost of securities sold is determined on the specific identification method.

         Mortgage-backed securities that are held for sale in conjunction with mortgage banking activities were classified as trading securities until December 31, 1998 in accordance with SFAS No.65. On January 1, 1999, the Company reclassified approximately $427.4 million of mortgage-backed securities from trading to available for sale in connection with the adoption of SFAS No. 134 -Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This Statement amended SFAS No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interest based on its ability and intent to sell or hold those investments, conforming the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a non-mortgage banking enterprise. The adoption of this Statement had no effect on the results of operations of the Company.

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

         The Company measures impairment of individual loans, except for loans that are valued at fair value or at the lower of cost or fair value, based on the present value of expected future cash flows discounted at the loans effective interest rate, or, as a practical method, at the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. The Company considers loans over $500,000 for individual impairment evaluation. The Company collectively performs impairment evaluations for large groups of small - balance homogeneous loans. Loans are considered impaired when, based on managements evaluation, a borrower will not be able to fulfill its obligation under the original terms of the loan.

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

Servicing rights

         The Company capitalizes servicing rights acquired through loan origination activities by allocating a portion of the cost of originating mortgage loans to the mortgage servicing right at the time of sale or securitization based on the relative fair values at such date. To determine the fair value of the servicing rights, the Company uses the market prices of comparable servicing sale contracts.

         Servicing assets and liabilities are subsequently adjusted by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values.

         For purposes of measuring impairment, mortgage servicing rights are stratified by loan on the basis of interest rates. An impairment is recognized whenever the prepayment pattern of the mortgage loan indicates that the fair value of the related mortgage servicing rights is less than its carrying amount. An impairment is recognized by charging such excess to income. The Company determined that no reserve for impairment was required as of December 31, 1999 or 1998. As of December 31, 1999 and 1998, the fair value of capitalized mortgage servicing rights was approximately $87,140,000 and $59,880,000, respectively. In determining fair value, the Company considers the fair value of servicing rights with similar risk characteristics.

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

Goodwill and other intangibles

         On October 7, 1999 the Company acquired Continental Capital Corp. (Continental Capital) at a cost of approximately $5.3 million. The acquisition was accounted under the purchase method of accounting resulting in the recognition of negative goodwill of approximately $1.0 million. Total assets of Continental Capital at the time of acquisition were approximately $21.2 million.

         On July 31, 1998, the Company acquired Fajardo Federal Savings Bank, F.S.B. (Fajardo Federal) at a cost of approximately $5.9 million. The acquisition was accounted under the purchase method of accounting, resulting in the recognition of goodwill of approximately $3.1 million. Total assets of Fajardo Federal at the time of acquisition were approximately $28.9 million.

         Goodwill also resulted from the acquisition of the Bank and a mortgage banking institution in prior years.

         Goodwill  is  amortized   over  a  fifteen  year  period.   Accumulated
amortization amounted to $2,271,000 and $1,757,000 as of December 31, 1999 and 1998, respectively.

         In addition, the Company has recorded as a deposit intangible the premium paid by the Bank over the value of deposits acquired resulting from the purchase of certain branches from a commercial bank in 1995. The premium paid is being amortized over a 10 year period. Accumulated amortization amounted to approximately $642,000 and $477,000 at December 31, 1999 and 1998, respectively.

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

Employee benefits

         The Company and its subsidiaries have no post retirement benefit plans for its employees as of December 31, 1999.

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

Capital reserve

         The Banking Act of the Commonwealth of Puerto Rico, as amended, requires that a minimum of 10% of net income of the Bank be transferred to capital surplus until such surplus equals the sum of the Banks paid-in common and preferred stock capital.

Stock option plan

         As discussed in Note 16 to the consolidated financial statements, the Company adopted a Stock Option Plan in June 1996 and granted stock options thereunder to certain employees in conjunction with the Companys initial public offering. Compensation cost on employee stock option plans is measured and recognized for any excess of the quoted market price of the Companys stock at the grant date over the amount an employee must pay to acquire the stock
(intrinsic value-based method of accounting). Generally, stock options are granted with an exercise price equal to the face value of the stock at the date of the grant and, accordingly, no compensation cost is recognized. The Company complies with the disclosure provisions of SFAS No. 123 - Accounting for Stock-Based Compensation.

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

Accounting for derivative
instruments and hedging
activities

         In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No.133-Accounting for Derivative Instruments and Hedging Activities.

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

         This Statement was effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB delayed the effective date of this Statement to all fiscal quarters of fiscal years beginning after June 15, 2000.

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

Adoption of new accounting
standards

         On January 1,1998, the Company adopted SFAS No. 130- Reporting Comprehensive Income. This Statement requires (1) the classification of items of other comprehensive income by their nature in a financial statement; (2) the display of the accumulated balance of other comprehensive income by their nature in a financial statement; and (3) the display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. For the Company, unrealized gains and losses on certain investments in debt securities was the only other comprehensive income item to be included in comprehensive income, which is now reported with the statement of comprehensive income. The adoption of this Statement affected only financial statement presentation.

         On January 1, 1998 the Company also adopted SFAS No. 131 - Disclosures about Segments of an Enterprise and Related Information. This Statement requires that a public business enterprise report financial and descriptive information about its reportable segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

         The adoption of this Statement affected only financial statement presentation and disclosure. The required disclosures are provided in Note 24 to the consolidated financial statements.

Reclassifications

         Certain reclassifications have been made to the 1998 and 1997 financial statements to conform to the 1999 financial statement presentation.

2. Mortgage Loans Held for Sale

     Mortgage loans held for sale consist of:
                                        December 31,
                                   1999            1998

       Conventional loans    $ 54,853,175      $ 93,021,032
       FHA/VA loans            22,423,958        24,105,008
                             ------------      ------------
                             $ 77,277,133      $117,126,040
                             ============      =============

The aggregate amortized cost and approximate market value of loans held for sale as of December 31, 1999 are as follows:

          Amortized       Gross unrealized    Gross unrealized     Approximate
            cost           holding gains        holding losses     market value

        $77,277,133         $ 2,242,465         $ (803,495)         $78,716,103

Substantially all of the loans are pledged to secure various borrowings from lenders under mortgage warehousing lines of credit (see Note 9). The following table summarizes the components of gain on sale of mortgage loans held for sale and mortgage-backed securities held for trading:

                                                                         Year ended December 31,
                                                               1999              1998               1997
Proceeds from sales of mortgage loans
        and mortgage-backed securities                    $ 855,471,398      $ 783,914,438      $ 369,267,397
Mortgage loans and mortgage-
        backed securities sold                             (832,057,042)      (761,449,308)      (359,001,427)
Gain on sales, net                                           23,414,356         22,465,130         10,265,970
Deferred fees earned, net of loan origination costs
        and commitment fees paid                             13,685,619          6,207,098          3,235,381
                                                             37,099,975         28,672,228         13,501,351
Net unrealized (loss) profit on
        trading securities                                      (21,288)         6,005,327          9,677,663
Net gain on origination and sale of
        mortgage loans                                       37,078,687         34,677,555         23,179,014

Gains on sales of investment securities available
        for sale from non-mortgage banking activities            19,531            278,028            107,430
                                                          ---------------------------------------------------
                                                          $  37,098,218      $  34,955,583      $  23,286,444
                                                          ===================================================

         Total gross loan origination fees totaled approximately $ 28,442,000, $20,270,000 and $13,683,000 during the years ended December 31, 1999, 1998 and
1997, respectively. Gross gains of $32,261,508, $25,445,179 and $11,532,566, and gross losses of $8,847,152, $2,980,049 and $1,266,596 were realized on the above sales during the years ended December 31, 1999, 1998 and 1997, respectively.

3.       Investment Securities

                                                    December 31,
                                               1999             1998
Mortgage-backed securities held for trading

     CMO Residuals (interest only)         $         --      $  7,146,762
     GNMA Certificates                       43,563,817       443,399,272
                                           $ 43,563,817      $450,546,034

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

                                                                           December 31,
                                                              1999                            1998
                                                    Amortized         Fair           Amortized          Fair
                                                      cost            value             cost            value
                                                      ----            -----             ----            -----
Mortgage-backed securities available for sale

CMO residuals (interest only) and other
      mortgage-backed securities                 $ 20,709,050     $ 22,772,039     $  7,845,382     $  9,661,171
                                                 ---------------------------------------------------------------
FNMA certificates:
              Due from five to ten years              740,977          718,979               --               --
              Due over ten years                  110,854,889      109,705,450        8,091,335        8,161,704
                                                 ---------------------------------------------------------------
                                                  111,595,866      110,424,429        8,091,335        8,161,704
FHLMC certificates:
              Due from one to five years               98,693           98,882           89,209           90,765
              Due from five to ten years            1,891,072        1,840,979          240,394          244,140
              Due over ten years                   14,586,274       14,036,216       21,368,689       21,723,711

                                                   16,576,039       15,976,077       21,698,292       22,058,616
 GNMA certificates-                              ---------------------------------------------------------------
                Due over ten years                570,748,830      563,532,620       55,158,840       55,158,840

                                                 $719,629,785     $712,705,165     $ 92,793,849     $ 95,040,331
                                                 ===============================================================

                                                                           December 31,
                                                              1999                              1998
                                                 Amortized           Fair           Amortized           Fair
                                                    cost             value            cost              value
                                                    ----             -----            ----              -----
  Investment securities available for sale

U.S. Treasury securities:
     Due within one year                       $  4,998,011     $  4,944,500     $         --     $         --
     Due from one to five years                          --               --        4,995,028        4,990,625
                                                  4,998,011        4,944,500        4,995,028        4,990,625
U.S. Government and Agencies securities:
     Due from one to five years                 133,955,940      130,950,440       38,100,000       38,106,648
     Due from five to ten years                  92,236,888       89,443,550        5,010,140        5,000,000
                                                226,192,828      220,393,990       43,110,140       43,106,648
                                               ---------------------------------------------------------------
FHLB stock                                       32,825,167       32,825,167       11,404,867       11,404,867
                                               ---------------------------------------------------------------
                                               $264,016,006     $258,163,657     $ 59,510,035     $ 59,502,140
                                               ===============================================================

  Mortgage-backed securities held to maturity

GNMA certificates:
     Due from one to five years                $    15,478       $    16,601     $    27,227     $    29,201
     Due from five to ten years                 10,659,910        10,390,712      13,024,960      12,751,640
     Due over ten years                          2,132,629         2,074,108       2,359,713       2,306,529
                                                12,808,017        12,481,421      15,411,900      15,087,370
                                               ---------------------------------------------------------------
FNMA certificates-
     Due over ten years                         10,252,615        10,643,767      12,607,700      12,944,020
                                               ---------------------------------------------------------------
FHLMC certificates-
     Due over ten years                            188,615           179,841         235,918         229,535
                                               ---------------------------------------------------------------
                                               $23,249,247       $23,305,029     $28,255,518     $28,260,925
                                               ===============================================================

                                                                    December 31,
                                                        1999                             1998
                                            Amortized           Fair          Amortized          Fair
                                              cost             value            cost            value
                                              ----             -----            ----            -----
Investment securities held to maturity

 U.S. Treasury securities-
     Due within one year                       $     -     $          -       $   194,892  $    196,000
 U.S. Government and Agencies securities-
     Due within one year                             -                -           204,167       204,167
 Puerto Rico Government and Agencies
 obligations:
     Due from one to five years              1,280,000        1,272,000                 -             -
Due from five to ten years                   4,157,630        4,131,755         5,944,870     5,978,467
                                             5,437,630        5,403,755         5,944,870     5,978,467
                                          ---------------------------------------------------------------
                                          $  5,437,630     $  5,403,755      $  6,343,929  $  6,378,634
                                          ===============================================================

Unrealized gains and losses on securities held to maturity and available for sale follows:

                                                                      December 31,
                                                           1999                            1998
                                                     Gross unrealized                Gross unrealized
                                                  Gains           Losses          Gains           Losses
                                                  -----           ------          -----           ------
Securities held to maturity:
     Puerto Rico and United States
     Government obligations                  $         -      $    (33,875)    $    39,705    $    (5,000)
Mortgage-backed securities                       392,274          (336,492)        338,294       (332,887)
                                             $   392,274      $   (370,367)    $   377,999    $  (337,887)
                                             ---------------------------------------------------------------
Securities available for sale:
     U.S. Government obligations             $     9,000      $ (5,861,349)    $     6,648    $   (14,543)
     Mortgage-backed securities                2,570,658        (9,495,278)      2,276,566        (30,084)
                                             ---------------------------------------------------------------
                                             $ 2,579,658      $(15,356,627)    $ 2,283,214    $   (44,627)
                                             ===============================================================


During 1997 the Company had proceeds from the sale of investment securities held for trading of approximately $10,083,000; gains realized on such sales totaled approximately $31,000; no losses were realized. There were no sales of investment securities held for trading during 1999 and 1998. During the years ended December 31, 1999, 1998 and 1997, proceeds from the sale of securities available for sale totaled approximately $88,760,000, $45,917,000 and $7,915,000, respectively; gross gains realized on such sales totaled approximately $1,392,000, $278,000 and $107,000, respectively; gross losses realized in 1999 were approximately $2,352,000; no losses were realized in 1998 and 1997.

During 1999, the Company reclassified $9,296,000 (1998- $55,159,000) securities held for trading to available for sale.

As discussed in Notes 7, 8, 9 and 10 to the consolidated financial statements, as of December 31, 1999 the Company had investment securities, mortgage-backed securities and mortgage loans amounting to approximately $1.3 billion pledged to secure certain deposits, securities sold under agreements to repurchase, advances from the FHLB, notes payable, and irrevocable standby letters of credit issued by the FHLB.

4. Loans and Allowance for Loan Losses

        Loans consist of the following:
                                                      December 31,
                                              1999                   1998
                                              ----                   ----
Real estate loans:
   Residential - first mortgage        $  1,097,891,436       $    735,457,756
   Residential - second mortgage             13,028,816             18,633,916
   Land                                       1,952,043                337,250
   Construction                              95,201,185             34,391,170
   Commercial                               226,036,358            121,393,030
                                          1,434,109,838            910,213,122
                                       ----------------------------------------
Undisbursed portion of loans in process     (50,622,579)           (18,170,178)
Net deferred loan fees                         (436,852)              (166,056)

                                          1,383,050,407            891,876,888
                                       ----------------------------------------
Other loans:
 Commercial                                  54,230,506             46,532,311
 Consumer:
   Loans secured by deposits                 20,538,734             17,225,437
   Loans secured by real estate              76,944,484             85,054,815
   Other                                     37,653,140             41,381,304
 Unamortized discount                          (356,142)              (163,499)
 Unearned interest                              (83,722)              (183,546)

                                            188,927,000            189,846,822
                                       ----------------------------------------
   Total loans                            1,571,977,407          1,081,723,710
                                       ----------------------------------------
Allowance for loan losses                    (8,970,605)            (8,055,432)

                                       $  1,563,006,802       $  1,073,668,278
                                       ========================================


The changes in the allowance for loan losses follow:

                                           Year ended December 31,
                                     1999            1998            1997

Balance, beginning of year     $ 8,055,432      $ 6,771,702      $ 3,331,645
Provision for loan losses        4,525,000        6,600,000        6,370,000
Acquired reserves                       --          364,064               --
Loans charged-off               (4,439,807)      (6,012,792)      (5,376,573)
Recoveries                         829,980          332,458        2,446,630
Balance, end of year           $ 8,970,605      $ 8,055,432      $ 6,771,702
                               ===============================================

Recoveries during the year ended December 31, 1997 include $2 million received from the Companys fidelity insurance carrier as part of a settlement of a claim filed by the Company in late 1996. The amount received was recorded as a recovery of loans previously charged-off.

As of December 31, 1999 and 1998 the Company had commercial loans classified as impaired totaling $928,000 and $1,021,000, respectively. No reserves for impairment were necessary as of such dates since the fair value of the collaterals securing such loans exceeded their outstanding balances.

As of December 31, 1999, 1998 and 1997, loans on which the accrual of interest income had been discontinued amounted to approximately $59,014,000, $44,526,000 and $30,086,000, respectively. The additional interest income that would have been recognized during 1999, 1998 and 1997 had these loans been accruing interest amounted to approximately $ 1,637,000, $1,408,000 and $1,095,000, respectively. The Company has no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at December 31, 1999.

5. Mortgage Loan Servicing

The Companys fees for servicing mortgage loans generally range from .25% to .50% on the declining outstanding principal balances of the mortgage loans serviced. Servicing fees are collected on a monthly basis out of payments from mortgagors. The servicing agreements are terminable by permanent investors for cause without penalty or after payment of a termination fee ranging from .5% to 1% of the outstanding principal balance of the loans. At December 31, 1999 and 1998, the mortgage loans servicing portfolio amounted to approximately $6,177,511,000 and $4,827,798,000, respectively, including approximately $1,069,100,000 and $754,623,000, respectively, serviced for the Bank, and $486,199,000 under sub-servicing contracts at December 31, 1999.

The changes in the servicing asset of the Company follows:

                                            Year ended December 31,
                                      1999            1998            1997

Balance at beginning of period   $ 58,221,052    $ 21,212,998    $ 12,595,020
Rights originated                  14,072,094      11,845,775       8,057,574
Rights purchased                   19,342,009      28,156,586       2,397,818
Scheduled  amortization            (7,382,649)     (2,994,307)     (1,837,414)

 Balance at end of period        $ 84,252,506    $ 58,221,052    $ 21,212,998
                                 =============================================

Among the conditions established in its various servicing agreements, the Company is committed to advance from its own funds any shortage of moneys required to complete timely payments to investors in GNMA mortgage-backed securities issued and in its FNMA and FHLMC portfolio. At December 31, 1999, the mortgage loan portfolio serviced for GNMA, FNMA and FHLMC and subject to the timely payment commitment amounted to approximately $2,880,069,000, $537,881,000 and $981,168,000, respectively (1998 - $2,575,794,000, $219,178,000, and
$831,184,000).

Total funds advanced as of December 31, 1999 in relation to such commitments amount to $2,693,000 , $6,740,000 and $1,501,000 for escrow advances, principal and interest advances and foreclosure advances, respectively (1998 - $1,458,000, $3,429,000 and $757,000).

In connection with mortgage servicing activities, the Company holds funds in trust for investors representing amounts collected primarily for the payment of principal, interest, real estate taxes and insurance premiums. Such funds are deposited in separate custodial bank accounts, some of which are deposited in the Bank. At December 31, 1999 and 1998, the related escrow funds include approximately $92,361,000 and $109,857,000, respectively, deposited in the Bank; these funds are included in the Companys consolidated financial statements. Escrow funds also include approximately $16,826,000 and $6,732,000 at December 31, 1999 and 1998, respectively, deposited with other banks and excluded from the Companys assets and liabilities.

6.       Premises and Equipment

        Premises and equipment consist of:

                                       Estimated
                                      useful lives          December 31,
                                        (Years)         1999            1998

Buildings                                 20      $  1,895,066    $         --
Furniture and fixtures                     5        22,398,620      17,588,015
Leasehold improvements                    10        11,952,402       7,966,402
Autos                                      5           544,355         487,562
                                                    36,790,443      26,041,979
                                                  -----------------------------
Less -  Accumulated
        depreciation and amortization              (17,331,090)    (13,079,544)
                                                  -----------------------------
                                                  $ 19,459,353    $ 12,962,435
                                                  =============================

7. Deposits

        Deposits are summarized as follows:

                                            December 31,
                                   1999                    1998

Passbook savings             $  113,576,010           $ 106,389,879

NOW accounts                     38,764,771              34,954,647
Super NOW accounts               93,912,535              81,511,705
Regular checking accounts
(non-interest bearing)           54,020,104              46,328,445
Commercial checking accounts
(non-interest bearing)          103,575,340             126,171,795
                                290,272,750             288,966,592
                            ---------------------------------------
Certificates of deposit:
   Under  $ 100,000             390,314,490             315,641,230
  $100,000 and over             531,714,386             294,270,322
                                922,028,876             609,911,552
                            ---------------------------------------
Accrued interest payable          4,628,732               2,029,281
                            $ 1,330,506,368         $ 1,007,297,304
                            =======================================

The weighted average stated interest rate on all deposits at December 31, 1999 and 1998 was 4.84% and 4.50%, respectively.

As of December 31, 1999, the Company had delivered investment securities held to maturity with an amortized cost of approximately $4.2 million as collateral for public funds deposits.

At December 31, 1999 scheduled maturities of certificates of deposit are as follows:

                        2000        $755,614,168
                        2001          46,841,853
                        2002          32,263,785
                        2003          31,574,142
                        2004          39,153,143
                        Thereafter    16,581,785

                                    $922,028,876
                                    ============

8. Securities Sold Under Agreements to Repurchase

At December 31, 1999, repurchase agreements mature within ninety days, except for repurchase agreements totaling $70,000,000 maturing in December 2000.

Information on these agreements follows:

                                                                           December 31,
                                                        1998                                    1997

                                                            Approximate market                        Approximate market
                                              Repurchase   and carrying value of      Repurchase    and carrying value of
                                              liability    underlying securities      liability     underlying securities
                                              ---------    ---------------------      ---------     ---------------------
 Type of security

 U.S. Government and Agencies securities  $  124,392,000     $   123,548,392       $    6,967,000       $   7,151,947
 GNMA                                        570,743,356         590,468,925          439,960,446         448,732,603
 CMO Residuals                                 8,162,280           4,592,934            8,162,280           5,848,724
 FHLMC                                        15,763,948          16,053,021           12,682,000          12,983,712
 FNMA                                         12,279,756          13,699,487            3,650,000           3,216,694
                                          ---------------------------------------------------------------------------
                                          $  731,341,340     $   748,362,759       $  471,421,726       $ 477,933,680
                                          ===========================================================================


Maximum amount of borrowings outstanding at any month-end during 1999 and 1998 under the agreements to repurchase were $643,352,000 and $471,422,000, respectively. The approximate average aggregate borrowings outstanding during the periods were $482,335,000 and $410,701,000, respectively. The weighted average interest rate of such agreements was 5.92% and 5.42% at December 31, 1999 and 1998, respectively; the weighted average rate during 1999 and 1998 was 5.59% and 5.74%, respectively.

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

9.       Notes Payable

        Notes payable consist of:

                                                                           December 31,
                                                                      1999            1998
Warehousing lines, bearing interest at floating rates
ranging from 1.125% to 1.25% over the counterpartys
cost of funds (6.78% in 1999 and 6.43% in 1998)                 $  48,507,001     $  98,647,956

Lines of credit with banks for an aggregate of $25
million bearing  interest at floating rates ranging
from 1.375% to 1.75% over the counterpartys cost of funds
7.25% in 1999),  collateralized by mortgage servicing
rights with a fair value of approximately $35,000,000              23,700,000                 -

Promissory notes maturing in 1999 paying semiannual
interest at fixed annual rates ranging from 6.20% to 7.15%                 -         23,600,000

Promissory notes maturing in 2000 paying semiannual
interest at fixed annual rates ranging from 5.60% to 6.30%         15,000,000        15,000,000

Promissory note maturing in 2000 paying quarterly
interest at a floating rate of 84% of the three month
Libor rate less .125%  (4.99% at December 31, 1999
and  4.36% at December 31, 1998)                                   10,000,000        10,000,000

Promissory note maturing in 2001 paying quarterly
interest at a floating rate of  96% of the three month
Libid  rate (5.81% at December 31, 1999 and 4.95%
at December 31, 1998)                                              25,000,000        25,000,000

Promissory note maturing in 2001 paying semiannual
interest at a fixed annual rate of 6.52%                           10,500,000        10,500,000


                                                               $  132,707,001    $  182,747,956
                                                               ================================

As of December 31, 1999, the Company had various credit line agreements permitting the Company to borrow up to $223.4 million in warehousing lines with banks; the unused portion of warehousing lines totaled approximately $174.9 million. Warehousing lines at December 31, 1999 are collateralized by approximately $44.2 million in mortgage loans, mortgage servicing rights with a fair value of $8 million, and a general assignment of mortgage payments receivable. These borrowings bear interest at rates related to the respective counterpartys cost of funds. Several credit line agreements impose certain requirements on the Company of which the most important include maintaining net worth and debt service over certain defined minimums, and limitations on indebtedness and declaration of dividends. At December 31, 1999 the Company was in compliance with the loan requirements.

The following information relates to borrowings of the Company under the credit line agreements:
                                                           December 31,
                                                           ------------
 (Dollars in Thousands)                                1999            1998
                                                       ----            ----
Maximum aggregate borrowings
  outstanding at any month-end                        $ 233,100    $ 161,060

Approximate average aggregate borrowings
  outstanding during the year                         $ 140,548    $ 102,047

  Weighted average interest rate during
     the year computed on a monthly basis                6.35%       7.07%

  Weighted average interest rate at end of year          6.87%       6.43%

Certain promissory notes include pledge agreements where the Company has pledged certain negotiable securities as a guarantee for payment of some of the notes. The pledge agreements provide that the value of the pledged securities must not fall below 105% of the principal balance of the promissory note plus accrued interest on such amount. In the event that the securities value falls below the stated percentage, the Company must deliver additional negotiable securities. At December 31, 1999 securities pledged in relation to this requirement consist of investment and mortgage-backed securities with an amortized cost of approximately $14.3 million and approximate market value of $14.2 million. At December 31, 1999 floating rate notes in the aggregate amount of $35,000,000 and fixed rate notes of $10,500,000 are guaranteed by letters of credit issued by the FHLB -NY.

        Promissory notes by maturity as of December 31, 1999 follows:

                              2000     $25,000,000
                              2001      35,500,000

                                       $60,500,000
                              ====================

10.  Advances from The Federal Home Loan Bank of New York

Advances from the FHLB totaled $384 million and $121 million as of December 31, 1999 and 1998, respectively. At December 31, 1999 advances from FHLB mature at various dates commencing on January 3, 2000 until December 18, 2003, and bear interest at various rates ranging from 4.22% to 6.43%. The weighted average stated interest rate on advances from the FHLB was 5.75% and 5.25% at December 31, 1999 and 1998, respectively.

The Bank receives advances from the FHLB under an Advances, Collateral Pledge and Security Agreement (the Agreement), which allows the Company to borrow up to $645.8 million as of December 31, 1999. The unused portion under such line of credit was approximately $261.8 million. Under the Agreement, the Bank is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances. In addition, the Bank maintains standby letters of credit with the FHLB amounting to approximately $47.1 million at December 31, 1999. At December 31, 1999 the specific collateral (principally in the form of first mortgage notes) amounting to approximately $504.9 million was pledged to the FHLB as part of the Agreement and to secure standby letters of credit. At December 31, 1999, the market value of the collateral indicated above was sufficient to comply with the provisions of the Agreement.

11. Income Taxes

Under the Puerto Rico tax law a companys tax liability will be the greater of the tax computed under the regular tax system or the alternative minimum tax
(AMT) system. The AMT is imposed based on 22% of regular taxable income after certain adjustments for preference items. An AMT credit may be claimed in future years for tax paid on an AMT basis in excess of the regular tax basis. Under the Puerto Rico Income Tax Law entities are not entitled to file consolidated tax returns.

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

A portion of the Companys interest income arises from mortgage loans and mortgage-backed securities which are exempt for Puerto Rico income tax purposes. The elimination of exempt income, net of related expenses, from the determination of taxable income results in a reduction of its income tax liability.

        Deferred tax liabilities (assets) are as follows:

                                                                    December 31,
                                                              1999               1998
Deferred tax liabilities:

 Unrealized gain on securities held for trading          $    101,782      $  6,038,762
 Reserve for bad debts                                           --              19,371
 CMO residuals (IOs)                                        4,387,577         1,778,693
 Servicing asset                                            8,260,486         4,839,238
 Securitization gains on mortgage -backed securities        4,710,779              --
 Unrealized gain on securities available for sale                --             873,049
                                                           17,460,624        13,549,113
                                                        -------------------------------

                                                                    December 31,
                                                              1999               1998

Deferred tax assets:

Deferred loan origination income, net                          (1,974)         (313,111)
 Allowance for loan losses                                 (3,498,536)       (2,799,369)
 Contingency reserve                                             --            (234,000)
 AMT credits                                               (1,191,200)         (124,937)
 Other foreclosed property reserve                            (38,571)             --
 Recourse contingency                                            --             (61,653)
 Reserve for bad debts                                       (253,664)             --
 Unrealized losses on securities available for sale        (4,983,018)             --
 Deferred gains on sale of investment securities             (183,336)         (183,336)
                                                          (10,150,299)       (3,716,406)
                                                        -------------------------------
Net deferred tax liability                               $  7,310,325      $  9,832,707
                                                        ===============================

The provision for income taxes of the Company varies from amounts computed by applying the Puerto Rico statutory tax rate to income before taxes as follows:

                                                                                    Year ended December 31,
                                                                1999                       1998                   1997
                                                                    % of pretax              % of pretax             % of pretax
                                                           Amount      income      Amount       income      Amount       income
(Dollars in Thousands)
Computed income tax at statutory rate                   $ 20,894         39%     $ 17,579         39%     $ 12,569          39%
 Effect on provision of:
 Tax-exempt interest                                      (5,629)       (10)       (7,084)       (15)       (2,947)         (9)
 Adjustment for tax  differences expected to reverse
   at tax rates lower than the statutory rate             (2,040)        (4)           --         --            --          --
 Discount on tax credits purchased                          (506)        (1)         (385)        (1)       (1,006)         (3)
 Other  (non-taxable) / non-deductible
   items, net                                               (480)        (1)          931          2           116          --
                                                        -------------------------------------------------------------------------
                                                        $ 12,239         23%     $ 11,041         25%     $  8,732          27%
                                                        =========================================================================

         In early February 1998, the Puerto Rico Treasury Department began an income tax examination of R&G Mortgages and the Bank's income tax returns for the year 1995. Management believes that this examination should not result in any significant adverse effect on the Company's financial condition or results of operations.


12. Stockholders' Equity

         On April 16, 1998 the Company's Board of Directors authorized a two-for-one stock split of the Company's $.01 par value Class A and Class B common stock (the common stock). The stock split was effected, on June 25, 1998 in the form of a stock dividend of one share for each share held of record on June 12, 1998. Prior to the declaration of the stock split, the Company had 14,144,752 shares of common stock outstanding. As a result of the split, 14,144,752 shares were issued and $141,448 were transferred from additional paid-in-capital to common stock. On July 15, 1997 the Company's Board of Directors authorized a nine-for-five stock split of the Company's common stock. The stock split was effected on September 25, 1997 in the form of a stock dividend of four shares of common stock for each five shares held of record on September 15, 1997. Prior to the declaration of the stock split, the Company had 7,858,216 shares of common stock outstanding. As a result of the split, 6,286,536 shares were issued and $62,865 were transferred from additional paid-in-capital to common stock. The stock splits did not dilute shareholders' voting rights or their proportionate interest in the Company. All per share data included herein has been adjusted to reflect the stock splits.

         The Company's average number of common shares outstanding used in the computation of basic earnings per common share was 28,632,768 (1998-28,413,314; 1997-28,289,504); the weighted average number of shares outstanding for the computation of diluted earnings per share was 29,334,224 (1998 -29,169,314; 1997 -29,042,504) after giving effect to outstanding stock options granted under the Company's Stock Option Plan. During 1999, cash dividends of $.14875 (1998 -$0.111375; 1997 -$0.084375) per common share amounting to $4,258,460 (1998
-$3,178,214; 1997 -$2,385,752) were paid.

13. Non-interest Expenses

    Non-interest expenses consist of the following:

                                                          Year ended December 31,
                                                   1999            1998            1997

 Stationary and supplies                     $  2,018,569     $ 1,548,459       1,640,131
 Advertising and promotion                      5,718,016       4,277,685       3,154,189
 Telephone                                      1,585,587       1,004,213         871,029
 License and other taxes                        2,693,461       2,074,144       1,595,276
 Deposit insurance                                514,473         401,933         346,625
 Other insurance                                  801,334         661,951         590,066
 Legal and other professional services          2,254,510       2,169,209       2,193,687
 Amortization of mortgage servicing asset       7,382,649       2,994,307       1,837,414
 Goodwill amortization                            514,293         393,507         307,233
 Guaranty fees                                  2,060,884       1,366,296       1,246,300
 Other                                          8,023,930       5,795,632       4,469,547
                                              $33,567,706     $22,687,336     $18,251,497

14. Related Party Transactions

The Company leases some of its facilities from an affiliate, mostly on a month-to-month basis. The annual rentals under these agreements during 1999 were approximately $1,736,000 (1998- $ 1,566,000).

Loans to directors, officers and employees of the Company were made in the ordinary course of business. Interest rates on such loans were substantially the same as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than a normal risk of collectibility. At December 31, 1999 the aggregate amount of loans outstanding to officers, directors, and principal stockholders of the Company and its subsidiaries were insignificant.

15. Regulatory Requirements

The Company is approved by the Board of Governors of the Federal Reserve System (Federal Reserve Board) as a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended.

The Company, as a bank holding company, is subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board has established guidelines regarding the capital adequacy of bank holding companies, such as the Company. These requirements are substantially similar to those adopted by the FDIC for depository institutions, as set forth below.

The Bank is incorporated under the Puerto Rico Banking Act, as amended, and is subject to extensive regulation and examination by the Commissioner of the Officer of Financial Institutions of the Commonwealth of Puerto Rico, the FDIC and certain requirements established by the Federal Reserve Board.

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

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Companys assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Companys capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy requires the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Failure to meet capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Companys financial statements. As of December 31, 1999, the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Banks category.

The following table reflects the Companys and the Banks actual capital amounts and ratios, and applicable regulatory capital requirements at December 31, 1999 and 1998:

                                                                                             To be well capitalized
                                                                           For capital       under prompt corrective
                                                      Actual            adequacy purposes       action provisions
                                                Amount      Ratio       Amount       Ratio     Amount         Ratio
                                                ------      -----       ------       -----     ------         -----
(Dollars in Thousands)
As of December 31, 1999
Total capital (to risk weighted assets):
         Consolidated                         $271,716      16.47%     $131,966        8%          N/A          N/A
         R-G Premier Bank only                $161,754      13.08%     $ 98,921        8%     $123,651           10%
Tier I capital (to risk weighted assets):
         Consolidated                         $262,746      15.93%     $ 65,983        4%          N/A          N/A
         R-G Premier Bank only                $152,784      12.36%     $ 49,460        4%     $ 74,190            6%
Tier I capital (to average assets):
         Consolidated                         $262,746       9.35%     $112,368        4%          N/A          N/A
         R-G Premier Bank only                $152,784       7.07%     $ 86,453        4%     $108,066            5%

        As of December 31, 1998
Total capital (to risk weighted assets):
         Consolidated                         $215,287      14.28%     $120,638        8%          N/A          N/A
         R-G Premier Bank only                $110,501      14.46%     $ 61,124        8%     $ 76,405           10%
Tier I capital (to risk weighted assets):
         Consolidated                         $207,232      13.74%     $ 60,319        4%          N/A          N/A
         R-G Premier Bank only                $102,446      13.41%     $ 30,562        4%     $ 45,843            6%
Tier I capital  (to average assets):
         Consolidated                         $207,232      10.88%     $ 76,172        4%          N/A          N/A
         R-G Premier Bank only                $102,446       8.04%     $ 50,993        4%     $ 63,741            5%

16. Stock Option Plan

The Company has a Stock Option Plan, which is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, and reward key employees for outstanding performance and the attainment of targeted goals. An amount of Company common stock equal to 10% of the aggregate number of Class B Shares sold in the Companys initial public offering (241,500 shares, equivalent to 869,400 shares after giving effect to stock splits) were authorized under the Stock Option Plan, which may be filled by authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources. The Stock Option Plan provides for the grant of stock options at an exercise price equal to the fair market value of the Class B shares at the date of the grant. Stock options are available for grant to key employees of the Company and any subsidiaries. No options were issued prior to the public offering. In connection with the Companys initial offering on August 27,1996, the Company awarded options for 200,000 shares (720,000 shares as adjusted for stock splits) to 28 employees of R&G Mortgage and the Bank at the initial public offering price of $14.50 per share. In January 1997 the Company awarded options for an additional 10,000 shares (36,000 shares as adjusted for stock splits) to a certain employee. The maximum term of the options granted are ten years. Under the provisions of the Stock Option Plan, options can be exercised as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. As of December 31, 1998 none of the options granted have been exercised.


        Stock options granted, cancelled and exercised during 1999 were as follows:
                                                                  Weighted
                                                               Average Price

 Outstanding stock options, January 1, 1999     756,000       $    4.1568

 Granted                                         96,000       $   16.1250

 Exercised                                      (71,640)      $    4.0278

 Cancelled                                      (25,200)      $    4.0278

Outstanding stock options, December 31, 1999    755,160       $    5.6948


The Company adopted in 1996 the disclosure provisions of SFAS No. 123-Accounting for Stock-Based Compensation (SFAS 123). Accordingly, no compensation cost has been recognized for the Companys Stock Option Plan. Had compensation cost for the Companys Stock Option Plan been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS 123, the Companys net earnings and earnings per share for the years ended December 31, 1999 and 1998 would have been reduced to the pro forma amounts indicated below:

                                                 1999            1998

Net earnings - as reported                  $ 41,334,992    $ 34,033,797

Net earnings - pro forma                    $ 41,180,478    $ 33,879,283

Basic earnings per share - as reported      $       1.31    $       1.15

Basic earnings per share - pro forma        $       1.31    $      1.15

                                                 1999            1998

Diluted earnings per share - as reported    $       1.28    $       1.12

Diluted earnings per share - pro forma      $       1.28    $       1.12


The fair value of the option grants were estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:

Stock Price and Exercise Price - $14.50 for options granted based on the terms of the awards.

Expected Option Term - 6 years.

Expected Volatility - 42.54% for options granted calculated using weekly closing prices of three peer financial institutions given the Companys limited publicly trading history.

Expected Dividend Yield - Calculated as the annualized quarterly dividend closest to the grant date divided by the stock price on the grant date.

Risk-Free Interest Rate - 6.48% for options granted determined as the yield, on the date of grant, on a U.S. Treasury zero coupon bond with a maturity equal to the expected term of the option.

17. Profit Sharing Plan

The Company has a profit sharing plan (the Plan) which covers substantially all regular employees. Annual contributions to the Plan are based on matching percentages up to 5% of employee salaries, based on the employees years of service and on operational income, as defined by the Plan, and are deposited in a trust. Contributions to the Plan during the years ended December 31, 1999, 1998 and 1997 amounted to approximately $120,000, $103,000, and $79,000, respectively.


18. Commitments and Contingencies

        Commitments to buy and sell GNMA certificates

As of December 31, 1999, the Company had open commitments to issue GNMA certificates in the amount of $52.0 million.

        Commitments to sell mortgage loans

As of December 31, 1999 the Company had commitments to sell mortgage loans to third party investors amounting to $64.8 million.

        Lease commitments

The Company is obligated under several noncancellable leases for office space and equipment rentals, all of which are accounted for as operating leases. The leases expire at various dates with options for renewals.

As of December 31, 1999, minimum annual rental commitments under noncancellable operating leases for certain office space and equipment, including leases with an affiliate, were as follows:

                        Year          Amount

                        2000    $   3,444,327
                        2001        3,265,865
                        2002        3,137,709
                        2003        2,793,145
                        2004        2,538,732
                 Later years       13,525,469

                                $  28,705,247

        Rent expense amounted to approximately $4,081,000 in 1999, $3,097,000 in 1998 and $2,483,000 in 1997.

        Litigation

The Company is a defendant in legal proceedings arising from normal business activities. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Companys financial position or results of operations.

        Others

At December 31, 1999 the Company is liable under limited recourse provisions resulting from the sale of loans to several investors principally FHLMC. The principal balance of these loans, which are serviced by the Company, amounts to approximately $646.3 million at December 31, 1999. Liability, if any, under the recourse provisions at December 31, 1999 is estimated by management to be insignificant.

19. Supplemental Disclosure on the Statements of Cash Flows

During 1999, 1998 and 1997, the Company paid interest amounting to approximately $99,587,000, $79,576,000 and $60,846,000, respectively, and income taxes of approximately $8,241,000, $4,306,000 and $9,699,000, respectively.

During  1999,  1998 and 1997  the  Company  retained  as  investment  securities
approximately  $106,237,000,   $0  and  $11,346,000,   respectively,   of  loans
securitized from its mortgage loan portfolio.

20. Financial Instruments with Off-Balance Sheet
Risk and Concentrations of Credit Risk

In the normal course of business, the Company uses various off-balance sheet financial instruments to satisfy the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include loan commitments and interest rate exchange agreements (swaps). These instruments involve, to varying degrees, elements of credit and interest rate in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of these instruments, which are not included in the statements of financial condition, are an indicator of the Companys activities in particular classes of financial instruments.

The Companys exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments. For interest rate swaps, the contract or notional amounts do not represent exposure to credit loss. Instead, the amount potentially subject to credit loss is substantially less.

Contractual commitments to extend credit are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

To extend credit the Company evaluates each customers credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on managements credit evaluation of the counterparty. A geographic concentration exists within the Companys mortgage loans portfolio since most of the Companys business activity is with customers located in Puerto Rico.

Interest rate swap agreements involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. Entering into interest rate agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts, and also the interest rate risk associated with unmatched positions.

The total amounts of financial instruments with off-balance sheet risk at December 31, 1999 follows:

Financial  instruments  whose contract  amounts represent potential credit risk:
    Commitments to extend credit excluding the undisbursed portion of loans in process:

 Unused lines of credit                                       $       29,016,736
--------------------------------------------------------------------------------
Financial instruments whose notional or contractual amounts exceed the amount of potential credit risk:

Interest rate swap contracts                                  $      155,000,000
--------------------------------------------------------------------------------

A detail of interest rate swaps by contractual maturity at December 31, 1999 follows:

               National                        Pay Fixed      Receive
                Amount         Maturity          Rate      Rate Floating
                ------         --------          ----      -------------
         $  10,000,000    October 24, 2000       5.20%   84% of 3 month Libid
            25,000,000    September 10, 2001     6.09%   96% of 3 month Libid
            15,000,000    January 26, 2001       5.59%      3 month Libor
            15,000,000    September 17, 2002     5.79%      3 month Libid
            10,000,000    September 15, 2003     4.70%      3 month Libor
            70,000,000    December 8, 2009       5.60%      3 month Libor
            10,000,000    December 15, 2009      5.69%      3 month Libor

The following table summarizes the changes in notional amounts of swaps outstanding during 1999:

 Beginning balance     $  205,000,000
 New Swaps                 80,000,000
 Maturities              (130,000,000)
                       --------------
 Ending balance        $  155,000,000
                       ==============

 As of December 31, 1999, interest rate swap maturities are as follows:

                        2000    $  10,000,000
                        2001       40,000,000
                        2002       15,000,000
                        2003       10,000,000
                        2009       80,000,000
                        ---------------------
                                $ 155,000,000
                        =====================

Expected maturities will differ from contracted maturities because counterparties to the agreements may have the right to call the swaps. As of December 31,1999 swap agreements with a notional amount of $105,000,000 had call options at various dates commencing on September 2000 through December 2000.

Net interest settlements on swap agreements are recorded as an adjustment to interest expense on notes payable and repurchase agreements. Net interest paid during 1999 and 1997 amounted to approximately $315,000 and $293,000, respectively; net interest received amounted to approximately $50,000 during 1998.

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

    Total employee costs and other expenses before capitalization follow:

                                                        Year ended December 31,
                                                  1999           1998             1997

Employee costs                                $39,738,671     $30,013,967     $21,368,723
Other administrative and general expenses     $37,366,087     $25,906,635     $22,662,971

Set forth below are the direct loan origination costs that were capitalized as part of the carrying cost of mortgage loans inventory or offset against mortgage loan sales and fees and interest income.

                                                             Year ended December 31,
                                                       1999           1998             1997

Offset against mortgage loan sales and fees        $ 7,069,831     $ 2,623,316     $ 2,931,394
Offset against interest income on loans            $ 3,210,847     $ 3,113,946     $ 2,122,727
Capitalized as part of loans held for sale and
loans held for investment                          $ 8,823,603     $10,401,221     $ 7,073,322

22. Fair Value of Financial Instruments

The estimated fair value of the Company's financial instruments as of December 31 are as follows:

                                                                1999                          1998
                                                                     Estimated                        Estimated
                                                    Carrying            Fair         Carrying           Fair
                                                     Value             Value           Value            Value
                                                     -----             -----           -----            -----
  (Dollars in Thousands)
 Financial Assets

Cash and due from banks                           $   42,252     $    42,252     $    51,805      $    51,805
Money market investments                              23,744          23,744          51,924           51,924
Mortgage loans held for sale                          77,277          78,716         117,126          118,455
Mortgage-backed securities held for trading           43,564          43,564         450,546          450,546
Investment and mortgage-backed securities
  available for sale                                 938,044         938,044         143,137          143,137
Investment  in Federal Home Loan Bank stock           32,825          32,825          11,405           11,405
Investment and mortgage-backed securities
  held to maturity                                    28,687          28,687          34,599           34,640
Loans, net                                         1,563,007       1,549,772       1,073,668        1,108,684
Accounts receivable                                   38,617          38,617          22,171           22,171

Financial Liabilities

Deposits:
  Non-interest bearing demand                     $  157,595     $   157,595     $   172,500      $   172,500
  Savings and NOW accounts                           246,253         232,283         222,856          212,797
  Certificates of deposit                            922,029         920,829         609,912          620,383
Securities sold under agreements to repurchase       731,341         731,341         471,422          471,422
Notes payable                                        132,707         132,278         182,748          182,191
Advances from FHLB                                   384,000         383,850         121,000          118,856
Other borrowings                                       9,843           9,843           9,000            9,000
Accounts payable and accrued liabilities              33,917          33,917          28,020           28,020
Unrecognized financial instruments -

  Interest rate swap agreements in a net
  receivable (payable) position*                  $       65     $     5,616     $      (111)     $     1,855

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

Mortgage loans held for sale have been valued based on market quotations or committed selling prices in the secondary market. Loans held for sale from the Bank have been valued using the same methodology described in the first paragraph above.

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

Interest rate swap agreements

The fair value of interest rate swap agreements was determined taking into account the current interest rates at December 31, 1999. This value represents the estimated amount the Company would pay to terminate the contract or agreement taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparties.

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

23. R&G Financial Corporation (Holding Company Only)
Financial Information

The following condensed financial information presents the financial position of R&G Financial Corporation (the Holding Company) only as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years ended on December 31,1999:

Statements of Financial Conditions
                                                           December 31,
                                                       1999            1998
        Assets
Cash                                             $    119,380     $    145,314
Investment in R-G Premier Bank, at equity         157,038,667      114,706,236
Investment in R&G Mortgage, at equity             127,314,792      106,307,634
Accounts receivable - subsidiaries                    139,156           69,828
Other assets                                          116,442           32,234
                                                 -----------------------------
   Total assets                                  $284,728,437     $221,261,246
                                                 =============================
Liabilities and Stockholders Equity

Advances from subsidiaries                       $ 15,000,000     $         --
Other liabilities and accrued expenses                193,160           99,387
Stockholders equity                               269,535,277      221,161,859
                                                 -----------------------------
   Total liabilities and stockholders equity     $284,728,437     $221,261,246
                                                 =============================

                                                                  Year ended December 31,
                                                           1999            1998           1997
Income:
  Dividends from subsidaries                          $        --     $ 2,404,787     $ 2,953,225
  Management fees                                         555,371         384,638         423,178
                                                      -------------------------------------------
                                                          555,371       2,789,425       3,376,403
                                                      -------------------------------------------
Operating expenses                                        505,183         349,669         384,707
                                                      -------------------------------------------
Income before income taxes and equity
        in undistributed earnings of subsidiaries          50,188       2,439,756       2,991,696
                                                      -------------------------------------------
Income taxes                                               14,053           9,477           8,079
                                                      -------------------------------------------
Income before equity in undistributed earnings
        of subsidiaries                                    36,135       2,430,279       2,983,617
                                                      -------------------------------------------
Equity in undistributed earnings of subsidiaries       41,298,857      31,603,518      20,513,595
                                                      -------------------------------------------
Net income                                            $41,334,992     $34,033,797     $23,497,212
                                                      ===========================================

The Holding Company had no operations during the years ended December 31, 1999, 1998 and 1997.

The principal source of income for the Holding Company consists of dividends from R-G Premier Bank of Puerto Rico and R&G Mortgage Corp. The payment of dividends by the Bank to the Holding Company may be affected by certain regulatory requirements and policies, such as the maintenance of certain minimum capital levels.

                                                                          Year ended December 31,
Statements of Cash Flows                                        1999              1998             1997
Cash flows from operating activities:

   Net income                                              $ 41,334,992      $ 34,033,797      $ 23,497,212
                                                           -------------------------------------------------
   Adjustments to reconcile net income to cash
   provided by (used in) operating activities:
   Equity in undistributed earnings of subsidiaries         (41,298,857)      (31,603,518)      (20,513,595)
   (Increase) decrease in accounts
        receivable - subsidiaries                               (69,328)          353,350          (423,178)
   Increase in other assets                                     (84,208)          (32,234)               --
   Increase in other liabilities and
        accrued expenses                                         93,773            58,013            26,505
                                                           -------------------------------------------------
   Total adjustments                                        (41,358,620)      (31,224,389)      (20,910,268)
                                                           -------------------------------------------------
   Net cash (used in) provided by operating activities          (23,628)        2,809,408         2,586,944
                                                           -------------------------------------------------
Cash flows from investing activities:
  Capital contribution to subsidiary                                 --           (12,000)               --
  Cash investment in R-G Premier Bank
  pursuant to acquisition of Fajardo Federal                         --          (639,322)               --
Investment in Bank common stock                             (39,212,500)      (19,370,000)               --
Investment in R-G Mortgage common stock                              --      (29,055, 000)               --
Collections of advances to subsidiaries                              --                --           290,000
Dividends on common stock from subsidiaries                   8,012,279         2,122,649                --
                                                          -------------------------------------------------
   Cash (used in) provided by investing activities          (31,200,221)      (46,953,673)          290,000
                                                          -------------------------------------------------
Cash flows from financing activities:
Issuance of common stock                                        288,550                --                --
Net proceeds from issuance of preferred stock                23,921,644        48,079,134                --
Cash dividends                                               (8,012,279)       (4,412,033)       (2,385,752)
Net advances from subsidiaries                               15,000,000                --                --
Repayment of advances from subsidiaries                              --                --          (666,975)
Payment of cash in lieu of fractional shares
        on stock split                                               --                --           (12,659)
Net cash provided by (used in) financing
                                                           -------------------------------------------------
   activities                                                31,197,915        43,667,101        (3,065,386)
                                                           -------------------------------------------------
Net decrease in cash                                            (25,934)         (477,164)         (188,442)
Cash at beginning of year                                       145,314           622,478           810,920
                                                           -------------------------------------------------
Cash at end of year                                        $    119,380      $    145,314      $    622,478
                                                           =================================================

24. Industry Segments

The following summarized financial information presents the results of the Companys operations for the three year period ended December 31,1999 for its traditional banking and mortgage banking activities:

                                                                      1999                                    1998
                                                                                 Segment                                 Segment
                                                     Bank         Mortgage       Totals        Bank        Mortgage       Totals
Revenues:
Net interest income after provision for
    loan losses                                 $ 45,326,068  $  6,726,706  $ 52,052,774  $ 31,279,733  $  6,093,378  $ 37,373,111
Non-interest income:
    Net gain on origination and sale of loans      7,922,662    29,156,025    37,078,687    12,542,960    22,120,015    34,662,975
    Net gain on sales of investment securities
      available for sale                              19,531          --          19,531       278,028          --         278,028
Loan administration and servicing fees                  --      29,037,883    29,037,883          --      17,340,415    17,340,415
Service charges, fees and other                    6,135,232     1,892,304     8,027,536     5,433,556     1,383,042     6,816,598
                                                ------------------------------------------------------------------------------------
                                                  59,403,493    66,812,918   126,216,411    49,534,277    46,936,850    96,471,127
                                                ------------------------------------------------------------------------------------
Non-interest expenses:

Salaries and employee benefits                    12,733,017    11,699,754    24,432,771     9,169,292     7,925,491    17,094,783
Office occupancy and equipment                     7,538,952     3,750,413    11,289,365     5,917,063     3,069,890     8,986,953
Other                                             14,433,103    21,765,464    36,198,567    11,232,822    13,420,625    24,653,447
                                                ------------------------------------------------------------------------------------
                                                  34,705,072    37,215,631    71,920,703    26,319,177    24,416,006    50,735,183
                                                ------------------------------------------------------------------------------------
Income before income taxes
                                                $ 24,698,421  $ 29,597,287  $ 54,295,708  $ 23,215,100  $ 22,520,844  $ 45,735,944
                                                ====================================================================================

                                                                     1997
                                                                                Segment
                                                        Bank        Mortgage    Totals
Revenues:
Net interest income after provision for
    loan losses                                   $ 25,543,992  $  4,615,774  $ 30,159,766
Non-interest income:
    Net gain on origination and sale of loans        5,436,030    18,596,684    24,032,714
    Net gain on sales of investment securities
      available for sale                               107,430          --         107,430
Loan administration and servicing fees                    --      14,079,644    14,079,644
Service charges, fees and other                      3,431,241     1,142,014     4,573,255
                                                  ----------------------------------------
                                                    34,518,693    38,434,116    72,952,809
                                                  ----------------------------------------
Non-interest expenses:

Salaries and employee benefits                       7,654,668     5,998,086    13,652,754
Office occupancy and equipment                       4,660,583     2,470,914     7,131,497
Other                                                9,564,598     9,799,853    19,364,451
                                                  ----------------------------------------
                                                    21,879,849    18,268,853    40,148,702
                                                  ----------------------------------------
Income before income taxes
                                                  $ 12,638,844  $ 20,165,263  $ 32,804,107
                                                  ========================================

The following is a reconciliation of reportable segment revenues and income before income taxes to the Companys consolidated amounts:

                                                    Year ended December 31,
                                              1999          1998             1997
 Revenues:

Total revenues for reportable segments   $126,216,411    $ 96,471,127   $ 72,952,809
Elimination of intersegment revenues       (3,352,370)     (2,627,742)    (1,687,981)
                                         --------------------------------------------
Total consolidated revenues              $122,864,041    $ 93,843,385   $ 71,264,828
                                         ============================================

                                                                           Year ended December 31,
                                                                  1999               1998            1997
 Income before income taxes:

Total income before income taxes for reportable segments     $ 54,295,708      $ 45,735,944      $ 32,804,107
Elimination of intersegment profits                              (216,326)         (311,962)         (190,320)
Unallocated corporate expenses                                   (505,183)         (349,669)         (384,707)
                                                             -------------------------------------------------
Income before income taxes, consolidated                     $ 53,574,199      $ 45,074,313      $ 32,229,080
                                                             =================================================


Total assets of the Company among its industry segments and a reconciliation of reportable segment assets to the Companys consolidated total assets as of December 31, 1999 and 1998 follows:

                                                       December 31,
                                                 1999               1998
Assets:
Bank                                     $ 2,285,371,757      $ 1,413,439,195
Mortgage                                     741,260,519          656,598,961
                                         ------------------------------------
Total assets for reportable segments       3,026,632,276        2,070,038,156
Parent company assets                            116,442               32,234
Elimination of intersegment balances        (114,755,882)         (25,288,862)
                                         ------------------------------------
Consolidated total assets                $ 2,911,992,836      $ 2,044,781,528
                                         ====================================

25. Quarterly Financial Data (Unaudited):

Following is a summary of selected financial information of the unaudited quarterly results of operations. In the opinion of management, all adjustments necessary for a fair presentation have been made.


(Dollars in Thousands, Except for per share data)

                                                                1999
                                           March 31      June 30      Sept. 30        Dec. 31
                                           --------      -------      --------        -------
Interest income                           $ 35,385      $ 36,437      $ 43,946      $ 47,373
Interest expense                            22,151        23,909        28,142        32,361
Net interest income                         13,234        12,528        15,804        15,012
Provision for loan losses                   (1,300)       (1,100)       (1,000)       (1,125)
Income before income taxes                  14,839        13,882        13,906        10,947
Income tax expense                          (3,689)       (2,072)       (3,789)       (2,689)
Net income                                  11,150        11,810        10,117         8,258
Net income per common share - Basic       $    .36      $    .38      $    .32      $    .25
Net income per common share - Diluted     $    .35      $    .37      $    .31      $    .25

(Continued)

(Dollars in Thousands, Except for per share data)

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

                            Stockholder Information


Corporate Office
R-G Plaza
280 JT Pinero Ave.
San Juan,
Puerto Rico 00918
tel. (787) 758-2424

US Operations
1841 New York Avenue
Huntington Station
New York 11746
(631) 549-8188

Annual Meeting
April 26, 2000
10:00 a.m. Atlantic time
Bankers Club
Hato Rey, Puerto Rico

Special Counsel
Elias, Matz, Tiernan &
Herrick L.L.P.
734 15th Street N.W. -
12th Floor
Washington, DC 20005

McConnell & Valdes
270 Munoz Rivera Ave.
San Juan,
Puerto Rico 00918

Transfer Agent and Registrar
American Stock Transfer
& Trust Co.
40 Wall Street-46th floor
New York,
New York 10005

Independent Public Accountants
PricewaterhouseCoopers, LLP
BBV Tower-9th Floor
San Juan,
Puerto Rico 00918

Market Makers
Friedman Billings Ramsey & Co.
1001 19th Street
North Arlington,
VA 22209

PaineWebber Incorporated of PR
American International Plaza
Penthouse Floor
250 Munoz Rivera Ave.
San Juan, Puerto Rico 00918

Sandler O'Neill & Partners
2 World Trade Center
104th Floor
New York, N.Y. 10048

General Inquiries & Reports

R-G Financial is required to file an annual report on Form 10K for its fiscal year ended December 31, 1999 with the Securities and Exchange Commision. Copies of its Annual Report and quarterly reports may be obtained without charge by contacting: Investor Relations Department, Attention Ms. Luz Damarys Quiles
Tel.: (787) 756-2801

Internet Website
http://www.rgonline.com (in Spanish and English)

The 1999 Annual Report from R-G Financial Corporation was designed and produced by Adworks, San Juan, Puerto Rico.

Stock Listings
Symbol:  RGFC-NASDAQ
         RGFCP-NASDAQ
         RGFCO-NASDAQ

At December 31, 1999, the Company had 227 stockholders of record, which does not take into consideration investors who hold their stock through brokerage and other firms. The high and low prices and dividends paid per share (as adjusted for stock splits paid in 1998) for the Company's stock during each quarter during the last two fiscal years were as follows.

                     Mar 31    Jun 30    Sep 30    Dec 31    Mar 31   Jun 30   Sep 30    Dec 31
                     1998      1998      1998      1998      1999     1999     1999      1999

High                 17.25     21.50     21.25     21.50     21.50    19.375   18.1875   16
Low                  9.625     16.407    15.0625   12.25     17.75    14.25    12.1875   9.875
Dividends Paid       0.02500   0.02687   0.02875   0.03075   0.033    0.03575  0.0385    0.0415

R&G Plaza
280 Jesus T. Pinero Ave.
San Juan, Puerto Rico 00918

Tel. (787) 758-2424

[GRAPHIC - R-G COMPANY LOGO]