Form 10-K/A, Exhibit 13
period 1999-12-31
R&G FINANCIAL CORP
filed 2001-03-02
CIK 1016933

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


At or For the Year Ended December 31,
                                                            1999        1998        1997          1996         1995
                                                            ----        ----        ----          ----         ----
(Dollars in Thousands, except for per share data)
             Selected Balance Sheet Data:
     Total assets(1) ..............................   $2,911,993   $2,044,782   $1,510,746   $1,037,798   $  853,206
     Loans receivable, net ........................    1,563,007    1,073,668      765,059      603,751      473,841
     Mortgage loans held for sale .................       77,277      117,126       46,885       54,450       21,318
     Mortgage-backed and investment securities
      held for trading ............................       43,564      450,546      401,039      110,267      113,809
     Mortgage-backed securities available for sale       712,705       95,040       46,004       50,841       61,008
     Mortgage-backed securities held to maturity ..       23,249       28,255       33,326       37,900       41,731
     Investment securities available for sale .....      258,164       59,502       75,863       30,973        3,280
     Investment securities held to maturity .......        5,438        6,344       10,693        5,270        2,046
     Servicing asset ..............................       84,253       58,221       21,213       12,595        8,210
     Cash and cash equivalents(2) .................       65,996      103,728       68,366       98,856      104,195
     Deposits .....................................    1,330,506    1,007,297      722,418      615,567      518,187
     Securities sold under agreements to repurchase      731,341      471,422      433,135       97,444       98,483
     Notes payable ................................      132,707      182,748      103,453      126,842       77,130
     Other borrowings(3) ..........................      408,843      130,000       91,359       65,463       71,315
     Stockholders' equity .........................      269,535      221,162      138,054      115,633       66,385
     Common Stockholders' equity per share(4) .....   $     6.79   $     5.99   $     4.88   $     4.09   $     3.55

  Selected Income Statement Data:

Revenues:
 Net interest income after provision for loan losses   $  52,053    $  37,373    $  30,160   $  24,665   $  20,323
 Loan administration and servicing fees ............      27,109       15,987       13,214      13,029      11,030
 Net gain on sale of loans .........................      37,098       34,955       23,286      12,351       8,384
 Other(5) ..........................................       6,604        5,528        4,605       3,872       4,028
                                                       --------------------------------------------------------------
 Total revenue .....................................     122,864       93,843       71,265      53,917      43,765
                                                       --------------------------------------------------------------
Expenses:
 Employee compensation and benefits ................      24,433       17,095       13,653      10,794       8,284
 Office occupancy and equipment ....................      11,289        8,987        7,131       5,531       4,711
 SAIF special assessment ...........................        --           --                      2,508
 Other administrative and general ..................      33,568       22,687       18,252      15,424      13,731
                                                       --------------------------------------------------------------
                        Total expenses .............      69,290       48,769       39,036      34,257      26,726
                                                       --------------------------------------------------------------


                                                                     At or For the Year Ended December 31,
                                                            1999        1998        1997         1996         1995
                                                            ----        ----        ----         ----         ----
                                                                  (Dollars in Thousands, except for per share data)
Income before minority interest in the Bank and
Income taxes .......................................      53,574       45,074       32,229      19,660      17,039
Minority interest in the Bank's earnings ...........        --           --                        538         743
Income taxes .......................................      12,239       11,040        8,732       5,922       5,847
                                                       --------------------------------------------------------------
Net income .........................................      41,335       34,034       23,497      13,200      10,449
                                                       --------------------------------------------------------------
Less: Dividends on preferred stock .................      (3,754)      (1,234)        --          --          --
Net income available to common stockholders ........   $  37,581    $  32,800    $  23,497   $  13,200   $  10,449
Diluted earnings per share (4) .....................   $    1.28    $    1.12    $    0.81   $    0.59   $    0.56


At or For the Year Ended December 31,
(Dollars in Thousands, except for per share data)


                                                                1999         1998            1997           1996          1995
                                                                ----         ----            ----           ----          ----
Selected Operating Data(6):

Performance Ratios and Other Data:
  Mortgage loans originated and purchased ..............   $ 1,610,945    $ 1,237,415    $   758,486    $   480,525    $  327,107
  Mortgage servicing portfolio .........................     6,177,511      4,827,798      3,000,888      2,550,169     2,298,200
  Return on average assets(6) ..........................          1.72%          1.95%          1.85%          1.38%         1.47%
  Return on average common equity(6) ...................         20.23          21.32          18.69          15.54         17.08
  Equity to assets at end of period ....................          9.26          10.82           9.13          11.14          7.78
  Interest rate spread(7) ..............................          2.40           2.43           2.88           3.00          2.93
  Net interest margin(7) ...............................          2.60           2.72           3.12           3.24          3.26
  Average interest-earning assets to average
    interest-bearing liabilities .......................        104.21         105.93         104.61         104.60        106.50
  Total non-interest expenses to average total assets ..          2.88           2.80           3.08           3.59          3.80
  Full-service Bank offices ............................         22             20             15             15            14
  Mortgage offices (8) .................................         31             23             19             16            13
  Cash dividends declared per common share(4)(9) .......           .149           .111           .065           .069      --
Asset Quality Ratios(10):
  Non-performing loans to total loans at end of period .          3.66%          4.08%          3.89%          3.09%         2.18%
  Non-performing assets to total assets at end of period          2.26           2.41           2.12           1.90          1.32
  Allowance for loan losses to total loans
  at end of period .....................................           .55           0.74           0.87           0.55          0.72
  Allowance for loan losses to total non-performing
  loans at end of period ...............................         15.11          17.92          22.34          17.64         33.19
  Net charge-offs to average loans outstanding .........          0.25           0.55           0.40           0.75          0.08
Bank Regulatory Capital Ratios(11):
  Tier 1 risk-based capital ratio ......................         12.36%         13.41%         13.10%         13.91%        10.53%
  Total risk-based capital ratio .......................         13.08          14.46          14.00          14.79         11.66
  Tier 1 leverage capital ratio ........................          7.07           8.04           7.34           8.45          6.25


(Footnotes on Following Page)

 -----------------------

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


 --------------------
(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments.

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

        Net interest income totaled $56.6 million, $43.9 million and $36.5 million during the years ended December 31, 1999, 1998 and 1997, respectively. Net interest income increased by $12.6 million or 28.7% during the year ended December 31, 1999, as compared to the year ended December 31, 1998, due to significant increases in the average balance of interest-earning assets, which compensated for a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 105.93% in 1998 to 104.21% in 1999, as well as a decline in the Company's interest rate spread from 2.43% in 1998 to 2.40% in 1999. Net interest income increased by $7.4 million or 20.4% during the year ended December 31, 1998, due to an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 104.61% for 1997 to 105.93% for 1998, which was partially offset by a decrease in R&G Financial's interest rate-spread from 2.88% for 1997 to 2.43% for 1998.

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


                                                                         Year Ended December 31,
                                                              1999                                1998
                                                   Average              Yield/      Average                  Yield/
                                                   Balance   Interest  Rate (1)     Balance      Interest   Rate (1)
                                                    -------   --------  --------     -------      --------   --------
(Dollars in Thousands)
        Interest-Earning Assets:

Cash and cash equivalents(2)                    $   15,963     $  840      5.26%   $   25,731    $   1,341     5.21%
Investment securities held for trading                  --         --        --           344           19     5.52
Investment securities available for sale           124,559      7,834      6.29        57,042        3,337     5.85
Investment securities held to maturity               6,271        330      5.26         9,485          544     5.74
Mortgage-backed securities held for trading         33,245      1,871      5.63       406,123       24,876     6.13
Mortgage-backed securities available for sale      502,176     31,989      6.37        38,608        2,645     6.85
Mortgage-backed securities held to maturity         29,684      1,763      5.94        31,095        1,877     6.04
Loans receivable, net(3)(4)                      1,446,575    117,304      8.11     1,037,829       89,044     8.58
FHLB of New York stock                              17,777      1,210      6.81         8,517          614     7.21
                                               ---------------------------------------------------------------------
        Total interest-earning assets            2,176,250   $163,141     7.50%     1,614,774    $ 124,297     7.70%
                                               ---------------------------------------------------------------------
Non-interest-earning assets                        228,253                          129,498
                                               ---------------------------------------------------------------------
        Total assets                            $2,404,503                        $ 1,744,272
                                               =====================================================================
Interest-Bearing Liabilities:

Deposits                                       $ 1,153,537   $ 53,643      4.65%   $  826,487   $   38,439     4.65%
Securities sold under agreements to
repurchase(5)                                      491,230     27,474      5.59       416,249       23,876     5.74
Notes payable                                      212,028     13,634      6.43       186,147       12,641     6.79
Subordinated debt(6)                                     -          -         -         1,469          148    10.07
Other borrowings(7)                                231,616     11,812      5.10        94,025        5,220     5.55
        Total interest-bearing liabilities       2,088,411  $ 106,563      5.10%    1,524,377   $   80,324     5.27%
                                               ---------------------------------------------------------------------

Non-interest-bearing liabilities                    75,291                             46,025
                                               ---------------------------------------------------------------------
     Total liabilities                           2,163,702                          1,570,402
Stockholders' equity                               240,801                            173,870
                                               ---------------------------------------------------------------------
     Total liabilities and stockholders'
     equity                                    $ 2,404,503                        $ 1,744,272
                                               =====================================================================
Net interest income; interest rate spread(8)                $  56,578      2.40%                 $  43,973     2.43%
                                               =====================================================================
Net interest margin(8)                                                     2.60%                               2.72%
                                               =====================================================================
Average interest-earning assets to average
                interest-bearing liabilities                             104.21%                             105.93%
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
                                              ===================================

(footnotes on following page)

---------------------

(1) At December 31, 1999, the yields earned and rates paid were as follows: cash and cash equivalents, 5.37%; investment securities held to maturity, 5.91%; investment securities available for sale, 6.76%; mortgage-backed securities held for trading, 6.41%; mortgage-backed securities available for sale, 6.71%; mortgage loans held for sale, 8.18%; loans receivable, net, 8.36%; FHLB of New York stock, 6.75%; total interest-earning assets, 7.68%; deposits, 4.84%; securities sold under agreements to repurchase, 5.89%; notes payable, 6.58%; other borrowings, 5.31%; total interest-bearing liabilities, 5.34%; interest rate spread, 2.34%.

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


                                                                       Year Ended December 31,
                                                       1999 vs. 1998                           1998 vs. 1997
                                                    Increase / Decrease         Total       Increase / Decrease           Total
                                                           Due to             Increase             Due to                Increase
(Dollars in Thousands)                              Rate        Volume       (Decrease)      Rate          Volume       (Decrease)

        Interest-Earning Assets:

Cash and cash equivalents(1)                    $     8      $    (509)     $   (501)      $  ( 50 )    $   ( 283 )    $  ( 333 )
Investment securities held for trading               --            (19)          (19)          ( 2 )        ( 307 )       ( 309 )
Investment securities available for sale            547          3,950         4,497         ( 239 )          372           133
Investment securities held to maturity              (30)          (184)         (214)           56          ( 289 )       ( 233 )
Mortgage-backed securities held for trading        (165)       (22,840)      (23,005)      ( 3,031)        10,733         7,702
Mortgage-backed securities available for sale    (2,415)        31,759        29,344         ( 119 )        ( 436 )       ( 555 )




                                                                     Year Ended December 31,
                                                       1999 vs. 1998                           1998 vs. 1997
                                                    Increase / Decrease         Total       Increase / Decrease           Total
                                                           Due to             Increase             Due to                Increase
(Dollars in Thousands)                              Rate        Volume       (Decrease)      Rate          Volume       (Decrease)
        Interest-Earning Assets:

Mortgage-backed securities held to maturity         (29)           (85)         (114)           --          ( 275 )       ( 275 )
Loans receivable, net(2)                         (6,810)        35,070       28,260        ( 8,087 )       28,617        20,530
FHLB of New York stock                              (72)           668           596            52            251           303
                                               --------------------------------------------------------------------------------
   Total interest-earning assets               $ (8,966)     $  47,810      $ 38,844   $  ( 11,420 )    $  38,383      $ 26,963
                                               --------------------------------------------------------------------------------
Interest-Bearing Liabilities:

Deposits                                        $    (7)     $  15,211      $ 15,204   $  ( 1,648 )     $   7,653      $  6,005
Securities sold under agreements to repurchase     (703)         4,301         3,598        ( 873 )        11,266        10,393
Notes payable                                      (765)         1,758           993          821           2,204         3,025
Subordinated debt(3)                                  -           (148)         (148)           2           ( 178 )       ( 176 )
                                               --------------------------------------------------------------------------------
Other borrowings(4)                              (1,047)         7,639         6,592      ( 1,624 )         1,896           272
                                               --------------------------------------------------------------------------------
   Total interest-bearing liabilities           $(2,522)     $  28,761      $ 26,239   $  ( 3,322 )     $  22,841      $ 19,519
                                               --------------------------------------------------------------------------------
Increase in net interest income                                             $ 12,605                                   $  7,444
                                               --------------------------------------------------------------------------------


(Footnotes on following page)

---------------------

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

        Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) increased by $10.5 million or 31.5% during the year ended December 31, 1999 as compared to the year ended December 31, 1998, and increased by $6.5 million or 24.1% during the year ended December 31, 1998 over the year ended December 31, 1997. The increase in interest income on mortgage-backed and investment securities during the year ended December 31, 1999 was primarily due to a $89.3 million increase in the average balance of mortgage-backed securities, together with a $64.0 million increase in the average balance of investment securities during the period. The increase in investment securities reflects purchases of approximately $208.3 million during 1999, net of maturities and sales. The increase in interest income on mortgage-backed and investment securities during 1998 was due primarily to an increase in the average balance of mortgage-backed securities of $156.2 million.

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

        Interest expense on repurchase agreements increased by $3.6 million or 15.1% during the year ended December 31, 1999, as compared to the year ended December 31, 1998, and increased by $10.4 million or 77.1% during the year ended December 31, 1998. The increase in interest expense on repurchase agreements during 1999 was due primarily to an increase in the average balance of repurchase agreements outstanding of $75.0 million, which was partially offset by a decrease in the average rate paid thereon of 15 basis points. The increase in interest expense on repurchase agreements during 1998 was primarily due to an increase in the average balance of repurchase agreements outstanding of $189.5 million, which was partially offset by a decrease in the average rate paid thereon of 21 basis points. R&G Financial generally uses repurchase agreements to repay warehouse lines of credit which are used to fund loan originations. These repurchase agreements are mainly collateralized by mortgage-backed securities held for trading and available for sale. The fluctuations in the average balance of repurchase agreements during the periods presented is therefore mainly a function both of the amount of originations by R&G Financial as well as the level of mortgage-backed securities held for trading and available for sale which are available to collateralize such agreements.

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

        R&G Financial's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell, federal funds sold and certificates of deposit in other financial institutions. If R&G Financial requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 1999, R&G Financial had $175.0 million in borrowing capacity under unused warehouse and other lines of credit, $261.8 million in borrowing capacity under unused lines of credit with the FHLB of New York and $10 million available unused fed funds lines of credit. R&G Financial has generally not relied upon brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future.

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

ommon stock:
         Class A - $.01 par value, 40,000,000 shares authorized,
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

R&G Financial Corporation
Consolidated Statements of Cash Flows
Years Ended December 31, 1999, 1998 and 1997


                                                                      1999                 1998             1997
                                                                    --------             --------         --------
ash flows from operating activities:
Net income                                                       $  41,334,992      $  34,033,797      $  23,497,212
                                                                 ----------------------------------------------------
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
     Depreciation and amortization                                   3,912,603          3,059,742          2,659,888
     Amortization of premium (accretion of
     discount) on investments and
     mortgage - backed securities, net                                 236,184            (86,761)          (371,816)
Amortization of servicing rights                                     7,382,649          2,994,307          1,837,414
Provision for loan losses                                            4,525,000          6,600,000          6,370,000
Provision for bad debts in accounts receivable                         546,851            300,000            300,000
Gain on sales of mortgage loans                                     (4,935,775)        (7,785,630)        (2,721,154)
Loss (gain) on sales of investment securities
     available for sale                                                959,813           (278,028)          (107,430)
(Increase) decrease in mortgage loans held for sale               (117,118,689)       (70,240,717)         7,564,836
Net increase in mortgage-backed
     securities held for trading                                   (43,936,589)      (105,247,419)      (291,540,928)
Net decrease in investment securities
     held for trading                                                       --            581,332            769,495
Increase in interest and accounts receivable                       (16,176,210)        (4,590,500)        (5,607,804)
(Increase) decrease in other assets                                 (4,570,159)         1,678,184         (2,840,360)
(Decrease) increase in notes payable and
     other borrowings                                              (40,518,153)        83,295,337        (15,989,480)
Increase in accounts payable
     and accrued liabilities                                        10,832,064         11,113,881          5,027,646
Increase (decrease) in other liabilities                             1,010,024            702,593           (394,179)
                                                                 -----------------------------------------------------
 Total adjustments                                                (197,850,387)       (77,903,679)      (295,043,872)
                                                                 -----------------------------------------------------
Net cash used in operating activities                             (156,515,395)       (43,869,882)      (271,546,660)
                                                                 -----------------------------------------------------
Cash flows from investing activities:
Purchases of investment securities available for
      sale and held to maturity                                   (230,790,182)       (72,532,667)       (83,021,527)
Proceeds from sales and redemptions of
      investment securities available for sale                     108,459,617         92,867,182         36,265,089
Proceeds from maturities of investment
     securities held to maturity                                       409,000          4,715,420                 --
Principal repayments on mortgage-backed
     securities                                                     40,875,059         13,955,086          9,475,202
Proceeds from sale of loans                                        135,632,084        254,011,245        120,955,837
Net originations of loans                                         (730,796,715)      (573,657,277)      (286,229,017)
Purchases of FHLB stock, net                                       (21,420,300)        (6,211,400)          (658,757)
Net assets acquired, net of cash received                           (4,638,371)         4,287,492                 --
Acquisition of premises and equipment                               (8,694,453)        (5,936,102)        (3,914,192)
Acquisition of servicing rights                                    (23,979,840)       (40,002,361)       (10,455,392)
                                                                 -----------------------------------------------------
Net cash used in investing activities                             (734,944,101)      (328,503,382)      (217,582,757)
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


                                                                           December 31,
                                                              1999                            1998
                                                    Amortized         Fair           Amortized          Fair
                                                      cost            value             cost            value
                                                      ----            -----             ----            -----
ortgage-backed securities available for sale

CMO residuals (interest only) and other
      mortgage-backed securities                 $ 20,709,050     $ 22,772,039     $  7,845,382     $  9,661,171
                                                 ---------------------------------------------------------------
FNMA certificates:
              Due from five to ten years              740,977          718,979               --               --
              Due over ten years                  110,854,889      109,705,450        8,091,335        8,161,704
                                                 ---------------------------------------------------------------
                                                  111,595,866      110,424,429        8,091,335        8,161,704
FHLMC certificates:
              Due from one to five years               98,693           98,882           89,209           90,765
              Due from five to ten years            1,891,072        1,840,979          240,394          244,140
              Due over ten years                   14,586,274       14,036,216       21,368,689       21,723,711

                                                   16,576,039       15,976,077       21,698,292       22,058,616
 GNMA certificates-                              ---------------------------------------------------------------
                Due over ten years                570,748,830      563,532,620       55,158,840       55,158,840

                                                 $719,629,785     $712,705,165     $ 92,793,849     $ 95,040,331
                                                 ===============================================================


                                                                           December 31,
                                                              1999                              1998
                                                 Amortized           Fair           Amortized           Fair
                                                    cost             value            cost              value
                                                    ----             -----            ----              -----
  Investment securities available for sale

U.S. Treasury securities:
     Due within one year                       $  4,998,011     $  4,944,500     $         --     $         --
     Due from one to five years                          --               --        4,995,028        4,990,625
                                                  4,998,011        4,944,500        4,995,028        4,990,625
U.S. Government and Agencies securities:
     Due from one to five years                 133,955,940      130,950,440       38,100,000       38,106,648
     Due from five to ten years                  92,236,888       89,443,550        5,010,140        5,000,000
                                                226,192,828      220,393,990       43,110,140       43,106,648
                                               ---------------------------------------------------------------
FHLB stock                                       32,825,167       32,825,167       11,404,867       11,404,867
                                               ---------------------------------------------------------------
                                               $264,016,006     $258,163,657     $ 59,510,035     $ 59,502,140
                                               ===============================================================

  Mortgage-backed securities held to maturity

GNMA certificates:
     Due from one to five years                $    15,478       $    16,601     $    27,227     $    29,201
     Due from five to ten years                 10,659,910        10,390,712      13,024,960      12,751,640
     Due over ten years                          2,132,629         2,074,108       2,359,713       2,306,529
                                                12,808,017        12,481,421      15,411,900      15,087,370
                                               ---------------------------------------------------------------
FNMA certificates-
     Due over ten years                         10,252,615        10,643,767      12,607,700      12,944,020
                                               ---------------------------------------------------------------
FHLMC certificates-
     Due over ten years                            188,615           179,841         235,918         229,535
                                               ---------------------------------------------------------------
                                               $23,249,247       $23,305,029     $28,255,518     $28,260,925
                                               ===============================================================

                                                                    December 31,
                                                        1999                             1998
                                            Amortized           Fair          Amortized          Fair
                                              cost             value            cost            value
                                              ----             -----            ----            -----
nvestment securities held to maturity

 U.S. Treasury securities-
     Due within one year                       $     -     $          -       $   194,892  $    196,000
 U.S. Government and Agencies securities-
     Due within one year                             -                -           204,167       204,167
 Puerto Rico Government and Agencies
 obligations:
     Due from one to five years              1,280,000        1,272,000                 -             -
Due from five to ten years                   4,157,630        4,131,755         5,944,870     5,978,467
                                             5,437,630        5,403,755         5,944,870     5,978,467
                                          ---------------------------------------------------------------
                                          $  5,437,630     $  5,403,755      $  6,343,929  $  6,378,634
                                          ===============================================================



Unrealized gains and losses on securities held to maturity and available for sale follows:

                                                                      December 31,
                                                           1999                            1998
                                                     Gross unrealized                Gross unrealized
                                                  Gains           Losses          Gains           Losses
                                                  -----           ------          -----           ------
ecurities held to maturity:
     Puerto Rico and United States
     Government obligations                  $         -      $    (33,875)    $    39,705    $    (5,000)
Mortgage-backed securities                       392,274          (336,492)        338,294       (332,887)
                                             $   392,274      $   (370,367)    $   377,999    $  (337,887)
                                             ---------------------------------------------------------------
Securities available for sale:
     U.S. Government obligations             $     9,000      $ (5,861,349)    $     6,648    $   (14,543)
     Mortgage-backed securities                2,570,658        (9,495,278)      2,276,566        (30,084)
                                             ---------------------------------------------------------------
                                             $ 2,579,658      $(15,356,627)    $ 2,283,214    $   (44,627)
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

9.       Notes Payable

        Notes payable consist of:

                                                                          December 31,
                                                                      1999            1998
arehousing lines, bearing interest at floating rates
ranging from 1.125% to 1.25% over the counterpartys
cost of funds (6.78% in 1999 and 6.43% in 1998)                 $  48,507,001     $  98,647,956

Lines of credit with banks for an aggregate of $25
million bearing  interest at floating rates ranging
from 1.375% to 1.75% over the counterpartys cost of funds
7.25% in 1999),  collateralized by mortgage servicing
rights with a fair value of approximately $35,000,000              23,700,000                 -

Promissory notes maturing in 1999 paying semiannual
interest at fixed annual rates ranging from 6.20% to 7.15%                 -         23,600,000

Promissory notes maturing in 2000 paying semiannual
interest at fixed annual rates ranging from 5.60% to 6.30%         15,000,000        15,000,000

Promissory note maturing in 2000 paying quarterly
interest at a floating rate of 84% of the three month
Libor rate less .125%  (4.99% at December 31, 1999
and  4.36% at December 31, 1998)                                   10,000,000        10,000,000

Promissory note maturing in 2001 paying quarterly
interest at a floating rate of  96% of the three month
Libid  rate (5.81% at December 31, 1999 and 4.95%
at December 31, 1998)                                              25,000,000        25,000,000

Promissory note maturing in 2001 paying semiannual
interest at a fixed annual rate of 6.52%                           10,500,000        10,500,000


                                                               $  132,707,001    $  182,747,956
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

23. R&G Financial Corporation (Holding Company Only)
Financial Information

The following condensed financial information presents the financial position of R&G Financial Corporation (the Holding Company) only as of December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years ended on December 31,1999:

Statements of Financial Conditions
                                                           December 31,
                                                       1999            1998
        Assets
Cash                                             $    119,380     $    145,314
Investment in R-G Premier Bank, at equity         157,038,667      114,706,236
Investment in R&G Mortgage, at equity             127,314,792      106,307,634
Accounts receivable - subsidiaries                    139,156           69,828
Other assets                                          116,442           32,234
                                                 -----------------------------
   Total assets                                  $284,728,437     $221,261,246
                                                 =============================
Liabilities and Stockholders Equity

Advances from subsidiaries                       $ 15,000,000     $         --
Other liabilities and accrued expenses                193,160           99,387
Stockholders equity                               269,535,277      221,161,859
                                                 -----------------------------
   Total liabilities and stockholders equity     $284,728,437     $221,261,246
                                                 =============================


                                                                  Year ended December 31,
                                                           1999            1998           1997
ncome:
  Dividends from subsidaries                          $        --     $ 2,404,787     $ 2,953,225
  Management fees                                         555,371         384,638         423,178
                                                      -------------------------------------------
                                                          555,371       2,789,425       3,376,403
                                                      -------------------------------------------
Operating expenses                                        505,183         349,669         384,707
                                                      -------------------------------------------
Income before income taxes and equity
        in undistributed earnings of subsidiaries          50,188       2,439,756       2,991,696
                                                      -------------------------------------------
Income taxes                                               14,053           9,477           8,079
                                                      -------------------------------------------
Income before equity in undistributed earnings
        of subsidiaries                                    36,135       2,430,279       2,983,617
                                                      -------------------------------------------
Equity in undistributed earnings of subsidiaries       41,298,857      31,603,518      20,513,595
                                                      -------------------------------------------
Net income                                            $41,334,992     $34,033,797     $23,497,212
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


                                                                          Year ended December 31,
                                                                1999              1998             1997
Statements of Cash Flows

Cash flows from operating activities:

   Net income                                              $ 41,334,992      $ 34,033,797      $ 23,497,212
                                                           -------------------------------------------------
   Adjustments to reconcile net income to cash
   provided by (used in) operating activities:
   Equity in undistributed earnings of subsidiaries         (41,298,857)      (31,603,518)      (20,513,595)
   (Increase) decrease in accounts
        receivable - subsidiaries                               (69,328)          353,350          (423,178)
   Increase in other assets                                     (84,208)          (32,234)               --
   Increase in other liabilities and
        accrued expenses                                         93,773            58,013            26,505
                                                           -------------------------------------------------
   Total adjustments                                        (41,358,620)      (31,224,389)      (20,910,268)
                                                           -------------------------------------------------
   Net cash (used in) provided by operating activities          (23,628)        2,809,408         2,586,944
                                                           -------------------------------------------------
Cash flows from investing activities:
  Capital contribution to subsidiary                                 --           (12,000)               --
  Cash investment in R-G Premier Bank
  pursuant to acquisition of Fajardo Federal                         --          (639,322)               --
Investment in Bank common stock                             (39,212,500)      (19,370,000)               --
Investment in R-G Mortgage common stock                              --      (29,055, 000)               --
Collections of advances to subsidiaries                              --                --           290,000
Dividends on common stock from subsidiaries                   8,012,279         2,122,649                --
                                                          -------------------------------------------------
   Cash (used in) provided by investing activities          (31,200,221)      (46,953,673)          290,000
                                                          -------------------------------------------------
Cash flows from financing activities:
Issuance of common stock                                        288,550                --                --
Net proceeds from issuance of preferred stock                23,921,644        48,079,134                --
Cash dividends                                               (8,012,279)       (4,412,033)       (2,385,752)
Net advances from subsidiaries                               15,000,000                --                --
Repayment of advances from subsidiaries                              --                --          (666,975)
Payment of cash in lieu of fractional shares
        on stock split                                               --                --           (12,659)
Net cash provided by (used in) financing
                                                           -------------------------------------------------
   activities                                                31,197,915        43,667,101        (3,065,386)
                                                           -------------------------------------------------
Net decrease in cash                                            (25,934)         (477,164)         (188,442)
Cash at beginning of year                                       145,314           622,478           810,920
                                                           -------------------------------------------------
Cash at end of year                                        $    119,380      $    145,314      $    622,478
                                                           =================================================

24. Industry Segments

The following summarized financial information presents the results of the Companys operations for the three year period ended December 31,1999 for its traditional banking and mortgage banking activities:


                                                                      1999                                    1998
                                                                                 Segment                                 Segment
                                                     Bank         Mortgage       Totals        Bank        Mortgage       Totals
evenues:
Net interest income after provision for
    loan losses                                 $ 45,326,068  $  6,726,706  $ 52,052,774  $ 31,279,733  $  6,093,378  $ 37,373,111
Non-interest income:
    Net gain on origination and sale of loans      7,922,662    29,156,025    37,078,687    12,542,960    22,120,015    34,662,975
    Net gain on sales of investment securities
      available for sale                              19,531          --          19,531       278,028          --         278,028
Loan administration and servicing fees                  --      29,037,883    29,037,883          --      17,340,415    17,340,415
Service charges, fees and other                    6,135,232     1,892,304     8,027,536     5,433,556     1,383,042     6,816,598
                                                ------------------------------------------------------------------------------------
                                                  59,403,493    66,812,918   126,216,411    49,534,277    46,936,850    96,471,127
                                                ------------------------------------------------------------------------------------
Non-interest expenses:

Salaries and employee benefits                    12,733,017    11,699,754    24,432,771     9,169,292     7,925,491    17,094,783
Office occupancy and equipment                     7,538,952     3,750,413    11,289,365     5,917,063     3,069,890     8,986,953
Other                                             14,433,103    21,765,464    36,198,567    11,232,822    13,420,625    24,653,447
                                                ------------------------------------------------------------------------------------
                                                  34,705,072    37,215,631    71,920,703    26,319,177    24,416,006    50,735,183
                                                ------------------------------------------------------------------------------------
Income before income taxes
                                                $ 24,698,421  $ 29,597,287  $ 54,295,708  $ 23,215,100  $ 22,520,844  $ 45,735,944
                                                ====================================================================================


                                                                     1997
                                                                                Segment
                                                        Bank        Mortgage    Totals
evenues:
Net interest income after provision for
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