Form 10-K, Exhibit 13
period 2000-12-31
R&G FINANCIAL CORP
filed 2001-04-02
CIK 1016933

                               R-G ANNUAL REPORT

[GRAPHIC - PHOTO]



mission statement
--------------------------------------------------------------------------------

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

We will achieve these goals by making available a growing number of services and products within an environment that is both technologically advanced and friendly, and by creating a work environment where all team members care and are committed individually, and as a team, to do their best.

What makes us leaders is not what we say, but what we do and the way we do it.

                                                            financial highlights
--------------------------------------------------------------------------------

[GRAPHIC - FINANCIAL CHART]



[GRAPHIC - REVENUE CHART]



[GRAPHIC - NET INCOME CHART]

--------------------------------------------------------------------------------

[GRAPHIC - LOAN PORTFOLIO CHART]



[GRAPHIC - DEPOSITS CHART]
                                                            financial highlights
--------------------------------------------------------------------------------


[GRAPHIC - ASSETS CHART]



[GRAPHIC - STOCKHOLDERS' EQUITY CHART ]

[GRAPHIC - PHOTOS OF BANKS]


[GRAPHIC - MAP OF PUERTO RICO DEPICTING BANK LOCATIONS]
                                                                         profile
--------------------------------------------------------------------------------

The Company was organized in 1972 as R-G Mortgage Corp. In 1996 we organized R-G Financial as a bank holding company, and went public on August 22, 1996. R-G Financial has $3.5 billion in assets and operates 58 banking and mortgage banking branches in 31 locations in Puerto Rico and four locations in the United States.


[GRAPHIC - PHOTO]

R-G Financial has the following financial services companies: R-G Premier Bank of Puerto Rico, R-G Mortgage Corp., Mortgage Store of Puerto Rico Inc., and Home & Property Insurance Corp. located in Puerto Rico, and Continental Capital Corp. located in New York. R-G Mortgage is the second largest mortgage originator in Puerto Rico, and R-G Premier Bank is one of the fastest growing commercial banks in the island. R-G Financial as a holding company, is the fourth largest locally owned financial institution in Puerto Rico. R-G Financial manages a $6.6 billion servicing portfolio and is growing originations due to a strong housing market, low interest rates, and state-of-the art technology. R-G Financial has a $1.0 billion residential portfolio, $503.1 million in a commercial real estate and construction portfolio, $59.1 million in commercial business loans and leases, and $45.6 in personal loans and credit cards. Its $1.6 billion investment portfolio consists primarily of tax-exempt mortgage-backed securities and U.S. Government agency securities. Approximately 1,300 professionals and a sophisticated computer center support the activities of the operation. R-G Financial common and preferred stocks are publicly traded on the Nasdaq Stock Market under the symbols "RGFC," "RGFCP," "RGFCO" and "RGFCN," respectively.

letter to stockholders
--------------------------------------------------------------------------------
                                 y e a r  2 0 0 0

Dear fellow stockholders:

I am pleased to report another excellent year for R-G Financial. During 2000 we achieved record earnings and significantly enhanced the fundamentals of our business. We increased our loan portfolio, strengthened our balance sheet, and increased the efficiency of our operations. As significantly, we demonstrated that we are poised to produce consistent results in any economic cycle, including periods of high interest rates.

[GRAPHIC - PHOTO Victor J. Galan]


During 2000, we optimized the personal service provided to our clients by improving training, cross-selling, and the integration of all our services and products when attending our customers. There is only one sustainable competitive advantage for a company that wants to be a consistent winner--"To be the best"--in the financial services industry. For R-G Financial, this means, in addition to having physical branches, ATM's, phone bank centers, and the Internet, that people need to provide great sales and services. Only by having the best people in our branches, the best people building our technology, and the best people operating our computers, will we succeed. We know our people are doing a good job when customers give us more of their business. Our goal is to provide "more banking in less time," something our customers already perceive as a reality.
                                                                               9

"During 2000, we achieved record earinings and Significantly
--------------------------------------------------------------------------------

With the decline in market rates of interest currently being experienced, we believe that 2001 will provide exceptional opportunities for R-G Financial. We estimate Puerto Rico's total mortgage market will exceed $6 billion in 2001, surpassing the record $5.2 billion established in 1998 and year 2000 mortgage originations of $4.3 billion. Through the end of February in 2001, in R-G Financial we have already experienced record levels of loan originations and closings, surpassing our own expectations.

During 2000, the Company's recurring earnings and dividend distribution reached new highs. Strategic initiatives added strength and depth to the Company, including our expansion in commercial and construction lending and our entrance to the mortgage banking business in the USA, our expansion in consumer lending, focusing on personal mortgage loans, consumer loans, and credit cards, and the entrance into the insurance business through the acquisition of an insurance agency. In the future, the Company will continue supporting its growth by continued expansion in banking, insurance, and later this year, with the opening of a new securities company. Our growth will be supported by state-of-the-art technology and the best personal service to all our customers across all divisions.

A new banking branch was opened in Aguadilla in January 2001, and we have commenced construction of a second branch location in Mayaguez. During 2000 we remodeled and expanded our existing location in San Patricio and converted it into a full service financial center, expanded service areas of our branches in

                                                                 [GRAPHIC-PHOTO]

enhanced the fundamentals of our business."
--------------------------------------------------------------------------------


Vega Baja and Trujillo Alto, and began the expansion and remodeling work of our Betances Street branch in Bayamon. This expansion should support additional growth of deposits and loans in general. Each branch is seeking new banking businesses and relationships, supported by mortgage, consumer and commercial lending centers seeking new loans. Our Hato Rey branch also has been transformed into a full financial center, in which we offer securities and insurance products.

The Mortgage Store (formerly Champion Mortgage) was repositioned from a specialty lender in sub-prime and alternate A loans into a full mortgage banking operation covering a more diversified group of mortgage products. Our purpose is to cover a larger segment of the market. We opened new branches of The Mortgage Store in Rio Grande, Caguas, and Guayama, increasing total Mortgage Store branches to seven.

We have commenced the planning work for the 2001 expansion of our headquarter facilities in Hato Rey, in which we will add a second office tower of 85,000 sq. ft. with parking capacity for 330 cars. This will increase the total space available in our headquarters to 150,000 sq. ft. with 728 parking spaces. In addition, during 2000 we opened a new branch in Charlotte, North Carolina, of our New York based mortgage banking subsidiary, Continental Capital. With this new branch, we have a total of four branches in the Unites States, including our existing facilities in New York (Huntington Station, Woodhaven, and Queens).

[GRAPHIC - PHOTO]

--------------------------------------------------------------------------------

This  strategic  expansion  will  continue,   with  additional  branches  to  be
concentrated initially in the Eastern part of the United States in areas with a strong presence of potential new customers.

The 2000 results could be summarized as follows:

o $44 million net income
o 18.00% return on equity
o $3.5 billion in total assets
o 1.34% return on assets
o 58 loan  production  and banking  offices  located in Puerto Rico and the US
o Record internal residential mortgage loan production of $1.1 billion; total loan production of $1.7 billion
o $6.6 billion servicing portfolio

We continue striving for growth, profitability and enhanced stockholders' value by improving the fundamentals of our business. I am confident that with the continued achievements of these objectives, our stock (recently priced at around $15-16 per share) will once again reflect a higher valuation. Three major analysts that follow our stock have each indicated that, in their opinion, our stock price is poised for growth, based on their respective estimates of our earnings and our actual stock valuation which is considered low compared to our peers. While we as a matter of policy do not comment publicly on analysts positions with respect to the Company, we note that each of these analysts have extended favorable recommendations on our stock.

                 "The Company's strong position in the mortgage
                   sector and its expanding banking operation
                  will continue producing asset and earnings growth"
--------------------------------------------------------------------------------

Puerto Rico's economy appears poised for stable growth during the next years. Puerto Rico achieved an unemployment rate of 8.9% at the end of the last quarter in 2000, the lowest since data began being compiled, and local economists continue  projecting  an  expansion  in our  economy,  supported by increases in tourism, commerce, and construction, which will offset recent reductions in manufacturing employment, mostly associated with the closing of "old economy" operations affected by competition from low-labor cost countries. The construction industry is expected to continue expanding during the next year, particularly in homebuilding, resulting from demographic changes and the expansion of Puerto Rico's infrastructure.

While we enter in a new economic cycle, we foresee inflation remaining under control, declining interest rates and improved oil prices, allowing consumers to have more disposable income due to reductions in the cost of utilities. This will provide the economic support for another vigorous and profitable business cycle, which will be beneficial to institutions like ours dedicated primarily to real estate finance. With the recent reductions in interest rates, we expect a more vigorous refinancing market, resulting in record levels of loan production.

We believe that the Company's strong position in the mortgage sector, combined with its expanding banking operation and additional income from new insurance and securities products, will continue producing asset and earnings growth in the future.

[GRAPHIC - PHOTO]

--------------------------------------------------------------------------------

Record Financial Results
Earnings for 2000 rose to a record of $43.6 million, increasing 6% from 1999 earnings of $41.3 million, in spite of an unfavorable interest rate environment. On a per share basis (diluted), R-G Financial earned $1.31 in 2000, compared to $1.28 the previous year. Our compounded annual growth rate for the period 1980-2000 was 35.7%, and 32.8% for the period since August 22, 1996 when we became a public company. Since our initial public offering, we have generated additional capital for our shareholders of $129 million and increased assets by $2.5 billion, representing a total growth of 124% in capital and 236% in assets, while paying dividends to our common stockholders in the amount of $16.6 million.

Total gross revenues for 2000 amounted to $314.9 million, compared to $234.0 million for 1999. Net revenues after deducting our cost of interest were $144.3 million, compared to $127.4 million in 1999. A significant portion of our 2000 net revenues consisted of net interest income. Net interest income, totaling $65.0 million for 2000, was up by 15% from the 1999 level. The balance of our net revenues, amounting to $79.3 million, consisted of fees generated primarily from the servicing of our mortgage portfolio, the origination and sale of loans, and banking services.

We increased dividends to $0.20 per share from $0.15 in 1999. For the quarter ended December 31, 2000, the dividend was increased to $0.06 per share on an


14


[GRAPHIC- Mortgage Servicing Portfolio Graph]

--------------------------------------------------------------------------------
annual basis, a 25% annualized increase from the prior quarterly dividend. This was our 17th consecutive increase since the Company went public.

Shareholders' equity of $308.8 million as of December 31, 2000 was up 15% from $269.5 million in 1999. Core capital represented 8.44% of our total assets, and risk-based capital represented 16.01% (on a consolidated basis), in each case, substantially exceeding the minimums required by our regulators. The Bank continues to be "well-capitalized", according to FDIC standards.

New Products and Expansion Program
During the last two years, the opening of new banking offices increased commercial and retail core deposits. These new branches generated incremental deposits in the amount of $66 million, surpassing our own projections, repre-senting 19% of our additional growth in deposits during the last year.

In our market, branch availability and location still influence consumers decisions about which bank to do business with. Branches are also important to many of our commercial customers who, to a large extent, still value and need physical access. All our branches are strategically located, mostly in shopping centers, and are designed to be platforms for cross-selling and relationship building. We have created, in fact, a network of physical sites where we can interact with our customers. The personal presence allows us to continue to grow our franchise in banking, mortgage banking, investment banking and insurance.

[GRAPHIC- total loan production graph]

--------------------------------------------------------------------------------

At the close of the year, we had 23 branches of R-G Premier Bank, 24 branches of R-G Mortgage, and 7 branches of The Mortgage Store (a subsidiary of R-G Mortgage), each working in tandem in 31 different locations across the island of Puerto Rico. In addition, we had 4 offices of Continental Capital located in New York and North Carolina. As of such date, we had 897 employees assigned to branches, loan origination and processing, 58 to operations, 108 to loan administration, and the balance to general administrative and finance, which results in a total of 1,295 employees.

We have introduced new products during the last few years, such as the "Mortgage 2000," a product providing 100% financing in a conforming loan, "Presta Rapido" (Quick Loan), oriented to close a loan in 24 hours, "Facilito" (Easy Loan), a consumer loan secured by real estate, and "RG Max" which provides 100% financing on new housing loans. These products have resulted in significant new sources of revenue for the Company.

Loan Production and Assets Growth

Loan production -- comprised of residential and commercial mortgage lending, consumer and business lending -- reached $1.7 billion in 2000. Our residential, commercial and construction mortgage internal loan originations constituted approximately 22% of the market, based on an estimated total mortgage market of $4.3 billion in Puerto Rico last year, compared to 20% in 1999. We achieved this substantial growth through a very strong advertising effort using print and

               "facilito"
                  "Mortgage 2000"                      [GRAPHIC - PHOTO]
               "R-G Max"
                  "Presta Rapido"

--------------------------------------------------------------------------------

broadcast   media,   a   substantial   expansion  in  branches   and   increased
telemarketing.

The Mortgage Store, a subsidiary of R-G Mortgage, achieved excellent results, producing a record volume of non-conforming, residential mortgage loan originations. In view of the initial success of this operation, we expanded its scope of business to include a full line of mortgage products. During 2000, we opened three new Mortgage Store branches and we are presently evaluating five other locations.

Our residential portfolio at the end of 2000 totaled $1.4 billion (which excludes certain significant loan securitizations during the year), a 29% increase from $1.1 billion in 1999. The average yield on the portfolio for 2000 was 7.78%. This portfolio included $1.4 billion of residential first mortgages and $27.4 million of second mortgages.

During mid 1998, we expanded our services by organizing a Construction Loan Department to work primarily with major real estate developers. Outstanding construction loans grew 65% to $73.5 million at year-end from $44.6 million in 1999. Commitments for future funding were $125.4 million at December 31, 2000.

Our commercial loan portfolio, including commercial mortgages and leases, increased to $363.2 million at year-end, an increase of 30% from the previous year. This increase was due mostly to the continued use of customized

"Our target is to double the amount
                       of products with each of our clients."
--------------------------------------------------------------------------------
commercial loans structured to fit borrowers' needs. Most of this portfolio is designed with interest rate floors and generates yields that adjust with fluctuations in the Prime Rate or LIBOR.

Our consumer portfolio, which includes collateralized consumer loans and credit cards, amounted to $172.8 million at the end of 2000. This portfolio generated an average yield of 11.24%, which improved the average return of our total portfolio and our spread income.

Our operations contain the full line of products necessary to compete effectively, either in the asset or the liability side of our banking business. We are able to provide clients with all of our products through cross-selling programs. Our target is to double the amount of products with each of our clients from our present average of two. We hope to achieve this through a strong promotional campaign combined with direct cross-selling to our customers.

We expanded our servicing portfolio to 110,874 loans with a total balance of $6.6 billion, an increase of $456.5 million from 1999. We estimate the total value of our servicing portfolio at $127.4 million as of December 31, 2000, or $32.4 million above the value reflected in our financial statements under Statement of Financial Accounting Standards No. 125. This extra value is primarily represented by that portion of the portfolio that is not capitalized. Our servicing portfolio

[GRAPHIC - PHOTO]


--------------------------------------------------------------------------------
continues to be a strong source of revenue. Servicing income increased to $30.8 million in 2000 from $27.1 million in 1999.

We strengthened our credit loss reserves during the year, increasing the reserve for loan losses to $11.6 million, a 29% increase from $9.0 million the previous year. Reserves approximate 74% of total non-performing loans as of December 31, 2000, excluding our residential loan portfolio where losses have historically been minimal. Charge-offs to total average loans outstanding decreased to 0.17% during 2000 from 0.25% in 1999.

Our securities portfolio increased by 49% in 2000, growing to $1.6 billion from $1.0 billion in 1999. These investments represented 44% of total assets as of December 31, 2000, and with a yield of 6.52%, generated revenues of $72.0 million. Most of these securities are tax-free federally guaranteed bonds and GNMA's.

Liquid assets constituted 22.7% of our total assets at year-end, even though we closed new loans totaling $1.7 billion during the year. Assets grew by $627 million during 2000 to a record $3.5 billion. This growth was financed by a $346 million increase in deposits, a $96 million increase in repurchase agreements, and a $136 million increase in lines of credit with banks and the Federal Home Loan Bank of New York. The balance was financed through profits, loan payoffs and sales. At year-end, our unused lines of credit (including lines of credit with the Federal Home Loan Bank) totaled $342.9 million.

                             COMMERCIAL
                                    PRODUCTS

--------------------------------------------------------------------------------

Record Bank Deposits

Deposits were at a record level at the end of 2000, increasing by 26% to $1.7 billion, from $1.3 billion in 1999. We supported this growth with a very strong promotional campaign designed to generate core deposits and to expand our Private Banking business, the opening of new branches, the expansion of our existing locations and the conversion of some of our branches to Full Service Financial Centers. New deposits with our Private Banking Group rose substantially, and we project that these accounts will lead to additional business in 2001 as the Private Banking Group provides other products and services to these customers, such as sale of investments, mutual funds, and savings and retirement products such as IRAs and Keogh plans.

We are in the process of converting our Private Banking Group into R-G Investments, a separate investment banking company, with the purpose of providing better and broader services to our clients. Many of our branches will be converted to Financial Centers, where services will include the sale of investment and mortgage products, consumer and commercial loans and insurance. We presently have two Financial Centers in operation and have more projected for the near future.

The average per branch deposit size increased 19% to $64.9 million in 2000 from $54.7 million in 1999. Our average per branch deposit size exceeds the average per branch deposits in Puerto Rico. Core deposits, primarily consisting of saving mortgage
          products

                              consumer
                                   products

--------------------------------------------------------------------------------

and direct deposit accounts, represented 54.8% of our total deposits (also above the average for the banking industry in Puerto Rico). Brokered deposits were only 11% of our total deposits. Our share of the total deposit market in Puerto Rico, as well as our share of the primary markets we serve (northern Puerto Rico from Fajardo to Arecibo, including San Juan, plus Caguas, Ponce, Aguadilla and Mayaguez) increased again this year!

Money never disappears. It flows from investments to deposits and back. From less borrowing to more borrowing. From asset accumulation to asset protection. R-G has all the products and services available as customers make their choices. Our goal is simple -- earn 100% of our creditworthy customers' financial service business.

More Services and State of the Art Technology

To provide faster, more cost-effective service to our customers, practically every computer system within R-G is being replaced. In other words, we are building bigger and better computer capacity to store, send and retrieve customer information. A new computer system was installed for community banking, mortgage servicing, automated clearinghouse transactions (direct deposit), commercial loans, mortgage loan origination and treasury management, plus the direct processing of our point-of-sale products and automatic teller machines.

    "We believe that 2001 will provide
                     exceptional opportunities for R-G Financial"
--------------------------------------------------------------------------------

During the year we expanded our telephone and our Telemarketing Department with a new Marketing Center. This was due primarily to a substantial increase of phone calls from customers. We also completed the installation in all our branches of fiber optic cable, allowing faster service to our clients, and transmission of images (including check and deposits) between branches and our Operations Center. This now allows online information around our entire operation, and enhances communications via intranet between the central offices in Hato Rey, our Operations Center in Bayamon and all our branches.

These are significant investments. The design and implementation are very challenging but we are doing it while reporting record earnings. The payoff: better customer service and more earnings opportunities for the future.

Web-based banking provides us with the potential to increase revenues--by attracting new clients while retaining our existing ones--and decrease operating and transaction costs, thereby improving efficiencies while becoming another channel of delivery to our customers in addition to our branching system. Please be sure to visit us on the web at www.rgonline.com. We are offering our customers the full range of technological services--electronic commerce, home banking, Internet for mortgage and other loan applications as well as banking transactions, and imaging, as well as our voice response system, ATM's and platform branch automation. With a push of a button, click of a mouse or phone call, our customers can access their accounts and receive images of checks paid against their funds 24 hours a day, 7 days a week, through our voice-activated

[GRAPHIC - PHOTO]


--------------------------------------------------------------------------------

response system, a 24-hour toll-free telephone account information access, through home banking, or through interactive Internet banking.

The Company will continue to emphasize strong capital ratios, good asset quality, expense control, and increased spread and fee income as key financial sources of future success while we continue expanding our operations in Puerto Rico and the US. Our competitive advantage is a talented, motivated and highly trained staff directed by an excellent management team that is compensated through carefully designed incentive programs. We have devised monetary incentives based on new loans or deposits for all the staff of our banking and mortgage banking business. Our employees are committed to delivering exceptional products and services to our customers. R-G Financial has become a widely recognized financial brand with a significant franchise in the Puerto Rico market.

We are pleased with the Company's results for 2000. Despite six increases in interest rates by the Federal Reserve Board that represented reductions in gross interest margins of more than $20 million, we achieved record results. Total assets grew to a record $3.5 billion and our servicing portfolio increased to a record $6.6 billion. As a result, total assets under administration, including our servicing portfolio, increased to a record $10.2 billion during 2000, rising 12% from the prior year. We have devised future expansion plans for our Puerto Rico operation and our mortgage banking business presence in the United States.

--------------------------------------------------------------------------------
We hope to double our size during the next five years, something we believe is attainable.

Our appreciation to our valued customers for their patronage, to our great team of people for being the very best at what they do, to our directors for their exceptional dedication to the Company's success, and to our stockholders for their confidence and support. We have great momentum for 2001. Thanks to our diverse business and talented team members, we are committed to achieve record results during 2001.

All of us at R-G Financial look forward to adding value to our investment as shareholders today and tomorrow. We are committed to delivering improving returns for our stockholders.






/s/ Victor J. Galan
-------------------
Victor J. Galan

Chairman of the Board and
Chief Executive Officer
R-G Financial Corporation

                                                                   People
                                                                     on the move
-------------------------------------------------------------------------------
Officers of R-G Financial Corporation

[PHOTO - Ramon Prats]



Management Team
     R-G Financial
--------------------------------------------------------------------------------
                                                  [PHOTO OF MANAGEMENT TEAM]

1. Victor J. Galan, Chairman of the Board and Chief
   Executive Officer

2. Ramon Prats, Vice Chairman of the Board and President

3. Jose Sandoval, Senior Vice President and Chief
   Financial Officer

4. Mario Ruiz, Executive Vice President -- R-G Premier

5. Steven Velez, Executive Vice President -- R-G Mortgage

6. Hector Secola, Vice President -- Human Resourses

               Management Team
                           R-G Mortgage
--------------------------------------------------------------------------------

[PHOTOS -  Management Team, R-G Mortgage]


1. Steven Velez, Executive Vice President

2. Ramon Perez, Senior Vice President -- Loan Servicing

3. Ana M. Armendariz, Senior Vice President --Finance

4. Victor Galan Jr., Vice President -- Loan Production Marketing and Business Development

5. Ismenia Isidor, Vice President -- Branch Administration and Loan Production

6. Rafael Delgado, Vice President -- Branch Administration and Loan Production

7. Ricardo Agudo, Vice President -- New Housing

8. Blanquita Rivera, Vice President Mortgage Store

9. William Martinez, Vice President -- Administration

10. Victor G. Feliciano, Vice President -- Secondary Market

11. Eileen Delgado, Vice President -- Operations

12. Renissa Gutierrez,  Manager--Marketing

Management Team
      R-G Premier

[PHOTO - Management Team, R-G Premier]



1. Mario Ruiz, Executive Vice President

2. Victor M. Irizarry, Senior Vice President and Chief Lending Officer

3. Ivan Velez, Senior Vice President -- Operations

4. Dennis Tristani, Senior Vice President -- Credit Risk Management

5. Felipe Franco, Senior Vice President -- Consumer Lending

6. Jose Luis Ortiz, Vice President -- Finance (not pictured)

7. Jeannette Miro, Vice President -- Marketing

8. Edwin Reyes, Vice President -- Branch Administration

9. Sonia Vazquez, Vice President -- Internal Audit and Compliance

10. Luis Aldes, Second Vice President -- Treasurer

11. Juan Carrasquillo, Assistant Vice President -- Private Banking
    (not pictured)




Management Team
      Continental Capital

[PHOTO - Management Team,  Continental Capital]



1. Mike McHugh, President of Continental Capital

2. Mike Wallace, Jr., CEO Continental Capital

Consumer Lending
           Division
--------------------------------------------------------------------------------

[PHOTO - Consumer Lending Division]


1. Felipe Franco, Senior Vice President Consumer Lending

2. Marion Torres, Assistant Vice President, Loan Administration

3. Miriam George, Card Products

4. Michelle Perez, Marketing

5. Nancy Perez, Credit Approval



Commercial
     Lending Division
--------------------------------------------------------------------------------
[PHOTO - Commercial Lending Division]

1. Victor M. Irizarry, Senior Vice President and Chief Lending Officer

2. Dennis Tristani, Senior Vice President -- Credit Risk Management

3. Maria M. Rosales, Vice President --Real Estate and Construction Lending

4. Rene A Lopez, Vice President -- Corporate Banking

5. Lourdes Gonzalez, Vice President -- Retail Construction Lending

6. Wilbert Reyes, Vice President -- Commercial Lending
                                    board of
                                         directors
--------------------------------------------------------------------------------

[PHOTO - BOARD OF DIRECTORS]



1.  Vctor J. Galn,
    Chairman of the Board and
    Chief Executive Officer

2.  Ramon Prats,
    Vice Chairman of the Board and
    President

3.  Gilberto Rivera Arreaga, CPA/Esq.,
    Executive Vice President National
    College of Business & Technology, post
    secondary institution with campuses in
    Bayamon and Arecibo, Puerto Rico.

4.  Laureano Carus Abarca, Chairman
    of Alonso Carus Iron Works in Catano,
    Puerto Rico, manufacturers of metal
    products

5.  Pedro Ramrez, President  & CEO
    of Empresas Nativas, Inc.,
    local real estate development firm

6.  Eduardo McCormack, President EMP
    Omega Corporation, frutose importers
    and distributers in P.R. Former Vice
    President Bacardi Corporation

7.  Ileana Coln Carlo, Chief
    Administration and financial Officer of
    McConnell & Valdes, legal councils.
    Former Comptroller General of the
    Commonwealth of Puerto Rico.

8.  Benigno R. Fernndez, Senior
    Partner of Fernandez, Perez, Villariny
    & Co., CPA firm in Hato Rey, P.R.

9.  Victor L. Galan, Vice President
    Loan Production Marketing and Business
    Development RGM

10. Roberto Gorbea,
    President & CEO of
    Lord Electric Company of Puerto
    Rico, Inc.

11. Ana M. Armendriz, Treasurer of the
    Board and Senior Vice President of
    Finance RGM

12. Enrique Umpierre Surez,
    Secretary of the Board and
    Attorney in private practice
                    teamwork
                           within our community
--------------------------------------------------------------------------------

     One of our most important commitments with Puerto Rico is our involvement with non-profit institutions that contribute to a better quality of life, and enhance our culture and values in areas such as health, community, sports and arts.

 ... over 10 years as part of the Muscular Dystrophy Association (MDA)

 ... with the Puerto Rico Community Foundation

 ... with the constant support of different artists who exhibit their work in our Headquarters' Lobby in Hato Rey.

 ... sponsoring new institutions such as the Ivan Rodriquez Foundation to promote sports in our community

 ... Supporting groups such as the Salvation Army.

[PHOTO -  GROUP OF 3 PHOTOS]
                 selected consolidated financial and other data of R&G Financial
--------------------------------------------------------------------------------

The following table presents selected consolidated financial and other data of R&G Financial for each of the five years in the period ended December 31, 2000. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of R&G Financial, including the accompanying Notes, presented elsewhere herein. In the opinion of management, this information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation.


                                           At or For the Year Ended December 31,   (Dollars in Thousands, except for per share data)
                                           -----------------------------------------------------------------------------------------
                                                             2000            1999           1998            1997            1996
------------------------------------------------------------------------------------------------------------------------------------
Selected Balance Sheet Data:

o  Total assets(1)                                       $ 3,539,444     $ 2,911,993    $ 2,044,782     $ 1,510,746    $ 1,037,798
o  Loans receivable, net                                   1,631,276       1,563,007      1,073,668         765,059        603,751
o  Mortgage loans held for sale                               95,668          77,277        117,126          46,885         54,450
o  Mortgage-backed and investment securities
   held for trading                                           12,038          43,564        450,546         401,039        110,267
o  Mortgage-backed securities available for sale           1,150,100         712,705         95,040          46,004         50,841
o  Mortgage-backed securities held to maturity                19,818          23,249         28,255          33,326         37,900
o  Investment securities available for sale                  368,271         258,164         59,502          75,863         30,973
o  Investment securities held to maturity                      3,703           5,438          6,344          10,693          5,270
o  Servicing asset                                            95,079          84,253         58,221          21,213         12,595
o  Cash and cash equivalents(2)                               69,090          65,996        103,728          68,366         98,856
o  Deposits                                                1,676,062       1,330,506      1,007,297         722,418        615,567
o  Securities sold under agreements to repurchase            827,749         731,341        471,422         433,135         97,444
o  Notes payable                                             138,858         132,707        182,748         103,453        126,842
o  Other borrowings(3)                                       538,840         408,843        130,000          91,359         65,463
o  Stockholders' equity                                      308,836         269,535        221,162         138,054        115,633
                                                         -----------     -----------    -----------     -----------    -----------
o Common Stockholders' equity per share(4)               $      8.16     $      6.79    $      5.99     $      4.88    $      4.09
                                                         -----------     -----------    -----------     -----------    -----------
Selected Income Statement Data:

o Revenues:

Net interest income after provision for loan losses      $    59,236     $    52,053    $    37,373     $    30,160    $    24,665
Loan administration and servicing fees                        30,849          27,109         15,987          13,214         13,029
Net gain on sale of loans                                     41,230          37,098         34,955          23,286         12,351
Other(5)                                                       7,231           6,604          5,528           4,605          3,872
                                                         -----------     -----------    -----------     -----------    -----------
Total revenue                                                138,546         122,864         93,843          71,265         53,917
                                                         -----------     -----------    -----------     -----------    -----------
oExpenses:
Employee compensation and benefits                            27,031          24,433         17,095          13,653         10,794
Office occupancy and equipment                                13,436          11,289          8,987           7,131          5,531
SAIF special assessment                                           --              --             --              --          2,508
Other administrative and general                              40,325          33,568         22,687          18,252         15,424
                                                         -----------     -----------    -----------     -----------    -----------
Total expenses                                                80,792          69,290         48,769          39,036         34,257
                                                         -----------     -----------    -----------     -----------    -----------
o Income before minority interest in the Bank and
     income taxes                                             57,754          53,574         45,074          32,229         19,660
o Minority interest in the Bank's earnings                        --              --             --              --            538
o Income taxes                                                14,121          12,239         11,040           8,732          5,922
                                                         -----------     -----------    -----------     -----------    -----------
o Net income                                                  43,633          41,335         34,034          23,497         13,200
                                                         -----------     -----------    -----------     -----------    -----------
o Less: Dividends on preferred stock                          (5,638)         (3,754)        (1,234)             --             --
o Net income available to common stockholders            $    37,995     $    37,581    $    32,800     $    23,497    $    13,200
                                                         -----------     -----------    -----------     -----------    -----------
o Diluted earnings per share (4)                         $      1.30     $      1.28    $      1.12     $      0.81    $      0.59
                                                         -----------     -----------    -----------     -----------    -----------

                                                                              31


                                       At or For the Year Ended December 31,      (Dollars in Thousands, except for per share data)
                                       ---------------------------------------------------------------------------------------------
                                                                2000              1999         1998          1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Selected Operating Data(6):

Performance Ratios and Other Data:
  Loan production                                           $ 1,729,373    $ 1,977,322    $1,426,069    $   906,324    $  624,571
  Mortgage servicing portfolio                                6,634,059      6,177,511     4,827,798      3,000,888     2,550,169
  Return on average assets(6)                                      1.34%          1.72%         1.95%          1.85%         1.38%
  Return on average common equity(6)                              18.00          20.23         21.32          18.69         15.54
  Equity to assets at end of period                                8.73           9.26         10.82           9.13         11.14
  Interest rate spread(7)                                          1.96           2.40          2.43           2.88          3.00
  Net interest margin(7)                                           2.16           2.60          2.72           3.12          3.24
  Average interest-earning assets to average
   interest-bearing liabilities                                  103.54         104.21        105.93         104.61        104.60
  Total non-interest expenses to average total assets              2.49           2.88          2.80           3.08          3.59
  Full-service Bank offices                                          23             22            20             15            15
  Mortgage offices (8)                                               35             31            23             19            16
Cash dividends declared per common share(4)(9)                      .203          .149          .111           .065          .069


Asset Quality Ratios(10):
  Non-performing assets to total assets at end of period           2.96%          2.26%         2.41%          2.12%         1.90%
  Non-performing loans to total loans at end of period             5.38(11)       3.66          4.08           3.89          3.09
  Allowance for loan losses to total loans at end of period        0.66           0.55          0.74           0.87          0.55
  Allowance for loan losses to total non-performing
  loans at end of period                                          12.21          15.11         17.92          22.34         17.64
  Net charge-offs to average loans outstanding                     0.17           0.25          0.55           0.40          0.75


Bank Regulatory Capital Ratios(12):
  Tier 1 risk-based capital ratio                                 11.37%         12.36%        13.41%         13.10%        13.91%
  Total risk-based capital ratio                                  12.15          13.08         14.46          14.00         14.79
  Tier 1 leverage capital ratio                                    6.04           7.07          8.04           7.34          8.45


--------------------------------------------------------------------------------

(1) At December 2000, R&G Mortgage and the Bank had total assets of $751.1 million and $2.9 billion, respectively, before consolidation.

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

(5) Comprised of change in provision for cost in excess of market value of loans held for sale, and other miscellaneous revenue sources, including Bank service charges, fees and other income.

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

(8) Includes 7 branches of Champion Mortgage Corporation, R&G Mortgage's wholly owned mortgage banking subsidiary, and 4 branches of Continental Capital Corp., the Bank's wholly owned mortgage banking subsidiary in New York. Also includes 17 R&G Mortgage facilities which are located within the Bank's offices.

(9) Amount is based on weighted average number of shares of Common Stock (Class A and Class B) outstanding.

(10) Non-performing loans consist of R&G Financial's non-accrual loans and non-performing assets consist of R&G Financial's non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(11) The increase in the ratio was partially caused by significant loan securitizations during the last two quarters of 2000, which reduced the amount of loans held in portfolio considered in the calculation of the ratio. Without giving effect to loan securitizations, as of December 31, 2000 the ratio of non-performing loans to total loans would have been 4.37%.

(12) All of such ratios were in compliance with the applicable requirements of the FDIC.

General
R&G Financial Corporation (the "Company") is a financial holding company that, through its wholly-owned subsidiaries, is engaged in mortgage banking, banking and insurance activities. Its mortgage banking activities include the origination, purchase, sale and servicing of mortgage loans on single- family residences, the issuance and sale of various types of mortgage-backed securities, the holding of mortgage loans, mortgage-backed securities and other investment securities for sale or investment, the purchase and sale of servicing rights associated with such mortgage loans and, to a lesser extent, the origination of construction loans and mortgage loans secured by income producing real estate and land (the "mortgage banking business")

The Company is also engaged in providing a full range of banking services, including commercial banking services, corporate and construction lending, consumer lending and credit cards, offering a diversified range of deposit products and, to a lesser extent, trust investment services through its private banking department.

R&G Financial has generally sought to achieve long-term financial strength and profitability by increasing the amount and stability of its net interest income and other non-interest income. R&G Financial has sought to implement this strategy by (i) establishing and emphasizing the growth of its mortgage banking activities, including growing its loan servicing operation; (ii) expanding its retail banking franchise (the Bank has expanded its branch system from two offices on February 1990 to 23 offices at December 31, 2000) through branch acquisition opportunities that may arise or the opening of new branches, all in order to achieve increased market presence and to increase core deposits; (iii) enhancing R&G Financial's net interest income by increasing R&G Financial's loans held for investment,  particularly  single-family  residential loans; (iv)
developing new business relationships through an increased emphasis on commercial real estate and commercial business lending; (v) diversifying retail products and services, including an increase in consumer loan originations (such as credit cards); (vi) meeting the banking needs of its customers through, among other things, the offering of trust and investment services; and (vii) controlled growth and the pursuit of a variety of acquisition opportunities, when appropriate.

The Company began insurance operations in November 2000 with its acquisition of Home and Property Insurance Corp., an insurance agency organized under the laws of the Commonwealth in Puerto Rico.

R&G Financial just completed its 28th year of operations. The Company is the second largest mortgage loans originator and servicer of mortgage loans on single family residences in Puerto Rico. R&G Financial's mortgage servicing portfolio increased to approximately $6.6 billion as of December 31, 2000, from $6.2 billion as of the same date a year ago, an increase of 7.4%. R&G Financial's strategy is to increase the size of its mortgage servicing portfolio by relying principally on internal loan originations.

As part of its strategy to maximize net interest income, R&G Financial maintains a substancial portfolio of mortgage-backed and investment securities. At December 31, 2000, the Company held securities available for sale with a fair market value of $1.5 billion. Of this amount $1.15 billion consisted of mortgage-backed securities, of which $587.3 million consisted primarily of Puerto Rico GNMA securities, the interest on which is tax-exempt to the Company. These securities are generally held by the Company for longer periods prior to sale in order to maximize the tax-exempt interest received thereon.

A substancial portion of R&G Financial's total mortgage loan originations has consistently been comprised of refinance loans. R&G Financial's future results could be adversely affected by a significant increase in mortgage interest rates that reduces refinancing activity. However, the Company believes that refinancing activity is less sensitive to interest rate changes in Puerto Rico than in the mainland United States because a significant amount of refinance loans are made for debt consolidation purposes. R&G Financial believes that, with the decline in market interest rates currently being experienced, refinancing activity will increase.

R&G Financial customarily sells or securitizes into mortgage-backed securities substancially all the loans it originates, except for certain non-conforming conventional mortgage loans and certain consumer, construction, land, and commercial loans which are held for investment and classified as Loans Receivable.


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

The Bank's primary IRRBICO monitoring tool is asset/liability simulation models, which are prepared on a monthly basis and are designed to capture the dynamics of balance sheet, rate and spread movements and to quantify variations in net interest income under different interest rate environments. The Bank also utilizes market-value analysis, which addresses the change in equity value resulting from movements in interest rates. The market value of equity is estimated by valuing the Bank's assets and liabilities. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market-value basis. Market value analysis is intended to evaluate the impact of immediate and sustained interest-rate shifts of the current yield curve upon the market value of the current balance sheet.

A more conventional but limited IRRBICO monitoring tool involves an analysis of the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. At December 31, 2000, R&G Financial's interest-bearing liabilities which mature or reprice within one year exceeded R&G Financial's interest-earning assets with similar characteristics by $477.8 million, or 13.50% of total assets. R&G Financial's negative gap within one year is due primarily to its large fixed-rate mortgage loans receivable portfolio held for investment and a portion of its portfolio of FHLB notes and other US agency securities which have call features but are not likely to be exercised by such agencies due to the actual interest rate environment. While the Company measures its gap by presenting its loans receivable portfolio held for investment purposes according to its maturity date, from time to time the Company may negotiate special transactions with FHLMC and/or FNMA or other third party investors for the sale of such loans. There can be no assurance, however, that the Company will be succesful in consummating any such transactions.

While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. R&G Mortgage. The profitability to R&G Mortgage of its mortgage loan originations is in part a function of the difference between long-term interest rates, which is the rate at which R&G Mortgage originates mortgage loans for third parties, and short-term interest rates, which is the rate at which R&G Mortgage finances such loans until they are sold. Generally, short-term interest rates are lower than long-term interest rates and R&G Mortgage benefits from the difference, or the spread, during the time the mortgage loans are held by R&G Mortgage pending sale. A decrease in this spread would have a negative effect on R&G Mortgage's net interest income and profitability, and there can be no assurance that the spread will not decrease. R&G Mortgage generally attempts to reduce this risk by attempting to limit the amount of mortgage loans held pending sale and, as market conditions permit and as discussed below, entering into forward commitments with respect to a portion of its mortgage loan originations. As a general matter, R&G Mortgage attempts to limit its exposure to this interest rate risk through the sale of substantially all loans within 190 days of origination.

A mortgage-banking company is generally exposed to interest rate risk from the time the interest rate on the customer's mortgage loan application is established through the time the mortgage loan closes, and until the time the company commits to sell the mortgage loan. In order to limit R&G Mortgage's exposure to interest rate risk through the time the mortgage loan closes, R&G Mortgage generally does not lock-in or guarantee the customer a specific interest rate on such loans through the closing date but rather offers customers an interest rate that will be based on a prevailing market rate that adjusts weekly. Moreover, in order to limit R&G Mortgage's exposure to interest rate risk through the time the loan is sold or committed to be sold, R&G Mortgage may, depending upon market conditions, enter into forward commitments to sell a portion of its mortgage loans to investors for delivery at a future time. At December 31, 2000, R&G Mortgage had $13.1 million of pre-existing commitments by third-party investors to purchase mortgage loans. To the extent that R&G Mortgage originates or commits to originate loans without pre-existing commitments by investors to purchase such loans or is not otherwise hedged against changes in interest rates ("unhedged loans"), R&G Mortgage will be subject to the risk of gains or losses through adjustments to the carrying value of loans held for sale or on the actual sale of such loans (the value of unhedged loans fluctuates inversely with changes in interest rates).

Finally, R&G Mortgage carries an inventory of mortgage-backed and related securities (primarily fixed-rate GNMA certificates). Generally, the value of fixed-rate mortgage-backed securities declines when interest rates rise and, conversely, increases when interest rates fall. At December 31, 2000, R&G Mortgage held $12.0 million of mortgage-backed and related securities (all of which carried fixed interest rates) which were classified as held for trading and reported at fair value, with unrealized gains and losses included in earnings. Accordingly, declines in the value of R&G Mortgage's securities held for trading could have a negative impact on R&G Financial's earnings regardless of whether any securities were actually sold.

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

At December 31, 2000 R&G Mortgage was a party to one interest rate swap agreement. An interest rate swap is an agreement where one party (generally the Company) agrees to pay a fixed-rate of interest on a notional principal amount to a second party (generally a broker) in exchange for receiving from the second party a variable-rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. R&G Mortgage's existing interest rate swap agreement has a notional amount of approximately $70.0 million and expires in December 2009. With respect to such agreement, R&G Mortgage makes fixed interest payments of 5.60% and receives payments based upon the three-month London Interbank Offer Rate ("Libor"). The net interest received relating to R&G Mortgage's fixed-pay interest rate swap amounted to approximately $563,000, $107,000 and $248,000 during the years ended December 31, 2000, 1999 and 1998, respectively. Such interest rate contract has reduced the imbalance between R&G Mortgage's interest-earning assets and interest-bearing liabilities within shorter maturities, thus reducing R&G Mortgage's exposure to increases in interest rates that may occur in the future.


The Bank. The results of operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At December 31, 2000, the Bank's interest-earning assets included a portfolio of loans receivable, net of $1.7 billion and a portfolio of investment securities and mortgage-backed securities (including held to maturity and available for sale) of $1.0 billion. Because the Bank's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on the Bank's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the Bank's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates. In addition to affecting net interest income, changes in interest rates also can affect the value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. At December 31, 2000, $996.4 million or 97.7% of the Bank's mortgage-backed and investment securities were classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income, a separate component of stockholders' equity.

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

External hedging involves the use of interest rate swaps, collars, caps, options and futures to reduce interest rate risk on all mortgage-backed securities (excluding CMOs) which are available for sale. At December 31, 2000, mortgage-backed securities available for sale had a fair value of $628.1 million.

The Bank generally uses interest rate swaps, collars, caps, options and futures to effectively fix the cost of short-term funding sources which are used to purchase interest-earning assets with longer effective maturities, such as mortgage-backed securities and fixed-rate residential mortgage loans. Such agreements reduce the impact of increases in interest rates by preventing the Bank from having to replace funding sources at a higher cost prior to the time that the interest-earning asset which was acquired with such source matures or reprices and thus can be replaced with a higher-yielding asset.

At December 31, 2000, the Bank was a party to four interest rate swap agreements. The Bank's existing interest rate swap agreements have an aggregate notional amount of approximately $60.0 million and expire between January 2001 and December 2009. With respect to such agreements, the Bank makes fixed interest payments ranging from 5.59% to 6.83% and receives payments based upon the three-month Libor and Libid. The net interest received relating to the Bank's fixed-pay interest rate swaps amounted to approximately $323,000 during the year ended December 31, 2000; net interest paid amounted to approximately $422,000 and $198,000 during the years ended December 31, 1999 and 1998, respectively. Such interest rate contracts have reduced the imbalance between the Bank's interest-earning assets and interest-bearing liabilities within shorter maturities, thus, reducing the Bank's exposure to increases in interest rates that may occur in the future.

At December 31, 2000 the Bank was also a party to two interest rate cap agreements with an aggregate notional amount of $200.0 million, expiring in August 2002. With respect to such agreements, the Bank would receive payments based upon the three-month Libor if such rate goes beyond 7.00% (for $100 million) and 7.25% (for $100 million).

The following table summarizes the anticipated maturities or repricing of R&G Financial's interest-earning assets and interest-bearing liabilities as of December 31, 2000, based on the information and assumptions set forth in the notes below. For purposes of this presentation, the interest earning components of loans held for sale and mortgage-backed securities held in connection with the Company's mortgage banking business are assumed to mature within one year. In addition, investments held by the Company which have call features are presented according to their expected callable date or contractual maturity date, as the case may be, based on the actual interest rate environment.



                                                        ---------------------------------------------------------------------------
                                                                        Four to   More Than     More Than
                                                        Within Three    Twelve   One Year to   Three Years   Over Five
                                                           Months       Months   Three Years  to Five Years    Years        Total
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets(1):

o Loans receivable:
Residential real estate loans                         $    35,258    $  99,231   $ 222,411     $ 172,241    $ 503,649   $ 1,032,790
Construction loans                                         47,749       11,518      14,262            --           --        73,529
Commercial real estate loans                              304,104           --          --            --           --       304,104
Consumer loans                                             39,966       37,015      54,411        26,371       15,083       172,846
Commercial business loans                                  37,777        9,079      10,279         1,927           58        59,120
o Mortgage loans held for sale                             36,138       59,530          --            --           --        95,668
o Mortgage-backed securities(2)(3)                         30,899      578,270     124,719       102,030      346,038     1,181,956
o Investment securities(3)                                112,569      130,752     114,598        10,929        3,127       371,975
o Other interest-earning assets(4)                         25,324          300          --            --           --        25,624

Total                                                 $   669,784    $ 925,695   $ 540,680     $ 313,498    $ 867,955   $ 3,317,612

Interest-bearing liabilities:

o Deposits:
NOW and Super NOW accounts(5)                         $     7,023    $  19,663   $  21,614     $  17,507    $  74,636   $   140,443
Passbook savings accounts(5)                                2,919        8,465      21,078        16,862       67,452       116,776
Regular and commercial checking(5)                          8,595       24,069      26,461        21,434       91,379       171,938
Certificates of deposit                                   503,340      489,380      89,512       147,888        8,182     1,238,302
oFHLB advances                                            294,375        5,000      78,125       127,500           --       505,000
o Securities sold under agreements to repurchase(6)       849,849        2,900          --            --           --       852,749
o Other borrowings(7)                                     112,197       35,500          --            --           --       147,697

Total                                                   1,778,298      584,977     236,790       331,191      241,649     3,172,906

o Effect of hedging instruments                          (315,000)      25,000     210,000            --       80,000            --
                                                      $ 1,463,298    $ 609,977   $ 446,790     $ 331,191    $ 321,649   $   144,706

o Excess (deficiency) of interest-earning
assets over interest-bearing liabilities              $  (793,514)   $ 315,718   $  93,890     $ (17,693)   $ 546,306
o Cumulative excess (deficiency) of
      interest-earning assets over
      interest-bearing liabilities                    $  (793,514)   $(477,796)  $(383,906)    $(401,599)   $ 144,705

o Cumulative excess (deficiency) of
      interest-earning assets over
      interest-bearing liabilities as a
      percent of total assets                            (22.42)%       (13.50)%    (10.85)%      (11.35)%      4.09%



                         (Footnotes on following page)

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

(5) Although the Bank's negotiable order of withdrawal ("NOW") and Super NOW accounts, passbook savings accounts and checking accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities based on the Bank's retention of such deposits in changing interest rate environments. The table assumes that funds will be withdrawn from the Bank at annual rates for NOW accounts and for regular and commercial checking accounts, ranging from 10% for 0-12 months, 19% for 1-5 years, 41% for 5-10 years, 65% for 10-20 years and 100% thereafter; and, for passbook savings accounts, ranging from 5% for 0-12 months, 20% for 1-5 years, 40% for 5-10 years, 65% for 10-20 years and 100% thereafter.

(6) Includes federal funds purchased.

(7) Comprised of warehousing lines, notes payable and other borrowings.

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

The following table sets forth at December 31, 2000 the estimated percentage change in R&G Financial's net interest income based on the indicated changes in interest rates.

                         net interest income

--------------------------------------------------------------------
 Change in                 Expected
 Interest Rates          Net Interest      Amount        Percentage
(in Basis Points)(1)       Income(2)     of Change         Change
--------------------------------------------------------------------
                         (Dollars in Thousands)

    +200                    $ 52,106     $ 18,782         (26.50)%
    +100                      61,968       (8,920)        (12.59)
Base Scenario                 70,888           --             --
    -100                      78,334        7,446          10.51
    -200                      82,934       12,046          17.00
--------------------------------------------------------------------

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

Changes in Financial Condition

general. At December 31, 2000, R&G Financial's total assets amounted to $3.5 billion, as compared to $2.9 billion at December 31, 1999. The $627.5 million or 21.5% increase in total assets during the year ended December 31, 2000 was primarily the result of a $68.3 million or 4.4% increase in loans receivable, net, a $437.4 million or 61.4% increase in mortgage-backed securities available for sale, and a $110.1 million or 42.7% increase in investment securities available for sale.


loans  receivable  and mortgage  loans held for sale.

At December 31, 2000, R&G Financial's loans receivable, net amounted to $1.6 billion or 46.1% of total assets, as compared to $1.6 billion or 53.7% as of December 31, 1999. During the third and fourth quarter of 2000, the Company made significant loan securitizations (retained as mortgage-backed securities) which reduced the amount of loans held in portfolio at December 31, 2000. Without such securitizations, the loan portfolio at December 31, 2000 would have been $2.0 billion. The growth in R&G Financial's loans receivable, net reflects R&G Financial's strategy of increasing its loans held for investment, concentrating on residential mortgage, construction, commercial real estate and commercial business loans. During the years ended December 31, 2000, 1999 and 1998, total loans originated and purchased by the Bank amounted to $1.2 billion, $1.1 billion and $755.5 million, respectively.

At December 31, 2000, R&G Financial's allowance for loan losses (all of which is maintained in the Bank's loan portfolio) totaled $11.6 million, which represented a $2.6 million or 29.3% increase from the level maintained at December 31, 1999. At December 31, 2000, R&G Financial's allowance represented approximately 0.66% of the total loan portfolio and 12.21% of total non-performing loans, as compared to 0.55% and 15.11% at December 31, 1999. During 2000, the Company made provisions for loan losses of $5.8 million, which exceeded net charge-offs of approximately $3.1 million. The increase in the allowance for loan losses reflected the increase in R&G Financial's commercial real estate and construction loan portfolio as well as the increase in R&G Financial's non-performing loans during the year.

While non-performing loans amounted to $95.0 million at December 31, 2000, as compared to $59.4 million at December 31, 1999, $31.8 million or 89.3% of such increase consisted of residential mortgage loans. Because of the nature of the collateral, R&G Financial has historically recognized a low level of loan charge-offs. R&G Financial's aggregate charge-offs amounted to 0.17% during 2000, as compared to 0.25% during 1999. Although loan delinquencies have historically been higher in Puerto Rico than in the United States, loan charge-offs have historically been lower than in the United States. While the ratio of non-performing loans to total loans increased from 3.66% to 5.38% from December 31, 1999 to December 31, 2000, the increase in the ratio was partially caused by significant loan securitizations during the last two quarters of 2000, which reduced the amount of loans held in portfolio considered in the calculation of the ratio. Without giving effect to loan securitizations, as of December 31, 2000 and 1999, the ratio of non-performing loans to total loans would have been 4.37% and 3.44%, respectively.

Management of R&G Financial believes that its allowance for loan losses at December 31, 2000 was adequate, based upon, among other things, the significant level of single-family residential loans within R&G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. However, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect R&G Financial's results of operations.

At December 31, 2000 and 1999, mortgage loans held for sale amounted to $95.7 million and $77.3 million, respectively. Mortgage loans held for sale primarily reflects loans which are in the process of being securitized and sold. The level of mortgage banking activities is highly dependent upon market and economic factors.


securities  held for trading,  available for sale and held for  investment.

R&G Financial maintains a substantial portion of its assets in mortgage-backed and investment securities which are classified as either held for trading, available for sale or held to maturity. At December 31, 2000, R&G Financial's aggregate mortgage-backed and investment securities totaled $1.6 billion or 43.9% of total assets, as compared to $1.0 billion or 35.8% at December 31, 1999, respectively.

Securities held for trading consist primarily of FHA and VA loans which have been securitized as GNMA pools and are being held for sale to institutions in the secondary market. Securities held for trading are reported at fair value with unrealized gains and losses included in earnings.

Securities available for sale consist of mortgage-backed and related securities (tax exempt GNMA pools, FNMA and FHLMC certificates as well as CMOs and CMO residuals) and U.S. Government agency securities. At December 31, 2000 and 1999, securities available for sale totaled $1.5 billion and $970.9 million, respectively. Securities available for sale are reported at fair value with unrealized gains and losses excluded from earnings, and reported in other comprehensive income, a separate component of stockholders' equity.

Securities held to maturity consist of mortgage-backed securities (GNMA, FNMA and FHLMC certificates), Puerto Rico Government obligations and other Puerto Rico securities. At December 31, 2000 and 1999, securities held to maturity totaled $23.5 million and $28.6 million, respectively. Securities held to maturity are accounted for at amortized cost.

At December 31, 2000 and 1999, securities held to maturity had a market value of $23.4 million and $28.7 million, respectively.


mortgage servicing asset. As of December 31, 2000 and 1999, R&G Financial reported servicing assets of $95.1 million and $84.3 million, respectively. R&G Financial recognizes both purchased and originated mortgage servicing rights as assets in its Consolidated Financial Statements. R&G Financial evaluates the fair value of its servicing asset on a quarterly basis to determine any potential impairment. Any future decline in interest rates which results in an acceleration in mortgage loan prepayments could have an adverse effect on the value of R&G Financial's mortgage servicing rights, which is dependent upon the cash flows from the underlying mortgage loans.


deposits. At December 31, 2000, deposits totaled $1.7 billion, as compared to $1.3 billion at December 31, 1999. The $345.6 million or 26.0% increase in deposits during the year ended December 31, 2000 was primarily due to promotions in connection with new accounts and competitive pricing. One of the Bank's strategies is to increase its core deposits, which provide a source of fee income and the ability to cross-sell other products and services. As a result, core deposits (consisting of passbook, NOW and Super NOW, and regular and commercial checking accounts as well as certificates of deposit under $100,000) increased from $794.2 million or 59.7% of total deposits at December 31, 1999 to $918.4 million or 54.8% of total deposits at December 31, 2000.


borrowings. Other than deposits, R&G Financial's primary sources of funds consist of securities sold under agreements to repurchase (consisting of agreements to purchase on a specified later date the same or substantially identical securities) ("repurchase agreements"). At December 31, 2000 and 1999, repurchase agreements totaled $827.7 million and $731.3 million, respectively.

Notes payable consist primarily of warehouse lines of credit (which are used to fund loan commitments of R&G Mortgage) and Section 936 promissory notes (which represents a low cost source of short and intermediate-term funds for the Bank). At December 31, 2000, notes payable amounted to $138.9 million, as compared to $132.7 million at December 31, 1999.

Advances from the FHLB of New York amounted to $505.0 million and $384.0 million at December 31, 2000 and 1999, respectively. At December 31, 2000, FHLB advances were scheduled to mature at various dates commencing on January 2, 2001 until October 20, 2005, with an average interest rate of 6.42%.


stockholders' equity. Stockholders' equity increased from $269.5 million at December 31, 1999 to $308.8 million at December 31, 2000. The $39.3 million or 14.6% increase in stockholders' equity during 2000 was primarily due to the $43.6 million of net income for the year, together with a decrease in unrealized losses on securities available for sale, from $7.8 million at December 31, 1999 to $724,000 at December 31, 2000. The increases in stockholders' equity were slightly offset by dividends paid during the year of $11.4 million on common and preferred stock.


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

The following table reflects the principal revenue sources of the Bank, R&G Mortgage and Home & Property, and the percentage contribution of each component for the periods presented.

                                                      Year Ended December 31,     (Dollars in Thousands)
                                             ----------------------------------------------------------------------
                                                   2000                    1999                 1998
                                                  Amount      Percent     Amount    Percent    Amount      Percent
-------------------------------------------------------------------------------------------------------------------
The Bank:
o Net interest income after
    provision for loan losses                    $ 55,967      40.40%   $ 45,344     36.91%   $ 31,193       33.24%
o Loan administration and servicing fees            1,979       1.43         476      0.39          --       --
o Net gain on sale of loans                        18,090      13.06       9,559      7.78      12,191       12.99
o Net gain on sale of investment securities            --      --             19      0.01         278        0.30
o Other income(1)                                   6,338       4.57       5,380      4.38       4,780        5.09
                                             ---------------------------------------------------------------------
                                                   82,374      59.46      60,778     49.47      48,442       51.62
                                             ---------------------------------------------------------------------
R&G Mortgage:

o Net interest income                               3,269       2.36       6,709      5.46       6,180        6.58
o Loan administration and servicing fees           28,870      20.84      26,633     21.68      15,987       17.04
o Net gain on origination and sale of loans        23,140      16.70      27,520     22.40      22,486       23.95
o Other income(1)                                     711       0.51       1,224      0.99         748        0.81
                                             ---------------------------------------------------------------------
                                                   55,990      40.41      62,086     50.53      45,401       48.38
                                             ---------------------------------------------------------------------
Home and Property - other income                      182       0.13          --        --          --          --

                                             ---------------------------------------------------------------------
                                                 $138,546     100.00%   $122,864    100.00%   $ 93,843      100.00%
                                             ---------------------------------------------------------------------


(1) Comprised of service charges, fees and other for the Bank and other miscellaneous revenue sources for the Bank and R&G Mortgage; for Home & Property, consisted of insurance commissions.


R&G Financial reported net income of $43.6 million, $41.3 million and $34.0 million during the years ended December 31, 2000, 1999 and 1998, respectively. Net income increased by $2.3 million or 5.6% during the year ended December 31, 2000, as compared to 1999, due to a $8.4 million increase in net interest income and a $8.5 million increase in total other income, which were partially offset by a $11.5 million increase in total operating expenses. Net income increased by $7.3 million or 21.5% during the year ended December 31, 1999, as compared to 1998, due to a $12.6 million increase in net interest income and a $14.3 million increase in total other income, which were partially offset by a $20.5 million increase in total operating expenses.

Net Interest Income. Net interest income is determined by R&G Financial's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Net interest income totaled $65.0 million, $56.6 million and $43.9 million during the years ended December 31, 2000, 1999 and 1998, respectively. Net interest income increased by $8.4 million or 14.9% during the year ended
December 31, 2000, as compared to the year ended December 31, 1999 due to significant increases in the average balance of interest-earning assets, which compensated for a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 104.21% for 1999 to 103.54% in 2000, together with a decline in interest rate-spread from 2.40% for 1999 to 1.96% for 2000. Net interest income increased by $12.6 million or 28.7% during the year ended December 31, 1999, due to significant increases in the average balance of interest-earning assets, which compensated for a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 105.93% in 1998 to 104.21% in 1999, as well as a decline in the Company's interest rate spread from 2.43% in 1998 to 2.40% in 1999.

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

                                                                        Year Ended December 31,   (Dollars in Thousands)
                                                      ----------------------------------------------------------------------
                                                                       2000                              1999
                                                        Average                    Yield/     Average              Yield/
                                                        Balance      Interest      Rate (1)   Balance   Interest   Rate (1)
----------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:

o Cash and cash equivalents(2)                        $   14,708    $      969      6.59%   $   15,963  $    840    5.26%
o Investment securities held for trading                      --            --        --            --        --      --
o Investment securities available for sale               298,480        20,914      7.01       124,559     7,834    6.29
o Investment securities held to maturity                   5,330           307      5.76         6,271       330    5.26
o Mortgage-backed securities held for trading             18,801         1,370      7.29        33,245     1,871    5.63
o Mortgage-backed securities available for sale          761,166        47,986      6.30       502,176    31,989    6.37
o Mortgage-backed securities held to maturity             21,437         1,431      6.68        29,684     1,763    5.94
o Loans receivable, net(3)(4)                          1,853,559       160,093      8.64     1,446,575   117,304    8.11
o FHLB of New York stock                                  38,432         2,531      6.59        17,777     1,210    6.81
                                                      ----------------------------------------------------------------------
Total interest-earning assets                          3,011,913    $  235,601      7.82%    2,176,250  $163,141    7.50%
                                                      ----------------------------------------------------------------------
o Non-interest-earning assets                            238,722                               228,253
                                                      ----------------------------------------------------------------------
Total assets                                          $3,250,635                            $2,404,503
                                                      ----------------------------------------------------------------------
Interest-Bearing Liabilities:

o Deposits                                            $1,505,919    $   80,659      5.36%   $1,153,537  $ 53,643    4.65%
o Securities sold under agreements to repurchase(5)      768,582        50,542      6.58       491,230    27,474    5.59
o Notes payable                                          186,748        11,629      6.23       212,028    13,634    6.43
o Subordinated debt(6)                                        --            --        --            --        --      --
o Other borrowings(7)                                    447,666        27,784      6.21       231,616    11,812    5.10

Total interest-bearing liabilities                     2,908,915    $  170,614      5.86%    2,088,411  $106,563    5.10%
                                                      ----------------------------------------------------------------------
o Non-interest-bearing liabilities                        55,671                                75,291
                                                      ----------------------------------------------------------------------
Total liabilities                                      2,964,586                             2,163,702
o Stockholders' equity                                   286,049                               240,801
                                                      ----------------------------------------------------------------------
Total liabilities and stockholders' equity            $3,250,635                            $2,404,503
                                                      ----------------------------------------------------------------------
o Net interest income; interest rate spread(8)                      $   64,987      1.96%             $   56,578    2.40%
                                                      ----------------------------------------------------------------------
o Net interest margin(8)                                                            2.16%                           2.60%


o Average interest-earning assets to average
                                                      ----------------------------------------------------------------------
     interest-bearing liabilities                                                 103.54%                         104.21%
                                                      ----------------------------------------------------------------------



                                                Year Ended December 31,   (Dollars in Thousands)
                                                     ------------------------------------
                                                                     1998
                                                        Average                  Yield/
                                                        Balance    Interest      Rate (1)
-----------------------------------------------------------------------------------------
Interest-Earning Assets:

o Cash and cash equivalents(2)                        $   25,731     $ 1,341       5.21%
o Investment securities held for trading                     344          19       5.52
o Investment securities available for sale                57,042       3,337       5.85
o Investment securities held to maturity                   9,485         544       5.74
o Mortgage-backed securities held for trading            406,123      24,876       6.13
o Mortgage-backed securities available for sale           38,608       2,645       6.85
o Mortgage-backed securities held to maturity             31,095       1,877       6.04
o Loans receivable, net(3)(4)                          1,037,829      89,044       8.58
o FHLB of New York stock                                   8,517         614       7.21
                                                     ------------------------------------
Total interest-earning assets                          1,614,774    $124,297       7.70%
                                                     ------------------------------------
o Non-interest-earning assets                            129,498
                                                     ------------------------------------
Total assets                                           1,744,272
                                                     ------------------------------------
Interest-Bearing Liabilities:

o Deposits                                            $  826,487    $ 38,439       4.65%
o Securities sold under agreements to repurchase (5)     416,249      23,876       5.74
o Notes payable                                          186,147      12,641       6.79
o Subordinated debt(6)                                     1,469         148      10.07
o Other borrowings(7)                                     94,025       5,220       5.55

Total interest-bearing liabilities                     1,524,377    $ 80,324       5.27%
                                                     ------------------------------------
o Non-interest-bearing liabilities                        46,025
                                                     ------------------------------------
Total liabilities                                      1,570,402
o Stockholders' equity                                   173,870
                                                     ------------------------------------
Total liabilities and stockholders' equity            $1,744,272
                                                     ------------------------------------
o Net interest income; interest rate spread(8)                      $ 43,973        2.43%
                                                     ------------------------------------
o Net interest margin(8)                                                           2.72%


o Average interest-earning assets to average
                                                     ------------------------------------
     interest-bearing liabilities                                                105.93%
                                                     ------------------------------------


(1) At December 31, 2000, the yields earned and rates paid were as follows: cash and cash equivalents, 3.05%; investment securities held to maturity, 5.92%; investment securities available for sale, 6.93%; mortgage-backed securities held for trading, 7.28%; mortgage-backed securities available for sale, 6.87%; mortgage loans held for sale, 8.45%; loans receivable, net, 8.65%; FHLB of New York stock, 7.30%; total interest-earning assets, 7.80%;
    deposits, 5.34%; securities sold under agreements to repurchase, 6.75%; notes payable, 7.55%; other borrowings, 6.45%; total interest-bearing liabilities, 6.00%; interest rate spread, 1.80%.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(3) Includes mortgage loans held for sale and non-accrual loans.

(4) Interest income on loans include loan fees amounting to $ 294,000, $295,000 and $367,000 during the years ended December 31, 2000, 1999 and 1998, respectively or .18%, .25% and .41% of interest income on loans during such respective periods.

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

                                                                     Year Ended December 31,   (Dollars in Thousands)
                                                     --------------------------------------------------------------------------

                                                        2000 vs. 1999                        1999 vs. 1998
                                                     Increase / Decrease       Total      Increase / Decrease          Total
                                                           Due to            Increase            Due to               Increase
                                                      Rate       Volume     (Decrease)     Rate          Volume      (Decrease)
-------------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets:

o Cash and cash equivalents(1)                      $    195    $    (66)    $    129     $      8      $   (509)    $   (501)
o Investment securities held for trading                  --          --           --           --           (19)         (19)
o Investment securities available for sale             2,141      10,939       13,080          547         3,950        4,497
o Investment securities held to maturity                  27         (50)         (23)         (30)         (184)        (214)
o Mortgage-backed securities held for trading            312        (813)        (501)        (165)      (22,840)     (23,005)
o Mortgage-backed securities available for sale         (501)     16,498       15,997       (2,415)       31,759       29,344
o Mortgage-backed securities held to maturity            158        (490)        (332)         (29)          (85)        (114)
o Loans receivable, net(2)                             9,786      33,003       42,789       (6,810)       35,070       28,260
o FHLB of New York stock                                 (85)      1,406        1,321          (72)         668           596
                                                    ---------------------------------------------------------------------------
Total interest-earning assets                       $ 12,033    $ 60,427     $ 72,460     $ (8,966)     $ 47,810     $ 38,844
                                                    ---------------------------------------------------------------------------
Interest-Bearing Liabilities:

o Deposits                                          $ 10,629    $ 16,387     $ 27,016     $     (7)     $ 15,211     $ 15,204
o Securities sold under agreements to repurchase       7,556      15,512       23,068         (703)        4,301        3,598
o Notes payable                                         (379)     (1,626)      (2,005         (765)        1,758          993
o Subordinated debt(3)                                    --          --           --           --          (148)        (148)
o Other borrowings(4)                                  4,954      11,018       15,972       (1,047)        7,639        6,592
                                                    ---------------------------------------------------------------------------
Total interest-bearing liabilities                  $ 22,760    $ 41,291     $ 64,051     $ (2,522)     $ 28,761     $ 26,239
                                                    ---------------------------------------------------------------------------
o Increase in net interest income                                            $  8,409                                $ 12,605
                                                    ---------------------------------------------------------------------------




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

interest income. Total interest income increased by $72.5 million or 44.4% during the year ended December 31, 2000 as compared to the year ended December 31, 1999, and increased by $38.8 million or 31.3% during the year ended December 31, 1999 over the year ended December 31, 1998. Interest income on loans, the largest component of R&G Financial's interest-earning assets, increased by $42.8 million or 36.5% during the year ended December 31, 2000 as compared to the year ended December 31, 1999, and increased by $28.3 million or 31.7% during 1999 over the year ended December 31, 1998. Such increases were primarily the result of increases in the average balance of loans receivable of $ 407.0 million and $408.7 million during the years ended December 31, 2000 and 1999, respectively. One of R&G Financial's strategies in recent years has been to grow loans held for investment.

Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) increased by $ 28.2 million or 64.5% during the year ended December 31, 2000 as compared to the year ended December 31, 1999, and increased by $10.5 million or 31.5% during the year ended December 31, 1999 over the year ended December 31, 1998. The increase during the year ended December 31, 2000 was primarily due to a $ 236.3 million increase in the average balance of mortgage-backed securities, together with a $173.0 million increase in the average balance of investment securities during the period. The increase during 1999 was due primarily to an increase in the average balance of mortgage-backed securities of $89.3 million, together with a $64.0 million increase in the average balance of investment securities. The increase in investment securities during 2000 and 1999 reflects purchases of approximately $122.0 million and $208.3 million, respectively, during such periods, net of maturities and sales.

Interest income on cash and cash equivalents increased by $129,000 or 15.4% during the year ended December 31, 2000 as compared to the year ended December 31, 1999, and decreased by $501,000 or 37.4% during the year ended December 31, 1999. The increase in interest earned on money market investments during 2000 reflected an increase in the yield earned thereon from 5.26% to 6.59%. The decrease during 1999 was due primarily to a decrease in the average balance of cash and cash equivalents during the period of $9.8 million. The fluctuations in yields earned on money market investments reflect the general fluctuations in short-term market rates of interest during the periods presented.


interest expense. Total interest expense increased by $64.1 million or 60.1% during the year ended December 31, 2000, as compared to the year ended December 31, 1999, and increased by $26.2 million or 32.7% during the year ended December 31, 1999. Interest expense on deposits, the largest component of R&G Financial's interest-bearing liabilities, increased by $27.0 million or 50.4% during the year ended December 31, 2000, as compared to the year ended December 31, 1999, and increased by $15.2 million or 39.6% during the year ended December 31, 1999. The increase during the year ended December 31, 2000, as compared to the year ended December 31, 1999, was due primarily to an increase in the average balance of deposits of $352.4 million, together with an increase in the average rate paid thereon of 71 basis points. The increase during 1999 was due primarily to an increase in the average balance of deposits of $327.1 million during such period.

Interest expense on repurchase agreements increased by $23.1 million or 84.0% during the year ended December 31, 2000, as compared to the year ended December 31, 1999, and increased by $3.6 million or 15.1% during the year ended December 31, 1999. The increase during 2000 was due primarily to an increase in the average balance of repurchase agreements outstanding of $277.4 million, together with an increase in the average rate paid thereon of 99 basis points. The increase during 1999 was primarily due to an increase in the average balance of repurchase agreements outstanding of $75.0 million, which was partially offset by a decrease in the average rate paid thereon of 15 basis points. R&G Financial generally uses repurchase agreements to repay warehouse lines of credit which are used to fund loan originations. These repurchase agreements are mainly collateralized by mortgage-backed securities held for trading and available for sale. The fluctuations in the average balance of repurchase agreements during the periods presented is therefore mainly a function both of the amount of originations as well as the level of mortgage-backed securities held for trading and available for sale which are available to collateralize such agreements.

Interest expense on notes payable (consisting of warehouse and other lines of credit and promissory notes) decreased by $2.0 million or 14.7% during the year ended December 31, 2000, as compared to the year ended December 31, 1999, and increased by $993,000 or 7.9% during the year ended December 31, 1999. The decrease during the year ended December 31, 2000, as compared to the year ended December 31, 1999, was due primarily to a decrease in the average balance outstanding of $25.3 million, caused principally by the maturity during 2000 of promissory notes totalling $25 million. The increase during the year ended December 31, 1999 was primarily due to increases in the average balance outstanding of $25.9 million, as R&G Mortgage made increased use of lines of credit due to increased mortgage loan originations in such year.

Interest expense on other borrowings (consisting principally of advances from the FHLB of New York) increased by $16.0 million or 135.2% during the year ended December 31, 2000, as compared to the year ended December 31, 1999, and increased by $6.6 million or 126.3% during the year ended December 31, 1999. The increase during 2000 and 1999 was due primarily to an increase in the average balance of such borrowings due to an increased use of FHLB advances to fund loan production in the Bank.

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

R&G Financial made provisions to its allowance for loan losses of $5.8 million, $4.5 million and $6.6 million during the years ended December 31, 2000, 1999 and 1998, respectively.

The increase in the provision for loan losses taken by the Company during 2000 was based primarily on the increase in the Company's commercial real estate and construction loan portfolios, due to increased emphasis in the origination of such loans by the Company, as well as the increase in non-performing loans during the year.

The decrease in the provision for loan losses taken by the Company during 1999 was primarily due to a reduction in net charge-offs during the year. Net charge-offs to average loans outstanding decreased to 0.25% during 1999 compared to 0.55% during the year ended December 31, 1998. This reduction is associated with the adoption in prior years of more stringent underwriting procedures to address problems experienced generally in the market for personal loans in such years, as well as an emphasis in collateralized lending instead of unsecured personal loans.

Management believes that its allowance for loan losses at December 31, 2000, was adequate based upon, among other things, the significant level of single-family residential loans within R&G Financial's portfolio and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. Nevertheless, there can be no assurances that additions to such allowance will not be necessary in future periods, particularly if the growth in R&G Financial's real estate lending, including commercial lending, continues.

non-interest income. The following table sets forth information regarding non-interest income for the periods shown.

                                                  Year Ended December 31,     (Dollars in Thousands)
                                               -----------------------------------------------------------
                                                            2000               1999                 1998
----------------------------------------------------------------------------------------------------------
o Net gain on origination and sale of loans               $41,230             $37,098             $34,955
o Loan administration and servicing fees                   30,849              27,109              15,987
o Service charges, fees and other                           7,231               6,604               5,528

  Total other income                                      $79,310             $70,811             $56,470
----------------------------------------------------------------------------------------------------------



Total non-interest income increased by $8.5 million or 12.0% during the year ended December 31, 2000, as compared to the prior year and increased by $14.3 million or 25.4% during the year ended December 31, 1999. Net gain on sale of loans amounted to $41.2 million, $37.1 million and $35.0 million during the years ended December 31, 2000, 1999 and 1998, respectively. Net gain on sale of loans reflects the income generated from the origination and purchase of single-family residential real estate loans and the subsequent securitization and sale of such loans. During the years ended December 31, 2000, 1999 and 1998, R&G Financial originated and purchased $1.3 billion, $1.6 billion and $1.3 billion, respectively, including $274.0 million, $583.6 million and $371.4 million, respectively, of loan purchases, and sold $806.4 million, $977.9 million and $775.0 million (excluding loans securitized and retained as mortgage-backed securities) of mortgage loans, respectively. During the year ended December 31, 2000 management opted to emphasize internal loan originations and reduce its dependence on loan purchases, as a means of achieving higher volume of mortgage loan production through its branch network, and increase profitability accross its product lines. As a result of this change in strategy, loan purchases decreased from $583.6 million in 1999 to $274.0 million in 2000, while its internal loan originations amounted to $1.1 billion in 1999 and 2000. R&G Financial's mortgage banking operations are highly dependent upon market and economic conditions.

During the years ended December 31, 2000, 1999 and 1998, R&G Financial recognized net profit (loss) on trading securities of ($147,000), ($21,000) and $6.0 million, respectively, which are included in net gains on sale of loans. Such gains and losses primarily reflect fluctuations in the market value of FHA and VA loans which have been securitized into GNMA mortgage-backed securities and are being held for trading. The decrease in net profits in trading securities in 1999 is primarily related to a $407.0 million decrease in mortgage-backed securities held for trading due to the adoption of SFAS No.134 effective January 1, 1999. Pursuant to the adoption of SFAS No. 134, on January 1, 1999 the Company reclassified approximately $427.4 million of mortgage-backed securities from trading to available for sale.

During the years ended December 31, 2000, 1999 and 1998, R&G Financial recognized loan administration and servicing fees of $30.8 million, $27.1 million and $16.0 million, respectively. The increase in loan administration and servicing fees over the periods reflects the increase in R&G Financial's loan servicing portfolio from 56,442 loans with an aggregate principal balance of $3.0 billion at January 1, 1998 to 110,874 loans with an aggregate principal balance of $6.6 billion at December 31, 2000.

Service charges, fees and other amounted to $7.2 million, $6.6 million and $5.5 million during the years ended December 31, 2000, 1999 and 1998, respectively. The $627,000 or 9.5% and the $1.1 million or 19.5% increases during 2000 and 1999, respectively, were primarily due to increased service charges associated with new deposit products and an increasing deposit base, as well as increases in the loan portfolio during such years.


non-interest expenses. The following table sets forth certain information regarding non-interest expenses for the periods shown.

                                             Year Ended December 31,
                                     --------------------------------------
                                        2000          1999           1998
---------------------------------------------------------------------------
                                                (In Thousands)

Employee compensation
and benefits                           $27,031      $24,433      $17,095

Office occupancy and
equipment                               13,436       11,289        8,987

Other administrative
and general                             40,325       33,568       22,687

    Total non-interest
                                     -----------------------------------
    expenses                           $80,792      $69,290      $48,769
------------------------------------------------------------------------

Total non-interest expense increased by $11.5 million or 16.6% during the year ended December 31, 2000, as compared to the year ended December 31, 1999, and increased by $20.5 million or 42.1% during the year ended December 31, 1999 over 1998. The increase in total non-interest expense during the years ended December 31, 2000 and 1999 reflect general growth in the Company's operations, as well as increased costs associated with the opening of new branch offices.

The operations of Continental Capital Corp., the Company's mortgage banking subsidiary in Huntington Station, New York, which was acquired in October 1999, was a significant reason for the increase in expenses during the year ended December 31, 2000. Total operating expenses of Continental during 2000 were $8.3 million. In addition, the year ended December 31, 1999 represented the first full year of operations of Fajardo Federal Savings Bank, F.S.B., which was merged into the Bank upon acquisition in August 1998.

Employee compensation and benefits expense amounted to $27.0 million, $24.4 million and $17.1 million during the years ended December 31, 2000, 1999 and 1998, respectively. The $2.6 million or 10.6% increase in such expenses during the year ended December 31, 2000 is primarily due to $4.1 million of employee expenses related to the operations of Continental Capital, which were offset by decreases in compensation due to loan originators resulting from decreased origination of residential real estate loans in Puerto Rico during the year. The $7.3 million or 42.9% increase in such expense during the year ended December 31, 1999 is primarily associated with an increase in the number of employees as a result of new branch openings, and increased bonus payments associated with increased loan production during 1999.

Office occupancy and equipment expense amounted to $13.4 million, $11.3 million and $9.0 million during the years ended December 31, 2000, 1999 and 1998, respectively. The $2.1 million or 19.0% increase in office occupancy and equipment expenses during the year ended December 31, 2000 is primarily related to the operation of three additional Bank branches completed during fiscal 1999 and the opening of one additional Bank branch in early 2000. The $2.3 million or 25.6% increase in office occupancy and equipment expenses during the year ended December 31, 1999 is primarily related to the operation of five additional Bank branches completed during fiscal 1998 and the opening of three additional Bank branches during the year.

Other administrative and general expenses, which consist primarily of advertising, license and property taxes, amortization of servicing asset, insurance, telephone, printing and supplies and other miscellaneous expenses, amounted to $40.3 million, $33.6 million and $22.7 million during the years ended December 31, 2000, 1999 and 1998, respectively. The $6.8 million or 20.1% and the $10.9 million or 48.0% increase in such expenses during the years ended December 31, 2000 and 1999, respectively, is also primarily associated with increased loan production and new additional branch offices during such years, as well as the result of general growth in the operations of R&G Financial and the addition of new products and services offered. In addition, the Company had a $2.1 million and a $4.4 million increase in amortization expenses during 2000 and 1999, respectively, of the Company's servicing asset, primarily associated with increases in the Company's servicing portfolio.


income taxes. R&G Financial's income tax provision amounted to $14.1 million during the year ended December 31, 2000, as compared to income tax expense of $12.2 million and $11.0 million during the years ended December 31, 1999 and 1998, respectively. R&G Financial's effective tax rate amounted to 24.5%, 22.8% and 24.5% during the years ended December 31, 2000, 1999 and 1998, respectively. The decrease in R&G Financial's effective tax rate during the year ended December 31, 1999, as compared to the year ended December 31, 1998, is due primarily to an increase in the Company's exempt interest income and, to a lesser extent, the implementation of certain tax planning strategies during such years.


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

R&G Financial's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell, federal funds sold and certificates of deposit in other financial institutions. If R&G Financial requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 2000, R&G Financial had $198.7 million in borrowing capacity under unused warehouse and other lines of credit, $129.2 million in borrowing capacity under unused lines of credit with the FHLB of New York and $15 million available unused fed funds lines of credit. R&G Financial has generally not relied upon brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future.

At December 31, 2000, R&G Financial had outstanding commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of $163.4 million. The Company also has agreements with developers to facilitate the mortgage loans to qualified buyers of new housing units on residential projects amounting to $747.4 million. All such agreements are subject to prevailing market rates at time of closing with no market risk exposure to the Company or with firm back-to-back commitments in favor of the mortgagee. Finally, the Company had certificates of deposit which are scheduled to mature within one year totaling $967.6 million at December 31, 2000, and borrowings that are scheduled to mature within the same period amounting to $1.2 billion. R&G Financial anticipates that it will have sufficient funds available to meet its current loan commitments.


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

The FDIC also requires that banks meet a risk-based capital standard. The risk-based capital standard for banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At December 31, 2000, the Bank met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 6.04%, 11.37% and 12.15%, respectively.

In addition, the Federal Reserve Board has promulgated capital adequacy guidelines for bank holding companies which are substantially similar to those adopted by the FDIC regarding state- chartered banks, as described above. R&G Financial is currently in compliance with such regulatory capital requirements.

inflation and changing prices. R&G Financial's Consolidated Financial Statements and related data presented in this Annual Report have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars (except with respect to securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of R&G Financial are monetary in nature. As a result, interest rates have a more significant impact on R&G Financial's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.


recent accounting pronouncements.
Set forth below are recent accounting pronouncements which may have a future effect on R&G Financial's operations. These pronouncements should be read in conjunction with the significant accounting policies which R&G Financial has adopted that are set forth in R&G Financial's Notes to Consolidated Financial Statements.

In September 2000, the Financial Accounting Standards Board issued SFAS No.140, "Accounting for Transfers and Servicing of Financial Assets and Liabilities - A Replacement of SFAS 125." This Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS 125 without reconsideration. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It is effective for transfers and servicing of financial assets and extinguishment of liabilities occuring after March 31, 2001. Management believes that the adoption of the new standards will not have a significant effect on the financial statements of the Company.

                       report of independent accountants
--------------------------------------------------------------------------------

                                                 [LOGO - PRICEWATERHOUSECOOPERS]





To the Board of Directors and Stockholders of R&G Financial Corporation

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of R&G Financial Corporation (the Company) and its subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31,2000, in comformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.





/s/ PricewaterhouseCoopers, LLP
-------------------------------
PricewaterhouseCoopers, LLP
San Juan, Puerto Rico



February 23, 2001



Certified Public Accountants (of Puerto Rico)
License No. 216 Expires on December 1, 2001
Stamp 1685044 of the P.R. Society of Certified
Public Accountants has been affixed to the file copy of this report

                           R&G Financial Corporation
                 Consolidated Statements of Financial Condition
                           December 31, 2000 and 1999
--------------------------------------------------------------------------------

                                                                      -------------------------------------------
                                                                                   2000                 1999
-----------------------------------------------------------------------------------------------------------------
Assets

o Cash and due from banks                                                   $    43,466,268       $    42,251,508
o Money market investments:
  Time deposits with other banks                                                 25,623,696            23,744,037
o Mortgage loans held for sale, at lower of cost or market                       95,668,320            77,277,133
o Mortgage - backed securities held for trading, at fair value                           --            16,846,793
o Trading securities pledged on repurchase agreements,
  at fair value                                                                  12,038,040            26,717,024
o Mortgage - backed and investment securities available
  for sale, at fair value                                                     1,044,164,433           532,883,939
o Available for sale securities pledged on repurchase
  agreements, at fair value                                                     474,206,504           437,984,883
o Mortgage - backed and investment securities held to
  maturity, at amortized cost (estimated market value:
  2000 -$5,111,404; 1999 - $15,373,784)                                           5,121,108            15,429,991
o Held to maturity securities pledged on repurchase
  agreements, at amortized cost (estimated market value:
  2000 - $18,265,000; 1999 - $13,335,000)                                        18,400,485            13,256,886
o Loans receivable, net                                                       1,631,276,069         1,563,006,802
o Accounts receivable, including advances to investors, net                      16,107,136            16,230,457
o Accrued interest receivable                                                    28,919,237            22,386,746
o Servicing asset                                                                95,078,530            84,252,506
o Premises and equipment                                                         20,144,726            19,459,353
o Other assets                                                                   29,229,655            20,264,778
                                                                      -------------------------------------------
                                                                            $ 3,539,444,207       $ 2,911,992,836
                                                                      -------------------------------------------
Liabilities and Stockholders' Equity

o Liabilities:
  Deposits                                                                  $ 1,676,062,163       $ 1,330,506,368
  Federal funds purchased                                                        25,000,000            15,000,000
  Securities sold under agreements to repurchase                                827,749,494           731,341,340
  Notes payable                                                                 138,857,562           132,707,001
  Advances from FHLB                                                            505,000,000           384,000,000
  Other borrowings                                                                8,839,770             9,842,894
  Accounts payable and accrued liabilities                                       43,614,238            33,917,329
  Other liabilities                                                               5,485,330             5,142,627
                                                                      -------------------------------------------
                                                                              3,230,608,557         2,642,457,559
                                                                      -------------------------------------------
o Commitments and contingencies

o Stockholders' equity:
  Preferred stock, $.01 par value, 10,000,000 shares authorized:
  7.40% Monthly Income Preferred Stock, Series A,
     $25 liquidation value, 2,000,000 shares issued
     and outstanding                                                             50,000,000            50,000,000
  7.75% Monthly Income Preferred Stock, Series B,
     $25 liquidation value, 1,000,000 shares issued
     and outstanding                                                             25,000,000            25,000,000
 Common stock:
  Class A - $.01 par value, 40,000,000 shares authorized,
     18,440,556 issued and outstanding in 2000 and 1999                             184,406               184,406
  Class B - $.01 par value, 30,000,000 shares authorized,
     10,230,029 issued and outstanding in 2000
     (1999 - 10,217,731)                                                            102,300               102,177
  Additional paid-in capital                                                     40,800,652            40,753,856
  Retained earnings                                                             186,028,611           156,193,131
  Capital reserves of the Bank                                                    7,444,108             5,095,658
  Accumulated other comprehensive loss, net of tax                                 (724,427)           (7,793,951)
                                                                      -------------------------------------------
                                                                                 308,835,650          269,535,277
                                                                      -------------------------------------------
                                                                             $ 3,539,444,207     $  2,911,992,836
-----------------------------------------------------------------------------------------------------------------

   The accompanying notes are an integral part of these financial statements.

                           R&G Financial Corporation
                 Consolidated Statements of Financial Condition
                  Years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                           ------------------------------------------------------
                                                                2000                1999                1998
-----------------------------------------------------------------------------------------------------------------
o Interest income:
  Loans                                                    $ 160,092,642       $ 117,304,300       $  89,043,798
  Money market and other
   investments                                                24,720,794          10,243,856           5,855,157
  Mortgage-backed securities
                                                              50,787,415          35,593,191          29,397,985

                                                         -------------------------------------------------------
  Total interest income                                      235,600,851         163,141,347         124,296,940
                                                         -------------------------------------------------------
o Less - interest expense:
  Deposits                                                    80,658,716          53,643,104          38,439,016
  Securities sold under agreements to repurchase              50,542,190          27,474,602          23,875,744
  Notes payable                                               11,628,438          13,633,767          12,641,438
  Other                                                       27,784,370          11,812,100           5,367,631
                                                         -------------------------------------------------------
                                                             170,613,714         106,563,573          80,323,829
                                                         -------------------------------------------------------
o Net interest income                                         64,987,137          56,577,774          43,973,111
o Provision for loan losses                                   (5,751,325)         (4,525,000)         (6,600,000)
                                                         -------------------------------------------------------
o Net interest income after provision for loan losses         59,235,812          52,052,774          37,373,111
                                                         -------------------------------------------------------
o Non-interest income:
  Net gain on origination and sale of loans                   41,230,234          37,098,218          34,955,583
  Loan administration and servicing fees                      30,848,557          27,109,051          15,986,831
   Service charges, fees and other                             7,231,178           6,603,998           5,527,860

                                                         -------------------------------------------------------
                                                              79,309,969          70,811,267          56,470,274
                                                         -------------------------------------------------------
Total revenues                                               138,545,781         122,864,041          93,843,385
                                                         -------------------------------------------------------
o Non-interest expenses:
  Employee compensation and benefits                          27,031,340          24,432,771          17,094,783
  Office occupancy and equipment                              13,435,644          11,289,365           8,986,953
  Other administrative and general                            40,324,994          33,567,706          22,687,336
                                                         -------------------------------------------------------
                                                              80,791,978          69,289,842          48,769,072
                                                         -------------------------------------------------------
o Income before income taxes                                  57,753,803          53,574,199          45,074,313
                                                         -------------------------------------------------------
o Income tax expense:
  Current                                                     12,276,425           8,905,520           6,814,496
  Deferred                                                     1,844,583           3,333,687           4,226,020

                                                         -------------------------------------------------------
                                                              14,121,008          12,239,207          11,040,516
                                                         -------------------------------------------------------
Net income                                                 $  43,632,795       $  41,334,992       $  34,033,797
                                                         -------------------------------------------------------
  Less: Preferred stock dividends                             (5,637,500)         (3,753,819)         (1,233,819)
                                                         -------------------------------------------------------
  Net income available to common stockholders              $  37,995,295       $  37,581,173       $  32,799,978
                                                         -------------------------------------------------------
o Earnings per common share:
                                                         -------------------------------------------------------
  Basic                                                    $        1.33       $        1.31       $        1.15
                                                         -------------------------------------------------------
  Diluted                                                  $        1.30       $        1.28       $        1.12
                                                         -------------------------------------------------------



   The accompanying notes are an integral part of these financial statements.

                           R&G Financial Corporation
                 Consolidated Statements of Comprehensive Income
                  Years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                    ----------------------------------------------------
                                                          2000              1999               1998
--------------------------------------------------------------------------------------------------------
o Net income                                         $ 43,632,795       $ 41,334,992       $ 34,033,797
                                                    ----------------------------------------------------
o Other comprehensive income, before tax:
o Unrealized gains (losses) on securities:
  Arising during period                                11,012,938        (15,975,369)           516,061
  Less:  Reclassification adjustments for
  losses (gains) included in net income                   576,446            959,813           (278,028)
                                                    ----------------------------------------------------
                                                       11,589,384        (15,015,556)           238,033
                                                    ----------------------------------------------------
o Income tax (expense) benefit related to items
  of other comprehensive income                        (4,519,860)         5,856,067            (92,833)
                                                    ----------------------------------------------------
o Other comprehensive income (loss), net of tax         7,069,524         (9,159,489)           145,200
                                                    ----------------------------------------------------
o Comprehensive income, net of tax                   $ 50,702,319       $ 32,175,503       $ 34,178,997
--------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                            R&G Financial Corporation
           Consolidated Statements of Changes in Stockholders' Equity
              For the years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


                                                   Preferred Stock                 Common Stock                Common Stock
                                                                                     Class A                      Class B
                                                Shares        Amount          Shares         Amount        Shares         Amount
                                          ----------------------------------------------------------------------------------------
o Balance at December 31, 1997                                               9,220,278    $   92,203      4,924,474    $   49,245
                                          ----------------------------------------------------------------------------------------
o Common stock split on June 25, 1998                                        9,220,278        92,203      4,924,474        49,245
o Issuance of common stock on
  July 31,1998 to acquire Fajardo Federal                                                                   297,143         2,971
o Issuance of Series A Preferred Stock           2,000,000   $50,000,000


o Cash dividends declared:
Common stock

Preferred stock

o Net income

o Transfer to capital reserves

o Other comprehensive income, net of tax

                                          ----------------------------------------------------------------------------------------
o Balance at December 31, 1998                   2,000,000    50,000,000    18,440,556       184,406     10,146,091       101,461
                                          ----------------------------------------------------------------------------------------

o Issuance of Series B Preferred Stock           1,000,000    25,000,000
o Issuance of Common Stock                                                                                   71,640           716
o Cash dividends declared:
Common stock
Preferred stock
o Net income
o Transfer to capital reserves
o Other comprehensive loss, net of tax
                                          ----------------------------------------------------------------------------------------
o Balance at December 31, 1999                   3,000,000    75,000,000     18,440,556      184,406     10,217,731       102,177
                                          ----------------------------------------------------------------------------------------
o Issuance of common stock                                                                                   12,298           123
o Cash dividends declared:
Common stock
Preferred stock
o Net income
o Transfer to capital reserves
o Other comprehensive income, net of tax
                                          ----------------------------------------------------------------------------------------
o Balance at December 31, 2000                   3,000,000   $75,000,000    18,440,556    $  184,406     10,230,029    $  102,300
                                          ----------------------------------------------------------------------------------------


                                                                                       Accumulated
                                            Additional      Capital  other comprehensive Retained
                                          Paid-in Capital   reserves    income (loss)    earnings      Total
                                         -----------------------------------------------------------------------
o Balance at December 31, 1997             $ 38,347,818   $ 2,215,172    $ 1,220,338  $ 96,129,140  $138,053,916
                                         -----------------------------------------------------------------------
o Common stock split on June 25, 1998          (141,448)
o Issuance of common stock on
  July 31,1998 to acquire Fajardo Federal     5,258,874                                                5,261,845
o Issuance of Series A Preferred Stock       (1,920,866)                                              48,079,134

o Cash dividends declared:
Common stock                                                                            (3,178,214)   (3,178,214)

Preferred stock                                                                         (1,233,819)   (1,233,819)

o Net income                                                                            34,033,797    34,033,797

o Transfer to capital reserves                              1,332,626                   (1,332,626)

o Other comprehensive income, net of tax                                     145,200                     145,200

o Balance at December 31, 1998               41,544,378     3,547,798      1,365,538   124,418,278   221,161,859

o Issuance of Series B Preferred Stock       (1,078,356)                                              23,921,644
o Issuance of Common Stock                      287,834                                                  288,550
o Cash dividends declared:
Common stock                                                                            (4,258,460)   (4,258,460)
Preferred stock                                                                         (3,753,819)   (3,753,819)
o Net income                                                                            41,334,992    41,334,992
o Transfer to capital reserves                              1,547,860                   (1,547,860)
o Other comprehensive loss, net of tax                                    (9,159,489)                 (9,159,489)
                                         -----------------------------------------------------------------------
o Balance at December 31, 1999               40,753,856     5,095,658     (7,793,951)  156,193,131   269,535,277
                                         -----------------------------------------------------------------------
o Issuance of common stock                       46,796                                                   46,919
o Cash dividends declared:
Common stock                                                                            (5,811,365)   (5,811,365)
Preferred stock                                                                         (5,637,500)   (5,637,500)
o Net income                                                                            43,632,795    43,632,795
o Transfer to capital reserves                              2,348,450                   (2,348,450)
o Other comprehensive income, net of tax                                   7,069,524                   7,069,524
                                         -----------------------------------------------------------------------
o Balance at December 31, 2000             $ 40,800,652  $  7,444,108   $   (724,427) $186,028,611  $308,835,650
                                         -----------------------------------------------------------------------

                            R&G Financial Corporation
                        Consolidated Statements of Cash Flows
              For the years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                     --------------------------------------------------------
                                                             2000                 1999               1998
-------------------------------------------------------------------------------------------------------------
o Cash flows from operating activities:
   Net income                                          $  43,632,795       $  41,334,992       $  34,033,797
                                                     --------------------------------------------------------
   Adjustments to reconcile net income to net
     cash used in operating activities:
   Depreciation and amortization                           5,055,761           3,912,603           3,059,742
   Amortization of premium (accretion of
    discount) on investments and
    mortgage - backed securities, net                        293,962             236,184             (86,761)
   Amortization of servicing rights                        9,524,077           7,382,649           2,994,307
   Provision for loan losses                               5,751,325           4,525,000           6,600,000
   Provision for bad debts in accounts receivable            520,000             546,851             300,000
   Gain on sale of mortgage loans                         (1,909,670)         (4,935,775)         (7,785,630)
    Loss (gain) on sales of investment securities
    available for sale                                       576,446             959,813            (278,028)
   Increase in mortgage loans held for sale             (148,713,248)       (117,118,689)        (70,240,717)
   Net decrease (increase) in mortgage-backed
    securities held for trading                           31,525,777         (43,936,589)       (105,247,419)
   Net decrease in investment securities
    held for trading                                              --                  --             581,332
   Increase in interest and accounts receivable           (6,745,660)        (16,176,210)         (4,590,500)
  (Increase) decrease in other assets                     (9,870,776)         (4,570,159)          1,678,184
   Increase (decrease) in notes payable and
    other borrowings                                      30,147,437         (40,518,153)         83,295,337
   Increase in accounts payable
    and accrued liabilities                                3,929,319          10,832,064          11,113,881
   Increase in other liabilities                             342,703           1,010,024             702,593
                                                     --------------------------------------------------------
   Total adjustments                                     (79,572,547)       (197,850,387)        (77,903,679)
                                                     --------------------------------------------------------
   Net cash used in operating activities                 (35,939,752)       (156,515,395)        (43,869,882)
                                                     --------------------------------------------------------
o Cash flows from investing activities:
Purchases of investment securities available for
sale and held to maturity                               (121,965,820)       (230,790,182)        (72,532,667)
Proceeds from sales and redemptions of
investment securities available for sale                  98,847,835         108,459,617          92,867,182
Proceeds from maturities of investment
securities held to maturity                                1,727,000             409,000           4,715,420
Principal repayments on mortgage-backed
securities                                                43,696,049          40,875,059          13,955,086
Proceeds from sale of loans                              107,563,097         135,632,084         254,011,245
Net originations of loans                               (590,126,877)       (730,796,715)       (573,657,277)
Purchases of FHLB stock, net                             (13,148,000)        (21,420,300)         (6,211,400)
Net assets acquired, net of cash received                    958,428          (4,638,371)          4,287,492
Acquisition of premises and equipment                     (4,729,443)         (8,694,453)         (5,936,102)
Purchases of servicing rights                            (20,350,101)        (23,979,840)        (40,002,361)
-------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                   (497,527,832)       (734,944,101)       (328,503,382)
-------------------------------------------------------------------------------------------------------------

                  (continued)

                            R&G Financial Corporation
                      Consolidated Statements of Cash Flows
                  Years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------

                                                           -----------------------------------------------------
                                                                 2000              1999                1998
----------------------------------------------------------------------------------------------------------------
o Cash flows from financing activities:
   Payments on term notes                                  $ (25,000,000)      $ (23,600,000)      $          --
   Increase in deposits, net                                 345,555,795         323,209,064         263,743,668
   Increase in securities sold under agreements
     to repurchase, net                                       96,408,154         259,919,614          38,287,220
   Increase (decrease) in federal funds purchased             10,000,000          15,000,000         (10,000,000)
   Advances from FHLB, net                                   121,000,000         263,000,000          75,300,000
   Repayment of subordinated notes                                    --                  --          (3,250,000)
   Net proceeds from issuance of
     preferred stock                                                  --          23,921,644          48,079,134
   Proceeds from issuance of common stock                         46,919             288,550                  --
   Capital contribution to subsidiary                                 --                  --             (12,000)
   Cash dividends - common stock                              (5,811,365)         (4,258,460)         (3,178,214)
     preferred stock                                          (5,637,500)         (3,753,819)         (1,233,819)
                                                           -----------------------------------------------------
 Net cash provided by financing activities                   536,562,003         853,726,593         407,735,989
                                                           -----------------------------------------------------
 Net increase (decrease) in cash and cash equivalents          3,094,419         (37,732,903)         35,362,725

 Cash and cash equivalents at beginning of year               65,995,545         103,728,448          68,365,723
                                                           -----------------------------------------------------
 Cash and cash equivalents at end of year                  $  69,089,964       $  65,995,545       $ 103,728,448
                                                           -----------------------------------------------------
o Cash and cash equivalents include:
   Cash and due from banks                                  $ 43,466,268      $  42,251,508        $  51,804,750
   Securities purchased under agreements to resell                    --                  --          11,544,123
   Time deposits with other banks                             25,623,696          23,744,037          30,361,527
                                                           -----------------------------------------------------
   Federal funds sold                                                 --                  --          10,018,048
----------------------------------------------------------------------------------------------------------------
                                                           $ 69, 089,964       $  65,995,545        $103,728,448
                                                           -----------------------------------------------------

   The accompanying notes are an Integral part of these financial statements.

                            R&G Financial Corporation
                   Notes to Consolidated Financial Statements
                  Years ended December 31, 2000, 1999 and 1998
--------------------------------------------------------------------------------


1. reporting entity and significant
accounting policies

reporting entity
The accompanying consolidated financial statements of R&G Financial Corporation (the "Company") include the accounts of R&G Mortgage Corp. ("R&G Mortgage"), a Puerto Rico corporation, R-G Premier Bank of Puerto Rico (the "Bank"), a commercial bank chartered under the laws of the Commonwealth of Puerto Rico and Home & Property Insurance Corp., a Puerto Rico corporation and insurance agency. The Company operates as a financial holding Company, pursuant to the provisions of the Gramm-Leach-Bliley Act of 1999, and is primarily engaged in mortgage banking, banking and insurance through its subsidiaries.

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

R&G Mortgage is also engaged in the business of originating FHA insured, VA guaranteed, and privately insured first and second mortgage loans on residential real estate (1 to 4 families), including B&C credit quality loans, through its wholly-owned subsidiary Mortgage Store of Puerto Rico, Inc. (formerly Champion Mortgage Corporation).

The Bank provides a full range of banking services through twenty three branches located mainly in the northeastern part of the Commonwealth of Puerto Rico. As discussed in Note 15 to the consolidated financial statements, the Bank is subject to the regulations of certain federal and local agencies, and undergoes periodic examinations by those regulatory agencies.

The Bank also is engaged in the business of originating FHA insured, VA guaranteed and privately insured first and second mortgage loans on residential real estate (1 to 4 families) in the State of New York through its wholly-owned subsidiary Continental Capital Corporation.


significant accounting policies

The accounting and reporting policies of the Company conform with accounting principles generally accepted in the United States of America. The following is a description of the significant accounting policies:


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

The Company purchases securities under agreements to resell the same securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the consolidated statement of financial condition. It is the Company's policy to take possession over the securities that guarantee such loans. However, the counterparties to these agreements retain effective control over such collateral.


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

loans and allowance for loan
losses

Loans are stated at their outstanding principal balance, less unearned interest, deferred loan origination fees and allowance for loan losses. Loan origination and commitment fees and costs incurred in the origination of new loans are deferred and amortized over the term of the loans as an adjustment of interest yield using the interest method. Unearned interest on installment loans is recognized as income under a method which approximates the interest method.

Management believes that the allowance for loan losses is adequate. It is the policy of the Bank to increase its allowance for estimated losses on loans when, based on management's evaluation, a loss becomes both probable and estimable. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. Also, management's periodic evaluation considers factors such as loss experience, current delinquency data, known and inherent risks in the portfolio, identification of adverse situations which may affect the ability of debtors to repay, the estimated value of any underlying collateral and assessment of current economic conditions. Additions to allowances are charged to income. Any recoveries are credited to the allowance.

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

Discounts and premiums on purchased mortgage loans are accreted (amortized) to income over the remaining term of the loans.


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


servicing asset

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

Servicing rights are periodically evaluated for impairment. For purposes of measuring impairment, mortgage servicing rights are stratified by loan on the basis of certain risk characteristics, including loan type. An impairment is recognized whenever the prepayment pattern of the mortgage loan indicates that the fair value of the related mortgage servicing rights is less than its carrying amount. An impairment is recognized by charging such excess to income. The Company determined that no reserve for impairment was required as of December 31, 2000 or 1999. As of December 31, 2000 and 1999, the fair value of capitalized mortgage servicing rights was approximately $98,648,000 and $90,553,000, respectively. In determining fair value, the Company considers the fair value of servicing rights with similar risk characteristics.


accounting for transfers and
servicing of financial assets
and extinguishment of liabilities

The Company recognizes on its financial statements financial assets and servicing assets controlled by the Company, and derecognizes financial assets when control has been surrendered. The Company follows the specific criteria established in SFAS No.125 - "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," to determine when control has been surrendered in a transfer of financial assets. Liabilities are derecognized when they are extinguished.
Liabilities and derivatives incurred or obtained by the Company as part of a transfer of financial assets are initially measured at fair value, if practicable. Servicing assets and other retained interests in the transferred assets are measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer.

Mortgage loans held for sale securitized by the Company into mortgage backed securities are accounted for as sales, with gains or losses recognized based on readily available quoted market prices at the time of securitization. Normally, a portion of the loans are transferred with recourse and the Company retains the right to service the loans. In certain financial asset transfers, interest-only strips are recognized which can be contractually prepaid or settled in such a way that the Company may not recover substantially all of its recorded investment.

Interest-only strips are initially, and subsequently periodically, measured based on different valuation techniques, principally the present value of estimated future cash flows. Such techniques incorporate reasonable and supportable assumptions related to the financial assets transferred, including future revenues and expenses, defaults, prepayment speeds and interest rates. All available evidence is considered in developing estimates of expected future cash flows.

Gains  from  the  sale  of   financial   assets  in   securitizations   totalled
approximately $6.1 million during the year ended December 31, 2000; no interest-only strips were recognized.

In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No.140, "Accounting for Transfers and Servicing of Financial Assets and Liabilities - A Replacement of SFAS 125." This Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS 125 without reconsideration. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. It is effective for transfers and servicing of financial assets and extinguishment of liabilities occuring after March 31, 2001. Management believes that the adoption of the new standards will not have a significant effect on the financial statements of the Company. The recognition and reclassification of certain assets pledged as collateral on borrowings meeting certain specific criteria, and the disclosures relating to securitization and certain collateral transactions required by SFAS No.140 for fiscal years ending after December 15, 2000 have been reflected in the accompanying consolidated financial statements.

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


goodwill and other intangibles

On October 30, 2000, the Company acquired Home & Property Insurance Corp. (Home & Property) at a cost of approximately $345,000. The acquisition was accounted for under the purchase method of accounting resulting in the recognition of goodwill of approximately $335,000. On October 7, 1999 the Company acquired Continental Capital Corp. (Continental Capital) at a cost of approximately $5.3 million. The acquisition was accounted under the purchase method of accounting resulting in the recognition of goodwill of approximately $2.9 million. Total assets of Continental Capital at the time of acquisition were approximately $21.2 million.

Goodwill also resulted from the acquisition of the Bank, a mortgage banking institution and a savings institution in prior years.

Goodwill is amortized over a fifteen year period. Accumulated amortization amounted to $3,023,000 and $2,271,000 as of December 31, 2000 and 1999,
respectively.

In addition, the Company has recorded as a deposit intangible the premium paid by the Bank over the value of deposits acquired resulting from the purchase of certain branches from a commercial bank in 1995. The premium paid is being amortized over a 10 year period. Accumulated amortization amounted to approximately $807,000 and $642,000 at December 31, 2000 and 1999, respectively.


securities sold under agreements
to repurchase

The Company sells securities under agreements to repurchase the same securities. The Company retains effective control over the securities pledged as collateral on these agreements. The securities underlying such agreements were delivered to, and are being held by, the dealers with whom the securities sold under agreement to repurchase were transacted. The dealers may have lent or otherwise disposed of such securities to other parties in the normal course of their operations, but have agreed to resell the Company the same securities at the maturities of the agreements. Accordingly, amounts received under these agreements represent short-term borrowings and the securities underlying the agreements remain in the asset accounts as pledged assets.

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


employee benefits

The Company and its subsidiaries have no post retirement benefit plans for its employees as of December 31, 2000.


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


stock option plan

As discussed in Note 16 to the consolidated financial statements, the Company adopted a Stock Option Plan in June 1996 and granted stock options thereunder to certain employees in conjunction with the Company's initial public offering. Compensation cost on employee stock option plans is measured and recognized for any excess of the quoted market price of the Company's stock at the grant date over the amount an employee must pay to acquire the stock (intrinsic value-based method of accounting). Generally, stock options are granted with an exercise price equal to the face value of the stock at the date of the grant and, accordingly, no compensation cost is recognized. The Company complies with the disclosure provisions of SFAS No. 123 - "Accounting for Stock-Based Compensation."


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


earnings per share

Basic earnings per common share are computed by dividing net income for the year by the weighted average number of shares outstanding during the period. Outstanding stock options granted under the Company's Stock Option Plan are included in the weighted average number of shares for purposes of the diluted earnings per share computation. No other adjustments are made to the computation of basic earnings per share to arrive to diluted earnings per share.


statement of cash flows

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks and other highly liquid securities with an original maturity of three months or less.


accounting for derivative instruments
and hedging activities

In June 1998, the FASB issued SFAS No.133 - "Accounting for Derivative Instruments and Hedging Activities."

This Statement, as amended, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically accounted as a hedge. The accounting for changes in fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

Upon adoption of this Statement effective January 1, 2001, the Company designated certain interest rate SWAP agreement with a notional amount of $70 million which was tied against specifically identified liabilities as cash flow hedges in accordance with the provisions of SFAS No.133. All other interest rate SWAP agreements held by the Company at such date, with an aggregate notional amount of $60 million, as well as certain interest rate cap agreements with an aggregate notional amount of $200 million, did not qualify for hedge accounting under the provisions of SFAS 133. Accordingly, upon the adoption of this Statement, the Company recognized a gain of approximately $1.9 million as other comprehensive income in stockholders' equity related to derivative instruments that were designated as cash flow hedges, and a loss of approximately $527,000 in the income statement related to derivative instruments that did not qualify for hedge accounting.

2. mortgage loans held for sale

Mortgage loans held for sale consist of:


                                                December 31,
                               -----------------------------------------------
                                  2000                            1999
------------------------------------------------------------------------------
o Conventional loans          $49,866,567                      $54,853,175
o FHA/VA loans                 45,801,753                       22,423,958
                              ------------------------------------------------
                              $95,668,320                      $77,277,133
------------------------------------------------------------------------------

The aggregate amortized cost and approximate market value of loans held for sale as of December 31, 2000 are as follows:


            --------------------------------------------------------------------
               Amortized   Gross unrealized  Gross unrealized       Approximate
                 cost           gains             losses            market value
--------------------------------------------------------------------------------
            $ 95,668,320    $ 2,615,572         $ (81,104)        $ 98,202,788
--------------------------------------------------------------------------------


Substantially all of the loans are pledged to secure various borrowings from lenders under mortgage warehousing lines of credit (see Note 9).


The following table summarizes the components of gain on sale of mortgage loans held for sale and mortgage-backed securities held for trading:


                                                                           Year Ended December 31,
                                                           -------------------------------------------------------
                                                                2000                1999                1998
------------------------------------------------------------------------------------------------------------------
o Proceeds from sales of mortgage loans
     and mortgage-backed securities                        $ 749,092,437       $ 855,471,398       $ 783,914,438

o Mortgage loans and mortgage-
     backed securities sold                                 (718,925,649)       (832,057,042)       (761,449,308)
                                                           ------------------------------------------------------
o Gain on sale, net                                           30,166,788          23,414,356          22,465,130
                                                           ------------------------------------------------------
o Deferred fees earned, net of loan origination costs
     and commitment fees paid                                 10,916,338          13,685,619           6,207,098
                                                           ------------------------------------------------------
                                                              41,083,126          37,099,975          28,672,228
                                                           ------------------------------------------------------
o Net unrealized profit (loss) on
     trading securities                                          147,108             (21,288)          6,005,327
                                                           ------------------------------------------------------
o Net gain on origination and sale of mortgage loans          41,230,234          37,078,687          34,677,555
                                                           ------------------------------------------------------
o Gains on sales of investment securities available
     for sale from non-mortgage banking activities                    --              19,531             278,028

                                                           $  41,230,234       $  37,098,218       $  34,955,583
------------------------------------------------------------------------------------------------------------------


Total gross loan origination fees totaled approximately $25,779,000, $28,442,000 and $20,270,000 during the years ended December 31, 2000, 1999 and 1998, respectively. Gross gains of $34,756,431, $32,261,508 and $25,445,179, and gross losses of $4,589,643, $8,847,152 and $2,980,049 were realized on the above sales during the years ended December 31, 2000, 1999 and 1998, respectively.

 3. investment securities


                                                            December 31,
                                                 -------------------------------
                                                      2000               1999
--------------------------------------------------------------------------------
Mortgage-backed securities held for trading

o GNMA Certificates                              $ 12,038,040       $ 43,563,817
--------------------------------------------------------------------------------
                                                 $ 12,038,040       $ 43,563,817
--------------------------------------------------------------------------------

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



                                                                                        December 31,
                                                           -----------------------------------------------------------------------
                                                                           2000                                 1999
                                                               Amortized           Fair             Amortized            Fair
                                                                 cost              value              cost               value
----------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities available for sale
                                                           -------------------------------------------------------------------------
o CMO residuals (interest only), interest only strips
  (IO's) and other mortgage-backed securities              $   21,398,077      $   23,227,026      $   20,709,050    $   22,772,039
                                                           -------------------------------------------------------------------------

o FNMA certificates:
   Due from five to ten years                                     633,552             633,552             740,977           718,979
   Due over ten years                                          98,779,069          99,968,168         110,854,889       109,705,450
                                                           -------------------------------------------------------------------------
                                                               99,412,621         100,601,720         111,595,866       110,424,429
                                                           -------------------------------------------------------------------------

o FHLMC  certificates:
   Due within one year                                             13,395              13,395                  --                --
   Due from one to five years                                     131,526             129,956              98,693            98,882
   Due from five to ten years                                   1,587,103           1,587,034           1,891,072         1,840,979
   Due over ten years                                         434,864,554         437,226,389          14,586,274        14,036,216
                                                           -------------------------------------------------------------------------
                                                              436,596,578         438,956,774          16,576,039        15,976,077
                                                           -------------------------------------------------------------------------

o GNMA certificates:
   Due from one to five years                                      25,582              25,502                  --                --
   Due from five to ten years                                  10,491,790          10,419,318                  --                --
   Due over ten years                                         584,419,215         576,869,337         570,748,830       563,532,620
                                                           -------------------------------------------------------------------------
                                                              594,936,587         587,314,157         570,748,830       563,532,620
                                                           -------------------------------------------------------------------------
                                                            1,152,343,863       1,150,099,677         719,629,785       712,705,165
                                                           -------------------------------------------------------------------------

Investment securities available for sale
                                                           -------------------------------------------------------------------------
o  U.S. Treasury securities -
   Due within one year                                                 --                  --           4,998,011         4,944,500
                                                           -------------------------------------------------------------------------

o  U.S. Government and Agencies securities:
   Due within one year                                          8,500,000           8,446,450                  --                --
   Due from one to five years                                 192,762,585         193,298,396         133,955,940       130,950,440
   Due from five to ten years                                 114,881,388         115,351,548          92,236,888        89,443,550
                                                           -------------------------------------------------------------------------
                                                              316,143,973         317,096,394         226,192,828       220,393,990
                                                           -------------------------------------------------------------------------
o  Corporate debt obligations -
   Due from one to five years                                   5,097,519           5,201,699                  --                --
                                                           -------------------------------------------------------------------------
o  FHLB stock                                                  45,973,167          45,973,167          32,825,167        32,825,167
                                                           -------------------------------------------------------------------------
                                                              367,214,659         368,271,260         264,016,006       258,163,657
                                                           -------------------------------------------------------------------------
                                                           $1,519,558,522      $1,518,370,937      $  983,645,791    $  970,868,822
------------------------------------------------------------------------------------------------------------------------------------

Mortgage - backed securities available for sale include CMO residuals and interest only strips (IO's) resulting from financial asset transfers in prior years accounted for as sales. The key assumptions used in determining the fair values of such securities as of December 31, 2000 and the sensitivity analysis on the fair value of such retained interests as of such date follows:


                                                                       At December 31, 2000
                            -----------------------------------------------------------------------------------------------
                                                                           Effect on fair value
                                                                PSA increase                    Discount rate increase
                                                               (basis points)                       (basis points)
                            Assumptions     Fair value         50            100                100                200
---------------------------------------------------------------------------------------------------------------------------
CMO Residuals

PSA                           100 - 350    $ 8,614,000      $ (390,000)    $ (761,000)       $ (294,000)         $(625,000)
Discount rate                   8 - 10%

IO's Strips

PSA                           200 - 400     10,190,000      (1,311,000)    (2,004,000)         (950,000)        (1,184,000)
Discount rate                    12%
                             ----------------------------------------------------------------------------------------------
                                          $ 18,804,000     $(1,701,000)   $(2,765,000)      $(1,244,000)      $ (1,809,000)
---------------------------------------------------------------------------------------------------------------------------


Anticipated credit losses as of December 31, 2000, as well as credit losses, net of recoveries, during 2000 were insignificant.

The fair values presented above were estimated based on a computer model used to structure mortgage backed securities. The computer model estimates the present value of the projected excess servicing fees net of normal servicing fees, and projects scheduled and unscheduled principal payments, mortgage interest, servicing fees and excess servicing fees for each mortgage loan on a monthly basis. Values for the excess servicing cash flows are calculated under various scenarios based on different prepayment and internal rate of the return assumptions, depending on the type of loan of the underlying mortgages, the coupon rate and seasoning (loan age). Prepayment speeds ("PSA") are based on actual Public Securities Association Dealer Prepayment Estimates as published by Bloomberg Financial News.

                                                                               December 31,
                                                      -----------------------------------------------------------------
                                                                    2000                               1999
                                                       Amortized            Fair           Amortized          Fair
                                                          cost              value             cost            value
-----------------------------------------------------------------------------------------------------------------------
Mortgage-backed securities held to maturity

o GNMA certificates:
     Due within one year                                $     2,435      $     2,611      $        --      $        --
     Due from one to five years                                  --               --           15,478           16,601
     Due from five to ten years                           8,864,274        8,605,749       10,659,910       10,390,712
     Due over ten years                                   1,844,978        1,765,812        2,132,629        2,074,108
                                                      -----------------------------------------------------------------
                                                         10,711,687       10,374,172       12,808,017       12,481,421
                                                      -----------------------------------------------------------------
o FNMA certificates-
     Due over ten years                                   8,946,973        9,145,168       10,252,615       10,643,767
                                                      -----------------------------------------------------------------
o FHLMC certificates-
     Due over ten years                                     159,544          153,675          188,615          179,841
                                                      -----------------------------------------------------------------
                                                         19,818,204       19,673,015       23,249,247       23,305,029
                                                      -----------------------------------------------------------------
Investment securities held to maturity

o Puerto Rico Government and Agencies
  obligations:
     Due from one to five years                           1,948,000        1,948,000        1,280,000        1,272,000
     Due from five to ten years                           1,755,389        1,755,389        4,157,630        4,131,755
                                                      -----------------------------------------------------------------
                                                          3,703,389        3,703,389        5,437,630        5,403,755
                                                      -----------------------------------------------------------------
                                                        $23,521,593      $23,376,404      $28,686,877      $28,708,784
-----------------------------------------------------------------------------------------------------------------------

Unrealized gains and losses on securities held to maturity and available for sale follows:

                                                                            December 31,
                                            -----------------------------------------------------------------------
                                                          2000                                  1999
                                                   Gross unrealized                      Gross unrealized
                                               Gains               Losses            Gains               Loses
-------------------------------------------------------------------------------------------------------------------
o Securities held to maturity:
     Puerto Rico Government obligations     $         --       $         --       $         --       $    (33,875)
     Mortgage-backed securities                  198,372           (343,561)           392,274           (336,492)
                                            -----------------------------------------------------------------------
                                            $    198,372       $   (343,561)      $    392,274       $   (370,367)
                                            -----------------------------------------------------------------------
o Securities available for sale:
     U.S. Government obligations            $  1,566,851       $   (614,430)      $      9,000       $ (5,861,349)
     Corporate debt obligations                  104,180                 --                 --                 --
     Mortgage-backed securities                6,613,572         (8,857,758)         2,570,658         (9,495,278)
                                            -----------------------------------------------------------------------
                                            $  8,284,603       $ (9,472,188)      $  2,579,658       $(15,356,627)
-------------------------------------------------------------------------------------------------------------------


During the years ended December 31, 2000, 1999 and 1998, proceeds from the sale of securities available for sale totaled approximately $66,848,000, $88,760,000 and $45,917,000, respectively; gross gains realized on such sales totaled approximately $1,392,000 and $278,000 during 1999 and 1998 respectively; no gains were realized in 2000; gross losses realized in 2000 and 1999 were approximately $576,000 and $2,352,000 respectively; no losses were realized in 1998.

During 1999, the Company reclassified $9,296,000 (1998- $55,159,000) securities held for trading to available for sale.

As discussed in Notes 7, 8 and 10 to the consolidated financial statements, as of December 31, 2000 the Company had investment and mortgage-backed securities and mortgage loans amounting to approximately $1.2 billion pledged to secure certain deposits, securities sold under agreements to repurchase, and advances and irrevocable standby letters of credit issued by the FHLB.

In addition to the investment and mortgage-backed securities pledged on repurchase agreements and reported as pledged assets in the statement of financial condition, at December 31, 2000 the Company had investment securities pledged as collateral on repurchase agreements where the counterparties do not have the right to sell or repledge the assets as follows:


                                            ----------------------------------
                                                     Carrying Amount
------------------------------------------------------------------------------
o Mortgage-backed and investment
   securities available for sale                     $358,850,865

o Mortgage-backed securities held
   to maturity                                          1,253,038
                                                     ============
                                                     $360,103,903
------------------------------------------------------------------------------

4. loans and allowances for loan losses

Loans consist of the following:

                                                          December 31,
                                            ---------------------------------------
                                                    2000                  1999
-----------------------------------------------------------------------------------
o Real estate loans:
   Residential - first mortgage              $   999,321,698       $ 1,097,891,436
   Residential - second mortgage                  27,419,145            13,028,816
   Land                                            6,049,179             1,952,043
   Construction                                  198,958,342            95,201,185
   Commercial                                    304,104,485           226,036,358
                                            ----------------------------------------
                                               1,535,852,849         1,434,109,838
                                            ----------------------------------------
o Undisbursed portion of loans in process       (125,428,976)          (50,622,579)
o Net deferred loan fees                             908,553              (436,852)
                                            ----------------------------------------
                                               1,411,332,426         1,383,050,407
                                            ----------------------------------------
o Other loans:
   Commercial                                     59,120,394            54,230,506
   Consumer:
    Loans secured by deposits                     26,925,836            20,538,734
    Loans secured by real estate                 100,357,019            76,944,484
    Other                                         45,563,186            37,653,140
   Unamortized discount                             (338,103)             (356,142)
   Unearned interest                                 (85,055)              (83,722)
                                            ----------------------------------------
                                                 231,543,277           188,927,000
                                            ----------------------------------------
   Total loans                                 1,642,875,703         1,571,977,407
o Allowance for loan losses                      (11,599,634)           (8,970,605)
                                            ----------------------------------------
                                             $ 1,631,276,069       $ 1,563,006,802
------------------------------------------------------------------------------------


The changes in the allowance for loan losses follow:

                                             Year Ended December 31,
                                -----------------------------------------------
                                     2000             1999              1998
 -------------------------------------------------------------------------------
o Balance, beginning of year    $  8,970,605     $  8,055,432     $  6,771,702
                                ------------------------------------------------
  Provision for loan losses        5,751,325        4,525,000        6,600,000
  Acquired reserves                       --               --          364,064
  Loans charged-off               (3,985,445)      (4,439,807)      (6,012,792)
  Recoveries                         863,149          829,980          332,458
                                ------------------------------------------------
o Balance, end of year          $ 11,599,634     $  8,970,605     $  8,055,432
-------------------------------------------------------------------------------

As of December 31, 2000 and 1999 the Company had commercial loans classified as impaired totaling $1,565,000 and $928,000, respectively. No reserves for impairment were necessary as of such dates since the fair value of the collateral securing such loans exceeded their outstanding balances.

As of December 31, 2000, 1999 and 1998, loans on which the accrual of interest income had been discontinued amounted to approximately $94,982,000, $59,014,000 and $44,526,000, respectively. The additional interest income that would have been recognized during 2000, 1999 and 1998 had these loans been accruing interest amounted to approximately $2,664,000, $1,637,000 and $1,408,000, respectively. The Company has no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at December 31, 2000.

5. mortgage loan servicing

The Company's  fees for servicing  mortgage loans  generally  range from .25% to
 .50% on the declining outstanding principal balances of the mortgage loans serviced. Servicing fees are collected on a monthly basis out of payments from mortgagors. The servicing agreements are terminable by permanent investors for cause without penalty or after payment of a termination fee ranging from .5% to 1% of the outstanding principal balance of the loans. At December 31, 2000 and
1999,  the  mortgage  loans  servicing   portfolio   amounted  to  approximately
$6,634,059,000  and  $6,177,511,000,   respectively,   including   approximately
$1,060,886,000 and $1,069,100,000, respectively, serviced for the Bank, and $462,975,000 and $486,109,000, respectively, under sub-servicing contracts.

The changes in the servicing asset of the Company follows:


                                                     Year Ended December 31,
                                         ---------------------------------------------------
                                              2000               1999               1998
--------------------------------------------------------------------------------------------
o Balance at beginning of period         $ 84,252,506       $ 58,221,052       $ 21,212,998
                                         ---------------------------------------------------
   Rights originated                       15,039,273         14,072,094         11,845,775
   Rights purchased                         5,310,828         19,342,009         28,156,586
   Scheduled  amortization                 (9,524,077)        (7,382,649)        (2,994,307)
                                         ---------------------------------------------------
o Balance at end of period               $ 95,078,530       $ 84,252,506       $ 58,221,052
--------------------------------------------------------------------------------------------

Among the conditions established in its various servicing agreements, the Company is committed to advance from its own funds any shortage of moneys required to complete timely payments to investors in GNMA mortgage-backed securities issued and in its FNMA and FHLMC portfolio. At December 31, 2000, the mortgage loan portfolio serviced for GNMA, FNMA and FHLMC and subject to the timely payment commitment amounted to approximately $3,022,394,000, $526,049,000 and $1,387,529,000, respectively (1999 - $2,880,069,000, $537,881,000, and
$981,168,000).

Total funds advanced as of December 31, 2000 in relation to such commitments amount to $3,634,000, $5,213,000 and $1,791,000 for escrow advances, principal and interest advances and foreclosure advances, respectively (1999 - $2,693,000, $6,740,000 and $1,501,000).

In connection with mortgage servicing activities, the Company holds funds in trust for investors representing amounts collected primarily for the payment of principal, interest, real estate taxes and insurance premiums. Such funds are deposited in separate custodial bank accounts, some of which are deposited in the Bank. At December 31, 2000 and 1999, the related escrow funds include approximately $91,826,000 and $92,361,000, respectively, deposited in the Bank; these funds are included in the Company's consolidated financial statements. Escrow funds also include approximately $12,622,000 and $16,826,000 at December 31, 2000 and 1999, respectively, deposited with other banks and excluded from the Company's assets and liabilities.


6. premises and equipment


Premises and equipment consist of:

                                                            December 31,
                                  ------------------------------------------------------------
                                    Estimated useful life
                                           (years)                  2000              1999
----------------------------------------------------------------------------------------------
Buildings                                    20                $  1,901,439       $  1,895,066
Furniture and fixtures                        5                  24,655,614         22,398,620
Leasehold improvements                       10                  13,927,201         11,952,402
Autos                                         5                     607,853            544,355
                                  ------------------------------------------------------------
                                                                 41,092,107         36,790,443
                                  ------------------------------------------------------------
Less - Accumulated
depreciation and amortization                                   (20,947,381)       (17,331,090)
                                  ------------------------------------------------------------
                                                               $ 20,144,726       $ 19,459,353
----------------------------------------------------------------------------------------------

7. deposits

Deposits are summarized as follows:

                                                 December 31,
                                    ------------------------------------
                                           2000               1999
------------------------------------------------------------------------
o  Passbook savings                  $  116,776,127      $  113,576,010
                                    ------------------------------------
o  NOW accounts                          43,270,559          38,764,771
o  Super NOW accounts                    97,172,275          93,912,535
o  Regular checking accounts
   (non-interest bearing)                70,760,209          54,020,104
o  Commercial checking accounts
   (non-interest bearing)               101,177,563         103,575,340
                                    ------------------------------------
                                        312,380,606         290,272,750
                                    ------------------------------------
o  Certificates of deposit:
   Under  $ 100,000                     489,220,809         390,314,490
   $100,000 and over                    749,081,246         531,714,386
                                    ------------------------------------
                                      1,238,302,055         922,028,876
                                    ------------------------------------
o  Accrued interest payable               8,603,375           4,628,732
                                    ------------------------------------
                                     $1,676,062,163      $1,330,506,368
------------------------------------------------------------------------

The weighted average stated interest rate on all deposits at December 31, 2000 and 1999 was 5.34% and 4.84%, respectively.

As of December 31, 2000, the Company had delivered investment securities held to maturity with an amortized cost of approximately $3.7 million as collateral for
public  funds'   deposits.


At December 31, 2000 scheduled maturities of certificates of deposit are as follows:
------------------------------------------------------------------------
                    2001                            $967,557,909
                    2002                              59,262,895
                    2003                              46,898,635
                    2004                              32,553,099
                    2005                             122,442,094
                    Thereafter                         9,587,423
                                    ------------------------------------
                                                  $1,238,302,055
------------------------------------------------------------------------

8. securities sold under agreements to repurchase

At December 31, 2000, repurchase agreements mature within ninety days, except for repurchase agreements totaling $70,000,000 maturing in December 2009.

Information on these agreements follows:



                                                                              December 31,
                                              --------------------------------------------------------------------------
                                                         2000                                   1999

                                                            Approximate market                      Approximate market
                                              Repurchase         value of            Repurchase           value of
                                              liability    underlying securities      liability    underlying securities
------------------------------------------------------------------------------------------------------------------------
Type of security

U.S. Government and Agencies securities
  available for sale                         $218,384,000      $221,079,000         $124,392,000        $123,548,392
GNMA:
  Held for trading                             11,601,830        12,038,040           25,915,513          26,717,024
  Available for sale                          540,028,922       571,276,450          538,031,843         556,172,901
  Held to maturity                              9,679,000        10,369,000            6,796,000           7,579,000
CMO Residuals available for sale                4,155,685         3,704,316            8,162,280           4,592,934
FHLMC available for sale                       30,088,057        30,744,603           15,763,948          16,053,021
FNMA:
  Available for sale                            5,470,000         6,253,000            6,065,756           6,498,487
  Held to maturity                              8,342,000         9,145,000            6,214,000           7,201,000
                                            ----------------------------------------------------------------------------
                                            $ 827,749,494     $ 864,509,409        $ 731,341,340       $ 748,362,759
------------------------------------------------------------------------------------------------------------------------


Maximum amount of borrowings outstanding at any month-end during 2000 and 1999 under the agreements to repurchase were $838,202,000 and $731,341,000, respectively. The approximate average aggregate borrowings outstanding during the periods were $756,351,000 and $482,335,000, respectively. The weighted average interest rate of such agreements was 6.75% and 5.92% at December 31, 2000 and 1999, respectively; the weighted average rate during 2000 and 1999 was 6.57% and 5.59%, respectively.

Since repurchase agreements are short-term commitments to borrow funds, they can be assumed to reprice at least quarterly. Therefore, the outstanding balance of repurchase agreements is estimated to be its fair value.

9. notes payable

Notes payable consist of:

                                                                                                December 31,
                                                                                ----------------------------------------------------
                                                                                       2000                     1999
------------------------------------------------------------------------------------------------------------------------------------
o Warehousing lines, bearing interest at floating rates
  ranging from 1.125% to 1.25% over the
  applicable Libor rate (7.85% in 2000 and
  6.78% in 1999)                                                                  $   64,357,562         $    48,507,001

o Lines of credit  with banks for an  aggregate  of $50  million bearing  interest at  floating  rates  ranging  from 1.375% to
  1.75%  over the  applicable  Libor  rate  (8.26%  at  December
  31,2000 and 7.25% at December  31,  1999),  collateralized  by mortgage servicing rights with a fair value of approximately
  $53.0 million                                                                       39,000,000              23,700,000

o Promissory notes maturing in 2000 paying
  semiannual interest at fixed annual rates ranging
  from 5.60% to 6.30%                                                                         --              15,000,000

o Promissory note maturing in 2000 paying quarterly
  interest at a floating rate of 84% of the three month
  Libor rate less .125% (4.99% at December 31, 1999)                                          --              10,000,000

o Promissory note maturing in 2001 paying quarterly  interest at a floating rate of 96% of the three month Libid rate (6.12% at
  December 31, 2000 and 5.81%
  at December 31, 1999)                                                               25,000,000              25,000,000

o Promissory note maturing in 2001 paying semiannual
  interest at a fixed annual rate of 6.52%                                            10,500,000              10,500,000
                                                                                ----------------------------------------------------
                                                                                    $138,857,562            $132,707,001
------------------------------------------------------------------------------------------------------------------------------------


As of December 31, 2000, the Company had various credit line agreements permitting the Company to borrow up to $243.4 million in warehousing lines with banks; the unused portion of warehousing lines totaled approximately $179.0 million. Warehousing lines at December 31, 2000 are collateralized by approximately $63.6 million in mortgage loans, mortgage servicing rights with a fair value of $8 million, and a general assignment of mortgage payments receivable. These borrowings bear interest at rates related to the respective counterparty's cost of funds. Several credit line agreements impose certain requirements on the Company of which the most important include maintaining net worth and debt service over certain defined minimums, and limitations on indebtedness and declaration of dividends. At December 31, 2000 the Company was in compliance with the loan requirements.

The following information relates to borrowings of the Company under the credit line agreements:



                                                       December 31,
                                               ------------------------------
                                                   2000            1999
                                               ------------------------------
                                                    (Dollars in thousands)
-----------------------------------------------------------------------------
o Maximum aggregate borrowings
  outstanding at any month-end                 $    157,414    $     233,100

o Approximate average aggregate borrowings
  outstanding during the year                  $    131,726    $     140,548

o Weighted average interest rate during
  the year computed on a monthly basis                6.37%             6.35%

o Weighted average interest rate
  at end of year                                      8.00%             6.87%
-----------------------------------------------------------------------------

At December 31, 2000 floating rate notes in the aggregate amount of $25,000,000 and fixed rate notes of $10,500,000 are guaranteed by letters of credit issued by the FHLB -NY.


10. advances from The Federal Home Loan Bank of New York

At December 31, 2000 advances from FHLB mature at various dates commencing on January 2, 2001 until October 20, 2005, and bear interest at various rates ranging from 5.67% to 6.72%. The weighted average stated interest rate on advances from the FHLB was 6.42% and 5.75% at December 31, 2000 and 1999, respectively.

The Bank receives advances from the FHLB under an Advances, Collateral Pledge and Security Agreement (the "Agreement"), which allows the Company to borrow up to $634.2 million as of December 31, 2000. The unused portion under such line of credit was approximately $129.2 million. Under the Agreement, the Bank is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances. In addition, the Bank maintains standby letters of credit with the FHLB amounting to approximately $36.8 million at December 31, 2000. At December 31, 2000 the Bank maintains collateral (principally in the form of first mortgage notes) amounting to approximately $732.8 million with the FHLB as part of the Agreement and to secure standby letters of credit. At December 31, 2000, the market value of the collateral indicated above was sufficient to comply with the collateral requirements of the FHLB.


11. income taxes

Under the Puerto Rico tax law a company's tax liability will be the greater of the tax computed under the regular tax system or the alternative minimum tax
(AMT) system. The AMT is imposed based on 22% of regular taxable income after certain adjustments for preference items. An AMT credit may be claimed in future years for tax paid on an AMT basis in excess of the regular tax basis. Under the Puerto Rico Income Tax Law entities are not entitled to file consolidated tax returns.

The Company is subject to Puerto Rico income tax on its income derived from all sources within and outside Puerto Rico. The Bank is also subject to United States income taxes on certain types of income from such source. However, any United States income tax paid by the Bank is, subject to certain conditions and limitations, creditable as a foreign tax credit against its Puerto Rico income tax liability.

A portion of the Company's interest income arises from mortgage loans and mortgage-backed securities which are exempt for Puerto Rico income tax purposes. The elimination of exempt income, net of related expenses, from the determination of taxable income results in a reduction of its income tax liability. Deferred tax liabilities (assets) are as follows:

                                                                        December 31,
                                                                   2000              1999
------------------------------------------------------------------------------------------------
o Deferred tax liabilities:

    Unrealized gain on securities held for trading           $    159,154       $    101,782
    Deferred securitization fees                                  445,393                 --
    CMO residuals (IOs)                                         2,962,818          4,387,577
    Net deferred loan origination costs, net                      633,932            100,998
    Servicing asset                                            15,363,003         12,034,191
    Securitization gains on mortgage-backed securities          6,391,230          4,710,779
                                                             -----------------------------------
                                                               25,955,530         21,335,327
                                                             -----------------------------------
o Deferred tax assets:

    Net operating loss carry forward                              (82,184)                --
    Allowance for loan losses                                  (4,523,857)        (3,498,536)
    AMT credits                                                (2,819,702)        (1,191,200)
    Other foreclosed property reserve                            (155,620)           (38,571)
    Reserve for bad debts                                        (184,228)          (261,664)
    Unrealized losses on securities available for sale           (463,159)        (4,983,018)
    Deferred gains on sale of investment securities              (183,336)          (183,336)
                                                             -----------------------------------
                                                               (8,412,086)       (10,156,325)
                                                             -----------------------------------
    Net deferred tax liability                               $ 17,543,444       $ 11,179,002
------------------------------------------------------------------------------------------------

The provision for income taxes of the Company varies from amounts computed by applying the Puerto Rico statutory tax rate to income before taxes as follows:



                                                                                 Year Ended December 31,
                                                        ---------------------------------------------------------------------------
                                                                2000                     1999                     1998
                                                        ---------------------------------------------------------------------------
                                                                   % of pretax               % of pretax               % of pretax
                                                          amount      income       amount       income       amount       income
                                                                                 (Dollars in thousands)
-----------------------------------------------------------------------------------------------------------------------------------
o Computed income tax at statutory rate                  $ 22,524       39%       $ 20,894        39%       $ 17,579        39%
                                                        ---------------------------------------------------------------------------
  Effect on provision of:
  Tax-exempt interest                                      (5,907)     (11)         (5,629)      (10)         (7,084)      (15)
  Adjustment for tax differences expected to reverse
    at tax rates lower than the statutory rate             (1,664)      (3)         (2,040)       (4)             --        --
  Discount on tax credits purchased                        (1,133)      (2)           (506)       (1)           (385)       (1)
  Other (non-taxable) / non-deductible items, net             301        1            (480)       (1)            931         2
                                                        ---------------------------------------------------------------------------
                                                         $ 14,121       24%       $ 12,239        23%       $ 11,041        25%
-----------------------------------------------------------------------------------------------------------------------------------


The Puerto Rico Treasury Department is presently conducting an income tax examination of R&G Mortgage's and the Bank's income tax returns for the year 1995. Management believes that this examination should not result in any significant adverse effect on the Company's financial condition or results of operations.

12. stockholders' equity

On April 16, 1998 the Company's Board of Directors authorized a two-for-one stock split of the Company's $.01 par value Class A and Class B common stock (the "common stock"). The stock split was effected on June 25, 1998 in the form of a stock dividend of one share for each share held of record on June 12, 1998. Prior to the stock split, the Company had 14,144,752 shares of common stock outstanding. As a result of the split, 14,144,752 shares were issued and $141,448 was transferred from additional paid-in-capital to common stock. The stock split did not dilute shareholders' voting rights or their proportionate interest in the Company. All share and per share data included herein has been adjusted to reflect the stock split.

The Company's average number of common shares outstanding used in the computation of basic earnings per common share was 28,662,305 (1999-28,632,768; 1998-28,413,314); the weighted average number of shares outstanding for the computation of diluted earnings per share was 29,314,712 (1999 -29,334,224; 1998 -29,169,314) after giving effect to outstanding stock options granted under the Company's Stock Option Plan. During 2000, cash dividends of $0.20275 (1999 -$0.14875; 1998 -$0.111375) per common share amounting to $5,811,365 (1999
-$4,258,460; 1998 -$3,178,214) were paid.

13. non-interest expenses

Non-interest expenses consist of the following:

                                                              Year Ended December 31,
                                               -------------------------------------------------
                                                    2000              1999              1998
------------------------------------------------------------------------------------------------
o Stationary and supplies                       $ 1,861,689      $ 2,018,569      $ 1,548,459
o Advertising and promotion                       5,488,373        5,718,016        4,277,685
o Telephone                                       1,745,117        1,585,587        1,004,213
o License and other taxes                         3,597,296        2,693,461        2,074,144
o Deposit insurance                                 293,751          514,473          401,933
o Other insurance                                   865,039          801,334          661,951
o Legal and other professional services           2,213,678        2,254,510        2,169,209
o Amortization of mortgage servicing asset        9,524,077        7,382,649        2,994,307
o Goodwill amortization                             752,438          514,293          393,507
o Guaranty fees                                   2,536,248        2,060,884        1,366,296
o Other                                          11,447,288        8,023,930        5,795,632
                                               -------------------------------------------------
                                                $40,324,994      $33,567,706      $22,687,336
------------------------------------------------------------------------------------------------

14. related party transactions

The Company leases some of its facilities from an affiliate, mostly on a month-to-month basis. The annual rentals under these agreements during 2000 were approximately $2,179,000 (1999 - $ 1,736,000).

Loans to directors, officers and employees of the Company were made in the ordinary course of business. Interest rates on such loans were substantially the same as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than a normal risk of collectibility. At December 31, 2000 the aggregate amount of loans outstanding to officers, directors, and principal stockholders' of the Company and its subsidiaries were insignificant.

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

The Bank is organized under the Puerto Rico Banking Act, as amended, and is subject to extensive regulation and examination by the Commissioner of the Office of Financial Institutions of the Commonwealth of Puerto Rico, the FDIC and certain requirements established by the Federal Reserve Board.

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

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy requires the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Failure to meet capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 2000, the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2000, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.


The following table reflects the Company's and the Bank's actual capital amounts and ratios, and applicable regulatory capital requirements at December 31, 2000 and 1999:

                                                                       (dollars in thousands)
                                               ---------------------------------------------------------------------
                                                                                              to be well capitalized
                                                                            for capital      under prompt corrective
                                                       actual            adecuacy puposes       action provisions
                                                  amount     ratio       amount     ratio      amount        ratio
--------------------------------------------------------------------------------------------------------------------
As of December 31, 2000
o Total capital (to risk weighted assets):
  Consolidated                                   $303,217    16.65%     $145,699      8%            N/A       N/A
  R-G Premier Bank only                          $181,111    12.15%     $119,290      8%       $149,113        10%
o Tier I capital (to risk weighted assets):
  Consolidated                                   $291,617    16.01%     $ 72,849      4%            N/A       N/A
  R-G Premier Bank only                          $169,511    11.37%     $ 59,645      4%       $ 89,468         6%
o Tier I capital (to average assets):
  Consolidated                                   $291,617     8.44%     $138,257      4%            N/A       N/A
  R-G Premier Bank only                          $169,511     6.04%     $112,210      4%       $140,263         5%

  As of December 31, 1999
o Total capital (to risk weighted assets):
  Consolidated                                   $271,716    16.47%     $131,966      8%            N/A       N/A
  R-G Premier Bank only                          $161,754    13.08%     $ 98,921      8%       $123,651        10%
o Tier I capital (to risk weighted assets):
  Consolidated                                   $262,746    15.93%     $ 65,983      4%            N/A       N/A
  R-G Premier Bank only                          $152,784    12.36%     $ 49,460      4%       $ 74,190         6%
o Tier I capital (to average assets):
  Consolidated                                   $262,746     9.35%     $112,368      4%            N/A       N/A
R-G Premier Bank only                            $152,784     7.07%     $ 86,453      4%       $108,066         5%
--------------------------------------------------------------------------------------------------------------------


16. stock option plan

The Company has a Stock Option Plan, which is designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, and reward key employees for outstanding performance and the attainment of targeted goals. An amount of Company common stock equal to 10% of the aggregate number of Class B Shares sold in the Company's initial public offering (241,500 shares, equivalent to 869,400 shares after giving effect to stock splits) were authorized under the Stock Option Plan, which may be filled by authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources. The Stock Option Plan provides for the grant of stock options at an exercise price equal to the fair market value of the Class B shares at the date of the grant. Stock options are available for grant to key employees of the Company and any subsidiaries. No options were issued prior to the public offering. In connection with the Company's initial offering on August 27,1996, the Company awarded options for 200,000 shares (720,000 shares as adjusted for stock splits) to 28 employees of R&G Mortgage and the Bank at the initial public offering price of $14.50 per share ($4.03 as adjusted for stock splits). In January 1997 the Company awarded options for an additional 10,000 shares (36,000 shares as adjusted for stock splits) to a certain employee. The maximum term of the options granted are ten years. Under the provisions of the Stock Option Plan, options can be exercised as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years. As of December 31, 1998 none of the options granted had been exercised.

Stock options granted, cancelled and exercised during 1999 and 2000 were as follows:

                                               ---------------------------------
                                                                    weighted
                                                                  average price
--------------------------------------------------------------------------------
o Outstanding stock options, January 1, 1999         756,000       $    4.16
                                               ---------------------------------
   Granted                                            96,000       $   16.13

   Exercised                                         (71,640)      $    4.03

   Cancelled                                         (25,200)      $    4.03
                                               ---------------------------------
o Outstanding stock options, December 31, 1999       755,160       $    5.69
                                               ---------------------------------
   Exercised                                          (9,720)      $    4.03

   Cancelled                                          (8,640)      $    4.03
                                               ---------------------------------
o Outstanding stock options, December 31, 2000       736,800       $    5.75
--------------------------------------------------------------------------------

The Company adopted in 1996 the disclosure provisions of SFAS No. 123- "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for the Company's Stock Option Plan. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS 123, the Company's net earnings and earnings per share for the years ended December 31, 2000 and 1999 would have been reduced to the pro forma amounts indicated below:

                                               ----------------------------------------------
                                                   2000             1999             1998
---------------------------------------------------------------------------------------------
o Net earnings - as reported                    $43,632,795      $41,334,992      $34,033,797
                                               ----------------------------------------------
o Net earnings - pro forma                      $43,478,281      $41,180,478      $33,879,283
                                               ----------------------------------------------
o Basic earnings per share - as reported        $      1.33      $     1.31       $      1.15
                                               ----------------------------------------------
o Basic earnings per share - pro forma          $      1.32      $     1.31       $      1.15
                                               ----------------------------------------------
o Diluted earnings per share - as reported      $      1.30      $     1.28       $      1.12
                                               ----------------------------------------------
o Diluted earnings per share - pro forma        $      1.29      $     1.28       $      1.12
---------------------------------------------------------------------------------------------


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

17. profit sharing plan

The Company has a profit sharing plan (the Plan) which covers substantially all regular employees. Annual contributions to the Plan are based on matching percentages up to 5% of employee salaries, based on the employee's years of service and on operational income, as defined by the Plan, and are deposited in a trust. Contributions to the Plan during the years ended December 31, 2000, 1999 and 1998 amounted to approximately $232,000, $169,000, and $103,000, respectively.

18. commitments and contingencies

Commitments to buy and sell GNMA
certificates
As of December 31, 2000, the Company had open commitments to issue GNMA certificates in the amount of $45.0 million.

Commitments to sell mortgage loans
As of December 31, 2000, the Company had commitments to sell mortgage loans to third party investors amounting to $25.6 million. Lease commitments
The Company is obligated under several noncancellable leases for office space and equipment rentals, all of which are accounted for as operating leases. The leases expire at various dates with options for renewals.

As of December 31, 2000, minimum annual rental commitments under noncancellable operating leases for certain office space and equipment, including leases with an affiliate, were as follows:
                       ---------------------------------------------------------
                        Year                         Amount
--------------------------------------------------------------------------------
                        2001                      $ 3,765,232
                        2002                        3,651,284
                        2003                        3,258,147
                        2004                        2,882,014
                        2005                        2,278,280
                        Later years                12,683,746
--------------------------------------------------------------------------------
                                                  $28,518,703
--------------------------------------------------------------------------------

Rent expense amounted to approximately $5,091,000 in 2000, $4,081,000 in 1999 and $3,097,000 in 1998.

Litigation

The Company is a defendant in legal proceedings arising from normal business activities. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

Others

At December 31, 2000, the Company is liable under limited recourse provisions resulting from the sale of loans to several investors principally FHLMC. The principal balance of these loans, which are serviced by the Company, amounts to approximately $680.5 million at December 31, 2000. Liability, if any, under the recourse provisions at December 31, 2000 is estimated by management to be insignificant.

19. supplemental disclosure on the
statements of cash flows

During 2000, 1999 and 1998, the Company paid interest amounting to approximately $168,870,000, $99,587,000 and $79,576,000, respectively, and income taxes of approximately $18,142,000, $8,241,000 and $4,306,000, respectively.

During 2000 and 1999 the Company retained as investment securities approximately $410,453,000, and $106,237,000, respectively, of loans securitized from its mortgage loan portfolio.


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

The total amounts of financial instruments with off-balance sheet risk at December 31, 2000 follows:


o Financial instruments whose contract amounts represent potential credit risk:
  Commitments to extend credit excluding the undisbursed portion of loans in process:
--------------------------------------------------------------------------------
    Unused lines of credit                                        $37,986,257
--------------------------------------------------------------------------------

o Financial instruments whose notional or contractual amounts exceed the amount of potential credit risk:

--------------------------------------------------------------------------------
 Interest rate swap contracts                                    $130,000,000
                                  ----------------------------------------------
 Interest rate cap agreements                                    $200,000,000
--------------------------------------------------------------------------------


A detail of interest rate swaps by contractual maturity at December 31, 2000 follows:

       -------------------------------------------------------------------------
         notional                               pay fixed        receive
          amount                maturity           rate       rate floating
--------------------------------------------------------------------------------
      $ 25,000,000         September 10, 2001     6.09%   96% of 3 month Libid
        15,000,000         January 26, 2001       5.59%      3 month Libor
        10,000,000         June 6, 2003           6.83%      3 month Libor
        70,000,000         December 8, 2009       5.60%      3 month Libor
        10,000,000         December 15, 2009      5.69%      3 month Libor
--------------------------------------------------------------------------------



The following table summarizes the changes in notional amounts of swaps outstanding during 2000:
--------------------------------------------------------------------------------
o  Beginning balance                             $ 155,000,000
o  New Swaps                                        10,000,000
o  Maturities                                      (35,000,000)
                                                 -------------------------------
o  Ending balance                                $ 130,000,000
--------------------------------------------------------------------------------

As of December 31, 2000, interest rate swap maturities are as follows:

--------------------------------------------------------------------------------
                                   2001                        $ 40,000,000
                                   2003                          10,000,000
                                   2009                          80,000,000
                                  ----------------------------------------------
                                                               $130,000,000
--------------------------------------------------------------------------------

Expected maturities will differ from contractual maturities because counterparties to the agreements may have the right to call the swaps. As of December 31,2000 swap agreements with a notional amount of $90,000,000 had call options at various dates commencing on January 2001 through June 2001.

Net interest settlements on swap agreements are recorded as an adjustment to interest expense on notes payable and repurchase agreements. Net interest paid during 1999 amounted to approximately $315,000; net interest received amounted to approximately $886,000 and $50,000 during 2000 and 1998.


A detail of interest rate cap agreements at December 31, 2000 follows:
               -----------------------------------------------------------------
                 notional                          interest          receive
                  amount            maturity       rate cap       rate floating
--------------------------------------------------------------------------------
               $100,000,000     August 22, 2002      7.00%        3 month Libor
                100,000,000     August 21, 2002      7.25%        3 month Libor
--------------------------------------------------------------------------------



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

Total employee costs and other expenses before capitalization follow:

                                                              Year Ended December 31,
                                               --------------------------------------------------
                                                     2000              1999             1998
-------------------------------------------------------------------------------------------------
o Employee costs                                $  43,372,567     $  39,738,671      $ 30,013,967
                                               --------------------------------------------------
o Other administrative and general expenses     $  44,155,321     $  37,366,087      $ 25,906,635
-------------------------------------------------------------------------------------------------



Set forth below are the direct loan origination costs that were capitalized as part of the carrying cost of mortgage loans inventory or offset against mortgage loan sales and fees and interest income.


                                                                   Year Ended December 31,
                                                      ---------------------------------------------
                                                          2000             1999            1998
---------------------------------------------------------------------------------------------------
o Offset against mortgage loan sales and fees         $ 3,665,396      $ 7,069,831      $ 2,623,316
---------------------------------------------------------------------------------------------------
o Offset against interest  income on loans            $ 3,128,092      $ 3,210,847      $ 3,113,946
---------------------------------------------------------------------------------------------------
o Capitalized as part of loans held for sale and
  loans held for investment                           $13,378,066      $ 8,823,603      $10,401,221
---------------------------------------------------------------------------------------------------

22. fair value of financial instruments


The estimated fair value of the Company's financial instruments as of December 31 are as follows:

                                                                         (Dollars in thousands)
                                                      --------------------------------------------------------------
                                                                 2000                           1999
                                                      --------------------------------------------------------------
                                                                       estimated                        estimated
                                                       carrying           fair         carrying            fair
                                                         value           value          value             value
--------------------------------------------------------------------------------------------------------------------
Financial Assets

o Cash and due from banks                             $   43,466      $   43,466      $   42,252      $   42,252
o Money market investments                                25,624          25,624          23,744          23,744
o Mortgage loans held for sale                            95,668          98,203          77,277          78,716
o Mortgage-backed securities held for trading             12,038          12,038          43,564          43,564
o Investment and mortgage-backed securities
available for sale                                     1,472,398       1,472,398         938,044         938,044
o Investment in Federal Home Loan Bank stock              45,973          45,973          32,825          32,825
o Investment and mortgage-backed securities
held to maturity                                          23,522          23,376          28,687          28,709
o Loans, net                                           1,631,276       1,695,231       1,563,007       1,548,143
o Accounts receivable                                     45,026          45,026          38,617          38,617

Financial Liabilities

o Deposits:
Non-interest bearing demand                           $  171,938      $  171,938      $  157,595      $  157,595
Savings and NOW accounts                                 257,219         252,368         246,253         232,283
Certificates of deposit                                1,238,302       1,251,435         922,029         920,829
o Securities sold under agreements to repurchase         827,749         827,749         731,341         731,341
o Notes payable                                          138,858         138,924         132,707         132,278
o Advances from FHLB                                     505,000         507,282         384,000         383,850
o Other borrowings                                         8,840           8,840           9,843           9,843
o Accounts payable and accrued liabilities                43,614          43,614          33,917          33,917
o Unrecognized financial instruments -
  Interest rate swap agreements in a net
  receivable (payable) position*                      $       89      $    1,969      $       65      $    5,616

  Interest rate cap agreements                        $      623      $       76      $       --      $       --
--------------------------------------------------------------------------------------------------------------------



* The amount shown under "carrying value" represents net accrual arising from those unrecognized financial instruments.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:


Short-term financial instruments

Short-term financial instruments, which include cash and due from banks, money market investments, accounts receivable, securities sold under agreements to repurchase, warehousing lines included in notes payable, other borrowings and accounts payable and accrued interest, have been valued at their carrying amounts reflected in the Consolidated Statements of Financial Condition as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.


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


Deposits

The fair value of deposits with no stated maturity, such as non-interest bearing checking accounts, is equal to the amount payable on demand. The fair value of savings, money market and NOW accounts, as well as certificates of deposit, is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

The fair value estimates of deposits do not include the fair value of core deposits intangible.


Borrowings

The fair value of promissory notes included in notes payable and advances from FHLB, was determined using discounted cash flow analysis over the remaining term of the obligations using market rates for similar instruments.


Interest rate swap agreements
The fair value of interest rate swap agreements was determined taking into account the current interest rates at December 31, 2000. This value represents the estimated amount the Company would pay to terminate the contract or agreement taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparties.


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

23. R&G Financial Corporation (holding company only) financial information

The following condensed financial information presents the financial position of R&G Financial Corporation (the "Holding Company") only as of December 31, 2000 and 1999 and the results of its operations and its cash flows for each of the three years ended on December 31,2000:



Statements of Financial Condition                                December 31,
                                                      ---------------------------------
                                                            2000               1999
---------------------------------------------------------------------------------------
Assets

o Cash                                                  $    227,702      $    119,380
o Investment in R-G Premier Bank, at equity              181,865,856       157,038,667
o Investment in R&G Mortgage, at equity                  141,283,756       127,314,792
o Investment in Home and Property Insurance Corp.,
  at equity                                                  405,697                --
o Accounts receivable - subsidiaries                          17,864           139,156
o Other assets                                               165,787           116,442
                                                      ---------------------------------
  Total assets                                          $323,966,662      $284,728,437
                                                      ---------------------------------
  Liabilities and Stockholders' Equity

o Advances from subsidiaries                            $ 15,000,000      $ 15,000,000
o Other liabilities and accrued expenses                     131,012           193,160
o Stockholders' equity                                   308,835,650       269,535,277
                                                      ---------------------------------
  Total liabilities and stockholders' equity            $323,966,662      $284,728,437
---------------------------------------------------------------------------------------



     Statements of Income                                                 Year Ended December 31,
                                                            -------------------------------------------------
                                                                   2000             1999              1998
-------------------------------------------------------------------------------------------------------------
o Income:
Dividends from subsidaries                                     $        --      $        --      $ 2,404,787
Other                                                              448,267          555,371          384,638
                                                            -------------------------------------------------
                                                                   448,267          555,371        2,789,425
                                                            -------------------------------------------------
o Operating expenses                                               383,539          505,183          349,669
                                                            -------------------------------------------------
o Income before income taxes and equity
   in undistributed earnings of subsidiaries                        64,728           50,188        2,439,756
                                                            -------------------------------------------------
o Income taxes                                                      18,124           14,053            9,477
                                                            -------------------------------------------------
o Income before equity in undistributed earnings
of subsidiaries                                                     46,604           36,135        2,430,279
                                                            -------------------------------------------------
o Equity in undistributed earnings of subsidiaries              43,586,191       41,298,857       31,603,518
                                                            -------------------------------------------------
o Net income                                                   $43,632,795      $41,334,992      $34,033,797
-------------------------------------------------------------------------------------------------------------


The Holding Company had no operations during the years ended December 31, 2000, 1999 and 1998.

The principal source of income for the Holding Company consists of dividends from R-G Premier Bank of Puerto Rico and R&G Mortgage Corp. The payment of dividends by the Bank to the Holding Company may be affected by certain regulatory requirements and policies, such as the maintenance of certain minimum capital levels.


Statements of Cash Flows                                               Year Ended December 31,
                                                       -------------------------------------------------------
                                                               2000              1999               1998
--------------------------------------------------------------------------------------------------------------
o Cash flows from operating activities:
                                                       -------------------------------------------------------
  Net income                                               $ 43,632,795       $ 41,334,992       $ 34,033,797
                                                       -------------------------------------------------------
  Adjustments to reconcile net income to cash
   provided by (used in) operating activities:
  Equity in undistributed earnings of subsidiaries          (43,586,191)       (41,298,857)       (31,603,518)
  Decrease (increase) in accounts
   receivable - subsidiaries                                    121,292            (69,328)           353,350
  Increase in other assets                                      (49,345)           (84,208)           (32,234)
  (Decrease) increase in other liabilities and
   accrued expenses                                             (62,148)            93,773             58,013
                                                       -------------------------------------------------------
  Total adjustments                                         (43,576,392)       (41,358,620)       (31,224,389)
                                                       -------------------------------------------------------
  Net cash provided by (used in) operating activities            56,403            (23,628)         2,809,408
                                                       -------------------------------------------------------
o Cash flows from investing activities:
  Acquisition of Home and Property                             (345,000)                --                 --
  Cash investment in Bank
   pursuant to acquisition of Fajardo Federal                        --                 --           (639,322)
  Investment in Bank common stock                                    --        (39,212,500)       (19,382,000)
  Investment in R&G Mortgage common stock                            --                 --       (29,055, 000)
  Dividends on common stock from subsidiaries                11,798,865          8,012,279          2,122,649
                                                       -------------------------------------------------------
  Cash provided by (used in) investing activities            11,453,865        (31,200,221)       (46,953,673)
                                                       -------------------------------------------------------
o Cash flows from financing activities:
  Issuance of common stock                                       46,919            288,550                 --
  Net proceeds from issuance of preferred stock                      --         23,921,644         48,079,134
  Cash dividends                                            (11,448,865)        (8,012,279)        (4,412,033)
  Net advances from subsidiaries                                     --         15,000,000                 --
                                                       -------------------------------------------------------
  Net cash (used in) provided by financing
   activities                                               (11,401,946)        31,197,915         43,667,101
                                                       -------------------------------------------------------
  Net increase (decrease) in cash                               108,322            (25,934)          (477,164)
  Cash at beginning of year                                     119,380            145,314            622,478
                                                       -------------------------------------------------------
  Cash at end of year                                      $    227,702       $    119,380       $    145,314
---------------------------------------------------------------------------------------------------------------

24. industry segments

The following summarized financial information presents the results of the Company's operations for each of the three years ended December 31, 2000 for its traditional banking and mortgage banking activities:




                                                                           2000
                                                 ---------------------------------------------------------------------------------
                                                                                  Mortgage           Segment
                                                  Insurance        Banking        Banking            Totals          Banking
----------------------------------------------------------------------------------------------------------------------------------
Revenues:
o Net interest income after provision for
  loan losses                                    $      --     $ 55,935,128     $  3,300,684     $ 59,235,812     $ 45,326,068
o Non-interest income:
  Net gain on origination and sale of loans             --       15,170,465       26,059,769       41,230,234        7,922,662
  Net gain on sales of investment securities
   available for sale                                   --               --               --               --           19,531
  Loan administration and servicing fees                --               --       33,324,040       33,324,040               --
  Service charges, fees and other                  182,058        7,044,593        1,813,356        9,040,007        6,135,232
                                                 ---------------------------------------------------------------------------------
                                                   182,058       78,150,186       64,497,849      142,830,093       59,403,493
                                                 ---------------------------------------------------------------------------------
  Non-interest expenses:

o Employee compensation and benefits                47,902       13,426,617       13,556,821       27,031,340       12,733,017
o Office occupancy and equipment                    11,563        8,464,625        4,959,456       13,435,644        7,538,952
o Other                                             43,139       15,019,159       28,395,036       43,457,334       14,433,103
                                                 ---------------------------------------------------------------------------------
                                                   102,604       36,910,401       46,911,313       83,924,318       34,705,072
                                                 ---------------------------------------------------------------------------------
o Income before income taxes                     $  79,454     $ 41,239,785     $ 17,586,536     $ 58,905,775     $ 24,698,421
----------------------------------------------------------------------------------------------------------------------------------


                                                     1999                                              1998
                                                ---------------------------------------------------------------------------------
                                                    Mortgage         Segment                          Mortgage        Segment
                                                    Banking          Totals          Banking          Banking          Totals
---------------------------------------------------------------------------------------------------------------------------------
Revenues:
o Net interest income after provision for
  loan losses                                   $  6,726,706     $ 52,052,774     $ 31,279,733     $  6,093,378     $ 37,373,111
o Non-interest income:
  Net gain on origination and sale of loans       29,156,025       37,078,687       12,542,960       22,120,015       34,662,975
  Net gain on sales of investment securities
   available for sale                                     --           19,531          278,028               --          278,028
  Loan administration and servicing fees          29,037,883       29,037,883               --       17,340,415       17,340,415
  Service charges, fees and other                  1,892,304        8,027,536        5,433,556        1,383,042        6,816,598
                                                 ---------------------------------------------------------------------------------
                                                  66,812,918      126,216,411       49,534,277       46,936,850       96,471,127
                                                 ---------------------------------------------------------------------------------
  Non-interest expenses:

o Employee compensation and benefits              11,699,754       24,432,771        9,169,292        7,925,491       17,094,783
o Office occupancy and equipment                   3,750,413       11,289,365        5,917,063        3,069,890        8,986,953
o Other                                           21,765,464       36,198,567       11,232,822       13,420,625       24,653,447
                                                 ---------------------------------------------------------------------------------
                                                  37,215,631       71,920,703       26,319,177       24,416,006       50,735,183
                                                 ---------------------------------------------------------------------------------
o Income before income taxes                    $ 29,597,287     $ 54,295,708     $ 23,215,100     $ 22,520,844     $ 45,735,944
-----------------------------------------------------------------------------------------------------------------------------------

The following is a reconciliation of reportable segment revenues and income before income taxes to the Company's consolidated amounts:



                                                                      Year Ended December 31,
                                                 --------------------------------------------------------------
                                                        2000                  1999                    1998
---------------------------------------------------------------------------------------------------------------
Revenues:
o Total revenues for reportable segments           $ 142,830,093         $ 126,216,411         $  96,471,127
o Elimination of intersegment revenues                (4,284,312)           (3,352,370)           (2,627,742)
                                                 --------------------------------------------------------------
o Total consolidated revenues                      $ 138,545,781         $ 122,864,041         $  93,843,385
 --------------------------------------------------------------------------------------------------------------


                                                                      Year Ended December 31,
                                                 --------------------------------------------------------------
                                                         2000                  1999                  1998
---------------------------------------------------------------------------------------------------------------
Income before income taxes:
o Total income before income taxes for
   reportable segments                              $ 58,905,775          $ 54,295,708          $ 45,735,944
o Elimination of intersegment profits                   (768,433)             (216,326)             (311,962)
o Unallocated corporate expenses                        (383,539)             (505,183)             (349,669)
                                                 --------------------------------------------------------------
o Income before income taxes, consolidated           $ 57,753,803          $ 53,574,199          $ 45,074,313
---------------------------------------------------------------------------------------------------------------



Total assets of the Company among its industry segments and a reconciliation of reportable segment assets to the Company's consolidated total assets as of December 31, 2000 and 1999 follows:

                                                        December 31,
                                          --------------------------------------
                                                2000                  1999
--------------------------------------------------------------------------------
Assets:
o Banking                                  $ 2,873,431,480      $ 2,285,371,757
o Mortgage Banking                             788,886,024          741,260,519
o Insurance                                        634,063                   --

o Total assets for reportable segments       3,662,951,567        3,026,632,276
o Parent company assets                            183,651              116,442
o Elimination of intersegment balances        (123,691,011)        (114,755,882)
                                          --------------------------------------
o Consolidated total assets                $ 3,539,444,207      $ 2,911,992,836
--------------------------------------------------------------------------------

25. quarterly financial data (unaudited):

Following is a summary of selected financial information of the unaudited quarterly results of operations. In the opinion of management, all adjustments necessary for a fair presentation have been made.



                                            (dollars in thousands, except for per share data)
                                          -----------------------------------------------------
                                                                    2000
                                              March 31      June 30       Sept. 30      Dec. 31
------------------------------------------------------------------------------------------------
o  Interest income                           $ 53,283      $ 57,711      $ 60,901      $ 64,195
o  Interest expense                           (36,523)      (40,978)      (45,023)      (48,579)
o  Net interest income                         16,760        16,733        15,878        15,616
o  Provision for loan losses                   (1,350)       (1,500)       (1,500)       (1,401)
o  Income before income taxes                  11,761        14,207        14,917        16,869
o  Income tax expense                          (2,274)       (3,499)       (3,555)       (4,793)
o  Net income                                   9,487        10,708        11,362        12,076
o  Net income per common share - Basic       $    .28      $    .33      $    .35      $    .37
o  Net income per common share - Diluted     $    .28      $    .32      $    .34      $    .36
------------------------------------------------------------------------------------------------




                                           (dollars in thousands, except for per share data)
                                          ------------------------------------------------------
                                                                   1999
                                             March 31      June 30       Sept. 30      Dec. 31
------------------------------------------------------------------------------------------------
o Interest income                           $ 35,385      $ 36,437      $ 43,946      $ 47,373
o  Interest expense                          (22,151)      (23,909)      (28,142)      (32,361)
o  Net interest income                        13,234        12,528        15,804        15,012
o Provision for loan losses                   (1,300)       (1,100)       (1,000)       (1,125)
o  Income before income taxes                 14,839        13,882        13,906        10,947
o  Income tax expense                         (3,689)       (2,072)       (3,789)       (2,689)
o Net income                                  11,150        11,810        10,117         8,258
o Net income per common share - Basic       $    .36      $    .38      $    .32      $    .25
o Net income per common share - Diluted     $    .35      $    .37      $    .31      $    .25
------------------------------------------------------------------------------------------------

                                                              stockholder
                                                                     information
--------------------------------------------------------------------------------



Corporate Office                        Transfer Agent and Registrar
R-G Plaza                               American Stock Transfer & Trust Co.
280 JT Pinero Ave.                      40 Wall Street-46th floor
San Juan,  P.R. 00918                   New York, N.Y. 10005
(787) 758-2424
                                        Independent Public Accountants
                                        PricewaterhouseCoopers, LLP
US Operations                           BBV Tower-9th Floor
                                        San Juan, P.R. 00918
1841 New York Avenue
Huntington Station,                     Market Makers
New York 11746                          Friedman Billings Ramsey & Co.
(631) 549-8188                          1001 19th Street
                                        North Arlington, VA 22209

Annual Meeting                          PaineWebber  Incorporated of PR
                                        American International Plaza
April 25, 2001                          Penthouse Floor 250
10:00 a.m. Atlantic time                Munoz Rivera Ave.
Bankers Club                            San Juan, P.R. 00918
Hato Rey, Puerto Rico
                                        Sandler O'Neill & Partners
                                        Two World Trade Center
                                        104th Floor
Special Counsel                         New York, N.Y. 10048

Kelley, Drye Warren, LLP                Keefe, Bruyette & Woods Inc.
1200 19th St., N.W. Suite 500           Two World Trade Center
Washington, DC 20036                    89th Floor
                                        New York, N.Y. 10048

McConnell & Valdes
270 Munoz Rivera Ave.
San Juan, P.R. 00918

--------------------------------------------------------------------------------


Internet Website
http://www.rgonline.com
(in Spanish and English)

General Inquiries & Reports

R-G Financial is required to file an annual report on Form 10K for its fiscal year ended December 31, 2000 with the Securities and Exchange Commission. Copies of its Annual Report and quarterly reports may be obtained without charge by contacting: Inves tor Relations Department, Attention Ms. Sophie Perez Tel.:
(787) 756-2801



                                                                            Stock Listings
----------------------------------------------------------------------------------------------
              Symbol: RGFC-NASDAQ
                      RGFCP-NASDAQ
                      RGFCO-NASDAQ
                      RGFCN-NASDAQ


              At December 31, 2000, the Company had 221 stockholders of record, which does not take into  consideration  investors who hold their stock  through  brokerage and other  firms.  The high and low  prices  and  dividends  paid per  share for the
              Company's  stock durin g each  quarter  during the last two fiscal years were as follows.

                Mar 31     Jun 30    Sep 30    Dec 31    Mar 31    Jun 30     Sep 30    Dec 31
                 2000       2000      2000      2000      1999      1999       1999      1999
High             12.00      9.50     11.00      14.50     21.50    19.375     18.1875      16
----------------------------------------------------------------------------------------------
Low.             7.688      6.50     7.875      8.625     17.75    14.25      12.1875    9.875
----------------------------------------------------------------------------------------------
Dividends Paid   0.045   0.04875     0.0525    0.0565     0.033     0.03575    0.0385   0.0415
----------------------------------------------------------------------------------------------



The 2000 Annual Report from R-G Financial Corporation was designed and produced by Adworks, San Juan, Puerto Rico.




88