Form 10-K/A, Exhibit 13
period 2000-12-31
R&G FINANCIAL CORP
filed 2001-06-01
CIK 1016933

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

Interest-bearing liabilities:

o Deposits:
NOW and Super NOW accounts(5)                         $     7,023    $  19,663   $  21,614     $  17,507    $  74,636   $   140,443
Passbook savings accounts(5)                                2,919        8,465      21,078        16,862       67,452       116,776
Regular and commercial checking(5)                          8,595       24,069      26,461        21,434       91,379       171,938
Certificates of deposit                                   503,340      489,380      89,512       147,888        8,182     1,238,302
oFHLB advances                                            294,375        5,000      78,125       127,500           --       505,000
o Securities sold under agreements to repurchase(6)       849,849        2,900          --            --           --       852,749
o Other borrowings(7)                                     112,197       35,500          --            --           --       147,697

Total                                                   1,778,298      584,977     236,790       331,191      241,649     3,172,905

o Effect of hedging instruments                          (315,000)      25,000     210,000            --       80,000            --
                                                      $ 1,463,298    $ 609,977   $ 446,790     $ 331,191    $ 321,649   $   144,707

o Excess (deficiency) of interest-earning
assets over interest-bearing liabilities              $  (793,514)   $ 315,718   $  93,890     $ (17,693)   $ 546,306
o Cumulative excess (deficiency) of
      interest-earning assets over
      interest-bearing liabilities                    $  (793,514)   $(477,796)  $(383,906)    $(401,599)   $ 144,707

o Cumulative excess (deficiency) of
      interest-earning assets over
      interest-bearing liabilities as a
      percent of total assets                            (22.42)%       (13.50)%    (10.85)%      (11.35)%      4.09%



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

Securities held to maturity consist of mortgage-backed securities (GNMA, FNMA and FHLMC certificates), Puerto Rico Government obligations and other Puerto Rico securities. At December 31, 2000 and 1999, securities held to maturity totaled $23.5 million and $28.7 million, respectively. Securities held to maturity are accounted for at amortized cost.

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

During the years ended December 31, 2000, 1999 and 1998, R&G Financial recognized net profit (loss) on trading securities of $147,000, ($21,000) and $6.0 million, respectively, which are included in net gains on sale of loans. Such gains and losses primarily reflect fluctuations in the market value of FHA and VA loans which have been securitized into GNMA mortgage-backed securities and are being held for trading. The decrease in net profits in trading securities in 1999 is primarily related to a $407.0 million decrease in mortgage-backed securities held for trading due to the adoption of SFAS No.134 effective January 1, 1999. Pursuant to the adoption of SFAS No. 134, on January 1, 1999 the Company reclassified approximately $427.4 million of mortgage-backed securities from trading to available for sale.

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