Form 10-K/A, Exhibit 13
period 2000-12-31
R&G FINANCIAL CORP
filed 2001-10-02
CIK 1016933

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

[GRAPHIC - PHOTO]

--------------------------------------------------------------------------------

Record Financial Results
Earnings for 2000 rose to a record of $43.6 million, increasing 6% from 1999 earnings of $41.3 million, in spite of an unfavorable interest rate environment. On a per share basis (diluted), R-G Financial earned $1.30 in 2000, compared to $1.28 the previous year. Our compounded annual growth rate for the period 1980-2000 was 35.7%, and 32.8% for the period since August 22, 1996 when we became a public company. Since our initial public offering, we have generated additional capital for our shareholders of $129 million and increased assets by $2.5 billion, representing a total growth of 124% in capital and 236% in assets, while paying dividends to our common stockholders in the amount of $16.6 million.

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

During mid 1998, we expanded our services by organizing a Construction Loan Department to work primarily with major real estate developers. Outstanding construction loans grew 65% to $73.5 million at year-end from $44.6 million in 1999. Commitments for future funding were $78.2 million at December 31, 2000.

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

10. Luis Aldea, Second Vice President -- Treasurer

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

4.  Laureano Carus Abarca, Chairman
    of Alonso Carus Iron Works in Catano,
    Puerto Rico, manufacturers of metal
    products

5.  Pedro Ramirez, President  & CEO
    of Empresas Nativas, Inc.,
    local real estate development firm

6.  Eduardo McCormack, President EMP
    Omega Corporation, frutose importers
    and distributers in P.R. Former Vice
    President Bacardi Corporation

7.  Ileana Colon Carlo, Chief
    Administration and financial Officer of
    McConnell & Valdes, legal Counsels
    Former Comptroller General of the
    Commonwealth of Puerto Rico.

8.  Benigno R. Fernandez, Senior
    Partner of Fernandez, Perez, Villariny
    & Co., CPA firm in Hato Rey, P.R.

9.  Victor L. Galan, Vice President
    Loan Production Marketing and Business
    Development RGM

10. Roberto Gorbea,
    President & CEO of
    Lord Electric Company of Puerto
    Rico, Inc.

11. Ana M. Armendariz, Treasurer of the
    Board and Senior Vice President of
    Finance RGM

12. Enrique Umpierre Suarez,
    Secretary of the Board and
    Attorney in private practice
                    teamwork
                           within our community
--------------------------------------------------------------------------------

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
Selected Income Statement Data:

o Revenues:

Net interest income after provision for loan losses      $    59,236     $    52,053    $    37,373     $    30,160    $    24,665
Loan administration and servicing fees                        30,849          27,109         15,987          13,214         13,029
Net gain on sale of loans                                     41,230          37,098         34,955          23,286         12,351
Other(5)                                                       7,231           6,604          5,528           4,605          3,872
                                                         -----------     -----------    -----------     -----------    -----------
Total revenue                                                138,546         122,864         93,843          71,265         53,917
                                                         -----------     -----------    -----------     -----------    -----------
oExpenses:
Employee compensation and benefits                            27,031          24,433         17,095          13,653         10,794
Office occupancy and equipment                                13,436          11,289          8,987           7,131          5,531
SAIF special assessment                                           --              --             --              --          2,508
Other administrative and general                              40,325          33,568         22,687          18,252         15,424
                                                         -----------     -----------    -----------     -----------    -----------
Total expenses                                                80,792          69,290         48,769          39,036         34,257
                                                         -----------     -----------    -----------     -----------    -----------
o Income before minority interest in the Bank and
     income taxes                                             57,754          53,574         45,074          32,229         19,660
o Minority interest in the Bank's earnings                        --              --             --              --            538
o Income taxes                                                14,121          12,239         11,040           8,732          5,922
                                                         -----------     -----------    -----------     -----------    -----------
o Net income                                                  43,633          41,335         34,034          23,497         13,200
                                                         -----------     -----------    -----------     -----------    -----------
o Less: Dividends on preferred stock                          (5,638)         (3,754)        (1,234)             --             --
o Net income available to common stockholders            $    37,995     $    37,581    $    32,800     $    23,497    $    13,200
                                                         -----------     -----------    -----------     -----------    -----------
o Diluted earnings per share (4)                         $      1.30     $      1.28    $      1.12     $      0.81    $      0.59
                                                         -----------     -----------    -----------     -----------    -----------

                                                                              31



                                       At or For the Year Ended December 31,      (Dollars in Thousands, except for per share data)
                                       ---------------------------------------------------------------------------------------------
                                                                2000              1999         1998          1997          1996
------------------------------------------------------------------------------------------------------------------------------------
Selected Operating Data(6):

Performance Ratios and Other Data:
  Loan production                                           $ 1,729,373    $ 1,977,322    $1,426,069    $   906,324    $  624,571
  Mortgage servicing portfolio                                6,634,059      6,177,511     4,827,798      3,000,888     2,550,169
  Return on average assets(6)                                      1.34%          1.72%         1.95%          1.85%         1.38%
  Return on average common equity(6)                              18.00          20.23         21.32          18.69         15.54
  Equity to assets at end of period                                8.73           9.26         10.82           9.13         11.14
  Interest rate spread(7)                                          1.96           2.40          2.43           2.88          3.00
  Net interest margin(7)                                           2.16           2.60          2.72           3.12          3.24
  Average interest-earning assets to average
   interest-bearing liabilities                                  103.54         104.21        105.93         104.61        104.60
  Total non-interest expenses to average total assets              2.49           2.88          2.80           3.08          3.59
  Full-service Bank offices                                          23             22            20             15            15
  Mortgage offices (8)                                               35             31            23             19            16
Cash dividends declared per common share(4)(9)                      .203          .149          .111           .065          .069


Asset Quality Ratios(10):
  Non-performing assets to total assets at end of period           2.96%          2.26%         2.41%          2.12%         1.90%
  Non-performing loans to total loans at end of period             5.52(11)       3.69          4.08           3.89          3.09
  Allowance for loan losses to total loans at end of period        0.67           0.56          0.74           0.87          0.55
  Allowance for loan losses to total non-performing
  loans at end of period                                          12.21          15.11         17.92          22.34         17.64
  Net charge-offs to average loans outstanding                     0.17           0.25          0.55           0.40          0.75


Bank Regulatory Capital Ratios(12):
  Tier 1 risk-based capital ratio                                 11.46%         12.39%        13.41%         13.10%        13.91%
  Total risk-based capital ratio                                  12.24          13.11         14.46          14.00         14.79
  Tier 1 leverage capital ratio                                    6.04           7.07          8.04           7.34          8.45



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

(11) The increase in the ratio was partially caused by significant loan securitizations during the last two quarters of 2000, which reduced the amount of loans held in portfolio considered in the calculation of the ratio. Without giving effect to loan securitizations, as of December 31, 2000 the ratio of non-performing loans to total loans would have been 4.46%.

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




                                                        ---------------------------------------------------------------------------
                                                                        Four to   More Than     More Than
                                                        Within Three    Twelve   One Year to   Three Years   Over Five
                                                           Months       Months   Three Years  to Five Years    Years        Total
-----------------------------------------------------------------------------------------------------------------------------------
Interest-earning assets(1):

o Loans receivable:
Residential real estate loans                         $    35,258    $  99,231   $ 222,411     $ 172,241    $ 503,311   $ 1,032,452
Construction loans                                         47,749       11,518      14,262            --           --        73,529
Commercial real estate loans                              304,104           --          --            --           --       304,104
Consumer loans                                             39,966       37,015      54,411        26,371       15,083       172,846
Commercial business loans                                  37,777        9,079      10,279         1,927           58        59,120
o Mortgage loans held for sale                             36,138       59,530          --            --           --        95,668
o Mortgage-backed securities(2)(3)                         30,899      578,270     124,719       102,030      346,038     1,181,956
o Investment securities(3)                                112,569      130,752     114,598        10,929        3,127       371,975
o Other interest-earning assets(4)                         25,324          300          --            --           --        25,624

Total                                                 $   669,784    $ 925,695   $ 540,680     $ 313,498    $ 867,955   $ 3,317,612

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

At December 31, 2000, R&G Financial's allowance for loan losses (all of which is maintained in the Bank's loan portfolio) totaled $11.6 million, which represented a $2.6 million or 29.3% increase from the level maintained at December 31, 1999. At December 31, 2000, R&G Financial's allowance represented approximately 0.67% of the total loan portfolio and 12.21% of total non-performing loans, as compared to 0.56% and 15.11% at December 31, 1999. During 2000, the Company made provisions for loan losses of $5.8 million, which exceeded net charge-offs of approximately $3.1 million. The increase in the allowance for loan losses reflected the increase in R&G Financial's commercial real estate and construction loan portfolio as well as the increase in R&G Financial's non-performing loans during the year.

While non-performing loans amounted to $95.0 million at December 31, 2000, as compared to $59.4 million at December 31, 1999, $31.8 million or 89.3% of such increase consisted of residential mortgage loans. Because of the nature of the collateral, R&G Financial has historically recognized a low level of loan charge-offs. R&G Financial's aggregate charge-offs amounted to 0.17% during 2000, as compared to 0.25% during 1999. Although loan delinquencies have historically been higher in Puerto Rico than in the United States, loan charge-offs have historically been lower than in the United States. While the ratio of non-performing loans to total loans increased from 3.69% to 5.52% from December 31, 1999 to December 31, 2000, the increase in the ratio was partially caused by significant loan securitizations during the last two quarters of 2000, which reduced the amount of loans held in portfolio considered in the calculation of the ratio. Without giving effect to loan securitizations, as of December 31, 2000 and 1999, the ratio of non-performing loans to total loans would have been 4.46% and 3.47%, respectively.

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

At December 31, 2000, R&G Financial had outstanding commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of $116.1 million. The Company also has agreements with developers to facilitate the mortgage loans to qualified buyers of new housing units on residential projects amounting to $747.4 million. All such agreements are subject to prevailing market rates at time of closing with no market risk exposure to the Company or with firm back-to-back commitments in favor of the mortgagee. Finally, the Company had certificates of deposit which are scheduled to mature within one year totaling $967.6 million at December 31, 2000, and borrowings that are scheduled to mature within the same period amounting to $1.2 billion. R&G Financial anticipates that it will have sufficient funds available to meet its current loan commitments.


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

The FDIC also requires that banks meet a risk-based capital standard. The risk-based capital standard for banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At December 31, 2000, the Bank met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 6.04%, 11.46% and 12.24%, respectively.

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