Form 10-K, Exhibit 13
period 2001-12-31
R&G FINANCIAL CORP
filed 2002-04-01
CIK 1016933

                                                                    EXHIBIT 13.0

Service: Our greatest challenge, our biggest opportunity

                              2001 ANNUAL REP0RT

TABLE OF CONTENTS

Financial Highlights                1

Profile                             3

Mission                             4

Letter to Stockholders              5

Service is Results                  9

Service is Products                 12

Service is Technology               14

Service is Location                 16

Service is People                   19

Board of Directors                  25

Affordable Housing                  26

Service to Our Communities          27

Selected Consolidated Financial
and other data of R-G Financial     31

Report of Independent Accountants   47

Stockholder Information             82


R-G Plaza 280 Jesus T Pinero Ave., San Juan, Puerto Rico 0091 8 Tel. (787) 758-2424

                                   We dedicate
              this Annual Report to Service: Our biggest challenge,
                            our greatest opportunity.
                              For the past 29 years
                                we have succeeded
                                 in many areas;
                             financial performance,
                               product innovation,
                                 sales success,
                             return to stockholders
                           and social responsibility,
                             a fact that has proven
                               to be good business
                            and is made possible only
                            by the people behind us.

                         The quality of customer service
                               is key to success,
                        it is determined by the attitude,
                            the know-how, the caring
                                 and commitment
                              of over 1,500 people
                     that are part of the R-G team. Service
                          is the value-added component
                               of our institution.

FINANCIAL HIGHLIGHTS

(Dollars in Thousands, except for per Share Data)

                                         % increase
                                         (decrease)
                                           vs2000       2001          2000          1999          1998
Loan Production                              43%     2,473,168     1,729,373     1,977,322     1,426,069
Gross Revenues                               21        379,618       314,911       233,953       180,767
Net Earnings                                 51         65,971        43,633        41,335        34,034
Total Assets                                 32      4,664,394     3,539,444     2,911,993     2,044,781
Return on Assets                             22           1.63%         1.34%         1.72%         1.95%
Servicing Portfolio                           9      7,224,571     6,634,059     6,177,511     4,827,798
Efficiency Ratio                             (7)         51.95%        55.99%        54.39%        48.55%
Spread Income                                49         97,045        64,987        56,578        43,973
Fee Income                                   37        109,047        79,310        70,811        56,470
Shareholders' Equity                         49        459,121       308,836       269,535       221,162
Common Shareholders'
  Equity per Share                           23          10.07          8.16          6.79          5.99
Return on Common Equity                      15          20.77%        18.00%        20.23%        21.32%
Diluted Earnings
  per Common Share                           41           1.83          1.30          1.28          1.12
Cash Dividends Declared
  per Common Share                           30          0.264         0.203         0.149         0.111
Market Value per Share                       20          17.14         14.25         11.50         21.00

PROFILE

The Company was organized in 1972 as R-G Mortgage Corp. In 1996 we organized R-G Financial as a bank holding company, and went public on August 22, 1996. R-G Financial has $4.7 billion in assets and operates 61 banking and mortgage banking branches in 36 locations in Puerto Rico and 4 locations in the United States.

R-G Financial has the following financial services companies: R-G Premier Bank of Puerto Rico, R-G Mortgage Corp., Mortgage Store of Puerto Rico Inc., Home Property Insurance Corp., and R-G Investments Corporation, all located in Puerto Rico, and Continental Capital Corp. located in New York. R-G Mortgage is the second largest mortgage originator in Puerto Rico, and R-G Premier Bank is one of the fastest growing commercial banks on the island. R-G Financial, as a holding company, is the fourth largest locally owned financial institution in Puerto Rico.

R-G Financial manages a $7.2 billion servicing portfolio, and is growing origination's due to a strong housing market, low interest rates and state-of-the-art technology. R-G Financial has a $1.0 billion residential portfolio, $600 million in its commercial real estate and construction portfolio, $92 million in commercial business loans and leases, and $181 million in personal loans and credit cards. Its $2.3 billion investment portfolio consists primarily of tax-exempt mortgage-backed securities and U.S. Government agency securities. Approximately 1,500 professionals and a sophisticated computer center support the activities of the operation.

R-G Financial common and preferred stocks are publicly traded on the Nasdaq Stock Market under the symbols "RGFC," "RGFCP," "RGFCO," "RGFCN," and "RGFCM," respectively.

MISSION

We will strive for long-term financial strength and profitability by centering our strategy on customer satisfaction, being our customers' first choice for service and solutions. We will provide competitive prices, a variety of loan programs, and service which is prompt, courteous and responsive to the unique characteristics of every customer.

LETTER TO STOCKHOLDERS

For many reasons, 2001 was an outstanding year for R-G. The Company's recurrent earnings and dividend distribution reached record highs. Strategic initiatives added strength and depth to the Company. At the same time, we increased our loan portfolio, strengthened our balance sheet, and improved the efficiency of our operation, while increasing our total assets to close to the $5 billion mark.

Our total dedication to service our clientele was also expanded across different channels of distribution in our organization. We expanded our branches, and introduced new financial and technological products that provided us with better tools to service our customers. During our continuous evaluation of the degree of service provided to our customers, our ratio of customer satisfaction rose to 99%, a figure that we consider representative of the quality service that we have targeted for our operation. This is the reason why we are dedicating this Annual Report to Service, the support of our operation. In addition, we will continue changing and improving our operation to continually meet the needs of our customers in the most efficient manner, maintaining the quality of our services through creativity and innovation.

During 2001, we optimized the personal service provided to our clients by improving training, cross-selling, and the integration of all our services and products. We increased our investment in advertising and marketing with the purpose of improving our penetration in the different markets that we service. This additional investment strengthened our distribution channels. We also reintroduced real time Internet services combined with Imaging and Bill Payments, a real technological breakthrough in banking services.

We also plan to diversify our operation through expansion to the Continental United States, via the impending acquisition of a Central Florida-based Crown Bank, F.S.B. The acquisition is subject to regularly approval. We expect to close this transaction during the second quarter of 2002. Upon closing, we plan to consolidate our mortgage banking operations in New York and North Carolina with our new Florida banking operations, emulating our successful strategy in Puerto Rico.

This acquisition will increase our total assets by about $700 million, and our servicing portfolio by about $3 billion, with a total of 15 banking branches in Florida, and four financial centers located in California, Tennessee, Arizona and West Palm Beach. Crown Bank's servicing platform will allow us to continue expanding our servicing business in the U.S. while opening new mortgage banking offices across Florida and in other markets with existing financial centers.

This U.S. banking operation opens a new channel for delivery of our services to the mainland, with the same quality service we provide to our clients in Puerto Rico. The integration of the new bank with our existing mortgage banking business will create a core operation that will support future additional expansion in the Eastern United States, penetrating markets with strong Hispanic populations and strong demand for residential construction.

During the year, we had record volumes of residential mortgage loans and expanded commercial and construction lending, as well as consumer lending, primarily personal loans and credit cards. All signs indicate that 2002 will be a good year for developers, contractors, and construction companies in Puerto Rico. Billions in public and private sector construction investment is expected in 2002, helping the construction industry maintain its role as an important economic backbone and one of Puerto Rico's most dynamic sectors.

We expect continued low interest rates, and high demand for housing. The newly installed Puerto Rico Government has announced a new expedited process for granting permits on new construction projects, providing additional support to new housing investments. According to a recent housing study conducted by the Puerto Rico Banking Association, housing demand stands at 20,640 units a year, of which 10,000 (46.6%) correspond to social interest housing, and 11,000 (53.4%) to medium and high-income housing, commonly referred to as "market" housing. The projected increases in new construction will result in additional future growth of the Puerto Rico mortgage market which during 2001 exceeded $7.5 billion.

We continue striving for growth, profitability and enhancing stockholders' value by improving the fundamentals of our business. A large part of R-G's success can be attributed to the establishment of sound policies followed by effective controls. Our lines of businesses are strongly and effectively supported by a diverse group of tenured and dedicated professionals. Through their insight, our professionals are able to continuously provide independent evaluations of our total corporate objectives. The results are directly reflected in the quality of our assets and ultimately in earnings of the Company.

There is no question that R-G is a strong franchise with a proven track record. Perhaps what you will find most interesting is the story behind the numbers, a glimpse at the details that drive R-G's success and a view of the executive team that makes our business model work. We have tried to provide you with an inside view of our operation with the rest of this Annual Report.

I would like to leave you with one number to consider: 1,500. This is the number of dedicated R-G's employees who each and every day give their best to our company in order to guarantee its continued success. I want to thank each and every one of our employees, who are just as committed as the entire management team in ensuring that R-G remains a leader in financial services.

Our appreciation to our valued customers for their patronage, to our great team of people for being the very best at what they do, to our directors for their exceptional dedication to the company's success, and to our stockholders for their confidence and support. Thanks to our diverse business and talented team members, who are committed to achieve record results for 2002.

All of us at R-G look forward to adding value to our investment as shareholders today and tomorrow. We are committed to improving returns for our stockholders as a direct result of the quality service provided to our customers and associates.

We're about to enter our third decade of service. Thirty years of continued service with innovative products, advanced technology and outstanding people. That is what has made us grow and become the Company we are today.

Victor Galan
Chairman of the Board
and CEO

                        We're not in the money business.
                         We're in the service business.
                 That is key to superior financial performance.

WHAT IS SERVICE:

              Service means different things to different people.
                 It may be measured in time, efficiency, costs,
             relationships or delivery. These are some of the things
                                 we have heard.

"IT'S THE TIME I SPEND IN THE BANK ..."

"..THE RESPECT, THE FRIENDLINESS, THE WAY PEOPLE TREAT ME... THEIR GENUINE CONCERN WITH MY SITUATION."

"..DEALING WITH KNOWLEDGEABLE PEOPLE. ASKING QUESTIONS AND GETTING ANSWERS."

"HOW MUCH I CAN DO IN ONE PLACE. THAT SAVES ME TIME AND MONEY".


" EXPERIENCE AND DILIGENCE. TAKING A HANDS-ON APPROACH TO MY PROBLEMS".

SERVICE IS RESULTS

Outstanding service leads to outstanding results. Thanks to the strategic combination of our diverse businesses and talented team members, we have achieved record results in 2001:

- $66.0 million net income

- 20.77% return on equity

- $4.7 billion in total assets

- 1.63% return on assets

- 40 loan production and banking offices located in Puerto Rico and the US

- Record internal residential mortgage loan production of $1.8 billion; total loan production of $2.5 billion

- $7.2 billion servicing portfolio

Results in Earnings & Revenues

- Earnings for 2001 rose to a record $66.0 million, increasing 51% from 2000 earnings of $43.6 million.

- On a per share basis (diluted), R-G Financial earned $1.83 in 2001, compared to $1.30 in 2000.

- Total gross revenues amounted to $379.6 million, compared to $314.9 million for 2000.

- Net revenues after deducting cost of interest were $206.1 million, compared to $144.3 million in 2000.

- Net interest income, totaling $97.0 million for 2001, was up by 49% from the 2000 level.

- Other revenues, consisting primarily of fee income from the origination, sale and servicing of loans, banking and insurance services, grew 37% to $109.0 million in 2001 from $79.3 million in 2000.

- Servicing income increased to $ 33.9 million in 2000 from $30.8 million in 2001, a 10% increase.

Results in Deposits & Assets

-  Deposits increased by 23% to $2.1 billion, from $1.7 billion in 2000.

- Total assets grew to a record $4.7 billion and our servicing portfolio increased to a record $7.2 billion. As a result, total assets under administration, including our servicing portfolio, increased to a record $11.9 billion during 2001, rising 17% from the previous year.

- Average per branch deposit size increased 18% to $76.3 million in 2001 from $64.9 million in 2000. Our average per branch deposit size exceeds the average per branch deposits of institutions in Puerto Rico.

- Core deposits, primarily consisting of saving and direct deposit accounts, represented 57% of our total deposits (also above the average for the banking industry in Puerto Rico). Brokered deposits were only 7.5% of our total deposits.

- Liquid assets constituted 33.8% of our total assets at year-end, even though we closed new loans totaling $2.5 billion during the year.

Growth & Dividends

- Compounded annual growth rate for the period 1981-2001 was 36.9%, and 32.6% for the period since August 22, 1996 when we became a public company. Since our initial public offering, we have generated additional capital for our shareholders of $178 million and increased assets by $3.6 billion, representing a total growth of 170% in capital and 343% in assets, while paying dividends to our common stockholders in the amount of $24 million.

- Assets grew by $1.1 billion or 32% during 2001 to a record $4.7 billion.
This growth was financed by a $385 million increase in deposits, a $569 million increase in repurchase agreements, a $57 million increase in lines of credit with banks and $99 million capital raised during the year through preferred and common stock offerings.

- We increased dividends to $ 0.26 per share from $0.20 in 2000. For the quarter ended December 31, 2001, the dividend was increased to $0.0765 per share on an annual basis, a 25% annualized increase from the previous quarterly dividend.

- Shareholders' equity of $459.1 million as of December 31, 2001 was up 49% from $308.8 million in 2000.

- Core capital represented 9.81% of our total assets, and risk-based capital represented 18.Ol% (on a consolidated basis), in each case, substantially exceeding the minimums required by our regulators.

- We strengthened our credit loss reserves during the year, increasing the reserve for loan losses to $17.4 million, a 50% increase from $11.6 million the previous year. Reserves approximate 82% of total non-performing loans as of December 31, 2001, excluding our residential loan portfolio where losses have historically been minimal.

- Charge-offs to total average loans outstanding continued to be minimal in 2001, amounting to 0.32%. The provision for loan losses was 182% of net charge-offs for the year.

- At year-end, our unused lines of credit (including lines of credit with the Federal Home Loan Bank) totaled $852 million.

Product Portfolio

R-G's loan production includes the areas of residential and commercial mortgage lending, consumer and business lending. In 2001 we increased our portfolio of loans and our revenues in every one of these areas:

- Loan production reached $2.5 billion in 2001.

- Our residential, commercial and construction mortgage internal loan originations constituted approximately 20% of the market, based on an estimated total mortgage market of $7.8 billion in Puerto Rico last year.

- Our residential loan portfolio at the end of 2001 totaled $1.4 billion (which excludes certain significant loan securitizations during the year), a 39% increase from $1.0 billion in 2000. The average yield on the portfolio for 2001 was 6.75%. This portfolio included $1.4 billion of residential first mortgages and $33.3 million of second mortgages.

- Outstanding construction loans grew 83% to $134.3 million at year-end from $73.5 million in 2000. Commitments for future funding were $92.9 million at December 31, 2001.

- Our commercial loan portfolio, including commercial mortgages and leases, increased to $465.1 million at year-end, an increase of 28% from the previous year.

Most of this portfolio is designed with interest rate floors and generates yields that adjust with fluctuations in the Prime

Rate or LIBOR.

- Our consumer loan portfolio, which includes collateralized consumer loans and credit cards, amounted to $181.2 million at the end of 2001. This portfolio generated an average yield of 11.23%, which improved the average return of our total portfolio and our spread income.

- We expanded our servicing portfolio to 113,070 loans with a total balance of $7.2 billion, an increase of $590.5 million or 9% from 2000.

- Our securities portfolio increased by 45% in 2001, growing to $2.3 billion from $1.6 billion in 2000. These investments represented 48% of total assets as of December 31, 2001, and with a yield of 6.32%, generated revenues of $113.7 million. Most of these securities are tax-free federally guaranteed bonds and GNMA's.

SERVICE IS PRODUCTS

                       The quality of our customer service
                         is our single biggest challenge
                       and our single biggest opportunity.

As a diversified financial services company providing banking, mortgage, investment and insurance products, we offer the full gamut of financial services required by our customers in one stop when visiting any of our financial centers. We continue expanding the different financial products offered to our clients in the areas of bank accounts and certificate of deposits, as well as offering new alternatives in our mortgage and consumer products.

Our Consumer Department offers personal loans, credit cards, and secured personal loans, as well as reserve accounts and electronic services in ATM machines and merchant accounts. The approval of consumer loans is done on an hourly basis using electronic scoring systems.

Our clients receive personalized services through our Trust and Private Banking divisions. Our customers can now satisfy all their banking, investment and insurance needs under one umbrella as a result of our new securities broker-dealer subsidiary and our already existent insurance division. Our Insurance division offers life, credit life and property insurance.

We provide electronic and banking services to our customers via telephone banking or Internet. When accessing our Internet, customers have, on one screen, all their banking relationships with R-G. This includes all their products with R-G, from their saving accounts activity, the maturity of their certificates of deposit, or the balance of their mortgage loan or credit card. Transfer of funds, ordering new checks and placing stop payments on any given check can be made via our Internet Banking Services.

Our Telemarketing Department directs and orients our customers in fulfilling their need for financial products, primarily on new loan applications through the selection of the best mortgage product based on a thorough analysis of their personal requirements. We also provide electronic telemarketing services via phone or internet through a separate group of professionals.

Our imaging system generates copies of monthly checks issued to all our clients, which are mailed with monthly statements of account and are also available via internet. We have introduced a new statement of account that centralizes our customers' banking relationships with us. The statement is also available to our clients via Internet. We also provide free Bill Payment services via Internet. Our Commercial Loan Department tends to all the different needs of our commercial clients, including development and construction loans, commercial mortgage and business loans, and direct lines of credit or working capital loans and equipment leases.

This diversity of products and services, together with the physical location of our branches and the professional services provided by our associates, give us the competitive advantage to support the future growth of our operation by increasing our customer base while retaining satisfied clients. Our officers have all the necessary tools for the best quality service in banking.

At the click of a button you get your total banking relationships with R-G.

SERVICE IS TECHNOLOGY
Total instant banking at the service of our customers via internet, phone or at all our physical locations.

INTERNET BANKING

All your banking relationships with R-G in one consolidated statement of account by internet. Apply for a residential mortgage loan. Make bill payments via internet, including your mortgage payments to R-G. Ask for Trust services and open your IRA accounts. Keep up with your investments. Print and see images of paid checks.

SERVICE IS LOCATION

Even though internet and on-line banking continue to grow, location still influences consumers decisions on where to do banking. During 2002, we have and will continue to increase branch availability, with strategic locations and state-of-the-art systems and technology.

- At the close of the year, we had 25 branches of R-G Premier Bank, 29 branches of R-G Mortgage, and 7 branches of Mortgage Store (a subsidiary of R-G Mortgage), each working in tandem in 36 different locations in Puerto Rico.

- We also had 4 offices of Continental Capital located in New York and North Carolina.

- We have a total of 1,085 employees assigned to branches, loan origination and processing, 61 to operations, 260 to loan administration, and the balance to general administrative and finance, which results in a total of 1,522 employees.

- A new banking branch opened in Aguadilla in January 2001, a second branch in Mayaguez in July 2001 and our Los Colobos branch in Rio Grande in March 2002, increasing our banking branches to 26.

- During 2001 we remodeled and expanded our existing location in our Betances Street branch in Bayamon.

- We now have three (Hato Rey, San Patricio and Colobos) full financial centers, in which we also offer securities and insurance products.

- We opened new branches in Aguadilla, Mayaguez, Rio Piedras, Humacao and Guayama increasing total Mortgage branches to 36 in Puerto Rico.

- We have already begun the construction of the expansion of our headquarters in Hato Rey, which will add a second office tower of 85,000 sq. ft. with parking capacity for 330 cars.

- Our expansion program calls for seven additional branches for 2002 and 2003 (of which two are in the process of construction) in Arecibo, Cayey, Plaza Las Americas, Plaza Carolina, Ponce, Hato Rey and Cupey, which will increase our total bank branches to 33 of which 9 will operate as full financial centers.

Rendering of our new financial center in Los Colobos Shopping Mall. Similar centers are under construction or development for Arecibo, Cayey and Ponce, projected to be operating during 2002.

Investment and banking center to he located in shopping centers, presently under construction in Plaza Carolina and Plaza Las Americas, with special walk-in teller machines to allow us to provide banking services during extended hours.

PUERTO RICO               [MAP OF PUERTO RICO]

R-G PREMIER BANK

Hato Rey*
Aguadilla
Altamira
Arecibo
Bayamon
Bayamon Este
Bayamon Plaza del Sol
Caguas
Carolina
Fajardo 1
Fajardo 11
Guaynabo
Laguna Gardens
Manati
Mayaguez 1
Mayaguez 11
Norte Shopping Center
Plaza Carolina
Plaza lnteramericana
Plaza Las Americas
Ponce
San Patricio*
Santurce
Trujillo Alto
Vega Baja

R-G MORTGAGE

Hato Rey
Aguadilla
Altamira
Arecibo
Bayamon
Bayamon Este
Bayamon Plaza del Sol
Caguas 1
Caguas 11
Carolina
Fajardo 1
Fajardo 11
Guayama
Guaynabo
Humacao
Laguna Gardens
Manati
Mayaguez 1
Mayaguez 11
Norte Shopping Center
Plaza Carolina
Plaza lnteramericana
Plaza Las Americas
Ponce
Rio Piedras
San Patricio
Santurce
Trujillo Alto
Vega Baja

MORTGAGE STORE

Hato Rey
Aguadilla
Bayamon
Caguas
Hatillo
Ponce
Rio Grande

NEW BRANCHES FOR 2002 AND 2003

Los Colobos*
Arecibo*
Cayey*
Cupey
Plaza Carolina 11*
Plaza Las Americas 11*
Ponce*
Hato Rey*

*Full financial centers

US. EXPANSION

Continental Capital

NEW YORK

Bayshore
Huntington Station
Woodhaven

NORTH CAROLINA
Charlotte

Crown Bank

FLORIDA

Altamonte Springs
Bayonet Point
Cape Coral
Casselberry
Clearwater
Dunedin
Englewood
Holiday
Lake Worth
Ocoee
Orlando
Oviedo
St. Petersburg
Sarasota
Winter Park

Crown Bank acquisition announced in December 2001 (which is subject to regulatory approval) will add 15 bank branches in Florida and commercial offices in California, Tennessee, Arizona and West Palm Beach.

          "Throw in an acquisition that brings the first retail banking operation on the mainland US, and you're looking
                  at R-G Financial Corp.'s recipe for growth,"

                                   Investors Business Daily
                                   February 28, 2002

SERVICE IS PEOPLE

Our commitment to outstanding service begins with our people. They are the vehicle of our vision and the core of our culture. Great service comes from great people. And great service happens when people take personal ownership in the business and service they deliver. When our employees become pro-active in solving customer's problems. When they feel pride in belonging.

As powerful and valuable as our brand is, nothing defines it more than the people behind it. More than 1,500 people form the R-G Financial team, providing services to over 200,000 customers in R-G Premier Bank, R-G Mortgage, Mortgage Store and Continental Capital, in 40 locations combined.

The quality of customer service has become key to every financial institutions' success. Becoming team players, working toward common goals with a clear vision are important factors we bear consistently in mind to continuously increase revenue and profitability.

Ramon Prats
President

                 Even if we provide the branches, the products,
             the technology, the advertising and marketing support,
                      it only works if our people deliver.

                          Professionals at their best;
              conceiving how to improve and provide better service
                          while increasing efficiency.

Steven Velez, Mortgage Banking
Ricardo Agudo, New Housing
Ramon Perez, Loan Administration

                    As powerful and valuable as our brand is,
               nothing defines it more than the people behind it.

Joseph Sandoval, Chief Financial Officer
Jean Francois Duniazet, Insurance

                      Improving return for our shareholders
                 as a direct result of providing quality service.

Maria M. Rosales, Construction Lending
Felipe Franco, Consumer Lending
Peter Serralles, Securities Brokerage
Mario Ruiz, Banking
Hector Secola, Human Resources
Victor Irizarry, Corporate and Chief Lending Officer

BOARD OF DIRECTORS

Top row from left to right:
Gilberto Rivera Arreaga
CPA/Esq., Executive Vice President of the National College of Business & Technology, post secondary institution with campuses in Bayamon and Arecibo, Puerto Rico.

Laureano Carus Abarca
Chairman of Alonso Carus Iron Works in Catano,
Puerto Rico, manufacturers of metal products.

Roberto Gorbea
President & CEO of Lord Electric Company of Puerto Rico, Inc.

Benigno R. Fernandez
Senior Partner of Fernandez, Perez, Villariny & Co.,
CPA firm in Hato Rey, Puerto Rico

Enrique Umpierre Suarez
Secretary of the Board and Attorney in Private practice.

Pedro Ramirez
President & CEO of Empresas Nativas, Inc., a local real estate development firm.

Second row from left to right:

Ramon Prats
Vice Chairman of the Board and President

Ileana Colon Carlo
Chief Administration and Financial Officer of McConnell
& Valdes, legal counsels; Former Comptroller General of the Commonwealth of Puerto Rico.

Eduardo McCormack
President EMP Omega Corporation, fructose importers and distributors in P.R. Former Vice President Bacardi Corporation.

Ana M. Armendariz
Treasurer of the Board and Senior Vice President of
Finance - R&G Mortgage

Victor L. Galan
Vice President Loan Production Marketing and Business
Development - R&G Mortgage

Standing:

Victor J. Galan
Chairman of the Board and Chief Executive Officer

                            SERVING OUR SHAREHOLDERS
                        WHILE CREATING STOCKHOLDER VALUE.


AFFORDABLE HOUSING

In accordance with the last study of Housing Demand in Puerto Rico it is estimated that of the 20,000 annual housing units demanded in our market, approximately 47% are considered "out of market demand." Any unit below a selling price of $70,000 is considered as "out of market" in the current guidepost for social interest demand.

One of our most important commitments with Puerto Rico is our involvement with the assistance and promotion of the development of social interest projects, and our dedication and work with local non-profit institutions to provide a better quality of life, and enhance our culture and values in areas such as health, community work, sports and arts.

- Over 11 years as part of the Muscular Distrophy Association.

- Part of the Puerto Rico Community Foundation dedicated to sponsoring Social Interest Housing.

- Participating in the construction of more than 3,000 social housing units in the Affordable Housing Program of the Government of Puerto Rico, with approximately $200 million in subsidized interest cost.

- Providing construction financing for the development of social interest projects.

- Participating with the Caguas Municipal Government in the establishment of a revolving loan fund that provides technical assistance and financing in housing and economic development to low and moderate sectors in the Caguas region.

- Sponsoring of charitable institutions such as the "Ivan Rodriguez Foundation" to promote sports in our community.

-Supporting groups such as the Salvation Army.

- Working with the Federal Home Loan Bank of New York in the allocation of subsidies to assist low-income families in acquiring their own homes.

- Allocating a portion of our investment portfolio to the development of Affordable Housing.

- Working with mare than 40 non-profit organizations dedicated to social work.

- Sponsoring Community Development Services and Community Outreach.

- Constant support of artists who exhibit their work in our headquarters' in Hato Rey.

VILLAS DE RIO BLANCO/NAGUABO, PUERTO RICO
Affordable housing project for moderate income families with a maximum selling price of $70,000.

- Interim and permanent financing.
- 195 units with a $15.7 million sellout.

BORINQUEN VALLEY/CAGUAS, PUERTO RICO
Affordable housing project for moderate income families with a maximum selling price of $70,000.

 Interim and permanent financing.

- 500 units with a $36.7 million sellout.

SERVICE TO OUR COMMUNITIES

Conference "How to buy your home" in Ponce, Puerto Rico.

Committed to the development of community based organizations, hosting the organization of a network of groups as part of the Community Reinvestment Act
(CRA)

Donation for the Salvation Army.

Sponsoring art exhibitions in our corporate headquarters, R-G Plaza Building.

Stockholder information

Corporate Offices

R-G Plaza
280 JT Pinero Ave.
San Juan, P.R. 00918
(787) 758-2424

US Operations
290 Broad Hollow Rd.
2nd Floor
Melville, New York 11747
(631) 549-8188

Annual Meeting
April 30, 2002

10:00 a.m. Atlantic time
Ritz Carlton
San Juan Hotel & Casino
Isla Verde, Puerto Rico

Special Counsel
Kelley, Drye & Warren, LLP
Tysons Corner
8000 Towers Crescent Drive
Suite 1200
Vienna, Virginia 22182

McConnell & Valdes
270 Munoz Rivera Ave.
San Juan, P.R. 000918

Transfer Agent and Registrar
American Stock Transfer & Trust Co.
6201 Fifteenth Avenue
Brooklyn, N.Y. 11219

Independent Public Accountants
PricewaterhouseCoopers, LLP
BBV Tower-9th Floor
San Juan, P.R. 00918

Market Makers
UBS Warburg LLC
299 Park Avenue
New York, N.Y. 10171-0026

Keefe, Bruyette & Woods, Inc.
787 Seventh Avenue
4th Floor
New York, N.Y. 10019

Sandler O'Neill & Partners, L.P.
919 Third Avenue, 6th Floor
New York, N.Y. 10022

Friedman, Billings, Ramsey & Co. Inc.
1001 Nineteenth Street North
Arlington, VA 22209

Internet Website
http: //www.rgonline.com
(in Spanish and English)

General Inquiries & Reports

R-G Financial is required to file an annual report on Form lOK for its fiscal year ended December 31, 2001 with the Securities and Exchange Commission. Copies of its Annual Report and Quarterly Reports may be obtained without charge through our investors relations page in our website or by contacting our Investor Relations Department, Attention Ms. Damarys Quiles at (787)756-2801.

Stock Listings
Symbol:  RGFC-NASDAQ
         RGFCP-NASDAQ
         RGFCO-NASDAQ
         RGFCN-NASDAQ
         RGFCM-NASDAQ

At December 31, 2001, the Company had 200 stockholders of record, which does not take into consideration approximately 2,300 investors who hold their stock through brokerage and other firms. The high and low prices and dividends paid per share for the Company's stock during each quarter of the last two fiscal years were as follows:

                   Mar 31       Jun 30      Sept 30      Dec 31     Mar 31       Jun 30      Sept 30      Dec 31

                    2001         2001         2001        2001       2000         2000        2000        2000

High                17.00        20.00        20.91       19.25      12.00         9.50       11.0        14.50
Low                 12.62        14.12        15.70       14.93       7.68         6.50        7.87        8.625
Dividends Paid       0.06      0.06375      0.06775     0.06775     0.0720        0.045      0.0525       0.0565


This Annual Report has been designed by Adworks (c)2002
Photography: Tomas Gual

                                                            FINANCIAL HIGHLIGHTS

                                  % increase       (Dollars in Thousands, except for per Share Data)
                                  (decrease)
                                   vs 2000            2001          2000        1999         1998
Loan Production                      43%           2,473,168     1,729,373    1,977,322    1,426,069
----------------------------------------------------------------------------------------------------
Gross Revenues                       21              379,618       314,911      233,953      180,767

Net Earnings                         51               65,971        43,633       41,335       34,034

Total Assets                         32            4,664,394     3,539,444    2,911,993    2,044,781

Return on Assets                     22                 1.63%         1.34%        1.72%        1.95%

Servicing Portfolio                   9            7,224,571     6,634,059    6,177,511    4,827,798

Efficiency Ratio                     (7)               51.95%        55.99%       54.39%       48.55%

Spread Income                        49               97,045        64,987       56,578       43,973

Fee Income                           37              109,047        79,310       70,811       56,470

Shareholders' Equity                 49              459,121       308,836      269,535      221,162

Common Shareholders'
 Equity per Share                    23                10.07          8.16         6.79         5.99

Return on Common Equity              15                20.77%        18.00%       20.23%       21.32%

Diluted Earnings
 per Common Share                    41                 1.83          1.30         1.28         1.12

Cash Dividends Declared
 per Common Share                    30                0.264         0.203        0.149        0.111

Market Value per Share               20                17.14         14.25        11.50        21.00
----------------------------------------------------------------------------------------------------

                          STOCKHOLDERS EQUITY (000'S)

                                    [CHART]

                                    [CHART]


                                    [CHART]

                                    PROFILE

The Company was organized in 1972 as R-G Mortgage Corp. In 1996 we organized R-G Financial as a bank holding company, and went public on August 22, 1996. R-G Financial has $4.7 billion in assets and operates 65 banking and mortgage banking branches in 36 locations in Puerto Rico and 4 locations in the United States.

R-G Financial has the following financial services companies: R-G Premier Bank of Puerto Rico, R-G Mortgage Corp., Mortgage Store of Puerto Rico Inc., Home Property Insurance Corp., and R-G Investments Corporation, all located in Puerto Rico, and Continental Capital Corp. located in New York. R-G Mortgage is the second largest mortgage originator in Puerto Rico, and R-G Premier Bank is one of the fastest growing commercial banks on the Island. R-G Financial, as a holding company, is the fourth largest locally owned financial institution in Puerto Rico.

R-G Financial manages a $7.2 billion servicing portfolio, and is growing origination's due to a strong housing market, low interest rates and state-of-the-art technology. R-G Financial has a $1.0 billion residential portfolio, $600 million in its commercial real estate and construction portfolio, $92 million in commercial business loans and leases, and $181 million in personal loans and credit cards. Its $2.3 billion investment portfolio consists primarily of tax-exempt mortgage-backed securities and U.S. Government agency securities. Approximately 1,500 professionals and a sophisticated computer center support the activities of the operation.

R-G Financial common and preferred stocks are publicly traded on the Nasdaq Stock Market under the symbols "RGFC," "RGFCP," "RGFCO," "RGFCN," and "RGFCM," respectively.

                                    [CHART]

                                   [R-G LOGO]
                                    MISSION

We will strive for long-term financial strength and profitability by centering our strategy on customer satisfaction, being our customers' first choice for service and solutions.

We will provide competitive prices, a variety of loan programs, and service which is prompt, courteous and responsive to the unique characteristics of every customer.

                                    [PHOTO]

LETTER TO STOCKHOLDERS

For many reasons, 2001 was an outstanding year for R-G. The Company's recurrent earnings and dividend distribution reached record highs. Strategic initiatives added strength and depth to the Company. At the same time, we increased our loan portfolio, strengthened our balance sheet, and improved the efficiency of our operation, while increasing our total assets to close to the $5 billion mark.

Our total dedication to service our clientele was also expanded across different channels of distribution in our organization. We expanded our branches, and introduced new financial and technological products that provided us with better tools to service our customers. During our continuous evaluation of the degree of service provided to our customers, our ratio of customer satisfaction rose to 99%, a figure that we consider representative of the quality service that we have targeted for our operation. This is the reason why we are dedicating this Annual Report to SERVICE, the support of our operation. In addition, we will continue changing and improving our operation to continually meet the needs of our customers in the most efficient manner, maintaining the quality of our services through creativity and innovation.

During 2001, we optimized the personal service provided to our clients by improving training, cross-selling, and the integration of all our services and products. We increased our investment in advertising and marketing with the purpose of improving our penetration in the different markets that we service. This additional investment strengthened our distribution channels. We also reintroduced real time Internet services combined with Imaging and Bill Payments, a real technological breakthrough in banking services.

We also plan to diversify our operation through expansion to the Continental United States, via the impending acquisition of a Central Florida-based Crown Bank, F.S.B. The acquisition is subject to regulatory approval. We expect to close this transaction during the second quarter of 2002. Upon closing, we plan to consolidate our mortgage banking operations in New York and North Carolina with our new Florida banking operations, emulating our successful strategy in Puerto Rico.

This acquisition will increase our total assets by about $700 million, and our servicing portfolio by about $3 billion, with a total of 15 banking branches in Florida, and four financial centers located in California, Tennessee, Arizona and West Palm Beach. Crown Bank's servicing platform will allow us to continue expanding our servicing business in the U.S. while opening new mortgage banking offices across Florida and in other markets with existing financial centers.

This U.S. banking operation opens a new channel for delivery of our services to the mainland, with the same quality service we provide to our clients in Puerto Rico. The integration of the new bank with our existing mortgage banking business will create a core operation that will support future additional expansion in the Eastern United States, penetrating markets with strong Hispanic populations and strong demand for residential construction.

During the year, we had record volumes of residential mortgage loans and expanded commercial and construction lending, as well as consumer lending, primarily personal loans and credit cards. All signs indicate that 2002 will be a good year for developers, contractors, and construction companies in Puerto Rico. Billions in public and private sector construction investment is expected in 2002, helping the construction industry maintain its role as an important economic backbone and one of Puerto Rico's most dynamic sectors.

We expect continued low interest rates, and high demand for housing. The newly installed Puerto Rico Government has announced a new expedited process for granting permits on new construction projects, providing additional support to new housing investments. According to a recent housing study conducted by the Puerto Rico Banking Association, housing demand stands at 20,640 units a year, of which 10,000 (46.6%) correspond to social interest housing, and 11,000 (53.4%) to medium and high-income housing, commonly referred to as "market" housing. The projected increases in new construction will result in additional future growth of the Puerto Rico mortgage market which during 2001 exceeded $7.5 billion.

We continue striving for growth, profitability and enhancing stockholders' value by improving the fundamentals of our business. A large part of R-G's success can be attributed to the establishment of sound policies followed by effective controls. Our lines of businesses are strongly and effectively supported by a diverse group of tenured and dedicated professionals. Through their insight, our professionals are able to continuously provide independent evaluations of our total corporate objectives. The results are directly reflected in the quality of our assets and ultimately in earnings of the Company.

There is no question that R-G is a strong franchise with a proven track record. Perhaps what you will find most interesting is the story behind the numbers, a glimpse at the details that drive R-G's success and a view of the executive team that makes our business model work. We have tried to provide you with an inside view of our operation with the rest of this Annual Report.

                        We're not in the money business.
                         We're in the service business.
                 That is key to superior financial performance.

I would like to leave you with one number to consider: 1,500. This is the number of dedicated R-G's employees who each and every day give their best to our company in order to guarantee its continued success. I want to thank each and every one of our employees, who are just as committed as the entire management team in ensuring that R-G remains a leader in financial services.

Our appreciation to our valued customers for their patronage, to our great team of people for being the very best at what they do, to our directors for their exceptional dedication to the company's success, and to our stockholders for their confidence and support. Thanks to our diverse business and talented team members, who are committed to achieve record results for 2002.

All of us at R-G look forward to adding value to our investment as shareholders today and tomorrow. We are committed to improving returns for our stockholders as a direct result of the quality service provided to our customers and associates.

We're about to enter our third decade of service. Thirty years of continued service with innovative products, advanced technology and outstanding people. That is what has made us grow and become the Company we are today.



/s/ VICTOR GALAN

Victor Galan
Chairman of the Board
and CEO

WHAT IS SERVICE:

Service means different things to different people. It may be measured in time, efficiency, costs, relationships or delivery. These are some of the things we have heard.

                                    [PHOTO]

"IT'S THE TIME I SPEND IN THE BANK ..."

"...THE RESPECT, THE FRIENDLINESS, THE WAY PEOPLE TREAT ME... THEIR GENUINE CONCERN WITH MY SITUATION."

"...DEALING WITH KNOWLEDGEABLE PEOPLE. ASKING QUESTIONS AND GETTING ANSWERS."

"HOW MUCH I CAN DO IN ONE PLACE. THAT SAVES ME TIME AND MONEY".

"EXPERIENCE AND DILIGENCE. TAKING A HANDS-ON APPROACH TO MY PROBLEMS".

SERVICE IS RESULTS

                                    [PHOTO]

Outstanding service leads to outstanding results. Thanks to the strategic combination of our diverse businesses and talented team members, we have achieved record results in 2001:

-        $66.0 million net income

-        20.77% return on equity

-        $4.7 billion in total assets

-        1.63% return on assets

- 40 loan production and banking offices located in Puerto Rico and the US

-        Record internal residential mortgage loan production of $1.8 billion;
         total loan production of $2.5 billion

-        $7.2 billion servicing portfolio

RESULTS IN EARNINGS & REVENUES

- Earnings for 2001 rose to a record $66.0 million, increasing 51% from 2000 earnings of $43.6 million.

- On a per share basis (diluted), R-G Financial earned $1.83 in 2001, compared to $1.30 in 2000.

- Total gross revenues amounted to $379.6 million, compared to $314.9 million for 2000.

- Net revenues after deducting cost of interest were $206.1 million, compared to $144.3 million in 2000.

- Net interest income, totaling $97.0 million for 2001, was up by 49% from the 2000 level.

- Other revenues, consisting primarily of fee income from the origination, sale and servicing of loans, banking and insurance services, grew 37% to $109.0 million in 2001 from $79.3 million in 2000.

- Servicing income increased to $ 33.9 million in 2000 from $30.8 million in 2001, a 10% increase.

RESULTS IN DEPOSITS & ASSETS

-        Deposits increased by 23% to $2.1 billion, from $1.7 billion in 2000.

- Total assets grew to a record $4.7 billion and our servicing portfolio increased to a record $7.2 billion. As a result, total assets under administration, including our servicing portfolio, increased to a record $11.9 billion during 2001, rising 17% from the previous year.

- Average per branch deposit size increased 18% to $76.3 million in 2001 from $64.9 million in 2000. Our average per branch deposit size exceeds the average per branch deposits of institutions in Puerto Rico.

- Core deposits, primarily consisting of saving and direct deposit accounts, represented 57% of our total deposits (also above the average for the banking industry in Puerto Rico). Brokered deposits were only 7.5% of our total deposits.

- Liquid assets constituted 33.8% of our total assets at year-end, even though we closed new loans totaling $2.5 billion during the year.

GROWTH & DIVIDENDS

- Compounded annual growth rate for the period 1981-2001 was 36.9%, and 32.6% for the period since August 22, 1996 when we became a public company. Since our initial public offering, we have generated additional capital for our shareholders of $178 million and increased assets by $3.6 billion, representing a total growth of 170% in capital and 343% in assets, while paying dividends to our common stockholders in the amount of $24 million.

- Assets grew by $1.1 billion or 32% during 2001 to a record $4.7 billion. This growth was financed by a $385 million increase in deposits, a $569 million increase in repurchase agreements, a $57 million increase in lines of credit with banks and $99 million capital raised during the year through preferred and common stock offerings.

- We increased dividends to $ 0.26 per share from $0.20 in 2000. For the quarter ended December 31, 2001, the dividend was increased to $0.0765 per share on an annual basis, a 25% annualized increase from the previous quarterly dividend.

- Shareholders' equity of $459.1 million as of December 31, 2001 was up 49% from $308.8 million in 2000.

- Core capital represented 9.81% of our total assets, and risk-based capital represented 18.01% (on a consolidated basis), in each case, substantially exceeding the minimums required by our regulators.

- We strengthened our credit loss reserves during the year, increasing the reserve for loan losses to $17.4 million, a 50% increase from $11.6 million the previous year. Reserves approximate 82% of total non-performing loans as of December 31, 2001, excluding our residential loan portfolio where losses have historically been minimal.

- Charge-offs to total average loans outstanding continued to be minimal in 2001, amounting to 0.32%. The provision for loan losses was 182% of net charge-offs for the year.

- At year-end, our unused lines of credit (including lines of credit with the Federal Home Loan Bank) totaled $852 million.

PRODUCT PORTFOLIO

R-G's loan production includes the areas of residential and commercial mortgage lending, consumer and business lending. In 2001 we increased our portfolio of loans and our revenues in every one of these areas:

-        Loan production reached $2.5 billion in 2001.

- Our residential, commercial and construction mortgage internal loan originations constituted approximately 20% of the market, based on an estimated total mortgage market of $7.8 billion in Puerto Rico last year.

- Our residential loan portfolio at the end of 2001 totaled $1.4 billion (which excludes certain significant loan securitizations during the year), a 39% increase from $1.0 billion in 2000. The average yield on the portfolio for 2001 was 6.75%. This portfolio included $1.4 billion of residential first mortgages and $33.3 million of second mortgages.

- Outstanding construction loans grew 83% to $134.3 million at year-end from $73.5 million in 2000. Commitments for future funding were $92.9 million at December 31, 2001.

- Our commercial loan portfolio, including commercial mortgages and leases, increased to $465.1 million at year-end, an increase of 28% from the previous year. Most of this portfolio is designed with interest rate floors and generates yields that adjust with fluctuations in the Prime Rate or LIBOR.

- Our consumer loan portfolio, which includes collateralized consumer loans and credit cards, amounted to $181.2 million at the end of 2001. This portfolio generated an average yield of 11.23%, which improved the average return of our total portfolio and our spread income.

- We expanded our servicing portfolio to 113,070 loans with a total balance of $7.2 billion, an increase of $590.5 million or 9% from 2000.

- Our securities portfolio increased by 45% in 2001, growing to $2.3 billion from $1.6 billion in 2000. These investments represented 48% of total assets as of December 31, 2001, and with a yield of 6.32%, generated revenues of $113.7 million. Most of these securities are tax-free federally guaranteed bonds and GNMA's.



                                    [Chart]






                                    [Chart]

The quality of our customer service is our single biggest challenge and our single biggest opportunity.

SERVICE IS PRODUCTS

As a diversified financial services company providing banking, mortgage, investment and insurance products, we offer the full gamut of financial services required by our customers in one stop when visiting any of our financial centers. We continue expanding the different financial products offered to our clients in the areas of bank accounts and certificate of deposits, as well as offering new alternatives in our mortgage and consumer products.

Our Consumer Department offers personal loans, credit cards, and secured personal loans, as well as reserve accounts and electronic services in ATM machines and merchant accounts. The approval of consumer loans is done on an hourly basis using electronic scoring systems.

Our clients receive personalized services through our Trust and Private Banking divisions. Our customers can now satisfy all their banking, investment and insurance needs under one umbrella as a result of our new securities broker-dealer subsidiary and our already existent insurance division. Our Insurance division offers life, credit life and property insurance.

We provide electronic and banking services to our customers via telephone banking or Internet. When accessing our Internet, customers have, on one screen, all their banking relationships with R-G. This includes all their products with RG, from their saving accounts activity, the maturity of their certificates of deposit, or the balance of their mortgage loan or credit card. Transfer of funds, ordering new checks and placing stop payments on any given check can be made via our Internet Banking Services.

Our Telemarketing Department directs and orients our customers in fulfilling their need for financial products, primarily on new loan applications through the selection of the best mortgage product based on a thorough analysis of their personal requirements. We also provide electronic telemarketing services via phone or internet through a separate group of professionals.

Our Imaging system generates copies of monthly checks issued to all our clients, which are mailed with monthly statements of account and are also available via internet. We have introduced a new statement of account that centralizes our customers' banking relationships with us. The statement is also available to our clients via Internet. We also provide free Bill Payment services via Internet.

Our Commercial Loan Department tends to all the different needs of our commercial clients, including development and construction loans, commercial mortgage and business loans, and direct lines of credit or working capital loans and equipment leases.

This diversity of products and services, together with the physical location of our branches and the professional services provided by our associates, give us the competitive advantage to support the future growth of our operation by increasing our customer base while retaining satisfied clients. Our officers have all the necessary tools for the best quality service in banking.

                                   [PICTURE]

At the click of a button you get your total banking relationships with R-G.

SERVICE IS TECHNOLOGY

Total instant banking at the service of our customers via internet, phone or at all our physical locations.

INTERNET

                                    [GRAPH]

All your banking relationships with R-G in one consolidated statement of account by internet.

                                    [GRAPH]

Apply for a residential mortgage loan.

                                    [GRAPH]

Make bill payments via internet, including your mortgage payments to R-G.

BANKING

                                    [GRAPH]

Ask for Trust services and open your IRA accounts.

                                    [GRAPH]

Keep up with your investments.

                                    [GRAPH]

Print and see images of paid checks.

                                    [PHOTO]


Rendering of our new financial center in Los Colobos Shopping Mall. Similar centers are under construction or development for Arecibo, Cayey and Ponce, projected to be operating during 2002.

                                    [PHOTO]

Investment and banking center to be located in shopping centers, presently under construction in Plaza Carolinan and Plaza Las Americas, with special walk-in teller machines to allow us to provide banking services during extended hours.

SERVICE IS LOCATION

Even though internet and on-line banking continue to grow, location still influences consumers decisions on where to do banking. During 2002, we have and will continue to increase branch availability, with strategic locations and state-of the-art systems and technology.

- At the close of the year, we had 25 branches of R-G Premier Bank, 29 branches of R-G Mortgage, and 7 branches of Mortgage Store (a subsidiary of R-G Mortgage), each working in tandem in 36 different locations in Puerto Rico.

- We also had 4 offices of Continental Capital located in New York and North Carolina.

- We have a total of 1,085 employees assigned to branches, loan origination and processing, 61 to operations, 260 to loan administration, and the balance to general administrative and finance, which results in a total of 1,522 employees.

- A new banking branch opened in Aguadilla in January 2001, a second branch in Mayaquez in July 2001 and our Los Colobos branch in Rio Grande in March 2002, increasing our banking branches to 26.

- During 2001 we remodeled and expanded our existing location in our Betances Street branch in Bayamon.

- We now have three (Hato Rey, San Patricio and Colobos) full financial centers, in which we also offer securities and insurance products.

- We opened new branches in Aguadilla, Mayaguez, Rio Piedras, Humacao and Guayama increasing total Mortgage branches to 36 in Puerto Rico.

- We have already begun the construction of the expansion of our headquarters in Hato Rey, which will add a second office tower of 85,000 sq. ft. with parking capacity for 330 cars.

- Our expansion program calls for seven additional branches for 2002 and 2003 (of which two are in the process of construction) in Arecibo, Cayey, Plaza Las Americas, Plaza Carolina, Ponce, Hato Rey and Cupey, which will increase our total bank branches to 33 of which 9 will operate as full financial centers.

                                     [MAP]

PUERTO RICO

R-G PREMIER BANK
Hato Rey*
Aguadilla
Altamira
Arecibo
Bayamon
Bayamon Este
Bayamon Plaza del Sol
Caguas
Carolina
Fajardo I
Fajardo II
Guaynabo
Laguna Gardens
Manati
Mayaguez I
Mayaguez II
Norte Shopping Center
Plaza Carolina
Plaza Interamericana
Plaza Las Americas
Ponce
San Patricio*
Santurce
Trujillo Alto
Vega Baja

R-G MORTGAGE
Hato Rey
Aguadilla
Altamira
Arecibo
Bayamon
Bayamon Este
Bayamon Plaza del Sol
Caguas I
Caguas II
Carolina
Fajardo I
Fajardo II
Guayama
Guaynabo
Humacao
Laguna Gardens
Manati
Mayaguez I
Mayaguez II
Norte Shopping Center
Plaza Carolina
Plaza Interamericana
Plaza Las Americas
Ponce
Rio Piedras
San Patricio
Santurce
Trujillo Alto
Vega Baja

MORTGAGE STORE
Hato Rey
Aguadilla
Bayamon
Caguas
Hatillo
Ponce
Rio Grande

NEW BRANCHES FOR 2002 AND 2003
Los Colobos*
Arecibo*
Cayey*
Cupey
Plaza Carolina II*
Plaza Las Americas II*
Ponce*
Hato Rey*

* Full financial centers

U.S. EXPANSION

[MAP]

[CONTINENTAL CAPITAL LOGO]

NEW YORK
Bayshore
Huntington Station
Woodhaven

NORTH CAROLINA
Charlotte

[CROWN BANK LOGO]

FLORIDA
Altamonte Springs
Bayonet Point
Cape Coral
Casselberry
Clearwater
Dunedin
Englewood
Holiday
Lake Worth
Ocoee
Orlando
Oviedo
St. Petersburg
Sarasota
Winter Park

Crown Bank acquisition announced in December 2001 (which is subject to regulatory approval) will add 15 bank branches in Florida and commercial offices in California, Tennessee, Arizona and West Palm Beach.

         "Throw in an acquisition that brings the first retail banking operation on the mainland U.S. and you're looking
                  at R-G Financial Corp.'s recipe for growth."

                                                        Investors Business Daily
                                                        February 28, 2002

SERVICE IS PEOPLE

[PHOTO]

Our commitment to outstanding service begins with our people. They are the vehicle of our vision and the core of our culture. Great service comes from great people. And great service happens when people take personal ownership in the business and service they deliver. When our employees become pro-active in solving customer's problems. When they feel pride in belonging.

As powerful and valuable as our brand is, nothing defines it more than the people behind it. More than 1,500 people form the R-G Financial team, providing services to over 200,000 customers in R-G Premier Bank, R-G Mortgage, Mortgage Store and Continental Capital, in 40 locations combined.

The quality of customer service has become key to every financial institutions' success. Becoming team players, working toward common goals with a clear vision are important factors we bear consistently in mind to continuously increase revenue and profitability.



/s/ Ramon Prats
-------------------------------
Ramon Prats
President

                 Even if we provide the branches, the products,
             the technology, the advertising and marketing support,
                      it only works if our people deliver.

                                    [PHOTO]

                                    [PHOTO]

                          Professionals at their best:
              conceiving how to improve and provide better service
                          while increasing efficiency.

                         Steven Velez, Mortgage Banking
                           Ricardo Agudo, New Housing
                        Ramon Perez, Loan Administration

                                    [PHOTO]

                                    [PHOTO]

                    As powerful and valuable as our brand is,
               nothing defines it more than the people behind it.

                    Joseph Sandoval, Chief Financial Officer
                        Jean Francois Dumazet, Insurance

                                    [PHOTO]

                                    [PHOTO]

                     Improving return for our shareholders
                as a direct result of providing quality service

                     Maria M. Rosales, Construction Lending
                        Felipe Franco, Consumer Lending

                                    [PHOTO]

                                    [PHOTO]

                                    [PHOTO]

                     Peter Serralles, Securities Brokerage
                              Mario Ruiz, Banking
                         Hector Secola, Human Resources
              Victor Irizarry, Corporate and Chief Lending Officer

Top row from left to right:

GILBERTO RIVERA ARREAGA

CPA/Esq., Executive Vice President of the National College of Business & Technology, post secondary institution with campuses in Bayamon and Arecibo, Puerto Rico.

LAUREANO CARUS ABARCA

Chairman of Alonso Carus Iron Works in Catano,
Puerto Rico, manufacturers of metal products.

ROBERTO GORBEA

President & CEO of Lord Electric Company of Puerto Rico, Inc.

BENIGNO R. FERNANDEZ

Senior Partner of Fernandez, Perez, Villariny & Co.,
CPA firm in Hato Rey, Puerto Rico

ENRIQUE UMPIERRE SUAREZ

Secretary of the Board and Attorney in Private practice.

PEDRO RAMIREZ

President & CEO of Empresas Nativas, Inc., a local real estate development firm.

[GRAPH]

SECOND ROW FROM LEFT TO RIGHT:

RAMON PRATS

Vice Chairman of the Board and President

ILEANA COLON CARLO

Chief Administration and Financial Officer of McConnell
& Valdes, legal counsels. Former Comptroller General of the Commonwealth of Puerto Rico.

EDUARDO MCCORMACK

President EMP Omega Corporation, fructose importers and distributors in P.R. Former Vice President
Bacardi Corporation.

ANA M. ARMENDARIZ

Treasurer of the Board and Senior Vice President of Finance - R&G Mortgage

VICTOR L. GALAN

Vice President Loan Production Marketing and Business
Development - R&G Mortgage

Standing:

VICTOR J. GALAN

Chairman of the Board and Chief Executive Officer

                               BOARD OF DIRECTORS

                                    [PHOTO]

                            Serving our shareholders
                       while creating stockholder value.

AFFORDABLE HOUSING

[PHOTO]

VILLAS DE RIO BLANCO/NAGUABO, PUERTO RICO

Affordable housing project for moderate income families with a maximum selling price of $70,000.

- Interim and permanent financing.
- 195 units with a $15.7 million sellout.

AFFORDABLE HOUSING

In accordance with the last study of Housing Demand in Puerto Rico it is estimated that of the 20,000 annual housing units demanded in our market, approximately 47% are considered "out of market demand." Any unit below a selling price of $70,000 is considered as "out of market" in the current guidepost for social interest demand.

One of our most important commitments with Puerto Rico is our involvement with the assistance and promotion of the development of social interest projects, and our dedication and work with local non-profit institutions to provide a better quality of life, and enhance our culture and values in areas such as health, community work, sports and arts.

- Over 11 years as part of the Muscular Distrophy Association.

- Part of the Puerto Rico Community Foundation dedicated to sponsoring Social Interest Housing.

- Participating in the construction of more than 3,000 social housing units in the Affordable Housing Program of the Government of Puerto Rico, with approximately $200 million in subsidized interest cost.

- Providing construction financing for the development of social interest projects.

- Participating with the Caguas Municipal Government in the establishment of a revolving loan fund that provides technical assistance and financing in housing and economic development to low and moderate sectors in the Caguas region.

- Sponsoring of charitable institutions such as the "Ivan Rodriguez Foundation" to promote sports in our community.

- Supporting groups such as the Salvation Army.

- Working with the Federal Home Loan Bank of New York in the allocation of subsidies to assist low-income families in acquiring their own homes.

- Allocating a portion of our investment portfolio to the development of Affordable Housing.

- Working with more than 40 non-profit organizations dedicated to social work.

- Sponsoring Community Development Services and Community Outreach.

- Constant support of artists who exhibit their work in our headquarters' in Hato Rey.

                                    [PHOTO]

BORINQUEN VALLEY/CAGUAS, PUERTO RICO

Affordable housing project for moderate income families with a maximum selling price of $70,000.

- Interim and permanent financing.
- 500 units with a $36.7 million sellout.

                           SERVICE TO OUR COMMUNITIES

                                    [PHOTO]

                                    [PHOTO]

                                    [PHOTO]

                                    [PHOTO]

            Conference "How to buy your home" in Ponce, Puerto Rico.

                Committed to the development of community based
            organizations, hosting the organization of a network of
             groups as part of the Community Reinvestment Act (CRA)

                        Donation for the Salvation Army.

 Sponsoring art exhibitions in our corporate headquarters, R-G Plaza Building.

                      Selected Consolidated Financial Data

                                    [GRAPH]

                       Consolidated Financial Statements

                                                 Selected Consolidated Financial
                                                 and other data of R-G Financial

The following table presents selected consolidated financial and other data of R-G Financial for each of the five years in the period ended December 31, 2001. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of R-G Financial, including the accompanying Notes, presented elsewhere herein. In the opinion of management, this information reflects all adjustments, consisting only of normal and recurring adjustments, necessary to a fair presentation.

                     At or For the Year Ended December 31,
               (Dollars in Thousands, except for per share data)

                                                          2001            2000            1999            1998            1997
---------------------------------------------------------------------------------------------------------------------------------
SELECTED BALANCE SHEET DATA:

Total assets(1)                                        $4,664,394      $3,539,444      $2,911,993      $2,044,782      $1,510,746
Loans receivable, net                                   1,802,388       1,631,276       1,563,007       1,073,668         765,059
Mortgage loans held for sale                              236,434          95,668          77,277         117,126          46,885
Mortgage-backed and investment securities
   held for trading                                        93,948          12,038          43,564         450,546         401,039
Mortgage-backed securities available for sale           1,482,947       1,150,100         712,705          95,040          46,004
Mortgage-backed securities held to maturity                51,946          19,818          23,249          28,255          33,326
Investment securities available for sale                  598,732         368,271         258,164          59,502          75,863
Investment securities held to maturity                     23,686           3,703           5,438           6,344          10,693
Servicing asset                                           105,147          95,079          84,253          58,221          21,213
Cash and cash equivalents(2)                              153,725          69,090          65,996         103,728          68,366
Deposits                                                2,061,224       1,676,062       1,330,506       1,007,297         722,418
Securities sold under agreements to repurchase          1,396,939         827,749         731,341         471,422         433,135
Notes payable                                             195,587         138,858         132,707         182,748         103,453
Other borrowings(3)                                       472,097         538,840         408,843         130,000          91,359
Stockholders' equity                                      459,121         308,836         269,535         221,162         138,054
Common stockholders' equity per share(4)               $    10.07      $     8.16      $     6.79      $     5.99      $     4.88
                                                       ----------      ----------      ----------      ----------      ----------

SELECTED INCOME STATEMENT DATA:

Revenues:
   Net interest income after provision for loan losses $   85,920      $   59,236      $   52,053      $   37,373      $   30,160
   Loan administration and servicing fees                  33,920          30,849          27,109          15,987          13,214
   Net gain on sale of loans                               62,512          41,230          37,098          34,955          23,286
   Other(5)                                                12,615           7,231           6,604           5,528           4,605

     Total revenue                                        194,967         138,546         122,864          93,843          71,265
                                                       ----------      ----------      ----------      ----------      ----------
Expenses:
   Employee compensation and benefits                      33,290          27,031          24,433          17,095          13,653
   Office occupancy and equipment                          16,649          13,436          11,289           8,987           7,131
   Other administrative and general                        57,133          40,325          33,568          22,687          18,252

     Total expenses                                       107,072          80,792          69,290          48,769          39,036
                                                       ----------      ----------      ----------      ----------      ----------

Income before income taxes and cumulative
   effect from change in accounting principle              87,895          57,754          53,574          45,074          32,229
Income taxes                                               21,601          14,121          12,239          11,040           8,732
Cumulative effect from change in accounting
   principle                                                 (323)             --              --              --              --
Net income                                                 65,971          43,633          41,335          34,034          23,497
                                                       ----------      ----------      ----------      ----------      ----------

Less: Dividends on preferred stock                         (9,920)         (5,638)         (3,754)         (1,234)             --
Net income available to common stockholders            $   56,051      $   37,995      $   37,581      $   32,800      $   23,497
Diluted earnings per share (4)                         $     1.83      $     1.30      $     1.28      $     1.12      $     0.81
---------------------------------------------------------------------------------------------------------------------------------

                      At or For the Year Ended December 31,
               (Dollars in Thousands, except for per share data)

                                                            2001             2000             1999          1998          1997
---------------------------------------------------------------------------------------------------------------------------------
Selected Operating Data(6):

Performance Ratios and Other Data:
   Loan production                                       $2,473,168       $1,729,373       $1,977,322    $1,426,069    $  906,324
   Mortgage servicing portfolio                           7,224,571        6,634,059        6,177,511     4,827,798     3,000,888
   Return on average assets                                    1.63%            1.34%            1.72%         1.95%         1.85%
   Return on average common equity                            20.77            18.00            20.23         21.32         18.69
   Equity to assets at end of period                           9.84             8.73             9.26         10.82          9.13
   Interest rate spread(7)                                     2.33             1.96             2.40          2.43          2.88
   Net interest margin(7)                                      2.59             2.16             2.60          2.72          3.12
   Average interest-earning assets to average
   interest-bearing liabilities                              105.56           103.54           104.21        105.93        104.61
   Total non-interest expenses to average total assets         2.64             2.49             2.88          2.80          3.08
   Full-service Bank offices                                     25               23               22            20            15
   Mortgage offices(8)                                           40               35               31            23            19
   Cash dividends declared per common share(4)(9)              .264             .203             .149          .111          .065

Asset Quality Ratios(10):
   Non-performing assets to total assets at end of period      1.78%            2.96%            2.26%         2.41%         2.12%
   Non-performing loans to total loans at end of period        3.79(11)         5.52(11)         3.66          4.08          3.89
   Allowance for loan losses to total loans at end of period   0.91             0.67             0.55          0.74          0.87
   Allowance for loan losses to total non-performing
   loans at end of period                                     24.05            12.21            15.11         17.92         22.34
   Net charge-offs to average loans outstanding                0.32             0.17             0.25          0.55          0.40

Bank Regulatory Capital Ratios(12):
   Tier 1 risk-based capital ratio                            11.35%           11.37%           12.36%        13.41%        13.10%
   Total risk-based capital ratio                             12.11            12.15            13.08         14.46         14.00
   Tier 1 leverage capital ratio                               6.44             6.04             7.07          8.04          7.34
---------------------------------------------------------------------------------------------------------------------------------

(1) At December 2001, R-G Mortgage and the Bank had total assets of $801.1 million and $4.0 billion, respectively, before consolidation.

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

(6) With the exception of end of period ratios, all ratios for R-G Mortgage are based on the average of month end balances while all ratios for the Bank are based on average daily balances.

(7) Interest rate spread represents the difference between R-G Financial's weighted average yield on interest-earning assets and the weighted average 32 rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

(8) Includes 7 branches of Mortgage Store of Puerto Rico, Inc., R-G Mortgage's wholly owned mortgage banking subsidiary, and 4 branches of Continental Capital Corp., the Bank's wholly owned mortgage banking subsidiary in New York. Also includes 19 R-G Mortgage facilities which are located within the Bank's offices.

(9) Amount is based on weighted average number of shares of Common Stock (Class A and Class B) outstanding.

(10) Non-performing loans consist of R-G Financial's non-accrual loans and non-performing assets consist of R-G Financial's non-performing loans and ~~ real estate acquired by foreclosure or deed-in-lieu thereof.

(11) The increase in the ratio was partially caused by significant loan securitizations during 2001 and 2000, which reduced the amount of loans held in I, portfolio considered in the calculation of the ratio. Without giving effect to loan securitizations, as of December 31, 2001 and 2000 the ratio of non-performing loans to total loans would have been 2.75% and 4.46%, respectively.

(12) All of such ratios were in compliance with the applicable requirements of the FDIC.

                       Management discussion and analysis
                      of financial condition and results of
                           operations of R-G Financial
General

R-G Financial Corporation (the "Company") is a financial holding company that, through its wholly-owned subsidiaries, is engaged in mortgage banking, banking, securities brokerage and insurance activities. The Company, currently in its 30th year of operations, was organized in 1972 as R-G Mortgage Corp., and completed its initial public offering in 1996, following its reorganization as a bank holding company. As of December 31, 2001, the Company had total assets of $4.7 billion, total deposits of $2.1 billion and stockholders' equity of $459.1 million. The Company operated 65 branch offices (36 mortgage offices in Puerto Rico, 4 mortgage offices in the United States, and 25 bank branches, mainly located in the northeastern section of Puerto Rico).

Mortgage banking activities are conducted through R-G Mortgage Corp. ("R-G Mortgage"), Puerto Rico's second largest mortgage banker, and The Mortgage Store of Puerto Rico, Inc., also a Puerto Rico mortgage company. Mortgage banking activities include the origination, purchase, sale and servicing of mortgage loans on single-family residences, the issuance and sale of various types of mortgage-backed securities, the holding of mortgage loans, mortgage-backed securities and other investment securities for sale or investment, the purchase and sale of servicing rights associated with such mortgage loans and, to a lesser extent, the origination of construction loans and mortgage loans secured by income producing real estate and land (the "mortgage banking business").

The Company is also engaged in providing a full range of banking services through R-G Premier Bank of Puerto Rico (the "Bank"), a Puerto Rico commercial bank, who operates Continental Capital Corporation, a New York mortgage banking company. Banking activities include commercial banking services, corporate and construction lending, consumer lending and credit cards, offering a diversified range of deposit products and, to a lesser extent, trust investment services through its private banking department.

The Company began insurance operations in November 2000 with its acquisition of Home & Property Insurance Corp., an insurance agency organized under the laws of the Commonwealth in Puerto Rico, and securities brokerage in early 2002 through its newly created subsidiary R-G Investments Corporation, a duly licensed broker-dealer also organized under the laws of the Commonwealth of Puerto Rico.

R-G Financial has generally sought to achieve long-term financial strength and profitability by increasing the amount and stability of its net interest income and other non-interest income. R-G Financial has sought to implement this strategy by (i) establishing and emphasizing the growth of its mortgage banking activities, including the origination and sale of loans and growing its loan servicing operation; (ii) expanding its retail banking franchise in order to achieve increased market presence and to increase core deposits; (iii) enhancing R-G Financial's net interest income by increasing loans held for investment, particularly single-family residential loans, and investment securities; (iv) developing new business relationships through an increased emphasis on commercial real estate and commercial business lending; (v) diversifying retail products and services, including an increase in consumer loan originations (such as credit cards); (vi) meeting the banking needs of its customers through, among other things, the offering of trust and investment services and insurance products; (vii) expanding its operations in the United States; and (viii) emphasizing controlled growth, while pursuing a variety of acquisition opportunities, when appropriate.

The Company is the second largest mortgage loan originator and servicer of mortgage loans on single family residences in Puerto Rico. R-G Financial's mortgage servicing portfolio increased to approximately $7.2 billion as of December 31, 2001, from $6.6 billion as of the same date a year ago, an increase of 8.9%. R-G Financial's strategy is to increase the size of its mortgage servicing portfolio by relying principally on internal loan originations. As part of its strategy to maximize net interest income, R-G Financial maintains a substancial portfolio of mortgage-backed and investment securities. At December 31, 2001, the Company held securities available for sale with a fair market value of $2.1 billion. Of this amount $1.5 billion consisted of mortgage- backed securities, of which $524.6 million consisted primarily of Puerto Rico GNMA securities, the interest on which is tax-exempt to the Company. These securities are generally held by the Company for longer periods prior to sale in order to maximize the tax-exempt interest received thereon.

A substancial portion of R-G Financial's total mortgage loan originations has consistently been comprised of refinance loans. R-G Financial's future results could be adversely affected by a significant increase in mortgage interest rates that reduces refinancing activity. However, the Company believes that refinancing activity is less sensitive to interest rate changes in Puerto Rico than in the mainland United States because a significant amount of refinance loans are made for debt consolidation purposes.

R-G Financial customarily sells or securitizes into mortgage-backed securities substancially all the loans it originates, except for certain non-conforming conventional mortgage loans and certain consumer, construction, land, and commercial loans which are held for investment and classified as loans receivable.

Changes in Financial Condition

General.

At December 31, 2001, R-G Financial's total assets amounted to $4.7 billion, as compared to $3.5 billion at December 31, 2000. The $1.1 billion or 31.8% increase in total assets during the year ended December 31, 2001 was primarily the result of a $311.9 million or 18.1% increase in loans receivable, net and mortgage loans held for sale, a $332.8 million or 28.9% increase in mortgage backed securities available for sale, and a $230.5 million or 62.6% increase in investment securities available for sale.

Loans receivable and mortgage loans held for sale.

At December 31, 2001, R-G Financial's loans receivable, net amounted to $1.8 billion or 38.6% of total assets, as compared to $1.6 billion or 46.1% as of December 31, 2000. During the year ended December 31, 2001, the Company made significant loan securitizations (retained as mortgage-backed securities) which reduced the amount of loans held in portfolio at December 31, 2001. Without such securitizations, the loan portfolio at December 31, 2001 would have been $2.2 billion. The growth in R-G Financial's loans receivable, net reflects R-G Financial's strategy of increasing its loans held for investment, concentrating on residential mortgage, construction, commercial real estate and commercial business loans. During the years ended December 31, 2001, 2000 and 1999, total loans originated and purchased by the Bank amounted to $1.6 billion, $1.2 billion and $1.1 billion, respectively.

At December 31, 2001, R-G Financial's allowance for loan losses totalled $17.4 million (of which $16.1 million is maintained as a reserve against the Bank's loan portfolio), which represented a $5.8 million or 50.2% increase from the level maintained at December 31, 2000. At December 31, 2001, R-G Financial's allowance represented approximately 0.91% of the total loan portfolio and 24.05% of total non-performing loans, as compared to 0.67% and 12.21% at December 31, 2000. During 2001, the Company made provisions for loan losses of $11.1 million, which exceeded net charge-offs of approximately $6.1 million. The increase in the allowance for loan losses reflected the increase in R-G Financial's commercial real estate and construction loan portfolio.

Non-performing loans amounted to $72.5 million at December 31, 2001, as compared to $95.0 million at December 31, 2000. The decrease in non-performing loans is due to the sale of approximately $67.8 million of non-performing residential mortgage loans during 2001. At December 31, 2001, $50.4 million or 69.5% of total non-performing loans consisted of residential mortgage loans. Because of the nature of the collateral, R-G Financial has historically recognized a low level of loan charge-offs. R-G Financial's aggregate charge-offs amounted to 0.32% of average loans outstanding during 2001, as compared to 0.17% during 2000. Although loan delinquencies have historically been higher in Puerto Rico than in the United States, loan charge-offs have historically been lower than in the United States. The ratio of non-performing loans to total loans decreased from 5.52% to 3.79% from December 31, 2000 to December 31, 2001, the ratio was nevertheless larger than it would otherwise have been due to significant loan securitizations during the last two quarters of 2000 and the year ended December 31, 2001, which reduced the amount of loans held in portfolio considered in the calculation of the ratio. Without giving effect to loan securitizations, as of December 31, 2001 and 2000, the ratio of non-performing loans to total loans would have been 2.75% and 4.46%, respectively.

Management of R-G Financial believes that its allowance for loan losses at December 31, 2001 was adequate, based upon, among other things, the significant level of single-family residential loans within R-G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. However, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect R-G Financial's results of operations.

At December 31, 2001 and 2000, mortgage loans held for sale amounted to $236.4 million and $95.7 million, respectively. Mortgage loans held for sale primarily reflects loans which are in the process of being securitized and sold. The level of mortgage banking activities is highly dependent upon market and economic factors.

Securities held for trading, available for sale and held for investment.

R-G Financial maintains a substantial portion of its assets in mortgage-backed and investment securities which are classified as either held for trading, available for sale or held to maturity. At December 31, 2001, R-G Financial's aggregate mortgage-backed and investment securities totaled $2.3 billion or 48.3% of total assets, as compared to $1.6 billion or 43.9% at December 31, 2000, respectively.

Securities held for trading consist primarily of conventional and FHA and VA loans which have been securitized as FHLMC and GNMA pools, respectively, and are being held for sale to institutions in the secondary market. Securities held for trading are reported at fair value with unrealized gains and losses included in earnings.

Securities available for sale consist of mortgage-backed and related securities (tax exempt GNMA pools, FNMA and FHLMC certificates as well as CMOs and CMO residuals) and U.S. Government agency securities. At December 31, 2001 and 2000, securities available for sale totalled $2.1 billion and $1.5 billion, respectively. Securities available for sale are reported at fair value with unrealized gains and losses excluded from earnings, and reported in other comprehensive income, a separate component of stockholders' equity.

Securities held to maturity consist of mortgage-backed securities (GNMA, FNMA and FHLMC certificates), Puerto Rico Government obligations and other Puerto Rico securities. At December 31, 2001 and 2000, securities held to maturity totaled $75.6 million and $23.5 million, respectively. Securities held to maturity are accounted for at amortized cost. At December 31, 2001 and 2000, securities held to maturity had a market value of $76.1 million and $23.4 million, respectively.

Mortgage servicing asset.

As of December 31, 2001 and 2000, R-G Financial reported servicing assets of $105.1 million and $95.1 million, respectively. R-G Financial recognizes both purchased and originated mortgage servicing rights as assets in its Consolidated Financial Statements. R-G Financial evaluates the fair value of its servicing asset on a quarterly basis to determine any potential impairment. Any future decline in interest rates which results in an acceleration in mortgage loan prepayments could have an adverse effect on the value of R-G Financial's mortgage servicing rights, which is dependent upon the cash flows from the underlying mortgage loans.

Deposits.

At December 31, 2001, deposits totaled $2.1 billion, as compared to $1.7 billion at December 31, 2000. The $385.2 million or 23.0% increase in deposits during the year ended December 31, 2001 was primarily due to promotions in connection with new accounts and competitive pricing. One of the Bank's strategies is to increase its core deposits, which provide a source of fee income and the ability to cross-sell other products and services. As a result, core deposits (consisting of passbook, NOW and Super NOW, and regular and commercial checking accounts as well as certificates of deposit under $100,000) increased from $918.4 million or 54.8% of total deposits at December 31, 2000 to $1.2 billion or 57.3% of total deposits at December 31, 2001.

Borrowings.

Other than deposits, R-G Financial's primary sources of funds consist of securities sold under agreements to repurchase (consisting of agreements to purchase on a specified later date the same or substantially identical securities) ("repurchase agreements"). At December 31, 2001 and 2000, repurchase agreements totalled $1.4 billion and $827.7 million, respectively. Notes payable consist primarily of warehouse lines of credit (which are used to fund loan commitments of R-G Mortgage and Continental Capital). At December 31, 2001, notes payable amounted to $195.6 million, as compared to $138.9 million at December 31, 2000.

Advances from the FHLB of New York amounted to $464.1 million and $505.0 million at December 31, 2001 and 2000, respectively. At December 31, 2001, FHLB advances were scheduled to mature at various dates commencing on April 12, 2002 until March 2, 2011, with an average interest rate of 4.87%.

Stockholders' equity.

Stockholders' equity increased from $308.8 million at December 31, 2000 to $459.1 million at December 31, 2001. The $150.3 million or 48.7% increase in stockholders' equity during 2001 was primarily due to the issuance of 2,207,500 shares of Class B common stock in late June and early July 2001 for aggregate net proceeds of $31.1 million, the issuance of 2,760,000 shares of the Company's 7.60% Monthly Income Preferred Stock, Series C, in March 2001 for aggregate net proceeds of $66.6 million, and the $66.0 million net income, together with the $2.7 million other comprehensive income, recognized for the year. The increases in stockholders' equity were partially offset by dividends paid during the year of $17.8 million on common and preferred stock.

Results of Operations

General.

R-G Financial's results of operations depend substantially on its net interest income, which is the difference between interest income on interest-earning assets, which consist primarily of loans, money market investments and mortgage-backed and investment securities, and interest expense on interest-bearing liabilities, which consist primarily of deposits and short and long-term borrowings. R-G Financial's results of operations are also significantly affected by its provisions for loan losses, resulting from R-G Financial's assessment of the adequacy of its allowance for loan losses; the level of its non-interest income, including net gain (loss) on sale of loans, unrealized gain
(loss) on trading securities and loan administration and servicing fees; the level of its non-interest expenses, such as employee compensation and benefits and office occupancy and equipment expense; and income tax expense.

The following table reflects the principal revenue sources of the Bank, R-G Mortgage and Home & Property, and the percentage contribution of each component for the periods presented.

                 Year Ended December 31, (Dollars in Thousands)



                                                        2001                           2000                      1999
                                                Amount         Percent        Amount          Percent     Amount      Percent
                                                ------         -------        ------          -------     ------      -------
The Bank:
Net interest income after
   provision for loan losses                  $ 71,753           36.80%       $ 55,967           40.40%    $ 45,344        36.91%
Loan administration and servicing fees           2,000            1.03           1,979            1.43          476         0.39
Net gain on origination and sale of loans       37,555           19.26          18,090           13.06        9,578         7.79
Other income(1)                                  7,286            3.74           6,338            4.57        5,380         4.38
                                               118,594           60.83          82,374           59.46       60,778        49.47

R-G Mortgage:

Net interest income                             13,161            6.75           3,269            2.36        6,709         5.46
Loan administration and servicing fees          31,920           16.37          28,870           20.84       26,633        21.68
Net gain on origination and sale of loans       24,957           12.80          23,140           16.70       27,520        22.40
Other income(1)                                    509            0.26             711            0.51        1,224         0.99
                                                70,547           36.18          55,990           40.41       62,086        50.53
Corporate revenues (2)                           1,006            0.52              --              --           --           --
Other                                            4,820            2.47             182            0.13           --           --
                                              $194,967          100.00%       $138,546          100.00%    $122,864       100.00%



(1) Comprised of service charges, fees and other for the Bank and other miscellaneous revenue sources for the Bank and R-G Mortgage.
(2) Comprised of interest income earned on investment securities held by R-G

R-G Financial reported net income of $66.0 million, $43.6 million and $41.3 million during the years ended December 31, 2001, 2000 and 1999, respectively. Net income increased by $22.3 million or 51.2% during the year ended December 31, 2001, as compared to 2000, due to a $32.1 million increase in net interest income and a $29.7 million increase in total other income, which were partially offset by a $26.3 million increase in total operating expenses. Net income increased by $2.3 million or 5.6010 during the year ended December 31, 2000, as compared to 1999, due to a $8.4 million increase in net interest income and a $8.5 million increase in total other income, which were partially offset by a $11.5 million increase in total operating expenses.

Net Interest Income.

Net interest income is determined by R-G Financial's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Net interest income totaled $97.0 million, $65.0 million and $56.6 million during the years ended December 31, 2001, 2000 and 1999, respectively.

Net interest income increased by $32.1 million or 49.3% during the year ended ~ December 31, 2001, as compared to the year ended December 31,2000 due to significant increases in the average balance of interest-earning assets, together with an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 103.54% for 2000 to 105.56% in 2001, as well as an increase in interest rate-spread from 1.96% for 2000 to 2.33% for 2001. Net interest income increased by $8.4 million or 14.9% during the year ended December 31, 2000, due to significant increases in the average balance of interest-earning assets, which compensated for a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 104.21% in 1999 to 103.54% in 2000, as well as a decline in the Company's interest rate spread from 2.40% in 1999 to 1.96% in 2000.

The following table presents for the periods indicated R-G Financial's total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on the average of month-end balances for R-G Mortgage and average daily balances for the Bank in each case during the periods presented.


                 Year Ended December 31, (Dollars in Thousands)


                                                                      2001                               2000
                                                       Average                  Yield/    Average                   YIELD/
                                                       Balance       Interest   Rate (1)  Balance      Interest    Rate (1)
Interest-Earning Assets:
Cash and cash equivalents(2)                          $   31,412    $  1,627     5.18%   $   14,708    $    969      6.59%
Investment securities available for sale                 409,553      26,826     6.55       298,480      20,914      7.01
Investment securities held to maturity                     9,200         537     5.84         5,330         307      5.76
Mortgage-backed securities held for trading              105,526       6,581     6.24        18,801       1,370      7.29
Mortgage-backed securities available for sale          1,201,370      77,725     6.47       761,166      47,986      6.30
Mortgage-backed securities held to maturity               34,769       2,055     5.91        21,437       1,431      6.68
Loans receivable, net(3)(4)                            1,894,837     152,251     8.04     1,853,559     160,093      8.64
FHLB of New York stock                                    53,108       2,969     5.59        38,432       2,531      6.59

Total interest-earning assets                          3,739,775    $270,571     7.23     3,011,913    $235,601      7.82

 Non-interest-earning assets                             320,474                            238,722

   Total assets                                       $4,060,249                         $3,250,635

 Interest-Bearing Liabilities:
 Deposits                                             $1,818,629    $ 88,854     4.89%   $1,505,919    $ 80,659      5.36%
Securities sold under agreements
  to repurchase(5)                                     1,037,756      49,476     4.77       768,582      50,542      6.58
Notes payable                                            233,462      11,395     4.88       186,748      11,629      6.23
Other borrowings(6)                                      452,957      23,801     5.25       447,666      27,784      6.21

  Total interest-bearing liabilities                   3,542,804     173,526     4.90     2,908,915     170,614      5.86

Non-interest-bearing liabilities                         115,844                             55,671

  Total liabilities                                    3,658,648                          2,964,586

Stockholders' equity                                     401,601                            286,049

  Total liabilities and stockholders' equity          $ 4,060,249                       $ 3,250,635

Net interest income; interest rate spread(7)                        $ 97,045     2.33%                 $ 64,987      1.96%
Net interest margin(7)                                                           2.59%                               2.16%
Average interest-earning assets to average
  interest-bearing liabilities                                                 105.56%                             103.54%




                                                                      1999
                                                       Average                  Yield/
                                                       Balance       Interest   Rate (1)
Interest-Earning Assets:
Cash and cash equivalents(2)                          $   15,963    $    840     5.26%
Investment securities available for sale                 124,559       7,834     6.29
Investment securities held to maturity                     6,271         330     5.26
Mortgage-backed securities held for trading               33,245       1,871     5.63
Mortgage-backed securities available for sale            502,176      31,989     6.37
Mortgage-backed securities held to maturity               29,684       1,763     5.94
Loans receivable, net(3)(4)                            1,446,575     117,304     8.11
FHLB of New York stock                                    17,777       1,210     6.81

Total interest-earning assets                          2,176,250    $163,141     7.50%

 Non-interest-earning assets                             228,253

   Total assets                                       $2,404,503

 Interest-Bearing Liabilities:
 Deposits                                             $1,153,537    $ 53,643     4.65%
Securities sold under agreements
  to repurchase(5)                                       491,230      27,474     5.59
Notes payable                                            212,028      13,634     6.43
Other borrowings(6)                                      231,616      11,812     5.10

  Total interest-bearing liabilities                   2,088,411    $106,563     5.10%

Non-interest-bearing liabilities                          75,291

  Total liabilities                                    2,163,702

Stockholders' equity                                     240,801

  Total liabilities and stockholders' equity          $ 2,404,503

Net interest income; interest rate spread(7)                        $ 56,578     2.40%
Net interest margin(7)                                                           2.60%
Average interest-earning assets to average
  interest-bearing liabilities                                                 104.21%

(1) At December 31, 2001, the yields earned and rates paid were as follows: cash and cash equivalents, 1.12%; investment securities held to maturity, 5.42%; investment securities available for sale, 5.75%; mortgage-backed securities held for trading, 6.84%; mortgage-backed securities available for sale, 6.59%; mortgage-backed securities held to maturity, 6.48%; mortgage loans held for sale, 7.16%; loans receivable, net, 7.63%; FHLB of New York stock 5.20%; total interest-earning assets, 6.86%; deposits, 4.01%; securities sold under agreements to repurchase, 3.47%; notes payable, 3.04%; other borrowings, 4.84%; total interest-bearing liabilities, 3.93%; interest rate spread 2.93%.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(3)      Includes mortgage loans held for sale and non-accrual loans.

(4) Interest income on loans include loan fees amounting to $297,000, $294,000 and $295,000 during the years ended December 31, 2001, 2000 and 1999, respectively, or .20%, .18% and .25% of interest income on loans during such respective periods.

(5)      Includes federal funds purchased.

(6)      Comprised of advances from the FHLB of New York and other borrowings.

(7) Interest rate spread represents the difference between R-G Financial's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected R-G Financial's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.


                                                                     Year Ended December 31,
                                                    2001 vs. 2000                        2000 vs. 1999
                                                 INCREASE / DECREASE        Total       Increase / Decrease      Total
                                                         Due to            Increase               Due to        Increase
                                                  Rate          Volume    (Decrease)      Rate     Volume     (DECREASE)
                                                 ---------     -------    ----------    -------   --------    ----------
                                                                      (Dollars in Thousands)

INTEREST-EARNING ASSETS:

Cash and cash equivalents(1)                      $   (443)    $ 1,101    $    658     $    195     $    (66)    $    129
Investment securities available for sale            (1,871)      7,783       5,912        2,141       10,939       13,080
Investment securities held to maturity                   7         223         230           27          (50)         (23)
Mortgage-backed securities held for trading         (1,109)      6,320       5,211          312         (813)        (501)
Mortgage-backed securities available for sale        1,987      27,752      29,739         (501)      16,498       15,997
Mortgage-backed securities held to maturity           (266)        890         624          158         (490)        (332)
Loans receivable, net(2)                           (11,407)      3,565      (7,842)       9,786       33,003       42,789
FHLB of New York stock                                (529)        967         438          (85)       1,406        1,321
                                                  --------     -------    --------     --------     --------     --------
   Total interest-earning assets                  $(13,631)    $48,601    $ 34,970     $ 12,033     $ 60,427     $ 72,460

INTEREST-BEARING LIABILITIES:

Deposits                                          $ (8,554)    $16,749    $  8,195     $ 10,629     $ 16,387     $ 27,016
Securities sold under agreements to repurchase     (18,767)     17,701      (1,066)       7,556       15,512       23,068
Notes payable                                       (3,143)      2,909        (234)        (379)      (1,626)      (2,005)
Other borrowings(3)                                 (4,311)        328      (3,983)       4,954       11,018       15,972
   Total interest-bearing liabilities             $(34,775)    $37,687    $  2,912     $ 22,760     $ 41,291     $ 64,051
                                                  --------     -------    --------     --------     --------     --------

Increase in net interest income                                           $ 32,058                               $  8,409
                                                                          ========                               ========

(1) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(2)  Includes mortgage loans held for sale.

(3) Comprised of long-term debt, advances from the FHLB of New York and other borrowings.

Interest Income.

Total interest income increased by $35.0 million or 14.8% during the year ended December 31, 2001 as compared to the year ended December 31, 2000, and increased by $72.5 million or 44.4% during the year ended December 31, 2000 over the year ended December 31, 1999. Interest income on loans, the largest component of R-G Financial's interest-earning assets, decreased by $7.8 million or 4.9% during the year ended December 31, 2001 as compared to the year ended December 31, 2000, and increased by $42.8 million or 36.5% during 2000 over the year ended December 31, 1999. The decrease in interest income on loans during the year ended December 31, 2001 was primarily caused by a decrease in the yield earned thereon from 8.64% in 2000 to 8.04% in 2001. The increase in 2000 was primarily the result of an increase in the average balance of loans receivable of $407.0 million during such year. One of R-G Financial's strategies in recent years has been to grow loans held for investment.

Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) increased by $41.7 million or 57.9% during the year ended December 31, 2001 as compared to the year ended December 31, 2000, and increased by $28.2 million or 64.5% during the year ended December 31, 2000 over the year ended December 31, 1999. The increase during the year ended December 31, 2001 was primarily due to a $540.3 million increase in the average balance of mortgage-backed securities, together with a $114.9 million increase in the average balance of investment securities during the period. The increase during 2000 was due primarily to an increase in the average balance of mortgage-backed securities of $236.3 million, together with a $173.0 million increase in the average balance of investment securities. The increase in investment securities during 2001 and 2000 reflects purchases of approximately $934.0 million and $122.0 million, respectively, during such periods, net of maturities and sales.

Interest income on cash and cash equivalents increased by $658,000 or 67.9% during the year ended December 31, 2001 as compared to the year ended December 31, 2000, and increased by $129,000 or 15.4010 during the year ended December 31, 2000. The increase in interest earned on money market investments during 2001 reflected an increase in their average balance of $16.7 million during the year. The increase during 2000 was due primarily to an increase in the yield earned thereon from 5.26% in 1999 to 6.59% in 2000. The fluctuations in yields earned on money market investments reflect the general fluctuations in short-term market rates of interest during the periods presented.

INTEREST EXPENSE.

Total interest expense increased by $2.9 million or 1.7% during the year ended December 31, 2001, as compared to the year ended December 31, 2000, and increased by $64.1 million or 60.1% during the year ended December 31, 2000. Interest expense on deposits, the largest component of R-G Financial's interest-bearing liabilities, increased by $8.2 million or 10.2% during the year ended December 31, 2001, as compared to the year ended December 31, 2000, and increased by $27.0 million or 50.4% during the year ended December 31, 2000. The increase during the year ended December 31, 2001, as compared to the year ended December 31, 2000, was due primarily to an increase in the average balance of deposits of $312.7 million, partially offset by a decrease in the average rate paid thereon of 47 basis points. The increase during 2000 was due primarily to an increase in the average balance of deposits of $352.4 million together with an increase in the average rate paid thereon of 71 basis points during such period.

Interest expense on repurchase agreements decreased by $1.1 million or 2.1% during the year ended December 31, 2001, as compared to the year ended December 31, 2000, and increased by $23.1 million or 84.0% during the year ended
December 31, 2000. The decrease during 2001 was due primarily to a decrease in the average rate paid thereon of 181 basis points partially offset by an increase in the average balance of repurchase agreements of $269.2 million. The increase during 2000 was primarily due to an increase in the average balance of repurchase agreements outstanding of $277.4 million, together with an increase in the average rate paid thereon of 99 basis points. R-G Financial generally uses repurchase agreements to fund part of its investment securities portfolio and to repay warehouse lines of credit which are used to fund loan originations. These repurchase agreements are mainly collateralized by investment and mortgage-backed securities available for sale. The fluctuations in the average balance of repurchase agreements during the periods presented is therefore mainly a function both of the amount of originations as well as the level of investment and mortgage-backed securities which are available to collateralize such agreements.

Interest expense on notes payable (consisting of warehouse and other lines of credit and promissory notes) decreased by $234,000 or 2.0% during the year ended December 31, 2001, as compared to the year ended December 31, 2000, and decreased by $2.0 million or 14.7% during the year ended December 31, 2000. The decrease during the year ended December 31, 2001, as compared to the year ended December 31, 2000, was due primarily to a decrease in the average rate paid thereon of 135 basis points, partially offset by an increase in the average balance outstanding of $46.7 million, as R-G Mortgage made increased use of lines of credit due to increased mortgage loan originations during such period. The decrease during the year ended December 31, 2000 was primarily due to a decrease in the average balance outstanding of $25.3 million, mainly caused by the maturity in 2000 of promissory notes totaling $25 million.

Interest expense on other borrowings (consisting principally of advances from the FHLB of New York) decreased by $4.0 million or 14.3% during the year ended December 31, 2001, as compared to the year ended December 31, 2000, and increased by $16.0 million or 135.2% during the year ended December 31, 2000. The decrease during the year ended December 31, 2001, as compared to the year ended December 31, 2000, was due primarily to a decrease in the average rate paid thereon of 96 basis points. The increase during 2000 was due primarily to an increase in the average balance of such borrowings due to an increased use of FHLB advances to fund loan production in the Bank.

Provision for Loan Losses.

The provision for loan losses is charged to earnings to bring the total allowance to a level considered appropriate by management based on R-G Financial's loss experience, current delinquency data, known and inherent risks in the portfolio, the estimated value of any underlying collateral and an assessment of current economic conditions. While management endeavors to use the best information available in making its evaluations, future allowance adjustments may be necessary if economic conditions change substantially from the assumptions used in making the initial evaluations.

R-G Financial made provisions to its allowance for loan losses of $11.1 million, $5.8 million and $4.5 million during the years ended December 31, 2001, 2000 and 1999, respectively.

The increase in the provision for loan losses taken by the Company during 12001 and 2000 was based primarily on the increase in the Company's commercial real estate and construction loan portfolios, due to increased emphasis in the origination of such loans by the Company.

Management believes that its allowance for loan losses at December 31, 2001, was adequate based upon, among other things, the significant level of single-family residential loans within R-G Financial's portfolio and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. Nevertheless, there can be no assurances that additions to such allowance will not be necessary in future periods, particularly if the growth in R-G Financial's real estate lending, including commercial lending, continues.

NON-INTEREST INCOME.

The following table sets forth information regarding non-interest income for the periods shown.

                       Year Ended December 31, (Dollars in Thousands)

                                                  2001          2000         1999
                                                  ----          ----         ----
Net gain on origination and sale of loans    $   62,512    $   41,230    $   37,098
Loan administration and servicing fees           33,920        30,849        27,109
Service charges, fees and other                  12,615         7,231         6,604
  Total other income                         $  109,047    $   79,310    $   70,811

Total non-interest income increased by $29.7 million or 37.5% during the year ended December 31, 2001, as compared to the prior year and increased by $8.5 million or 12.0% during the year ended December 31, 2000. Net gain on sale of loans amounted to $62.5 million, $41.2 million and $37.1 million during the years ended December 31, 2001, 2000 and 1999, respectively. Net gain on sale of loans reflects the income generated from the origination and purchase of single-family residential real estate loans and the subsequent securitization and sale of such loans. During the years ended December 31, 2001, 2000 and 1999, R-G Financial originated and purchased $1.9 billion, $1.3 billion and $1.6 billion, respectively, including $90.1 million, $274.0 million and $583.6 million, respectively, of loan purchases, and sold $1.2 billion, $806.4 million and $977.9 million (excluding loans securitized and retained as mortgage-backed securities) of mortgage loans, respectively. During 2000 management opted to emphasize internal loan originations and reduce its dependence on loan purchases, as a means of achieving higher volume of mortgage loan production through its branch network, and increase profitability across its product lines. As a result of this change in strategy, loan purchases decreased from $583.6 million in 1999 to $274.0 million in 2000 and $90.1 million in 2001 while its internal loan originations amounted to $1.1 billion in 1999 and 2000 and $1.8 billion in 2001. R-G Financial's mortgage banking operations are highly dependent upon market and economic conditions.

During the years ended December 31, 2001, 2000 and 1999, R-G Financial recognized net profit (loss) on trading securities of $2.0 million, $147,000 and ($21,000), respectively, which are included in net gains on sale of loans. Such gains and losses primarily reflect fluctuations in the market value of loans which have been securitized into mortgage-backed securities and are being held for trading.

During the years ended December 31, 2001, 2000 and 1999, R-G Financial recognized loan administration and servicing fees of $33.9 million, $30.8 million and $27.1 million, respectively. The increase in loan administration and servicing fees over the periods reflects the increase in R-G Financial's loan servicing portfolio from 95,946 loans with an aggregate principal balance of $4.8 billion at January 1, 1999 to 113,070 loans with an aggregate principal balance of $7.2 billion at December 31, 2001.

Service charges, fees and other amounted to $12.6 million, $7.2 million and $6.5 million during the years ended December 31, 2001, 2000 and 1999, respectively. The $5.4 million or 74.4010 increase during the year ended December 31, 2001 was primarily due to the Company's fee-based insurance operations which commenced in late 2000, as well as increased fee income associated with new deposit products and an increasing deposit base. The $627,000 or 9.5% increase during 2000 was primarily due to increased fee income associated with new deposit products and an increasing deposit base i as well as increases in the Company's loan portfolio.

NON-INTEREST EXPENSES.

The following table sets forth certain information regarding non-interest expenses for the periods shown.

                  Year Ended December 31, (In Thousands)

                                2001         2000          1999
                                ----         ----          ----
Employee compensation
  and benefits              $ 33,290       $ 27,031       $ 24,433
Office occupancy and
  equipment                   16,649         13,436         11,289
Other administrative
  and general                 57,133         40,325         33,568
   Total non-interest
     expenses               $107,072       $ 80,792       $ 69,290


Total non-interest expense increased by $26.3 million or 32.5% during the year ended December 31, 2001, as compared to the year ended December 31, 2000, and increased by $11.5 million or 16.6% during the year ended December 31, 2000 over 1999. The increase in total non-interest expense during the years ended
December 31, 2001 and 2000 reflect general growth in the Company's operations, as well as increased costs associated with the opening of new branch offices.

The operations of Continental Capital Corp., the Company's mortgage banking subsidiary in Huntington Station, New York, which was acquired in October 1999, was a significant reason for the increase in expenses during the year ended December 31, 2000. Total operating expenses of Continental during 2000 were $8.3 million.

Employee compensation and benefits expense amounted to $33.3 million, $27.0 million and $24.4 million during the years ended December 31, 2001, 2000 and 1999, respectively. The $6.3 million or 23.2% increase in such expenses during the year ended December 31, 2001 is primarily associated with an increase in the number of employees and increased bonus payments associated with increased loan production during the year. The $2.6 million or 10.6% increase in such expenses during the year ended December 31, 2000 is primarily due to $4.1 million of employee expenses related to the operations of Continental Capital, which were offset by decreases in compensation due to loan originators resulting from decreased origination of residential real estate loans in Puerto Rico during such year.

Office occupancy and equipment expense amounted to $16.6 million, $13.4 million and $11.3 million during the years ended December 31, 2001, 2000 and 1999, respectively. The $3.2 million or 23.9% increase in office occupancy and equipment expenses during the year ended December 31, 2001 is primarily related to the operation of additional Bank branches and additional office space to accommodate general growth in the operations of R-G Financial. The $2.1 million or 19.0% increase in office occupancy and equipment expenses during the year ended December 31, 2000 is primarily related to the operation of three additional Bank branches completed during fiscal 1999 and the opening of one additional Bank branch in early 2000.

Other administrative and general expenses, which consist primarily of advertising, license and property taxes, amortization of servicing asset, insurance, telephone, printing and supplies and other miscellaneous expenses, amounted to $57.1 million, $40.3 million and $33.6 million during the years ended December 31, 2001, 2000 and 1999, respectively. The $16.8 million or 41.7% increase in other administrative and general expenses during the year ended December 31, 2001 was primarily due to a $7.1 million increase in expenses associated with the Company's servicing asset as well as additional expenses related to the operation of additional Bank branches and office space, and general growth in the operations of R-G Financial. The $6.8 million or 20.1% increase in such expenses during the year ended December 31 2000, is also primarily associated with new additional branch offices during such year, as well as the result of general growth in the operations of R-G Financial and the addition of new products and services offered.

Income Taxes.

R-G Financial's income tax provision amounted to $21.6 million during the year ended December 31, 2001, as compared to income tax expense of $14.1 million and $12.2 million during the years ended December 31, 2000 and 1999, respectively. R-G Financial's effective tax rate amounted to 24.6%, 24.5% and 22.8% during the years ended December 31, 2001, 2000 and 1999, respectively.

Liquidity and Capital Resources

Liquidity.

Liquidity refers to R-G Financial's ability to generate sufficient cash to meet the funding needs of current loan demand, savings deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. It is management's policy to maintain greater liquidity than required in order to be in a position to fund loan purchases and originations, to meet withdrawals from deposit accounts, to make principal and interest payments with respect to outstanding borrowings and to make investments that take advantage of interest rate spreads. R-G Financial monitors its liquidity in accordance with guidelines established by R-G Financial and applicable regulatory requirements. R-G Financial's need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of its borrowings. R-G Financial can minimize the cash required during times of heavy loan demand by modifying its credit policies or reducing its marketing efforts. Liquidity demand caused by net reductions in deposits are usually caused by factors over which R-G Financial has limited control. R-G Financial derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB of New York and other short and long-term borrowings.

R-G Financial's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell, federal funds sold and certificates of deposit in other financial institutions. If R-G Financial requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 2001, R-G Financial had $96.8 million in borrowing capacity under unused warehouse and other lines of credit, $724.9 million in borrowing capacity under unused lines of credit with the FHLB of New York and $25 million available unused fed funds lines of credit. R-G Financial has generally not relied upon brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future.

At December 31, 2001, R-G Financial had outstanding commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of $165.9 million. The Company also has agreements with developers to facilitate the mortgage loans to qualified buyers of new housing units on residential projects amounting to $1.1 billion. All such agreements are subject to prevailing market rates at time of closing with no market risk exposure to the Company or with firm back-to-back commitments in favor of the mortgagee. Finally, the Company had certificates of deposit which are scheduled to mature within one year totaling $943.6 million at December 31, 2001, and borrowings that are scheduled to mature within the same period amounting to $1.1 billion. R-G Financial anticipates that it will have sufficient funds available to meet its current loan commitments.

In December 2001, the Company entered into a definite merger agreement, as amended, pursuant to which it will acquire The Crown Group, Inc., a Florida savings and loan holding company, and its wholly-owned savings bank subsidiary, Crown Bank, a Federal Savings Bank, hereinafter collectively referred to as "Crown". Crown, which had total assets of $638 million, total deposits of $404 million and stockholders' equity of $69 million as of December 31, 2001, operates in the Tampa - St. Petersburg - Clearwater and Orlando metropolitan areas through 14 full-service offices. The cost of the acquisition to R-G Financial is $100 million of cash.

In March 2002, the Company completed the offering of its Series D Monthly Income Non-cumulative Perpetual Preferred Stock, with aggregate gross proceeds of $60.0 million. In April 2002, the Company expects to close on a $25.0 million issuance of pooled trust preferred securities through a major investment banking firm. The Company expects the balance of the funds for the Crown acquisition will come from its general working capital.

CAPITAL RESOURCES.

The FDIC's capital regulations establish a minimum 3.0% Tier 1 leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively will increase the minimum Tier 1 leverage ratio for such other banks from 4.0% to 5.0% or more. Under the FDIC's regulations, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite 1 under the Uniform Financial Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights.

The FDIC also requires that banks meet a risk-based capital standard. The risk-based capital standard for banks requires the maintenance of total capital (which is defined as Tier 1 capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier 1 capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At December
31, 2001, the Bank met each of its capital requirements, with Tier 1 leverage capital, Tier 1 risk-based capital and total risk-based capital ratios of 6.44%, 11.35% and 12.11%, respectively.

In addition, the Federal Reserve Board has promulgated capital adequacy guidelines for bank holding companies which are substantially similar to those adopted by the FDIC regarding state-chartered banks, as described above. R-G Financial is currently in compliance with such regulatory capital requirements.

ASSET AND LIABILITY MANAGEMENT

GENERAL.

Changes in interest rates can have a variety of effects on R-G Financial's business. In particular, changes in interest rates affect the volume of mortgage loan originations, the interest rate spread on loans held for sale, the amount of gain on the sale of loans, the value of R-G Mortgage's loan servicing portfolio and the Bank's net interest income. A substantial increase in interest rates could also affect the volume of R-G Mortgage's loan originations for both the Bank and third parties by reducing the demand for mortgages for home purchases, as well as the demand for refinancings of existing mortgages. Conversely, a substantial decrease in interest rates will generally increase the demand for mortgages.

The principal objective of R-G Financial's asset and liability management function is to evaluate the interest-rate risk included in certain balance sheet accounts and off-balance sheet commitments, determine the appropriate level of risk given R-G Financial's business focus, operating environment, capital and liquidity requirements and performance objectives, establish prudent asset concentration guidelines and manage the risk consistent with Board approved guidelines. Through such management, R-G Financial seeks to reduce the vulnerability of its operations to changes in interest rates and to manage the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturities or reprising dates.

The Bank's asset and liability management function is under the guidance of the Interest Rate Risk, Budget and Investments Committee ("IRRBICO"), which is chaired by the Chief Executive Officer and comprised principally of members of the Bank's senior management and at least three members of the Board of Directors. The IRRBICO meets once a month to review, among other things, the sensitivity of the Bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity and maturities of investments and borrowings. In connection therewith, the IRRBICO generally reviews the Bank's liquidity, cash flaw needs, maturities of investments, deposits and borrowings and current market conditions and interest rates.

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

A more conventional but limited IRRBICO monitoring tool involves an analysis of the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprise within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or reprising within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. At December 31, 2001, R-G Financial's interest-earning assets which mature or reprise within one year exceeded R-G Financial's interest-bearing liabilities with similar characteristics. R-G Financial one year positive gap at December 31, 2001 was $462.6 million, or 9.92% of total assets, compared to a negative gap of approximately $477.8 million or 13.5% of total assets at December 31, 2000. R-G Financial's negative gap within one year at December 31, 2000 was due primarily to its large fixed-rate mortgage loans receivable portfolio held for investment and a portion of its portfolio of FHLB notes and other US agency securities which had call features but were not likely to be exercised by such agencies due to the interest rate environment at that time. During the year ended December 31, 2001, the Company extended the maturity dates of certain borrowings into longer-term maturities at lower rates to take advantage of reductions in interest rates during the year. In addition, the Company entered into certain derivative instruments and increased its portfolio of investment securities held for trading, eliminating its negative gap exposure. At December 31, 2001 $1.06 billion or 51% of borrowings of the Company mature after one year. While in computing its gap position the Company presents its loans receivable portfolio held for investment purposes according to its maturity date, from time to time the Company may negotiate special transactions with FHLMC and/or FNMA or other third party investors for the sale of such loans. There can be no assurance, however, that the Company will be successful in consummating any such transactions. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or reprising time lags that may occur in response to a change in the interest rate environment.

R-G Mortgage.

The profitability to R-G Mortgage of its mortgage loan originations is in part a function of the difference between long-term interest rates, which is the rate at which R-G Mortgage originates mortgage loans for third parties, and short-term interest rates, which is the rate at which R-G Mortgage finances such loans until they are sold. Generally, short-term interest rates are lower than long-term interest rates and R-G Mortgage benefits from the difference, or the spread, during the time the mortgage loans are held by R-G Mortgage pending sale. A decrease in this spread would have a negative effect on R-G Mortgage's net interest income and profitability, and there can be no assurance that the spread will not decrease. R-G Mortgage generally attempts to reduce this risk by attempting to limit the amount of mortgage loans held pending sale and, as market conditions permit and as discussed below, entering into forward commitments with respect to a portion of its mortgage loan originations. As a general matter, R-G Mortgage attempts to limit its exposure to this interest rate risk through the sale of substantially all loans within 180 days of origination.

A mortgage-banking company is generally exposed to interest rate risk from the time the interest rate on the customer's mortgage loan application is established through the time the mortgage loan closes, and until the time the company commits to sell the mortgage loan. In order to limit R-G Mortgage's exposure to interest rate risk through the time the mortgage loan closes, R-G Mortgage generally does not lock-in or guarantee the customer a specific interest rate on such loans through the closing date but rather offers customers an interest rate that will be based on a prevailing market rate that adjusts weekly. Moreover, in order to limit R-G Mortgage's exposure to interest rate risk through the time the loan is sold or committed to be sold, R-G Mortgage may, depending upon market conditions, enter into forward commitments to sell a portion of its mortgage loans to investors for delivery at a future time. At December 31, 2001, R-G Mortgage had $18.4 million of pre-existing commitments by third-party investor; to purchase mortgage loans. To the extent that R-G Mortgage originates or commits to originate loans without pre-existing commitments by investors to purchase such loans or is not otherwise hedged against changes in interest rates ("unhedged loans"), R-G Mortgage will be subject to the risk of gains or losses through adjustments to the carrying value of loans held for sale or on the actual sale of such loans (the value of unhedged loans fluctuates inversely with changes in interest rates).

Finally R-G Mortgage carries an inventory of mortgage-backed and related securities (primarily fixed-rate GNMA certificates) of $397.9 million or 50% of its total assets classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income, a separate component of stockholders' equity. Because such interest-earning assets have longer effective maturities than R-G Mortgage's interest bearing liabilities, the yield of such assets will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, R-G Mortgage's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates.

In addition to affecting net interest income, changes in interest rates also can affect the value of R-G Mortgage's mortgage-backed and related securities. Generally, the value of fixed-rate mortgage-backed securities declines when interest rates rise and, conversely, increases when interest rates fall. At December 31, 2001, R-G Mortgage held $93.9 million of mortgage-backed and related securities (all of which carried fixed interest rates) which were classified as held for trading and reported at fair value, with unrealized gains and losses included in earnings. Accordingly, declines in the value of R-G Mortgage's securities held for trading could have a negative impact on R-G Financial's earnings regardless of whether any securities were actually sold.

In order to hedge the interest rate risk with respect to R-G Mortgage's mortgage-backed and related securities portfolio, R-G Mortgage may utilize a variety of interest rate contracts such as interest rate swaps, collars, caps, options or futures (primarily Eurodollar certificates of deposit and U.S. Treasury note contracts). R-G Mortgage will use such hedging instruments based upon market conditions as well as the level of market rates of interest. In determining the amount of its portfolio to hedge, R-G Mortgage will consider the volatility of prices of its mortgage-backed and related securities (Puerto Rican tax exempt GNMAs are generally less volatile than their U.S. counterparts). For taxable GNMAs, R-G Mortgage enters into forward sales commitments for 30, 60 and 90 days to reduce its interest rate risk. R-G Mortgage may also use interest rate swaps, caps, collar, options and futures to effectively fix the cost of short-term funding sources which are used to originate and or purchase interest-earning assets with longer effective maturities, such as mortgage backed securities and fixed rate residential mortgage loans held prior to sale in the secondary market. Such agreements thus reduce the impact of increases in interest rates by preventing R-G Mortgage from having to replace funding sources at a higher cost prior to the time that the interest-earning asset which was originated or purchased with such source matures, reprices or is sold, and thus can be replaced with a higher-yielding asset.

At December 31, 2001 R-G Mortgage was a party to two interest rate swap agreements. An interest rate swap is an agreement where one party (generally the Company) agrees to pay a fixed-rate of interest on a notional principal amount to a second party (generally a broker) in exchange for receiving from the second party a variable-rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of i this type and interest payments are generally netted. R-G Mortgage's existing interest rate swap agreements have a notional amount of approximately $85.0 million and expire between February 2006 and December 2009. With respect to such agreements, R-G Mortgage makes fixed interest payments ranging, from 4.80% to 5.60%, and receives payments based upon the three-month London Interbank Offer Rate ("Libor"). The net interest paid relating to R-G Mortgage's fixed-pay interest rate swaps amounted to approximately $858,000 during the year ended December 31, 2001; net interest received amounted to $563,000 and $107,000 during the years ended December 31, 2000 and 1999, respectively. Such interest rate contracts have reduced the imbalance between R-G Mortgage's interest-earning assets and interest-bearing liabilities within shorter maturities, thus reducing R-G Mortgage's exposure to increases in interest rates that may occur in the future.

The Bank.

The results of operations of the Bank are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At December 31, 2001, the Bank's interest-earning assets included a portfolio of loans receivable, net of $1.9 billion and a portfolio of investment securities and mortgage-backed securities (including held to maturity, available for sale and held for trading) of $1.8 billion. Because the Bank's interest-bearing assets have longer effective maturities than its interest-bearing liabilities, the yield on the Bank's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, the Bank's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates. In addition to affecting net interest income, changes in interest rates also can affect the value of the Bank's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. At December 31, 2001, $1.7 billion or 94.3% of the Bank's mortgage-backed and investment securities were classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income, a separate component of stockholders' equity.

The Bank has sought to limit its exposure to interest rate risk both internally through the management of the composition of its assets and liabilities and externally through the use of a variety of hedging instruments. Internal hedging through balance sheet restructuring generally involves the attraction of longer-term funds (i.e., certificates of deposit or FHLB advances), the origination of adjustable-rate and/or shorter-term loans (such as commercial real estate, commercial business and consumer loans) or the investment in certain types of mortgage-backed derivative securities such as CMOs and mortgagebacked residuals (which often exhibit elasticity and convexity characteristics which the Bank can utilize to hedge other components of its portfolio).

External hedging involves the use of interest rate swaps, collars, caps, options and futures to reduce interest rate risk on all mortgage-backed securities (excluding CMOs) which are available for sale. At December 31, 2001, mortgage-backed securities available for sale had a fair value of $1.1 billion.

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

At December 31, 2001, the Bank was a party to three interest rate swap agreements. The Bank's existing interest rate swap agreements have an aggregate notional amount of approximately $70.0 million and expire between June 2003 and December 2009. With respect to such agreements, the Bank makes fixed interest payments ranging from 4.67% to 6.83% and receives payments based upon the three-month Libor. The net interest paid relating to the Bank's fixed-pay interest rate swaps amounted to approximately $868,000 and $422,000 during the years ended December 31, 2001 and 1999, respectively; net interest received totaled $323,000 during the year ended December 31, 2000. Such interest rate contracts have reduced the imbalance between the Bank's interest-earning assets and interest-bearing liabilities within shorter maturities, thus, reducing the Bank's exposure to increases in interest rates that may occur in the future.

At December 31, 2001 the Bank was also a party to two interest rate cap agreements with an aggregate notional amount of $200.0 million, expiring in August 2002. With respect to such agreements, the Bank would receive payments based upon the three-month Libor if such rate goes beyond 7.00% (for $100 million) and 7.25% (for $100 million).

The following table summarizes the anticipated maturities or repricing of R-G Financial's interest-earning assets and interest-bearing liabilities as of December 31, 2001, based on the information and assumptions set forth in the notes below. For purposes of this presentation, the interest earning components of loans held for sale and mortgage-backed securities held in connection with the Company's mortgage banking business are assumed to mature within one year. In addition, investments held by the Company which have call features are presented according to their expected callable date or contractual maturity date, as the case may be, based on the actual interest rate environment.

                                                                      Four to     More Than    More Than
                                                    Within Three      Twelve     One Year to   Three Years   Over Five
                                                      Months          Months     Three Years  to Five Years     Years      TOTAL
                                                      ------          ------     -----------  -------------     -----      -----
INTEREST-EARNING ASSETS(1):
Loans receivable:
  Residential real estate loans                     $  118,684    $   280,744    $   397,247   $ 151,420    $  91,299   $1,039,394
  Construction loans                                   126,111          8,226             --          --           --      134,337
  Commercial real estate loans                         372,923             --             --          --           --      372,923
  Consumer loans                                        53,851         37,319         53,693      23,700       12,629      181,192
  Commercial business loans                             75,038          8,215          7,861       1,024           19       92,157
Mortgage loans held for sale                            46,871         54,374         84,640      35,808       14,741      236,434
Mortgage-backed securities(2)(3)                       285,371        586,368        436,773     185,972      134,357    1,628,841
Investment securities(3)                               170,563        162,861        220,324      64,766        3,904      622,418
Other interest-earning assets(4)                        78,502             --             --          --           --       78,502
  Total                                             $1,327,914    $ 1,138,107    $ 1,200,538   $ 462,690    $ 256,949   $4,386,198
Interest-bearing liabilities:
      Deposits:
        NOW and Super NOW accounts(5)               $   15,443    $    42,715    $    46,958   $  38,036    $ 162,158   $  305,310
        Passbook savings accounts(5)                     4,995         14,483         36,056      28,845      115,377      199,756
        Regular and commercial checking(5)              12,300         34,440         37,858      30,666      130,730      245,994
        Certificates of deposit                        362,172        585,816        107,866     243,725        4,829    1,304,408
      FHLB advances                                     50,000         30,000         78,125     228,000       78,000      464,125
Securities sold under agreements to repurchase(6)      405,507        399,428        263,804     190,000      138,200    1,396,939
Other borrowings(7)                                     56,618        144,500          2,441          --           --      203,559
  Total                                                907,035      1,251,382        573,108     759,272      629,294    4,120,091
Effect of hedging instruments                          355,000       (200,000)       (10,000)    (65,000)     (80,000)          --

Excess (deficiency) of interest-earning
  assets over interest-bearing liabilities          $  775,879    $  (313,275)   $   617,430   $(361,582)   $(452,345)  $  266,107
Cumulative excess of
  interest-earning assets over
  interest-bearing liabilities                      $  775,879    $   462,604    $ 1,080,034   $ 718,452    $ 266,107
Cumulative excess of
        interest-earning assets over
        interest-bearing liabilities as a
        percent of total assets                          16.63%          9.92%         23.15%      15.40%      5.71 %


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

(5) Although the Bank's negotiable order of withdrawal ("NOW") and Super NOW accounts, passbook savings accounts and checking accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities based on the Bank's retention of such deposits in changing interest rate environments. The table assumes that funds will be withdrawn from the Bank at annual rates for NOW accounts and for regular and commercial checking accounts, ranging from 10% for 0-12 months, 19% for 1-5 years, 41% for 5-10 years, 65% for 10-20 years and 100010 thereafter; and, for passbook savings accounts, ranging from 5% for 0-12 months, 20% for 1-5 years, 40010 for 5-10 years, 65010 for 10-20 years and 100% thereafter.

(6) Includes federal funds purchased.

(7) Comprised of warehousing lines, notes payable and other borrowings.

Although "gap" analysis is a useful measurement device available to management in determining the existence of interest rate exposure, its static focus as of a particular date makes it necessary to utilize other techniques in measuring exposure to changes in interest rates. For example, gap analysis is limited in its ability to predict trends in future earnings and makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or reprising time lags that may occur in response to a change in the interest rate environment. As a result, R-G Financial, through simulation models, also analyzes on a monthly basis the estimated effects on net interest income under multiple rate scenarios, including increases and decreases in interest rates amounting to 200 and 100 basis points. The IRRBIC0 regularly reviews interest rate risk by forecasting the impact of alternative interest rate scenarios on net interest income and by evaluating such impact against the maximum potential changes in net interest income.

The following table sets forth at December 31, 2001 the estimated percentage change in R-G Financial's net interest income based on the indicated changes in interest rates.

                              Net Interest Income

    Change in                       Expected
 Interest Rates                     Net Interest      Amount    Percentage
(in Basis Points)(1)                lncome(2)       of Change     Change
--------------------                ---------       ---------     ------
                             (Dollars in Thousands)
      +200                          $ 127,523         $1,095       0.09%
      +100                            127,289            861       0.07
  Base Scenario                       126,428             --         --
      -100                            121,532         (4,896)     (3.87)
      -200                            113,437        (12,991)    (10.28)

(1) Assumes an instantaneous uniform change in interest rates at all maturities.

(2) Net interest income amounts exclude amortization of deferred loan fees.

Management of R-G Financial believes that all of the assumptions used in the foregoing analysis to evaluate the vulnerability of its operations to changes in interest rates approximate actual experience and considers them reasonable; however, the interest rate sensitivity of R-G Financial's assets and liabilities and the estimated effects of changes in interest rates on R-G Financial's net interest income indicated in the above table could vary substantially if different assumptions were used or if actual experience differs from the projections on which they are based.

Inflation and Changing Prices.

R-G Financial's Consolidated Financial Statements and related data presented in this Annual Report have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars (except with respect to securities which are carried at market value), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, substantially all of the assets and liabilities of R-G Financial are monetary in nature. As a result, interest rates have a more significant impact on R-G Financial's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services.

Contractual Obligations and Commercial Commitments. The following tables present contractual cash obligations and commercial commitments of the Company as of December 31, 2001. See notes 9, 10 and 18 of the Notes to the Consolidated Financial Statements (dollars in thousands):

                                                                                    Payment due period
                                                                    Less than        One to         Four to         After
Contractual Cash Obligations                          Total         One Year       Three Years    Five Years     Five Years
                                                      -----         ---------      -----------    ----------     ----------
FHLB advances:                                     $   464,125    $    80,000      $   78,125      $ 228,000     $ 78,000
Lines of credit                                        195,587        192,587           3,000              -              -
Other borrowings                                         7,972          6,947           1,025              -              -
Repurchase agreements                                1,396,939        804,935         263,804        190,000        138,200
Operating leases                                        36,128          5,209          10,511          6,151         14,257
                                                   -----------    -----------      ----------     ----------     ----------
  Total contractual cash obligations               $ 2,100,751    $ 1,089,678      $  356,465     $  424,151     $  230,457
                                                   ===========    ===========      ==========     ==========     ==========
                                                                       Amount of Commitment Expiration Per Period
                                                                       ------------------------------------------
                                                    Unfunded        Less than      One to         Four to         After
Commercial Commitments                              Commitments      One Year      Three Years    Five Years     Five Years
                                                    ------------    ----------     -----------    ----------     ----------
Lines of credit                                     $   72,941    $    69,444      $    2,095     $    1,248     $      154
Standby letters of credit                                7,525             25              --          7,500              -
Undisbursed portion of loans in process:                92,935          35,660         57,275              -              -
                                                   -----------    -----------      ----------     ----------     ----------
  Total commercial commitments                      $  173,401    $    105,129     $   59,370     $    8,748     $      154
                                                   ===========    ===========      ==========     ==========     ==========

As part of its loan servicing activities, the Company is committed to advance from its own funds any shortage of moneys required to complete timely payments to investors in the Company's GNMA, FNMA and FHLMC servicing portfolio, as well as certain private investors. See Note 5 of the Notes to the Consolidated Financial Statements for further information regarding the Company's commitments under various servicing agreements.

The Company also considers, as critical to the sound operations of the Company, its policy for the measurement and periodic evaluation for impairment of its servicing asset and retained interests resulting from the sale or securitization of residential mortgage loans and/or financial asset transfers of mortgage loans accounted for as sales.

As of December 31, 2001 the Company had a servicing asset of $105.1 million, and retained interests (CMO residuals and interest only strips) resulting from financial asset transfers accounted for as sales totaling $17.8 million. Such assets are initially recorded at their fair value at the time of sale or securitization. Once recorded, such assets are periodically evaluated and adjusted accordingly using discounted future cash flows techniques, via Company simulation models and through external consultants. Generally, the value of such assets decline with decreases in interest rates and conversely increases when interest rates increase. An impairment is recognized on the Company's servicing asset whenever the prepayment pattern of the underlying mortgage loans indicates that the fair value of such asset is lower than its carrying amount. ~i Retained interests are adjusted periodically to their estimated fair value, and are included within mortgage-backed securities available for sale on the consolidated statements of financial condition. See Notes 1 and 3 of the Notes to the Consolidated Financial Statements for further information regarding the Company's servicing asset and retained interests policy.

The Company also considers, as critical to the sound operations of the Company, its policy for the measurement and periodic evaluation for impairment of its servicing asset and retained interests resulting from the sale or securitization of residential mortgage loans and/or financial asset transfers of mortgage loans accounted for as sales.

As of December 31, 2001 the Company had a servicing asset of $105.1 million, and retained interests (CMO residuals and interest only strips) resulting from financial asset transfers accounted for as sales totaling $17.8 million. Such assets are initially recorded at their fair value at the time of sale or securitization. Once recorded, such assets are periodically evaluated and adjusted accordingly using discounted future cash flows techniques, via Company simulation models and through external consultants. Generally, the value of such assets decline with decreases in interest rates and conversely increases when interest rates increase. An impairment is recognized on the Company's servicing asset whenever the prepayment pattern of the underlying mortgage loans indicates that the fair value of such asset is lower than its carrying amount. Retained interests are adjusted periodically to their estimated fair value, and are included within mortgage-backed securities available for sale on the consolidated statements of financial condition. See Notes 1 and 3 of the Notes to the Consolidated Financial Statements for further information regarding the Company's servicing asset and retained interests policy.

Recent Accounting Pronouncements.

Set forth below are recent accounting pronouncements which may have a future effect on R-G Financial's operations. These pronouncements should be read in conjunction with the significant accounting policies which R-G Financial has adopted that are set forth in R-G Financial's Notes to Consolidated Financial Statements.

Effective January 1, 2001 the Company adopted SFAS No.133 - "Accounting for Derivative Instruments and Hedging Activities."

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

Upon adoption, the Company designated an interest rate SWAP agreement with a notional amount of $70 million which was tied against specifically identified liabilities as cash flow hedges in accordance with the provisions of SFAS No.133. All other interest rate SWAP agreements held by the Company at such date, with an aggregate notional amount of $60 million, as well as certain interest rate cap agreements with an aggregate notional amount of $200 million, did not qualify for hedge accounting under the provisions of SFAS No. 133. Upon the adoption of this Statement, the Company recognized a gain of approximately $1.9 million as other comprehensive income in stockholders' equity related to derivative instruments that were designated as cash flow hedges, and a loss of approximately $529,000 in the income statement related to derivative instruments that did not qualify for hedge accounting.

In October 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lives Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed Of," it retains many of the fundamental provisions of that Statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of by sale, abandonment, or in a distribution to owners or is classified as held for sale. This Statement is effective for fiscal years beginning after December 15, 2001. Management has determined the adoption of this Statement will not have a material effect on the consolidated financial position or the future results of operations of the Company.

In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over the respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Live Assets to Be Disposed Of" or SFAS No. 144 upon adoption.

The Company is required to adopt the provisions of SFAS No. 141 immediately and SFAS No. 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30, 2001 will not be amortized, but will continue to be evaluated for impairment. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No. 142.

Upon adoption on January 1, 2002, the Company will recognize a $619,000 gain as the cumulative effect of a change in accounting principle related to negative goodwill currently existing from an acquisition in prior years of one of the Company's subsidiaries accounted for under the purchase method of accounting. The Company will have unamortized goodwill in the amount of $4.6 million, which will be subject to the transition provisions of SFAS No. 142. Amortization expense related to goodwill (including that related to negative goodwill) was $436,000 and $447,000 for the years ended December 31, 2001 and 2000, respectively. Because of the extensive effort needed to comply with adopting Statement Nos. 141 and 142, it is not practicable to reasonably estimate the impact, after initial adoption, of these pronouncements on the Company's financial statements, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle subsequent to January 1, 2002.

Report of Independent Accountants

[PricewaterhouseCoopers Logo]

To the Board of Directors and Stockholders of R-G Financial Corporation

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of R-G Financial Corporation (the Company) and its subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2001 the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which effect was accounted for as a cumulative effect of a change in accounting principle.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP
San Juan, Puerto Rico

February 22, 2002

Certified Public Accountants (of Puerto Rico)
License No. 216 expires on December 1, 2004
Stamp 1767241 of the P.R. Society of Certified
Public Accountants has been affixed to the file copy of this report

R-G Financial Corporation
Consolidated Statements of Financial Condition
December 31, 2001 and 2000

                                                                                             2001                 2000
                                                                                   --------------      ---------------
Assets
Cash and due from banks                                                            $   79,223,030      $    43,466,268

Money market investments:
  Securities purchased under agreements to resell                                      15,023,590                   --
  Time deposits with other banks                                                       63,477,978           25,623,696
Mortgage loans held for sale, at lower of cost or market                              236,434,204           95,668,320
Mortgage - backed securities held for trading, at fair value                           75,796,172                   --
Trading securities pledged on repurchase agreements, at fair value                     18,151,659           12,038,040
Mortgage - backed and investment securities available for sale, at fair value       1,566,895,312        1,044,164,433
Securities available for sale pledged on repurchase
  agreements, at fair value                                                           514,783,468          474,206,504
Mortgage - backed and investment securities held to maturity, at amortized
  cost (estimated market value: 2001 -$60,682,234; 2000 - $5,111,404)                  60,425,371            5,121,108
Securities held to maturity pledged on repurchase agreements, at amortized
  cost (estimated market value: 2001 - $15,445,319; 2000 - $18,265,000)                15,206,183           18,400,485
Loans receivable, net                                                               1,802,388,064        1,631,276,069
Accounts receivable, including advances to investors, net                              23,056,424           16,107,136
Accrued interest receivable                                                            35,426,760           28,919,237
Servicing asset                                                                       105,146,902           95,078,530
Premises and equipment                                                                 22,401,045           20,144,726
Other assets                                                                           30,557,544           29,229,655
                                                                                   --------------      ---------------
                                                                                   $4,664,393,706      $ 3,539,444,207
                                                                                   --------------      ---------------
Liabilities and Stockholders' Equity

Liabilities:
  Deposits                                                                         $2,061,223,825      $ 1,676,062,163
  Federal funds purchased                                                                      --           25,000,000
  Securities sold under agreements to repurchase                                    1,396,938,849          827,749,494
  Notes payable                                                                       195,586,855          138,857,562
  Advances from FHLB                                                                  464,125,000          505,000,000
  Other borrowings                                                                      7,971,888            8,839,770
  Accounts payable and accrued liabilities                                             71,867,012           43,614,238
  Other liabilities                                                                     7,559,690            5,485,330
                                                                                   --------------      ---------------
                                                                                    4,205,273,119        3,230,608,557
                                                                                   --------------      ---------------
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, 10,000,000 shares authorized:
  7.40% Monthly Income Preferred Stock, Series A,
    $25 liquidation value, 2,000,000 shares issued and outstanding                     50,000,000           50,000,000
  7.75% Monthly Income Preferred Stock, Series B,
    $25 liquidation value, 1,000,000 shares issued and outstanding                     25,000,000           25,000,000
  7.60% Monthly Income Preferred Stock, Series C,
    $25 liquidation value, 2,760,000 shares issued and outstanding                     69,000,000                   --
Common stock:
  Class A - $.01 par value, 40,000,000 shares authorized,
    16,053,056 issued and outstanding in 2001 (2000 - 18,440,556)                         160,531              184,406
  Class B - $.01 par value, 40,000,000 shares authorized,
    15,241,322 issued and outstanding in 2001 (2000 - 10,230,029)                         152,413              102,300
  Additional paid-in capital                                                           71,254,084           40,800,652
  Retained earnings                                                                   229,997,012          186,028,611
  Capital reserves of the Bank                                                         11,629,328            7,444,108
  Accumulated other comprehensive income (loss), net of tax                             1,927,219             (724,427)
                                                                                   --------------      ---------------
                                                                                      459,120,587          308,835,650
                                                                                   --------------      ---------------
                                                                                   $4,664,393,706      $ 3,539,444,207
                                                                                   --------------      ---------------

      The accompanying notes are an integral part of these financial statements.

R-G Financial Corporation
Consolidated Statements of Income
Years ended December 31, 2001, 2000 and 1999


                                                                  2001                2000                1999
                                                         -------------       -------------       -------------
Interest income:
  Loans                                                  $ 152,250,689       $ 160,092,642       $ 117,304,300
  Money market and other investments                        31,959,284          24,720,794          10,243,856
  Mortgage-backed securities                                86,361,159          50,787,415          35,593,191
                                                         -------------       -------------       -------------
    Total interest income                                  270,571,132         235,600,851         163,141,347
                                                         -------------       -------------       -------------
Interest expense:
  Deposits                                                  88,853,997          80,658,716          53,643,104
  Securities sold under agreements to repurchase            49,476,045          50,542,190          27,474,602
  Notes payable                                             11,395,214          11,628,438          13,633,767
  Other                                                     23,800,847          27,784,370          11,812,100
                                                         -------------       -------------       -------------
                                                           173,526,103         170,613,714         106,563,573
                                                         -------------       -------------       -------------
Net interest income                                         97,045,029          64,987,137          56,577,774
Provision for loan losses                                  (11,125,000)         (5,751,325)         (4,525,000)
                                                         -------------       -------------       -------------
Net interest income after provision for loan losses         85,920,029          59,235,812          52,052,774
                                                         -------------       -------------       -------------
Non-interest income:
  Net gain on origination and sale of loans                 62,511,929          41,230,234          37,098,218
  Loan administration and servicing fees                    33,920,016          30,848,557          27,109,051
  Service charges, fees and other                           12,615,157           7,231,178           6,603,998
                                                         -------------       -------------       -------------
                                                           109,047,102          79,309,969          70,811,267
                                                         -------------       -------------       -------------
    Total revenues                                         194,967,131         138,545,781         122,864,041
                                                         -------------       -------------       -------------
Non-interest expenses:
  Employee compensation and benefits                        33,290,372          27,031,340          24,432,771
  Office occupancy and equipment                            16,648,510          13,435,644          11,289,365
  Other administrative and general                          57,133,173          40,324,994          33,567,706
                                                         -------------       -------------       -------------
                                                           107,072,055          80,791,978          69,289,842
                                                         -------------       -------------       -------------

Income before income taxes and cumulative
  effect of change in accounting principle                  87,895,076          57,753,803          53,574,199
                                                         -------------       -------------       -------------
Income tax expense:
  Current                                                   20,465,327          12,276,425           8,905,520
  Deferred                                                   1,136,178           1,844,583           3,333,687
                                                         -------------       -------------       -------------
                                                            21,601,505          14,121,008          12,239,207
                                                         -------------       -------------       -------------
Income before cumulative effect from change
  in accounting principle                                   66,293,571          43,632,795          41,334,992
Cumulative effect from change in accounting
  principle, net of income tax benefit of $206,334            (322,728)                 --                  --
                                                         -------------       -------------       -------------
Net income                                               $  65,970,843       $  43,632,795       $  41,334,992
  Less: Preferred stock dividends                           (9,920,100)         (5,637,500)         (3,753,819)
                                                         -------------       -------------       -------------
  Net income available to common stockholders            $  56,050,743       $  37,995,295       $  37,581,173
                                                         -------------       -------------       -------------
Earnings per common share before cumulative
  effect from change in accounting principle
  Basic                                                  $        1.89       $        1.33       $        1.31
                                                         -------------       -------------       -------------
  Diluted                                                $        1.85       $        1.30       $        1.28
                                                         -------------       -------------       -------------
Earnings per common share:
  Basic                                                  $        1.88       $        1.33       $        1.31
                                                         -------------       -------------       -------------
  Diluted                                                $        1.83       $        1.30       $        1.28
                                                         -------------       -------------       -------------



      The accompanying notes are an integral part of these financial statements.

R-G Financial Corporation
Consolidated Statements of Comprehensive Income
Years ended December 31, 2001, 2000 and 1999

                                                                        2001               2000               1999
                                                                ------------       ------------       ------------
Net income                                                      $ 65,970,843       $ 43,632,795       $ 41,334,992
                                                                ------------       ------------       ------------
Other comprehensive income, before tax:
Unrealized gains (losses):
  Cash flow hedges                                                (9,947,245)                --                 --
                                                                ------------       ------------       ------------
  Investment securities:
  Arising during period                                           14,724,483         11,012,938        (15,975,369)
  Less: Reclassification adjustments for
    gains (losses) included in net income                         (2,341,676)           576,446            959,813
                                                                ------------       ------------       ------------
                                                                  12,382,807         11,589,384        (15,015,556)
                                                                ------------       ------------       ------------
Other comprehensive income (loss) before income taxes and
  cumulative effect from change in accounting principle            2,435,562         11,589,384        (15,015,556)
Income tax (expense) benefit related to items of other
  comprehensive income                                              (949,869)        (4,519,860)         5,856,067
                                                                ------------       ------------       ------------
Other comprehensive income (loss) before cumulative
  effect from change in accounting principle                       1,485,693          7,069,524         (9,159,489)
Cumulative effect from change in accounting principle, net
  of income taxes of $745,446                                      1,165,953                 --                 --
                                                                ------------       ------------       ------------
Other comprehensive income (loss), net of tax                      2,651,646          7,069,524         (9,159,489)
                                                                ------------       ------------       ------------
Comprehensive income, net of tax                                $ 68,622,489       $ 50,702,319       $ 32,175,503
                                                                ------------       ------------       ------------


                                                    Preferred Stock                    Common Stock
                                                                                         Class A
                                               Shares            Amount            Shares         Amount
                                             ---------       -------------       ----------      --------
Balance at December 31, 1998                 2,000,000       $  50,000,000       18,440,556      $184,406
Issuance of Series B Preferred Stock         1,000,000          25,000,000
Issuance of Common Stock
Cash dividends declared:
  Common stock
  Preferred stock
Net income
Transfer to capital reserves
Other comprehensive loss, net of tax

                                             ---------       -------------       ----------      --------
Balance at December 31, 1999                 3,000,000          75,000,000       18,440,556       184,406
Issuance of common stock
Cash dividends declared:
  Common stock
  Preferred stock
Net income
Transfer to capital reserves
Other comprehensive income, net of tax
                                             ---------       -------------       ----------      --------
Balance at December 31, 2000                 3,000,000          75,000,000       18,440,556       184,406
Issuance of common stock:
Secondary offering                                                               (2,207,500)      (22,075)
Other                                                                              (180,000)       (1,800)
Issuance of Series C Preferred Stock         2,760,000          69,000,000
Cash dividends declared:
  Common stock
  Preferred stock
Net income
Transfer to capital reserves
Other comprehensive income, net of tax
                                             ---------       -------------       ----------      --------
Balance at December 31, 2001                 5,760,000       $ 144,000,000       16,053,056      $160,531
                                             ---------       -------------       ----------      --------


      The accompanying notes are an integral part of these financial statements.

R-G Financial Corporation
Consolidated Statements of Changes in Stockholder's Equity for the Years ended December 31, 2001, 2000 and 1999

          Common Stock                                                Accumulated
             Class B                 Additional        Capital      other comprehensive     Retained
   Shares             Amount       paid-in capital     reserves       income (loss)         earnings            Total
 ----------       ------------       -----------      -----------      -----------       -------------       -------------
 10,146,091       $    101,461       $41,544,378      $ 3,547,798      $ 1,365,538       $ 124,418,278       $ 221,161,859
 ----------       ------------       -----------      -----------      -----------       -------------       -------------
                                      (1,078,356)                                                               23,921,644
     71,640                716           287,834                                                                   288,550

                                                                                            (4,258,460)         (4,258,460)
                                                                                            (3,753,819)         (3,753,819)
                                                                                            41,334,992          41,334,992
                                                        1,547,860                           (1,547,860)
                                                                        (9,159,489)                             (9,159,489)
 ----------       ------------       -----------      -----------      -----------       -------------       -------------
 10,217,731            102,177        40,753,856        5,095,658       (7,793,951)        156,193,131         269,535,277
     12,298                123            46,796                                                                    46,919
                                                                                            (5,811,365)         (5,811,365)
                                                                                            (5,637,500)         (5,637,500)
                                                                                            43,632,795          43,632,795
                                                        2,348,450                           (2,348,450)
                                                                         7,069,524                               7,069,524
 ----------       ------------       -----------      -----------      -----------       -------------       -------------
 10,230,029            102,300        40,800,652        7,444,108         (724,427)        186,028,611         308,835,650

  4,415,000             44,150        31,053,535                                                                31,075,610
    596,293              5,963         1,797,972                                                                 1,802,135
                                      (2,398,075)                                                               66,601,925
                                                                                            (7,897,122)         (7,897,122)
                                                                                            (9,920,100)         (9,920,100)
                                                                                            65,970,843          65,970,843
                                                        4,185,220                           (4,185,220)
                                                                         2,651,646                               2,651,646
 ----------       ------------       -----------      -----------      -----------       -------------       -------------
 15,241,322       $    152,413       $71,254,084      $11,629,328      $ 1,927,219       $ 229,997,012       $ 459,120,587
 ----------       ------------       -----------      -----------      -----------       -------------       -------------


      The accompanying notes are an integral part of these financial statements.

R-G Financial Corporation
Consolidated Statements of Cash Flows
for the Years ended December 31, 2001, 2000 and 1999

                                                                          2001                2000                1999
                                                                 -------------       -------------       -------------
Cash flows from operating activities:
Net income                                                       $  65,970,843       $  43,632,795       $  41,334,992
Adjustments to reconcile net income to net cash
used in operating activities:
  Depreciation and amortization                                      5,952,962           5,055,761           3,912,603
  Amortization of premium on investments and
    mortgage - backed securities, net                                  628,832             293,962             236,184
  Amortization of servicing asset                                   15,212,546           9,524,077           7,382,649
  Provision for impairment on servicing asset                        1,458,310                  --                  --
  Provision for loan losses                                         11,125,000           5,751,325           4,525,000
  Provision for bad debts in accounts receivable                       450,000             520,000             546,851
  Gain on sale of mortgage loans                                      (792,384)         (1,909,670)         (4,935,775)
  (Gain) loss on sales of investment securities
    available for sale                                              (2,341,676)            576,446             959,813
  Unrealized loss (profit) on trading securities
    and derivative instruments                                          17,109            (147,108)             21,288
  Increase in mortgage loans held for sale                        (216,392,433)       (148,713,248)       (117,118,689)
  Net (increase) decrease in mortgage-backed
    securities held for trading                                     (3,969,362)         31,672,885         (43,957,877)
  Increase in interest and accounts receivable                     (13,100,635)         (6,745,660)        (16,176,210)
  Increase in other assets                                          (2,504,983)         (9,870,776)         (4,570,159)
  Increase (decrease) in notes payable and other borrowings         91,361,411          30,147,437         (40,518,153)
  Increase in accounts payable and accrued liabilities              17,113,470           3,929,319          10,832,064
  Increase in other liabilities                                      2,074,360             342,703           1,010,024
                                                                 -------------       -------------       -------------
  Total adjustments                                                (93,707,473)        (79,572,547)       (197,850,387)
                                                                 -------------       -------------       -------------
Net cash used in operating activities                              (27,736,630)        (35,939,752)       (156,515,395)
                                                                 -------------       -------------       -------------
Cash flows from investing activities:
  Purchases of investment securities available for
    sale and held to maturity                                     (933,955,383)       (121,965,820)       (230,790,182)
  Proceeds from sales and redemptions of investment
    securities available for sale                                  653,307,375          98,847,835         108,459,617
  Proceeds from maturities of investment securities
    held to maturity                                                        --           1,727,000             409,000
  Principal repayments on mortgage-backed securities               120,775,229          43,696,049          40,875,059
  Proceeds from sale of loans                                      131,508,175         107,563,097         135,632,084
  Net originations of loans                                       (735,404,345)       (590,126,877)       (730,796,715)
  Purchases of FHLB stock, net                                     (20,103,400)        (13,148,000)        (21,420,300)
  Net assets acquired, net of cash received                                 --             958,428          (4,638,371)
  Acquisition of premises and equipment                             (7,655,624)         (4,729,443)         (8,694,453)
  Purchases of servicing rights                                    (26,739,228)        (20,350,101)        (23,979,840)
                                                                 -------------       -------------       -------------
  Net cash used in investing activities                           (818,267,201)       (497,527,832)       (734,944,101)
                                                                 -------------       -------------       -------------

                                  (continued)

R-G Financial Corporation
Consolidated Statements of Cash Flows
Years ended December 31, 2001, 2000 and 1999


                                                                   2001                2000                1999
                                                          -------------       -------------       -------------
Cash flows from financing activities:
   Payments on term notes                                 $ (35,500,000)      $ (25,000,000)      $ (23,600,000)
   Increase in deposits, net                                385,161,662         345,555,795         323,209,064
   Increase in securities sold under agreements to
   repurchase, net                                          569,189,355          96,408,154         259,919,614
   (Decrease) increase in federal funds purchased           (25,000,000)         10,000,000          15,000,000
   (Repayments) advances from FHLB, net                     (40,875,000)        121,000,000         263,000,000
   Net proceeds from issuance of preferred stock             66,601,925                  --          23,921,644
   Net proceeds from issuance of common stock                32,877,745              46,919             288,550
   Cash dividends - common stock                             (7,897,122)         (5,811,365)         (4,258,460)
                  - preferred stock                          (9,920,100)         (5,637,500)         (3,753,819)
                                                          -------------       -------------       -------------
Net cash provided by financing activities                   934,638,465         536,562,003         853,726,593
                                                          -------------       -------------       -------------
Net increase (decrease) in cash and cash equivalents         88,634,634           3,094,419         (37,732,903)
Cash and cash equivalents at beginning of year               69,089,964          65,995,545         103,728,448
                                                          -------------       -------------       -------------
Cash and cash equivalents at end of year                  $ 157,724,598       $  69,089,964       $  65,995,545
                                                          -------------       -------------       -------------
Cash and cash equivalents include:
   Cash and due from banks                                $  79,223,030       $  43,466,268       $  42,251,508

   Securities purchased under agreements
   to resell                                                 15,023,590                  --                  --
   Time deposits with other banks                            63,477,978          25,623,696          23,744,037
   Federal funds sold                                                --                  --                  --
                                                          -------------       -------------       -------------
                                                          $ 157,724,598       $  69,089,964       $  65,995,545
                                                          -------------       -------------       -------------


      The accompanying notes are an integral part of these financial statements.

R-G Financial Corporation
Notes to Consolidated Fianancial Statements
December 31, 2001, 2000 and 1999


1. Reporting entity and significant accounting policies

Reporting Entity

The accompanying consolidated financial statements of R-G Financial Corporation (the "Company") include the accounts of R-G Mortgage Corp. ("R-G Mortgage"), a Puerto Rico corporation, R-G Premier Bank of Puerto Rico (the "Bank"), a commercial bank chartered under the laws of the Commonwealth of Puerto Rico, R-G Investments Corporation, a Puerto Rico corporation and securities broker-dealer, and Home & Property Insurance Corp., a Puerto Rico corporation and insurance agency. The Company operates as a financial holding Company, pursuant to the provisions of the Gramm-Leach-Bliley Act of 1999, and is primarily engaged in mortgage banking, banking and insurance and securities brokerage through its subsidiaries.

R-G Mortgage is engaged primarily in the business of originating FHA insured, VA guaranteed, and privately insured first and second mortgage loans on residential real estate (1 to 4 families). R-G Mortgage pools FHA and VA loans into Government National Mortgage Association (GNMA) mortgage-backed securities and collateralized mortgage obligation (CMO) certificates for sale to permanent investors. Upon selling the loans, it retains the rights to service the loans. R-G Mortgage is also a Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) Seller-Servicer of conventional loans.

R-G Mortgage also originates FHA insured, VA guaranteed, and privately insured first and second mortgage loans on residential real estate (1 to 4 families), through its wholly-owned subsidiary Mortgage Store of Puerto Rico, Inc.

The Bank provides a full range of banking services through twenty five branches located mainly in the northeastern part of the Commonwealth of Puerto Rico. As discussed in Note 15 to the consolidated financial statements, the Bank is subject to the regulations of certain federal and local agencies, and undergoes periodic examinations by those regulatory agencies.

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

Available for sale - debt and equity securities not classified as either held-tomaturity or trading. These securities are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income.

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

Mortgage loans held for sale
Mortgage loans intended for sale in the secondary market are carried at the lower of cost or estimated market value, computed in the aggregate. The amount by which cost exceeds market value is accounted for as a valuation allowance. Changes in the valuation allowance are included in the determination of income in the period in which the change occurs.

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

Servicing asset
The Company capitalizes servicing rights acquired through loan origination activities by allocating a portion of the cost of originating mortgage loans to the mortgage servicing right at the time of sale or securitization based on the relative fair values at such date. To determine the fair value of the servicing rights, the Company uses the market prices of comparable servicing sale contracts, ranging from 1.50% to 2.00% depending on the type of loan.

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

Accounting for transfers and servicing of financial assets and extinguishment of liabilities
The Company recognizes on its financial statements financial assets and servicing assets controlled by the Company, and derecognizes financial assets when control has been surrendered. Until March 31, 2001, the Company followed the specific criteria established in SFAS No.125 - "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," to determine when control has been surrendered in a transfer of financial assets. Liabilities are derecognized when they are extinguished. Liabilities and derivatives incurred or obtained by the Company as part of a transfer of financial assets are initially measured at fair value, if practicable. Servicing assets and other retained interests in the transferred assets are measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer. Mortgage loans held for sale securitized by the Company into mortgagebacked securities are accounted for as sales, with gains or losses recognized based on readily available quoted market prices at the time of securitization. Normally, a portion of the loans are transferred with recourse and the Company retains the right to service the loans. In certain financial asset transfers, interest-only strips are recognized which can be contractually prepaid or settled in such a way that the Company may not recover substantially all of its recorded investment.

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

Gains from the sale of financial assets in securitizations totaled approximately $14.1 million and $6.1 million during the years ended December 31, 2001 and 2000, respectively. In addition, interest only strips recognized in securitizations totaled $2,334,000 in 2001; no interest-only strips were recognized in 2000.

On April 1, 2001 the Company adopted SFAS No.140, "Accounting for Transfers and Servicing of Financial Assets and Liabilities - A Replacement of SFAS 125.O This Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS 125 without reconsideration. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of the new standards had no significant effect on the financial statements of the Company. The recognition and reclassification of certain assets pledged as collateral on borrowings meeting certain specific criteria, and the disclosures relating to securitization and certain collateral transactions required by SFAS No.140 had already been reflected in the Company's consolidated financial statements for the year ended December 31, 2000.

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

Premises and equipment
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straightline method over the estimated useful life of each type of asset. Major additions and improvements which extend the life of the assets are capitalized, while repairs and maintenance are charged to expense.

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

Goodwill also resulted from the acquisition of the Bank, a mortgage banking institution and a savings institution in prior years. Goodwill is amortized over a fifteen year period. Accumulated amortization amounted to $3,154,000 and $2,718,000 as of December 31, 2001 and 2000, respectively.

In addition, the Company has recorded as a deposit intangible the premium paid by the Bank over the value of deposits acquired resulting from the purchase of certain branches from a commercial bank in 1995. The premium paid is being amortized over a 10 year period. Accumulated amortization amounted to approximately $972,000 and $807,000 at December 31, 2001 and 2000, respectively.

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

Interest rate risk management
The Company enters into interest rate caps and swaps to manage its interest rate exposure. Generally interest rate swaps are designated as hedges against future fluctuations in the interest rates of specifically identified assets or liabilities. Net interest settlements on interest rate swaps are recorded as adjustments to interest income or expense.

Employee benefits
The Company and its subsidiaries have no post retirement benefit plans for its employees as of December 31, 2001.

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

Cash and cash equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks and other highly liquid securities with an original maturity of three months or less.

Cash and cash equivalents at December 31, 2001 include restricted cash of $4.5 million.

Accounting for derivative instruments and hedging activities Effective January 1, 2001 the Company adopted SFAS No.133 - "Accounting for Derivative Instruments and Hedging Activities."

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

Upon adoption, the Company designated an interest rate SWAP agreement with a notional amount of $70 million which was tied against specifically identified liabilities as cash flow hedges in accordance with the provisions of SFAS No.133. All other interest rate SWAP agreements held by the Company at such date, with an aggregate notional amount of $60 million, as well as certain interest rate cap agreements with an aggregate notional amount of $200 million, did not qualify for hedge accounting under the provisions of SFAS 133. Upon the adoption of this Statement, the Company recognized a gain of approximately $1.9 million as other comprehensive income in stockholders' equity related to derivative instruments that were designated as cash flow hedges, and a loss of approximately $529,000 in the income statement related to derivative instruments that did not qualify for hedge accounting.

New accounting pronouncements

In October 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lives Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," it retains many of the fundamental provisions of that Statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occuring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of by sale, abandonement, or in a distribution to owners or is classified as held for sale. This Statement is effective for fiscal years beginning after December 15, 2001. Management has determined the adoption of this Statement will not have a material effect on the consolidated financial position or the future results of operations of the Company.

In July 2001, the FASB issued SFAS No. 141, OBusiness Combinations," and SFAS No. 142, OGoodwill and Other Intangible Assets.O SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets aquired in a purchase method business combination must meet to be recognized and reported apart from goodwill. SFAS No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 will also require that intangible assets with definite useful lives be amortized over the respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Live Assets to Be Disposed OfO or SFAS No. 144 upon adoption.

The Company is required to adopt the provisions of SFAS No. 141 immediately and SFAS No. 142 effective January 1, 2002. Furthermore, any goodwill and any intangible asset determined to have an indefinite useful life that are acquired in a purchase business combination completed after June 30 2001 will not be amortized, but will continue to be evaluated for impairment. Goodwill and intangible assets aquired in business combinations completed before July 1, 2001 will continue to be amortized prior to the adoption of SFAS No. 142.

Upon adoption on January 1, 2002, the Company will recognize a $619,000 gain as the cumulative effect of a change in accounting principle related to negative goodwill currently existing from an aquisition in prior years of one of the Company's subsidiaries accounted for under the purchase method of accounting. The Company will have unamortized goodwill in the amount of $4.6 million, which will be subject to the transition provisions of SFAS No. 142. Amortization expense related to goodwill (including that related to negative goodwill) was $436,000 and $447,000 for the years ended December 31, 2001 and 2000, respectively. Because of the extensive effort needed to comply with adopting Statement Nos. 141 and 142, it is not practicable to reasonably estimate the impact, after initial adoption, of these pronouncements on the Company's financial statements, including whether any transitional impairment losses will be required to be recognized as the cumulative effect of a change in accounting principle subsequent to January 1, 2002.

2. Mortgage loans held for sale

Mortgage loans held for sale consist of:

                        December 31,
                                2001             2000
                        ------------      -----------
Conventional loans      $133,837,961      $49,866,567
FHA/VA loans             102,596,243       45,801,753
                        ------------      -----------
                        $236,434,204      $95,668,320
                        ------------      -----------

The aggregate amortized cost and approximate market value of loans held for sale as of December 31, 2001 are as follows:


    Amortized         Gross unrealized           Gross unrealized           Approximate
      cost                gains                       losses                market value
 -------------           -----------               ----------              -------------
 $ 236,434,204           $ 6,789,928               $ (157,217)             $ 243,066,915
 -------------           -----------               ----------              -------------



Substantially all of the loans are
pledged to secure various borrowings from lenders under mortgage warehousing lines of credit (see Note 9).

The following table summarizes the components of gain on sale of mortgage loans held for sale and mortgage-backed securities held for trading:



                                                      Year Ended December 31,
                                                                    2001                2000                1999
                                                         ---------------       -------------       -------------
Proceeds from sales of mortgage loans
  and mortgage-backed securities                         $ 1,223,894,857       $ 749,092,437       $ 855,471,398

Mortgage loans and mortgagebacked securities sold         (1,180,049,738)       (718,925,649)       (832,057,042)
                                                         ---------------       -------------       -------------
Gain on sale, net                                             43,845,119          30,166,788          23,414,356
Deferred fees earned, net of loan origination costs
  and commitment fees paid                                    14,868,692          10,916,338          13,685,619
                                                         ---------------       -------------       -------------
                                                              58,713,811          41,083,126          37,099,975
Net unrealized profit (loss) on trading securities             2,014,471             147,108             (21,288)

Net loss on derivative instruments                            (1,502,518)                 --                  --
                                                         ---------------       -------------       -------------
Net gain on origination and sale of mortgage loans            59,225,764          41,230,234          37,078,687

Gains on sales of investment securities available
 for sale from non-mortgage banking activities                 3,286,165                  --              19,531
                                                         ---------------       -------------       -------------
                                                         $    62,511,929       $  41,230,234       $  37,098,218
                                                         ---------------       -------------       -------------


Total gross loan origination fees totaled approximately $41,476,000, $25,779,000 and $28,442,000 during the years ended December 31, 2001, 2000 and 1999, respectively. Gross gains of $51,918,362, $34,788,692 and $32,261,508, and gross losses of $8,073,243, $4,621,904 and $8,847,152 were realized on the above sales during the years ended December 31, 2001, 2000 and 1999, respectively.

3. Investment securities

December 31,

                                                         December 31,
                                                     2001             2000
                                                 -----------      -----------
Mortgage-backed securities held for trading
GNMA certificates                                $18,151,659      $12,038,040
FHLMC certificates                                75,796,172               --
                                                 -----------      -----------
                                                 $93,947,831      $12,038,040
                                                 -----------      -----------


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


                                                                                        December 31,
                                                                           2001                              2000
                                                             Amortized            Fair           Amortized            Fair
                                                                cost              value             cost              value
                                                           --------------    --------------    --------------    --------------
Mortgage-backed securities available for sale
Collaterialized mortgage obligations (CMO),
CMO residuals (interest only), interest only strips
(IO's) and other mortgage-backed securities                $  248,894,118    $  250,208,322    $   21,398,077    $   23,227,026
                                                           --------------    --------------    --------------    --------------
FNMA certificates:
  Due from five to ten years                                      538,047           549,144           633,552           633,552
  Due over ten years                                          266,495,176       270,935,878        98,779,069        99,968,168
                                                           --------------    --------------    --------------    --------------
                                                              267,033,223       271,485,022        99,412,621       100,601,720
                                                           --------------    --------------    --------------    --------------
FHLMC certificates:
  Due within one year                                                  --                --            13,395            13,395
  Due from one to five years                                       73,195            74,382           131,526           129,956
  Due from five to ten years                                    1,264,702         1,292,010         1,587,103         1,587,034
  Due over ten years                                          435,662,149       437,026,277       434,864,554       437,226,389
                                                           --------------    --------------    --------------    --------------
                                                              437,000,046       438,392,669       436,596,578       438,956,774
                                                           --------------    --------------    --------------    --------------
GNMA certificates:
  Due from one to five years                                       50,063            50,313            25,582            25,502
  Due from five to ten years                                   11,053,286        11,172,001        10,491,790        10,419,318
  Due over ten years                                          513,507,515       511,638,456       584,419,215       576,869,337
                                                           --------------    --------------    --------------    --------------
                                                              524,610,864       522,860,770       594,936,587       587,314,157
                                                           --------------    --------------    --------------    --------------
                                                            1,477,538,251     1,482,946,783     1,152,343,863     1,150,099,677
Investment securities available for sale

U.S. Government and Agencies securities:
  Due within one year                                           9,600,000         9,806,480         8,500,000         8,446,450
  Due from one to five years                                  156,522,492       157,408,260       192,762,585       193,298,396
  Due from five to ten years                                  307,109,665       310,937,946       114,881,388       115,351,548
                                                              473,232,157       478,152,686       316,143,973       317,096,394
Corporate debt obligations - Due from one to five years        53,636,583        54,502,744         5,097,519         5,201,699
FHLB stock                                                     66,076,567        66,076,567        45,973,167        45,973,167
                                                           --------------    --------------    --------------    --------------
                                                              592,945,307       598,731,997       367,214,659       368,271,260
                                                           --------------    --------------    --------------    --------------
                                                           $2,070,483,558    $2,081,678,780    $1,519,558,522    $1,518,370,937
                                                           --------------    --------------    --------------    --------------

                                                                        Effect on fair value
                                                             PSA increase                Discount rate increase
                                                            (basis points)                   (basis points)
                 Assumptions      Fair value             50               133              100              200
                 -----------      ----------             --               ---              ---              ---
CMO Residuals
  PSA              100-350      $  8,199,000       $  (371,000)      $  (724,000)      $(280,000)      $  (595,000)
  Discount rate     8-10%
IO's Strips
  PSA              166-333         9,627,000          (812,000)       (1,904,000)       (273,000)         (543,000)
  Discount rate      15%
                                ------------       -----------       -----------       ---------       -----------
                                $ 17,826,000       $(1,183,000)      $(2,628,000)      $(553,000)      $(1,138,000)
                                ------------       -----------       -----------       ---------       -----------


Anticipated credit losses as of December 31, 2001, as well as credit losses, net of recoveries, during 2001 and 2000 were insignificant.

The fair values presented above were estimated based on a computer model used to structure mortgage-backed securities. The computer model estimates the present value of the projected excess servicing fees net of normal servicing fees, and projects scheduled and unscheduled principal payments, mortgage interest, servicing fees and excess servicing fees for each mortgage loan on a monthly basis. Values for the excess servicing cash flows are calculated under various scenarios based on different prepayment and internal rate of return assumptions, depending on the type of loan of the underlying mortgages, the coupon rate and seasoning (loan age). Prepayment speed assumptions (OPSAO) are based on actual Public Securities Association Dealer Prepayment Estimates as published by Bloomberg Financial News. 60 Mortgage-backed securities available for sale include CMO residuals and interest only strips (IO's) resulting from financial asset transfers accounted for as sales. The key assumptions used in determining the fair values of such securities as of December 31, 2001 and the sensitivity analysis on the fair value of such retained interests as of such date follows:
December 31, 2001 Effect on fair value PSA increase Discount rate increase

                                                                          December 31,
                                                               2001                             2000
                                                   Amortized           Fair         Amortized           Fair
                                                     cost             value            cost             value

Mortgage-backed securities held to maturity
GNMA certificates:
  Due within one year                            $        --      $        --      $     2,435      $     2,611
  Due from five to ten years                       7,180,376        7,111,405        8,864,274        8,605,749
  Due over ten years                              37,042,861       37,091,537        1,844,978        1,765,812
                                                  44,223,237       44,202,942       10,711,687       10,374,172

FNMA certificates- Due over ten years              7,593,982        7,909,958        8,946,973        9,145,168
FHLMC certificates- Due over ten years               128,335          124,863          159,544          153,675
                                                 -----------      -----------      -----------      -----------
                                                  51,945,554       52,237,763       19,818,204       19,673,015
                                                 -----------      -----------      -----------      -----------
Investment securities held to maturity
Puerto Rico Government and Agencies
obligations:
  Due from one to five years                      12,691,000       12,731,365        1,948,000        1,948,000
  Due from five to ten years                      10,895,000       11,058,425        1,755,389        1,755,389
                                                 -----------      -----------      -----------      -----------
                                                  23,586,000       23,789,790        3,703,389        3,703,389
Other:
  Due from one to five years                         100,000          100,000               --               --
                                                 -----------      -----------      -----------      -----------
                                                  23,686,000       23,889,790        3,703,389        3,703,389
                                                 -----------      -----------      -----------      -----------
                                                 $75,631,554      $76,127,553      $23,521,593      $23,376,404
                                                 -----------      -----------      -----------      -----------



Unrealized gains and losses on securities held to maturity and available for sale follows:

                                                                 2001                                 2000
                                                           Gross unrealized                    Gross unrealized
                                                        Gains              Losses           Gains             Losses
                                                    ------------       -----------       -----------       -----------
Securities held to maturity:
   Puerto Rico Government obligations               $    203,790       $        --       $        --       $        --
   Mortgage-backed securities                            379,385           (87,176)          198,372          (343,561)
                                                    ------------       -----------       -----------       -----------
                                                    $    583,175       $   (87,176)      $   198,372       $  (343,561)
                                                    ------------       -----------       -----------       -----------
Securities available for sale:
   U.S. Government obligations                      $  6,259,643       $(1,339,114)      $ 1,566,851       $  (614,430)
   Corporate debt obligations                          1,009,959          (143,798)          104,180                --
   Mortgage-backed securities                         12,881,269        (7,472,737)        6,613,572        (8,857,758)
                                                    ------------       -----------       -----------       -----------
                                                    $ 20,150,871       $(8,955,649)      $ 8,284,603       $(9,472,188)
                                                    ------------       -----------       -----------       -----------


December 31, During the years ended December 31, 2001, 2000 and
1999, proceeds from the sale of securities available for sale totaled approximately $372,615,000, $66,848,000 and $88,760,000, respectively; gross gains realized on such sales totaled approximately $3,538,000 and $1,392,000 during 2001 and 1999 respectively; no gains were realized in 2000; gross losses realized in 2001, 2000 and 1999 were approximately $1,196,000, $576,000 and $2,352,000 respectively.

During 2001, the Company reclassified $75.9 million securities available for sale to held for trading, recognizing a gain of $833,000. During 1999, the Company reclassified $9,296,000 securities held for trading to available for sale.

As discussed in Notes 7, 8, 9 and 10 to the consolidated financial statements, as of December 31, 2001 the Company had investment and mortgage-backed securities and mortgage loans amounting to approximately $2.3 billion pledged to secure certain deposits, securities sold under agreements to repurchase, and advances from the FHLB.

In addition to the investment and mortgage-backed securities pledged on repurchase agreements and reported as pledged assets in the statements of financial condition, at December 31, 2001 and 2000 the carrying amount of investment securities pledged as collateral on repurchase agreements where the counterparties do not have the right to sell or repledge the assets are as follows:

                                                                 December 31,
                                                           2001                2000
                                                       ------------        ------------
Mortgage-backed and investment securities
  available for sale                                   $854,380,882        $358,850,865

Mortgage-backed securities held to maturity              36,613,639           1,253,038
                                                       ------------        ------------
                                                       $890,994,521        $360,103,903

4. Loans and allowances for loan losses

Loans consist of the following:

                                                                December 31,
                                                        2001                    2000
                                                   --------------         --------------
Real estate loans:
  Residential - first mortgage                     $  996,885,290         $  998,983,595
  Residential - second mortgage                        33,320,705             27,419,145
  Land                                                  9,187,516              6,049,179
  Construction                                        227,271,477            151,692,483
  Commercial                                          372,923,231            304,104,485
                                                   --------------         --------------
                                                    1,639,588,219          1,488,248,887
Undisbursed portion of loans in process               (92,934,804)           (78,163,117)
Net deferred loan costs                                    20,307                908,553
                                                   --------------         --------------
                                                    1,546,673,722          1,410,994,323
                                                   --------------         --------------
Other loans:
  Commercial                                           92,156,655             59,120,394
Consumer:
  Loans secured by deposits                            26,175,695             26,925,836
  Loans secured by real estate                         83,509,393            100,357,019
  Other                                                71,506,951             45,563,186
  Unearned interest                                      (206,654)               (85,055)
                                                   --------------         --------------
                                                      273,142,040            231,881,380
                                                   --------------         --------------
Total loans                                         1,819,815,762          1,642,875,703
Allowance for loan losses                             (17,427,698)           (11,599,634)
                                                   --------------         --------------
                                                   $1,802,388,064         $1,631,276,069
                                                   ==============         ==============

The changes in the allowance for loan losses follow:

                                                    Year Ended December 31,
                                         2001                2000                1999
                                      -----------         -----------         -----------
Balance, beginning of year            $11,599,634         $ 8,970,605         $ 8,055,432
Provision for loan losses              11,125,000           5,751,325           4,525,000
Transferred reserves                      806,176                  --                  --
Loans charged-off                      (6,627,063)         (3,985,445)         (4,439,807)
Recoveries                                523,951             863,149             829,980
                                      -----------         -----------         -----------
Balance, end of year                  $17,427,698         $11,599,634         $ 8,970,605
                                      ===========         ===========         ===========

As of December 31, 2001 and 2000 the Company had commercial loans classified as impaired totaling $4,994,000 and $1,565,000, respectively. No reserves for impairment were necessary as of such dates since the fair value of the collateral securing such loans exceeded their outstanding balances.

As of December 31, 2001, 2000 and 1999, loans on which the accrual of interest income had been discontinued amounted to approximately $71,582,000, $94,982,000 and $59,014,000, respectively. The additional interest income that would have been recognized during 2001, 2000 and 1999 had these loans been accruing interest amounted to approximately $3,254,000, $2,664,000 and $1,637,000, respectively. The Company has no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at December 31, 2001.

5. SERVICING ASSET

The Company's fees for servicing mortgage loans generally range from .25% to ..50% on the declining outstanding principal balances of the mortgage loans serviced. Servicing fees are collected on a monthly basis out of payments from mortgagors. The servicing agreements are cancelable by permanent investors for cause without penalty or after payment of a termination fee ranging from .5% to 1% of the outstanding principal balance of the loans. At December 31, 2001 and 2000, the mortgage loans servicing portfolio amounted to approximately $7,224,571,000 and $6,634,059,000, respectively, including approximately $1,020,564,000 and $1,060,886,000, respectively, serviced for the Bank, and $484,961,000 and $462,975,000, respectively, under sub-servicing contracts.

The changes in the servicing asset of the Company follows:

                                                          Year Ended December 31,
                                              2001                 2000                 1999
                                          ------------         ------------         ------------
Balance at beginning of period            $ 95,078,530         $ 84,252,506         $ 58,221,052
  Rights originated                         25,088,857           15,039,273           14,072,094
  Rights purchased                           1,650,371            5,310,828           19,342,009
  Scheduled amortization                   (11,303,856)          (9,524,077)          (7,382,649)
  Unscheduled amortization                  (3,908,690)                  --                   --
  Reserves for impairment                   (1,458,310)                  --                   --
                                          ------------         ------------         ------------
Balance at end of period                  $105,146,902         $ 95,078,530         $ 84,252,506
                                          ============         ============         ============

As of December 31, 2001 and 2000, the fair value of capitalized mortgage servicing rights was approximately $107,119,000 and $98,648,000, respectively. The major assumptions for the estimated fair value at December 31, 2001 were discount rates ranging from 10% to 12% and a PSA of 122 to 600, depending on the type and coupon of the loan, with a weighted average life of 9.08 years.

Among the conditions established in its various servicing agreements, the Company is committed to advance from its own funds any shortage of moneys required to complete timely payments to investors in GNMA mortgagebacked securities issued and in its FNMA and FHLMC portfolio, as well as certain private investors. At December 31, 2001, the mortgage loan portfolio serviced for GNMA, FNMA, FHLMC and private investors subject to the timely payment commitment amounted to approximately $2,955,997,000, $791,904,000, $1,572,511,000 and $66,141,000, respectively (2000- $3,022,394,000,
$526,049,000, $1,387,529,000 and $0).

Total funds advanced as of December 31, 2001 in relation to such commitments amount to $4,359,000, $9,089,000 and $1,789,000 for escrow advances, principal and interest advances and foreclosure advances, respectively (2000 - $3,634,000, $5,213,000 and $1,791,000).

In connection with mortgage servicing activities, the Company holds funds in trust for investors representing amounts collected primarily for the payment of principal, interest, real estate taxes and insurance premiums. Such funds are deposited in separate custodial bank accounts, some of which are deposited in the Bank. At December 31, 2001 and 2000, the related escrow funds include approximately $101,903,000 and $91,826,000, respectively, deposited in the Bank; these funds are included in the Company's consolidated financial statements. Escrow funds also include approximately $4,792,000 and $12,622,000 at December 31, 2001 and 2000, respectively, deposited with other banks and excluded from the Company's assets and liabilities.

6. Premises and equipment

Premises and equipment consist of:

                                                  Estimated useful life                     December 31,
                                                          (years)                     2001                2000
                                                  ---------------------           ------------        ------------
Buildings                                                   20                    $  2,570,311        $  1,901,439
Furniture, fixtures and equipment                            5                      28,522,503          24,655,614
Leasehold improvements                                      10                      14,397,266          13,927,201
Autos                                                        5                         703,659             607,853
                                                                                  ------------        ------------
                                                                                    46,193,739          41,092,107
Less - Accumulated depreciation and amortization                                   (23,792,694)        (20,947,381)
                                                                                  ------------        ------------
                                                                                  $ 22,401,045        $ 20,144,726
                                                                                  ============        ============

7. DEPOSITS

Deposits are summarized as follows:

                                                    December 31,
                                             2001                  2000
                                        --------------        --------------
Passbook savings                        $  199,756,208        $  116,776,127
                                        --------------        --------------
NOW accounts                                68,411,356            43,270,559
Super NOW accounts                         236,898,326            97,172,275
Regular checking accounts
(non-interest bearing)                      78,213,163            70,760,209
Commercial checking accounts
(non-interest bearing)                     167,780,668           101,177,563
                                        --------------        --------------
                                           551,303,513           312,380,606
                                        --------------        --------------
Certificates of deposit:
Under $ 100,000                            429,913,386           489,220,809
$100,000 and over                          874,494,924           749,081,246
                                        --------------        --------------
                                         1,304,408,310         1,238,302,055
                                        --------------        --------------
Accrued interest payable                     5,755,794             8,603,375
                                        $2,061,223,825        $1,676,062,163
                                        ==============        ==============

The weighted average stated interest rate on all deposits at December 31, 2001 and 2000 was 4.01% and 5.34%, respectively.

As of December 31, 2001, the Company had delivered investment securities held to maturity and available for sale with a carrying value of approximately $6.1 million as collateral for public funds' deposits.

At December 31, 2001 scheduled maturities of certificates of deposit are as follows:

                 2002         $   941,311,308
                 2003              61,665,344
                 2004              48,527,294
                 2005             126,293,572
                 2006             121,591,631
              Thereafter            5,019,161
                              ---------------
                              $ 1,304,408,310
                              ===============

8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

                                                                                      December 31,
                                                                    2001                                    2000
                                                                       APPROXIMATE MARKET                       APPROXIMATE MARKET
                                                     REPURCHASE             VALUE OF            REPURCHASE           VALUE OF
                                                     LIABILITY       UNDERLYING SECURITIES      LIABILITY     UNDERLYING SECURITIES
                                                   --------------    ---------------------     ------------   ---------------------
TYPE OF SECURITY

U.S. Government and Agencies securities
  available for sale                                $  292,107,000        $  290,084,633        $218,384,000        $221,079,000
GNMA:
  Held for trading                                      17,607,109            18,151,659          11,601,830          12,038,040
  Available for sale                                   518,860,230           537,548,442         540,028,922         571,276,450
  Held to maturity                                      43,741,000            44,205,544           9,679,000          10,369,000
  CMO and CMO residuals available for sale              25,332,510            29,336,121           4,155,685           3,704,316
  FHLMC available for sale                             387,076,000           405,669,425          30,088,057          30,744,603
FNMA:
  Available for sale                                    61,707,000            62,060,485           5,470,000           6,253,000
  Held to maturity                                       8,166,000             7,909,958           8,342,000           9,145,000
Corporate debt obligations                              42,342,000            44,465,244                  --                  --
                                                    --------------        --------------        ------------        ------------
                                                    $1,396,938,849        $1,439,431,511        $827,749,494        $864,609,409
                                                    ==============        ==============        ============        ============

At December 31, 2001, repurchase agreements mature within ninety days, except for repurchase agreements totaling $887,044,000 maturing in various dates commencing on April 2, 2002 until February 28, 2011. Expected maturities will differ from contractual maturities because counterparties to the agreements may have call options. At December 31, 2001 repurchase agreements amounting to $253.2 million had call options.

Maximum amount of borrowings outstanding at any month-end during 2001 and 2000 under the agreements to repurchase were $1,396,939,000 and $838,202,000, respectively. The approximate average aggregate borrowings outstanding during 2001 and 2000 were $1,035,814,000 and $756,351,000, respectively. The weighted average interest rate of such agreements was 3.47% and 6.75% at December 31, 2001 and 2000, respectively; the weighted average rate during 2001 and 2000 was 4.77% and 6.57%, respectively.

9. Notes payable

Notes payable consist of:

                                                                                        December 31,
                                                                                  2001                 2000
                                                                              -------------        -------------
Warehousing lines, bearing interest at floating rates ranging from
  1.00% to 1.25% over the applicable Libor rate (2.98% in 2001
  and 7.85% in 2000)                                                          $ 162,036,855        $  64,357,562

Lines of credit with banks for an aggregate of $39 million bearing interest at floating rates ranging from 1.375% to 1.75% over the applicable Libor rate (3.34% at December 31,2001 and 8.26%
  at December 31, 2000), collateralized by mortgage servicing
  rights with a fair value of approximately $45.7 million in 2001                33,550,000           39,000,000

Promissory note maturing in 2001 paying quarterly interest at a floating rate of 96% of the three month Libid rate ( 6.12% at
  December 31, 2000)                                                                     --           25,000,000

Promissory note maturing in 2002 paying semiannual
  interest at a fixed annual rate of 6.52%                                               --           10,500,000
                                                                              -------------        -------------
                                                                              $ 195,586,855        $ 138,857,562
                                                                              =============        =============

As of December 31, 2001, the Company had various credit line agreements permitting the Company to borrow up to $253.4 million in warehousing lines with banks; the unused portion of warehousing lines totaled approximately $91.8 million. Warehousing lines at December 31, 2001 are collateralized by approximately $180.7 million in mortgage loans, mortgage servicing rights with a fair value of $8 million, and a general assignment of mortgage payments receivable. These borrowings bear interest at rates related to the respective counterparty's cost of funds. Several credit line agreements impose certain requirements on the Company of which the most important include maintaining net worth and debt service over certain defined minimums, and limitations on indebtedness and declaration of dividends.

The following information relates to borrowings of the Company under the credit line agreements:

                                                           December 31,
                                                      (Dollars in thousands)
                                                      2001             2000
                                                    --------         --------
Maximum aggregate borrowings
  outstanding at any month-end                      $222,801         $157,414

Approximate average aggregate borrowings
  outstanding during the year                       $208,521         $131,726

Weighted average interest rate during
  the year computed on a monthly basis                  4.37%            6.37%

Weighted average interest rate
  at end of year                                        3.04%            8.00%

10. ADVANCES FROM THE FEDERAL HOME LOAN BANK OF NEW YORK

At December 31, 2001 advances from FHLB mature at various dates commencing on April 12, 2002 until March 2, 2011, and bear interest at various rates ranging from 2.42% to 5.81%. The weighted average stated interest rate on advances from the FHLB was 4.87% and 6.42% at December 31, 2001 and 2000, respectively.

The Bank receives advances from the FHLB under an Advances, Collateral Pledge and Security Agreement (the "Agreement"), which allows the Company to borrow up to $1.2 billion as of December 31, 2001. The unused portion under such line of credit was approximately $724.9 million. Under the Agreement, the Bank is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances. At December 31, 2001 the Bank maintains collateral (principally in the form of first mortgage notes and investment securities) amounting to approximately $643.9 million with the FHLB as part of the Agreement. At December 31, 2001, the market value of the collateral indicated above was sufficient to comply with the collateral requirements of the FHLB.

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

Deferred tax liabilities (assets) consist of the following:

                                                                        December 31,
                                                                  2001                 2000
                                                              ------------         ------------
DEFERRED TAX LIABILITIES:

Unrealized gain on securities held for trading                $    897,307         $    159,154
Deferred expenses                                                   83,480              445,393
CMO residuals (IOs)                                              3,097,606            2,962,818
Net deferred loan origination costs                                     --              633,932
Servicing asset                                                 16,194,122           15,363,003
Securitization gains on mortgage-backed securities               6,661,392            6,391,230
Unrealized gains on securities available for sale                4,366,136                   --
                                                              ------------         ------------
                                                                31,300,043           25,955,530
                                                              ------------         ------------
DEFERRED TAX ASSETS:
Net deferred origination fees                                     (133,033)                  --
Net operating loss carry forward                                  (510,482)             (82,184)
Allowance for loan losses                                       (6,796,802)          (4,523,857)
AMT credits                                                     (3,344,844)          (2,819,702)
Other foreclosed property reserve                                  (94,748)            (155,620)
Reserve for bad debts                                                   --             (184,228)
Unrealized losses on securities available for sale                      --             (463,159)
Unrealized losses on cash flow hedges                           (3,133,980)                  --
Unrealized losses on derivative instruments
held for trading                                                  (653,376)                  --
Deferred gains on sale of investment securities                   (211,228)            (183,336)
Other                                                             (370,500)                  --
                                                              ------------         ------------
                                                               (15,248,993)          (8,412,086)
                                                              ------------         ------------
Net deferred tax liability                                    $ 16,051,050         $ 17,543,444
                                                              ============         ============

The provision for income taxes of the Company varies from amounts computed by applying the Puerto Rico statutory tax rate to income before taxes as follows:

                                                                                  Year Ended December 31,
                                                                                  (Dollars in thousands)
                                                                    2001                   2000                    1999
                                                                      % OF PRETAX            % OF PRETAX             % OF PRETAX
                                                            AMOUNT       INCOME     AMOUNT      INCOME       AMOUNT     INCOME
                                                           --------   -----------   -------  -----------    -------  -----------
Computed income tax at statutory rate                      $ 34,073        39%      $22,524        39%      $20,894        39%
Effect on provision of:
  Tax-exempt interest                                       (11,968)      (14)       (5,907)      (11)       (5,629)      (10)
  Adjustment for tax differences expected to reverse
   at tax rates lower than the statutory rate                  (576)       (1)       (1,664)       (3)       (2,040)       (4)
  Discount on tax credits purchased                              --        --        (1,133)       (2)         (506)       (1)
  Other (non-taxable)/non-deductible items, net                  73         1           301         1          (480)       (1)
                                                           --------       ---       -------       ---       -------       ---
                                                           $ 21,602        25%      $14,121        24%      $12,239        23%
                                                           ========       ===       =======       ===       =======       ===


12. STOCKHOLDERS' EQUITY

The Company's average number of common shares outstanding used in the computation of basic earnings per common share was 29,871,972 in 2001 (2000-28,662,305; 1999-28,632,768); the weighted average number of shares outstanding for the computation of diluted earnings per share was 30,552,403 in 2001 (2000-29,314,712; 1999 -29,334,224) after giving effect to outstanding stock options granted under the Company's Stock Option Plan. During 2001, cash dividends were paid of $0.2635 (2000 -$0.20275; 1999 - $0.14875) per common share amounting to $7,897,122 (2000 -$5,811,365; 1999 -$4,258,460).

13. NON-INTEREST EXPENSES

Non-interest expenses consist of the following:

                                                              Year Ended December 31,
                                                    2001               2000               1999
                                                 -----------        -----------        -----------
Stationery and supplies                          $ 2,304,214        $ 1,861,689        $ 2,018,569
Advertising and promotion                          8,559,121          5,488,373          5,718,016
Telephone                                          1,767,115          1,745,117          1,585,587
License and other taxes                            4,282,639          3,597,296          2,693,461
Deposit insurance                                    318,790            293,751            514,473
Other insurance                                      858,572            865,039            801,334
Legal and other professional services              2,527,347          2,213,678          2,254,510
Amortization and impairment of
 mortgage servicing asset                         16,670,855          9,524,077          7,382,649
Goodwill amortization                                435,626            446,960            514,293
Guaranty fees                                      3,218,576          2,536,248          2,060,884
Other                                             16,190,318         11,752,766          8,023,930
                                                 -----------        -----------        -----------
                                                 $57,133,173        $40,324,994        $33,567,706
                                                 ===========        ===========        ===========

14. RELATED PARTY TRANSACTIONS

The Company leases some of its facilities from an affiliate, mostly on a monthto- month basis. The annual rentals under these agreements during 2001 were approximately $2,352,000 (2000 - $2,179,000; 1999 - $1,736,000).

Loans to directors, officers and employees of the Company were made in the ordinary course of business. Interest rates on such loans were substantially the same as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than a normal risk of collectibility. At December 31, 2001 the aggregate amount of loans outstanding to officers, directors, and principal stockholders' of the Company and its subsidiaries were insignificant.

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

The mortgage banking business conducted by R-G Mortgage is subject to the rules and regulations of FHA, VA, FNMA, FHLMC, GNMA and the Commissioner with respect to originating, processing, selling and servicing mortgage loans and the issuance and sale of mortgage-backed securities. R-G Mortgage's affairs are also subject to supervision and examination by FNMA, FHA, FHLMC, GNMA, HUD and VA at all times to assure compliance with the applicable regulations, policies and procedures. Mortgage origination activities are subject to, among others, the Equal Credit Opportunity Act, Federal Truth-in- Lending Act and the Real Estate Settlement Procedures Act and the regulations promulgated thereunder. R-G Mortgage is a U.S. Department of Housing and Urban Development (HUD) approved non-supervised mortgagee.

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy requires the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Failure to meet capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 2001, the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's category.

The following table reflects the Company's and the Bank's actual capital amounts and ratios, and applicable regulatory capital requirements at December 31, 2001 and 2000:

                                                              (Dollars in thousands)
                                                                                                        TO BE WELL CAPITALIZED
                                                                                    FOR CAPITAL        UNDER PROMPT CORRECTIVE
                                                            ACTUAL                ADEQUACY PURPOSES        ACTION PROVISIONS
                                                     AMOUNT        RATIO         AMOUNT       RATIO       AMOUNT       RATIO
                                                    --------       -----        --------      -----    ----------      -------
As of December 31, 2001
Total capital (to risk weighted assets):
  Consolidated                                      $448,715       18.37%       $195,442        8%            N/A       N/A
  R-G Premier Bank only                             $255,557       12.11%       $168,828        8%       $211,035        10%
Tier I capital (to risk weighted assets):
  Consolidated                                      $439,885       18.01%       $ 97,721        4%            N/A       N/A
  R-G Premier Bank only                             $239,439       11.35%       $ 84,414        4%       $126,620         6%
Tier I capital (to average assets):
  Consolidated                                      $439,885        9.81%       $179,325        4%            N/A       N/A
  R-G Premier Bank only                             $239,439        6.44%       $148,620        4%       $185,775         5%

------------------------------------------------------------------------------------------------------------------------------

As of December 31, 2000
Total capital (to risk weighted assets):
  Consolidated                                      $303,217       16.65%       $145,699        8%            N/A       N/A
  R-G Premier Bank only                             $181,111       12.15%       $119,290        8%       $149,113        10%
Tier I capital (to risk weighted assets):
  Consolidated                                      $291,617       16.01%       $ 72,849        4%            N/A       N/A
  R-G Premier Bank only                             $169,511       11.37%       $ 59,645        4%       $ 89,468         6%
Tier I capital (to average assets):
  Consolidated                                      $291,617        8.44%       $138,257        4%            N/A       N/A
  R-G Premier Bank only                             $169,511        6.04%       $112,210        4%       $140,263         5%

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

Stock options granted, cancelled and exercised during 1999, 2000 and 2001 were as follows:

                                                                        WEIGHTED
                                                                      AVERAGE PRICE
                                                                      -------------
Outstanding stock options, January 1, 1999               756,000         $ 4.16
  Granted                                                 96,000         $16.13
  Exercised                                              (71,640)        $ 4.03
  Cancelled                                              (25,200)        $ 4.03
-----------------------------------------------------------------------------------
Outstanding stock options, December 31, 1999             755,160         $ 5.69
  Exercised                                               (9,720)        $ 4.03
  Cancelled                                               (8,640)        $ 4.03
-----------------------------------------------------------------------------------
Outstanding stock options, December 31, 2000             736,800         $ 5.75
  Granted                                                 50,000         $15.00
  Exercised                                             (414,720)        $ 4.22
  Cancelled                                              (12,000)        $16.25
-----------------------------------------------------------------------------------
Outstanding stock options, December 31, 2001             360,080         $ 8.46
                                                        ========         ======

The Company adopted in 1996 the disclosure provisions of SFAS No. 123- "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for the Company's Stock Option Plan. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS 123, the Company's net earnings and earnings per share for the years ended December 31, 2001, 2000 and 1999 would have been reduced to the pro forma amounts indicated below:

                                                       2001               2000                1999
                                                    -----------        -----------        -----------
Net earnings - as reported                          $65,970,843        $43,632,795        $41,334,992
Net earnings - pro forma                            $65,816,329        $43,478,281        $41,180,478
Basic earnings per share - as reported              $      1.88        $      1.33        $      1.31
Basic earnings per share - pro forma                $      1.87        $      1.32        $      1.31
Diluted earnings per share - as reported            $      1.83        $      1.30        $      1.28
Diluted earnings per share - pro forma              $      1.83        $      1.29        $      1.28

The fair value of the option grants were estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted average assumptions:


Stock Price and Exercise Price - Closing price of the stock on the date the option is granted based on the terms of the awards.


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

17. PROFIT SHARING PLAN

The Company has a profit sharing plan (the Plan) which covers substantially all regular employees. Annual contributions to the Plan are based on matching percentages up to 5% of employee salaries, based on the employee's years of service and on operational income, as defined by the Plan, and are deposited in a trust. Contributions to the Plan during the years ended December 31, 2001, 2000 and 1999 amounted to approximately $257,000, $232,000 and $169,000, respectively.

18. COMMITMENTS AND CONTINGENCIES

Commitments to buy and sell GNMA certificates
As of December 31, 2001, the Company had open commitments to issue GNMA certificates in the amount of $108.6 million.

Commitments to sell mortgage loans

As of December 31, 2001, the Company had commitments to sell mortgage loans to third party investors amounting to $49.8 million.

Lease commitments

The Company is obligated under several noncancellable leases for office space and equipment rentals, all of which are accounted for as operating leases. The leases expire at various dates with options for renewals.


As of December 31, 2001, minimum annual rental commitments under noncancellable operating leases for certain office space and equipment, including leases with an affiliate, were as follows:

YEAR                           AMOUNT
----                           ------
2002                       $  5,208,668
2003                          4,479,359
2004                          3,948,187
2005                          3,273,594
2006                          2,877,783
Later years                  14,257,251
                           ------------
                           $ 34,044,842
                           ============

Rent expense amounted to approximately $5,752,000 in 2001, $5,091,000 in 2000 and $4,081,000 in 1999.

Litigation

The Company is a defendant in legal proceedings arising from normal business activities. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

Others

At December 31, 2001, the Company is liable under limited recourse provisions resulting from the sale of residential mortgage loans to several investors, principally FHLMC. The principal balance of these loans, which are serviced by the Company, amounts to approximately $486.3 million at December 31, 2001. On certain sales, the Company is also contingently liable for any losses sustained in the disposition of any future repossessed properties that may result from such loans. The principal balance of these loans, which are also serviced by the Company, amount to $66.1 million at December 31, 2001. Liability, if any, under these provisions is estimated by management to be insignificant at December 31, 2001.

In December 2001, the Company entered into a definite merger agreement, as amended, pursuant to which it will acquire The Crown Group, Inc., a Florida savings and loan holding company, and its wholly-owned savings bank subsidiary, Crown Bank, a Federal Savings Bank, which had total assets of $638 million, total deposits of $404 million and stockholders' equity of $69 million as of December 31, 2001. The cost of the acquisition to R-G Financial is $100 million of cash.

19. SUPPLEMENTAL DISCLOSURE ON THE STATEMENTS OF CASH FLOWS

During 2001, 2000 and 1999, the Company paid interest amounting to approximately $177,254,000, $168,870,000 and $99,587,000, respectively, and income taxes of approximately $7,409,000, $18,142,000 and $8,241,000, respectively.

During 2001, 2000 and 1999 the Company retained as investment securities approximately $421,645,000, $410,453,000 and $106,237,000, respectively, of loans securitized from its mortgage loan portfolio.

20. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, the Company uses various off-balance sheet financial instruments to satisfy the financing needs of its customers, mostly loan commitments. These instruments involve, to varying degrees, elements of credit and interest rate in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of these instruments, which are not included in the statements of financial condition, are an indicator of the Company's activities in particular classes of financial instruments. Unused lines of credit totaled $72.9 million as of December 31, 2001.

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

21. INTEREST RATE RISK MANAGEMENT

As part of its interest rate risk management, the Company enters into interest rate caps and swaps. Interest rate swap agreements involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. Entering into interest rate agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts, and also the interest rate risk associated with unmatched positions. For interest rate swaps, the contract or notional amounts do not represent exposure to credit loss. Instead, the amount potentially subject to credit loss is substantially less.


A detail of interest rate swaps by contractual maturity at December 31, 2001 follows:

                             NOTIONAL                              PAY FIXED         RECEIVE         DESIGNATION/
HEDGED ITEM                   AMOUNT                MATURITY         RATE         RATE FLOATING       DESCRIPTION
-----------                   ------                --------         ----         -------------       -----------
N/A                        $ 10,000,000          June 6, 2003       6.83%        3 month Libor     Trading derivative
Repurchase agreements        15,000,000        February 6, 2006     4.80%        3 month Libor     Cash flow hedge
FHLB Advance                 50,000,000        February 6, 2006     4.67%        3 month Libor     Cash flow hedge
Repurchase agreements        70,000,000        December 8, 2009     5.60%        3 month Libor     Cash flow hedge
N/A                          10,000,000        December 15, 2009    5.69%        3 month Libor     Trading derivative
---                          ----------        -----------------    -----        -------------     ------------------

The following table summarizes the changes in notional amounts of swaps outstanding during 2001:

Beginning balance                   $ 130,000,000
New swaps                              65,000,000
Maturities                            (40,000,000)
                                    -------------
Ending balance                      $ 155,000,000
                                    -------------

As of December 31, 2001, interest rate swap maturities are as follows:

2003                        $ 10,000,000
2006                          65,000,000
2009                          80,000,000
                           -------------
                           $ 155,000,000
                           -------------


Expected maturities will differ from contractual maturities because counterparties to the agreements may have the right to call the swaps. As of December 31, 2001, all swap agreements had call options.

Net interest settlements on swap agreements are recorded as an adjustment to interest expense on notes payable and repurchase agreements. Net interest paid during 2001 and 1999 amounted to approximately $1,727,000 and $315,000, respectively; net interest received amounted to approximately $886,000 during 2000.

A detail of interest rate cap agreements at December 31, 2001 follows:

   NOTIONAL                                     INTEREST        RECEIVE
   AMOUNT                     MATURITY          RATE CAP     RATE FLOATING
   ------                     --------          --------     -------------
$ 100,000,000               August 21, 2002      7.25%       3 month Libor
  100,000,000               August 22, 2002      7.00%       3 month Libor


22. SUPPLEMENTAL INCOME STATEMENT INFORMATION

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

Total employee costs and other expenses before capitalization follow:

                                                          Year Ended December 31,
                                              ------------------------------------------------
                                                 2001               2000               1999
                                              ------------      ------------      ------------

Employee costs                                $ 56,181,507      $ 43,372,567      $ 39,738,671
                                              ------------      ------------      ------------
Other administrative and general expenses     $ 62,000,927      $ 44,155,321      $ 37,366,087
                                              ------------      ------------      ------------


Set forth below are the direct loan origination costs that were capitalized as part of the carrying cost of mortgage loans inventory or offset against mortgage loan sales and fees and interest income.


                                                                             Year Ended December 31,
                                                               ----------------------------------------------
                                                                  2001              2000               1999
                                                               -----------        -----------      ----------
Offset against mortgage loan sales and fees                    $ 6,263,810        $ 3,665,396      $7,069,831
                                                               -----------        -----------      ----------
Offset against interest income on loans                        $ 4,243,213        $ 3,128,092      $3,210,847
                                                               -----------        -----------      ----------
Capitalized as part of loans held for sale
   and loans held for investment                               $17,251,866        $ 13,378,066     $8,823,603
                                                               -----------        -----------      ----------

23. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company's financial instruments as of December 31 are as follows:

                                                         (Dollars in thousands)
                                                                  2001                                 2000
                                                       ----------------------------        ----------------------------
                                                                          ESTIMATED                          ESTIMATED
                                                       CARRYING             FAIR           CARRYING            FAIR
                                                         VALUE             VALUE             VALUE             VALUE
                                                       ----------        ----------        ----------        ----------
FINANCIAL ASSETS

Cash and due from banks                                $   79,223        $   79,223        $   43,466        $   43,466
Money market investments                                   63,478            63,478            25,624            25,624
Securities purchased under agreements to resell            15,024            15,024                --                --
Mortgage loans held for sale                              236,434           243,067            95,668            98,203
Mortgage-backed securities held for trading                93,948            93,948            12,038            12,038
Investment and mortgage-backed securities
  available for sale                                    2,015,602         2,015,602         1,472,398         1,472,398
Investment in Federal Home Loan Bank stock                 66,077            66,077            45,973            45,973
Investment and mortgage-backed securities
  held to maturity                                         75,632            76,128            23,522            23,376
Loans, net                                              1,802,388         1,884,611         1,631,276         1,695,231
Accounts receivable                                        58,483            58,483            45,026            45,026

FINANCIAL LIABILITIES

Deposits:

Non-interest bearing demand                            $  245,994        $  245,994        $  171,938        $  171,938
Savings and NOW accounts                                  505,066           505,228           257,219           252,368
Certificates of deposit                                 1,310,164         1,294,804         1,246,905         1,260,038
Securities sold under agreements to repurchase          1,396,939         1,390,762           827,749           827,749
Notes payable                                             195,587           195,587           138,858           138,924
Advances from FHLB                                        464,125           468,662           505,000           507,282
Other borrowings                                            7,972             7,972             8,840             8,840
Accounts payable and accrued liabilities                   71,867            71,867            43,614            43,614
Trading derivative instruments                              2,032            22,032               N/A               N/A
Derivative instruments accounted
  for as cash flow hedges                                   8,036             8,036               N/A               N/A
Off-balance sheet financial instruments
  - Interest rate swap agreements
  in a net receivable (payable) position*                     N/A               N/A        $       89        $    1,969
Interest rate cap agreements                                  N/A               N/A        $      623        $       76
                                                       ----------         ---------

* The amount shown under "carrying value" in 2000 represents net accrual arising from those off-balance sheet financial instruments.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Short-term financial instruments

Short-term financial instruments, which include cash and due from banks, money market investments, securities purchased under agreements to resell, accounts receivable, a portion of securities sold under agreements to repurchase, warehousing lines included in notes payable and accounts payable and accrued interest, have been valued at their carrying amounts reflected in the Consolidated Statements of Financial Condition as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

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

Borrowings

The fair value of non short-term securities sold under agreements to repurchase, and promissory notes included in notes payable, advances from FHLB and other borrowings, was determined using discounted cash flow analysis over the remaining term of the obligations using market rates for similar instruments.

Interest rate swap and cap agreements

The fair value of interest rate swap and cap agreements was determined taking into account the actual interest rates at December 31, 2001 and 2000. This value represents the estimated amount the Company would pay to terminate the contract or agreement taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparties.

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

24. R-G FINANCIAL CORPORATION (HOLDING COMPANY ONLY) FINANCIAL INFORMATION

The following condensed financial information presents the financial position of R-G Financial Corporation (the "Holding Company") only as of December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years ended on December 31, 2001:

                                                                  December 31,
                                                         ----------------------------------
STATEMENTS OF FINANCIAL CONDITION                            2001                 2000
                                                         ------------          ------------

ASSETS

Cash                                                     $ 29,777,023          $    227,702
Mortgage-backed securities held to maturity, at
  amortized cost (market value $36,150,901)                36,087,492                    --
Investment in R-G Premier Bank, at equity                 248,792,067           181,865,856
Investment in
R-G Mortgage, at equity                                   156,755,609           141,283,756
Investment in Home & Property
  Insurance Corp., at equity                                4,411,074               405,697
Investment in R-G Investment Corporation,
  at equity                                                 1,367,703                    --
Investment in R-G International Corp.,
  at equity                                                   500,000                    --
Accrued interest receivable                                   296,708                    --
Accounts receivable - subsidiaries                         15,259,242                17,864
Other assets                                                  222,918               165,787

  Total assets                                           $493,469,836          $323,966,662
                                                         ------------          ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Advances from subsidiaries                               $ 34,177,000          $ 15,000,000
Other liabilities and accrued expenses                        172,249               131,012
Stockholders' equity                                      459,120,587           308,835,650

Total liabilities and stockholders' equity               $493,469,836          $323,966,662
                                                         ------------          ------------


                                                                        Year Ended December 31,
                                                        ---------------------------------------------------
STATEMENTS OF INCOME                                        2001               2000                 1999
                                                        -----------          ---------            ---------

Income:
Interest income                                         $ 1,006,040          $        --          $        --
Other                                                       549,382              448,267              555,371
                                                          1,555,422              448,267              555,371
                                                        -----------          -----------          -----------
Operating expenses                                          503,496              383,539              505,183
                                                        -----------          -----------          -----------
Income before income taxes and equity
earnings in unconsolidated subsidiaries                   1,051,926               64,728               50,188
                                                        -----------          -----------          -----------
Income taxes                                                 17,803               18,124               14,053
Income before equity earnings
in unconsolidated subsidiaries                            1,034,123               46,604               36,135
                                                        -----------          -----------          -----------
Equity earnings in unconsolidated subsidiaries           64,936,720           43,586,191           41,298,857

Net income                                              $65,970,843          $43,632,795          $41,334,992
                                                        -----------          -----------          -----------

The Holding Company had no operations during the years ended December 31, 2001, 2000 and 1999.

The principal source of income for the Holding Company consists of dividends from R-G Premier Bank of Puerto Rico and R-G Mortgage Corp. The payment of dividends by the Bank to the Holding Company may be affected by certain regulatory requirements and policies, such as the maintenance of certain minimum capital levels.

                                                                        Year Ended December 31,
                                                           -------------------------------------------------------
STATEMENTS OF CASH FLOWS                                        2001                 2000                   1999
                                                           -------------         ------------         ------------

Cash flows from operating activities:
Net income                                                 $  65,970,843         $ 43,632,795         $ 41,334,992
                                                           -------------         ------------         ------------
Adjustments to reconcile net income to
  cash (used in) provided by operating activities:
Equity earnings in unconsolidated subsidiaries               (64,936,720)         (43,586,191)         (41,298,857)
Increase (decrease) in accounts
receivable - subsidiaries                                    (15,241,378)             121,292              (69,328)
Increase in other assets                                        (353,839)             (49,345)             (84,208)
Increase (decrease) in other liabilities and
accrued expenses                                                  41,237              (62,148)              93,773
                                                           -------------         ------------         ------------
Total adjustments                                            (80,490,700)         (43,576,392)
                                                           -------------         ------------         ------------
Net cash (used in) provided by operating activities          (14,519,857)              56,403              (23,628)
                                                           -------------         ------------         ------------
Cash flows from investing activities:
Purchase of investment securities                            (36,382,555)                  --                   --
Principal repayments on investment securities                    295,063                   --                   --
Acquisition of Home & Property                                (1,500,000)            (345,000)                  --
Investment in Bank common stock                              (35,000,000)                  --          (39,212,500)
Investment in R-G Investment Corporation                      (1,500,000)                  --                   --
Investment in R-G International Corp.                           (500,000)                  --                   --
Dividends on common stock from subsidiaries                   17,817,222           11,798,865            8,012,279
                                                           -------------         ------------         ------------
Cash (used in) provided by investing activities              (56,770,270)          11,453,865          (31,200,221)
                                                           -------------         ------------         ------------
Cash flows from financing activities:
Issuance of common stock                                      32,877,745               46,919              288,550
Net proceeds from issuance of preferred
  stock                                                       66,601,925                   --           23,921,644
Cash dividends                                               (17,817,222)         (11,448,865)          (8,012,279)
Net advances from subsidiaries                                19,177,000                   --           15,000,000
                                                           -------------         ------------         ------------
Net cash provided by (used in) financing
  activities                                                 100,839,448          (11,401,946)          31,197,915
                                                           -------------         ------------         ------------
Net increase (decrease) in cash                               29,549,321              108,322              (25,934)
Cash at beginning of year                                        227,702              119,380              145,314
                                                           -------------         ------------         ------------
Cash at end of year                                        $  29,777,023         $    227,702         $    119,380
                                                           -------------         ------------         ------------

25. INDUSTRY SEGMENTS

The following summarized financial information presents the results of the Company's operations for each of the three years ended December 31, 2001 for its traditional banking and mortgage banking activities:

                                                                                        2001
                                                           -----------------------------------------------------------------------
                                                                                 MORTGAGE                               SEGMENT
                                                            BANKING              BANKING             OTHER               TOTALS
                                                           ------------        -----------        ------------        ------------
REVENUES:

Net interest income after provision for loan losses        $ 71,695,814        $13,582,462        $          -        $ 85,278,276
Non-interest income:
Net gain on origination and sale of loans                    27,391,951         35,119,978                  --          62,511,929
Loan administration and servicing fees                               --         35,935,370                  --          35,935,370
Service charges, fees and other                               7,879,251          2,655,998           4,820,519          15,355,768
                                                            106,967,016         87,293,808           4,820,519         199,081,343
                                                           ------------        -----------        ------------        ------------

NON-INTEREST EXPENSES:

Employee compensation and benefits                           16,514,946         16,071,621             703,805          33,290,372
Office occupancy and equipment                               10,654,129          5,848,499             145,882          16,648,510
Other                                                        20,516,364         39,540,600             600,601          60,657,565
                                                             47,685,439         61,460,720           1,450,288         110,596,447
                                                           ------------        -----------        ------------        ------------
Income before income taxes                                 $ 59,281,577        $25,833,088        $  3,370,231        $ 88,484,896
                                                           ------------        -----------        ------------        ------------

The following is a reconciliation of reportable segment revenues and income before income taxes to the Company's consolidated amounts:

                                                                     Year Ended December 31,
                                                -------------------------------------------------------------
                                                     2001                    2000                  1999
                                                -------------           -------------           -------------
REVENUES:

Total revenues for reportable segments          $ 199,081,343           $ 142,830,093           $ 126,216,411
Elimination of intersegment revenues               (5,120,252)             (4,284,312)             (3,352,370)
Corporate revenues                                  1,006,040                      --                      --
Total consolidated revenues                     $ 194,967,131           $ 138,545,781           $ 122,864,041
                                                -------------           -------------           -------------


                                                                        Year Ended December 31,
                                                      ----------------------------------------------------------
                                                          2001                   2000                   1999
                                                      ------------           ------------           ------------
INCOME BEFORE INCOME TAXES:

Total income before income taxes for
reportable segments                                   $ 88,484,896           $ 58,905,775           $ 54,295,708
Elimination of intersegment profits                     (1,092,364)              (768,433)              (216,326)
Unallocated corporate income (expenses), net               502,544               (383,539)              (505,183)
Income before income taxes, consolidated              $ 87,895,076           $ 57,753,803           $ 53,574,199
                                                      ------------           ------------           ------------

                           2000                                                                 1999
------------------------------------------------------------------        --------------------------------------------------
                    MORTGAGE                            SEGMENT                               MORTGAGE               SEGMENT
  BANKING            BANKING           OTHER             TOTALS             BANKING            BANKING               TOTALS
-----------        -----------        --------        ------------        -----------        -----------        ------------
$55,935,128        $ 3,300,684        $     --        $ 59,235,812        $45,326,068        $ 6,726,706        $ 52,052,774
 15,170,465         26,059,769              --          41,230,234          7,942,193         29,156,025          37,098,218
         --         33,324,040              --          33,324,040                 --         29,037,883          29,037,883
  7,044,593          1,813,356         182,058           9,040,007          6,135,232          1,892,304           8,027,536
 78,150,186         64,497,849         182,058         142,830,093         59,403,493         66,812,918         126,216,411
-----------        -----------        --------        ------------        -----------        -----------        ------------
 13,426,617         13,556,821          47,902          27,031,340         12,733,017         11,699,754          24,432,771
  8,464,625          4,959,456          11,563          13,435,644          7,538,952          3,750,413          11,289,365
 15,019,159         28,395,036          43,139          43,457,334         14,433,103         21,765,464          36,198,567
 36,910,401         46,911,313         102,604          83,924,318         34,705,072         37,215,631          71,920,703
-----------        -----------        --------        ------------        -----------        -----------        ------------
$41,239,785        $17,586,536        $ 79,454        $ 58,905,775        $24,698,421        $29,597,287        $ 54,295,708
-----------        -----------        --------        ------------        -----------        -----------        ------------


Total assets of the Company among its industry segments and a reconciliation of reportable segment assets to the Company's consolidated total assets as of December 31, 2001 and 2000 follows:

                                                      December 31,
                                            ---------------------------------------
                                                 2001                    2000
                                            ---------------         ---------------
ASSETS:

Banking                                     $ 3,929,980,434         $ 2,873,431,480
Mortgage Banking                                843,249,867             788,886,024
Other                                             8,082,867                 634,063
Total assets for reportable segments          4,781,313,168           3,662,951,567
Parent company assets                            81,643,383                 183,651
Elimination of intersegment balances           (198,562,845)           (123,691,011)
Consolidated total assets                   $ 4,664,393,706         $ 3,539,444,207
                                            ---------------         ---------------

26. QUARTERLY FINANCIAL DATA (UNAUDITED):

Following is a summary of selected financial information of the unaudited quarterly results of operations. In the opinion of management, all adjustments necessary for a fair presentation have been made.

(dollars in thousands, except for per share data)

                                                                                        2001
                                                             -----------------------------------------------------------
                                                             MARCH 31         JUNE 30          SEPT. 30         DEC. 31
                                                             --------         --------         --------         --------
Interest income                                              $ 62,869         $ 64,491         $ 71,376         $ 71,835
Interest expense                                              (44,702)         (43,070)         (43,480)         (42,274)
Net interest income                                            18,167           21,421           27,896           29,561
Provision for loan losses                                      (2,000)          (2,100)          (3,225)          (3,800)
Income before income taxes and cumulative effect
from change in accounting principle                            18,425           19,453           23,436           26,581
Income tax expense                                             (5,096)          (4,015)          (6,031)          (6,459)
Income before cumulative effect from change in
accounting principle                                           13,329           15,438           17,405           20,122
Cumulative effect from change in accounting principle            (323)              --               --               --
Net income                                                     13,006           15,438           17,405           20,122
Earnings before cumulative effect from change in
accounting principle - Basic                                 $    .40         $    .44         $    .48         $    .57
- Diluted                                                    $    .39         $    .43         $    .46         $    .56
Earnings per common share - Basic                            $    .39         $    .44         $    .48         $    .57
Earnings per common share - Diluted                          $    .38         $    .43         $    .46         $    .56
                                                             --------         --------         --------         --------

(dollars in thousands, except for per share data)

                                                                        2000
                                           -----------------------------------------------------------
                                           MARCH 31         JUNE 30          SEPT. 30         DEC. 31
                                           --------         --------         --------         --------
Interest income                            $ 53,283         $ 57,711         $ 60,901         $ 64,195
Interest expense                            (36,523)         (40,978)         (45,023)         (48,579)
Net interest income                          16,760           16,733           15,878           15,616
Provision for loan losses                    (1,350)          (1,500)          (1,500)          (1,401)
Income before income taxes                   11,761           14,207           14,917           16,869
Income tax expense                           (2,274)          (3,499)          (3,555)          (4,793)
Net income                                    9,487           10,708           11,362           12,076
Earnings per common share - Basic          $    .28         $    .33         $    .35         $    .37
Earnings per common share - Diluted        $    .28         $    .32         $    .34         $    .36
                                           --------         --------         --------         --------

Stockholder information
Corporate Offices
R-G Plaza
280 JT Pinero Ave.
San Juan, P.R. 00918
(787) 758-2424

US Operations
290 Broad Hollow Rd.
2nd Floor
Melville, New York 11747
(631) 549-8188

Annual Meeting
April 30, 2002
10:00 a.m. Atlantic time
Ritz Carlton
San Juan Hotel & Casino
Isla Verde, Puerto Rico

Special Counsel
Kelley, Drye & Warren, LLP
Tysons Corner
8000 Towers Crescent Drive
Suite 1200
Vienna, Virginia 22182

McConnell & Valdes
270 Munoz Rivera Ave.
San Juan, P.R. 000918

Transfer Agent and Registrar
American Stock Transfer & Trust Co.
6201 Fifteenth Avenue
Brooklyn, N.Y. 11219

Independent Public Accountants
PricewaterhouseCoopers, LLP
BBV Tower-9th Floor
San Juan, P.R. 00918

Market Makers
UBS Warburg LLC
299 Park Avenue
New York, N.Y. 10171-0026

Keefe, Bruyette & Woods, Inc.
787 Seventh Avenue
4th Floor
New York, N.Y. 10019

Sandler O'Neill & Partners, L.P.
919 Third Avenue, 6th Floor
New York, N.Y. 10022

Friedman, Billings, Ramsey & Co. Inc.
1001 Nineteenth Street North
Arlington, VA 22209

Internet Website
http://www.rgonline.com
(in Spanish and English)

General Inquiries & Reports

R-G Financial is required to file an annual report on Form 10K for its fiscal year ended December 31, 2001 with the Securities and Exchange Commission. Copies of its Annual Report and Quarterly Reports may be obtained without charge through our investors relations page in our website or by contacting our Investor Relations Department, Attention Ms. Damarys Quiles at (787)756-2801.


82