Form 10-K, Exhibit 13
period 2002-12-31
R&G FINANCIAL CORP
filed 2003-03-31
CIK 1016933

                                                                    EXHIBIT 13.0

                                    [PHOTO]

2002:

A year that will stand out in the history of R-G Financial Corporation. This is the year in which we celebrated 30 years of successful financial services in Puerto Rico; expanded and consolidated operations in the US mainland; and entered the New York Stock Exchange.

These key elements confirm that there are no limitations to what we can do. They set the stage for future growth, solid relationships and value to each of our shareholders.

                  Table of Contents


Financial Highlights                                           3
Mission                                                        6
Letter to Stockholders                                         7
Business Profile                                              12
Economic Outlook                                              15
The Value of Performance                                      16
The Value Ahead                                               20
The Value of Products                                         22
The Value of Expansion                                        24
Affordable Housing and Community Involvement                  27
Board of Directors                                            30
Management Team                                               32
Selected Consolidated Financial                               33
  and other data of R-G Financial
Report of Independent Accountants                             57
Stockholder Information                                       97

                                    [PHOTO]

Financial highlights


                                             % increase               (Dollars in Thousands, except for per Share Data)
                                             (decrease)      ----------------------------------------------------------------
                                               vs 2001           2002             2001              2000               1999
                                             ----------      ----------         ---------         ---------         ---------
Loan Production                                  19%          2,942,684         2,473,168         1,729,373         1,977,322
Gross Revenues                                   26             480,032           379,618           314,911           233,953
Net Earnings                                     46              96,342            65,971            43,633            41,335
Total Assets                                     35           6,277,246         4,664,394         3,539,444         2,911,993
Return on Assets                                  8                1.76%             1.63%             1.34%             1.72%
Servicing Portfolio                              52          10,991,944         7,224,571         6,634,059         6,177,511
Efficiency Ratio                                 (1)               52.7%             52.0%             56.0%             54.4%
Spread Income                                    58             153,089            97,045            64,987            56,578
Fee Income                                       37             149,171           109,047            79,310            70,811
Shareholders' Equity                             44             662,218           459,121           308,836           269,535
Common Shareholders' Equity per Share            31               13.21             10.07              8.16              6.79
Return on Common Equity                           5               21.77%            20.77%            18.00%            20.23%
Diluted Earnings per Common Share                36                2.49              1.83              1.30              1.28
Cash Dividends Declared per Common Share         27               0.336             0.264             0.203             0.149
Market Value per Share                           36               23.25             17.14             14.25             11.50

                                                                         [PHOTO]

[PHOTO]

[BAR CHARTS]



REVENUES (000'S)

2002                           $   480,032
2001                           $   379,618
2000                           $   314,911
1999                           $   233,953
1998                           $   180,767

NET INCOME (000'S)

2002                           $    96,342
2001                           $    65,971
2000                           $    43,633
1999                           $    41,034
1998                           $    34,034

LOAN PORTFOLIO (000'S)

2002                           $2,759,689
2001                           $1,802,388
2000                           $1,631,276
1999                           $1,563,007
1998                           $1,073,668

[BAR CHARTS]

STOCKHOLDERS EQUITY (000'S)

2002                           $   662,218
2001                           $   459,121
2000                           $   308,836
1999                           $   269,535
1998                           $   221,162


ASSETS (000'S)

2002                           $ 6,277,246
2001                           $ 4,664,394
2000                           $ 3,539,444
1999                           $ 2,911,993
1998                           $ 2,044,782


DEPOSITS (000'S)

2002                           $ 2,802,324
2001                           $ 2,061,224
2000                           $ 1,676,062
1999                           $ 1,330,506
1998                           $ 1,007,297


o "Core"     o "Non-core"

MISSION

We will strive for long-term financial strength and profitability by centering our strategy on customer satisfaction, being our customers' first choice for service and solutions.

We will provide competitive prices, a variety of loan programs and service which is prompt, courteous and responsive to the unique characteristics of every customer.

The key to our success is effective execution, every day,everywhere.By everyone.

TO OUR STOCKHOLDERS                                                      [PHOTO]

In 2002 R-G Financial celebrated 30 years of service, fulfilling the financial needs of the people of Puerto Rico. Three decades of uninterrupted dedication, providing innovative products and advanced technology, through a workforce of outstanding people who provide excellent quality services to our clientele. No matter the economic cycle which we encounter, either with high or low interest rates, either with a booming or a stagnant economy, R-G has always been present, committed to providing the best financial alternative to our clients on a consistent basis. It has been a road filled with challenges and opportunities. One we have traveled with a commitment to grow, focused on the high quality products, services and people that today's consumers need and expect.

But 2002 was much more than our 30th anniversary. It marked our entry to the New York Stock Exchange. This move was a fundamental element in our goal to excel in every aspect of our corporate existence. It gives us the best access to the world's capital markets, added visibility to our shares, plus credibility and confidence. Our entrance to the NYSE added value, in many ways, to the stock of R-G.

Our day-to-day commitment to grow continues with the same intensity and strength that we had the first day that we organized R-G Financial, in which we commenced with a small office and five employees, and a nominal amount of capital. Today R-G Financial has a market cap in excess of $800 million, and the valuation consensus of our stock analysts estimate values close to a billion dollars in the near future. With about 2,000 employees in Puerto Rico and the United States, all our staff is imbued with the same working ethics that we had on that opening day of February 1972. We are still the same, and nothing has changed despite our substantial growth. We have been Creating Stockholder Value during the past 30 years and we will use our best efforts to continue to do so in the future.

This total dedication to provide the best quality services has allowed us to increase our profitability and improve the value of our stock. Our stock has now returned 478% to any stockholder who participated in our initial public offering in August 1996, and has provided excellent returns for those shareholders who participated in our two subsequent secondary issues as well.

In 2002, we reaffirmed our position as one of the top performers in the Puerto Rico banking market, and developed the strategies for continued growth while increasing earnings. True to providing the best value to our stockholders, we maintained our emphasis on strong asset quality, high-income earning products and record mortgage production, combined with a strategy designed to control costs and heighten efficiency. Even though the economy experienced a slow down, it favored financial institutions like ours, as interest rates went down to levels not seen during the last 40 years.

This market situation together with our substantial growth in commercial, consumer and construction lending, increased our total organic loan production to about $3 billion, while our total assets grew to more than $6.2 billion.

The Company's recurring earnings in creased 46% against our prior year with total net profits after taxes in the amount of $96 million. Our total assets increased 35% to $6.3 billion, while our return on assets improved to 1.76%. Our total capitalization increased to $662 million, returning a record yield of 22% to our common equity despite a tier 1 capital ratio of 9.80%, well above the minimum required by our regulators. Our fee income increased 37% to $150 million due mainly to a record servicing portfolio of $11 billion, and our spread income increased 58% to $153 million.

About three years ago we decided to replicate our successful business model in Puerto Rico in the continental United States. We targeted Central Florida as the best area to enter the US market due to their economic fundamentals and strong demographics, together with a significant presence of Hispanic (predominantly Puerto Rican) communities living in the area. The economic corridor going from Cape Canaveral, to Central Orlando, to Tampa and the West Coast of Florida, is a magnet that attracts newcomers to the area, with expanding economic activity around the recreational business in which Disney, combined with tourism and migration, is the revolving center. Florida is among the three largest residential markets in the United States. The acquisition of Crown Bank during the second quarter of 2002, a Florida federally-chartered financial institution (which allows us to do banking in any part of the United States), represented not only the addition of $700 million in assets, but also a presence across the Central Florida territory with 15 branches and a significant number of clients. The ultimate goal of this acquisition is to expand our operation in the continental United States to the same level and asset size that we have in Puerto Rico, creating another significant source of profits for our operation.

We have combined our mortgage banking operation in New York with our Florida bank, replicating the same organizational structure that we have in Puerto Rico, where we have established a niche market in residential lending while offering financial services to our clients with a diversity of products delivered with very strong service quality.

[PHOTO]

Subsequent to the acquisition, we opened additional mortgage lending offices in Orlando and Daytona, and expanded our commercial offices to Tampa, the Volusia County and New York, and will continue opening new mortgage lending branches while we continue doing business in our existing commercial and mortgage centers located in Tennessee, Phoenix, Los Angeles, North Carolina, and New York. We have established Florida as the core center of our banking business in the continental United States, poised for continued expansion. We believe that this market offers the best growth opportunities for real estate lending in the continental United States. From Central Florida, we can expand either North to Jacksonville, Daytona, and the Panhandle, or along the Eastern Coast of the US, or South to West Palm Beach, Fort Lauderdale and Miami, all areas with strong availability of low-cost deposits also, that will help us finance our growth across these markets. Other strategic initiatives added strength and depth to the Company. These include our expansion in commercial and construction lending, in which our total portfolio now exceeds $1.1 billion, and our growth in fee-based operations, like insurance and securities brokerage, which represent today about 5% of our total profits. At the same time, we expanded our residential mortgage lending to record levels, allowing us to continue increasing the size of our servicing portfolio. The servicing portfolio is a source for cross-selling banking and other products. A good portion of our mortgagors normally become permanent clients of R-G, by providing them their other financial needs under the same roof.

We have expanded our tax-free securities to more than $1.9 billion, allowing us to reduce our effective tax rate to 23%. At the same time, we grew the Company's residential mortgage portfolio to $1.5 billion and increased our core deposits, which now account for 65% of our total deposits. We continue to maintain a minimum amount of brokered CDs, and have achieved a perfect match in our asset-liability position, with no material imbalances or exposure to possible interest rate changes. This is the result of our continued expansion in commercial lending

(mostly through adjustable rate loans) and core deposits, which eliminated the need to enter into new synthetic hedges during 2002, something that is expensive at this time and sometimes does not work as intended. At the same time, we extended the maturities of our advances from the FHL Bank and other borrowings to longer periods, fixing our cost of funds and protecting our expanded net interest margin for future periods, even if interest rates begin to rise, minimizing our asset-liability imbalance and our exposure to interest rate risk.

Despite these increases in consumer and commercial lending, we continue being a secured lender with close to 90% of our total loans collateralized with real estate, reducing the credit exposure of our loan portfolio to a minimum. Our loan loss reserves stand at $32.7 million, equivalent to 1.13% of total loans (2.39% if we exclude residential loans in which losses continue to be minimal).

We foresee continued low interest rates for the remaining part of 2003 and very strong demand for housing. The origination volumes for the first three months of 2003 already confirm our vision. The Government of Puerto Rico continues to facilitate housing to a significant portion of the population, sponsoring various programs such as Law 124, a subsidized interest rate mortgage program, "The Key to your Home," a subsidy program to cover down payments and certain other expenses related to the purchase of a house, and a new "Special Communities Assistance Program" to improve the quality of life of more than 200 low-income communities in Puerto Rico, investing more than $ 1 billion dollars in improving the infrastructure of their residences. R-G Financial is strongly participating in many of these programs, providing residential lending to the most needed families in Puerto Rico. I invite you to look at the section of our report that covers all the different initiatives sponsored by R-G Financial to this end, including participation in social interest programs. The projected increases in new construction will result in additional future growth of the Puerto Rico residential mortgage market, that is estimated exceeded $9 billion in 2002.

Complementing customer value is customers' choice - making it easy for customers to do business with R-G in the manner they prefer. During the year, we increased the amount of banking branches in Puerto Rico to 29 with the opening of 4 new locations, and have plans for 5 additional branches in 2003. We also increased mortgage branches to 42. We have increased our Multichannel distribution for a diverse customer base, tech-savvy or not. You can either visit our brick and mortar branches, call our telephone center, or with a click of a bottom "enter" into our

Internet services - it is the customer's choice. We have all the different channels of delivery available to our customers.

This fourth decade provides us with the opportunity to reaffirm our commitment to R-G and all it represents, to build solid relationships toward the future, and to continue creating an institution recognized for its integrity, growth and value, and for the quality of its associates.

My strong ownership of the Company is fully dedicated and aligned with the interest of other stockholders, seeking to increase profits, dividends and return on capital, and continuously seeking new sources of future growth by developing strategies and tactics to manage risk, improve earnings, capitalize on growth opportunities, use the right technology and continuously build the team that will grow the operation for the future. We understand this is the winning formula to Create Stockholder Value.

We look forward to the beginning of our fourth decade of service with the same energy, passion and commitment that has been our guiding light in the past, elements that will lead to continue the expansion of our operation and Creating Stockholder Value.



                                             /s/ Victor Galan
                                             ----------------------------
                                             Victor Galan
                                             Chairman of the Board and CEO

[PHOTO]

BUSINESS PROFILE


R-G Financial Group was organized in 1972 as R-G Mortgage Corp. In 1996 R-G Financial was organized as a bank holding company, becoming public on August 22, 1996. As of December 31, 2002, R-G Financial had $6.3 billion in assets, and operated banking and mortgage banking offices in 42 locations in Puerto Rico and 20 locations across New York, North Carolina and Florida, and six commercial lending offices across the United States.

R-G Financial, as a holding company, is the fourth largest locally owned financial institution in Puerto Rico. R-G Financial has the following financial services companies: In Puerto Rico, R-G Premier Bank of Puerto Rico, R-G Mortgage Corp., The Mortgage Store of Puerto Rico Inc., Home & Property Insurance Corp. and R-G Investments Corporation; and in the continental United States, Crown Bank, F.S.B. and Continental Capital Corporation, with operations in Florida, North Carolina and New York.

R-G Financial manages the following portfolios:

-        $11.0 billion in servicing

-        $1.5 billion in residential mortgage loans

-        $1.0 billion in commercial real estate and construction loans

-        $152.7 million in commercial business loans and leases

-        $200.9 million in personal loans and credit cards.

Its $2.7 billion investment portfolio consists primarily of tax-exempt mortgage-backed securities and US Government agency securities. Approximately 2,000 professionals and a state-of-the-art computer center support the activities of the operations.

R-G Financial common stock is publicly traded on the NYSE under the symbol "RGF," and its preferred stocks are in the NASDAQ Stock Market under the symbols "RGFCP," "RGFCO," "RGFCN" and "RGFCM," respectively.

[PHOTO]

[PHOTO]

SECURITIES BROKERAGE:               R-G Investments

BRANCH BANKING:                     R-G Premier Bank
                                    R-G International Bank
                                    Crown Bank

MORTGAGE BANKING:                   R-G Mortgage
                                    Mortgage Store of Puerto Rico
                                    Continental Capital

INSURANCE:                          Home & Property

[PHOTO]

[BAR CHARTS]

TOTAL LOAN PRODUCTION (000'S)

2002              $2,942,684
2001              $2,473,168
2000              $1,977,322
1999              $1,729,373
1998              $1,426,069


o Internal Originations    o Wholesale



MORTGAGE SERVICING
PORTFOLIO (000'S)

2002              $10,991,944
2001              $ 7,224,571
2000              $ 6,634,059
1999              $ 6,177,511
1998              $ 4,827,798

o Conventional and other loans    o FHA/VA loans

ECONOMIC OUTLOOK


Even though the US economy remained stagnant and influenced the Puerto Rico market, 2002 was a great year for most banks, who took advantage of low interest rates, leading to record mortgage production, strong capital market activity and the diversification of income producing sources. Assets held by 11 local banks that serve Puerto Rico reached the $66.3 billion mark on June 30, 2002, a 19% increase from $55.7 billion in 2001.

"...local financial stocks are one of the financial markets' best-kept secrets". -Dick Grasso, NYSE Chairman & CEO

[PHOTO]

The third and fourth quarters of 2002 saw the first signs of an economic recovery, with an increase in the number of construction permits approved and an increase in the employment market. Favorable interest rates, a shortage in the Island's housing market and affordable housing programs promoted strong activity in the mortgage banking sector throughout 2002. According to the Planning Board statistics, the number and value of construction permits issued in July through October 2002 were up 15% and 21%, respectively, over the same period the year before.

However, in 2002 the Puerto Rico economy had still not seen a solid recovery, and geopolitical situations across the world, particularly in the Middle East, continue to influence the markets.

Florida's economy is set to have a 3.5% increase in 2003, and a decrease in unemployment to 3.5%, which should favorably influence our standing in this market.

THE VALUE OF PERFORMANCE


When service, products and the commitment of expert people combine, we achieve outstanding results and value for our Company:

-        $96.3 million net income

-        21.8% return on equity

-        $6.3 billion in total assets

-        1.8% return on assets

-        Record internal residential mortgage loan production of $2.0 billion;
         total loan production of $2.9 billion

-        $11.0 billion servicing portfolio

[PHOTO]

RESULTS IN EARNINGS & REVENUES

Earnings for 2002 rose to a record of $96.3 million, increasing 46% from 2001 earnings of $66.0 million.

- On a per share basis (diluted), R-G Financial earned $2.49 in 2002, compared to $1.83 in 2001, an increase of 36%.

- Total gross revenues amounted to $480.0 million, compared to $379.6 million for 2001.

- Net revenues (after deducting the cost of interest) were $302.3 million, compared to $206.1 million in 2001.

- Net interest income, totaling $153.1 million for 2002, was up by 58% from the 2001 level.

- Servicing income increased to $47.2 million in 2002 from $33.9 million in 2001.

RESULTS IN DEPOSITS & ASSETS

-        Deposits increased by 36% to $2.8 billion, from $2.1 billion in 2001.

- Total assets grew to a record $6.3 billion and our servicing portfolio increased to a record $11.0 billion. As a result, total assets under administration, including our servicing portfolio, increased to a record $17.3 billion during 2002, rising 45% from the prior year.

[PHOTO]

30 YEARS OF R-G HISTORY

1972              1987               1990

Founded           Acquisition of     Acquisition of Guaynabo Federal
R-G Mortgage      United Mortgage    (today R-G Premier Bank)
                                     $52 million in assets at the time

--------------------------------------------------------------------------------





- New deposits with our Private Banking Group rose substantially, and will lead to additional business in 2003 as we provided other products and services to these customers, such as sale of investments, mutual funds, and savings and retirement products such as IRA's and Keogh plans, as we integrate the Group with our new securities broker-dealer.

- R-G Premier's average per branch deposit size (retail) was $73.7 million in 2002, exceeding the average per branch deposits in Puerto Rico.

- Core deposits, primarily consisting of saving and direct deposit accounts, represented 65% of our total deposits (also above the average for the banking industry in Puerto Rico). Brokered deposits were only 6% of our total deposits.

GROWTH & DIVIDENDS

- Compounded annual growth rate for the period 1982-2002 was 35.3%, and 33.1% for the period since August 22, 1996 when we became a public company. Since our initial public offering, we have generated additional capital for our shareholders of $312 million and increased assets by $5.2 billion, representing a total growth of 300% in capital and 500% in assets, while paying dividends to our common stockholders in the amount of $35.5 million.

- We increased dividends to $0.34 per share from $0.26 in 2001. For the quarter ended December 31, 2002, the dividend was increased to $0.0985 per share on an annual basis, a 28% annualized increase from the prior quarterly dividend.

- Shareholders' equity of $662.2 million as of December 31, 2002 was up 44% from $459.1 million in 2001.

- Core capital represented 9.80% of our total assets, and risk-based capital represented 16.81% (on a consolidated basis), in each case, substantially exceeding the minimums required by our regulators.

- We strengthened our credit loss reserves during the year, increasing the reserve for loan losses to $32.7 million, a 31% increase from the previous year. Reserves approximate 93.86% of total non-performing loans as of December 31, 2002,

30 YEARS OF R-G HISTORY

1993                    1995                          1996

Acquisition of          Acquisition of 7 branches     IPO - R-G Financial
Caribbean Federal       from another financial        Corporation
                        institution                   (NASDAQ listed)

--------------------------------------------------------------------------------


         excluding our residential loan portfolio where losses have historically been minimal.

-        Charge-offs to total average loans outstanding were 0.41% in 2002.

- At year-end, our unused lines of credit (including lines of credit with the Federal Home Loan Bank) totaled $724.2 million.

PRODUCT PORTFOLIO

Strategic planning and vision have allowed us to stay on top of financial trends, and ahead of our competitors. We believe we have the right products and services, which have resulted in increased earnings and a significant growth in our portfolios.

R-G's loan production includes the areas of residential and commercial mortgage lending, consumer and business lending. In 2002 we increased our portfolio of loans and our earnings in every one of these areas:

-        Loan production reached $2.9 billion in 2002.

- Our residential, commercial and construction mortgage internal loan originations constituted approximately 20% of the market in 2002 and 2001.

- Residential portfolio at the end of 2002 totaled $ 1.5 billion, a 47% increase from $1.0 billion in 2001. This portfolio included $1.5 billion of residential first mortgages and $40.4 million of second mortgages.

- Outstanding construction loans grew 97% to $264.9 million at year-end from $134.3 million in 2001. Commitments for future funding were $90.4 million at December 31, 2002.

- Commercial loan portfolio, including commercial mortgages and leases, increased to $786.0 million at year-end, an increase of 69% from the previous year. Most of this portfolio is designed with interest rate floors and generates yields that adjust with fluctuations in the Prime Rate or LIBOR.

- Consumer portfolio, which includes collateralized consumer loans and credit cards, increased 11% to $200.9 million at the end of 2002.

- We expanded our servicing portfolio to 159,000 loans with a total balance of

[PHOTO]


1997                         1998                       1999

- R-G Financial employs      - Acquisition of           Acquisition of
  1,000 people                 Fajardo Federal          Continental Capital
- 9 X 5 stock split          - 2 X 1 stock split

--------------------------------------------------------------------------------


         $11.0 billion, an increase of $3.8 billion from 2001.

- Our securities portfolio increased by 20% in 2002, growing to $2.7 billion from $2.3 billion in 2001. These investments represented 43% of total assets as of December 31, 2002. Most of these securities are tax-free federally guaranteed fixed-income securities and GNMA's.

[PHOTO]

[PHOTOS]

2001                          2002

Common Stock                  - Crown Bank Acquisition
Offering $60.0 mm             - Listing in NYSE (RGF)
                              - Stock Offering $66.5 mm
                              - R-G employs 2,000 people

--------------------------------------------------------------------------------


THE VALUE AHEAD


The success of our operation has four key-ingredients: strategic branding, smart technology, innovative products, and maintaining key relationships. For us change is good and customer is king. Many in the industry believe that brand does not matter because mortgages and financial services are a commodity, but we have achieved brand recognition under the R-G logo, equal to service and efficiency in attending the financial needs of the families in Puerto Rico. Also the slogan in our banking operation, "More bank in less time," is equal to the best banking services possible, provided in a timely manner and in accordance with the needs of our customers, available through the different channels of choice selected by them, and provided by a cadre of young banking officers that are attentive to the needs of our clientele, or via our electronic systems.

[PHOTO]

The Company will continue to emphasize strong capital ratios, good asset quality, expense control, and increased spread and fee income as key financial sources of future success, and the formula to Create Stockholder Value, while geographically diversifying our operation and expanding into new markets for our products.

                                             /s/ Ramon Prats
                                             ---------------
                                             Ramon Prats
                                             President

                                    [PHOTOS]

THE VALUE OF PRODUCTS


[PHOTO]


CROSS-SELLING

As a diversified financial services company providing banking, mortgage, insurance and investment products, we know the winning combination for growth is good products and great service. One of our most important goals is to increase the number of banking relationships a customer has with us. If we strengthen this cross-selling technique, we will increase relationships, add value and increase our earnings. We aim to increase our customers' average banking relationship with us by 50% in 2003, providing a growth pattern that is sustainable.

To help us achieve this goal, during 2002 we completed our aggregation program, providing clients with an integrated statement of account, detailing all relationships with R-G Financial, including investments, checking, CD's, loans, credit cards, GNMA's, etc.

TECHNOLOGY

As the internet and other technologies continue to influence the way we do banking, our industry faces a challenging landscape. State-of-the-art technology and commitment to innovation continue to be a moving force. During 2002, R-G registered over 4.7 million electronic transactions, including transactions over the internet, a 20% increase over 2001, proof of the value of change and adaptation. During 2002 R-G Financial remained at the fore-front in virtual banking, with its customer base for internet banking increasing 18% during 2002.

Also we expanded our Operations Center with the addition of a new building, adding 20,000 square feet, and completed our Emergency Back-up Center in which we replicate all our operational data, with a start-up time of about only 1 hour, something indispensable after the events of September 11.

R-G has continued to provide the most advanced, user-friendly and efficient on-line banking system in Puerto Rico, providing all products and services through the internet 24 hours a day, 7 days a week. This banking method also provides us with the potential to increase revenues, by attracting new clients while retaining our existing ones, and decrease operating and transactional costs. Point of sale transactions, banking by phone (Phono-Banca), ATM's, internet and platform branch automation are areas which continue to grow, providing customers with faster transactions and better service.

[PHOTOS]

THE VALUE OF EXPANSION




R-G's internet and on-line banking continued to grow in 2002, but location continues to be a determining factor when consumers decide where to bank. Customers continue to value the availability of products, services and location when they choose their financial institution. Beyond the availability provided by our state-of-the-art technology, our customers look for location. R-G Financial continues to add physical branches, enhancing ATM's, phone bank centers, and the Internet.

Our goal is to provide "more banking in less time," something our customers already perceive as a reality.


[PHOTO]

- 5 new bank branches where openend in 2002, for a total of 29 branches of R-G Premier Bank, 15 branches of Crown Bank, 34 branches of R-G Mortgage, and 8 branches of The Mortgage Store.

- New branches in Puerto Rico generated incremental deposits in the amount of $60 million, a record for R-G.

- 5 offices of Continental Capital located in New York, North Carolina and Florida.


[PHOTOS]

Branches in Puerto Rico


[MAP]


-   R-G PREMIER BANK
-   R-G MORTGAGE
-   MORTGAGE STORE
-   FUTURE BRANCHES


LOCATIONS

Aguadilla
Altamira
Arecibo
Bayamon
Bayamon Este
Bayamon Plaza del Sol
Caguas
Caguas I
Caguas II
Carolina
Cayey
Fajardo I
Fajardo II
Guayama
Guaynabo
Hatillo
Hato Rey
Humacao
Laguna Gardens
Manati
Mayagiiez I
Mayagiiez II
Norte Shopping Center
Plaza Carolina
Plaza Carolina II
Plaza Interamericana
Plaza las Americas
Plaza las Americas II
Ponce
Rio Grande
Rio Piedras
San Patricio
Santurce
Trujillo Alto
Vega Baja


Future Branches:
  Arecibo*
  Bayamon
  Cupey
  Guayama
  Humacao
  Isla Verde
  Mayagiiez III
  Ponce II


 *Opened January 2003.

Branches in the US


[MAP]

-   CONTINENTAL CAPITAL
-   CROWN BANK


LOCATIONS


CROWN BANK
Altamonte Springs
Bayonet Point
Cape Coral
Casselberry
Clearwater
Dunedin
Englewood
Holiday
Lake Worth
Ocoee
Orlando
Oviedo
St. Petersburg
Sarasota
Winter Park

CONTINENTAL CAPITAL
New York:
Bayshore
Huntington Station
Woodhaven
North Carolina:
Charlotte
Florida:
Daytona*
Orlando

 *Opened January 2003.


[PHOTOS]

AFFORDABLE HOUSING


In response to community needs, R-G Financial has given strong emphasis to make affordable mortgage products available to low and moderate communities. We have established collaborative efforts to facilitate financing under government programs such as Law 124, The Key for your Home, and Section 8, among others, pursuant to the Puerto Rico Government Public Policy.

Our Affordable Housing division facilitates access to credit and products to these communities. Some of the results under such government programs are:

- Under the program "The Key for your Home," R-G Financial has closed over 200 affordable mortgage loans with an investment of $17.5 million, and originated $45 million in construction loans for the acquisition, construction and improvement of units.

- Under the Affordable Housing Permanent Financing Program, R-G Financial has committed over $300 million to develop more than 4,142 units.

- In a collaborative effort with the Puerto Rico Housing Department and the Puerto Rico Housing Financing Authority, R-G facilitated permanent financing to 200 families in Toa Baja (Campanula Development), with an investment of $14 million.

- Under the Affordable Housing Program of the Federal Home Loan Bank of New York, R-G Financial obtained the approval of a $2.1 million grant from the FHLB for four housing projects in different areas of Puerto Rico. This is the highest amount ever approved by the Federal Home Loan Bank of New York in Puerto Rico, contributing to the development of 258 units in four municipalities with an estimated investment of $17.2 million.


[PHOTO]

R-G also grants loans to private developers for the construction of affordable housing, providing loans to low and moderate income families for the construction or rehabilitation of their homes. During 2002 alone, R-G approved 12 interim construction-financing facilities for affordable housing amounting to $61.8 million to private developers.

THE VALUE OF COMMUNITY INVOLVEMENT

R-G Financial has developed different Community Service Programs, including educational seminars on financial services, credit insurance, homeownership products and loss mitigation assistance programs. Through this effort, R-G has developed the Community Outreach program as an alternative service delivery component.

R-G Financial and its affiliates sponsor activities addressed to financial literacy, homeownership, small business, education, technical assistance on project development and fund raising. We also promote and sponsor seminars, conferences, and educational activities in the community through non-profit organizations that serve low and moderate-income families.

Some examples are:

-        Conferences for first homebuyers with over 900 clients served.

- Loss Mitigation program designed to provide temporary relief to families who experience financial difficulties. Over 600 cases were serviced, becoming the first in Puerto Rico and the fifth in the United States in the effectiveness preventing delinquencies and foreclosures under such program.

- The acquisition of a fully-equipped camper to reach people without access to transportation, allowing us to provide mortgage offerings and loan originations to people in remote locations, becoming the only financial institution to provide these services.

R-G Financial has made a strong effort in the education and financing literacy in disadvantaged sectors providing the tools to help them play an active role in the economy, through scholarship programs such as:

- ENTREPRENEURIAL PROGRAM to Elementary School students - Semester program addressed to children with high vocational skills about the importance of saving money and developing micro enterprises.


[PHOTO]


The R-G Mortgage Camper provides mortgage offering and loan originations to people in remote locations.

- BASIC COURSE IN MORTGAGE AND BANKING FINANCING through the Mortgage Bankers School to community leaders.

- INDIVIDUAL DEVELOPMENT ACCOUNTS (IDA'S) TRAINING COURSE - Basic training to develop skills, acquire knowledge and expand networks necessary to create, manage and support effective and efficient IDA programs and initiatives.

- EDUCATIONAL MATINEES - Social Theatre musical play that teaches students from low-moderate income ("LMI") sector schools about the importance of saving, recycling, environmental safety, drug and sexual preventions, ethics, and values, among others. Over 5,000 students attended.

- BANKING AND HEALTH FAIRS - R-G Financial has celebrated four Banking and Health Fairs providing counseling, service and orientation in all health issues as well as banking products and services in LMI sectors, serving more than 4,000 residents.

- FIRST TIME HOME BUYERS - Seminars to first time home buyers from LMI communities on a monthly basis, providing resources to Community Housing Development Organizations ("CHDO's").

- HOUSING AND JOBS FAIRS - R-G Financial has collaborated with certain non-profit organizations and Municipal and State local Government agencies in housing and jobs fairs serving over 5,000 residents.

- FINANCING AND CONSTRUCTION OF AFFORDABLE HOUSING SEMINAR - R-G Financial has designed a seminar addressed exclusively to CHDO's regarding all elements and requirements for the financing and construction of affordable housing.

- R-G has hosted the certification of Support Groups in Socio-Economic Development Net, a unique effort in Puerto Rico that brings together over 17 community-based organizations in different industry areas, demonstrating R-G's commitment to the development of community-based organizations to assist and counsel in several social and economic development issues.

As one of the leaders in residential financing in Puerto Rico, R-G is seriously involved in providing affordable housing to Puerto Rico families with limited resources, and in doing so, we are not only Creating Value for our Stockholders, but also for our communities.


[PHOTOS]

1.  $2.1 million grant from the FHLB for affordable housing.

2. Social theatre musical plays sponsored by R-G, attended by over 5,000 children.

3.  One of R-G's Banking and Health Fairs during 2002.

R-G BOARD OF DIRECTORS


[PHOTO]

Ramon Prats
Vice Chairman of the Board
and President

Victor J. Galan
Chairman of the Board
and Chief Executive Officer

Roberto Gorbea
President & CEO of Lord Electric
Company of Puerto Rico, Inc.

Ileana Colon Carlo
Former Comptroller General
of the Commonwealth of Puerto Rico

Enrique Umpierre Suarez
Secretary of the Board and
Attorney in Private practice

Gilberto Rivera Arreaga
CPA/Esq., Executive Vice President
of the National College of Business &
Technology, post secondary institution
with campuses in Bayamon and
Arecibo, Puerto Rico

[PHOTO]

Laureano Carus Abarca
Chairman of Alonso Carus Iron Works
in Catano, Puerto Rico, manufacturers
of metal products

Ana M. Armendariz
Treasurer of the Board
and former Senior
Vice President of Finance
R&G Mortgage

Benigno R. Fernandez
Senior Partner of Fernandez,
Perez, Villariny & Co., CPA firm
in Hato Rey, Puerto Rico

Victor L. Galan
Vice President Loan Production
Marketing and Business
Development - R&G Mortgage

Eduardo McCormack
President EMP Omega Corporation
fructose importers and distributors
in Puerto Rico
Former Vice President
Bacardi Corporation

MANAGEMENT TEAM

Joseph Sandoval
Chief Financial Officer
Executive Vice President

Steven Velez, Mortgage Banking
Executive Vice President

Ricardo Agudo, New Housing
Vice President

Victor Irizarry
Corporate and Chief Lending Officer
Senior Vice President

Felipe Franco, Consumer Lending
Senior Vice President

Maria M. Rosales, Construction Lending
Vice President

Mario Ruiz, Banking
Executive Vice President

Francisco Cortez, Loan Administration
Vice President

Ramiro Colon, Securities Brokerage
President R-G Investments

Jack Koegel
President, Crown Bank

Jean Francois Dumazet
President, Home & Property

Mike McHugh
President, Continental Capital

Mike Wallace
CEO, Continental Capital

[Photos]

SELECTED CONSOLIDATED FINANCIAL DATA

CONSOLIDATED FINANCIAL STATEMENTS


[PHOTO]

SELECTED CONSOLIDATED FINANCIAL
AND OTHER DATA OF R-G FINANCIAL


The following table presents selected consolidated financial and other data of R-G Financial for each of the five years in the period ended December 31, 2002. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of R-G Financial, including the accompanying Notes, presented elsewhere herein. In the opinion of management, this information reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation.


                                             At or for the Year Ended December 31, (Dollars in Thousands, except for per share data)
                                             ---------------------------------------------------------------------------------------
                                                   2002             2001              2000             1999            1998
                                                -----------      -----------      -----------      -----------      -----------
SELECTED BALANCE SHEET DATA:

Total assets                                    $ 6,277,246      $ 4,664,394      $ 3,539,444      $ 2,911,993      $ 2,044,782
Loans receivable, net                             2,759,689        1,802,388        1,631,276        1,563,007        1,073,668
Mortgage loans held for sale                        258,738          236,434           95,668           77,277          117,126
Mortgage-backed securities held for trading          74,757           93,948           12,038           43,564          450,546
Mortgage-backed securities available for          1,982,250        1,482,947        1,150,100          712,705           95,040
  sale
Mortgage-backed securities held to maturity          45,408           51,946           19,818           23,249           28,255
Investment securities available for sale            574,663          598,732          368,271          258,164           59,502
Investment securities held to maturity               30,183           23,686            3,703            5,438            6,344
Servicing asset                                     142,334          105,147           95,079           84,253           58,221
Cash and cash equivalents(1)                        197,643          157,725           69,090           65,996          103,728
Deposits                                          2,802,324        2,061,224        1,676,062        1,330,506        1,007,297
Securities sold under agreements to               1,489,758        1,396,939          827,749          731,341          471,422
  repurchase
Notes payable                                       194,607          195,587          138,858          132,707          182,748
Other borrowings(2)                                 985,790          472,097          538,840          408,843          130,000
Stockholders' equity                                662,218          459,121          308,836          269,535          221,162
Common stockholders' equity per share(3)        $     13.21      $     10.07      $      8.16      $      6.79      $      5.99

SELECTED INCOME STATEMENT DATA:

Revenues:
  Net interest income after provision for
  loan losses                                   $   135,069      $    85,920      $    59,236      $    52,053      $    37,373
  Loan administration and servicing fees             47,202           33,920           30,849           27,109           15,987
  Net gain on sale of loans                          85,538           62,512           41,230           37,098           34,955
  Other(4)                                           16,430           12,615            7,231            6,604            5,528
                                                -----------      -----------      -----------      -----------      -----------
   Total revenue                                    284,239          194,967          138,546          122,864           93,843
                                                -----------      -----------      -----------      -----------      -----------
Expenses:
  Employee compensation and benefits                 45,244           33,290           27,031           24,433           17,095
  Office occupancy and equipment                     19,631           16,649           13,436           11,289            8,987
  Other administrative and general                   94,363           57,133           40,325           33,568           22,687
                                                -----------      -----------      -----------      -----------      -----------
   Total expenses                                   159,238          107,072           80,792           69,290           48,769
                                                -----------      -----------      -----------      -----------      -----------
Income before income taxes and cumulative
  effect from change in accounting principle        125,001           87,895           57,754           53,574           45,074
Income taxes                                         28,659           21,601           14,121           12,239           11,040
Cumulative effect from change in
  accounting principle                                   --             (323)              --               --               --
                                                -----------      -----------      -----------      -----------      -----------
Net income                                           96,342           65,971           43,633           41,335           34,034
                                                -----------      -----------      -----------      -----------      -----------
Less: Dividends on preferred stock                  (14,955)          (9,920)          (5,638)          (3,754)          (1,234)
Net income available to common stockholders     $    81,387      $    56,051      $    37,995      $    37,581      $    32,800
                                                ===========      ===========      ===========      ===========      ===========
Diluted earnings per share (3)                  $      2.49      $      1.83      $      1.30      $      1.28      $      1.12
                                                -----------      -----------      -----------      -----------      -----------


                                             At or For the Year Ended December 31, (Dollars in Thousands, except for per share data)
                                             ---------------------------------------------------------------------------------------
                                                    2002                2001             2000            1999            1998
                                               ---------------    ---------------    ------------    ------------    ------------
SELECTED OPERATING DATA(5):

Performance Ratios and Other Data:
 Loan production                               $     2,942,684    $     2,473,168    $  1,729,373    $  1,977,322    $  1,426,069
 Mortgage servicing portfolio                       10,991,944          7,224,571       6,634,059       6,177,511       4,827,798
 Return on average assets                                 1.76%              1.63%           1.34%           1.72%           1.95%
 Return on average common equity                         21.77              20.77           18.00           20.23           21.32
 Equity to assets at end of period                       10.55               9.84            8.73            9.26           10.82
 Interest rate spread(6)                                  2.79               2.33            1.96            2.40            2.43
 Net interest margin(6)                                   2.98               2.59            2.16            2.60            2.72
 Average interest-earning assets to average
   interest-bearing liabilities                         105.45             105.56          103.54          104.21          105.93
 Total non-interest expenses to average                   2.91               2.64            2.49            2.88            2.80
 total assets
 Full-service Bank offices (7)                              44                 25              23              22              20
 Mortgage offices (8)                                       47                 40              35              31              23
 Cash dividends declared per common
 share(3)(9)                                              .336               .264            .203            .149            .111

Asset Quality Ratios(10):
 Non-performing assets to total assets at
 end of period                                            1.50%              1.78%           2.96%           2.26%           2.41%
 Non-performing loans to total loans at end
 of period                                                2.71               3.79            5.52            3.66            4.08
 Allowance for loan losses to total loans at
 end of period                                            1.13               0.91            0.67            0.55            0.74
 Allowance for loan losses to total
    non-performing loans at end of period                41.79              24.05           12.21           15.11           17.92
 Net charge-offs to average loans
    outstanding                                           0.41               0.32            0.17            0.25            0.55

R-G Premier Regulatory Capital Ratios (11):
 Tier 1 risk-based capital ratio                         13.14%             11.35%          11.37%          12.36%          13.41%
 Total risk-based capital ratio                          14.17              12.11           12.15           13.08           14.46
 Tier 1 leverage capital ratio                            6.84               6.44            6.04            7.07            8.04
                                               ---------------    ---------------    ------------    ------------    ------------

(1) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold, all of which had original maturities of 90 days or less.

(2) Comprised of long-term debt, advances from the Federal Home Loan Bank ("FHLB") of New York, trust-preferred securities and other borrowings.

(3) Per share information for all periods presented takes into consideration a 2 for 1 stock split paid in June 1998.

(4) Comprised of change in provision for cost in excess of market value of loans held for sale, and other miscellaneous revenue sources, including Bank service charges, fees and other income.

(5) With the exception of end of period ratios, all ratios for mortgage subsidiaries are based on the average of month end balances while all ratios for banking subsidiaries are based on average daily balances.

(6) Interest rate spread represents the difference between R-G Financial's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

(7)      Includes 15 bank branches of Crown Bank.

(8) Includes 8 branches of Mortgage Store of Puerto Rico, Inc., R-G Mortgage's wholly owned mortgage banking subsidiary, and 5 branches of Continental Capital Corp., Crown Bank's wholly-owned mortgage banking subsidiary. Also includes 23 R-G Mortgage facilities which are located within R-G Premier's offices.

(9) Amount is based on weighted average number of shares of Common Stock (Class A and Class B) outstanding.

(10) Non-performing loans consist of R-G Financial's non-accrual loans and non-performing assets consist of R-G Financial's non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(11) All of such ratios were in excess of minimum capital requirements of the FDIC.

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS OF R-G FINANCIAL

General

R-G Financial Corporation (the "Company") is a Puerto Rico chartered diversified financial holding company that, through its wholly-owned subsidiaries, is engaged in banking, mortgage banking and securities and insurance brokerage activities. The Company, currently in its 30th year of operations, was organized in 1972 as R-G Mortgage Corp. ("R-G Mortgage"), and completed its initial public offering in 1996, following its reorganization as a bank holding company. As of December 31, 2002, the Company had total assets of $6.3 billion, total deposits of $2.8 billion and stockholders' equity of $662.2 million. The Company operates 29 bank branches mainly located in the northeastern section of Puerto Rico, 15 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 5 mortgage and 6 commercial lending offices in the United States, and 42 mortgage offices in Puerto Rico including 23 facilities located within R-G Premier's branches.

On June 7, 2002, the Company, through its Florida holding company, R-G Acquisition Holdings Corporation ("RAC"), acquired The Crown Group, Inc., a Florida corporation, and its wholly-owned federal savings bank subsidiary, Crown Bank, F.S.B. ("Crown Bank") for an aggregate of $100.0 million in cash. RAC operates Crown Bank in the Orlando and Tampa/St. Petersburg metropolitan areas through 15 full-service branches and six commercial lending offices.

The Orlando market is one of the fastest growing markets in Florida, both generally and for Hispanics in particular, and provides the Company with what it believes is a cost effective way to access the Hispanic markets in the United States, while providing a strong platform for further expansion in Florida. Crown Bank's balance sheet is complementary to the Company's, and is predominantly secured by real estate.

The Company is engaged in providing a full range of banking services through R-G Premier Bank of Puerto Rico ("R-G Premier"), a Puerto Rico commercial bank, and Crown Bank. Banking activities include commercial banking services, corporate and construction lending, consumer lending and credit cards, offering a variety of deposit products and, to a lesser extent, trust investment services through private banking.

The Company is also engaged in mortgage banking activities. Mortgage banking activities are conducted through R-G Mortgage, Puerto Rico's second largest mortgage banker, and its subsidiary, The Mortgage Store of Puerto Rico, Inc., also a Puerto Rico mortgage company, and Continental Capital Corporation, a mortgage banking subsidiary of Crown Bank with offices in New York, North Carolina and Florida. Mortgage banking activities include the origination, purchase, sale and servicing of mortgage loans on single-family residences, the issuance and sale of various types of mortgage-backed securities, the holding of mortgage loans, mortgage-backed securities and other investment securities for sale or investment, the purchase and sale of servicing rights associated with such mortgage loans and, to a lesser extent, the origination of construction loans and mortgage loans secured by income producing real estate and land (the "mortgage banking business").

The Company began insurance operations in November 2000 with its acquisition of Home & Property Insurance Corp., a Puerto Rico chartered insurance agency, and securities brokerage in early 2002 through its newly created subsidiary R-G Investments Corporation, a Puerto Rico chartered licensed broker-dealer.

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

The Company is the second largest mortgage loan originator and servicer of mortgage loans on single family residences in Puerto Rico. R-G Financial's mortgage servicing portfolio increased to approximately $11.0 billion as of December 31, 2002, from $7.2 billion as of the same date a year ago, an increase of 52.1%. R-G Financial's servicing portfolio at December 31, 2002 includes $2.6 billion acquired in connection with the acquisition of Crown Bank. R-G Financial's strategy is to increase the size of its mortgage servicing portfolio by relying principally on internal loan originations.

As part of its strategy to maximize net interest income, R-G Financial maintains a substantial portfolio of mortgage-backed and investment securities. At December 31, 2002, the Company held securities available for sale with a fair market value of $2.6 billion. Of this amount, $2.0 billion consisted of mortgage-backed securities, of which $455.6 million consisted primarily of Puerto Rico GNMA securities, the interest on which is tax-exempt to the Company. These securities are generally held by the Company for longer periods prior to sale in order to maximize the tax-exempt interest received thereon.

A substantial portion of R-G Financial's total mortgage loan originations has consistently been comprised of refinance loans. R-G Financial's future results could be adversely affected by a significant increase in mortgage interest rates that reduces refinancing activity. However, the Company believes that refinancing activity is less sensitive to interest rate changes in Puerto Rico than in the mainland United States because a significant amount of refinance loans are made for debt consolidation purposes.

R-G Financial customarily sells or securitizes into mortgage-backed securities substantially all the loans it originates, except for certain non-conforming conventional mortgage loans and certain consumer, construction, land, and commercial loans which are held for investment and classified as loans receivable.

Changes in Financial Condition

General.

At December 31, 2002, R-G Financial's total assets amounted to $6.3 billion, as compared to $4.7 billion at December 31, 2001. On June 7, 2002 the Company completed the acquisition of Florida-based The Crown Group, Inc., with total assets and deposits of $712.3 million and $468.1 million, respectively, at the time of acquisition. Excluding the increase in assets due to the acquisition, total assets increased by $900.5 million or 19.3% from December 31, 2001. The $900.5 million or 19.3% increase in total assets during the year ended December 31, 2002 was primarily the result of a $492.5 million or 27.3% increase in loans receivable, net, and a $394.6 million or 19.0% increase in mortgage-backed securities and investment securities available for sale.

Loans receivable and mortgage loans held for sale.

At December 31, 2002, R-G Financial's loans receivable, net amounted to $2.8 billion or 44.0% of total assets, as compared to $1.8 billion or 38.6% as of December 31, 2001. During the year ended December 31, 2002, R-G Premier made $534.7 million loan securitizations (retained as mortgage-backed securities) which reduced the amount of loans held in portfolio at December 31,2002. Without such securitizations, the loan portfolio at December 31, 2002 would have been $3.2 billion. In addition, loans receivable at December 31, 2002 include $464.8 million of loans obtained in connection with the acquisition of Crown Bank. The growth in R-G Financial's loans receivable, net reflects R-G Financial's strategy of increasing its loans held for investment, concentrating on residential mortgage, construction, commercial real estate and commercial business loans. During the years ended December 31, 2002, 2001 and 2000, total loans originated and purchased by R-G Financial amounted to $2.9 billion, $2.5 billion and $1.7 billion, respectively.

At December 31, 2002, R-G Financial's allowance for loan losses totalled $32.7 million, which represented a $15.2 million or 87.5% increase from the level maintained at December 31, 2001. The allowance for loan losses at December 31, 2002 include $7.5 million of acquired reserves in connection with the acquisition of Crown Bank in June 2002. At December 31, 2002, R-G Financial's allowance represented approximately 1.13% of the total loan portfolio and 41.79% of total non-performing loans, as compared to 0.91% and 24.05% at December 31, 2001. During 2002, the Company made provisions for loan losses of $18.0 million, which exceeded net charge-offs of approximately $10.2 million. The increase in the allowance for loan losses reflected the increase in R-G Financial's commercial real estate and construction loan portfolio.

Non-performing loans amounted to $78.2 million at December 31, 2002, as compared to $72.5 million at December 31, 2001. Non-performing loans of December 31, 2002 exclude $45.9 million non-performing residential mortgage loans sold during 2002. In addition, non-performing loans at December 31, 2002 include $13.2 million non-performing loans acquired in connection with the acquisition of Crown Bank in June 2002. At December 31, 2002, $43.4 million or 55.5% of total non-performing loans consisted of residential mortgage loans. Because of the nature of the collateral, R-G Financial has historically recognized a low level of loan charge-offs. R-G Financial's aggregate charge-offs amounted to 0.41% of average loans outstanding during 2002, as compared to 0.32% during 2001. Although loan delinquencies have historically been higher in Puerto Rico than in the United States, loan charge-offs have historically been lower than in the United States. While the ratio of non-performing loans to total loans decreased from 3.79% to 2.71% from December 31, 2001 to December 31, 2002, the ratio was nevertheless larger than it would otherwise have been due to loan securitizations during 2000, 2001 and 2002, which reduced the amount of loans held in portfolio considered in the calculation of the ratio. Without giving effect to loan securitizations, as of December 31, 2002 and 2001, the ratio of non-performing loans to total loans would have been 1.98% and 2.75%, respectively.

Management of R-G Financial believes that its allowance for loan losses at December 31, 2002 was adequate, based upon, among other things, the significant level of single-family residential loans within R-G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. However, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect R-G Financial's results of operations.

At December 31, 2002 and 2001, mortgage loans held for sale amounted to $258.7 million and $236.4 million, respectively. Mortgage loans held for sale primarily reflects loans which are in the process of being securitized and sold. The level of mortgage banking activities is highly dependent upon market and economic factors.

Securities held for trading, available for sale and held for investment.

R-G Financial maintains a substantial portion of its assets in mortgage-backed and investment securities which are classified as either held for trading, available for sale or held to maturity. At December 31, 2002, R-G Financial's aggregate mortgage-backed and investment securities totaled $2.7 billion or 43.1% of total assets, as compared to $2.3 billion or 48.3% at December 31, 2001, respectively.

Securities held for trading consist primarily of conventional and FHA and VA loans which have been securitized as FHLMC and GNMA pools, respectively, and are being held for sale to institutions in the secondary market. Securities held for trading are reported at fair value with unrealized gains and losses included in earnings.

Securities available for sale consist of mortgage-backed and related securities (tax exempt GNMA pools, FNMA and FHLMC certificates as well as CMOs and CMC residuals) and U.S. Government agency securities. At December 31, 2002 and 2001, securities available for sale totalled $2.6 billion and $2.1 billion, respectively. Securities available for sale are reported at fair value with unrealized gains and losses excluded from earnings, and reported in other comprehensive income, a separate component of stockholders' equity.

Securities held to maturity consist of mortgage-backed securities (GNMA, FNMA and FHLMC certificates), Puerto Rico Government obligations and other Puerto Rico securities. At December 31, 2002 and 2001, securities held to maturity totaled $75.6 million and $75.6 million, respectively. Securities held to maturity are accounted for at amortized cost. At December 31, 2002 and 2001, securities held to maturity had a market value of $76.8 million and $76.1 million, respectively.

Mortgage servicing asset.

As of December 31, 2002 and 2001, R-G Financial reported servicing assets of $142.3 million and $105.1 million, respectively. R-G Financial recognizes both purchased and originated mortgage servicing rights as assets in its Consolidated Financial Statements. R-G Financial evaluates the fair value of its servicing asset on a quarterly basis to determine any potential impairment. Any future decline in interest rates which results in an acceleration in mortgage loan prepayments could have an adverse effect on the value of R-G Financial's mortgage servicing rights, which is dependent upon the cash flows from the underlying mortgage loans.

Deposits.

At December 31, 2002, deposits totaled $2.8 billion, as compared to $2.1 billion at December 31, 2001. Deposits at December 31, 2002 include $468.1 million deposits obtained as a result of the Crown Bank acquisition in June 2002. Excluding the increase in deposits due to the acquisition, deposits increased $273.0 million. The $273.0 million or 13.2% increase in deposits during the year ended December 31, 2002 was primarily due to promotions in connection with new accounts and competitive pricing. One of the R-G Financial's strategies is to increase its core deposits, which provide a source of fee income and the ability to cross-sell other products and services. Consolidated core deposits (consisting of passbook, NOW and Super NOW, and regular and commercial checking accounts as well as certificates of deposit under $100,000) increased from $1.2 million or 57.3% of total deposits at December 31, 2001 to $1.8 billion or 64.5% of total 39 deposits at December 31, 2002.

Borrowings.

Other than deposits, R-G Financial's primary sources of funds consist of securities sold under agreements to repurchase (consisting of agreements to purchase on a specified later date the same or substantially identical securities) ("repurchase agreements"). At December 31, 2002 and 2001, repurchase agreements totalled $1.5 billion and $1.4 billion, respectively.

Notes payable consist primarily of warehouse lines of credit (which are used to fund loan commitments of R-G Mortgage and Continental Capital). At December 31, 2002, notes payable amounted to $194.6 million, as compared to $195.6 million at December 31, 2001.

Advances from the FHLB amounted to $940.7 million and $464.1 million at December 31, 2002 and 2001, respectively. At December 31, 2002, FHLB advances were scheduled to mature at various dates commencing on January 1, 2003 until March 2, 2011, with an average interest rate of 4.23%.

Stockholders' equity.

Stockholders' equity increased from $459.1 million at December 31, 2001 to $662.2 million at December 31,2002. The $203.1 million or 44.2% increase in stockholders' equity during 2002 was primarily due to the issuance of 2,525,000 shares of Class B common stock in August, 2002 for aggregate net proceeds of $45.2 million, the issuance of 2,760,000 shares of the Company's 7.25% Monthly Income Preferred Stock, Series D, in March 2002 for aggregate net proceeds of $66.6 million, and the $96.3 million net income, together with the $20.0 million other comprehensive income, recognized for the year. The increases in stockholders' equity were partially offset by dividends paid during the year of $26.0 million on common and preferred stock.

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

The following table reflects the principal revenue sources among banking and mortgage banking operations, and the percentage contribution of each component for the periods presented.

                                                           Year Ended December 31,  (Dollars in Thousands)
                                             ----------------------------------------------------------------------------
                                                      2002                       2001                       2000
                                             ---------------------      ---------------------      ----------------------

                                               Amount       Percent       Amount       Percent       Amount       Percent
                                             ---------      -------     ---------      -------     ---------      -------
Banking:
Net interest income after
  provision for loan losses                  $ 114,394       40.25%     $  71,696       36.77%     $  55,935       40.37%
Net gain on origination and sale of loans       23,741        8.35         27,392       14.05         15,170       10.95
Other income(1)                                  8,622        3.03          7,879        4.04          7,045        5.09
                                             ---------       -----      ---------       -----      ---------       -----
                                               146,757       51.63        106,967       54.86         78,150       56.41
                                             ---------       -----      ---------       -----      ---------       -----
Mortgage Banking:
Net interest income                             18,429        6.49         13,583        6.97          3,301        2.38
Loan administration and servicing fees          49,039       17.25         35,120       18.01         26,060       18.81
Net gain on origination and sale of loans       61,796       21.74         35,935       18.43         33,324       24.05
Other income(1)                                  1,993        0.70          2,656        1.36          1,813        1.31
                                             ---------       -----      ---------       -----      ---------       -----
                                               131,257       46.18         87,294       44.77         64,498       46.55
                                             ---------       -----      ---------       -----      ---------       -----
Corporate revenues (2)                           2,404        0.85          1,006        0.52             --          --
Other                                            8,282        2.91          4,820        2.47            182        0.13
Elimination of intersegment revenues            (4,461)      (1.57)        (5,120)      (2.62)        (4,284)      (3.09)
                                             $ 284,239      100.00%     $ 194,967      100.00%     $ 138,546      100.00%
                                             =========      ======      =========      ======      =========      ======

(1) Comprised of service charges, fees and other from banking subsidiaries and other miscellaneous revenue sources for mortgage banking operations.

(2) Comprised of interest income earned on investment securities held by R-G Financial at the parent company level.

R-G Financial reported net income of $96.3 million, $66.0 million and $43.6 million during the years ended December 31, 2002, 2001 and 2000, respectively. Net income increased by $30.4 million or 46.0% during the year ended December 31, 2002, as compared to 2001, due to a $56.0 million increase in net interest income and a $40.1 million increase in total other income, which were partially offset by a $52.2 million increase in total operating expenses. Net income increased by $22.3 million or 51.2% during the year ended December 31, 2001, as compared to 2000, due to a $32.1 million increase in net interest income and a $29.7 million increase in total other income, which were partially offset by a $26.3 million increase in total operating expenses.

Net Interest Income.

Net interest income is determined by R-G Financial's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Net interest income totaled $153.1 million, $97.0 million and $65.0 million during the years ended December 31, 2002, 2001 and 2000, respectively. Net interest income increased by $56.0 million or 57.8% during the year ended December 31, 2002, as compared to the year ended December 31, 2001, due to significant increases in the average balance of interest-earning assets together with an increase in the Company's interest rate spread from 2.33% in 2001 to 2.79% in 2002, partially offset by a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities from 105.56% in 2001 to 105.45% in 2002. Net interest income increased by $32.1 million or 49.3% during the year ended December 31, 2001 due to significant increases in the average balance of interest-earning assets, together with an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 103.54% for 2000 to 105.56% in 2001, as well as an increase in interest rate-spread from 1.96% in 2000 to 2.33% in 2001.

The following table presents for the periods indicated R-G Financial's total dollar amount of interest from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. All average balances are based on the average of month-end balances for mortgage operations and average daily balances for the banking operations in each case during the periods presented.

                                                                          Year Ended December 31, (Dollars in Thousands)
                                                   ------------------------------------------------------------------------------
                                                                       2002                                  2001
                                                    Average                       Yield/     Average                      Yield/
                                                    Balance          Interest     Rate(1)    Balance        Interest      Rate(1)
                                                    -------          --------     -------    -------        --------      -------
INTEREST-EARNING ASSETS:

Cash and cash equivalents(2)                       $  109,532       $    1,530     1.40%   $   31,412       $  1,627       5.18%
Investment securities available for sale              544,429           30,469     5.60       409,553         26,826       6.55
Investment securities held to maturity                 25,746            1,395     5.42         9,200            537       5.84
Mortgage-backed securities held for trading            81,635            4,473     5.48       105,526          6,581       6.24
Mortgage-backed securities available for sale       1,740,698          105,849     6.08     1,201,370         77,725       6.47
Mortgage-backed securities held to maturity            46,447            2,861     6.16        34,769          2,055       5.91
Loans receivable, net(3)(4)                         2,507,945          180,786     7.21     1,894,837        152,251       8.04
FHLB of New York stock                                 80,106            3,498     4.37        53,108          2,969       5.59
                                                   ----------       ----------             ----------       --------

  Total interest-earning assets                    $5,136,538       $  330,861     6.44    $3,739,775       $270,571       7.23
                                                   ----------       ----------             ----------       --------

Non-interest-earning assets                           330,582                                 320,474

  Total assets                                     $5,467,120                              $4,060,249
                                                   ==========                              ==========
INTEREST-BEARING LIABILITIES:

Deposits                                           $2,471,037       $   88,349     3.58%   $1,818,629       $ 88,854       4.89%
Securities sold under agreements
  to repurchase(5)                                  1,437,253           51,121     3.56     1,037,756         49,476       4.77
Notes payable                                         256,158            6,790     2.65       233,462         11,395       4.88
Other borrowings(6)                                   706,490           31,512     4.46       452,957         23,801       5.25
                                                   ----------       ----------             ----------       --------

  Total interest-bearing liabilities                4,870,938          177,772     3.65     3,542,804        173,526       4.90
                                                   ----------       ----------             ----------       --------

Non-interest-bearing liabilities                       21,858                                 115,844
                                                   ----------                              ----------

  Total liabilities                                 4,892,796                               3,658,648

Stockholders' equity                                  574,324                                 401,601

  Total liabilities and stockholders' equity       $5,467,120                              $4,060,249
                                                   ==========                              ----------

Net interest income; interest rate spread(7)                        $  153,089     2.79%                    $97,045        2.33%
                                                                    ==========   ======                     =======      ======

Net interest margin(7)                                                             2.98%                                   2.59%
                                                                                 ======                                  ======

Average interest-earning assets to average
  interest-bearing liabilities                                                   105.45%                                 105.56%
                                                                                 ======                                  ======

                                                Year Ended December 31, (Dollars in Thousands)
                                                ----------------------------------------------
                                                                    2000
                                                    Average                    Yield/
                                                    Balance       Interest     Rate(1)
                                                    -------       --------     -------
INTEREST-EARNING ASSETS:

Cash and cash equivalents(2)                      $   14,708      $    969     6.59%
Investment securities available for sale             298,480        20,914     7.01
Investment securities held to maturity                 5,330           307     5.76
Mortgage-backed securities held for trading           18,801         1,370     7.29
Mortgage-backed securities available for sale        761,166        47,986     6.30
Mortgage-backed securities held to maturity           21,437         1,431     6.68
Loans receivable, net(3)(4)                        1,853,559       160,093     8.64
FHLB of New York stock                                38,432         2,531     6.59
                                                  ----------      --------
  Total interest-earning assets                   $3,011,913      $235,601     7.82
                                                  ----------      --------

Non-interest-earning assets                          238,722

  Total assets                                    $3,250,635

INTEREST-BEARING LIABILITIES:

Deposits                                          $1,505,919      $ 80,659     5.36%
Securities sold under agreements
  to repurchase(5)                                   768,582        50,542     6.58
Notes payable                                        186,748        11,629     6.23
Other borrowings(6)                                  447,666        27,784     6.21
                                                  ----------      --------
  Total interest-bearing liabilities               2,908,915       170,614     5.86
                                                  ----------      --------

Non-interest-bearing liabilities                      55,671
                                                  ----------

  Total liabilities                                2,964,586

Stockholders' equity                                 286,049

  Total liabilities and stockholders' equity      $3,250,635
                                                  ==========

Net interest income; interest rate spread(7)                      $ 64,987     1.96%
                                                                  ========   ======

Net interest margin(7)                                                         2.16%
                                                                             ======

Average interest-earning assets to average
  interest-bearing liabilities                                               103.54%
                                                                             ======



(1) At December 31, 2002, the yields earned and rates paid were as follows: cash and cash equivalents, 1.08%; investment securities held to maturity, 5.04%; investment securities available for sale, 5.01%; mortgage-backed securities held for trading, 7.03%; mortgage-backed securities available for sale, 5.96%; mortgage-backed securities held to maturity, 6.49%; mortgage loans held for sale, 7.58%; loans receivable, net, 6.98% FHLB of New York stock, 5.42%; total interest-earning assets, 6.43%; deposits, 2.06%; securities sold under agreements to repurchase, 3.16%; notes payable, 2.55%; other borrowings, 4.22%; total interest-bearing liabilities, 3.27%; interest rate spread, 3.16%.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(3) Includes mortgage loans held for sale and non-accrual loans.

(Footnotes continue on following page)

(4) Interest income on loans include loan fees amounting to $308,000, $319,000 and $294,000 during the years ended December 31, 2002, 2001 and 2000, respectively, or .17%, .21% and .18% of interest income on loans during such respective periods.

(5) Includes federal funds purchased.

(6) Comprised of advances from the FHLB and other borrowings.

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

                                                                        Year Ended December 31, (Dollars in Thousands)
                                                   -------------------------------------------------------------------------------
                                                         2002 vs. 2001                            2001 vs. 2000
                                                     Increase / (Decrease)       Total        Increase / (Decrease)       Total
                                                            Due to              Increase            Due to               Increase
                                                     Rate          Volume      (Decrease)      Rate         Volume      (Decrease)
                                                   --------      --------      ----------    --------      --------     ----------
INTEREST-EARNING ASSETS:

Cash and cash equivalents(1)                       $ (4,143)     $  4,046      $    (97)     $   (443)     $  1,101     $    658
Investment securities available for sale             (5,191)        8,834         3,643        (1,871)        7,783        5,912
Investment securities held to maturity                 (108)          966           858             7           223          230
Mortgage-backed securities held for trading            (618)       (1,490)       (2,108)       (1,109)        6,320        5,211
Mortgage-backed securities available for sale        (6,769)       34,893        28,124         1,987        27,752       29,739
Mortgage-backed securities held to maturity             116           690           806          (266)          890          624
Loans receivable, net(2)                            (20,729)       49,264        28,535       (11,407)        3,565       (7,842)
FHLB of New York stock                                 (980)        1,509           529          (529)          967          438
                                                   --------      --------      --------      --------      --------     --------
  Total interest-earning assets                    $(38,422)     $ 98,712      $ 60,290      $(13,631)     $ 48,601     $ 34,970
                                                   --------      --------      --------      --------      --------     --------

INTEREST-BEARING LIABILITIES:

Deposits                                           $(32,380)     $ 31,875      $   (505)     $ (8,554)     $ 16,749     $  8,195
Securities sold under agreements to repurchase      (17,401)       19,046         1,645       (18,767)       17,701       (1,066)
Notes payable                                        (5,713)        1,108        (4,605)       (3,143)        2,909         (234)
Other borrowings(3)                                  (5,611)       13,322         7,711        (4,311)          328       (3,983)
                                                   --------      --------      --------      --------      --------     --------
  Total interest-bearing liabilities               $(61,105)     $ 65,351      $  4,246      $(34,775)     $ 37,687     $  2,912
                                                   --------      --------      --------      --------      --------     --------
Increase in net interest income                                                $ 56,044                                 $ 32,058
                                                                               ========                                 ========

(1) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(2) Includes mortgage loans held for sale.

(3) Comprised of long-term debt, advances from the FHLB and other borrowings.

Interest Income.

Total interest income increased by $60.3 million or 22.3% during the year ended December 31, 2002 as compared to the year ended December 31, 2001, and increased by $35.0 million or 14.8% during the year ended December 31, 2001 over the year ended December 31, 2000. Interest income on loans, the largest component of R-G Financial's interest-earning assets, increased by $28.5 million or 18.7% during the year ended December 31, 2002 as compared to the year ended December 31, 2001, and decreased by $7.8 million or 4.9% during 2001 over the year ended December 31, 2000. The increase in interest income on loans during the year ended December 31, 2002 was primarily caused by a $613.1 million increase in the average balance of loans receivable, partially offset by a decrease in the yield earned thereon from 8.04% in 2001 to 7.21% in 2002. The decrease in 2001 was primarily the result of a decrease in the yield earned thereon from 8.64% in 2000 to 8.04% in 2001.

Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) increased by $31.3 million or 27.5% during the year ended December 31, 2002 as compared to the year ended December 31, 2001, and increased by $41.7 million or 57.9% during the year ended December 31, 2001 over the year ended December 31, 2000. The increase during the year ended December 31, 2002 was primarily due to a $527.1 million increase in the average balance of mortgage-backed securities, together with a $151.4 million increase in the average balance of investment securities during the period. The increase during 2001 was due primarily to an increase in the average balance of mortgage-backed securities of $540.3 million, together with a $114.9 million increase in the average balance of investment securities. The increase in investment securities during 2002 and 2001 reflects purchases of approximately $1.2 billion and $934.0 million, respectively, during such periods, net of maturities and sales.

Interest income on cash and cash equivalents decreased by $97,000 or 6.0% during the year ended December 31, 2002 as compared to the year ended December 31, 2001, and increased by $658,000 or 67.9% during the year ended December 31, 2001. The decrease in interest earned on money market investments during 2002 was caused by a decline in the yield earned thereon from 5.18% in 2001 to 1.40% in 2002, partially offset by an increase in their average balance of $78.1 million during the year. The increase during 2001 reflected an increase in their average balance of $16.7 million during the year. The fluctuations in yields earned on money market investments reflect the general fluctuations in short-term market rates of interest during the periods presented.

Interest Expense.

Total interest expense increased by $4.2 million or 2.4% during the year ended December 31, 2002, as compared to the year ended December 31, 2001, and increased by $2.9 million or 1.7% during the year ended December 31, 2001. Interest expense on deposits, the largest component of R-G Financial's interest-bearing liabilities, decreased by $505,000 million or 0.6% during the year ended December 31, 2002, as compared to the year ended December 31, 2001, and increased by $8.2 million or 10.2% during the year ended December 31, 2001. The decrease during the year ended December 31, 2002, as compared to the year ended December 31, 2001, was due primarily to a decrease in the average rate paid thereon of 131 basis points, partially offset by an increase in the average balance of deposits of $652.4 million. The increase during 2001 was due primarily to an increase in the average balance of deposits of $312.7 million, partially offset by a decrease in the average rate paid thereon of 47 basis points during such period. The reduction in interest rates paid during 2002 and 2001 were due to a reduction in market rates of interests as a result of consecutive decrease by the Federal Reserve Board.

Interest expense on repurchase agreements increased by $1.6 million or 3.3% during the year ended December 31, 2002, as compared to the year ended December 31, 2001, and decreased by $1.1 million or 2.1% during the year ended December 31, 2001. The increase during the year ended December 31, 2002 was primarily due to an increase in the average balance of repurchase agreements outstanding of $399.5 million, partially offset by a decrease in the average rate paid thereon of 121 basis points. The decrease during 2001 was due primarily to a decrease in the average rate paid thereon of 181 basis points partially offset by an increase in the average balance of repurchase agreements of $269.2 million. R-G Financial generally uses repurchase agreements to fund part of its investment securities portfolio. These repurchase agreements are collateralized by investment and mortgage-backed securities available for sale. The fluctuations in the average 44 balance of repurchase agreements during the periods presented is therefore mainly a function of the level of investment and mortgage-backed securities which are available to collateralize such agreements.

Interest expense on notes payable (consisting of warehouse and other lines of credit decreased by $4.6 million or 40.4% during the year ended December 31, 2002, as compared to the year ended December 31, 2001, and decreased by $234,000 or 2.0% during the year ended December 31, 2001. The decrease during the year ended December 31, 2002, as compared to the year ended December 31, 2001, was due primarily to a decrease in the average rate paid thereon of 223 basis points, partially offset by an increase in the average balance outstanding of $22.7 million, as the Company's mortgage banking subsidiaries made increased use of lines of credit due to increased mortgage loan originations during such period. The decrease during the year ended December 31, 2001 was primarily due to a decrease in the average rate paid thereon of 135 basis points, partially offset by an increase in the average balance outstanding of $46.7 million.

Interest expense on other borrowings (consisting principally of advances from the FHLB of New York) increased by $7.7 million or 32.4% during the year ended December 31, 2002, as compared to the year ended December 31, 2001, and decreased by $4.0 million or 14.3% during the year ended December 31, 2001. The increase during the year ended December 31, 2002, as compared to the year ended December 31, 2001, was due primarily to a $253.5 million increase in the average balance of such borrowings primarily due to an increased use of FHLB advances, partially offset by a decrease in the average rate paid thereon of 79 basis points. The decrease during 2001 was due primarily to a decrease in the average rate paid thereon of 96 basis points.

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

R-G Financial made provisions to its allowance for loan losses of $18.0 million, $11.1 million and $5.8 million during the years ended December 31, 2002, 2001 and 2000, respectively.

The increase in the provision for loan losses taken by the Company during 2002 and 2001 was based primarily on the increase in the Company's commercial real estate and construction loan portfolios, due to increased emphasis in the origination of such loans by the Company.

Management believes that its allowance for loan losses at December 31, 2002, was adequate based upon, among other things, the significant level of single-family residential loans within R-G Financial's portfolio and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. Nevertheless, there can be no assurances that additions to such allowance will not be necessary in future periods, particularly if the growth in R-G Financial's real estate lending, including commercial lending, continues.

Non-Interest Income.

The following table sets forth information regarding non-interest income for the periods shown.

                                                          Year Ended December 31,  (Dollars in Thousands)
                                                        ------------------------------------------------------
                                                          2002                   2001                   2000
                                                        --------               --------               --------
Net gain on origination and sale of loans               $ 85,538               $ 62,512               $ 41,230
Loan administration and servicing fees                    47,202                 33,920                 30,849
Service charges, fees and other                           16,431                 12,615                  7,231
                                                        --------               --------               --------
  Total other income                                    $149,171               $109,047               $ 79,310
                                                        ========               ========               ========


Total non-interest income increased by $40.1 million or 36.8% during the year ended December 31, 2002, as compared to the prior year and increased by $29.7 million or 37.5% during the year ended December 31, 2001. Net gain on sale of loans amounted to $85.5 million, $62.5 million and $41.2 million during the years ended December 31, 2002, 2001 and 2000, respectively. Net gain on sale of loans reflects the income generated from the origination and purchase of single-family residential real estate loans and the subsequent securitization and sale of such loans. During the years ended December 31, 2002, 2001 and 2000, R-G Financial originated and purchased $2.2 billion, $1.9 billion and $1.3 billion, respectively, including $221.0 million, $90.1 million and $274.0 million, respectively, of loan purchases, and sold $1.2 billion, $1.2 billion and $806.4 million (excluding loans securitized and retained as mortgage-backed securities) of mortgage loans, respectively. Since 2000, the Company has emphasized on internal loan originations and reduced its dependence on loan purchases, as a means of achieving higher volume of mortgage loan production through its branch network, and increased profitability across its product lines. As a result of this change in strategy, loan purchases decreased from $583.6 million in 1999 to $274.0 million in 2000, $90.1 million in 2001 and $221.0 million in 2002, while its internal loan originations amounted to $1.1 billion in 1999 and 2000, $1.8 billion in 2001 and $2.0 billion in 2002. R-G Financial's mortgage banking operations are highly dependent upon market and economic conditions.

During the years ended December 31, 2002, 2001 and 2000, R-G Financial recognized net profit (loss) on trading securities of $989,000, $2.0 million and ($147,000), respectively, which are included in net gains on sale of loans. Such gains and losses primarily reflect fluctuations in the market value of loans which have been securitized into mortgage-backed securities and are being held for trading.

During the years ended December 31, 2002, 2001 and 2000, R-G Financial recognized loan administration and servicing fees of $47.2 million, $33.9 million and $30.8 million, respectively. The increase in loan administration and servicing fees over the periods reflects the increase in R-G Financial's loan servicing portfolio from 107,302 loans with an aggregate principal balance of $6.2 billion at January 1, 2000 to 158,659 loans with an aggregate principal balance of $11.0 billion at December 31, 2002. The Company's servicing portfolio at December 31, 2002 includes approximately $2.6 billion acquired through the Crown Bank acquisition in June 2002.

Service charges, fees and other amounted to $16.4 million, $12.6 million and $7.2 million during the years ended December 31, 2002, 2001 and 2000, respectively. The $3.8 million or 30.2% and the $5.4 million or 74.4% increase during the years ended December 31, 2002 and 2001, respectively, were primarily due to the continued growth of the Company's fee-based insurance operations which commenced in late 2000, as well as increased fee income associated with new deposit products and an increasing deposit base.

Non-Interest Expenses.

The following table sets forth certain information regarding non-interest expenses for the periods shown.

                                                        Year Ended December 31,  (In Thousands)
                                                -------------------------------------------------------
                                                   2002                   2001                   2000
                                                 --------               --------               --------
Employee compensation and benefits               $ 45,244               $ 33,290               $ 27,031
Office occupancy and equipment                     19,631                 16,649                 13,436
Other administrative and general                   94,363                 57,133                 40,325
                                                 --------               --------               --------
  Total non-interest expenses                    $159,238               $107,072               $ 80,792
                                                 ========               ========               ========

Total non-interest expense increased by $52.2 million or 48.7% during the year ended December 31, 2002, as compared to the year ended December 31, 2001, and increased by $26.3 million or 32.5% during the year ended December 31, 2001 over 2000. The increase in total non-interest expense during the years ended December 31, 2001 and 2000 reflect general growth in the Company's operations, as well as increased costs associated with the opening of new branch offices.

The operations of Crown Bank, acquired by the Company in June 2002, was a significant reason for the increase in expenses during the year ended December 31, 2002. Total operating expenses of Crown Bank during 2002 since its acquisition were $27.0 million. Excluding expenses related to Crown Bank during 2002, total non-interest expenses increased by $25.2 million or 23.5% during the year ended December 31, 2002.

Employee compensation and benefits expense amounted to $45.2 million, $33.3 million and $27.0 million during the years ended December 31, 2002, 2001 and 2000, respectively. The $12.0 million or 35.9% increase in such expenses during the year ended December 31, 2002 is primarily associated with an increase in the number of employees and increased bonus payments associated with increased loan production during the year, as well as employee expenses related to the operations of Crown Bank totalling $5.4 million. The $6.3 million or 23.2% increase in such expenses during the year ended December 31, 2001 is primarily due to an increase in the number of employees as well as increased bonus payments.

Office occupancy and equipment expense amounted to $19.6 million, $16.6 million and $13.4 million during the years ended December 31, 2002, 2001 and 2000, respectively. The $3.0 million or 17.9% increase in office occupancy and equipment expenses during the year ended December 31, 2002 is primarily related to the operation of additional bank branches and additional office space to accommodate general growth in the operations of R-G Financial, as well as $1.3 million additional expenses associated with the operations of Crown Bank. The $3.2 million or 23.9% increase in office occupancy and equipment expenses during the year ended December 31, 2001 is primarily related to the operation of additional bank branches and additional office space to accommodate growth in the operations of the Company in Puerto Rico.

Other administrative and general expenses, which consist primarily of advertising, license and property taxes, amortization of servicing asset, insurance, telephone, printing and supplies and other miscellaneous expenses, amounted to $94.4 million, $57.1 million and $40.3 million during the years ended December 31, 2002, 2001 and 2000, respectively. The $37.2 million or 65.2% increase in other administrative and general expenses during the year ended December 31, 2002 was primarily due to a $22.8 million increase in expenses associated with the Company's servicing asset as well as additional expenses related to the operations of Crown Bank and general growth in the operations of R-G Financial in Puerto Rico. The $16.8 million or 41.7% increase in such expenses during the year ended December 31 2001, is also primarily associated with additional expenses associated with the Company's servicing asset of $7.1 million as well as additional expenses associated with general growth in the operations of R-G Financial.

Income Taxes.

R-G Financial's income tax provision amounted to $28.7 million during the year ended December 31, 2002, as compared to income tax expense of $21.6 million and $14.1 million during the years ended December 31, 2001 and 2000, respectively. R-G Financial's effective tax rate amounted to 22.9%, 24.6% and 24.5% during the years ended December 31, 2002, 2001 and 2000, respectively. The lower effective tax rates experienced by R-G Financial compared to the maximum statutory rates reflect the exemption under Puerto Rico law of the net interest income derived from certain FHA and VA mortgage loans secured by properties located in Puerto Rico and on GNMA securities backed by such loans. The Company also invests in certain U.S. agency securities that are exempt from Puerto Rico taxation and are not subject to federal income taxation because the Company is entitled to rely on the portfolio interest deduction. Finally, R-G Financial's international banking entities may invest in various U.S. securities the income on which is exempt from Puerto Rico income taxation and are also not subject to federal income taxation on the basis of the portfolio interest deduction.

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

R-G Financial's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell, federal funds sold and certificates of deposit in other financial institutions. If R-G Financial requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 2002, R-G Financial had $115.8 million in borrowing capacity under unused warehouse and other lines of credit, $724.2 million in borrowing capacity under unused lines of credit with the FHLB and $25 million available unused fed funds lines of credit. R-G Financial has generally not relied upon brokered deposits as a source of liquidity, and does not anticipate a change in this practice in the foreseeable future.

At December 31, 2002, R-G Financial had outstanding commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of $388.1 million. The Company also has agreements with developers to facilitate the mortgage loans to qualified buyers of new housing units on residential projects amounting to $1.1 billion. All such agreements are subject to prevailing market rates at time of closing with no market risk exposure to the Company or with firm back-to-back commitments in favor of the mortgagee. Finally, the Company had certificates of deposit which are scheduled to mature within one year totaling $842.2 million at December 31, 2002, and borrowings that are scheduled to mature within the same period amounting to $1.4 billion. R-G Financial anticipates that it will have sufficient funds available to meet its current loan commitments.

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

The FDIC also requires that banks meet a risk-based capital standard. The risk-based capital standard for banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital. At December 31, 2002, R-G Premier met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 6.84%, 13.14% and 14.17%, respectively. At December 31, 2002 Crown Bank also met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 9.08%, 12.97% and 14.09%, respectively.

In addition, the Federal Reserve Board has promulgated capital adequacy guidelines for bank holding companies which are substantially similar to those adopted by the FDIC regarding state-chartered banks, as described above. R-G Financial is currently in compliance with such regulatory capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 9.80%, 16.81% and 17.72%, respectively.

Asset and Liability Management

General.

Changes in interest rates can have a variety of effects on R-G Financial's business. In particular, changes in interest rates affect the volume of mortgage loan originations, the interest rate spread on loans held for sale, the amount of gain on the sale of loans, the value of R-G Financial's loan servicing portfolio and the Company's net interest income. A substantial increase in interest rates could also affect the volume of R-G Financial's loan originations by reducing the demand for mortgages for home purchases, as well as the demand for refinancings of existing mortgages. Conversely, a substantial decrease in interest rates will generally increase the demand for mortgages.

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

The asset and liability management function for each banking operation is under the guidance of its Interest Rate Risk, Budget and Investments Committee ("IRRBICO"), which is chaired by the Chief Executive Officer and comprised principally of members of each bank's senior management and at least three members of each bank's Board of Directors. The IRRBICO meets once a month to review, among other things, the sensitivity of each bank's assets and liabilities to interest rate changes, the book and market values of assets and liabilities, unrealized gains and losses, purchase and sale activity and maturities of investments and borrowings. In connection therewith, the IRRBICO generally reviews each bank's liquidity, cash flow needs, maturities of investments, deposits and borrowings and current market conditions and interest rates.

The primary IRRBICO monitoring tool is asset/liability simulation models, which are prepared on a monthly basis and are designed to capture the dynamics of balance sheet, rate and spread movements and to quantify variations in net interest income under different interest rate environments. The Company also utilizes market-value analysis, which addresses the change in equity value resulting from movements in interest rates. The market value of equity is estimated by valuing banking assets and liabilities. The extent to which assets have gained or lost value in relation to the gains or losses of liabilities determines the appreciation or depreciation in equity on a market-value basis. Market value analysis is intended to evaluate the impact of immediate and sustained interest-rate shifts of the current yield curve upon the market value of the current balance sheet.

A more conventional but limited IRRBICO monitoring tool involves an analysis of the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. At December 31, 2002, R-G Financial's interest-earning assets which mature or reprice within one year exceeded R-G Financial's interest-bearing liabilities with similar characteristics. R-G Financial one year positive gap at December 31, 2002 was $498.1 million, or 7.9% of total assets, compared to a positive gap of approximately $462.6 million or 9.9% of total assets at December 31, 2001. R-G Financial's positive gap within one year at December 31, 2002 and 2001 is due primarily to an increasing amount of adjustable rate loans resulting from greater emphasis in commercial and construction lending as well as to the extension during 2001 and 2002 of the maturity dates of certain borrowings into longer-term maturities at very attractive rates, taking advantage of reduced interest rates during such periods. At December 31, 2002 $1.3 billion or 48.8% of borrowings of the Company mature after one year. While in computing its gap position the Company presents its fixed-rate residential mortgage loans receivable portfolio held for investment purposes according to its maturity date, from time to time the Company may negotiate special transactions with FHLMC and/or FNMA or other third party investors for the sale of such loans. There can be no assurance, however, that the Company will be successful in consummating any such transactions. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

Mortgage Banking Operations.

The profitability to R-G Financial of its mortgage loan originations for sale is in part a function of the difference between long-term interest rates, which is the rate at which R-G Financial originates mortgage loans for third parties, and short-term interest rates, which is the rate at which R-G Financial finances such loans until they are sold. Generally, short-term interest rates are lower than long-term interest rates and R-G Financial benefits from the difference, or the spread, during the time the mortgage loans are held by R-G Financial pending sale. A decrease in this spread would have a negative effect on R-G Financial's net interest income and profitability, and there can be no assurance that the spread will not decrease. R-G Financial generally attempts to reduce this risk by attempting to limit the amount of mortgage loans held pending sale and, as market conditions permit and as discussed below, entering into forward commitments with respect to a portion of its mortgage loan originations. As a general matter, R-G Financial attempts to limit its exposure to this interest rate risk through the sale of substantially all loans within 180 days of origination.

A mortgage-banking company is generally exposed to interest rate risk from the time the interest rate on the customer's mortgage loan application is established through the time the mortgage loan closes, and until the time the company commits to sell the mortgage loan. In order to limit R-G Financial's exposure to interest rate risk through the time the mortgage loan closes, the Company generally does not lock-in or guarantee the customer a specific interest rate on such loans through the closing date but rather offers customers an interest rate that will be based on a prevailing market rate that adjusts weekly. Moreover, in order to limit R-G Financial's exposure to interest rate risk through the time the loan is sold or committed to be sold, R-G Financial may, depending upon market conditions, enter into forward commitments to sell a portion of its mortgage loans to investors for delivery at a future time. At December 31, 2002, R-G Financial had $179.6 million of pre-existing commitments by third-party investors to purchase mortgage loans. To the extent that R-G Financial originates or commits to originate loans without pre-existing commitments by investors to purchase such loans or is not otherwise hedged against changes in interest rates ("unhedged loans"), R-G Financial will be subject to the risk of gains or losses through adjustments to the carrying value of loans held for sale or on the actual sale of such loans (the value of unhedged loans fluctuates inversely with changes in interest rates).

Finally, R-G Financial carries an inventory of mortgage-backed and related securities (primarily fixed-rate U.S. Agencies CMO's and GNMA and FHLMC certificates) of $2.0 billion or 31.6% of its total assets classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income,a separate component of stockholders' equity. Because such interest-earning assets have longer effective maturities than R-G Financial's interest bearing liabilities, the yield of such assets will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, R-G Financial's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates.

In addition to affecting net interest income, changes in interest rates also can affect the value of R-G Financial's mortgage-backed and related securities. Generally, the value of fixed-rate mortgage-backed securities declines when interest rates rise and, conversely, increases when interest rates fall. At December 31, 2002, R-G Financial held $74.8 million of mortgage-backed and related securities (all of which carried fixed interest rates) which were classified as held for trading and reported at fair value, with unrealized gains and losses included in earnings. Accordingly, declines in the value of R-G Financial's securities held for trading could have a negative impact on the Company's earnings regardless of whether any securities were actually sold.

In order to hedge the interest rate risk with respect to R-G Financial's mortgage-backed and related securities portfolio, R-G Financial may utilize a variety of interest rate contracts such as interest rate swaps, collars, caps, options or futures (primarily Eurodollar certificates of deposit and U.S. Treasury note contracts). R-G Financial will use such hedging instruments based upon market conditions as well as the level of market rates of interest. In determining the amount of its portfolio to hedge, R-G Financial will consider the volatility of prices of its mortgage-backed and related securities (Puerto Rican tax-exempt GNMAs are generally less volatile than their U.S. counterparts). For taxable GNMAs, R-G Financial enters into forward sales commitments for 30, 60 and 90 days to reduce its interest rate risk. R-G Financial may also use interest rate swaps, caps, collars, options and futures to effectively fix the cost of short-term funding sources which are used to originate and or purchase interest-earning assets with longer effective maturities, such as mortgage-backed securities and fixed rate residential mortgage loans held prior to sale in the secondary market. Such agreements thus reduce the impact of increases in interest rates by preventing R-G Financial from having to replace funding sources at a higher cost prior to the time that the interest-earning asset which was originated or purchased with such source matures, reprices or is sold, and thus can be replaced with a higher-yielding asset.

At December 31, 2002 R-G Mortgage was a party to two interest rate swap agreements. An interest rate swap is an agreement where one party (generally the Company) agrees to pay a fixed-rate of interest on a notional principal amount to a second party (generally a broker) in exchange for receiving from the second party a variable-rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. R-G Mortgage's existing interest rate swap agreements have a notional amount of approximately $85.0 million and expire between February 2006 and December 2009. With respect to such agreements, R-G Mortgage makes fixed interest payments ranging from 4.80% to 5.60%, and receives payments based upon the three-month London Interbank Offer Rate ("Libor"). The net interest paid relating to R-G Mortgage's fixed-pay interest rate swaps amounted to approximately $2,835,000 and $858,000 during the year ended December 31, 2002 and 2001, respectively; net interest received amounted to $563,000 during the year ended December 31, 2000. Such interest rate contracts have reduced the imbalance between R-G Financial's interest-earning assets and interest-bearing liabilities within shorter maturities, thus reducing R-G Financial's exposure to increases in interest rates that may occur in the future.

Banking Operations.

The results of operations of R-G Financial are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At December 31, 2002, R-G Financial's interest-earning assets included a portfolio of loans receivable, net of $2.8 billion and a portfolio of investment securities and mortgage-backed securities (including held to maturity, available for sale and held for trading) of $2.7 billion. Because R-G Financial's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on R-G Financial's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, R-G Financial's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates. In addition to affecting net interest income, changes in interest rates also can affect the value of R-G Financial's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. At December 31, 2002, $2.6 billion or 94.4% of R-G Financial's mortgage-backed and investment securities were classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income, a separate component of stockholders' equity.

The Company has sought to limit its exposure to interest rate risk both internally through the management of the composition of its assets and liabilities and externally through the use of a variety of hedging instruments. Internal hedging through balance sheet restructuring generally involves the attraction of longer-term funds (i.e., certificates of deposit or FHLB advances), the origination of adjustable-rate and/or shorter-term loans (such as commercial real estate, commercial business and consumer loans) or the investment in certain types of mortgage-backed derivative securities such as CMOs and mortgage-backed residuals (which often exhibit elasticity and convexity characteristics which the Company can utilize to hedge other components of its portfolio).

External hedging involves the use of interest rate swaps, collars, caps, options and futures to reduce interest rate risk on all mortgage-backed securities (excluding CMOs) which are available for sale. At December 31, 2002, mortgage-backed securities available for sale had a fair value of $2.0 billion.

The Company generally uses interest rate swaps, collars, caps, options and futures to effectively fix the cost of short-term funding sources which are used to purchase interest-earning assets with longer effective maturities, such as mortgage-backed securities and fixed-rate residential mortgage loans. Such agreements reduce the impact of increases in interest rates by preventing the Company from having to replace funding sources at a higher cost prior to the time that the interest-earning asset which was acquired with such source matures or reprices and thus can be replaced with a higher-yielding asset.

At December 31, 2002, R-G Premier was a party to three interest rate swap agreements with an aggregate notional amount of approximately $70.0 million and expire between June 2003 and December 2009. With respect to such agreements, R-G Premier makes fixed interest payments ranging from 4.67% to 6.83% and receives payments based upon the three-month Libor. The net interest paid relating to the R-G Premier's fixed-pay interest rate swaps amounted to approximately $2,318,000 and $868,000 during the years ended December 31, 2002 and 2001, respectively; net interest received totaled $323,000 during the year ended December 31, 2000. Such interest rate contracts have reduced the imbalance between R-G Financial's interest-earning assets and interest-bearing liabilities within shorter maturities, thus, reducing R-G Financial's exposure to increases in interest rates that may occur in the future.

In addition, at December 31, 2002 RAC was a party to an interest rate swap agreement with a notional amount of $25.0 million which expires in April 2007 to hedge a trust preferred issue in the same amount completed in April 2002. With respect to such agreement, RAC makes fixed interest payments of 8.77% and receives payments based upon the three-month Libor. Net interest paid during the year ended December 31, 2002 amounted to $532,000.

The following table summarizes the anticipated maturities or repricing of R-G Financial's interest-earning assets and interest-bearing liabilities as of December 31, 2002, based on the information and assumptions set forth in the notes below. For purposes of this presentation, the interest earning components of loans held for sale and mortgage-backed securities held in connection with the Company's mortgage banking business are assumed to mature within one year. In addition, investments held by the Company which have call features are presented according to their expected callable date or contractual maturity date, as the case may be, based on the actual interest rate environment.

                                                               Four to      More Than      More Than
                                             Within Three      Twelve      One Year to    Three Years    Over Five
                                                Months         Months      Three Years   to Five Years    Years          Total
                                             ------------   ----------     -----------    ------------  ----------     ----------
INTEREST-EARNING ASSETS(1):

Loans receivable                             $1,189,123     $  253,696     $  385,716     $ 251,733     $  712,585     $2,792,853
Mortgage loans held for sale                     97,238        161,500             --            --             --        258,738
Mortgage-backed securities(2)(3)                187,504        451,456        315,464       258,477        887,497      2,100,398
Investment securities(3)                        202,791        134,945        216,675        52,103            349        606,863
Other interest-earning assets(4)                 69,258            300             --            --             --         69,558

  Total                                      $1,745,914     $1,001,897     $  917,855     $ 562,313     $1,600,431     $5,828,410

INTEREST-BEARING LIABILITIES:

Deposits:
  NOW and Super NOW accounts(5)              $   21,309     $   60,970     $   67,025     $  54,290     $  231,452     $  435,046
  Passbook savings accounts(5)                    8,238         23,888         59,473        47,578        190,312        329,489
  Regular and commercial checking(5)             19,518         54,650         60,075        48,661        207,451        390,355
  Certificates of deposit                       244,705        599,810        479,948       316,954          2,152      1,643,569
FHLB advances                                   157,000        142,125        245,100       256,500        140,000        940,725
Securities sold under agreements to
   repurchase(6)                                407,622        455,228        248,708       240,000        138,200      1,489,758
Other borrowings(7)                              69,760        134,913             --            --             --        204,673

  Total                                         928,152      1,471,584      1,160,329       963,983        909,567      5,433,615

Effect of hedging instruments                   160,000        (10,000)            --       (65,000)       (85,000)            --
                                             ----------     ----------     ----------     ---------     ----------     ----------
Excess (deficiency) of interest-earning
  assets over interest-bearing liabilities   $  977,762     $ (479,687)    $ (242,474)    $(466,670)    $  605,864     $  394,795
                                             ----------     ----------     ----------     ---------     ----------     ----------
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities               $  977,762     $  498,075     $  255,601     $(211,069)    $  394,795
                                             ----------     ----------     ----------     ---------     ----------
Cumulative excess (deficiency) of
  interest-earning assets over
  interest-bearing liabilities as a
  percent of total assets                         15.58%          7.93%          4.07%        (3.36)%         6.29%
                                             ----------     ----------     ----------     ---------     ----------

(1) Adjustable-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they are due, and fixed-rate loans are included in the periods in which they are scheduled to be repaid, based on scheduled amortization, in each case as adjusted to take into account estimated prepayments.

(2) Reflects estimated prepayments in the current interest rate environment.

(3) Includes securities held for trading, available for sale and held to maturity.

(Footnotes continue on following page)                                        53

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

The following table sets forth at December 31, 2002 the estimated percentage change in R-G Financial's net interest income based on the indicated changes in interest rates.

Net Interest Income

                                                 (Dollars in Thousands)
            -----------------------------------------------------------------------------------
                Change in                Expected
              Interest Rates            Net Interest              Amount             Percentage
            (in Basis Points)(1)         Income(2)              of Change              Change
            --------------------        ------------            ---------            ----------

                  +200                   $168,914                $ 6,890                4.25%
                  +100                    165,827                  3,803                2.35
              Base Scenario               162,024                     --                  --
                  -100                    157,080                 (4,944)              (3.05)

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

Contractual Obligations and Commercial Commitments

The following tables present contractual obligations and commercial commitments of the Company as of December 31, 2002. See notes 9, 10 and 18 of the Notes to the Consolidated Financial Statements (dollars in thousands):

                                                                        Payment due period
                                                            ---------------------------------------------------------
                                                            Less than         One to         Four to          After
CONTRACTUAL OBLIGATIONS                       Total         One Year       Three Years     Five Years      Five Years
                                              -----         ---------      -----------     ----------      ----------

Deposits                                   $2,802,324      $2,000,964      $  480,790      $  318,359      $    2,211
FHLB advances                                 940,725         299,125         245,100         256,500         140,000
Lines of credit                               194,607         194,607              --              --              --
Other borrowings                               45,065          10,065              --              --          35,000
Repurchase agreements                       1,489,758         862,850         438,708          50,000         138,200
Non-cancellable leases                         38,610           5,841           9,781           7,630          15,358
                                           ----------      ----------      -----------     ----------      ----------
   Total contractual cash obligations      $5,511,089      $3,373,452      $1,174,379      $  632,489      $  330,769
                                           ==========      ==========      ==========      ==========      ==========


                                                               Amount of Commitment Expiration Per Period
                                                           ----------------------------------------------------
                                                           Less than      One to        Four to        After
OTHER COMMERCIAL COMMITMENTS                  Total        One Year     Three Years    Five Years    Five Years
                                              -----        ---------    -----------    ----------    ----------

Lines of credit                              $208,482      $184,235      $ 21,071      $    132      $  3,044
Commitments to originate mortgage loans        89,203        89,203            --            --            --
Standby letters of credit                       9,559         2,059         7,500            --            --
Undisbursed portion of loans in process        90,432        49,533        40,899            --            --
                                             --------      ---------     --------      --------      --------
   Total commercial commitments              $397,676      $325,030      $ 69,470      $    132      $  3,044
                                             ========      ========      ========      ========      ========

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

The Company is contingently liable under limited recourse provisions resulting from the sale of residential mortgage loans to several investors, principally FHLMC, as part of its mortgage banking activities. On certain sales, the Company is also contingently liable for any losses sustained in the disposition of any future repossessed properties that may result from such loans. All loans subject to these provisions are presently being serviced by the Company, and provisions for loan losses, based on loss experience of the Company, are made at the time the loans are sold. Management estimates that the future liability under these provisions is insignificant at December 31, 2002, as losses upon the completion of the foreclosure process have been minimal to the Company. See Note 18 of the Notes to the Consolidated Financial Statements for further information regarding the Company's commitments under loans sold subject to recourse provisions.

Finally, in April 2002, RAC formed R-G Capital Trust I ("R-G Capital Trust"), a Delaware business trust, which issued $25.0 million of thirty-year trust preferred securities. The Company has guaranteed certain obligations of RAC to R-G Capital Trust, mainly related to the payment of interest by RAC on the trust preferred securities and the eventual redemption of the trust preferred securities at maturity. See Note 18 of the Notes to the Consolidated Financial Statements for further information regarding the Company's commitments under trust preferred securities.

Critical Accounting Policies.

The Company considers its Allowance for Loan Losses policy as a policy critical to the sound operations of the Company. The Company provides for loan losses each period by an amount resulting from both (a) an estimate by management of loan losses that occurred during the period and (b) the ongoing adjustment of prior estimates of losses occurring in prior periods. The provision for loan losses increases the allowance for loan losses which is netted against loans on the consolidated statements of financial condition. As losses are confirmed, the loan is written down, reducing the allowance for loan losses. See
Note 1 of the Notes to the Consolidated Financial Statements for further information regarding the Company's provision and allowance for loan losses policy.

The Company also considers, as critical to the sound operations of the Company, its policy for the measurement and periodic evaluation for impairment of its servicing asset and retained interests resulting from the sale or securitization of residential mortgage loans and/or financial asset transfers of mortgage loans accounted for as sales.

As of December 31, 2002 the Company had a servicing asset of $142.3 million, and retained interests (CMO residuals and interest only strips) resulting from financial asset transfers accounted for as sales totaling $32.8 million. Such assets are initially recorded at their fair value at the time of sale or securitization. Once recorded, such assets are periodically evaluated and adjusted accordingly using discounted future cash flows techniques, via Company simulation models and through external consultants. Generally, the value of such assets decline with decreases in interest rates and conversely increases when interest rates increase. An impairment is recognized on the Company's servicing asset whenever the prepayment pattern of the underlying mortgage loans indicates that the fair value of such asset is lower than its carrying amount. Retained interests are adjusted periodically to their estimated fair value, and are included within mortgage-backed securities available for sale on the consolidated statements of financial condition. See Notes 1 and 3 of the Notes to the Consolidated Financial Statements for further information regarding the Company's servicing asset and retained interests policy.

New Accounting Pronouncements

Accounting for Asset Retirement Obligations

In June 2002, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management believes that the adoption of this Statement will not have a significant effect on the consolidated financial statements of R-G Financial.

Accounting for Costs Associated With Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management believes that the adoption of this Statement will not have a significant effect on the consolidated financial statements of R-G Financial.

Accounting for Stock-Based Compensation

In December 2002, the FASB issued SFAS NO. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement provides the alternative methods of transition for a voluntary change to a fair-value method of accounting for stock-based employee compensation. The Company has followed the disclosure only provisions of SFAS No. 123 and thus, does not recognize compensation costs for the Company's Stock Option Plan. Management estimates that the compensation costs that would be recognizable had they been determined based on the fair-value method of accounting are insignificant, and accordingly, the Company does not intend to adopt this Statement.

Accounting Guarantees of Indebtedness of Others

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, 107 and rescission of FASB Interpretation No. 34)" ("FIN No. 45"). FIN No. 45 clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies," relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires a guarantor of certain guarantees to recognize at its inception a liability for the fair value of the obligation undertaken when issuing the guarantee, and also expands the related disclosures. The provisions of initial recognition are effective for guarantees issued or modified after December 31, 2002. Managements believes that the adoption of FIN No. 45 will not have a significant impact on the Company's consolidated financial statements.

REPORT OF INDEPENDENT ACCOUNTANTS

[PricewaterhouseCoopers LOGO]

To the Board of Directors and Stockholders of R&G Financial Corporation:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of R&G Financial Corporation (the Company) and its subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the consolidated financial statements, effective January 1, 2001 the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which effect was accounted for as a cumulative effect of a change in accounting principle.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP
San Juan, Puerto Rico

February 28, 2003

Certified Public Accountants (of Puerto Rico)
License No. 216 expires on December 1, 2004
Stamp 1838448 of the P.R. Society of Certified
Public Accountants has been affixed to the file copy of this report.

R-G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2002 AND 2001

                                                                                        2002                2001
                                                                                   --------------      --------------
ASSETS

Cash and due from banks                                                            $  128,085,571      $   79,223,030
Money market investments:
  Securities purchased under agreements to resell                                              --          15,023,590
  Time deposits with other banks                                                       65,400,717          63,477,978
  Short-term investments                                                                4,156,894                  --
Mortgage loans held for sale, at lower of cost or market                              258,737,736         236,434,204
Mortgage-backed securities held for trading, at fair value                             48,650,844          75,796,172
Trading securities pledged on repurchase agreements, at fair value                     26,106,340          18,151,659
Mortgage-backed and investment securities available for sale, at fair value         1,819,256,984       1,596,231,433
Securities available for sale pledged on repurchase agreements, at fair value         737,655,921         485,447,347
Mortgage-backed and investment securities held to maturity, at amortized
  cost (estimated market value: 2002 - $30,884,691; 2001 - $60,682,234)                30,660,525          60,425,371
Securities held to maturity pledged on repurchase agreements, at amortized
  cost (estimated market value: 2002 - $45,925,695; 2001 - $15,445,319)                44,930,272          15,206,183
Loans receivable, net                                                               2,759,688,983       1,802,388,064
Accounts receivable, including advances to investors, net                              32,100,002          23,056,424
Accrued interest receivable                                                            40,400,720          35,426,760
Servicing asset, net                                                                  142,334,128         105,146,902
Premises and equipment, net                                                            38,665,444          22,401,045
Other assets                                                                          100,414,600          30,557,544
                                                                                   --------------      --------------
                                                                                   $6,277,245,681      $4,664,393,706
                                                                                   ==============      ==============
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                                                         $2,802,324,012      $2,061,223,825
  Securities sold under agreements to repurchase                                    1,489,758,391       1,396,938,849
  Notes payable                                                                       194,607,115         195,586,855
  Advances from FHLB                                                                  940,725,000         464,125,000
  Other borrowings                                                                     45,065,406           7,971,888
  Accounts payable and accrued liabilities                                            134,426,467          71,867,012
  Other liabilities                                                                     8,121,112           7,559,690
                                                                                   --------------       -------------
                                                                                    5,615,027,503       4,205,273,119
                                                                                   --------------       -------------
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, 20,000,000 shares authorized:
  Non-cumulative perpetual monthly income preferred stock, $25 liquidation value:
  7.40% Series A, 2,000,000 shares issued and outstanding                              50,000,000          50,000,000
  7.75% Series B, 1,000,000 shares issued and outstanding                              25,000,000          25,000,000
  7.60% Series C, 2,760,000 shares issued and outstanding                              69,000,000          69,000,000
  7.25% Series D, 2,760,000 shares issued and outstanding                              69,000,000                  --
Common stock:
  Class A - $.01 par value, 40,000,000 shares authorized,
    14,553,056 issued and outstanding (2001 - 16,053,056)                                 145,531             160,531
  Class B - $.01 par value, 60,000,000 shares authorized,
    19,440,206 issued and outstanding (2001 - 15,241,322)                                 194,402             152,413
  Additional paid-in capital                                                          114,950,629          71,254,084
  Retained earnings                                                                   294,591,859         229,997,012
  Capital reserves of the Bank                                                         17,418,760          11,629,328
  Accumulated other comprehensive income, net of tax                                   21,916,997           1,927,219
                                                                                   --------------      --------------
                                                                                      662,218,178         459,120,587
                                                                                   --------------      --------------
                                                                                   $6,277,245,681      $4,664,393,706
                                                                                   ==============      ==============

      The accompanying notes are an integral part of these financial statements.

R-G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                              2002                2001                2000
                                                         -------------       -------------       -------------
Interest income:
   Loans                                                 $ 180,786,462       $ 152,250,689       $ 160,092,642
   Money market and other investments                       36,890,942          31,959,284          24,720,794
   Mortgage-backed securities                              113,183,192          86,361,159          50,787,415
                                                         -------------        ------------       -------------
    Total interest income                                  330,860,596         270,571,132         235,600,851
                                                         -------------        ------------       -------------
Interest expense:
   Deposits                                                 88,349,204          88,853,997          80,658,716
   Securities sold under agreements to repurchase           51,121,320          49,476,045          50,542,190
   Notes payable                                             6,789,480          11,395,214          11,628,438
   Other                                                    31,511,813          23,800,847          27,784,370
                                                         -------------       -------------       -------------
                                                           177,771,817         173,526,103         170,613,714
                                                         -------------       -------------       -------------
Net interest income                                        153,088,779          97,045,029          64,987,137
Provision for loan losses                                  (18,020,000)        (11,125,000)         (5,751,325)
                                                         -------------       -------------       -------------
Net interest income after provision for loan losses        135,068,779          85,920,029          59,235,812
                                                         -------------       -------------       -------------
Non-interest income:
   Net gain on origination and sale of loans                85,538,132          62,511,929          41,230,234
   Loan administration and servicing fees                   47,201,833          33,920,016          30,848,557
   Service charges, fees and other                          16,430,656          12,615,157           7,231,178
                                                         -------------       -------------       -------------
                                                           149,170,621         109,047,102          79,309,969
                                                         -------------       -------------       -------------
    Total revenues                                         284,239,400         194,967,131         138,545,781
                                                         -------------       -------------       -------------
Non-interest expenses:
   Employee compensation and benefits                       45,244,376          33,290,372          27,031,340
   Office occupancy and equipment                           19,630,898          16,648,510          13,435,644
   Other administrative and general                         94,362,611          57,133,173          40,324,994
                                                         -------------       -------------       -------------
                                                           159,237,885         107,072,055          80,791,978
                                                         -------------       -------------       -------------
Income before income taxes and cumulative
   effect of change in accounting principle                125,001,515          87,895,076          57,753,803
                                                         -------------       -------------       -------------
Income tax expense:
   Current                                                  22,804,814          20,465,327          12,276,425
   Deferred                                                  5,854,545           1,136,178           1,844,583
                                                            28,659,359          21,601,505          14,121,008
Income before cumulative effect from change
   in accounting principle                                  96,342,156          66,293,571          43,632,795
Cumulative effect from change in accounting
   principle, net of income tax benefit of $206,334                 --            (322,728)                 --
                                                         -------------       -------------       -------------
   Net income                                            $  96,342,156       $  65,970,843       $  43,632,795
   Less: Preferred stock dividends                         (14,954,911)         (9,920,100)         (5,637,500)
                                                         -------------       -------------       -------------
   Net income available to common stockholders           $  81,387,245       $  56,050,743       $  37,995,295
                                                         =============       =============       =============
Earnings per common share before cumulative
   effect from change in accounting principle
   Basic                                                 $        2.51       $        1.89       $        1.33
                                                         -------------       -------------       -------------
   Diluted                                               $        2.49       $        1.85       $        1.30
                                                         -------------       -------------       -------------
Earnings per common share:
   Basic                                                 $        2.51       $        1.88       $        1.33
                                                         -------------       -------------       -------------
   Diluted                                               $        2.49       $        1.83       $        1.30
                                                         -------------       -------------       -------------


The accompanying notes are an integral part of these financial statements

R-G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000


                                                       2002                2001                2000
                                                  -------------       -------------       -------------
Net income                                        $  96,342,156       $  65,970,843       $  43,632,795
Other comprehensive income, before tax:
Unrealized gains (losses):
  Cash flow hedges                                   (9,975,109)         (9,947,245)                 --
                                                  -------------       -------------       -------------
  Investment securities:
  Arising during period                              43,792,471          14,724,483          11,012,938
  Less: Reclassification adjustments for
    (gains) losses included in net income              (982,404)         (2,341,676)            576,446
                                                  -------------       -------------       -------------
                                                     42,810,067          12,382,807          11,589,384
                                                  -------------       -------------       -------------
Other comprehensive income before income
  taxes and cumulative effect from change in
  accounting principle                               32,834,958           2,435,562          11,589,384

Income tax expense related to items
    of other comprehensive income                   (12,845,180)           (949,869)         (4,519,860)
                                                  -------------       -------------       -------------
Other comprehensive income before
  cumulative effect from change in
  accounting principle                               19,989,778           1,485,693           7,069,524
Cumulative effect from change in accounting
  principle, net of income taxes of $745,446                 --           1,165,953                  --
                                                  -------------       -------------       -------------
Other comprehensive income, net of tax               19,989,778           2,651,646           7,069,524
                                                  -------------       -------------       -------------
Comprehensive income, net of tax                  $ 116,331,934       $  68,622,489       $  50,702,319
                                                  =============       =============       =============


                                                    Preferred Stock                      Common Stock
                                                                                            Class A
                                                Shares            Amount            Shares          Amount
                                               ---------      ------------        ----------       --------
Balance at December 31, 1999                   3,000,000      $ 75,000,000        18,440,556       $184,406
Issuance of common stock
Cash dividends declared:
  Common stock
  Preferred stock
Net income
Transfer to capital reserves
Other comprehensive income, net of tax
                                               ---------      ------------        ----------       --------
Balance at December 31, 2000                   3,000,000        75,000,000        18,440,556        184,406
Issuance of common stock:
  Secondary offering                                                              (2,207,500)       (22,075)
  Other                                                                             (180,000)        (1,800)
Issuance of Series C Preferred Stock           2,760,000        69,000,000
Cash dividends declared:
  Common stock
  Preferred stock
Net income
Transfer to capital reserves
Other comprehensive income, net of tax
                                               ---------      ------------        ----------       --------
Balance at December 31, 2001                   5,760,000       144,000,000        16,053,056        160,531
Issuance of common stock:
  Secondary offering                                                              (1,500,000)       (15,000)
  Other
Issuance of Series D Preferred Stock           2,760,000        69,000,000
Cash dividends declared:
  Common stock
  Preferred stock
Net income
Transfer to capital reserves
Other comprehensive income, net of tax
                                               ---------      ------------        ----------       --------
Balance at December 31, 2002                   8,520,000      $213,000,000        14,553,056       $145,531
                                               =========      ============        ==========       ========

R-G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS' EQUITY FOR THE YEARS ENDED
DECEMBER 31, 2002, 2001 AND 2000


                                                                        Accumulated
              Common Stock                                                 other
             Class B                Additional         Capital         comprehensive        Retained
      Shares          Amount      paid-in capital      reserves        income (loss)        earnings             Total
    ----------      ---------     ---------------    ------------      -------------     -------------       -------------
    10,217,731      $ 102,177      $ 40,753,856      $  5,095,658      $ (7,793,951)     $ 156,193,131       $ 269,535,277
        12,298            123            46,796                                                                     46,919

                                                                                            (5,811,365)         (5,811,365)
                                                                                            (5,637,500)         (5,637,500)
                                                                                            43,632,795          43,632,795
                                                        2,348,450                           (2,348,450)
                                                                          7,069,524                              7,069,524
    ----------      ---------     ---------------    ------------      -------------     -------------       -------------
    10,230,029        102,300        40,800,652         7,444,108          (724,427)       186,028,611         308,835,650

     4,415,000         44,150        31,053,535                                                                 31,075,610
       596,293          5,963         1,797,972                                                                  1,802,135
                                     (2,398,075)                                                                66,601,925

                                                                                            (7,897,122)         (7,897,122)
                                                                                            (9,920,100)         (9,920,100)
                                                                                            65,970,843          65,970,843
                                                        4,185,220                           (4,185,220)
                                                                          2,651,646                              2,651,646
    ----------      ---------     ---------------    ------------      -------------     -------------       -------------
    15,241,322        152,413        71,254,084        11,629,328         1,927,219        229,997,012         459,120,587

     4,025,000         40,250        45,212,131                                                                 45,237,381
       173,884          1,739           893,667                                                                    895,406
                                     (2,409,253)                                                                66,590,747

                                                                                           (11,002,966)        (11,002,966)
                                                                                           (14,954,911)        (14,954,911)
                                                                                            96,342,156          96,342,156
                                                        5,789,432                           (5,789,432)                 --
                                                                         19,989,778                             19,989,778
    19,440,206      $ 194,402      $114,950,629      $ 17,418,760      $ 21,916,997      $ 294,591,859       $ 662,218,178
    ==========      =========     =============      ============      ============      =============       =============


The accompanying notes are an integral part of these financial statements.

R-G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                             2002                2001                 2000
                                                        ---------------     ---------------     ---------------
Cash flows from operating activities:
  Net income                                            $    96,342,156     $    65,970,843     $    43,632,795
                                                        ---------------     ---------------     ---------------
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities:
      Depreciation and amortization                           7,422,814           5,952,962           5,055,761
      Amortization of premium on investments and
        mortgage - backed securities, net                     5,150,535             628,832             293,962
      Amortization of servicing asset                        32,704,240          15,212,546           9,524,077
      Net provision for impairment on                         6,816,290           1,458,310                  --
        servicing asset
      Provision for loan losses                              18,020,000          11,125,000           5,751,325
      Provision for bad debts in
        accounts receivable                                          --             450,000             520,000
      Gain on sale of mortgage loans                                 --            (792,384)         (1,909,670)
      (Gain) loss on sales of investment
        securities available for sale                          (982,404)         (2,341,676)            576,446
      Unrealized (profit) loss on trading securities
        and derivative instruments, net                        (812,768)             17,109            (147,108)
      Increase in mortgage loans held for sale             (103,131,833)       (216,392,433)       (148,713,248)
      Net decrease (increase) in mortgage-backed
        securities held for trading                          20,179,510          (3,969,362)         31,672,885
      Increase in interest and accounts                     (11,271,762)        (13,100,635)         (6,745,660)
        receivable
      Decrease (increase) in other assets                       502,446          (2,504,983)         (9,870,776)
      Increase in notes payable and other                     1,113,778          91,361,411          30,147,437
        borrowings
      Increase in accounts payable
        and accrued liabilities                              31,848,023          17,113,470           3,929,319
      (Decrease) increase in other liabilities                 (198,064)          2,074,360             342,703
                                                        ---------------     ---------------     ---------------

      Total adjustments                                       7,360,805         (93,707,473)        (79,572,547)
                                                        ---------------     ---------------     ---------------
Net cash provided by (used in) operating activities         103,702,961         (27,736,630)        (35,939,752)
                                                        ---------------     ---------------     ---------------

Cash flows from investing activities:
  Purchases of investment securities available for
    sale and held to maturity                            (1,226,498,149)       (933,955,383)       (121,965,820)
  Proceeds from sales of investment
    securities available for sale and redemptions
    of investment securities available for sale
    and held to maturity                                  1,004,165,419         653,307,375         100,574,835
  Principal repayments on mortgage-backed
    securities                                              507,601,305         120,775,229          43,696,049
  Proceeds from sale of loans                                        --         131,508,175         107,563,097
  Net originations of loans                              (1,045,202,416)       (735,404,345)       (590,126,877)
  Purchases of FHLB stock, net                              (11,030,100)        (20,103,400)        (13,148,000)
  Net assets acquired, net of cash received                 (63,679,367)                 --             958,428
  Acquisition of premises and equipment                      (9,772,883)         (7,655,624)         (4,729,443)
  Purchases of servicing rights                             (44,230,234)        (26,739,228)        (20,350,101)
                                                        ---------------     ---------------     ---------------

  Net cash used in investing activities                    (888,646,425)       (818,267,201)       (497,527,832)
                                                        ---------------     ---------------     ---------------


62                                  (continued)

R-G FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                             2002                2001                 2000
                                                        ---------------     ---------------     ---------------
Cash flows from financing activities:
  Payments on term notes                                $            --     $   (35,500,000)    $   (25,000,000)
  Increase in deposits, net                                 272,961,736         385,161,662         345,555,795
  Increase in securities sold under
    agreements to repurchase, net                            72,716,542         569,189,355          96,408,154
  (Decrease) increase in federal funds purchased                     --         (25,000,000)         10,000,000
  Advances (repayments) from FHLB, net                      358,500,000         (40,875,000)        121,000,000
  Proceeds from issuance of trust preferred
    securities                                               33,918,113                  --                  --
  Net proceeds from issuance of preferred stock              66,590,747          66,601,925                  --
  Net proceeds from issuance of common stock                 46,132,787          32,877,745              46,919
  Cash dividends - common stock                             (11,002,966)         (7,897,122)         (5,811,365)
                 - preferred stock                          (14,954,911)         (9,920,100)         (5,637,500)
                                                        ---------------     ---------------     ---------------
Net cash provided by financing activities                   824,862,048         934,638,465         536,562,003
                                                        ---------------     ---------------     ---------------
Net increase in cash and
  cash equivalents                                           39,918,584          88,634,634           3,094,419

Cash and cash equivalents at beginning of year              157,724,598          69,089,964          65,995,545
                                                        ---------------     ---------------     ---------------
Cash and cash equivalents at end of year                $   197,643,182     $   157,724,598     $    69,089,964
                                                        ===============     ===============     ===============
Cash and cash equivalents include:
  Cash and due from banks                               $   128,085,571     $    79,223,030     $    43,466,268
  Securities purchased under agreements
    to resell                                                        --          15,023,590                  --
  Time deposits with other banks                             65,400,717          63,477,978          25,623,696
  Short-term investments                                      4,156,894                  --                  --
                                                        ---------------     ---------------     ---------------
                                                        $   197,643,182     $   157,724,598     $    69,089,964
                                                        ===============     ===============     ===============

 The accompanying notes are an integral part of these financial statements.

R-G FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2002, 2001 AND 2000

1. Reporting Entity and Significant Accounting Policies

Reporting Entity

The accompanying consolidated financial statements of R-G Financial Corporation (the "Company") include the accounts of R-G Premier Bank of Puerto Rico ("R-G Premier"), a commercial bank chartered under the laws of the Commonwealth of Puerto Rico, Crown Bank, F.S.B. ("Crown Bank"), a federal savings bank, R-G Mortgage Corp. ("R-G Mortgage"), a Puerto Rico mortgage banking corporation, R-G Investments Corporation, a Puerto Rico corporation and licensed securities broker-dealer, and Home & Property Insurance Corp., a Puerto Rico corporation and insurance agency. The Company operates as a financial holding Company, pursuant to the provisions of the Gramm-Leach-Bliley Act of 1999, and is primarily engaged in banking, mortgage banking, and insurance and securities brokerage through its subsidiaries.

On June 7, 2002, the Company, through its Florida holding company, R-G Acquisition Holdings Corporation ("RAC"), acquired 100% of the common stock of The Crown Group, Inc., a Florida Corporation, and its wholly-owned federal savings bank subsidiary, Crown Bank for an aggregate of $100.0 million in cash. The acquisition resulted in goodwill totalling approximately $48.5 million which is included in other assets in the accompanying consolidated statement of financial condition as of December 31, 2002. The purchase price was paid based on premiums paid in similar transactions. The acquisition was made pursuant to the Company's expansion strategy of targeting growth in Hispanic (particularly Puerto Rican) markets in the continental United States, and permits the consolidation of the Company's banking and mortgage banking operations in the continental United States to emulate its business model in Puerto Rico.

R-G Premier and Crown Bank provides a full range of banking services, including residential, commercial and personal loans and a variety of deposit products. R-G Premier operates through twenty-nine branches located mainly in the northeastern part of the Commonwealth of Puerto Rico. Crown Bank operates in the Orlando and Tampa/St. Petersburg metropolitan areas through fifteen full service branches and six commercial lending offices. R-G Premier also provides private banking, trust and other financial services to its customers. As discussed in
Note 15 to the Consolidated Financial Statements, R-G Premier and Crown Bank are subject to the regulations of certain federal and local agencies, and undergo periodic examinations by those regulatory agencies.

Crown Bank also is engaged in the business of originating FHA insured, VA guaranteed and privately insured first and second mortgage loans on residential real estate (1 to 4 families) in the State of New York and Florida through its wholly-owned mortgage-banking subsidiary Continental Capital Corporation.

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

R-G Mortgage also originates FHA insured, VA guaranteed, and privately insured first and second mortgage loans on residential real estate (1 to 4 families), through its wholly-owned subsidiary The Mortgage Store of Puerto Rico, Inc.

In April 2002 RAC, a Florida corporation and savings and loan holding company which is the parent of Crown Bank, formed R-G Capital Trust I, a Delaware statutory business trust, which issued $25.0 million of trust preferred securities in a private placement. In December 2002, RAC formed also R-G Capital Trust II, a Delaware statutory business trust, which issued $10.0 million of trust preferred securities in a private placement. Such securities are redeemable beginning in 2007 and are included within other borrowings in the accompanying Consolidated Statements of Financial Condition.

Effective July 12, 2002, the Company began trading of its Class B Common Stock on the New York Stock Exchange ("NYSE") under the new symbol "RGF." At such time, the Company voluntarily delisted its Class B Common Stock from trading on the NASDAQ National Market under the symbol "RGFC."

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

Loan origination fees and costs are deferred as an adjustment to the carrying basis of the loans until sold or securitized, and are amortized as an adjustment to interest income over the related life of the loans.

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

Servicing asset

The Company capitalizes servicing rights acquired through loan origination activities by allocating a portion of the cost of originating mortgage loans to the mortgage servicing right at the time of sale or securitization based on the relative fair values at such date. To determine the fair value of the servicing rights, the Company uses the market prices of comparable servicing sale contracts, ranging from 1.50% to 2.25% depending on the type of loan.

Servicing assets and liabilities are subsequently adjusted by (a) amortization in proportion to and over the period of estimated net servicing income or loss and (b) assessment for asset impairment or increased obligation based on their fair values.

Servicing rights are periodically evaluated for impairment given their subjectivity to prepayment risk. For purposes of measuring impairment, mortgage servicing rights are stratified by loan on the basis of certain risk characteristics, including loan type. An impairment is recognized whenever the prepayment pattern of the mortgage loan indicates that the fair value of the related mortgage servicing rights is less than its carrying amount. An impairment is recognized by charging such excess to expense. In determining fair value, the Company considers the fair value of servicing rights with similar risk characteristics.

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

Mortgage loans held for sale securitized by the Company into mortgage-backed securities are accounted for as sales, with gains or losses recognized based on readily available quoted market prices at the time of securitization. Generally, the Company retains the right to service the loans, and the sales of non-conforming loans to local financial institutions and FHLMC and FNMA are on recourse basis. In certain financial asset transfers, interest-only strips are recognized which can be contractually prepaid or settled in such a way that the Company may not recover substantially all of its recorded investment (prepayment risks).

The Company recognizes as interest-only strips the right to cash flows remaining over the life of the loans sold after the payment of the related servicing fees and the contractual payments to the buyer of the loans. Interest-only strips are initially, and subsequently periodically, measured based on different valuation techniques, principally the present value of estimated future cash flows. Such techniques incorporate reasonable and supportable assumptions related to the financial assets transferred, including future revenues and expenses, defaults, prepayment speeds and interest rates. All available evidence is considered in developing estimates of expected future cash flows. Gains from the sale of financial assets in securitizations totaled approximately $20.8 million, $14.1 million and $6.1 million during the years ended December 31, 2002, 2001 and 2000, respectively. In addition, interest only strips recognized in securitizations totaled $16,793,000 and $2,334,000 in 2002 and 2001, respectively; no interest-only strips were recognized in 2000.

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

Accounting for the Impairment or Disposal of Long-Lived Assets

On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," it retains many of the fundamental provisions of that Statement. SFAS No. 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of by sale, abandonment, or in a distribution to owners or is classified as held for sale. The adoption of this Statement did not have an effect on the consolidated financial position or results of operations of the Company.

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

Goodwill and other intangibles

On January 1, 2002 the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over the respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144. The initial adoption of this Statement on January 1,2002 had no effect on the financial condition or results of operations of the Company.

In connection with the acquisition of Crown in June 2002, the Company has recognized goodwill totalling $48.5 million as of December 31, 2002, and as a deposit intangible the premium paid over the value of the deposits acquired as a result of the acquisition. The premium paid, totalling $2,276,000, is being amortized over a 10 year period. In addition, the Company has recorded as a deposit intangible the premium paid over the value of deposits acquired resulting from the purchase of certain branches from a commercial bank in 1995. The premium paid is being amortized over a 10 year period. Accumulated amortization related to deposit intangibles of the Company amounted to approximately $1,449,000 and $972,000 at December 31, 2002 and 2001,
respectively; amortization expense during 2002, 2001 and 2000 was $477,000, $165,000 and $165,000, respectively.

On October 30, 2000, the Company acquired Home & Property Insurance Corp. (Home & Property) at a cost of approximately $345,000. The acquisition was accounted for under the purchase method of accounting resulting in the recognition of goodwill of approximately $335,000.

Goodwill also resulted from the acquisition of the R-G Premier, a mortgage banking institution and a savings institution in prior years. Goodwill amortization during 2001 and 2000 was $436,000 and $447,000, respectively.

In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 removes financial acquisitions of financial institutions from the scope of both SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17, When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method," and requires that those transactions be accounted for in accordance with FASB Statements No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." In addition, SFAS No. 147 amends FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor-and borrower-relationship intangible assets and credit cardholder intangible assets. SFAS No. 147's transition provisions require affected institutions to reclassify their SFAS No. 72 goodwill as SFAS No. 142 goodwill as of the date the company initially applied SFAS No. 142 in its entirety. The adoption of SFAS No. 147 did not have an impact on the Company's financial condition or results of operations.

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

Employee benefits

The Company and its subsidiaries have no post retirement benefit plans for its employees as of December 31, 2002.

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

Cash and cash equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, short-term investments and other highly liquid securities with an original maturity of three months or less.

Cash and cash equivalents at December 31, 2002 include $9,250,000 pledged as collateral on interest rate SWAP agreements.

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

Upon adoption, the Company designated an interest rate SWAP agreement with a notional amount of $70 million which was tied against specifically identified liabilities as cash flow hedges in accordance with the provisions of SFAS
No. 133. All other interest rate SWAP agreements held by the Company at such date, with an aggregate notional amount of $60 million, as well as certain interest rate cap agreements with an aggregate notional amount of $200 million, did not qualify for hedge accounting under the provisions of SFAS 133. Upon the adoption of this Statement, the Company recognized a gain of approximately $1.9 million as other comprehensive income in stockholders' equity related to derivative instruments that were designated as cash flow hedges, and a loss of approximately $529,000 in the income statement related to derivative instruments that did not qualify for hedge accounting.

New Accounting Pronouncements

Accounting for Asset Retirement Obligations

In June 2002, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. Management believes that the adoption of this Statement will not have a significant effect on the consolidated financial statements of R-G Financial.

Accounting for Costs Associated with Exit or Disposal Activities

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. Management believes that the adoption of this Statement will not have a significant effect on the consolidated financial statements of R-G Financial.

Accounting for Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement provides the alternative methods of transition for a voluntary change to a fair-value method of accounting for stock-based employee compensation. The

Company has followed the disclosure only provisions of SFAS No. 123 and thus, does not recognize compensation costs for the Company's Stock Option Plan. Management estimates that the compensation costs that would be recognizable had they been determined based on the fair-value method of accounting are insignificant, and accordingly, the Company does not intend to adopt this Statement.

Accounting Guarantees of Indebtedness of Others

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, 107 and rescission of FASB Interpretation No. 34)" ("FIN No. 45"). FIN No. 45 clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies," relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires a guarantor of certain guarantees to recognize at its inception a liability for the fair value of the obligation undertaken when issuing the guarantee, and also expands the related disclosures. The provisions of initial recognition are effective for guarantees issued or modified after December 31, 2002. Managements believes that the adoption of FIN No. 45 will not have a significant impact on the Company's consolidated financial statements.

2. Mortgage loans held for sale

Mortgage loans held for sale consist of:


                                               December 31,
                                    -----------------------------------
                                        2002                  2001
                                    -------------         -------------
Conventional loans                  $ 191,411,106         $ 133,837,961

FHA/VA loans                           67,326,630         $ 102,596,243
                                    -------------         -------------
                                    $ 258,737,736         $ 236,434,204
                                    =============         =============


The aggregate amortized cost and approximate market value of loans held for sale as of December 31, 2002 are as follows:

   Amortized    Gross unrealized    Gross unrealized    Approximate
     cost            gains              losses          market value
-------------   ----------------    ----------------    -------------
$ 258,737,736    $ 6,872,916          $ (109,060)       $ 265,501,592

Substantially all of the loans are pledged to secure various borrowings from lenders under mortgage warehousing lines of credit (see Note 9).

The following table summarizes the components of gain on sale of mortgage loans held for sale and mortgage-backed securities held for trading:

                                                              2002                2001                2000
                                                        ---------------     ---------------     ---------------
Proceeds from sales of mortgage loans
  and mortgage-backed securities                        $ 1,186,489,878     $ 1,223,894,857     $   749,092,437

Mortgage loans and mortgage-
  backed securities sold                                 (1,113,708,287)     (1,180,049,738)       (718,925,649)
                                                        ---------------     ---------------     ---------------

Gain on sale, net                                            72,781,591          43,845,119          30,166,788

Deferred fees earned, net of loan
  origination costs and commitment fees paid                 11,106,643          14,868,692          10,916,338
                                                        ---------------     ---------------     ---------------
                                                             83,888,234          58,713,811          41,083,126

Net unrealized profit on trading securities                     988,863           2,014,471             147,108

Net loss on trading derivative instruments                     (176,095)         (1,502,518)                 --
                                                        ---------------     ---------------     ---------------
Net gain on origination and sale of mortgage loans           84,701,002          59,225,764          41,230,234

Gains on sales of investment securities
  available for sale from banking activities                    837,130           3,286,165                  --
                                                        $    85,538,132     $    62,511,929     $    41,230,234
                                                        ===============     ================    ===============


Total gross loan origination fees totaled approximately $40,990,000, $41,476,000 and $25,779,000 during the years ended December 31, 2002, 2001 and 2000, respectively. Gross gains of $80,463,000, $51,918,000 and $34,789,000, and gross losses of $7,681,000, $8,073,000 and $4,622,000 were realized on the above sales during the years ended December 31, 2002, 2001 and 2000, respectively.


3.       Investment securities

                                                              December 31,
                                                      ------------------------------
                                                          2002              2001
                                                      ------------      ------------
MORTGAGE-BACKED SECURITIES HELD FOR TRADING

GNMA certificates                                     $  9,740,818      $ 18,151,659

FHLMC certificates                                      65,016,366        75,796,172
                                                      ------------      ------------
                                                      $ 74,757,184      $ 93,947,831
                                                      ============      ============

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

                                                                                    December 31,
                                                         -----------------------------------------------------------------
                                                                       2002                             2001
                                                         -------------------------------   -------------------------------
                                                            Amortized          Fair          Amortized         Fair
                                                               cost            value           cost            value
                                                         --------------   --------------   --------------   --------------
MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Collateralized mortgage obligations (CMO):
  Due within one year                                    $      112,459   $      112,459   $           --   $           --
  Due from one to five years                                 17,177,828       17,288,292        2,606,313        2,598,584
  Due from five to ten years                                 31,570,670       32,219,306       27,211,880       27,316,041
  Due over ten years                                        404,980,787      409,830,246      202,546,424      202,468,023
                                                         --------------   --------------   --------------   --------------
                                                            453,841,744      459,450,303      232,364,617      232,382,648
                                                         --------------   --------------   --------------   --------------
CMO residuals (interest only) and interest only strips
(IOs)                                                        30,964,055       32,759,469       16,529,501       17,825,674
                                                         --------------   --------------   --------------   --------------
FNMA certificates:
  Due from five to ten years                                    369,939          390,054          538,047          549,144
  Due over ten years                                        258,805,230      269,367,159      266,495,176      270,935,878
                                                         --------------   --------------   --------------   --------------
                                                            259,175,169      269,757,213      267,033,223      271,485,022
                                                         --------------   --------------   --------------   --------------
FHLMC certificates:
  Due within one year                                             1,765            1,828               --               --
  Due from one to five years                                     19,827           20,577           73,195           74,382
  Due from five to ten years                                    889,484          935,452        1,264,702        1,292,010
  Due over ten years                                        738,041,227      756,227,808      435,662,149      437,026,277
                                                         --------------   --------------   --------------   --------------
                                                            738,952,303      757,185,665      437,000,046      438,392,669
                                                         --------------   --------------   --------------   --------------
GNMA certificates:
  Due from one to five years                                         --               --           50,063           50,313
  Due from five to ten years                                 16,515,283       16,758,845       11,053,286       11,172,001
  Due over ten years                                        440,767,086      446,338,879      513,507,515      511,638,456
                                                            457,282,369      463,097,724      524,610,864      522,860,770
                                                         --------------   --------------   --------------   --------------
                                                          1,940,215,640    1,982,250,374    1,477,538,251    1,482,946,783
                                                         --------------   --------------   --------------   --------------
INVESTMENT SECURITIES AVAILABLE FOR SALE

Mortgage securities portfolio mutual fund                     3,266,474        2,964,395               --               --
                                                         --------------   --------------   --------------   --------------
U.S. Government and Agencies securities:
  Due within one year                                                --               --        9,600,000        9,806,480
  Due from one to five years                                263,631,848      267,895,747      156,522,492      157,408,260
  Due from five to ten years                                137,755,838      143,695,233      307,109,665      310,937,946
                                                         --------------   --------------   --------------   --------------
                                                            401,387,686      411,590,980      473,232,157      478,152,686
                                                         --------------   --------------   --------------   --------------
Corporate debt obligations:
  Due within one year                                         3,204,892        3,366,952               --               --
  Due from one to five years                                 52,779,254       55,282,686       53,636,583       54,502,744
  Due from five to ten years                                  2,978,807        2,384,737               --               --
  Due over ten years                                          9,805,140        9,808,587               --               --
                                                         --------------   --------------   --------------   --------------
                                                             68,768,093       70,842,962       53,636,583       54,502,744
                                                         --------------   --------------   --------------   --------------
U.S. Municipal debt obligations - Due over ten years          4,884,443        4,878,910               --               --
                                                         --------------   --------------   --------------   --------------
FHLB stock                                                   84,336,667       84,336,667       66,076,567       66,076,567
                                                         --------------   --------------   --------------   --------------
Other                                                            48,617           48,617               --               --
                                                         --------------   --------------   --------------   --------------
                                                            562,691,980      574,662,531      592,945,307      598,731,997
                                                         --------------   --------------   --------------   --------------
                                                         $2,502,907,620   $2,556,912,905   $2,070,483,558   $2,081,678,780
                                                         ==============   ==============   ==============   ==============

Mortgage-backed securities available for sale include CMO residuals and interest only strips (I0's) resulting from financial asset transfers accounted for as sales. The key assumptions used in determining the fair values of such securities as of December 31, 2002 and the sensitivity analysis on the fair value of such retained interests as of such date follows:

                                                        December 31, 2002
                   --------------------------------------------------------------------------------------------------------------
                                                                                 Effect on fair value
                                                                  PSA increase                           Discount rate increase
                                                                 (basis points)                               (basis points)
                      Assumptions       Fair value        50                        133                   100             200
                   --------------------------------------------------------------------------------------------------------------
CMO RESIDUALS

   PSA              200            $  9,101,368           $  (138,276)          $  (345,490)          $(223,505)      $  (433,404)
   Discount rate    10%

IO's Strips

   PSA             200-333           23,658,101            (2,372,233)           (4,741,114)           (735,414)       (1,472,302)
   Discount rate    13-15%         ------------           -----------           -----------           ---------       -----------

                                   $ 32,759,469           $(2,510,509)          $(5,086,604)          $(958,919)      $(1,905,706)
                                   ============           ===========           ===========           =========       ===========



Anticipated credit losses as of December 31, 2002, as well as credit losses, net of recoveries, during 2002, 2001 and 2000 were insignificant.

The fair values presented above were estimated based on a computer model used to structure mortgage-backed securities. The computer model estimates the present value of the projected excess servicing fees net of normal servicing fees, and projects scheduled and unscheduled principal payments, mortgage interest, servicing fees and excess servicing fees for each mortgage loan on a monthly basis. Values for the excess servicing cash flows are calculated under various scenarios based on different prepayment and internal rate of return assumptions, depending on the type of loan of the underlying mortgages, the coupon rate and seasoning (loan age). Prepayment speed assumptions ("PSA") are based on actual Public Securities Association Dealer Prepayment Estimates as published by Bloomberg Financial News.


                                                                                    December 31,
                                                                  2002                                        2001
                                                     Amortized              Fair                Amortized                Fair
                                                        cost               value                   cost                  value
                                                   -------------------------------------------------------------------------------
 MORTGAGE-BACKED SECURITIES HELD TO MATURITY

   GNMA certificates:
         Due from five to ten years                 $ 5,456,784          $ 5,513,200           $ 7,180,376             $ 7,111,405
         Due over ten years                          33,521,322           34,090,974            37,042,861              37,091,537
                                                    -----------          -----------           -----------             -----------
                                                     38,978,106           39,604,174            44,223,237              44,202,942
                                                    -----------          -----------           -----------             -----------
FNMA certificates- Due over ten years                 6,327,353            6,697,814             7,593,982               7,909,958
                                                    -----------          -----------           -----------             -----------
FHLMC certificates- Due over ten years                  102,162              102,380               128,335                 124,863
                                                    -----------          -----------           -----------             -----------
                                                     45,407,621           46,404,368            51,945,554              52,237,763
                                                    -----------          -----------           -----------             -----------
INVESTMENT SECURITIES HELD TO MATURITY


United States Government and Agencies obligations:
         Due within one year                            997,176              997,176                    --                      --
         Due from one to five years                   1,500,000            1,500,000                    --                      --
                                                    -----------          -----------           -----------             -----------
                                                      2,497,176            2,497,176                    --                      --
                                                    -----------          -----------           -----------             -----------
Puerto Rico Government and Agencies obligations:
         Due from one to five years                  26,586,000           26,803,842            12,691,000              12,731,365
         Due from five to ten years                   1,000,000            1,005,000            10,895,000              11,058,425
                                                    -----------          -----------           -----------             -----------
                                                     27,586,000           27,808,842            23,586,000              23,789,790
                                                    -----------          -----------           -----------             -----------
Other-Due from one to five years                        100,000              100,000               100,000                 100,000
                                                    -----------          -----------           -----------             -----------
                                                     30,183,176           30,406,018            23,686,000              23,889,790
                                                    -----------          -----------           -----------             -----------
                                                    $75,590,797          $76,810,386           $75,631,554             $76,127,553
                                                    ===========          ===========           ===========             ===========

Unrealized gains and losses on securities held to maturity and available for sale follows:

                                                                            December 31,
                                                --------------------------------------------------------------------
                                                             2002                                  2001
                                                        Gross unrealized                     Gross unrealized
                                                    Gains              Losses             Gains             Losses
                                                ------------       ------------       ------------       -----------
Securities held to maturity:
   US Government obligations                    $         --       $         --       $         --       $        --
   Puerto Rico Government obligations                222,842                 --            203,790                --
   Mortgage-backed securities                      1,000,285             (3,538)           379,385           (87,176)
                                                ------------       ------------       ------------       -----------
                                                $  1,223,127       $     (3,538)      $    583,175       $   (87,176)
                                                ============       ============       ============       ===========
Securities available for sale:
   Mutual funds                                 $         --       $   (302,079)      $         --       $        --
   U.S. Government obligations                    10,203,294                 --          6,259,643        (1,339,114)
   Corporate debt obligations                      2,704,172           (629,303)         1,009,959          (143,798)
   Mortgage-backed securities                     43,186,551         (1,151,817)        12,881,269        (7,472,737)
   U.S. Municipal debt obligations                    42,649            (48,182)                --                --
                                                ------------       ------------       ------------       -----------
                                                $ 56,136,666       $ (2,131,381)      $ 20,150,871       $(8,955,649)
                                                ============       ============       ============       ===========

During the years ended December 31, 2002, 2001 and 2000, proceeds from the sale of securities available for sale totaled approximately $552,732,000, $372,615,000 and $66,848,000, respectively; gross gains realized on such sales totaled approximately $1,208,000 and $3,538,000 during 2002 and 2001 respectively; no gains were realized in 2000; gross losses realized in 2002, 2001 and 2000 were approximately $225,000, $1,196,000 and $576,000 respectively.

During 2001, the Company reclassified $75.9 million securities available for sale to held for trading, recognizing a gain of $833,000.

As discussed in Notes 7, 8, 9 and 10 to the consolidated financial statements, as of December 31, 2002 the Company had investment and mortgage-backed securities and mortgage loans amounting to approximately $3.0 billion pledged as collateral of certain deposits, securities sold under agreements to repurchase, and advances from the FHLB and other lines of credit.

In addition to the investment and mortgage-backed securities pledged on repurchase agreements and reported as pledged assets in the statements of financial condition, at December 31, 2002 and 2001 the carrying amount of investment securities pledged as collateral on repurchase agreements where the counterparties do not have the right to sell or repledge the assets are as follows:

                                                               December 31,
                                                      ------------------------------
                                                          2002              2001
                                                      ------------      ------------
Mortgage-backed securities held for trading           $ 17,338,648      $         --

Mortgage-backed and investment securities
   available for sale                                  770,372,102       854,380,882

Mortgage-backed securities held to maturity                372,812        36,613,639
                                                      ------------      ------------
                                                      $788,083,562      $890,994,521
                                                      ============      ============


4.       Loans and allowances for loan losses

         Loans consist of the following:

                                                                 December 31,
                                                    ---------------------------------------
                                                          2002                   2001
                                                    ---------------         ---------------
Real estate loans:
   Residential - first mortgage                     $ 1,473,051,302         $   996,885,290
   Residential - second mortgage                         40,429,091              33,320,705
   Land                                                  27,520,746               9,187,516
   Construction                                         355,366,539             227,271,477
   Commercial                                           633,233,584             372,923,231
                                                    ---------------         ---------------

                                                      2,529,601,262           1,639,588,219
Undisbursed portion of loans in process                 (90,431,837)            (92,934,804)
Net deferred loan (fees) costs                              (45,387)                 20,307
                                                    ---------------         ---------------

                                                      2,439,124,038           1,546,673,722
                                                    ---------------         ---------------
Other loans:
   Commercial                                           152,742,927              92,156,655
   Consumer:
       Loans secured by deposits                         28,070,245              26,175,695
       Loans secured by real estate                      68,155,929              83,509,393
       Other                                            104,714,757              71,506,951
   Unearned interest                                       (443,411)               (206,654)
                                                    ---------------         ---------------

                                                        353,240,447             273,142,040
                                                    ---------------         ---------------

   Total loans                                        2,792,364,485           1,819,815,762
Allowance for loan losses                               (32,675,502)            (17,427,698)
                                                    ---------------         ---------------

                                                    $ 2,759,688,983         $ 1,802,388,064
                                                    ===============         ===============

              The changes in the allowance for loan losses follow:

                                                         Year Ended December 31,
                                           ------------------------------------------------------
                                               2002                 2001                 2000
                                           ------------         ------------         ------------
Balance, beginning of year                 $ 17,427,698         $ 11,599,634         $  8,970,605
Provision for loan losses                    18,020,000           11,125,000            5,751,325
Acquired reserves - Crown Bank                7,463,000                   --                   --
Transferred reserves                                 --              806,176                   --
Loans charged-off                           (11,692,808)          (6,627,063)          (3,985,445)
Recoveries                                    1,457,612              523,951              863,149
                                           -----------          ------------         ------------

Balance, end of year                       $ 32,675,502         $ 17,427,698         $ 11,599,634
                                           ============         ============         ============

As of December 31, 2002 and 2001 the Company had commercial loans classified as impaired totaling $16,684,000 and $4,994,000, respectively, including $4,096,000 at December 31, 2002 acquired in connection with the acquisition of Crown Bank in June 2002. No reserves for impairment were necessary as of such dates since the fair value of the collateral securing such loans exceeded their outstanding balances.

As of December 31, 2002, 2001 and 2000, loans on which the accrual of interest income had been discontinued amounted to approximately $77,167,000, $71,582,000 and $94,982,000, respectively. The additional interest income that would have been recognized during 2002, 2001 and 2000 had these loans been accruing interest amounted to approximately $1,589,000, $3,254,000 and $2,664,000, respectively. The Company has no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at December 31, 2002.

5.       Servicing asset

The Company's fees for servicing mortgage loans generally range from .25% to ..50% on the declining outstanding principal balances of the mortgage loans serviced. Servicing fees are collected on a monthly basis out of payments from mortgagors. The servicing agreements are cancelable by permanent investors for cause without penalty or after payment of a termination fee ranging from .5% to 1% of the outstanding principal balance of the loans. At December 31, 2002 and 2001, the mortgage loans servicing portfolio amounted to approximately $10,991,944,000 and $7,224,571,000, respectively, including approximately $1,084,859,000 and $1,020,564,000, respectively, serviced for R-G Premier, and $470,100,000 and $484,961,000, respectively, under sub-servicing contracts with an outside party. In addition, the servicing portfolio at December 31, 2002 includes $100,876,000 serviced for Crown Bank.

The changes in the servicing asset of the Company follows:

                                                        Year Ended December 31,
                                      --------------------------------------------------------
                                          2002                  2001                  2000
                                      -------------         -------------         ------------
Balance at beginning of period        $ 105,146,902         $  95,078,530         $ 84,252,506
  Rights originated                      24,814,918            25,088,857           15,039,273
  Crown Bank acquired                    32,477,522                    --                   --
  Rights purchased                       23,850,824             1,650,371            5,310,828
  Scheduled  amortization               (18,502,491)          (11,303,856)          (9,524,077)
  Unscheduled amortization              (14,201,749)           (3,908,690)                  --
  Reserves for impairment                (6,816,290)           (1,458,310)                  --
  Other adjustments                      (4,435,508)                   --                   --
                                      -------------         -------------         ------------
Balance at end of period              $ 142,334,128         $ 105,146,902         $ 95,078,530
                                      =============         =============         ============

The changes in the reserve for impairment follows:

                                                        Year Ended December 31,
                                      --------------------------------------------------------
                                          2002                  2001                  2000
                                      -------------         -------------         ------------
Balance at beginning of period        $   1,458,310         $          --           $     --
Additions charged to expense              7,274,923             1,458,310                 --
Reductions credited to expense             (458,633)                   --                 --
Direct write-downs                               --                    --                 --
                                      -------------         -------------         ------------
Balance at end of period              $   8,274,600         $   1,458,310           $     --
                                      =============         =============         ============

As of December 31, 2002 and 2001, the fair value of capitalized mortgage servicing rights was approximately $146,855,000 and $107,119,000, respectively. The major assumptions for the estimated fair value at December 31, 2002 were discount rates ranging from 9% to 14% and a PSA of 100 to 1,124, depending on the type and coupon of the loan, with a weighted average life of 7.3 years.

Among the conditions established in its various servicing agreements, the Company is committed to advance from its own funds any shortage of moneys required to complete timely payments to investors in GNMA mortgage-backed securities issued and in its FNMA and FHLMC portfolio, as well as certain private investors. At December 31, 2002, the mortgage loan portfolio serviced for GNMA, FNMA, FHLMC and private investors subject to the timely payment commitment amounted to approximately $2,642,096,000, $2,752,680,000, $2,905,752,000 and $209,083,000, respectively (2001- $2,955,997,000,
$791,904,000, $1,572,511,000 and $66,141,000, respectively).

Total funds advanced as of December 31, 2002 in relation to such commitments amount to $6,628,000, $15,719,000 and $2,034,000 for escrow advances, principal and interest advances and foreclosure advances, respectively (2001 - $4,359,000, $9,089,000 and $1,789,000, respectively).

In connection with mortgage servicing activities, the Company holds funds in trust for investors representing amounts collected primarily for the payment of principal, interest, real estate taxes and insurance premiums. Such funds are deposited in separate custodial bank accounts, some of which are deposited in R-G Premier and Crown Bank. At December 31, 2002 and 2001, the related escrow funds include approximately $220,024,000 and $101,903,000, respectively, deposited in banking subsidiaries of the Company; these funds are included in the Company's consolidated financial statements. Escrow funds also include approximately $4,347,000 and $4,792,000 at December 31, 2002 and 2001,
respectively, deposited with other banks and excluded from the Company's assets and liabilities.

6.       Premises and equipment

         Premises and equipment consist of:

                                                                                   December 31,
                                                         -----------------------------------------------------------
                                                         Estimated useful life        2002                  2001
                                                               (years)
                                                         ---------------------    -------------         ------------
Buildings                                                              20         $  17,534,574         $  2,570,311
Furniture, fixtures and equipment                                       5            34,733,140           28,522,503
Leasehold improvements                                                 10            18,495,157           14,397,266
Autos                                                                   5               846,504              703,659
                                                                                  -------------         ------------
                                                                                     71,609,375           46,193,739
Less - Accumulated depreciation and amortization                                    (32,943,931)         (23,792,694)
                                                                                  -------------         ------------
                                                                                  $  38,665,444         $ 22,401,045
                                                                                  =============         ============

7.       Deposits

         Deposits are summarized as follows:

                                                                    December 31,
                                                       ---------------------------------------
                                                            2002                     2001
                                                       ---------------         ---------------
Passbook savings                                       $   329,488,781         $   199,756,208
                                                       ---------------         ---------------
NOW accounts                                               100,030,784              68,411,356
Super NOW accounts                                         335,014,899             236,898,326
Regular checking accounts
  (non-interest bearing)                                   107,585,787              78,213,163
Commercial checking accounts
  (non-interest bearing)                                   282,769,165             167,780,668
                                                       ---------------         ---------------
                                                           825,400,635             551,303,513
                                                       ---------------         ---------------

Certificates of deposit:
  Under  $ 100,000                                         652,064,940             429,913,386
  $100,000 and over                                        991,504,220             874,494,924
                                                       ---------------         ---------------
                                                         1,643,569,160           1,304,408,310
                                                       ---------------         ---------------
Accrued interest payable                                     3,865,436               5,755,794
                                                       ---------------         ---------------
                                                       $ 2,802,324,012         $ 2,061,223,825
                                                       ===============         ===============

The weighted average stated interest rate on all deposits at December 31, 2002 and 2001 was 3.06% and 4.01%, respectively.

As of December 31, 2002, the Company had delivered investment securities held to maturity and available for sale with a carrying value of approximately $6.2 million as collateral for public funds' deposits.

At December 31, 2002 scheduled maturities of certificates of deposit are as follows:

                                    --------------
   2003                             $  842,208,974
   2004                                265,937,695
   2005                                214,852,017
   2006                                127,431,230
   2007                                190,927,806
Thereafter                               2,211,438
                                    --------------
                                    $1,643,569,160
                                    ==============

8.       Securities sold under agreements to repurchase

                                                                                  December 31,
                                                 ------------------------------------------------------------------------------
                                                                2002                                     2001
                                                                   Approximate market                        Approximate market
                                                   Repurchase           value of           Repurchase            value of
                                                   liability     underlying securities     liability      underlying securities
                                                 --------------  ---------------------   --------------   ---------------------
Type of security

U.S. Government and Agencies securities
  available for sale                             $  219,828,000      $  252,916,640      $  292,107,000      $  290,084,633
GNMA:
  Held for trading                                    9,448,600           9,740,818          17,607,109          18,151,659
  Available for sale                                421,184,020         434,446,308         518,860,230         537,548,442
  Held to maturity                                   38,184,000          39,601,693          43,741,000          44,205,544
CMO and CMO residuals available for sale            269,045,271         285,272,762          25,332,510          29,336,121
FHLMC:
  Held for trading                                   31,584,500          33,704,170                  --                  --
  Available for sale                                424,279,000         458,818,162         387,076,000         405,669,425
FNMA:
  Available for sale                                 17,401,000          20,424,513          61,707,000          62,060,485
  Held to maturity                                    6,622,000           6,697,814           8,166,000           7,909,958
Corporate debt obligations available for sale        52,182,000          56,149,638          42,342,000          44,465,244
                                                 --------------      --------------      --------------      --------------
                                                 $1,489,758,391      $1,597,772,518      $1,396,938,849      $1,439,431,511
                                                 ==============      ==============      ==============      ==============

At December 31, 2002, repurchase agreements mature within ninety days, except for repurchase agreements totaling $990,021,000 maturing in various dates commencing on April 30, 2003 until February 28, 2011. Expected maturities may differ from contractual maturities because counterparties to the agreements may have call options. At December 31, 2002 repurchase agreements amounting to $339.7 million had call options.

Maximum amount of borrowings outstanding at any month-end during 2002 and 2001 under the agreements to repurchase were $1,602,394,000 and $1,396,939,000, respectively. The approximate average aggregate borrowings outstanding during 2002 and 2001 were $1,437,089,000 and $1,035,814,000, respectively. The weighted average interest rate of such agreements was 3.16% and 3.47% at December 31, 2002 and 2001, respectively; the weighted average rate during 2002 and 2001 was 3.56% and 4.77%, respectively.

9.       Notes payable

         Notes payable consist of:

                                                                                                          December 31,
                                                                                                 ------------------------------
                                                                                                     2002              2001
                                                                                                 ------------      ------------
Warehousing lines, bearing interest at floating rates ranging from 1.00% to 1.25%
  over the applicable Libor rate (2.51% in 2002 and 2.98% in 2001)                               $167,957,115      $162,036,855

Lines of credit with banks for an aggregate of $31.7 million bearing interest at floating rates ranging from 1.375% to 1.75% over the applicable Libor rate
  (2.82% at December 31,2002 and 3.34% at December 31, 2001), collateralized
  by mortgage servicing rights with a fair value of approximately $36.3 million in 2002            26,650,000        33,550,000
                                                                                                 ------------      ------------
                                                                                                 $194,607,115      $195,586,855
                                                                                                 ============      ============

As of December 31, 2002, the Company had various credit line agreements permitting the Company to borrow up to $278.4 million in warehousing lines with banks; the unused portion of warehousing lines totaled approximately $110.4 million. Warehousing lines at December 31, 2002 are collateralized by approximately $216.0 million in mortgage loans, mortgage servicing rights with a fair value of $8 million, and a general assignment of mortgage payments receivable. These borrowings bear interest at rates related to the respective counterparty's cost of funds. Several credit line agreements impose certain requirements on the Company of which the most important include maintaining net worth and debt service over certain defined minimums, and limitations on indebtedness and declaration of dividends.

The following information relates to borrowings of the Company under the credit line agreements:

                                                                                               December 31, (Dollars in thousands)
                                                                                               -----------------------------------
                                                                                                     2002              2001
                                                                                               ----------------  -----------------
Maximum aggregate borrowings outstanding at any month-end                                        $    194,607      $    222,801

Approximate average aggregate borrowings outstanding during the year                             $    256,158      $    208,521

Weighted average interest rate during the year computed on a monthly basis                               2.65%             4.37%

Weighted average interest rate at end of year                                                            2.55%             3.04%

10.      Advances from The Federal Home Loan Bank

At December 31, 2002 advances from FHLB mature at various dates commencing on January 1, 2003 until March 2, 2011, and bear interest at various rates ranging from 1.29% to 6.31%. The weighted average stated interest rate on advances from the FHLB was 4.23% and 4.87% at December 31, 2002 and 2001, respectively.

Scheduled maturities of FHLB Advances were as follows as of December 31, 2002:

                                    (in thousands)
                                    --------------
   2003                             $    299,125
   2004                                       --
   2005                                  245,100
   2006                                  173,500
   2007                                   83,000
Thereafter                               140,000
                                    --------------
                                    $    940,725
                                    ==============

Expected maturities may differ from contractual maturities because some of the Advances may have call options. At December 31, 2002 FHLB Advances amounting to $343.6 million had call options.

The Company, through its banking subsidiaries, receives advances from the FHLB under Advances, Collateral Pledge and Security Agreements (the "Agreements"), which allow the Company to borrow up to $1.7 billion as of December 31, 2002. The unused portion under such line of credit was approximately $724.2 million. Under the Agreements, the Company is required to maintain a minimum 80 amount of qualifying collateral with a market value of at least 110% of the outstanding advances.

At December 31, 2002 the Company maintains collateral (principally in the form of first mortgage notes and investment securities) amounting to approximately $1.2 billion with the FHLB as part of the Agreements. At December 31, 2002, the market value of the collateral indicated above was sufficient to comply with the collateral requirements of the FHLB.

11.      Income taxes

The Company is subject to Puerto Rico income tax on its income derived from all sources within and outside Puerto Rico. R-G Premier is also subject to United States income taxes on certain types of income from such source. However, any United States income tax paid by the Bank is, subject to certain conditions and limitations, creditable as a foreign tax credit against its Puerto Rico income tax liability.

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

Crown Bank is subject to United States federal and state income tax on its income derived from all sources within and outside the United States.

A portion of the Company's interest income arises from mortgage loans, mortgage-backed securities and other investment securities which are exempt for Puerto Rico income tax purposes. The elimination of exempt income, net of related expenses, from the determination of taxable income results in a reduction of its income tax liability.

Deferred tax liabilities (assets) consist of the following:

                                                                                          December 31,
                                                                                 -------------------------------
                                                                                     2002               2001
                                                                                 ------------       ------------
DEFERRED TAX LIABILITIES:

Unrealized gain on securities held for trading                                   $  1,141,378       $    897,307
Deferred expenses                                                                     240,515             83,480
CMO residuals (IOs)                                                                 7,760,841          3,097,606
Net deferred loan origination costs                                                   509,198                 --
Servicing asset                                                                    14,584,689         16,194,122
Securitization gains on mortgage-backed securities                                  9,265,347          6,661,392
Unrealized gains on securities available for sale                                  21,068,038          4,366,136
Leases                                                                                822,019                 --
Core deposit intangible                                                               755,795                 --
Other                                                                                 338,161                 --
                                                                                 ------------       ------------
                                                                                   56,485,981         31,300,043
                                                                                 ------------       ------------
DEFERRED TAX ASSETS:

Net deferred origination fees                                                              --           (133,033)
Net operating loss carryforward                                                    (1,198,676)          (510,482)
Allowance for loan losses                                                         (12,727,926)        (6,796,802)
AMT and other tax credits                                                          (2,632,675)        (3,344,844)
Other foreclosed property reserve                                                    (894,152)           (94,748)
Unrealized losses on cash flow hedges                                              (6,993,451)        (3,133,980)
Unrealized losses on derivative instruments
   held for trading                                                                  (673,116)          (653,376)
Deferred gains on sale of investment securities                                      (208,785)          (211,228)
Recourse reserve                                                                     (702,000)                --
Other                                                                                      --           (370,500)
                                                                                 ------------       ------------
                                                                                  (26,030,781)       (15,248,993)

Net deferred tax liability                                                       $ 30,455,200       $ 16,051,050
                                                                                 ============       ============

The provision for income taxes of the Company varies from amounts computed by applying the Puerto Rico statutory tax rate to income before taxes as follows:

                                                                      Year Ended December 31, (Dollars in thousands)
                                                         -----------------------------------------------------------------------
                                                                2002                     2001                    2000
                                                         ----------------------   ---------------------   ----------------------
                                                                    % of pretax             % of pretax             % of pretax
                                                          Amount       Income      Amount      Income      Amount      Income
                                                         --------   -----------   --------  -----------   --------  ------------
Computed income tax at statutory rate                    $ 48,751         39%     $ 34,073        39%     $ 22,524        39%
Effect on provision of:
  Tax-exempt interest                                     (19,603)       (15)      (11,968)      (14)       (5,907)      (11)
  Adjustment for tax  differences expected to reverse
    at tax rates lower than the statutory rate                 --         --          (576)       (1)       (1,664)       (3)
  Discount on tax credits purchased                            --         --            --        --        (1,133)       (2)
  Other  (non-taxable) / non-deductible items, net           (488)        (1)           73         1           301         1
                                                         --------                 --------                --------

                                                         $ 28,660         23%     $ 21,602        25%     $ 14,121        24%
                                                         ========                 ========                ========

12.      Stockholders' equity

The Company's average number of common shares outstanding used in the computation of basic earnings per common share was 32,420,877 in 2002 (2001 - 29,871,972; 2000 - 28,662,305); the weighted average number of shares outstanding for the computation of diluted earnings per share was 32,706,465 in 2002 (2001 - 30,552,403; 2000 -29,314,712) after giving effect to outstanding stock options granted under the Company's Stock Option Plan. During 2002, cash dividends were paid of $0.336 (2001 -$0.2635; 2000 - $0.20275) per common share amounting to $11,003,000 (2001 - $7,897,000; 2000 - $5,811,000).


Non-cumulative perpetual preferred stocks at December 31, 2002 may be redeemed in whole or in part at various redemption prices ranging from $26.00 to $25.00 beginning on October 1, 2003 at the Company's option as follows:

               Series A                              October 1, 2003

               Series B                              January 1, 2005

               Series C                              April 1, 2006

               Series D                              March 1, 2007

13.      Non-interest expenses

Non-interest expenses consist of the following:

                                                         Year Ended December 31,
                                                 -----------------------------------------
                                                     2002           2001           2000
                                                 -----------    -----------    -----------
Stationery and supplies                          $ 4,064,341    $ 2,304,214    $ 1,861,689
Advertising and promotion                         11,662,034      8,559,121      5,488,373
Telephone                                          2,226,061      1,767,115      1,745,117
License and other taxes                            4,915,995      4,282,639      3,597,296
Deposit insurance                                    569,730        318,790        293,751
Other insurance                                    1,186,844        858,572        865,039
Legal and other professional services              3,752,660      2,527,347      2,213,678
Amortization and impairment of
   mortgage servicing asset                       39,520,530     16,670,855      9,524,077
Goodwill amortization                                     --        435,626        446,960
Guaranty fees                                      2,813,167      3,218,576      2,536,248
Other                                             23,651,249     16,190,318     11,752,766
                                                 -----------    -----------    -----------
                                                 $94,362,611    $57,133,173    $40,324,994
                                                 ===========    ===========    ===========

14. Related party transactions

The Company leases some of its facilities from an affiliate, mostly on a month-to-month basis. The annual rentals under these agreements during 2002 were approximately $3,006,000 (2001 - $2,352,000; 2000 - $2,179,000).

Loans to directors, officers and employees of the Company were made in the ordinary course of business. Interest rates on such loans were substantially the same as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than a normal risk of collectibility. At December 31, 2002 the aggregate amount of loans outstanding to officers, directors, and principal stockholders' of the Company and its subsidiaries were insignificant.

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

R-G Premier is organized under the Puerto Rico Banking Act, as amended, and is subject to extensive regulation and examination by the Commissioner of the Officer of Financial Institutions of the Commonwealth of Puerto Rico, the FDIC and certain requirements established by the Federal Reserve Board.

Crown Bank is a federal savings bank organized under the laws of the State of Florida, and is subject to extensive regulation and examination by the Banking Department of Florida, the Office of Thrift Supervision ("OTS") and certain requirements established by the Federal Reserve Board.

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

As of December 31, 2002, the most recent notifications from the FDIC and the OTS categorized R-G Premier and Crown Bank, respectively, as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized R-G Premier and Crown Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed R-G Premier's or Crown Bank's category.

The following table reflects the Company's, R-G Premier's and Crown Bank's actual capital amounts and ratios, and applicable regulatory capital requirements at December 31, 2002 and 2001:

                                                                              (Dollars in thousands)
                                                  -----------------------------------------------------------------------------
                                                                                                        to be well capitalized
                                                                                   for capital          under prompt corrective
                                                         actual                 adequacy purposes          action provisions
                                                  amount         ratio          amount       ratio       amount          ratio
                                                  ------         -----          ------       -----      --------        -------
As of December 31, 2002
Total capital (to risk weighted assets):
    Consolidated                                 $635,263        17.72%        $286,857        8%             N/A        N/A
    R-G Premier Bank only                        $339,127        13.94%        $194,582        8%        $243,227        10%
    Crown Bank only                              $ 79,293        14.09%        $ 45,031        8%        $ 56,289        10%
Tier I capital (to risk weighted assets):
  Consolidated                                   $602,587        16.81%        $143,429        4%             N/A        N/A
  R-G Premier Bank only                          $313,764        12.90%        $ 97,291        4%        $145,936         6%
  Crown Bank only                                $ 73,006        12.97%        $ 22,515        4%        $ 33,773         6%
Tier I capital (to average assets):
  Consolidated                                   $602,587         9.80%        $246,061        4%             N/A        N/A
  R-G Premier Bank only                          $313,764         6.79%        $184,823        4%        $231,029         5%
  Crown Bank only                                $ 73,006         9.08%        $ 32,159        4%        $ 40,199         5%

As of December 31, 2001
Total capital (to risk weighted assets):
    Consolidated                                 $448,715        18.37%        $195,442        8%             N/A        N/A
    R-G Premier Bank only                        $255,557        12.11%        $168,828        8%        $211,035        10%
Tier I capital (to risk weighted assets):
  Consolidated                                   $439,885        18.01%        $ 97,721        4%             N/A        N/A
  R-G Premier Bank only                          $239,439        11.35%        $ 84,414        4%        $126,620         6%
Tier I capital (to average assets):
  Consolidated                                   $439,885         9.81%        $179,325        4%             N/A        N/A
  R-G Premier Bank only                          $239,439         6.44%        $148,620        4%        $185,775         5%

Effective December 31, 2002, the federal banking regulatory agencies imposed a new dollar for dollar capital requirement on residual interests retained in sale or securitization transactions and a 25% limit on Tier 1 Capital that may consist of credit enhancing IO's. The capital ratios set forth above as of December 31, 2002 include the impact of this new capital rule.

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

Stock options granted, cancelled and exercised during 2000, 2001 and 2002 were as follows:

                                                                    weighted
                                                                 average price
                                                                 -------------
Outstanding stock options, January 1, 2000           755,160         $ 5.69
   Exercised                                          (9,720)        $ 4.03
   Cancelled                                          (8,640)        $ 4.03
Outstanding stock options, December 31, 2000         736,800         $ 5.75
   Granted                                            50,000         $15.00
   Exercised                                        (414,720)        $ 4.22
   Cancelled                                         (12,000)        $16.25
Outstanding stock options, December 31, 2001         360,080         $ 8.46
   Exercised                                        (172,600)        $ 4.12
   Cancelled                                              --         $   --
Outstanding stock options, December 31, 2002         187,480         $12.03


Outstanding stock options at December 31, 2002 are exercisable at prices ranging from $4.03 to $16.125, and have a remaining weighted average contractual life of
6.20 years.

The Company adopted in 1996 the disclosure provisions of SFAS No. 123 - "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for the Company's Stock Option Plan. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS 123. The Company's net earnings and earnings per share for the years ended December 31, 2002, 2001 and 2000 would have been reduced to the pro-forma amounts indicated below:

                                                    2002                2001                2000
                                                ------------        ------------        ------------
Net earnings - as reported                      $ 96,342,156        $ 65,970,843        $ 43,632,795
Net earnings - pro forma                        $ 96,187,642        $ 65,816,329        $ 43,478,281
Basic earnings per share - as reported          $       2.51        $       1.88        $       1.33
Basic earnings per share - pro forma            $       2.51        $       1.87        $       1.32
Diluted earnings per share - as reported        $       2.49        $       1.83        $       1.30
Diluted earnings per share - pro forma          $       2.48        $       1.83        $       1.29

17. Profit sharing plan

The Company has a profit sharing plan (the Plan) which covers substantially all regular employees. Annual contributions to the Plan are based on matching percentages up to 5% of employee salaries, based on the employee's years of service and on operational income, as defined by the Plan, and are deposited in a trust. Contributions to the Plan during the years ended December 31, 2002, 2001 and 2000 amounted to approximately $288,000, $257,000 and $232,000, respectively.

18. Commitments and contingencies

Commitments to buy and sell GNMA certificates As of December 31, 2002, the Company had open commitments to issue GNMA certificates in the amount of $23.7 million.

Commitments to sell mortgage loans

As of December 31, 2002, the Company had commitments to sell mortgage loans to third party investors amounting to $179.6 million.

Lease commitments

The Company is obligated under several noncancellable leases for office space and equipment rentals, all of which are accounted for as operating leases. The leases expire at various dates with options for renewals.

As of December 31, 2002, minimum annual rental commitments under noncancellable operating leases for certain office space and equipment, including leases with an affiliate, were as follows:

                    Year                                      Amount
                    ----                                      ------
                    2003                                  $   5,840,617
                    2004                                      5,338,395
                    2005                                      4,442,586
                    2006                                      3,943,635
                    2007                                      3,686,732
                  Later years                                15,358,518
                                                           ------------
                                                           $ 38,610,483
                                                           ============

Rent expense amounted to approximately $7,185,000 in 2002, $5,752,000 in 2001 and $5,091,000 in 2000.

Litigation

The Company is a defendant in legal proceedings arising from normal business activities. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

Others

At December 31, 2002, the Company is liable under limited recourse provisions resulting from the sale of residential mortgage loans to several investors, principally FHLMC. The principal balance of these loans, which are serviced by the Company, amounts to approximately $762.3 million at December 31, 2002. As of December 31, 2002 the Company has an allowance for recourse provisions of $1.8 million. Historical losses on recourse obligations have not been significant.

In April 2002, R-G Acquisition Holdings Corporation (a wholly-owned subsidiary of R-G Financial) ("RAC"), a Florida corporation and savings and loan holding company, formed R-G Capital Trust I ("R-G Capital Trust"), a Delaware statutory business trust, which issued $25.0 million of thirty-year trust preferred securities in a private placement. Interest paid during 2002 totaled approximately $1,604,000. The Company has guaranteed certain obligations of RAC to R-G Capital Trust, mainly related to the payment of interest by RAC on the trust preferred securities and the eventual redemption of the trust preferred securities at maturity.

19. Supplemental disclosure on the statements of cash flows

During 2002, 2001 and 2000, the Company paid interest amounting to approximately $183,704,000, $177,254,000 and $168,870,000, respectively, and income taxes of approximately $13,348,000, $7,409,000 and $18,142,000, respectively.

During 2002, 2001 and 2000 the Company retained as investment securities approximately $534,656,000, $421,645,000 and $410,453,000, respectively, of loans securitized from its mortgage loan portfolio.

20. Financial instruments with off-balance sheet risk and concentrations of credit risk

In the normal course of business, the Company uses various off-balance sheet financial instruments to satisfy the financing needs of its customers, mostly loan commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of these instruments, which are not included in the statements of financial condition, are an indicator of the Company's activities in particular classes of financial instruments. Unused lines of credit and commitments to extend financial standby letters of credit totaled $208.5 million and $9.6 million, respectively, as of December 31, 2002.

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

A detail of interest rate swaps by contractual maturity at December 31, 2002 follows:

                                    notional                               pay fixed          receive              designation/
Hedged item                          amount              maturity             rate         rate floating           description
-----------                         --------             --------          ---------       -------------           -----------
N/A                               $10,000,000          June 6, 2003           6.83%        3 month Libor        Trading derivative
Repurchase agreements              15,000,000        February 6, 2006         4.80%        3 month Libor         Cash flow hedge
FHLB Advance                       50,000,000        February 6, 2006         4.67%        3 month Libor         Cash flow hedge
Trust preferred securities         25,000,000         April 22, 2007          8.77%        3 month Libor         Cash flow hedge
Repurchase agreements              70,000,000        December 8, 2009         5.60%        3 month Libor         Cash flow hedge
N/A                                10,000,000        December 15, 2009        5.69%        3 month Libor        Trading derivative

The following table summarizes the changes in notional amounts of swaps outstanding during 2002:

Beginning balance        $155,000,000
New swaps                  25,000,000
Maturities                         --
                         ------------
Ending balance           $180,000,000
                         ============

As of December 31, 2002, interest rate swap maturities are as follows:

           2003        $ 10,000,000
           2006          65,000,000
           2007          25,000,000
           2009          80,000,000
                       ------------
                       $180,000,000
                       ============

Expected maturities will differ from contractual maturities because counterparties to the agreements may have the right to call the swaps. As of December 31, 2002, swap agreements with call options totalled $155 million.

Net interest settlements on swap agreements are recorded as an adjustment to interest expense on notes payable and repurchase agreements. Net interest paid during 2002 and 2001 amounted to approximately $5,685,000 and $1,727,000, respectively; net interest received amounted to approximately $886,000 during 2000.

At December 31, 2002 and 2001, swap agreement designated as cash flow hedges had a negative fair value of $18,011,000 and $8,036,000, respectively, that has been recorded as a liability in the accompanying consolidated statements of financial condition. For the years ended December 31, 2002 and 2001, mark-to-market losses of $176,000 and $1,503,000, respectively, were recorded in trading activities in the accompanying consolidated statements of income related to swaps designated as trading. Also, unrealized losses related to the fair value of swaps designated as cash flow hedges amounting to approximately $9,975,000 and $9,947,000, were recorded as part of other comprehensive income in the consolidated statements of stockholders' equity.

Interest rate cap agreements with an aggregate amount of $200 million matured in August 2002.

22. Supplemental information on business combination

As discussed on Note 1 to the consolidated financial statements, on June 7, 2002 the Company acquired 100% of the common stock of The Crown Group, Inc. and its wholly-owned federal savings bank subsidiary, Crown Bank, F.S.B., for an aggregate of $100 million in cash. The condensed balance sheet of the acquired entity detailing the amounts assigned to each major asset and liability at the time of acquisition follows:

                                                   (Dollars in Thousands)
                                                   ----------------------
          ASSETS

          Cash                                          $ 36,321
          Loans held for sale                             14,721
          Investment securities                           80,585
          Loans receivable, net                          464,774
          Premises and equipment                          12,899
          Other assets                                   103,045
                                                        --------
                                                        $712,345
                                                        ========

          LIABILITIES AND STOCKHOLDER'S EQUITY

          Deposits                                      $468,138
          Borrowings                                     138,203
          Other liabilities and accrued expenses           6,004
          Stockholder's equity                           100,000
                                                        --------
                                                        $712,345
                                                        ========

The supplemental pro forma consolidated income statement information as though the business combination had been completed as of January 1, 2001 follows:

                                                                           Year ended December 31,
                                                              (dollars in thousands except for per share data)
                                                                     2002                            2001
                                                         As reported      Pro Forma      As reported       Pro Forma
                                                         -----------      ---------      -----------       ---------
Net interest income after provision for loan losses        $135,069        $141,206        $ 85,920        $ 98,126
Non-interest income                                         149,170         153,567         109,047         120,396
                                                           --------        --------        --------        --------
Total revenues                                             $284,239        $294,773        $194,967        $218,522
                                                           --------        --------        --------        --------
Non-interest expenses                                      $159,238        $170,784        $107,072        $130,559
                                                           --------        --------        --------        --------
Income before extraordinary items and cumulative
  effect of change in accounting principle                 $ 96,342        $ 95,678        $ 66,294        $ 66,351
                                                           --------        --------        --------        --------
Net income                                                 $ 96,342        $ 95,678        $ 65,971        $ 66,028
                                                           ========        ========        ========        ========
Earnings per common share before cumulative
  effect of change in accounting principle:
  Basic                                                    $   2.51            2.49        $   1.89            1.89
  Diluted                                                  $   2.49            2.47        $   1.85            1.85
Earnings per common share:
  Basic                                                    $   2.51            2.49        $   1.88            1.88
  Diluted                                                  $   2.49            2.47        $   1.83            1.84

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

Total employee costs and other expenses before capitalization follow:


                                                             Year ended December 31,
                                                 ------------------------------------------------
                                                     2002               2001               2000
                                                     ----               ----               ----
Employee costs                                   $71,829,758        $56,181,507        $43,372,567
                                                 -----------        -----------        -----------
Other administrative and general expenses        $99,785,058        $62,000,927        $44,155,321
                                                 -----------        -----------        -----------

Set forth below are the direct loan origination costs that were capitalized as part of the carrying cost of mortgage loans inventory or offset against mortgage loan sales and fees and interest income.

                                                                  Year ended December 31,
                                                      -------------------------------------------------
                                                          2002               2001               2000
                                                          ----               ----               ----
Offset against mortgage loan sales and fees           $11,072,074        $ 6,263,810        $ 3,665,396
                                                      -----------        -----------        -----------
Offset against interest income on loans               $ 4,603,135        $ 4,243,213        $ 3,128,092
                                                      -----------        -----------        -----------
Capitalized as part of loans held for sale and
loans held for investment                             $16,332,620        $17,251,866        $13,378,066
                                                      -----------        -----------        -----------

24. Fair value of financial instruments

The fair value of financial instruments is the amount at which the instruments may be exchanged in a current transaction between willing parties. The estimated fair value of the Company's financial instruments as of December 31 are as follows:

                                                                            (Dollars in thousands)
                                                       ----------------------------------------------------------------
                                                                  2002                                2001
                                                        Carrying         Estimated          Carrying         Estimated
                                                          value          fair value           value          fair value
                                                       ----------        ----------        ----------        ----------
FINANCIAL ASSETS

Cash and due from banks                                $  128,086        $  128,086        $   79,223        $   79,223
Time deposits with other banks                             65,401            65,401            63,478            63,478
Securities purchased under agreements to resell                --                --            15,024            15,024
Mortgage loans held for sale                              258,738           265,502           236,434           243,067
Mortgage-backed securities held for trading                74,757            74,757            93,948            93,948
Investment and mortgage-backed securities
  available for sale                                    2,472,576         2,472,576         2,015,602         2,015,602
Investment in Federal Home Loan Bank stock                 84,337            84,337            66,077            66,077
Investment and mortgage-backed securities
  held to maturity                                         75,591            76,810            75,632            76,128
Loans, net                                              2,759,689         2,928,281         1,802,388         1,884,611
Accounts receivable                                        72,501            72,501            58,483            58,483

FINANCIAL LIABILITIES

Deposits:

  Non-interest bearing demand                          $  390,355        $  390,355        $  245,994        $  245,994
  Savings and NOW accounts                                764,534           768,926           505,066           505,228
  Certificates of deposit                               1,647,435         1,669,561         1,310,164         1,294,804
Securities sold under agreements to repurchase          1,489,758         1,513,860         1,396,939         1,390,762
Notes payable                                             194,607           194,607           195,587           195,587
Advances from FHLB                                        940,725           977,339           464,125           468,662
Other borrowings                                           45,065            45,343             7,972             7,972
Accounts payable and accrued liabilities                  134,426           134,426            71,867            71,867
Trading derivative instruments                              1,584             1,584             1,408             1,408
Derivative instruments accounted for as cash
  flow hedges                                              18,011            18,011             8,036             8,036


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

Borrowings

The fair value of non short-term securities sold under agreements to repurchase, notes payable, advances from FHLB, trust preferred securities and other borrowings, was determined using discounted cash flow analysis over the remaining term of the obligations using market rates for similar instruments.

Interest rate swap and cap agreements

The fair value of interest rate swap and cap agreements was determined taking into account the actual interest rates at December 31, 2002 and 2001. This value represents the estimated amount the Company would pay to terminate the contract or agreement taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparties.

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

25. R-G Financial Corporation (holding company only) financial information

The following condensed financial information presents the financial position of R-G Financial Corporation (the "Holding Company") only as of December 31, 2002 and 2001 and the results of its operations and its cash flows for each of the three years ended on December 31, 2001:

                                                                         December 31,
STATEMENTS OF FINANCIAL CONDITION                                  2002                2001
                                                               ------------        ------------
ASSETS

Cash                                                           $ 16,213,087        $ 29,777,023

Mortgage-backed and investment securities held
   to maturity, at amortized cost (market value:
   2002 - $35,739,706; 2001 - $36,150,901)                       35,166,516          36,087,492
Investment securities available for sale, at fair value              48,617                  --
Investment in R-G Premier Bank, at equity                       341,344,348         248,792,067
Investment in R-G Acquisition Holdings Corporation,
   at equity                                                     87,441,650                  --
Investment in R-G Mortgage, at equity                           188,519,169         156,755,609
Investment in Home & Property Insurance Corp.,
   at equity                                                      8,221,475           4,411,074
Investment in R-G Investment Corporation, at equity               4,439,908           1,367,703
Investment in R-G International Corp., at equity                    500,000             500,000
Accrued interest receivable                                         174,029             296,708
Accounts receivable - subsidiaries                               11,219,953          15,259,242
Other assets                                                        148,371             222,918
                                                               ------------        ------------
   Total assets                                                $693,437,123        $493,469,836
                                                               ============        ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Advances from subsidiaries                                     $ 30,381,040        $ 34,177,000
Other liabilities and accrued expenses                              837,905             172,249
Stockholders' equity                                            662,218,178         459,120,587
                                                               ------------        ------------
   Total liabilities and stockholders' equity                  $693,437,123        $493,469,836
                                                               ============        ============

                                                                  Year Ended December 31,
                                                      -------------------------------------------------
STATEMENTS OF INCOME                                     2002               2001               2000
                                                      -----------        -----------        -----------
Income:
  Interest income                                     $ 2,428,039        $ 1,006,040        $        --
  Other                                                   902,558            549,382            448,267
                                                      -----------        -----------        -----------
                                                        3,330,597          1,555,422            448,267

Operating expenses                                        820,507            503,496            383,539
                                                      -----------        -----------        -----------
Income before income taxes and equity
  earnings in unconsolidated subsidiaries               2,510,090          1,051,926             64,728
Income taxes                                               25,000             17,803             18,124
                                                      -----------        -----------        -----------

Income before equity earnings
    in unconsolidated subsidiaries                      2,485,090          1,034,123             46,604
Equity earnings in unconsolidated subsidiaries         93,857,066         64,936,720         43,586,191
                                                      -----------        -----------        -----------
Net income                                            $96,342,156        $65,970,843        $43,632,795
                                                      ===========        ===========        ===========

The Holding Company had no operations during the years ended December 31, 2002, 2001 and 2000.

The principal source of income for the Holding Company consists of dividends from R-G Premier Bank of Puerto Rico and R-G Mortgage Corp. The payment of dividends by the Bank to the Holding Company may be affected by certain regulatory requirements and policies, such as the maintenance of certain minimum capital levels.

                                                                              Year Ended December 31,
                                                             --------------------------------------------------------
STATEMENTS OF CASH FLOWS                                         2002                  2001                  2000
                                                             -------------         -------------         ------------
Cash flows from operating activities:

  Net income                                                 $  96,342,156         $  65,970,843         $ 43,632,795

  Adjustments to reconcile net income to cash
  (used in) provided by operating activities:
  Amortization of premium on investment securities                 136,376                    --                   --
  Equity earnings in unconsolidated subsidiaries               (93,857,066)          (64,936,720)         (43,586,191)
  Decrease (increase) in accounts
    receivable - subsidiaries                                    4,039,289           (15,241,378)             121,292
  Decrease (increase) in other assets                              197,226              (353,839)             (49,345)
  Increase (decrease) in other liabilities and
    accrued expenses                                               665,656                41,237              (62,148)
                                                             -------------         -------------         ------------
  Total adjustments                                            (88,818,519)          (80,490,700)         (43,576,392)
                                                             -------------         -------------         ------------
  Net cash provided by (used in)
    operating activities                                         7,523,637           (14,519,857)              56,403
                                                             -------------         -------------         ------------
Cash flows from investing activities:
  Purchase of investment securities                            (25,613,272)          (36,382,555)                  --
  Proceeds from sales of investment securities
    available for sale                                          21,599,255                    --                   --
  Principal repayments on and redemptions of
    investment securities                                        4,750,000               295,063                   --
  Investments in R-G Acquisition Holdings
    Corporation common stock                                   (94,551,561)                   --                   --
  Investments in Home & Property common stock                           --            (1,500,000)            (345,000)
  Investments in R-G Premier common stock                      (31,199,569)          (35,000,000)                  --
  Investments in R-G Investment Corporation
    common stock                                                (5,000,000)           (1,500,000)                  --
  Investments in R-G International Corp. common stock                   --              (500,000)                  --
  Dividends on common stock from subsidiaries                   25,957,877            17,817,222           11,798,865
                                                             -------------         -------------         ------------
  Cash (used in) provided by investing activities             (104,057,270)          (56,770,270)          11,453,865
                                                             -------------         -------------         ------------
Cash flows from financing activities:
  Issuance of common stock                                      46,132,787            32,877,745               46,919
  Net proceeds from issuance of preferred stock                 66,590,747            66,601,925                   --
  Cash dividends                                               (25,957,877)          (17,817,222)         (11,448,865)
  Net (repayments) advances from subsidiaries                   (3,795,960)           19,177,000                   --
                                                             -------------         -------------         ------------
  Net cash provided by (used in) financing
    activities                                                  82,969,697           100,839,448          (11,401,946)
                                                             -------------         -------------         ------------
Net (decrease) increase in cash                                (13,563,936)           29,549,321              108,322
Cash at beginning of year                                       29,777,023               227,702              119,380
                                                             -------------         -------------         ------------
Cash at end of year                                          $  16,213,087         $  29,777,023         $    227,702
                                                             =============         =============         =============

26. Industry segments

The following summarized financial information presents the results of the Company's operations for each of the three years ended December 31, 2002 for its traditional banking and mortgage banking activities:

                                                                                   2002
                                                   ------------------------------------------------------------------------
                                                                         Mortgage                                Segment
                                                     Banking             Banking               Other              Totals
                                                   ------------        ------------        ------------        ------------
REVENUES:
Net interest income after provision for
  loan losses                                      $114,393,807        $ 18,428,547        $      9,290        $132,831,644
Non-interest income:
  Net gain on origination and sale of loans          23,741,648          61,796,484                  --          85,538,132
  Loan administration and servicing fees                     --          49,038,894                  --          49,038,894
  Service charges, fees and other                     8,621,984           1,993,029           8,272,508          18,887,521
                                                   ------------        ------------        ------------        ------------
                                                    146,757,439         131,256,954           8,281,798         286,296,191
                                                   ------------        ------------        ------------        ------------
NON-INTEREST EXPENSES:

Employee compensation and benefits                   25,887,852          17,723,778           1,632,746          45,244,376
Office occupancy and equipment                       12,900,045           6,372,644             358,209          19,630,898
Other                                                28,997,949          67,804,660           1,359,905          98,162,514

                                                     67,785,846          91,901,082           3,350,860         163,037,788
                                                   ------------        ------------        ------------        ------------
Income before income taxes                         $ 78,971,593        $ 39,355,872        $  4,930,938        $123,258,403
                                                   ============        ============        ============        ============


The following is a reconciliation of reportable segment revenues and income before income taxes to the Company's consolidated amounts:

                                                                      Year Ended December 31,
                                                    ---------------------------------------------------------
                                                         2002                  2001                  2000
                                                    -------------         -------------         -------------
REVENUES:

Total revenues for reportable segments              $ 286,296,191         $ 199,081,343         $ 142,830,093
Elimination of intersegment revenues                   (4,460,799)           (5,120,252)           (4,284,312)
Corporate revenues                                      2,404,008             1,006,040                    --
                                                    -------------         -------------         -------------
Total consolidated revenues                         $ 284,239,400         $ 194,967,131         $ 138,545,781
                                                    =============         =============         =============


                                                                      Year Ended December 31,
                                                    ---------------------------------------------------------
                                                         2002                  2001                  2000
                                                    -------------         -------------         -------------
INCOME BEFORE INCOME TAXES:

Total income before income taxes for
  reportable segments                               $ 123,258,403         $  88,484,896         $  58,905,775
Elimination of intersegment costs (profits)               159,611            (1,092,364)             (768,433)
Unallocated corporate income (expenses), net            1,583,501               502,544              (383,539)
                                                    -------------         -------------         -------------
Income before income taxes, consolidated            $ 125,001,515         $  87,895,076         $  57,753,803
                                                    =============         =============         =============


                    2001                                                           2000
------------------------------------------------------------     ---------------------------------------------------------
                  Mortgage                         Segment                        Mortgage                      Segment
   Banking         Banking         Other           Totals          Banking         Banking        Other          Totals
------------     -----------     ----------     ------------     -----------     -----------     --------     ------------
$ 71,695,814     $13,582,462     $       --     $ 85,278,276     $55,935,128     $ 3,300,684     $     --     $ 59,235,812

  27,391,951      35,119,978             --       62,511,929      15,170,465      26,059,769           --       41,230,234
          --      35,935,370             --       35,935,370              --      33,324,040           --       33,324,040
   7,879,251       2,655,998      4,820,519       15,355,768       7,044,593       1,813,356      182,058        9,040,007

 106,967,016      87,293,808      4,820,519      199,081,343      78,150,186      64,497,849      182,058      142,830,093

  16,514,946      16,071,621        703,805       33,290,372      13,426,617      13,556,821       47,902       27,031,340
  10,654,129       5,848,499        145,882       16,648,510       8,464,625       4,959,456       11,563       13,435,644
  20,516,364      39,540,600        600,601       60,657,565      15,019,159      28,395,036       43,139       43,457,334

  47,685,439      61,460,720      1,450,288      110,596,447      36,910,401      46,911,313      102,604       83,924,318
------------     -----------     ----------     ------------     -----------     -----------     --------     ------------
$ 59,281,577     $25,833,088     $3,370,231     $ 88,484,896     $41,239,785     $17,586,536     $ 79,454     $ 58,905,775
============     ===========     ==========     ============     ===========     ===========     ========     ============

Total assets of the Company among its industry segments and a reconciliation of reportable segment assets to the Company's consolidated total assets as of December 31, 2002 and 2001 follows:

                                                     December 31,
                                         ------------------------------------
                                              2002                2001
                                         ---------------      ---------------
Assets:

Banking                                  $ 5,453,320,931      $ 3,929,980,434
Mortgage Banking                             908,660,313          843,249,867
Other                                        111,004,542            8,082,867

Total assets for reportable segments       6,472,985,786        4,781,313,168
Parent company assets                         62,970,573           81,643,383
Elimination of intersegment balances        (258,710,678)        (198,562,845)
                                         ---------------      ---------------
Consolidated total assets                $ 6,277,245,681      $ 4,664,393,706
                                         ===============      ===============

27. Quarterly financial data (unaudited):

Following is a summary of selected financial information of the unaudited quarterly results of operations. In the opinion of management, all adjustments necessary for a fair presentation have been made.

                                                          (dollars in thousands, except for per share data)
                                                          --------------------------------------------------
                                                                                2002
                                                          March 31       June 30      Sept. 30      Dec. 31
                                                          --------      --------      --------      --------
Interest income                                           $ 72,719      $ 77,615      $ 88,912      $ 91,615
Interest expense                                           (40,714)      (41,566)      (47,602)      (47,890)
                                                          --------      --------      --------      --------
Net interest income                                         32,005        36,049        41,310        43,725
Provision for loan losses                                   (5,000)       (4,550)       (3,970)       (4,500)
                                                          --------      --------      --------      --------
Income before income taxes                                  27,695        29,337        32,067        35,903
Income tax expense                                          (6,162)       (6,718)       (7,019)       (8,761)
                                                          --------      --------      --------      --------
Net income                                                  21,533        22,619        25,048        27,142
                                                          ========      ========      ========      ========
Earnings per common share - Basic                         $   0.59      $   0.60      $   0.64      $   0.68
Earnings per common share - Diluted                       $   0.58      $   0.59      $   0.63      $   0.68


                                                          (dollars in thousands, except for per share data)
                                                          -------------------------------------------------
                                                                                2001
                                                          March 31       June 30      Sept. 30      Dec. 31
                                                          --------      --------      --------      --------
Interest income                                           $ 62,869      $ 64,491      $ 71,376      $ 71,835
Interest expense                                           (44,702)      (43,070)      (43,480)      (42,274)
                                                          --------      --------      --------      --------
Net interest income                                         18,167        21,421        27,896        29,561
Provision for loan losses                                   (2,000)       (2,100)       (3,225)       (3,800)
                                                          --------      --------      --------      --------
Income before income taxes and cumulative effect
   from change in accounting principle                      18,425        19,453        23,436        26,581
Income tax expense                                          (5,096)       (4,015)       (6,031)       (6,459)
                                                          --------      --------      --------      --------
Income before cumulative effect from change in
   accounting principle                                     13,329        15,438        17,405        20,122
Cumulative effect from change in accounting principle         (323)           --            --            --
                                                          --------      --------      --------      --------
Net income                                                  13,006        15,438        17,405        20,122
                                                          ========      ========      ========      ========
Earnings before cumulative effect from change in
   accounting principle  -  Basic                         $    .40      $    .44      $    .48      $    .57
                         -  Diluted                       $    .39      $    .43      $    .46      $    .56
Earnings per common share - Basic                         $    .39      $    .44      $    .48      $    .57
Earnings per common share - Diluted                       $    .38      $    .43      $    .46      $    .56


                             STOCKHOLDER INFORMATION





[PHOTO]


Corporate Offices
R-G Plaza
280 JT Pinero Ave.
San Juan, PR 00918
(787) 758-2424


US Banking Operations
105 Live Oaks Gardens
Casselberry, Florida 32707
(407) 260-1003


US Mortgage Banking Operations
290 Broad Hollow Road
2nd Floor
Melville, New York 11747
(631) 549-8188


Annual Meeting
April 25, 2003
10 AM Atlantic time
Bankers Club of Puerto Rico
Hato Rey, Puerto Rico


Special Counsel
Kelley, Drye & Warren, LLP
Tysons Corner
8000 Towers Crescent Drive
Suite 1200
Vienna, Virginia 22182


McConnell & Valdes
270 Munoz Rivera Ave.
San Juan, Puerto Rico 00918

Transfer Agent & Registrar
American Stock Transfer & Trust Co.
6201 Fifteenth Avenue
Brooklyn, New York 11219


Independent Public Accountants
PricewaterhouseCoopers, LLP
BBV Tower-9th Floor
San Juan, Puerto Rico 00918


Market Makers
UBS Warburg LLC
299 Park Avenue
New York, N.Y. 10171-0026


Keefe, Bruyette & Woods, Inc.
787 Seventh Avenue
4th Floor
New York, N,Y. 10022


Sandler O'Neill & Partners, LP
919 Third Avenue, 6th Floor
New York, NY 10022


Friedman, Billing, Ramsey & Co., Inc.
1001 Nineteenth Street North
Arlington, VA 22209

Internet Website
http://www.rgonline.com
(Spanish and English)

General Inquiries & Reports

R-G Financial is required to file an annual report on Form 10K for its fiscal year ended December 31,2002 with the Securities and Exchange Commission. Copies of its Annual Report and Quarterly Reports may be obtained without charge through our investors relations page in our website or by contacting our Investor Relations Department, Attention Ms. Damarys Quiles at 787-756-2801.




Stock Listings
Common
   RGF-NYSE
Preferred
   RGFCP-NASDAQ
   RGFCO-NASDAQ
   RGFCN-NASDAQ
   RGFCM-NASDAQ


At December 31,2002, the Company had 170 stockholders of record, which does not take into consideration approximately 2,900 investors who hold their stock through brokerage and other firms. The high and low prices and dividends paid per share for the Company's stock during each quarter of the last two fiscal years were as follows:




                          MAR 31     JUN 30    SEPT 30     DEC 31      MAR 31    JUNE 30     SEPT 30     DEC 31
                           2002       2002      2002        2002        2001      2001        2001        2001
                          ------   --------   --------    --------    -------    ------     --------    -------
High                       22.15      25.25      23.90       24.93      17.00      20.00       20.91      19.25
Low                        16.40      18.82      19.10       19.50     12.625      14.12       15.70      14.93
Dividends Paid            0.0765    0.08125   0.086375      0.0920       0.06    0.06375     0.06775     0.0720


98