Form 10-K, Exhibit 13
period 2003-12-31
R&G FINANCIAL CORP
filed 2004-03-15
CIK 1016933

                                                                      EXHIBIT 13

SELECTED CONSOLIDATED
FINANCIAL AND OTHER
DATA OF R-G FINANCIAL

The following table presents selected consolidated financial and other data of R-G Financial for each of the five years in the period ended December 31, 2003. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of R-G Financial, including the accompanying Notes, presented elsewhere herein. In the opinion of management, this information reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation.

                                                                       At or for the Year Ended December 31,
                                                                 (dollars in thousands, except for per share data)
                                                 ----------------------------------------------------------------------------------
                                                     2003              2002             2001              2000             1999
                                                 -------------     ------------     ------------     ------------     -------------
SELECTED BALANCE SHEET DATA:

Total assets                                      $  8,198,880     $  6,277,246     $  4,664,394     $  3,539,444     $   2,911,993
Loans receivable, net                                4,048,507        2,759,689        1,802,388        1,631,276         1,563,007
Mortgage loans held for sale                           315,691          258,738          236,434           95,668            77,277
Mortgage-backed securities held for trading             33,245           74,757           93,948           12,038            43,564
Mortgage-backed securities available for sale        2,398,278        1,982,250        1,482,947        1,150,100           712,705
Mortgage-backed securities held to maturity             34,301           45,408           51,946           19,818            23,249
Investment securities available for sale(1)            722,830          574,663          598,732          368,271           258,164
Investment securities held to maturity                  43,899           30,183           23,686            3,703             5,438
Servicing asset                                        119,610          142,334          105,147           95,079            84,253
Cash and cash equivalents(2)                           234,318          197,643          157,725           69,090            65,996
Deposits                                             3,555,764        2,802,324        2,061,224        1,676,062         1,330,506
Securities sold under agreements to repurchase       2,220,795        1,489,758        1,396,939          827,749           731,341
Notes payable                                          192,259          194,607          195,587          138,858           132,707
Other borrowings(3)                                  1,287,270          985,790          472,097          538,840           408,843
Stockholders' equity                                   750,353          662,218          459,121          308,836           269,535
Common stockholders' equity                            537,353          449,218          315,121          233,836           194,535
Common stockholders' equity per share(4)          $      10.52     $       8.81     $       6.71     $       5.44     $        4.53

SELECTED INCOME STATEMENT DATA:

Revenues:
 Net interest income after provision for loan     $    169,427     $    135,069     $     85,920     $     59,236     $      52,053
   losses
 Loan administration and servicing fees                 48,166           47,202           33,920           30,849            27,109
 Net gain on sale of loans                             146,893           85,538           62,512           41,230            37,098
 Other(5)                                               28,741           16,430           12,615            7,231             6,604
                                                 -------------     ------------     ------------     ------------     -------------
  Total revenue                                        393,227          284,239          194,967          138,546           122,864
                                                 -------------     ------------     ------------     ------------     -------------
Expenses:
 Employee compensation and benefits                     63,585           45,244           33,290           27,031            24,433
 Office occupancy and equipment                         24,761           19,631           16,649           13,436            11,289
 Other administrative and general                      131,486           94,363           57,133           40,325            33,568
                                                 -------------     ------------     ------------     ------------     -------------
  Total expenses                                       219,832          159,238          107,072           80,792            69,290
                                                 -------------     ------------     ------------     ------------     -------------
Income before income taxes and cumulative
  effect from change in accounting principle           173,395          125,001           87,895           57,754            53,574
Income taxes                                            42,372           28,659           21,601           14,121            12,239
Cumulative effect from change in accounting
  principle                                                  -                -             (323)               -                 -
                                                 -------------     ------------     ------------     ------------     -------------
Net income                                             131,023           96,342           65,971           43,633            41,335
                                                 -------------     ------------     ------------     ------------     -------------
Less: Dividends on preferred stock                     (15,884)         (14,955)          (9,920)          (5,638)           (3,754)
Net income available to common stockholders       $    115,139     $     81,387     $     56,051     $     37,995     $      37,581
                                                 =============     ============     ============     ============     =============
Diluted earnings per share (4)                    $       2.25     $       1.66     $       1.22     $       0.86     $        0.85
                                                 -------------     ------------     ------------     ------------     -------------

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 33

                                           At or for the Year Ended December 31, (dollars in thousands, except for per share data)
                                           ---------------------------------------------------------------------------------------
                                                2003             2002              2001            2000                1999
                                           --------------    -----------       -----------      -----------        ------------
SELECTED OPERATING DATA(6):

Performance Ratios and Other Data:
 Loan production                           $    4,464,099    $ 2,942,684       $ 2,473,168      $ 1,729,373         $ 1,977,322
 Mortgage servicing portfolio                  10,942,821     10,991,944         7,224,571        6,634,059           6,177,511
 Return on average assets                            1.80%          1.76%             1.63%            1.34%               1.72%
 Return on average common equity                    23.45          21.77             20.77            18.00               20.23
 Equity to assets at end of period                   9.15          10.55              9.84             8.73                9.26
 Interest rate spread(7)                             2.62           2.78              2.33             1.96                2.40
 Net interest margin(7)                              2.78           2.98              2.59             2.16                2.60
 Average interest-earning assets to
   average interest-bearing liabilities            105.79         105.77            105.56           103.54              104.21
 Total non-interest expenses to average
   total assets                                      3.01           2.91              2.64             2.49                2.88
 Full-service Bank offices (8)                         45             44                25               23                  22
 Mortgage offices (9)                                  52             47                40               35                  31
 Cash dividends declared per common share
   (4)(10)                                          0.294          0.224             0.176            0.135               0.099
 Dividend payout ratio                              13.07          13.49             14.43            15.52               11.65

Asset Quality Ratios(11):
 Non-performing assets to total assets at
    end of period                                    1.29%          1.50%             1.78%            2.96%               2.26%
 Non-performing loans to total loans at
    end of period                                    1.98           2.66              3.79             5.52                3.66
 Allowance for loan losses to total loans
    at end of period                                 0.92           1.11              0.91             0.67                0.55
 Allowance for loan losses to total
    non-performing loans at end of period           46.38          41.79             24.05            12.21               15.11
 Net charge-offs to average loans
    outstanding                                      0.32           0.41              0.32             0.17                0.25

R-G Financial Regulatory Capital
 Ratios(12):
 Tier 1 risk-based capital ratio                    15.64%         16.81%            18.01%           16.01%              15.93%
 Total risk-based capital ratio                     16.40          17.72             18.37            16.65               16.47
 Tier 1 leverage capital ratio                      10.31           9.80              9.81             8.44                9.35


(1) Includes FHLB stock.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold, all of which had original maturities of 90 days or less.

(3) Comprised of long-term debt, advances from the Federal Home Loan Bank ("FHLB") and other borrowings.

(4) Per share information for all periods presented has been retroactively adjusted to reflect a three-for-two stock split declared in November 2003 and effected on January 29, 2004. See Note 13 of the Notes to the Consolidated Financial Statements.

(5) Comprised of Bank service charges, fees and other income, and other miscellaneous revenue sources.

(6) With the exception of end of period ratios, all ratios for mortgage subsidiaries are based on the average of month end balances while all ratios for banking subsidiaries are based on average daily balances.

(7) Interest rate spread represents the difference between R-G Financial's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

(8) Includes 14 bank branches of Crown Bank.

(9) Includes 10 branches of Mortgage Store of Puerto Rico, Inc., R-G Mortgage's wholly owned mortgage banking subsidiary, one branch of Crown Bank's mortgage lending division, and 4 branches of Continental Capital Corp., Crown Bank's wholly-owned mortgage banking subsidiary. Also includes 25 R-G Mortgage facilities which are located within R-G Premier's offices.

(10) Amount is based on weighted average number of shares of Common Stock (Class A and Class B) outstanding.

(11) Non-performing loans consist of R-G Financial's non-accrual loans and non-performing assets consist of R-G Financial's non-performing loans and real estate acquired by foreclosure or deed-in-lieu thereof.

(12) All of such ratios were in excess of minimum capital requirements of the Federal Reserve Board. In addition, each of Premier Bank and Crown Bank met its applicable minimum capital requirements.

P. 34

                                            MANAGEMENT DISCUSSION AND ANALYSIS
                                            OF FINANCIAL CONDITION AND RESULT OF
                                            OPERATIONS OF R-G FINANCIAL

GENERAL

R-G Financial Corporation (the "Company") is a Puerto Rico chartered diversified financial holding company that, through its wholly-owned subsidiaries, is engaged in banking, mortgage banking and securities and insurance brokerage activities. The Company, currently in its 32nd year of operations, was organized in 1972 as R-G Mortgage Corp. ("R-G Mortgage"), and completed its initial public offering in 1996, following its reorganization as a bank holding company. As of December 31, 2003, the Company had total assets of $8.2 billion, total deposits of $3.6 billion and stockholders' equity of $750.4 million. The Company operates 31 bank branches mainly located in the northeastern section of Puerto Rico, 14 bank branches in the Orlando and Tampa/St. Petersburg Florida markets, 5 mortgage and 7 commercial lending offices in the United States, and 47 mortgage offices in Puerto Rico including 25 facilities located within R-G Premier's branches.

On June 7, 2002, the Company, through its Florida holding company, R-G Acquisition Holdings Corporation ("RAC"), acquired The Crown Group, Inc., a Florida corporation, and its wholly-owned federal savings bank subsidiary, Crown Bank, F.S.B. (which has since been renamed R-G Crown Bank) for an aggregate of $100.0 million in cash. RAC operates Crown Bank in the Orlando and Tampa/St. Petersburg metropolitan areas through 14 full-service branches and seven commercial lending offices.

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

The Company began insurance operations in November 2000 with its acquisition of Home & Property Insurance Corp., a Puerto Rico chartered insurance agency, and securities brokerage in early 2002 through its newly created subsidiary, R-G Investments Corporation, a Puerto Rico chartered licensed broker-dealer.

R-G Financial has generally sought to achieve long-term financial strength and profitability by increasing the amount and stability of its net interest income and other non-interest income. R-G Financial has sought to implement this strategy by (i) establishing and emphasizing the growth of its mortgage banking activities, including the origination and sale of loans and growing its loan servicing operation; (ii) expanding its retail banking franchise in order to achieve increased market presence and to increase core deposits; (iii) enhancing R-G Financial's net interest income by increasing loans held for investment, particularly single-family residential loans, and investment grade securities;
(iv) developing new business relationships through an increased emphasis on commercial real estate and commercial business lending; (v) diversifying retail products and services, including an increase in consumer loan originations (such as credit cards); (vi) meeting the banking needs of its customers through, among other things, the offering of trust and investment services and insurance products; (vii) expanding its operations in the United States; and (viii) emphasizing controlled growth, while pursuing a variety of acquisition opportunities, when appropriate.

The Company is the second largest mortgage loan originator and servicer of mortgage loans on single family residences in Puerto Rico. R-G Financial's mortgage servicing portfolio decreased to approximately $10.9 billion as of December 31, 2003, from $11.0 billion as of the same date a year ago, a decrease of 0.45%. R-G Financial's servicing portfolio at December 31, 2003 includes $3.1 billion served by Crown Bank and its wholly owned subsidiary, Continental Capital. R-G Financial's strategy is to increase the size of its mortgage servicing portfolio by relying principally on internal loan originations.

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

As part of its strategy to maximize net interest income, R-G Financial maintains a substantial portfolio of mortgage-backed and investment securities. At December 31, 2003, the Company held securities available for sale with a fair market value of $3.1 billion. Of this amount, $2.4 billion consisted of mortgage-backed securities, of which $349.5 million consisted primarily of Puerto Rico GNMA securities, the interest on which is tax-exempt to the Company. These securities are generally held by the Company for longer periods prior to sale in order to maximize the tax-exempt interest received thereon.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 35

CHANGES IN FINANCIAL CONDITION

GENERAL.

At December 31, 2003, R-G Financial's total assets amounted to $8.2 billion, as compared to $6.3 billion at December 31, 2002. The $1.9 billion or 30.6% increase in total assets during the year ended December 31, 2003 was primarily the result of a $1.3 billion or 46.7% increase in loans receivable, net, and a $564.2 million or 22.1% increase in mortgage-backed securities and investment securities available for sale.

LOANS RECEIVABLE AND MORTGAGE LOANS HELD FOR SALE.

At December 31, 2003, R-G Financial's loans receivable, net amounted to $4.0 billion or 49.4% of total assets, as compared to $2.8 billion or 44.0% as of December 31, 2002. Loans receivable at December 31, 2003 include $754.2 million of loans held by Crown Bank. The growth in R-G Financial's loans receivable, net reflects R-G Financial's strategy of increasing its loans held for investment, concentrating on residential mortgage, construction, commercial real estate and commercial business loans both in Puerto Rico and Central Florida. During the years ended December 31, 2003, 2002 and 2001, total loans originated and purchased by R-G Financial amounted to $4.5 billion, $2.9 billion and $2.5 billion, respectively.

At December 31, 2003, R-G Financial's allowance for loan losses totaled $39.6 million, which represented a $6.9 million or 21.2% increase from the level maintained at December 31, 2002. At December 31, 2003, R-G Financial's allowance represented approximately 0.92% of the total loan portfolio and 46.38% of total non-performing loans, as compared to 1.11% and 41.79% at December 31, 2002. During 2003, the Company made provisions for loan losses of $18.6 million, which exceeded net charge-offs of approximately $11.6 million. The increase in the allowance for loan losses reflected the increase in R-G Financial's commercial real estate and construction loan portfolios, which have higher credit risk compared to residential loans.

Non-performing loans amounted to $85.4 million at December 31, 2003, as compared to $78.2 million at December 31, 2002. At December 31, 2003, $57.0 million or 66.8% of total non-performing loans consisted of residential mortgage loans. Because of the nature of the collateral, R-G Financial has historically recognized a low level of loan charge-offs. R-G Financial's aggregate charge-offs amounted to 0.32% of average loans outstanding during 2003, as compared to 0.41% during 2002. Although loan delinquencies have historically been higher in Puerto Rico than in the United States, loan charge-offs have historically been lower than in the United States. While the ratio of non-performing loans to total loans decreased from 2.66% to 1.98% from December 31, 2002 to December 31, 2003, the ratio was nevertheless larger than it would otherwise have been due to loan securitizations during 2001 and 2002, which reduced the amount of loans held in portfolio considered in the calculation of the ratio.

Management of R-G Financial believes that its allowance for loan losses at December 31, 2003 was adequate, based upon, among other things, the significant level of single-family residential loans within R-G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. However, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect R-G Financial's results of operations.

At December 31, 2003 and 2002, mortgage loans held for sale amounted to $315.7 million and $258.7 million, respectively. Mortgage loans held for sale primarily reflects loans which are in the process of being securitized and sold. The level of mortgage banking activities is highly dependent upon market and economic factors.

SECURITIES HELD FOR TRADING, AVAILABLE FOR SALE AND HELD FOR INVESTMENT.

R-G Financial maintains a substantial portion of its assets in mortgage-backed and investment securities which are classified as either held for trading, available for sale or held to maturity. At December 31, 2003, R-G Financial's aggregate mortgage-backed and investment securities totaled $3.2 billion or 39.5% of total assets, as compared to $2.7 billion or 43.1% at December 31, 2002, respectively.

Securities held for trading consist primarily of conventional and FHA and VA loans which have been securitized as FHLMC and GNMA pools, respectively, and are being held for sale to institutions in the secondary market. Securities held for trading are reported at fair value with unrealized gains and losses included in earnings.

Securities available for sale consist of mortgage-backed and related securities (tax exempt GNMA pools, FNMA and FHLMC certificates as well as CMOs and CMO residuals), U.S. Government agency securities and interest only strips ("IO's"). At December 31, 2003 and 2002, securities available for sale totaled $3.1 billion and $2.6 billion, respectively. Securities available for sale are reported at fair value with unrealized gains and losses excluded from earnings, and reported in other comprehensive income, a separate component of stockholders' equity.

Securities held to maturity consist of mortgage-backed securities (GNMA, FNMA and FHLMC certificates), certain Puerto Rico Government obligations and other Puerto Rico securities. At December 31, 2003 and 2002, securities held to maturity totaled $78.2 million and $75.6 million, respectively. Securities held to maturity are accounted for at amortized cost. At December 31, 2003 and 2002, securities held to maturity had a market value of $80.2 million and $76.8 million, respectively.

MORTGAGE SERVICING ASSET.

As of December 31, 2003 and 2002, R-G Financial reported servicing assets of $119.6 million and $142.3 million, respectively. R-G Financial recognizes both purchased and originated mortgage servicing rights as assets in its consolidated financial statements. R-G Financial evaluates the fair value of its servicing asset on a quarterly basis to determine any potential impairment. Any future decline in interest rates which results in an acceleration in mortgage loan prepayments could have an adverse effect on the value of R-G Financial's mortgage servicing rights.

DEPOSITS.

At December 31, 2003, deposits totaled $3.6 billion, as compared to $2.8 billion at December 31, 2002. Deposits at December 31, 2003 include $761.6 million deposits held by Crown Bank. The $753.4 million or 26.9% increase in deposits during the year ended December 31, 2003 was primarily due to promotions in connection with new accounts and

P. 36
competitive pricing in certificates of deposit. One of the R-G Financial's strategies is to increase its core deposits, which provide a source of fee income and the ability to cross-sell other products and services. Consolidated core deposits (consisting of passbook, NOW and Super NOW, and regular and commercial checking accounts as well as certificates of deposit under $100,000) increased from $1.8 billion or 64.5% of total deposits at December 31, 2002 to $2.0 billion or 56.9% of total deposits at December 31, 2003.

BORROWINGS.

Other than deposits, R-G Financial's primary sources of funds consist of securities sold under agreements to repurchase (consisting of agreements to purchase on a specified later date the same or substantially identical securities) ("repurchase agreements"). At December 31, 2003 and 2002, repurchase agreements totaled $2.2 billion and $1.5 billion, respectively.

Notes payable consist primarily of warehouse lines of credit (which are used to fund loan commitments of R-G Mortgage and Continental Capital). At December 31, 2003, notes payable amounted to $192.3 million, as compared to $194.6 million at December 31, 2002.

Advances from the FHLB amounted to $1.1 billion and $940.7 million at December 31, 2003 and 2002, respectively. At December 31, 2003, FHLB advances were scheduled to mature at various dates commencing on January 1, 2004 until March 2, 2011, with an average interest rate of 3.56%.

STOCKHOLDERS' EQUITY.

Stockholders' equity increased from $662.2 million at December 31, 2002 to $750.4 million at December 31, 2003. The $88.1 million or 13.3% increase in stockholders' equity during 2003 was primarily due to the $131.0 million net income, partially offset by dividends paid during the year of $30.9 million on common and preferred stock and a $12.2 million other comprehensive loss, recognized during the year.

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

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 37

The following table reflects the principal revenue sources among banking and mortgage banking operations, and the percentage contribution of each component for the periods presented.

                                                      Year Ended December 31, (Dollars in thousands)
                                       --------------------------------------------------------------------------------
                                                 2003                        2002                        2001
                                       ------------------------    ------------------------    ------------------------
                                         Amount        Percent       Amount        Percent       Amount       Percent
                                       ----------    ----------    ----------    ----------    ----------    ----------
BANKING:

Net interest income after
  provision for loan losses            $  152,470         38.77%   $  114,394         40.25%   $   71,696         36.77%
Net gain on origination and sale
  of loans                                 46,402         11.80        23,741          8.35        27,392         14.05
Other income(1)                            13,242          3.37         8,622          3.03         7,879          4.04
                                       ----------    ----------    ----------    ----------    ----------    ----------
                                          212,114         53.94       146,757         51.63       106,967         54.86
                                       ----------    ----------    ----------    ----------    ----------    ----------
MORTGAGE BANKING:

Net interest income                        14,485          3.68        18,429          6.49        13,583          6.97
Loan administration and servicing
  fees                                     51,108         13.00        49,039         17.25        35,120         18.01
Net gain on origination and
   sale of loans                          101,952         25.93        61,796         21.74        35,935         18.43
Other income(1)                             1,303          0.33         1,993          0.70         2,656          1.36
                                       ----------    ----------    ----------    ----------    ----------    ----------
                                          168,848         42.94       131,257         46.18        87,294         44.77
                                       ----------    ----------    ----------    ----------    ----------    ----------
Corporate revenues (2)                      1,715          0.44         2,404          0.85         1,006          0.52

Other                                      16,705          4.25         8,282          2.91         4,820          2.47

Elimination of intersegment revenues       (6,155)        (1.57)       (4,461)        (1.57)       (5,120)        (2.62)

                                       $  393,227        100.00%   $  284,239        100.00%   $  194,967        100.00%
                                       ==========    ==========    ==========    ==========    ==========    ==========

(1) Comprised of service charges, fees and other from banking subsidiaries and other miscellaneous revenue sources from mortgage banking operations.

(2) Comprised of interest income earned on investment securities held by R-G Financial at the parent company level.

R-G Financial reported net income of $131.0 million, $96.3 million and $66.0 million during the years ended December 31, 2003, 2002 and 2001, respectively. Net income increased by $34.7 million or 36.0% during the year ended December 31, 2003, as compared to 2002, due to a $34.9 million increase in net interest income and a $74.6 million increase in total other income, which were partially offset by a $60.6 million increase in total operating expenses. Net income increased by $30.4 million or 46.0% during the year ended December 31, 2002, as compared to 2001, due to a $56.0 million increase in net interest income and a $40.1 million increase in total other income, which were partially offset by a $52.2 million increase in total operating expenses.

Net Interest Income.

Net interest income is determined by R-G Financial's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

Net interest income totaled $188.0 million, $153.1 million and $97.0 million during the years ended December 31, 2003, 2002 and 2001, respectively. Net interest income increased by $34.9 million or 22.8% during the year ended December 31, 2003 due to significant increases in the average balance of interest-earning assets, partially offset by a decrease in interest rate-spread from 2.78% in 2002 to 2.62% in 2003. Net interest income increased by $56.0 million or 57.8% during the year ended December 31, 2002, as compared to the year ended December 31, 2001, due to significant increases in the average balance of interest-earning assets together with an increase in the Company's interest rate spread from 2.33% in 2001 to 2.78% in 2002, and an increase in the ratio of average interest-earning assets to average interest-bearing liabilities from 105.56% in 2001 to 105.77% in 2002.

P. 38

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

                                                            Year Ended December 31, (Dollars in Thousands)
                                  -------------------------------------------------------------------------------------------------
                                                2003                             2002                             2001
                                  --------------------------------  ------------------------------  -------------------------------
                                    Average                Yield/     Average               Yield/    Average               Yield/
                                    Balance    Interest   Rate (1)    Balance    Interest  Rate (1)   Balance    Interest  Rate (1)
                                  -----------  ---------  --------  -----------  --------  -------  -----------  --------  --------
INTEREST-EARNING ASSETS:

Cash and cash equivalents(2)      $   130,791  $   1,635      1.25% $   109,532  $  1,530     1.40% $    31,412  $  1,627      5.18%
Investment securities held for
 trading                                4,012        120      2.99            -         -        -           -         -         -
Investment securities available
 for sale                             593,174     24,761      4.17      544,429    30,469     5.60      409,553    26,826      6.55
Investment securities held to
 maturity                              32,698      1,643      5.02       25,746     1,395     5.42        9,200       537      5.84
Mortgage-backed securities held
 for trading                           51,956      3,403      6.55       81,635     4,473     5.48      105,526     6,581      6.24
Mortgage-backed securities
 available for sale                 2,186,184    109,430      5.01    1,740,698   105,849     6.08    1,201,370    77,725      6.47
Mortgage-backed securities held
 to maturity                           40,066      2,272      5.67       46,447     2,861     6.16       34,769     2,055      5.91
Loans receivable, net(3)(4)         3,632,572    231,225      6.37    2,507,945   180,786     7.21    1,894,837   152,251      8.04
FHLB stock                             99,209      3,689      3.72       80,106     3,498     4.37       53,108     2,969      5.59
                                  -----------  ---------            -----------  --------           -----------  --------
  Total interest-earning assets   $ 6,770,662  $ 378,178      5.59  $ 5,136,538  $330,861     6.44  $ 3,739,775  $270,571      7.23
                                  -----------  ---------            -----------  --------           -----------  --------
Non-interest-earning assets           520,817                           330,582                         320,474

  Total assets                    $ 7,291,479                       $ 5,467,120                     $ 4,060,249
                                  ===========                       ===========                     ===========
INTEREST-BEARING LIABILITIES:

Deposits                          $ 3,248,745  $  91,823      2.83% $ 2,471,037  $ 88,349     3.58% $ 1,818,629  $ 88,854      4.89%
Securities sold under agreements
  to repurchase(5)                  1,899,199     51,013      2.69    1,437,253    51,121     3.56    1,037,756    49,476      4.77
Notes payable                         217,750      6,856      3.15      241,346     6,790     2.81      233,462    11,395      4.88
Other borrowings(6)                 1,034,179     40,503      3.92      706,490    31,512     4.46      452,957    23,801      5.25
                                  -----------  ---------            -----------  --------           -----------  --------
  Total interest-bearing
    liabilities                   $6,399,873   $190,195       2.97  $ 4,856,126  $177,772     3.66  $ 3,542,804  $173,526      4.90
                                  -----------  ---------            -----------  --------           -----------  --------
Non-interest-bearing liabilities      187,621                            37,870                         115,844

  Total liabilities                 6,587,494                         4,893,996                       3,658,648

Stockholders' equity                  703,985                           573,124                         401,601
                                  -----------                       -----------                     -----------
  Total liabilities and
    stockholders' equity          $ 7,291,479                       $ 5,467,120                     $ 4,060,249
                                  ===========                       ===========                     ===========
Net interest income; interest
 rate spread(7)                                $ 187,983      2.62%              $153,089     2.78%              $ 97,045      2.33%
                                               =========  ========               ========  =======               ========  ========
Net interest margin(7)                                        2.78%                           2.98%                            2.59%
                                                          ========                         =======                         ========
Average interest-earning assets
 to average interest-bearing
    liabilities                                             105.79%                         105.77%                          105.56%
                                                          ========                         =======                         ========

(1) At December 31, 2003, the yields earned and rates paid were as follows: cash and cash equivalents, 1.33%; investment securities held to maturity, 4.51%; investment securities available for sale, 3.77%; mortgage-backed securities held for trading, 7.64%; mortgage-backed securities available for sale, 5.45%; mortgage-backed securities held to maturity, 6.49%; mortgage loans held for sale, 6.25%; loans receivable, net, 6.27% FHLB stock, 1.69%; total interest-earning assets, 5.71%; deposits, 2.58%; securities sold under agreements to repurchase, 2.25%; notes payable, 2.29%; other borrowings, 3.55%; total interest-bearing liabilities, 2.62%; interest rate spread, 3.09%.

(2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(3) Includes mortgage loans held for sale and non-accrual loans.

(4) Interest income on loans include loan fees amounting to $105,000, $308,000 and $297,000 during the years ended December 31, 2003, 2002 and 2001, respectively, or .05%, .17% and .21% of interest income on loans during such respective periods.

(footnotes continue on following page)

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 39

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

                                        Year Ended December 31, (Dollars in Thousands)
                                  -------------------------------------------------------------
                                       2003 vs. 2002                         2002 vs. 2001
                                   Increase / (Decrease)                 Increase / (Decrease)
                                          Due to            Total               Due to               Total
                                  ----------------------   Increase   -------------------------     Increase
                                     Rate       Volume    (Decrease)     Rate          Volume      (Decrease)
                                  ----------  ----------  ----------  -----------   -----------   ------------
INTEREST-EARNING ASSETS:

Cash and cash equivalents(1)      $     (192) $      297  $      105  $    (4,143)  $     4,046   $        (97)
Investment securities held for
 trading                                   -         120         120            -             -              -
Investment securities available
 for sale                             (8,436)      2,728      (5,708)      (5,191)        8,834          3,643
Investment securities held to
 maturity                               (129)        377         248         (108)          966            858
Mortgage-backed securities
  held for trading                       556      (1,626)     (1,070)        (618)       (1,490)        (2,108)
Mortgage-backed securities
  available for sale                 (23,508)     27,089       3,581       (6,769)       34,893         28,124
Mortgage-backed securities
  held to maturity                      (196)       (393)       (589)         116           690            806
Loans receivable, net(2)             (30,630)     81,069      50,439      (20,729)       49,264         28,535
FHLB stock                              (643)        834         191         (980)        1,509            529
                                  ----------  ----------  ----------  -----------   -----------   ------------
   Total interest-earning assets  $  (63,178) $  110,495  $   47,317  $   (38,422)  $    98,712   $     60,290
                                  ----------  ----------  ----------  -----------   -----------   ------------
INTEREST-BEARING LIABILITIES:

Deposits                          $  (24,332) $   27,806  $    3,474  $   (32,380)  $    31,875   $       (505)
Securities sold under agreements
  to repurchase                      (16,539)     16,431        (108)     (17,401)       19,046          1,645
Notes payable                            730        (664)         66       (5,713)        1,108         (4,605)
Other borrowings(3)                   (5,625)     14,616       8,991       (5,611)       13,322          7,711
                                  ----------  ----------  ----------  -----------   -----------   ------------
   Total interest-bearing
     liabilities                  $  (45,766) $   58,189  $   12,423  $   (61,105)  $    65,351   $      4,246
                                  ----------  ----------  ----------  ------------  -----------   ------------
Increase in net interest income                           $   34,894                              $     56,044
                                                          ==========                              ============

(1) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

(2) Includes mortgage loans held for sale.

(3) Comprised of long-term debt, advances from the FHLB and other borrowings.

P. 40

INTEREST INCOME.

Total interest income increased by $47.3 million or 14.3% during the year ended December 31, 2003 as compared to the year ended December 31, 2002, and increased by $60.3 million or 22.3% during the year ended December 31, 2002 over the year ended December 31, 2001. Interest income on loans, the largest component of R-G Financial's interest-earning assets, increased by $50.4 million or 27.9% during the year ended December 31, 2003 as compared to the year ended December 31, 2002, and increased by $28.5 million or 18.7% during 2002 over the year ended December 31, 2001. The increase in 2003 was primarily the result of a $1.1 billion increase in the average balance of loans receivable, partially offset by a decrease in the yield earned thereon from 7.21% in 2002 to 6.37% in 2003. The increase in interest income on loans during the year ended December 31, 2002 was primarily caused by a $613.1 million increase in the average balance of loans receivable, partially offset by a decrease in the yield earned thereon from 8.04% in 2001 to 7.21% in 2002.

Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) decreased by $3.4 million or 2.4% during the year ended December 31, 2003 as compared to the year ended December 31, 2002, and increased by $31.3 million or 27.5% during the year ended December 31, 2002 over the year ended December 31, 2001. The decrease during 2003 was due primarily to a decrease in the yield earned thereon from 5.95% in 2002 to 4.87% in 2003, partially offset by an increase in the average balance of mortgage-backed securities of $409.4 million, together with a $59.7 million increase in the average balance of investment securities. The increase during the year ended December 31, 2002 was primarily due to a $527.1 million increase in the average balance of mortgage-backed securities, together with a $151.4 million increase in the average balance of investment securities during the period. The increase in investment securities during 2003 and 2002 reflects purchases of approximately $2.3 billion and $1.2 billion, respectively, during such periods, net of maturities and sales.

Interest income on cash and cash equivalents increased by $105,000 or 6.9% during the year ended December 31, 2003 as compared to the year ended December 31, 2002, and decreased by $97,000 or 6.0% during the year ended December 31, 2002. The increase in interest earned on money market investments during 2003 reflected an increase in their average balance of $21.3 million during the year. The decrease during 2002 was caused by a decline in the yield earned thereon from 5.18% in 2001 to 1.40% in 2002, partially offset by an increase in their average balance of $78.1 million during the year. The fluctuations in yields earned on money market investments reflect the general fluctuations in short-term market rates of interest during the periods presented.

INTEREST EXPENSE.

Total interest expense increased by $12.4 million or 7.0% during the year ended December 31, 2003, as compared to the year ended December 31, 2002, and increased by $4.2 million or 2.4% during the year ended December 31, 2002. Interest expense on deposits, the largest component of R-G Financial's interest-bearing liabilities, increased by $3.5 million or 3.9% during the year ended December 31, 2003, as compared to the year ended December 31, 2002, and decreased by $505,000 or 0.6% during the year ended December 31, 2002. The increase during 2003 was due primarily to an increase in the average balance of deposits of $777.7 million, partially offset by a decrease in the average rate paid thereon of 75 basis points during such period. The decrease during the year ended December 31, 2002, as compared to the year ended December 31, 2001, was due primarily to a decrease in the average rate paid thereon of 131 basis points, partially offset by an increase in the average balance of deposits of $652.4 million. The reduction in interest rates paid during 2003 and 2002 were due to a reduction in market rates of interests as a result of consecutive decreases by the Federal Reserve Board.

Interest expense on repurchase agreements decreased by $108,000 or 0.2% during the year ended December 31, 2003, as compared to the year ended December 31, 2002, and increased by $1.6 million or 3.3% during the year ended December 31, 2002. The decrease during 2003 was due primarily to a decrease in the average rate paid thereon of 87 basis points partially offset by an increase in the average balance of repurchase agreements of $461.9 million. The increase during the year ended December 31, 2002 was primarily due to an increase in the average balance of repurchase agreements outstanding of $399.5 million, partially offset by a decrease in the average rate paid thereon of 121 basis points. R-G Financial generally uses repurchase agreements to fund part of its investment securities portfolio. These repurchase agreements are collateralized by investment and mortgage-backed securities available for sale. The fluctuations in the average balance of repurchase agreements during the periods presented is therefore mainly a function of the level of investment and mortgage-backed securities which are available to collateralize such agreements.

Interest expense on notes payable (consisting of warehouse and other lines of credit) increased by $66,000 or 1.0% during the year ended December 31, 2003, as compared to the year ended December 31, 2002, and decreased by $4.6 million or 40.4% during the year ended December 31, 2002. The increase during the year ended December 31, 2003, as compared to the year ended December 31, 2002, was primarily due to an increase in the average rate paid thereon of 34 basis points, partially offset by a decrease in the average balance outstanding of $23.6 million. The decrease during the year ended December 31, 2002 was due primarily to a decrease in the average rate paid thereon of 207 basis points, partially offset by an increase in the average balance outstanding of $7.9 million, as the Company's mortgage banking subsidiaries made increased use of lines of credit due to an increase in mortgage loan originations during such period.

Interest expense on other borrowings (consisting principally of advances from the FHLB) increased by $9.0 million or 28.5% during the year ended December 31, 2003, as compared to the year ended December 31, 2002, and increased by $7.7 million or 32.4% during the year ended December 31, 2002. The increase during the year ended December 31, 2003, as compared to the year ended December 31,2002 was due primarily to a $327.7 million increase in the average balance of such borrowings, partially offset by a decrease in the average rate paid thereon of 54 basis points. The increase during 2002 was due primarily to a $253.5 million increase in the average balance of such borrowings, partially offset by a decrease in the average rate paid thereon of 79 basis points. The increase in the average balance of such borrowings during 2003 and 2002 is primarily due to increased use of FHLB advances to fund growth in the loan portfolio of banking subsidiaries.

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

R-G Financial made provisions to its allowance for loan losses of $18.6 million, $18.0 million and $11.1 million during the years ended December 31, 2003, 2002 and 2001, respectively.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 41

The increase in the provision for loan losses taken by the Company during 2003 and 2002 reflects the increase in the Company's commercial real estate and construction loan portfolios, due to increased emphasis in the origination of such loans by the Company, which have higher inherent credit risk compared to residential loans.

Management believes that its allowance for loan losses at December 31, 2003, was adequate based upon, among other things, the significant level of single-family residential loans within R-G Financial's portfolio and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. Nevertheless, there can be no assurances that additions to such allowance will not be necessary in future periods, particularly if the growth in R-G Financial's real estate lending, including commercial lending, continues.

NON-INTEREST INCOME.

The following table sets forth information regarding non-interest income for the periods shown.

                                               Year Ended December 31, (Dollars in Thousands)
                                              ------------------------------------------------
                                                  2003            2002                2001
                                              ------------    ------------        ------------
Net gain on origination and sale of loans     $    146,893    $     85,538        $     62,512
Loan administration and servicing fees              48,166          47,202              33,920
Service charges, fees and other                     28,741          16,431              12,615
                                              ------------    ------------        ------------
   Total other income                         $    223,800    $    149,171        $    109,047
                                              ============    ============        ============

Total non-interest income increased by $74.6 million or 50.0% during the year ended December 31, 2003, as compared to the prior year and increased by $40.1 million or 36.8% during the year ended December 31, 2002. Net gain on sale of loans amounted to $146.9 million, $85.5 million and $62.5 million during the years ended December 31, 2003, 2002 and 2001, respectively. Net gain on sale of loans reflects the income generated from the origination and purchase of single-family residential real estate loans and the subsequent securitization and sale of such loans. During the years ended December 31, 2003, 2002 and 2001, R-G Financial originated and purchased $3.2 billion, $2.2 billion and $1.9 billion, respectively, including $333.1 million, $221.0 million and $90.1 million, respectively, of loan purchases, and sold $1.9 billion, $1.2 billion and $1.2 billion (excluding loans securitized and retained as mortgage-backed securities) of mortgage loans, respectively. Since 2000, the Company has emphasized internal loan originations and reduced its dependence on loan purchases, as a means of achieving higher volume of mortgage loan production through its branch network and increased profitability across its product lines. As a result of this strategy, loan purchases decreased from $583.6 million in 1999 to $274.0 million in 2000, $90.1 million in 2001, $221.0 million in 2002 and $333.1 million in 2003 while its internal loan originations amounted to $1.1 billion in 1999 and 2000, $1.8 billion in 2001, $2.0 billion in 2002 and $2.9 billion in 2003. R-G Financial's mortgage banking operations are highly dependent upon market and economic conditions.

During the years ended December 31, 2003, 2002 and 2001, R-G Financial recognized net (loss) profit on trading securities of $(1.3) million, $989,000 and $2.0 million, respectively, which are included in net gains on sale of loans. Such gains and losses primarily reflect fluctuations in the market value of loans which have been securitized into mortgage-backed securities and are being held for trading.

During the years ended December 31, 2003, 2002 and 2001, R-G Financial recognized loan administration and servicing fees of $48.2 million, $47.2 million and $33.9 million, respectively. The increase in loan administration and servicing fees over the periods reflects the increase in R-G Financial's loan servicing portfolio from 110,874 loans with an aggregate principal balance of $6.6 billion at January 1, 2001 to 147,981 loans with an aggregate principal balance of $10.9 billion at December 31, 2003. The growth in the Company's servicing portfolio during such period includes approximately $2.6 billion acquired in the acquisition of Crown Bank in June 2002.

Service charges, fees and other amounted to $28.7 million, $16.4 million and $12.6 million during the years ended December 31, 2003, 2002 and 2001, respectively. The $12.3 million or 74.9% and the $3.8 million or 30.2% increase during the years ended December 31, 2003 and 2002, respectively, were primarily due to the continued growth of the Company's fee-based insurance and broker-dealer operations which commenced in late 2000, and early 2002, respectively, as well as increased fee income associated with new deposit products and an increasing deposit base.

P. 42

NON-INTEREST EXPENSES.

The following table sets forth certain information regarding non-interest expenses for the periods shown.

                                                Year Ended December 31, (Dollars in Thousands)
                                              --------------------------------------------------
                                                2003                 2002                 2001
                                              --------             --------             --------
Employee compensation and benefits            $ 63,585             $ 45,244             $ 33,290

Office occupancy and equipment                  24,761               19,631               16,649

Other administrative and general               131,486               94,363               57,133
                                              --------             --------             --------
 Total non-interest expenses                  $219,832             $159,238             $107,072
                                              ========             ========             ========

Total non-interest expense increased by $60.6 million or 38.1% during the year ended December 31, 2003, as compared to the year ended December 31, 2002, and increased by $52.2 million or 48.7% during the years ended December 31, 2002 over 2001. The increase in total non-interest expense during the years ended December 31, 2003 and 2002 reflect general growth in the Company's operations, as well as increased costs associated with the opening of new branch offices.

The operations of Crown Bank, acquired by the Company in June 2002, were a significant reason for the increase in expenses during the years ended December 31, 2003 and 2002. Total operating expenses of Crown Bank for 2003 were $49.8 million, and $27.0 million for 2002 since its acquisition. Excluding expenses related to Crown Bank during 2002, total non-interest expenses increased by $25.2 million or 23.5% during the year ended December 31, 2002.

Employee compensation and benefits expense amounted to $63.6 million, $45.2 million and $33.3 million during the years ended December 31, 2003, 2002 and 2001, respectively. The $18.3 million or 40.5% increase in such expenses during the year ended December 31, 2003 is primarily due to an increase in the number of employees as well as increased bonus payments. The $12.0 million or 35.9% increase in such expenses during the year ended December 31, 2002 is primarily associated with an increase in the number of employees and increased bonus payments associated with increased loan production during the year, as well as employee expenses related to the operations of Crown Bank totaling $5.4 million.

Office occupancy and equipment expense amounted to $24.8 million, $19.6 million and $16.6 million during the years ended December 31, 2003, 2002 and 2001, respectively. The $5.1 million or 26.1% increase in office occupancy and equipment expenses during the year ended December 31, 2003 is primarily related to the operation of additional bank branches and additional office space to accomodate growth in the operations of the Company in Puerto Rico. The $3.0 million or 17.9% increase in office occupancy and equipment expenses during the year ended December 31, 2002 is primarily related to the operation of additional bank branches and additional office space to accomodate general growth in the operations of R-G Financial, as well as $1.3 million additional expenses associated with the operations of Crown Bank.

Other administrative and general expenses, which consist primarily of advertising, license and property taxes, amortization of servicing asset, insurance, telephone, printing and supplies and other miscellaneous expenses, amounted to $131.5 million, $94.4 million and $57.1 million during the years ended December 31, 2003, 2002 and 2001, respectively. The $37.1 million or 39.3% increase in such expenses during the year ended December 31 2003, is primarily associated with additional expenses associated with the Company's servicing asset of $20.6 million, including impairment charges, as well as additional expenses associated with the operations of Crown Bank and general growth in the operations of R-G Financial. The $37.2 million or 65.2% increase in other administrative and general expenses during the year ended December 31, 2002 was primarily due to a $22.8 million increase in expenses associated with the Company's servicing asset, including impairment charges, as well as additional expenses related to the operations of Crown Bank and general growth in the operations of R-G Financial in Puerto Rico.

Unscheduled amortization amounts are a result of higher prepayment speeds in the Company's servicing portfolio. The increases in prepayments reflect decreases in interest rates for new mortgage loans, which reached historically low levels during the second quarter of 2003. During the second half of 2003, however, interest rates for mortgage loans increased compared to the first half of 2003, and prepayment speeds have declined as a result. The value of the Company's servicing portfolio is expected to increase if rates continue to increase due to lower prepayment speeds. Unscheduled amortization amounts are expected to continue, however, although at a lower pace compared to 2003, as a result presently lower prepayment speeds.

INCOME TAXES.

R-G Financial's income tax provision amounted to $42.4 million during the year ended December 31, 2003, as compared to income tax expense of $28.7 million and $21.6 million during the years ended December 31, 2002 and 2001, respectively. R-G Financial's effective tax rate amounted to 24.4%, 22.9% and 24.6% during the years ended December 31, 2003, 2002 and 2001, respectively. The lower effective tax rates experienced by R-G Financial compared to the maximum statutory rates reflect the exemption under Puerto Rico law of the net interest income derived from certain FHA and VA mortgage loans secured by properties located in Puerto Rico and on GNMA securities backed by such loans. The Company also invests in certain U.S. agency securities that are exempt from Puerto Rico taxation and are not subject to federal income taxation because the Company is entitled to rely on the portfolio interest deduction. Finally, R-G Financial's international banking entities may invest in various U.S. securities the income on which is exempt from Puerto Rico income taxation and are also not subject to federal income taxation on the basis of the portfolio interest deduction.

In December 2003, the Puerto Rico Legislature passed legislation to modify the taxation of international banking entities organized under the Puerto Rico Banking Law. Under the new legislation, which affects only those entities organized as divisions (as opposed to those organized as separate subsidiaries), the income generated by international bank divisions will be subject to the regular Puerto Rico statutory tax rate to the extent it exceeds 40% of the combined taxable income of the corporation and its divisions for the period January 1, 2004 to June 30, 2004, 30% for the period July 1, 2004 to December 31, 2004, and 20% thereafter.

Based on presently available information, management believes that the impact of the new legislation should not have a significant impact on future results of operations of the Company.

                                       R-G FINANCIAL 2003 ANNUAL REPORT    P. 43

LIQUIDITY AND CAPITAL RESOURCES

LIQUIDITY.

Liquidity refers to R-G Financial's ability to generate sufficient cash to meet the funding needs of current loan demand, deposit withdrawals, principal and interest payments with respect to outstanding borrowings and to pay operating expenses. It is management's policy to maintain greater liquidity than required in order to be in a position to fund loan purchases and originations, to meet withdrawals from deposit accounts, to make principal and interest payments with respect to outstanding borrowings and to make investments that take advantage of interest rate spreads. R-G Financial monitors its liquidity in accordance with guidelines established by R-G Financial and applicable regulatory requirements. R-G Financial's need for liquidity is affected by loan demand, net changes in deposit levels and the scheduled maturities of its borrowings. R-G Financial can minimize the cash required during times of heavy loan demand by modifying its credit policies or reducing its marketing efforts. Liquidity demand caused by net reductions in deposits are usually caused by factors over which R-G Financial has limited control. R-G Financial derives its liquidity from both its assets and liabilities. Liquidity is derived from assets by receipt of interest and principal payments and prepayments, by the ability to sell assets at market prices and by utilizing unpledged assets as collateral for borrowings. Liquidity is derived from liabilities by maintaining a variety of funding sources, including deposits, advances from the FHLB and other short and long-term borrowings.

R-G Financial's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell, federal funds sold and certificates of deposit in other financial institutions. If R-G Financial requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 2003, R-G Financial had $147.2 million in borrowing capacity under unused warehouse and other lines of credit, $1.1 billion in borrowing capacity under unused lines of credit with the FHLB and $19.0 million available unused fed funds lines of credit.

At December 31, 2003, R-G Financial had outstanding commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of $605.3 million. The Company also has agreements with developers to facilitate the mortgage loans to qualified buyers of new housing units on residential projects amounting to $905.8 million. All such agreements are subject to prevailing market rates at time of closing with no market risk exposure to the Company or with firm back-to-back commitments in favor of the mortgagee. Finally, the Company had certificates of deposit which are scheduled to mature within one year totaling $1.1 billion at December 31, 2003, and borrowings that are scheduled to mature within the same period amounting to $1.7 billion. R-G Financial anticipates that it will have sufficient funds available to meet its current loan commitments.

CAPITAL RESOURCES.

Applicable capital regulations establish a minimum 3.0% Tier I leverage capital requirement for the most highly-rated state-chartered, non-member banks, with an additional cushion of at least 100 to 200 basis points for all other state-chartered, non-member banks, which effectively increases the minimum
Tier I leverage ratio for such other banks from 4.0% to 5.0% or more. Under the regulations, the highest-rated banks are those that the FDIC determines are not anticipating or experiencing significant growth and have well diversified risk, including no undue interest rate risk exposure, excellent asset quality, high liquidity, good earnings and, in general, which are considered a strong banking organization and are rated composite 1 under the Uniform Financial
Institutions Rating System. Leverage or core capital is defined as the sum of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, and minority interests in consolidated subsidiaries, minus all intangible assets other than certain qualifying supervisory goodwill and certain purchased mortgage servicing rights.

Regulators also require that banks meet a risk-based capital standard. The risk-based capital standard for banks requires the maintenance of total capital (which is defined as Tier I capital and supplementary (Tier 2) capital) to risk weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item. The components of Tier I capital are equivalent to those discussed above under the 3% leverage capital standard. The components of supplementary capital include certain perpetual preferred stock, certain mandatory convertible securities, certain subordinated debt and intermediate preferred stock and general allowances for loan and lease losses. Allowance for loan and lease losses includable in supplementary capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of capital counted toward supplementary capital cannot exceed 100% of core capital.

At December 31, 2003, R-G Premier met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 6.97%, 12.50% and 13.46%, respectively. At December 31, 2003 Crown Bank also met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 7.32%, 11.12% and 11.89%, respectively.

In addition, the Federal Reserve Board has promulgated capital adequacy guidelines for bank holding companies which are substantially similar to those adopted by the FDIC regarding state-chartered banks, as described above. R-G Financial is currently in compliance with such regulatory capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 10.31%, 15.64% and 16.40%, respectively.

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

P. 44

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

A more conventional but limited IRRBICO monitoring tool involves an analysis of the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. At December 31, 2003, R-G Financial's interest-bearing liabilities which mature or reprice within one year exceeded R-G Financial's interest-earning assets with similar characteristics. During 2003, R-G Financial's fixed rate residential loan portfolio increased significantly as a result of strong loan production during the year. As a result, R-G Financial had a one year negative gap at December 31, 2003 of $116.2 million, or 1.4% of total assets, compared to a positive gap of approximately $498.1 million or 7.9% of total assets at December 31, 2002. R-G Financial's gap position within one year at December 31, 2003 was only 1.4% of total assets at such date, due primarily to a continuous increase in the amount of adjustable rate loans resulting from greater emphasis in commercial and construction lending, as well as to the extension during 2002 and 2003 of the maturity dates of certain borrowings into longer-term maturities at very attractive rates, taking advantage of reduced interest rates during such periods. At December 31, 2003 $2.0 billion or 54.4% of borrowings of the Company mature after one year. While in computing its gap position the Company presents its fixed-rate residential mortgage loans receivable portfolio held for investment purposes according to its maturity date, from time to time the Company may negotiate special transactions with FHLMC and/or FNMA or other third party investors for the sale of such loans. There can be no assurance, however, that the Company will be successful in consummating any such transactions. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

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

A mortgage-banking company is generally exposed to interest rate risk from the time the interest rate on the customer's mortgage loan application is established through the time the mortgage loan closes, and until the time the company commits to sell the mortgage loan. In order to limit R-G Financial's exposure to interest rate risk through the time the mortgage loan closes, the Company generally does not lock-in or guarantee the customer a specific interest rate on such loans through the closing date but rather offers customers an interest rate that will be based on a prevailing market rate that adjusts weekly. Moreover, in order to limit R-G Financial's exposure to interest rate risk through the time the loan is sold or committed to be sold, R-G Financial may, depending upon market conditions, enter into forward commitments to sell a portion of its mortgage loans to investors for delivery at a future time. At December 31, 2003, R-G Financial had $312.9 million of pre-existing commitments by third-party investors to purchase mortgage loans. To the extent that R-G Financial originates or commits to originate loans without pre-existing commitments by investors to purchase such loans or is not otherwise hedged against changes in interest rates ("unhedged loans"), R-G Financial will be subject to the risk of gains or losses through adjustments to the carrying value of loans held for sale or on the actual sale of such loans (the value of unhedged loans fluctuates inversely with changes in interest rates).

Finally, R-G Financial carries an inventory of mortgage-backed and related securities (primarily fixed-rate U.S. Agencies CMO's and GNMA and FHLMC certificates) classified as available for sale of $2.4 billion or 29.3% of its total assets which are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income, a separate component of stockholders' equity. Because such interest-earning assets have longer effective maturities than R-G Financial's interest bearing liabilities, the yield of such assets will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, R-G Financial's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates.

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

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 45

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

At December 31, 2003 R-G Mortgage was a party to two interest rate swap agreements. An interest rate swap is an agreement where one party (generally the Company) agrees to pay a fixed-rate of interest on a notional principal amount to a second party (generally a broker) in exchange for receiving from the second party a variable-rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. R-G Mortgage's existing interest rate swap agreements have a notional amount of approximately $85.0 million and expire between February 2006 and December 2009. With respect to such agreements, R-G Mortgage makes fixed interest payments ranging from 4.80% to 5.60%, and receives payments based upon the three-month London Interbank Offer Rate ("Libor"). The net interest paid relating to R-G Mortgage's fixed-pay interest rate swaps amounted to approximately $3,318,000, $2,835,000 and $858,000 during the year ended December 31, 2003, 2002 and 2001, respectively. Such interest rate contracts have reduced the imbalance between R-G Financial's interest-earning assets and interest-bearing liabilities within shorter maturities, thus reducing R-G Financial's exposure to increases in interest rates that may occur in the future.

BANKING OPERATIONS.

The results of operations of R-G Financial are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At December 31, 2003, R-G Financial's interest-earning assets included a portfolio of loans receivable, net of $4.0 billion and a portfolio of investment securities and mortgage-backed securities (including held to maturity, available for sale and held for trading) of $3.2 billion. Because R-G Financial's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on R-G Financial's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, R-G Financial's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates. In addition to affecting net interest income, changes in interest rates also can affect the value of R-G Financial's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. At December 31, 2003, $3.1 billion or 96.4% of R-G Financial's mortgage-backed and investment securities were classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income, a separate component of stockholders' equity.

In addition to affecting net interest income, changes in interest rates also can affect the value of R-G Financial's mortgage-backed and related securities. Generally, the value of fixed-rate mortgage-backed securities declines when interest rates rise and, conversely, increases when interest rates fall. At December 31, 2003, R-G Financial held $33.2 million of mortgage-backed and related securities (all of which carried fixed interest rates) which were classified as held for trading and reported at fair value, with unrealized gains and losses included in earnings. Accordingly, declines in the value of R-G Financial's securities held for trading would have a negative impact on the Company's earnings regardless of whether any securities were actually sold.

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

External hedging involves the use of interest rate swaps, collars, caps, options and futures to reduce interest rate risk on all mortgage-backed securities (excluding CMOs) which are available for sale. At December 31, 2003, mortgage-backed securities available for sale had a fair value of $2.4 billion.

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

At December 31, 2003, R-G Premier was a party to two interest rate swap agreements with an aggregate notional amount of approximately $60 million and expire between February 2006 and December 2009. With respect to such agreements, R-G Premier makes fixed interest payments ranging from 4.67% to 5.69% and receives payments based upon the three-month Libor. The net interest paid relating to the R-G Premier's fixed-pay interest rate swaps amounted to approximately $2,404,000, $2,318,000 and $868,000 during the years ended December 31, 2003, 2002 and 2001, respectively. Such interest rate contracts have reduced the imbalance between R-G Financial's interest-earning assets and interest-bearing liabilities within shorter maturities, thus, reducing R-G Financial's exposure to increases in interest rates that may occur in the future.

In addition, at December 31, 2003 RAC was a party to an interest rate swap agreement with a notional amount of $25.0 million which expires in April 2007 to hedge debt issued for the same amount in April 2002. With respect to such agreement, RAC makes fixed interest payments of 8.77% and receives payments based upon the six-month Libor. Net interest paid during the year ended December 31, 2003 and 2002 amounted to $855,000 and $532,000, respectively.

P. 46

The following table summarizes the anticipated maturities or repricing of R-G Financial's interest-earning assets and interest-bearing liabilities as of December 31, 2003, based on the information and assumptions set forth in the notes below. For purposes of this presentation, the interest earning components of loans held for sale and mortgage-backed securities held in connection with the Company's mortgage banking business are assumed to mature within one year. In addition, investments held by the Company which have call features are presented according to their expected callable date or contractual maturity date, as the case may be, based on the actual interest rate environment.

                                                              Four to       More Than       More Than
                                              Within Three     Twelve      One Year to     Three Years    Over Five
                                                 Months        Months      Three Years    to Five Years     Years         Total
                                              ------------   -----------   -----------    -------------  -----------   -----------
Interest-earning assets(1):
Loans receivable                              $ 1,145,148    $   424,911   $   755,206    $   469,962    $ 1,291,344   $ 4,086,571
Mortgage loans held for sale                       99,671         46,694        66,954         54,108         48,264       315,691
Mortgage-backed securities(2)(3)                  145,992        413,556       504,721        290,485      1,111,070     2,465,824
Investment securities(3)                          194,907        112,652       327,371        133,709          3,201       771,840
Other interest-earning assets(4)                  119,402              -             -              -              -       119,402

Total                                         $ 1,705,120    $   997,813   $ 1,654,252    $   948,264    $ 2,453,879   $ 7,759,328

Interest-bearing liabilities:
Deposits:
    NOW and Super NOW accounts(5)             $    28,061    $    78,297   $    86,068    $    69,715    $   297,206   $   559,347
    Passbook savings accounts(5)                    8,436         24,468        60,912         48,730        194,918       337,464
    Regular and commercial checking(5)             19,714         55,197        60,678         49,149        209,533       394,271
    Certificates of deposit                       347,747        717,739       703,393        488,367          1,988     2,259,234
FHLB advances                                     194,000          5,000       530,600        235,000        165,000     1,129,600
Securities sold under agreements to
    repurchase(6)                                 998,131        312,443       743,021         50,000        138,200     2,241,795
Other borrowings(7)                                53,432        146,497             -              -              -       199,929

Total                                           1,649,521      1,339,641     2,184,672        940,961      1,006,845     7,121,640

Effect of hedging instruments                     170,000              -       (65,000)       (25,000)       (80,000)            -
                                              -----------    -----------   -----------    -----------    -----------   -----------
Excess (deficiency) of interest-earning
    assets over interest-bearing liabilities  $   225,599    $  (341,828)  $  (595,420)   $   (17,697)   $ 1,367,034   $   637,688
                                              -----------    -----------   -----------    -----------    -----------   -----------
Cumulative excess (deficiency) of
    interest-earning assets over
    interest-bearing liabilities              $   225,599    $  (116,229)  $  (711,649)   $  (729,346)   $   637,688
                                              -----------    -----------   -----------    -----------    -----------
Cumulative excess (deficiency) of
    interest-earning assets over
    interest-bearing liabilities as a
    percent of total assets                          2.75%         (1.42)%       (8.68)%        (8.90)%         7.78%
                                              ------------   -----------   -----------    -----------    -----------


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

(5) Although the Bank's negotiable order of withdrawal ("NOW") and Super NOW accounts, passbook savings accounts and checking accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities based on the Bank's retention of such deposits in changing interest rate environments. The table assumes that funds will be withdrawn from the Bank at

 (footnotes continue on following page)

                                       R-G FINANCIAL 2003 ANNUAL REPORT    P. 47
annual rates for NOW accounts and for regular and commercial checking accounts, ranging from 10% for 0-12 months, 19% for 1-5 years, 41% for 5-10 years, 65% for 10-20 years and 100% thereafter; and, for passbook savings accounts, ranging from 5% for 0-12 months, 20% for 1-5 years, 40% for 5-10 years, 65% for 10-20 years and 100% thereafter. The percentages used were computed based on actual experience for new accounts and the percentage retained over time.

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

The following table sets forth at December 31, 2003 the estimated percentage change in R-G Financial's net interest income based on the indicated changes in interest rates.

NET INTEREST INCOME

                          (Dollars in Thousands)
-------------------------------------------------------------------------
     Change in               Expected
   Interest Rates           Net Interest          Amount       Percentage
(in basis points)(1)         Income(2)          of Change        Change
--------------------       -------------       -----------     ----------
     +200                  $  206,059          $  (3,015)         (1.4)%
     +100                     207,783             (1,291)         (0.6)
 Base Scenario                209,074                  -             -
     -100                     208,261               (813)         (0.4)

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

P. 48

CONTRACTUAL OBLIGATIONS, COMMERCIAL COMMITMENTS AND OFF-BALANCE SHEET
ARRANGEMENTS

The following tables present contractual obligations, commercial commitments and off-balance sheet arrangements of the Company as of December 31, 2003. See notes 9, 10 and 19 of the Notes to the Consolidated Financial Statements (dollars in thousands):

                                                                                    Payment due period
                                                                 ---------------------------------------------------------
                                                                    Less than      One to        Four to         After
CONTRACTUAL OBLIGATIONS                               Total         One Year     Three Years    Five Years     Five Years
-----------------------                           -----------    ------------   ------------   -----------    ------------
Deposits                                          $ 3,555,764    $  2,353,318   $   706,559    $   493,944    $     1,943
FHLB advances                                       1,129,600         199,000       530,600        235,000        165,000
Lines of credit                                       192,259         192,259             -              -              -
Other borrowings                                      157,670           7,670             -              -        150,000
Repurchase agreements                               2,220,795       1,289,574       743,021         50,000        138,200
Non-cancellable leases                                 39,249           6,237         9,724          7,543         15,745
                                                  -----------    ------------   ------------   -----------    ------------
    Total contractual cash obligations            $ 7,295,337    $  4,048,058   $ 1,989,904    $   786,487    $   470,888
                                                  ===========    ============   ============   ===========    ============

                                                                                           Expiring-by period
                                                                           ---------------------------------------------------
OTHER COMMERCIAL COMMITMENTS AND OFF-BALANCE SHEET                         Less than      One to      Four to        After
   ARRANGEMENTS                                                  Total       One Year    Three Years   Five Years   Five Years
---------------------------------------------------------    ----------    ----------   -----------   ----------   -----------
Lines of credit                                              $  194,509    $  185,263   $    3,395    $    136    $    5,715
Commitments to originate mortgage and
  nonmortgage loans                                             109,691       109,691            -           -             -
Standby letters of credit                                        15,270         7,770        7,500           -             -
Undisbursed portion of loans in process                         224,960       156,115       68,845           -             -
Forward commitments to sell loans                               312,894       312,894            -           -             -
Loans sold with recourse                                      1,075,794             -            -           -     1,075,794
                                                             ----------    ----------   ----------    --------    ----------
     Total commercial commitments                            $1,933,118    $  771,733   $   79,740    $    136    $1,081,509
       and off-balance sheet arrangements                    ==========    ==========   ==========    ========    ==========


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

The Company is contingently liable under limited recourse provisions resulting from the sale of residential mortgage loans to several investors, principally FHLMC, as part of its mortgage banking activities. On certain sales, the Company is also contingently liable for any losses sustained in the disposition of any future repossessed properties that may result from such loans. All loans subject to these provisions are presently being serviced by the Company, and provisions for loan losses, based on loss experience of the Company, are made at the time the loans are sold. Management estimates that the future liability under these provisions is insignificant at December 31, 2003, as losses upon the completion of the foreclosure process have been minimal to the Company. See Note 19 of the Notes to the Consolidated Financial Statements for further information regarding the Company's commitments under loans sold subject to recourse provisions.

Finally, in April 2002, RAC formed R-G Capital Trust I, a Delaware business trust, which issued $25 million of trust preferred securities. In August 2003, RAC formed R&G Capital Trust IV which issued $15 million of trust preferred securities. Each of these transactions were sold in private placements. In October 2003, the Company formed R&G Capital Trust III, which issued $100 million of trust preferred securities in a public offering. The Company has guaranteed certain obligations of RAC to R-G Capital Trust I and IV, mainly related to the payment of interest by RAC on the trust preferred securities and the eventual redemption of the trust preferred securities at maturity. The Company has also guaranteed certain obligations to R-G Capital III. See Note 19 of the Notes to the Consolidated Financial Statements for further information regarding the Company's commitments under trust preferred securities.

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

                                       R-G FINANCIAL 2003 ANNUAL REPORT    P. 49

The Company also considers, as critical to the sound operations of the Company, its policy for the measurement and periodic evaluation for impairment of its servicing asset and retained interests resulting from the sale or securitization of residential mortgage loans and/or financial asset transfers of mortgage loans accounted for as sales.

As of December 31, 2003 the Company had a servicing asset of $119.6 million, and retained interests (CMO residuals and interest only strips) resulting from financial asset transfers accounted for as sales totaling $108.0 million. Such assets are initially recorded at their fair value at the time of sale or securitization. Once recorded, such assets are periodically evaluated and adjusted accordingly using discounted future cash flows techniques, via Company simulation models and through external consultants. Generally, the value of such assets decline with decreases in interest rates and conversely increases when interest rates increase. An impairment is recognized on the Company's servicing asset whenever the prepayment pattern of the underlying mortgage loans indicates that the fair value of such asset is lower than its carrying amount, or that faster amortization of the asset is required. Retained interests are adjusted periodically to their estimated fair value, and are included within mortgage-backed securities available for sale on the consolidated statements of financial condition with changes in fair value reported as other comprehensive income. See Notes 1 and 3 of the Notes to the Consolidated Financial Statements for further information regarding the Company's servicing asset and retained interests policy.

RECENT ACCOUNTING PRONOUNCEMENTS
ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

On April 30, 2003 the FASB issued SFAS No. 149, "Amendment of Statement 133 or Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivatives instruments embedded in other contracts, and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of this Statement on July 1, 2003 had no significant effect on the consolidated financial condition or results of operations of the Company.

ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." FAS 150 represents phase 1 of the FASB's broader project on (1) distinguishing between liability and equity instruments and (2) accounting for instruments that have characteristics of both types of instruments (the "liabilities and equity project"). SFAS No. 150 covers a limited number of instruments that are to be classified as liabilities and specifies that such instruments embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. It is expected that phase 2 of the project will address (1) separating compound financial instruments (including convertible debt and conditionally redeemable stock) that have characteristics of liabilities and equity into their liability and equity components, (2) the definition of an ownership relationship, and (3) the definition of liabilities in FASB Concepts Statement No. 6 (CON 6), "Elements of Financial Statements."

Under the provisions of this Statement, SFAS No. 150 was effective July 1, 2003 for the Company. Among the instruments specified by SFAS No. 150, mandatorily redeemable financial instruments must be classified as liabilities. The Company has $35 million of guaranteed preferred beneficial interest in company junior subordinated deferrable interest debentures ("trust preferred securities") that had already been classified as other borrowings in its consolidated statements of financial condition as of June 30, 2003 and accordingly, the adoption of this Statement did not have any effect on the Company's consolidated financial statements.

ACCOUNTING FOR CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). Under FIN 46 entities that would be assessed for consolidation are typically referred to as Special-Purposed Entities ("SPEs"), although non-SPE-type entities may also be subject to the guidance. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entities residual returns, or both. FIN 46 was effective immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to February 1, 2003, the provisions of FIN 46 became effective July 1, 2003. On October 9, 2003 the FASB opted to defer to October 1, 2003 the effective date for variable interest entities created prior to February 1, 2003. The provisions of FIN 46 continue to apply to variable interest entities created after January 31, 2003.

Under the provisions of FIN 46, effective July 1, 2003, the Company deconsolidated R&G Capital Trust I and II which had issued trust preferred securities. As discussed above, the Company had classified its $35 million trust preferred securities as borrowings in its consolidated statements of financial condition prior to such deconsolidation. The primary effect of deconsolidating these trusts was to change the balance sheet classification of the liabilities from guaranteed preferred beneficial interest in company junior subordinated deferrable interest debentures to long-term debt.

The Company did not consolidate R&G Capital Trust IV, created by the Company in August 2003, which issued $15 million in trust preferred securities in a private placement, and R&G Capital Trust III which in October 2003 issued $100 million of trust preferred securities in a public offering. Based on interim guidance issued by the Federal Reserve Board, the deconsolidation of these vehicles pursuant to FIN 46 would not impact the Tier 1 capital treatment of the liabilities to the extent permitted under current regulations until notice is given to the contrary.

On December 24, 2003, the FASB issued a revision to Fin 46 ("Fin 46R") to modify and clarify certain of the provisions of FIN 46. The provisions of Fin 46R did not affect the accounting treatment of the Company's previously deconsolidated wholly-owned Delaware statutory business trust.

Accounting for Certain Loans and or Debt Securities Acquired in a Transfer In November 2003, the Accounting Standards Executive Committee issued Statement of Position (SOP) No. 03-3, "Accounting for Certain Loans and or Debt Securities Acquired in a Transfer". This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable to credit quality. This SOP does not apply to loans originated by the entity and it prohibits both the creation and carry over of valuation allowances in the initial accounting of all loans acquired in a transfer within the scope of this SOP. The prohibition of the carry over applies to purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Based on presently available information, management believes that the adoption of this SOP will not have a significant effect on its consolidated financial statements.

P. 50

Report of Independent Auditors

[PRICEWATERHOUSECOOPERS LOGO]

To the Board of Directors and Stockholders of R&G Financial Corporation:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity, and of cash flows present fairly, in all material respects, the financial position of R&G Financial Corporation (the Company) and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers, LLP
San Juan, Puerto Rico

March 5, 2004

Certified Public Accountants (of Puerto Rico) License No. 216 expires on December 1, 2004 Stamp 1935654 of the P.R. Society of Certified Public Accountants has been affixed to the file copy of this report.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 51

                                          R-G Financial Corporation Consolidated
                                          Statements of Financial Condition
                                          December 31, 2003 and 2002

                                                                                     2003              2002
                                                                                --------------   --------------
ASSETS
Cash and due from banks                                                         $  114,915,916   $  128,085,571
Money market investments:
    Securities purchased under agreements to resell                                 85,052,435                -
    Time deposits with other banks                                                  34,349,235       65,400,717
    Short-term investments                                                                   -        4,156,894
Mortgage loans held for sale, at lower of cost or market                           315,690,821      258,737,736
Mortgage - backed and investment securities held for trading, at fair value         31,797,046       48,650,844
Trading securities pledged on repurchase agreements, at fair value                   6,558,434       26,106,340
Mortgage - backed and investment securities available for sale, at fair value    1,805,359,525    1,734,920,317
Securities available for sale pledged on repurchase agreements, at fair value    1,215,287,511      737,655,921
Mortgage - backed and investment securities held to maturity, at amortized
    cost (estimated market value: 2003 - $14,940,275; 2002 -$30,884,691)            14,883,237       30,660,525
Securities held to maturity pledged on repurchase agreements, at amortized
    cost (estimated market value: 2003 - $65,248,072; 2002 - $45,925,695)           63,317,155       44,930,272

FHLB stock, at cost                                                                100,461,112       84,336,667
Loans receivable, net                                                            4,048,507,214    2,759,688,983
Accounts receivable, including advances to investors, net                           38,194,429       32,100,002
Accrued interest receivable                                                         42,527,079       40,400,720
Servicing asset, net                                                               119,610,359      142,334,128
Premises and equipment, net                                                         42,781,589       38,665,444
Other assets                                                                       119,586,410      100,414,600
                                                                                --------------   --------------
                                                                                $8,198,879,507   $6,277,245,681
                                                                                ==============   ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
    Deposits                                                                    $3,555,763,630   $2,802,324,012
    Federal funds purchased                                                         21,000,000                -
    Securities sold under agreements to repurchase                               2,220,795,000    1,489,758,391
    Notes payable                                                                  192,258,942      194,607,115
    Advances from FHLB                                                           1,129,600,000      940,725,000
    Other borrowings                                                               157,670,451       45,065,406
    Accounts payable and accrued liabilities                                       158,006,101      134,426,467
    Other liabilities                                                               13,432,756        8,121,112
                                                                                --------------   --------------
                                                                                 7,448,526,880    5,615,027,503
                                                                                --------------   --------------
Commitments and contingencies (see Note 19)

Stockholders' equity:
Preferred stock, $.01 par value, 20,000,000 shares authorized:
    Non-cumulative perpetual monthly income preferred stock, $25 liquidation value:
    7.40% Series A, 2,000,000 shares issued and outstanding                         50,000,000       50,000,000
    7.75% Series B, 1,000,000 shares issued and outstanding                         25,000,000       25,000,000
    7.60% Series C, 2,760,000 shares issued and outstanding                         69,000,000       69,000,000
    7.25% Series D, 2,760,000 shares issued and outstanding                         69,000,000       69,000,000
Common stock:
    Class A - $.01 par value, 40,000,000 shares authorized,
       21,559,584 issued and outstanding (2002 - 14,553,056)                           215,596          145,531
    Class B - $.01 par value, 60,000,000 shares authorized,
       29,506,715 issued and outstanding (2002 - 19,440,206)                           295,067          194,402
    Additional paid-in capital (as adjusted to reflect stock split on
       January 29, 2004 - see Note 13)                                             115,017,394      114,950,629
    Retained earnings                                                              387,035,684      294,591,859
    Capital reserves                                                                25,102,630       17,418,760
    Accumulated other comprehensive income, net of tax                               9,686,256       21,916,997
                                                                                --------------   --------------
                                                                                   750,352,627      662,218,178
                                                                                --------------   --------------
                                                                                $8,198,879,507   $6,277,245,681
                                                                                ==============   ==============

The accompanying notes are an integral part of these financial statements.

P. 52

                                    R-G FINANCIAL CORPORATION
                                    CONSOLIDATED STATEMENTS OF INCOME

                                    Years ended December 31, 2003, 2002 and 2001

                                                                 2003                 2002              2001
                                                            --------------       --------------    --------------
Interest income:

      Loans                                                 $  231,225,163       $  180,786,462    $  152,250,689
      Money market and other investments                        31,847,509           36,890,942        31,959,284
      Mortgage-backed securities                               115,105,740          113,183,192        86,361,159
                                                            --------------       --------------    --------------
           Total interest income                               378,178,412          330,860,596       270,571,132
                                                            --------------       --------------    --------------

Interest expense:
      Deposits                                                  91,822,797           88,349,204        88,853,997
      Securities sold under agreements to repurchase            51,012,915           51,121,320        49,476,045
      Notes payable                                              6,855,872            6,789,480        11,395,214
      Other                                                     40,503,463           31,511,813        23,800,847
                                                            --------------       --------------    --------------
                                                               190,195,047          177,771,817       173,526,103
                                                            --------------       --------------    --------------

Net interest income                                            187,983,365          153,088,779        97,045,029
Provision for loan losses                                      (18,556,442)         (18,020,000)      (11,125,000)
                                                            --------------       --------------    --------------
Net interest income after provision for loan losses            169,426,923          135,068,779        85,920,029
                                                            --------------       --------------    --------------

Non-interest income:
      Net gain on origination and sale of loans                146,892,927           85,538,132        62,511,929
      Loan administration and servicing fees                    48,165,802           47,201,833        33,920,016
      Service charges, fees and other                           28,741,203           16,430,656        12,615,157
                                                            --------------       --------------    --------------
                                                               223,799,932          149,170,621       109,047,102
                                                            --------------       --------------    --------------
           Total revenues                                      393,226,855          284,239,400       194,967,131
                                                            --------------       --------------    --------------

Non-interest expenses:
      Employee compensation and benefits                        63,584,878           45,244,376        33,290,372
      Office occupancy and equipment                            24,760,933           19,630,898        16,648,510
      Other administrative and general                         131,485,741           94,362,611        57,133,173
                                                            --------------       --------------    --------------
                                                               219,831,552          159,237,885       107,072,055
                                                            --------------       --------------    --------------

Income before income taxes and cumulative
      effect of change in accounting principle                 173,395,303          125,001,515        87,895,076
                                                            --------------       --------------    --------------

Income tax expense:
      Current                                                   30,222,730           22,804,814        20,465,327
      Deferred                                                  12,149,008            5,854,545         1,136,178
                                                            --------------       --------------    --------------
                                                                42,371,738           28,659,359        21,601,505
                                                            --------------       --------------    --------------

Income before cumulative effect from change
      in accounting principle                                  131,023,565           96,342,156        66,293,571
Cumulative effect from change in accounting
      principle, net of income tax benefit of $206,334                   -                    -          (322,728)
                                                            --------------       --------------    --------------

      Net income                                            $  131,023,565       $   96,342,156    $   65,970,843

      Less: Preferred stock dividends                          (15,884,000)         (14,954,911)       (9,920,100)
                                                            --------------       --------------    --------------

      Net income available to common stockholders           $  115,139,565       $   81,387,245    $   56,050,743
                                                            ==============       ==============    ==============

Earnings per common share before cumulative
      effect from change in accounting principle
      Basic                                                 $         2.26       $         1.67    $         1.26
                                                            --------------       --------------    --------------

      Diluted                                               $         2.25       $         1.66    $         1.23
                                                            --------------       --------------    --------------
Earnings per common share:
      Basic                                                 $         2.26       $         1.67    $         1.25
                                                            --------------       --------------    --------------

      Diluted                                               $         2.25       $         1.66    $         1.22
                                                            --------------       --------------    --------------
Cash dividends declared per common share                    $        0.294       $        0.224    $        0.176
                                                            --------------       --------------    --------------

The accompanying notes are an integral part of these financial statements.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 53

                                    R-G FINANCIAL CORPORATION CONSOLIDATED
                                    STATEMENTS OF COMPREHENSIVE INCOME

                                    Years ended December 31, 2003, 2002 and 2001

                                                                          2003                 2002              2001
                                                                     --------------       --------------    --------------
Net income                                                           $  131,023,565       $   96,342,156    $   65,970,843
                                                                     --------------       --------------    --------------
Other comprehensive (loss) income, before tax:
Unrealized gains (losses):

      Cash flow hedges                                                    3,637,570           (9,975,109)       (9,947,245)
                                                                     --------------       --------------    --------------
      Investment securities:
      Arising during period                                             (22,776,208)          43,792,471        14,724,483
      Less: Reclassification adjustments for
           gains included in net income                                    (885,390)            (982,404)       (2,341,676)
                                                                     --------------       --------------    --------------
                                                                        (23,661,598)          42,810,067        12,382,807
                                                                     --------------       --------------    --------------
Other comprehensive (loss) income before income taxes and
      cumulative effect from change in accounting principle             (20,024,028)          32,834,958         2,435,562

Income tax benefit (expense) related to items of other
      comprehensive income                                                7,793,287          (12,845,180)         (949,869)
                                                                     --------------       --------------    --------------
Other comprehensive (loss) income before cumulative effect
      from change in accounting principle                               (12,230,741)          19,989,778         1,485,693
Cumulative effect from change in accounting
      principle, net of income taxes of $745,446                                  -                    -         1,165,953
                                                                     --------------       --------------    --------------
Other comprehensive (loss) income, net of tax                           (12,230,741)          19,989,778         2,651,646
                                                                     --------------       --------------    --------------
Comprehensive income, net of tax                                     $  118,792,824       $  116,331,934    $   68,622,489
                                                                     ==============       ==============    ==============

                                    R-G FINANCIAL CORPORATION
                                    CONSOLIDATED STATEMENTS OF CHANGES
                                    IN STOCKHOLDERS' EQUITY

                                    Years ended December 31, 2003, 2002 and 2001

                                                                                                       Common Stock
                                                                     Preferred Stock                     Class A
                                                                  Shares        Amount             Shares         Amount
                                                                ---------   --------------       ----------   --------------
Balance at December 31, 2000                                    3,000,000   $   75,000,000       18,440,556   $      184,406

Issuance of common stock:
      Secondary offering                                                                         (2,207,500)         (22,075)
      Other                                                                                        (180,000)          (1,800)
Issuance of Series C Preferred Stock                            2,760,000       69,000,000
Cash dividends declared:
      Common stock
      Preferred stock
Net income
Transfer to capital reserves
Other comprehensive income, net of tax
                                                                ---------   --------------       ----------   --------------
Balance at December 31, 2001                                    5,760,000      144,000,000       16,053,056          160,531

Issuance of common stock:
      Secondary offering                                                                         (1,500,000)         (15,000)
      Other
Issuance of Series D Preferred Stock                            2,760,000       69,000,000
Cash dividends declared:
      Common stock
      Preferred stock
Net income
Transfer to capital reserves
Other comprehensive income, net of tax
                                                                ---------   --------------       ----------   --------------
Balance at December 31, 2002                                    8,520,000      213,000,000       14,553,056          145,531
                                                                ---------   --------------       ----------   --------------
Issuance of common stock                                                                           (180,000)          (1,800)
Common stock split on January 29, 2004 retroactively
      recorded as of December 31, 2003 (see note 13):                                             7,186,528           71,865
      Stock split
      Cash paid in lieu of fractional shares
Cash dividends declared:
      Common stock
      Preferred stock
Net income
Transfer to capital reserves
Other comprehensive loss, net of tax
                                                                ---------   --------------       ----------   --------------
Balance at December 31, 2003                                    8,520,000   $  213,000,000       21,559,584   $      215,596
                                                                =========   ==============       ==========   ==============

The accompanying notes are an integral part of these financial statements.


P. 54

                                                                    Common Stock
                                                                       Class B                 Additional        Retained
                                                                 Shares         Amount       paid-in capital     earnings
                                                               ----------   --------------   --------------   --------------
Balance at December 31, 2000                                   10,230,029   $      102,300   $   40,800,652   $  186,028,611

Issuance of common stock:
      Secondary offering                                        4,415,000           44,150       31,053,535
      Other                                                       596,293            5,963        1,797,972
Issuance of Series C Preferred Stock                                                             (2,398,075)
Cash dividends declared:
      Common stock                                                                                                (7,897,122)
      Preferred stock                                                                                             (9,920,100)
Net income                                                                                                        65,970,843
Transfer to capital reserves                                                                                      (4,185,220)
Other comprehensive income, net of tax
                                                               ----------   --------------   --------------   --------------
Balance at December 31, 2001                                   15,241,322          152,413       71,254,084      229,997,012

Issuance of common stock:
      Secondary offering                                        4,025,000           40,250       45,212,131
      Other                                                       173,884            1,739          893,667
Issuance of Series D Preferred Stock                                                             (2,409,253)
Cash dividends declared:
      Common stock                                                                                               (11,002,966)
      Preferred stock                                                                                            (14,954,911)
Net income                                                                                                        96,342,156
Transfer to capital reserves                                                                                      (5,789,432)
Other comprehensive income, net of tax
                                                               ----------   --------------   --------------   --------------
Balance at December 31, 2002                                   19,440,206          194,402      114,950,629      294,591,859
                                                               ----------   --------------   --------------   --------------
Issuance of common stock                                          230,960            2,310          236,985
Common stock split on January 29, 2004 retroactively
      recorded as of December 31, 2003 (see note 13):           9,835,549           98,355         (170,220)
      Stock split                                                                                                       (750)
      Cash paid in lieu of fractional shares
Cash dividends declared:
      Common stock                                                                                               (15,011,120)
      Preferred stock                                                                                            (15,884,000)
Net income                                                                                                       131,023,565
Transfer to capital reserves                                                                                      (7,683,870)
Other comprehensive loss, net of tax
                                                               ----------   --------------   --------------   --------------
Balance at December 31, 2003                                   29,506,715   $      295,067   $  115,017,394   $  387,035,684
                                                               ==========   ==============   ==============   ==============

                                                                                     Accumulated
                                                              Capital           other comprehensive
                                                              reserves             income (loss)                Total
                                                           --------------       --------------------       --------------
Balance at December 31, 2000                               $    7,444,108          $     (724,427)         $  308,835,650

Issuance of common stock:
      Secondary offering                                                                                       31,075,610
      Other                                                                                                     1,802,135
Issuance of Series C Preferred Stock                                                                           66,601,925
Cash dividends declared:
      Common stock                                                                                             (7,897,122)
      Preferred stock                                                                                          (9,920,100)
Net income                                                                                                     65,970,843
Transfer to capital reserves                                    4,185,220                                               -
Other comprehensive income, net of tax                                                  2,651,646               2,651,646
                                                           --------------          --------------          --------------
Balance at December 31, 2001                                   11,629,328               1,927,219             459,120,587

Issuance of common stock:
      Secondary offering                                                                                       45,237,381
      Other                                                                                                       895,406
Issuance of Series D Preferred Stock                                                                           66,590,747
Cash dividends declared:
      Common stock                                                                                            (11,002,966)
      Preferred stock                                                                                         (14,954,911)
Net income                                                                                                     96,342,156
Transfer to capital reserves                                    5,789,432                                               -
Other comprehensive income, net of tax                                                 19,989,778              19,989,778
                                                           --------------          --------------          --------------
Balance at December 31, 2002                                   17,418,760              21,916,997             662,218,178
                                                           --------------          --------------          --------------
Issuance of common stock                                                                                          237,495
Common stock split on January 29, 2004 retroactively
      recorded as of December 31, 2003 (see note 13):                                                                  -
      Stock split                                                                                                    (750)
      Cash paid in lieu of fractional shares
Cash dividends declared:
      Common stock                                                                                            (15,011,120)
      Preferred stock                                                                                         (15,884,000)
Net income                                                                                                    131,023,565
Transfer to capital reserves                                    7,683,870                                               -
Other comprehensive loss, net of tax                                                  (12,230,741)            (12,230,741)
                                                           --------------          --------------          --------------
Balance at December 31, 2003                               $   25,102,630               9,686,256          $  750,352,627
                                                           ==============          ==============          ==============

The accompanying notes are an integral part of these financial statements.

R-G FINANCIAL 2003 ANNUAL REPORT P. 55

                                    R-G FINANCIAL CORPORATION
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    Years ended December 31, 2003, 2002 and 2001

                                                                                 2003               2002               2001
                                                                           ----------------   ----------------   ----------------
Cash flows from operating activities:
      Net income                                                           $    131,023,565   $     96,342,156   $     65,970,843
                                                                           ----------------   ----------------   ----------------
      Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
           Depreciation and amortization                                          9,392,639          7,422,814          5,952,962
           Amortization of premium on investments and
                mortgage - backed securities, net                                13,450,995          5,150,535            628,832
           Scheduled amortization of servicing asset                             22,462,153         18,502,491         11,303,856
           Impairment charges on servicing asset                                 37,689,863         21,018,039          5,367,000
           Provision for loan losses                                             18,556,442         18,020,000         11,125,000
           Provision for bad debts in
                accounts receivable                                                       -                  -            450,000
           Gain on sale of mortgage loans                                                 -                  -           (792,384)
           Gain on sales of mortgage-backed and investment
                securities available for sale                                      (885,390)          (982,404)        (2,341,676)
           Unrealized loss (profit) on trading securities
                and derivative instruments, net                                   1,099,180           (812,768)            17,109
           Increase in mortgage loans held for sale                             (23,658,264)      (103,131,833)      (216,392,433)
           Net decrease (increase) in mortgage-backed
                securities held for trading                                      35,131,229         20,179,510         (3,969,362)
           Increase in receivables                                               (8,220,786)       (11,271,762)       (13,100,635)
           (Increase) decrease in other assets                                  (16,150,236)           502,446         (2,504,983)
           (Decrease) increase in notes payable and other borrowings             (4,743,128)         1,113,778         91,361,411
           Increase in accounts payable
                and accrued liabilities                                          35,519,705         31,848,023         17,113,470
           Increase (decrease) in other liabilities                               5,311,644           (198,064)         2,074,360
                                                                           ----------------   ----------------   ----------------
           Total adjustments                                                    124,956,046          7,360,805        (93,707,473)
                                                                           ----------------   ----------------   ----------------
Net cash provided by (used in) operating activities                             255,979,611        103,702,961        (27,736,630)
                                                                           ----------------   ----------------   ----------------
Cash flows from investing activities:
          Purchases of investment securities available for
                sale and held to maturity                                    (2,311,058,241)    (1,226,498,149)      (933,955,383)
          Proceeds from sales of investment securities
                available for sale and redemptions of
                investment securities available for sale
                and held to maturity                                            699,671,057      1,004,165,419        653,307,375
          Principal repayments on mortgage-backed
                securities                                                    1,062,424,108        507,601,305        120,775,229
          Proceeds from sale of loans                                           253,976,907                  -        131,508,175
          Net originations of loans                                          (1,633,490,920)    (1,045,202,416)      (735,404,345)
          Purchases of FHLB stock, net                                          (16,124,445)       (11,030,100)       (20,103,400)
          Net assets acquired, net of cash received                                       -        (63,679,367)                 -
          Acquisition of premises and equipment                                 (12,348,578)        (9,772,883)        (7,655,624)
          Purchases of servicing rights                                         (37,428,247)       (44,230,234)       (26,739,228)
                                                                           ----------------   ----------------   ----------------
          Net cash used in investing activities                              (1,994,378,359)      (888,646,425)      (818,267,201)
                                                                           ----------------   ----------------   ----------------

(continued)

P. 56

                                    R-G FINANCIAL CORPORATION
                                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                    Years ended December 31, 2003, 2002 and 2001

                                                                                 2003               2002               2001
                                                                           ----------------   ----------------   ----------------
Cash flows from financing activities:
      Payments on term notes                                               $              -   $              -   $    (35,500,000)
      Increase (decrease) in federal funds purchased                             21,000,000                  -        (25,000,000)
      Increase in deposits, net                                                 753,439,618        272,961,736        385,161,662
      Increase in securities sold under agreements
           to repurchase, net                                                   731,036,609         72,716,542        569,189,355
      Advances (repayments) from FHLB, net                                      188,875,000        358,500,000        (40,875,000)
      Net proceeds from issuance of long-term
           debt                                                                 111,379,550         33,918,113                  -
      Net proceeds from issuance of preferred stock                                       -         66,590,747         66,601,925
      Net proceeds from issuance of common stock                                    237,495         46,132,787         32,877,745
      Cash dividends - common stock                                             (15,011,120)       (11,002,966)        (7,897,122)
                     - preferred stock                                          (15,884,000)       (14,954,911)        (9,920,100)
                                                                           ----------------   ----------------   ----------------

Net cash provided by financing activities                                     1,775,073,152        824,862,048        934,638,465
                                                                           ----------------   ----------------   ----------------

Net increase in cash and cash equivalents                                        36,674,404         39,918,584         88,634,634

Cash and cash equivalents at beginning of year                                  197,643,182        157,724,598         69,089,964

                                                                           ----------------   ----------------   ----------------
Cash and cash equivalents at end of year                                   $    234,317,586   $    197,643,182   $    157,724,598
                                                                           ================   ================   ================

Cash and cash equivalents include:
      Cash and due from banks                                              $    114,915,916   $    128,085,571   $     79,223,030
      Securities purchased under agreements to resell                            85,052,435                  -         15,023,590
      Time deposits with other banks                                             34,349,235         65,400,717         63,477,978
      Short-term investments                                                              -          4,156,894                  -
                                                                           ----------------   ----------------   ----------------
                                                                           $    234,317,586   $    197,643,182   $    157,724,598
                                                                           ================   ================   ================

The accompanying notes are an integral part of these financial statements.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 57

                                               R-G FINANCIAL CORPORATION
                                               CONSOLIDATED FINANCIAL STATEMENTS

                                               December 31, 2003, 2002 and 2001

1. REPORTING ENTITY AND SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     The accompanying consolidated financial statements of R-G Financial Corporation (the "Company") include the accounts of R-G Premier Bank of Puerto Rico ("R-G Premier"), a commercial bank chartered under the laws of the Commonwealth of Puerto Rico, R-G Crown Bank (formerly Crown Bank, F.S.B.) ("Crown Bank"), a federal savings bank, R-G Mortgage Corp. ("R-G Mortgage"), a Puerto Rico mortgage banking corporation, R-G Investments Corporation, a Puerto Rico corporation licensed broker-dealer, and Home & Property Insurance Corp., a Puerto Rico corporation insurance agency. The Company has elected to operate as a financial holding Company, pursuant to the provisions of the Gramm-Leach-Bliley Act of 1999, and is primarily engaged in banking, mortgage banking, and insurance and securities brokerage through its subsidiaries.

On June 7, 2002, the Company, through its Florida holding company, R-G Acquisition Holdings Corporation ("RAC"), acquired 100% of the common stock of The Crown Group, Inc., a Florida Corporation, and its wholly-owned federal savings bank subsidiary, Crown Bank for an aggregate of $100.0 million in cash. The acquisition resulted in goodwill totaling approximately $48.5 million which is included in other assets in the accompanying consolidated statement of financial condition. The purchase price was paid based on premiums paid in similar transactions. The acquisition was made pursuant to the Company's expansion strategy of targeting growth in Hispanic (particularly Puerto Rican) markets in the continental United States, and permits the consolidation of the Company's banking and mortgage banking operations in the continental United States to emulate its business model in Puerto Rico.

R-G Premier and Crown Bank provide a full range of banking services, including residential, commercial and personal loans and a variety of deposit products. R-G Premier operates through thirty-one branches located mainly in the northeastern part of the Commonwealth of Puerto Rico. Crown Bank operates in the Orlando and Tampa/St. Petersburg metropolitan areas through fourteen full service branches and six commercial lending offices. R-G Premier also provides private banking, trust and other financial services to its customers. As discussed in Note 16 to the Consolidated Financial Statements, R-G Premier and Crown Bank are subject to the regulations of certain federal and local agencies, and undergo periodic examinations by those regulatory agencies.

Crown Bank also is engaged in the business of originating FHA-insured, VA-guaranteed and privately insured first and second mortgage loans on residential real estate (1 to 4 families) in the State of New York and Florida through its wholly-owned mortgage-banking subsidiary Continental Capital Corporation.

R-G Mortgage is engaged primarily in the business of originating FHA insured, VA guaranteed, and privately insured first and second mortgage loans on residential real estate (1 to 4 families), directly and through its wholly-owned subsidiary, Mortgage Store of Puerto Rico, Inc. R-G Mortgage pools FHA and VA loans into Government National Mortgage Association (GNMA) mortgage-backed securities and collateralized mortgage obligation (CMO) certificates for sale to permanent investors. Upon selling the loans, it retains the rights to service the loans. R-G Mortgage is also a Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) seller-servicer of conventional loans.

In April 2002 RAC, a Florida corporation and savings and loan holding company which is the parent of Crown Bank, formed R-G Capital Trust I, a Delaware statutory business trust, which issued $25 million of trust preferred securities in a private placement. In December 2002, RAC formed also R-G Capital Trust II, a Delaware statutory business trust, which issued $10 million of trust preferred securities in a private placement. In August 2003, RAC also formed R&G Capital Trust IV, a Delaware statutory business trust, which issued $15 million of trust preferred securities in a private placement. In addition, in October 2003, the Company formed R&G Capital Trust III, a Delaware statutory business trust, which issued $100 million of trust preferred securities in a public offering. Such securities are redeemable beginning in 2007 and are included within other borrowings in the accompanying Consolidated Statements of Financial Condition.

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

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

The Company purchases securities under agreements to resell the same or substantially the same securities. Amounts advanced under these agreements represent short-term loans and are reflected as assets in the consolidated statement of financial condition. It is the Company's policy to take possession over the securities that guarantee such loans. However, the counterparties to these agreements retain effective control over such collateral.

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

Premiums are amortized and discounts are accreted as an adjustment to interest income over the life of the related securities using a method that approximates the interest method. Realized gains or losses on securities are reported in earnings. Cost of securities sold is determined on the specific identification method.

LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans are stated at their outstanding principal balance, less unearned interest, deferred loan origination fees and allowance for loan losses. Loan origination and commitment fees and costs incurred in the origination of

P. 58
new loans are deferred and amortized over the term of the loans as an adjustment of interest yield using the interest method. Unearned interest on installment loans is recognized as income under a method which approximates the interest method.

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

INTEREST INCOME

Interest on loans not made on a discounted basis is credited to income based on the loan principal outstanding at stated interest rates. Recognition of interest on mortgage, consumer and other loans is discontinued when loans are 90 days or more in arrears on payment of principal or interest or when other factors indicate that collection of interest or principal is doubtful. Loans for which the recognition of interest income has been discontinued are designated as non-accruing. Such loans are not reinstated to accrual status until interest is received currently and no other factors indicative of doubtful collection exist.

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

Servicing rights are periodically evaluated for impairment given their sensitivity to prepayment risk. For purposes of measuring impairment, mortgage servicing rights are stratified by loan on the basis of certain risk characteristics, including loan type. An impairment is recognized whenever the prepayment pattern of the mortgage loan indicates that the fair value of the related mortgage servicing rights is less than its carrying amount. An impairment is recognized by charging such excess to expense. In determining fair value, the Company considers the fair value of servicing rights with similar risk characteristics.

Impairment charges are composed of unscheduled amortization and reserves for impairments. Unscheduled amortization refers to that amortization taken in addition to scheduled amortization amounts due to higher prepayment speeds in the servicing portfolio. Scheduled amortization is determined based on prepayment speeds of the portfolio in a normalized rate environment based on historical experience. The Company determines unscheduled amortization amounts based on actual payoffs of the portfolio using the same stratas of its portfolio to determine valuation impairments. If actual payoffs dictate increased amortization, such amounts are recorded as unscheduled amortization. Reserves for valuation impairments are recorded for temporary decreases in the fair value of the servicing portfolio due to higher prepayment speeds or other factors. The reserves are determined on a stratified basis based on their amortization cost after consideration of scheduled and unscheduled amortization amounts.

ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES

The Company recognizes on its financial statements financial assets and servicing assets controlled by the Company, and derecognizes financial assets when control has been surrendered. Until March 31, 2001, the Company followed the specific criteria established in SFAS No.125 -"Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," to determine when control had been surrendered in a transfer of financial assets. Liabilities are derecognized when they are extinguished. Liabilities and derivatives incurred or obtained by the Company as part of a transfer of financial assets are initially measured at fair value, if practicable. Servicing assets and other retained interests in the transferred assets are measured by allocating the previous carrying amount between the assets sold, if any, and retained interests, if any, based on their relative fair values at the date of the transfer.

Mortgage loans held for sale securitized by the Company into mortgage-backed securities are accounted for as sales, with gains or losses recognized based on readily available quoted market prices at the time of securitization. Such securities are generally subsequently sold to third parties. Sales of non-conforming loans to local financial institutions and FHLMC and FNMA are on recourse basis. The Company establishes a reserve for recourse using the same reserve analysis it would have performed if the loans were still in its portfolio. Generally, the Company retains the right to service all loans sold to third parties.

In certain financial asset transfers, interest-only strips are recognized which can be contractually prepaid or settled in such a way that the Company may not recover substantially all of its recorded investment (prepayment risks). The Company recognizes as interest-only strips the right to cash flows remaining over the life of the loans sold after the payment of the related servicing fees and the contractual payments to the buyer of the loans. Interest-only strips are initially, and subsequently periodically, measured based on different valuation techniques, principally the present value of estimated future cash flows. Such techniques incorporate reasonable and supportable assumptions related to the financial assets transferred, including future revenues and expenses, defaults, prepayment speeds and interest rates. All available evidence is considered in developing estimates of expected future cash flows. Gains from the sale of financial assets in securitizations totaled approximately $2.0 million, $20.8 million and $14.1 million during the years ended December 31, 2003, 2002 and 2001, respectively. In addition, interest only strips recognized in securitizations totaled $86,125,000, $16,793,000 and $2,334,000 in 2003, 2002
and 2001, respectively.

On April 1, 2001 the Company adopted SFAS No.140, "Accounting for Transfers and Servicing of Financial Assets and Liabilities - A Replacement of SFAS 125." This Statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 59
requires certain disclosures, but it carries over most of the provisions of SFAS 125 without reconsideration. This Statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. The adoption of the new standard had no significant effect on the financial statements of the Company.

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

ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

On January 1, 2002, the Company adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 superseded SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," it retains many of the fundamental provisions of that Statement. SFAS No. 144 also superseded the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in Opinion No. 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of by sale, abandonment, or in a distribution to owners or is classified as held for sale. The adoption of this Statement did not have an effect on the consolidated financial position or results of operations of the Company.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of each type of asset. Major additions and improvements which extend the life of the assets are capitalized, while repairs and maintenance are charged to expense.

The Company evaluates for impairment long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, an estimate of the future cash flows expected to result from the use of the asset and its eventual disposition must be made. If the sum of the future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized for the difference, if any, between the discounted future cash flows and the carrying value of the asset.

GOODWILL AND OTHER INTANGIBLES

On January 1, 2002 the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over the respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144. The initial adoption of this Statement on January 1, 2002 had no effect on the financial condition or results of operations of the Company.

In connection with the acquisition of Crown in June 2002, the Company recognized goodwill totaling $48.5 million as of December 31, 2002, and as a deposit intangible the premium paid over the value of the deposits acquired as a result of the acquisition. The premium paid, totaling $2,276,000, is being amortized over a 10 year period. In addition, the Company has recorded as a deposit intangible the premium paid over the value of deposits acquired resulting from the purchase of certain branches from a commercial bank in 1995. The premium paid is being amortized over a 10 year period. Accumulated amortization related to deposit intangibles of the Company amounted to approximately $2,026,000 and $1,449,000 at December 31, 2003 and 2002, respectively; amortization expense during 2003, 2002 and 2001 was $577,000, $477,000 and $165,000, respectively.

Goodwill also resulted from the acquisition of the R-G Premier, a mortgage banking institution and a savings institution in prior years. Goodwill amortization during 2001 was $436,000.

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

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

The Company sells securities under agreements to repurchase the same or similar securities. The Company retains effective control over the securities pledged as collateral on these agreements. The securities underlying such agreements were delivered to, and are being held by, the dealers with whom the securities sold under agreement to repurchase were transacted. The dealers may have lent or otherwise disposed of such securities to other parties in the normal course of their operations, but have agreed to resell the Company the same or substantially the same securities at the maturities of the agreements. Accordingly, amounts received under these agreements represent short-term borrowings and the securities underlying the agreements remain in the asset accounts as pledged assets.

INTEREST RATE RISK MANAGEMENT

The Company enters into interest rate caps and swaps to manage its interest rate exposure. Generally interest rate swaps are designated as

P. 60
hedges against future fluctuations in the interest rates of specifically identified assets or liabilities. Net interest settlements on interest rate swaps are recorded as adjustments to interest income or expense.

For financial reporting purposes, the Company's designates as cash flow hedges only those derivative transactions that qualify for the shortcut method for measuring effectiveness under SFAS 133, and presents related gains or losses as other comprehensive income in stockholders' equity. If it is determined that the derivative instrument does not meet the shortcut method, the Company designates such instruments as trading derivatives, and adjustment in the fair value of the derivative instrument are recorded in the Company's consolidated statements of income.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Effective January 1, 2001 the Company adopted SFAS No. 133 -"Accounting for Derivative Instruments and Hedging Activities." This Statement, as amended, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically accounted for as a hedge. The accounting for changes in fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

Upon adoption, the Company designated an interest rate SWAP agreement with a notional amount of $70 million which was tied against specifically identified liabilities as cash flow hedges in accordance with the provisions of SFAS
No. 133. All other interest rate SWAP agreements held by the Company at such date, with an aggregate notional amount of $60 million, as well as certain interest rate cap agreements with an aggregate notional amount of $200 million, did not qualify for hedge accounting under the provisions of SFAS 133. Upon the adoption of this Statement, the Company recognized an unrealized gain of approximately $1.9 million as other comprehensive income in stockholders' equity related to derivative instruments that were designated as cash flow hedges, and a loss of approximately $529,000 in the income statement related to derivative instruments that did not qualify for hedge accounting.

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

CAPITAL RESERVE

The Banking Act of the Commonwealth of Puerto Rico, as amended, requires that a minimum of 10% of net income of the Bank be transferred to capital surplus until such surplus equals the sum of the Bank's common and preferred stock and paid-in capital. Amounts transferred to the legal surplus account from the retained earnings are not available for distribution to stockholders.

STOCK OPTION PLAN

As discussed in Note 17 to the consolidated financial statements, the Company adopted a Stock Option Plan in June 1996 and granted stock options thereunder to certain employees in conjunction with the Company's initial public offering. Compensation cost on employee stock option plans is measured and recognized for any excess of the quoted market price of the Company's stock at the grant date over the amount an employee must pay to acquire the stock (intrinsic value-based method of accounting). Generally, stock options are granted with an exercise price equal to the face value of the stock at the date of the grant and, accordingly, no compensation cost is recognized.

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

Cash and cash equivalents at December 31, 2003 include non-restricted cash of $8,968,000 pledged as collateral on interest rate SWAP agreements.

COMPREHENSIVE INCOME

Comprehensive income includes net income and other transactions, except those with stockholders that are recorded directly in equity. In the Company's case, in addition to net income, other comprehensive income results mainly from the changes in the unrealized gains and losses of swaps designated as cash flow hedges, and on securities that are classified as available for sale.

SEGMENTS INFORMATION

The Company reports financial information about its reportable segments. Operating segments are components of a business about which separate financial information is available and evaluated regularly by management in deciding how to assess performance. The segregation that best fulfills the segment definition described above is by line of business.

RECLASSIFICATIONS

Certain reclassifications have been made to the 2002 and 2001 consolidated financial statements to conform with 2003 presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

In June 2002, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The adoption of this Statement did not have a significant effect on the consolidated financial statements of R-G Financial.

ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The adoption of this Statement did not have a significant effect on the consolidated financial statements of R-G Financial.

ACCOUNTING FOR STOCK-BASED COMPENSATION

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement provides the alternative methods of transition for a voluntary change to a fair-value method of accounting for stock-based employee compensation. Management estimates that the compensation costs that would be recognizable had they been determined based on the fair-value method of accounting are insignificant, and accordingly, the Company continues to follow the disclosure only provisions of SFAS No. 123 and thus, does not recognize compensation costs for the Company's Stock Option Plan.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 61

ACCOUNTING FOR GUARANTEES OF INDEBTEDNESS OF OTHERS

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, 107 and rescission of FASB Interpretation No. 34)" ("FIN No. 45"). FIN No. 45 clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies," relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires a guarantor of certain guarantees to recognize at its inception a liability for the fair value of the obligation undertaken when issuing the guarantee, and also expands the related disclosures. The provisions of initial recognition were effective for guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 on January 1, 2003 did not have a significant impact on the Company's consolidated financial statements.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

On April 30, 2003 the FASB issued SFAS No. 149, "Amendment of Statement 133 or Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivatives instruments embedded in other contracts, and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of this Statement on July 1, 2003 had no significant effect on the consolidated financial condition or results of operations of the Company.

ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." FAS 150 represents phase 1 of the FASB's broader project on (1) distinguishing between liability and equity instruments and (2) accounting for instruments that have characteristics of both types of instruments (the "liabilities and equity project"). SFAS No. 150 covers a limited number of instruments that are to be classified as liabilities and specifies that such instruments embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities. It is expected that phase 2 of the project will address (1) separating compound financial instruments (including convertible debt and conditionally redeemable stock) that have characteristics of liabilities and equity into their liability and equity components, (2) the definition of an ownership relationship, and (3) the definition of liabilities in FASB Concepts Statement No. 6 (CON 6), "Elements of Financial Statements."

Under the provisions of this Statement, SFAS No. 150 was effective July 1, 2003 for the Company. Among the instruments specified by SFAS No. 150, mandatorily redeemable financial instruments must be classified as liabilities. The Company has $35 million of guaranteed preferred beneficial interest in company junior subordinated deferrable interest debentures ("trust preferred securities") that had already been classified as other borrowings in its consolidated statements of financial condition as of June 30, 2003 and accordingly, the adoption of this Statement did not have any effect on the Company's consolidated financial statements.

ACCOUNTING FOR CONSOLIDATION OF VARIABLE INTEREST ENTITIES

In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). Under FIN 46 entities that would be assessed for consolidation are typically referred to as Special-Purposed Entities ("SPEs"), although non-SPE-type entities may also be subject to the guidance. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entities residual returns, or both. FIN 46 was effective immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to February 1, 2003, the provisions of FIN 46 became effective July 1, 2003. On October 9, 2003 the FASB opted to defer to October 1, 2003 the effective date for variable interest entities created prior to February 1, 2003. The provisions of FIN 46 continue to apply to variable interest entities created after January 31, 2003.

Under the provisions of FIN 46, effective July 1, 2003, the Company deconsolidated R&G Capital Trust I and II which had issued trust preferred securities. As discussed above, the Company had classified its $35 million trust preferred securities as borrowings in its consolidated statements of financial condition prior to such deconsolidation. The primary effect of deconsolidating these trusts was to change the balance sheet classification of the liabilities from guaranteed preferred beneficial interest in company junior subordinated deferrable interest debentures to long-term debt.

The Company did not consolidate R&G Capital Trust IV created by the Company in August 2003, which issued $15 million in trust preferred securities in a private placement, and R&G Capital Trust III which in October 2003 issued $100 million of trust preferred securities in a public offering. Based on interim guidance issued by the Federal Reserve Board, the deconsolidation of these vehicles pursuant to FIN 46 would not impact the Tier 1 capital treatment of the liabilities to the extent permitted under current regulations until notice is given to the contrary.

On December 24, 2003, the FASB issued a revision to FIN 46 ("FIN 46R") to modify and clarify certain of the provisions of FIN 46. The provisions of FIN 46R did not affect the accounting treatment of the Company's previously deconsolidated wholly-owned Delaware statutory business trusts.

ACCOUNTING FOR CERTAIN LOANS AND OR DEBT SECURITIES ACQUIRED IN A TRANSFER

In November 2003, the Accounting Standards Executive Committee issued Statement of Position (SOP) No. 03-3, "Accounting for Certain Loans and or Debt Securities Acquired in a Transfer". This statement addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable to credit quality. This SOP does not apply to loans originated by the entity and it prohibits both the creation and carry over of valuation allowances in the initial accounting of all loans acquired in a transfer within the scope of this SOP. The prohibition of the carry over applies to purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Based on presently available information, management believes that the adoption of this SOP will not have a significant effect on its consolidated financial statements.

2. MORTGAGE LOANS HELD FOR SALE

Mortgage loans held for sale consist of:

                                                                       December 31,
                                                            -----------------------------------
                                                                 2003                 2002
                                                            --------------       --------------
Conventional loans                                          $  222,841,842       $  191,411,106
FHA/VA loans                                                    92,848,979           67,326,630
                                                            --------------       --------------
                                                            $  315,690,821       $  258,737,736
                                                            ==============       ==============

P. 62

The aggregate amortized cost and approximate market value of loans held for sale as of December 31, 2003 are as follows:

  Amortized        Gross unrealized      Gross unrealized          Approximate
    cost                gains                 losses               market value
    ----                -----                 ------               ------------
$ 315,690,821      $   9,206,168         $    (310,595)           $  324,586,394

Substantially all of the loans are pledged to secure various borrowings from lenders under mortgage warehousing lines of credit (see Note 9).

The following table summarizes the components of gain on sale of mortgage loans held for sale and mortgage-backed securities held for trading:

                                                                     Year Ended December 31,
                                                      -----------------------------------------------------
                                                           2003                2002               2001
                                                     ----------------     --------------    ---------------
Proceeds from sales of mortgage loans
  and mortgage-backed securities                      $ 1,854,364,707    $ 1,186,489,878    $ 1,223,894,857

Mortgage loans and mortgage-
  backed securities sold                               (1,721,697,639)    (1,113,708,287)    (1,180,049,738)
                                                      ---------------    ---------------    ---------------
Gain on sale, net                                         132,667,068         72,781,591         43,845,119

Deferred fees earned, net of loan origination costs
  and commitment fees paid                                 14,366,911         11,106,643         14,868,692
                                                      ---------------    ---------------    ---------------
                                                          147,033,979         83,888,234         58,713,811

Net unrealized (loss) profit on trading securities         (1,270,475)           988,863          2,014,471

Net gain (loss) on trading derivative instruments             171,295           (176,095)        (1,502,518)
                                                      ---------------    ---------------    ---------------
Net gain on origination and sale of mortgage loans        145,934,799         84,701,002         59,225,764

Gains on sales of investment securities available
  for sale from banking activities                            958,128            837,130          3,286,165
                                                      ---------------    ---------------    ---------------
                                                      $   146,892,927    $    85,538,132    $    62,511,929
                                                      ===============    ===============    ===============

Total gross loan origination fees totaled approximately $46,014,000, $40,990,000 and $41,476,000 during the years ended December 31, 2003, 2002 and 2001, respectively. Gross gains of $136,387,000, $80,463,000 and $51,918,000, and gross losses of $3,720,000, $7,681,000 and $8,073,000 were realized on the above sales during the years ended December 31, 2003, 2002 and 2001, respectively.

3. INVESTMENT SECURITIES

                                                                  December 31,
                                                          ---------------------------
                                                             2003             2002
                                                         ------------    ------------
MORTGAGE-BACKED SECURITIES HELD FOR TRADING

GNMA certificates                                         $         -     $ 9,740,818
FHLMC certificates                                         33,245,405      65,016,366
                                                          -----------     -----------
                                                           33,245,405      74,757,184
                                                          -----------     -----------
INVESTMENT SECURITIES HELD FOR TRADING

Municipal securities                                          445,578               -
Bank issued trust preferred securities                      4,649,975               -
Other                                                          14,522               -
                                                          -----------     -----------
                                                            5,110,075               -
                                                          -----------     -----------
                                                          $38,355,480     $74,757,184
                                                          ===========     ===========

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 63

The carrying value and estimated fair value of investment securities available for sale and held to maturity by category and contractual maturities are shown below. The fair value of investment securities is based on quoted market prices and dealer quotes. Expected maturities on debt securities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                                                     December 31,
                                                         -----------------------------------------------------------------------
                                                                       2003                                 2002
                                                         ---------------------------------     ---------------------------------
                                                           Amortized             Fair            Amortized             Fair
                                                             cost                value             cost                value
                                                        --------------     ---------------     --------------     --------------
MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

Collateralized mortgage obligations (CMO):
  Due within one year                                    $            -     $            -     $      112,459     $      112,459
  Due from one to five years                                  5,939,277          6,019,280         17,177,828         17,288,292
  Due from five to ten years                                 20,888,916         20,872,549         31,570,670         32,219,306
  Due over ten years                                        941,970,133        939,756,594        404,980,787        409,830,246
                                                         --------------     --------------     --------------     --------------
                                                            968,798,326        966,648,423        453,841,744        459,450,303
                                                         --------------     --------------     --------------     --------------
CMO residuals (interest only) and interest
only strips (IO's)                                          107,057,827        107,956,631         30,964,055         32,759,469
                                                         --------------     --------------     --------------     --------------

FNMA certificates:
  Due from one to five years                                     70,675             71,865                  -                  -
  Due from five to ten years                                 87,989,097         87,101,256            369,939            390,054
  Due over ten years                                        388,686,912        405,193,148        258,805,230        269,367,159
                                                         --------------     --------------     --------------     --------------
                                                            476,746,684        492,366,269        259,175,169        269,757,213
                                                         --------------     --------------     --------------     --------------

FHLMC certificates:
  Due within one year                                                 -                  -              1,765              1,828
  Due from one to five years                                      3,052              2,924             19,827             20,577
  Due from five to ten years                                 20,307,666         19,955,444            889,484            935,452
  Due over ten years                                        439,876,493        448,160,557        738,041,227        756,227,808
                                                         --------------     --------------     --------------     --------------
                                                            460,187,211        468,118,925        738,952,303        757,185,665
                                                         --------------     --------------     --------------     --------------

GNMA certificates:
  Due from one to five years                                     50,032             52,032                  -                  -
  Due from five to ten years                                 12,562,630         12,918,169         16,515,283         16,758,845
  Due over ten years                                        346,568,210        350,217,311        440,767,086        446,338,879
                                                         --------------     --------------     --------------     --------------
                                                            359,180,872        363,187,512        457,282,369        463,097,724
                                                         --------------     --------------     --------------     --------------
                                                          2,371,970,920      2,398,277,760      1,940,215,640      1,982,250,374
                                                         --------------     --------------     --------------     --------------
INVESTMENT SECURITIES AVAILABLE FOR SALE

Mortgage securities portfolio mutual fund                             -                  -          3,266,474          2,964,395
                                                         --------------     --------------     --------------     --------------
U.S. Government and Agencies securities:
  Due within one year                                        62,519,172         63,113,250                  -                  -
  Due from one to five years                                399,274,688        398,027,502        263,631,848        267,895,747
  Due from five to ten years                                 79,388,327         81,042,400        137,755,838        143,695,233
                                                         --------------     --------------     --------------     --------------
                                                            541,182,187        542,183,152        401,387,686        411,590,980
                                                         --------------     --------------     --------------     --------------

Corporate debt obligations:
  Due within one year                                        14,246,853         14,362,305          3,204,892          3,366,952
  Due from one to five years                                 48,578,331         51,375,624         52,779,254         55,282,686
  Due from five to ten years                                  2,122,437          2,109,094          2,978,807          2,384,737
  Due over ten years                                                  -                  -          9,805,140          9,808,587
                                                         --------------     --------------     --------------     --------------
                                                             64,947,621         67,847,023         68,768,093         70,842,962
                                                         --------------     --------------     --------------     --------------

U.S. Municipal debt obligations - Due over ten years         12,208,908         12,339,101          4,884,443          4,878,910
                                                         --------------     --------------     --------------     --------------
Other                                                                 -                  -             48,617             48,617
                                                         --------------     --------------     --------------     --------------
                                                            618,338,716        622,369,276        478,355,313        490,325,864
                                                         --------------     --------------     --------------     --------------
                                                         $2,990,309,636     $3,020,647,036     $2,418,570,953     $2,472,576,238
                                                         ==============     ==============     ==============     ==============

P. 64

Mortgage-backed securities available for sale include CMO residuals and interest only strips (IO's) resulting from financial asset transfers accounted for as sales. The key assumptions used in determining the fair values of such securities as of December 31, 2003 and the sensitivity analysis on the fair value of such retained interests as of such date follows:

                                                                     December 31, 2003 (Dollars in thousands)
                        --------------------------------------------------------------------------------------
                                                                               Effect on fair value
                                                                    PSA increase           Discount rate increase
                                                                   (basis points)              (basis points)
                                                              -------------------------   -----------------------
                        Assumptions         Fair value           50             133         100            200
                        -----------         ----------        ---------       --------    --------      ---------
CMO RESIDUALS

  PSA                       200              $  7,110         $   (108)       $   (270)   $  (175)       $  (339)
  Discount rate            10-15%

IO'S STRIPS

  PSA                     200-333             100,847          (10,112)        (20,210)    (3,135)        (6,276)
  Discount rate            12-15%
                                             --------         ---------       ---------   --------       --------

                                             $107,957         $(10,220)       $(20,480)   $(3,310)       $(6,615)
                                             ========         =========       =========   ========       ========

Anticipated credit losses as of December 31, 2003, as well as credit losses, net of recoveries, during 2003, 2002 and 2001 were insignificant.

The fair values presented above were estimated based on a computer model used to structure mortgage-backed securities. The model estimates the present value of the projected excess servicing fees net of normal servicing fees, and projects scheduled and unscheduled principal payments, mortgage interest, servicing fees and excess servicing fees for each mortgage loan on a monthly basis. Values for the excess servicing cash flows are calculated under various scenarios based on different prepayment and internal rate of return assumptions, depending on the type of loan of the underlying mortgages, the coupon rate and seasoning (loan age). Prepayment speed assumptions ("PSA") are based on actual Public Securities Association Dealer Prepayment Estimates in the continental United States as published by Bloomberg Financial News, as adjusted to reflect prepayment speeds in Puerto Rico, which historically have been lower.

The following table shows the Company's gross unrealized losses and fair value, aggregated by investment category and length of time, of securities available for sale and held to maturity that have been in a continuous unrealized loss position up to December 31, 2003.

                                             Less than 12 months            12 months or more                   Total
                                     ------------------------------   -----------------------------  -------------------------------
                                     Fair Value   Unrealized Losses   Fair Value  Unrealized Losses  Fair Value    Unrealized Losses
                                     ----------   -----------------   ----------  -----------------  ----------    -----------------
U.S. Government obligations         $155,985,706   $  2,606,305      $         -    $          -     $155,985,706    $  2,606,305

Corporate debt obligations             2,465,584         34,415        2,109,094          13,344        4,574,678          47,759

Mortgage-backed securities           712,674,354     11,265,629        6,427,228       1,079,728      719,101,582      12,345,357

Puerto Rico Government obligations     5,229,522        168,831                -               -        5,229,522         168,831

US Municipal debt obligations          3,476,876         41,319                -               -        3,476,876          41,319
                                    ------------   ------------      -----------    ------------     ------------    ------------

                                    $879,832,042   $ 14,116,499      $ 8,536,322    $  1,093,072     $888,368,364    $ 15,209,571
                                    ============   ============      ===========    ============     ============    ============

The securities held by the Company are mainly mortgage-backed securities, US Treasury and agency securities. Since a significant portion of such instruments is guaranteed by mortgages and/or the full faith and credit of the US Government, the related principal and interest are deemed recoverable.

The Company has the ability to hold these securities until maturity or until the unrealized losses are recovered. As such, no losses have been recognized.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 65

                                                                        December 31,
                                                    ------------------------------------------------------
                                                                2003                       2002
                                                    --------------------------   -------------------------
                                                      Amortized       Fair        Amortized       Fair
                                                        cost          value         cost          value
                                                    ------------   -----------   -----------   -----------
MORTGAGE-BACKED SECURITIES HELD TO MATURITY

GNMA certificates:
  Due from one to five years                         $ 3,496,422   $ 3,581,361   $         -   $         -
  Due from five to ten years                             462,590       468,626     5,456,784     5,513,200
  Due over ten years                                  25,475,414    26,078,602    33,521,322    34,090,974
                                                     -----------   -----------   -----------   -----------
                                                      29,434,426    30,128,589    38,978,106    39,604,174
                                                     -----------   -----------   -----------   -----------
FNMA certificates- Due over ten years                  4,785,291     4,998,749     6,327,353     6,697,814
                                                     -----------   -----------   -----------   -----------
FHLMC certificates- Due over ten years                    81,296        79,621       102,162       102,380
                                                     -----------   -----------   -----------   -----------
                                                      34,301,013    35,206,959    45,407,621    46,404,368
                                                     -----------   -----------   -----------   -----------
INVESTMENT SECURITIES HELD TO MATURITY

United States Government and Agencies obligations:
  Due within one year                                          -             -       997,176       997,176
  Due from one to five years                           1,997,026     1,997,026     1,500,000     1,500,000
                                                     -----------   -----------   -----------   -----------
                                                       1,997,026     1,997,026     2,497,176     2,497,176
                                                     -----------   -----------   -----------   -----------

Puerto Rico Government and Agencies obligations:
  Due within one year                                    558,000       566,727             -             -
  Due from one to five years                          31,846,000    33,088,113    26,586,000    26,803,842
  Due from five to ten years                           9,398,353     9,229,522     1,000,000     1,005,000
                                                     -----------   -----------   -----------   -----------
                                                      41,802,353    42,884,362    27,586,000    27,808,842
                                                     -----------   -----------   -----------   -----------
Other - Due from one to five years                       100,000       100,000       100,000       100,000
                                                     -----------   -----------   -----------   -----------
                                                      43,899,379    44,981,388    30,183,176    30,406,018
                                                     -----------   -----------   -----------   -----------
                                                     $78,200,392   $80,188,347   $75,590,797   $76,810,386
                                                     ===========   ===========   ===========   ===========

Unrealized gains and losses on securities held to maturity and available for sale follows:

                                                                    December 31,
                                          ---------------------------------------------------------------------
                                                      2003                                   2002
                                                 Gross unrealized                      Gross unrealized
                                          -------------------------------       -------------------------------
                                              Gains              Losses            Gains              Losses
                                          ------------       ------------       ------------       ------------
Securities held to maturity:
  Puerto Rico Government obligations      $  1,250,840       $   (168,831)      $    222,842       $          -
  Mortgage-backed securities                   907,621             (1,675)         1,000,285             (3,538)
                                          ------------       ------------       ------------       ------------
                                          $  2,158,461       $   (170,506)      $  1,223,127       $     (3,538)
                                          ============       ============       ============       ============

Securities available for sale:
  Mutual funds                            $          -       $          -       $          -       $   (302,079)
  U.S. Government obligations                3,607,270         (2,606,305)        10,203,294                  -
  Corporate debt obligations                 2,947,161            (47,759)         2,704,172           (629,303)
  Mortgage-backed securities                38,650,522        (12,343,682)        43,186,551         (1,151,817)
  U.S. Municipal debt obligations              171,512            (41,319)            42,649            (48,182)
                                          ------------       ------------       ------------       ------------
                                          $ 45,376,465       $(15,039,065)      $ 56,136,666       $ (2,131,381)
                                          ============       ============       ============       ============

P. 66

During the years ended December 31, 2003, 2002 and 2001, proceeds from the sale of securities available for sale totaled approximately $165,561,000, $552,732,000 and $372,615,000, respectively; gross gains realized on such sales totaled approximately $1,087,000, $1,208,000 and $3,538,000 during 2003, 2002 and 2001 respectively; gross losses realized in 2003, 2002 and 2001 were approximately $201,000, $225,000 and $1,196,000, respectively.

During 2001, the Company reclassified $75.9 million securities available for sale to held for trading, recognizing a gain of $833,000.

As discussed in Notes 7, 8 and 10 to the consolidated financial statements, as of December 31, 2003 the Company had investment and mortgage-backed securities amounting to approximately $2.7 billion pledged as collateral of certain deposits, securities sold under agreements to repurchase, and advances from the FHLB and other lines of credit.

In addition to the investment and mortgage-backed securities pledged on repurchase agreements and reported as pledged assets in the statements of financial condition, at December 31, 2003 and 2002 the carrying amount of investment securities pledged as collateral on repurchase agreements where the counterparties do not have the right to sell or repledge the assets are as follows:

                                                              December 31,
                                                  ----------------------------------
                                                       2003                 2002
                                                  --------------      --------------
Mortgage-backed securities held for trading,
  at fair value                                   $            -      $   17,338,648

Mortgage-backed and investment securities
  available for sale, at fair value                1,021,265,988         770,372,102

Mortgage-backed securities held to maturity,
  at amortized cost                                      300,895             372,812
                                                  --------------      --------------
                                                  $1,021,566,883      $  788,083,562
                                                  ==============      ==============

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 67

4. LOANS AND ALLOWANCES FOR LOAN LOSSES

Loans consist of the following:

                                                           December 31,
                                             -------------------------------------
                                                    2003                  2002
                                             ---------------       ---------------
Real estate loans:
  Residential - first mortgage               $ 2,384,278,520       $ 1,473,051,302
  Residential - second mortgage                   34,999,410            40,429,091
  Land                                            96,795,666            27,520,746
  Construction                                   603,866,951           411,045,539
  Commercial                                     792,950,355           633,233,584
                                             ---------------       ---------------
                                               3,912,890,902         2,585,280,262

Undisbursed portion of loans in process         (224,960,384)         (146,110,837)
Net deferred loan costs (fees)                     1,369,205               (45,387)
                                             ---------------       ---------------
                                               3,689,299,723         2,439,124,038
                                             ---------------       ---------------

Other loans:
  Commercial                                     188,689,656           152,742,927
  Consumer:
    Loans secured by deposits                     24,713,355            28,070,245
    Loans secured by real estate                  53,709,551            68,155,929
    Other                                        131,710,626           104,714,757
  Unearned interest                                   (1,095)             (443,411)
                                             ---------------       ---------------
                                                 398,822,093           353,240,447
                                             ---------------       ---------------

  Total loans                                  4,088,121,816         2,792,364,485
Allowance for loan losses                        (39,614,602)          (32,675,502)
                                             ---------------       ---------------
                                             $ 4,048,507,214       $ 2,759,688,983
                                             ===============       ===============

The changes in the allowance for loan losses follow:

                                                  Year Ended December 31,
                                    --------------------------------------------------
                                        2003                2002               2001
                                    ------------       ------------       ------------
Balance, beginning of year          $ 32,675,502       $ 17,427,698       $ 11,599,634
Provision for loan losses             18,556,442         18,020,000         11,125,000
Acquired reserves - Crown Bank                 -          7,463,000                  -
Transferred reserves                           -                  -            806,176
Loans charged-off                    (13,941,589)       (11,692,808)        (6,627,063)
Recoveries                             2,324,247          1,457,612            523,951
                                    ------------       ------------       ------------
Balance, end of year                $ 39,614,602       $ 32,675,502       $ 17,427,698
                                    ============       ============       ============

As of December 31, 2003 and 2002 the Company had commercial loans classified as impaired totaling $20,614,000 and $16,684,000, respectively. At December 31, 2003 and 2002, an impairment reserve of approximately $2,923,000 and $3,598,000, respectively, was allocated to certain impaired loans.

As of December 31, 2003, 2002 and 2001, loans on which the accrual of interest income had been discontinued amounted to approximately $84,609,000, $77,167,000 and $71,582,000, respectively. The additional interest income that would have been recognized during 2003, 2002 and 2001 had these loans been accruing interest amounted to approximately $2,227,000, $1,589,000 and $3,254,000, respectively. The Company has no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at December 31, 2003.

P. 68

5. SERVICING ASSET

The Company's fees for servicing mortgage loans generally range from .25% to ..50% on the declining outstanding principal balances of the mortgage loans serviced. Servicing fees are collected on a monthly basis out of payments from mortgagors. The servicing agreements are cancelable by permanent investors for cause without penalty or after payment of a termination fee ranging from .5% to 1% of the outstanding principal balance of the loans. At December 31, 2003 and 2002, the mortgage loans servicing portfolio amounted to approximately $10,942,821,000 and $10,991,944,000, respectively, including approximately $1,904,797,000 and $1,084,859,000, respectively, serviced for R-G Premier, and $553,009,000 and $470,100,000, respectively, under sub-servicing contracts with an outside party. In addition, the servicing portfolio at December 31, 2003 and 2002 includes $227,466,000 and $100,876,000 serviced for Crown Bank.

The changes in the servicing asset of the Company follows:

                                                  Year Ended December 31,
                                  -----------------------------------------------------
                                        2003               2002                 2001
                                  -------------       -------------       -------------
Balance at beginning of year      $ 142,334,128       $ 105,146,902       $  95,078,530
  Rights originated                  27,676,910          24,814,918          25,088,857
  Crown Bank acquired                         -          32,477,522                   -
  Rights purchased                    9,990,554          23,850,824           1,650,371
  Scheduled amortization            (22,462,153)        (18,502,491)        (11,303,856)
  Impairment charges:
    Unscheduled amortization        (23,677,265)        (14,201,749)         (3,908,690)
    Valuation reserves              (14,012,598)         (6,816,290)         (1,458,310)
  Other adjustments                    (239,217)         (4,435,508)                  -
                                  -------------       -------------       -------------
Balance at end of year            $ 119,610,359       $ 142,334,128       $ 105,146,902
                                  =============       =============       =============

The changes in the reserve for valuation impairment follows:

                                                   Year Ended December 31,
                                    --------------------------------------------------
                                         2003               2002                2001
                                    ------------       ------------       ------------
Balance at beginning of year        $  8,274,600       $  1,458,310       $          -
Additions charged to expense          22,366,807          7,274,923          1,458,310
Reductions credited to expense        (8,354,209)          (458,633)                 -
Direct write-downs                             -                  -                  -
                                    ------------       ------------       ------------
Balance at end of year              $ 22,287,198       $  8,274,600       $  1,458,310
                                    ============       ============       ============

As of December 31, 2003 and 2002, the fair value of capitalized mortgage servicing rights was $126,016,000 and $146,855,000, respectively. The major assumptions for the estimated fair value at December 31, 2003 were discount rates ranging from 9% to 13% and a PSA of 122 to 1,266, depending on the type and coupon of the loan, with a weighted average life of 7.19 years.

Among the conditions established in its various servicing agreements, the Company is committed to advance from its own funds any shortage of moneys required to complete timely payments to investors in GNMA mortgage-backed securities issued and in its FNMA and FHLMC portfolio, as well as certain private investors. At December 31, 2003, the mortgage loan portfolio serviced for GNMA, FNMA, FHLMC and private investors subject to the timely payment commitment amounted to approximately $2,311,172,000, $2,140,657,000, $2,752,169,000 and $710,020,000, respectively (2002- $2,642,096,000,
$2,752,680,000, $2,905,752,000 and $209,083,000, respectively).

Total funds advanced as of December 31, 2003 in relation to such commitments amount to $7,047,000, $18,123,000 and $2,890,000 for escrow advances, principal and interest advances and foreclosure advances, respectively (2002 - $6,628,000, $15,719,000 and $2,034,000, respectively).

In connection with mortgage servicing activities, the Company holds funds in trust for investors representing amounts collected primarily for the payment of principal, interest, real estate taxes and insurance premiums. Such funds are deposited in separate custodial bank accounts, some of which are deposited in R-G Premier and Crown Bank. At December 31, 2003 and 2002, the related escrow funds include approximately $158,984,000 and $220,024,000, respectively, deposited in banking subsidiaries of the Company; these funds are included in the Company's consolidated financial statements. Escrow funds also include approximately $4,209,000 and $4,347,000 at December 31, 2003 and 2002,
respectively, deposited with other banks and excluded from the Company's assets and liabilities.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 69

6. PREMISES AND EQUIPMENT

Premises and equipment consist of:

                                                                                           December 31,
                                                    --------------------------------------------------------------
                                                    Estimated useful life
                                                         (years)                     2003                  2002
                                                    ---------------------       -------------         ------------
Buildings                                                  20                   $  18,638,796         $ 17,534,574
Furniture, fixtures and equipment                           5                      33,618,459           34,733,140
Leasehold improvements                                     10                      25,066,914           18,495,157
Autos                                                       5                         896,072              846,504
                                                           --                   -------------         ------------
                                                                                   78,220,241           71,609,375
Less - Accumulated depreciation and amortization                                  (35,438,652)         (32,943,931)
                                                                                -------------         ------------
                                                                                $  42,781,589         $ 38,665,444
                                                                                =============         ============

7. DEPOSITS

Deposits are summarized as follows:

                                              December 31,
                                  ----------------------------------
                                        2003                  2002
                                  --------------      --------------
Passbook savings                  $  337,463,058      $  329,488,781
                                  --------------      --------------

NOW accounts                         133,200,837         100,030,784
Super NOW accounts                   426,144,626         335,014,899
Regular checking accounts
  (non-interest bearing)             134,658,770         107,585,787
Commercial checking accounts
  (non-interest bearing)             259,613,789         282,769,165
                                  --------------      --------------
                                     953,618,022         825,400,635
                                  --------------      --------------

Certificates of deposit:
  Under $ 100,000                    731,655,252         652,064,940
  $100,000 and over                1,527,580,536         991,504,220
                                  --------------      --------------
                                   2,259,235,788       1,643,569,160
                                  --------------      --------------

Accrued interest payable               5,446,762           3,865,436
                                  --------------      --------------
                                  $3,555,763,630      $2,802,324,012
                                  ==============      ==============

The weighted average stated interest rate on all deposits at December 31, 2003 and 2002 was 2.58% and 3.06%, respectively.

As of December 31, 2003, the Company had delivered investment securities held to maturity and available for sale with a carrying value of approximately $5.9 million as collateral for public funds' deposits.

At December 31, 2003 scheduled maturities of certificates of deposit are as follows:

2004            $1,056,790,320
2005               505,066,197
2006               201,492,952
2007               216,269,828
2008               277,673,806
Thereafter           1,942,685
                --------------
                $2,259,235,788
                ==============

P. 70

8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

                                                                                     December 31,
                                                     ------------------------------------------------------------------------------
                                                               2003                                       2002
                                                     ------------------------------------       -----------------------------------
                                                                     Approximate market                        Approximate market
                                                     Repurchase          value of               Repurchase          value of
                                                     liability      underlying securities       liability     underlying securities
                                                     ---------      ---------------------       ---------     ---------------------
TYPE OF SECURITY

U.S. Government and Agencies securities
  available for sale                              $  454,239,000      $  467,060,588         $  219,828,000      $  252,916,640
GNMA:
  Held for trading                                             -                   -              9,448,600           9,740,818
  Available for sale                                 342,986,000         359,559,175            421,184,020         434,446,308
  Held to maturity                                    27,725,000          30,126,251             38,184,000          39,601,693
CMO and CMO residuals available for sale             722,644,000         798,117,946            269,045,271         285,272,762
FHLMC:
  Held for trading                                     6,375,000           6,375,209             31,584,500          33,704,170
  Available for sale                                 247,980,000         261,033,462            424,279,000         458,818,162
FNMA:
  Available for sale                                 240,652,000         287,721,649             17,401,000          20,424,513
  Held to maturity                                     4,999,000           4,998,749              6,622,000           6,697,814
Corporate debt obligations available for sale         60,196,000          63,272,345             52,182,000          56,149,638
Puerto Rico Government and Agencies securities:
  Held for trading                                       165,000             183,225                      -                   -
  Held to maturity                                    26,640,000          30,427,892                      -                   -
Repledged securities obtained from agreements
  to resell                                           86,194,000          92,758,592                      -                   -
                                                  --------------      --------------         --------------      --------------
                                                  $2,220,795,000      $2,401,635,083         $1,489,758,391      $1,597,772,518
                                                  ==============      ==============         ==============      ==============

At December 31, 2003, repurchase agreements mature within ninety days, except for repurchase agreements totaling $1,329,351,000 maturing in various dates commencing on April 26, 2004 until February 28, 2011. Expected maturities may differ from contractual maturities because counterparties to the agreements may have call options. At December 31, 2003 repurchase agreements amounting to $424.7 million had call options.

Maximum amount of borrowings outstanding at any month-end during 2003 and 2002 under the agreements to repurchase were $2,220,795,000 and $1,602,394,000, respectively. The approximate average aggregate borrowings outstanding during 2003 and 2002 were $1,884,191,000 and $1,437,089,000, respectively. The weighted average interest rate of such agreements was 2.26% and 3.16% at December 31, 2003 and 2002, respectively; the weighted average rate during 2003 and 2002 was 2.71% and 3.56%, respectively.

9. NOTES PAYABLE

Notes payable consist of:

                                                                                                   December 31,
                                                                                         --------------------------------
                                                                                              2003              2002
                                                                                         -------------      -------------
Warehousing lines, bearing interest at floating rates ranging from .875% to
  1.75% over the applicable Libor rate (2.26% in 2003 and 2.51% in 2002)                 $ 170,508,942      $ 167,957,115

Lines of credit with banks for an aggregate of $27.8 million bearing interest at floating rates ranging from 1.50% to 1.75% over the applicable Libor rate (2.57%
  at December 31, 2003 and 2.82% at December 31, 2002), collateralized by
  mortgage servicing rights with a fair value of approximately $29.6 million in             21,750,000         26,650,000
  2003
                                                                                         -------------      -------------
                                                                                         $ 192,258,942      $ 194,607,115
                                                                                         =============      =============

As of December 31, 2003, the Company had various credit line agreements permitting the Company to borrow up to $309.9 million in warehousing lines with banks; the unused portion of warehousing lines totaled approximately $139.4 million. Warehousing lines at December 31, 2003 are collateralized by approximately $186.4 million in mortgage loans, mortgage servicing rights with a fair value of $8 million, and a general assignment of mortgage payments receivable. These borrowings bear interest at rates related to the respective counterparty's cost of funds. Several credit line agreements impose certain requirements on the Company, primarily related to maintaining net worth and debt service over certain defined minimums, and limitations on indebtedness and declaration of dividends.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 71

The following information relates to borrowings of the Company under the credit line agreements:

                                                                               December 31, (Dollars in thousands)
                                                                               -----------------------------------
                                                                                    2003                  2002
                                                                               ------------            -----------
Maximum aggregate borrowings outstanding at any month-end                       $   218,052            $   194,607

Approximate average aggregate borrowings outstanding during the year            $   217,750            $   241,346

Weighted average interest rate during the year computed on a monthly basis             3.15%                  2.81%

Weighted average interest rate at end of year                                          2.29%                  2.55%

10. ADVANCES FROM THE FEDERAL HOME LOAN BANK

At December 31, 2003 advances from the FHLB mature on various dates commencing on January 1, 2004 until March 2, 2011, and bear interest at various rates ranging from 1.04% to 6.31%. The weighted average stated interest rate on advances from the FHLB was 3.56% and 4.23% at December 31, 2003 and 2002, respectively.

Scheduled maturities of FHLB advances were as follows as of December 31, 2003:

                     (in thousands)
                     --------------
2004               $   224,000
2005                   265,100
2006                   265,500
2007                   159,000
2008                    76,000
Thereafter             140,000
                   -----------
                   $ 1,129,600
                   ===========

Expected maturities may differ from contractual maturities because some of the advances may have call options. At December 31, 2003 FHLB advances amounting to $265.5 million had call options.

The Company, through its banking subsidiaries, receives advances from the FHLB under Advances, Collateral Pledge and Security Agreements (the "Agreements"), which allow the Company to borrow up to $2.2 billion as of December 31, 2003. The unused portion under such line of credit was approximately $1.1 billion. Under the Agreements, the Company is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances. At December 31, 2003 the Company maintains collateral (principally in the form of first mortgage notes and investment securities) amounting to approximately $1.4 billion with the FHLB as part of the Agreements. At December 31, 2003, the market value of the collateral indicated above was sufficient to comply with the collateral requirements of the FHLB.

11. OTHER BORROWINGS

Other borrowings include the following:

                                                                                             December 31,
                                                                                -----------------------------------
                                                                                      2003                 2002
                                                                                --------------       --------------
Subordinated notes due in 2032, bearing interest at floating rates ranging from 3.25% to 3.70% over the applicable libor rate
  (4.77% in 2003 and 4.95% in 2002)                                             $    35,000,00       $   35,000,000
Subordinated notes due in 2033, bearing interest at a floating rate
  of 3.10% over three month libor (4.25% in 2003)                                   15,000,000                    -
Subordinated notes due in 2033, bearing interest at a fixed rate
  of 6.95%                                                                         100,000,000                    -
Working capital lines of credit bearing interest ranging from
  1.50% to 1.75% over the applicable libor rate (2.82% in 2003                       7,670,451           10,065,406
  and 3.03% in 2002)                                                            --------------       --------------
                                                                                $  157,670,451       $   45,065,406
                                                                                ==============       ==============

Interest expense during 2003 and 2002 totaled approximately $4,004,000 and $1,604,000, respectively.

P. 72

12. INCOME TAXES

The Company is subject to Puerto Rico income tax on its income derived from all sources within and outside Puerto Rico. R-G Premier is also subject to United States income taxes on certain types of income from such source. However, any United States income tax paid by the Bank is, subject to certain conditions and limitations, creditable as a foreign tax credit against its Puerto Rico income tax liability. Under the Puerto Rico Income Tax Law, entities are not entitled to file consolidated tax returns.

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

Deferred tax liabilities (assets) consist of the following:

                                                                        December 31,
                                                                ------------------------------
                                                                   2003               2002
                                                                ------------      ------------
DEFERRED TAX LIABILITIES:

Unrealized gain on securities held for trading                  $    406,219      $  1,141,378
Deferred expenses                                                    240,515           240,515
CMO residuals (IOs)                                               31,530,668         7,760,841
Net deferred loan origination costs                                2,186,619           509,198
Servicing asset                                                    7,783,231        14,584,689
Securitization gains on mortgage-backed securities                 8,436,989         9,265,347
Unrealized gains on securities available for sale                 11,859,563        21,068,038
Leases                                                               822,019           822,019
Core deposit intangible                                              584,907           755,795
Other                                                                      -           338,161
                                                                ------------      ------------
                                                                  63,850,730        56,485,981
                                                                ------------      ------------
DEFERRED TAX ASSETS:

Net operating loss carryforward                                   (2,727,353)       (1,198,676)
Allowance for loan losses                                        (15,384,307)      (12,727,926)
AMT and other tax credits                                         (2,284,537)       (2,632,675)
Other foreclosed property reserve                                 (1,035,617)         (894,152)
Unrealized losses on cash flow hedges                             (5,579,919)       (6,993,451)
Unrealized losses on derivative instruments
   held for trading                                                 (515,887)         (673,116)
Deferred gains on sale of investment securities and loans           (422,257)         (208,785)
Recourse reserve                                                  (1,554,150)         (702,000)
Other                                                               (439,007)                -
                                                                ------------      ------------
                                                                 (29,943,034)      (26,030,781)
                                                                ------------      ------------
Net deferred tax liability                                      $ 33,907,696      $ 30,455,200
                                                                ============      ============

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 73

The provision for income taxes of the Company varies from amounts computed by applying the Puerto Rico statutory tax rate to income before taxes as follows:

                                                           Year Ended December 31, (Dollars in thousands)
                                               -------------------------------------------------------------------------
                                                        2003                     2002                     2001
                                               -----------------------   ----------------------   ----------------------
                                                           % of pretax              % of pretax              % of pretax
                                                Amount       Income       Amount      Income       Amount       Income
                                               --------    -----------   --------   -----------   --------   -----------
Computed income tax at Puerto Rico's
   statutory rate                              $ 67,624        39%       $ 48,751       39%       $ 34,073        39%
Effect on provision of:
   Tax-exempt interest                          (24,263)      (14)        (19,603)     (15)        (11,968)      (14)
   Amounts expected to reverse at tax
     rates lower than the statutory rate           (508)       (1)              -        -            (576)       (1)
   Other (non-taxable) / non-deductible
     items, net                                    (481)        -            (488)      (1)             73         1
                                               --------    -----------   --------   -----------   --------   -----------
                                               $ 42,372        24%       $ 28,660       23%       $ 21,602        25%
                                               ========    ===========   ========   ===========   ========   ===========

During the second quarter of 2003, the US Internal Revenue Service ("IRS") began an income tax examination of the income tax returns for the year 2001 for the predecessor thrift holding company of Crown Bank prior to its acquisition by the Company in June 2002. Management believes that this examination should not result in any significant adverse effect on the Company's financial condition or results of operations.

During the first quarter of 2004, the Puerto Rico Treasury Department ("PRTD") began an income tax examination of the income tax returns for the year 2001 of R-G Financial (parent only) and R-G Mortgage. Management believes that this examination should not result in any significant adverse effect on the Company's financial condition or results of operations.

13. STOCKHOLDERS' EQUITY

On November 21, 2003, the Company's Board of Directors authorized a three-for-two stock split on the Company's Class A and Class B common stock (the "common stock"). The split was effected on January 29, 2004 in the form of stock dividend of one additional share of common stock for each two shares of common stock held of record as of January 16, 2004. Prior to the stock split, the Company had 34,044,222 shares of common stock outstanding (comprised of 14,373,056 Class A non-registered common shares and 19,671,166 Class B publicly traded common shares). As a result of the split, 17,022,077 shares (comprised of 7,186,528 Class A non-registered common shares and 9,835,549 Class B publicly traded common shares) were issued and $170,220 was transferred from additional paid-in-capital to common stock. The stock split did not dilute shareholders' voting rights or their proportionate interest in the Company. The split has been retroactively reflected on the Company consolidated financial statements as of December 31, 2003 as if the split had been effected prior to such date. Accordingly, all share and per share data included herein has been retroactively adjusted to reflect the stock split.

After giving effect to the Company's January 29, 2004 stock split on the Company's Consolidated Financial Statements, the Company's average number of common shares outstanding used in the computation of basic earnings per common share was 51,057,651 in 2003 (2002 - 48,631,316; 2001 - 44,807,958); the
weighted average number of shares outstanding for the computation of diluted earnings per share was 51,281,379 in 2003 (2002 - 49,059,698; 2001 -45,828,605)
after giving effect to outstanding stock options granted under the Company's Stock Option Plan. During 2003, cash dividends were paid of $0.294 (2002 -$0.224; 2001 - $0.176) per common share amounting to $15,011,000 (2002 -
$11,003,000; 2001 - $7,897,000).

Non-cumulative perpetual preferred stocks at December 31, 2003 may be redeemed in whole or in part at various redemption prices ranging from $26.00 to $25.00 at the Company's sole option as follows:

                            Redemption date
                            ---------------
Series A                    October 1, 2003

Series B                    January 1, 2005

Series C                    April 1, 2006

Series D                    March 1, 2007

No redemptions have been made as of December 31, 2003.

P. 74

14. NON-INTEREST EXPENSES

Non-interest expenses consist of the following:

                                                   Year Ended December 31,
                                          ------------------------------------------
                                             2003            2002           2001
                                          ------------   ------------   ------------
Stationery and supplies                   $  4,966,158   $  4,064,341   $  2,304,214
Advertising and promotion                   15,460,959     11,662,034      8,559,121
Telephone                                    2,626,751      2,226,061      1,767,115
License and other taxes                      5,393,707      4,915,995      4,282,639
Deposit insurance                              733,796        569,730        318,790
Other insurance                              1,939,287      1,186,844        858,572
Legal and other professional services        5,068,298      3,752,660      2,527,347
Amortization and impairment of
   mortgage servicing asset                 60,152,016     39,520,530     16,670,856
Goodwill amortization                                -              -        435,626
Guaranty fees                                2,426,110      2,813,167      3,218,576
Other                                       32,718,389     23,651,249     16,190,317
                                          ------------   ------------   ------------
                                          $131,485,741   $ 94,362,611   $ 57,133,173
                                          ============   ============   ============

15. RELATED PARTY TRANSACTIONS

The Company leases some of its facilities from an affiliate, mostly on a month-to-month basis. The annual rentals under these agreements during 2003 were approximately $3,588,000 (2002 - $3,006,000; 2001 - $2,352,000).

Loans to directors, officers and employees of the Company were made in the ordinary course of business. Interest rates on such loans were substantially the same as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than a normal risk of collectibility. At December 31, 2003 the aggregate amount of loans outstanding to officers, directors, and principal stockholders' of the Company and its subsidiaries was insignificant.

16. REGULATORY REQUIREMENTS

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

R-G Premier is organized under the Puerto Rico Banking Act, as amended, and is subject to extensive regulation and examination by the Commission (the "Commissioner") of the Officer of Financial Institutions of the Commonwealth of Puerto Rico, the FDIC and certain requirements established by the Federal Reserve Board.

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

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Failure to meet capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 2003, the Company meets all capital adequacy requirements to which it is subject.

As of December 31, 2003, the most recent notifications from the FDIC and the OTS categorized R-G Premier and Crown Bank, respectively, as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized R-G Premier and Crown Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed R-G Premier's or Crown Bank's category.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 75

The following table reflects the Company's, R-G Premier's and Crown Bank's actual capital amounts and ratios, and applicable regulatory capital requirements at December 31, 2003 and 2002:

                                                                   (Dollars in thousands)
                                             ------------------------------------------------------------------------
                                                                                              to be well capitalized
                                                                            for capital       under prompt corrective
                                                     actual              adequacy purposes       action provisions
                                             --------------------     ----------------------   ----------------------
                                              amount        ratio      amount          ratio    amount      ratio
                                             --------       -----     --------         -----   --------    --------
As of December 31, 2003
Total capital (to risk weighted assets):
     Consolidated                            $858,525       16.40%    $418,812           8%         N/A         N/A
     R-G Premier Bank only                   $453,160       13.46%    $269,298           8%    $336,623          10%
     Crown Bank only                         $ 95,108       11.89%    $ 63,974           8%    $ 79,967          10%
Tier I capital (to risk weighted assets):
   Consolidated                              $818,911       15.64%    $209,406           4%         N/A         N/A
   R-G Premier Bank only                     $420,613       12.50%    $134,649           4%    $201,974           6%
   Crown Bank only                           $ 90,454       11.12%    $ 31,987           4%    $ 47,980           6%
Tier I capital (to average assets):
   Consolidated                              $818,911       10.31%    $317,807           4%         N/A         N/A
   R-G Premier Bank only                     $420,613        6.97%    $241,337           4%    $301,671           5%
   Crown Bank only                           $ 90,454        7.32%    $ 49,457           4%    $ 61,822           5%

As of December 31, 2002
Total capital (to risk weighted assets):
     Consolidated                            $635,263       17.72%    $286,857           8%         N/A         N/A
     R-G Premier Bank only                   $339,127       13.94%    $194,582           8%    $243,227          10%
     Crown Bank only                         $ 79,293       14.09%    $ 45,031           8%    $ 56,289          10%
Tier I capital (to risk weighted assets):
   Consolidated                              $602,587       16.81%    $143,429           4%         N/A         N/A
   R-G Premier Bank only                     $313,764       12.90%    $ 97,291           4%    $145,936           6%
   Crown Bank only                           $ 73,006       12.97%    $ 22,515           4%    $ 33,773           6%
Tier I capital (to average assets):
   Consolidated                              $602,587        9.80%    $246,061           4%         N/A         N/A
   R-G Premier Bank only                     $313,764        6.79%    $184,823           4%    $231,029           5%
   Crown Bank only                           $ 73,006        9.08%    $ 32,159           4%    $ 40,199           5%

Effective December 31, 2002, the federal banking regulatory agencies imposed a new dollar for dollar capital requirement on residual interests retained in sale or securitization transactions and a 25% limit on Tier 1 Capital that may consist of credit enhancing IO's. The capital ratios set forth above as of December 31, 2003 and 2002 include the impact of this capital rule.

17. STOCK OPTION PLAN

The Company has a Stock Option Plan designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, and reward key employees for outstanding performance and the attainment of targeted goals. An amount of Company common stock equal to 10% of the aggregate number of Class B Shares sold in the Company's initial public offering (241,500 shares, equivalent to 1,304,100 shares after giving effect to stock splits) was authorized under the Stock Option Plan, which may be filled by authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources. The Stock Option Plan provides for the grant of stock options at an exercise price equal to the fair market value of the Class B shares at the date of the grant. Stock options are available for grant to key employees of the Company and any subsidiaries. No options were issued prior to the public offering. The maximum term of the options granted are ten years. Under the provisions of the Stock Option Plan, options can be exercised as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years.

P.76

Stock options granted, cancelled and exercised during 2001, 2002 and 2003 were as follows (as adjusted to reflect stock split on January 29, 2004):

                                                                   weighted
                                                                 average price
                                                                 -------------
Outstanding stock options, January 1, 2001           1,105,200    $  3.83

   Granted                                              75,000    $ 10.00

   Exercised                                          (622,080)   $  2.81

   Cancelled                                           (18,000)   $ 10.83

Outstanding stock options, December 31, 2001           540,120    $  5.64

   Exercised                                          (258,900)   $  2.75

   Cancelled                                                 -    $     -

Outstanding stock options, December 31, 2002           281,220    $  8.02

   Granted                                              18,750    $ 14.57

   Exercised                                           (74,520)   $  2.68

   Cancelled                                                 -    $     -

Outstanding stock options, December 31, 2003           225,450    $ 10.33

Outstanding stock options excercisable at December 31, 2003 amount to 108,600 at prices ranging from $2.68 to $10.75. Outstanding stock options at December 31, 2003 have a remaining weighted average contractual life of 6.25 years.

The Company follows the disclosure only provisions of SFAS No. 123 - "Accounting for Stock-Based Compensation" (SFAS 123) and thus, no compensation cost has been recognized for the Company's Stock Option Plan. Had compensation cost for the Company's Stock Option Plan been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS 123, the Company's net earnings and earnings per share for the years ended December 31, 2003, 2002 and 2001 would have been reduced to the pro-forma amounts indicated below:

                                                        2003            2002            2001
                                                   -------------    ------------    ------------
Net earnings - as reported                         $ 131,023,565    $ 96,342,156    $ 65,970,843

Net earnings - pro forma                           $ 130,921,253    $ 96,187,642    $ 65,816,329

Basic earnings per share - as reported             $        2.26    $       1.67    $       1.25

Basic earnings per share - pro forma               $        2.25    $       1.67    $       1.25

Diluted earnings per share - as reported           $        2.25    $       1.66    $       1.22

Diluted earnings per share - pro forma             $        2.24    $       1.65    $       1.22

18. PROFIT SHARING PLAN

The Company has a profit sharing plan (the Plan) which covers substantially all regular employees. Annual contributions to the Plan are based on matching percentages up to 5% of employee salaries, based on the employee's years of service and on operational income, as defined by the Plan, and are deposited in a trust. Contributions to the Plan during the years ended December 31, 2003, 2002 and 2001 amounted to approximately $382,000, $288,000 and $257,000, respectively.

The Company and its subsidiaries have no post retirement benefit plans for its employees.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 77

19. COMMITMENTS AND CONTINGENCIES

Commitments to buy and sell GNMA certificates and mortgage loans As of December 31, 2003, the Company had open commitments to issue GNMA certificates in the amount of approximately $75.3 million. In addition, the Company had commitments to sell mortgage loans to third party investors amounting to approximately $312.9 million.

Unrealized gains and losses are recorded in trading activities in the accompanying consolidated statements of income related to these forward sales commitments, for the difference between committed prices and market prices at the balance sheet date. Unrealized trading gains or losses were not significant during the year ended December 31, 2003.

LEASE COMMITMENTS

The Company is obligated under several noncancellable leases for office space and equipment rentals, all of which are accounted for as operating leases. The leases expire at various dates with options for renewals.

As of December 31, 2003, minimum annual rental commitments under noncancellable operating leases for certain office space and equipment, including leases with an affiliate, were as follows:

   Year               Amount
   ----               ------
   2004            $  6,237,148
   2005               5,142,081
   2006               4,581,945
   2007               4,226,277
   2008               3,316,337
Later years          15,744,778
                   ------------
                   $ 39,248,566
                   ============

Rent expense amounted to approximately $8,829,000 in 2003, $7,185,000 in 2002 and $5,752,000 in 2001.

LITIGATION

The Company is a defendant in legal proceedings arising from normal business activities. Management believes, based on the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

OTHERS

At December 31, 2003, the Company is liable under limited recourse provisions resulting from the sale of residential mortgage loans to several third party investors, principally FHLMC. The principal balance of these loans, which are serviced by the Company, amounts to approximately $1.1 billion at December 31, 2003. As of December 31, 2003 the Company has an allowance for recourse provisions of $4.0 million included under accounts payable and accrued liabilities in its Consolidated Statements of Financial Condition. Historical losses on recourse obligations have not been significant.

In April 2002, R&G Acquisition Holdings Corporation (a wholly-owned subsidiary of R&G Financial) ("RAC"), a Florida corporation and the holding company of Crown Bank, formed R&G Capital Trust I. R&G Capital Trust I issued $25 million of trust preferred securities in a private placement. In addition, in August 2003, RAC also formed R&G Capital Trust IV which issued $15 million of trust preferred securities in a private placement and in October 2003, the Company formed R&G Capital Trust III, which issued $100 million of trust preferred securities in a public offering (see Note 1). The Company has guaranteed certain obligations of RAC to R&G Capital Trust I and IV, and has guaranteed certain obligations of R&G Capital Trust III.

20. SUPPLEMENTAL DISCLOSURE ON THE STATEMENTS OF CASH FLOWS

During 2003, 2002 and 2001, the Company paid interest amounting to approximately $189,491,000, $183,704,000 and $177,254,000, respectively, and income taxes of approximately $24,860,000, $13,348,000 and $7,409,000, respectively.

21. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

In the normal course of business, the Company uses various off-balance sheet financial instruments to satisfy the financing needs of its customers, mostly loan commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of these instruments, which are not included in the statements of financial condition, are an indicator of the Company's activities in particular classes of financial instruments. Unused lines of credit and commitments to extend financial standby letters of credit totaled $194.5 million and $15.3 million, respectively, as of December 31, 2003.

The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.

Contractual commitments to extend credit are legally binding agreements to lend money to customers at predetermined interest rates for a specified period of time. Since many of the loan commitments may expire without

P.78
being drawn upon, the total commitment amount does not necessarily represent future cash requirements.

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

22. INTEREST RATE RISK MANAGEMENT

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

A detail of interest rate swaps by contractual maturity at December 31, 2003 follows. Expected maturities will differ from contractual maturities because counterparties to the agreements may have the right to call the swaps.

                         notional                    pay fixed    receive        designation/                   Call
Hedged item               amount       maturity         rate   rate floating     description                   option
-----------            ----------- ----------------- --------- -------------  ------------------  ---------------------------------
Repurchase agreements  $15,000,000 February 6, 2006    4.80%   3 month Libor  cash flow hedge     callable quarterly after one year
FHLB Advance            50,000,000 February 6, 2006    4.67    3 month Libor  cash flow hedge     callable quarterly after one year
Long-term debt          25,000,000 April 22, 2007      8.77    6 month Libor  cash flow hedge                    N/A
Repurchase agreements   70,000,000 December 8, 2009    5.60    3 month Libor  cash flow hedge     callable quarterly after one year
N/A                     10,000,000 December 15, 2009   5.69    3 month Libor  trading derivative  callable quarterly after one year

The following table summarizes the changes in notional amounts of swaps outstanding during 2003:

Beginning balance  $ 180,000,000
New swaps                      -
Maturities           (10,000,000)
                   -------------
Ending balance     $ 170,000,000
                   -------------

As of December 31, 2003, interest rate swap maturities are as follows:

2006         $ 65,000,000
2007           25,000,000
2009           80,000,000
             ------------
             $170,000,000
             ------------

Net interest settlements on swap agreements are recorded as an adjustment to interest expense on notes payable and repurchase agreements. Net interest paid during 2003, 2002 and 2001 amounted to approximately $6,576,000, $5,685,000 and $1,727,000, respectively.

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 79

At December 31, 2003 and 2002, swap agreement designated as cash flow hedges had a negative fair value of $14,373,000 and $18,011,000, respectively, that has been recorded as a liability in the accompanying consolidated statements of financial condition. For the years ended December 31, 2003, 2002 and 2001, mark-to-market gains (losses) of $307,000, ($176,000) and ($1,503,000)
respectively, were recorded in the accompanying consolidated statements of income related to swaps designated as trading.

Also, unrealized gains (losses) related to the fair value of swaps designated as cash flow hedges amounting to approximately $3,638,000, ($9,975,000) and ($9,947,000) were recorded as part of other comprehensive income in the consolidated statements of stockholders' equity at December 31, 2003, 2002 and 2001, respectively. The Company had no contemplated transactions or other events that could result in the reclassification into earnings of gains or losses that are reported in other comprehensive income.

The Company purchases various interest rate caps to limit its exposure to rising interest rates. Under these agreements, the Company pays an up front premium or fee for the right to receive cash flow payments in excess of the predetermined cap rate; thus, effectively capping its interest rate cost for the duration of the agreement.

The following table summarizes interest rate caps outstanding at December 31, 2003 (dollars in thousands).

Notional
 Amount        Maturity Date         Corridor      Fair Value
--------       -------------         --------      ----------
$ 50,000       May 2008               4%-7%         $ 1,079

  25,000       July 2008              4%-7%             579

  25,000       September 2008         4%-7%             626

  50,000       September 2008         4%-6%           1,013

As of December 31, 2003, the Company has designated these interest rate cap agreements as trading derivatives. The fair value of the interest rate caps, totaling approximately $3,297,000, has been recorded as other assets in the accompanying consolidated statements of financial condition; changes in the fair value of the interest rate caps are reported as trading gains or losses in the consolidated statements of income. Trading losses during 2003 related to interest rate cap agreements amounted to approximately $135,000; no gains or losses were recorded in 2002 or 2001.

23. SUPPLEMENTAL INFORMATION ON BUSINESS COMBINATION

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

                                           (Dollars in thousands)
                                           ----------------------
ASSETS

Cash                                           $  36,321
Loans held for sale                               14,721
Investment securities                             80,585
Loans receivable, net                            464,774
Premises and equipment                            12,899
Other assets                                     103,045
                                               ---------
                                               $ 712,345
                                               =========
LIABILITIES AND STOCKHOLDER'S EQUITY

Deposits                                       $ 468,138
Borrowings                                       138,203
Other liabilities and accrued expenses             6,004
Stockholder's equity                             100,000
                                               ---------
                                               $ 712,345
                                               =========

P. 80

The supplemental pro forma consolidated income statement information as though the business combination had been completed as of January 1, 2001 follows:

                                                      Year ended December 31, (dollars in thousands except for per share data)
                                                      ------------------------------------------------------------------------
                                                                           2002                    2001
                                                                  ----------------------  ----------------------
                                                                  As reported  Pro forma  As reported  Pro forma
                                                                  -----------  ---------  -----------  ---------
Net interest income after provision for loan losses                $135,069    $141,206    $ 85,920    $ 98,126
Non-interest income                                                 149,170     153,567     109,047     120,396
                                                                   --------    --------    --------    --------
Total revenues                                                     $284,239    $294,773    $194,967    $218,522
                                                                   --------    --------    --------    --------
Non-interest expenses                                              $159,238    $170,784    $107,072    $130,559
                                                                   --------    --------    --------    --------
Income before extraordinary items and cumulative
   effect of change in accounting principle                        $ 96,342    $ 95,678    $ 66,294    $ 66,351
                                                                   --------    --------    --------    --------
Net income                                                         $ 96,342    $ 95,678    $ 65,971    $ 66,028
                                                                   --------    --------    --------    --------
Earnings per common share before cumulative
   effect of change in accounting principle:
   Basic                                                           $   1.67    $   1.66    $   1.26    $   1.26

   Diluted                                                         $   1.66    $   1.65    $   1.23    $   1.23

Earnings per common share:
   Basic                                                           $   1.67    $   1.66    $   1.25    $   1.25

   Diluted                                                         $   1.66    $   1.65    $   1.22    $   1.23

24. SUPPLEMENTAL INCOME STATEMENT INFORMATION

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

Total employee costs and other expenses before capitalization follow:

                                                            Year Ended December  31,
                                              --------------------------------------------------------
                                                  2003                 2002                   2001
                                              ------------         ------------           ------------
Employee costs                                $  99,385,815        $ 71,829,758           $ 56,181,507
                                              -------------        ------------           ------------
Other administrative and general expenses     $ 138,350,638        $ 99,785,058           $ 62,000,927
                                              -------------        ------------           ------------

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 81

Set forth below are the direct loan origination costs that were capitalized as part of the carrying cost of mortgage loans inventory or offset against mortgage loan sales and fees and interest income.

                                                                    Year Ended December 31,
                                                     ------------------------------------------
                                                         2003           2002            2001
                                                     ------------   ------------   ------------
Offset against mortgage loan sales and fees          $ 10,099,266   $ 11,072,074   $  6,263,810
                                                     -----------    ------------   ------------
Offset against interest income on loans              $  7,097,732   $  4,603,135   $  4,243,213
                                                     ------------   ------------   ------------
Capitalized as part of loans held for sale and
loans held for investment                            $ 25,468,836   $ 16,332,620   $ 17,251,866
                                                     ------------   ------------   ------------

25. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of financial instruments is the amount at which the instruments may be exchanged in a current transaction between willing parties. The estimated fair value of the Company's financial instruments as of December 31 are as follows:

                                                           December 31, (dollars in thousands)
                                                   ----------------------------------------------------
                                                             2003                       2002
                                                   ------------------------    ------------------------
                                                   Amortized       Fair        Amortized       Fair
                                                     cost          value          cost         value
                                                   ----------    ----------    ----------    ----------
FINANCIAL ASSETS

Cash and due from banks                            $  114,916    $  114,916    $  128,086    $  128,086
Time deposits with other banks                         34,349        34,349        65,401        65,401
Securities purchased under agreements to resell        85,052        85,052             -             -
Mortgage loans held for sale                          315,691       324,586       258,738       265,502
Mortgage-backed securities held for trading            38,355        38,355        74,757        74,757
Investment and mortgage-backed securities
     available for sale                             3,020,647     3,020,647     2,472,576     2,472,576
Investment in Federal Home Loan Bank stock            100,461       100,461        84,337        84,337
Investment and mortgage-backed securities
     held to maturity                                  78,200        80,188        75,591        76,810
Loans, net                                          4,048,507     4,180,796     2,759,689     2,928,281
Accounts receivable and accrued interest               80,722        80,722        72,501        72,501
Trading derivative instruments                          3,297         3,297             -             -

FINANCIAL LIABILITIES

   Deposits:
     Non-interest bearing demand                   $  394,273    $  394,273    $  390,355    $  390,355
     Savings and NOW accounts                         896,809       848,176       764,534       768,926
     Certificates of deposit                        2,264,683     2,272,114     1,647,435     1,669,561
Securities sold under agreements to repurchase      2,220,795     2,213,759     1,489,758     1,513,860
Notes payable                                         192,259       192,259       194,607       194,607
Advances from FHLB                                  1,129,600     1,132,664       940,725       977,339
Other borrowings                                      157,670       158,098        45,065        45,343
Accounts payable and accrued liabilities              158,006       158,006       134,426       134,426
Trading derivative instruments                          1,278         1,278         1,584         1,584
Derivative instruments accounted for as cash
     flow hedges                                       14,373        14,373        18,011        18,011
Forward sales commitments                                  12            12             -             -

P.82

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

SHORT-TERM FINANCIAL INSTRUMENTS

Short-term financial instruments, which include cash and due from banks, money market investments, securities purchased under agreements to resell, accounts receivable and accrued interest, a portion of securities sold under agreements to repurchase, warehousing lines included in notes payable and accounts payable and accrued interest, have been valued at their carrying amounts reflected in the Consolidated Statements of Financial Condition as these are reasonable estimates of fair value given the relatively short period of time between origination of the instruments and their expected realization.

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

INTEREST RATE SWAP AND CAP AGREEMENTS

The fair value of interest rate swap and cap agreements was determined taking into account interest rates at December 31, 2003 and 2002. This value represents the estimated amount the Company would pay to terminate the contract or agreement taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparties.

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

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 83

26. R-G FINANCIAL CORPORATION (HOLDING COMPANY ONLY) FINANCIAL INFORMATION

The following condensed financial information presents the financial position of R-G Financial Corporation (the "Holding Company") only as of December 31, 2003 and 2002 and the results of its operations and its cash flows for each of the three years ended on December 31, 2003:

                                                                                        December 31,
                                                                                 ----------------------------
STATEMENTS OF FINANCIAL CONDITION                                                    2003           2002
---------------------------------                                                ------------    ------------
ASSETS

Cash                                                                             $ 25,923,299    $ 16,213,087
Mortgage-backed and investment securities held to maturity, at amortized cost
   (market value: 2003 - $27,372,667; 2002 - $35,739,706)                          26,773,215      35,166,516
Investment securities available for sale, at fair value                                     -          48,617
Investment in preferred stocks of subsidiaries                                    100,000,000               -
Investment in R-G Premier Bank, at equity                                         359,136,821     341,344,348
Investment in R-G Acquisition Holdings Corporation, at equity                     103,320,713      87,441,650
Investment in R-G Mortgage, at equity                                             226,365,947     188,519,169
Investment in Home & Property Insurance Corp., at equity                           13,715,386       8,221,475
Investment in R-G Investment Corporation, at equity                                 5,523,089       4,439,908
Investment in R-G International Corp., at equity                                    1,496,450         500,000
Investment in R-G Portfolio Management Corporation, at equity                       1,000,000               -
Investment in R-G Capital Trust III common stock                                    3,092,783               -
Accrued interest receivable                                                           257,465         174,029
Accounts receivable - subsidiaries                                                  9,038,109      11,219,953
Other assets                                                                        4,928,411         148,371
                                                                                 ------------    ------------
   Total assets                                                                  $880,571,688    $693,437,123
                                                                                 ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY

Advances from subsidiaries                                                       $ 26,492,245    $ 30,381,040
Other liabilities and accrued expenses                                                634,033         837,905
Long-term debt                                                                    103,092,783               -
Stockholders' equity                                                              750,352,627     662,218,178
                                                                                 ------------    ------------
   Total liabilities and stockholders' equity                                    $880,571,688    $693,437,123
                                                                                 ============    ============

                                                             Year Ended December  31,
                                                  --------------------------------------------
STATEMENTS OF INCOME                                  2003            2002            2001
--------------------                              ------------    ------------    ------------
Income:
   Interest income                                $  1,735,106    $  2,428,039    $  1,006,040
   Dividend income on preferred stock
     from subsidiaries                               1,544,444               -               -
   Other                                             1,157,956         902,558         549,382
                                                  ------------    ------------    ------------
                                                     4,437,506       3,330,597       1,555,422

Operating expenses                                   2,595,194         820,507         503,496
                                                  ------------    ------------    ------------
Income before income taxes and equity
   earnings in unconsolidated subsidiaries           1,842,312       2,510,090       1,051,926
Income taxes                                            41,867          25,000          17,803
                                                  ------------    ------------    ------------
Income before equity earnings
   in unconsolidated subsidiaries                    1,800,445       2,485,090       1,034,123
Equity earnings in unconsolidated subsidiaries:
   Bank                                             73,659,269      49,768,507      37,653,767
   Non-bank                                         55,563,851      44,088,559      27,282,953
                                                  ------------    ------------    ------------
Net income                                        $131,023,565    $ 96,342,156    $ 65,970,843
                                                  ============    ============    ============

The Holding Company had no operations during the years ended December 31, 2003, 2002 and 2001.

The principal source of income for the Holding Company consists of dividends from R-G Premier Bank of Puerto Rico and R-G Mortgage Corp.

The payment of dividends by the Bank to the Holding Company may be affected by certain regulatory requirements and policies, such as the maintenance of certain minimum capital levels.

P.84

                                                                       Year Ended December   31,
                                                            -------------------------------------------------
STATEMENTS OF CASH FLOWS                                        2003               2002              2001
------------------------                                    -------------     -------------     -------------
Cash flows from operating activities:

   Net income                                               $ 131,023,565     $  96,342,156     $  65,970,843
   Adjustments to reconcile net income to cash
   (used in) provided by operating activities:
   Amortization of premium on investment securities               140,029           136,376                 -
   Equity earnings in unconsolidated subsidiaries            (129,223,120)      (93,857,066)      (64,936,720)
   (Increase) decrease in accounts
     receivable - subsidiaries                                  2,181,844         4,039,289       (15,241,378)
   (Increase) decrease in other assets                         (1,243,026)          197,226          (353,839)
   (Decrease) increase in other liabilities and
     accrued expenses                                            (204,623)          665,656            41,237
                                                            -------------     -------------     -------------
   Total adjustments                                         (128,348,896)      (88,818,519)      (80,490,700)
                                                            -------------     -------------     -------------
   Net cash provided by (used in)
     operating activities                                       2,674,669         7,523,637       (14,519,857)
                                                            -------------     -------------     -------------
Cash flows from investing activities:
   Purchase of investment securities                          (10,446,728)      (25,613,272)      (36,382,555)
   Proceeds from sales of investment securities
     available for sale                                            48,617        21,599,255                 -
   Principal repayments on and redemptions of
     investment securities                                     18,700,000         4,750,000           295,063
   Investment in R-G Portfolio Management Corporation          (1,000,000)                -                 -
   Investments in R-G Acquisition Holdings
     Corporation common stock                                 (15,794,596)      (94,551,561)                -
   Investments in Home & Property common stock                          -                 -        (1,500,000)
   Investments in R-G Premier common stock                    (15,000,000)      (31,199,569)      (35,000,000)
   Investments in R-G Investment Corporation
     common stock                                              (1,200,000)       (5,000,000)       (1,500,000)
   Investments in R-G International Corp. common stock         (1,000,000)                -          (500,000)
   Investment in preferred stocks of subsidiaries            (100,000,000)                -                 -
   Dividends on common stock from subsidiaries                 70,895,120        25,957,877        17,817,222
                                                            -------------     -------------     -------------
   Cash used in investing activities                          (54,797,587)     (104,057,270)      (56,770,270)
                                                            -------------     -------------     -------------
Cash flows from financing activities:
   Issuance of common stock                                       237,495        46,132,787        32,877,745
   Net proceeds from issuance of long-term debt                96,379,550                 -                 -
   Net proceeds from issuance of preferred stock                        -        66,590,747        66,601,925
   Cash dividends                                             (30,895,120)      (25,957,877)      (17,817,222)
   Net (repayments) advances from subsidiaries                 (3,888,795)       (3,795,960)       19,177,000
                                                            -------------     -------------     -------------
   Net cash provided by financing activities                   61,833,130        82,969,697       100,839,448
                                                            -------------     -------------     -------------
Net increase (decrease) in cash                                 9,710,212       (13,563,936)       29,549,321
Cash at beginning of year                                      16,213,087        29,777,023           227,702
                                                            -------------     -------------     -------------
Cash at end of year                                         $  25,923,299     $  16,213,087     $  29,777,023
                                                            =============     =============     =============

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 85

27. INDUSTRY SEGMENTS

The following summarized financial information presents the results of the Company's operations for each of the three years ended December 31, 2003 for its traditional banking and mortgage banking activities:

                                                                             2003
                                                ------------------------------------------------------------
                                                                  Mortgage                         Segment
                                                   Banking        Banking          Other           Totals
                                                ------------    ------------    ------------    ------------
REVENUES:
Net interest income after provision for
   loan losses                                  $152,469,668    $ 14,485,254    $    757,332    $167,712,254
Non-interest income:
   Net gain on origination and sale of loans      46,402,174     101,952,232               -     148,354,406
   Loan administration and servicing fees                  -      51,107,371               -      51,107,371
   Service charges, fees and other                13,242,460       1,303,029      15,947,343      30,492,832
                                                ------------    ------------    ------------    ------------
                                                 212,114,302     168,847,886      16,704,675     397,666,863
                                                ------------    ------------    ------------    ------------
NON-INTEREST EXPENSES:
Employee compensation and benefits                37,114,036      23,325,742       3,145,100      63,584,878
Office occupancy and equipment                    17,034,918       7,336,946         389,069      24,760,933
Other                                             41,512,287      90,086,039       2,357,101     133,955,427
                                                ------------    ------------    ------------    ------------
                                                  95,661,241     120,748,727       5,891,270     222,301,238
                                                ------------    ------------    ------------    ------------
Income before income taxes                      $116,453,061    $ 48,099,159    $ 10,813,405    $175,365,625
                                                ============    ============    ============    ============

The following is a reconciliation of reportable segment revenues and income before income taxes to the Company's consolidated amounts:

                                                      Year Ended December 31,
                                          -------------------------------------------------
                                              2003              2002             2001
                                          -------------     -------------     -------------
Revenues:
Total revenues for reportable segments    $ 397,666,863     $ 286,296,191     $ 199,081,343
Elimination of intersegment revenues         (6,154,677)       (4,460,799)       (5,120,252)
Corporate revenues                            1,714,669         2,404,008         1,006,040
                                          -------------     -------------     -------------
Total consolidated revenues               $ 393,226,855     $ 284,239,400     $ 194,967,131
                                          =============     =============     =============

                                                             Year Ended December 31,
                                                ------------------------------------------------
                                                    2003              2002             2001
                                                -------------     -------------    -------------
Income before income taxes:
Total income before income taxes for
   reportable segments                          $ 175,365,625     $ 123,258,403    $  88,484,896
Elimination of intersegment (profits) costs        (1,106,751)          159,611       (1,092,364)
Unallocated corporate (expenses) income, net         (863,571)        1,583,501          502,544
                                                -------------     -------------    -------------
Income before income taxes, consolidated        $ 173,395,303     $ 125,001,515    $  87,895,076
                                                =============     =============    =============

P.86

                                                                        2002
                                              ------------------------------------------------------
                                                              Mortgage                    Segment
                                                 Banking      Banking        Other         Totals
                                              ------------  ------------  ------------  ------------
REVENUES:
Net interest income after provision for
   loan losses                                $114,393,807  $ 18,428,547  $      9,290  $132,831,644
Non-interest income:
   Net gain on origination and sale of loans    23,741,648    61,796,484             -    85,538,132
   Loan administration and servicing fees                -    49,038,894             -    49,038,894
   Service charges, fees and other               8,621,984     1,993,029     8,272,508    18,887,521
                                              ------------  ------------  ------------  ------------
                                               146,757,439   131,256,954     8,281,798   286,296,191
                                              ------------  ------------  ------------  ------------
NON-INTEREST EXPENSES:
Employee compensation and benefits              25,887,852    17,723,778     1,632,746    45,244,376
Office occupancy and equipment                  12,900,045     6,372,644       358,209    19,630,898
Other                                           28,997,949    67,804,660     1,359,905    98,162,514
                                              ------------  ------------  ------------  ------------
                                                67,785,846    91,901,082     3,350,860   163,037,788
                                              ------------  ------------  ------------  ------------
Income before income taxes                    $ 78,971,593  $ 39,355,872  $  4,930,938  $123,258,403
                                              ============  ============  ============  ============
                                                                      2001
                                              ------------------------------------------------------
                                                              Mortgage                    Segment
                                                Banking       Banking       Other         Totals
                                              ------------  ------------  ------------  ------------
REVENUES:
Net interest income after provision for
   loan losses                                $ 71,695,814  $ 13,582,462  $          -  $ 85,278,276
Non-interest income:
   Net gain on origination and sale of loans    27,391,951    35,119,978             -    62,511,929
   Loan administration and servicing fees                -    35,935,370             -    35,935,370
   Service charges, fees and other               7,879,251     2,655,998     4,820,519    15,355,768
                                              ------------  ------------  ------------  ------------
                                               106,967,016    87,293,808     4,820,519   199,081,343
                                              ------------  ------------  ------------  ------------
NON-INTEREST EXPENSES:
Employee compensation and benefits              16,514,946    16,071,621       703,805    33,290,372
Office occupancy and equipment                  10,654,129     5,848,499       145,882    16,648,510
Other                                           20,516,364    39,540,600       600,601    60,657,565
                                              ------------  ------------  ------------  ------------
                                                47,685,439    61,460,720     1,450,288   110,596,447
                                              ------------  ------------  ------------  ------------
Income before income taxes                    $ 59,281,577  $ 25,833,088  $  3,370,231  $ 88,484,896
                                              ============  ============  ============  ============

Total assets of the Company among its industry segments and a reconciliation of reportable segment assets to the Company's consolidated total assets as of December 31, 2003 and 2002 follows:

                                                    December 31,
                                        -----------------------------------
                                             2003               2002
                                        ---------------     ---------------
Assets:

Banking                                 $ 7,387,475,155     $ 5,453,320,931
Mortgage Banking                            890,022,358         908,660,313
Other                                       168,294,162         111,004,542

Total assets for reportable segments      8,445,791,675       6,472,985,786
Parent company assets                        66,920,499          62,970,573
Elimination of intersegment balances       (313,832,667)       (258,710,678)
                                        ---------------     ---------------
Consolidated total assets               $ 8,198,879,507     $ 6,277,245,681
                                        ===============     ===============

                                          R-G FINANCIAL 2003 ANNUAL REPORT P. 87

28. QUARTERLY FINANCIAL DATA (UNAUDITED):

Following is a summary of selected financial information of the unaudited quarterly results of operations. In the opinion of management, all adjustments necessary for a fair presentation have been made.

                                           (dollars in thousands, except for per share data)
                                        ------------------------------------------------------
                                                                 2003
                                         March 31       June 30        Sept. 30       Dec. 31
                                         --------       -------        --------       -------
Interest income                         $  88,256      $  92,558      $  95,347      $ 102,017
Interest expense                          (46,035)       (47,989)       (47,604)       (48,567)
                                        ---------      ---------      ---------      ---------
Net interest income                        42,221         44,569         47,743         53,450
Provision for loan losses                  (4,220)        (4,444)        (4,292)        (5,600)
                                        ---------      ---------      ---------      ---------
Income before income taxes                 38,548         42,052         45,644         47,151
Income tax expense                         (9,407)       (10,602)       (11,352)       (11,011)
                                        ---------      ---------      ---------      ---------
Net income                                 29,141         31,450         34,292         36,140
                                        =========      =========      =========      =========
Earnings per common share - Basic       $    0.49      $    0.54      $    0.59      $    0.64
Earnings per common share - Diluted     $    0.49      $    0.54      $    0.59      $    0.63

                                         (dollars in thousands, except for per share data)
                                        ---------------------------------------------------
                                                                2002
                                         March 31      June 30       Sept. 30      Dec. 31
                                         --------      -------       --------      -------
Interest income                         $ 72,719      $ 77,615      $ 88,912      $ 91,615
Interest expense                         (40,714)      (41,566)      (47,602)      (47,890)
                                        --------      --------      --------      --------
Net interest income                       32,005        36,049        41,310        43,725
Provision for loan losses                 (5,000)       (4,550)       (3,970)       (4,500)
                                        --------      --------      --------      --------
Income before income taxes                27,695        29,337        32,067        35,903
Income tax expense                        (6,162)       (6,718)       (7,019)       (8,761)
                                        --------      --------      --------      --------
Net income                                21,533        22,619        25,048        27,142
                                        ========      ========      ========      ========
Earnings per common share - Basic       $   0.39      $   0.40      $   0.43      $   0.45
Earnings per common share - Diluted     $   0.39      $   0.39      $   0.42      $   0.45

P. 88

GENERAL INQUIRIES & REPORTS

R-G Financial is required to file an annual report on Form 10K for its fiscal year ended December 31, 2003 with the Securities and Exchange Commission. Copies of its Annual Report and Quarterly Reports may be obtained without charge through our investors relations page in our website or by contacting our Investor Relations Department, Attention Ms. Llamara Cruz at 787-756-2801.

STOCK LISTINGS

Common
  RGF-NYSE

Preferred
  RGFCP-NASDAQ
  RGFCO-NASDAQ
  RGFCN-NASDAQ
  RGFCM-NASDAQ

At December 31, 2003, the Company had 149 stockholders of record, which does not take into consideration approximately 6,000 investors who hold their stock through brokerage and other firms. The high and low prices and dividends paid per share for the Company's Class B common stock during each quarter of the last two fiscal years, adjusted for our 3 for 2 stock split paid in January 2004, were as follows:


                    MAR 31       JUN 30    SEPT 30     DEC 31    MAR 31    JUN 30      SEPT 30    DEC 31
                     2003         2003       2003       2003      2002      2002         2002       2002
                    ------       ------    -------     ------    ------    ------      -------    ------
High                 15.46        20.23      21.85      26.73     14.77     16.83        15.93      16.62
Low                  14.43        14.82      18.10      19.93     10.93     12.55        12.73      13.00
Dividends Paid      0.0657       0.0707     0.0760     0.0817    0.0510    0.0542       0.0576     0.0613

                                                                     P. 90