Form 10-K, Exhibit 13
period 2004-12-31
R&G FINANCIAL CORP
filed 2005-03-16
CIK 1016933

                                                                      EXHIBIT 13


         SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF R-G FINANCIAL

      The following table presents selected consolidated financial and other data of R-G Financial for each of the five years in the period ended December 31, 2004. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of R-G Financial, including the accompanying Notes, presented elsewhere herein. In the opinion of management, this information reflects all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation.

                                                                         At or for the Year Ended December 31,
                                                                 (dollars in thousands, except for per share data)
                                                      2004             2003             2002             2001             2000
                                                  ------------     ------------     ------------     ------------     ------------
SELECTED BALANCE SHEET DATA:

Total assets                                      $ 10,198,602     $  8,198,880     $  6,277,246     $  4,664,394     $  3,539,444
Loans receivable, net                                5,126,898        4,048,507        2,759,689        1,802,388        1,631,276
Mortgage loans held for sale                           323,776          315,691          258,738          236,434           95,668
Mortgage-backed securities held for trading             97,579           33,245           74,757           93,948           12,038
Mortgage-backed securities available for sale        2,748,825        2,355,211        1,982,250        1,482,947        1,150,100
Mortgage-backed securities held to maturity             24,211           34,301           45,408           51,946           19,818
Investment securities held for trading                   6,974            5,110                -                -                -
Investment securities available for sale               900,619          622,369          490,326          532,655          322,298
Investment securities held to maturity                  53,771           43,899           30,183           23,686            3,703
Servicing asset                                        117,704          119,610          142,334          105,147           95,079
Cash and cash equivalents (1)                          329,848          234,318          197,643          157,725           69,090
Deposits                                             4,238,863        3,555,764        2,802,324        2,061,224        1,676,062
Securities sold under agreements to repurchase       2,994,658        2,220,795        1,489,758        1,396,939          827,749
Notes payable                                          100,217          192,259          194,607          195,587          138,858
Other borrowings (2)                                 1,706,646        1,287,270          985,790          472,097          538,840
Stockholders' equity                                   855,590          750,353          662,218          459,121          308,836
Common stockholder's equity                            642,590          537,353          449,218          315,121          233,836
Common stockholder's equity per share (3)         $      12.57     $      10.52     $       8.81     $       6.71     $       5.44

SELECTED INCOME STATEMENT DATA:

Revenues:
    Net interest income after provision for
    loan losses                                   $    205,536     $    169,427     $    135,069     $     85,920     $     59,236
    Net gain on sale of loans                          175,465          147,107           83,743           59,658           41,660
    Servicing income                                    37,099           48,166           47,202           33,920           30,849
    Other (4)                                           15,190           28,527           18,225           15,469            6,801
                                                  ------------     ------------     ------------     ------------     ------------
       Total revenues                                  433,290          393,227          284,239          194,967          138,546
                                                  ------------     ------------     ------------     ------------     ------------
Operating Expenses:
    Employee compensation and benefits                  76,309           63,585           45,244           33,290           27,031
    Office occupancy and equipment                      28,780           24,761           19,631           16,649           13,436
    Impairment charges on servicing asset               14,058           37,690           21,018
                                                                                                            5,367                -
    Other administrative and general                   102,496           93,796           73,345           51,766           40,325
                                                  ------------     ------------     ------------     ------------     ------------
       Total expenses                                  221,643          219,832          159,238          107,072           80,792
                                                  ------------     ------------     ------------     ------------     ------------
Income before income taxes and cumulative
    effect from change in accounting principle         211,647          173,395          125,001           87,895           57,754

Income taxes                                            51,433           42,372           28,659           21,601           14,121

Cumulative effect from change in accounting
   principle
                                                             -                -                -             (323)               -
                                                  ------------     ------------     ------------     ------------     ------------
Net income                                             160,214          131,023           96,342           65,971           43,633
                                                  ------------     ------------     ------------     ------------     ------------

Less: Dividends on preferred stock                     (15,884)         (15,884)         (14,955)          (9,920)          (5,638)

Net income available to common stockholders       $    144,330     $    115,139     $     81,387     $     56,051     $     37,995
                                                  ============     ============     ============     ============     ============
Diluted earnings per share (3)                    $       2.81     $       2.25     $       1.66     $       1.22     $       0.86
                                                  ------------     ------------     ------------     ------------     ------------

                                                                    At or for the Year Ended December 31,
                                                              (dollars in thousands, except for per share data)
                                                    2004             2003          2002             2001             2000
                                                ------------    -------------  ------------     ------------     ------------
SELECTED OPERATING DATA (5):

Performance Ratios and Other Data:

    Loan production                             $  4,834,805    $  4,464,099   $  2,942,684     $  2,473,168     $  1,729,373
    Mortgage servicing portfolio                  11,404,303      10,942,821     10,991,944        7,224,571        6,634,059
    Return on average assets                            1.78%           1.80%          1.76%            1.63%            1.34%
    Return on average equity(6)                        24.64           23.45          21.77            20.77            18.00
    Efficiency ratio                                   48.32           53.39          52.68            51.95            55.99
    Equity to assets at end of period                   8.39            9.15          10.55             9.84             8.73
    Interest rate spread (7)                            2.56            2.62           2.78             2.33             1.96
    Net interest margin (7)                             2.74            2.78           2.98             2.59             2.16
    Average interest-earning assets to
       average interest-bearing liabilities           106.41          105.79         105.77           105.56           103.54
    Total non-interest expenses to average
       total assets                                     2.46            3.01           2.91             2.64             2.49
    Full-service bank offices (8)                         48              45             44               25               23
    Mortgage offices (9)                                  61              52             47               40               35
    Cash dividends declared per common
    share (3)(10)                                       0.393           0.294          0.224            0.176            0.135
    Dividend payout ratio                              13.99           13.07          13.49            14.43            15.70

Asset Quality Ratios (11):
    Non-performing assets to total assets at
       end of period                                    1.27%           1.29%          1.50%            1.78%            2.96%
    Non-performing loans to total loans at
    end of period                                       1.93            1.98           2.66             3.79             5.52
    Allowance for loan losses to total loans
       at end of period                                 0.92            0.92           1.11             0.91             0.67
    Allowance for loan losses to total
       non-performing loans at end of period           47.90           46.38          41.79            24.05            12.21
    Net charge-offs to average loans
    outstanding                                         0.27            0.32           0.41             0.32             0.17

R-G Financial Regulatory Capital Ratios (12):
    Tier 1 risk-based capital ratio                    15.89%          15.64%         16.81%           18.01%           16.01%
    Total risk-based capital ratio                     17.89           16.40          17.72            18.37            16.65
    Tier 1 leverage capital ratio                      11.29           10.31           9.80             9.81             8.44

      (1) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold, all of which had original maturities of 90 days or less.

      (2) Comprised of long-term debt, advances from the Federal Home Loan Bank ("FHLB") and other borrowings.

      (3) Per share information for all periods presented has been retroactively adjusted to reflect a three-for-two stock split declared in November 2003 and effected on January 29, 2004. See Note 13 of the Notes to the consolidated financial statements.

      (4) Comprised of bank service charges, fees and other income, trading revenue and other miscellaneous revenue sources.

      (5) With the exception of end of period ratios, all ratios for mortgage subsidiaries are based on the average of month end balances while all ratios for banking subsidiaries are based on average daily balances.

      (6) Based on net income available to common stockholders to average common equity.

      (7) Interest rate spread represents the difference between R-G Financial's weighted average yield on interest-earning assets and the weighted average rate on interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets.

      (8) Includes 33 bank branches of R-G Premier and 15 bank branches of Crown Bank.

      (9) Includes 10 branches of Mortgage Store of Puerto Rico, Inc., R-G Mortgage's wholly owned mortgage banking subsidiary, one branch of Crown Bank's mortgage lending division, and 4 branches of Continental Capital Corp., Crown Bank's wholly-owned mortgage banking subsidiary. Also includes 27 R-G Mortgage facilities which are located within R-G Premier's offices.

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

          MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                     RESULTS OF OPERATIONS OF R-G FINANCIAL

      GENERAL

        We are R-G Financial Corporation (the "Company"), a Puerto Rico chartered, financial holding company that operates R-G Premier Bank of Puerto Rico, or R-G Premier, a Puerto Rico commercial bank, and R-G Crown Bank, or Crown Bank, a Florida domiciled federal savings bank. We also operate R&G Mortgage Corp, the second largest mortgage company in Puerto Rico, The Mortgage Store of Puerto Rico, Inc., a subsidiary of R&G Mortgage, and Continental Capital Corp., a mortgage banking subsidiary of Crown Bank which does business in the continental United States. We also conduct an insurance agency business and offer broker dealer services in Puerto Rico through Home & Property Insurance Corp. and R-G Investments Corporation, respectively.

         We are currently in our 33rd year of operations and we operate our business through our subsidiaries. We provide a full range of banking services through our banking subsidiaries, R-G Premier with 33 branches in Puerto Rico and Crown Bank with 15 branches in Florida. Our banking services include commercial banking services, corporate real estate and business lending, residential construction lending, consumer lending and credit cards, offer a diversified range of deposit products and, to a lesser extent, trust and investment services through our private banking department and our broker-dealer. We also provide a range of real estate secured lending activities, including the origination, servicing, purchase and sale of mortgages on single-family residences, the securitization and sale of various mortgage-backed and related securities, the holding and financing of mortgage loans and mortgage-backed and related securities for sale or investment and the purchase and sale of servicing rights associated with such mortgage loans.

         The Company, through its mortgage banking subsidiary R-G Mortgage, is the second largest mortgage loan originator and servicer of mortgage loans in single-family residences in Puerto Rico.

         In June 2002, we acquired Crown Bank, which operates in the Tampa -- St. Petersburg -- Clearwater and Orlando metropolitan areas. At the time of acquisition, we operated 15 full-service offices. According to the Metro Orlando Economic Development Commission, the Orlando market is one of the fastest growing markets in Florida, both generally and for Hispanics in particular (mainly Puerto Rican). Management believes that owning and operating Crown Bank is a cost effective way to access the Hispanic markets in the United States, while providing a strong platform for further expansion in Florida. On October 11, 2004, the Company and Crown Bank entered into a purchase and assumption agreement with SouthTrust Bank to acquire 18 SouthTrust branches located in three banking markets in Florida and one banking market in Georgia. The acquisition was completed on February 18, 2005. In the transaction, Crown Bank assumed deposits and other liabilities of approximately $628.0 million and acquired approximately $502.6 million of primarily commercial real estate, commercial business and consumer loans, as well as cash and other assets. Crown Bank will now operate through 33 full service branches . The transaction permits Crown Bank to expand its Central Florida footprint into nearby Lakeland, Florida and obtain a foothold in the Jacksonville, Florida and Augusta, Georgia markets.

         We have generally sought to achieve long-term financial strength and profitability by increasing the amount and stability of our net interest income and non-interest income. We have sought to implement this strategy by (i) expanding our retail banking franchise in order to achieve increased market presence and to increase core deposits; (ii) enhancing our net interest income by increasing our loans held for investment, particularly real estate secured loans, and investment securities; (iii) emphasizing the growth of our mortgage banking activities, including the origination and sale of mortgage loans, and growing our loan servicing operation; (iv) developing new business relationships through an increased emphasis on commercial real estate and commercial business lending; (v) diversifying our retail products and services, including an increase in consumer loan originations; (vi) meeting the financial needs of our customers through, among other things, the offering of trust and investment services and insurance products; (vii) expanding our operations in the continental United States; and, (viii) emphasizing controlled growth, while pursuing a variety of acquisition opportunities when appropriate.

         Our Class B Common Stock is traded on the New York Stock Exchange under the symbol "RGF." Our principal executive offices are located at 280 Jesus T. Pinero Avenue, San Juan, Puerto Rico 00918 and our telephone number is (787) 758-2424.

      CHANGES IN FINANCIAL CONDITION

      General

      At December 31, 2004, R-G Financial's total assets amounted to $10.2 billion, as compared to $8.2 billion at December 31, 2003. The $2.0 billion or 24.4% increase in total assets during the year ended December 31, 2004 was primarily the result of a $1.1 billion or 26.6% increase in loans receivable, net, and a $671.9 million or 22.6% increase in mortgage-backed securities and investment securities available for sale.

      LOANS RECEIVABLE AND MORTGAGE LOANS HELD FOR SALE.

      At December 31, 2004, R-G Financial's loans receivable, net amounted to $5.1 billion or 50.3% of total assets, as compared to $4.0 billion or 49.4% as of December 31, 2003. The growth in R-G Financial's loans receivable, net reflects R-G Financial's strategy of increasing its loans held for investment, concentrating on residential mortgage, construction, commercial real estate and commercial business loans both in Puerto Rico and Central Florida. During the years ended December 31, 2004, 2003 and 2002, total loans originated and purchased by R-G Financial amounted to $4.8 billion, $4.5 billion and $2.9 billion, respectively.

      At December 31, 2004, R-G Financial's allowance for loan losses totaled $51.9 million, which represented a $12.3 million or 31.0% increase from the level maintained at December 31, 2003. At December 31, 2004, R-G Financial's allowance represented approximately 0.92% of the total loan portfolio and 47.90% of total non-performing loans, as compared to 0.92% and 46.38% at December 31, 2003. During 2004, the Company made provisions for loan losses of $25.4 million, which exceeded net charge-offs of approximately $13.1 million. The increase in the allowance for loan losses reflected the increase in R-G Financial's commercial real estate and construction loan portfolios, which have higher credit risk compared to residential loans.

      Non-performing loans amounted to $108.3 million at December 31, 2004, as compared to $85.4 million at December 31, 2003. The $22.9 million or 26.8% increase is primarily related to a $26.4 million increase in delinquent residential real estate loans over 90 days past due. Non-performing loans at December 31, 2004 exclude $28.2 million non-performing residential mortgage loans the Company sold during the second quarter of 2004 on a recourse basis, mostly comprised of loans previously repurchased during the year. The Company regularly repurchases certain residential mortgage loans pursuant to recourse provisions in existing sale contracts. On certain contracts made prior to 2001, the Company is required to repurchase any loans sold that become delinquent over 120 days if certain conditions are met. Under the recourse provisions made for the loans sold during the second quarter of 2004, the Company guarantees the timely payment of principal and interest on the mortgage loans. A reserve was made for the Company's estimated liability under the recourse provisions at the time of sale.

      At December 31, 2004, $82.9 million or 76.5% of total non-performing loans consisted of residential mortgage loans. Because of the nature of the collateral, R-G Financial has historically recognized a low level of loan charge-offs. R-G Financial's aggregate charge-offs amounted to 0.27% of average loans outstanding during 2004, as compared to 0.32% during 2003. Although loan delinquencies have historically been higher in Puerto Rico than in the United States, loan charge-offs have historically been lower than in the United States.

      Management of R-G Financial believes that its allowance for loan losses at December 31, 2004 was adequate, based upon, among other things, the significant level of single-family residential loans within R-G Financial's portfolio (as compared to commercial real estate, commercial business and consumer loans, which are considered by management to carry a higher degree of credit risk) and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. However, there can be no assurances that additions to such allowance will not be necessary in future periods, which could adversely affect R-G Financial's results of operations.

      At December 31, 2004 and 2003, mortgage loans held for sale amounted to $323.8 million and $315.7 million, respectively. Mortgage loans held for sale primarily reflects loans which are in the process of being securitized and sold. The level of mortgage banking activities is highly dependent upon market and economic factors.

      SECURITIES HELD FOR TRADING, AVAILABLE FOR SALE AND HELD FOR INVESTMENT.

      R-G Financial maintains a substantial portion of its assets in mortgage-backed and investment securities which are classified as either held for trading, available for sale or held to maturity. At December 31, 2004, R-G Financial's aggregate mortgage-backed and investment securities totaled $3.8 billion or 37.6% of total assets, as compared to $3.1 billion or 37.7% at December 31, 2003, respectively.

      Securities held for trading consist primarily of interest only strips ("IO's") resulting from the sale of loans, and conventional, FHA and VA loans which have been securitized as FHLMC and GNMA pools, respectively. The FHLMC and GNMA pools are being held for sale to institutions in the secondary market. Securities held for trading are reported at fair value with unrealized gains and losses included in earnings.

      Securities available for sale consist of mortgage-backed and related securities (tax exempt GNMA pools, FNMA and FHLMC certificates as well as collateralized mortgage obligations ("CMOs") and CMO residuals), U.S. Government agency securities and IO's. At December 31, 2004 and 2003, securities available for sale totaled $3.6 billion and $3.0 billion, respectively. Securities available for sale are reported at fair value with unrealized gains and losses excluded from earnings, and reported in other comprehensive income, a separate component of stockholders' equity.

      Securities held to maturity consist of mortgage-backed securities (GNMA, FNMA and FHLMC certificates), certain Puerto Rico Government obligations and other Puerto Rico securities. At December 31, 2004 and 2003, securities held to maturity totaled $78.0 million and $78.2 million, respectively. Securities held to maturity are accounted for at amortized cost. At December 31, 2004 and 2003, securities held to maturity had a market value of $79.0 million and $80.2 million, respectively.

      MORTGAGE SERVICING ASSET.

      As of December 31, 2004 and 2003, R-G Financial reported servicing assets of $117.7 million and $119.6 million, respectively. R-G Financial recognizes both purchased and originated mortgage servicing rights as assets in its consolidated financial statements. R-G Financial evaluates the fair value of its servicing asset on a quarterly basis to determine any potential impairment. Any future decline in interest rates which results in an acceleration in mortgage loan prepayments could have an adverse effect on the value of R-G Financial's mortgage servicing rights.

      GOODWILL

      As of December 31, 2004 and 2003, R-G Financial reported goodwill of $53.5 million and $56.3 million, respectively, mostly related to the acquisition of Crown Bank. Goodwill arises from the purchase price exceeding the assigned value of net assets of acquired businesses, and represents the value attributable to unidentifiable intangible elements being acquired. The majority of our goodwill resulted from business acquisitions.

      The sustained value of the majority of this goodwill is supported ultimately by revenue from our banking businesses. A decline in earnings as a result of a lack of growth, or our inability to deliver cost-effective services over sustained periods, could lead to a perceived impairment of goodwill, which would be evaluated and, if necessary, be recorded as a writedown in our consolidated income statement.

      On an annual basis, or as circumstances dictate, management reviews goodwill and evaluates events or other developments that may indicate impairment in the carrying amount. The evaluation methodology for potential impairment is inherently complex, and involves significant management judgment in the use of estimates and assumptions.

      We evaluate impairment using a two-step process. First, we compare the aggregate fair value of the reporting unit to its carrying amount, including goodwill. If the fair value exceeds the carrying amount, no impairment exists. If the carrying amount of the reporting unit exceeds the fair value, then we compare the "implied" fair value, defined below, of the reporting unit's goodwill with its carrying amount. If the carrying amount of the goodwill exceeds the implied fair value, then goodwill impairment is recognized by writing the goodwill down to the implied fair value.

      To determine the fair value of the reporting unit being evaluated for goodwill impairment, we use external or independent valuations that are based on analysis of comparable recent external sales or market data, such as multiples of earnings or similar performance measures.

      Events that may indicate goodwill impairment include significant or adverse changes in the business, economic or political climate; an adverse action or assessment by a regulator; and unanticipated competition.

      More information about goodwill is provided in Note 1 of the "Notes to Consolidated Financial Statements."

      DEPOSITS.

      At December 31, 2004, deposits totaled $4.2 billion, as compared to $3.6 billion at December 31, 2003. The $683.1 million or 19.2% increase in deposits during the year ended December 31, 2004 was primarily due to promotions in connection with new accounts and competitive pricing in certificates of deposit. One of the R-G Financial's strategies is to increase its core deposits, which provide a source of fee income and the ability to cross-sell other products and services. Consolidated core deposits (consisting of passbook, NOW and Super NOW, and regular and commercial checking accounts as well as certificates of deposit under $100,000) increased from $2.0 billion or 56.9% of total deposits at December 31, 2003 to $2.3 billion or 54.0% of total deposits at December 31, 2004.

      BORROWINGS.

      Other than deposits, R-G Financial's primary sources of funds consist of securities sold under agreements to repurchase, which are agreements to purchase on a specified later date the same or substantially identical securities ("repurchase agreements") and FHLB advances. At December 31, 2004 and 2003, repurchase agreements totaled $3.0 billion and $2.2 billion, respectively.

      Advances from the FHLB amounted to $1.3 billion and $1.1 billion at December 31, 2004 and 2003, respectively. At December 31, 2004, FHLB advances were scheduled to mature at various dates commencing on January 1, 2005 until March 2, 2011, with an average interest rate of 3.63%.

      Notes payable consist primarily of warehouse lines of credit, which are used to fund loan commitments of R-G Mortgage and Continental Capital. At December 31, 2004, notes payable amounted to $100.2 million, as compared to $192.3 million at December 31, 2003.

      STOCKHOLDERS' EQUITY.

      Stockholders' equity increased from $750.4 million at December 31, 2003 to $855.6 million at December 31, 2004. The $105.2 million or 14.0% increase in stockholders' equity during 2004 was primarily due to $160.2 million net income, partially offset by dividends paid during the year of $35.9 million on common and preferred stock and a $19.8 million other comprehensive loss recognized during the year. The other comprehensive loss recognized during the year is due primarily to a $36.7 million decrease in the fair value of available for sale securities as a result of increases in interest rates during 2004.

      RESULTS OF OPERATIONS

      GENERAL.

      R-G Financial's results of operations depend substantially on its net interest income, which is the difference between interest income on interest-earning assets, which consist primarily of loans, money market investments and mortgage-backed and investment securities, and interest expense on interest-bearing liabilities, which consist primarily of deposits and short and long-term borrowings. R-G Financial's results of operations are also significantly affected by its provisions for loan losses, resulting from R-G Financial's assessment of the adequacy of its allowance for loan losses; the level of its non-interest income, including net gain (loss) on sale of loans, unrealized gain (loss) on trading securities and servicing income; the level of its non-interest expenses, such as employee compensation and benefits and office occupancy and equipment expense; and income tax expense.

      The following table reflects the principal revenue sources among banking and mortgage banking operations, and the percentage contribution of each component for the periods presented.

                                                                              Year Ended December 31,
                                                   -------------------------------------------------------------------------------
                                                             2004                        2003                        2002
                                                   -----------------------     -----------------------     -----------------------
                                                     Amount       Percent        Amount       Percent        Amount       Percent
                                                   ---------     ---------     ---------     ---------     ---------     ---------
BANKING:                                                                       (Dollars in thousands)

Net interest income after
    provision for loan losses                      $ 186,570         43.06%    $ 152,470         38.78%    $ 114,394         40.25%
Non-interest income:
    Net gain on sale of loans                         83,549         19.28        46,494         11.82        22,779          8.01
    Trading (losses) gains                           (11,722)        (2.71)       (1,050)        (0.27)          125          0.04
    (Loss) gain of securities available for sale        (162)        (0.04)          958          0.24           837          0.30
    Servicing income                                       -             -             -             -             -             -
    Commissions, fees and other (1)                   17,378          4.01        13,242          3.37         8,622          3.03
                                                   ---------     ---------     ---------     ---------     ---------     ---------
                                                     275,613         63.61%      212,114         53.94%      146,757         51.63%
                                                   ---------     ---------     ---------     ---------     ---------     ---------

MORTGAGE BANKING:

Net interest income after
    provision for loan losses                         15,712          3.63%       14,485          3.68%       18,429          6.49%
Non-interest income:
    Net gain on sale of loans                         93,807         21.65       102,074         25.96        60,964         21.45
    Trading (losses) gains                            (5,154)        (1.19)          (49)        (0.01)          687          0.24
    (Loss) gain of securities available for sale      (4,926)        (1.14)          (73)        (0.02)          145          0.05
    Servicing income                                  41,338          9.54        51,108         13.00        49,039         17.25
    Commissions, fees and other (1)                    2,482          0.57         1,303          0.33         1,993          0.70
                                                   ---------     ---------     ---------     ---------     ---------     ---------
                                                     143,259         33.06%      168,848         42.94%      131,257         46.18%
                                                   ---------     ---------     ---------     ---------     ---------     ---------
Corporate revenues (2)                                 1,458          0.34         1,715          0.44         2,404          0.85

Other                                                 22,133          5.11        16,705          4.25         8,282          2.91

Elimination of intersegment revenues                  (9,173)        (2.12)       (6,155)        (1.57)       (4,461)        (1.57)
                                                   ---------     ---------     ---------     ---------     ---------     ---------
                                                   $ 433,290        100.00%    $ 393,227        100.00%    $ 284,239        100.00%
                                                   =========     =========     =========     =========     =========     =========

      (1) Comprised of commissions, fees and other from banking subsidiaries and other miscellaneous revenue sources from mortgage banking operations.

      (2) Comprised of interest income earned on investment securities held by R-G Financial.

      R-G Financial reported net income of $160.2 million, $131.0 million and $96.3 million during the years ended December 31, 2004, 2003 and 2002, respectively. Net income increased by $29.2 million or 22.3% during the year ended December 31, 2004, as compared to 2003, due to a $42.9 million increase in net interest income and a $4.0 million increase in total non-interest income, which were partially offset by a $1.8 million increase in total non-interest expenses. Net income increased by $34.7 million or 36.0% during the year ended December 31, 2003, as compared to 2002, due to a $34.9 million increase in net interest income and a $74.6 million increase in total non-interest income, which were partially offset by a $60.6 million increase in total non-interest expenses.

      Net Interest Income.

      Net interest income is determined by R-G Financial's interest rate spread (i.e., the difference between the yields earned on its interest-earning assets and the rates paid on its interest-bearing liabilities) and the relative amounts of interest-earning assets and interest-bearing liabilities.

      Net interest income totaled $230.9 million, $188.0 million and $153.1 million during the years ended December 31, 2004, 2003 and 2002, respectively. Net interest income increased by $42.9 million or 22.8% during the year ended December 31, 2004 due to significant increases in the average balance of interest-earning assets, partially offset by a decrease in interest rate-spread from 2.62% in 2003 to 2.56% in 2004. Net interest income increased by $34.9 million or 22.8% during the year ended December 31, 2003, as compared to the year ended December 31, 2002, due to an increase in the average balance of interest-earning assets which was partially offset by a decrease in the Company's interest rate spread from 2.78% in 2002 to 2.62% in 2003.

      The following tables present for the periods indicated R-G Financial's total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities expressed both in dollars and rates, and the net interest margin. The table does not reflect any effect of income taxes. For securities available for sale, average balances are based on the historical cost balances of the underlying securities and do not give effect to changes in fair value that are reported as a component of other comprehensive income in stockholders' equity. All average balances are based on the average of month-end balances for mortgage operations and average daily balances for the banking operations in each case during the periods presented.

                                                                             Year Ended December 31,
                                                     ----------------------------------------------------------------------
                                                                      2004                                2003
                                                     -----------------------------------  ---------------------------------
                                                        Average                  Yield /    Average                Yield /
                                                        Balance      Interest   Rate (1)    Balance      Interest  Rate (1)
                                                        -------      --------   --------    -------      --------  --------
                                                                             (Dollars in thousands)
Interest-Earning Assets:

Cash and cash equivalents(2)                         $    218,882   $   3,756      1.72%  $   130,791   $   1,635     1.25%
Investment securities held for trading                      1,255          46      3.67         4,012         120     2.99
Investment securities available for sale                  696,416      23,503      3.37       593,174      24,761     4.17
Investment securities held to maturity                     46,854       2,369      5.06        32,698       1,643     5.02
Mortgage-backed securities held for trading                42,004       3,101      7.38        51,956       3,403     6.55
Mortgage-backed securities available for sale           2,420,371     123,520      5.10     2,186,184     109,430     5.01
Mortgage-backed securities held to maturity                28,849       1,623      5.63        40,066       2,272     5.67
Loans receivable, net (3) (4)                           4,884,418     296,414      6.07     3,632,572     231,225     6.37
FHLB  Stock                                               104,096       2,709      2.60        99,209       3,689     3.72
                                                     ------------   ---------             -----------   ---------

Total interest-earning assets                        $  8,443,145   $ 457,041      5.41%  $ 6,770,662   $ 378,178    5.59%
                                                     ------------   ---------             -----------   ---------

Non-interest-earning assets                               579,871                             520,817

Total assets                                         $  9,023,016                         $ 7,291,479
                                                     ============                         ===========

Interest-Bearing Liabilities:

Deposits                                             $  3,873,563   $ 101,499      2.62%  $ 3,248,745   $  91,823     2.83%
Securities sold under agreements to repurchase (5)      2,480,337      60,759      2.45     1,899,199      51,013     2.69
Notes payable                                             150,705       3,629      2.41       217,750       6,856     3.15
Other borrowings (6)                                    1,430,130      60,223      4.21     1,034,179      40,503     3.92
                                                     ------------   ---------             -----------   ---------

Total interest-bearing liabilities                      7,934,735     226,110      2.85%    6,399,873     190,195     2.97%
                                                     ------------   ---------             -----------   ---------

Non-interest-bearing liabilities                          289,485                             187,621

Total liabilities                                       8,224,220                           6,587,494

Stockholders' equity                                      798,796                             703,985
                                                     ------------                         -----------

Total liabilities and stockholders' equity           $  9,023,016                         $ 7,291,479
                                                     ============                         ===========

Net interest income; interest rate spread (7)                       $ 230,931      2.56%                $ 187,983     2.62%
                                                                    =========    ======                 =========   ======

Net interest margin                                                                2.74%                              2.78%
                                                                                 ======                             ======
Average interest-earning assets to average
   interest-bearing liabilities                                                  106.41%                            105.79%
                                                                                 ======                             ======
                                                            Year Ended December 31,
                                                     -----------------------------------
                                                                     2002
                                                     -----------------------------------
                                                       Average                  Yield /
                                                       Balance     Interest     Rate (1)
                                                       -------     --------     --------
Interest-Earning Assets:

Cash and cash equivalents(2)                         $   109,532   $   1,530      1.40%
Investment securities held for trading                         -           -         -
Investment securities available for sale                 544,429      30,469      5.60
Investment securities held to maturity                    25,746       1,395      5.42
Mortgage-backed securities held for trading               81,635       4,473      5.48
Mortgage-backed securities available for sale          1,740,698     105,849      6.08
Mortgage-backed securities held to maturity               46,447       2,861      6.16
Loans receivable, net (3) (4)                          2,507,945     180,786      7.21
FHLB  Stock                                               80,106       3,498      4.37
                                                     -----------   ---------

Total interest-earning assets                        $ 5,136,538   $ 330,861      6.44%
                                                     -----------   ---------

Non-interest-earning assets                              330,582

Total assets                                         $ 5,467,120
                                                     ===========
Interest-Bearing Liabilities:

Deposits                                             $ 2,471,037   $  88,349      3.58%
Securities sold under agreements to repurchase (5)     1,437,253      51,121      3.56
Notes payable                                            241,346       6,790      2.81
Other borrowings (6)                                     706,490      31,512      4.46
                                                     -----------   ---------

Total interest-bearing liabilities                     4,856,126     177,772      3.66%
                                                     -----------   ---------

Non-interest-bearing liabilities                          37,870

Total liabilities                                      4,893,996

Stockholders' equity                                     573,124
                                                     -----------

Total liabilities and stockholders' equity           $ 5,467,120
                                                     ===========

Net interest income; interest rate spread (7)                      $ 153,089      2.78%
                                                                   =========    ======

Net interest margin                                                               2.98%
                                                                                ======
Average interest-earning assets to average
   interest-bearing liabilities                                                 105.77%
                                                                                ======

      (1) At December 31, 2004, the yields earned and rates paid were as follows: cash and cash equivalents, 2.00%; investment securities held to maturity, 4.29%; investment securities available for sale,

3.44%; mortgage-backed securities held for trading, 6.45%; mortgage-backed securities available for sale, 4.86%; mortgage-backed securities held to maturity, 6.50%; mortgage loans held for sale, 6.19%; loans receivable, net, 6.16%; FHLB stock, 2.51%; total interest-earning assets, 5.44%; deposits, 2.60%; securities sold under agreements to repurchase, 2.70%; notes payable, 3.80%; other borrowings, 4.35%; total interest-bearing liabilities, 2.97%; interest rate spread, 2.47%.

      (2) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

      (3) Includes mortgage loans held for sale and non-accrual loans.

      (4) Interest income on loans include loan fees amounting to $1.6 million, $105,000 and $308,000 during the years ended December 31, 2004, 2003 and 2002, respectively, or 0.56%, 0.05% and 0.17% of interest income on loans during such respective periods.

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

      The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected R-G Financial's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (change in volume multiplied by prior year rate), (ii) changes in rate (change in rate multiplied by prior year volume), and (iii) total change in both rate and volume. The combined effect of changes in both rate and volume has been allocated in proportion to the absolute dollar amounts of the changes due to rate and volume.

                                                                           Year Ended December 31,
                                               -------------------------------------------------------------------------------------
                                                       2004 vs. 2003                               2003 vs. 2002
                                               --------------------------                  --------------------------
                                                 Increase / (Decrease)                       Increase / (Decrease)
                                                         Due to                                      Due to
                                               -------------------------- Total Increase   -------------------------- Total Increase
                                                   Rate         Volume      (Decrease)         Rate         Volume      (Decrease)
                                               ------------- ------------  ------------    ------------  ------------  ------------
                                                                             (Dollars in thousands)
Interest-Earning Assets:

Cash and cash equivalents (1)                  $       1,020 $      1,101  $      2,121    $       (192) $        297  $        105
Investment securities held for trading                     8          (82)          (74)              -           120           120
Investment securities available for sale              (5,568)       4,310        (1,258)         (8,436)        2,728        (5,708)
Investment securities held to maturity                    15          711           726            (129)          377           248
Mortgage-backed securities held for trading              350         (652)         (302)            556        (1,626)       (1,070)
Mortgage-backed securities available for sale          2,368       11,722        14,090         (23,508)       27,089         3,581
Mortgage-backed securities held to maturity              (13)        (636)         (649)           (196)         (393)         (589)
Loans receivable, net (2)                            (14,495)      79,684        65,189         (30,630)       81,069        50,439
FHLB  Stock                                           (1,162)         182          (980)           (643)          834           191
                                               ------------- ------------  ------------    ------------  ------------  ------------
Total interest-earning assets                        (17,477)      96,340        78,863         (63,178)      110,495        47,317
                                               ------------- ------------  ------------    ------------  ------------  ------------
Interest-Bearing Liabilities:

Deposits                                              (7,984)      17,660         9,676         (24,332)       27,806         3,474
Securities sold under agreements to repurchase        (5,864)      15,610         9,746         (16,539)       16,431          (108)
Notes payable                                         (1,116)      (2,111)       (3,227)            730          (664)           66
Other borrowings (3)                                   4,213       15,507        19,720          (5,625)       14,616         8,991
                                               ------------- ------------  ------------    ------------  ------------  ------------
Total interest-bearing liabilities             $     (10,751)$     46,666  $     35,915    $    (45,766) $     58,189  $     12,423
                                               ------------- ------------  ------------    ------------  ------------  ------------
Increase in net interest income                                            $     42,948                                $     34,894
                                                                           ============                                ============

      (1) Comprised of cash and due from banks, securities purchased under agreements to resell, time deposits with other banks and federal funds sold.

      (2) Includes mortgage loans held for sale.

      (3) Comprised of long-term debt, advances from the FHLB and other borrowings.

      INTEREST INCOME.

      Total interest income increased by $78.9 million or 20.9% during the year ended December 31, 2004 as compared to the year ended December 31, 2003, and increased by $47.3 million or 14.3% during the year ended December 31, 2003 over the year ended December 31, 2002. Interest income on loans, the largest component of R-G Financial's interest-earning assets, increased by $65.2 million or 28.2% during the year ended December 31, 2004 as compared to the year ended December 31, 2003, and increased by $50.4 million or 27.9% during 2003 over the year ended December 31, 2002. The increase in 2004 was primarily the result of a $1.3 billion increase in the average balance of loans receivable, partially offset by a decrease in the yield earned thereon from 6.37% in 2003 to 6.07% in 2004. The increase in interest income on loans during the year ended December 31, 2003 was primarily caused by a significant increase in the average balance of loans receivable, partially offset by a reduction in the yield earned from 7.21% in 2002 to 6.37% in 2003. The increases during both periods reflect an increase in the level of loans held by the Company due to increased volume of loan originations.

      Interest income on mortgage-backed and investment securities (which, for purposes of this discussion, includes securities held for trading, available for sale and held to maturity) increased by $12.5 million or 8.8% during the year ended December 31, 2004 as compared to the year ended December 31, 2003, and decreased by $3.4 million or 2.4% during the year ended December 31, 2003 over the year ended December 31, 2002. The increase during 2004 was due primarily to an increase in the average balance of mortgage-backed securities of $213.0 million, together with a $114.6 million increase in the average balance of investment securities, partially offset by a decrease in the yield earned thereon from 4.87% in 2003 to 4.76% in 2004. The decrease during the year ended December 31, 2003 was primarily due to a decrease in the yield earned thereon from 5.95% in 2002 to 4.87% in 2003, partially offset by an increase in the average balance of mortgage-backed and investment securities of $469.1 million. The increase in mortgage-backed and investment securities during 2004 and 2003 reflects purchases of approximately $2.0 billion and $2.3 billion, respectively, during such periods, net of maturities and sales.

      Interest income on cash and cash equivalents increased by $2.1 million or 129.7% during the year ended December 31, 2004 as compared to the year ended December 31, 2003, and increased by $105,000 or 6.9% during the year ended December 31, 2003. The increase in interest earned on cash and cash equivalents during 2004 reflected an increase in their average balance of $88.1 million, together with an increase of 47 basis points in the average yield earned during the year. The increase during 2003 was caused by an increase in the average balance of $21.3 million during the year. The fluctuations in yields earned on cash and cash equivalents reflect the general fluctuations in short-term market rates of interest during the periods presented.

      INTEREST EXPENSE.

      Total interest expense increased by $35.9 million or 18.9% during the year ended December 31, 2004, as compared to the year ended December 31, 2003, and increased by $12.4 million or 7.0% during the year ended December 31, 2003. Interest expense on deposits, the largest component of R-G Financial's interest-bearing liabilities, increased by $9.7 million or 10.5% during the year ended December 31, 2004, as compared to the year ended December 31, 2003, and increased by $3.5 million or 3.9% during the year ended December 31, 2003. The increase during 2004 was due primarily to an increase in the average balance of deposits of $624.8 million, partially offset by a decrease in the average rate paid thereon of 21 basis points during such period. The increase during the year ended December 31, 2003, as compared to the year ended December 31, 2002, was due primarily to an increase in the average balance of deposits of $777.7 million, partially offset by a decrease in the average rate paid thereon of 75 basis points. The reduction in interest rates paid during 2003 were due to a reduction in market rates of interests as a result of consecutive decreases by the Federal Reserve Board.

      Interest expense on repurchase agreements increased by $9.7 million or 19.1% during the year ended December 31, 2004, as compared to the year ended December 31, 2003, and decreased by $108,000 or 0.2% during the year ended December 31, 2003. The increase during 2004 was due primarily to an increase in the average balance of repurchase agreements of $581.1 million, partially offset by a decrease in the average rate paid thereon of 24 basis points. The decrease during the year ended December 31, 2003 was primarily due to a decrease in the average rate paid thereon of 87 basis points, partially offset by an increase in the average balance of repurchase agreements outstanding of $461.9 million. R-G Financial generally uses repurchase agreements to fund part of its investment securities portfolio. These repurchase agreements are collateralized by investment and mortgage-backed securities available for sale. The fluctuations in the average balance of repurchase agreements during the periods presented is therefore mainly a function of the level of investment and mortgage-backed securities which are available to collateralize such agreements.

      Interest expense on other borrowings (consisting principally of advances from the FHLB) increased by $19.7 million or 48.7% during the year ended December 31, 2004, as compared to the year ended December 31, 2003, and increased by $9.0 million or 28.5% during the year ended December 31, 2003. The increase during the year ended December 31, 2004, as compared to the year ended December 31, 2003 was due primarily to a $396.0 million increase in the average balance of such borrowings, together with an increase in the average rate paid thereon of 29 basis points. The increase during 2003 was due primarily to a $327.7 million increase in the average balance of such borrowings, partially offset by a decrease in the average rate paid thereon of 54 basis points. The increase in the average balance of such borrowings during 2004 and 2003 is primarily due to increased use of FHLB advances to fund growth in the loan portfolio of banking subsidiaries as well as the issuance of trust preferred securities during 2004 and 2003 of $225.0 million and $115.0 million, respectively.

      Interest expense on notes payable (consisting of warehouse and other lines of credit) decreased by $3.2 million or 47.1% during the year ended December 31, 2004, as compared to the year ended December 31, 2003, and increased by $66,000 or 1.0% during the year ended December 31, 2003. The decrease during the year ended December 31, 2004, as compared to the year ended December 31, 2003, was primarily due to a decrease in the average rate paid thereon of 74 basis points, together with a decrease in the average balance outstanding of $67.0 million. The increase during the year ended December 31, 2003 was due primarily to an increase in the average rate paid thereon of 34 basis points, partially offset by a decrease in the average balance outstanding of $23.6 million.

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

      R-G Financial made provisions to its allowance for loan losses of $25.4 million, $18.6 million and $18.0 million during the years ended December 31, 2004, 2003 and 2002, respectively. The increase in the provision for loan losses taken by the Company during 2004 and 2003 reflects the increase in the

Company's commercial real estate and construction loan portfolios, due to increased emphasis in the origination of such loans by the Company, which have higher credit risk compared to residential loans.

      Management believes that its allowance for loan losses at December 31, 2004, was adequate based upon, among other things, the significant level of single-family residential loans within R-G Financial's portfolio and the low level of loan charge-offs normally experienced by the Company with respect to its loan portfolio. Nevertheless, there can be no assurances that additions to such allowance will not be necessary in future periods, particularly if the growth in R-G Financial's real estate lending, including commercial lending, continues.

      NON-INTEREST INCOME.

      The following table sets forth information regarding non-interest income for the periods shown.

                                                                        Year Ended December 31,
                                                            -----------------------------------------------
                                                                2004             2003             2002
                                                            -------------    -------------    -------------
                                                                         (Dollars in thousands)
Non-interest  income:
     Net gain on sale of loans                              $ 175,465,075    $ 147,106,717    $  83,742,960
     Trading (losses) gains                                   (16,875,923)      (1,099,180)         812,768
     (Loss) gain on sale of securities available for sale      (5,087,936)         885,390          982,404
     Servicing income                                          37,099,201       48,165,802       47,201,833
     Commissions, fees and other                               37,153,703       28,741,203       16,430,656
                                                            -------------    -------------    -------------
                                                            $ 227,754,120    $ 223,799,932    $ 149,170,621
                                                            =============    =============    =============

      Total non-interest income increased by $4.0 million or 1.8% during the year ended December 31, 2004, as compared to the prior year and increased by $74.6 million or 50.0% during the year ended December 31, 2003. The increase in non-interest income during the year ended December 31, 2004 is primarily due to a 19.3% or $28.4 million increase in net gain on sale of loans and a $8.4 million or 29.3% increase in commissions, fees and other income, partially offset by an increase in trading losses of $15.8 million during the year and a $11.1 million decrease in servicing income.

      The increase in net gain on sale of loans is the result of strong loan production within the Company's Puerto Rico and Florida mortgage operations and an increase in the volume of loans sold during the period. Net gain on sale of loans amounted to $175.5 million, $147.1 million and $83.7 million during the years ended December 31, 2004, 2003 and 2002, respectively. Net gain on sale of loans reflects the income generated from the origination and purchase of single-family residential real estate loans and the subsequent securitization and sale of such loans. During the years ended December 31, 2004, 2003 and 2002, R-G Financial originated and purchased residential mortgage loans totaling $3.2 billion, $3.2 billion and $2.2 billion, respectively, including $541.0 million, $333.1 million and $221.0 million, respectively, of loan purchases, and sold $2.2 billion, $1.9 billion and $1.2 billion (excluding loans securitized and retained as mortgage-backed securities), respectively. Loans purchased and sold during 2004 include approximately $200.0 million conventional loans sold to another financial institution during late 2004; the Company acquired other loans totalling approximately $201.0 million on such date from the same financial institution for risk management purposes.

      Trading losses during the year ended December 31, 2004 are mostly related to $21.3 million trading losses occurring during the third and fourth quarter of 2004 on certain beneficial interests held by the Company classified as trading derivatives resulting from financial asset transfers accounted for as sales, which were due principally to increases in short-term interest rates during such periods.

      During the third quarter of 2004, some of the Company's beneficial interests were considered implied interest rate swaps subject to SFAS No. 133. Under SFAS No. 133, the implied swaps must be recorded as trading derivatives and reported at fair value, with unrealized marked-to-market gains or losses recorded in the results of operations of the Company. Prior to the quarter ended September 30, 2004, these residual interests were reported at fair value as interest-only strips and classified as available for sale securities, with unrealized marked-to-market gains or losses recorded in other comprehensive income in the Company's consolidated financial statements. As a result, on September 30, 2004, the Company reclassified approximately $80.9 million from its available for sale securities to other assets as trading derivatives. As of December 31, 2004, these derivatives amounted to approximately $68.1 million. The amount of unrealized gains or losses recorded in other comprehensive income prior to the quarter ended September 30, 2004 related to these residual interests were not material since the level of short-term interest rates had been relatively constant from the time the residual interests retained were originally recognized. As a result, the application of the guidance contained on SFAS No. 133 to prior periods had no material impact on the consolidated financial statements of the Company.

      During the third and fourth quarter of 2004, the Company also recorded $10.9 million other than temporary impairment losses against gains on sale of securities available for sale on certain other retained interests that remain classified as interest only strips available for sale on the Company's consolidated financial statements. As of December 31, 2004 such interest only strips amounted to approximately $62.6 million. The impairment charges were recorded pursuant to EITF 99-20, "Recognition of Income and Impairment on Purchased and Retained Interests in Securitized Financial Assets."

      Trading losses during 2004 also include a $2.1 million trading loss on derivative instruments held by the Company for interest rate risk management purposes, mostly to serve as economic hedges for a portion of the Company's residual beneficial interests retained in financial asset transfers accounted for as sales.

      Finally, during the years ended December 31, 2004, 2003 and 2002, R-G Financial recognized net profit (loss) on its trading securities of $6.6 million, $(1.3) million and $989,000, respectively, which are also included in trading (losses) gains as well. Such gains and losses primarily reflect fluctuations in the market value of mortgage-backed securities, including certain other interest only strips that are being held for trading totaling $64.1 million as of December 31, 2004.

      During the years ended December 31, 2004, 2003 and 2002, R-G Financial recognized servicing income of $37.1 million, $48.2 million and $47.2 million, respectively. The decrease in servicing income during the year ended December 31, 2004 as compared to the year ended December 31, 2003 is primarily attributable to a higher allocation of servicing fees collected since October 1, 2003 to the Company's retained interests resulting from financial asset transfers accounted for as sales. The increase in loan administration and servicing fees during the year ended December 31, 2003 reflects the increase in R-G Financial's loan servicing portfolio during such period. The growth in the Company's servicing portfolio during such period includes approximately $2.6 billion acquired in the acquisition of Crown Bank in June 2002.

      Commissions, fees and other amounted to $37.2 million, $28.7 million and $16.4 million during the years ended December 31, 2004, 2003 and 2002, respectively. The $8.4 million or 29.3% and the $12.3 million or 74.9% increase during the years ended December 31, 2004 and 2003, respectively, were primarily due to the continued growth of the Company's fee-based insurance and broker-dealer operations, as well as increased fee income associated with new deposit products and an increasing deposit base.

      NON-INTEREST EXPENSES.

      The following table sets forth certain information regarding non-interest expenses for the periods shown.

                                                Year Ended December 31,
                                             ------------------------------
                                              2004        2003      2002
                                             --------   --------   --------
                                                  (Dollars in thousands)
Employee compensation and benefits           $ 76,309   $ 63,585   $ 45,244
Office occupancy and equipment                 28,780     24,761     19,631
Impairment charges on servicing asset          14,058     37,690     21,018
Other administrative and general              102,496     93,796     73,345
                                             --------   --------   --------

               Total non-interest expenses   $221,643   $219,832   $159,238
                                             ========   ========   ========

      Total non-interest expense increased by $1.8 million or 0.8% during the year ended December 31, 2004, as compared to the year ended December 31, 2003, and increased by $60.6 million or 38.1% during the years ended December 31, 2003 over 2002. The increase in total non-interest expense during the years ended December 31, 2004 and 2003 reflect general growth in the Company's operations and increased costs associated with the opening of new branch offices. In 2004, such increases were partially offset by a decrease in impairment charges on servicing assets of $23.6 million.

      The operations of Crown Bank, acquired by the Company in June 2002, were a significant reason for the increase in expenses during the years ended December 31, 2003. Total operating expenses of Crown Bank for 2003 were $49.8 million.

      Employee compensation and benefits expense amounted to $76.3 million, $63.6 million and $45.2 million during the years ended December 31, 2004, 2003 and 2002, respectively. The $12.7 million or 20.0% increase in such expenses during the year ended December 31, 2004 and the $18.3 million or 40.5% increase in 2003 were primarily associated with an increase in the number of employees and increased bonus payments during the year.

      Office occupancy and equipment expense amounted to $28.8 million, $24.8 million and $19.6 million during the years ended December 31, 2004, 2003 and 2002, respectively. The $4.0 million or 16.2% increase in office occupancy and equipment expenses during the year ended December 31, 2004 and the $5.1 million or 26.1% increase 2003 were primarily related to the operation of additional bank branches and additional office space to accommodate general growth in the operations of the Company.

      Other administrative and general expenses, which consist primarily of advertising, license and property taxes, amortization of servicing asset, insurance, telephone, printing and supplies and other miscellaneous expenses, amounted to $102.5 million, $93.8 million and $73.3 million during the years ended December 31, 2004, 2003 and 2002, respectively. The $8.7 million or 9.3% increase in such expenses during the year ended December 31 2004, is primarily associated with an increase of $3.8 million or 24.5% in advertising and promotion expenses. The $20.5 million or 27.9% increase in other administrative and general expenses during the year ended December 31, 2003 was primarily due to a $4.0 million or 21.4% increase in expenses associated with the Company's servicing asset and a $3.8 million or 32.6% increase in advertising and promotion expenses, as well as additional expenses related to the operations of Crown Bank and general growth in the operations of the Company. The increases of advertising and promotion expenses during 2004 and 2003 were primarily due to additional costs associated with advertising campaigns for loans and deposits products in Puerto Rico and Florida.

      Impairment charges on the Company's servicing asset amounted to $14.1 million, $37.7 million and $21.0 million during the years ended December 31, 2004, 2003 and 2002, respectively. The $23.6 million or 62.7% decrease in impairment charges on the Company's servicing asset due to lower prepayments as a result of higher interest rates during the year. During 2003, the Company experienced an increase in impairment charges on servicing asset of $16.7 million or 79.3% as a result of higher prepayment speeds in the Company's servicing portfolio. The increases in prepayments reflect decreases in interest rates for new mortgage loans, which reached historically low levels during the second quarter of 2003. During the second half of 2003, however, interest rates for mortgage loans increased compared to the first half of 2003, and prepayment speeds declined as a result. Impairment charges on the Company's servicing asset are expected to decrease if rates continue to increase as the value of the Company's servicing portfolio is expected to increase due to lower prepayment speeds.

      INCOME TAXES.

      R-G Financial's income tax provision amounted to $51.4 million during the year ended December 31, 2004, as compared to income tax expense of $42.4 million and $28.7 million during the years ended December 31, 2003 and 2002, respectively. R-G Financial's effective tax rate amounted to 24.3%, 24.4% and 22.9% during the years ended December 31, 2004, 2003 and 2002, respectively. The lower effective tax rates experienced by R-G Financial compared to the maximum statutory rates reflect the exemption under Puerto Rico law of the net interest income derived from certain FHA and VA mortgage loans secured by properties located in Puerto Rico and on GNMA securities backed by such loans. The Company also invests in certain U.S. agency securities that are exempt from Puerto Rico taxation and are not subject to federal income taxation because the Company is entitled to rely on the portfolio interest deduction. Finally, R-G Financial's international banking entities, or IBE's, may invest in various U.S. securities the income on which is exempt from Puerto Rico income taxation within certain limitations as described below, and are also not subject to federal income taxation on the basis of the portfolio interest deduction.

      In January 2004, the Puerto Rico Legislature passed legislation to modify the taxation of IBE's organized under the Puerto Rico International Banking Center Law. Under the new legislation, which affects only those entities organized as divisions of banks (as opposed to those organized as separate subsidiaries of banks), the income generated by international bank divisions will be subject to the regular Puerto Rico statutory tax rate to the extent it exceeds 40% of the combined taxable income of the bank and its IBE divisions for the period January 1, 2004 to December 31, 2004, 30% for the period January 1, 2005 to December 31, 2005, and 20% thereafter. The new law does not impose taxes on IBE's that operate as a subsidiary of a bank.

      The implementation of the new legislation had no significant adverse effect on the results of operations of the Company during 2004. Based on presently available information, management believes that the impact of the new legislation should not have a significant impact on future results of operations of the Company.

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

      R-G Financial's liquidity management is both a daily and long-term function of funds management. Liquid assets are generally invested in short-term investments such as securities purchased under agreements to resell, federal funds sold and certificates of deposit in other financial institutions. If R-G Financial requires funds beyond its ability to generate them internally, various forms of both short and long-term borrowings provide an additional source of funds. At December 31, 2004, R-G Financial had $215.2 million in borrowing capacity under unused warehouse and other lines of credit, $1.5 billion in borrowing capacity under unused lines of credit with the FHLB and $115 million available unused fed funds lines of credit.

      At December 31, 2004, R-G Financial had outstanding commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of $1.6 billion. The Company also has agreements with developers to facilitate the mortgage loans to qualified buyers of new housing units on residential projects amounting to $1.0 billion. Most of such agreements are subject to prevailing market rates at time of closing with no market risk exposure to the Company, and to a lesser extent, with rate lock commitments in favor of the mortgagee. Finally, the Company had certificates of deposit which are scheduled to mature within one year totaling $1.6 billion at December 31, 2004, and borrowings that are scheduled to mature within the same period amounting to $2.6 billion. R-G Financial anticipates that it will have sufficient funds available to meet its current loan commitments and other liquidity needs.

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

      At December 31, 2004, R-G Premier met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 7.25%, 13.08% and 14.09%, respectively. At December 31, 2004 Crown Bank, also met each of its capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 6.72%, 10.07% and 10.74%, respectively.

      In addition, the Federal Reserve Board has promulgated capital adequacy guidelines for bank holding companies which are substantially similar to those adopted by the FDIC regarding state-chartered banks, as described above. R-G Financial is currently in compliance with such regulatory capital requirements, with Tier I leverage capital, Tier I risk-based capital and total risk-based capital ratios of 11.29%, 15.89% and 17.89%, respectively.

      On March 1, 2005, the Federal Reserve adopted a final rule that allows the continued limited inclusion of trust preferred securities as Tier I regulatory capital of bank holding companies. Currently, trust preferred securities and qualifying perpetual preferred stock are limited in the aggregate to no more than 25% of a bank holding company's core capital elements. Under the final rule, trust preferred securities and other restricted core capital elements will be subject to stricter quantitative limits following a five-year transition period. Under the final rule, as of March 31, 2009, the aggregate amount of trust preferred securities and cumulative perpetual preferred stock, as well as certain additional elements of Tier 1 capital which are identified in the rule, may not exceed 25% of a bank holding company's Tier 1 capital, net of goodwill less any associated deferred tax liability. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital. The rule will effectively limit the amount of trust preferred securities that may be included in Tier 1 capital. Management believes the adoption of the final rule will not have a significant effect on the Company's regulatory capital ratios.

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

      A more conventional but limited IRRBICO monitoring tool involves an analysis of the extent to which assets and liabilities are "interest rate sensitive" and measuring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. At December 31, 2004, R-G Financial's interest-bearing liabilities which mature or reprice within one year exceeded R-G Financial's interest-earning assets with similar characteristics. During 2004, R-G Financial's fixed rate residential loan portfolio increased significantly as a result of strong loan production during the year. As a result, R-G Financial had a one year negative gap at December 31, 2004 of $50.2 million, or .49% of total assets, compared to a negative gap of approximately $116.2 million or 1.4% of total assets at December 31, 2003. R-G Financial's gap position within one year at December 31, 2004 was only 0.49% of total assets at such date, due primarily to a continuous increase in the amount of adjustable rate loans resulting from greater emphasis in commercial and construction lending, as well as to the extension during 2003 and 2004 of the maturity dates of certain borrowings into longer-term maturities at very attractive rates, taking advantage of reduced interest rates during such periods. At December 31, 2004, $2.3 billion or 47.0% of borrowings of the Company mature after one year. While the Company presents its fixed-rate residential mortgage loans receivable portfolio held for investment purposes according to its maturity date, from time to time the Company may negotiate special transactions with FHLMC and/or FNMA or other third party investors for the sale of such loans. There can be no assurance, however, that the Company will be successful in consummating any such transactions. While a conventional gap measure may be useful, it is limited in its ability to predict trends in future earnings. It makes no presumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment.

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

      A mortgage-banking company is generally exposed to interest rate risk from the time the interest rate on the customer's mortgage loan application is established through the time the mortgage loan closes, and until the time the company commits to sell the mortgage loan. In order to limit R-G Financial's exposure to interest rate risk through the time the mortgage loan closes, the Company generally does not lock-in or guarantee the customer a specific interest rate on such loans through the closing date but rather offers customers an interest rate that will be based on a prevailing market rate that adjusts weekly. Moreover, in order to limit R-G Financial's exposure to interest rate risk through the time the loan is sold or committed to be sold, R-G Financial may, depending upon market conditions, enter into forward commitments to sell a portion of its mortgage loans to investors for delivery at a future time. At December 31, 2004, R-G Financial had $925.7 million of pre-existing commitments by third-party investors to purchase mortgage loans. To the extent that R-G Financial originates or commits to originate loans without pre-existing commitments by investors to purchase such loans or is not otherwise hedged against changes in interest rates ("unhedged loans"), R-G Financial will be subject to the risk of gains or losses through adjustments to the carrying value of loans held for sale or on the actual sale of such loans (the value of unhedged loans fluctuates inversely with changes in interest rates).

      Finally, R-G Financial mortgage banking subsidiaries carry an inventory of mortgage-backed and related securities (primarily fixed-rate GNMA and FHLMC certificates) classified as available for sale of $289.7 million which are reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income, a separate component of stockholders' equity. Because such interest-earning assets have longer effective maturities than R-G Financial's interest bearing liabilities, the yield of such assets will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, R-G Financial's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates.

      In order to hedge the interest rate risk with respect to R-G Financial's mortgage-backed and related securities portfolio held by its mortgage banking subsidiaries, R-G Financial may utilize a variety of interest rate contracts such as interest rate swaps, collars, caps, options or futures (primarily Eurodollar certificates of deposit and U.S. Treasury note contracts). R-G Financial will use such hedging instruments based upon market conditions as well as the level of market rates of interest. In determining the amount of its portfolio to hedge, R-G Financial will consider the volatility of prices of its mortgage-backed and related securities (Puerto Rican tax-exempt GNMAs are generally less volatile than their U.S. counterparts). For taxable GNMAs, R-G Financial enters into forward sales commitments for 30, 60 and 90 days to reduce its interest rate risk.

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

      In the future, the Company may use alternative hedging techniques including futures, options, interest rate swap agreements or other hedge instruments to help mitigate interest rate and market risk. However, there can be no assurance that any of the above hedging techniques will be successful. To the extent they are not successful, R&G Financial's profitability may be adversely affected. For additional information on the use of derivatives to manage interest rate risk, see "Derivatives" below.

      At December 31, 2004, R-G Mortgage was a party to two interest rate swap agreements. An interest rate swap is an agreement where one party (generally the Company) agrees to pay a fixed-rate of interest on a notional principal amount to a second party (generally a broker) in exchange for receiving from the second party a variable-rate of interest on the same notional amount for a predetermined period of time. No actual assets are exchanged in a swap of this type and interest payments are generally netted. R-G Mortgage's existing interest rate swap agreements have a notional amount of approximately $85.0 million and expire between February 2006 and December 2009. With respect to such agreements, R-G Mortgage makes fixed interest payments ranging from 4.80% to 5.60%, and receives payments based upon the three-month London Interbank Offer Rate ("Libor"). The net interest paid relating to R-G Mortgage's fixed-pay interest rate swaps amounted to approximately $3,200,000, $3,318,000 and $2,835,000 during the year ended December 31, 2004, 2003 and 2002, respectively. Such interest rate contracts have reduced the imbalance between R-G Financial's interest-earning assets and interest-bearing liabilities within shorter maturities, thus reducing R-G Financial's exposure to increases in interest rates that may occur in the future. More information about such agreements is provided in Note 22 of the "Notes to consolidated financial statements."

      BANKING OPERATIONS.

      The results of operations of R-G Financial are substantially dependent on its net interest income, which is the difference between the interest income earned on its interest-earning assets and the interest expense paid on its interest-bearing liabilities. At December 31, 2004, R-G Financial's interest-earning assets included a portfolio of loans receivable, net of $5.1 billion and a portfolio of investment securities and mortgage-backed securities (including held to maturity, available for sale and held for trading) of $3.8 billion. Because R-G Financial's interest-earning assets have longer effective maturities than its interest-bearing liabilities, the yield on R-G Financial's interest-earning assets generally will adjust more slowly than the cost of its interest-bearing liabilities and, as a result, R-G Financial's net interest income generally would be adversely affected by increases in interest rates and positively affected by comparable declines in interest rates. In addition to affecting net interest income, changes in interest rates also can affect the value of R-G Financial's interest-earning assets, which are comprised of fixed and adjustable-rate instruments. At December 31, 2004, $3.6 billion or 95.2% of R-G Financial's mortgage-backed and investment securities were classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of taxes in other comprehensive income, a separate component of stockholders' equity.

      In addition to affecting net interest income, changes in interest rates also can affect the value of R-G Financial's mortgage-backed and related securities. Generally, the value of fixed-rate mortgage-backed securities declines when interest rates rise and, conversely, increases when interest rates fall. At December 31, 2004, R-G Financial held $97.6 million of mortgage-backed and related securities ($33.5 million of carried fixed interest rates) which were classified as held for trading and reported at fair value, with unrealized gains and losses included in earnings. Accordingly, declines in the value of R-G Financial's securities held for trading would have a negative impact on the Company's earnings regardless of whether any securities were actually sold.

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

      External hedging involves the use of interest rate swaps, collars, caps, options and futures to reduce interest rate risk on all mortgage-backed securities (excluding CMOs) which are available for sale. At December 31, 2004, mortgage-backed securities available for sale held in banking subsidiaries had a fair value of $2.5 billion. The Company generally uses interest rate swaps, collars, caps, options and futures to effectively fix the cost of short-term funding sources which are used to purchase interest-earning assets with longer effective maturities, such as mortgage-backed securities and fixed-rate residential mortgage loans. Such agreements reduce the impact of increases in interest rates by preventing the Company from having to replace funding sources at a higher cost prior to the time that the interest-earning asset which was acquired with such source matures or reprices and thus can be replaced with a higher-yielding asset.

      At December 31, 2004, R-G Premier was a party to two interest rate swap agreements with an aggregate notional amount of approximately $60 million which expire between February 2006 and December 2009. With respect to such agreements, R-G Premier makes fixed interest payments ranging from 4.67% to 5.69% and receives payments based upon the three-month Libor. The net interest paid relating to the R-G Premier's fixed-pay interest rate swaps amounted to approximately $2,062,000, $2,404,000 and $2,318,000 during the years ended December 31, 2004, 2003 and 2002, respectively. Such interest rate contracts have reduced the imbalance between R-G Financial's interest-earning assets and interest-bearing liabilities within shorter maturities, thus, reducing R-G Financial's exposure to increases in interest rates that may occur in the future.

      In addition, at December 31, 2004 R-G Financial was a party to an interest rate swap agreement with a notional amount of $25.0 million which expires in April 2007 which has been designated a cash flow hedge against debt issued for the same amount in April 2002. With respect to such agreement, R-G Financial makes fixed interest payments of 8.77% and receives payments based upon the six-month Libor. Net interest paid during the year ended December 31, 2004, 2003 and 2002 amounted to $1,388,000, $855,000 and $532,000, respectively.

      See Note 22 of the Notes to the consolidated financial statements for further information regarding the Company's existing swap agreements.

      Interest Rate Sensitivity Analysis. R&G Financial employs a variety of measurement techniques to identify and manage its interest rate risk, including the use of an earnings simulation model to analyze net interest income sensitivity to changing interest rates. The model is based on actual cash flows and repricing characteristics for on-balance and certain off-balance sheet instruments and incorporates market-based assumptions regarding the effect of changing interest rates on the prepayment rates of certain assets and liabilities. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. This sensitivity analysis is limited by the fact that it is performed at a particular point in time, is subject to the accuracy of various assumptions, including prepayment forecasts, and does not incorporate other factors that could impact R&G Financial's overall performance in each scenario. Accordingly, the estimates resulting from the use of the model should not be viewed as an earnings forecast. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.

      The Company's Risk Management Committee, which comprises members of senior management and reports to R&G Financial's Board of Directors, monitors interest rate risk within Board-approved policy limits. R&G Financial's current interest rate risk policy limits are primarily determined by measuring the anticipated change in net interest income over a 12-month horizon assuming a 100- and 200-basis point linear increase or decrease in interest rates. The current policy limits this exposure to a 15% reduction in net interest income for a 12-month horizon under a 200-basis point increase or decrease in interest rates.

      The following table shows R&G Financial's net interest income sensitivity profile as of December 31, 2004 and 2003:

As of December 31, 2004

                                                                                              Percentage Change in
                                                                       Expected Net                12-month Net
Change in Interest Rates (Basis Points) (1)                         Interest Income (2)           Interest Income
-------------------------------------------                        ----------------------     --------------------
                                                                   (Dollars in thousands)
+200.............................................                  $             228,529             -4.7%
+100.............................................                                232,774             -3.0%
Base Scenario....................................                                239,857              0.0%
 -100............................................                                239,246             -0.3%

As of December 31, 2003

                                                                                              Percentage Change in
                                                                      Expected Net                 12-month Net
Change in Interest Rates (Basis Points) (1)                          Interest Income (2)        Interest Income
-------------------------------------------------                  ----------------------     --------------------
                                                                   (Dollars in thousands)
+200.............................................                  $              206,059            -1.4%
+100.............................................                                 207,783            -0.6%
Base Scenario....................................                                 209,074             0.0%
 -100............................................                                 208,261            -0.4%

------------
(1) Assumes an instantaneous uniform change in interest rates at all maturities.

(2)   Net interest income amounts exclude amortization of deferred loan fees.

      At December 31, 2004, given a linear 100 and 200 basis point increase in the yield curve used in the simulation model, it is estimated net interest income for R&G Financial would decrease by 3.0% and 4.7%, respectively, over one year. A 100 basis point linear decrease in interest rates would reduce net interest income by 0.3% over one year. All these estimated changes in net interest income are within the policy guidelines established by R&G Financial's Board of Directors. The model does not assume a full 200 basis point decrease in rates for short-term assets and liabilities, principally due to the historical low level of short-term interest rates.

      While the sensitivity model serves as a useful tool for measuring short-term risk to future net interest income, it does not measure the sensitivity of the market value of R&G Financial's assets or other sources of income such as trading activities and mortgage loan sales to changes in interest rates.

      The following table summarizes the anticipated maturities or repricing of R-G Financial's interest-earning assets and interest-bearing liabilities as of December 31, 2004, based on the information and assumptions set forth in the notes below. For purposes of this presentation, the interest earning components of loans held for sale and mortgage-backed securities held in connection with the Company's mortgage banking business, as well as securities held for trading, are assumed to mature within one year. In addition, investments held by the Company which have call features are presented according to their expected callable date or contractual maturity date, as the case may be, based on the actual interest rate environment.

                                                     Within        Four to       More Than    More Than
                                                     Three         Twelve      One Year to   Three Years    Over Five
                                                     Months        Months      Three Years   to Five Years    Years        Total
                                                   ----------    ----------    -----------   -------------  ----------   ----------
                                                                                  (Dollars in thousands)
Interest-earning assets(1):

Loans receivable                                   $2,156,613    $  667,340     $  942,170    $  513,756    $  903,637   $5,183,516
Mortgage loans held for sale                          123,301        36,032         74,925        51,036        38,484      323,778
Mortgage-backed securities(2)(3)                      221,109       557,860        612,770       402,212     1,076,664    2,870,615
Investment Securities(3)                              136,332        55,460        638,885       236,661        10,511    1,077,849
Other interest-earning assets(4)                      171,152             -              -             -             -      171,152
                                                   ----------    ----------     ----------    ----------    ----------   ----------

Total                                              $2,808,507    $1,316,692     $2,268,750    $1,203,665    $2,029,296   $9,626,910

Interest-bearing liabilities:

Deposits:

     NOW and Super NOW accounts (5)                $   35,871    $  100,443     $  110,415    $   89,436    $  381,280     $717,445
     Passbook savings accounts (5)                      8,796        25,512         63,516        50,813       203,252      351,889
     Regular and commercial checking (5)               22,662        63,456         69,755        56,501       240,871      453,245
     Certificates of deposit                          599,295     1,018,536        709,720       375,769         3,775    2,707,095
FHLB advances                                         356,661       286,535        473,154       104,250        78,000    1,298,600
Securities sold under agreements to
   repurchase (6)                                   1,852,837        88,263        945,357             -       138,200    3,024,657
Other borrowings(7)                                    29,500        92,166              -             -       386,598      508,264
                                                   ----------    ----------     ----------    ----------    ----------   ----------

Total                                               2,905,622     1,674,911      2,371,917       676,769     1,431,976    9,061,195

Effect of hedging instruments                         170,000       235,100        (41,600)     (340,500)      (23,000)           -
                                                   ----------    ----------     ----------    ----------    ----------   ----------

Excess (deficiency) of interest-earning
assets over interest-bearing liabilities           $   72,885   ($  123,119)   ($  144,767)   $  186,396    $  574,320   $  565,715
                                                   ----------    ----------     ----------    ----------    ----------   ----------

Cumulative excess (deficiency) of
interest-earning assets over
interest-bearing liabilities                       $   72,885   ($   50,234)   ($  195,001)  ($    8,605)   $  565,715
                                                   ----------    ----------     ----------    ----------    ----------

Cumulative excess (deficiency) of
interest-earning assets over
interest-bearing liabilities as a percent
of total assets                                          0.71%        -0.49%         -1.91%        -0.08%         5.55%
                                                   ----------    ----------     ----------    ----------    ----------

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

      (5) Does not include non-interest bearing deposit accounts. Although negotiable order of withdrawal ("NOW") and Super NOW accounts, passbook savings accounts and checking accounts are subject to immediate withdrawal, management considers a substantial amount of such accounts to be core deposits having significantly longer effective maturities based on the retention of such deposits in changing interest rate environments. The table assumes that funds will be withdrawn at annual rates for NOW accounts and for regular and commercial checking accounts, ranging from 10% for 0-12 months, 19% for 1-5 years, 41% for 5-10 years, 65% for 10-20 years and 100% thereafter; and, for passbook savings accounts, ranging from 5% for 0-12 months, 20% for 1-5 years, 40% for 5-10 years, 65% for 10-20 years and 100% thereafter. The percentages used were computed based on actual experience for new accounts and the percentage retained over time.

      (6) Includes federal funds purchased.

      (7) Comprised of warehousing lines, notes payable and other borrowings.

      Although "gap" analysis is a useful measurement device available to management in determining the existence of interest rate exposure, its static focus as of a particular date makes it necessary to utilize other techniques in measuring exposure to changes in interest rates. For example, gap analysis is limited in its ability to predict trends in future earnings and makes no assumptions about changes in prepayment tendencies, deposit or loan maturity preferences or repricing time lags that may occur in response to a change in the interest rate environment. As a result, R-G Financial, through simulation models, also analyzes on a monthly basis the estimated effects on net interest income under multiple rate scenarios, including increases and decreases in interest rates amounting to 200 and 100 basis points as shown above. The IRRBICO regularly reviews interest rate risk by forecasting the impact of alternative interest rate scenarios on net interest income and by evaluating such impact against the maximum potential changes in net interest income.

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

      Derivatives. R&G Financial uses derivatives to manage its exposure to interest rate risk caused by changes in interest rates beyond the control of management. Derivatives include interest rate swaps, interest rate collars, futures, forwards and options. Derivatives are generally either privately-negotiated over-the-counter ("OTC') or standard contracts transacted through regulated exchanges. OTC contracts generally consist of swaps, collars, forwards and options. Exchange-traded derivatives include futures and options.

      From time to time, the Company enters into interest rate swap agreements to manage its interest rate exposure. Interest rate swap agreements generally involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. Non-performance by the counterparty exposes R&G Financial to interest rate risk. At December 31, 2004, the Company has five interest rate swaps agreements outstanding (with an aggregate notional amount of $170.0 million) that are intended to protect the Company from the repricing of its short-term liabilities during a rising interest rate environment. In addition, the Company has entered into a forward interest rate swap with a notional amount of $23.0 million to hedge a firm commitment in a commercial loan granted by the Company. The swap is with an effective date of October 2005 and matures in October 2015.

      For financial reporting purposes, our general policy is to account for derivative instruments on a marked-to-market basis with gains or losses charged to current operations as they occur. Contracts with positive fair value are recorded as assets and contracts with negative fair values are reported as liabilities, after the application of netting arrangements, with unrealized gains and losses recorded either in other comprehensive income in the consolidated statements of financial condition or in the consolidated statements of income, depending on the purpose for which the derivative is held. Under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as subsequently amended, the Company may designate a derivative as a hedge of the fair value of a recognized fixed rate asset or liability ("fair value" hedge) only if certain conditions are met. Certain hedging activities related to the fair value of certain beneficial interests retained on financial asset transfers accounted for as sales are reported as trading derivatives. Both the changes in fair value of the beneficial interests and the changes in fair value of the derivative are included in trading activities in the consolidated statement of income. During the year ended December 31, 2004, the Company recognized pre-tax losses of $2.6 million on its trading derivatives that serve as economic fair value hedges for its beneficial interest retained.

      Fair values of derivatives such as interest rate future contracts or options are determined by reference to market prices. Fair values of derivatives purchased in the over-the counter market are determined by prices provided by external sources or valuation models. The notional amounts of assets and liabilities related to these derivatives totaled $817.0 million and $1.5 billion, respectively, as of December 31, 2004. Notional amounts indicate the volume of derivatives activity, but do not represent R&G Financial's exposure to market or credit risk.

      The table below summarizes the fair values of R&G Financial's interest rate future contracts or options, as well as the source of the fair values.

FAIR VALUE RECONCILIATION

                                                                                 Year Ended December
                                                                                      31, 2004
                                                                                ----------------------
                                                                                (Dollars in thousands)
Fair value of contracts outstanding at the beginning of the period              $                    -
Contracts realized or otherwise settled during the period                                        6,091
Fair value of new contracts entered into during the period                                       6,663
Other changes in fair
values                                                                                         (13,812)
                                                                                ----------------------
Fair Value of contracts outstanding at the end of the period                    $               (1,058)
                                                                                ----------------------

SOURCE OF FAIR VALUE

                                                                            As of December 31, 2004
                                                                            -----------------------
                                                                             Payment due by period
                                                                                                 Maturity In
                                                Maturity Less    Maturity 1-3    Maturity 3-5    Excess of 5    Total Fair
                                                 Than 1 Year         Years           Years          Years          Value
                                                -------------    ------------   -------------    -----------    ----------
                                                                            (Dollars in thousands)
Prices actively quoted                          $      (4,495)   $      3,437    $          -    $         -    $   (1,058)
Prices provided by other external sources       $           -    $          -    $          -    $         -    $        -

      The use of derivatives involves market and credit risk. The market risk of the derivatives arises principally from the potential for changes in the value of derivative contracts based on changes in interest rates. R&G Financial generally manages its risks by taking risk-offsetting positions.

     The credit risk of derivatives arises from the potential of a counterparty to default on its contractual obligations. To manage this credit risk, R&G Financial deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral. Master netting agreements incorporate rights of set-off that provide for the net settlement of contracts with the same counterparty in the event of default. The credit risk associated with futures contracts is also limited due to daily cash settlement of the net change in the value of open contracts with the exchange on which the contract is traded.

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

      CONTRACTUAL OBLIGATIONS, COMMERCIAL COMMITMENTS AND OFF-BALANCE SHEET ARRANGEMENTS

      The following tables present contractual obligations, commercial commitments and off-balance sheet arrangements (excluding any related interest payments) of the Company as of December 31, 2004. See notes 9, 10 and 19 of the Notes to the consolidated financial statements:

                                                                                 Payment due period
                                                                                 ------------------
                                                                      Less than      One to       Four to     After
CONTRACTUAL OBLIGATIONS                                     Total      One Year    Three Years  Five Years  Five Years
--------------------------------------                   -----------  ----------   -----------  ----------  ----------
                                                                          (Dollars in thousands)

Deposits                                                 $ 4,238,863  $ 3,140,966  $   713,401  $  380,648  $    3,848
FHLB advances                                              1,298,600      583,100      424,500     191,000     100,000
Lines of credits                                             100,217      100,217            -           -           -
Other borrowings                                             408,046       21,448            -           -     386,598
Federal funds purchased                                       30,000       30,000            -           -          -
Repurchase agreements                                      2,994,658    1,826,101    1,030,357           -     138,200
Non-cancellable leases                                        55,408        9,112       17,229      13,647      15,420
                                                         -----------  ----------   -----------  ----------  ----------
     Total contractual cash obligations                  $ 9,125,792  $ 5,710,944  $ 2,185,487  $  585,295  $  644,066
                                                         ===========  ===========  ===========  ==========  ==========

                                                                              Expiring-by period
                                                                              ------------------
OTHER COMMERCIAL COMMITMENTS AND OFF-BALANCE                          Less than      One to       Four to     After
   SHEET ARRANGEMENTS                                       Total      One Year    Three Years  Five Years  Five Years
-------------------------------------------------------  -----------  -----------  -----------  ----------  ----------
Lines of credit                                          $   191,446  $   173,587  $     7,890  $      689  $    9,280
Commitments to originate and/or purchase mortgage and
  nonmortgage loans                                          983,557      886,149       97,408           -           -
Standby letters of credit                                     10,237       10,187           50           -           -
Undisbursed portion of loans in process                      431,430      331,996       99,434           -           -
Forward commitments to sell loans                            925,694      925,694            -           -           -
Loans sold with recourse                                   2,145,405            -            -           -   2,145,405
                                                         -----------  -----------  -----------  ----------  ----------
     Total commercial commitments and off-balance sheet
        arrangements                                     $ 4,687,769  $ 2,327,613  $   204,782  $      689  $2,154,685
                                                         ===========  ===========  ===========  ==========  ===========

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

      The Company is contingently liable under limited recourse provisions resulting from the sale of residential mortgage loans to several investors, principally FHLMC and private investors, as part of its mortgage banking activities. From time to time, the Company repurchases certain residential mortgage loans pursuant to the recourse provisions in existing sale contracts made up to 2001. Under such contracts, generally the Company is required to repurchase loans sold that become delinquent over 120 days if certain conditions are met. The Company is also contingently liable for any losses sustained in the disposition of any future repossessed properties that may result from loans sold if certain conditions are met. All loans subject to these provisions are presently being serviced by the Company, and provisions for recourse losses, based on loss experience of the Company, are made at the time the loans are sold. Management estimates that the future liability under these provisions is insignificant at December 31, 2004, as losses upon the completion of the foreclosure process have been minimal to the Company. See Note 19 of the Notes to the consolidated financial statements for further information regarding the Company's commitments under loans sold subject to recourse provisions.

      Finally, the Company has also guaranteed certain obligations on five trust preferred securities transactions issued by trusts created by the Company aggregating $365.0 million, mostly related to the payment of interest and the eventual redemption of the securities at maturity. See Note 19 of the Notes to the consolidated financial statements for further information regarding the Company's commitments under trust preferred securities.

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

      As of December 31, 2004 the Company had a servicing asset of $117.7 million, and retained interests (interest only strips and residual interests classified as trading derivatives) resulting from financial asset transfers accounted for as sales totaling $194.8 million. Such assets are initially recorded at their fair value at the time of sale or securitization. Once recorded, such assets are periodically evaluated and adjusted accordingly using discounted future cash flows techniques, via Company simulation models and through external consultants. Generally, the value of such assets decline with decreases in interest rates and conversely increases when interest rates increase due to the resulting effect in prepayment speed assumptions. Conversely, the value of the Company's beneficial interests retained increases with decreases in interest rates and decreases with increases in interest rates, serving as an economic hedge for the value of the Company's servicing asset. An impairment is recognized on the Company's servicing asset whenever the prepayment pattern of the underlying mortgage loans indicates that the fair value of such asset is lower than its carrying amount, or that faster amortization of the asset is required. Retained interests are adjusted periodically to their estimated fair value, and are included within mortgage-backed securities classified as held for trading or available for sale, or as trading derivatives if considered implied interest rate swaps, on the Company's consolidated statements of financial condition. See Notes 1 and 3 of the Notes to the consolidated financial statements for further information regarding the Company's servicing asset and retained interests policy.

      RECENT ACCOUNTING PRONOUNCEMENTS

      ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

      On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of this Statement did not have a significant effect on the Company's consolidated financial statements.

      ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

      On January 1, 2003, the Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The adoption of this Statement did not have a significant effect on the Company's consolidated financial statements.

      ACCOUNTING FOR GUARANTEES OF INDEBTEDNESS OF OTHERS

      On January 1, 2003, the Company adopted Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, 107 and rescission of FASB Interpretation No. 34)" ("FIN No. 45"). FIN No. 45 clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies" relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires a guarantor of certain guarantees to recognize at its inception a liability for the fair value of the obligation undertaken when issuing the guarantee, and also expands the related disclosures. The adoption of FIN No. 45 on January 1, 2003 did not have a significant impact on the Company's consolidated financial statements.

      ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

      On July 1, 2003, the Company adopted SFAS No. 149, "Amendment of Statement 133 for Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivatives instruments embedded in other contracts, and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption of this Statement on July 1, 2003 had no significant effect on the consolidated financial condition or results of operations of the Company.

      ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY

      On July 1, 2003, the Company adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 covers a limited number of instruments that are to be classified as liabilities and specifies that such instruments embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities.

      Among the instruments specified by SFAS No. 150, mandatorily redeemable financial instruments had to be classified as liabilities. The Company had $35 million of guaranteed preferred beneficial interest in company junior subordinated deferrable interest debentures ("trust preferred securities") that had already been classified as other borrowings in its consolidated statements of financial condition as of June 30, 2003 and accordingly, the adoption of this Statement on July 1, 2003 did not have any effect on the Company's consolidated financial statements.

      ACCOUNTING FOR CONSOLIDATION OF VARIABLE INTEREST ENTITIES

      In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). Under FIN 46, entities that would be assessed for consolidation are typically referred to as Special-Purposed Entities ("SPEs"), although non-SPE-type entities may also be subject to the guidance. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entities residual returns, or both. FIN 46 was effective immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to February 1, 2003, the provisions of FIN 46 became effective October 1, 2003.

      Under the provisions of FIN 46, effective July 1, 2003, the Company deconsolidated R&G Capital Trust I and II which had issued trust preferred securities prior to February 1, 2003. As discussed above, the Company had classified its $35 million trust preferred securities as borrowings in its consolidated statements of financial condition prior to such deconsolidation. The primary effect of deconsolidating these trusts was to change the balance sheet classification of the liabilities from guaranteed preferred beneficial interest in company junior subordinated deferrable interest debentures to long-term debt.

      The Company did not consolidate R&G Capital Trust IV which in August 2003 issued $15 million in trust preferred securities in a private placement, and R&G Capital Trust III which in October 2003 issued $100 million of trust preferred securities in a public offering, and R&G Capital Trust V and VI which in March 2004 and November 2004 issued $100 million and $125 million, respectively, of trust preferred securities in a public offering.

      ACCOUNTING FOR CERTAIN LOANS AND OR DEBT SECURITIES ACQUIRED IN A TRANSFER

      In December 2003, the Accounting Standards Executive Committee issued Statement of Position (SOP) No. 03-3, "Accounting for Certain Loans and/or Debt Securities Acquired in a Transfer." This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable to credit quality. This SOP does not apply to loans originated by the entity, and it prohibits both the creation and carry over of valuation allowances in the initial accounting of all loans acquired in a transfer within the scope of this SOP. The prohibition of the carryover applies to purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The Company expects a $1.9 million additional provision for loan losses during the first quarter of 2005 in connection with the acquisition of loans acquired as part of the acquisition of 18 branches by Crown Bank in February 2005.

      APPLICATION OF ACCOUNTING PRINCIPLES TO LOAN COMMITMENTS

      On March 9, 2004, the SEC issued Staff Accounting Bulletin 105, "Application of Accounting Principles to Loan Commitments," ("SAB 105") to inform registrants of the Staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. On April 1, 2004, the Company adopted the provisions of SAB 105. The Company records the value of its mortgage loan commitments at fair market value for mortgages it intends to sell. The Company does not currently include, and was not including, the value of mortgage servicing or any other internally-developed intangible assets in the valuation of its mortgage loan commitments. The adoption of SAB 105 did not have a significant impact on the Company's financial condition or results of operations.

      THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS

      At its March 2004 meetings, the Emerging Issues Task Force ("EITF") revisited EITF Issue No. 03-1, "The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments" (EITF No. 03-1) regarding the determination of whether an investment is considered impaired, whether the identified impairment is considered other-than-temporary, how to measure other-than-temporary impairment, and how to disclose unrealized losses on investments that are not other-than-temporarily impaired. Adoption of the new measurement requirements has been delayed by the FASB pending reconsideration of implementation guidance relating to debt securities that are impaired solely due to market interest rate fluctuations by FASB Staff Position No. 03-1-1. The contractual cashflows of the Company's mortgage-backed securities are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Because a decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of R&G Financial Corporation is responsible for establishing and maintaining adequate internal control over financial reporting.

The Corporation's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Corporation's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2004 based on the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in "Internal Control-Integrated Framework." Based on that assessment, management concluded that, as of December 31, 2004, the Corporation's internal control over financial reporting was effective based on the criteria established in "Internal Control-Integrated Framework."

Management's assessment of the effectiveness of the Corporation's internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers, LLP, an independent registered public accounting firm, as stated in their report appearing on page 33.

VICTOR J. GALAN                               JOSEPH R. SANDOVAL
Chairman of the Board                         Executive Vice President and
and Chief Executive Officer                   Chief Financial Officer
March 15, 2005                                March 15, 2005


MANAGEMENT CERTIFICATIONS

       The Company has filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended 2004, filed with the Securities and Exchange Commission, the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required by Section 302 of the Sarbanes-Oxley Act.

       The Company has submitted to the New York Stock Exchange the Annual Chief Executive Officer Certification required by 303A.12(a) of the New York Stock Exchange Listed Company Manual on May 11, 2004.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and
Shareholders of R&G Financial Corporation:



         We have completed an integrated audit of R&G Financial Corporation's 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

         In our opinion, the consolidated statements of financial condition and the related consolidated statements of income, of comprehensive income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of R&G Financial Corporation and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Internal control over financial reporting

         Also, in our opinion, management's assessment, included in Management's Report on Internal Control Over Financial Reporting appearing on page 32 of the 2004 Annual Report to Shareholders that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in "Internal Control - Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in "Internal Control - Integrated Framework" issued by COSO. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management's assessment and on the effectiveness of the Company's internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

         A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

         Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.


/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
San Juan, Puerto Rico
March 15, 2005

Certified Public Accountants (of Puerto Rico) License No. 216 expires on December 31, 2005 Stamp 2008742 of the P.R. Society of Certified Public Accountants has been affixed to the file copy of this report.

                            R-G FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 2004 AND 2003

                                                                                        2004             2003
                                                                                  ---------------   --------------
ASSETS
Cash and due from banks                                                           $   158,696,789   $  114,915,916
Money market investments:
   Securities purchased under agreements to resell                                    125,091,279       85,052,435
   Time deposits with other banks                                                      46,060,089       34,349,235
Mortgage loans held for sale, at lower of cost or market                              323,775,676      315,690,821
Mortgage-backed and investment securities held for trading, at fair value              88,873,643       31,797,046
Trading securities pledged on repurchase agreements, at fair value                     15,678,886        6,558,434
Mortgage-backed and investment securities available for sale, at fair value         1,730,406,627    1,762,292,571
Available for sale securities pledged on repurchase agreements, at fair value       1,919,037,632    1,215,287,511
Mortgage-backed and investment securities held to maturity, at amortized cost
   (estimated fair market value: 2004 - $33,480,115; 2003 - $14,940,275)               33,522,902       14,883,237
Held to maturity securities pledged on repurchase agreements, at amortized cost
   (estimated fair market value: 2004 - $45,556,973; 2003 - $65,248,072)               44,460,014       63,317,155
Federal Home Loan Bank (FHLB) stock, at cost                                          116,486,350      100,461,112
Loans receivable, net of allowance for loan losses of $51,877,603 in 2004
(2003 - $39,614,602)                                                                5,126,898,360    4,048,507,214
Accounts receivable, including advances to investors, net                              50,827,491       38,194,429
Accrued interest receivable                                                            48,916,888       42,527,079
Servicing asset, net                                                                  117,703,608      119,610,359
Premises and equipment, net                                                            54,446,095       42,781,589
Goodwill                                                                               53,528,350       56,314,287
Other assets                                                                          144,191,685      106,339,077
                                                                                  ---------------   --------------
                                                                                  $10,198,602,364   $8,198,879,507
                                                                                  ===============   ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits:
      Non-interest bearing deposits                                               $   451,860,942   $  394,272,559
      Interest bearing deposits                                                     3,787,001,989    3,161,491,071
   Federal funds purchased                                                             30,000,000       21,000,000
   Securities sold under agreements to repurchase                                   2,994,657,770    2,220,795,000
   Notes payable                                                                      100,217,463      192,258,942
   Advances from FHLB                                                               1,298,600,000    1,129,600,000
   Other borrowings                                                                   408,046,201      157,670,451
   Accounts payable and accrued liabilities                                           167,459,466      158,006,101
   Other liabilities                                                                  105,168,481       13,432,756
                                                                                  ---------------   --------------
                                                                                    9,343,012,312    7,448,526,880
                                                                                  ---------------   --------------
Commitments and contingencies (see Note 19)

Stockholders' equity:
   Preferred stock, $.01 par value, 20,000,000 shares authorized:
      Non-cumulative perpetual Monthly Income Preferred Stock, $25 liquidation value:
      7.40% Series A, 2,000,000 shares authorized, issued and outstanding              50,000,000       50,000,000
      7.75% Series B, 1,000,000 shares authorized, issued and outstanding              25,000,000       25,000,000
      7.60% Series C, 2,760,000 shares authorized, issued and outstanding              69,000,000       69,000,000
      7.25% Series D, 2,760,000 shares authorized, issued and outstanding              69,000,000       69,000,000
   Common stock:
      Class A - $.01 par value, 80,000,000 shares authorized in 2004
         (2003 - 40,000,000), 21,559,584 issued and outstanding                           215,596          215,596
      Class B - $.01 par value, 120,000,000 shares authorized in 2004
         (2003 - 60,000,000), 29,572,120 issued  and outstanding
         (2003 - 29,506,715)                                                              295,721          295,067
Additional paid-in capital (2003 - adjusted to reflect stock split on
   January 29, 2004 - see Note 13)                                                    115,747,903      115,017,394
Retained earnings                                                                     498,955,841      387,035,684
Capital reserves                                                                       37,451,290       25,102,630
Accumulated other comprehensive (loss) income, net of tax                             (10,076,299)       9,686,256
                                                                                  ---------------   --------------
                                                                                      855,590,052      750,352,627
                                                                                  ---------------   --------------
                                                                                  $10,198,602,364   $8,198,879,507
                                                                                  ===============   ==============

   The accompanying notes are an integral part of these financial statements.

                            R-G FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                              2004           2003           2002
                                                          ------------   ------------   ------------
Interest income:
   Loans                                                  $296,414,324   $231,225,163   $180,786,462
   Money market and other investments                       32,381,532     31,847,509     36,890,942
   Mortgage-backed securities                              128,245,357    115,105,740    113,183,192
                                                          ------------   ------------   ------------
      Total interest income                                457,041,213    378,178,412    330,860,596
                                                          ------------   ------------   ------------
Interest expense:
   Deposits                                                101,498,842     91,822,797     88,349,204
   Securities sold under agreements to repurchase           60,758,812     51,012,915     51,121,320
   Advances from FHLB                                       44,338,659     40,276,267     31,511,813
   Notes payable                                             3,629,461      6,855,872      6,789,480
   Other                                                    15,884,256        227,196             --
                                                          ------------   ------------   ------------
      Total interest expense                               226,110,030    190,195,047    177,771,817
                                                          ------------   ------------   ------------
Net interest income                                        230,931,183    187,983,365    153,088,779
Provision for loan losses                                  (25,395,537)   (18,556,442)   (18,020,000)
                                                          ------------   ------------   ------------
Net interest income after provision for loan losses        205,535,646    169,426,923    135,068,779
                                                          ------------   ------------   ------------
Non-interest  income:
   Net gain on sale of loans                               175,465,075    147,106,717     83,742,960
   Trading (losses) gains                                  (16,875,923)    (1,099,180)       812,768
   (Loss) gain on sale of securities available for sale     (5,087,936)       885,390        982,404
   Servicing income                                         37,099,201     48,165,802     47,201,833
   Commissions, fees and other                              37,153,703     28,741,203     16,430,656
                                                          ------------   ------------   ------------
                                                           227,754,120    223,799,932    149,170,621
                                                          ------------   ------------   ------------
      Total revenues                                       433,289,766    393,226,855    284,239,400
                                                          ------------   ------------   ------------
Non-interest expenses:
   Employee compensation and benefits                       76,308,913     63,584,878     45,244,376
   Office occupancy and equipment                           28,780,401     24,760,933     19,630,898
   Impairment charges on servicing asset                    14,057,933     37,689,863     21,018,039
   Other administrative and general                        102,495,733     93,795,878     73,344,572
                                                          ------------   ------------   ------------
                                                           221,642,980    219,831,552    159,237,885
                                                          ------------   ------------   ------------
Income before income taxes                                 211,646,786    173,395,303    125,001,515
                                                          ------------   ------------   ------------
Income tax expense:
   Current                                                  26,853,071     30,222,730     22,804,814
   Deferred                                                 24,579,863     12,149,008      5,854,545
                                                          ------------   ------------   ------------
                                                            51,432,934     42,371,738     28,659,359
                                                          ------------   ------------   ------------
      Net income                                          $160,213,852   $131,023,565   $ 96,342,156
                                                          ============   ============   ============
      Less: Preferred stock dividends                      (15,884,000)   (15,884,000)   (14,954,911)
                                                          ------------   ------------   ------------
      Net income available to common stockholders         $144,329,852   $115,139,565   $ 81,387,245
Earnings per common share
      Basic                                               $       2.82   $       2.26   $       1.67
                                                          ------------   ------------   ------------
      Diluted                                             $       2.81   $       2.25   $       1.66
                                                          ------------   ------------   ------------
Cash dividends declared per common share                  $      0.393   $      0.294   $      0.224
                                                          ------------   ------------   ------------

   The accompanying notes are an integral part of these financial statements.

                            R-G FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                2004           2003           2002
                                                            ------------   ------------   ------------
Net income                                                  $160,213,852   $131,023,565   $ 96,342,156
                                                            ------------   ------------   ------------
Other comprehensive income, before tax:
Unrealized gains (losses):
      Cash flow hedges                                         4,360,291      3,637,570     (9,975,109)
                                                            ------------   ------------   ------------
      Investment securities:
         Arising during period                               (41,741,458)   (22,776,208)    43,792,471
         Less: Reclassification adjustments
            for net losses (gains) included in net income      5,087,936       (885,390)      (982,404)
                                                            ------------   ------------   ------------
                                                             (36,653,522)   (23,661,598)    42,810,067
                                                            ------------   ------------   ------------
Other comprehensive (loss) income before
   income taxes                                              (32,293,231)   (20,024,028)    32,834,958
Income tax benefit (expense) related to items of
   other comprehensive income                                 12,530,676      7,793,287    (12,845,180)
                                                            ------------   ------------   ------------
Other comprehensive (loss) income, net of tax                (19,762,555)   (12,230,741)    19,989,778
                                                            ------------   ------------   ------------
Comprehensive income, net of tax                            $140,451,297   $118,792,824   $116,331,934
                                                            ============   ============   ============

   The accompanying notes are an integral part of these financial statements.

                            R-G FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                               Common Stock            Common Stock
                                                    Preferred Stock              Class A                 Class B
                                               ------------------------   ---------------------   ---------------------
                                                 Shares       Amount        Shares      Amount      Shares      Amount
                                               ---------   ------------   ----------   --------   ----------   --------
Balance at December 31, 2001                   5,760,000   $144,000,000   16,053,056   $160,531   15,241,322   $152,413
Issuance of common stock:
   Secondary offering                                                     (1,500,000)   (15,000)   4,025,000     40,250
   Other                                                                                             173,884      1,739
Issuance of Series D Preferred Stock           2,760,000     69,000,000
Cash dividend declared:
   Common stock
   Preferred stock
Net income
Transfer to capital reserves
Other comprehensive income, net of tax
                                               ---------   ------------   ----------   --------   ----------   --------
Balance at December 31, 2002                   8,520,000    213,000,000   14,553,056    145,531   19,440,206    194,402
Issuance of common stock                                                    (180,000)    (1,800)     230,960      2,310
Common stock split on January 29, 2004
   retroactively recorded as of
   December 31, 2003 (see note 13):
   Stock split                                                             7,186,528     71,865    9,835,549     98,355
   Cash paid in lieu of fractional shares
Cash dividends declared:
   Common stock
   Preferred stock
Net income
Transfer to capital reserves
Other comprehensive loss, net of tax
                                               ---------   ------------   ----------   --------   ----------   --------
Balance at December 31, 2003                   8,520,000    213,000,000   21,559,584    215,596   29,506,715    295,067
Issuance of common stock                                                                              65,405        654
Cash dividend declared:
   Common stock
   Preferred stock
Net income
Transfer to capital reserves
Other comprehensive loss, net of tax
                                               ---------   ------------   ----------   --------   ----------   --------
Balance at December 31, 2004                   8,520,000   $213,000,000   21,559,584   $215,596   29,572,120   $295,721
                                               =========   ============   ==========   ========   ==========   ========

                                                                                               Accumulated
                                                                                                  other
                                                  Additional       Retained       Capital     comprehensive
                                               paid-in capital     earnings       reserves    income (loss)       Total
                                               ---------------   ------------   -----------   -------------   ------------
Balance at December 31, 2001                    $ 71,254,084     $229,997,012   $11,629,328   $  1,927,219    $459,120,587
Issuance of common stock:
   Secondary offering                             45,212,131                                                    45,237,381
   Other                                             893,667                                                       895,406
Issuance of Series D Preferred Stock              (2,409,253)                                                   66,590,747
Cash dividend declared:
   Common stock                                                   (11,002,966)                                 (11,002,966)
   Preferred stock                                                (14,954,911)                                 (14,954,911)
Net income                                                         96,342,156                                   96,342,156
Transfer to capital reserves                                       (5,789,432)    5,789,432                             --
Other comprehensive income, net of tax                                                          19,989,778      19,989,778
                                                ------------     ------------   -----------   ------------    ------------
Balance at December 31, 2002                     114,950,629      294,591,859    17,418,760     21,916,997     662,218,178
Issuance of common stock                             236,985                                                       237,495
Common stock split on January 29, 2004
   retroactively recorded as of
   December 31, 2003 (see note 13):
   Stock split                                      (170,220)                                                           --
   Cash paid in lieu of fractional shares                                (750)                                        (750)
Cash dividends declared:
   Common stock                                                   (15,011,120)                                 (15,011,120)
   Preferred stock                                                (15,884,000)                                 (15,884,000)
Net income                                                        131,023,565                                  131,023,565
Transfer to capital reserves                                       (7,683,870)    7,683,870                             --
Other comprehensive loss, net of tax                                                           (12,230,741)    (12,230,741)
                                                ------------     ------------   -----------   ------------    ------------
Balance at December 31, 2003                     115,017,394      387,035,684    25,102,630      9,686,256     750,352,627
Issuance of common stock                             730,509                                                       731,163
Cash dividend declared:
   Common stock                                                   (20,061,035)                                 (20,061,035)
   Preferred stock                                                (15,884,000)                                 (15,884,000)
Net income                                                        160,213,852                                  160,213,852
Transfer to capital reserves                                      (12,348,660)   12,348,660                             --
Other comprehensive loss, net of tax                                                           (19,762,555)    (19,762,555)
                                                ------------     ------------   -----------   ------------    ------------
Balance at December 31, 2004                    $115,747,903     $498,955,841   $37,451,290   $(10,076,299)   $855,590,052
                                                ============     ============   ===========   ============    ============

         The accompanying notes are an integral part of these financial statements.

                            R-G FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                                    2004              2003              2002
                                                                              ---------------   ---------------   ---------------
Cash flows from operating activities:
   Net income                                                                 $   160,213,852   $   131,023,565   $    96,342,156
                                                                              ---------------   ---------------   ---------------
      Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                 9,770,015         9,392,639         7,422,814
      Amortization of premium on investments and mortgage-backed                    9,239,780        13,450,995         5,150,535
         securities, net
      Servicing asset capitalized                                                 (33,718,730)      (27,676,910)      (24,814,918)
      Scheduled amortization of servicing asset                                    22,268,618        22,462,153        18,502,491
      Impairment charges on servicing asset, net                                   14,057,933        37,689,863        21,018,039
      Provision for loan losses                                                    25,395,537        18,556,442        18,020,000
      Loss (gain) on sales of mortgage-backed and investment securities             5,087,936          (885,390)         (982,404)
         available for sale
      Unrealized loss (profit) on trading securities and derivative                16,875,923         1,099,180          (812,768)
         instruments, net
      Decrease (increase) in mortgage loans held for sale                         114,055,241       (23,658,264)     (103,131,833)
      Net (increase) decrease in securities held for trading                      (59,642,356)       35,131,229        20,179,510
      Increase in receivables and accrued interest receivable                     (19,022,871)       (8,220,786)      (11,271,762)
      (Increase) decrease in other assets                                         (45,897,388)      (19,770,686)         (579,441)
      (Decrease) increase in notes payable and other borrowings                   (78,263,667)       (4,743,128)        1,113,778
      Increase in accounts payable and accrued liabilities                         24,243,482        35,519,705        31,848,023
      Increase (decrease) in other liabilities                                     91,735,725         5,311,644          (198,064)
                                                                              ---------------   ---------------   ---------------
         Total adjustments                                                         96,185,178        93,658,686       (18,536,000)
                                                                              ---------------   ---------------   ---------------
         Net cash provided by operating activities                                256,399,030       224,682,251        77,806,156
                                                                              ---------------   ---------------   ---------------
Cash flows from investing activities:
   Purchases of investment securities available for sale and held
      to maturity                                                              (1,954,506,597)   (2,311,058,241)   (1,226,498,149)
   Proceeds from sales and redemption of securities available for sale            545,740,740       699,671,057     1,004,165,419
   Principal repayments on mortgage-backed securities                             724,046,535     1,062,424,108       507,601,305
   Proceeds from sales of loans                                                 1,157,308,859       253,976,907                --
   Net originations of loans                                                   (2,421,144,255)   (1,633,490,920)   (1,045,202,416)
   Increase in FHLB stock                                                         (16,025,238)      (16,124,445)      (11,030,100)
   Net assets acquired, net of cash received                                               --                --       (63,679,367)
   Acquisition of premises and equipment                                          (20,335,632)      (12,348,578)       (9,772,883)
   Acquisition of servicing rights                                                   (701,070)       (9,751,337)      (19,415,316)
                                                                              ---------------   ---------------   ---------------
         Net cash used in investing activities                                 (1,985,616,658)   (1,966,701,449)     (863,831,507)
                                                                              ---------------   ---------------   ---------------
Cash flows from financing activities:
   Increase  in deposits - net                                                    683,099,301       753,439,618       272,961,736
   Increase in federal funds purchased - net                                        9,000,000        21,000,000                --
   Increase in securities sold under agreements to repurchase - net               773,862,770       731,036,609        72,716,542
   Advances from FHLB - net                                                       169,000,000       188,875,000       358,500,000
   Proceeds from issuance of long-term debt                                       225,000,000       115,000,000        35,000,000
   Net proceeds from issuance of preferred stock                                           --                --        66,590,747
   Net proceeds from issuance of common stock                                         731,163           237,495        46,132,787
   Cash dividends:
         Common stock                                                             (20,061,035)      (15,011,120)      (11,002,966)
         Preferred stock                                                          (15,884,000)      (15,884,000)      (14,954,911)
                                                                              ---------------   ---------------   ---------------
         Net cash provided by financing activities                              1,824,748,199     1,778,693,602       825,943,935
                                                                              ---------------   ---------------   ---------------
Net increase in cash and cash equivalents                                          95,530,571        36,674,404        39,918,584
Cash and cash equivalents at  beginning of  year                                  234,317,586       197,643,182       157,724,598
                                                                              ---------------   ---------------   ---------------
Cash and cash equivalents at end of year                                      $   329,848,157   $   234,317,586   $   197,643,182
                                                                              ===============   ===============   ===============
Cash and cash equivalents include:
   Cash and due from banks                                                    $   158,696,789   $   114,915,916   $   128,085,571
   Securities purchased under agreements to resell                                125,091,279        85,052,435                --
   Time deposits with other banks                                                  46,060,089        34,349,235        65,400,717
   Short-term investments                                                                  --                --         4,156,894
                                                                              ---------------   ---------------   ---------------
                                                                              $   329,848,157   $   234,317,586   $   197,643,182
                                                                              ---------------   ---------------   ---------------

         The accompanying notes are an integral part of these financial statements.

                            R-G FINANCIAL CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2004, 2003 AND 2002

1. REPORTING ENTITY AND SIGNIFICANT ACCOUNTING POLICIES

REPORTING ENTITY

     The accompanying consolidated financial statements of R-G Financial Corporation (the "Company") include the accounts of R-G Premier Bank of Puerto Rico ("R-G Premier"), a commercial bank chartered under the laws of the Commonwealth of Puerto Rico, R-G Crown Bank (formerly Crown Bank, F.S.B.) ("Crown Bank"), a Florida-based federal savings bank, R-G Mortgage Corp. ("R-G Mortgage"), a Puerto Rico mortgage banking corporation, R-G Investments Corporation, a Puerto Rico corporation licensed broker-dealer, and Home & Property Insurance Corp., a Puerto Rico corporation insurance agency. The Company has elected to operate as a financial holding Company, pursuant to the provisions of the Gramm-Leach-Bliley Act of 1999, and is engaged in banking, mortgage banking, and insurance and securities brokerage through its subsidiaries.

     R-G Premier and Crown Bank provide a full range of banking services, including residential, commercial and personal loans and a variety of deposit products. R-G Premier operates through thirty-three branches located mainly in the northeastern part of the Commonwealth of Puerto Rico. Crown Bank operates in the Orlando and Tampa/St. Petersburg metropolitan areas through fifteen full service branches. R-G Premier also provides private banking, trust and other financial services to its customers. As discussed in Note 16 to the consolidated financial statements, R-G Premier and Crown Bank are subject to the regulations of certain federal and local agencies, and undergo periodic examinations by those regulatory agencies.

     Crown Bank also is engaged in the business of originating FHA-insured, VA-guaranteed and privately insured first and second mortgage loans on residential real estate (1 to 4 families) in the States of New York, New Jersey, Connecticut and North Carolina through its wholly-owned subsidiary Continental Capital Corporation.

     R-G Mortgage is engaged primarily in the business of originating FHA-insured, VA-guaranteed, and privately insured first and second mortgage loans on residential real estate (1 to 4 families), directly and through its wholly-owned subsidiary, Mortgage Store of Puerto Rico, Inc. R-G Mortgage pools FHA and VA loans into Government National Mortgage Association (GNMA) mortgage-backed securities and collateralized mortgage obligation (CMO) certificates for sale to permanent investors. Upon selling the loans, it retains the rights to service the loans. R-G Mortgage is also a Federal National Mortgage Association (FNMA) and Federal Home Loan Mortgage Corporation (FHLMC) seller-servicer of conventional loans.

     In April 2002 RAC, a Florida corporation and savings and loan holding company which is the parent of Crown Bank, formed R-G Capital Trust I, a Delaware statutory business trust, which issued $25 million of trust preferred securities in a private placement. In December 2002, RAC formed also R-G Capital Trust II, a Delaware statutory business trust, which issued $10 million of trust preferred securities in a private placement. In August 2003, RAC also formed R&G Capital Trust IV, a Delaware statutory business trust, which issued $15 million of trust preferred securities in a private placement. In October 2003 and March 2004, the Company formed R&G Capital Trust III and R&G Capital Trust V, respectively, both Delaware statutory business trusts, each of which issued $100 million of trust preferred securities in public offerings. In addition, in November 2004, the Company formed R&G Capital Trust VI, a Delaware statutory business trust, which issued $125 million of trust preferred securities in a public offering. Each of these trusts used the proceeds of the issuance of the securities (together with the initial capitalization) to purchase subordinated notes of the Company. Those notes have identical payment terms of the trust preferred securities. The trusts are presented on a deconsolidated basis in accordance with FIN 46 and the subordinated notes are included within other borrowings in the accompanying consolidated statements of financial condition. The securities are redeemable beginning in 2007.

     Effective July 12, 2002, the Company began trading of its Class B Common Stock on the New York Stock Exchange ("NYSE") under the new symbol "RGF." At such time, the Company voluntarily delisted its Class B Common Stock from trading on the NASDAQ National Market under the symbol "RGFC."

     On October 11, 2004, the Company and Crown Bank entered into a purchase and assumption agreement with SouthTrust Bank to acquire 18 SouthTrust branches located in three banking markets in State of Florida and one banking market in State of Georgia. The acquisition resulted from the required divestiture of certain SouthTrust branches to facilitate regulatory approval of Wachovia Corporation's acquisition of SouthTrust Corporation, the parent of SouthTrust Bank. The merger of SouthTrust Corporation and Wachovia Corporation was completed on November 1, 2004. The Company successfully completed the transaction on February 18, 2005 as contemplated by the purchase and assumption agreement. The transaction is intended to permit Crown Bank to expand its Central Florida footprint into nearby Lakeland, Florida and obtain a presence in the Jacksonville, Florida and Augusta, Georgia markets. The total premium paid, based on premiums paid in similar transactions, totaled approximately $125.5 million.

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

     INVESTMENT SECURITIES

     Investments in debt and equity securities are classified at the time of purchase based on management's intention into one of three categories and accounted for as follows:

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

     Premiums are amortized and discounts are accreted as an adjustment to interest income over the life of the related securities using a method that approximates the interest method. Realized gains or losses, which are computed using the specific identification method, and unrealized losses on individual securities that are deemed to be other than temporary, are recorded in securities gains or losses in the statement of income.

      Management reviews the fair value of the portfolio on a periodic basis, and evaluates individual securities for declines in market value that may be other than temporary, considering factors such as credits ratings, dividend payments, the financial health of the investee and other pertinent information, including current developments with respect to the investee, as well as management intent and ability to hold the security. If declines are deemed other than temporary, an impairment loss is recognized to the extent necessary.

     LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans are stated at their outstanding principal balance, less unearned interest, deferred net loan origination fees and allowance for loan losses. Loan origination and commitment fees and costs incurred in the origination of new loans are deferred and amortized over the term of the loans as an adjustment of interest yield using the interest method. Unearned interest on installment loans is recognized as income under a method which approximates the interest method.

     It is the policy of the Bank to increase its allowance for estimated losses on loans when, based on management's evaluation, a loss becomes both probable and estimable. Major loans and major lending areas are reviewed periodically to determine potential problems at an early date. Also, management's periodic evaluation considers factors such as loss experience, current delinquency data, known and inherent risks in the portfolio, identification of adverse situations which may affect the ability of debtors to repay, the estimated value of any underlying collateral and assessment of current economic conditions. Additions to the allowance are charged to income. Charge-offs are taken against the allowance for loan losses; any recoveries are credited to the allowance. As a matter of policy, the Company charges-off against its allowance for loan losses any unsecured consumer loans delinquent over 120 days.

     The Company measures impairment of individual loans, except for loans that are valued at fair value or the lower of cost or fair value, based on the present value of expected future cash flows discounted at the loan's effective interest rate, or, as a practical method, at the observable market price of the loan, or the fair value of the collateral if the loan is collateral dependent. The Company considers loans over $500,000 for individual impairment evaluation. The Company collectively performs impairment evaluations for large groups of small - balance homogeneous loans. Loans are considered impaired when, based on management's evaluation, a borrower will not be able to fulfill its obligation under the original terms of the loan.

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

     Loan origination fees and costs on loans held for sale are deferred as an adjustment to the carrying basis of the loans until sold or securitized.

     LOAN SERVICING FEES

     Loan servicing fees, which are based on a percentage of the principal balance of the mortgage loans serviced ranging from .25% to .50%, are credited to income as mortgage payments are collected. Late charges and miscellaneous other fees collected from mortgagors are credited to income when earned, adjusted for estimated amounts not expected to be collected. Loan servicing costs are charged to expense when incurred.

     SERVICING ASSET

     The Company capitalizes servicing rights acquired through loan origination activities by allocating a portion of the cost of the mortgage loans to the mortgage servicing right at the time of sale or securitization, based on the relative fair values at such date. To determine the fair value of the servicing rights, the Company uses the market prices of comparable servicing sale contracts, ranging from 1.25% to 2.25% depending on the type and term of the loan.

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

     Impairment charges are composed of unscheduled amortization and reserves for valuation impairments. Unscheduled amortization refers to that amortization taken in addition to scheduled amortization amounts due to higher prepayment speeds in the servicing portfolio. Scheduled amortization is determined based on prepayment speeds of the portfolio in a normalized rate environment based on historical experience. The Company determines unscheduled amortization amounts based on actual payoffs of the portfolio using the same stratas of its portfolio to determine valuation impairments. If actual payoffs dictate increased amortization, such amounts are recorded as unscheduled amortization. Reserves for valuation impairments are recorded for temporary decreases in the fair value of the servicing portfolio due to higher prepayment speeds or other factors. The reserves are determined on a stratified basis based on their amortization cost after consideration of scheduled and unscheduled amortization amounts.

     ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES

     The Company recognizes on its financial statements financial assets and servicing assets controlled by the Company, and derecognizes financial assets when control has been surrendered. The Company follows the specific criteria established in SFAS No. 140 -"Accounting for Transfers and Servicing of Financial Assets and Liabilities - a replacement of SFAS No. 125," to determine when control has been surrendered in a transfer of financial assets. Liabilities are derecognized when they are extinguished. Liabilities and derivatives incurred or obtained by the Company as part of a transfer of financial assets are initially measured at fair value, if practicable. Servicing assets and other retained interests in the transferred assets are measured by allocating the previous carrying amount between the assets sold and retained interests, if any, based on their relative fair values at the date of the transfer.

     Mortgage loans held for sale securitized by the Company into mortgage-backed securities are accounted for as sales; no gains or losses are recognized at the time of securitization when the securities are retained. Such securities are generally subsequently sold to third parties. Sales of non-conforming loans to local financial institutions and FHLMC and FNMA are on a limited recourse basis. Such loans are carried at the lower of cost or market at the date of transfer less any related valuation allowance. The Company establishes a reserve for recourse using the same reserve analysis it would have performed if the loans were still in its portfolio. Generally, the Company retains the right to service all loans sold to third parties.

     In certain financial asset transfers, interest-only strips are recognized which can be contractually prepaid or settled in such a way that the Company may not recover substantially all of its recorded investment (prepayment risks). The Company recognizes as retained interests the right to cash flows remaining over the life of the loans sold after the payment of the related servicing fees and the contractual payments to the buyer of the loans. Retained interests are initially, and thereafter periodically, measured based on different valuation techniques, principally the present value of estimated future cash flows. Such techniques incorporate reasonable and supportable assumptions related to the financial assets transferred, including future revenues and expenses, defaults, prepayment speeds and interest rates. All available evidence is considered in developing estimates of expected future cash flows. Retained beneficial interests recognized in asset transfers accounted for as sales totaled $135,333,000, $86,125,000 and $16,793,000 in 2004, 2003 and 2002, respectively.

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

     Gains and losses realized on the sale of loans are recognized at the time of sale, based upon the difference between the selling price and the carrying value of the related loans sold as adjusted for any estimated liability under recourse provisions. In most sales, the right to service the loans sold is retained by the Company.

     SALE OF SERVICING RIGHTS

     The sale of servicing rights is recognized upon executing the contract and title and all risks and rewards have irrevocably passed to the buyer. Gains and losses realized on such sales are recognized based upon the difference between the selling price and the carrying value of the related servicing rights sold.

     FORECLOSED REAL ESTATE HELD FOR SALE

     Other real estate owned comprises properties acquired in settlement of loans and recorded at the lower of cost (carrying value of the loan) or fair value less estimated costs to sell at the date of acquisition. Costs relating to the development and improvement of the property are capitalized, whereas those relating to holding the property are expensed as incurred.

     Valuations are periodically performed by management through independent appraisals to determine fair value, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated net realizable value. In providing allowances for losses, the cost of holding real estate, including interest costs, are considered. Gains or losses resulting from the sale of these properties (mostly through public auction) are credited or charged to income. As of December 31, 2004 and 2003, real estate owned held by the Company amounted to $21.1 million and $20.0 million, respectively.

     PREMISES AND EQUIPMENT

     Premises and equipment, including leasehold improvements, are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of each type of asset. Major additions and improvements which extend the life of the assets are capitalized, while repairs and maintenance are charged to expense.

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

     GOODWILL AND OTHER INTANGIBLES

     On January 1, 2002 the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over the respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144. During the years 2004 and 2003, the Company determined that there were no impairment losses related to goodwill and other intangibles.

     In connection with the acquisition of 18 branches in early 2005, the Company recognized goodwill totaling $100.4 million and as deposit intangibles the premium paid over the value of the deposits acquired as a result of the acquisition. The premium paid, totaling $20.2 million, will be amortized over a 10 year period. For federal income tax purposes, the goodwill and the deposit intangible will be deductible over a fifteen year period on a straight-line basis.

     In connection with the acquisition of Crown Bank in June 2002, the Company has recognized goodwill totaling $47.5 million as of December 31, 2004, and as a deposit intangible the premium paid over the value of the deposits acquired as a result of the acquisition. The premium paid, totaling $2.3 million, is being amortized over a 10 year period.

     During 2004, the amount of goodwill recognized as a result of the Crown Bank acquisition was reduced by approximately $2.8 million as a result of the favorable resolution of a pre-acquisition tax contingency originally recorded as part of goodwill at the time of acquisition.

     In addition, the Company has recorded as a deposit intangible the premium paid over the value of deposits acquired resulting from the purchase of certain branches from a commercial bank in 1995. The premium paid is being amortized over a 10 year period. Accumulated amortization related to deposit intangibles of the Company amounted to approximately $2,542,000 and $2,026,000 at December 31, 2004 and 2003, respectively; amortization expense during 2004, 2003 and 2002 was $516,000, $577,000 and $477,000, respectively.

     Goodwill also resulted from the acquisition of R-G Premier, a mortgage banking institution and a savings institution in prior years.

     The changes in the carrying amount of goodwill follows:

                                                                       Year ended December 31,
                                   -----------------------------------------------------------------------------------------------
                                                         2004                                            2003
                                   -----------------------------------------------  ----------------------------------------------
                                                  Mortgage                                        Mortgage
                                     Banking      Banking      Other      Total       Banking      Banking     Other      Total
                                   -----------  -----------  --------  -----------  -----------  ----------  --------  -----------
Goodwill, beginning of period      $54,191,117  $ 1,810,503  $312,667  $56,314,287  $52,754,343  $  776,690  $312,667  $53,843,700
Additional amounts recognized
   during allocation period                 --           --        --           --    1,436,774          --        --    1,436,774
Resolution of pre-acquisition tax
   contingency                      (2,821,000)          --        --   (2,821,000)          --          --        --           --
Reallocation of goodwill among
   reportable segments               1,734,431   (1,734,431)       --           --           --          --        --           --
Contingent consideration payments           --           --        --           --           --   1,033,813        --    1,033,813
Other                                   35,063           --        --       35,063           --          --        --           --
                                   -----------  -----------  --------  -----------  -----------  ----------  --------  -----------
Goodwill, end of period            $53,139,611  $    76,072  $312,667  $53,528,350  $54,191,117  $1,810,503  $312,667  $56,314,287
                                   ===========  ===========  ========  ===========  ===========  ==========  ========  ===========

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

     INTEREST RATE RISK MANAGEMENT

     The Company enters into derivative contracts, including interest rate swaps, caps, options and future contracts, to manage its interest rate exposure. Generally interest rate swaps are designated as cash flow hedges against future fluctuations in the interest rates of specifically identified assets or liabilities. Net interest settlements on interest rate swaps are recorded as adjustments to interest income or expense.

     The Company follows the provisions of SFAS No. 133 -"Accounting for Derivative Instruments and Hedging Activities." The Company recognizes all derivatives as either assets or liabilities in the statement of financial position and measures those instruments at fair value. If certain conditions are met, a derivative may be specifically accounted for as a hedge. The accounting for changes in fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation.

     For financial reporting purposes, the Company's designates as cash flow hedges only those derivative transactions that qualify for the shortcut method for measuring effectiveness under SFAS 133, and presents related gains or losses as other comprehensive income in stockholders' equity. If it is determined that the derivative instrument does not meet the shortcut method, the Company designates such instruments as trading derivatives, and adjustments in the fair value of the derivative instrument are recorded in the Company's consolidated statements of income as trading gains or losses.

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

     CAPITAL RESERVE

     The Banking Act of the Commonwealth of Puerto Rico, as amended, requires that a minimum of 10% of net income of the Bank be transferred to capital surplus until such surplus equals the sum of the R-G Premier's common and preferred stock and paid-in capital. Amounts transferred to the legal surplus account from the retained earnings are not available for distribution to stockholders.

     STOCK OPTION PLAN

     As discussed in Note 17 to the consolidated financial statements, the Company adopted a Stock Option Plan in June 1996 (the "1996 Stock Option Plan") and granted stock options thereunder to certain employees in conjunction with the Company's initial public offering. During 2004, the Company also adopted a new Stock Option Plan (the "2004 Stock Option Plan"). Compensation cost on employee stock option plans is measured and recognized for any excess of the quoted market price of the Company's stock at the grant date over the amount an employee must pay to acquire the stock (intrinsic value-based method of accounting). Generally, stock options are granted with an exercise price equal to the face value of the stock at the date of the grant and, accordingly, no compensation cost is recognized. Management estimates that the compensation costs that would be recognizable had they been determined based on the fair-value method of accounting are insignificant.

     The following table presents the pro-forma amounts of the Company's net earnings and earnings per share if compensation cost for the Company's Stock Option Plans had been determined based on the fair value of the options at the grant date consistent with the provisions of SFAS 123.

                                               2004           2003           2002
                                           ------------   ------------   -----------
Net earnings - as reported                 $160,213,852   $131,023,565   $96,342,156
Pro-forma compensation
  expense, net of tax                           137,134        102,312       154,514
                                           ------------   ------------   -----------
Net earnings - pro forma                   $160,076,718   $130,921,253   $96,187,642
                                           ============   ============   ===========
Basic earnings per share - as reported     $       2.82   $       2.26   $      1.67
Basic earnings per share - pro forma       $       2.82   $       2.25   $      1.67
Diluted earnings per share - as reported   $       2.81   $       2.25   $      1.66
Diluted earnings per share - pro forma     $       2.81   $       2.24   $      1.65

     In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment," a revision to SFAS No. 123, modifying certain provisions of SFAS No. 123 and superseding APB Opinion No. 25, "Accounting for Stock Issued to Employees." This Statement eliminates the alternative to use APB Opinion 25's intrinsic value method of accounting that was provided under SFAS No. 123 as originally issued by requiring entities to recognize the cost of employee services received in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). This Statement is effective to all awards granted in interim periods beginning after June 15, 2005 and to awards modified, repurchased, or cancelled after that date. Based on presently available information, management believes that the adoption of this Statement will not have a significant effect on its consolidated financial statements.

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

     EARNINGS PER SHARE

     Basic earnings per common share are computed by dividing net income for the year by the weighted average number of shares outstanding during the period. Outstanding stock options granted under the Company's Stock Option Plans are included in the weighted average number of shares for purposes of the diluted earnings per share computation. No other adjustments are made to the computation of basic earnings per share to arrive to diluted earnings per share.

     CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks, short-term investments and other highly liquid securities with an original maturity of three months or less.

     Cash and due from banks include certain funds that are subject to withdrawal and usage restrictions. At December 31, 2004, cash and due from banks include approximately $18.6 million pledged as collateral under various agreements of the Company, and approximately $22.6 million deposited with the Federal Reserve Bank to comply with certain reserve maintenance balance requirements.

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

     RECLASSIFICATIONS

     Certain reclassifications have been made to the 2003 and 2002 consolidated financial statements to conform with the 2004 financial statement presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS

     On January 1, 2003, the Company adopted SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of this Statement did not have a significant effect on the Company's consolidated financial statements.

     ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

     On January 1, 2003, the Company adopted SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The adoption of this Statement did not have a significant effect on the Company's consolidated financial statements.

     ACCOUNTING FOR GUARANTEES OF INDEBTEDNESS OF OTHERS

     On January 1, 2003, the Company adopted Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others (an interpretation of FASB Statements No. 5, 57, 107 and rescission of FASB Interpretation No. 34)" ("FIN No. 45"). FIN No. 45 clarifies the requirements of FASB Statement No. 5, "Accounting for Contingencies" relating to a guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN No. 45 requires a guarantor of certain guarantees to recognize at its inception a liability for the fair value of the obligation undertaken when issuing the guarantee, and also expands the related disclosures. The adoption of FIN No. 45 on January 1, 2003 did not have a significant impact on the Company's consolidated financial statements.

     ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     On July 1, 2003, the Company adopted SFAS No. 149, "Amendment of Statement 133 for Derivative Instruments and Hedging Activities," which amends and clarifies financial accounting and reporting for derivative instruments, including certain derivatives instruments embedded in other contracts, and for hedging activities under FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." The adoption of this Statement on July 1, 2003 had no significant effect on the consolidated financial condition or results of operations of the Company.

     ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY

     On July 1, 2003, the Company adopted SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 covers a limited number of instruments that are to be classified as liabilities and specifies that such instruments embody obligations of the issuer and that, therefore, the issuer must classify them as liabilities.

     Among the instruments specified by SFAS No. 150, mandatorily redeemable financial instruments had to be classified as liabilities. The Company had $35 million of guaranteed preferred beneficial interest in company junior subordinated deferrable interest debentures ("trust preferred securities") that had already been classified as other borrowings in its consolidated statements of financial condition as of June 30, 2003 and accordingly, the adoption of this Statement on July 1, 2003 did not have any effect on the Company's consolidated financial statements.

     ACCOUNTING FOR CONSOLIDATION OF VARIABLE INTEREST ENTITIES

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51" ("FIN 46"). Under FIN 46, entities that would be assessed for consolidation are typically referred to as Special-Purposed Entities ("SPEs"), although non-SPE-type entities may also be subject to the guidance. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entities residual returns, or both. FIN 46 was effective immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to February 1, 2003, the provisions of FIN 46 became effective October 1, 2003.

     Under the provisions of FIN 46, effective July 1, 2003, the Company deconsolidated R&G Capital Trust I and II which had issued trust preferred securities prior to February 1, 2003. As discussed above, the Company had classified its $35 million trust preferred securities as borrowings in its consolidated statements of financial condition prior to such deconsolidation. The primary effect of deconsolidating these trusts was to change the balance sheet classification of the liabilities from guaranteed preferred beneficial interest in company junior subordinated deferrable interest debentures to long-term debt.

     The Company did not consolidate R&G Capital Trust IV which in August 2003 issued $15 million in trust preferred securities in a private placement, and R&G Capital Trust III which in October 2003 issued $100 million of trust preferred securities in a public offering, and R&G Capital Trust V and VI which in March 2004 and November 2004 issued $100 million and $125 million, respectively, of trust preferred securities in a public offering.

     ACCOUNTING FOR CERTAIN LOANS AND OR DEBT SECURITIES ACQUIRED IN A TRANSFER

     In December 2003, the Accounting Standards Executive Committee issued Statement of Position (SOP) No. 03-3, "Accounting for Certain Loans and/or Debt Securities Acquired in a Transfer." This SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable to credit quality. This SOP does not apply to loans originated by the entity, and it prohibits both the creation and carry over of valuation allowances in the initial accounting of all loans acquired in a transfer within the scope of this SOP. The prohibition of the carryover applies to purchase of an individual loan, a pool of loans, a group of loans, and loans acquired in a purchase business combination. This SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. Based on presently available information, management believes that the adoption of this SOP will not have a significant effect on its consolidated financial statements.

     APPLICATION OF ACCOUNTING PRINCIPLES TO LOAN COMMITMENTS

     On March 9, 2004, the SEC issued Staff Accounting Bulletin 105, "Application of Accounting Principles to Loan Commitments," ("SAB 105") to inform registrants of the Staff's view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. On April 1, 2004, the Company adopted the provisions of SAB 105. The Company records the value of its mortgage loan commitments at fair market value for mortgages it intends to sell. The Company does not currently include, and was not including, the value of mortgage servicing or any other internally-developed intangible assets in the valuation of its mortgage loan commitments. The adoption of SAB 105 did not have a significant impact on the Company's financial condition or results of operations.

     THE MEANING OF OTHER-THAN-TEMPORARY IMPAIRMENT AND ITS APPLICATION TO CERTAIN INVESTMENTS

     At its March 2004 meetings, the Emerging Issues Task Force ("EITF") revisited EITF Issue No. 03-1, "The Meaning of Other-than-Temporary Impairment and its Application to Certain Investments" (EITF No. 03-1) regarding the determination of whether an investment is considered impaired, whether the identified impairment is considered other-than-temporary, how to measure other-than-temporary impairment, and how to disclose unrealized losses on investments that are not other-than-temporarily impaired. Adoption of the new measurement requirements has been delayed by the FASB pending reconsideration of implementation guidance relating to securities that are impaired solely due to market interest rate fluctuations by FASB Staff Position No. 03-1-1. The contractual cashflows of the Company's mortgage-backed securities are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Because a decline in fair value is attributable to changes in interest rates and not credit quality, and because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

     2. MORTGAGE LOANS HELD FOR SALE

     Mortgage loans held for sale consist of:

                             December 31,
                     ---------------------------
                         2004           2003
                     ------------   ------------
Conventional loans   $270,731,480   $222,841,842
FHA/VA loans           53,044,196     92,848,979
                     ------------   ------------
                     $323,775,676   $315,690,821
                     ============   ============

     The aggregate amortized cost and approximate market value of loans held for sale as of December 31, 2004 are as follows:

  Amortized    Gross unrealized   Gross unrealized    Approximate
    cost             gains             losses        market value
------------   ----------------   ----------------   ------------
$323,775,676      $5,476,588         $(283,480)      $328,968,784

     The market value of loans held for sale are determined based on quoted market prices in the secondary market for such loans.

     Substantially all of the loans are pledged to secure various borrowings from lenders under mortgage warehousing lines of credit (see Note 9).

     The following table summarizes the components of gain on sale of mortgage loans held for sale and mortgage-backed securities resulting from the securitization of such loans that were sold during the periods:

                                                              Year Ended December 31,
                                                ---------------------------------------------------
                                                      2004              2003              2002
                                                ---------------   ---------------   ---------------
Proceeds from sales of mortgage loans
   and mortgage-backed securities               $ 2,184,273,307   $ 1,854,437,445   $ 1,186,344,604
Mortgage loans and mortgage-
   backed securities sold                        (2,018,489,411)   (1,721,697,639)   (1,113,708,287)
                                                ---------------   ---------------   ---------------
Gain on sale, net                                   165,783,896       132,739,806        72,636,317
Deferred fees earned, net of loan origination
   costs and commitment fees paid                     9,681,179        14,366,911        11,106,643
                                                ---------------   ---------------   ---------------
                                                $   175,465,075   $   147,106,717   $    83,742,960
                                                ===============   ===============   ===============

     Gross loan origination fees totaled approximately $40,303,000, $46,014,000 and $40,990,000 during the years ended December 31, 2004, 2003 and 2002, respectively. Gross gains of $173,979,000, $136,387,000 and $80,092,000, and gross losses of $8,195,000, $3,647,000 and $7,456,000 were realized on the above sales during the years ended December 31, 2004, 2003 and 2002, respectively.

    3.  INVESTMENT SECURITIES

                                                      December 31,
                                               --------------------------
                                                   2004           2003
                                               ------------   -----------
MORTGAGE-BACKED SECURITIES HELD FOR TRADING:

   GNMA certificates                           $  9,015,978   $        --
   FHLMC certificates                            24,452,440    33,245,405
   Interest-only strips                          64,110,521            --
                                               ------------   -----------
                                                 97,578,939    33,245,405
                                               ------------   -----------

INVESTMENT SECURITIES HELD FOR TRADING:

   Bank issued trust preferred securities         2,269,575     4,649,975
   Preferred stock issued by other
     financial institutions                       3,959,150            --
   Mutual Funds                                     608,254            --
   Municipal securities                              68,012       445,578
   Other                                             68,599        14,522
                                               ------------   -----------
                                                  6,973,590     5,110,075
                                               ------------   -----------
                                               $104,552,529   $38,355,480
                                               ============   ===========

     The amortized cost and estimated fair value of investment securities available for sale and held to maturity by category and contractual maturities are shown below. The fair value of investment securities is based on quoted market prices and dealer quotes. Expected maturities on debt securities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties.

                                                                              December 31,
                                                    -----------------------------------------------------------------
                                                                 2004                              2003
                                                    -------------------------------   -------------------------------
                                                       Amortized          Fair           Amortized          Fair
                                                         cost             value             cost            value
                                                    --------------   --------------   --------------   --------------
MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE:

Collateralized mortgage obligations (CMO):
   Due from one to five years                       $   20,948,810   $   20,823,917   $    5,939,277   $    6,019,280
   Due from five to ten years                          135,792,592      134,376,746       20,888,916       20,872,549
   Due over ten years                                1,348,808,404    1,338,195,890      941,970,133      939,756,594
                                                    --------------   --------------   --------------   --------------
                                                     1,505,549,806    1,493,396,553      968,798,326      966,648,423
                                                    --------------   --------------   --------------   --------------
CMO residuals (interest only), and interest only
   strips (IO's)                                        63,125,989       63,559,581       63,990,873       64,889,677
                                                    --------------   --------------   --------------   --------------
FNMA certificates:
   Due from one to five years                              245,478          254,440           70,675           71,865
   Due from five to ten years                          271,004,171      271,487,157       87,989,097       87,101,256
   Due over ten years                                  276,135,513      279,088,592      388,686,912      405,193,148
                                                    --------------   --------------   --------------   --------------
                                                       547,385,162      550,830,189      476,746,684      492,366,269
                                                    --------------   --------------   --------------   --------------
FHLMC certificates:
   Due from one to five years                              910,357          922,090            3,052            2,924
   Due from five to ten years                           61,304,829       61,218,184       20,307,666       19,955,444
   Due over ten years                                  275,612,782      281,563,657      439,876,493      448,160,557
                                                    --------------   --------------   --------------   --------------
                                                       337,827,968      343,703,931      460,187,211      468,118,925
                                                    --------------   --------------   --------------   --------------
GNMA certificates:
   Due from one to five years                            2,581,581        2,672,037           50,032           52,032
   Due from five to ten years                            7,866,215        8,044,847       12,562,630       12,918,169
   Due over ten years                                  286,554,322      286,618,098      346,568,210      350,217,311
                                                    --------------   --------------   --------------   --------------
                                                       297,002,118      297,334,982      359,180,872      363,187,512
                                                    --------------   --------------   --------------   --------------
                                                     2,750,891,043    2,748,825,236    2,328,903,966    2,355,210,806
                                                    --------------   --------------   --------------   --------------

INVESTMENT SECURITIES AVAILABLE FOR SALE:

United States Government and Agencies securities:
   Due within one year                                  12,404,789       12,574,219       62,519,172       63,113,250
   Due from one to five years                          807,731,659      801,329,104      399,274,688      398,027,502
   Due from five to ten years                           19,656,785       20,185,226       79,388,327       81,042,400
                                                    --------------   --------------   --------------   --------------
                                                       839,793,233      834,088,549      541,182,187      542,183,152
                                                    --------------   --------------   --------------   --------------
Corporate debt obligations:
   Due within one year                                  10,995,104       10,941,318       14,246,853       14,362,305
   Due from one to five years                           37,542,034       38,671,552       48,578,331       51,375,624
   Due from five to ten years                              771,356          830,576        2,122,437        2,109,094
                                                    --------------   --------------   --------------   --------------
                                                        49,308,494       50,443,446       64,947,621       67,847,023
                                                    --------------   --------------   --------------   --------------

United States Municipal debt obligations -
   Due over ten years                                   15,765,731       16,087,028       12,208,908       12,339,101
                                                    --------------   --------------   --------------   --------------
                                                       904,867,458      900,619,023      618,338,716      622,369,276
                                                    --------------   --------------   --------------   --------------
                                                    $3,655,758,501   $3,649,444,259   $2,947,242,682   $2,977,580,082
                                                    ==============   ==============   ==============   ==============

      Investment securities and mortgage - backed securities available for sale at December 31, 2004 include $86.5 million unsettled transactions; a corresponding liability has been recorded as of such date for such transactions.

     Prior to the quarter ended September 30, 2004, residual interests retained by the Company on financial assets transfers accounted for as sales were reported by the Company at fair value as interest-only strips (IO's) and classified as available for sale securities. During the third quarter of 2004, some of the Company's residual interests were considered implied interest rate swaps subject to SFAS No. 133. Under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), such implied swaps must be recorded as trading derivatives and reported at fair value, with unrealized marked-to-market gains or losses recorded in the results of operations of the Company. As a result, on September 30, 2004, the Company reclassified approximately $80.9 million from its available for sale securities to other assets as trading derivatives. A corresponding reclassification of $43.1 million has been made as of December 31, 2003 for consistency purposes. During the third and fourth quarter of 2004 the Company recorded trading losses of approximately $21.3 million related to marked-to-market losses occurring during such periods on the retained interests classified as trading derivatives. The application of the guidance contained on SFAS No. 133 to prior periods had no material impact on the consolidated financial statements of the Company. As of December 31, 2004 residual interests classified as trading derivatives amounted to $68.1 million.

     Mortgage-backed securities held for trading and available for sale include interest only strips (IO's) resulting from financial asset transfers accounted for as sales. The key assumptions used in determining the fair values of such securities as of December 31, 2004 and the sensitivity analysis on the fair value of such retained interests under unfavorable variations from the expected levels of each key assumption (independently from any change in another key assumption) as of such date follows:

                                                       Effect on fair value
                                           --------------------------------------------
                                               PSA increase      Discount rate increase
                                              (basis points)         (basis points)
                                           -------------------   ----------------------
                Assumptions   Fair Value      50         133         100       200
                -----------   ----------   --------   --------     -------   -------
                                         (Dollars in thousands)
PSA               200-333
Discount rate       6%-10%     $126,744    $(12,597)  $(28,815)    $(3,977)  $(7,677)

     Anticipated credit losses as of December 31, 2004, as well as credit losses, net of recoveries, during 2004, 2003 and 2002 were insignificant.

     The fair values presented above were estimated by third party valuation firms under discounted cash flow analysis based on a computer model used to structure mortgage-backed securities. The model estimates the present value of the projected excess servicing fees net of normal servicing fees, and projects scheduled and unscheduled principal payments, mortgage interest, servicing fees and excess servicing fees for each mortgage loan on a monthly basis. Values for the excess servicing cash flows are calculated under various scenarios based on different prepayment and internal rate of return assumptions, depending on the type of loan of the underlying mortgages, the coupon rate and seasoning (loan age). Prepayment speed assumptions ("PSA") are based on actual Public Securities Association Dealer Prepayment Estimates in the continental United States as published by Bloomberg Financial News, as adjusted to reflect prepayment speeds in Puerto Rico, which historically have been lower.

                                                                         December 31,
                                                     -----------------------------------------------------
                                                               2004                        2003
                                                     -------------------------   -------------------------
                                                      Amortized       Fair        Amortized        Fair
                                                        cost          value          cost         value
                                                     -----------   -----------   -----------   -----------
MORTGAGE-BACKED SECURITIES HELD TO MATURITY:

GNMA certificates:
   Due from one to five years                        $ 2,487,784   $ 2,518,930   $ 3,496,422   $ 3,581,361
   Due from five to ten years                            352,623       348,176       462,590       468,626
   Due over ten years                                 17,394,828    17,771,577    25,475,414    26,078,602
                                                     -----------   -----------   -----------   -----------
                                                      20,235,235    20,638,683    29,434,426    30,128,589
                                                     -----------   -----------   -----------   -----------
FNMA certificates - Due over ten years                 3,914,101     4,175,309     4,785,291     4,998,749
                                                     -----------   -----------   -----------   -----------
FHLMC certificates - Due over ten years                   62,141        60,810        81,296        79,621
                                                     -----------   -----------   -----------   -----------
                                                      24,211,477    24,874,802    34,301,013    35,206,959
                                                     -----------   -----------   -----------   -----------

INVESTMENT SECURITIES HELD TO MATURITY:

United States Government and Agencies obligations:
   Due from one to five years                          2,500,000     2,500,000     1,997,026     1,997,026
                                                     -----------   -----------   -----------   -----------
Puerto Rico Government and Agencies obligations:
   Due within one year                                10,715,000    10,811,768       558,000       566,727
   Due from one to five years                         38,456,439    38,745,658    31,846,000    33,088,113
   Due from five to ten years                          2,000,000     2,004,860     9,398,353     9,229,522
                                                     -----------   -----------   -----------   -----------
                                                      51,171,439    51,562,286    41,802,353    42,884,362
                                                     -----------   -----------   -----------   -----------
Other - Due from one to five years                       100,000       100,000       100,000       100,000
                                                     -----------   -----------   -----------   -----------
                                                      53,771,439    54,162,286    43,899,379    44,981,388
                                                     -----------   -----------   -----------   -----------
                                                     $77,982,916   $79,037,088   $78,200,392   $80,188,347
                                                     ===========   ===========   ===========   ===========

     Unrealized gains and losses on securities held to maturity and available for sale follows:

                                                                   December 31,
                                              -------------------------------------------------------
                                                        2004                          2003
                                              --------------------------   --------------------------
                                                   Gross unrealized             Gross unrealized
                                              --------------------------   --------------------------
                                                 Gains         Losses         Gains         Losses
                                              -----------   ------------   -----------   ------------
Securities held to maturity:
   United States and Puerto Rico
   Government and Agency obligations          $   604,754   $   (213,907)  $ 1,250,840   $   (168,831)
   Mortgage-backed securities                     670,640         (7,315)      907,621         (1,675)
                                              -----------   ------------   -----------   ------------
                                                1,275,394       (221,222)    2,158,461       (170,506)
                                              -----------   ------------   -----------   ------------
Securities available for sale
   United States Government obligations         1,049,282     (6,753,966)    3,607,270     (2,606,305)
   Corporate debt obligations                   1,300,150       (165,198)    2,947,161        (47,759)
   Mortgage-backed securities                  16,524,565    (18,590,372)   38,650,522    (12,343,682)
   United States Municipal debt obligations       331,638        (10,341)      171,512        (41,319)
                                              -----------   ------------   -----------   ------------
                                               19,205,635    (25,519,877)   45,376,465    (15,039,065)
                                              -----------   ------------   -----------   ------------
                                              $20,481,029   $(25,741,099)  $47,534,926   $(15,209,571)
                                              ===========   ============   ===========   ============

     The following table shows the Company's gross unrealized losses and fair value, aggregated by investment category and length of time, of securities available for sale and held to maturity that have been in a continuous unrealized loss position up to December 31, 2004.

                                                   Less than 12 months                 12 months or more
                                           ----------------------------------   --------------------------------
                                             Fair Value     Unrealized Losses    Fair Value    Unrealized Losses
                                           --------------   -----------------   ------------   -----------------
United States Government obligations       $  611,490,498      $ 5,994,591      $ 29,240,625       $  759,375
Corporate debt obligations                      9,914,540           85,460         2,420,262           79,738
Mortgage-backed securities                  1,459,544,799       11,866,962       260,104,805        6,730,725
Puerto Rico Government obligations             13,746,598          178,403         5,364,935           35,504
United States Municipal debt obligations        1,898,428           10,341                --               --
                                           --------------      -----------      ------------       ----------
                                           $2,096,594,863      $18,135,757      $297,130,627       $7,605,342
                                           ==============      ===========      ============       ==========

                                                          Total
                                           ----------------------------------
                                             Fair Value     Unrealized Losses
                                           --------------   -----------------
United States Government obligations       $  640,731,123      $ 6,753,966
Corporate debt obligations                     12,334,802          165,198
Mortgage-backed securities                  1,719,649,604       18,597,687
Puerto Rico Government obligations             19,111,533          213,907
United States Municipal debt obligations        1,898,428           10,341
                                           --------------      -----------
                                           $2,393,725,490      $25,741,099
                                           ==============      ===========

     The securities held by the Company are mainly mortgage-backed securities, United States Treasury and agency securities. Since a significant portion of such instruments is guaranteed by mortgages and/or the full faith and credit of the United States Government, the related principal and interest are deemed recoverable. The Company has the ability to hold these securities until maturity or until the unrealized losses are recovered. As such, no other than temporary impairment losses have been recognized.

     During the years ended December 31, 2004, 2003 and 2002, proceeds from the sale of securities available for sale totaled approximately $146,575,000, $165,561,000 and $552,732,000, respectively; gross gains realized on such sales totaled approximately $5,870,000, $1,087,000 and $1,208,000 during 2004, 2003 and 2002 respectively; gross losses realized in 2004, 2003 and 2002 were approximately $54,000, $201,000 and $225,000, respectively. In addition, during 2004 the Company recorded marked-to-market impairment losses of $10.9 million considered other than temporary on its interest only strips available for sale in accordance with EITF 99-20.

     As discussed in Notes 7, 8 and 10 to the consolidated financial statements, as of December 31, 2004 the Company had investment and mortgage-backed securities amounting to approximately $3.4 billion pledged as collateral of certain deposits, securities sold under agreements to repurchase, and advances from the FHLB and other lines of credit.

     In addition to the investment and mortgage-backed securities pledged on repurchase agreements and reported as pledged assets in the consolidated statements of financial condition, at December 31, 2004 and 2003 the carrying amount of investment securities pledged as collateral on repurchase agreements where the counterparties do not have the right to sell or repledge the assets are as follows:

                                                          December 31,
                                               ---------------------------------
                                                    2004              2003
                                               --------------   ----------------
Mortgage-backed securities held for trading,
   at fair value                               $    1,987,362   $           --
Mortgage-backed and investment securities
   available for sale, at fair value              999,819,790    1,021,265,988
Mortgage-backed securities held to maturity,
   at amortized cost                                  346,267          300,895
                                               --------------   --------------
                                               $1,002,153,419   $1,021,566,883
                                               ==============   ==============

     4. LOANS AND ALLOWANCE FOR LOAN LOSSES

     Loans consist of the following:

                                                   December 31,
                                          -------------------------------
                                               2004             2003
                                          --------------   --------------
Real estate loans:
   Residential - first mortgage           $2,900,196,015   $2,384,278,520
   Residential - second mortgage              40,513,688       34,999,410
   Land                                      256,706,906       96,795,666
   Construction                              929,871,436      603,866,951
   Commercial                                973,667,647      792,950,355
                                          --------------   --------------
                                           5,100,955,692    3,912,890,902
Undisbursed portion of loans in process     (431,429,763)    (224,960,384)
Net deferred loan (fees) costs                  (172,480)       1,369,205
                                          --------------   --------------
                                           4,669,353,449    3,689,299,723
                                          --------------   --------------
Other loans:
   Commercial business                       194,498,224      126,018,632
   Commercial leases, net of unearned
    interest                                 108,439,307       62,669,929
   Consumer:
     Secured by deposits                      24,258,016       24,713,355
     Secured by real estate                   44,483,873       53,709,551
     Other                                   137,743,094      131,710,626
                                          --------------   --------------
                                             509,422,514      398,822,093
                                          --------------   --------------
   Total loans                             5,178,775,963    4,088,121,816
   Allowance for loan losses                 (51,877,603)     (39,614,602)
                                          --------------   --------------
                                          $5,126,898,360   $4,048,507,214
                                          ==============   ==============

     The changes in the allowance for loan losses follow:

                                           Year Ended December 31,
                                 -------------------------------------------
                                     2004            2003           2002
                                 ------------    ------------   ------------
Balance, beginning of year       $ 39,614,602    $ 32,675,502   $ 17,427,698
Provision for loan losses          25,395,537      18,556,442     18,020,000
Acquired reserves - Crown Bank             --              --      7,463,000
Loans charged-off                 (16,385,105)    (13,941,589)   (11,692,808)
Recoveries                          3,252,569       2,324,247      1,457,612
                                 ------------    ------------   ------------
Balance, end of year             $ 51,877,603    $ 39,614,602   $ 32,675,502
                                 ============    ============   ============

     As of December 31, 2004 and 2003 the Company had commercial loans classified as impaired totaling $16,727,000 and $20,614,000, respectively. At December 31, 2004 and 2003, an impairment reserve of approximately $3,837,000 and $2,923,000, respectively, was allocated to certain impaired loans. The amount of interest income recognized on impaired loans was insignificant during the years ended December 31, 2004, 2003 and 2002.

     As of December 31, 2004, 2003 and 2002, loans on which the accrual of interest income had been discontinued amounted to approximately $106,791,000, $84,609,000 and $77,167,000, respectively. The additional interest income that would have been recognized during 2004, 2003 and 2002 had these loans been accruing interest amounted to approximately $3,960,000, $2,227,000 and $1,589,000, respectively. The Company has no material commitments to lend additional funds to borrowers whose loans were in non-accruing status at December 31, 2004.

     As of December 31, 2004 and 2003 no significant industry concentration exists among the Company's commercial loan portfolio.

     5. SERVICING ASSET

                                           December 31,
                                   ---------------------------
                                       2004           2003
                                   ------------   ------------
Servicing asset                    $143,612,541   $141,897,557
Reserve for valuation impairment    (25,908,933)   (22,287,198)
                                   ------------   ------------
                                   $117,703,608   $119,610,359
                                   ============   ============

     The Company's fees for servicing mortgage loans generally range from .25% to .50% on the declining outstanding principal balances of the mortgage loans serviced. Servicing fees are collected on a monthly basis out of payments from mortgagors. The servicing agreements are cancelable by permanent investors for cause without penalty or after payment of a termination fee ranging from .5% to 1% of the outstanding principal balance of the loans. At December 31, 2004, 2003 and 2002, the mortgage loans servicing portfolio amounted to approximately $11,404,303,000, $10,942,821,000 and $10,991,944,000, respectively, including approximately $2,083,614,000, $1,904,797,000 and $1,084,859,000, respectively, serviced for R-G Premier. At December 31, 2003 and 2002, $553,009,000 and $470,100,000, respectively, were under sub-servicing contracts with an outside party; none in 2004. In addition, the servicing portfolio at December 31, 2004, 2003 and 2002 includes $647,663,000, $227,466,000 and $100,876,000 serviced for
Crown Bank.

The changes in the servicing asset of the Company follows:

                                               Year Ended December 31,
                                     ------------------------------------------
                                         2004           2003           2002
                                     ------------   ------------   ------------
Balance at beginning of year         $119,610,359   $142,334,128   $105,146,902
Rights originated                      33,718,730     27,676,910     24,814,918
Crown Bank acquired                            --             --     32,477,522
Rights purchased                          701,070      9,990,554     23,850,824
Scheduled amortization                (22,268,618)   (22,462,153)   (18,502,491)
Impairment charges:
   Unscheduled amortization           (10,436,198)   (23,677,265)   (14,201,749)
   Provision of valuation reserves     (3,621,735)   (14,012,598)    (6,816,290)
Other adjustments                              --       (239,217)    (4,435,508)
                                     ------------   ------------   ------------
Balance at end of year               $117,703,608   $119,610,359   $142,334,128
                                     ============   ============   ============

     The changes in the reserve for valuation impairment follows:

                                         Year Ended December 31,
                                 --------------------------------------
                                     2004          2003         2002
                                 -----------   -----------   ----------
Balance at beginning of year     $22,287,198   $ 8,274,600   $1,458,310
Additions charged to expense      10,956,963    22,366,807    7,274,923
Reductions credited to expense    (7,335,228)   (8,354,209)    (458,633)
Direct write-downs                        --            --           --
                                 -----------   -----------   ----------
Balance at end of year           $25,908,933   $22,287,198   $8,274,600
                                 ===========   ===========   ==========

     As of December 31, 2004 and 2003, the fair value of capitalized mortgage servicing rights was $118,488,000 and $126,016,000, respectively. Fair values have been determined upon reliance of third-party appraisals using discounted cash flow analysis. The major assumptions for the estimated fair value at December 31, 2004 were discount rates ranging from 8% to 15% and a PSA of 26 to 2,238, depending on the type and coupon of the loan, with a weighted average life of 5.99 years.

     Among the conditions established in its various servicing agreements, the Company is committed to advance from its own funds any shortage of moneys required to complete timely payments to investors in GNMA mortgage-backed securities issued and in its FNMA and FHLMC portfolio, as well as certain private investors. At December 31, 2004, the mortgage loan portfolio serviced for GNMA, FNMA, FHLMC and private investors subject to the timely payment commitment amounted to approximately $1,934,829,000, $1,582,346,000, $2,585,175,000 and $1,686,463,000, respectively (2003- $2,311,172,000,
$2,140,657,000, $2,752,169,000 and $768,513,000, respectively).

     Total funds advanced as of December 31, 2004 in relation to such commitments amount to $6,566,000, $21,696,000 and $4,719,000 for escrow advances, principal and interest advances and foreclosure advances, respectively (2003 -$7,047,000, $18,123,000 and $2,890,000, respectively).

     In connection with its mortgage servicing activities, the Company holds funds in trust for investors representing amounts collected primarily for the payment of principal, interest, real estate taxes and insurance premiums. Such funds are deposited in separate custodial bank accounts, some of which are deposited in R-G Premier and Crown Bank. At December 31, 2004 and 2003, the related escrow funds include approximately $150,176,000 and $158,984,000, respectively, deposited in banking subsidiaries of the Company; these funds are included in the Company's consolidated financial statements. Escrow funds also include approximately $101,000 and $4,209,000 at December 31, 2004 and 2003, respectively, deposited with other banks and excluded from the Company's assets and liabilities.

     6. PREMISES AND EQUIPMENT

     Premises and equipment consist of:

                                                                                  December 31,
                                                                           --------------------------
                                                   Estimated useful life
                                                          (years)              2004           2003
                                                   ---------------------   ------------   -----------
Land                                                                       $  4,935,104   $ 5,112,523
Buildings                                                  15-40             15,062,006    13,526,273
Furniture, fixtures and equipment                           3-10             38,442,759    33,618,459
Leasehold improvements                                      5-10             34,660,246    25,066,914
Autos                                                        3-4                848,954       896,072
                                                                           ------------   -----------
                                                                             93,949,069    78,220,241
Less - Accumulated depreciation and amortization                            (39,502,974)  (35,438,652)
                                                                           ------------   -----------
                                                                           $ 54,446,095   $42,781,589
                                                                           ============   ===========

     7. DEPOSITS

     Deposits are summarized as follows:

                                                December 31,
                                      -------------------------------
                                           2004             2003
                                      --------------   --------------
Passbook savings                      $  351,891,027   $  337,463,058
                                      --------------   --------------
NOW accounts                             379,569,710      133,200,837
Super NOW accounts                       337,942,659      426,144,626
Regular checking accounts
   (non-interest bearing)                136,414,208      134,658,770
Commercial checking accounts
   (primarily non-interest bearing)      316,831,448      259,613,789
                                      --------------   --------------
                                       1,170,758,025      953,618,022
                                      --------------   --------------
Certificates of deposit:
   Under $100,000                        764,503,990      731,655,252
   $100,000 and over                   1,942,590,102    1,527,580,536
                                      --------------   --------------
                                       2,707,094,092    2,259,235,788
                                      --------------   --------------
Accrued interest payable                   9,119,787        5,446,762
                                      --------------   --------------
                                      $4,238,862,931   $3,555,763,630
                                      ==============   ==============

     Certificates of deposit include $799.4 million and $623.8 million of brokered deposits at December 31, 2004 and 2003, respectively.

     The weighted average stated interest rate on all deposits at December 31, 2004 and 2003 was 2.60% and 2.58%, respectively.

     As of December 31, 2004, the Company had delivered investment securities held to maturity and available for sale with a carrying value of approximately $43.6 million as collateral for public funds' deposits.

     At December 31, 2004 scheduled maturities of certificates of deposit are as follows:

   2005      $1,609,197,626
   2006         441,987,638
   2007         271,412,918
   2008         257,252,893
   2009         123,395,465
Thereafter        3,847,552
             --------------
             $2,707,094,092

     8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

                                                                                     December 31,
                                                   -------------------------------------------------------------------------------
                                                                    2004                                        2003
                                                   --------------------------------------   --------------------------------------
                                                                      Approximate fair                         Approximate fair
                                                     Repurchase            value of           Repurchase            value of
                                                      liability     underlying securities      liability     underlying securities
                                                   --------------   ---------------------   --------------   --------------------
Type of security
United States Government and Agencies securities
   available for sale                              $  669,469,430       $  683,834,710      $  454,239,000       $  467,060,588
GNMA:
      Available for sale                              255,939,658          260,097,896         342,986,000          359,559,175
      Held to maturity                                 18,965,393           19,778,151          27,725,000           30,126,251
CMO and CMO residuals available for sale            1,204,892,781        1,231,273,677         722,644,000          798,117,946
FHMLC:
      Held for trading                                  8,385,781            8,650,300           6,375,000            6,375,209
      Available for sale                              247,134,184          255,008,597         247,980,000          261,033,462
FNMA:
      Available for sale                              438,608,081          441,449,932         240,652,000          287,721,649
      Held to maturity                                  4,047,632            4,175,309           4,999,000            4,998,749
Corporate debt obligations available for sale          45,749,499           47,192,608          60,196,000           63,272,345
Puerto Rico Government and Agencies securities:
      Held for trading                                         --                   --             165,000              183,225
      Held to maturity                                 21,281,561           21,952,860          26,640,000           30,427,892
Repledged securities obtained from
   agreements to resell                                80,183,770           89,168,794          86,194,000           92,758,592
                                                   --------------       --------------      --------------       --------------
                                                   $2,994,657,770       $3,062,582,834      $2,220,795,000       $2,401,635,083
                                                   ==============       ==============      ==============       ==============

     At December 31, 2004, repurchase agreements mature within ninety days, except for repurchase agreements totaling $1,763,363,000 maturing on various dates commencing on April 22, 2005 until February 28, 2011. Actual maturities may differ from contractual maturities because counterparties to the agreements may have call options. At December 31, 2004 repurchase agreements amounting to $338.2 million had call options.

     Maximum amount of borrowings outstanding at any month-end during 2004 and 2003 under the agreements to repurchase were $2,994,658,000 and $2,220,795,000, respectively. The approximate average aggregate borrowings outstanding during 2004 and 2003 were $2,444,198,000 and $1,884,191,000, respectively. The weighted average interest rate of such agreements was 2.70% and 2.26% at December 31, 2004 and 2003, respectively; the weighted average rate during 2004 and 2003 was 2.49% and 2.71%, respectively.

     9. NOTES PAYABLE

     Notes payable consist of various lines of credit renewing annually as follows:

                                                                                                  December 31,
                                                                                          ----------------------------
                                                                                              2004           2003
                                                                                          -------------   ------------
Warehousing lines, bearing interest at floating rates ranging from 0.875% to 1.75% over
   the applicable Libor rate (3.75% in 2004 and 2.26% in 2003)                             $ 90,717,463   $170,508,942
Line of credit with bank for an aggregate of $50 million bearing interest at a floating rate of 1.75% over the applicable Libor rate (4.30% at December 31, 2004), collateralized by commercial loans with a carrying value of approximately
   $9.5 million                                                                               9,500,000             --
Lines of credit with bank for an aggregate of $25 million bearing interest at floating rate of 1.50% over the applicable Libor rate (4.06% at December 31,
   2004 and 2.75% at December 31, 2003), collateralized by mortgage servicing
   rights with a fair value of approximately $29.6 million in 2003                                   --     21,750,000
                                                                                           ------------   ------------
                                                                                           $100,217,463   $192,258,942
                                                                                           ============   ============

     As of December 31, 2004, the Company had various credit line agreements permitting the Company to borrow up to $233.4 million in warehousing lines with banks; the unused portion of warehousing lines totaled approximately $142.7 million. Warehousing lines at December 31, 2004 are collateralized by approximately $104.9 million in mortgage loans, mortgage servicing rights with a fair value of $8 million, and a general assignment of mortgage payments receivable. These borrowings bear interest at rates related to the respective counterparty's cost of funds. Several credit line agreements impose certain requirements on the Company, primarily related to maintaining net worth and debt service over certain defined minimums, and limitations on indebtedness and declaration of dividends.

     The following information relates to borrowings of the Company under the credit line agreements:

                                                                                  December 31,
                                                                             ----------------------
                                                                                 2004       2003
                                                                               --------   --------
                                                                             (Dollars in thousands)
Maximum aggregate borrowings outstanding at any month-end                      $166,394   $218,052
Approximate average aggregate borrowings outstanding during the year           $150,705   $217,750
Weighted average interest rate during the year computed on a monthly basis         2.41%      3.15%
Weighted average interest rate at end of year                                      3.80%      2.29%

     10. ADVANCES FROM THE FEDERAL HOME LOAN BANK

     At December 31, 2004 advances from the FHLB mature on various dates commencing on January 1, 2005 until March 2, 2011, and bear interest at various rates ranging from 2.05% to 6.31%. The weighted average stated interest rate on advances from the FHLB was 3.63% and 3.56% at December 31, 2004 and 2003, respectively.

     Scheduled maturities of FHLB advances were as follows as of December 31, 2004:

          (Dollars in thousands)
   2005      $  583,100
   2006         265,500
   2007         159,000
   2008          76,000
   2009         115,000
Thereafter      100,000
             ----------
             $1,298,600

     Actual maturities may differ from contractual maturities because some of the advances may have call options. At December 31, 2004 FHLB advances amounting to $402.5 million had call options.

     The Company, through its banking subsidiaries, receives advances from the FHLB under Advances, Collateral Pledge and Security Agreements (the "Agreements"), which allow the Company to borrow up to $2.8 billion as of December 31, 2004. The unused portion under such line of credit was approximately $1.5 billion. Under the Agreements, the Company is required to maintain a minimum amount of qualifying collateral with a market value of at least 110% of the outstanding advances. At December 31, 2004, the Company maintains collateral (principally in the form of first mortgage notes and investment securities) amounting to approximately $1.6 billion with the FHLB as part of the Agreements. At December 31, 2004, the market value of the collateral indicated above was sufficient to comply with the collateral requirements of the FHLB.

     11. OTHER BORROWINGS

     Other borrowings include the following:

                                                                                       December 31,
                                                                               ---------------------------
                                                                                   2004           2003
                                                                               ------------   ------------
Subordinated notes due in 2032, bearing interest at floating rates ranging from 3.25% to 3.70% over the applicable Libor rate
   (6.29% in 2004 and 4.77% in 2003)                                           $ 36,082,474   $ 35,000,000
Subordinated notes due in 2033, bearing interest at a floating rate
   of 3.10% over three month Libor (5.66% in 2004 and 4.25% in 2003)             15,463,918     15,000,000
Subordinated notes due in 2033, bearing interest at a fixed rate
   of 6.95%                                                                     103,092,783    100,000,000
Working capital lines of credit bearing interest ranging from 1.50% to 1.75%
   over the applicable Libor rate (4.08% in 2004 and 2.82% in 2003); $7.1
   million unused portion in 2004                                                21,448,263      7,670,451
Subordinated notes due in 2034, bearing interest at a fixed rate of 6.52%       103,092,783             --
Subordinated notes due in 2034, bearing interest at a fixed rate of 6.62%       128,865,980             --
                                                                               ------------   ------------
                                                                               $408,046,201   $157,670,451
                                                                               ============   ============

     Subordinated notes are redeemable at the Company's option beginning in 2007. Interest expense related to subordinated notes during 2004 and 2003 totaled approximately $15,313,000 and $4,004,000, respectively.

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

     Under the Puerto Rico tax law, a company's tax liability will be the greater of the tax computed under the regular tax system or the alternative minimum tax (AMT) system. The AMT is imposed based on 22% of regular taxable income after certain adjustments for preference items. An AMT credit may be claimed in future years for tax paid on an AMT basis in excess of the regular tax basis.

     Crown Bank is subject to United States federal and state income tax on its income derived from all sources within and outside the United States.

     Deferred tax liabilities (assets) consist of the following:

                                                                      December 31,
                                                              ---------------------------
                                                                  2004           2003
                                                              ------------   ------------
Deferred tax liabilities:

Unrealized gain on securities held for trading                $         --   $    406,219
Residual interests classified as trading derivatives            17,956,256      9,809,227
Deferred expenses                                                  200,064        240,515
Interest Only Strips (IO's)                                     37,891,838     21,721,441
Net deferred loan origination costs                              2,947,868      2,186,619
Servicing asset                                                 26,669,062      7,783,231
Securitization gains on mortgage-backed securities               7,375,177      8,436,989
Unrealized gains on securities available for sale                       --     11,859,563
Leases                                                           1,420,342        822,019
Core deposit intangible                                            483,438        584,907
Other                                                              172,652             --
                                                              ------------   ------------
                                                                95,116,697     63,850,730
                                                              ------------   ------------
Deferred tax assets:

Net operating loss carryforward                                 (5,088,592)    (2,727,353)
Allowance for loan losses                                      (19,388,376)   (15,384,307)
ATM and other tax credits                                       (7,866,515)    (2,284,537)
Other foreclosed property reserve                               (2,121,522)    (1,035,617)
Unrealized losses on cash flow hedges                           (3,891,501)    (5,579,919)
Unrealized losses on securities held for trading                  (713,182)            --
Unrealized losses on securities available for sale              (2,422,892)            --
Unrealized losses on derivative instruments held for trading    (3,056,972)      (515,887)
Deferred gains on sale of investment securities and loans       (1,544,861)      (422,257)
Recourse reserve                                                (2,646,150)    (1,554,150)
Other                                                             (371,280)      (439,007)
                                                              ------------   ------------
                                                               (49,111,843)   (29,943,034)
                                                              ------------   ------------
Net deferred tax liability                                    $ 46,004,854   $ 33,907,696
                                                              ============   ============

     A portion of the Company's interest income arises from mortgage loans, mortgage-backed securities and other investment securities, including interest generated on various US securities held by the Company's international banking entities ("IBE's"), which are exempt for Puerto Rico income tax purposes. The elimination of exempt income, net of related expenses, from the determination of taxable income results in a reduction of its income tax liability.

     The provision for income taxes of the Company varies from amounts computed by applying the Puerto Rico statutory tax rate to income before taxes as follows:

                                                                   Year Ended December 31,
                                            ---------------------------------------------------------------------
                                                     2004                    2003                    2002
                                            ---------------------   ---------------------   ---------------------
                                                      % of pretax             % of pretax             % of pretax
                                             Amount      income      Amount      income      Amount      income
                                            -------   -----------   -------   -----------   -------   -----------
                                                                     (Dollars in thousands)
Computed income tax at Puerto Rico's
   statutory rate                          $ 82,542        39%      $ 67,624       39%      $ 48,751       39%
Effect on provision of:
   Tax-exempt interest,net of disallowed
    items                                   (30,178)      (14)       (24,263)     (14)       (19,603)     (15)
   Amounts expected to, reverse
    at tax rates lower than the
    statutory rate                             (164)       --           (508)      (1)            --       --
   Other (non-taxable)
    / non-deductible items, net                (767)       (1)          (481)      --           (488)      (1)
                                           --------       ---       --------      ---       --------      ---
                                           $ 51,433        24%      $ 42,372       24%      $ 28,660       23%
                                           ========       ===       ========      ===       ========      ===

     During the second quarter of 2003, the US Internal Revenue Service ("IRS") began an income tax examination of the income tax returns for the year 2001 for the predecessor thrift holding company of Crown Bank prior to its acquisition by the Company in June 2002. During 2004, the examination was completed. The completion of the examination had no significant effect on the Company's financial condition or results of operations. Based on the results of the examination, management reversed against goodwill in 2004 a $2.8 million tax contingency reserve recorded at the time of the acquisition of Crown Bank as part of goodwill. As a result, the reversal had no impact on the results of operations of the Company.

     During the first quarter of 2004, the Puerto Rico Treasury Department ("PRTD") began an income tax examination of the income tax returns for the year 2001 of R-G Financial (parent only) and R-G Mortgage. Management believes that this examination should not result in any significant adverse effect on the Company's financial condition or results of operations.

     13. STOCKHOLDERS' EQUITY

     The Company's Class A shares of common stock are exchangeable into Class B shares of common stock at the option of the holder.

     On November 21, 2003, the Company's Board of Directors authorized a three-for-two stock split on the Company's Class A and Class B common stock (the "common stock"). The split was effected on January 29, 2004 in the form of a stock dividend of one additional share of common stock for each two shares of common stock held of record as of January 16, 2004. Prior to the stock split, the Company had 34,044,222 shares of common stock outstanding (comprised of 14,373,056 Class A non-registered common shares and 19,671,166 Class B publicly traded common shares). As a result of the split, 17,022,077 shares (comprised of 7,186,528 Class A non-registered common shares and 9,835,549 Class B publicly traded common shares) were issued and $170,220 was transferred from additional paid-in-capital to common stock. The stock split did not dilute shareholders' voting rights or their proportionate interest in the Company. The split has been retroactively reflected on the Company consolidated financial statements as of December 31, 2003 as if the split had been effected prior to such date. Accordingly, all share and per share data included herein has been retroactively adjusted to reflect the stock split.

     After giving effect to the Company's January 29, 2004 stock split on the Company's consolidated financial statements, the Company's average number of common shares outstanding used in the computation of basic earnings per common share was 51,107,275 in 2004 (2003 - 51,057,651; 2002 - 48,631,316); the
weighted average number of shares outstanding for the computation of diluted earnings per share was 51,364,805 in 2004 (2003 - 51,281,379; 2002 -49,059,698)
after giving effect to
outstanding stock options granted under the Company's Stock Option Plans. During 2004, cash dividends were paid of $0.393 (2003 -$0.294; 2002 - $0.224) per common share amounting to $20,061,000 (2003 - $15,011,000; 2002 - $11,003,000).

                                                       Year Ended December 31,
                                             ------------------------------------------
                                                 2004           2003           2002
                                             ------------   ------------   ------------
Net Income:
   Net Income                                $160,213,852   $131,023,565   $ 96,342,156
   Preferred stock dividend                   (15,884,000)   (15,884,000)   (14,954,911)
                                             ------------   ------------   ------------
   Net income attributable to common stock   $144,329,852   $115,139,565   $ 81,387,245
                                             ------------   ------------   ------------
Weighted Average Shares:
   Basic weighted average number of
      common shares outstanding                51,107,275     51,057,651     48,631,316
   Incremental shares issuable upon
      exercise of stock options                   257,530        223,728        428,382
                                             ------------   ------------   ------------
   Diluted weighted average number of
      common shares outstanding                51,364,805     51,281,379     49,059,698
                                             ============   ============   ============
Net income per common share:
   Basic                                     $       2.82   $       2.26   $       1.67
   Diluted                                   $       2.81   $       2.25   $       1.66

     Non-cumulative perpetual preferred stocks at December 31, 2004 may be redeemed in whole or in part at various redemption prices ranging from $26.00 to $25.00 at the Company's sole option as follows:

           Redemption date
           ---------------
Series A   October 1, 2003
Series B   January 1, 2005
Series C     April 1, 2006
Series D     March 1, 2007

     No redemptions have been made as of December 31, 2004.

     14. OTHER GENERAL AND ADMINISTRATIVE EXPENSES

Other general and administrative expenses consist of the following:

                                                    Year Ended December 31,
                                           ----------------------------------------
                                               2004           2003          2002
                                           ------------   -----------   -----------
Stationery and supplies                    $  5,176,038   $ 4,966,158   $ 4,064,341
Advertising and promotion                    19,243,390    15,460,959    11,662,034
Telephone                                     2,406,394     2,626,751     2,226,061
License and other taxes                       6,557,326     5,393,707     4,915,995
Deposit insurance                               823,524       733,796       569,730
Other insurance                               1,988,420     1,939,287     1,186,844
Legal and other professional services         7,358,642     5,068,298     3,752,660
Amortization of mortgage servicing asset     22,268,618    22,462,153    18,502,491
Net cost of operation of REO                  7,609,288     4,469,573     4,093,034
GNMA guaranty fees                            1,782,428     2,426,110     2,813,167
Other                                        27,281,665    28,249,086    19,558,215
                                           ------------   -----------   -----------
                                           $102,495,733   $93,795,878   $73,344,572
                                           ============   ===========   ===========

     15. RELATED PARTY TRANSACTIONS

     The Company leases some of its facilities from a related party, mostly on a month-to-month basis. The annual rentals under these agreements during 2004 were approximately $4,342,000 (2003 - $3,588,000; 2002 - $3,006,000).

     Loans to directors, officers and employees of the Company were made in the ordinary course of business. Interest rates on such loans were substantially the same as those prevailing at the time for comparable transactions with unrelated parties, and did not involve more than a normal risk of collectibility. At December 31, 2004 the aggregate amount of loans outstanding to officers, directors, and principal stockholders' of the Company and its subsidiaries was insignificant. Deposits held from employees and officers of the Company totaled $31.5 million at December 31, 2004.

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

     The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Failure to meet capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. As of December 31, 2004, the Company meets all capital adequacy requirements to which it is subject.

     As of December 31, 2004, the most recent notifications from the FDIC and the OTS categorized R-G Premier and Crown Bank, respectively, as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized R-G Premier and Crown Bank must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed R-G Premier's or Crown Bank's category.

     The following table reflects the Company's, R-G Premier's and Crown Bank's actual capital amounts and ratios, and applicable regulatory capital requirements at December 31, 2004 and 2003:

                                                                                     to be well capitalized
                                                                                          under prompt
                                                                    for capital            corrective
                                                  actual         adequacy purposes      action provisions
                                            ------------------   -----------------   ----------------------
                                              amount     ratio     amount    ratio       amount    ratio
                                            ----------   -----    --------   -----      --------   -----
                                                                (Dollars in thousands)
As of December 31, 2004
Total capital (to risk weighted assets):
   Consolidated                             $1,223,033   17.89%   $546,989     8%            N/A    N/A
   R-G Premier Bank only                    $  556,952   14.09%   $316,236     8%       $395,295     10%
   Crown Bank only                          $  128,555   10.74%   $ 95,746     8%       $119,683     10%
Tier I capital (to risk weighted assets):
   Consolidated                             $1,086,544   15.89%   $273,494     4%            N/A    N/A
   R-G Premier Bank only                    $  517,024   13.08%   $158,118     4%       $237,177      6%
   Crown Bank only                          $  120,559   10.07%   $ 47,873     4%       $ 71,810      6%
Tier I capital (to average assets):
   Consolidated                             $1,086,544   11.29%   $385,042     4%            N/A    N/A
   R-G Premier Bank only                    $  517,024    7.25%   $285,394     4%       $356,743      5%
   Crown Bank only                          $  120,559    6.72%   $ 71,750     4%       $ 89,688      5%

As of December 31, 2003
Total capital (to risk weighted assets):
   Consolidated                             $  858,525   16.40%   $418,812     8%            N/A    N/A
   R-G Premier Bank only                    $  453,160   13.46%   $269,298     8%       $336,623     10%
   Crown Bank only                          $   95,108   11.89%   $ 63,974     8%       $ 79,967     10%
Tier I capital (to risk weighted assets):
   Consolidated                             $  818,911   15.64%   $209,406     4%            N/A    N/A
   R-G Premier Bank only                    $  420,613   12.50%   $134,649     4%       $201,974      6%
   Crown Bank only                          $   90,454   11.12%   $ 31,987     4%       $ 47,980      6%
Tier I capital (to average assets):
   Consolidated                             $  818,911   10.31%   $317,807     4%            N/A    N/A
   R-G Premier Bank only                    $  420,613    6.97%   $241,337     4%       $301,671      5%
   Crown Bank only                          $   90,454    7.32%   $ 49,457     4%       $ 61,822      5%

     As of December 31, 2004, the Company has included as Tier 2 capital for regulatory capital purposes approximately $86.4 million related to trust preferred securities of the Company. Such amounts are included within other borrowings in the accompanying consolidated financial statements.

     On March 1, 2005, the Federal Reserve adopted a final rule that allows the continued limited inclusion of preferred securities as Tier I regulatory capital of bank holding companies. Currently, trust preferred securities and qualifying perpetual preferred stock are limited in the aggregate to no more than 25% of a bank holding company's core capital elements. Under the final rule, trust preferred securities and other restricted core capital elements will be subject to stricter quantitative limits following a five-year transition period. Under the final rule, as of March 31, 2009, the aggregate amount of trust preferred securities and cumulative perpetual preferred stock, as well as certain additional elements of Tier 1 capital which are identified in the rule, may not exceed 25% of a bank holding company's Tier 1 capital, net of goodwill less any associated deferred tax liability. Amounts of restricted core capital elements in excess of this limit generally may be included in Tier 2 capital. The rule will effectively limit the amount of trust preferred securities that may be included in Tier 1 capital. Management believes the adoption of the final rule will not have a significant effect on the Company's regulatory capital ratios.

     17. STOCK OPTION PLANS

     The Company has Stock Option Plans designed to attract and retain qualified personnel in key positions, provide officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company, and reward key employees for outstanding performance and the attainment of targeted goals. In 1996, an amount of Company common stock equal to 10% of the aggregate number of Class B Shares sold in the Company's initial public offering (241,500 shares, equivalent to 1,304,100 shares after giving effect to stock splits) was authorized under the 1996 Stock Option Plan, which may be filled by authorized but unissued shares, treasury shares or shares purchased by the Company on the open market or from private sources. During 2004, the Company adopted the 2004 Stock Option Plan. Under the 2004 Stock Option Plan, a total of 1,000,000 shares of Company common stock were authorized. The Company's Stock Option Plans provide for the grant of stock options at an exercise price equal to the fair market value of the Class B shares at the date of the grant. Stock options are available for grant to key employees of the Company and any subsidiaries. No options were issued prior to the public offering. The maximum term of the options granted are ten years. Under the provisions of the Stock Option Plans, options can be exercised as follows: 20% after one year, 40% after two years, 60% after three years, 80% after four years and 100% after five years.

     Stock options granted, cancelled and exercised during 2002, 2003 and 2004 were as follows (as adjusted to reflect stock split on January 29, 2004):

                                                            weighted
                                                          average price
                                                          -------------
Outstanding stock options, January 1, 2002      540,120       $ 5.64
   Exercised                                   (258,900)      $ 2.75
   Cancelled                                         --       $   --
Outstanding stock options, December 31, 2002    281,220       $ 8.02
   Granted                                       18,750       $14.57
   Exercised                                    (74,520)      $ 2.68
   Cancelled                                         --       $   --
Outstanding stock options, December 31, 2003    225,450       $10.33
   Granted                                       85,000       $30.00
   Exercised                                    (63,900)      $10.64
   Cancelled                                         --       $   --
                                               --------       ------
Outstanding stock options, December 31, 2004    246,550       $16.99
                                               ========       ======

     Outstanding stock options exercisable at December 31, 2004 amount to 116,550 at prices ranging from $2.69 to $14.57. Outstanding stock options at December 31, 2004 have a remaining weighted average contractual life of 6.82 years.

     The fair value of options was estimated on the date of the grants using the Black-Scholes Option Pricing Model. The assumptions used for the grants issued during 2004 and 2003 were:

                            2004    2003
                           -----   -----
Expected dividend yield     1.22%   2.09%
Expected life of options   6 yrs   6 yrs
Expected volatility        27.53%  26.94%
Risk-free interest rate     3.20%   2.96%

     The weighted - average fair value of options granted during 2004 and 2003 was $8.71 and $3.35 per option, respectively. No options were granted during 2002.

     18. PROFIT SHARING PLAN

     The Company has a profit sharing plan (the Plan) which covers substantially all regular employees. Annual contributions to the Plan are based on matching percentages up to 5% of employee salaries, based on the employee's years of service and on operational income, as defined by the Plan, and are deposited in a trust. Contributions to the Plan during the years ended December 31, 2004, 2003 and 2002 amounted to approximately $427,000, $382,000 and $288,000, respectively.

     The Company and its subsidiaries have no post retirement benefit plans for its employees.

     19. COMMITMENTS AND CONTINGENCIES

     COMMITMENTS TO BUY AND SELL GNMA CERTIFICATES AND MORTGAGE LOANS

     As of December 31, 2004, the Company had open commitments to issue GNMA certificates in the amount of approximately $85.3 million. In addition, the Company had commitments to sell mortgage loans to third party investors amounting to approximately $925.7 million.

     Unrealized gains and losses are recorded in trading activities in the accompanying consolidated statements of income related to these forward sales commitments, for the difference between committed prices and market prices at the balance sheet date. Unrealized trading gains or losses were not significant during the year ended December 31, 2004.

     The Company believes it will be able to fulfill its obligations under existing sales commitments.

     At December 31, 2004 the Company also had commitments (including unused lines of credit) to originate and/or purchase mortgage and non-mortgage loans of 1.6 billion.

     LEASE COMMITMENTS

     The Company is obligated under several noncancellable leases for office space and equipment rentals, all of which are accounted for as operating leases. The leases expire at various dates with options for renewals.

     As of December 31, 2004, minimum annual rental commitments under noncancelable operating leases for certain office space and equipment, including leases with an affiliate, were as follows:

   2005      $ 9,111,491
   2006        8,789,429
   2007        8,440,068
   2008        7,286,481
   2009        6,360,777
Thereafter    15,419,780
             -----------
             $55,408,026
             ===========

     Rent expense amounted to approximately $10,012,000 in 2004, $8,829,000 in 2003 and $7,185,000 in 2002.

     LITIGATION

     The Company is a defendant in legal proceedings arising from normal business activities. Even though a number of claims are in their early stages, management believes, based on presently available information and the opinion of legal counsel, that the final disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

     OTHERS

     At December 31, 2004, the Company is liable under limited recourse provisions resulting from the sale of residential mortgage loans to several third party investors, principally FHLMC and private investors. The recourse obligations typically involve timely payment commitments and the repurchase of loans past due over 120 days under certain conditions. The principal balance of these loans, which are serviced by the Company, amounts to approximately $2.1 billion at December 31, 2004. In certain agreements, the Company may recover amounts previously advanced under the timely payments commitments. As of December 31, 2004 the Company has an allowance for recourse provisions of $6.8 million included under accounts payable and accrued liabilities in its consolidated statements of financial condition. Historical losses on recourse obligations have not been significant. Management believes that its allowance for recourse provisions is adequate.

     The Company has also guaranteed certain obligations on five trust preferred securities transactions issued by trusts created by the Company aggregating $365.0 million (see Note 1), mostly related to the payment of interest and the eventual redemption of the securities at maturity.

     20. SUPPLEMENTAL DISCLOSURE ON THE STATEMENTS OF CASH FLOWS

     During 2004, 2003 and 2002, the Company paid interest amounting to approximately $221,340,000, $189,491,000 and $183,704,000, respectively, and income taxes of approximately $29,972,000, $24,860,000 and $13,348,000, respectively. In addition, loans transferred to other real estate for the year ended December 31, 2004, 2003 and 2002 amounted to $7,298,000, $6,616,000 and
$6,449,000, respectively.

     21. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATIONS OF CREDIT RISK

     In the normal course of business, the Company uses various off-balance sheet financial instruments to satisfy the financing needs of its customers, mostly loan commitments. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of these instruments, which are not included in the statements of financial condition, are an indicator of the Company's activities in particular classes of financial instruments. Unused lines of credit and commitments to extend financial standby letters of credit totaled $191.4 million and $10.2 million, respectively, as of December 31, 2004. Liability for the Company's commitments under its standby letters of credit is insignificant at December 31, 2004.

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

     To extend credit the Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. A geographic concentration exists within the Company's loan portfolio since most of the Company's business activity is with customers located in Puerto Rico.

     22. INTEREST RATE RISK MANAGEMENT

     The Company maintains an overall interest rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings and cash flows that are caused by interest rate volatility. The Company's goal is to manage interest rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates.

     As part of its interest rate risk management, the Company enters into the use of derivative instruments such as interest rate swaps, interest rate caps, futures and options. Derivatives are generally either privately negotiated over-the-counter ("OTC") or standard contracts transacted through regulated exchanges. OTC contracts generally consist of swaps, caps and options. Exchange-traded derivatives include futures and options. Interest rate swap agreements involve the exchange of fixed and floating rate interest payment obligations without the exchange of the underlying principal. Entering into interest rate agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contracts, and also the interest rate risk associated with unmatched positions. All derivative financial instruments are subject to market risk, the risk that future changes in market conditions may make an instruments less valuable or more onerous. Exposure to market risk is managed in accordance with risk limits set by the Board of Directors through policy, by buying or selling instruments or entering into offsetting positions.

     The following table summarizes the activity in derivative transactions for the year:

                                    UNDERLYING
                                  NOTIONAL AMOUNT            FAIR VALUE
                                  AT DECEMBER 31,         AT DECEMBER 31,         NET
                               ---------------------   ---------------------     GAINS
                                ASSETS   LIABILITIES    ASSETS   LIABILITIES   (LOSSES)
                               -------   -----------   -------   -----------   -------
                                                (Dollars in thousands)
2004
Eurodollar options             $817,000   $1,497,000    $ 6,536     $(7,594)   $ (7,225)
Interest rate swaps (cash
  flow hedges)                       --      183,000         --      10,013       4,360
Interest rate caps                   --      222,639         --       7,155       4,597
Residual interests classified
  as trading derivatives        627,784           --     68,082          --     (21,330)
Trading derivatives                  --       10,000         --         896         382
Index options                     2,000           --        396          --         145

2003
Interest rate swaps (cash
  flow hedges)                       --      183,000         --      14,373       3,638
Interest rate caps              150,000           --      3,297          --        (135)
Residual interests classified
  as trading derivatives        315,045       43,067         --          --
Trading derivatives                  --       10,000         --       1,278         307
Index options                     2,000           --        251          --         (55)

     For interest rate swaps, the contract or notional amounts do not represent exposure to credit loss. Instead, the amount potentially subject to credit loss is substantially less. Options are contracts that grant the purchaser the right to buy or sell the underlying asset by a certain date at a specified price.

     A detail of interest rate swaps by contractual maturity at December 31, 2004 follows. Expected maturities will differ from contractual maturities because counterparties to the agreements may have the right to call the swaps.

                          NOTIONAL                            PAY         RECEIVE
     HEDGED ITEM           AMOUNT          MATURITY       FIXED RATE   RATE FLOATING
---------------------   -----------   -----------------   ----------   -------------
Repurchase agreements   $15,000,000    February 6, 2006      4.80%      3month Libor
FHLB Advance             50,000,000    February 6, 2006      4.67%      3month Libor
Long-term debt           25,000,000     April 22, 2007       8.77%      6month Libor
Repurchase agreements    70,000,000    December 8, 2009      5.60%      3month Libor
N/A                      10,000,000   December 15, 2009      5.69%      3month Libor

                           DESIGNATION /
      HEDGED ITEM            DESCRIPTION                 CALL OPTION
---------------------   ------------------   ---------------------------------
Repurchase agreements     cash flow hedge    callable quarterly after one year
FHLB Advance              cash flow hedge    callable quarterly after one year
Long-term debt            cash flow hedge                   N/A
Repurchase agreements     cash flow hedge    callable quarterly after one year
N/A                     trading derivative   callable quarterly after one year

The following table summarizes the changes in notional amounts of swaps outstanding during 2004:

Beginning balance   $170,000,000
New swaps                     --
Maturities                    --
                    ------------
Ending balance      $170,000,000

As of December 31, 2004, interest rate swap maturities are as follows:

2006   $ 65,000,000
2007     25,000,000
2009     80,000,000
       ------------
       $170,000,000
       ------------

     In addition, the Company has entered into a forward interest rate swap with a notional amount of $23.0 million to hedge a firm commitment on a commercial loan granted by the Company. The swap is effective in October 2005 and matures in October 2015.

     Net interest settlements on swap agreements are recorded as an adjustment to interest expense on notes payable and repurchase agreements. Net interest paid during 2004, 2003 and 2002 amounted to approximately $6,650,000, $6,576,000 and $5,685,000, respectively.

     At December 31, 2004 and 2003, swap agreement designated as cash flow hedges had a negative fair value of $10,013,000 and $14,373,000, respectively, that has been recorded as a liability in the accompanying consolidated statements of financial condition, including $1,553,000 at December 31, 2004 on a forward swap agreement. For the years ended December 31, 2004, 2003 and 2002, mark-to-market gains (losses) of $382,000, $307,000 and ($176,000) respectively, were recorded in the accompanying consolidated statements of income related to swaps designated as trading.

     Also, unrealized gains (losses) related to the fair value of swaps designated as cash flow hedges amounting to approximately $4,360,000, $3,638,000 and ($9,975,000) were recorded as part of other comprehensive income in the consolidated statements of stockholders' equity at December 31, 2004, 2003 and 2002, respectively. The Company has no contemplated transactions or other events that could result in the reclassification into earnings of gains or losses that are reported in other comprehensive income.

     The Company also enters into interest rate caps, floors and put options embedded in interest bearing contracts. Interest rate caps and floors are option-like contracts that require the writer to pay the purchaser at specified future dates the amount, if any, by which a specified market interest rate exceeds the fixed cap rate or falls below the fixed floor rate, applied to a notional principal amount. The option writer receives a premium for bearing the risk of unfavorable interest rate changes.

     By using derivative instruments, the Company exposes itself to credit and market risk. If counterparty fails to fulfill its performance obligations under a derivative contract, the Company's credit risk will equal the fair-value gain in a derivative. Generally, when the fair value of a derivative contract is positive, this indicates that the counterparty owes the Corporation, thus creating a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, assumes no repayment risk. To manage the level of credit risk, the Company deals with counterparties of good credit standing, enters into master netting agreements whenever possible and, when appropriate, obtains collateral.

     During 2004, the Company established a hedge program to manage interest rate exposure related to certain beneficial interests retained on financial asset transfers accounted for as sales. The Company purchases and sells options on futures contracts for eurodollar instruments in an attempt to manage the risk of rising interest rates on its funding costs and the market value of its portfolio of beneficial interests. Such derivatives are classified as trading; both the changes in the fair value of the beneficial interests and the changes in the fair value of the derivative are included in trading activities in the consolidated statement of income.

     As part of the hedge program, the Company sold during 2004 interest rate cap agreements with a notional amount of $150 million classified as trading, realizing gains of $4,597,000 which were recorded in the consolidated statement of income as trading gains. Unrealized trading losses during 2003 related to these interest rate cap agreements amounted to approximately $135,000; no gains or losses were recognized in 2002.

     In addition, during 2004 the Company sold interest rate caps to another financial institution in conjunction with a series of financial assets transfers accounted for as sales. Interest rate cap agreements generally involve the exchange of interest payment obligations over a specified rate without the exchange of the underlying principal. At December 31, 2004, the Company had four interest rate cap agreements outstanding with a total notional amount of $222.6 million. The notional amount of all of these agreements amortize in the same amount as the underlying mortgages sold to the investor in the pool of mortgages. These agreements end on the last day that the mortgage loan with the longest maturity in the pool of mortgages sold to the investor is outstanding. The interest rate to be paid on these caps agreements is 100% of the three-month LIBOR rate when the reset index is greater than the cap strike rate. The table below shows the notional amount, strike price and effective date of each cap agreement as of December 31, 2004:

   NOTIONAL AMOUNT       STRIKE PRICE     EFFECTIVE DATE
----------------------   ------------   -----------------
                 (Dollars in thousands)
        $50,141              4.42%      December 29, 2004
         42,684              4.23%      December 29, 2004
         87,624              4.23%      December 29, 2004
         42,190              4.30%      December 29, 2004

     As discussed in Note 3 to the consolidated financial statements, during 2004 the Company reclassified as trading derivatives certain residual interests retained on financial asset transfers accounted for as sales following guidance contained in SFAS No. 133. Such residual interests were previously classified as available for sale IO's. The IO's were considered implied interest rate swaps subject to SFAS No. 133. The implied swaps from such transaction are reported by the Company as trading derivatives and included in other assets in its consolidated statements of financial condition. Mark-to-market gains or losses are recorded as trading gain or losses in the consolidated statements of income.

     23. SUPPLEMENTAL INFORMATION ON BUSINESS COMBINATIONS

     As discussed in Note 1 to the consolidated financial statements, on February 18, 2005 Crown Bank acquired 18 branches located in markets in the states of Florida and Georgia from another banking institution, along with the loans and other assets as well as the deposits and other liabilities of the branches. The transaction was considered the acquisition of a business. The condensed balance sheet detailing major assets and liabilities of the branches acquired as of the acquisition date follows:

                              (Dollars in thousands)
Cash and cash equivalents            $298,399
Loans                                 311,737
Other assets                           17,900
                                     --------
                                     $628,036
                                     ========
Deposits                             $627,914
Other liabilities                         122
                                     --------
                                     $628,036
                                     ========

     On June 7, 2002 the Company acquired 100% of the common stock of The Crown Group, Inc. and its wholly-owned federal savings bank subsidiary, Crown Bank, F.S.B., for an aggregate of $100 million in cash.

     The supplemental unaudited pro forma consolidated income statement information as though the business combination had been completed as of January 1, 2002 follows:

                                                        Year ended December 31,
                                                                 2002
                                                      --------------------------
                                                        As reported   Pro forma
                                                        -----------   ---------
                                                        (Dollars in thousands
                                                      except for per share data)
Net interest income after provision for loan losses       $135,069     $141,206
Non-interest income                                        149,170      153,567
                                                          --------     --------
Total revenues                                            $284,239     $294,773
Non-interest expenses                                     $159,238     $170,784
                                                          --------     --------
Income before extraordinary items and cumulative
   effect of change in accounting principle               $ 96,342     $ 95,678
Net income                                                $ 96,342     $ 95,678
Earnings per common share before cumulative effect
   of change in accounting principle:
   Basic                                                  $   1.67     $   1.66
   Diluted                                                $   1.66     $   1.65
Earnings per common share:
   Basic                                                  $   1.67     $   1.66
   Diluted                                                $   1.66     $   1.65

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

     Total employee costs and other expenses before capitalization follow:

                                                     Year Ended December 31,
                                            -----------------------------------------
                                                2004           2003           2002
                                            ------------   ------------   -----------
Employee costs                              $109,838,305   $ 99,385,815   $71,829,758
Other administrative and general expenses   $105,752,624   $100,660,775   $78,767,019

     Set forth below are the direct loan origination costs that were capitalized as part of the carrying cost of mortgage loans inventory or offset against mortgage loan sales and fees:

                                                      Year Ended December 31,
                                              ---------------------------------------
                                                  2004          2003          2002
                                              -----------   -----------   -----------
Offset against mortgage loan sales and fees   $ 9,326,064   $10,099,266   $11,072,074
Capitalized as part of loans held for sale
   and loans held for investment              $27,460,219   $32,566,568   $20,935,755

     25. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments is the amount at which the instruments may be exchanged in a current transaction between willing parties. The estimated fair value of the Company's financial instruments as of December 31 are as follows:

                                                                       December 31,
                                                  -------------------------------------------------
                                                            2004                      2003
                                                  -----------------------   -----------------------
                                                   Carrying       Fair       Carrying       Fair
                                                     value        value        value        value
                                                  ----------   ----------   ----------   ----------
                                                                 (Dollars in thousands)
Financial Assets

Cash and due from banks                           $  158,697   $  158,697   $  114,916   $  114,916
Time deposits with other banks                        46,060       46,060       34,349       34,349
Securities purchased under agreements to resell      125,091      125,091       85,052       85,052
Mortgage loans held for sale                         323,776      328,969      315,691      324,586
Investment and mortgage-backed securities
   held for trading                                  104,553      104,553       38,355       38,355
Investment and mortgage-backed securities
   available for sale                              3,649,444    3,649,444    2,977,580    2,977,580
Federal Home Loan Bank stock                         116,486      116,486      100,461      100,461
Investment and mortgage-backed securities
   held to maturity                                   77,983       79,037       78,200       80,188
Loans, net                                         5,126,898    5,058,620    4,048,507    4,180,796
Accounts receivable and accrued interest              99,744       99,744       80,722       80,722
Residual interests classified as
   trading derivatives                                68,082       68,082       43,067       43,067
Other trading derivatives                                396          396        3,548        3,548

Financial Liabilities

Deposits:
   Non-interest bearing demand                    $  451,861   $  451,861   $  394,273   $  394,273
   Savings and NOW accounts                        1,070,788      998,626      896,809      848,176
   Certificates of deposit                         2,716,214    2,689,982    2,264,683    2,272,114
Securities sold under agreements to repurchase     2,994,658    2,975,024    2,220,795    2,213,759
Notes payable                                        100,217      100,217      192,259      192,259
Advances from FHLB                                 1,298,600    1,285,399    1,129,600    1,132,664
Other borrowings                                     408,046      450,479      157,670      158,098
Accounts payable and accrued liabilities             148,265      148,265      142,343      142,343
Trading derivative instruments                         9,109        9,109        1,278        1,278
Derivative instruments accounted for as cash
   flow hedges                                        10,013       10,013       14,373       14,373
Forward sales commitments                                 72           72           12           12

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

     INTEREST RATE SWAP AND CAP AGREEMENTS

     The fair value of interest rate swap and cap agreements was determined taking into account interest rates at December 31, 2004 and 2003. This value represents the estimated amount the Company would pay to terminate the contract or agreement taking into account current interest rates and, when appropriate, the current credit worthiness of the counterparties.

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

     26. R-G FINANCIAL CORPORATION (HOLDING COMPANY ONLY) FINANCIAL INFORMATION

     The following condensed financial information presents the financial position of R-G Financial Corporation (the "Holding Company") only as of December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the three years ended on December 31, 2004:

Statements of Financial Condition

                                                                                    December 31,
                                                                           -----------------------------
                                                                                2004            2003
                                                                           --------------   ------------
Assets

Cash                                                                       $  123,719,972   $ 25,923,299
Mortgage-backed and investment securities held to maturity, at amortized
   cost (market value: 2004 - $19,656,593; 2003 - $27,372,667)                 19,283,038     26,773,215
Investment in preferred stocks of subsidiaries                                100,000,000    100,000,000
Investment in R-G Premier Bank, at equity                                     440,926,156    359,136,821
Investment in R-G Acquisition Holdings Corporation, at equity                 121,824,161    103,320,713
Investment in R-G Mortgage, at equity                                         234,689,104    226,365,947
Investment in Home & Property Insurance Corp., at equity                       15,019,820     13,715,386
Investment in R-G Investment Corporation, at equity                             6,945,206      5,523,089
Investment in R-G International Corp., at equity                                2,900,120      1,496,450
Investment in R-G Portfolio Management Corporation, at equity                   1,000,000      1,000,000
Investment in R-G Capital Trust III, V and VI common stock                     10,051,546      3,092,783
Accrued interest receivable                                                        87,227        257,465
Accounts receivable - subsidiaries                                            118,608,217      9,038,109
Other assets                                                                   11,301,485      4,928,411
                                                                           --------------   ------------
Total assets                                                               $1,206,356,052   $880,571,688
                                                                           ==============   ============
Liabilities and Stockholders' Equity

Advances from subsidiaries                                                 $   14,724,055   $ 26,492,245
Other liabilities and accrued expenses                                            990,399        634,033
Long-term debt                                                                335,051,546    103,092,783
Stockholders' equity                                                          855,590,052    750,352,627
                                                                           --------------   ------------
Total liabilities and stockholders' equity                                 $1,206,356,052   $880,571,688
                                                                           ==============   ============

Statements of Income

                                                                 Year Ended December 31,
                                                        -----------------------------------------
                                                            2004           2003           2002
                                                        ------------   ------------   -----------
Income:
   Interest income                                      $  1,457,676   $  1,735,106   $ 2,428,039
   Dividend income on preferred stock
      from subsidiaries                                    6,950,000      1,544,444            --
   Other                                                   2,498,524      1,157,956       902,558
                                                        ------------   ------------   -----------
                                                          10,906,200      4,437,506     3,330,597
                                                        ------------   ------------   -----------
Expenses:
   Interest expense                                       11,870,105             --            --
   Operating expenses                                      2,222,231      2,595,194       820,507
                                                        ------------   ------------   -----------
                                                          14,092,336      2,595,194       820,507
                                                        ------------   ------------   -----------
(Loss) income before income taxes and equity earnings
   in unconsolidated subsidiaries                         (3,186,136)     1,842,312     2,510,090
Income taxes                                                  53,763         41,867        25,000
                                                        ------------   ------------   -----------
(Loss) income before equity earnings in
   unconsolidated  subsidiaries                           (3,239,899)     1,800,445     2,485,090
                                                        ------------   ------------   -----------
Equity earnings in unconsolidated subsidiaries:
   Bank                                                  123,875,699     73,659,269    49,768,507
   Non-bank                                               39,578,052     55,563,851    44,088,559
                                                        ------------   ------------   -----------
 Net income                                             $160,213,852   $131,023,565   $96,342,156
                                                        ============   ============   ===========

     The Holding Company had no operations during the years ended December 31, 2004, 2003 and 2002.

     The principal source of income for the Holding Company consists of dividends from R-G Premier Bank of Puerto Rico and R-G Mortgage Corp.

     The payment of dividends by R-G Premier to the Holding Company may be affected by certain regulatory requirements and policies, such as the maintenance of certain minimum capital levels.

Statement of Cash Flows

                                                                Year Ended December 31,
                                                     ---------------------------------------------
                                                          2004            2003           2002
                                                     -------------   -------------   -------------
Cash flows from operating activities:
   Net income                                        $ 160,213,852   $ 131,023,565   $  96,342,156
                                                     -------------   -------------   -------------
   Adjustments to reconcile net income to cash
   (used in) provided by operating activities:
   Amortization of premium on investment
      securities                                           165,177         140,029         136,376
   Equity earnings in unconsolidated
      subsidiaries                                    (163,453,751)   (129,223,120)    (93,857,066)
   Decrease (increase) in accrued interest
      receivable                                           170,238         (83,436)        122,679
   (Increase) decrease in accounts
      receivable - subsidiaries                       (109,570,108)      2,181,844       4,039,289
   (Increase) decrease in other assets                  (6,373,074)     (4,780,040)         74,547
   Increase (decrease) in other liabilities and
      accrued expenses                                     356,366        (204,623)        665,656
                                                     -------------   -------------   -------------
   Total adjustments                                  (278,705,152)   (131,969,346)    (88,818,519)
                                                     -------------   -------------   -------------
   Net cash (used in) provided by
      operating activities                            (118,491,300)       (945,781)      7,523,637
                                                     -------------   -------------   -------------
Cash flows from investing activities:
   Purchase of investment securities                   (10,000,000)    (10,446,728)    (25,613,272)
   Proceeds from sales of investment securities
      available for sale                                        --          48,617      21,599,255
   Principal repayments and redemptions of
      investment securities                             17,325,000      18,700,000       4,750,000
   Investment in R-G Portfolio Management
      Corporation                                               --      (1,000,000)             --
   Investments in R-G Acquisition Holdings
      Corporation common stock                         (10,000,000)    (15,794,596)    (94,551,561)
   Investments in R-G Premier common stock                      --     (15,000,000)    (31,199,569)
   Investments in R-G Investments Corporation
      common stock                                              --      (1,200,000)     (5,000,000)
   Investment in R-G International Corp. common
      stock                                                     --      (1,000,000)             --
   Investment in preferred stocks of
      subsidiaries                                              --    (100,000,000)             --
   Dividends on common stock from subsidiaries          40,945,035      70,895,120      25,957,877
                                                     -------------   -------------   -------------
   Cash provided by (used in) investing activities      38,270,035     (54,797,587)   (104,057,270)
                                                     -------------   -------------   -------------
Cash flows from financing activities:
   Issuance of common stock                                731,163         237,495      46,132,787
   Net proceeds from issuance of long-term debt        225,000,000     100,000,000              --
   Net proceeds from issuance of preferred stock                --              --      66,590,747
   Cash dividends                                      (35,945,035)    (30,895,120)    (25,957,877)
   Net repayments of advances from subsidiaries        (11,768,190)     (3,888,795)     (3,795,960)
                                                     -------------   -------------   -------------
   Net cash provided by financing activities           178,017,938      65,453,580      82,969,697
                                                     -------------   -------------   -------------
Net increase (decrease) in cash                         97,796,673       9,710,212     (13,563,936)
Cash at beginning of year                               25,923,299      16,213,087      29,777,023
                                                     -------------   -------------   -------------
Cash at end of year                                  $ 123,719,972   $  25,923,299   $  16,213,087
                                                     =============   =============   =============

     27. INDUSTRY SEGMENTS

     The Company operates in three major reportable segments identified by line of business: banking (including thrift operations), mortgage banking and other (includes insurance agency and broker-dealer activities). Management has determined its reportable segments based on legal entity, which is the way the operating decisions are made and performance is measured. These entities have then been aggregated by products, services and markets with similar characteristics. The Company monitors the performance of its reportable segments based on pre-established goals for different financial parameters such as net interest income and net income. The accounting policies followed by the segments are the same as those describe in the Significant Accounting Policies section in
Note 1.

     The following summarized financial information presents the results of the Company's operations for each of the three years ended December 31, 2004 for its traditional banking and mortgage banking activities:

                                                                2004
                                      --------------------------------------------------------
                                                       Mortgage                      Segment
                                         Banking        Banking        Other         Totals
                                      ------------   ------------   -----------   ------------
Revenues
Net interest income after provision
   for loan losses                    $186,569,679   $ 15,711,558   $ 1,796,733   $204,077,970
                                      ------------   ------------   -----------   ------------
Non-interest income:
   Net gain on sale of loans            83,548,809     93,807,192            --    177,356,001
   Trading (losses) gains              (11,721,962)    (5,153,961)           --    (16,875,923)
   (Loss) gain of securities
      available for sale                  (161,536)    (4,926,400)           --     (5,087,936)
   Servicing income                             --     41,338,406            --     41,338,406
   Commissions, fees and other          17,377,619      2,482,134    20,336,562     40,196,315
                                      ------------   ------------   -----------   ------------
                                       275,612,609    143,258,929    22,133,295    441,004,833
                                      ------------   ------------   -----------   ------------
Non-interest expenses:
Employee compensation and benefits      50,471,514     21,131,603     4,705,796     76,308,913
Office occupancy and equipment          20,446,610      7,944,815       388,976     28,780,401
Other administrative and general        43,603,071     76,009,088     2,298,087    121,910,246
                                      ------------   ------------   -----------   ------------
Income before income taxes            $161,091,414   $ 38,173,423   $14,740,436   $214,005,273
                                      ============   ============   ===========   ============

                                                                2003
                                      --------------------------------------------------------
                                                       Mortgage                      Segment
                                         Banking        Banking        Other         Totals
                                      ------------   ------------   -----------   ------------
Revenues
Net interest income after provision
   for loan losses                    $152,469,668   $ 14,485,254   $   757,332   $167,712,254
                                      ------------   ------------   -----------   ------------
Non-interest income:
   Net gain on sale of loans            46,494,084    102,074,112            --    148,568,196
   Trading (losses) gains               (1,050,038)       (49,142)           --     (1,099,180)
   (Loss) gain of securities
      available for sale                   958,128        (72,738)           --        885,390
   Servicing income                             --     51,107,371            --     51,107,371
   Commissions, fees and other          13,242,460      1,303,029    15,947,343     30,492,832
                                      ------------   ------------   -----------   ------------
                                       212,114,302    168,847,886    16,704,675    397,666,863
                                      ------------   ------------   -----------   ------------
Non-interest expenses:
Employee compensation and benefits      37,114,036     23,325,742     3,145,100     63,584,878
Office occupancy and equipment          17,034,918      7,336,946       389,069     24,760,933
Other administrative and general        41,512,287     90,086,039     2,357,101    133,955,427
                                      ------------   ------------   -----------   ------------
Income before income taxes            $116,453,061   $ 48,099,159   $10,813,405   $175,365,625
                                      ============   ============   ===========   ============

                                                                2002
                                      -------------------------------------------------------
                                                       Mortgage                     Segment
                                         Banking        Banking        Other        Totals
                                      ------------   ------------   ----------   ------------
Revenues
Net interest income after provision
   for loan losses                    $114,393,807   $ 18,428,547   $    9,290   $132,831,644
                                      ------------   ------------   ----------   ------------
Non-interest income:
   Net gain on sale of loans            22,778,814     60,964,146           --     83,742,960
   Trading (losses) gains                  125,704        687,064           --        812,768
   (Loss) gain of securities
      available for sale                   837,130        145,274           --        982,404
   Servicing income                             --     49,038,894           --     49,038,894
   Commissions, fees and other           8,621,984      1,993,029    8,272,508     18,887,521
                                      ------------   ------------   ----------   ------------
                                       146,757,439    131,256,954    8,281,798    286,296,191
                                      ------------   ------------   ----------   ------------
Non-interest expenses:
Employee compensation and benefits      25,887,852     17,723,778    1,632,746     45,244,376
Office occupancy and equipment          12,900,045      6,372,644      358,209     19,630,898
Other administrative and general        28,997,949     67,804,660    1,359,905     98,162,514
                                      ------------   ------------   ----------   ------------
Income before income taxes            $ 78,971,593   $ 39,355,872   $4,930,938   $123,258,403
                                      ============   ============   ==========   ============

     The following is a reconciliation of reportable segment revenues and income before income taxes to the Company's consolidated amounts:

                                                         Year Ended December 31,
                                               ------------------------------------------
                                                   2004           2003           2002
                                               ------------   ------------   ------------
Revenues:
Total revenues for reportable segments         $441,004,833   $397,666,863   $286,296,191
Elimination of intersegment revenues             (9,172,743)    (6,154,677)    (4,460,799)
Corporate revenues                                1,457,676      1,714,669      2,404,008
                                               ------------   ------------   ------------
Total consolidated revenues                    $433,289,766   $393,226,855   $284,239,400
                                               ------------   ------------   ------------
Income before income taxes:

Total income before income taxes for
   reportable segments                         $214,005,273   $175,365,625   $123,258,403
Elimination of intersegment (profits) costs      (1,593,932)    (1,106,751)       159,611
Unallocated corporate (expenses) income, net       (764,555)      (863,571)     1,583,501
                                               ------------   ------------   ------------
Income before income taxes, consolidated       $211,646,786   $173,395,303   $125,001,515
                                               ============   ============   ============

     Total assets of the Company among its industry segments and a reconciliation of reportable segment assets to the Company's consolidated total assets as of December 31, 2004 and 2003 follows:

                                                 December 31,
                                       --------------------------------
                                             2004             2003
                                       ---------------   --------------
Assets:
Banking                                $ 9,491,118,996   $7,387,475,155
Mortgage Banking                           827,006,182      890,022,358
Other                                      148,074,397      168,294,162
                                       ---------------   --------------
Total assets for reportable segments    10,466,199,575    8,445,791,675
Parent company assets                      283,051,485       66,920,499
Elimination of intersegment balances      (550,648,696)    (313,832,667)
                                       ---------------   --------------
Consolidated total assets              $10,198,602,364   $8,198,879,507
                                       ===============   ==============

     The following summarized information presents the results of the Company's operations for its Puerto Rico and mainland U.S. operations for the periods presented.

                                                              Year ended December 31,
                             -----------------------------------------------------------------------------------------
                                                 2004                                          2003
                             -------------------------------------------   -------------------------------------------
                              Puerto Rico   United States       Total       Puerto Rico   United States       Total
                             ------------   -------------   ------------   ------------   -------------   ------------
Revenues                     $365,680,534    $67,609,232    $433,289,766   $320,911,525    $72,315,330    $393,226,855
Non-interest expense          170,648,760     50,994,220     221,642,980    148,445,497     71,386,055     219,831,552
                             ------------    -----------    ------------   ------------    -----------    ------------
Income before income taxes   $195,031,774    $16,615,012    $211,646,786   $172,466,028    $   929,275    $173,395,303
                             ============    ===========    ============   ============    ===========    ============

                                       Year ended December 31,
                             -------------------------------------------
                                                2002
                             -------------------------------------------
                             Puerto Rico    United States      Total
                             ------------   -------------   ------------
Revenues                     $248,285,578    $35,953,822    $284,239,400
Non-interest expense          115,717,482     43,520,403     159,237,885
                             ------------    -----------    ------------
Income before income taxes   $132,568,096    $(7,566,581)   $125,001,515
                             ============    ===========    ============

     Total assets of the Company among its Puerto Rico and mainland U.S. operations follow:

                                 December 31,     December 31,
                                     2004             2003
                               ---------------   --------------
Assets:
   Puerto Rico                 $ 8,409,594,846   $6,963,534,210
   United States                 1,847,113,706    1,285,526,919
   Intersegment eliminations       (58,106,188)     (50,181,622)
                               ---------------   --------------
   Total assets                $10,198,602,364   $8,198,879,507
                               ===============   ==============

     28. QUARTERLY FINANCIAL DATA (UNAUDITED):

     Following is a summary of selected financial information of the unaudited quarterly results of operations. In the opinion of management, all adjustments necessary for a fair presentation have been made.

                                      (dollars in thousands, except for per share data)
                                                          2004
                                      -------------------------------------------------
                                          March 31    June 30   Sept. 30    Dec. 31
                                          --------   --------   --------   --------
Interest income                           $107,631   $109,696   $119,523   $120,191
Interest expense                           (51,917)   (53,690)   (58,152)   (62,351)
Net interest income                         55,714     56,006     61,371     57,840
Provision for loan loss                     (6,470)    (6,265)    (6,265)    (6,395)
Income before income taxes                  53,043     53,926     48,114     56,564
Income tax expense                         (14,503)   (13,179)   (11,099)   (12,652)
Net income                                  38,540     40,747     37,015     43,912
Earnings per common share - Basic         $   0.68   $   0.72   $   0.65   $   0.78
Earnings per common share - Diluted       $   0.67   $   0.72   $   0.64   $   0.78

                                      (dollars in thousands, except for per share data)
                                                            2003
                                      -------------------------------------------------
                                          March 31   June 30    Sept. 30    Dec. 31
                                          --------   --------   --------   --------
Interest income                           $ 88,256   $ 92,558   $ 95,347   $102,017
Interest expense                           (46,035)   (47,989)   (47,604)   (48,567)
Net interest income                         42,221     44,569     47,743     53,450
Provision for loan loss                     (4,220)    (4,444)    (4,292)    (5,600)
Income before income taxes                  38,548     42,052     45,644     47,151
Income tax expense                          (9,407)   (10,602)   (11,352)   (11,011)
Net income                                  29,141     31,450     34,292     36,140
Earnings per common share - Basic         $   0.49   $   0.54   $   0.59   $   0.64
Earnings per common share - Diluted       $   0.49   $   0.54   $   0.59   $   0.63

     GENERAL INQUIRIES & REPORTS

     R-G Financial is required to file an annual report on Form 10K for its fiscal year ended December 31, 2004 with the Securities and Exchange Commission. Copies of its Annual Report and Quarterly Reports may be obtained without charge through our investors relations page in our website or by contacting our Investor Relations Department, Attention Ms. Llamara Cruz at 787-756-2801.

     STOCK LISTINGS

     Common
        RGF-NYSE

     Preferred
        RGFCP-NASDAQ
        RGFCO-NASDAQ
        RGFCN-NASDAQ
        RGFCM-NASDAQ

     At December 31, 2004, the Company had 163 stockholders of record, which does not take into consideration approximately 8,700 investors who hold their stock through brokerage and other firms. The high and low prices and dividends paid per share for the Company's Class B common stock during each quarter of the last two fiscal years (adjusted for our 3 for 2 stock split paid in January
2004) were as follows:

                 Mar 31   Jun 30   Sept 30   Dec 31   Mar 31   Jun 30   Sept 30   Dec 31
                  2004     2004     2004      2004     2003     2003      2003     2003
                 ------   ------   -------   ------   ------   ------   -------   ------
High              34.54    34.93     38.65    41.00    15.46    20.23    21.85     26.73
Low               26.36    29.16     30.59    34.01    14.43    14.82     18.1     19.93
Dividends Paid   0.0878   0.0943    0.1014   0.1090   0.0657   0.0707    0.076    0.0817